As filed with the Securities and Exchange Commission on January 31, 2022

Registration Statement No. 333-260992

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	3711	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Thomas Ingenlath

Assar Gabrielssons Väg 9

405 31 Göteborg, Sweden

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Polestar Automotive USA Inc.

777 MacArthur Blvd

Mahwah, NJ 07430

Tel: (949) 735-1834

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler Timothy Cruickshank Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Alex Lloyd Kirkland & Ellis LLP 200 Clarendon Street Boston, MA 02116 Tel: (617) 385-7500	James R. Griffin Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 Tel: (214) 746-7779	Kyle C. Krpata Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065 Tel: (650) 802-3093

Approximate date of commencement of proposed sale to the public: Pursuant to Rule 162 under the Securities Act, the offer described herein will commence as soon as practicable after the date of this Registration Statement. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual exchange of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions set forth in this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d)  (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(8)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Post-Combination Company Class A Shares(9)	98,466,127(1)	$10.61	$1,044,725,607.47(2)	$96,846(3)
Post-Combination Company Class A Shares issuable upon exercise or conversion of Post-Combination Company Class C Shares or Post-Combination Company Warrants(9)	25,000,000(4)	$14.26(5)	$356,500,000	$33,048(3)
Post-Combination Company Class C Shares or Post-Combination Company Warrants(9)	25,000,000(6)	—(7)	—(7)	—(7)
Aggregate Fee			$1,401,225,607.47	$129,894(3)(10)

(1)

Represents Class A ordinary shares, nominal value $0.01 per share (the “Post-Combination Company Class A Shares”), of Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales (“ListCo”) to be issued upon closing of the business combination described in the proxy statement/prospectus contained herein (the “Business Combination”), and includes (a) 80,000,000 Post-Combination Company Class A Shares to be issued to public holders of shares of Class A common stock, par value $0.0001 per share (“GGI Class A Common Stock”) of Gores Guggenheim, Inc. (“GGI”), that were registered pursuant to the Registration Statement on Form S-l (File No. 333-253338) (the “IPO registration statement”) and offered by GGI in its initial public offering and (b), following the forfeiture of up to 1,533,873 shares of Class F common stock, par value $0.0001 per share, of GGI (the “GGI Class F Common Stock”) by Gores Guggenheim Sponsor, LLC in connection with the Business Combination, 18,466,127 Post-Combination Company Class A Shares to be issued to holders of shares of GGI Class F Common Stock.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.61 (the implied price of the Post-Combination Company Class A Shares based on the average of the high and low prices of the shares of GGI Class A Common Stock as reported on Nasdaq Capital Market (“Nasdaq”) on November 5, 2021) multiplied by (ii) 98,466,127 Post-Combination Company Class A Shares issuable to GGI stockholders in connection with the Business Combination.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.
(4)

Represents Post-Combination Company Class A Shares to be issued upon exercise or conversion of (a) 16,000,000 public warrants of GGI (the “GGI Public Warrants”) that were registered pursuant to the IPO registration statement and (b) 9,000,000 private placement warrants of GGI (the “GGI Private Placement Warrants” and together with the GGI Public Warrants, the “GGI Warrants”). In the event the Warrant Amendment Proposal (as defined in the proxy statement/prospectus contained herein) is approved, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary share of ListCo duly and validly issued against the deposit with ListCo’s depositary bank (the “depositary”) of an underlying class C-1 preferred share of ListCo (the “Post-Combination Company Class C-1 Shares”). In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary share of ListCo duly and validly issued against the deposit with the depositary of an underlying class C-2 preferred share in the share capital of ListCo (the “Post-Combination Company Class C-2 Shares”, and together with the Post-Combination Company Class C-1 Shares, the “Post-Combination Company Class C Shares”). Each Post-Combination Company Class C Share will substantially have the same terms as the GGI Warrants, except as described in the proxy statement/prospectus contained herein, and will be exercisable to acquire one Post-Combination Company Class A Share at an exercise price of $11.50 per share. In the event the Warrant Amendment Proposal is not approved, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary warrant of ListCo (a “Public ADW”) duly and validly issued against the deposit of an underlying warrant of ListCo (a “Post-Combination Company Public Warrant”) representing the right to acquire one American depositary share of ListCo duly and validly issued against the deposit of an underlying Post-Combination Company Class A Share with the depositary (“Class A ADS”) (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses its American depositary receipt facility) at an exercise price of $11.50 per Class A ADS on substantially the same terms applicable to the GGI Public Warrant. In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary warrant of ListCo (a “PP ADW” and, together with the Public ADWs, the “ADWs”) duly and validly issued against the deposit of an underlying warrant of ListCo (a “Post-Combination Company PP Warrant,” and together with the Post-Combination Company Public Warrants, the “Post-Combination Company Warrants”) representing the right to acquire one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses its American depositary receipt facility) at an exercise price of $11.50 per Class A ADS on substantially the same terms applicable to the GGI Private Placement Warrant.

(5)

Represents the sum of (a) $2.76, the average of the high and low prices for the GGI Public Warrants as reported on Nasdaq on November 5, 2021, and (b) $11.50, the exercise price or conversion price of the Post-Combination Company Class C Shares or Post-Combination Company Warrants, resulting in a combined maximum offering price per Post-Combination Company Class C Share or Post-Combination Company Warrant of $14.26. The maximum number of Post-Combination Company Class C Shares or Post-Combination Company Warrants and Post-Combination Company Class A Shares issuable upon conversion or exercise of Post-Combination Company Class C Shares or Post-Combination Company Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Post-Combination Company Class C Shares or Post-Combination Company Warrants has been allocated to the underlying Post-Combination Company Class A Shares and those Post-Combination Company Class A Shares are included in the registration fee.

(6)	The number of Post-Combination Company Class C Shares or Post-Combination Company Warrants being registered represents 16,000,000 GGI Public Warrants and 9,000,000 GGI Private Placement Warrants.
(7)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(8)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(9)

The American depositary securities issuable upon deposit of the securities registered hereby and that may be evidenced by American depositary receipts will be registered pursuant to separate registration statements on Form F-6.

(10)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JANUARY 31, 2022

EXPLANATORY NOTE

This proxy statement/prospectus relates to a Business Combination Agreement, dated September 27, 2021 (as amended by that certain amendment dated December 17, 2021 (“Amendment No. 1 to the Business Combination Agreement”), and as it may be further amended from time to time, the “Business Combination Agreement”), by and among Gores Guggenheim, Inc., a Delaware corporation (“GGI”), Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo,” and, following the Closing (as defined below), the “Post-Combination Company”), and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”), a copy of which is attached to this proxy statement/prospectus as Annexes A-1 and A-2.

Pursuant to the Business Combination Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•

in connection with the Merger (as defined below), prior to the closing of the transactions contemplated by the Business Combination Agreement and the other transaction documents contemplated thereby (the “Closing”), Parent will, and will cause ListCo, Polestar Singapore, Polestar Sweden and their respective subsidiaries to, complete a reorganization, pursuant to which, among other things, Polestar Singapore, Polestar Sweden and their respective subsidiaries will become, directly or indirectly, wholly owned subsidiaries of ListCo (the “Pre-Closing Reorganization”);

•

as consideration for the Pre-Closing Reorganization, ListCo will issue to Parent a number of class A ordinary shares in the share capital of ListCo (“Post-Combination Company Class A Shares”), which class A ordinary shares will entitle the holder to one vote per share and a number of class B ordinary shares in the share capital of ListCo (“Post-Combination Company Class B Shares,” and, together with the Post-Combination Company Class A Shares, the “Post-Combination Company Shares”), which class B ordinary shares will entitle the holder to ten votes per share, such that, following the Pre-Closing Reorganization, Parent will hold an aggregate number of Post-Combination Company Shares equal to approximately (a) $20,003,000,000 divided by $10.00, less (b) (i) the aggregate principal amount due in respect of certain convertible notes of Parent outstanding as of immediately prior to the Closing, divided by (ii) the applicable conversion price of such notes, less (c) 49,803,900, which represents the aggregate number of Post-Combination Company Preference Shares (as defined below) issued pursuant to the Volvo Cars Preference Subscription Agreement (as defined below);

•

as additional consideration for Parent’s contribution to ListCo of all the issued and outstanding equity securities of Polestar Sweden, Parent will be entitled to receive, during the period beginning 180 days following the Closing and for five years thereafter, subject to the terms provided in the Business Combination Agreement, earn out shares from ListCo (the “Earn Out Shares”) issuable in Post-Combination Company Class A Shares and Post-Combination Company Class B Shares up to an aggregate number equal to approximately (a) 0.075 multiplied by (b) the number of issued and outstanding Post-Combination Company Shares as of immediately after the Effective Time (as defined below) (including Post-Combination Company Shares issued pursuant to the Subscription Agreements (as defined below)), rounded down to the nearest whole number;

•

following the Pre-Closing Reorganization and pursuant to the Business Combination Agreement, at the Closing, Merger Sub will merge with and into GGI (the “Merger”), pursuant to which the separate corporate existence of Merger Sub will cease and GGI will be the surviving corporation and will become a wholly owned subsidiary of ListCo (the Merger, together with the other transactions contemplated by the Business Combination Agreement, and the transactions contemplated by the other transaction documents contemplated by the Business Combination Agreement, the “Business Combination”);

•	at the effective time of the Merger (the “Effective Time”) and by virtue of the Merger:

•

any units of GGI that are outstanding immediately prior to the Effective Time held by GGI stockholders will be automatically separated and the holder thereof will be deemed to hold one share of GGI Class A Common Stock and one-fifth of a public warrant of GGI (“GGI Public Warrant”), which underlying securities will be converted as described below;

•

each share of Class A common stock of GGI, par value $0.0001 per share (“GGI Class A Common Stock”) issued and outstanding immediately prior to the Effective Time, other than those held in treasury, will be exchanged for one newly issued American depositary share of ListCo (“Class A ADS”) duly and validly issued against the deposit of an underlying Post-Combination Company Class A Share with ListCo’s depositary bank (the “depositary”) with which ListCo has established and sponsored American depositary receipt facilities (each, an “ADR Facility”);

•

each share of Class F common stock of GGI, par value $0.0001 per share (“GGI Class F Common Stock,” and together with the GGI Class A Common Stock, the “GGI Common Stock”) issued and outstanding immediately prior to the Effective Time, other than those held in treasury, will be exchanged for one newly issued Class A ADS;

•	all GGI Common Stock held in treasury will be canceled and extinguished without consideration; and

•

in the event the Warrant Amendment Proposal (as defined below) is approved prior to the Effective Time, pursuant to the Class C Warrant Amendment, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary share of ListCo (“Class C-1 ADS”) duly and validly issued against the deposit with the depositary of an underlying class C-1 preferred share in the share capital of ListCo (“Post-Combination Company Class C-1 Share”). Each Post-Combination Company Class C-1 Share will be exercisable to acquire a Post-Combination Company Class A Share at an exercise price of $11.50 per share. In addition, each private placement warrant of GGI (“GGI Private Placement Warrant”) will be automatically cancelled and extinguished and converted into the right to receive one American depositary share of ListCo (“Class C-2 ADS,” and together with the Class C-1 ADSs, the “Class C ADSs”) duly and validly issued against the deposit with the depositary of an underlying class C-2 preferred share in the share capital of ListCo (“Post-Combination Company Class C-2 Share,” and together with the Post-Combination Company Class C-1 Shares, the “Post-Combination Company Class C Shares”). Each Post-Combination Company Class C-2 Share will be exercisable to acquire a Post-Combination Company Class A Share at an exercise price of $11.50 per share;

•

in the event that the Warrant Amendment Proposal is not approved prior to the Effective Time, pursuant to the Warrant Amendment Agreement, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary warrant of ListCo (“Public ADW”) duly and validly issued against the deposit with the depositary of an underlying warrant of ListCo (a “Post-Combination Company Warrant”) representing the right to acquire one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per Class A ADS on substantially the same terms applicable to the GGI Public Warrant. In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary warrant of ListCo (a “PP ADW” and, together with the Public ADWs, the “ADWs”) duly and validly issued against the deposit with the depositary of an underlying warrant of ListCo (a “Post-Combination Company PP Warrant,” and together with the Post-Combination Company Public Warrants, the “Post-Combination Company Warrants”) representing the right to acquire one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per Class A ADS on substantially the same terms applicable to the GGI Private Placement Warrant;

•

in connection with the Business Combination, ListCo will adopt the proposed Articles of Association of the Post-Combination Company, which will become the Post-Combination Company’s articles of association following the consummation of the Business Combination. (the “Post-Combination Articles”), a form of which is attached to this proxy statement/prospectus as Annex B, to provide for, among other things, that (i) the initial ListCo Board will include eight directors, each serving staggered three-year terms, (ii) for a period of three years following the Closing, a majority of the ListCo Board will be (a) independent under applicable stock exchange rules and (b) unaffiliated with the Volvo Cars (as defined below)/Zhejiang Geely Holding Group Co., Ltd., and (iii) for a period of three years following the Closing, except as required by applicable law, the ListCo Board may not convene a general meeting which proposes a resolution to remove an independent director unless a majority of the directors (including at least two independent directors) approve of such resolution and following any such removal, a majority of the directors (including at least two independent directors) must approve the appointment of any new independent director to fill the vacancy;

•

Parent, Parent Shareholders and ListCo have entered into an acknowledgement agreement which provides, among other things, that Parent and the Parent shareholders undertake that (i) the initial ListCo Board will include eight directors, a majority of whom will be independent directors, (ii) for a period of three years following the Closing, Parent and the Parent shareholders will not vote in favor of the removal any independent directors of ListCo unless at least two independent directors vote in favor of such removal, (iii) for a period of three years following the Closing, Parent and the Parent shareholders will not require ListCo to convene a general meeting for the purpose of removing an independent director, and (iv) for three years following the Closing, Parent and the Parent shareholders will not vote in favor of any amendment to the Post-Combination Articles relating to the composition of the ListCo Board or the appointment or removal of ListCo directors. The GGI Sponsor will have third party beneficiary rights to enforce the aforementioned undertakings;

•

Parent, Parent Shareholders, ListCo, the GGI Sponsor and the independent directors of GGI entered into a registration rights agreement (as amended by that certain Amendment No. 1 to the Registration Rights Agreement, dated December 17, 2021 (the “Registration Rights Agreement Amendment”), and as may be further amended from time to time, the “Registration Rights Agreement”), a copy of which is attached to this proxy statement/prospectus as Annexes G-1 and G-2; and

•

prior to the Closing (but after the completion of the Pre-Closing Reorganization), ListCo and Parent will approve and adopt an equity plan, a copy of which is attached to this proxy statement/prospectus as Annex I, and an employee stock purchase plan, a copy of which is attached to this proxy statement/prospectus as Annex J.

In addition and in connection with the foregoing, GGI, Parent, ListCo, the GGI Sponsor and GGI’s independent directors (the “GGI Initial Stockholders”) have entered into a lock-up agreement (as amended by that certain Amendment No. 1 to the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement, dated December 17, 2021 (the “Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement Amendment”), and as may be further amended from time to time, the “Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement”) concurrently with the execution of the Business Combination Agreement, pursuant to which each GGI Initial Stockholder has, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of the Business Combination Proposal and any other proposals for the Stockholder Special Meeting (as defined below) included in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Amended and Restated Certificate of Incorporation of GGI, dated March 22, 2021 (the “Current GGI Certificate”) with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not transfer any Class A ADSs issued pursuant to the Business Combination Agreement during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein. In addition, the GGI Sponsor has agreed to the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock. A copy of the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement is attached to this proxy statement/prospectus as Annexes K-1 and K-2.

In addition and in connection with the foregoing, Parent, ListCo and the other Parent shareholders party thereto (the “Parent Shareholders”) have entered into that Parent Lock-Up Agreement (the “Parent Lock-Up Agreement”), pursuant to which each Parent Shareholder has, subject to certain exceptions, among other things, agreed not to transfer any equity security of ListCo issued to them pursuant to the Business Combination Agreement or other transaction documents contemplated by the Business Combination Agreement during the period commencing the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein.

In addition, and in connection with the foregoing and concurrently with the execution of the Business Combination Agreement, GGI and ListCo have entered into subscription agreements (the “Initial PIPE Subscription Agreements”) with certain investors (the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 7.43 million Post-Combination Company Class A Shares in the form of Class A ADSs (the “Initial PIPE Shares”) for a purchase price of $9.09 per share in a private placement, for an aggregate amount of approximately $67.5 million (the “Initial PIPE Investment Amount”). The issuance of the Initial PIPE Shares pursuant to the Initial PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Pursuant to the Initial PIPE Subscription Agreements, ListCo agreed to file with the SEC (at ListCo’s sole cost and expense), within 30 calendar days after the date of Closing, a registration statement registering the resale of the Initial PIPE Shares, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

In addition, and in connection with the foregoing and concurrently with the execution of the Business Combination Agreement, GGI and ListCo entered into a subscription agreement (as amended, the “Sponsor Subscription Agreement”) with the GGI Sponsor, pursuant to which the GGI Sponsor initially agreed to purchase an additional 9.08 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share on the date of Closing, for an aggregate investment of $82,500,000. Pursuant to the Sponsor Subscription Agreement, the Sponsor has the right to assign its commitment to purchase the Class A ADSs under the Sponsor Subscription Agreement in advance of the Closing. On December 17, 2021, (i) the GGI Sponsor assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $63.0 million of its initial commitment (the “Sponsor Assignment”), to certain investors and (ii) GGI, ListCo and the GGI Sponsor amended the Sponsor Subscription Agreement to reflect the Sponsor Assignment. As a result, pursuant to the Sponsor Subscription Agreement, as amended, Sponsor has agreed to purchase approximately 2.15 million Class A ADSs for a purchase price of $9.09 per Class A ADS on the date of Closing, for an aggregate investment of approximately $19.5 million (the “Sponsor Investment Amount”). The Sponsor Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreements, except that the GGI Sponsor has the right to syndicate its commitment to acquire the Class A ADSs to be purchased under the Sponsor Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

In addition, and in connection with the foregoing and concurrently with the execution of the Business Combination Agreement, GGI and ListCo entered into a subscription agreement (the “Volvo Cars PIPE Subscription Agreement”) with Snita Holding B.V., a corporation organized under the laws of Netherlands (“Snita”) and a wholly owned indirect subsidiary of Volvo Car AB (publ) (“Volvo Cars”), pursuant to which Snita initially agreed to purchase an additional 10 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $10.00 per share on the date of Closing, for an aggregate investment amount equal to approximately $100,000,000. Pursuant to the Volvo Cars Subscription Agreement, Snita has the right to assign its commitment to purchase the Class A ADSs under the Volvo Cars Subscription Agreement in advance of the Closing. On December 17, 2021 (i) Snita assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $73.0 million (the “Volvo Assignment,” and together with the Sponsor Assignment, the “PIPE Assignment”) to purchase the Class A ADSs to certain investors (the investors who collectively were assigned commitments in the PIPE Assignment, the “New PIPE Investors”) and (ii) GGI, ListCo and Snita amended the Volvo Car Subscription Agreement to reflect the Volvo Assignment. As a result, pursuant to the Volvo Cars Subscription Agreement, as amended, Snita has agreed to purchase approximately 2.70 million Class A ADSs for a purchase price of $10 per Class A ADS on the date of Closing, for an aggregate investment of approximately $27.0 million (the “Volvo Cars PIPE Investment Amount”). The Volvo Cars PIPE Subscription Agreement, as amended, is substantially similar to the

Initial PIPE Subscription Agreements, except with regard to purchase price. Snita may, in accordance with the terms of the Volvo Cars PIPE Subscription Agreement, syndicate its commitment to acquire the Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement in advance of the Closing.

In connection with the PIPE Assignment, on December 17, 2021, GGI and ListCo entered into subscription agreements (the “New PIPE Subscription Agreements,” and, together with the Initial PIPE Subscription Agreements, the Sponsor Subscription Agreement and the Volvo Cars PIPE Subscription Agreement, the “Subscription Agreements”) with certain investors (the “New PIPE Investors”), which include certain affiliates and employees of the GGI Sponsor. Pursuant to the New PIPE Subscription Agreements, the New PIPE Investors agreed to purchase, substantially concurrently with the Closing, approximately 14.3 million Post-Combination Company Class A Shares in the form of Class A ADSs (the “New PIPE Shares”) for an average price of approximately $9.54 per Class A ADS, reflecting an aggregate investment amount of approximately $136.0 million (the “New PIPE Investment Amount”). The New PIPE Subscription Agreements are substantially similar to the Initial PIPE Subscription Agreements, except with regard to purchase price. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

In addition, and in connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ListCo has entered into a subscription agreement (the “Volvo Cars Preference Subscription Agreement”) with Snita, pursuant to which Snita has agreed to purchase, substantially concurrently with the Closing, upon and subject to the Closing, for mandatory convertible preference shares of ListCo (the “Post-Combination Company Preference Shares”) for an aggregate subscription price of $10.00 per share, for an aggregate investment amount equal to $498,039,000 (the “Volvo Cars Preference Amount”). The proceeds of such subscription will be used to satisfy certain accounts payable that are or will be due and payable by certain subsidiaries of Parent to Volvo Cars. As of the date hereof, it is currently anticipated that all of the Post-Combination Company Preference Shares will convert into Post-Combination Company Class A Shares at Closing, in accordance with, and subject to, the terms of the Post-Combination Company Preference Shares.

This proxy statement/prospectus serves as:

•

a proxy statement for the special meeting of stockholders of GGI being held on [●], (including any adjournment or postponement thereof, the “Stockholder Special Meeting”), where GGI stockholders will vote on, among other things, proposals to (i) adopt the Business Combination Agreement and approve the Business Combination, (ii) approve, on a non-binding advisory basis, certain provisions in the Post-Combination Articles and (iii) approve the adjournment of the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to adopt the Business Combination Agreement and approve the Business Combination or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to GGI stockholders;

•

a proxy statement for the meeting of holders of GGI Public Warrants being held on [●], (including any adjournment or postponement thereof, the “Warrant Holder Meeting”), where GGI warrant holders will vote on, among other things, proposals to (i) approve an amendment to the warrant agreement that governs all of GGI’s outstanding warrants to permit the conversion of GGI Public Warrants to Post-Combination Company Class C-1 Shares in the form of Class C-1 ADSs and the GGI Private Placement Warrants to Class C-2 Shares in the form of Class C-2 ADSs, a form of which is attached to this proxy statement/prospectus as Annex D (such amendment, the “Class C Warrant Amendment” and such proposal, the “Warrant Amendment Proposal”) and (ii) approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI warrant holders to approve the Warrant Amendment Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to GGI warrant holders (the “Warrant Holder Adjournment Proposal,” and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”);

•	a prospectus for the Post-Combination Company Shares underlying the ADSs that will be received by GGI stockholders in connection with the Business Combination;

•

a prospectus for the Post-Combination Company Warrants underlying the ADWs, or Post-Combination Company Class C Shares underlying the Class C ADSs, that will be received by GGI warrant holders in connection with the Business Combination; and

•	a prospectus for the Post-Combination Company Class A Shares underlying the Class A ADSs issuable upon exercise of the Post-Combination Company Warrants or Class C ADSs.

This proxy statement/prospectus does not serve as a prospectus for the Post-Combination Company Shares that are or will be held by the PIPE Investors, Parent or its equityholders in connection with the Business Combination.

With the Post-Business Combination Company being a limited company incorporated under the laws of England and Wales, headquartered in Sweden and having global operations, including manufacturing, distribution and sales operations through Chinese subsidiaries, investors are exposed to unique risks linked to the structure of the Business Combination. In light of recent statements and regulatory actions taken by China’s government, the Post-Combination Company’s operations and the value of the Post-Combination Company’s securities could materially change. See “Risk Factors—Risks Related to Polestar’s Business and Industry—Polestar relies heavily on manufacturing facilities based in China and its growth strategy will depend on growing its business in China. This subjects Polestar to economic, operational, regulatory and legal risk specific to China.”

Cash flows through the Polestar organization are principally comprised of:

•

payments by local sales units outside of China to Polestar Sweden for purchases by customers outside of China of Polestar vehicles. Sales of Polestar vehicles outside of China are recorded and made through Polestar Sweden and its local sales units in different countries. Polestar Sweden makes payments to Chinese manufacturing entities outside the Polestar organization affiliated with Volvo Cars and Geely, to purchase such Polestar vehicles.

•

payments by local sales units in China to Polestar Automotive China Distribution Co., Ltd. for purchases by customers in China of Polestar vehicles. Sales of Polestar products to customers in China are recorded by and made through Polestar Automotive China Distribution Co., Ltd., Polestar’s main distribution entity in China. Polestar Automotive China Distribution Co., Ltd. makes payments to Chinese manufacturing entities outside the Polestar organization affiliated with Volvo Cars and Geely, to purchase such Polestar vehicles.

•	payments of technology and trademark license fees by Polestar Automotive China Distribution Co., Ltd. to Polestar Sweden in connection with Polestar vehicles sold in China.

To date, Polestar’s subsidiaries, including Polestar Sweden and Polestar’s subsidiaries in China, have not made any transfers, dividends or distributions to Parent. Further, Parent has not made any transfers, dividends or distributions to its shareholders to date. There currently is no intention to make distributions to Parent’s shareholders, which after the Business Combination and the liquidation of the Parent entity, will become direct shareholders of ListCo. Following the Closing, distributions of distributable reserves from Polestar subsidiaries are expected to be made to ListCo, upon approval by the ListCo Board.

Historically, shareholders of Parent have made capital contributions into the Polestar group via Parent. As of June 30, 2021, the total share capital in Parent was $1,868,752,000. As of June 30, 2021 and following the transfer of capital to Polestar Singapore from Parent, the total share capital in Polestar Singapore was $1,866,552,000. Further, as of June 30, 2021, a total of $621,258,300 was transferred from Polestar Singapore to Polestar Automotive Shanghai Co. Ltd., a Polestar subsidiary located in China.

Following the consummation of the Business Combination, it is expected that, without giving effect to any issuance of Earn Out Shares and assuming (i) no redemptions of GGI Class A Common Stock, (ii) the conversion of the Post-Combination Company Preference Shares and Polestar’s convertible notes and (iii) no conversion or redemption of any of the Class C ADSs or ADWs, Parent (of which 42.7% is owned by PSD Investment Limited and 48.8% is owned by Volvo Cars) and its affiliates will beneficially hold approximately 99.3% of the outstanding voting power of ListCo. Mr. Li Shufu controls PSD Investment Limited and owns approximately 91.1% of equity interests in Geely, which owns approximately 97.8% of equity interests in Volvo Cars. Therefore, Mr. Li Shufu, as a controlling equity interest holder in Geely, effectively controls Parent, and is expected to beneficially hold approximately 99.3% of the outstanding voting power of ListCo. In addition, under the terms of the Volvo Cars Preference Subscription Agreement, Snita, a wholly-owned subsidiary of Volvo Cars, will purchase, substantially concurrently with the Closing, Post-Combination Company Preference Shares. The Post-Combination Company Preference Shares will automatically convert into Post-Combination Company Class A Shares immediately following the Closing and on any date when Post-Combination Company Shares may be issued to Snita or any of Volvo Cars’s wholly-owned subsidiaries, in each case, only if Volvo Cars, alone or taken together with all other legal entities that are controlled by Geely, after the conversion of the Post-Combination Company Preference Shares into Post-Combination Company Class A Shares, holds less than 50% of the outstanding voting power of Post-Combination Company. As of the date hereof, it is currently anticipated that all of the Post-Combination Company Preference Shares will convert into Post-Combination Company Class A Shares at Closing, in accordance with, and subject to, the terms of the Post-Combination Company Preference Shares. As a result, following the consummation of the Business Combination, ListCo will be a “controlled company” within the meaning of Nasdaq rules, which permit a “controlled company” to elect not to comply with certain corporate governance requirements (however, pursuant to the Post-Combination Articles and Shareholder Acknowledgment Agreement, for the three years following the Closing, the Post-Combination Company Board must be comprised of a majority of independent directors).

PRELIMINARY—SUBJECT TO COMPLETION, DATED JANUARY 31, 2022

LETTER TO STOCKHOLDERS AND WARRANT HOLDERS OF GORES GUGGENHEIM, INC.

GORES GUGGENHEIM, INC.

6260 Lookout Rd.

Boulder, CO 80301

Dear Gores Guggenheim, Inc. Stockholders and Public Warrant Holders:

Gores Guggenheim, Inc. a Delaware corporation (“GGI”) cordially invites you to attend a special meeting of the stockholders of GGI (the “Stockholder Special Meeting”) and/or a meeting of public warrant holders (the “Warrant Holder Meeting”), which, in light of public health concerns regarding the COVID-19 pandemic, will be held via live webcast at [●], on [●], [●], at [●] and [●], respectively. The Stockholder Special Meeting and the Warrant Holder Meeting can be accessed by visiting [●] and [●], respectively, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the meetings by means of remote communication.

On September 27, 2021, GGI, Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”), entered into a Business Combination Agreement (as amended by that certain amendment dated December 17, 2021 (“Amendment No. 1 to the Business Combination Agreement”), and as it may be further amended from time to time, the “Business Combination Agreement”), which provides for, among other things, (i) prior to the closing of the transactions contemplated by the Business Combination Agreement and the other transaction documents contemplated thereby (the “Closing”), Parent will, and will cause ListCo, Polestar Singapore, Polestar Sweden and their respective subsidiaries to, complete a reorganization, pursuant to which, among other things, Polestar Singapore, Polestar Sweden and their respective subsidiaries will become, directly or indirectly, wholly owned subsidiaries of ListCo (the “Pre-Closing Reorganization”), (ii) at the Closing, (a) certain investors will purchase, substantially concurrently with the Closing, approximately 7.43 million class A ordinary shares in the share capital of ListCo (“Post-Combination Company Class A Shares”) in the form of American depositary shares of ListCo (“Class A ADSs”) for an aggregate purchase price payable to ListCo of approximately $67.5 million (the “Initial PIPE Investment Amount”), (b) Gores Guggenheim Sponsor LLC (the “GGI Sponsor”) will purchase, substantially concurrently with the Closing, approximately 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs for an aggregate purchase price payable to ListCo of approximately $19.5 million (the “Sponsor Investment Amount”), (c) Snita Holding B.V., a corporation organized under the laws of Netherlands (“Snita”) and a wholly owned indirect subsidiary of Volvo Car AB (publ) (“Volvo Cars”), will purchase, substantially concurrently with the Closing, approximately 2.70 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $10.00 per share, for an aggregate investment amount equal to approximately $27.0 million (the “Volvo Cars PIPE Investment Amount”), (d) certain investors (which include certain affiliates and employees of the GGI Sponsor) will purchase, substantially concurrently with the Closing, approximately 14.3 million Post-Combination Company Class A Shares in the form of Class A ADSs for an aggregate purchase price payable to ListCo of approximately $136.0 million (the “New PIPE Investment Amount”), and (e) Snita will purchase, substantially concurrently with the Closing, mandatory convertible preference shares of ListCo (the “Post-Combination Company Preference Shares”) for an aggregate subscription price of $10.00 per share, for an aggregate investment amount equal to $498,039,000 (the “Volvo Cars Preference Amount”), (iii) at the Closing, Merger Sub will merge with and into GGI (the “Merger”), pursuant to which the separate corporate existence of Merger Sub will cease and GGI will become a wholly owned subsidiary of ListCo, and all Class A Common Stock of GGI, par value $0.0001 per share (“GGI Class A Common Stock”), and all Class F Common Stock of GGI, par value $0.0001 per share (“GGI Class F Common Stock,” and together with the GGI Class A Common Stock, the “GGI Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), will be exchanged for Class A ADSs duly and validly issued against the deposit of an underlying Post-Combination Company Class A Share with ListCo’s depositary (the “depositary”) with which ListCo has established and sponsored American depositary receipt facilities (each, an “ADR Facility”), and (iv) at the Closing (A) in the event the Warrant Amendment Proposal (as defined below) is approved prior to the Effective Time, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary share of ListCo (“Class C-1 ADS”) duly and validly issued against the deposit with the depositary of an underlying class C-1 preferred share in the share capital of ListCo (“Post-Combination Company Class C-1 Share”)and each private placement warrant of GGI (“GGI Private Placement Warrant”) will be automatically cancelled and extinguished and converted into the right to receive one American depositary share of ListCo (“Class C-2 ADS”) duly and validly issued against the deposit with the depositary of an underlying class C-2 preferred share in the share capital of ListCo (“Post-Combination Company Class C-2 Share”) or (B) in the event that the Warrant Amendment Proposal is not approved prior to the Effective Time, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary warrant of ListCo (“Public ADW”) duly and validly issued against the deposit with the depositary of an underlying warrant of ListCo representing the right to acquire one Class A ADS (a “Post-Combination Company Public Warrant”) at an exercise price of $11.50 per Class A ADS on substantially the same terms applicable to the GGI Public Warrants and each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one American depositary warrant of ListCo (“PP ADW”) duly and validly issued against the deposit with the depositary of an underlying warrant of ListCo (a “Post-Combination Company PP Warrant,” and together with the Post-Combination Company Public Warrants, the “Post-Combination Company Warrants”) representing the right to acquire one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per Class A ADS on substantially the same terms applicable to the GGI Private Placement Warrants (the foregoing clauses (i), (ii), (iii) and (iv), together with the other transactions contemplated by the Business Combination Agreement and the other transaction documents contemplated thereby, the “Business Combination”). You are being asked to vote to approve the Business Combination Proposal.

At the Stockholder Special Meeting, GGI stockholders will be asked to consider and vote upon (i) a proposal (the “Business Combination Proposal” or “Stockholder Proposal No. 1”) to adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annexes A-1 and A-2, and approve the Business Combination (ii) separate proposals with respect to certain governance provisions in the proposed Articles of Association of the Post-Combination Company, a form of which is attached hereto as Annex B, which will become the Post-Combination Company’s articles of association following the Closing, and which are being separately presented in accordance with SEC requirements and which will be voted on a non-binding advisory basis (the “Governance Proposals” or “Stockholder Proposal No. 2”) and (iii) a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to GGI stockholders (the “Adjournment Proposal” or “Stockholder Proposal No. 3”).

At the Warrant Holder Meeting, holders of GGI Public Warrants will be asked to consider and vote upon (i) a proposal to approve an amendment to the existing warrant agreement that governs all of GGI’s outstanding warrants to permit the conversion of GGI Public Warrants to Post-Combination Company Class C-1 Shares in the form of Class C-1 ADSs and the GGI Private Placement Warrants to Post-Combination Company Class C-2 Shares in the form of Class C-2 ADSs, a form of which is attached to this proxy statement/prospectus as Annex D (such amendment, the “Class C Warrant Amendment” and such proposal, the “Warrant Amendment Proposal” or “Warrant Holder Proposal No. 1”) and (ii) a proposal to approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI warrant holders to approve the Warrant Holder Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to GGI warrant holders l (the “Warrant Holder Adjournment Proposal” or “Warrant Holder Proposal No. 2,” and together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

Each of these proposals is more fully described in this proxy statement/prospectus, which each stockholder and/or warrant holder is encouraged to read carefully.

GGI Public Shares, GGI Public Units and GGI Public Warrants are currently listed on Nasdaq under the symbols “GGPI,” “GGPIU” and “GGPIW,” respectively. ListCo intends to apply to list the Class A ADSs and the Public ADWs or Class C-1 ADSs on Nasdaq under the symbols “PSNY” and “PSNYW,” respectively, upon the Closing. ListCo cannot assure you that the Class A ADSs and the Public ADWs or Class C-1 ADSs will be approved for listing or remain listed on Nasdaq.

Pursuant to the Amended and Restated Certificate of Incorporation of GGI, dated March 22, 2021 (the “Current GGI Certificate”), GGI is providing its public stockholders with the opportunity to redeem, upon the Closing, shares of GGI Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account that holds the proceeds of the GGI IPO (including interest not previously released to GGI to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months, using funds released to GGI from the Trust Account (“Regulatory Withdrawals”) and/or to pay its franchise and income taxes). The per-share amount GGI will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $28,000,000 that GGI will pay to the underwriters of GGI IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $800,039,544 as of September 30, 2021, the estimated per share redemption price would have been approximately $10.00. GGI Public Stockholders may elect to redeem their shares even if they vote for the Business Combination. A GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of GGI Class A Common Stock included in the Public Units sold in GGI IPO. This is referred to as the “15% threshold.” In addition, in no event will GGI redeem shares of GGI Class A Common Stock in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001. Other than the foregoing, GGI has no additional specified maximum redemption thresholds under the Current GGI Certificate. Each redemption of shares of GGI Class A Common Stock by GGI Public Stockholders will reduce the amount in the Trust Account.

The Business Combination Agreement provides that the obligations of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate the Business Combination is conditioned on the total of the amount in the Trust Account and all other funds immediately available to GGI equaling or exceeding $950,000,000 (after giving effect to any redemptions by GGI Public stockholders, the Sponsor Investment Amount, the PIPE Investment Amount and the Volvo Cars PIPE Investment Amount), prior to the payment of any unpaid or contingent liabilities and fees and expenses of GGI. This condition to Closing in the Business Combination Agreement is for the benefit of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub and may be waived by such parties. If, as a result of redemptions of GGI Class A Common Stock by GGI Public Stockholders, this condition is not met (or waived), then Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub may elect not to consummate the Business Combination. Holders of outstanding GGI Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of the GGI Public Stockholders exercise their redemption rights with respect to their shares of GGI Class A Common Stock.

The GGI Sponsor and GGI’s current independent directors (collectively, the “GGI Initial Stockholders”), as well as GGI’s officers and other current directors, have agreed to waive their redemption rights with respect to their shares of GGI Class A Common Stock in connection with the consummation of the Business Combination, and GGI Class F Common Stock held by the GGI Initial Stockholders will be excluded from the pro rata calculation used to determine the per-share redemption price. The GGI Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of GGI Common Stock they may hold in connection with the consummation of the Business Combination. Currently, the GGI Initial Stockholders own 20% of the issued and outstanding shares of GGI Common Stock, including all outstanding shares of GGI Class F Common Stock. The GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal. In addition, the GGI Initial Stockholders have agreed to vote their GGI Class F Common Stock in favor of any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus. The GGI Class F Common Stock held by the GGI Initial Stockholders is subject to transfer restrictions.

GGI is providing the accompanying proxy statement/prospectus and accompanying GGI stockholder proxy card to its stockholders, and GGI warrant holder proxy card to its holders of GGI Public Warrants, in connection with the solicitation of proxies to be voted at the Stockholder Special Meeting and the Warrant Holder Meeting (including following any adjournments or postponements thereof, respectively). Information about the Stockholder Special Meeting, the Warrant Holder Meeting, the Business Combination and other related business to be considered by GGI stockholders and warrant holders at the Stockholder Special Meeting and the Warrant Holder Meeting, respectively, is included in this proxy statement/prospectus. Whether or not you plan to attend the Stockholder Special Meeting and/or the Warrant Holder Meeting via the virtual meeting websites, GGI urges all GGI stockholders and warrant holders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of GGI and Polestar Automotive Holding Limited carefully and in their entirety. In particular, GGI urges you to read carefully the section titled “Risk Factors” beginning on page 72 of this proxy statement/prospectus.

After careful consideration, the GGI Board has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that the GGI stockholders vote “FOR” the approval of the Business Combination Proposal and “FOR” all other proposals presented to GGI stockholders in the accompanying proxy statement/prospectus. Further, the GGI Board has unanimously approved the Class C Warrant Amendment and the transactions contemplated therein, and unanimously recommends that the GGI Public Warrant holders vote “FOR” the approval of the Warrant Amendment Proposal and “FOR” all other proposals present to GGI Public Warrant holders in the accompanying proxy statement/prospectus. When you consider the GGI Board’s recommendation of these proposals, you should keep in mind that GGI’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of GGI Initial Stockholders and GGI’s Directors and Officers” for additional information.

Approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of GGI Common Stock entitled to vote thereon at the Stockholder Special Meeting. Approval of each of the Governance Proposals and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting.

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of outstanding GGI Public Warrants. Approval of the Warrant Holder Adjournment Proposal requires the affirmative vote of a majority of the votes cast by GGI Public Warrant holders present or represented by proxy and entitled to vote at the Warrant Holder Meeting.

Your vote is very important. Whether or not you plan to attend the Stockholder Special Meeting and/or the Warrant Holder Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your GGI Common Stock and/or GGI Public Warrants are represented at the Stockholder Special Meeting and Warrant Holder Meeting. If you hold your GGI Common Stock and/or GGI Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your GGI Common Stock and/or GGI Public Warrants are represented and voted at the Stockholder Special Meeting and/or Warrant Holder Meeting. The Business Combination will be consummated only if, and the Closing is conditioned upon, the approval of the Business Combination Proposal. If GGI fails to obtain the requisite stockholder approval for the Business Combination Proposal, GGI will not satisfy the conditions to Closing and may be prevented from consummating the Business Combination. The Warrant Amendment Proposal is conditioned on the approval of the Business Combination Proposal, but the Business Combination Proposal is not conditioned on the Warrant Amendment Proposal. Accordingly, the Business Combination can be consummated even if the Warrant

Amendment Proposal is not approved. The Governance Proposals, the Adjournment Proposal and the Warrant Holder Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your GGI stockholder proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Stockholder Special Meeting. If you fail to return your GGI stockholder proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Stockholder Special Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Stockholder Special Meeting. If you are a stockholder of record and you attend the Stockholder Special Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.

If you sign, date and return your GGI warrant holder proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Warrant Holder Meeting. If you fail to return your GGI warrant holder proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Warrant Holder Meeting in person via the virtual meeting platform, the effect will be that your warrants will not be counted for purposes of determining whether a quorum is present at the Warrant Holder Meeting. If you are a warrant holder of record and you attend the Warrant Holder Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT GGI REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, IDENTIFY TO GGI THE BENEFICIAL HOLDER OF THE SHARES BEING REDEEMED AND TENDER YOUR SHARES TO GGI’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the GGI Board, I would like to thank you for your support of Gores Guggenheim, Inc. and look forward to a successful consummation of the Business Combination.

Sincerely,

Alec E. Gores

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This is not a prospectus made under the Prospectus Regulation (EU) 2019/1127 or Part VI of the United Kingdom Financial Services and Markets Act 2000 (as amended).

ListCo is an “emerging growth company” under applicable United States federal securities laws and will be subject to reduced public company reporting requirements. Investing in ListCo’s securities involves a high degree of risk. See “Risk Factors” beginning on page 72 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in ListCo’s securities.

This proxy statement/prospectus is dated [●], and is expected to be first mailed or otherwise delivered to GGI stockholders and warrant holders on or about [●].

GORES GUGGENHEIM, INC.

NOTICE OF STOCKHOLDER SPECIAL MEETING

TO BE HELD ON [●], 2022

TO THE STOCKHOLDERS OF GORES GUGGENHEIM, INC.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Stockholder Special Meeting”) of the stockholders of Gores Guggenheim, Inc., a Delaware corporation (“GGI”), which, in light of public health concerns regarding the COVID-19 pandemic, will be held via live webcast at [●], on [●], at [●]. The Stockholder Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Stockholder Special Meeting by means of remote communication. You are cordially invited to attend the Stockholder Special Meeting to conduct the following items of business:

1)

Business Combination Proposal—To consider and vote upon a proposal to adopt the Business Combination Agreement, dated as of September 27, 2021 (as amended by that certain amendment dated December 17, 2021 (“Amendment No. 1 to the Business Combination Agreement”), and as it may be further amended from time to time, the “Business Combination Agreement”), by and among GGI, Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales (“ListCo”), and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”), a copy of which is attached to this proxy statement/prospectus as Annexes A-1 and A-2, and approve, among other things, the merger of Merger Sub with and into GGI (the “Merger”), pursuant to which the separate corporate existence of Merger Sub will cease, with GGI being the surviving corporation and becoming a wholly owned subsidiary of ListCo, and approve the transactions contemplated by the Business Combination Agreement and the other transaction documents contemplated thereby (the “Business Combination”) (Stockholder Proposal No. 1);

2)

Governance Proposals—To consider and act upon, on a non-binding advisory basis, separate proposals with respect to certain governance provisions in the proposed Articles of Association of the Post-Combination Company, a form of which is attached hereto as Annex B, which will become the Post-Combination Company’s articles of association following the consummation of the Business Combination, in accordance with the United States Securities and Exchange Commission requirements (Stockholder Proposal No. 2); and

3)

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to GGI stockholders (Stockholder Proposal No. 3).

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annexes A-1 and A-2, a copy of the Business Combination Agreement. GGI urges you to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of GGI and Polestar Automotive Holding Limited.

The record date for the Stockholder Special Meeting is [●]. Only stockholders of record at the close of business on that date may vote at the Stockholder Special Meeting or any adjournment thereof. A complete list of GGI stockholders of record entitled to vote at the Stockholder Special Meeting will be available for ten days before the Stockholder Special Meeting at GGI’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Stockholder Special Meeting.

Gores Guggenheim Sponsor LLC, a Delaware limited liability company (the “GGI Sponsor”), and Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem, GGI’s independent directors (collectively, together with GGI Sponsor, the “GGI Initial Stockholders”), and GGI’s officers and other current directors have agreed to vote any of the shares of GGI Class F Common Stock that are currently owned by the GGI Initial Stockholders (the “Founder Shares”) and any GGI Public Shares purchased during or after the GGI initial public offering (the “GGI IPO”) in favor of the Business Combination Proposal. In addition, the GGI Initial Stockholders have agreed to vote their GGI Class F Common Stock in favor of any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus. Currently, GGI Initial Stockholders own 20% of the issued and outstanding shares of GGI Common Stock, including all of the GGI Class F Common Stock.

Pursuant to the Amended and Restated Certificate of Incorporation of GGI, dated March 22, 2021 (the “Current GGI Certificate”), GGI will provide GGI Public Stockholders with the opportunity to redeem, upon the Closing, GGI Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in GGI’s trust account (the “Trust Account”) that holds the proceeds of GGI IPO (including interest not previously released to GGI to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months, using funds released to GGI from the Trust Account (“Regulatory Withdrawals”) and/or to pay its franchise and income taxes). The per-share amount GGI will distribute to GGI stockholders who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $28,000,000 that GGI will pay to the underwriters of GGI IPO, as well as other transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $800,039,544 as of September 30, 2021, the estimated per share redemption price would have been approximately $10.00. GGI Public Stockholders may elect to redeem their shares even if they vote “FOR” the Business Combination Proposal.

A GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the GGI Public Shares. In addition, in no event will GGI redeem GGI Public Shares in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001. Other than the foregoing, there are no additional specified maximum redemption thresholds under the Current GGI Certificate. Each redemption of GGI Public Shares will reduce the amount in the Trust Account.

The Business Combination Agreement provides that the obligations of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate the Business Combination is conditioned on the aggregate of (i) cash held in the Trust Account and all other funds immediately available to GGI (after giving effect to any stockholder redemptions and prior to the payment of any unpaid or contingent liabilities and fees and expenses of GGI (including, as applicable, any GGI transaction expenses)), (ii) the Sponsor Investment Amount, (iii) the PIPE Investment Amount and (iv) the Volvo Cars PIPE Investment Amount being no less than $950,000,000 as of the Closing (the “Minimum Cash Condition”). The Minimum Cash Condition is for the benefit of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub and may be waived by such parties. If, as a result of redemptions of GGI Class A Common Stock by GGI’s Public Stockholders, the Minimum Cash Condition is not met (or waived), then Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub may elect not to consummate the Business Combination.

Holders of outstanding GGI Public Warrants do not have redemption rights in connection with the Business Combination.

The GGI Sponsor and GGI’s current independent directors (collectively, the “GGI Initial Stockholders”), as well as GGI’s officers and other current directors, have agreed to waive their redemption rights with respect to their shares of GGI Common Stock in connection with the consummation of the Business Combination, and GGI Class F Common Stock held by the GGI Initial Stockholders will be excluded from the pro rata calculation used to determine the per-share redemption price. GGI’s Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of GGI Common Stock they may hold in connection with the consummation of the Business Combination. Currently, the GGI Initial Stockholders own 20% of the issued and outstanding shares of GGI Common Stock, including all of the GGI Class F Common Stock. The GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal. In addition, the GGI Initial Stockholders have agreed to vote their GGI Class F Common Stock in favor of any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus. The GGI Class F Common Stock held by the GGI Initial Stockholders is subject to transfer restrictions.

The Business Combination is conditioned on the approval of the Business Combination Proposal. If GGI fails to obtain sufficient votes for the Business Combination Proposal, GGI will not satisfy the conditions to consummate the Business Combination Agreement and GGI may be prevented from closing the Business Combination. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of GGI Common Stock entitled to vote thereon at the Stockholder Special Meeting. Approval of each of the Governance Proposals and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting. The GGI Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Alec E. Gores

Chairman of the Board of Directors

Boulder, Colorado

[●], 2022

GORES GUGGENHEIM, INC.

NOTICE OF WARRANT HOLDER MEETING

TO BE HELD ON [●], 2022

TO THE PUBLIC WARRANT HOLDERS OF GORES GUGGENHEIM, INC.:

NOTICE IS HEREBY GIVEN that a meeting (the “Warrant Holder Meeting”) of the public warrant holders of Gores Guggenheim, Inc., a Delaware corporation (“GGI”), which, in light of public health concerns regarding the COVID-19 pandemic, will be held via live webcast at [●], on [●], at [●]. The Warrant Holder Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication. You are cordially invited to attend the Warrant Holder Meeting to conduct the following items of business:

1)

Warrant Amendment Proposal—To consider and vote upon a proposal to amend the warrant agreement that governs all of GGI’s outstanding warrants to permit the conversion of GGI Public Warrants to Post-Combination Company Class C-1 Shares in the form of Class C-1 ADSs and the GGI Private Placement Warrants to Post-Combination Company Class C-2 Shares in the form of Class C-2 ADSs (such amendment, the “Class C Warrant Amendment”) (Warrant Holder Proposal No. 1); and

2)

Warrant Holder Adjournment Proposal—To consider and act upon a proposal to approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI warrant holders to approve the Warrant Holder Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to GGI warrant holders (Warrant Holder Proposal No. 2).

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annexes A-1 and A-2, a copy of the Business Combination Agreement. GGI urges you to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of GGI and Polestar Automotive Holding Limited.

The record date for the Warrant Holder Meeting is [●]. Only holders of GGI Public Warrants of record at the close of business on that date may vote at the Warrant Holder Meeting or any adjournment thereof.

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of outstanding GGI Public Warrants. The Warrant Amendment will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Class C Warrant Amendment will not become effective, even if the GGI Public Warrant Holders have approved the Warrant Amendment Proposal. Approval of the Warrant Holder Adjournment Proposal requires the affirmative vote of a majority of the votes cast by GGI Public Warrant holders present or represented by proxy and entitled to vote at the Warrant Holder Meeting. The GGI Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Alec E. Gores

Chairman of the Board of Directors

Boulder, Colorado

[●], 2022

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by ListCo, constitutes a prospectus of ListCo under Section 5 of the Securities Act, with respect to the Post-Combination Company Shares and Post-Combination Company Warrants underlying the ADSs and ADWs to be issued to the GGI stockholders if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to (i) the special meeting of GGI stockholders at which GGI stockholders will be asked to consider and vote upon the Business Combination Proposal, among other matters, and (ii) the meeting of GGI Public Warrant holders at which GGI Public Warrant holders will be asked to consider and vote upon the Warrant Amendment Proposal, among other matters.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any persons in member states of the European Economic Area which apply Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (this Regulation together with any implementing measures in any member state, the “Prospectus Regulation”), unless they are qualified investors for the purposes of the Prospectus Regulation in such member state or in any other circumstances falling within Article 1(4) of the Prospectus Regulation, and no person in member states of the European Economic Area that is not a relevant person or qualified investor may act or rely on this document or any of its contents.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Polestar’s industry, including Polestar’s general expectations and market position, market opportunity and market share, is based on information obtained from various independent sources and reports, as well as management estimates. Polestar has not independently verified the accuracy or completeness of any third-party information. While Polestar believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. Forecasts and other forward-looking information obtained from third parties are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. In addition, assumptions and estimates of Polestar’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Polestar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS AND SERVICE NAMES

This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to ListCo or ListCo’s affiliates and others that are the property of other organizations. The Polestar logo and other trademarks or service marks of Polestar appearing in this proxy statement/prospectus are the property of Polestar. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that ListCo or its affiliates will not assert its or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. ListCo does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of ListCo by, these other parties.

FINANCIAL STATEMENT PRESENTATION

Gores Guggenheim, Inc.

The historical financial statements of GGI were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are denominated in U.S. Dollars.

ListCo/Polestar Automotive Holding Limited/Pro Forma Financial Statements presentation

The historical financial statements of Polestar Automotive Holding Limited have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the U.S. dollar. The historical financial statements of Polestar Automotive Holding Limited reflects the legal structure as of the date of the financial statements and does not reflect the contemplated future structure of ListCo. As such, the financial statements of ListCo are not included within this proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects International Financial Reporting Standards (“IFRS”) the basis of accounting used by Polestar Group and what will be used by ListCo.

We have made rounding adjustments to some of the figures included in this proxy statement/prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

ANNEXES

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires in this document:

Key Business and Business Combination Related Terms

“AD securities” means Class A ADSs, Class C ADSs and ADWs.

“Additional Dilution Sources” means specified sources of potential dilution, including Earn Out Shares, GGI Public Warrants, GGI Private Placement Warrants, the Equity Plan and the Employee Stock Purchase Plan, which are described in the risk factor titled “—GGI Public Stockholders will experience dilution as a consequence of the issuance of Post-Combination Company securities, ADSs and ADWs as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that GGI Public Stockholders have on the management of the Post-Combination Company.”

“ADS Deposit Agreement—Class A ADSs” means the ADS Deposit Agreement to be entered into, at or about the Closing Date, by and among ListCo, Citibank, N.A., as depositary, and all holders and beneficial owners from time to time of American Depositary Shares issued thereunder and representing deposited Post-Combination Company Class A Shares, a form of which is attached as exhibit (a)(i) to the Registration Statement on Form F-6 (Reg No.: [●]) filed with the SEC on [●].

“ADS Deposit Agreement—Class C-1 ADSs” means the ADS Deposit Agreement to be entered into, at or about the Closing Date in event the Warrant Amendment Proposal is approved, by and among ListCo, Citibank, N.A., as depositary, and all holders and beneficial owners from time to time of American Depositary Shares issued thereunder and representing deposited Post-Combination Company Class C-1 Shares, a form of which is attached as exhibit (a)(i) to the Registration Statement on Form F-6 (Reg No.: [●]) filed with the SEC on [●].

“ADS Deposit Agreement—Class C-2 ADSs” means the ADS Deposit Agreement to be entered into, at or about the Closing Date in event the Warrant Amendment Proposal is approved, by and among ListCo, Citibank, N.A., as depositary, and all holders and beneficial owners from time to time of American Depositary Shares issued thereunder and representing deposited Post-Combination Company Class C-2 Shares, a form of which is attached as exhibit (a)(i) to the Registration Statement on Form F-6 (Reg No.: [●]) filed with the SEC on [●].

“ADSs” means Class A ADSs and Class C ADSs.

“ADW Deposit Agreement” means the ADW Deposit Agreement to be entered into, at or about the Closing Date in the event the Warrant Amendment Proposal is not approved, by and among ListCo, Citibank, N.A., as depositary, and all holders and beneficial owners from time to time of American Depositary Warrants issued thereunder and representing deposited Post-Combination Company Warrants, a form of which is attached as exhibit (a)(i) to the Registration Statement on Form F-6 (Reg No.: [●]) filed with the SEC on [●].

“ADWs” means the PP ADWs and the Public ADWs.

“Amendment No. 1 to the Business Combination Agreement” means that certain amendment to the Business Combination Agreement, dated as of December 17, 2021, which is attached to this proxy statement/prospectus as Annex A-2

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Merger, and the other transactions contemplated by the other transaction documents contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain the Business Combination Agreement, dated as of September 27, 2021 (as amended by Amendment No. 1 to the Business Combination Agreement and as may be further amended, supplemented, or otherwise modified from time to time), by and among GGI, ListCo, Parent, Polestar Singapore, Polestar Sweden and Merger Sub, which is attached hereto as Annexes A-1 and A-2.

“Class A ADS” means one American depositary share of the Post-Combination Company duly and validly issued against the deposit with the depositary of an underlying Post-Combination Company Class A Share.

“Class A Share Merger Consideration” means with respect to each share of GGI Common Stock (other than those held immediately prior to the Effective Time by GGI in treasury), the right to receive, by virtue of the Merger, one Class A ADS.

“Class C ADSs” means Class C-1 ADSs and Class C-2 ADSs.

“Class C Warrant Amendment” means the proposed amendment to the Existing Warrant Agreement to be entered into by and among GGI, ListCo and Computershare in event the Warrant Amendment Proposal is approved, a form of which is attached hereto as Annex D, and pursuant to which, among other things, each GGI Public Warrant will convert into a Class C-1 ADS and each GGI Private Placement Warrant will convert into a Class C-2 ADS, each of which will be exercisable for Class A ADSs and subject to substantially the same terms as were applicable to the GGI Warrants under the Existing Warrant Agreement.

“Class C-1 ADS” means, assuming the Warrant Amendment Proposal is approved, one American depositary share of ListCo into which each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class A ADS and each of which is duly and validly issued against the deposit with the depositary of an underlying Post-Combination Company Class C-1 Share.

“Class C-2 ADS” means, assuming the Warrant Amendment Proposal is approved, one American depositary share of ListCo into which each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class A ADS and each of which is duly and validly issued against the deposit with the depositary of an underlying Post-Combination Company Class C-2 Share.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Court of Chancery” means the Court of Chancery in the State of Delaware.

“Cumulative Dilution Sources” means specified sources of potential dilution, including Post-Combination Company Shares issued as consideration in connection with the Closing and the Additional Dilution Sources, which are further described in the risk factor titled “—GGI Public Stockholders will experience dilution as a consequence of the issuance of Post-Combination Company securities, ADSs and ADWs as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that GGI Public Stockholders have on the management of the Post-Combination Company.”

“Current GGI Certificate” means the Amended and Restated Certificate of Incorporation of GGI, dated March 22, 2021.

“Deferred Discount” means any deferred underwriting commissions, which amount will be payable upon consummation of an initial business combination.

“Deloitte” means Deloitte AB, an independent registered public accounting firm.

“Deposit Agreements” means the ADS Deposit Agreement—Class A ADSs, the ADS Deposit Agreement—Class C-1 ADSs, ADS Deposit Agreement—Class C-2 ADSs and the ADW Deposit Agreement.

“depositary” means Citibank, N.A., acting as depositary under the Deposit Agreements.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Warrant Agreement” means that certain Warrant Agreement, by and between GGI and Computershare Trust Company, N.A., as warrant agent, dated as of March 22, 2021, which is attached hereto as Annex C.

“FINRA” means the Financial Industry Regulatory Authority.

“Founder Shares” means the 20,000,000 shares of GGI Class F Common Stock that are currently owned by the GGI Initial Stockholders, of which 19,925,000 shares are held by the GGI Sponsor and 25,000 shares are held by each of Randall Bort, Nancy Tellem and Elizabeth Marcellino.

“FTC” means the U.S. Federal Trade Commission.

“Geely” means Zhejiang Geely Holding Group Co., Ltd.

“GGI” means Gores Guggenheim, Inc.

“GGI Board” means the board of directors of GGI.

“GGI Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of GGI.

“GGI Class F Common Stock” means the shares of Class F common stock, par value $0.0001 per share, of GGI.

“GGI Common Stock” means the GGI Class A Common Stock and the GGI Class F Common Stock.

“GGI Initial Stockholders” means the GGI Sponsor and Randall Bort, Elizabeth Marcellino and Nancy Tellem, GGI’s independent directors.

“GGI IPO” means GGI’s initial public offering, consummated on March 25, 2021, through the sale of 80,000,000 GGI Public Units (including 5,000,000 Public Units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per Public Unit.

“GGI IPO Closing Date” means March 25, 2021.

“GGI IPO Letter Agreement” means the form of letter agreement, dated March 25, 2021, by and between GGI and each of the GGI Sponsor, GGI’s directors and GGI’s officers.

“GGI Preferred Stock” means the preferred stock, par value of $0.0001 per share, of GGI.

“GGI Private Placement Warrants” means the warrants held by the GGI Sponsor, each of which is exercisable, at an exercise price of $11.50, for one share of GGI Class A Common Stock in accordance with its terms.

“GGI Public Shares” means the shares of GGI Class A Common Stock included in the GGI Public Units issued in the GGI IPO.

“GGI Public Stockholders” means holders of GGI Public Shares, including the GGI Initial Stockholders to the extent the GGI Initial Stockholders hold GGI Public Shares; provided, that the GGI Initial Stockholders are considered a “GGI Public Stockholder” only with respect to any GGI Public Shares held by them.

“GGI Public Unit” means one share of GGI Class A Common Stock and one-fifth of one GGI Public Warrant, whereby each whole GGI Public Warrant entitles the holder thereof to purchase one share of GGI Class A Common Stock at an exercise price of $11.50 per share of GGI Class A Common Stock, sold in the GGI IPO.

“GGI Public Warrants” means the warrants included in the GGI Public Units issued in the GGI IPO, each of which is exercisable, at an exercise price of $11.50, for one share of GGI Class A Common Stock in accordance with its terms.

“GGI Sponsor” means Gores Guggenheim Sponsor LLC, a Delaware limited liability company and an affiliate of The Gores Group, LLC.

“GGI Warrants” means, collectively, the GGI Private Placement Warrants and the GGI Public Warrants.

“Guggenheim” means Guggenheim Capital, LLC.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“initial business combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving GGI and one or more businesses.

“Initial PIPE Investment” means the purchase of Initial PIPE Shares pursuant to the Initial PIPE Subscription Agreements.

“Initial PIPE Investors” means the purchasers of Initial PIPE Shares in the Initial PIPE Investment.

“Initial PIPE Shares” means the Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased by Initial PIPE Investors in the Initial PIPE Investment.

“Initial PIPE Subscription Agreements” means the share subscription agreements, dated September 27, 2021, by and among ListCo, GGI and the Initial PIPE Investors pursuant to which the Initial PIPE Investors have committed to purchase, in the aggregate, 7.43 million Initial PIPE Shares for a purchase price of $9.09 per share, or an aggregate purchase price equal to approximately $67.5 million.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“K&E” means Kirkland & Ellis LLP.

“KPMG” means KPMG LLP, an independent registered public accounting firm.

“ListCo” means, prior to the Closing, Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales.

“ListCo Board” means the board of directors of ListCo.

“Merger” means the merger between Merger Sub and GGI, with GGI surviving and becoming a direct wholly owned subsidiary of ListCo.

“Merger Sub” means PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo.

“Minimum Cash Condition” means the minimum cash condition set forth in the Business Combination Agreement, pursuant to which the obligations of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate the Business Combination are conditioned on the aggregate of (i) cash held in the Trust Account and all other funds immediately available to GGI (after giving effect to any stockholder redemptions and prior to the payment of any unpaid or contingent liabilities and fees and expenses of GGI (including, as applicable, any GGI transaction expenses)), (ii) the Sponsor Investment Amount, (iii) the PIPE Investment Amount and (iv) the Volvo Cars PIPE Investment Amount being no less than $950,000,000 as of the Closing.

“Nasdaq” means the National Association of Securities Dealers Automated Quotations Capital Market.

“New PIPE Investment” means the purchase of New PIPE Shares pursuant to the New PIPE Subscription Agreements.

“New PIPE Investors” means the purchasers of New PIPE Shares in the New PIPE Investment, which include certain affiliates and employees of the GGI Sponsor.

“New PIPE Shares” means the Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased by New PIPE Investors in the New PIPE Investment.

“New PIPE Subscription Agreements” means the share subscription agreements, dated December 17, 2021, by and among ListCo, GGI and the New PIPE Investors pursuant to which the New PIPE Investors have committed to purchase, substantially concurrently with the Closing, in the aggregate, 14.3 million New PIPE Shares for an average purchase price of $9.54 per share, or an aggregate purchase price equal to approximately $136.0 million.

“Parent” means Polestar Automotive Holding Limited, a Hong Kong incorporated company.

“Parent Convertible Notes” means the convertible notes of Parent outstanding as of immediately prior to the Closing.

“Parent Lock-Up Agreement” means the lock-up agreement, dated September 27, 2021, by and among Parent, ListCo and the other Parent Shareholders, a form of which is attached hereto as Annex L.

“Parent Shareholders” means Snita, PSINV AB, PSD Investment Limited, GLY New Mobility 1. LP, Northpole GLY 1 LP, Chongqing Liangjiang , Zibo Financial Holding Group Co., Ltd. and Zibo High-Tech Industrial Investment Co., Ltd.

“PIPE Investment” means the purchase of PIPE Shares pursuant to the PIPE Subscription Agreements.

“PIPE Investors” means the purchasers of PIPE Shares in the PIPE Investment.

“PIPE Shares” means the Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased by PIPE Investors in the PIPE Investment.

“PIPE Subscription Agreements” means the Initial PIPE Subscription Agreements and the New PIPE Subscription Agreements.

“Polestar” means, as the context requires, (a) in general the Polestar Group, or (b) in the context of the Business Combination, the Pre-Closing Reorganization and the Pre-Closing Sweden/Singapore Share Transfer, Polestar Sweden, or, both Polestar Singapore and Polestar Sweden if at any time (a) Polestar Sweden is not a wholly-owned subsidiary of Polestar Singapore or (b) Polestar Singapore is not a wholly-owned subsidiary of Polestar Sweden.

“Polestar Board” means the board of directors of Polestar prior to the Business Combination.

“Polestar Destinations” means permanent or pop up/temporary Polestar showrooms located in peri-urban areas where potential customers can experience Polestar vehicles, engage with Polestar specialists and test-drive Polestar vehicles.

“Polestar Financial Statements” means Polestar Automotive Holding Limited’s unaudited condensed consolidated financial statements for the six months ended June 30, 2021 and 2020 and Polestar Automotive Holding Limited’s audited consolidated financial statements for the years ended December 31, 2020 and 2019 included in this proxy statement/prospectus.

“Polestar Group” means Parent, together with its subsidiaries.

“Polestar Locations” means Polestar Spaces and Polestar Destinations and Polestar Test Drive Center.

“Polestar Singapore” means Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore.

“Polestar Spaces” means permanent or pop up/temporary Polestar showrooms located in urban areas where potential customers can experience Polestar vehicles and engage with Polestar specialists.

“Polestar Stockholders” means, collectively, the stockholders of Polestar.

“Polestar Sweden” means Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden.

“Polestar Test Drive Centers” means those Polestar facilities located in peri-urban areas where potential customers can experience Polestar vehicles, engage with Polestar specialists and test-drive Polestar vehicles.

“Post-Combination Articles” means the proposed Articles of Association of the Post-Combination Company, a form of which is attached hereto as Annex B, which will become the Post-Combination Company’s articles of association following the consummation of the Business Combination.

“Post-Combination Company” means ListCo following the Closing.

“Post-Combination Company Board” means the board of directors of the Post-Combination Company.

“Post-Combination Company Class A Shares” means Class A ordinary shares of the Post-Combination Company, entitling the holder thereof of 1 vote per share.

“Post-Combination Company Class B Shares” means Class B ordinary shares of the Post-Combination Company, entitling the holder thereof of 10 votes per share.

“Post-Combination Company Class C Shares” means Post-Combination Company Class C-1 Shares and Post-Combination Company Class C-2 Shares.

“Post-Combination Company Class C-1 Share” means, assuming the Warrant Amendment Proposal is approved, a class C-1 preferred share in the share capital of ListCo, each of which underlies a Class C-1 ADS and will be exercisable for one Post-Combination Company Class A Share.

“Post-Combination Company Class C-2 Share” means, assuming the Warrant Amendment Proposal is approved, a class C-2 preferred share in the share capital of ListCo, each of which underlies a Class C-2 ADS and will be exercisable for one Post-Combination Company Class A Share.

“Post-Combination Company Preference Shares” means the mandatory convertible preference shares of the Post-Combination Company to be issued to Snita pursuant to the Volvo Cars Preference Subscription Agreement.

“Post-Combination Company Shares” means Post-Combination Company Class A Shares and Post-Combination Company Class B Shares.

“Post-Combination Company securities” means Post-Combination Company Shares, Post-Combination Company Warrants and Post-Combination Company Class C Shares.

“Post-Combination Company Warrant” means, assuming the Warrant Amendment Proposal is not approved, a warrant of the Post-Combination Company representing the right to acquire of Post-Combination Company Class A Share.

“PP ADW” means one American depositary warrant of ListCo, which will be exercisable for one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at $11.50 per Class A ADS on substantially the same terms applicable to the GGI Private Placement Warrant, and into which each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted in the event the Warrant Amendment Proposal is not approved.

“Pre-Closing Reorganization” means the reorganization to be effectuated by Parent, ListCo, Polestar Singapore, Polestar Sweden and their respective subsidiaries prior to Closing, pursuant to which, among other things, Polestar Singapore, Polestar Sweden and their respective subsidiaries will become, directly or indirectly, wholly owned subsidiaries of ListCo.

“Pre-Closing Sweden/Singapore Share Transfer” means, collectively, the following transactions contemplated under the Business Combination Agreement: (i) the transfer by Polestar Singapore to Parent of all of the issued and outstanding equity securities of Polestar Sweden not later than 30 days prior to the Closing Date (the “Pre-Closing Sweden Share Transfer”) and (ii) after the Pre-Closing Sweden Share Transfer, the contribution by Parent to Polestar Sweden of all of the issued and outstanding equity securities of Polestar Singapore.

“Public ADW” means one American depositary warrant of ListCo, which will be exercisable for one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at $11.50 per Class A ADS on substantially the same terms applicable to the GGI Public Warrant, and into which each GGI Public Warrant will be automatically cancelled and extinguished and converted in the event the Warrant Amendment Proposal is not approved.

“Registration Rights Agreement” means the registration rights agreement, dated September 27, 2021, by and among ListCo, Parent, the Parent Shareholders, the GGI Sponsor and the independent directors of GGI (such persons, together with the GGI Sponsor and the Parent Holders, the “Registration Rights Holders”), as amended by the Registration Rights Agreement Amendment. A copy of the Registration Rights Agreement is attached to this proxy statement/prosectus as Annexes G-1 and G-2.

“Registration Rights Agreement Amendment” means that certain amendment to the Registration Rights Agreement, dated December 17, 2021, which is attached to this proxy statement/prospectus as Annex G-2.

“Regulatory Withdrawals” means funds released to GGI from the Trust Account to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months.

“Related Agreements” means the Registration Rights Agreement, the Subscription Agreements, the Volvo Cars Preference Subscription Agreement, the Parent Lock-Up Agreement, the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, the Warrant Amendment Agreement, the Class C Warrant Amendment, the Shareholder Acknowledgement Agreement and the other agreements or documents contemplated under the Business Combination Agreement.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 203” means Section 203 of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Acknowledgement Agreement” means the shareholder acknowledgement, dated September 27, 2021, by and among Parent, the Parent Shareholders and ListCo.

“Snita” means Snita Holding B.V., a corporation organized under the laws of Netherlands and a wholly owned indirect subsidiary of Volvo Cars.

“Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement” means the lock-up agreement, dated September 27, 2021, by and among GGI, Parent, ListCo and the GGI Initial Stockholders, as amended by the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement Amendment. A copy of the the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement is attached to this proxy statement/prospectus as Annexes K-1 and K-2.

“Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement Amendment” means that certain amendment to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, dated December 17, 2021, which is attached to this proxy statement/prospectus as Annex K-2.

“Sponsor Subscription Agreement” means the subscription agreement, dated September 27, 2021 and amended on December 17, 2021, by and among GGI, ListCo and the GGI Sponsor, pursuant to which the GGI Sponsor agreed to purchase approximately 2.15 million Sponsor Subscription Shares for a purchase price of $9.09 per share on the date of Closing.

“Sponsor Subscription Investment” means the purchase of the Sponsor Subscription Shares pursuant to the Sponsor Subscription Agreement.

“Sponsor Subscription Shares” means the Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased by the GGI Sponsor in the Sponsor Subscription Investment.

“Stockholder Special Meeting” means the special meeting of the stockholders of GGI that is the subject of this proxy statement/prospectus.

“Subscription Agreements” means the PIPE Subscription Agreements, the Sponsor Subscription Agreement and the Volvo Cars PIPE Subscription Agreement.

“Subscription Investments” means the purchase of the Subscription Shares pursuant to the Subscription Agreements.

“Subscription Shares” means the Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased by the GGI Sponsor, the PIPE Investors and Snita pursuant to the Sponsor Subscription Agreement, the PIPE Subscription Agreements and the Volvo Cars PIPE Subscription Agreement, respectively.

“The Gores Group” means The Gores Group, LLC, an affiliate of the GGI Sponsor.

“Trust Account” means the trust account of GGI that holds the proceeds from the GGI IPO.

“Trustee” means Computershare Trust Company, N.A., acting as trustee of GGI.

“U.S. Dollars” and “$” means United States dollars, the legal currency of the United States.

“Volvo Cars” means Volvo Car AB (publ).

“Volvo Cars PIPE Subscription Agreement” means the subscription agreement, dated September 27, 2021 and amended on December 17, 2021, by and among GGI, ListCo and Volvo Cars, pursuant to which Snita agreed to purchase approximately 2.70 million Volvo Cars PIPE Subscription Shares for a purchase price of $10.00 per share on the date of Closing.

“Volvo Cars PIPE Subscription Investment” means the purchase of Volvo Cars PIPE Subscription Shares pursuant to the Volvo Cars PIPE Subscription Agreement.

“Volvo Cars PIPE Subscription Shares” means the Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased by Snita in the Volvo Cars PIPE Subscription Investment.

“Volvo Cars Preference Subscription Agreement” means the subscription agreement, dated September 27, 2021, by and between ListCo and Snita, pursuant to which Snita agreed to purchase, substantially concurrently with the Closing, mandatory convertible preference shares of the Post-Combination Company for an aggregate subscription price of $10.00 per share, for an aggregate investment amount equal to $498,039,000.

“Volvo Cars Preference Subscription Investment” means the purchase of the Volvo Cars Preference Subscription Shares pursuant to the Volvo Cars Preference Subscription Agreement.

“Volvo Cars Preference Subscription Shares” means the mandatory convertible preference shares of the Post-Combination Company to be purchased by Snita pursuant to the Volvo Cars Preference Subscription Agreement.

“Warrant Agent” means Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered trust company, collectively, acting as warrant agent.

“Warrant Amendment Agreement” means the proposed amendment to the Existing Warrant Agreement to be entered into by and among GGI, ListCo and Computershare in event the Warrant Amendment Proposal is not approved, pursuant to which, among other things, each GGI Warrant will convert into a Post-Combination Company Warrant to be delivered in the form of ADWs, which will be exercisable for Class A ADSs and subject to substantially the same terms as were applicable to the GGI Warrants under the Existing Warrant Agreement.

“Warrant Holder Meeting” means the meeting of the holders of GGI Public Warrant that is the subject of this proxy statement/prospectus.

“Weil” means Weil, Gotshal & Manges LLP, counsel to GGI.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Stockholder Special Meeting and the proposals to be presented at the Stockholder Special Meeting, including with respect to the Business Combination, and questions about the Warrant Holder Meeting and the proposals to be presented at the Warrant Holder Meeting. The following questions and answers do not include all the information that is important to GGI stockholders or warrant holders. GGI stockholders and warrant holders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Stockholder Special Meeting and the Warrant Holder Meeting.

In light of public health concerns regarding the COVID-19 pandemic, the Stockholder Special Meeting will be held via live webcast at [●], on [●], at [●]. The Stockholder Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Stockholder Special Meeting by means of remote communication.

In light of public health concerns regarding the COVID-19 pandemic, the Warrant Holder Meeting will be held via live webcast at [●], on [●], at [●]. The Warrant Holder Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication.

Q:	Why am I receiving this proxy statement/prospectus?

A:

GGI stockholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve, among other things, the Business Combination. GGI has entered into the Business Combination Agreement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annexes A-1 and A-2.

GGI warrant holders are being asked to consider and vote upon a proposal to amend the warrant agreement that governs all of GGI’s outstanding warrants to permit the conversion of GGI Public Warrants to Post-Combination Company Class C-1 Shares to be delivered in the form of Class C-1 ADSs and the GGI Private Placement Warrants to Post-Combination Company Class C-2 Shares to be delivered in the form of Class C-2 ADSs.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Stockholder Special Meeting and the Warrant Holder Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	What proposals are GGI stockholders being asked to vote upon?

A:	At the Stockholder Special Meeting, GGI is asking GGI stockholders to consider and vote upon the following proposals:

•

Business Combination Proposal—To consider and vote upon a proposal to adopt the Business Combination Agreement, as amended by Amendment No. 1 to the Business Combination Agreement, a copy which is attached to this proxy statement/prospectus as Annexes A-1 and A-2, and approve, among other things, the Business Combination (Stockholder Proposal No. 1);

•

Governance Proposals—To consider and act upon, on a non-binding advisory basis, separate proposals with respect to certain governance provisions in the Post-Combination Articles, a form of which is attached hereto as Annex B, in accordance with SEC requirements (Stockholder Proposal No. 2); and

•

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI stockholders (Stockholder Proposal No. 3).

Q:	Are the proposals GGI stockholders are being asked to vote upon conditioned on one another?

A:

Yes. The Business Combination is conditioned on the approval of the Business Combination Proposal. If GGI fails to obtain sufficient votes for the Business Combination Proposal, GGI will not satisfy the conditions to consummate the Business Combination Agreement and GGI will prevented from closing the Business Combination. The Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, GGI will not consummate the Business Combination. Unless GGI amends the Current GGI Certificate (which requires the affirmative vote of 65% of all then outstanding shares of GGI Common Stock) and amend certain other agreements into which GGI has entered to extend the life of GGI, if GGI does not consummate the Business Combination and fails to complete an initial business combination by March 25, 2023, GGI will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to GGI Public Stockholders.

Q:	What proposals are GGI Public Warrant holders being asked to vote upon?

A:	At the Warrant Holder Meeting, GGI is asking GGI Public Warrant holders to consider and vote upon the following proposals:

•

Warrant Amendment Proposal—To consider and vote upon a proposal to approve the Class C Warrant Amendment, a form of which is attached to this proxy statement/prospectus as Annex D (Warrant Holder Proposal No. 1); and

•

Warrant Holder Adjournment Proposal—To consider and act upon a proposal to approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI warrant holders to approve the Warrant Holder Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI warrant holders (Warrant Holder Proposal No. 2).

Q:	Are the proposals GGI Public Warrant holders are being asked to vote upon conditioned on other proposals?

A:

Yes. The Warrant Amendment will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the GGI Public Warrant Holders have approved the Warrant Amendment Proposal. Approval of the Warrant Amendment is not a condition to the consummation of the Business Combination. Accordingly, the Business Combination can be completed even if the Warrant Amendment Proposal is not approved. The Warrant Holder Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:	Why is GGI providing stockholders with the opportunity to vote on the Business Combination Proposal?

A:

Under the Current GGI Certificate, GGI must provide all holders of GGI Public Shares with the opportunity to have their GGI Public Shares redeemed upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, GGI has elected to provide its stockholders with the opportunity to have their GGI Public Shares redeemed in connection with a stockholder vote rather than a tender offer. GGI is seeking to obtain the approval of its stockholders of the Business Combination Proposal and, accordingly, will allow the GGI Public Stockholders to effectuate redemptions of their GGI Public Shares in connection with the Closing. The approval of the Business Combination is required under the Current GGI Certificate. In addition, such approval is also a condition to the Closing under the Business Combination Agreement.

Q:	Why is GGI providing stockholders with the opportunity to vote on the Governance Proposals?

A:

As required by applicable SEC guidance, GGI is requesting that GGI Stockholders vote upon, on a non-binding advisory basis, separate proposals with respect to certain provisions in the Post-Combination Articles that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law, but pursuant to SEC guidance, GGI is required to submit these provisions to GGI Stockholders separately for approval. However, the stockholder vote regarding these proposals is advisory, and is not binding on GGI or the GGI Board. Furthermore, the approval of the Business Combination Proposal is not conditioned on the separate approval of the Governance Proposals. For additional information, please see the section titled “Stockholder Proposal No. 2—The Governance Proposals.”

Q:	Why is GGI providing stockholders with the opportunity to vote on the Adjournment Proposal?

A:

GGI is proposing the Adjournment Proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI stockholders. For additional information, please see the section titled “Stockholder Proposal No. 3—The Adjournment Proposal.”

Q:	Why is GGI proposing the Business Combination?

A:

GGI is a blank check company incorporated as a Delaware corporation on December 21, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). GGI’s acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, GGI (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination and (b) is not, under the Current GGI Certificate, permitted to effect an initial business combination with a blank check company or a similar company with nominal operations.

GGI has identified several criteria and guidelines GGI believes are important for evaluating acquisition opportunities. GGI uses these criteria and guidelines in evaluating acquisition opportunities, but GGI can decide to enter into an initial business combination with a target business that does not meet these criteria and guidelines. GGI is seeking to acquire companies that it believes: (i) have a defensible core business, sustainable revenues and established customer relationships; (ii) are undergoing change in capital structure, strategy, operations or growth; (iii) can benefit from GGI’s operational and strategic approach; (iv) offer a unique value proposition with transformational potential that can be substantiated during GGI’s detailed due diligence process; and (v) have reached a transition point in their lifecycle presenting an opportunity for transformation. Based on GGI’s due diligence investigations of Polestar and the industry in which it operates, including the financial and other information provided by Polestar in the course of negotiations, GGI believes that Polestar meets the criteria and guidelines listed above and is in the best interests of GGI. However, there can be no assurances of this. Although GGI believes that the Business Combination presents a unique business combination opportunity and is in the best interests of GGI, the GGI Board did consider certain potentially material negative factors in arriving at that conclusion. Please see the section titled “The Business Combination—Recommendation of the GGI Board and Reasons for the Business Combination” for additional information.

Q:	Why is GGI providing GGI Public Warrant holders with the opportunity to vote on the Warrant Amendment Proposal?

A:

GGI is holding the Warrant Holder Meeting to seek approval from GGI Public Warrant holders of the Class C Warrant Amendment, which will amend the Existing Warrant Agreement to permit the conversion of GGI Public Warrants to Post-Combination Company Class C-1 Shares to be delivered in the form of Class C-1 ADSs and the GGI Private Placement Warrants to Post-Combination Company Class C-2 Shares to be delivered in the form of Class C-2 ADSs. A summary of the Warrant Amendment Proposal is set forth in the section titled “Warrant Holder Proposal 1—The Warrant Amendment Proposal” of this proxy statement/prospectus and a form of the Class C Warrant Amendment is attached hereto as Annex D.

The GGI Board believes it is in the best interests of GGI and GGI Public Warrant holders to permit the conversion of GGI Public Warrants to Class C-1 ADSs and the GGI Private Placement Warrants to Class C-2 ADSs. In the event the Warrant Amendment Proposal is not approved but the Business Combination Proposal is approved, the Existing Warrant Agreement will be amended by the Warrant Amendment Agreement, pursuant to which, among other things, each GGI Warrant will convert into a Post-Combination Company Warrant to be delivered in the form of ADWs, which will be exercisable for Class A ADSs and subject to substantially the same terms as were applicable to the GGI Warrants under the Existing Warrant Agreement. There is a risk that the issue of such Post-Combination Company Warrants might cause a significant UK corporation tax charge to arise for the Post-Combination Company. This UK corporation tax charge is not expected to arise in the event that the GGI Public Warrants and the GGI Private Placement Warrants are instead permitted to be converted into Class C-1 ADSs and Class C-2 ADSs, respectively, pursuant to the terms of the Class C Warrant Amendment. Please see the section titled “Risk Factors—If GGI Warrant holders fail to approve the Warrant Amendment Proposal, GGI and ListCo may be subject to additional expenses incurred in connection with the consummation of the Business Combination” for further information.

Q:	Why is GGI providing GGI Public Warrant holders with the opportunity to vote on the Warrant Holder Adjournment Proposal?

A:

GGI is proposing the Adjournment Proposal to allow the chairman of the Warrant Holder Meeting to adjourn the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI warrant holders to approve the Warrant Amendment Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI warrant holders. For additional information, please see the section titled “Warrant Holder Proposal No. 2—The Warrant Holder Adjournment Proposal.”

Q:	Did the GGI Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes. Although the Current GGI Certificate does not require the GGI Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with the GGI Sponsor or GGI’s directors or officers, on September 25, 2021, Barclays rendered an opinion to the GGI Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the Class A Share Merger Consideration to be received by the holders of GGI Class A Common Stock, other than GGI Sponsor and its affiliates, in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization, is fair to the holders of shares of GGI Class A Common Stock, other than GGI Sponsor and its affiliates.

Please see the section titled “The Business Combination—Opinion of GGI’s Financial Advisor” and the opinion of Barclays attached hereto as Annex H for additional information.

Q:	What revenues and profits/losses has the Polestar Automotive Holding Limited generated in the last two years?

A:

For the fiscal years ended December 31, 2020 and December 31, 2019, the Polestar Automotive Holding Limited had total revenues of $610 million and $92 million and losses of $485 million and $198 million, respectively. At the end of fiscal year ended December 31, 2020, Polestar Automotive Holding Limited’s total assets were $2,549 million and its total liabilities were $1,968 million. For additional information, please see the Polestar Financial Statements and section “Polestar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q:	What is expected to happen in the Business Combination?

A:

Pursuant to the Business Combination Agreement, as amended by Amendment No. 1 to the Business Combination Agreement, and the Related Agreements, and upon the terms and subject to the conditions set forth therein, GGI, Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub will effect a series of transactions collectively referred to as the Business Combination. Prior to the Closing, Parent will effect the Pre-Closing Reorganization. At or substantially concurrently with the Closing, (i) certain investors will purchase, substantially concurrently with the Closing, approximately 21.69 million Post-Combination Company Class A Shares in the form of Class A ADSs in accordance with the PIPE Subscription Agreements, (ii) the GGI Sponsor will purchase, substantially concurrently with the Closing, approximately 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs in accordance with the Sponsor Subscription Agreement, (iii) Snita will purchase, substantially concurrently with the Closing, approximately 2.70 million Post-Combination Company Class A Shares in the form of Class A ADSs in accordance with the Volvo Cars PIPE Subscription Agreement, (iv) Snita will purchase, substantially concurrently with the Closing, the Post-Combination Company Preference Shares in accordance with the Volvo Cars Preference Subscription Agreement, (v) Merger Sub will merge with and into GGI, pursuant to which the separate corporate existence of Merger Sub will cease and GGI will become a wholly owned subsidiary of ListCo, and each share of GGI Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one Class A ADS duly and validly issued against the deposit of an underlying Post-Combination Company Class A Share with the depositary with which ListCo has established an ADR Facility and (vi)(A) in the event the Warrant Amendment Proposal is approved prior to the Effective Time, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-1 ADS representing one Post-Combination Company Class C-1 Share and each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-2 ADS representing one Post-Combination Company Class C-2 Share or (B) in the event that the Warrant Amendment Proposal is not approved prior to the Effective Time, each GGI Warrant will be automatically cancelled and extinguished and converted into the right to receive one ADW.

For more information on the Business Combination, see the section titled “The Business Combination.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by GGI Stockholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section titled “The Business Combination Agreement.”

Q:	Will GGI or Polestar raise new financing in connection with the Business Combination?

A:

GGI will not obtain new financing in connection with the Business Combination. However, if the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay GGI Public Stockholders who properly exercise their redemption rights and (ii) pay the Deferred Discount and certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by GGI in connection with the Business Combination up to a cap of $60 million, and pursuant to the terms of the Business Combination Agreement. Any remaining funds will be used by the Post-Combination Company for general corporate purposes.

In addition, ListCo will consummate the transactions contemplated by the Subscription Agreements and the Volvo Cars Preference Subscription Agreement. The proceeds from the Subscription Agreements will be used by the Post-Combination Company to fund its business plan and future vehicle launches. The proceeds of the Volvo Cars Preference Subscription Agreement will be used to satisfy certain accounts payable that are or will be due and payable by certain subsidiaries of Parent to Volvo Cars. The Subscription Agreements and the Volvo Cars Preference Subscription Agreement are contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Neither GGI nor ListCo anticipates obtaining any additional debt financing to fund the Business Combination.

Q:	What is an American depositary share and American depositary warrant?

A:

An American depositary share, or ADS, is issued by a depositary to represent a specified number of securities of a non-U.S. company deposited with a custodian bank. Each Class A ADS, Class C-1 ADS and Class C-2 ADS will be issued by Citibank, N.A., in its capacity as depositary for the ADSs, to represent one Post-Combination Company Class A Share, one Post-Combination Company Class C-1 Share, or one Post-Combination Company Class C-2 Share, as applicable. Class A ADSs and Class C ADSs will be issued in book-entry form or will be issued in certificated form, in which case they will be evidenced by American depositary receipts, or ADRs. The Class A ADSs and Post-Combination Class C ADSs will be issued pursuant to the terms of the applicable Deposit Agreements. If the Warrant Amendment Proposal is not approved, no Class C ADSs will be issued and no Deposit Agreements for the Class C ADSs will be entered into. Further, if the Warrant Amendment Proposal is not approved, the GGI Warrants will be assumed by ListCo and deposited with the custodian bank at Closing, and corresponding ADWs will be issued by Citibank, N.A., as depositary for the ADWs, pursuant to the ADW Deposit Agreement. No ADWs will be issued and no ADW Deposit Agreement will be entered into at Closing if the Warrant Amendment Proposal is approved. ADWs will be issued in book-entry form or in certificated form, in which case they will be evidenced by American depositary warrant receipts, or ADW Receipts.

Q:	What are the important differences between a Post-Combination Company Securities and the corresponding ADSs and ADWs?

A:

While ADSs and ADWs will represent the corresponding Post-Combination Company securities, there are some differences between these types of securities. These differences include, but are not limited to, the following:

•	Only the ADSs and ADWs will be listed, and the corresponding underlying Post-Combination Company securities will not be listed;

•

ADSs and ADWs will be subject to depositary fees payable by the holders of ADSs and ADWs, while no such fees are payable by holders of the corresponding Post-Combination Company securities. For a more detailed discussion of fees that may be owed by holders of AD securities, see “Description of the Post-Combination Company’s American Depositary Securities”;

•	holders of ADSs and ADWs vote the underlying Post-Combination Company securities indirectly only by instructing the depositary how to vote the corresponding Post-Combination Company securities,

while direct holders of Post-Combination Company Class A Shares vote directly at the applicable shareholder meetings;

•

certain shareholders’ rights, such as the right to propose resolutions or the right to convene a General Meeting, may not be exercised by holders of ADSs unless they first convert their ADSs into the corresponding Post-Combination Company Class A Shares;

•

holders of Post-Combination Company securities are entitled to receive mailed copies of proxy materials and documents from ListCo, while, in lieu of distributing such materials, the depositary may distribute to holders of ADSs and ADWs instructions on how to retrieve such materials upon request; and

•

the terms and conditions of the ADSs and ADWs may be amended by agreement between the Post-Combination Company and the depositary (with notice to the applicable ADS and ADW holders), while any amendment of the Post-Combination Company Securities requires approval of a specified percentage of the holders thereof.

A holder of ADSs and ADWs may at any time exchange such ADSs and ADWs for the corresponding Post-Combination Company securities, subject to certain limitations. For further information, see “—Can I elect to receive Post-Combination Company Shares instead of ADSs or ADWs?”

For a more detailed discussion about Post-Combination Company securities, ADSs and ADWs, see “Description of ListCo’s Securities” and “Description of the Post-Combination Company’s American Depositary Securities.”

Q:	Will the ADSs or ADWs issued to GGI Stockholders and GGI Warrant holders at the time of Closing be listed on an exchange?

A:

GGI Public Shares, GGI Public Units and GGI Public Warrants are currently listed on Nasdaq under the symbols “GGPI,” “GGPIU” and “GGPIW,” respectively. ListCo intends to apply to list the Class A ADSs and the Public ADWs or Class C-1 ADSs on Nasdaq under the symbols “PSNY” and “PSNYW,” respectively, upon the Closing. ListCo cannot assure you that the Class A ADSs and the Public ADWs or Class C-1 ADSs will be approved for listing or remain listed on Nasdaq.

Q:	Can I sell the ADSs and ADWs that I may receive in the Business Combination?

A:

Yes, so long as there is sufficient market demand for the ADSs and ADWs. The ADSs and ADWs being issued in the Business Combination will be transferable (subject to applicable restrictions under the U.S. securities laws) and will be registered with the SEC. It is a condition to Closing that the ADSs and ADWs being issued to GGI stockholders and GGI warrantholders in the Business Combination and the ADSs issued as part of the PIPE Investment be approved for listing on Nasdaq, subject to official notice of issuance. However, following Business Combination, there can be no assurance that the ADSs or ADWs will continue to satisfy the listing requirements of Nasdaq or that a trading market in the ADSs or ADWs will develop or exist at any time. Further, no prediction can be made regarding the liquidity of any such market or the prices at which the ADSs or ADWs may trade at any point in time.

Q:	Can I elect to receive Post-Combination Company Shares instead of ADSs or ADWs?

A:

No. In connection with Closing, all GGI Public Units will be separated into their components and all holders of shares of GGI Common Stock will only be entitled to receive Class A ADSs. Such stockholders may not elect to receive Post-Combination Company Class A Shares in lieu of Class A ADSs. Similarly, holders of GGI Warrants will, if the Warrant Amendment Proposal is approved, receive Class C ADSs, and if the Warrant Amendment Proposal is not approved, receive ADWs. Such warrantholders may not elect to receive Post-Combination Company Class C Shares in lieu of Class C ADSs or Post-Combination Company Warrants in lieu of ADWs.

However, once ADSs and ADWs are issued to you, you will have the right to convert those ADSs and ADWs into the corresponding Post-Combination Company securities that have been deposited at Closing with the depositary, subject to the payment of any fees charged by the depositary relating to such conversion of ADSs and ADWs into Post-Combination Company securities.

For a more detailed discussion about the conversion of ADSs and ADWs into Post-Combination Company securities and the fees and charges that may be charged by the depositary in relation to the ADSs and ADWs, see “Description of ListCo’s Securities” and “Description of the Post-Combination Company’s American Depositary Securities.”

Q:	How has the announcement of the Business Combination affected the trading price of the GGI Public Shares?

A:

On September 24, 2021, the trading date before the public announcement of the Business Combination, GGI Public Units, GGI Public Shares and GGI Public Warrants closed at $10.31, $9.98 and $1.79, respectively. On [●], the trading date immediately prior to the date of this proxy statement/prospectus, GGI Public Units, GGI Public Shares and GGI Public Warrants closed at $[●], $[●] and $[●], respectively.

Q:	Who will be on the Post-Combination Company Board?

A:

Upon the Closing, it is anticipated that the Post-Combination Company Board will be composed of [●] directors in Class I (expected to be [●]), [●] directors in Class II (expected to be [●]) and [●] directors in Class III (expected to be [●]). The term of the initial Class I Directors will expire at the first annual general meeting, the term of the initial Class II Directors will expire at the second annual general meeting, and the term of the initial Class III Directors will expire at the third annual general meeting. At each succeeding annual general meeting following the third annual general meeting following Closing, directors shall be elected to serve for a term of three years to succeed the directors of the class whose terms expire at such annual general meeting. At each annual meeting of Post Combination Company shareholders beginning with the first annual meeting of Post-Combination Company shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Please see the section titled “Management of the Post-Combination Company” for additional information.

Q:	Who will be on the management team of the Post-Combination Company?

A:	It is expected that, following the Closing, the current senior management of Polestar will comprise the senior management of the Post-Combination Company.

Please see the section titled “Management of the Post-Combination Company” for additional information.

Q:	What equity stake will current stockholders of GGI, PIPE Investors and Parent Shareholders hold in the Post-Combination Company?

A:

It is anticipated that, upon consummation of the Business Combination and without giving effect to any issuance of Earn Out Shares, any exercise of Class C ADSs or ADWs or any redemptions: (i) GGI Public Stockholders will retain an ownership interest of approximately 3.8% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; (ii) the GGI Initial Stockholders (including the GGI Sponsor) will own approximately 1.0% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Sponsor Subscription Agreement); (iii) the PIPE Investors will own approximately 1.0% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; and (iv) the Parent Shareholders will own approximately 94.2% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including (a) 2.70 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement, (b) 49.80 million Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion of the Post-Combination Company Preference Shares purchased under the Volvo Cars Preference Subscription Agreement and (c) Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion at the Closing of Parent Convertible Notes).

In the event that, following the Business Combination, 159,397,500 Earn Out Shares are issued to Parent Shareholders and assuming no exercise of Class C ADSs or ADWs, no redemptions and that no additional Post-Combination Company Shares are issued between the Closing and the realization of all of the benchmark share prices in the earn out: (i) GGI Public Stockholders will retain an ownership interest of approximately 3.5% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; (ii) the GGI Initial Stockholders (including the GGI Sponsor) will own approximately 0.9% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Sponsor Subscription Agreement); (iii) the PIPE Investors will own approximately 0.9% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; and (iv) the Parent Shareholders will own approximately 94.6% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including (a) 2.70 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement, (b) 49.80 million Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion of the Post-Combination Company Preference Shares purchased under the Volvo Cars Preference Subscription Agreement and (c) Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion at the Closing of Parent Convertible Notes).

For more information, please see the sections titled “The Business Combination—Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What is the impact on relative stock ownership if a substantial number of GGI Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

GGI Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of GGI Public Stockholders are reduced as a result of redemptions by GGI Public Stockholders.

If a GGI Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Neither GGI nor ListCo can predict the ultimate value of the Class C ADSs or ADWs following the Closing, but assuming that 100% or 80,000,000 shares of GGI Class A Common Stock held by GGI Public Stockholders were redeemed, the 16,000,000 retained outstanding GGI Public Warrants would have an aggregate value of $[●], based on a price per GGI Public Warrant of $[●] on [●], the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [●], the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of GGI Class A Common Stock closed at $[●]. If the shares of GGI Class A Common Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming stockholders that the warrants will be exercised, which would result in immediate dilution to the non- redeeming stockholders.

In each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios as described below, the residual equity value owned by non-redeeming GGI stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share as illustrated in the sensitivity table below. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of the Post-Combination Company following the Business Combination (including the Subscription Investments and the Volvo Cars Preference Subscription Investment), assuming no dilution from any Additional Dilution Sources, would be (a) $21,253 million in the no redemption scenario, (b) $21,203 million in the illustrative redemption scenario, (c) $21,153 million in the contractual maximum redemption scenario and (d) $20,458 million in the charter redemption limitation scenario. Additionally, the sensitivity table below sets forth (x) the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 9 through 15 below, and (y) the effective underwriting fee incurred in connection with the GGI IPO in each redemption scenario, as further described in Note 16 below.

Holders	No Redemption Scenario(1)	% of Total	Illustrative Redemption Scenario(2)	% of Total	Contractual Maximum Redemption Scenario(3)	% of Total	Charter Redemption Limitation Scenario(4)	% of Total
GGI Public Stockholders	80,000,000	3.8%	74,997,259	3.5%	69,997,441	3.3%	499,982	0.0%
GGI Initial Stockholders (including GGI Sponsor)(5)	20,616,125	1.0%	20,616,125	1.0%	20,616,125	1.0%	20,616,125	1.0%
PIPE Investors(6)	21,688,223	1.0%	21,688,223	1.0%	21,688,223	1.0%	21,688,223	1.1%
Parent Shareholders(7)	2,002,995,652	94.2%	2,002,995,652	94.5%	2,002,995,652	94.7%	2,002,995,652	97.9%

Total Post-Combination Company Shares Outstanding(8)	2,125,300,000	100%	2,120,297,258	100%	2,115,297,441	100%	2,045,799,982	100%
Total Equity Value Post-Redemptions and PIPE Investments ($ in millions)	$21,253	—	$21,203	—	$21,153	—	$20,458	—
Per Share Value	$10.00	—	$10.00	—	$10.00	—	$10.00	—

Additional Dilution Sources	No Redemption Scenario(1)	% of Total(9)	Illustrative Redemption Scenario(2)	% of Total(9)	Contractual Maximum Redemption Scenario(3)	% of Total(9)	Charter Redemption Limitation Scenario(4)	% of Total(9)
Earn Out Shares(10)	159,397,500	7.0%	159,022,294	7.0%	158,647,308	7.0%	153,434,999	7.0%
Class C ADSs and Warrants
Class C-1 ADSs or Public ADWs(11)	16,000,000	0.7%	16,000,000	0.7%	16,000,000	0.8%	16,000,000	0.8%
Class C-2 ADSs or PP ADWs (12)	9,000,000	0.4%	9,000,000	0.4%	9,000,000	0.4%	9,000,000	0.4%
Equity Incentive Plan
Equity Plan(13)	10,000,000	0.5%	10,000,000	0.5%	10,000,000	0.5%	10,000,000	0.5%
Employee Stock Purchase Plan(14)	2,000,000	0.1%	2,000,000	0.1%	2,000,000	0.1%	2,000,000	0.1%

Total Additional Dilution Sources(15)	196,397,500	8.5%	196,022,294	8.5%	195,647,308	8.5%	190,434,999	8.5%

Deferred Discount	No Redemption Scenario(1)	% of Trust Account	Illustrative Redemption Scenario(2)	% of Trust Account	Contractual Maximum Redemption Scenario(3)	% of Trust Account	Charter Redemption Limitation Scenario(4)	% of Trust Account
Effective Deferred Discount(16)	$28,000,000	3.5%	$28,000,000	3.7%	$28,000,000	4.0%	$28,000,000	560.0%

(1)

This scenario assumes that no shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders. The no redemption scenario excludes 159,397,500 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(2)

This scenario assumes that approximately 5,002,741 shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders. The illustrative redemption scenario excludes 159,022,294 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(3)

This scenario assumes that approximately 10,002,559 shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders, which, based on the amount of $800,029,249 in the Trust Account as of June 30, 2021, represents the maximum amount of redemptions that would still enable GGI to have sufficient cash to satisfy the Minimum Cash Condition. The contractual maximum redemption scenario excludes 158,647,308 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(4)

This scenario assumes that approximately 79,500,018 shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders, which, based on the amount of $800,029,249 in the Trust Account as of June 30, 2021, represents the maximum amount of redemptions that would still enable GGI to have sufficient cash to satisfy the provision in the Current GGI Certificate that prohibits GGI from redeeming shares of GGI Class A Common Stock in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001. The charter redemption scenario excludes 153,434,999 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(5)	This row includes 2,149,998 Post-Combination Company Class A Shares underlying the 2,149,998 Class A ADSs to be purchased under the Sponsor Subscription Agreement.
(6)

This row excludes 2,149,998 Post-Combination Company Class A Shares underlying the 2,149,998 Class A ADSs to be purchased under the Sponsor Subscription Agreements and excludes the 2,695,652 Post-Combination Company Class A Shares underlying the 2,695,652 Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement.

(7)

This row excludes Earn Out Shares that are issuable to Parent Shareholders upon the realization of all of the benchmark share prices in the earn out and includes 2,695,652 Post-Combination Company Class A Shares underlying the 2,695,652 Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement. This row includes all Post-Combination Company Class A Shares in respect of outstanding convertible notes of Parent, all of which will be converted into Post-Combination Company Class A Shares at the Closing and 49,803,900 Post-Combination Company Class A Shares in respect of Post-Combination Company Preference Shares to be purchased by Snita upon and subject to the Closing under the Volvo Cars Preference Subscription Agreement, all of which are currently contemplated to be converted into Post-Combination Company Class A Shares at Closing.

(8)

This row excludes Earn Out Shares and the Post-Combination Class A Shares underlying the Class C ADSs and ADWs into which GGI Warrants will convert, depending on whether the Warrant Amendment Proposal is approved.

(9)

The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Employee Stock Purchase Plan would be calculated as follows: (a) 2,000,000 Post-Combination Company Class A Shares issued pursuant to the Employee Stock Purchase Plan (reflecting 0.09% of the total number of shares of Post-Combination Company Shares outstanding as of immediately following the Closing); divided by (b) (i) 2,120,297,259 Post-Combination Company Shares (the number of shares outstanding prior to any issuance pursuant to the Employee Stock Purchase Plan) plus (ii) 2,000,000 Post-Combination Company Class A Shares issued pursuant to the Employee Stock Purchase Plan.

(10)

This row assumes 159,397,500, 159,022,294, 158,647,308 and 153,434,999 Earn Out Shares are issued, assuming the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, respectively, and assumes that no additional Post-Combination Company Shares are issued between the Closing and the realization of all of the benchmark share prices in the earn out. The total number of Earn Out Shares issuable to Parent Shareholders is partially determined by the number of issued and outstanding Post-Combination Company Shares as of immediately after the Effective Time. Total outstanding Percentages in this row represent (a) the foregoing Earn Out Share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 159,397,500, 159,022,294, 158,647,308 or 153,434,999 Post-Combination Company Shares, assuming the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, respectively. Approximately 15.2% of the Earn Out Shares will be issued as Post-Combination Company Class A Shares, while the remaining 84.8% of the Earn Out Shares will be issued as Post-Combination Company Class B Shares. Each Post-Combination Company Class B Share will entitle the holder thereof to 10 votes per share.

(11)

This row assumes exercise of Class C-1 ADSs or Public ADWs to purchase 16,000,000 Post-Combination Company Class A Shares (following the conversion of GGI Public Warrants into Class C-1 ADSs in the event the Warrant Amendment Proposal is approved or Public ADWs in the event the Warrant Amendment Proposal is not approved). Percentages in this row represent (a) the 16,000,000 Post-Combination Company Class A Shares underlying the Class C-1 ADSs or Public ADWs divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 16,000,000 Post-Combination Company Class A Shares underlying the Class C-1 ADSs or Public ADWs.

(12)

This row assumes exercise of Class C-2 ADSs or PP ADWs to purchase 9,000,000 Post-Combination Company Class A Shares (following the conversion of GGI Private Placement Warrants into Class C-2 ADSs in the event the Warrant Amendment Proposal is approved or PP ADWs in the event the Warrant Amendment Proposal is not approved). Percentages in this row represent (a) the 9,000,000 Post-Combination Company Class A Shares underlying the Class C-2 ADSs or PP ADWs divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 9,000,000 Post-Combination Company Class A Shares underlying the Class C-2 ADSs or PP ADWs.

(13)

This row assumes the issuance of all Post-Combination Company Class A Shares reserved for issuance under the Equity Plan at Closing, which equals 10,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. Percentages in this row represent (a) 10,000,000, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 10,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. The Equity Plan provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.5% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the Post-Combination Company Board. For additional information, please see “Management of the Post-Combination Company—Compensation Arrangements after the Business Combination—Equity Plan.”

(14)

This row assumes the issuance of all Post-Combination Company Class A Shares reserved for issuance under the Employee Stock Purchase Plan at Closing, which equals 2,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. Percentages in this row represent (a) 2,000,000, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 2,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. The Employee Stock Purchase Plan provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.1% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the Post-Combination Company Board. For additional information, please see “Management of the Post-Combination Company—Compensation Arrangements after the Business Combination—Employee Stock Purchase Plan.”

(15)

This row assumes the issuance of all Post-Combination Company Shares in connection with each of the Additional Dilution Sources, as described further in Notes 9 through 14 above, which equals 196,397,500 Post-Combination Company Shares in the no redemption scenario, 196,022,294 Post-Combination Company Shares in the illustrative redemption scenario, 195,647,308 Post-Combination Company Shares in the contractual maximum redemption scenario or 190,434,999 Post-Combination Company Shares in the charter redemption limitation scenario, in each case, following the Closing. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 196,397,500 Post-Combination Company Shares in the no redemption scenario, 196,022,294 Post-Combination Company Shares in the illustrative redemption scenario, 195,647,308 Post-Combination Company Shares in the contractual maximum redemption scenario or 190,434,999 Post-Combination Company Shares in the charter redemption limitation scenario.

(16)	Reflects the Deferred Discount of $28,000,000 incurred in connection with the GGI IPO.

The foregoing table is provided for illustrative purposes only and there can be no assurance that the AD securities will trade at the illustrative per share values set forth therein, regardless of the levels of redemption.

For more information, please see the sections titled “The Business Combination—Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What are the material U.S. federal income tax consequences of the Business Combination and the material UK tax consequences of holding and transferring ADSs and ADWs?

A:

For a detailed discussion of material U.S. federal income tax consequences of the Business Combination and a summary of material UK tax consequences of holding and transferring ADSs and ADWs, see the sections titled “Material U.S. Federal Income Tax Considerations” and “Material United Kingdom Tax Considerations” in this proxy statement/prospectus.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the redemption depend on particular facts and circumstances. Please see the section titled “Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights in your particular situation.

Q:	How many votes do I have at the Stockholder Special Meeting and/or the Warrant Holder Meeting?

A:

GGI Stockholders are entitled to one vote on each proposal presented at the Stockholder Special Meeting for each share of GGI Common Stock held of record as of [●], the record date for the Stockholder Special Meeting. GGI Public Warrant holders are entitled to one vote on each proposal presented at the Warrant Holder Meeting for each GGI Public Warrant held of record as of [●], the record date for the Warrant Holder Meeting.

As of the close of business on the record date, there were [●] outstanding shares of GGI Common Stock and [●] outstanding GGI Public Warrants.

Q:	What happens if I sell my shares of GGI Class A Common Stock or GGI Public Warrants before the Stockholder Special Meeting and/or Warrant Holder Meeting?

A:

The record date for the Stockholder Special Meeting and the Warrant Holder Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of GGI Class A

Common Stock after the record date, but before the Stockholder Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Stockholder Special Meeting. However, you will not be able to seek redemption of your shares of GGI Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of GGI Class A Common Stock prior to the record date, you will have no right to vote those shares at the Stockholder Special Meeting, or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

If you transfer your GGI Public Warrants after the record date, but before the Warrant Holder Meeting, unless the transferee obtains from you a proxy to vote those warrants, you will retain your right to vote at the Warrant Holder Meeting. If you transfer your GGI Public Warrants prior to the record date, you will have no right to vote those warrants at the Warrant Holder Meeting.

Q:	What vote is required to approve the proposals presented at the Stockholder Special Meeting?

A:	The following votes are required for each proposal at the Stockholder Special Meeting:

•

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of GGI Common Stock entitled to vote thereon at the Stockholder Special Meeting. Because the GGI Initial Stockholders have agreed to vote the shares of GGI Common Stock they own in favor of the Business Combination Proposal (which amount constitutes approximately 20% of the outstanding shares of GGI Common Stock), holders of approximately 38% of GGI Public Shares will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved. Accordingly, a GGI Stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal, will have the same effect as a vote “AGAINST” the Business Combination Proposal.

•

The approval of the Governance Proposals requires the affirmative vote of at least a majority of the votes cast by holders of the outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting. Accordingly, a GGI Stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals. The GGI Initial Stockholders have agreed to vote the shares of GGI Class F Common Stock they own in favor of the Governance Proposals.

•

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting. Accordingly, a GGI Stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal. The GGI Initial Stockholders have agreed to vote the shares of GGI Class F Common Stock they own in favor of the Adjournment Proposal.

For purposes of the Stockholder Special Meeting, an abstention occurs when a stockholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

Q:	What vote is required to approve the proposals presented at the Warrant Holder Meeting?

A:	The following votes are required for each proposal at the Warrant Holder Meeting:

•

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of outstanding GGI Public Warrants. Accordingly, a GGI Public Warrant holder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, as well as an abstention from voting and a broker non-vote with regard to the Warrant Amendment Proposal, will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

•

Approval of the Warrant Holder Adjournment Proposal requires the affirmative vote of a majority of the votes cast by GGI Public Warrant holders present or represented by proxy and entitled to vote at the Warrant Holder Meeting. Accordingly, a GGI Public Warrant holder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, as well as a broker non-vote with regard to the Warrant Holder Adjournment Proposal will have no effect on the Warrant Holder Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Warrant Holder Adjournment Proposal.

For purposes of the Warrant Holder Meeting, an abstention occurs when a GGI Public Warrant holder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

Q:	What constitutes a quorum at the Stockholder Special Meeting and the Warrant Holder Meeting?

A:

A majority of the issued and outstanding shares of GGI Common Stock entitled to vote as of the record date at the Stockholder Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Stockholder Special Meeting to constitute a quorum and in order to conduct business at the Stockholder Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. The GGI Initial Stockholders, who currently own 20% of the issued and outstanding shares of GGI Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Stockholder Special Meeting has power to adjourn the Stockholder Special Meeting. As of the record date for the Stockholder Special Meeting, [●] shares of GGI Common Stock would be required to achieve a quorum.

A quorum will be present at the Warrant Holder Meeting if a majority of the GGI Public Warrants outstanding and entitled to vote at the Warrant Holder Meeting is represented virtually or by proxy. In the absence of a quorum, the chairman of the Warrant Holder Meeting has power to adjourn the Warrant Holder Meeting. As of the record date for the Warrant Holder Meeting, [●] GGI Public Warrants would be required to achieve a quorum.

Q:	How will the GGI Sponsor and GGI’s directors and officers vote at the Stockholder Special Meeting and Warrant Holder Meeting?

A:

Prior to the GGI IPO, GGI entered into agreements with the GGI Sponsor and each of GGI’s directors and officers, pursuant to which each agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal. In addition, pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, the GGI Initial Stockholders have agreed to vote their GGI Class F Common Stock in favor of the Business Combination Proposal and any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus, and against any alternative business combination. None of the GGI Sponsor or GGI’s directors or officers have purchased any shares of GGI Common Stock during or after the GGI IPO and, as of the date of this proxy statement/prospectus, neither GGI nor the GGI Sponsor or GGI’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, the GGI Initial Stockholders own 20% of the issued and outstanding shares of GGI Common Stock, including all of the GGI Class F Common Stock, and will be able to vote all such shares at the Stockholder Special Meeting.

The GGI Sponsor and GGI’s directors and officers do not hold any GGI Public Warrants and will thus not be entitled to vote at the Warrant Holder Meeting.

Q:	What interests do the GGI Sponsor and GGI’s current officers and directors have in the Business Combination?

A:

The GGI Sponsor, certain members of the GGI Board and GGI’s officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•

the fact that the GGI Initial Stockholders have agreed not to redeem any Founder Shares or GGI Class A Common Stock held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination and therefore, the Founder Shares will convert on a one-for-one basis into Class A ADSs at the Closing;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if GGI fails to complete an initial business combination by March 25, 2023;

•

the fact that the GGI Sponsor paid an aggregate of $25,000 for 21,562,500 Founder Shares at approximately $0.001 per share, and, after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021, the remaining 20,000,000 Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023. In particular, in exchange for serving on the GGI Board, GGI’s independent directors, Mr. Bort, Ms. Marcellino and Ms. Tellem, each received 25,000 Founder Shares at their original purchase price of $0.001 per share from the GGI Sponsor. Because these Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023, GGI’s independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate GGI’s initial business combination;

•

the fact that after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021 and the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement (as amended by the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement Amendment), the remaining 18,466,127 Founder Shares that will be exchanged for Class A ADSs at the Closing will have a significantly higher value than their aggregate purchase price, which if unrestricted and freely tradable would be valued at approximately $185 million (however, given the restrictions on such shares, GGI believes such shares have a lesser value);

•

the fact that, given the differential in the purchase price that the GGI Sponsor paid for the Founder Shares as compared to the price of the GGI Public Units and the substantial number of Class A ADSs that the GGI Sponsor will receive upon exchange of the Founder Shares at the Closing, the GGI Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A ADSs trade below the price initially paid for the GGI Public Units in the GGI IPO and GGI Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that the GGI Sponsor paid an aggregate of approximately $18,000,000 for its 9,000,000 GGI Private Placement Warrants, and that such GGI Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 25, 2023. The GGI Private Placement Warrants are identical to the GGI Public Warrants sold as part of the GGI Public Units except that, so long as they are held by the GGI Sponsor or its permitted transferees: (i) they will not be redeemable by GGI, except as described in the Existing Warrant Agreement; (ii) they (including the GGI Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the GGI Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the GGI Private Placement Warrants and the GGI Public Warrants, please see the Existing Warrant Agreement, attached hereto as Annex C;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is approved prior to the Effective Time, be converted into the right to receive one Class C-2 ADS, issued against the deposit of an underlying Post-Combination Company Class C-2 Share, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is not approved prior to the Effective Time, be converted into the right to receive one PP ADW, issued against the deposit of an underlying Post-Combination Company Warrant, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the continued right of the GGI Sponsor to hold the Class A ADSs to be issued to the GGI Sponsor upon exercise of Class C-2 ADSs or ADWs following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event GGI is unable to complete an initial business combination within the required time period, the GGI Sponsor has agreed to indemnify GGI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GGI has entered into an acquisition agreement or claims of any third party (other than the independent public accountants) for services rendered or products sold to GGI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of the existing directors and officers of GGI and the continuation of the directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the GGI Sponsor and GGI’s officers and directors will lose their entire investment in GGI and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 25, 2023;

•

the fact that the GGI Sponsor made available to GGI a loan of up to $4,000,000 pursuant to a promissory note, of which a net amount of $2,000,000 was advanced by the GGI Sponsor to GGI as of September 30, 2021, and that the note will mature on the earlier of January 31, 2022 and the date on which GGI consummates an initial business combination;

•

the fact that GGI has entered into the Sponsor Subscription Agreement, pursuant to which the GGI Sponsor has agreed to purchase 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs at a purchase price of $9.09 per share on the date of Closing, and the GGI Sponsor has the right to syndicate its commitment to acquire such Class A ADSs in advance of the Closing;

•

the fact that Guggenheim Securities, LLC, an affiliate of the GGI Sponsor and Andrew Rosenfield, is acting as a joint placement agent in connection with the Subscription Investments and will receive a portion of a transaction fee equal to 3% of the gross proceeds raised by the placement agents in connection with the Subscription Investments, and as a financial advisor to GGI for no additional fee; and

•	the fact that the GGI Sponsor and GGI’s officers and directors would beneficially own the following number of Class A ADSs at the Closing:

Name of Person/Entity	Number of Class A ADSs(1)	Value of Class A ADSs(2)
Gores Guggenheim Sponsor LLC(3)	20,541,125	$205,411,250
GGP Sponsor Holdings LLC(3)	20,541,125	$205,411,250
Alec Gores(3)	20,541,125	$205,411,250
Andrew Rosenfield (3)	20,541,125	$205,411,250
Mark Stone(4)	171,841	$1,718,410
Andrew McBride	20,892	$208,920
Randall Bort	25,000	$250,000
Elizabeth Marcellino	25,000	$250,000
Nancy Tellem(5)	40,670	$406,700

(1)

Does not reflect beneficial ownership of Class A ADSs subject to exercise of Post-Combination Company Class C Shares or Post-Combination Company Warrants, because such shares or warrants, as applicable, are not exercisable within 60 days of the date of this proxy statement/prospectus.

(2)	Assumes a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination.
(3)

Represents shares held by Gores Guggenheim Sponsor LLC which is jointly controlled indirectly by Mr. Gores and GGP Sponsor Holdings LLC. GGP Sponsor Holdings LLC is controlled by Mr. Rosenfield. Each of Mr. Gores and GGP Sponsor Holdings LLC may be deemed to beneficially own 20,541,125 Class A ADSs and ultimately exercises voting and dispositive power of the securities held by Gores Guggenheim Sponsor LLC. Voting and disposition decisions with respect to such securities are jointly made by Mr. Gores and GGP Sponsor Holdings LLC. Each of Mr. Gores, GGP Sponsor Holdings LLC and Mr. Rosenfield disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)	Reflects Class A ADSs to be purchased by Mark Stone and his immediate family as New PIPE Investors.
(5)	Includes 15,670 Class A ADSs to be purchased by Nancy Tellem as a New PIPE Investor.

•

the fact that, pursuant to the Business Combination Agreement, the Post-Combination Company Board will include one independent director as reasonably determined by the GGI Sponsor and consented to by Parent. In addition, pursuant to the Post-Combination Articles, the Post-Combination Company Board will be subject to restrictions on its ability to convene a general meeting which proposes a resolution to remove an independent director, subject to certain conditions, and pursuant to the Shareholder Acknowledgement Agreement, Parent and the Parent Shareholders are subject to undertakings that restrict on their ability to vote in favor of the removal of independent directors on the Post-Combination Company Board, and the GGI Sponsor will have third party beneficiary rights to enforce such undertakings;

•

the fact that the GGI Initial Stockholders have entered into the Registration Rights Agreement as Registration Rights Holders, which provides such Registration Rights Holders and their permitted transferees with registration rights in respect of certain Post-Combination Company securities, ADSs and ADWs at the Closing;

•	the fact that the GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal;

•

the fact that GGI, Parent, ListCo and the GGI Initial Stockholders have entered into the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, pursuant to which the GGI Initial Stockholders have, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of each of the proposals at the Special Meeting and referenced in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not to transfer any Class A ADSs issued pursuant to the Business Combination Agreement in respect of shares of GGI Class F Common Stock during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein; and

•

the fact that GGI will reimburse the GGI Sponsor for the fees and expenses it incurs in connection with the Business Combination; provided, that such fees and expenses, together with all of GGI’s other fees and expenses in connection with the Business Combination, are not in excess of $60 million in the aggregate.

In the aggregate, the GGI Sponsor and its affiliates have approximately $218,000,000 at risk that depends upon the completion of a business combination. Specifically, $200,000,000 of such amount is the value of the GGI Sponsor’s and its affiliates’ GGI Class F Common Stock (assuming a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination), and $18,000,000 of such amount is the value of the GGI Private Placement Warrants held by the GGI Sponsor (based on the purchase price of $2.00 per GGI Private Placement Warrant). There are no fees contingent upon a business combination payable to the GGI Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the GGI Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with GGI Public Stockholders. As such, the GGI Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to GGI Public Stockholders rather than liquidate.

These interests may influence the GGI Board in making their recommendation that GGI stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals to be voted on at the Stockholder Special Meeting, and their recommendation that the GGI warrant holders vote in favor of the proposals to be voted on at the Warrant Holder Meeting.

Q:	Do I have redemption rights?

A:

If you are a GGI Public Stockholder, you may redeem your GGI Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to GGI to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, by (ii) the total number of then-outstanding GGI Public Shares; provided that GGI may not redeem any shares of GGI Class A Common Stock issued in the GGI IPO to the extent that such redemption would result in GGI’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000. A GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the GGI Public Shares. Holders of outstanding GGI Public Warrants do not have redemption rights in connection with the Business Combination.

The GGI Sponsor and GGI’s directors and officers have agreed to waive their redemption rights with respect to their shares of GGI Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The GGI Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of GGI Common Stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $800,039,544 as of September 30, 2021, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to GGI to fund Regulatory Withdrawals and/or to pay its franchise and income taxes) in connection with the liquidation of the Trust Account, unless GGI completes an alternative initial business combination prior to March 25, 2023 or GGI amends the Current GGI Certificate (which requires the affirmative vote of 65% of all then outstanding shares of GGI Common Stock) and amend certain other agreements into which GGI has entered to extend the life of GGI.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the GGI Public Shares. In addition, in no event will GGI redeem GGI Public Shares in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001. Each redemption of GGI Public Shares will reduce the amount in the Trust Account. Other than the foregoing, there are no additional specified maximum redemption thresholds under the Current GGI Certificate.

In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 15% of the shares sold in the GGI IPO) for or against the Business Combination restricted.

Each redemption of shares of GGI Class A Common Stock by GGI Public Stockholders will reduce the amount in the Trust Account, which held cash and investment securities with a fair value of $800,039,544 as of September 30, 2021

Q:	Is there a limit on the total number of GGI Public Shares that may be redeemed?

A:

Yes. The Current GGI Certificate provides that GGI may not redeem GGI Public Shares in an amount that would result in GGI’s failure to have net tangible assets in excess of $5,000,000 (such that GGI is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Business Combination Agreement. Based on a value of $10.00 per share, up to 79,500,018 GGI Public Shares may be redeemed under the Current GGI Certificate. This is referred to as the charter redemption limitation scenario.

Q:	Are there other redemption thresholds that affect the Business Combination?

A:

Yes. The Business Combination Agreement also provides that the obligation of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate the Business Combination is conditioned on the total of the amount in the Trust Account and all other funds immediately available to GGI equaling or exceeding $950,000,000 (after giving effect to any redemptions by GGI Public stockholders, the Sponsor Investment Amount, the PIPE Investment Amount and the Volvo Cars PIPE Investment Amount). As a result, GGI may be able to complete the Business Combination even though a substantial portion of the GGI Public Stockholders do not agree with the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the GGI Sponsor or GGI’s directors or officers or their affiliates.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of GGI Public Shares by GGI or the persons described above have been entered into with any such investor or holder. GGI will file a Current Report on Form 8-K with the SEC to disclose private arrangements, if any, entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Stockholder Special Meeting or the Warrant Holder Meeting. Based on the amount of $800,029,249 in the Trust Account as of June 30, 2021, approximately 10,002,559 shares of GGI Class A Common Stock may be redeemed and still enable GGI to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreement. This is referred to as the contractual maximum redemption scenario.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your GGI Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Governance Proposals or any other stockholder proposal described by this proxy statement/prospectus. As a result, the Business

Combination Agreement can be approved by GGI Stockholders who will redeem their shares and no longer remain GGI Stockholders, leaving GGI Stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability of GGI or the Post-Combination Company to meet the listing standards of Nasdaq or another national securities exchange.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold GGI Public Units, separate the underlying GGI Public Shares and GGI Public Warrants, and (ii) prior to 5:00 P.M., Eastern Time on [●] (two business days before the Stockholder Special Meeting), tender your shares physically or electronically and submit a request in writing that GGI redeem your GGI Public Shares for cash to Computershare Trust Company, N.A., the Transfer Agent, at the following address:

Computershare Trust Company, N.A. Attn: Corporate

Actions Voluntary Offer

150 Royall Street, Suite V

Canton, MA 02021

Email: CorporateActionsUS@computershare.com

Additionally, you must identify to GGI the beneficial holder of the GGI Public Shares being redeemed in order to validly redeem GGI Public Shares. A GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the GGI Public Shares. Accordingly, all GGI Public Shares in excess of the aforementioned 15% threshold beneficially owned by a GGI Public Stockholder or group will not be redeemed for cash.

GGI Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is GGI’s understanding that GGI Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, GGI does not have any control over this process and it may take longer than two weeks. GGI Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

GGI Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Stockholder Special Meeting, or to deliver their shares to the Transfer Agent electronically using The Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Stockholder Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee, and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:

No. The holders of GGI Public Warrants have no redemption rights with respect to such GGI Public Warrants. However, if a holder of GGI Public Warrants elects to exercise its redemption rights with respect to any GGI Public Shares held by such holder, such exercise of redemption rights will not affect the holder’s entitlement to exercise its GGI Public Warrants to purchase GGI Class A Common Stock in accordance with the procedures set forth herein. Please see the section titled “Description of ListCo’s Securities—Post-Combination Company Warrants” for more information regarding the procedure to be followed by holders of GGI Public Warrants that wish to exercise their GGI Public Warrants and purchase shares of GGI Class A Common Stock.

Q:	Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A:	No. Appraisal rights or dissenters’ rights are not available to holders of shares of GGI Common Stock in connection with the Business Combination.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be used to (i) pay GGI Public Stockholders who properly exercise their redemption rights and (ii) pay the Deferred Discount and certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by GGI in connection with the Business Combination up to a cap of $60 million, and pursuant to the terms of the Business Combination Agreement. Any remaining funds will be used by the Post-Combination Company for general corporate purposes.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section titled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If GGI does not consummate the Business Combination, GGI may continue to try to complete a business combination with a different target business until March 25, 2023. Unless GGI amends the Current GGI Certificate (which requires the affirmative vote of the holders of 65% of all then outstanding shares of GGI Common Stock) and amend certain other agreements into which GGI has entered to extend the life of GGI, if GGI fails to complete an initial business combination by March 25, 2023, then GGI will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the GGI Public Shares, at a per-share price, payable in cash equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to GGI to fund Regulatory Withdrawals and/or to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish GGI Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of remaining GGI Stockholders and the GGI Board, dissolve and liquidate, subject in each case to GGI’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the GGI IPO. Please see the section titled “Risk Factors—Risks Related to GGI and the Business Combination.”

The GGI Initial Stockholders have waived any right to any liquidation distribution with respect to such shares. In addition, if GGI fails to complete an initial business combination by March 25, 2023, there will be no redemption rights or liquidating distributions with respect to outstanding GGI Warrants, which will expire worthless unless GGI amends the Current GGI Certificate and amend certain other agreements into which GGI has entered to extend the life of GGI.

Q:	When do you expect the Business Combination to be completed?

A:

The Closing is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection titled “The Business Combination Agreement—Conditions to Closing of the Business Combination.” The Closing is expected to occur in the first quarter of 2022.

Q:	What else do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy cards or, if you hold your shares or warrants through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote my shares of GGI Common Stock?

A:

If you were a holder of record of shares of GGI Common Stock on [●], the record date for the Stockholder Special Meeting, you may vote with respect to the proposals in person via the virtual meeting platform at the Stockholder Special Meeting, or by completing, signing, dating and returning the enclosed GGI stockholder proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the GGI stockholder proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the GGI stockholder proxy card to vote your shares at the Stockholder Special Meeting in the manner you indicate. You are encouraged to sign and return the GGI stockholder proxy card even if you plan to attend the Stockholder Special Meeting so that your shares will be voted if you are unable to attend the Stockholder Special Meeting. If you receive more than one GGI stockholder proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all GGI stockholder proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by [●] on [●].

Voting at the Stockholder Special Meeting via the Virtual Meeting Platform. If you attend the Stockholder Special Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the Stockholder Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Stockholder Special Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section titled “Special Meeting of GGI Stockholders.”

Q:	How do I vote my GGI Public Warrants?

A:

If you were a holder of record of GGI Public Warrants on [●], the record date for the Warrant Holder Meeting, you may vote with respect to the proposals in person via the virtual meeting platform at the Warrant Holder Meeting, or by completing, signing, dating and returning the enclosed GGI warrant holder proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the GGI warrant holder proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the GGI warrant holder proxy card to vote your GGI Public Warrants at the Warrant Holder Meeting in the manner you indicate. You are encouraged to sign and return the GGI warrant holder proxy card even if you plan to attend the Warrant Holder Meeting so that your GGI Public Warrants will be voted if you are unable to attend the Warrant Holder Meeting. If you receive more than one GGI warrant holder proxy card, it is an indication that your GGI Public Warrants are held in multiple accounts. Please sign and return all GGI warrant holder proxy cards to ensure that all of your GGI Public Warrants are voted. Votes submitted by mail must be received by [●] on [●].

Voting at the Warrant Holder Meeting via the Virtual Meeting Platform. If you attend the Warrant Holder Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your GGI Public Warrants are registered directly in your name, you are considered the warrant holder of record and you have the right to vote in person via the virtual meeting platform at the Warrant Holder Meeting. If you hold your GGI Public Warrants in “street name,” which means your GGI Public Warrants are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the GGI Public Warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your GGI Public Warrants with instructions on how to vote your GGI Public Warrants or, if you wish to attend the Warrant Holder Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these GGI Public Warrants. For additional information, please see the section titled “GGI Public Warrant Holder Meeting.”

Q:	If my shares of GGI Common Stock and/or GGI Public Warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares/warrants for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. GGI believes that all of the proposals presented to the stockholders at the Stockholder Special Meeting and the warrant holders at the Warrant Holder Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Stockholder Special Meeting, and your broker, bank, or nominee cannot vote your warrants without your instruction on any of the proposals presented at the Warrant Holder Meeting.

If you do not provide instructions to vote at the Stockholder Special Meeting with your proxy, your broker, bank, or other nominee may deliver a GGI stockholder proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Stockholder Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

If you do not provide instructions to vote at the Warrant Holder Meeting with your proxy, your broker, bank, or other nominee may deliver a GGI warrant holder proxy card expressly indicating that it is NOT voting your warrants; this indication that a broker, bank, or nominee is not voting your warrants is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Warrant Holder Meeting. Your bank, broker, or other nominee can vote your warrants only if you provide instructions on how to vote. You should instruct your broker to vote your warrants in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed GGI stockholder proxy card and/or GGI warrant holder proxy card?

A:

Yes. You may change your vote in the Stockholder Special Meeting by sending a later-dated, signed GGI stockholder proxy card to GGI’s Secretary at the address listed below so that it is received by GGI’s Secretary prior to the Stockholder Special Meeting, or by attending the Stockholder Special Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy granted in respect of your shares by sending a notice of revocation to GGI’s Secretary, which must be received by GGI’s Secretary prior to the Stockholder Special Meeting.

You may change your vote in the Warrant Holder Meeting by sending a later-dated, signed GGI warrant holder proxy card to GGI’s Secretary at the address listed below so that it is received by GGI’s Secretary prior to the Warrant Holder Meeting, or by attending the Warrant Holder Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy granted in respect of your warrants by sending a notice of revocation to GGI’s Secretary, which must be received by GGI’s Secretary prior to the Warrant Holder Meeting.

Q:	What will happen if I sign and return my GGI stockholder proxy card and/or GGI warrant holder proxy card without indicating how I wish to vote?

A:

If you sign, date and return your GGI stockholder proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Stockholder Special Meeting. The proxyholders may use their discretion to vote on any other matters that properly come before the Stockholder Special Meeting.

If you sign, date and return your GGI warrant holder proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Warrant Holder Meeting. The proxyholders may use their discretion to vote on any other matters that properly come before the Warrant Holder Meeting.

Q:	How do I register to attend the Stockholder Special Meeting and/or the Warrant Holder Meeting virtually?

A:

If you are a holder of GGI Common Stock on the record date, you do not need to register to attend the Stockholder Special Meeting virtually. Please follow the instructions on your GGI stockholder proxy card. If your shares are held in the name of your broker, bank or other nominee, you must register in advance to attend the Stockholder Special Meeting virtually.

If you are a holder of GGI Public Warrants on the record date, you do not need to register to attend the Warrant Holder Meeting virtually. Please follow the instructions on your GGI warrant holder proxy card. If your warrants are held in the name of your broker, bank or other nominee, you must register in advance to attend the Warrant Holder Meeting virtually.

To register to attend the Stockholder Special Meeting or Warrant Holder Meeting in person via the virtual meeting platform, you must obtain a proxy from the broker, bank or other nominee, reflecting your GGI holdings along with your name and email address and submit to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [●]. You will receive a confirmation of your registration by email.

Q:

If I am not going to attend the Stockholder Special Meeting or Warrant Holder Meeting via the virtual meeting platform, should I return my GGI stockholder proxy card and/or GGI warrant holder proxy card instead?

A:	Yes. Whether or not you plan to attend the Stockholder Special Meeting or Warrant Holder Meeting, please read the enclosed proxy statement/prospectus carefully.

Please vote your shares by completing, signing, dating and returning the enclosed GGI stockholder proxy card in the postage-paid envelope provided.

Please vote your warrants by completing, signing, dating and returning the enclosed GGI warrant holder proxy card in the postage-paid envelope provided.

Q:	What happens if I fail to take any action with respect to the Stockholder Special Meeting and/or Warrant Holder Meeting?

A:

If you fail to take any action with respect to the Stockholder Special Meeting and the Business Combination Proposal is approved by GGI stockholders and the Business Combination is consummated, you will become a holder of ADSs and/or ADWs. If you fail to take any action with respect to the Stockholder Special Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of GGI.

If you fail to take any action with respect to the Warrant Holder Meeting and the Business Combination Proposal is approved by GGI stockholders and the Business Combination is consummated, and the Warrant Amendment Proposal is approved by GGI Public Warrant holders, you will become a holder of Class C ADSs representing Post-Combination Company Class C Shares. If you fail to take any action with respect to the Warrant Holder Meeting and the Business Combination Proposal is approved by GGI stockholders and the Business Combination is consummated, but the Warrant Amendment Proposal is not approved by GGI Public Warrant holders, you will become a holder of ADWs. If you fail to take any action with respect to the Warrant Holder Meeting and the Business Combination Proposal is not approved, you will continue to be a stockholder and/or warrant holder of GGI.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, multiple GGI stockholder proxy cards or voting instruction cards, multiple GGI warrant holder proxy cards or voting instruction cards.

For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one GGI stockholder proxy card. If you hold your GGI Public Warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold GGI Public Warrants. If you are a holder of record and your GGI Warrants are registered in more than one name, you will receive more than one GGI warrant holder proxy card.

Please complete, sign, date and return each GGI stockholder proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Please complete, sign, date and return each GGI warrant holder proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your warrants.

Q:	Who will solicit and pay the cost of soliciting proxies for the Stockholder Special Meeting and the Warrant Holder Meeting?

A:

GGI will pay the cost of soliciting proxies for the Stockholder Special Meeting and the Warrant Holder Meeting. GGI has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the Stockholder Special Meeting and the Warrant Holder Meeting. GGI has agreed to pay Morrow a fee of $47,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. GGI will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of GGI Common Stock and GGI Public Warrants for their expenses in forwarding soliciting materials to beneficial owners of shares of GGI Common Stock and GGI Public Warrants and in obtaining voting instructions from those owners. GGI’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy cards you should contact:

Gores Guggenheim, Inc.

6260 Lookout Road

Boulder, CO 80301

(303) 531-3100

Email: jchou@gores.com

You may also contact the proxy solicitor for GGI at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: GGPI.info@investor.morrowsodali.com

To obtain timely delivery, GGI Stockholders must request the materials no later than [●], or five business days prior to the Stockholder Special Meeting and the Warrant Holder Meeting.

You may also obtain additional information about GGI from documents filed with the SEC by following the instructions in the section titled “Additional Information.”

If you intend to seek redemption of your GGI Public Shares, you will need to send a letter demanding redemption and deliver your GGI Public Shares (either physically or electronically) to the Transfer Agent prior to the Stockholder Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your GGI Public Shares, please contact the Transfer Agent:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

150 Royall Street, Suite V

Canton, MA 02021

Email: CorporateActionsUS@computershare.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Stockholder Special Meeting and the Warrant Holder Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annexes A-1 and A-2 to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section titled “The Business Combination Agreement.”

The Parties to the Business Combination

Polestar

Polestar Automotive Holding UK Limited is a limited company incorporated under the laws of England and Wales (“ListCo”). ListCo intends to apply to list the Class A ADSs and the Public ADWs or Class C-1 ADSs on Nasdaq under the symbols “PSNY” and “PSNYW,” respectively, upon the Closing.

ListCo is a direct wholly owned subsidiary of Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”). Prior to Closing, Parent will, and will cause its subsidiaries; ListCo, Polestar Singapore, Polestar Sweden and their respective subsidiaries to, complete the Pre-Closing Reorganization, pursuant to which, among other things, Polestar Singapore, Polestar Sweden and their respective subsidiaries will become, directly or indirectly, wholly owned subsidiaries of ListCo. Polestar Sweden is the principal operating entity, is responsible for, and is engaged in product strategy and development as well as marketing and distribution of Polestar vehicles. Polestar Sweden manages sales globally in conjunction with the local Polestar sales units. Polestar Singapore is a holding company with finance and intra-group lending operations. Polestar Singapore also imports Polestar products for sale in the Singapore market. Parent and its subsidiaries (including ListCo) are collectively referred to herein as “Polestar” or “we”, “our”, “us”, or “the company”.

Polestar is determined to improve society by accelerating the shift to sustainable mobility.

Polestar is a pure play, premium electric performance car brand headquartered in Sweden with global operations, including manufacturing, distribution and sales operations through Chinese subsidiaries, designing products that are engineered to excite consumers and drive change. Polestar defines market-leading standards in design, technology and sustainability. Polestar was established as a premium electric car brand by Volvo Cars and Geely Holdings in 2017. Polestar benefits from the technological, engineering and manufacturing capabilities of these established global car manufacturers. Polestar has an asset-light, highly scalable business model with immediate operating leverage. Polestar currently offers two performance car models; Polestar 1 and Polestar 2. As a UK company, headquartered in Sweden with global operations, including manufacturing, distribution and sales operations through Chinese subsidiaries, Polestar is exposed to unique risks. In particular, regulatory and other actions taken by China’s government, could have a material adverse effect on Polestar’s operations and the value of securities issued by Polestar could materially change. See “Risk Factors— Risks Related to Polestar’s Business and Industry—Polestar relies heavily on manufacturing facilities based in China and its growth strategy will depend on growing its business in China. This subjects Polestar to economic, operational, regulatory and legal risk specific to China.”

Polestar 1, an electric performance hybrid Grand Tourer, or GT, was launched to establish Polestar in the premium luxury electric vehicle market in 2019. With a carbon fiber body, Polestar 1 has a combined 609 horse power (hp) and 1,000 Newton-metre (Nm) of torque. Production of the Polestar 1 ceased at the end of 2021.

Polestar 2, an electric performance fastback and our first fully electric, high volume car was launched in 2020. Polestar 2 has three variants with a combination of long- and standard range batteries as large as 78 kWh, and dual- and single-motor powertrains with up to 300 kW / 408 hp and 660 Nm of torque. Polestar 1 and Polestar 2 have received major acclaim, winning multiple globally recognized awards across design, innovation and sustainability. Highlights for Polestar 1 include Insider car of the year and GQ’s Best Hybrid Sports Car. Polestar 2 alone has won over 50 awards, including various Car of the Year awards, the Golden Steering Wheel, Red Dot’s Best of the Best Product Design and a 2021 Innovation by Design award from Fast Company.

Today Polestar’s cars are on the road in nineteen markets across Europe, North America, China and Asia Pacific. Polestar intends to continue its rapid market expansion with the aim that its cars will be available in an aggregate of 30 markets by the end of 2023. Polestar also plans to introduce three new electric vehicles by 2024; Polestar 3, an aerodynamically optimized Sport Utility Vehicle, or SUV; Polestar 4, a sporty SUV coupe and Polestar 5, a luxury 4 door GT. Polestar’s target is a production volume of approximately 290,000 vehicles per annum by the end of 2025. With these expanded markets and additional vehicles, Polestar expects to compete in segments constituting almost 80% of the global premium luxury vehicle market by volume of units sold. Polestar believes the premium luxury vehicle segment is one of the fastest growing vehicle segments, and expects the electric-only vehicle portion of this segment to grow at a faster rate than the overall segment.

Polestar has also established an important goal to create a truly climate neutral car by the end of 2030, which it refers to as the Polestar 0 project. The development of a truly climate neutral car by the end of 2030 is a significant milestone on the path to Polestar’s goal of becoming a climate neutral company by the end of 2040.

Polestar’s vehicles are currently manufactured at a plant in Luqiao, China that is owned and operated by Volvo Cars. The plant, referred to by Volvo Cars as the “Taizhou” plant, was acquired by Volvo Cars from Geely in December 2021. Prior to that time, the plant had been owned by Geely and operated by Volvo Cars. The Polestar 2 vehicles have been manufactured at this plant since production commenced in 2020. Commencing with the Polestar 3, Polestar intends to produce vehicles both in China and in Charleston, South Carolina in the United States (a facility operated by Volvo Cars). Polestar’s ability to leverage the manufacturing footprint of both Volvo Cars and Geely provides it with access to a combined installed production capacity of about 750,000 units per annum across three continents, and gives Polestar’s highly scalable business model immediate operating leverage. Polestar also plans on expanding its production capacity in Europe by leveraging plants that are owned and operated by Volvo Cars.

Polestar uses a digital first, direct to consumer approach that enables its customers to browse Polestar’s products, configure their preferred vehicle and place their order on-line. Alternatively, Polestar Locations are where customers can see, feel and test drive Polestar’s vehicles prior to making an on-line purchase. Polestar believes this combination of digital and physical retail presence delivers a seamless experience for its customers. Polestar’s customer experience is further enhanced by its comprehensive service network that leverages the existing Volvo Cars service center network. Polestar currently has over 40 permanent Polestar Locations (and over 60 temporary or “pop up” locations). Polestar plans to extend its retail locations to a total of over 150 in existing and new markets by the end of 2023. In addition, Polestar leverages the Volvo Cars service center network to provide access to 800 customer service points worldwide in support of its international expansion.

Polestar’s research and development expertise is a core competence and Polestar believes it is a significant competitive advantage. Current proprietary technologies under development include bonded aluminum chassis architectures and their manufacture, a high-performance electric motor and bi-directional compatible battery packs and charging technology.

Polestar has drawn extensively on the industrial heritage, knowledge and market infrastructure of Volvo Cars. This combination of deep automotive expertise, paired with cutting-edge technologies and an agile, entrepreneurial culture, underpins Polestar’s differentiation, potential for growth and success.

ListCo

To date, ListCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents.

The mailing address of Polestar’s principal executive office is Assar Gabrielssons Väg 9, 405 31 Göteborg, Sweden. Its agent for U.S. federal securities law purposes is Polestar Automotive USA Inc., 777 MacArthur Blvd, Mahwah, NJ 07430, Tel: (949) 735-1834. Polestar maintains a website at www.polestar.com. Information contained in, or accessible through, Polestar’s website is not a part of, and is not incorporated into, this proxy statement/prospectus.

Merger Sub

PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo that was incorporated on September 15, 2021 to facilitate the consummation of the Business Combination. In connection with the Business Combination, Merger Sub will merge with and into GGI in the Merger, pursuant to which the separate corporate existence of Merger Sub will cease, with GGI being the surviving corporation and becoming a wholly owned subsidiary of ListCo.

The registered address of Merger Sub is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808.

GGI

GGI is a blank check company incorporated on December 21, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses.

GGI Public Shares, GGI Public Units and GGI Public Warrants are currently listed on Nasdaq under the symbols “GGPI,” “GGPIU” and “GGPIW,” respectively.

The mailing address of GGI’s principal executive office is 6260 Lookout Road, Boulder, CO 80301 and its telephone number is (303) 531-3100.

The Business Combination

On September 27, 2021, GGI entered into the Business Combination Agreement with Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub. On December 17, 2021, the parties to the Business Combination Agreement amended the Business Combination to provide for certain administrative changes to reflect the New PIPE Subscription by entering into Amendment No. 1 to the Business Combination Agreement. Pursuant to the Business Combination Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•

in connection with the Merger, prior to the Closing, Parent will, and will cause ListCo, Polestar Singapore, Polestar Sweden and their respective subsidiaries to, complete the Pre-Closing Reorganization;

•

following the Pre-Closing Reorganization at the Closing, Merger Sub will merge with and into GGI in the Merger, pursuant to which the separate corporate existence of Merger Sub will cease and GGI will be the surviving corporation and will become a wholly owned subsidiary of ListCo;

•	at the Effective Time and by virtue of the Merger:

•

any units of GGI that are outstanding immediately prior to the Effective Time held by GGI stockholders will be automatically separated and the holder thereof will be deemed to hold one share of GGI Class A Common Stock and one-fifth of a GGI Public Warrant, which underlying securities will be converted as described below;

•	each share of GGI Class A Common Stock issued and outstanding immediately prior to the Effective Time, other than those held in treasury, will be exchanged for one Class A ADS;

•	each share of GGI Class F Common Stock issued and outstanding immediately prior to the Effective Time, other than those held in treasury, will be exchanged for one newly issued Class A ADS; and

•	all GGI Common Stock held in treasury will be canceled and extinguished without consideration;

•

in the event the Warrant Amendment Proposal is approved prior to the Effective Time, pursuant to the Class C Warrant Amendment, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-1 ADS representing one Post-Combination Company Class C-1 Share. Each Post-Combination Company Class C-1 Share will be exercisable to acquire a Post-Combination Company Class A Share (in the form of a Class A ADS) at an exercise price of $11.50 per share. In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-2 ADS representing one Post-Combination Company Class C-2 Share. Each Post-Combination Company Class C-2 Share will be exercisable to acquire a Post-Combination Company Class A Share (in the form of a Class A ADS) at an exercise price of $11.50 per share;

•

in the event that the Warrant Amendment Proposal is not approved prior to the Effective Time, pursuant to the Warrant Amendment Agreement, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Public ADW. In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one PP ADW;

•

ListCo will adopt the Post-Combination Articles, to provide for, among other things, that (i) the initial Post-Combination Company Board will include eight directors, each serving staggered three-year terms, (ii) for a period of three years following the Closing, a majority of the Post-Combination Company Board will be (a) independent under applicable stock exchange rules and (b) unaffiliated with the Volvo Cars or Geely, and (iii) for a period of three years following the Closing, except as required by applicable law, the Post-Combination Company Board may not convene a general meeting which proposes a resolution to remove an independent director unless a majority of the directors (including at least two independent directors) approve of such resolution and following any such removal, a majority of the directors (including at least two independent directors) must approve the appointment of any new independent director to fill the vacancy;

•	Parent, Parent Shareholders, ListCo, the GGI Sponsor and the independent directors of GGI entered into the Registration Rights Agreement; and

•	prior to the Closing (but after the completion of the Pre-Closing Reorganization), ListCo and Parent will approve and adopt the Equity Plan and the Employee Stock Purchase Plan.

In addition and in connection with the foregoing,

•

pursuant to the Registration Rights Agreement, the Registration Rights Holders and their permitted transferees are entitled to registration rights in respect of certain Post-Combination Company securities, ADSs and ADW at the Closing;

•

pursuant to the Parent Shareholder Acknowledgement, that Parent and the Parent shareholders have undertaken that (i) the initial Post-Combination Company Board will include eight directors, a majority of whom will be independent directors, (ii) for a period of three years following the Closing, Parent and the Parent shareholders will not vote in favor of the removal any independent directors of ListCo unless at least two independent directors vote in favor of such removal, (iii) for a period of three years following the Closing, Parent and the Parent shareholders will not require ListCo to convene a general meeting for the purpose of removing an independent director, and (iv) for three years following the Closing, Parent and the Parent shareholders will not vote in favor of any amendment to the Post-Combination Articles relating to the composition of the Post-Combination Company Board or the appointment or removal of ListCo directors. The GGI Sponsor will have third party beneficiary rights to enforce the aforementioned undertakings;

•

pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, each GGI Initial Stockholder has, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of the Business Combination Proposal and any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not transfer any Class A ADSs issued pursuant to the Business Combination Agreement during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein. In addition, the GGI Sponsor has agreed to the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock;

•

pursuant to the Parent Lock-Up Agreement, each Parent Shareholder has, subject to certain exceptions, among other things, agreed not to transfer any equity security of ListCo issued to them pursuant to the Business Combination Agreement or other transaction documents contemplated by the Business Combination Agreement during the period commencing the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein;

•

pursuant to the Initial PIPE Subscription Agreements, the Initial PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 7.43 million Initial PIPE Shares for a purchase price of $9.09 per share in a private placement, for an aggregate amount of approximately $67.5 million. In addition, pursuant to the New PIPE Subscription Agreements, the New PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 14.3 million New PIPE Shares for an average purchase price of $9.54 per share in a private placement, for an aggregate amount of approximately $136.0 million. The issuance of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Pursuant to the PIPE Subscription Agreements, ListCo agreed to file with the SEC (at ListCo’s sole cost and expense), within 30 calendar days after the date of Closing, a registration statement registering the resale of the PIPE Shares, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof;

•

pursuant to the Sponsor Subscription Agreement, the GGI Sponsor has agreed to purchase an additional 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share on the date of Closing, for an aggregate investment of approximately $19.5 million. The Sponsor Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreements, except that the GGI Sponsor has the right to syndicate its commitment to acquire the Class A ADSs to be purchased under the Sponsor Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged;

•

pursuant to the Volvo Cars PIPE Subscription Agreement, Snita has agreed to purchase an additional 2.70 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $10.00 per share on the date of Closing, for an aggregate investment amount equal to approximately $27.0 million. The Volvo Cars PIPE Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreements, except with regard to purchase price. Snita may, in accordance with the terms of the Volvo Cars PIPE Subscription Agreement, syndicate its commitment to acquire the Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged; and

•

pursuant to the Volvo Cars Preference Subscription Agreement Snita has agreed to purchase, upon and subject to the Closing, the Post-Combination Company Preference Shares for an aggregate subscription price of $10.00 per share, for an aggregate investment amount equal to $498,039,000. The proceeds of such subscription will be used to satisfy certain accounts payable that are or will be due and payable by certain subsidiaries of Parent to Volvo Cars. As of the date hereof, it is currently anticipated that all of the Post-Combination Company Preference Shares will convert into Post-Combination Company Class A Shares at Closing, in accordance with, and subject to, the terms of the Post-Combination Company Preference Shares.

Consideration to Parent in the Business Combination

Pursuant to the Business Combination Agreement, Parent will receive stock consideration. following the Pre-Closing Reorganization, Parent will hold an aggregate number of Post-Combination Company Shares equal to approximately (a) $20,003,000,000 divided by $10.00, less (b) (i) the aggregate principal amount due in respect of the Parent Convertible Notes, divided by (ii) the applicable conversion price of such notes, less (c) 49,803,900, which represents the aggregate number of Post-Combination Company Preference Shares issued pursuant to the Volvo Cars Preference Subscription Agreement.

As additional consideration for Parent’s contribution to ListCo of all the issued and outstanding equity securities of Polestar Sweden, Parent will be entitled to receive, subject to the terms provided in the Business Combination Agreement, earn out shares from Post-Combination Company, issuable in Post-Combination Company Class A Shares and Post-Combination Company Class B Shares up to an aggregate number equal to approximately (a) 0.075 multiplied by (b) the number of issued and outstanding Post-Combination Company Shares as of immediately after the Closing (including Post-Combination Company Shares issued pursuant to the Subscription Agreements).

Conditions to Closing of the Business Combination.

The Closing is expected to take place electronically through the exchange of documents via e-mail or facsimile as promptly as practicable (and in any event no later than 9:00 a.m., New York time, on the third business day after the date on which all of the conditions described below under the subsection “—Conditions to Closing of the Business Combination” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing)) or at such other time, date and location as GGI and Polestar may mutually agree in writing.

The respective obligations of each of GGI and Polestar to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•

the applicable waiting period (and any extension thereof) under the HSR Act relating to the Business Combination will have expired, been terminated or obtained (or deemed, by applicable law, to have been obtained);

•

there will not have been enacted or promulgated any law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental authority preventing the consummation of the Business Combination;

•

this proxy statement/prospectus will have become effective in accordance with the provisions of the Securities Act, and no stop order will have been issued by the SEC and remain in effect with respect to this proxy statement/prospectus;

•	the Business Combination Proposal will have been approved;

•	the Required Parent Shareholder Approval will have been obtained;

•

after completion of the GGI stockholder redemptions and prior to the Closing, GGI will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•	the Class A ADSs that constitute the share consideration paid to GGI and Class A ADSs that are issued in connection with the PIPE Investment will have been approved for listing on Nasdaq;

•	the ADWs or the Class C-1 ADSs, as applicable, will have been approved for listing on Nasdaq; and

•	the Post-Combination Company Board will have a number of directors and composition of directors determined in accordance with the Business Combination Agreement as of the Closing.

Conditions to Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub’s Obligations

The obligation of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate and effect the Merger and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by Parent:

•

(i) the representations and warranties of GGI related to corporate organization, due authorization, capitalization and brokers will be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), (ii) representations and warranties related to the capitalization of GGI will be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representation and warranty related to the absence of certain changes will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iv) the other representations and warranties of GGI (other than the representations and warranties related to corporate organization, due authorization, capitalization and brokers) will be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a GG Material Adverse Effect (as defined in the Business Combination Agreement);

•	the covenants and agreements of GGI contained in the Business Combination Agreement to be performed prior to the Closing will have been performed in all material respects;

•

the sum of (a) the amount in the Trust Account (after taking into account any stockholder redemptions), (b) the Sponsor Investment Amount, (c) the Volvo Cars PIPE Investment Amount and (d) the PIPE Investment Amount will be no less than $950,000,000, prior to the payment of any unpaid or contingent liabilities and fees and expenses of GGI (including, as applicable, any GGI transaction expenses) as of the Closing; and

•

GGI will have delivered, or caused to be delivered, to Polestar, ListCo and Parent a certificate, duly executed by an authorized officer of GGI, dated as of the Closing Date, to the effect that the conditions specified in the first two bullets are satisfied.

Conditions to GGI’s Obligations

The obligations of GGI to consummate and effect the Merger and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by GGI:

•

(i) certain representations and warranties of the Parent and Polestar related to corporate organization, due authorization, capitalization and brokers will be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in certain representations and warrants of the Parent and Polestar related to the capitalization of Parent, Polestar and ListCo will be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representation and warranty related to the absence of certain changes with respect to Parent and Polestar will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of Polestar, ListCo and Merger Sub (other than the representations and warranties of Parent and Polestar related to corporate organization, due authorization, capitalization and brokers, certain representations and warranties of Parent, Polestar and ListCo relating to capitalization of equity securities) will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect;

•

the covenants and agreements of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub contained in the Business Combination Agreement to be performed prior to the Closing will have been performed in all material respects;

•	the Pre-Closing Reorganization will have been completed; and

Parent will have delivered, or caused to be delivered, to GGI a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in the first two bullets above are satisfied.

Organizational Structure

The following diagram shows the current ownership structure of GGI:

(1)

For more information about the ownership interests of the GGI Initial Stockholders, including the GGI Sponsor, prior to the Business Combination, please see the section titled “Beneficial Ownership of Securities.”

The following diagram shows the current ownership structure of ListCo:

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company ((i) without giving effect to any issuance of Earn Out Shares or shares pursuant to the Equity Plan and Employee Stock Purchase Plan, (ii) assuming no redemptions of GGI Class A Common Stock, the conversion of Polestar’s convertible notes and no conversion or redemption of any of the Post-Combination Company Class C Shares or Post-Combination Company Warrants, and (iii) excluding any Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders):

(1)	Including Subscription Shares to be issued to GGI Sponsor.
(2)	Including Subscription Shares and Post-Combination Company Class A Shares converted from Post-Combination Company Preference Shares to be issued to Snita.
(3)	Excluding Subscription Shares to be issued to GGI Sponsor and Snita.

Impact of the Business Combination on Public Float

It is anticipated that, upon consummation of the Business Combination and without giving effect to any issuance of Earn Out Shares, any exercise of Class C ADSs or ADWs or any redemptions: (i) GGI Public Stockholders will retain an ownership interest of approximately 3.8% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; (ii) the GGI Initial Stockholders (including the GGI Sponsor) will own approximately 1.0% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Sponsor Subscription Agreement); (iii) the PIPE Investors will own approximately 1.0% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; and (iv) the Parent Shareholders will own approximately 94.2% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including (a) 2.70 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement, (b) 49.80 million Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion of the Post-Combination Company Preference Shares purchased under the Volvo Cars Preference Subscription Agreement and (c) Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion at the Closing of Parent Convertible Notes).

In the event that, following the Business Combination, 159,397,500 Earn Out Shares are issued to Parent Shareholders and assuming no exercise of Class C ADSs or ADWs, no redemptions and that no additional Post-Combination Company Shares are issued between the Closing and the realization of all of the benchmark share prices in the earn out: (i) GGI Public Stockholders will retain an ownership interest of approximately 3.5% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; (ii) the GGI Initial Stockholders (including the GGI Sponsor) will own approximately 0.9% of the Post-Combination Company

Shares by virtue of their ownership of Class A ADSs (including 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Sponsor Subscription Agreement); (iii) the PIPE Investors will own approximately 0.9% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; and (iv) the Parent Shareholders will own approximately 94.6% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including (a) 2.70 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement, (b) 49.80 million Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion of the Post-Combination Company Preference Shares purchased under the Volvo Cars Preference Subscription Agreement and (c) Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion at the Closing of Parent Convertible Notes).

For more information, please see the sections titled “The Business Combination—Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

The GGI Board’s Reasons for Approval of the Business Combination

Recommendation of the GGI Board and Reasons for the Business Combination

GGI was formed for the purpose of effecting an initial business combination with one or more businesses. GGI sought to do this by utilizing the networks and industry experience of both the GGI Sponsor and the GGI Board to identify and consummate an initial business combination with one or more businesses within or outside of the United States, although GGI was not limited to a particular industry or sector.

In particular, the GGI Board considered the following positive factors, although not weighted or in any order of significance:

•

Competitive Advantage in the Fast Growing EV Industry. The GGI Board took into account that Polestar already has a global market presence in the Electric Vehicle (“EV”) industry, favorably positioning Polestar to capitalize on the highest pockets of growth in a rapidly accelerating EV market. Specifically, the GGI Board considered that Polestar currently operates in 14 markets across three continents and that Polestar already has two award winning cars on the road, including the 47 awards Polestar 2 had won as of the signing of the Business Combination Agreement. The GGI Board also recognized that Polestar is one of only two global premium pure play EV companies already in mass production.

•

Focus on Design, Performance, Technology and Sustainability. The GGI Board noted that Polestar’s focus on design, performance, technology, and sustainability differentiates Polestar from other EV companies.

•

Ability to Leverage Strategic Partnerships. The GGI Board considered that Polestar’s ability to leverage partnerships with Volvo Cars and Geely in areas such as manufacturing, procurement, safety testing, customer delivery and after-sales support both de-risks Polestar’s ability to execute on its business plan and allows Polestar to focus more of its efforts on core areas of differentiation, such as avant-garde designs, sports-oriented performance, rapid adoption of latest technologies and development of industry-leading sustainability solutions. The GGI Board also noted that Polestar’s contract manufacturing arrangements with Volvo Cars and Geely allow Polestar to immediately benefit from operating leverage, have contracted access to production capacity required to execute its business plan, and maintain an asset-light operating model with less capital intensity than other OEMs.

•

Significant, Long-Term Growth Potential. The GGI Board took into account Polestar’s anticipated growth, with Polestar expecting to enter a period of rapid growth starting with the launch of its first premium electric SUV, the Polestar 3, in 2022. The GGI Board further noted Polestar’s plans to launch production of three new models by 2024, and to expand its global distribution footprint to approximately 30 markets by 2023 with over 150 locations and 800 service points. Additionally, the GGI Board noted that with Polestar’s planned launch of its three additional models, Polestar is expected to capture a substantial majority of the premium/luxury market.

•

Proven Leadership Team with Deep Technology, Operations and Electric Vehicle Experience. The GGI Board noted that the Polestar management team has deep technology, operations and EV experience, and that the Polestar management team is expected to remain with the Post-Combination Company upon the Closing. Additionally, the GGI Board believes that Polestar’s proven management team and strategy will help enable Polestar to deliver continued strategic growth.

•

Opinion of GGI’s Financial Advisor. The GGI Board took into account the opinion of Barclays, dated September 25, 2021, to the GGI Board to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Class A Share Merger Consideration to be received by the holders of shares of GGI Class A Common Stock, other than the GGI Sponsor and its affiliates (the “Excluded Holders”), in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization, is fair to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders, as more fully described under the caption “The Business Combination—Opinion of GGI’s Financial Advisor.”

•

Other Alternatives. The GGI Board believed, after a review of other business combination opportunities reasonably available to GGI, that the proposed Business Combination represents the best potential business combination for GGI based on its evaluation of Polestar and other potential acquisition targets.

•	Due Diligence. The GGI Board took into account the results of its due diligence investigation of Polestar conducted by GGI’s management team and GGI’s financial and legal advisors.

•

Stockholder Approval. The GGI Board considered the fact that, in connection with the Business Combination, GGI stockholders have the option to (i) remain shareholders of the Post-Combination Company, (ii) sell their shares of GGI Class A Common Stock or (iii) redeem their shares of GGI Class A Common Stock for the per share amount held in the Trust Account pursuant to the terms of the Current GGI Certificate.

•	Negotiated Terms of the Business Combination Agreement. The GGI Board considered the terms and conditions of the Business Combination Agreement and the Business Combination.

•

Governance of the Post-Combination Company. The GGI Board evaluated the governance profile of the Post-Combination Company that was agreed upon in connection with the negotiation of the other terms and conditions of the Business Combination, including the requirement that, for the three years following the Closing, the Post-Combination Company Board must be comprised of a majority of independent directors. However, the Post-Combination Company may, as a controlled company under Nasdaq listing rules, avail itself of the exemption from having a board of directors that consists of a majority of independent directors after such three year period. See “Management of the Post-Combination Company-Controlled Company.”

•

Independent Director Role. The GGI Board is comprised of a majority of independent directors who are not affiliated with the GGI Sponsor and its affiliates, including The Gores Group and Gores Guggenheim. In connection with the Business Combination, GGI’s independent directors, Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem, took an active role in evaluating the proposed terms of the Business Combination, including the Business Combination Agreement, the Related Agreements and the amendments to the Current GGI Certificate to take effect in connection with the Business Combination, and unanimously approved, as members of the GGI Board, the Business Combination Agreement and the Business Combination.

The GGI Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Stockholder Vote. The risk that GGI stockholders may fail to provide the votes necessary to effect the Business Combination.

•

Redemption Risk. The risk that a significant number of GGI stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Current GGI Certificate, which may potentially make the Business Combination more difficult to complete.

•	Closing Conditions. The fact that consummation of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GGI’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Liquidation of GGI. The risks and costs to GGI if the Business Combination is not completed, including the risk of diverting GGI’s management’s focus and resources from other initial business combination opportunities, which, if the Business Combination is not consummated, could result in GGI being unable to effect an initial business combination by March 25, 2023 and force GGI to liquidate and the GGI Public Warrants to expire worthless.

•

GGI Public Stockholders Holding a Minority Position in the Post-Combination Company. The risk that GGI Public Stockholders will hold a minority position in the Post-Combination Company (approximately 3.8% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs, assuming the no redemption scenario and excluding the impact of the exercise of any Class C ADSs or ADWs), which may reduce the influence that GGI’s current stockholders have on the management of Polestar.

•	Risks Related to Polestar’s Business in China. The risks associated with Polestar’s reliance on manufacturing facilities based in China and its strategy to grow its business in China.

•

Risks Related to Polestar’s Partnerships. The risks associated with Polestar being unable to maintain agreements or partnerships with its existing strategic partners, including Geely and Volvo Cars, or enter into new agreements or partnerships.

•

Other Risks. Various other risks associated with the Business Combination, the business of Polestar and ownership of the Post-Combination Company’s shares described under the section titled “Risk Factors.”

In addition to considering the factors described above, the GGI Board also considered that:

•

Interests of Certain Persons. Some of GGI’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of GGI’s stockholders (see “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the GGI Initial Stockholders and GGI’s Directors and Officers”). GGI’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the GGI Board, the Business Combination Agreement and the Business Combination.

The GGI Board concluded that the potential benefits it expected GGI and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the GGI Board unanimously determined that the Business Combination Agreement and the Business Combination, were advisable, fair to, and in the best interests of GGI and its stockholders.

Independent Director Oversight

The GGI Board is comprised of a majority of independent directors who are not affiliated with the GGI Sponsor and its affiliates, including The Gores Group and Guggenheim. In connection with the Business Combination, GGI’s independent directors, Randall Bort, Elizabeth Marcellino and Nancy Tellem, took an active role in evaluating the proposed terms of the Business Combination, including the Business Combination Agreement, the Related Agreements and the Post-Combination Articles to take effect in connection with the Closing. As part of their evaluation of the Business Combination, GGI’s independent directors were aware of the potential conflicts of interest with the GGI Sponsor and its affiliates, including Guggenheim and The Gores Group, that could arise with regard to the proposed terms of the Business Combination Agreement and Related Agreements. The GGI Board did not deem it necessary to, and did not form, a special committee of the GGI Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as the GGI Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. GGI’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the GGI Board, the Business Combination Agreement and the Business Combination. Please see the section titled “The Business Combination—Independent Director Oversight.”

Satisfaction of 80% Test

It is a requirement under the Current GGI Certificate and Nasdaq listing requirements that GGI’s initial business combination must occur with one or more target businesses that together have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for GGI’s initial business combination. As of September 27, 2021, the date of the execution of the Business Combination Agreement, the balance of the Trust Account was approximately $800,036,186 (excluding $28,000,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $640,028,949. In reaching its conclusion that the Business Combination meets the 80% asset test, the GGI Board reviewed the enterprise value of the Polestar Group of approximately $21.3 billion, which was implied based on the terms of the transaction agreed to by the parties in negotiating the Business Combination Agreement. In determining whether the enterprise value described above represents the fair market value of the Polestar Group, the GGI Board considered all of the factors described above in this section and the fact that the purchase price for Polestar was the result of an arm’s length negotiation. As a result, the GGI Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Special Meeting of GGI Stockholders

Date, Time and Place of Special Meeting

In light of public health concerns regarding the COVID-19 pandemic, the Special Meeting will be held via live webcast at [●], on [●], at [●]. The Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

Proposals at the Stockholder Special Meeting

At the Stockholder Special Meeting, GGI stockholders will vote on the following proposals:

1.

Business Combination Proposal—To consider and vote upon a proposal to adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annexes A-1 and A-2, and approve, among other things, the Business Combination (Stockholder Proposal No. 1);

2.

Governance Proposals—To consider and act upon, on a non-binding advisory basis, separate proposals with respect to certain governance provisions in the Post-Combination Articles, a form of which is attached hereto as Annex B, in accordance with SEC requirements (Stockholder Proposal No. 2); and

3.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI stockholders (Stockholder Proposal No. 3).

Voting Power; Record Date

Only GGI stockholders have a right to vote on the proposals that will be presented at the Stockholder Special Meeting. GGI stockholders will be entitled to vote or direct votes to be cast at the Stockholder Special Meeting if they owned shares of GGI Common Stock at the close of business on [●], which is the record date for the Stockholder Special Meeting. GGI stockholders are entitled to one vote for each share of GGI Common Stock that they owned as of the close of business on the record date. If GGI stockholders’ shares are held in “street name” or are in a margin or similar account, GGI stockholders should contact their broker, bank or other nominee to ensure that votes related to the shares GGI stockholders beneficially own are properly counted. On the record date, there were [●] shares of GGI Common Stock outstanding, of which [●] are GGI Public Shares and [●] are Founder Shares held by the GGI Initial Stockholders.

Vote of the GGI Initial Stockholders and GGI’s Other Directors and Officers

The GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, the GGI Initial Stockholders own shares equal to 20% of the issued and outstanding shares of GGI Common Stock. As a result, holders of approximately 38% of GGI Public Shares will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved.

In addition, the GGI Initial Stockholders have agreed to vote their GGI Class F Common Stock in favor of any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus.

Quorum and Required Vote for Proposals for the Stockholder Special Meeting

A majority of the issued and outstanding shares of GGI Common Stock entitled to vote as of the record date at the Stockholder Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Stockholder Special Meeting to constitute a quorum and in order to conduct business at the Stockholder Special Meeting. The Business Combination Proposal (and consequently, the Business Combination

Agreement and the Business Combination, including the Merger) will be approved only if the holders of a majority of the outstanding shares of GGI Common Stock entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. The Governance Proposals will be approved only if the holders of a majority of the votes cast by holders of the outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Governance Proposals. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Governance Proposals. The Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of the outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Adjournment Proposal.

GGI Public Warrant Holder Meeting

Date, Time and Place of Warrant Holder Meeting

In light of public health concerns regarding the COVID-19 pandemic, the Warrant Holder Meeting will be held via live webcast at [●], on [●], at [●]. The Warrant Holder Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication. Please have your Control Number, which can be found on your GGI warrant holder proxy card, to join the Warrant Holder Meeting. If you do not have a control number, please contact Computershare Trust Company, N.A., the Transfer Agent.

Proposals at the Warrant Holder Meeting

At the Warrant Holder Meeting, holders of GGI Public Warrants will vote on the following proposals:

1.

Warrant Amendment Proposal—To consider and vote upon a proposal to approve the Class C Warrant Amendment, a form of which is attached to this proxy statement/prospectus as Annex D (Warrant Holder Proposal No. 1); and

2.

Warrant Holder Adjournment Proposal—To consider and act upon a proposal to approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI warrant holders to approve the Warrant Amendment Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI warrant holders (Warrant Holder Proposal No. 2).

Voting Power; Record Date

Only GGI Public Warrant holders have a right to vote on the proposals that will be presented at the Warrant Holder Meeting. GGI Public Warrant holders will be entitled to vote or direct votes to be cast at the Warrant Holder Meeting if they owned GGI Public Warrants at the close of business on [●], which is the record date for the Warrant Holder Meeting. GGI Public Warrant holders are entitled to one vote for each GGI Public Warrant that they owned as of the close of business on the record date. If GGI Public Warrants are held in “street name” or are in a margin or similar account, GGI Public Warrant holders should contact their broker, bank or other nominee to ensure that votes related to the GGI Public Warrants they beneficially own are properly counted. On the record date, there were [●] GGI Public Warrants outstanding.

Vote of the GGI Initial Stockholders and GGI’s Other Directors and Officers

The GGI Sponsor and GGI’s directors and officers do not hold any GGI Public Warrants and will thus not be entitled to vote at the Warrant Holder Meeting.

Quorum and Required Vote for Proposals for the Warrant Holder Meeting

A majority of the GGI Public Warrants outstanding and entitled to vote at the Warrant Holder Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Warrant Holder Meeting to constitute a quorum and in order to conduct business at the Warrant Holder Meeting. The Warrant Amendment Proposal will be approved only if the holders of at least 50% of outstanding GGI Public Warrants vote “FOR” the Warrant Amendment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. The Warrant Holder Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of GGI Public Warrant present or represented by proxy and entitled to vote at the Warrant Holder Meeting vote “FOR” the Warrant Holder Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Warrant Holder Adjournment Proposal.

Recommendation of the GGI Board

The GGI Board believes that approval of each of the Business Combination Proposal, the Governance Proposals and the Adjournment Proposal to be presented at the Stockholder Special Meeting is in the best interests of GGI and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

The GGI Board also believes that approval of each of the Warrant Amendment Proposal the Warrant Holder Adjournment Proposal to be presented at the Warrant Holder Meeting is in the best interests of GGI and its GGI Public Warrant holders and unanimously recommends that its GGI Public Warrant holders vote “FOR” each of the proposals.

Opinion of GGI’s Financial Advisor

GGI engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to the Business Combination. On September 25, 2021, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the GGI Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Class A Share Merger Consideration to be received by the holders of shares of GGI Class A Common Stock, other than the GGI Sponsor and its affiliates (the “Excluded Holders”), in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization, is fair to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders.

Interests of Certain Persons in the Business Combination

Interests of the GGI Initial Stockholders and GGI’s Directors and Officers

When considering the GGI Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Warrant Amendment Proposal and the other proposals described in this proxy statement/prospectus, GGI’s stockholders and warrant holders should keep in mind that the GGI Sponsor and GGI’s directors and officers have interests in such proposals that may be different from, or in addition to (and which may conflict with), the interests of GGI stockholders and warrant holders generally. The GGI Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to GGI stockholders and GGI warrant holders that they approve the proposals to be presented to GGI stockholders and GGI warrant holders, respectively. GGI stockholders and GGI warrant holders should take these interests into account in deciding whether to approve the proposals set forth in this proxy statement/prospectus.

These interests include, among other things:

•

the fact that the GGI Initial Stockholders have agreed not to redeem any Founder Shares or GGI Class A Common Stock held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination and therefore, the Founder Shares will convert on a one-for-one basis into Class A ADSs at the Closing;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if GGI fails to complete an initial business combination by March 25, 2023;

•

the fact that the GGI Sponsor paid an aggregate of $25,000 for 21,562,500 Founder Shares at approximately $0.001 per share, and, after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021, the remaining 20,000,000 Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023. In particular, in exchange for serving on the GGI Board, GGI’s independent directors, Mr. Bort, Ms. Marcellino and Ms. Tellem, each received 25,000 Founder Shares at their original purchase price of $0.001 per share from the GGI Sponsor. Because these Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023, GGI’s independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate GGI’s initial business combination;

•

the fact that after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021 and the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, the remaining 18,466,127 Founder Shares that will be exchanged for Class A ADSs at the Closing will have a significantly higher value than their aggregate purchase price, which if unrestricted and freely tradable would be valued at approximately $185 million (however, given the restrictions on such shares, GGI believes such shares have a lesser value);

•

the fact that, given the differential in the purchase price that the GGI Sponsor paid for the Founder Shares as compared to the price of the GGI Public Units and the substantial number of Class A ADSs that the GGI Sponsor will receive upon exchange of the Founder Shares at the Closing, the GGI Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A ADSs trade below the price initially paid for the GGI Public Units in the GGI IPO and GGI Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that the GGI Sponsor paid an aggregate of approximately $18,000,000 for its 9,000,000 GGI Private Placement Warrants, and that such GGI Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 25, 2023. The GGI Private Placement Warrants are identical to the GGI Public Warrants sold as part of the GGI Public Units except that, so long as they are held by the GGI Sponsor or its permitted transferees: (i) they will not be redeemable by GGI, except as described in the Existing Warrant Agreement; (ii) they (including the GGI Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the GGI Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the GGI Private Placement Warrants and the GGI Public Warrants, please see the Existing Warrant Agreement, attached hereto as Annex C;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is approved prior to the Effective Time, be converted into the right to receive one Class C-2 ADS, issued against the deposit of an underlying Post-Combination Company Class C-2 Share, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is not approved prior to the Effective Time, be converted into the right to receive one PP ADW, issued against the deposit of an underlying Post-Combination Company Warrant, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the continued right of the GGI Sponsor to hold the Class A ADSs to be issued to the GGI Sponsor upon exercise of Class C-2 ADSs or ADWs following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event GGI is unable to complete an initial business combination within the required time period, the GGI Sponsor has agreed to indemnify GGI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GGI has entered into an acquisition agreement or claims of any third party (other than the independent public accountants) for services rendered or products sold to GGI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of the existing directors and officers of GGI and the continuation of the directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the GGI Sponsor and GGI’s officers and directors will lose their entire investment in GGI and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 25, 2023;

•

the fact that the GGI Sponsor made available to GGI a loan of up to $4,000,000 pursuant to a promissory note, of which a net amount of $2,000,000 was advanced by the GGI Sponsor to GGI as of September 30, 2021, and that the note will mature on the earlier of January 31, 2022 and the date on which GGI consummates an initial business combination;

•

the fact that GGI has entered into the Sponsor Subscription Agreement, pursuant to which the GGI Sponsor has agreed to purchase 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs at a purchase price of $9.09 per share on the date of Closing, and the GGI Sponsor has the right to syndicate its commitment to acquire such Class A ADSs in advance of the Closing;

•	the fact that Guggenheim Securities, LLC, an affiliate of the GGI Sponsor and Andrew Rosenfield, is acting as a joint placement agent in connection with the Subscription Investments and will receive a portion of a transaction fee equal to 3% of the gross proceeds raised by the placement agents in connection with the Subscription Investments, and as a financial advisor to GGI for no additional fee;

•	the fact that the GGI Sponsor and GGI’s officers and directors would beneficially own the following number of Class A ADSs at the Closing:

Name of Person/Entity	Number of Class A ADSs(1)	Value of Class A ADSs(2)
Gores Guggenheim Sponsor LLC(3)	20,541,125	$205,411,250
GGP Sponsor Holdings LLC(3)	20,541,125	$205,411,250
Alec Gores(3)	20,541,125	$205,411,250
Andrew Rosenfield (3)	20,541,125	$205,411,250
Mark Stone(4)	171,841	$1,718,410
Andrew McBride	20,892	$208,920
Randall Bort	25,000	$250,000
Elizabeth Marcellino	25,000	$250,000
Nancy Tellem(5)	40,670	$406,700

(1)

Does not reflect beneficial ownership of Class A ADSs subject to exercise of Post-Combination Company Class C Shares or Post-Combination Company Warrants, because such shares or warrants, as applicable, are not exercisable within 60 days of the date of this proxy statement/prospectus.

(2)	Assumes a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination.
(3)

Represents shares held by Gores Guggenheim Sponsor LLC which is jointly controlled indirectly by Mr. Gores and GGP Sponsor Holdings LLC. GGP Sponsor Holdings LLC is controlled by Mr. Rosenfield. Each of Mr. Gores and GGP Sponsor Holdings LLC may be deemed to beneficially own 20,541,125 Class A ADSs and ultimately exercises voting and dispositive power of the securities held by Gores Guggenheim Sponsor LLC. Voting and disposition decisions with respect to such securities are jointly made by Mr. Gores and GGP Sponsor Holdings LLC. Each of Mr. Gores, GGP Sponsor Holdings LLC and Mr. Rosenfield disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)	Reflects Class A ADSs to be purchased by Mark Stone and his immediate family as New PIPE Investors.
(5)	Includes 15,670 Class A ADSs to be purchased by Nancy Tellem as a New PIPE Investor.

•

the fact that, pursuant to the Business Combination Agreement, the Post-Combination Company Board will include one independent director as reasonably determined by the GGI Sponsor and consented to by Parent. In addition, pursuant to the Post-Combination Articles, the Post-Combination Company Board will be subject to restrictions on its ability to convene a general meeting which proposes a resolution to remove an independent director, subject to certain conditions, and pursuant to the Shareholder Acknowledgement Agreement, Parent and the Parent Shareholders are subject to undertakings that restrict on their ability to vote in favor of the removal of independent directors on the Post-Combination Company Board, and the GGI Sponsor will have third party beneficiary rights to enforce such undertakings;

•

the fact that the GGI Initial Stockholders have entered into the Registration Rights Agreement as Registration Rights Holders, which provides such Registration Rights Holders and their permitted transferees with registration rights in respect of certain Post-Combination Company securities, ADS and ADWs at the Closing;

•	the fact that the GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal;

•

the fact that GGI, Parent, ListCo and the GGI Initial Stockholders have entered into the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, pursuant to which the GGI Initial Stockholders have, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of each of the proposals at the Special Meeting and referenced in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private

Placement Warrants, and (iv) not to transfer any Class A ADSs issued pursuant to the Business Combination Agreement in respect of shares of GGI Class F Common Stock during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein; and

•

the fact that GGI will reimburse the GGI Sponsor for the fees and expenses it incurs in connection with the Business Combination; provided, that such fees and expenses, together with all of GGI’s other fees and expenses in connection with the Business Combination, are not in excess of $60 million in the aggregate.

In the aggregate, the GGI Sponsor and its affiliates have approximately $218,000,000 at risk that depends upon the completion of a business combination. Specifically, $200,000,000 of such amount is the value of the GGI Sponsor’s and its affiliates’ GGI Class F Common Stock (assuming a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination), and $18,000,000 of such amount is the value of the GGI Private Placement Warrants held by the GGI Sponsor (based on the purchase price of $2.00 per GGI Private Placement Warrant). There are no fees contingent upon a business combination payable to the GGI Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the GGI Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with GGI Public Stockholders. As such, the GGI Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to GGI Public Stockholders rather than liquidate.

These interests may influence the GGI Board in making their recommendation that GGI stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals to be voted on at the Stockholder Special Meeting, and their recommendation that the GGI warrant holders vote in favor of the proposals to be voted on at the Warrant Holder Meeting.

Management of the Post-Combination Company

The following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Thomas Ingenlath	57	Chief Executive Officer
Johan Malmqvist	46	Chief Financial Officer
Dennis Nobelius	49	Chief Operating Officer

Listing of Securities

Listing of Class A ADSs and ADWs or Class C ADSs on Nasdaq

Class A ADSs and ADWs or Class C ADSs are not currently traded on a stock exchange. ListCo intends to apply to list the Class A ADSs and the Public ADWs or Class C-1 ADSs on Nasdaq under the symbols “PSNY” and “PSNYW,” respectively, upon the Closing. ListCo cannot assure you that the Class A ADSs and the Public ADWs or Class C-1 ADSs will be approved for listing or remain listed on Nasdaq.

Delisting of GGI Class A Common Stock and Deregistration of GGI

GGI Public Shares, GGI Public Units and GGI Public Warrants are currently listed on Nasdaq under the symbols “GGPI,” “GGPIU” and “GGPIW,” respectively. ListCo and GGI anticipate that, following consummation of the Business Combination, the GGI Class A Common Stock, GGI Public Units and GGI Public Warrants will be delisted from Nasdaq, and GGI will be deregistered under the Exchange Act.

Emerging Growth Company

ListCo is an “emerging growth company” as defined in the JOBS Act. The Post-Combination Company will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which the Post-Combination Company has total annual gross revenue of at least $1.07 billion or (c) in which the Post-Combination Company is deemed to be a large accelerated filer, which means the market value of Post-Combination Company Shares held by non-affiliates exceeds $700 million as of the last business day of the Post-Combination Company’s prior second fiscal quarter, and (ii) the date on which the Post-Combination Company issued more than $1.0 billion in non-convertible debt during the prior three-year period. The Post-Combination Company intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that the Post-Combination Company’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

Foreign Private Issuer

As a “foreign private issuer,” ListCo is subject to different U.S. securities laws compared to domestic U.S. issuers. As long as the Post-Combination Company continues to qualify as a foreign private issuer under the Exchange Act, the Post-Combination Company will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, ListCo is not required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Further, ListCo is exempt from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. Although the foreign private issuer status exempts ListCo from most of Nasdaq’s corporate governance requirements, ListCo has decided to voluntarily comply with these requirements, except for [●].

Subject to requirements under the Post-Combination Articles and Shareholder Acknowledgment Agreement that the ListCo Board be comprised of a majority of independent directors for the three years following the Closing, ListCo may in the future elect to avail itself of these exemptions or to follow home country practices with regard to other matters. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Controlled Company

By virtue of being a controlled company under Nasdaq listing rules, ListCo may elect not to comply with certain Nasdaq corporate governance requirements, including that:

•

a majority of the board of directors consist of independent directors (however, pursuant to the Post-Combination Articles and Shareholder Acknowledgment Agreement, for the three years following the Closing, the Post-Combination Company Board must be comprised of a majority of independent directors);

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the compensation and nominating and corporate governance committees.

Other than as specified above, ListCo may in the future elect to avail itself of these exemptions. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Comparison of Stockholders’ Rights

There are certain differences in the rights of GGI stockholders and the holders of Post-Combination Company securities, ADSs and ADWs after the Business Combination. Please see the section titled “Comparison of Stockholder Rights.”

Material Tax Consequences

For a detailed discussion of material U.S. federal income tax consequences of the Business Combination and a summary of material UK tax consequences of transferring ADSs and ADWs, see the sections titled “Material U.S. Federal Income Tax Considerations” and “Material United Kingdom Tax Considerations” in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, GGI will be treated as the “acquired” company for financial reporting purposes, and Polestar Group will be the accounting acquirer. This determination was based on evaluation of the following facts and circumstances:

•	Parent Shareholders will have the largest voting interest in the Post-Combination Company under all redemption scenarios;

•

the Post-Combination Company Board will have four members nominated by Parent, compared to only one nominated by the GGI Sponsor. Additionally, Parent will have the ability to appoint the remaining members of the Post-Combination Company Board as deemed necessary;

•	Parent’s senior management will be the senior management of the Post-Combination Company;

•	Polestar Group operations will substantially comprise the ongoing operations of the Post-Combination Company; and

•	Polestar Group is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 Business Combinations as GGI does not meet the definition of a “business,” will be accounted for within the scope of IFRS 2 Share-based Payment. For accounting purposes, the transaction will be treated as the equivalent of Parent issuing shares for the net assets of GGI, accompanied by a recapitalization. The net assets of GGI will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess fair value of Post-Combination Company Shares issued over the fair value of GGI’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Redemption Rights

Pursuant to the Current GGI Certificate, holders of GGI Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to fund Regulatory Withdrawals and/or to pay franchise and income taxes, by (ii) the total number of then-outstanding GGI Public Shares. However, (x) in no event will GGI redeem shares of GGI Class A Common Stock in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001 and (y) a GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of GGI Common Stock included in the GGI Public Units sold in the GGI IPO.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of GGI Class A Common Stock for cash and will no longer own shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its GGI Public Shares only if it properly demands redemption, identifies to GGI the beneficial holder of the GGI Public Shares being redeemed and delivers its shares (either physically or electronically) to GGI’s Transfer Agent in accordance with the procedures described herein. Please see the section titled “Special Meeting of GGI Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of shares of GGI Common Stock in connection with the Business Combination.

Proxy Solicitation

GGI is soliciting proxies on behalf of the GGI Board in connection with the Stockholder Special Meeting and the Warrant Holder Meeting. Proxies may be solicited by mail, via telephone or via e- mail or other electronic correspondence. GGI has engaged Morrow to assist in the solicitation of proxies.

If a GGI stockholder or GGI Public Warrant holder grants a proxy, such stockholder or warrant holder may still vote its shares or warrants in person via the virtual meeting platform if it revokes its proxy before the Stockholder Special Meeting or Warrant Holder Meeting. A GGI stockholder or GGI Public Warrant holder may also change its vote by submitting a later-dated proxy, as described in the sections titled “Special Meeting of GGI Stockholders—Revoking Your Proxy” and “GGI Public Warrant Holder Meeting—Revoking Your Proxy.”

Risk Factor Summary

In evaluating the proposals to be presented at the Stockholder Special Meeting and Warrant Holder Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.” These risks include, but are not limited to the following:

Risks Related to Polestar’s Business and Industry

•

Polestar’s operations rely heavily on a variety of agreements with its strategic partners Volvo Cars and Geely, including agreements related to research and development, purchasing, manufacturing engineering and logistics, and Polestar may come to rely on other original equipment manufacturers, vendors and technology providers. The inability of Polestar to maintain agreements or partnerships with its existing strategic partners or to enter into new agreements or partnerships could have a material and adverse effect on Polestar’s ability to operate as a standalone business, produce vehicles, reach its development and production targets or focus efforts on its core areas of differentiation.

•

Polestar’s ability to produce vehicles and its future growth depend upon its ability to maintain relationships with its existing suppliers and strategic partners, and source new suppliers for its critical components, and to complete building out its supply chain, while effectively managing the risks due to such relationships.

•

Polestar is dependent on its strategic partners and suppliers, some of which are single-source suppliers, and the inability of these strategic partners and suppliers to deliver necessary components of Polestar’s products on schedule and at prices, quality levels and volumes acceptable to Polestar, or Polestar’s inability to efficiently manage these components, could have a material and adverse effect on Polestar’s results of operations and financial condition.

•

Polestar may not be able to accurately estimate the supply and demand for its vehicles, which could result in inefficiencies in its business, hinder its ability to generate revenue and create delays in the production of its vehicles. If Polestar fails to accurately predict its manufacturing requirements, Polestar incurs the risk of having to pay for production capacities that it reserved but will not be able to use or that Polestar will not be able to secure sufficient additional production capacities at reasonable costs in case product demand exceeds expectations.

•

Polestar may be unable to grow its global product sales, delivery capabilities and its servicing and vehicle charging partnerships, or Polestar may be unable to accurately project and effectively manage its growth. If Polestar is unable to expand its charging network and servicing capabilities, customer’s perception of Polestar could be negatively affected, which could materially and adversely affect Polestar’s business, financial condition, results of operations and prospects.

•	Polestar relies on its partnerships with vehicle charging networks to provide charging solutions for its vehicles.

•

Polestar relies on its strategic partners for servicing its vehicles and their integrated software. If Polestar or its strategic partners are unable to adequately address the service requirements of its customers, Polestar’s business, prospects, financial condition and results of operations may be materially and adversely affected.

•	Polestar has experienced and may in the future experience significant delays in the design, development, manufacture, launch and financing of its vehicles, which could harm its business and prospects.

•	Polestar has incurred net losses each year since its inception and expects to incur increasing expenses and substantial losses for the foreseeable future.

•

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm Polestar’s business. Polestar will need to maintain and significantly grow its access to battery cells, including through the development and manufacture of its own cells, and control its related costs.

•

Polestar relies on its partners to manufacture vehicles and Polestar’s partners have limited experience in producing electric vehicles. Further, Polestar relies on sufficient production capacity being available and/or allocated to it by its partners in order to manufacture its vehicles. Delays in the timing of expected business milestones and commercial launches, including Polestar’s ability to mass produce its electric vehicles and/or complete and/or expand its manufacturing capabilities, could materially and adversely affect Polestar’s business, financial condition, results of operations and prospects.

•

Polestar relies heavily on manufacturing facilities based in China and its growth strategy will depend on growing its business in China. This subjects Polestar to economic, operational, regulatory and legal risks specific to China.

•

The Chinese government may intervene in or influence Polestar’s or Polestar’s partners’ operations in China at any time, which could result in a material change in Polestar’s operations and ability to produce vehicles significantly and adversely impact the value of Polestar’s securities.

•

Changes in Chinese policies, regulations and rules may be quick with little advance notice and the enforcement of laws of the Chinese government is uncertain and could have a significant impact upon Polestar’s and its partners’ ability to operate profitably.

•

Polestar and its subsidiaries (i) may not receive or maintain permissions or approvals to operate in China, (ii) may inadvertently conclude that such permissions or approvals are not required, or (iii) may be required to obtain new permissions or approvals in the future due to changes in applicable laws, regulations, or interpretations related thereto.

•

Polestar’s operating and financial results forecasts and projections rely in large part upon assumptions and analyses developed by it. If the assumptions or analyses that Polestar made in connection with its projections and forecasts prove to be incorrect, Polestar’s actual results of operations may be materially different from its forecasted results.

•	Polestar depends on revenue generated from a limited number of models and expects this to continue in the foreseeable future.

•

Polestar’s distribution model is different from the currently predominant distribution model for automakers, and its long-term viability is unproven. Polestar will not have a third-party retail product distribution network in all of the countries in which it operates. Polestar may face regulatory challenges to or limitations on its ability to sell vehicles directly.

•

Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially and adversely affect Polestar’s business, prospects, financial condition and results of operations.

•

Polestar is subject to risks associated with advanced driver assistance system technology. Polestar is also working on adding autonomous driving technology to its vehicles and expects to be subject to the risks associated with this technology. Polestar cannot guarantee that its vehicles will achieve its targeted assisted or autonomous driving functionality within its projected timeframe, or ever.

•	Polestar may be unable to offer attractive leasing and financing options for its current vehicle models and future vehicles, which would adversely affect consumer demand for its vehicles.

•	Polestar’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

•

Polestar operates in an intensely competitive market, which is generally cyclical and volatile. Should Polestar not be able to compete effectively against its competitors then it is likely to lose market share, which could have a material and adverse effect on the business, financial condition, results of operations and prospects of Polestar.

•

Polestar’s ability to generate meaningful product revenue will depend on consumer adoption of electric vehicles. However, the market for electric vehicles is still evolving and changes in governmental programs incentivizing consumers to purchase electric vehicles, fluctuations in energy prices, the sustainability of electric vehicles and other regulatory changes might negatively impact adoption of electric vehicles by consumers. If the pace and depth of electric vehicle adoption develops more slowly than Polestar expects, its revenue may decline or fail to grow, and Polestar may be materially and adversely affected.

•

If vehicle owners customize Polestar vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm Polestar’s business.

Risks Related to Cybersecurity and Data Privacy

•	Any unauthorized control or manipulation of Polestar’s products, digital sales tools and systems could result in loss of confidence in Polestar and its products.

•

Polestar is subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy, security and consumer protection, and any actual or perceived failure to comply with such obligations could harm Polestar’s reputation and brand, subject Polestar to significant fines and liability, or otherwise adversely affect its business.

Risks Related to Polestar’s Employees and Human Resources

•

Polestar’s ability to effectively manage its growth relies on the performance of highly skilled personnel, including its Chief Executive Officer Thomas Ingenlath, the senior management team and other key employees, and Polestar’s ability to recruit and retain key employees. The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair Polestar’s ability to expand its business.

Risks Related to Litigation and Regulation

•

Polestar may choose to or be compelled to undertake product recalls or take other actions, which could result in litigation and adversely affect its business, prospects, results of operations, reputation and financial condition.

Risks Related to Financing and Strategy Transactions

•	Polestar will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.

•	Polestar’s financial results may vary significantly from period to period due to fluctuations in its operating costs, product demand and other factors.

Risks Related to GGI and the Business Combination

•	The GGI Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how GGI’s stockholders vote.

•

The Sponsor, certain members of the GGI Board and GGI officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending approving the Business Combination and the other matters that will be described in a proxy statement/prospectus that will be filed in connection with the Business Combination. Such conflicts of interests include that the GGI Sponsor and GGI’s officers and directors will lose their entire investment in GGI if the Business Combination is not completed.

•

Because ListCo will become a publicly listed company by virtue of a merger as opposed to an underwritten initial public offering (which uses the services of one or more underwriters), less due diligence on Polestar may have been conducted as compared to an underwritten initial public offering.

•

GGI stockholders will experience dilution as a consequence of the issuance of Post-Combination Company securities and ADSs and ADWs as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination, including any future issuances or resales of securities of ListCo. Having a minority share position may reduce the influence that GGI stockholders have on the management of the Post-Closing Company.

•	Past performance by The Gores Group, including its management team, may not be indicative of future performance of an investment in GGI or ListCo.

•

GGI and Polestar expect to incur significant transaction costs in connection with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by GGI.

•

GGI has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that GGI will be unable to continue as a going concern if GGI does not consummate an initial business combination by March 25, 2023. Unless GGI amends the Current GGI Certificate and certain other agreements into which it has entered to extend the life of GGI, if GGI is unable to effect an initial business combination by March 25, 2023, it will be forced to liquidate and the GGI Warrants will expire worthless.

•	If third parties bring claims against GGI, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by GGI’s stockholders may be less than $10.00 per share.

•	Polestar’s operating and financial results forecasts, which were presented to the GGI Board, may not prove accurate.

Risks Related to ADSs and ADWs Following the Business Combination

•	If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the ADSs and ADWs may decline.

•

The requirements of being a public company may strain ListCo’s resources and distract its management, which could make it difficult to manage its business, particularly after ListCo is no longer an “emerging growth company.”

•

ListCo will be a foreign private issuer within the meaning of the rules under the Exchange Act, and as such it will be exempt from certain provisions applicable to United States domestic public companies.

standards and intends to rely on, exemptions from certain corporate governance requirements. As a result, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

•	The combined Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

•

Polestar has identified material weaknesses in its internal control over financial reporting. If ListCo is unable to remediate these material weaknesses or identifies additional material weaknesses, it could lead to errors in ListCo’s financial reporting, which could adversely affect ListCo’s business and the market price of the ADSs and ADWs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express ListCo, Polestar and GGI’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding ListCo, Polestar and GGI’s intentions, beliefs or current expectations concerning, among other things: the Business Combination; the benefits of the Business Combination; results of operations; financial condition; liquidity; prospects; growth; strategies and the markets in which Polestar operates, including estimates and forecasts of financial and operational metrics, projections of market opportunity, market share and vehicle sales; expectations and timing related to commercial product launches, including the start of production and launch of any future products of Polestar, the performance, range, autonomous driving and other features of the vehicles of Polestar; future market opportunities, including with respect to energy storage systems and automotive partnerships; future manufacturing capabilities and facilities; future sales channels and strategies; and future market launches and expansion.

Such forward-looking statements are based on available current market information and the current expectations of ListCo, Polestar and GGI, including beliefs and forecasts concerning future developments and the potential effects of such developments on the Business Combination, ListCo, Polestar and GGI. Factors that may impact such forward-looking statements include:

•

the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect GGI, Polestar or ListCo or the expected benefits of the proposed transactions, or that the approval of the GGI Public Stockholders is not obtained;

•	the amount of redemption requests made by GGI Public Stockholders;

•	failure to realize the anticipated benefits of the Business Combination;

•	the outcome of any legal proceedings that may be instituted against GGI or Polestar in connection with the Business Combination;

•	the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•	changes in domestic and foreign business, market, financial, political and legal conditions;

•

Polestar’s ability to enter into or maintain partnerships with its strategic partners, including Volvo Cars and Geely, original equipment manufacturers, vendors and technology providers, and to source new suppliers for its critical components, and to complete building out its supply chain, while effectively managing the risks due to such relationships;

•

risks relating to the uncertainty of the projected financial information of Polestar, including underlying assumptions regarding expected development and launch timeliness for Polestar’s five carlines, manufacturing in the United States starting as planned, demand for Polestar’s vehicles or car sale volumes, revenue and margin development based on pricing, variant and market mix, cost reduction efficiencies, logistics and growing aftersales as the total Polestar fleet of cars and customer base grow;

•	delays in the development, design, manufacture, launch and financing of Polestar’s vehicles and Polestar’s reliance on a limited number of vehicle models to generate revenues;

•

risks related to the timing of expected business milestones and commercial launches, including Polestar’s ability to mass produce its current and new vehicle models and complete the upgrade or tooling of its manufacturing facilities;

•	increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors;

•

Polestar’s reliance on its partners to manufacture vehicles at a high volume, some of which have limited experience in producing electric vehicles, and on the allocation of sufficient production capacity to Polestar by its partners in order for Polestar to be able to increase its vehicle production volumes;

•	risks related to future market adoption of Polestar’s offerings;

•	risk related to Polestar’s distribution model;

•	the effects of competition and the pace and depth of electric vehicle adoption generally on Polestar’s future business;

•	changes in regulatory requirements, governmental incentives and fuel and energy prices;

•	Polestar’s ability to rapidly innovate;

•	Polestar’s ability to effectively manage its growth and recruit and retain key employees, including its chief executive officer and executive team;

•

Polestar’s reliance on its partnerships with vehicle charging networks to provide charging solutions for its vehicles and its strategic partners for servicing its vehicles and their integrated software;

•	Polestar’s ability to establish its brand and capture additional market share, and the risks associated with negative press or reputational harm;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;

•	the impact of the global COVID-19 pandemic on GGI and Polestar’s business, projected results of operations, financial performance or other financial metrics or on any of the foregoing risks; and

•

the other risks and uncertainties included in this proxy statement/prospectus in the section titled “Risk Factors” as well as the other risks and uncertainties set forth in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in GGI’s final prospectus relating to its initial public offering (File No. 333-253338) declared effective by the SEC on March 22, 2021, and other documents filed, or to be filed, with the SEC by GGI or ListCo.

There can be no assurance that future developments affecting ListCo, Polestar and/or GGI will be those that ListCo, Polestar or GGI has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond ListCo, Polestar or GGI’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. ListCo, Polestar or GGI will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a GGI stockholder or warrant holder grants its proxy or instructs how its vote should be cast or votes on the proposals included in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect ListCo, Polestar or GGI.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals described herein. Certain of the following risk factors apply to the business and operations of Polestar and will also apply to the business and operations of Post-Combination Company following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material and adverse effect on the business, cash flows, financial condition and results of operations of the Post-Combination Company. GGI, Polestar, ListCo and the Post-Combination Company may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of GGI, Polestar, ListCo and/or the Post-Combination Company.

Risks Related to Polestar’s Business and Industry

Polestar’s operations rely heavily on a variety of agreements with its strategic partners Volvo Cars and Geely, including agreements related to research and development, purchasing, manufacturing engineering and logistics, and Polestar may come to rely on other original equipment manufacturers, vendors and technology providers. The inability of Polestar to maintain agreements or partnerships with its existing strategic partners or to enter into new agreements or partnerships could have a material and adverse effect on Polestar’s ability to operate as a standalone business, produce vehicles, reach its development and production targets or focus efforts on its core areas of differentiation.

Polestar’s operations rely heavily on a variety of agreements, including agreements related to research and development, purchasing, manufacturing engineering and logistics, with its strategic partners, including Volvo Cars, Geely and certain other original equipment manufacturers, vendors and technology providers. Polestar’s reliance on these agreements subjects it to a number of significant risks, including the risk of being unable to operate as a standalone business, produce vehicles, reach its development and production targets or focus its efforts on core areas of differentiation.

Of particular importance for Polestar’s operations are the related party agreements with Volvo Cars and Geely. These related party agreements include agreements pertaining to research and development, manufacturing agreements, licensing agreements, purchasing agreements, component supply agreements, customer care agreements, logistics agreements and distribution agreements, amongst other areas. These agreements are described in more details in this proxy statement/prospectus under “—Certain Relationships and Related Person Transactions—Polestar Relationships and Related Party Transactions.” These partnerships permit Polestar to benefit from the decades of experience of established auto-manufacturers while focusing its efforts on core areas of differentiation, such as design, performance and rapid adoption of the latest technologies and sustainability solutions. Polestar intends to continue to rely on these partnerships as part of its strategy. Polestar intends to rely solely on its arrangements with Volvo Cars, Geely and other contract partners to manufacture future Polestar models. If Polestar is unable to maintain agreements or partnerships with its existing strategic partners or to enter into new agreements or partnerships Polestar’s ability to operate as a standalone business, produce vehicles, reach its development and production targets or focus its efforts on core areas of differentiation could be materially and adversely affected.

Polestar’s ability to produce vehicles and its future growth depend upon its ability to maintain relationships with its existing suppliers and strategic partners, to source new suppliers for its critical components, and to complete building out its supply chain, while effectively managing the risks due to such relationships.

Polestar’s success will be dependent upon its ability to enter into new supplier agreements and maintain its relationships with suppliers and strategic partners who are critical and necessary to the output and production of its vehicles. Polestar also relies on suppliers and its strategic partners to provide it with key components and technology for its vehicles. The supplier agreements Polestar has or may enter into with key suppliers and its strategic partners in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If these suppliers and strategic partners become unable to provide, or experience delays in providing components or technology, or if the supplier and related party agreements Polestar has in place are terminated, it may be difficult to find replacement components and technology. Changes in business conditions, pandemics, governmental changes and other factors beyond Polestar’s control or that Polestar does not presently anticipate could affect its ability to receive components or technology from its suppliers and strategic partners.

Further, Polestar has not secured supply agreements for all of its components, technology and services. Polestar may be at a disadvantage in negotiating supply agreements for the production of its vehicles due to its limited operating history as a standalone business. In addition, there is the possibility that finalizing the supply agreements for the parts and components of its vehicles will cause significant disruption to Polestar’s operations, or such supply agreements could be at costs that make it difficult for Polestar to operate profitably.

If Polestar does not enter into longer-term supplier agreements with guaranteed pricing for its parts or components, it may be exposed to fluctuations in prices of components, materials and equipment. Agreements for the purchase of battery cells and other components contain or are likely to contain pricing provisions that are subject to adjustment based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment would increase Polestar’s operating costs and could reduce its margins if it cannot recoup the increased costs. Any attempts to increase the announced or expected prices of Polestar’s vehicles in response to increased costs could be viewed negatively by its customers or potential customers and could adversely affect Polestar’s business, prospects, financial condition or results of operations.

Polestar is dependent on its strategic partners and suppliers, some of which are single-source suppliers, and the inability of these strategic partners and suppliers to deliver necessary components of Polestar’s products on schedule and at prices, quality levels and volumes acceptable to Polestar, or Polestar’s inability to efficiently manage these components, could have a material and adverse effect on Polestar’s results of operations and financial condition.

Polestar relies on its strategic partners and suppliers for the provision and development of many of the key components and materials used in its vehicles. While Polestar plans to obtain components from multiple sources whenever possible, many of the components used in Polestar’s vehicles will be purchased by Polestar from a single source, and Polestar’s limited, and in many cases single-source, supply chain exposes it to multiple potential sources of delivery failure or component shortages for its production. Polestar’s suppliers may not be able to meet Polestar’s required product specifications and performance characteristics, which would impact Polestar’s ability to achieve its product specifications and performance characteristics as well. Additionally, Polestar’s suppliers may be unable to obtain required certifications or provide necessary warranties for their products that are necessary for use in Polestar’s vehicles. Polestar may also be impacted by changes in its supply chain or production needs, including cost increases from its suppliers, in order to meet its quality targets and development timelines as well as due to design changes. Likewise, any significant increases in its production may in the future require Polestar to procure additional components in a short amount of time. Polestar’s suppliers may not ultimately be able to sustainably and timely meet Polestar’s cost, quality and volume needs, requiring Polestar to replace them with other sources. If Polestar is unable to obtain suitable components and materials used in its vehicles from its suppliers or if its suppliers decide to create or supply a competing product, its business could be adversely affected. Further, if Polestar is unsuccessful in its efforts to control and reduce supplier costs, its results of operations will suffer.

In addition, Polestar could experience delays if its strategic partners and suppliers do not meet agreed upon timelines or experience capacity constraints. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of its vehicles until an alternative supplier is able to supply the required material. Even in cases where Polestar may be able to establish alternate supply relationships and obtain or engineer replacement components for its single source components, it may be unable to do so quickly, or at all, at prices or quality levels that are acceptable to it. This risk is heightened by the fact that Polestar has less negotiating leverage with suppliers than larger and more established automobile manufacturers, which could adversely affect its ability to obtain necessary components and materials on favorable pricing and other terms, or at all. Any of the foregoing could materially and adversely affect Polestar’s results of operations, financial condition and prospects. (See “— Risks Related to Polestar’s Business and Industry —Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm Polestar’s business. Polestar will need to maintain and significantly grow its access to battery cells and control its related costs.”)

Furthermore, as the scale of its vehicle production increases, Polestar will need to accurately forecast, purchase, warehouse and transport components internationally to manufacturing facilities and servicing locations and at much higher volumes. If Polestar is unable to accurately match the timing and quantities of component purchases to its actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in its supply chain, Polestar may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material and adverse effect on its results of operations and financial condition.

In addition, as Polestar develops an international manufacturing footprint, it will face additional challenges with respect to international supply chain management and logistics costs. If Polestar is unable to access or develop localized supply chains in the regions where it or its partners already have or develop manufacturing facilities with the quality, costs and capabilities required, Polestar could be required to source components from distant suppliers, which would increase its logistics and manufacturing costs, increase the risk and complexity of Polestar’s supply chain and significantly impair Polestar’s ability to develop cost-effective manufacturing operations, which could have a material and adverse effect on Polestar’s business, results of operations and financial condition.

Furthermore, unexpected changes in business conditions, materials pricing and/or availability, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics such as the ongoing COVID-19 pandemic, and other factors beyond Polestar’s and its suppliers’ control could also affect these suppliers’ ability to deliver components to Polestar on a timely basis. The loss of a strategic partner or any supplier, particularly a single- or limited-source supplier, or the disruption in the supply of components from its strategic partners or suppliers, could lead to vehicle design changes, production delays, idle manufacturing facilities and potential loss of access to important technology and parts for producing, servicing and supporting Polestar’s vehicles, any of which could result in negative publicity, damage to its brand and a material and adverse effect on its business, prospects, results of operations and financial condition. In addition, if Polestar’s suppliers experience substantial financial difficulties, cease operations or otherwise face business disruptions, including as a result of the effects of the COVID-19 pandemic, Polestar may be required to provide substantial financial support to ensure supply continuity, which could have an additional adverse effect on Polestar’s liquidity and financial condition.

Polestar may not be able to accurately estimate the supply and demand for its vehicles, which could result in inefficiencies in its business, hinder its ability to generate revenue and create delays in the production of its vehicles. If Polestar fails to accurately predict its manufacturing requirements, Polestar incurs the risk of having to pay for production capacities that it reserved but will not be able to use or that Polestar will not be able to secure sufficient additional production capacities at reasonable costs in case product demand exceeds expectations.

It is difficult to predict Polestar’s future revenues and appropriately budget for its expenses, and Polestar has limited insight into trends that may emerge and affect its business. Polestar is required to provide forecasts of its demand to certain of its strategic partners and suppliers several months prior to the scheduled delivery of vehicles to its prospective customers. Currently, there is little historical basis for making judgments about the demand for

Polestar’s vehicles or its ability to develop, manufacture, and deliver vehicles, or its profitability in the future. If Polestar overestimates its requirements, its strategic partners or suppliers may have excess manufacturing capacity and/or inventory, which indirectly would increase its costs. If Polestar underestimates its requirements, its strategic partners and suppliers may have inadequate manufacturing capacity and/or inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that Polestar’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Polestar fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, which would harm Polestar’s brand, business, financial condition and results of operations.

Polestar may be unable to grow its global product sales, delivery capabilities and its servicing and vehicle charging partnerships, or Polestar may be unable to accurately project and effectively manage its growth. If Polestar is unable to expand its charging network and servicing capabilities, customers’ perceptions of Polestar could be negatively affected, which could materially and adversely affect Polestar’s business, financial condition, results of operations and prospects.

Polestar’s success will depend on its ability to continue to expand its sales capabilities. As Polestar develops and grows its products worldwide, its success will depend on its ability to correctly forecast demand in various markets. If Polestar incorrectly forecasts its demand in one market, it cannot move this excess supply to another market where demand for Polestar products exists. Polestar may face difficulties with deliveries at increasing volumes, particularly in international markets requiring significant transit times. Moreover, because of Polestar’s unique expertise with its vehicles, Polestar recommends that its vehicles be serviced by Polestar or by certain authorized professionals. If Polestar experiences delays in adding servicing capacity or servicing its vehicles efficiently, or experiences unforeseen issues with the reliability of its vehicles, it could overburden Polestar’s servicing capabilities and parts inventory.

There is no assurance that Polestar will be able to ramp its business to meet its sales, delivery, manufacturing and servicing targets globally, or that Polestar’s projections on which such targets are based will prove accurate. These plans require significant cash investments and management resources and there is no guarantee that they will generate additional sales or manufacturing of Polestar’s products, or that Polestar will be able to avoid cost overruns or be able to hire additional personnel to support them. As Polestar expands, it will also need to ensure its compliance with regulatory requirements in various jurisdictions applicable to the manufacturing, sale and servicing of its products. If Polestar fails to manage its growth effectively, its brand, business, prospects, financial condition and operating results may be harmed.

Polestar has experienced and may in the future experience significant delays in the design, development, manufacture, launch and financing of its vehicles, which could harm its business and prospects.

Any delay in the financing, development, design, manufacture and launch of Polestar’s vehicles, including planned future models, and any future electric vehicles could materially damage Polestar’s business, prospects, financial condition and results of operations. Automobile manufacturers often experience delays in the development, design, manufacture and commercial release of new vehicle models, and Polestar has experienced in the past, and may experience in the future, such delays with regard to its vehicles. For example, in 2020, Polestar 2’s intended start date for production was delayed by one month. Further, delays can also impact features in the vehicles, as seen with Polestar’s intended introduction of Apple CarPlay into Polestar 2. Polestar’s plan to commercially manufacture and sell its vehicles is dependent upon the timely availability of funds, upon Polestar’s finalizing of the related development, component procurement, testing, build-out and manufacturing plans in a timely manner and also upon Polestar’s ability to execute these plans within the planned timeline. Prior to mass production of its new models, Polestar will also need the vehicles to be fully approved for sale according to differing requirements, including but not limited to regulatory requirements, in the different geographies where Polestar intends to launch its vehicles.

Furthermore, Polestar relies on its strategic partners and suppliers for the provision and development of many of the key components, technology and materials used in its vehicles. To the extent Polestar’s strategic partners or suppliers experience any delays in providing Polestar with or developing necessary components, technology and materials, Polestar could experience delays in delivering on its timelines. Any significant delay or other complication in the development, manufacture, launch and production ramp of Polestar’s future products, features and services, including complications associated with expanding its production capacity and supply chain or obtaining or maintaining related regulatory approvals, or the inability to manage such ramps cost-effectively, could materially damage Polestar’s brand, business, prospects, financial condition and results of operations.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm Polestar’s business. Polestar will need to maintain and significantly grow its access to battery cells and control its related costs.

As Polestar produces its vehicles, it may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and adversely impact Polestar’s business, results of operations, prospects and financial condition. The production of Polestar’s vehicles requires lithium-ion cells and semiconductors from suppliers, as well as aluminum, steel, lithium, nickel, copper, cobalt, neodymium, terbium, praseodymium and manganese. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicles and energy storage products by Polestar’s competitors, and could adversely affect Polestar’s business and results of operations. Polestar’s ability to manufacture its vehicles will depend on the continued supply of battery cells for the battery packs used in its products. Polestar has limited flexibility in changing battery cell suppliers, and any disruption in the supply of battery cells from such suppliers could disrupt production of Polestar’s vehicles until a different supplier is fully qualified. In particular, Polestar is exposed to multiple risks relating to lithium-ion cells. These risks include:

•

the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

•	an increase in the cost, or a decrease in the available supply, of materials, such as cobalt, used in lithium-ion cells;

•	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

•	fluctuations in the value of any foreign currencies, and SEK, RMB, USD or EUR in particular, in which battery cell and related raw material purchases are or may be denominated.

Furthermore, Polestar’s ability to manufacture its vehicles depends on continuing access to semiconductors and components that incorporate semiconductors. A global semiconductor supply shortage is having wide-ranging effects across multiple industries and the automotive industry in particular, and it has impacted many automotive suppliers and manufacturers, including Polestar, that incorporate semiconductors into the parts they supply or manufacture. Polestar has experienced and may continue to experience an impact on its operations as a result of the semiconductor supply shortage, and such shortage could in the future have a material impact on Polestar or its suppliers, which could delay production or force Polestar or its suppliers to pay exorbitant rates for continued access to semiconductors and could have a material and adverse effect on Polestar’s business, prospects and results of operations. In addition, prices and transportation expenses for these materials fluctuate depending on many factors beyond Polestar’s control, including fluctuations in supply and demand, currency fluctuations, tariffs and taxes, fluctuations and shortages in petroleum supply, freight charges, the ongoing COVID-19 pandemic and other economic and political factors. Substantial increases in the prices for Polestar’s materials or prices charged to Polestar, such as those charged by battery cell or semiconductor suppliers, would increase Polestar’s operating costs, and could reduce Polestar’s margins if it cannot recoup the increased costs through increased prices. Any attempt to increase product prices in response to increased material costs could result in cancellations of orders and reservations and materially and adversely affect Polestar’s brand, image, business, results of operations, prospects and financial condition.

The success and growth of Polestar’s business depends upon its ability to continuously and rapidly innovate, develop and market new products and there are significant risks related to future market adoption of Polestar’s products. Polestar’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

The success and growth of Polestar’s business depends upon its ability to continuously and rapidly innovate, develop and market new products, and there are significant risks related to future market adoption of Polestar’s products and government programs incentivizing consumers to purchase electric vehicles. Polestar has a limited operating history and operates in a rapidly evolving and highly regulated market. Polestar has encountered and expects to continue to encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks relating to its ability to, among other things:

•	successfully launch commercial production and sales of its vehicles on the timing and with the specifications Polestar has planned;

•	hire, integrate and retain professional and technical talent, including key members of management;

•	continue to make significant investments in research, development, manufacturing, marketing and sales;

•	successfully obtain, maintain, protect and enforce its intellectual property and defend against claims of intellectual property infringement, misappropriation or other violations;

•	build a well-recognized and respected brand;

•	establish and refine its commercial manufacturing capabilities and distribution infrastructure;

•	establish and maintain satisfactory arrangements with its strategic partners and suppliers;

•	establish and expand a customer base;

•	navigate an evolving and complex regulatory environment;

•	anticipate and adapt to changing market conditions, including consumer demand for certain vehicle types, models or trim levels, technological developments and changes in competitive landscape; and

•	successfully design, build, manufacture and market new models of electric vehicles in the future.

Polestar operates in an intensely competitive market, which is generally cyclical and volatile. Should Polestar not be able to compete effectively against its competitors then it is likely to lose market share, which could have a material and adverse effect on the business, financial condition, results of operations and prospects of Polestar.

The global automotive market, particularly for electric and alternative fuel vehicles, is highly competitive, and Polestar expects it will become even more so in the future. In recent years, the electric vehicle industry has grown, with several companies that focus completely or partially on the electric vehicle market. Polestar expects additional companies to enter this market within the next several years. Polestar also competes with established automobile manufacturers in the luxury vehicle segment, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market with either fully electric or plug-in hybrid versions of their vehicles, and Polestar also expects to compete for sales with luxury vehicles with internal combustion engines from established manufacturers. Many of Polestar’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than Polestar does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing and support of their products. In addition, many of these companies have longer operating histories, greater name recognition, larger and more established sales forces, broader customer and industry relationships and other resources than Polestar does. Polestar’s competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively than it does. Polestar expects competition in its industry to significantly intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization, favorable governmental policies and consolidation in the worldwide automotive industry. Polestar’s ability to successfully compete in its industry will be fundamental to its future success in existing and new markets. Further, sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose Polestar to further volatility as it expands and adjusts its operations. Decreases in the retail or wholesale prices of electricity from utilities or other renewable energy sources could make Polestar’s products less attractive to customers. There can be no assurance that Polestar will be able to compete successfully in its markets.

Polestar’s business and prospects depend significantly on the Polestar brand. If Polestar is unable to maintain and enhance its brand and capture additional market share or if its reputation and business are harmed, it could have a material and adverse impact on Polestar’s business, financial condition, results of operations and prospects.

Polestar’s business and prospects will heavily depend on its ability to develop, maintain and strengthen the “Polestar” brand associated with design, sustainability and technological excellence. Promoting and positioning its brand will likely depend significantly on Polestar’s ability to provide a consistently high-quality customer experience. To promote its brand, Polestar may be required to change its customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print advertising. In particular, any negative publicity, whether or not true, can quickly proliferate on social media and harm consumer perception and confidence in Polestar’s brand. Polestar’s ability to successfully position its brand could also be adversely affected by perceptions about the quality of its competitors’ vehicles or its competitors’ success. For example, certain of Polestar’s competitors have been subject to significant scrutiny for incidents involving their self-driving technology and battery fires, which could result in similar scrutiny of Polestar.

In addition, from time to time, Polestar’s vehicles may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare Polestar unfavorably to competitors could adversely affect consumer perception about its vehicles and reduce demand for its vehicles, which could have a material and adverse effect on Polestar’s business, results of operations, prospects and financial condition.

Polestar’s sales will depend in part on its ability to establish and maintain confidence in its business prospects among consumers, analysts and others within its industry.

Consumers may be less likely to purchase Polestar’s products if they do not believe that its business will succeed or that its operations, including service and customer support operations, will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Polestar if they are not convinced that its business will succeed. Accordingly, to build, maintain and grow its business, Polestar must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to its liquidity and business prospects. Maintaining such confidence may be particularly difficult as a result of many factors, including Polestar’s limited operating history, others’ unfamiliarity with its products, uncertainty regarding the future of electric vehicles, any delays in scaling production, delivery and service operations to meet demand, competition and Polestar’s production and sales performance compared with market expectations. Many of these factors are largely outside of Polestar’s control, and any negative perceptions about Polestar’s business prospects, even if exaggerated or unfounded, would likely harm its business and make it more difficult to raise additional capital in the future. In addition, a significant number of new electric vehicle companies have recently entered the automotive industry, which is an industry that has historically been associated with significant barriers to entry and a high rate of failure. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including Polestar, and further challenging customer, supplier and analyst confidence in Polestar’s business prospects.

The automotive industry has significant barriers to entry that Polestar must overcome in order to manufacture and sell electric vehicles at scale.

The automobile industry is characterized by significant barriers to entry, including large capital requirements, investment costs of developing, designing, manufacturing and distributing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales and service locations. Since Polestar is focused on electric vehicles, it faces a variety of added challenges to entry that a traditional automobile manufacturer would not encounter, including additional costs of developing and producing an electric powertrain that has comparable performance to a traditional gasoline engine in terms of range and power, inexperience with servicing electric vehicles, regulations associated with the transport of batteries, the need to establish or provide access to sufficient charging locations and unproven high-volume customer demand for fully electric vehicles. If Polestar is not able to overcome these barriers, its business, prospects, results of operations and financial condition will be negatively impacted, and its ability to grow its business will be harmed.

Polestar may be unable to adequately control the substantial costs associated with its operations.

Polestar will require significant capital to develop and grow its business, and will need to seek new financing in the future. Polestar has incurred and expects to continue to incur significant expenses, including leases, sales and distribution expenses as its builds its brand and markets its vehicles; expenses relating to developing and manufacturing its vehicles; tooling and expanding its manufacturing facilities; research and development expenses, raw material procurement costs; and general and administrative expenses as it scales its operations and incurs the costs of being a public company. In addition, Polestar expects to incur significant costs servicing and maintaining customers’ vehicles, including establishing its service operations and facilities. These expenses could be significantly higher than Polestar currently anticipates. In addition, any delays in the start of production, obtaining necessary equipment or supplies, expansion of Polestar’s manufacturing facilities or manufacturing agreements, or the procurement of permits and licenses relating to Polestar’s expected manufacturing, sales and distribution model could significantly increase Polestar’s expenses. In such event, Polestar could be required to seek additional financing earlier than it expects, and such financing may not be available on commercially reasonable terms, or at all.

In the longer term, Polestar’s ability to become profitable in the future will depend on its ability not only to control costs, but also to sell in quantities and at prices sufficient to achieve its expected margins. If Polestar is unable to cost-efficiently develop, design, manufacture, market, sell, distribute and service its vehicles, its margins, profitability and prospects would be materially and adversely affected.

Polestar has incurred net losses each year since its inception and expects to incur increasing expenses and substantial losses for the foreseeable future.

As of December 31, 2020, Polestar’s accumulated deficit was approximately $754 million. Polestar expects to continue to incur substantial losses and increasing expenses in the foreseeable future as it:

•	continues to design and develop its vehicles;

•	builds up inventories of parts and components for its vehicles;

•	manufactures an available inventory of its vehicles;

•	develops and deploys vehicle charging partnerships;

•	expands its design, research, development, maintenance and repair capabilities;

•	increases its sales and marketing activities and develops its distribution infrastructure; and

•	expands its general and administrative functions to support its growing operations and status as a public company.

If Polestar’s product development or commercialization is delayed, its costs and expenses may be significantly higher than it currently expects. Because Polestar will incur the costs and expenses from these efforts before it receives any incremental revenues with respect thereto, Polestar expects its losses in future periods will be significant.

Polestar depends on revenue generated from a limited number of models and expects this to continue in the foreseeable future.

Polestar currently depends on revenue generated from two vehicle models, Polestar 1 and Polestar 2, and in the foreseeable future will be significantly dependent on a limited number of models. Although Polestar has other vehicle models on its product pipeline, it currently does not expect to introduce another vehicle model for sale until 2023. Polestar expects to rely on sales from Polestar 1 and Polestar 2, among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models (see “—Risks Related to Financing and Strategic Transactions—Polestar will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.”). To the extent that production of Polestar’s vehicles is delayed or reduced, or if the vehicles are not well-received by the market for any reason, Polestar’s revenues and cash flow would be adversely affected and it may need to seek additional financing earlier than it expects, and such financing may not be available to it on commercially reasonable terms, or at all.

Polestar relies on its partnerships with vehicle charging networks to provide charging solutions for its vehicles.

Demand for Polestar’s vehicles will also depend in part on the availability of charging infrastructure. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Some potential customers may choose not to purchase an electric vehicle because of the lack of a more widespread service network or charging infrastructure at the time of sale. Polestar’s ability to generate customer loyalty and grow its business could be impaired by a lack of satisfactory access to charging infrastructure. To the extent Polestar is unable to meet user expectations or experiences difficulties in providing charging solutions, demand for its vehicles may suffer, and Polestar’s reputation and business may be materially and adversely affected.

Polestar relies on its strategic partners for servicing its vehicles and on their systems, such as Dealer Management Systems and diagnostic tools. If Polestar or its strategic partners are unable to adequately address the service requirements of its customers, Polestar’s business, prospects, financial condition and results of operations may be materially and adversely affected.

Polestar’s strategic partners have limited experience servicing or repairing Polestar vehicles. This risk is enhanced by Polestar’s limited operating history and its limited data regarding its vehicles’ real-world reliability and service requirements. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. As such, there can be no assurance that Polestar’s service arrangements adequately address the service requirements of its customers to their satisfaction, or that Polestar and its servicing partners have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of vehicles Polestar delivers increases. In addition, if Polestar is unable establish a widespread service network that provides satisfactory customer service, its customer loyalty, brand and reputation could be adversely affected, which in turn could materially and adversely affect its sales, results of operations, prospects and financial condition.

In addition, the motor vehicle industry laws in many jurisdictions require that service facilities be available to service vehicles physically sold from locations in the state. While Polestar anticipates developing a service program that would satisfy regulatory requirements in these circumstances, the specifics of its service program are still in development, and at some point may need to be restructured to comply with state law, which may impact Polestar’s business, financial condition, results of operations and prospects.

Furthermore, in some jurisdictions, Polestar may be regarded as a competitor of its strategic partners in relation to servicing vehicles pursuant to applicable competition laws. Therefore, Polestar and its strategic partners’ sales units in those markets will be subject to strict controls over the sharing of commercially sensitive information and anti-cartel requirements that can result in reduced coordination with respect to providing servicing to customers, which in turn could have a material and adverse effect on Polestar’s sales, results of operations, prospects and financial condition.

Polestar’s customers will also depend on Polestar’s customer support team to resolve technical and operational issues relating to the integrated software underlying its vehicles. As Polestar grows, additional pressure may be placed on its customer support team or partners, and Polestar may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Polestar also may be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Polestar’s results of operations. If Polestar is unable to successfully address the service requirements of its customers, or if it establishes a market perception that it does not maintain high-quality support, its brand and reputation could be adversely affected, and it may be subject to claims from its customers, which could result in loss of revenue or damages, and its business, results of operations, prospects and financial condition could be materially and adversely affected.

If Polestar’s vehicles fail to perform as expected, its ability to develop, market and sell or lease its products could be harmed.

Polestar’s vehicles may contain defects in components, software, design or manufacture that may cause them not to perform as expected or that may require repairs, recalls and design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Polestar’s vehicles use a substantial amount of software code to operate, and software products are inherently complex and may contain defects and errors. If Polestar’s vehicles contain defects in design and manufacture that cause them not to perform as expected or that require repair, or certain features of Polestar’s vehicles take longer than expected to become available, are legally restricted or become subject to additional regulation, Polestar’s ability to develop, market and sell its products and services could be harmed. Efforts to remedy any issues Polestar observes in its products could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of its customers. Further, Polestar’s limited operating history and limited field data reduce its ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of its battery packs, powertrains and vehicles. There can be no assurance that Polestar will be able to detect and fix any defects in its products prior to their sale or lease to customers.

Any defects, delays or legal restrictions on vehicle features, or other failure of Polestar’s vehicles to perform as expected, could harm Polestar’s reputation and result in delivery delays, product recalls, product liability claims, breach of warranty claims and significant warranty and other expenses, and could have a material and adverse impact on Polestar’s business, results of operations, prospects and financial condition. As a newer entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to Polestar. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for Polestar’s vehicles.

In addition, even if its vehicles function as designed, Polestar expects that the battery efficiency, and hence the range, of its electric vehicles, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require Polestar to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease Polestar’s vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected consumers’ purchasing decisions. There can be no assurance that Polestar will be able to improve the performance of its battery packs, or increase its vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively influence potential customers’ willingness to purchase Polestar’s vehicles and negatively impact its brand and reputation, which could adversely affect Polestar’s business, prospects, results of operations and financial condition.

Polestar must develop complex software and technology systems, including in coordination with its strategic partners, vendors and suppliers, in order to produce its electric vehicles, and there can be no assurance such systems will be successfully developed.

Polestar’s vehicles use a substantial amount of externally developed and in-house software and complex technological hardware to operate, some of which is still subject to further development and testing. The development and implementation of such advanced technologies is inherently complex, and Polestar will need to coordinate with its vendors and suppliers in order to integrate such technology into its electric vehicles and ensure it interoperates with other complex technology as designed and as expected. Polestar may fail to detect defects and errors that are subsequently revealed, and its control over the performance of other parties’ services and systems may be limited. Any defects or errors in, or which are attributed to, Polestar’s technology, could result in, among other things:

•	delayed production and delivery of Polestar’s vehicles;

•	delayed market acceptance of Polestar’s vehicles;

•	loss of customers or the inability to attract new customers;

•	diversion of engineering or other resources for remedying the defect or error;

•	damage to Polestar’s brand or reputation;

•	increased service and warranty costs;

•	legal action by customers or third parties, including product liability claims; and

•	penalties imposed by regulatory authorities.

In addition, if Polestar is unable to develop the software and technology systems necessary to operate its vehicles, Polestar’s competitive position will be harmed. Polestar relies on its strategic partners and suppliers to develop a number of technologies for use in its products, including Google Android Automotive Services for the infotainment system installed in Polestar vehicles and independent developers developing third-party apps for Polestar vehicles. There can be no assurances that Polestar’s strategic partners and suppliers will be able to meet the technological requirements, production timing and volume requirements to support Polestar’s business plan. In addition, such technology may not satisfy the cost, performance useful life and warranty characteristics Polestar anticipates in its business plan, which could materially and adversely affect Polestar’s business, prospects and results of operations.

Polestar’s vehicle production relies heavily on complex machinery and involves a significant degree of risk and uncertainty in terms of operational performance and costs.

Polestar’s vehicle production relies heavily on complex machinery and involves a significant degree of uncertainty and risk in terms of operational performance and costs. The manufacturing plants for Polestar’s vehicles consist of large-scale machinery combining many components. These manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed.

Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency of Polestar. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Polestar’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material and adverse effect on Polestar’s business, results of operations, cash flows, financial condition or prospects.

Polestar relies on its partners to manufacture vehicles and these partners have limited experience in producing electric vehicles. Further, Polestar relies on sufficient production capacity being available and/or allocated to it by its partners in order to manufacture its vehicles. Delays in the timing of expected business milestones and commercial launches, including Polestar’s ability to mass produce its electric vehicles and/or complete and/or expand its manufacturing capabilities, could materially and adversely affect Polestar’s business, financial condition, results of operations and prospects.

Although Polestar currently has manufacturing facilities that manufacture Polestar 1, Polestar intends to rely solely on its contract manufacturing arrangements with its partners to manufacture future Polestar models. Polestar cannot provide any assurance as to whether its partners will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply that will enable Polestar to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its vehicles. Even if Polestar’s partners are successful in developing high volume production capabilities and processes and reliably source their component supplies, no assurance can be given as to whether they will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond their and Polestar’s control such as problems with suppliers and vendors, or force majeure events, or in time to meet Polestar’s commercialization schedules or to satisfy the requirements of customers and potential customers. Any failure to develop such production processes and capabilities within Polestar’s projected costs and timelines could have a material and adverse effect on its business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges may also arise as Polestar ramps production, and it will be important that Polestar address these challenges promptly while continuing to control its manufacturing costs. If Polestar is not successful in doing so, or if it experiences issues with its manufacturing process improvements, it could face delays in establishing and/or sustaining its production ramps or be unable to meet its related cost and profitability targets.

Polestar faces risks associated with international operations, including tariffs and unfavorable regulatory, political, tax and labor conditions, which could materially and adversely affect its business, financial condition, results of operations and prospects.

Polestar has operations and subsidiaries in Europe, North America and Asia that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of its growth strategy, Polestar intends to expand its sales, maintenance and repair services and manufacturing activities to new countries in the coming years. However, Polestar has limited experience to date manufacturing, selling or servicing its vehicles, and such expansion would require it to make significant expenditures, including the hiring of local employees, in advance of generating any revenue. Polestar is subject to a number of risks associated with international business activities that may increase its costs, impact its ability to sell, service and manufacture its vehicles and require significant management attention. These risks include:

•	conforming Polestar’s vehicles to various international regulatory requirements where its vehicles are sold, or homologation;

•	establishing localized supply chains and managing international supply chain and logistics costs;

•	establishing sufficient charging points for Polestar’s customers in those jurisdictions, via partnerships or, if necessary, via development of its own charging networks;

•	difficulty in staffing and managing foreign operations;

•	difficulties attracting customers in new jurisdictions;

•

difficulties establishing international manufacturing operations, including difficulties establishing relationships with or establishing localized supplier bases and developing cost-effective and reliable supply chains for such manufacturing operations;

•

taxes, regulations and permit requirements, including taxes imposed by one taxing jurisdiction that Polestar may not be able to offset against taxes imposed upon it in another relevant jurisdiction, and foreign tax and other laws limiting its ability to repatriate funds to another relevant jurisdiction;

•	fluctuations in foreign currency exchange rates and interest rates, including risks related to any forward currency contracts, interest rate swaps or other hedging activities Polestar undertakes;

•	United States and foreign government trade restrictions, tariffs and price or exchange controls;

•	foreign labor laws, regulations and restrictions;

•	changes in diplomatic and trade relationships, including political risk and customer perceptions based on such changes and risks;

•	political instability, natural disasters, pandemics (including the ongoing COVID-19 pandemic), war or events of terrorism; and

•	the strength of international economies.

If Polestar fails to successfully address these risks, its business, prospects, results of operations and financial condition could be materially harmed.

Polestar relies heavily on manufacturing facilities based in China and its growth strategy will depend on growing its business in China. This subjects Polestar to economic, operational, regulatory and legal risks specific to China.

Polestar relies heavily on manufacturing facilities based in China for the manufacture of its vehicles, including facilities of the Volvo Cars, Geely and its other contract partners, as well as its own manufacturing facilities in China. Polestar intends to rely solely on arrangements with its contract manufacturers, including Volvo Cars and Geely, for future Polestar models, many of which will be based in China, and its growth strategy will depend on growing its business based in China. This growing presence increases Polestar’s sensitivity to the economic, operational and legal risks specific to China. For example, China’s economy differs from the economies of most developed countries in many aspects, including, but not limited to, the degree of government involvement, level of corruption, control of capital investment, reinvestment control of foreign exchange, control of intellectual property, allocation of resources, growth rate and development level. Although the Chinese government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over economic growth in China through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While China’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down, particularly in view of the effects of government actions to address the effects of the COVID-19 pandemic, which resulted in significant closures of businesses during a significant portion of 2020. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on Polestar. For example, Polestar’s financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Higher inflation could adversely affect Polestar’s results of operations and financial condition. Furthermore, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. In addition, the Chinese government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for Polestar’s products and services, and consequently have a material and adverse effect on Polestar’s businesses, financial condition and results of operations.

It is unclear whether and how Polestar’s current or future business, prospects, financial condition or results of operations may be affected by changes in China’s economic, political and social conditions and in its laws, regulations and policies. In addition, many of the economic reforms carried out by the Chinese government are unprecedented or experimental and are expected to be refined and improved over time. This refining and improving process may not necessarily have a positive effect on Polestar’s operations and business development.

Additionally, the legal system in China is not fully developed and there are inherent uncertainties that may affect the protection afforded to Polestar for its business and activities in China that are governed by the Chinese laws and regulations. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since administrative and court authorities in China have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection for Polestar than in more developed legal systems. These uncertainties may impede Polestar’s ability to enforce contracts and could materially and adversely affect Polestar’s business, financial condition and results of operations.

The Chinese government may intervene in or influence Polestar’s and Polestar’s partners’ operations in China at any time, which could result in a material change in Polestar’s operations and ability to produce vehicles and significantly and adversely impact the value of Polestar’s securities.

The Chinese government exerts substantial influence, discretion, oversight and control over the manner in which companies incorporated under the laws and regulations of China must conduct their business activities, including activities relating to overseas offerings of securities and/or foreign investments in such companies. Polestar is incorporated under the laws of England and Wales with headquarters in Sweden, and has subsidiaries with operations in mainland China. Accordingly, Polestar is not subject to the permissions requirements of the China Securities Regulatory Commission with respect to the issuance of securities by Polestar to investors. However, Polestar cannot guarantee that the Chinese government will not seek to intervene or influence any of Polestar’s or its partners’ operations or securities’ offerings at any time. If Polestar or its partners were to become subject to such direct influence, intervention, discretion, oversight or control, including those over overseas offerings of securities (including foreign investments), it may result in a material adverse change in Polestar’s and its partners’ operations and cause the value of Polestar’s securities to significantly decline or be worthless.

The Chinese government has recently published new policies that significantly affected certain industries such as the education and internet industries, and Polestar, albeit not engaging in such industries, cannot rule out the possibility that the Chinese government will in the future release regulations or policies regarding Polestar’s industry that could require Polestar and its partners to seek permission from Chinese authorities to continue operating, which may adversely affect Polestar’s business, financial condition and results of operations.

Changes in Chinese policies, regulations and rules may be quick with little advance notice and the enforcement of laws of the Chinese government is uncertain and could have a significant impact upon Polestar’s and its partners’ ability to operate profitably.

Polestar relies on its and its partners’ operations and facilities located in China. Accordingly, economic, political and legal developments in China will significantly affect Polestar’s business, financial condition, results of operations and prospects. Policies, regulations, rules and the enforcement of laws of the Chinese government can have significant effects on economic conditions in China and the ability of businesses to operate profitably. Polestar’s ability to operate profitably may be adversely affected by rapid and unexpected changes in policies by the Chinese government, including changes in laws, regulations, their interpretation and their enforcement.

Compliance with China’s new Data Security Law, Cybersecurity Review Measures (revised draft for public consultation), Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect Polestar’s business.

China has implemented new rules relating to data protection, and the new Data Security Law took effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government.

Additionally, China’s Cyber Security Law requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that China adopt a multi-level protection scheme (“MLPS”), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to a series of national standards on the grading and implementation of the classified protection of cyber security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

Recently, the Cyberspace Administration of China (the “CAC”) has taken action against several Chinese Internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and Cybersecurity Review Measures, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.” On July 10, 2021, the CAC published a revised draft of the Cybersecurity Review Measures, expanding the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country. On November 14, 2021, the CAC published the draft Network Data Security Management Regulation for public comments, which reiterates the requirement that data processors processing more than 1 million individuals’ information should apply for a cybersecurity review with the CAC, if the processors intend to list their securities in a foreign country.

It is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on Polestar in particular. China’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations, and this could lead to us delisting from the U.S. stock market.

Also, on August 20, 2021, the Standing Committee of China’s National People’s Congress (“NPC”) passed the Personal Information Protection Law, which became effective on November 1, 2021. The Personal Information Protection Law provides a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The Personal Information Protection Law also provides that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to be set by the CAC are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by the CAC for any export of such personal information. On October 29, 2021, the CAC issued the draft Cross-border Data Transfer Security Assessment Measures for public comments, which require personal information processors who process more than 1 million individual’s personal information to apply and pass the security assessment organized by the CAC before any export of personal information.. Lastly, the Personal Information Protection Law contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year and may also be ordered to suspend any related activity by competent authorities.

Other than personal information, the Automobile Data Security Management Measures (for Trial Implementation) jointly issued by the National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security and Ministry of Transport on August 16, 2021 impose strict regulation on important data, which includes more than 100,000 individuals’ personal information. The Automobile Data Security Management Measures (for Trial Implementation) provide that important data should be stored within the territory of China in accordance with the law, and if it is really necessary to export such data due to business needs, a security assessment organized by the CAC must be passed.

Polestar uses global information systems to support its worldwide operation, but the information systems might not have servers in China and the personal information collected by Polestar in China may be constantly exported outside China to countries hosting the information systems’ servers. Polestar also relies on certain information systems maintained by Volvo Cars to process certain personal information, which similarly exports personal information outside China on a regular basis. Personal information processed by information systems with servers in China is stored in China, unless Polestar’s operations necessitate exporting such personal information.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation or changes in enforcement. Compliance with the Cyber Security Law, the Data Security Law, the Personal Information Protection Law and/or related implementing regulations could significantly increase the cost to Polestar of producing and selling vehicles, require significant changes to Polestar’s operations or even prevent Polestar from providing certain service offerings in jurisdictions in which Polestar currently operates or in which Polestar may operate in the future. Despite Polestar’s efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that Polestar’s practices or offerings could fail to meet all of the requirements imposed on Polestar by the Cyber Security Law, the Data Security Law, the Personal Information Protection Law and/or related implementing regulations. Any failure on Polestar’s part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage Polestar’s reputation, discourage new and existing counterparties from contracting with Polestar or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect Polestar’s business, financial condition and results of operations. Even if Polestar’s practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm Polestar’s reputation and adversely affect Polestar’s business, financial condition and results of operations (See “—Data privacy concerns are generally increasing, which could result in new legislation, in negative public perception of Polestar’s current data collection practices and certain of its services or technologies and/or in changing user behaviors that negatively affect Polestar’s business and product development plans.”). Moreover, the legal uncertainty created by the Data Security Law and the recent Chinese government actions could materially adversely affect Polestar’s ability, on favorable terms, to raise capital; including engaging in follow-on offerings of its securities in the U.S. market.

Polestar and its subsidiaries (i) may not receive or maintain permissions or approvals from the CAC or other relevant authorities to operate in China, (ii) may inadvertently conclude that such permissions or approvals are not required, or (iii) may be required to obtain new permissions or approvals in the future due to changes in applicable laws, regulations, or interpretations related thereto.

Polestar and its subsidiaries in China are not classified as a “critical information infrastructure operators” or “network platform operators” under the Cybersecurity Review Measures, nor have Polestar and its subsidiaries received any notice from the CAC defining them as the foregoing operator, which would require Polestar or its subsidiaries to apply for a cybersecurity review with the CAC. See “—Compliance with China’s new Data Security Law, Cybersecurity Review Measures (revised draft for public consultation), Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect Polestar’s business.” However, if it is determined in the future that approvals or permissions from the CAC or other regulatory authorities are required, these regulatory authorities may impose fines, suspend Polestar’s relevant businesses or halt operations, revoke relevant business permits or operational license, limit Polestar’s ability to pay dividends outside of China, limit Polestar’s operating privileges in China, or take other actions that could materially and adversely affect Polestar’s business, financial condition, results of operations, and prospects, as well as the trading price of ADSs and ADWs. The CAC or other relevant authorities may also take actions requiring Polestar, or making it advisable for Polestar, to halt operations before settlement and delivery of the securities offered with this proxy statement/prospectus. In addition, if the CAC or other regulatory authorities later promulgate new rules or explanations requiring that Polestar or its subsidiaries obtain their approvals or accomplish any required filing or other regulatory procedures, Polestar may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirements could materially and adversely affect Polestar’s business, prospects, financial condition, reputation, and the trading price of ADSs and ADWs.

Polestar may be adversely affected by the complexity, uncertainties and changes in the regulations on internet-related business, automotive businesses and other business carried out by Polestar’s operating entities in China.

The Chinese government extensively regulates the internet and automotive industries and other business carried out by Polestar’s operating entities in China. Such laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

Several regulatory authorities in China, such as the State Administration for Market Regulation, the National Development and Reform Commission, the Ministry of Industry and Information Technology and the Ministry of Commerce, oversee different aspects of the electric vehicle business, and Polestar’s operating entities in China are required to obtain a wide range of government approvals, licenses, permits and registrations in connection with their operations in China. For example, certain filings must be made by automobile dealers through the information system for the national automobile circulation operated by the relevant commerce department within 90 days after the receipt of a business license. Furthermore, the electric vehicle industry is relatively immature in China, and the government has not adopted a clear regulatory framework to regulate the industry.

There are substantial uncertainties regarding the interpretation and application of the existing laws, regulations and policies and possible new laws, regulations or policies in China relating to internet-related businesses as well as automotive businesses and companies. There is no assurance that Polestar will be able to obtain all the permits or licenses related to its business in China, or will be able to maintain its existing permits and licenses or obtain new ones. In the event that the Chinese government considers that Polestar was or is operating without the proper approvals, licenses or permits, promulgates new laws and regulations that require additional approvals or licenses, or imposes additional restrictions on the operation of any part of Polestar’s business, the Chinese government has the power, among other things, to levy fines, confiscate Polestar’s income, revoke its business licenses and require Polestar to discontinue the relevant business or impose restrictions on the affected portion of its business. Any of these actions by the Chinese government may have a material and adverse effect on Polestar’s business, prospects, financial condition and results of operations.

If Polestar updates or discontinues the use of its manufacturing equipment more quickly than expected, it may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in Polestar’s depreciation could negatively affect its financial results.

Polestar has invested and expects to continue to invest significantly in what it believes is state of the art tooling, machinery and other manufacturing equipment, and Polestar depreciates the cost of such equipment over its expected useful lives. However, manufacturing technology may evolve rapidly, and Polestar may decide to update its manufacturing processes more quickly than expected. Moreover, as Polestar ramps the commercial production of its vehicles, Polestar’s experience may cause it to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and Polestar’s results of operations could be negatively impacted.

Polestar’s operating and financial results forecasts and projections rely in large part upon assumptions and analyses developed by it. If the assumptions or analyses that Polestar made in connection with its projections and forecasts prove to be incorrect, Polestar’s actual results of operations may be materially different from its forecasted results.

The projections, including the ListCo Projections appearing elsewhere in this proxy statement/prospectus, reflect Polestar’s estimates of future performance as of September 2021, incorporating certain financial and operational assumptions based on information available at the time the forecasts were made and should not be regarded as an indication that Polestar or any other recipient of this information considered, or now considers, it to be predictive of actual future results. In addition, such projections incorporate assumptions relating to (a) sales volumes and revenues, which could be significantly impacted by economic events and consumer demand for Polestar’s vehicles, (b) Polestar’s expectation to sell vehicles internationally, which could be impacted by trade policies, regulatory constraints and other factors, (c) projected growth in the premium vehicle market; and (d) Polestar’s ability to start and scale production of its electric vehicles, and introduce new models, on the timeline and at the quantities planned.

In addition, the projected financial and operating information incorporates assumptions about Polestar’s ability to maintain an effective cost structure, which could be impacted by the prices of commodities and other inputs, wage inflation, logistics costs, infrastructure and utilities costs, the costs of specialized equipment and tooling, research and development costs, facilities costs and numerous other factors. These assumptions were preliminary and there can be no assurance that the actual results upon which Polestar’s assumptions were based will be in line with its expectations at the time the forecasts were made. As an early-stage company in a rapidly evolving industry, Polestar has limited data on which to base its projections of its future performance and has limited experience forecasting revenues and volumes. The projections, including the ListCo Projections, also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the projections, including the ListCo Projections. Whether actual operating and financial results and business developments will be consistent with the expectations and assumptions reflected in the projections, including the ListCo Projections, depend on a number of factors, many of which are outside of Polestar’s control, including, but not limited to, the risks and uncertainties described elsewhere in this section. If Polestar fails to meet its own financial or operating forecasts, including those relating to volumes and revenues, or those of securities analysts, the value of the Post-Combination Company’s securities could be significantly and adversely affected.

Polestar’s main distribution approach is different from the currently predominant distribution model for automakers, and its long-term viability is unproven. Polestar will not have a third-party retail product distribution network in all of the countries in which it operates, and Polestar may face regulatory challenges to or limitations on its ability to sell vehicles directly.

Polestar’s main distribution approach is not common in the automotive industry today. Polestar vehicles are sold either directly to users (rather than through dealerships), or, in certain countries, through third parties via a franchising model. In North America, for example, all sales are conducted through trusted representatives. Polestar’s direct to consumer approach of vehicle distribution is relatively new and has a shorter track record to prove long-term effectiveness. It thus subjects Polestar to risks as it requires, in the aggregate, significant expenditures and may provide for slower expansion of Polestar’s distribution and sales systems than the traditional dealership system. For example, Polestar does not utilize long established sales channels developed through a dealership system to increase its sales volume. However, Polestar does leverage the existing Volvo Cars network of dealers as a pipeline of potential operators of Polestar Locations or distributors (depending on the distribution approach in each country). Moreover, Polestar competes with automakers with well-established distribution channels. If Polestar’s lack of a traditional dealer distribution network results in lost opportunities to generate sales, it could limit Polestar’s ability to grow. Polestar’s expansion of its network of retail locations and service points may not fully meet users’ expectations. Polestar’s success will depend in large part on its ability to effectively develop its own sales channels and marketing strategies. Implementing its business model is subject to numerous challenges, including obtaining permits and approvals from government authorities, and Polestar may not be successful in addressing these challenges.

Polestar’s experience distributing directly to consumers only started in 2019 with the launch of Polestar 1 and at a larger scale in 2020 with the launch of Polestar 2. Therefore, Polestar expects that the building of an in-house sales and marketing function will be expensive and time consuming. To the extent Polestar is unable to successfully execute on its current direct distribution plans, it may be required to change such plans, which may prove costly, time-consuming or ineffective. If Polestar’s use of an in-house sales and marketing team is not effective, Polestar’s results of operations and financial conditions could be adversely affected.

Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could have a material and adverse effect on Polestar’s business, prospects, financial condition and results of operations.

Polestar provides a manufacturer’s warranty on all vehicles, components and systems it sells. Polestar needs to maintain reserves to cover part replacement and other vehicle repair needs, including any potential software upgrades or warranty claims. In addition, Polestar provides additional warranties on installation workmanship or performance guarantees. Warranty reserves will include Polestar’s management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly in light of Polestar’s limited operating history and the limited field data available to it, and changes to such estimates based on real-world observations may cause material changes to Polestar’s warranty reserves in the future. If Polestar’s reserves are inadequate to cover future maintenance requirements on its vehicles, its business, prospects, financial condition and results of operations could be materially and adversely affected. Polestar may become subject to significant and unexpected expenses as well as claims from its customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims. In addition, if future laws or regulations impose additional warranty obligations on Polestar that go beyond Polestar’s manufacturer’s warranty, Polestar may be exposed to materially higher warranty, parts replacement and repair expenses than it expects, and its reserves may be insufficient to cover such expenses.

Polestar may be unable to offer attractive leasing and financing options for its current vehicle models and future vehicles, which would adversely affect consumer demand for its vehicles.

Polestar offers leasing and financing of its vehicles to potential customers through financing partners and currently has 18 agreements in place with such partners. Polestar believes that the ability to offer attractive leasing and financing options is particularly relevant to customers in the premium vehicle segments in which it competes, and if Polestar is unable to offer its customers an attractive option to finance the purchase or lease of its vehicles, such failure could substantially reduce the population of potential customers and decrease demand for Polestar’s vehicles.

Polestar is subject to risks associated with advanced driver assistance system technology. Polestar is also working on adding autonomous driving technology to its vehicles and expects to be subject to the risks associated with this technology. Polestar cannot guarantee that its vehicles will achieve its targeted assisted or autonomous driving functionality within its projected timeframe, or ever.

Polestar’s vehicles are designed with the advanced driver assistance system (“ADAS”) hardware, and Polestar expects to launch automation functionalities and additional capabilities, including autonomous driving (“AD”), over time. ADAS/AD technologies are emerging and subject to known and unknown risks, and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction, and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. In addition, self-driving technologies are the subject of intense public scrutiny and interest, and previous accidents involving autonomous driving features in other vehicles, including alleged failures or misuse of such features, have generated significant negative media attention and government investigations. To the extent accidents associated with Polestar’s ADAS or AD technologies occur, Polestar could be subject to significant liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect Polestar’s results of operations, financial condition and growth prospects.

In addition, Polestar faces substantial competition in the development and deployment of ADAS/AD technologies. Many of Polestar’s competitors, including Tesla, established automakers such as Mercedes-Benz, Audi and General Motors (including via its investments in Cruise Automation), and technology companies including Waymo (owned by Alphabet), Zoox.ai (owned by Amazon), Aurora (which recently announced a business combination with Uber’s subsidiary focused on self-driving technologies), Argo AI (jointly owned by Ford and Volkswagen), Mobileye (a subsidiary of Intel), Aptiv, Baidu, Nuro and Ghost.ai, have devoted significant time and resources to developing ADAS/AD technologies. If Polestar is unable to develop competitive or more advanced ADAS/AD technologies in-house or acquire access to such technology via partnerships or investments in other companies or assets, it may be unable to equip its vehicles with competitive ADAS/AD features, which could damage its brand, reduce consumer demand for its vehicles or trigger cancellations of reservations and could have a material and adverse effect on its business, results of operations, prospects and financial condition. ADAS/AD technologies are also subject to considerable regulatory uncertainty, which exposes Polestar to additional risks.

Uninsured losses, including losses resulting from product liability, accidents, acts of God and other claims against Polestar, could result in payment of substantial damages, which would decrease Polestar’s cash reserves and could harm its cash flow and financial condition.

In the ordinary course of business, Polestar may be subject to losses resulting from product liability, accidents, acts of God and other claims against it, for which it may have no insurance coverage. While Polestar currently carries commercial general liability, commercial automobile liability, excess liability, product liability, crime, cargo stock throughput, property, workers’ compensation, employment practices, production and directors’ and officers’ insurance policies, it may not maintain as much insurance coverage as other companies do, and in some cases, it may not maintain any at all. Additionally, the policies it does have may include significant deductibles, and it cannot be certain that its insurance coverage will be sufficient to cover all or any future claims against it. A loss that is uninsured or exceeds policy limits may require Polestar to pay substantial amounts, which could adversely affect its financial condition and results of operations. Further, insurance coverage may not continue to be available to Polestar or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in Polestar’s risk profile in the future.

Polestar’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within Polestar’s vehicles make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Any such events or failures of Polestar’s vehicles, battery packs or warning systems could subject Polestar to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve Polestar’s vehicles, could seriously harm Polestar’s business and reputation.

Moreover, any failure of a competitor’s electric vehicle or energy storage product, as well as the mishandling of battery cells or a safety issue or fire or related to the cells at partners’ manufacturing facilities, may cause indirect adverse publicity for Polestar and its products. Such adverse publicity could negatively affect Polestar’s brand and harm its business, prospects, results of operations and financial condition.

Polestar’s ability to generate meaningful product revenue will depend on consumer adoption of electric vehicles. However, the market for electric vehicles is still evolving and changes in governmental programs incentivizing consumers to purchase electric vehicles, fluctuations in energy prices, the sustainability of electric vehicles and other regulatory changes might negatively impact adoption of electric vehicles by consumers. If the pace and depth of electric vehicle adoption develops more slowly than Polestar expects, its revenue may decline or fail to grow, and Polestar may be materially and adversely affected.

Polestar is only developing electric vehicles and, accordingly, its ability to generate meaningful product revenue will highly depend on sustained consumer demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as Polestar expects or develops more slowly than it expects, or if there is a decrease in consumer demand for electric vehicles, Polestar’s business, prospects, financial condition and results of operations will be harmed. The market for electric and other alternative fuel vehicles is relatively new and rapidly evolving and is characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulations (including government incentives and subsidies) and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Any number of changes in the industry could negatively affect consumer demand for electric vehicles in general and Polestar’s electric vehicles in particular.

In addition, demand for electric vehicles may be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles such as sales and financing incentives like tax credits, prices of raw materials and parts and components, cost of fuel or electricity, availability of consumer credit and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect Polestar’s business, prospects, financial condition and results of operations. Further, sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose Polestar to increased volatility, especially as it expands and adjusts its operations and retail strategies. Specifically, it is uncertain how such macroeconomic factors will impact Polestar as a newer entrant in an industry that has globally been experiencing a recent decline in sales.

Other factors that may influence the adoption of electric vehicles include:

•	perceptions about electric vehicle quality, safety, design, performance and cost;

•	perceptions about the limited range over which electric vehicles may be driven on a single battery charge;

•

perceptions about the total cost of ownership of electric vehicles, including the initial purchase price and operating and maintenance costs, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

•	concerns about electric grid capacity and reliability;

•

perceptions about the sustainability and environmental impact of electric vehicles, including with respect to both the sourcing and disposal of materials for electric vehicle batteries and the generation of electricity provided in the electric grid;

•	the availability of other alternative fuel vehicles, including plug-in hybrid electric vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the quality and availability of service for electric vehicles, especially in international markets;

•	volatility in the cost of oil, gasoline and electricity;

•	government regulations and economic incentives promoting fuel efficiency and alternative forms of energy;

•	access to charging stations and the cost to charge an electric vehicle, especially in international markets, and related infrastructure costs and standardization;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•	macroeconomic factors.

The influence of any of the factors described above or any other factors may cause a general reduction in consumer demand for electric vehicles or Polestar’s electric vehicles in particular, either of which would materially and adversely affect Polestar’s business, results of operations, financial condition and prospects.

Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for Polestar’s vehicles.

Polestar may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Significant developments in alternative technologies, such as alternative battery cell technologies, hydrogen fuel cell technology, advanced gasoline, ethanol or natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect Polestar’s business and prospects in ways it does not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to the technologies in Polestar’s electric vehicles. Any failure by Polestar to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay its development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of its vehicles, decreased revenues and a loss of market share to competitors. In addition, Polestar expects to compete in part on the basis of its vehicles’ range, efficiency, charging speeds and performance, and improvements in the technology offered by competitors could reduce demand for Polestar’s vehicles. As technologies change, Polestar plans to upgrade or adapt its vehicles and introduce new models that reflect such technological developments, but its vehicles may become obsolete, and its research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. Additionally, as new companies and larger, existing vehicle manufacturers continue to enter the electric vehicle space, Polestar may lose any technological advantage it may have and suffer a decline in its competitive position. Any failure by Polestar to successfully react to changes in existing technologies or the development of new technologies could materially harm its competitive position and growth prospects.

The global COVID-19 outbreak and the global response could continue to affect Polestar’s business and operations.

The ongoing COVID-19 pandemic poses risks to Polestar’s business, including through its impact on general economic conditions; manufacturing and supply chain operations; stay-at-home orders; and global financial markets. The pandemic’s impact on economic conditions has led to a global decrease in vehicle sales in markets around the world. Its continued impact on the economy, even after the pandemic has subsided, could lead consumers to further reduce spending, delay purchases of Polestar’s vehicles or cancel their orders for Polestar’s vehicles. Because of Polestar’s premium brand positioning and pricing, an economic downturn is likely to have a heightened adverse effect on it, compared to many of its electric vehicle and traditional automotive industry competitors, to the extent that consumer demand for luxury goods is reduced in favor of lower-priced alternatives. Any economic recession or other downturn could also cause logistical challenges and other operational risks if any of Polestar’s suppliers, sub-suppliers or partners becomes insolvent or is otherwise unable to continue its operations. Further, the immediate or prolonged effects of the COVID-19 pandemic could significantly affect government finances and, accordingly, the continued availability of incentives related to electric vehicle purchases and other governmental support programs.

The spread of COVID-19 has also periodically disrupted the manufacturing operations of other vehicle manufacturers and their suppliers. Any such disruptions to Polestar or to its suppliers could result in delays and could negatively affect its production volume.

The pandemic has resulted in the imposition of travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders and business shutdowns. These measures pose numerous operational risks and logistical challenges to Polestar’s business. In addition, regional, national and international travel restrictions may result in adverse impacts to Polestar’s supply chain. Further, Polestar’s sales and marketing activities have been, and may in the future be, adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. The transition of Polestar’s personnel to a mostly remote workforce has also increased demand on its information technology resources and systems and increased data privacy and cybersecurity risks. These restrictive measures could be in place for a significant period of time and may be reinstituted or replaced with more burdensome restrictions if conditions deteriorate, which could adversely affect Polestar’s manufacturing and sales and distribution plans and timelines.

In addition, the COVID-19 pandemic has resulted in extreme volatility in the global financial markets, which could increase Polestar’s cost of capital or limit its ability to access financing when needed.

The severity, magnitude and duration of the COVID-19 pandemic and its economic and regulatory consequences are rapidly changing and uncertain. Accordingly, Polestar cannot predict the ultimate impact of the COVID-19 pandemic on its business, financial condition and results of operations.

Polestar’s facilities or operations could be and have been adversely affected by events outside of its control, such as natural disasters, wars, health epidemics or pandemics or security incidents.

Polestar may be impacted by natural disasters, wars, health epidemics or pandemics or other events outside of its control. For example, flooding impacted Polestar’s manufacturing facility in July 2019 and stopped production for one half of a day. Further, if major disasters such as earthquakes, wildfires, tornadoes or other events occur, or if Polestar’s information system or communications network breaks down or operates improperly, Polestar’s facilities and manufacturing may be seriously damaged or affected, or Polestar may have to stop or delay production and shipment of its products. In addition, the ongoing COVID-19 pandemic has impacted economic markets, manufacturing operations, supply chains, employment and consumer behavior in nearly every geographic region and industry across the world, and Polestar has been, and may in the future be, adversely affected as a result. Furthermore, Polestar could be impacted by physical security incidents at its facilities, which could result in significant damage to such facilities that could require Polestar to delay or discontinue production of its vehicles. Polestar may incur significant expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, results of operations and financial condition.

If vehicle owners customize Polestar vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm Polestar’s business.

Automobile enthusiasts may seek to alter Polestar’s vehicles to modify their performance, which could compromise vehicle safety systems. Also, customers may customize their vehicles with after-market parts that can compromise driver safety. Polestar does not test, nor does it endorse, such changes or products. In addition, the use of improper external cabling or unsafe charging outlets can expose customers to injury from high voltage electricity. Such unauthorized modifications could reduce the safety of Polestar’s vehicles and any injuries resulting from such modifications could result in adverse publicity that would negatively affect Polestar’s brand and harm its business, prospects, financial condition and operating results.

Risks Related to Cybersecurity and Data Privacy

Polestar relies on its and Volvo Cars’s IT systems and any material disruption to its or Volvo Cars’s IT systems could have a material and adverse effect on Polestar.

The availability and effectiveness of Polestar’s services depend on the continued operation of its information technology and communications systems. Polestar relies on its and Volvo Cars’s IT systems, and such systems are vulnerable to damage or interruption from, among other adverse effects, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm its systems. Polestar’s products and services are also highly technical and complex and may contain errors or vulnerabilities that could result in interruptions in its services or the failure of its systems or the systems on which it relies. For more information on the data breach Volvo Cars announced on December 10, 2021 and that involved a Volvo Cars server that shared information relevant to Polestar, please see “Information Related to Polestar—Related Party Agreements with Volvo Cars and Geely.”

Any unauthorized control or manipulation of Polestar’s products, digital sales tools and systems could result in loss of confidence in Polestar and its products.

Polestar’s products contain complex information technology systems. Polestar expects to collect, store, transmit and otherwise process data from vehicles, customers, employees and other third parties as part of its business operations, which may include personal data or confidential or proprietary information. Polestar also works with third parties that collect, store and process such data on its behalf and also uses digital tools to sell vehicles to its customers. Polestar has created a foundation of security polices and an information security directive and is in the process of creating and testing information security policies to deployed systems. Polestar is creating measures to implement such policies, including encryption technologies, to prevent unauthorized access and plans to continue deploying additional security measures as it grows. Polestar’s third-party service providers and vendors will also be obliged to take steps to protect the security and integrity of Polestar’s and their information technology systems and Polestar’s and their customers’ information. However, there can be no assurance that such systems and measures will not be compromised as a result of intentional misconduct, including by employees, contractors or vendors, as well as by software bugs, human error or technical malfunctions.

Furthermore, hackers may in the future attempt to gain unauthorized access to, modify, alter and use Polestar’s vehicles, products, digital sales tools and systems to (i) gain control of, (ii) change the functionality, user interface and performance characteristics of or (iii) gain access to data stored in or generated by, Polestar’s vehicles, products, digital sales tools and systems. Advances in technology, an increased level of sophistication and diversity of Polestar’s products, digital sales tools and services, an increased level of expertise of hackers and new discoveries in the field of cryptography could lead to a compromise or breach of the measures that Polestar or its service providers uses. Polestar and its service providers’ systems have in the past and may in the future be affected by security incidents. Polestar’s systems are also vulnerable to damage or interruption from, among other things, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, computer viruses, computer denial or degradation of service attacks, ransomware, social engineering schemes, domain name spoofing, insider theft or misuse or other attempts to harm its products and systems. Polestar’s and its service providers’ or vendors’ data centers could be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of Polestar’s systems will not be fully redundant. Further, its disaster recovery planning is not yet fully developed and cannot account for all eventualities. Any problems at Polestar’s or its service providers’ or vendors’ data centers could result in lengthy interruptions in Polestar’s service. There can be no assurance that any security or other operational measures that Polestar or its service providers or vendors have implemented will be effective against any of the foregoing threats or issues.

If Polestar is unable to protect its products, digital sales tools and systems (and the information stored on such platforms) from unauthorized access, use, disclosure, disruption, modification, destruction or other breach, such problems or security breaches could have negative consequences for its business and future prospects, subjecting Polestar to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, incurring substantial costs to respond to, investigate and remedy such incidents, reducing customer demand for Polestar’s products, harming its reputation and brand and compromising or leading to a loss of protection of its intellectual property or trade secrets. In addition, regardless of their veracity, reports of unauthorized access to Polestar’s vehicles, systems or data, as well as other factors that may result in the perception that its vehicles, systems or data are capable of being “hacked,” could negatively affect Polestar’s brand. In addition, some members of the U.S. federal government, including certain members of Congress and the National Highway Traffic Safety Administration (“NHTSA”), have recently focused attention on automotive cybersecurity issues and may in the future propose or implement regulations specific to automotive cybersecurity. In addition, the United Nations Economic Commission for Europe has introduced new regulations governing connected vehicle cybersecurity, which became effective in January 2021 and are expected to apply in the European Union to all new vehicle types beginning in July 2022 and to all new vehicles produced from July 2024. Such regulations are also in effect, or expected to come into effect, in certain other international jurisdictions. These and other regulations could adversely affect Polestar’s business in Europe and other markets, and if such regulations or other future regulations are inconsistent with Polestar’s approach to automotive cybersecurity, Polestar would be required to modify its systems to comply with such regulations, which would impose additional costs and delays and could expose Polestar to potential liability to the extent its automotive cybersecurity systems and practices are inconsistent with such regulation.

In addition, Polestar’s vehicles depend on the ability of software and hardware to store, retrieve, process and manage immense amounts of data. Polestar’s software and hardware, including any over-the-air or other updates, may contain, errors, bugs, design defects or vulnerabilities, and its systems may be subject to technical limitations that may compromise its ability to meet its objectives. Some errors, bugs or vulnerabilities may be inherently difficult to detect and may only be discovered after code has been released for external or internal use. Although Polestar will attempt to remedy any issues it observes in its vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of its customers. Additionally, if Polestar is able to deploy updates to the software addressing any issues, but its over-the-air update procedures fail to properly update the software, Polestar’s customers would then need to arrange for installing such updates to the software, and their software may be subject to deficiencies and vulnerabilities until they do so. Any compromise of Polestar’s intellectual property, proprietary information, systems or vehicles or inability to prevent or effectively remedy errors, bugs, vulnerabilities or defects in Polestar’s software and hardware may cause Polestar to suffer lengthy interruptions to its ability to operate its business and its customers’ ability to operate their vehicles, damage to Polestar’s reputation, loss of customers, loss of revenue, governmental fines, investigations or litigation or liability for damages, any of which could materially and adversely affect its business, results of operations, prospects and financial condition.

Data privacy concerns are generally increasing, which could result in new legislation, in negative public perception of Polestar’s current data collection practices and certain of its services or technologies and/or in changing user behaviors that negatively affect Polestar’s business and product development plans.

In the course of its operations, Polestar collects, uses, stores, discloses, transfers and otherwise processes personal information from its customers, employees and third parties with whom it conducts business, including names, accounts, user IDs and passwords and payment or transaction related information. Additionally, Polestar uses its vehicles’ electronic systems to log information about vehicle use, such as charge time, battery usage, mileage and driving behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help it customize and improve the driving experience.

Data privacy concerns of consumers are generally increasing, which could result in new legislation, in negative public perception of Polestar’s current data collection practices and certain of its services or technologies and/or in changing user behaviors that negatively affect Polestar’s business and product development plans.

Polestar is subject to evolving laws, regulations, standards, policies and contractual obligations related to data privacy, security and consumer protection, and any actual or perceived failure to comply with such obligations could harm Polestar’s reputation and brand, subject Polestar to significant fines and liability, or otherwise adversely affect its business.

Due to Polestar’s data collection practices, products, services and technologies, Polestar is subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern its collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of Polestar’s employees, customers and other third parties with whom Polestar conducts business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on Polestar’s business, financial condition and results of operations.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. Polestar may not be able to monitor and react to all developments in a timely manner. The European Union adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018, and California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain privacy rights to individual persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR and CCPA) can be costly, and any failure to comply with these regulatory standards could subject Polestar to legal and reputational risks.

Specifically, the CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California residents with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As Polestar expands its operations, the CCPA may increase its compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective in most respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”) will significantly modify the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA.

Other jurisdictions have begun to propose similar laws. Compliance with applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Polestar may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause Polestar to incur substantial costs or require Polestar to change its business practices, including its data practices, in a manner adverse to its business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against Polestar, which could result in substantial fines, damages and other liability as well as damage to Polestar’s reputation and credibility, which could have a negative impact on revenues and profits.

There are also ongoing complex, uncertain, rapid development and changes of data privacy and security related laws in China. Polestar and its business partners in China could be affected by intervention by the Chinese government relating to, for example, information-sharing and cybersecurity matters. The risk of such interventions could be heightened in connection with a listing of shares of Polestar or any of its business partners, and could result in prohibitions of the sale and/or marketing of certain products. For example, on July 10, 2021, the Cybersecurity Review Office (“CRO”) promulgated a draft Cybersecurity Review Measure (“Review Measure”). If the Review Measure enters into force with the current wording, it will require data processors in China who hold more than one million users’ personal information and plan to list on a stock exchange in a foreign country to apply for cybersecurity review. Polestar has not exceeded this threshold as of the date of this proxy statement/prospectus. However, under the proposed Review Measure, the CRO could also initiate cybersecurity review under certain situations, for example, if the CRO believes a network product or service, data processing activity or stock exchange listing activity outside of China impacts or might impact Chinese national security. Furthermore, the CRO promulgated another draft of Data Cross-border Security Assessment Measure (“Assessment Measure”) on October 29, 2021. As of the date of this proxy statement/prospectus, the Assessment Measure is subject to further comments from the public and has not come into force yet. If the Assessment Measure is adopted eventually with the proposed requirements, data processors in China who (i) transfer important data outside of China, (ii) process personal information of 1 million individuals or (iii) provide more than 100,000 individuals’ personal information or more than 10,000 individuals’ sensitive information outside of China would be required to submit a cross-border security assessment at provincial CRO for review. As of the date of this proxy statement/prospectus, no final proposal has been presented and Polestar has not been able to apply for a cybersecurity review. If the Review Measure would become effective and if Polestar would be subject to such review and be found to be non-compliant with applicable data protection laws, Polestar may face administrative fines up to CNY 10 million. Additionally, significant restrictions may be imposed on Polestar’s operation in China, or relevant Chinese licenses may be completely or partially revoked. Also, other Chinese regulatory agencies might examine Polestar with regulatory scrutiny and enact sanctions. Finally, Polestar may suffer significant public opinion damage, and there is a risk that its reputation may be materially harmed. Any of these events could have a material and adverse effect on Polestar’s results of operation and financial position as well as on its possibilities to carry out business in China.

Polestar posts public privacy policies on its websites and provides privacy notices to the categories of persons whose personal information it collects, processes, uses or discloses. Although Polestar endeavors to comply with its published policies and other documentation, Polestar may at times fail to do so or may be perceived to have failed to do so. Moreover, despite its efforts, Polestar may not be successful in achieving compliance if its employees, contractors, service providers, vendors or other third parties fail to comply with its published policies and documentation. Such failures could carry similar consequences or subject Polestar to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of Polestar’s actual practices. Claims that Polestar has violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if Polestar is not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm its business.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, Polestar’s agreements with certain customers may require it to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and Polestar’s customers losing confidence in the effectiveness of its security measures, and could require it to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially and adversely affect Polestar’s business, prospects, results of operations and financial condition.

Risks Related to Polestar’s Employees and Human Resources

Polestar’s ability to effectively manage its growth relies on the performance of highly skilled personnel, including its Chief Executive Officer Thomas Ingenlath, its senior management team and other key employees, and Polestar’s ability to recruit and retain key employees. The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair Polestar’s ability to expand its business.

Polestar’s success is substantially dependent upon the continued service and performance of its senior management team and key personnel with digital, technical and automotive expertise. Although Polestar anticipates that its management and key personnel will remain in place following the Business Combination, it is possible that Polestar could lose some key personnel. For example, Polestar is highly dependent on the services of Thomas Ingenlath, its Chief Executive Officer. Mr. Ingenlath has a significant influence on and is a driver of Polestar’s business plan and business, design and technology development. If Mr. Ingenlath were to discontinue his service to Polestar, Polestar would be significantly disadvantaged. The replacement of any members of Polestar’s senior management team or other key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of Polestar’s business objectives. Polestar’s future success also depends, in part, on its ability to continue to attract, integrate and retain highly skilled personnel. Competition for highly skilled personnel is frequently intense. As with any company, there can be no guarantee that Polestar will be able to attract such individuals or that the presence of such individuals will necessarily translate into Polestar’s profitability. Because Polestar operates in a newly emerging industry, there may also be limited personnel available with relevant business experience, and such individuals may be subject to non-competition and other agreements that restrict their ability to work for Polestar. Polestar’s inability to attract and retain key personnel may materially and adversely affect Polestar’s business operations. Any failure by Polestar’s management to effectively anticipate, implement and manage the changes required to sustain Polestar’s growth would have a material and adverse effect on its business, financial condition and results of operations.

Polestar’s manufacturing partners will need to hire and train a significant number of employees to engage in full-scale operational and commercial operations, and Polestar’s business could be adversely affected by labor and union activities.

Polestar’s manufacturing partners will need to hire and train a significant number of employees to engage in full-scale operational and commercial operations. There are various risks and challenges associated with hiring, training and managing a large workforce. If Polestar’s manufacturing partners are unsuccessful in hiring and training a workforce in a timely and cost-effective manner, Polestar’s business, financial condition and results of operations could be adversely affected.

Furthermore, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Moreover, regulations in some jurisdictions outside of the U.S. mandate employee participation in industrial collective bargaining agreements and work councils with certain consultation rights with respect to the relevant companies’ operations. Approximately 40% of Polestar’s workforce is covered by collective bargaining agreements in Austria, Finland, the Netherlands and Sweden. Labor unions or labor organizations could also seek to organize some or all of Polestar’s non-unionized workforce. Future negotiations with the union or other certified bargaining representatives could divert management attention and disrupt operations, which may result in increased operating expenses and lower net income. Additionally, if Polestar is unable to reach labor agreements with any current or future unionized work groups, it may be subject to work interruptions or stoppages, which may adversely affect its ability to conduct its operations. Moreover, future agreements with unionized and non-unionized employees may be on terms that are not as attractive as Polestar’s current agreements or comparable to agreements entered into by Polestar’s competitors. Furthermore, Polestar may be directly or indirectly dependent upon companies, such as parts suppliers and trucking and freight companies, with unionized work forces, and work stoppages or strikes organized by such unions could have a material adverse impact on Polestar’s business, financial condition or results of operations. If a work stoppage occurs, it could delay the manufacture and sale of Polestar’s products and have a material and adverse effect on its business, prospects, results of operations or financial condition.

Misconduct by Polestar’s employees and independent contractors during and before their employment with Polestar could expose Polestar to potentially significant legal liabilities, reputational harm and/or other damages to its business.

Many of Polestar’s employees play critical roles in ensuring the safety and reliability of its vehicles and/or its compliance with relevant laws and regulations. Certain of Polestar’s employees have access to sensitive information and/or proprietary technologies and know-how. While Polestar has adopted codes of conduct for all of its employees and implemented policies relating to intellectual property, confidentiality and the protection of company assets, Polestar cannot assure you that its employees will always abide by these codes, policies and procedures, nor that the precautions Polestar takes to detect and prevent employee misconduct will always be effective. If any of Polestar’s employees engages in any misconduct, illegal or suspicious activities, including but not limited to misappropriation or leakage of sensitive customer information or proprietary information, Polestar and such employees could be subject to legal claims and liabilities and Polestar’s reputation and business could be adversely affected as a result.

In addition, while Polestar has screening procedures during the recruitment process, Polestar cannot assure you that it will be able to uncover misconduct of job applicants that occurred before Polestar offered them employment, or that Polestar will not be affected by legal proceedings against its existing or former employees as a result of their actual or alleged misconduct. Any negative publicity surrounding such cases, especially in the event that any of Polestar’s employees is found to have committed any wrongdoing, could negatively affect Polestar’s reputation and may have an adverse impact on its business.

Furthermore, Polestar faces the risk that its employees and independent contractors may engage in other types of misconduct or other illegal activity, such as intentional, reckless or negligent conduct that violates production standards, workplace health and safety regulations, fraud, abuse or consumer protection laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Polestar takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Polestar from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, Polestar is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Polestar and Polestar is not successful in defending itself or asserting its rights, those actions could have a significant impact on Polestar’s business, prospects, financial condition and results of operations, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of Polestar’s operations, any of which could adversely affect its business, prospects, financial condition and results of operations.

Risks Related to Litigation and Regulation

Polestar is subject to evolving laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or products, and any failure to comply with these laws and regulations, including as they evolve, could result in litigation and substantially harm its business and results of operations.

Polestar is or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, expanding and maintaining its facilities. For example, Polestar is subject to laws, regulations and regulatory agencies like EU Regulation 2018/858 in the

EU, the EPA and NHTSA in the United States and the Provisions on the Administration of Investments in the Automotive Industry in China. The costs of compliance, including remediating contamination if any is found on Polestar’s properties and any changes to Polestar’s operations mandated by new or amended laws, may be significant. Polestar may also face unexpected delays in obtaining permits and approvals required by such laws in connection with the manufacturing and sale of its vehicles, which would hinder its ability to conduct its operations. Such costs and delays may adversely impact its business prospects and results of operations. Furthermore, any violations of these laws may result in litigation, substantial fines and penalties, remediation costs, third party damages or a suspension or cessation of Polestar’s operations.

In addition, motor vehicles are subject to substantial regulation under international, federal, state and local laws. Polestar has incurred, and expects to continue to incur, significant costs in complying with these regulations. Any failures to comply could result in litigation, significant expenses, delays or fines. Generally, vehicles must meet or exceed mandated motor vehicle safety standards to be certified under applicable regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving certification. Any future vehicles will be subject to substantial regulation under federal, state and local laws and standards. These regulations include those promulgated by the EPA, NHTSA, other federal agencies, various state agencies and various state boards (including the California Air Resources Board), and compliance certification is required for each new model year and changes to the model within a model year. These laws and standards are subject to change from time to time, and Polestar could become subject to additional regulations in the future, which would increase the effort and expense of compliance. In addition, federal, state and local laws and industrial standards for electric vehicles are still developing, and Polestar faces risks associated with changes to these regulations, which could have an impact on the acceptance of its electric vehicles, and increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Compliance with these regulations is challenging, burdensome, time consuming and expensive. If compliance results in litigation, delays or substantial expenses, Polestar’s business could be adversely affected.

Polestar is also subject to laws and regulations applicable to the supply, manufacture, import, sale and service of automobiles internationally, including in Europe, North America and Asia Pacific. Regulations such as standards relating to vehicle safety, fuel economy and emissions, among other things, often vary materially from country to country and compliance with such regulations will therefore require additional time, effort and expense to ensure regulatory compliance in those countries. This process may include official review and certification of Polestar’s vehicles by foreign regulatory agencies prior to market entry, as well as compliance with foreign reporting and recall management systems requirements. The costs of achieving international regulatory compliance or the failure to achieve international regulatory compliance could harm Polestar’s business, prospects, results of operations and financial condition.

Polestar may face regulatory limitations on its ability to sell vehicles directly, which requires Polestar to implement alternative consumer approaches through dealers or importers.

Polestar’s business model includes the direct sale of vehicles to retail consumers. The laws governing licensing of dealers and sales of motor vehicles vary from country to country and, within a country, from state to state, and the application of these local laws to Polestar’s operations can be difficult to predict. Certain jurisdictions require a dealer license to sell new motor vehicles within the country or state. Where required, Polestar anticipates that it can become a licensed dealer in certain countries.

In countries where Polestar is required to resort to dealers, other challenges may arise. In the United States, for example, some automobile dealers have brought a claim before the Illinois Motor Vehicle Review Board claiming that they have a right to sell Polestar vehicles because of their franchise with Volvo Cars and in accordance with the Illinois Motor Vehicle Franchise Act. Further, even in jurisdictions where Polestar believes applicable laws and regulations do not currently prohibit its direct sales model, legislatures may impose additional requirements. Because the laws vary from country to country, and within a country, from state to state, Polestar’s distribution model and its sales and service processes is continually monitored and adapted for compliance with the various jurisdictional requirements and may change from time to time. Regulatory compliance and likely challenges to the distribution model may add to the cost of Polestar’s business.

Polestar has undertaken, and in the future may choose to or be compelled to undertake, product recalls or to take other actions that could result in litigation and adversely affect its business, prospects, results of operations, reputation and financial condition.

As of the date of this proxy statement/prospectus, Polestar has issued 5 recalls of its vehicles. These recalls were due to (i) the mal-production of seatbelts which could result in the early activation of the locking feature used to tightly secure a child restraint system, (ii) the too high adjustment of headlamps which could result in excessive glare for oncoming traffic, (iii) a software error causing an internal reset in the Battery Energy Control Module, resulting in the control unit opening the high voltage connectors during driving (which caused two recalls) and (iv) a supplier design issue known as “tin whiskers,” which caused a short circuit inside the front and rear inverters. Product recalls in the future may result in litigation and adverse publicity and may damage Polestar’s reputation and adversely affect its business, prospects, results of operations and financial condition. In the future, Polestar may, voluntarily or involuntarily, initiate a recall if any of its electric vehicles or components (including its battery cells) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, Polestar may be unable to service and repair recalled vehicles for a significant period of time. These types of disruptions could jeopardize Polestar’s ability to fulfill existing contractual commitments or satisfy demand for its electric vehicles and could also result in the loss of business to its competitors. Such recalls, whether caused by systems or components engineered or manufactured by Polestar or its suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect Polestar’s brand image in its target market and its business, prospects, results of operations and financial condition.

Polestar may in the future be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause it to incur significant expenses, divert its management’s attention and materially harm its business, results of operations, cash flows and financial condition.

From time to time, Polestar may be subject to claims, lawsuits, government investigations and other proceedings involving product liability, consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, its direct distribution model, environmental claims, commercial disputes, corporate and other matters that could adversely affect its business, results of operations, cash flows and financial condition. In the ordinary course of business, Polestar has been the subject of complaints or litigation, including claims related to consumer complaints and intellectual property matters. Furthermore, for example, Polestar Singapore failed to hold an annual general meeting for approving the audited report and the annual return for lodgment in Accounting and Corporate Regulatory Authority (“ACRA”) in Singapore and will be subject to enforcement actions by ACRA.

Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Additionally, Polestar’s litigation costs could be significant, even if it achieves favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require Polestar to modify, make temporarily unavailable or stop manufacturing or selling its vehicles in some or all markets, all of which could negatively affect its sales and revenue growth and adversely affect its business, prospects, results of operations, cash flows and financial condition.

The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurances that Polestar’s expectations will prove correct, and even if these matters are resolved in Polestar’s favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm Polestar’s business, results of operations, cash flows and financial condition. In addition, the threat or announcement of litigation or investigations by governmental authorities or other parties, irrespective of the merits of the underlying claims, may itself have an adverse impact on the trading price of ListCo’s securities.

Polestar may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

Polestar may become subject to product liability claims, which could harm its business, prospects, results of operations and financial condition. The automotive industry experiences significant product liability claims, and Polestar faces inherent risks of exposure to claims in the event its vehicles do not perform or are claimed not to perform as expected or malfunction, resulting in property damage, personal injury or death. Polestar also expects that, as is true for other automakers, Polestar’s vehicles will be involved in crashes resulting in death or personal injury, and even if not caused by the failure of its vehicles, Polestar may face product liability claims and adverse publicity in connection with such incidents. In addition, Polestar may face claims arising from or related to failures, claimed failures or misuse of new technologies that Polestar expects to offer, including ADAS/AD features and future upgrades in its vehicles. In addition, the battery packs that Polestar utilizes make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells (see “—Risks Related to Polestar’s Business and Industry—Polestar’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.”). Any such events or failures of Polestar’s vehicles, battery packs or warning systems could subject it to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive.

A successful product liability claim against Polestar could require it to pay a substantial monetary award. Moreover, a product liability claim against Polestar or its competitors could generate substantial negative publicity about its vehicles and business and inhibit or prevent commercialization of its future vehicles, which would have material and adverse effects on its brand, business, prospects and results of operations. Polestar’s insurance coverage might not be sufficient to cover all potential product liability claims, and insurance coverage may not continue to be available to Polestar or, if available, may be at a significantly higher cost. Any lawsuit seeking significant monetary damages or other product liability claims may have a material and adverse effect on Polestar’s reputation, business and financial condition.

Polestar’s manufacturing partner’s may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate manufacturing facilities for its vehicles.

Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities. Polestar plans to expand its manufacturing capacities by entering into into additional agreements with its manufacturing partners over time to achieve a future target production capacity and will be required to apply for and secure various environmental, wastewater and land use permits and certificates of occupancy necessary for the commercial operation of such expanded and additional facilities and will also rely on its partners’ ability to apply for and secure various environmental, wastewater and land use permits and certificates of occupancy necessary for the commercial operation of such expanded and additional facilities. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate Polestar’s manufacturing facilities could adversely affect its ability to execute on its business plans and objectives based on its current target production capacity or its future target production capacity.

Polestar is subject to various environmental, health and safety laws and regulations that could impose substantial costs on it and cause delays in expanding its production capabilities.

Polestar’s manufacturing partners’ operations are subject to federal, state and local environmental laws and regulations in different jurisdictions and will be subject to international environmental laws, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental, health and safety laws and regulations are complex, and Polestar has limited experience complying with them. Moreover, Polestar may be affected by future amendments to such laws or other new environmental, health and safety laws and regulations which may require it to change its operations, potentially resulting in a material and adverse effect on its business, prospects, results of operations and financial condition. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations could result in litigation and substantial fines and penalties, third-party damages, suspension of production or a cessation of operations.

Polestar is planning to introduce ADAS/AD technology, which is subject to uncertain and evolving regulations.

Polestar currently has and expects to introduce new ADAS/AD technologies into its vehicles over time. ADAS/AD technology is subject to considerable regulatory uncertainty as the law in different jurisdictions evolves to catch up with the rapidly evolving nature of the technology itself, all of which is beyond Polestar’s control. There is a variety of international, federal and state regulations that may apply to self-driving and driver-assisted vehicles, which include many existing vehicle standards that were not originally intended to apply to vehicles that may not have a driver. There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries, which increases the likelihood of a patchwork of complex or conflicting regulations that may delay products or restrict self-driving features and availability, which could adversely affect Polestar’s business. Polestar’s vehicles may not achieve the requisite level of autonomy that may be required in some countries or jurisdictions for certification and rollout to consumers or may not satisfy changing regulatory requirements which could require Polestar to redesign, modify or update its ADAS/AD hardware and related software systems. Any such requirements or limitations could impose significant expense or delays and could harm its competitive position, which could adversely affect Polestar’s business, prospects, results of operations and financial condition.

Polestar may be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject Polestar to administrative, civil and criminal penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.

Polestar may be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws and regulations in various jurisdictions in which it conducts activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act 2010 (“Bribery Act”) and other applicable anti-corruption laws and regulations. These applicable anti-corruption laws and regulations prohibit Polestar and its officers, directors, employees and relevant other persons acting on its behalf, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. Similarly, the Bribery Act also requires companies to implement “adequate procedures” designed to ensure compliance with the provisions of the Bribery Act. A violation of these laws or regulations could adversely affect Polestar’s business, reputation, financial condition and results of operations.

Polestar has direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. It also has business collaborations with government agencies and state-owned affiliated entities. These interactions subject Polestar to an increasing level of compliance-related concerns. Polestar has implemented policies and procedures designed to ensure compliance by Polestar and its directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations, including the FCPA and the Bribery Act. However, its policies and procedures may not be sufficient and its directors, officers, employees and relevant other persons acting on its behalf could engage in improper conduct for which Polestar may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject Polestar to whistleblower complaints, adverse media coverage, investigations and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect Polestar’s business, reputation, financial condition and results of operations.

The unavailability, reduction, elimination or the conditionality of certain government and economic programs could have a material and adverse effect on Polestar’s business, prospects, financial condition and results of operations.

Polestar has benefited from government subsidies, economic incentives and government policies that support the growth of electric vehicles. These government and economic programs are subject to certain limits as well as changes that are beyond Polestar’s control, and Polestar cannot assure you that future changes, if any, would be favorable to its business and could result in margin pressures. For example, if government regulations and economic programs have the effect of imposing electric vehicle production quotas on automobile manufacturers, the market for electric vehicles may become oversaturated. Further, any uncertainty or delay in collection of the government subsidies may also have an adverse impact on Polestar’s financial condition. Any of the foregoing could materially and adversely affect Polestar’s business, financial condition and results of operations.

Further, Polestar may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply. As a result, Polestar’s business and prospects may be adversely affected.

Although the audit report included in this prospectus is prepared by auditors who are currently inspected fully by the United States Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors that are completely inspected by the PCAOB and, as such, future investors may be deprived of such inspections, which could result in limitations or restrictions to the Post-Combination Company’s access of the U.S. capital markets. Furthermore, trading in the Post-Combination Company’s securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines that the Post-Combination Company’s audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist the Post-Combination Company’s securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, Deloitte is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Although Polestar relies on its and its partners’ operations within China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities, Deloitte is currently inspected fully by the PCAOB.

Inspections of other auditors conducted by the PCAOB outside China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in China prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, to the extent that any component of Deloitte’s work papers are or become located in China, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to the Post-Combination Company’s access of the U.S. capital markets.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress which, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (“EQUITABLE”) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq of issuers included on the SEC’s list for three consecutive years. It is unclear if this proposed legislation will be enacted. Furthermore, on May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (the “HFCA Act”), which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. The Post-Combination Company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year (as defined in the interim final rules) under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including listing and trading prohibition requirements. Under the HFCA Act, the Post-Combination Company’s securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if its auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in the Post-Combination Company’s securities being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

There can be no assurance that the Post-Combination Company will be able to comply with requirements imposed by U.S. regulators. The market price of the Post-Combination Company’s securities could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, as well as negative investor sentiment towards, companies reliant upon operations in China that are listed in the United States, regardless of whether these executive or legislative actions are implemented and regardless of the Post-Combination Company’s actual operating performance.

Risks Related to Intellectual Property

Polestar may fail to adequately obtain, maintain, enforce and protect its intellectual property and licensing rights, and may not be able to prevent third parties from unauthorized use of its intellectual property and proprietary technology. If Polestar is unsuccessful in any of the foregoing, its competitive position could be harmed and it could be required to incur significant expenses to enforce its rights.

Polestar’s ability to compete effectively is dependent in part upon its ability to obtain, maintain, enforce and protect its intellectual property, proprietary technology and licensing rights, but it may not be able to prevent third parties from the unauthorized use of its intellectual property and proprietary technology, which could harm its business and competitive position. Polestar establishes and protects its intellectual property and proprietary technology through a combination of licensing agreements, nondisclosure and confidentiality agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the United States and other jurisdictions. Despite Polestar’s efforts to obtain and protect intellectual property rights, there can be no assurance that these protections will be available in all cases or will be adequate or timely to prevent Polestar’s competitors or other third parties from copying, reverse engineering or otherwise obtaining and using Polestar’s technology or products or seeking court declarations that they do not infringe, misappropriate or otherwise violate Polestar’s intellectual property. Failure to adequately obtain, maintain, enforce and protect Polestar’s intellectual property could result in its competitors offering identical or similar products, potentially resulting in the loss of Polestar’s competitive advantage and a decrease in its revenue, which would adversely affect its business, prospects, financial condition and results of operations.

The measures Polestar takes to obtain, maintain, protect and enforce its intellectual property, including preventing unauthorized use by third parties, may not be effective for various reasons, including the following:

•	any patent application Polestar files may not result in the issuance of a patent;

•	Polestar may not be the first inventor of the subject matter to which it has filed a particular patent application, and/or it may not be the first party to file such a patent application;

•	the scope of Polestar’s issued patents may not be sufficient to protect its inventions and proprietary technology;

•	Polestar’s issued patents may be challenged by its competitors or other third parties and invalidated by courts or other tribunals;

•	patents have a finite term, and competitors and other third parties may offer identical or similar products after the expiration of Polestar’s patents that cover such products;

•	Polestar’s employees, contractors or business partners may breach their confidentiality, non-disclosure and non-use obligations;

•	competitors and other third parties may independently develop technologies that are the same or similar to Polestar’s;

•	the costs associated with enforcing patents or other intellectual property rights, or confidentiality and invention assignment agreements may make enforcement impracticable; and

•	competitors and other third parties may circumvent or otherwise design around Polestar’s patents or other intellectual property.

Patent, trademark, copyright and trade secret laws vary significantly throughout the world. The laws of some countries, including countries in which Polestar’s products are or will be sold, may not be as protective of intellectual property rights as those in the United States or Sweden, and mechanisms for obtaining and enforcing intellectual property rights may be ineffectual or inadequate. Therefore, Polestar’s intellectual property may not be as strong or as predictably obtained or enforced outside of the United States or Sweden. Further, policing the unauthorized use of Polestar’s intellectual property in some jurisdictions may be difficult or too expensive to be practical. In addition, third parties may seek to challenge, invalidate or circumvent Polestar’s patents, trademarks, copyrights, trade secrets or other intellectual property, or applications for any of the foregoing, which could permit Polestar’s competitors or other third parties to develop and commercialize products and technologies that are the same or similar to Polestar’s.

While Polestar has registered and applied for registration of trademarks in an effort to protect its brand and goodwill with customers, competitors or other third parties have in the past and may in the future oppose its trademark applications or otherwise challenge Polestar’s use of the trademarks and other brand names in which it has invested. Such oppositions and challenges can be expensive and may adversely affect Polestar’s ability to maintain the goodwill gained in connection with a particular trademark. In addition, Polestar may lose its trademark rights if it is unable to submit specimens or other evidence of use by the applicable deadline to perfect such trademark rights.

It is Polestar’s policy to enter into confidentiality and invention assignment agreements with its employees and contractors that have developed material intellectual property for Polestar, but these agreements may not be self-executing and may not otherwise adequately protect Polestar’s intellectual property, particularly with respect to conflicts of ownership relating to work product generated by the employees and contractors. Furthermore, Polestar cannot be certain that these agreements will not be breached and that third parties will not improperly gain access to its trade secrets, know-how and other proprietary technology. Third parties may also independently develop the same or substantially similar proprietary technology. Monitoring unauthorized use of Polestar’s intellectual property is difficult and costly, as are the steps Polestar has taken or will take to prevent misappropriation.

Polestar has acquired or licensed, and plans to further acquire licenses, patents and other intellectual property from third parties, including suppliers and service providers, and it may face claims that its use of this acquired or in-licensed technology infringes, misappropriates or otherwise violates the intellectual property rights of third parties. In such cases, Polestar will seek indemnification from its licensors or other applicable entities. However, Polestar’s rights to indemnification may be unavailable or insufficient to cover its costs and losses. Furthermore, disputes may arise with Polestar’s licensors or other applicable entities regarding the intellectual property subject to, and any of Polestar’s rights and obligations under, any license or other commercial agreement.

To prevent the unauthorized use of Polestar’s intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of Polestar’s intellectual property against third parties. Any such action could result in significant costs and diversion of Polestar’s resources and management’s attention, and there can be no assurances that Polestar will be successful in any such action, and may result in a loss of intellectual property rights. Furthermore, many of Polestar’s current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than Polestar currently does. Accordingly, despite its efforts, Polestar may not be able to prevent third parties from infringing, misappropriating or otherwise violating its intellectual property. Any of the foregoing could adversely affect Polestar’s business, prospects, financial condition and results of operations.

Polestar uses other parties’ software and other intellectual property in its proprietary software, including “open source” software. Any inability to continuously use such software or other intellectual property in the future could have a material adverse impact Polestar’s business, financial condition, results of operations and prospects.

Polestar uses open source software in its products and anticipates using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and Polestar may be subject to such terms. The terms of many open source licenses to which Polestar is subject have not been interpreted by U.S. or other courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Polestar’s ability to provide or distribute its products or services. Any actual or claimed requirement to disclose Polestar’s proprietary source code or pay damages for breach of contract could harm Polestar’s business and could help third parties, including Polestar’s competitors, develop products and services that are similar to or better than Polestar’s. While Polestar monitors its use of open source software and tries to ensure that none is used in a manner that would require it to disclose its proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred. Additionally, Polestar could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that it developed using such software, which could include its proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require Polestar to make its software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until it can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and Polestar may not be able to complete the re-engineering process successfully.

Additionally, the use of certain open source software can lead to greater risks than use of other parties’ commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and Polestar cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect Polestar’s business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material and adverse effect on Polestar’s business, financial condition and results of operations.

Polestar may become subject to claims of intellectual property infringement by third parties which, regardless of merit, could be time-consuming and costly and result in significant legal liability, and could negatively impact Polestar’s business, financial condition, results of operations and prospects.

Polestar’s competitors or other third parties may hold or obtain patents, copyrights, trademarks or other proprietary rights that could prevent, limit or interfere with Polestar’s ability to make, use, develop, sell or market Polestar’s products and services, which could make it more difficult for Polestar to operate. From time to time, the holders of such intellectual property rights may assert their rights and urge Polestar to take licenses and/or may bring suits alleging infringement or misappropriation of such rights, which could result in substantial costs, negative publicity and management attention, regardless of merit. While Polestar endeavors to obtain and protect the intellectual property rights that it expects will allow it to retain or advance its strategic initiatives, there can be no assurance that it will be able to adequately identify and protect the portions of intellectual property that are strategic to its business, or mitigate the risk of potential suits or other legal demands by its competitors. Accordingly, Polestar may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase Polestar’s operating expenses. In addition, if Polestar is determined to have or believes there is a high likelihood that it has infringed upon a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain components or intellectual property into its goods and services, to pay substantial damages and/or license royalties, to redesign its products and services and/or to establish and maintain alternative branding for its products and services. In the event that Polestar is required to take one or more such actions, its brand, business, financial condition and operating results may be harmed.

Risks Related to Tax

Unanticipated tax laws or any change in the application of existing tax laws to Polestar or Polestar’s customers may adversely impact its profitability and business.

Polestar operates and is subject to income and other taxes in Sweden, China, the United States and a growing number of other jurisdictions throughout the world. Existing domestic and foreign tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Polestar (possibly with retroactive effect), which could require Polestar to change its transfer pricing policies and pay additional tax amounts, fines or penalties, surcharges and interest charges for past amounts due, the amounts and timing of which are difficult to discern. Existing tax laws, statutes, rules, regulations or ordinances could also be interpreted, changed, modified or applied adversely to Polestar’s customers (possibly with retroactive effect) and, if Polestar’s customers are required to pay additional surcharges, it could adversely affect demand for Polestar’s vehicles. Furthermore, changes to tax laws on income, sales, use, import/export, indirect or other tax laws, statutes, rules, regulations or ordinances on multinational corporations continue to be considered by countries in the European Union, the United States and other countries where Polestar currently operates or plans to operate. These contemplated tax initiatives, if finalized and adopted by countries, and the other tax issues described above may materially and adversely impact Polestar’s operating activities, effective tax rate, deferred tax assets, operating income and cash flows.

Transfers of ADSs or ADWs or the underlying Post-Combination Company securities may be subject to stamp duty or stamp duty reserve tax in the U.K., which would increase the cost of dealing in the Post-Combination Company securities.

Stamp duty or stamp duty reserve tax (“SDRT”) is imposed in the U.K. on certain transfers of chargeable securities (which include securities in companies incorporated in the U.K.) at a rate of 0.5% of the consideration paid for the transfer. Certain issues or transfers of securities to depositories or into clearance systems may be charged at a higher rate of 1.5%, unless an election has been made and maintained by the depository or clearance system under section 97A of the UK Finance Act 1986. We are not aware of any such election having been made.

Any stamp duty or SDRT payable on a transfer of the underlying Post-Combination Company securities to a depository or a clearance system will in practice generally be paid by the transferors or participants in the depository or a clearance system.

Transfers of ADSs and ADWs representing underlying Post-Combination Company securities that have been deposited with the depository, which will take place in book entry form through the Depository Trust Company

(“DTC”), currently do not attract a charge to stamp duty or SDRT in the U.K., provided no written instrument of transfer is used to effect the transfer. If, following a change in law, transfers of Post-Combination Company AD securities effected through DTC attracted a charge to SDRT or stamp duty, then this would increase the cost of dealing in the Post-Combination Company AD securities.

A transfer of title in the underlying Post-Combination Company securities from the depository to another person and any subsequent transfers of title in the Post-Combination Company securities will generally attract a charge to stamp duty or SDRT at a rate of 0.5% of any consideration, which is generally payable by the transferee of the underlying Post-Combination Company securities. To the extent such transfer is effected by a written instrument of transfer, then any such duty must be paid (and the relevant instrument of transfer stamped by HM Revenue & Customs (“HMRC”)) before the transfer can be registered in the register of members of the Post-Combination Company. However, if those underlying Post-Combination Company securities are redeposited with the depository, the redeposit is expected to attract stamp duty or SDRT at the rate of 1.5% of the value of the Post-Combination Company securities, which will, in practice, be required to be paid by the transferor.

ListCo may be classified as a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders of ADSs or ADWs.

A foreign corporation will be treated as a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes if either (1) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (2) 50% or more of such foreign corporation’s assets in any taxable year is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and certain rents. U.S. shareholders of a

PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

Based on the projected composition of ListCo’s income and assets, ListCo does not expect to be classified as a PFIC for the taxable year that includes the date of the Merger or, to the best of its current estimates, for subsequent taxable years. However, the application of the PFIC rules is subject to uncertainty as the composition of ListCo’s income and assets may change in the future and, therefore, no assurances can be provided that ListCo will not be a PFIC for the taxable year that includes the date of the Merger or in a future year. It is also possible that the IRS would not agree with ListCo’s conclusion, or that U.S. tax laws could change significantly. For additional information, see “Material U.S. Federal Income Tax Considerations.”

The IRS may not agree that ListCo is a foreign corporation for U.S. federal tax purposes.

A corporation generally is considered to be a tax resident for U.S. federal income tax purposes in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, ListCo, which is incorporated under the laws of the U.K., would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If ListCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders could be subject to U.S. withholding tax (depending on the application of any income tax treaty that might apply to reduce the withholding tax). However, dividend payments would generally constitute “qualified dividends” and be subject to tax at the rates accorded to long-term capital gains. In addition, even if ListCo is not treated as a U.S. corporation, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former GGI stockholders exceeds a threshold amount. If it were determined that ListCo is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, dividends by ListCo would not qualify for “qualified dividend income” treatment, and U.S. affiliates of ListCo after the completion of the Merger could be subject to increased taxation under the inversion gain rules and the “base erosion anti-abuse tax” of Section 59A of the Code. Furthermore, the ability of the U.S. subsidiaries of ListCo to utilize certain U.S. tax attributes against income or gain recognized pursuant to certain transactions could be limited.

Parent does not currently expect ListCo to be treated as a U.S. corporation for U.S. federal income tax purposes or otherwise be subject to unfavorable treatment as a surrogate foreign corporation for U.S. federal income tax purposes. However, the rules for determining ownership under Section 7874 must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances or adverse rule changes. In addition, the rules for determining ownership under Section 7874 are complex and unclear. For additional discussion of the U.S. federal income tax treatment of ListCo, see the section titled “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of ListCo.”

There may be tax consequences of the Merger that may adversely affect holders of GGI Common Stock or GGI Warrants.

Although the matter is not free from doubt, the exchange of GGI Common Stock for Class A ADSs pursuant to the Merger should qualify as a tax-free exchange for U.S. federal income tax purposes. However, the closing of the Merger is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Merger. To the extent the Merger does not so qualify, then a GGI stockholder that is a U.S. holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the Class A ADSs (and, if such U.S. holder is also surrendering GGI Warrants, any Class C ADSs (in the event that the Warrant Amendment Proposal is approved), or any ADWs (in the event that the Warrant Amendment

Proposal is not approved)) received over (ii) such U.S. holder’s adjusted tax basis in such GGI Common Stock (and GGI Warrants, if any). For additional discussion of material U.S. federal income tax considerations of the Merger, see the section titled “Material U.S. Federal Income Tax Considerations.”

The IRS may take the position that Section 367(a) of the Code requires a U.S. holder to recognize gain (but not loss) pursuant to the Merger.

Section 367(a) of the Code generally requires a U.S. holder of stock or securities in a U.S. corporation to recognize gain (but not loss) when such stock or securities are exchanged for stock or securities of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment, unless certain conditions are met. It is not currently expected that Section 367(a) of the Code will apply with respect to the Merger. However, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the closing of the Merger and the interpretation of legal authorities and facts relating to the Business Combination. U.S. holders should consult with their own tax advisors regarding the potential application of Section 367(a) of the Code in their particular situation. For additional discussion of material U.S. federal income tax considerations of the Merger, see the section titled “Material U.S. Federal Income Tax Considerations.”

Risks Related to Financing and Strategic Transactions

Polestar will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.

Polestar anticipates that it will need to raise additional funds through equity or debt financings. Polestar’s business is capital-intensive, and Polestar expects that the costs and expenses associated with its planned operations will continue to increase in the near term. Polestar does not expect to achieve positive cash flow from operations before 2024, if at all. Polestar’s plan to grow its business is dependent upon the timely availability of funds and further investment in development, component procurement, testing and the build-out of manufacturing capabilities. In addition, the fact that Polestar has a limited operating history means that it has limited historical data on the demand for its vehicles. As a result, Polestar’s future capital requirements are uncertain, and actual capital requirements may be greater than what it currently anticipates.

If Polestar raises additional funds through further issuances of equity or convertible debt securities, the Post-Combination Company’s shareholders could suffer significant dilution and economic loss, and any new equity securities the Post-Combination Company issues could have rights, preferences and privileges superior to those of holders of Polestar’s current equity securities. Any debt financing in the future could involve additional restrictive covenants relating to the Post-Combination Company’s capital raising activities and other financial and operational matters, which may make it more difficult for the Post-Combination Company to obtain additional capital and to pursue business opportunities, including potential acquisitions.

Polestar may not be able to obtain additional financing on terms favorable to it, if at all. Polestar’s ability to obtain such financing could be adversely affected by a number of factors, including general conditions in the global economy and in the global financial markets, including recent volatility and disruptions in the capital and credit markets, including as a result of the ongoing COVID-19 pandemic, or investor acceptance of its business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to Polestar. If Polestar is unable to obtain adequate financing or financing on terms satisfactory to it, when it requires it, Polestar will have to significantly reduce its spending, delay or cancel its planned activities or substantially change its corporate structure, and it might not have sufficient resources to conduct or support its business as projected, which would have a material and adverse effect on its results of operations, prospects and financial condition.

Polestar’s financial results may vary significantly from period to period due to fluctuations in its operating costs, product demand and other factors.

Polestar expects its period-to-period financial results to vary based on its operating costs and product demand, which it anticipates will fluctuate as it continues to design, develop and manufacture new vehicles, increase production capacity and establish or expand design, research and development, production, sales and service facilities. Polestar’s revenues from period to period may fluctuate as it identifies and investigates areas of demand, adjusts volumes and adds new product derivatives based on market demand and margin opportunities, develops and introduces new vehicles or introduces existing vehicles to new markets for the first time. In addition, automotive manufacturers typically experience significant seasonality, with comparatively low sales in the first quarter and comparatively high sales in the fourth quarter. Polestar’s period-to-period results of operations may also fluctuate because of other factors including labor availability and costs for hourly and management personnel; profitability of its vehicles, especially in new markets; changes in interest rates; impairment of long-lived assets; macroeconomic conditions, both internationally and locally; negative publicity relating to its vehicles; changes in consumer preferences and competitive conditions; or investment in expansion into new markets. As a result of these factors, Polestar believes that period-to-period comparisons of its financial results, especially in the short term, may have limited utility as an indicator of future performance. Significant variation in Polestar’s quarterly performance could significantly and adversely affect the trading price of the ADSs and ADWs.

Risks Related to GGI and the Business Combination

The GGI Initial Stockholders have agreed to vote in favor of the Business Combination Proposal, regardless of how the GGI Public Stockholders vote, and have agreed not to redeem their shares of GGI Common Stock in connection with the Business Combination.

Unlike many other blank check companies, whose initial stockholders agree to vote their common stock of the blank check company in accordance with the majority of the votes cast by holders of public stock in connection with an initial business combination, the GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal pursuant to the GGI IPO Letter Agreement. In addition, pursuant to the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement, the GGI Initial Stockholders have agreed to vote their GGI Class F Common Stock in favor of the Business Combination Proposal and any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus, and against any alternative business combination. As a result, holders of approximately 38% of GGI Public Shares will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination Proposal than would be the case if the GGI Initial Stockholders agreed to vote any shares of GGI Common Stock owned by them in accordance with the majority of the votes cast by GGI Public Stockholders.

In addition, the GGI Initial Stockholders have agreed not to redeem their shares of GGI Common Stock in connection with the Business Combination. This may result in the satisfaction of the Minimum Cash Condition and the completion of the Business Combination that may not otherwise have been possible in the absence of such agreement.

Because ListCo will become a publicly listed company by virtue of a merger as opposed to an underwritten initial public offering (which uses the services of one or more underwriters), less due diligence on Polestar may have been conducted as compared to an underwritten initial public offering.

ListCo will be a publicly listed company that will own Polestar’s business upon the completion of the Business Combination. The Business Combination differs from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because ListCo will become a publicly listed company by virtue of a merger, an underwriter has not been engaged. However, the GGI Board and GGI’s officers, as well as private investors, conducted due diligence on Polestar. This due diligence, however, may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. The GGI Sponsor may have an inherent conflict of interest because its shares of GGI Common Stock and GGI Warrants will be worthless if a business combination is not completed prior to March 25, 2023. Therefore, there could be a heightened risk of an incorrect valuation of Polestar’s business, which could cause potential harm to investors.

The GGI Sponsor, certain members of the GGI Board and certain GGI officers have interests in the Business Combination that are different from or are in addition to (and which may conflict with) other stockholders in recommending approving the Business Combination Proposal, the Warrant Amendment Proposal and the other proposals described in this proxy statement/prospectus. Such conflicts of interests include that the GGI Sponsor and GGI’s officers and directors will lose their entire investment in GGI if the Business Combination is not completed.

When considering the GGI Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Warrant Amendment Proposal and the other proposals described in this proxy statement/prospectus, GGI’S stockholders and warrant holders should keep in mind that the GGI Sponsor and GGI’s directors and officers have interests in such proposals that may be different from, or in addition to (and which may conflict with), the interests of GGI stockholders and warrant holders generally.

These interests include, among other things:

•

the fact that the GGI Initial Stockholders have agreed not to redeem any Founder Shares or GGI Class A Common Stock held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination and therefore, the Founder Shares will convert on a one-for-one basis into Class A ADSs at the Closing;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if GGI fails to complete an initial business combination by March 25, 2023;

•

the fact that the GGI Sponsor paid an aggregate of $25,000 for 21,562,500 Founder Shares at approximately $0.001 per share, and, after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021, the remaining 20,000,000 Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023. In particular, in exchange for serving on the GGI Board, GGI’s independent directors, Mr. Bort, Ms. Marcellino and Ms. Tellem, each received 25,000 Founder Shares at their original purchase price of $0.001 per share from the GGI Sponsor. Because these Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023, GGI’s independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate GGI’s initial business combination;

•

the fact that after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021 and the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, the remaining 18,466,127 Founder Shares that will be exchanged for Class A ADSs at the Closing will have a significantly higher value than their aggregate purchase price, which if unrestricted and freely tradable would be valued at approximately $185 million (however, given the restrictions on such shares, GGI believes such shares have a lesser value);

•	the fact that, given the differential in the purchase price that the GGI Sponsor paid for the Founder Shares as compared to the price of the GGI Public Units and the substantial number of Class A ADSs that the GGI Sponsor will receive upon exchange of the Founder Shares at the Closing, the GGI Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A ADSs trade below the price initially paid for the GGI Public Units in the GGI IPO and GGI Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that the GGI Sponsor paid an aggregate of approximately $18,000,000 for its 9,000,000 GGI Private Placement Warrants, and that such GGI Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 25, 2023. The GGI Private Placement Warrants are identical to the GGI Public Warrants sold as part of the GGI Public Units except that, so long as they are held by the GGI Sponsor or its permitted transferees: (i) they will not be redeemable by GGI, except as described in the Existing Warrant Agreement; (ii) they (including the GGI Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the GGI Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the GGI Private Placement Warrants and the GGI Public Warrants, please see the Existing Warrant Agreement, attached hereto as Annex C;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is approved prior to the Effective Time, be converted into the right to receive one Class C-2 ADS, issued against the deposit of an underlying Post-Combination Company Class C-2 Share, which will be exercisable to acquire a Post-Combination Company Class A Share on substantially the same terms as the GGI Private Placement Warrants;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is not approved prior to the Effective Time, be converted into the right to receive one ADW, issued against the deposit of an underlying Post-Combination Company Warrant, which will be exercisable to acquire a Post-Combination Company Class A Share on substantially the same terms as the GGI Private Placement Warrants;

•

the continued right of the GGI Sponsor to hold the Class A ADSs to be issued to the GGI Sponsor upon exercise of Class C-2 ADSs or ADWs following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event GGI is unable to complete an initial business combination within the required time period, the GGI Sponsor has agreed to indemnify GGI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GGI has entered into an acquisition agreement or claims of any third party (other than the independent public accountants) for services rendered or products sold to GGI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of the existing directors and officers of GGI and the continuation of the directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the GGI Sponsor and GGI’s officers and directors will lose their entire investment in GGI and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 25, 2023;

•

the fact that the GGI Sponsor made available to GGI a loan of up to $4,000,000 pursuant to a promissory note, of which a net amount of $2,000,000 was advanced by the GGI Sponsor to GGI as of September 30, 2021, and that the note will mature on the earlier of January 31, 2022 and the date on which GGI consummates an initial business combination;

•

the fact that GGI has entered into the Sponsor Subscription Agreement, pursuant to which the GGI Sponsor has agreed to purchase 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs at a purchase price of $9.09 per share on the date of Closing, and the GGI Sponsor has the right to syndicate its commitment to acquire such Class A ADSs in advance of the Closing;

•

the fact that Guggenheim Securities, LLC, an affiliate of the GGI Sponsor and Andrew Rosenfield, is acting as a joint placement agent in connection with the Subscription Investments and will receive a portion of a transaction fee equal to 3% of the gross proceeds raised by the placement agents in connection with the Subscription Investments, and as a financial advisor to GGI for no additional fee;

•	the fact that the GGI Sponsor and GGI’s officers and directors would beneficially own the following number of Class A ADSs at the Closing:

Name of Person/Entity	Number of Class A ADSs(1)	Value of Class A ADSs(2)
Gores Guggenheim Sponsor LLC(3)	20,541,125	$205,411,250
GGP Sponsor Holdings LLC(3)	20,541,125	$205,411,250
Alec Gores(3)	20,541,125	$205,411,250
Andrew Rosenfield(3)	20,541,125	$205,411,250
Mark Stone(4)	171,841	$1,718,410
Andrew McBride	20,892	$208,920
Randall Bort	25,000	$250,000
Elizabeth Marcellino	25,000	$250,000
Nancy Tellem(5)	40,670	$406,700

(1)

Does not reflect beneficial ownership of Class A ADSs subject to exercise of Post-Combination Company Class C Shares or Post-Combination Company Warrants, because such shares or warrants, as applicable, are not exercisable within 60 days of the date of this proxy statement/prospectus.

(2)	Assumes a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination.
(3)

Represents shares held by Gores Guggenheim Sponsor LLC which is jointly controlled indirectly by Mr. Gores and GGP Sponsor Holdings LLC. GGP Sponsor Holdings LLC is controlled by Mr. Rosenfield. Each of Mr. Gores and GGP Sponsor Holdings LLC may be deemed to beneficially own 20,541,125 Class A ADSs and ultimately exercises voting and dispositive power of the securities held by Gores Guggenheim Sponsor LLC. Voting and disposition decisions with respect to such securities are jointly made by Mr. Gores and GGP Sponsor Holdings LLC. Each of Mr. Gores, GGP Sponsor Holdings LLC and Mr. Rosenfield disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)	Reflects Class A ADSs to be purchased by Mark Stone and his immediate family as New PIPE Investors.
(5)	Includes 15,670 Class A ADSs to be purchased by Nancy Tellem as a New PIPE Investor.

•

the fact that, pursuant to the Business Combination Agreement, the Post-Combination Company Board will include one independent director as reasonably determined by the GGI Sponsor and consented to by Parent. In addition, pursuant to the Post-Combination Articles, the Post-Combination Company Board will be subject to restrictions on its ability to convene a general meeting which proposes a resolution to remove an independent director, subject to certain conditions, and pursuant to the Shareholder Acknowledgement Agreement, Parent and the Parent Shareholders are subject to undertakings that restrict on their ability to vote in favor of the removal of independent directors on the Post-Combination Company Board, and the GGI Sponsor will have third party beneficiary rights to enforce such undertakings;

•

the fact that the GGI Initial Stockholders have entered into the Registration Rights Agreement as Registration Rights Holders, which provides such Registration Rights Holders and their permitted transferees with registration rights in respect of certain Post-Combination Company securities, ADSs and ADWs at the Closing;

•	the fact that the GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal;

•	the fact that GGI, Parent, ListCo and the GGI Initial Stockholders have entered into the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, pursuant to which the GGI Initial Stockholders have, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of each of the proposals at the Special Meeting and referenced in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not to transfer any Class A ADSs issued pursuant to the Business Combination Agreement in respect of shares of GGI Class F Common Stock during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein; and

•

the fact that GGI will reimburse the GGI Sponsor for the fees and expenses it incurs in connection with the Business Combination; provided, that such fees and expenses, together with all of GGI’s other fees and expenses in connection with the Business Combination, are not in excess of $60 million in the aggregate.

In the aggregate, the GGI Sponsor and its affiliates have approximately $218,000,000 at risk that depends upon the completion of a business combination. Specifically, $200,000,000 of such amount is the value of the GGI Sponsor’s and its affiliates’ GGI Class F Common Stock (assuming a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination), and $18,000,000 of such amount is the value of the GGI Private Placement Warrants held by the GGI Sponsor (based on the purchase price of $2.00 per GGI Private Placement Warrant). There are no fees contingent upon a business combination payable to the GGI Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the GGI Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with GGI Public Stockholders. As such, the GGI Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to GGI Public Stockholders rather than liquidate.

These interests may influence the GGI Board in making their recommendation that GGI stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals to be voted on at the Stockholder Special Meeting, and their recommendation that the GGI warrant holders vote in favor of the proposals to be voted on at the Warrant Holder Meeting.

GGI Public Stockholders will experience dilution as a consequence of the issuance of Post-Combination Company securities, ADSs and ADWs as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that GGI Public Stockholders have on the management of the Post-Combination Company.

The issuance of additional Post-Combination Company securities and AD securities in the Business Combination will dilute the equity interests of GGI stockholders and may adversely affect prevailing market prices for GGI Public Shares, GGI Public Warrants or the ADSs and ADWs. GGI Public Stockholders who do not redeem their GGI Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including in each of the following instances:

(1) Approximately 7.43 million Class A ADSs are expected to be issued in connection with the consummation of the Business Combination to the PIPE Investors pursuant to the PIPE Investment, at a price of $9.09 per share. In addition, pursuant to the New PIPE Subscription Agreements, the New PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 14.3 million New PIPE Shares for an average purchase price of $9.54 per share in a private placement, for an aggregate amount of approximately $136.0 million. Collectively, the 21.7 million PIPE Shares represent approximately (a) 1.0%, 1.0%, 1.0% or 1.1% of the number of shares of Post-Combination Company Shares that will be outstanding following the Closing by virtue of their ownership of Class A ADSs, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively, and (b) 0.13% of the total voting power of the Post-Combination Company Shares that will be outstanding following the

Closing by virtue of their ownership of Class A ADSs, in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(2) Approximately 2.15 million Class A ADSs are expected to be issued in connection with the consummation of the Business Combination to the GGI Sponsor pursuant to the Sponsor Subscription Investment, at a price of $9.09 per share. This represents approximately (a) 0.1% of the number of shares of Post-Combination Company Shares that will be outstanding following the Closing by virtue of their ownership of Class A ADSs in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, and (b) 0.01% of the total voting power of the Post-Combination Company Shares that will be outstanding following the Closing by virtue of their ownership of Class A ADSs in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(3) 2.70 million Class A ADSs are expected to be issued in connection with the consummation of the Business Combination to Snita pursuant to the Volvo Cars PIPE Subscription Investment, at a price of $10.00 per share. This represents approximately (a) 0.1% of the number of shares of Post-Combination Company Shares that will be outstanding following the Closing by virtue of their ownership of Class A ADSs in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, and (b) 0.02% of the total voting power of the Post-Combination Company Shares that will be outstanding following the Closing by virtue of their ownership of Class A ADSs in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(4) Approximately 49.80 million Post-Combination Company Preference Shares are expected to be issued in connection with the consummation of the Business Combination to Snita pursuant to the Volvo Cars Preference Subscription Investment, at a price of $10.00 per share, which are anticipated to convert into approximately 49.80 million Class A Shares at Closing. This represents approximately (a) 2.3%, 2.3%, 2.4% or 2.4% of the number of shares of Post-Combination Company Shares that will be outstanding following the Closing, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively, and (b) 0.29% of the total voting power of the Post-Combination Company Shares that will be outstanding following the Closing in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(5) Up to 159,397,500, 159,022,294, 158,647,308 and 153,434,999 Post-Combination Company Shares may be issuable to Parent as consideration in the Business Combination in respect of Earn Out Shares assuming the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, respectively, of which approximately 15.2% will be Post-Combination Company Class A Shares and 84.8% will be Post-Combination Company Class B Shares. Under the Business Combination Agreement, Parent will be entitled to receive Earn-Out Shares if the daily volume weighted average price (based on such trading day) of one share of Post-Combination Company Class A Share exceeds certain thresholds for a period of at least 20 days out of 30 consecutive trading days, as adjusted, at any time during the five-year period beginning on the 180th day following the closing of the Merger (the “Common Share Price”). The Earn Out Shares, which are not reflected in the shares represented in the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario or the charter redemption limitation scenario described herein, will be issued as follows: (a) a one-time issuance of 20% of the Earn Out Class A Shares and 20% of the Earn Out Class B Shares if the Common Share Price is greater than $13.00; (b) a one-time issuance of 20% of the Earn Out Class A Shares and 20% of the Earn Out Class B Shares if the Common Share Price is greater than $15.50; (c) a one-time issuance of 20% of the Earn Out Class A Shares and 20% of the Earn Out Class B Shares if the Common Share Price is greater than $18.00; (d) a one-time issuance of 20% of the Earn Out Class A Shares and 20% of the Earn Out Class B Shares if the Common Share Price is greater than $20.50; and (e) a one-time issuance of 20% of the Earn Out Class A Shares and 20% of the Earn Out Class B Shares if the Common Share Price is greater than $23.00. Assuming each of the Common Share Price thresholds set forth in the prior sentence are achieved, the Earn Out Shares represent approximately (a) approximately 7% of the number of Post-

Combination Company Shares that may be outstanding following the Closing in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, and (b) approximately 7.50%, 7.48%, 7.47% and 7.27% of the total fully-diluted voting power of the Post-Combination Company Shares immediately following the Closing, assuming the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, respectively. Neither GGI nor ListCo can predict whether or to what extent any or all of the Earn Out Shares will be issued.

(6) The GGI Warrants, comprised of 16,000,000 GGI Public Warrants (each of which (a) will be converted into a Class C-1 ADS following the Closing assuming the Warrant Amendment Proposal is approved or (b) will be converted into a Public ADW following the Closing assuming the Warrant Amendment Proposal is not approved) and 9,000,000 GGI Private Placement Warrants (each of which (i) will be converted into a Class C-2 ADS following the Closing assuming the Warrant Amendment Proposal is approved or (ii) will be converted into a PP ADW following the Closing assuming the Warrant Amendment Proposal is not approved). The GGI Public Warrants, which will not be redeemed in connection with the redemption by a GGI Public Stockholder of a GGI Public Share, and the Class C ADSs or ADWs into which the GGI Public Warrants convert in connection with the Business Combination will be exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and March 25, 2022. The Post-Combination Company Class A Shares underlying the Class C ADSs and ADWs (into which the GGI Public Warrants will convert at Closing) represent approximately (a) 0.7%, 0.7%, 0.8% and 0.8% of the fully-diluted number of Post-Combination Company Shares immediately following the Closing, assuming the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, respectively, and (b) 0.09% of the total fully-diluted voting power of the Post-Combination Company Shares immediately following the Closing, in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. Although ListCo may redeem Post-Combination Company Public Warrants at $0.01 per warrant under certain circumstances, the 9,000,000 Post-Combination Company PP Warrants are not redeemable by ListCo so long as they are held by the GGI Sponsor or its permitted transferees. Otherwise, the Post-Combination Company PP Warrants have terms and provisions that are identical to those of the Post-Combination Company Public Warrants, including as to exercise price, exercisability and exercise period, except that the Post-Combination Company PP Warrants may be exercised for cash or on a cashless basis so long as they are held by the GGI Sponsor or its permitted transferees and are entitled to certain registration rights. If the Post-Combination Company PP Warrants are held by holders other than the GGI Sponsor or its permitted transferees, the Post-Combination Company PP Warrants will be redeemable by ListCo and exercisable by the holders on the same basis as the Post-Combination Company Public Warrants. The Post-Combination Company PP Warrants may not be transferred or sold by the GGI Sponsor (other than to its permitted transferees) until 30 days following the Closing. The Post-Combination Company Class A Shares underlying the Class C ADSs and ADWs (into which the GGI Private Placement Warrants will convert at Closing) represent approximately (a) 0.4% of the fully-diluted number of Post-Combination Company Shares immediately following the Closing, assuming each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, and (b) 0.05% of the total fully-diluted voting power of the Post-Combination Company Shares immediately following the Closing, assuming each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(7) Pursuant to the Equity Plan, the Post-Combination Company will reserve 10,000,000 Post-Combination Company Class A Shares, representing 0.5% of the number of outstanding Post-Combination Company Shares on a fully diluted basis (as of immediately following the Closing) in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Equity Plan. The Equity Plan provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on the first day of each calendar year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.5% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the

Post-Combination Company Board. For additional information, please see “Management of the Post-Combination Company.”

(8) Pursuant to the Employee Stock Purchase Plan, the Post-Combination Company will reserve 2,000,000 Post-Combination Company Class A Shares, representing 0.1% of the number of outstanding Post-Combination Company Shares on a fully diluted basis (as of immediately following the Closing) in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on the first day of each calendar year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.1% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the Post-Combination Company Board. For additional information, please see “Management of the Post-Combination Company.”

(9) The sources of dilution described above in clauses “(5),” “(6),” “(7)” and “(8)” of this risk factor are referred to as the “Additional Dilution Sources” in this proxy statement/prospectus. The sources of dilution described above in clauses “(1),” “(2),” “(3)” and “(4),” together with the Additional Dilution Sources, are referred to as the “Cumulative Dilution Sources” in this proxy statement/prospectus.

(10) Based on the assumptions regarding the Cumulative Dilution Sources set forth above, including the Additional Dilution Sources, GGI estimates that:

•

in the no redemption scenario, GGI Public Stockholders’ ownership (including, with respect to voting percentages that assume the estimated maximum dilutive effect of the Additional Dilution Sources, holders of GGI Public Warrants that become holders of Post-Combination Company Class A Shares by virtue of exercise of their Post-Combination Company Warrants) of GGI would be reduced from 80% of the GGI Common Stock prior to the Business Combination to (i) 3.8% of the Post-Combination Company Shares (and 0.47% voting power of the Post-Combination Company Shares) following the Closing without giving effect to any dilution from the Additional Dilution Sources or (ii) 4.1% of the Post-Combination Company Shares (and 0.52% voting power of the Post-Combination Company Shares) following the Closing assuming the estimated maximum dilutive effect of the Additional Dilution Sources;

•

in the illustrative redemption scenario, GGI Public Stockholders’ ownership of GGI (including, with respect to voting percentages that assume the estimated maximum dilutive effect of the Additional Dilution Sources, holders of GGI Public Warrants that become holders of Post-Combination Company Class A Shares by virtue of exercise of their Post-Combination Company Warrants) would be reduced from 80% of the GGI Common Stock prior to the Business Combination to (i) 3.5% of the Post-Combination Company Shares (and 0.44% voting power of the Post-Combination Company Shares) following the Closing without giving effect to any dilution from the Additional Dilution Sources or (ii) 3.9% of the Post-Combination Company Shares (and 0.49% voting power of the Post-Combination Company Shares) following the Closing assuming the estimated maximum dilutive effect of the Additional Dilution Sources;

•

in the contractual maximum redemption scenario, GGI Public Stockholders’ ownership of GGI (including, with respect to voting percentages that assume the estimated maximum dilutive effect of the Additional Dilution Sources, holders of GGI Public Warrants that become holders of Post- Combination Company Class A Shares by virtue of exercise of their Post-Combination Company Warrants) would be reduced from 80% of the GGI Common Stock prior to the Business Combination to (i) 3.3% of the Post-Combination Company Shares (and 0.41% voting power of the Post-Combination Company Shares) following the Closing without giving effect to any dilution from the Additional Dilution Sources or (ii) 3.7% of the Post-Combination Company Shares (and 0.47% voting power of the Post-Combination Company Shares) following the Closing assuming the estimated maximum dilutive effect of the Additional Dilution Sources; and

•

in the charter redemption limitation scenario, GGI Public Stockholders’ ownership of GGI (including, with respect to voting percentages that assume the estimated maximum dilutive effect of the Additional Dilution Sources, holders of GGI Public Warrants that become holders of Post-Combination Company Class A Shares by virtue of exercise of their Post-Combination Company Warrants) would be reduced from 80% of the GGI Common Stock prior to the Business Combination to (i) 0.02% of the Post-Combination Company Shares (and 0.00% voting power of the Post-Combination Company Shares) following the Closing without giving effect to any dilution from the Additional Dilution Sources or (ii) 0.7% of the Post-Combination Company Shares (and 0.09% voting power of the Post-Combination Company Shares) following the Closing assuming the estimated maximum dilutive effect of the Additional Dilution Sources.

Additionally, the Post-Combination Company may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional Post-Combination Company Shares or other equity securities of equal or senior rank in connection with privately negotiated transactions following the Closing.

The issuance of Post-Combination Company securities and AD securities in connection with the Business Combination, including through any of the foregoing, could have the following effects for GGI Public Stockholders who elect not to redeem their GGI Public Shares:

•	their proportionate ownership interest in the Post-Combination Company will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of GGI Common Stock will be diminished; or

•	the market price of the ADSs or ADWs may decline.

If a GGI Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Neither GGI nor ListCo can predict the ultimate value of the Class C-1 ADSs or Public ADWs following the consummation of the Business Combination, but assuming that 100% or 80,000,000 GGI Public Shares were redeemed, the 16,000,000 retained outstanding GGI Public Warrants (that are convertible into Class C-1 ADSs or Public ADWs in connection with the Business Combination) would have an aggregate value of $[●], based on a price per GGI Public Warrant of $[●] on [●], the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [●], the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of GGI Class A Common Stock closed at $[●]. If the shares of GGI Class A Common Stock (or Class A ADSs) are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming stockholders that the warrants will be exercised, which would result in dilution to the non-redeeming stockholders.

In each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios as described below, the residual equity value owned by non-redeeming GGI stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share as illustrated in the sensitivity table below. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of the Post-Combination Company following the Closing (including the Subscription Investments and the Volvo Cars Preference Subscription Investment), assuming no dilution from any Additional Dilution Sources, would be (a) $21,253 million in the no redemption scenario, (b) $21,203 million in the illustrative redemption scenario, (c) $21,153 million in the contractual maximum redemption scenario and (d) $20,458 million in the charter redemption limitation scenario. Additionally, the sensitivity table below sets forth (x) the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 9 through 15 below, and (y) the effective underwriting fee incurred in connection with the GGI IPO in each redemption scenario, as further described in Note 16 below.

Holders	No Redemption Scenario(1)	% of Total	Illustrative Redemption Scenario(2)	% of Total	Contractual Maximum Redemption Scenario(3)	% of Total	Charter Redemption Limitation Scenario(4)	% of Total
GGI Public Stockholders	80,000,000	3.8%	74,997,259	3.5%	69,997,441	3.3%	499,982	0.0%
GGI Initial Stockholders (including GGI Sponsor)(5)	20,616,125	1.0%	20,616,125	1.0%	20,616,125	1.0%	20,616,125	1.0%
PIPE Investors(6)	21,688,223	1.0%	21,688,223	1.0%	21,688,223	1.0%	21,688,223	1.1%
Parent Shareholders(7)	2,002,995,652	94.2%	2,002,995,652	94.5%	2,002,995,652	94.7%	2,002,995,652	97.9%

Total Post-Combination Company Shares Outstanding(8)	2,125,300,000	100%	2,120,297,258	100%	2,115,297,441	100%	2,045,799,982	100%
Total Equity Value Post-Redemptions and PIPE Investments ($ in millions)	$21,253	—	$21,203	—	$21,153	—	$20,458	—
Per Share Value	$10.00	—	$10.00	—	$10.00	—	$10.00	—

Additional Dilution Sources	No Redemption Scenario(1)	% of Total(9)	Illustrative Redemption Scenario(2)	% of Total(9)	Contractual Maximum Redemption Scenario(3)	% of Total(9)	Charter Redemption Limitation Scenario(4)	% of Total(9)
Earn Out Shares(10)	159,397,500	7.0%	159,022,294	7.0%	158,647,308	7.0%	153,434,999	7.0%
Class C ADSs and Warrants
Class C-1 ADSs or Public ADWs(11)	16,000,000	0.7%	16,000,000	0.7%	16,000,000	0.8%	16,000,000	0.8%
Class C-2 ADSs or PP ADWs(12)	9,000,000	0.4%	9,000,000	0.4%	9,000,000	0.4%	9,000,000	0.4%
Equity Incentive Plan
Equity Plan(13)	10,000,000	0.5%	10,000,000	0.5%	10,000,000	0.5%	10,000,000	0.5%
Employee Stock Purchase Plan(14)	2,000,000	0.1%	2,000,000	0.1%	2,000,000	0.1%	2,000,000	0.1%

Total Additional Dilution Sources(15)	196,397,500	8.5%	196,022,294	8.5%	195,647,308	8.5%	190,434,999	8.5%

Deferred Discount	No Redemption Scenario(1)	% of Trust Account	Illustrative Redemption Scenario(2)	% of Trust Account	Contractual Maximum Redemption Scenario(3)	% of Trust Account	Charter Redemption Limitation Scenario(4)	% of Trust Account
Effective Deferred Discount(16)	$28,000,000	3.5%	$28,000,000	3.7%	$28,000,000	4.0%	$28,000,000	560.0%

(1)

This scenario assumes that no shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders. The no redemption scenario excludes 159,397,500 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(2)

This scenario assumes that approximately 5,002,741 shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders. The illustrative redemption scenario excludes 159,022,294 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(3)

This scenario assumes that approximately 10,002,559 shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders, which, based on the amount of $800,029,249 in the Trust Account as of June 30, 2021, represents the maximum amount of redemptions that would still enable GGI to have sufficient cash to satisfy the Minimum Cash Condition. The contractual maximum redemption scenario excludes 158,647,308 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(4)

This scenario assumes that approximately 79,500,018 shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders, which, based on the amount of $800,029,249 in the Trust Account as of June 30, 2021, represents the maximum amount of redemptions that would still enable GGI to have sufficient cash to satisfy the provision in the Current GGI Certificate that prohibits GGI from redeeming shares of GGI Class A Common Stock in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001. The charter redemption scenario excludes 153,434,999 Earn Out Shares, 9,000,000 Post-Combination Company

Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.
(5)	This row includes 2,149,998 Post-Combination Company Class A Shares underlying the 2,149,998 Class A ADSs to be purchased under the Sponsor Subscription Agreement.
(6)

This row excludes 2,149,998 Post-Combination Company Class A Shares underlying the 2,149,998 Class A ADSs to be purchased under the Sponsor Subscription Agreements and excludes the 2,695,652 Post-Combination Company Class A Shares underlying the 2,695,652 Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement.

(7)

This row excludes Earn Out Shares that are issuable to Parent Shareholders upon the realization of all of the benchmark share prices in the earn out and includes 2,695,652 Post-Combination Company Class A Shares underlying the 2,695,652 Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement. This row includes all Post-Combination Company Class A Shares in respect of outstanding convertible notes of Parent, all of which will be converted into Post-Combination Company Class A Shares at the Closing and 49,803,900 Post-Combination Company Class A Shares in respect of Post-Combination Company Preference Shares to be purchased by Snita upon and subject to the Closing under the Volvo Cars Preference Subscription Agreement, all of which are currently contemplated to be converted into Post-Combination Company Class A Shares at Closing.

(8)

This row excludes Earn Out Shares and the Post-Combination Class A Shares underlying the Class C ADSs and ADWs into which GGI Warrants will convert, depending on whether the Warrant Amendment Proposal is approved.

(9)

The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Employee Stock Purchase Plan would be calculated as follows: (a) 2,000,000 Post-Combination Company Class A Shares issued pursuant to the Employee Stock Purchase Plan (reflecting 0.09% of the total number of shares of Post-Combination Company Shares outstanding as of immediately following the Closing); divided by (b) (i) 2,120,297,259 Post-Combination Company Shares (the number of shares outstanding prior to any issuance pursuant to the Employee Stock Purchase Plan) plus (ii) 2,000,000 Post-Combination Company Class A Shares issued pursuant to the Employee Stock Purchase Plan.

(10)

This row assumes 159,397,500, 159,022,294, 158,647,308 and 153,434,999 Earn Out Shares are issued, assuming the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, respectively, and assumes that no additional Post-Combination Company Shares are issued between the Closing and the realization of all of the benchmark share prices in the earn out. The total number of Earn Out Shares issuable to Parent Shareholders is partially determined by the number of issued and outstanding Post-Combination Company Shares as of immediately after the Effective Time. Total outstanding Percentages in this row represent (a) the foregoing Earn Out Share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 159,397,500, 159,022,294, 158,647,308 or 153,434,999 Post-Combination Company Shares, assuming the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, respectively. Approximately 15.2% of the Earn Out Shares will be issued as Post-Combination Company Class A Shares, while the remaining 84.8% of the Earn Out Shares will be issued as Post-Combination Company Class B Shares. Each Post-Combination Company Class B Share will entitle the holder thereof to 10 votes per share.

(11)

This row assumes exercise of Class C-1 ADSs or Public ADWs to purchase 16,000,000 Post-Combination Company Class A Shares (following the conversion of GGI Public Warrants into Class C-1 ADSs in the event the Warrant Amendment Proposal is approved or Public ADWs in the event the Warrant Amendment Proposal is not approved). Percentages in this row represent (a) the 16,000,000 Post-Combination Company Class A Shares underlying the Class C-1 ADSs or Public ADWs divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 16,000,000 Post-Combination Company Class A Shares underlying the Class C-1 ADSs or Public ADWs.

(12)

This row assumes exercise of Class C-2 ADSs or PP ADWs to purchase 9,000,000 Post-Combination Company Class A Shares (following the conversion of GGI Private Placement Warrants into Class C-2 ADSs in the event the Warrant Amendment Proposal is approved or PP ADWs in the event the Warrant Amendment Proposal is not approved). Percentages in this row represent (a) the 9,000,000 Post-Combination Company Class A Shares underlying the Class C-2 ADSs or PP ADWs divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 9,000,000 Post-Combination Company Class A Shares underlying the Class C-2 ADSs or PP ADWs.

(13)

This row assumes the issuance of all Post-Combination Company Class A Shares reserved for issuance under the Equity Plan at Closing, which equals 10,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. Percentages in this row represent (a) 10,000,000, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 10,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. The Equity Plan provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.5% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the Post-Combination Company Board. For additional information, please see “Management of the Post-Combination Company—Compensation Arrangements after the Business Combination—Equity Plan.”

(14)

This row assumes the issuance of all Post-Combination Company Class A Shares reserved for issuance under the Employee Stock Purchase Plan at Closing, which equals 2,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. Percentages in this row represent (a) 2,000,000, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 2,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. The Employee Stock Purchase Plan provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.1% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the Post-Combination Company Board. For additional information, please see “Management of the Post-Combination Company—Compensation Arrangements after the Business Combination—Employee Stock Purchase Plan.”
(15)

This row assumes the issuance of all Post-Combination Company Shares in connection with each of the Additional Dilution Sources, as described further in Notes 9 through 14 above, which equals 196,397,500 Post-Combination Company Shares in the no redemption scenario, 196,022,294 Post-Combination Company Shares in the illustrative redemption scenario, 195,647,308 Post-Combination Company Shares in the contractual maximum redemption scenario or 190,434,999 Post-Combination Company Shares in the charter redemption limitation scenario, in each case, following the Closing. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 196,397,500 Post-Combination Company Shares in the no redemption scenario, 196,022,294 Post-Combination Company Shares in the illustrative redemption scenario, 195,647,308 Post-Combination Company Shares in the contractual maximum redemption scenario or 190,434,999 Post-Combination Company Shares in the charter redemption limitation scenario.

(16)	Reflects the Deferred Discount of $28,000,000 incurred in connection with the GGI IPO.

The foregoing table is provided for illustrative purposes only and there can be no assurance that the AD securities will trade at the illustrative per share values set forth therein, regardless of the levels of redemption.

For more information, please see the sections titled “The Business Combination—Impact of the Business Combination on Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

The GGI Sponsor, GGI and its respective directors or officers or their affiliates may elect to purchase GGI Public Shares from GGI Public Stockholders, which may influence a vote on the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and reduce the public “float” of GGI Public Shares (or, following the Closing, the ADSs and ADWs).

The GGI Sponsor, GGI and its respective directors or officers or their affiliates may purchase GGI Public Shares from GGI Public Stockholders in privately negotiated transactions or in the open market prior to or, following the completion of the Business Combination, the ADSs and ADWs, although they are under no obligation to do so. Such a purchase that is made prior to the Closing may include a contractual acknowledgement that such stockholder, although still the record holder of GGI Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights in connection with the Business Combination. In the event that the GGI Sponsor, GGI or its directors or officers or their affiliates purchase shares in privately negotiated transactions from GGI Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining approval of the Business Combination Proposal or to satisfy the Minimum Cash Condition where such condition would otherwise not be met. This may result in the consummation of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of GGI Public Shares (prior to the Closing) or ADSs and ADWs (following the Closing) and the number of beneficial holders of GGI securities (prior to the Closing) or the ADSs and ADWs (following the Closing) may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of such securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for such securities.

The consummation of the Business Combination is subject to a number of conditions and, if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. The parties to the Business

Combination Agreement may agree to waive, in whole or in part, one or more of the conditions to their obligations to complete the Business Combination, to the extent permitted by each parties’ organizational documents and applicable laws. However, GGI may not waive the condition that its stockholders approve the Business Combination. In addition, Parent and GGI can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or Parent or GGI may elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination Agreement—Conditions to Closing of the Business Combination” and “The Business Combination Agreement—Termination.”

The exercise of GGI’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in GGI’s best interest.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, or related agreements, as applicable, would require GGI to agree to amend the Business Combination Agreement or the Related Agreements, to consent to certain actions or to waive rights that GGI is entitled to under those agreements. Such events could arise because of changes in the course of Polestar’s business, a request by Parent, Polestar, ListCo or Merger Sub to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material and adverse effect on Polestar’s business or could entitle GGI to terminate the Business Combination Agreement. In any of such circumstances, it would be at GGI’s discretion, acting through the GGI Board, to grant GGI’s consent or waive those rights. The existence of financial and personal interests of one or more of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for GGI and GGI stockholders and what they may believe is best for themselves or their affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, GGI does not believe there will be any changes or waivers that the GGI directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further GGI stockholder approval, if there is a change to the terms of the Business Combination Agreement that would have a material impact on GGI’s stockholders, GGI may be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

The ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel, including Polestar’s senior management team and other key personnel, whom GGI expects to remain in the services of ListCo. The loss of key personnel could negatively impact the operations and profitability of ListCo and its financial condition could suffer as a result.

GGI’s ability to successfully consummate the Business Combination is dependent upon the efforts of GGI’s key personnel and the key personnel of Polestar. ListCo’s success depends to a significant degree upon the continued contributions of senior management of Polestar, certain of whom would be difficult to replace. The services of such personnel may not continue to be available to ListCo. Departure by certain of Polestar’s officers and other key employees could have a material and adverse effect on ListCo’s business, financial condition or operating results.

GGI’s officers and directors will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to GGI’s affairs. This conflict of interest could have a negative impact on GGI’s ability to complete the Business Combination.

GGI’s officers and directors are not required to, and will not, commit their full time to GGI’s affairs, which may result in conflict of interest in allocating their time between GGI’s operations and the Closing, on the one hand, and their other business endeavors. Each of GGI’s officers and directors is engaged in other businesses for which they may be entitled to significant compensation. Furthermore, GGI’s officers and directors are not obligated to contribute any specific number of hours per week to GGI’s affairs and may also serve as officers or board members for other entities. If GGI’s officers’ and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on GGI’s ability to complete the Business Combination.

Past performance by The Gores Group, including its management team, may not be indicative of future performance of an investment in GGI or ListCo.

Past performance by The Gores Group and by its management team, including with respect to Gores Holdings, Inc., a Delaware corporation (“Gores Holdings I”), Gores Holdings II, Inc., a Delaware corporation (“Gores Holdings II”), Gores Holdings III, Inc., a Delaware corporation (“Gores Holdings III”), Gores Holdings IV, Inc., a Delaware corporation (“Gores Holdings IV”), Gores Holdings V, Inc., a Delaware corporation (“Gores Holdings V”), Gores Holdings VI, Inc., a Delaware corporation (“Gores Holdings VI”), Gores Metropoulos, Inc., a Delaware corporation (“Gores Metropoulos”) Gores Metropoulos II, Inc., a Delaware corporation (“Gores Metropoulos II”) and Gores Holdings VIII, Inc. (“Gores Holdings VIII”), is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of The Gores Group or its management teams, Gores Holdings I’s, Gores Holdings II’s, Gores Holdings III’s, Gores Holdings IV’s, Gores Holdings V’s, Gores Holdings VI’s, Gores Metropoulos’, Gores Metropoulos II’s or Gores Holdings VIII’s performance as indicative of the future performance of an investment in GGI or ListCo or the returns GGI or ListCo will, or is likely to, generate going forward.

GGI and Polestar expect to incur significant transaction costs in connection with the Business Combination, including the Deferred Discount of 3.5%, 3.7%, 4.0% and 560.0% of the value of the cash remaining in the Trust Account assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively.

GGI and Polestar have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. GGI and Polestar may also incur additional costs to retain key employees. Subject to certain limited exceptions and other than in respect of certain filing fees payable to governmental authorities in connection with the Business Combination, of which one-half will be paid by each of GGI and Polestar, all expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs; provided, that (a) if the Business Combination Agreement is terminated in accordance with its terms, Parent is responsible for all unpaid transaction expenses of Parent, Parent, ListCo, Merger Sub and their respective subsidiaries, and GGI is responsible for all unpaid transaction expenses of GGI and the GGI Sponsor. If the Closing occurs, then ListCo is required to pay all unpaid transaction expenses of GGI and the GGI Sponsor up to the expense cap described below and all unpaid transaction expenses of Parent, Parent, ListCo, Merger Sub and their respective subsidiaries.

GGI’s transaction expenses as a result of the Business Combination are currently estimated to be approximately $55 million, including the $28,000,000 Deferred Discount. Under the terms of the Business Combination Agreement, GGI’s transaction expenses are capped at $60 million. The amount of the Deferred Discount will not be adjusted for any GGI Public Shares redeemed in connection with the Business Combination. The per-share amount GGI will distribute to GGI Public Stockholders who properly exercise their redemption rights will not be reduced by the Deferred Discount and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect its obligation to pay the Deferred Discount. As such, the Deferred Discount would represent approximately 3.5%, 3.7%, 4.0% and 560.0% of the value of the cash remaining in the Trust Account assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively. In addition, any delays in satisfying the conditions to, or completing, the Business Combination could result in increased transaction expenses, which may materially and adversely affect the benefits that GGI expects to achieve from the Business Combination.

Stockholder litigation could prevent or delay the Closing or otherwise negatively impact GGI’s and Polestar’s respective businesses, operating results and financial condition.

Stockholder lawsuits asserting class, derivative and/or individual claims for, among other things, violations of the federal securities laws and/or breaches of fiduciary duty are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on GGI’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the completion of the Business Combination, that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect GGI’s and Polestar’s respective businesses, financial condition and results of operation.

GGI may not have sufficient funds to consummate the Business Combination.

As of September 30, 2021, GGI had approximately $488,171 of cash held outside the Trust Account to fund its working capital requirements. If GGI is required to seek additional capital, it would need to borrow funds from the GGI Sponsor, the GGI Initial Stockholders, the GGI management team or other third parties to operate or may be forced to liquidate. None of the GGI Sponsor, the GGI Initial Stockholders, the GGI management team or any of their affiliates is under any obligation to advance funds to GGI in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to GGI upon completion of the Business Combination. GGI does not expect to seek loans from parties other than the GGI Sponsor or an affiliate of the GGI Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If GGI is unable to obtain these loans, GGI may be unable to complete the Business Combination.

GGI has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that GGI will be unable to continue as a going concern if GGI does not consummate an initial business combination by March 25, 2023. Unless GGI amends the Current GGI Certificate and amends certain other agreements into which it has entered to extend the life of GGI, if GGI is unable to effect an initial business combination by March 25, 2023, it will be forced to liquidate and the GGI Warrants will expire worthless.

GGI is a blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that GGI will be unable to continue as a going concern if it does not consummate an initial business combination by March 25, 2023. Unless GGI amends the Current GGI Certificate to extend the life of GGI and certain other agreements into which it has entered, if GGI does not complete an initial business combination by March 25, 2023, GGI will: (i) cease operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the GGI Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to GGI to fund Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of GGI Common Stock, which redemption will completely extinguish GGI Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GGI’s remaining stockholders and the GGI Board, dissolve and liquidate, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the GGI Warrants, which will expire worthless if GGI fails to complete an initial business combination by March 25, 2023. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share.

If, before distributing the proceeds in the Trust Account to GGI Public Stockholders, GGI files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against GGI that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of GGI Public Stockholders and the per-share amount that would otherwise be received by GGI Public Stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to GGI Public Stockholders, GGI files a bankruptcy petition or an involuntary bankruptcy petition is filed against them that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in GGI’s bankruptcy estate and subject to the claims of third parties with priority over the claims of GGI’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by GGI’s stockholders in connection with its liquidation may be reduced.

GGI Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate its investment, therefore, a GGI Public Stockholder may be forced to redeem or sell its GGI Public Shares or GGI Warrants, potentially at a loss.

GGI Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of the Business Combination, and then only in connection with those shares of the GGI Public Shares that such stockholder has properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of the GGI Public Shares if GGI is unable to complete a business combination by March 25, 2023, subject to applicable law and as further described herein. In addition, if GGI plans to redeem GGI Public Shares because it is unable to complete a business combination by March 25, 2023, for any reason, compliance with Delaware law may require that GGI submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, GGI Public Stockholders may be forced to wait beyond March 25, 2023 before they receive funds from the Trust Account. In no other circumstances will GGI Public Stockholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your GGI Public Shares or GGI Warrants, potentially at a loss.

The exercise price for GGI Public Warrants, as well as the Class C-1 ADSs or ADWs into which they will convert in connection with the Business Combination, is higher than in many similar blank check company offerings in the past, and, accordingly, the GGI Public Warrants, Class C-1 ADSs and ADWs are more likely to expire worthless.

The exercise price of GGI Public Warrants, as well as the Class C-1 ADSs or ADWs into which they will convert in connection with the Business Combination, is higher than many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a public warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for GGI Public Warrants is, and the exercise price for the Post-Combination Company Class C-1 Shares underlying Class C-1 ADSs or Post-Combination Company Warrants underlying ADWs will be $11.50 per share, subject to adjustment as provided herein. As a result, the GGI Public Warrants, Class C-1 ADSs and ADWs are less likely to ever be in the money and more likely to expire worthless.

If GGI Warrant holders fail to approve the Warrant Amendment Proposal, GGI and ListCo may be subject to additional expenses incurred in connection with the consummation of the Business Combination.

GGI is seeking the vote of holders of GGI Public Warrants to approve the Class C Warrant Amendment, which will amend the Existing Warrant Agreement to provide that, at the Effective Time, each GGI Public Warrant will convert into one Class C-1 ADS and each Private Placement Warrant will convert into one Class C-2 ADS. Pursuant to the Existing Warrant Agreement, approval of the Warrant Amendment Proposal requires the consent of a majority of the GGI Public Warrants issued and outstanding as of the record date. The Warrant Amendment Proposal is conditioned upon the approval of the Business Combination Proposal. In the event that GGI Warrant holders fail to approve the Warrant Amendment Proposal, ListCo may be subject to additional expenses. In particular, if the Warrant Amendment Proposal is not approved prior to the Effective Time, then each GGI Public Warrant and each Private Placement Warrant will convert into the right to receive one Public ADW or PP ADW, respectively, in which case the Post-Combination Company will issue corresponding Post-Combination Company Warrants, each of which represents the right to acquire one Post-Combination Company Class A Share and which will be deposited with the depositary. The issue of any Post-Combination Company Warrants may be regarded as a taxable disposal of an asset by ListCo for UK corporation tax purposes. There is a risk that the value of the consideration received (or deemed to be received) by ListCo in respect of the issue of the Post-Combination Company Warrants for these purposes may be treated as equal to either (i) the value of the GGI Public Warrants and the GGI Private Placement Warrants at the Effective Time, or (ii) the market value of the Post-Combination Company Warrants as at the time that they are issued. Neither GGI nor ListCo can predict the ultimate value of the GGI Public Warrants, the GGI Private Placement Warrants or any Post-Combination Company Warrants at or following the Effective Time, but based on a price per GGI Public Warrant of $[●] on [●], the most recent practicable date prior to the date of this proxy statement/prospectus, the 16,000,000 outstanding GGI Public Warrants and the 9,000,000 outstanding GGI Private Placement Warrants would have an aggregate value of approximately $[●]. If such amount was taken as the chargeable consideration received (or deemed to be received) by ListCo in respect of the issue of the Post-Combination Company Warrants, then, based on current UK corporation tax rates (currently 19%), a UK corporation tax charge of approximately $[●] would be expected. If the value of the GGI Public Warrants and the GGI Private Placement Warrants (or the corresponding Post-Combination Company Warrants) increases between the date of this proxy statement/prospectus and the Effective Time, then this UK corporation tax charge may be significantly greater. If any of the Post-Combination Company Warrants are subsequently exercised according to their terms in exchange for the issue of Post-Combination Company Class A Shares, the grant and exercise of the Post-Combination Company Warrants are treated as a single transaction and it is expected that a proportion of such UK corporation tax charge (corresponding to the proportion that the number of the Post-Combination Company Warrants that are so exercised bears to the total number of such Post-Combination Company Warrants issued) should be set-off or refunded to ListCo.

GGI has not registered the shares of GGI Class A Common Stock issuable upon exercise of the GGI Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise the GGI Public Warrants, thus precluding such investor from being able to exercise its GGI Public Warrants except on a cashless basis and potentially causing such GGI Public Warrants to expire worthless.

GGI has not registered the shares of GGI Class A Common Stock issuable upon exercise of the GGI Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Existing Warrant Agreement, GGI has agreed that, as soon as practicable, but in no event later than 15 business days after the closing of an initial business combination, to use its commercially reasonable efforts to file a registration statement under the Securities Act covering such shares and use its best efforts to maintain a current prospectus relating to the GGI Class A Common Stock issuable upon exercise of the GGI Public Warrants until the expiration of the GGI Public Warrants in accordance with the provisions of the Existing Warrant Agreement. GGI cannot assure you that it will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the GGI Public Warrants are not registered under the Securities Act, GGI will be required to permit holders to exercise their GGI Public Warrants on a cashless basis. However, no GGI Public Warrant will be exercisable for cash or on a cashless basis, and GGI will not be obligated to issue any shares to holders seeking to exercise their GGI Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the GGI Class A Common Stock is at the time of any exercise of a GGI Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, GGI may, at its option, require holders of GGI Public Warrants who exercise their GGI Public Warrants to do so on a “cashless basis” in accordance with

Section 3(a)(9) of the Securities Act and, in the event GGI so elects, GGI will not be required to file or maintain in effect a registration statement, but GGI will be required to use its best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.

In no event will GGI be required to net cash settle any GGI Public Warrant, or issue securities or other compensation in exchange for the GGI Public Warrants in the event that it is unable to register or qualify the shares underlying the GGI Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the GGI Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such GGI Public Warrant will not be entitled to exercise such GGI Public Warrant and such GGI Public Warrant may have no value and expire worthless. In such event, holders who acquired their GGI Public Warrants as part of a purchase of GGI Public Units will have paid the full unit purchase price solely for the shares of GGI Class A Common Stock included in the GGI Public Units. If and when the GGI Public Warrants become redeemable by GGI, GGI may exercise its redemption rights even if it is unable to register or qualify the underlying shares of GGI Class A Common Stock for sale under all applicable state securities laws.

In connection with the Business Combination, in the event the Warrant Amendment Proposal is approved, at the Effective Time and pursuant to the Class C Warrant Amendment, each GGI Warrant will convert into a Class C ADS, exercisable for a Class A ADS and subject to substantially the same terms as were applicable to such GGI Warrant under the Existing Warrant Agreement. If the issuance of the Class A ADSs upon exercise of the Class C ADS is not so registered or qualified or exempt from registration or qualification, the holder of such Class C ADS will not be entitled to exercise the Class C ADS and such Class C ADS may have no value and expire worthless.

In connection with the Business Combination, in the event the Warrant Amendment Proposal is not approved, at the Effective Time and pursuant to the Warrant Amendment Agreement, each GGI Warrant will convert into an ADW, of which the underlying Post-Combination Company Warrant will be exercisable for Class A ADSs and subject to substantially the same terms as were applicable to the GGI Warrants under the Existing Warrant Agreement. If the issuance of the Class A ADSs upon exercise of the Post-Combination Company Warrant underlying the ADW is not so registered or qualified or exempt from registration or qualification, the holder of such ADW will not be entitled to exercise the underlying Post-Combination Warrant and such ADW may have no value and expire worthless.

GGI may amend the terms of the GGI Public Warrants in a manner that may be adverse to holders only with the approval by the holders of at least 50% of the then-outstanding GGI Public Warrants. As a result, the exercise price of a holder’s GGI Public Warrants could be increased, the exercise period could be shortened and the number of shares of GGI Common Stock purchasable upon exercise of a GGI Public Warrant could be decreased, all without the approval of that warrant holder.

The GGI Public Warrants were issued in registered form under the Existing Warrant Agreement. The Existing Warrant Agreement provides that the terms of the GGI Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding GGI Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, GGI may amend the terms of the GGI Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding GGI Public Warrants approve of such amendment. Although GGI’s ability to amend the terms of the GGI Public Warrants with the consent of at least 50% of the then-outstanding GGI Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the GGI Public Warrants, shorten the exercise period or decrease the number of shares of GGI Class A Common Stock purchasable upon exercise of a GGI Public Warrant. In connection with the Business Combination, at the Effective Time, the GGI Public Warrants will convert to Class C-1 ADSs (if the Warrant Amendment Proposal is approved) or ADWs (if the Warrant Amendment Proposal is not approved), each subject to substantially the same terms as the GGI Public Warrants, including in respect of the Post-Combination Company Warrants, except that ListCo may amend the terms of the underlying Post-Combination Company Class C-1 Shares in a manner adverse to a holder if holders of at least 50% of the then-outstanding Post-Combination Company Warrants approve of such amendment. With respect to the Post-Combination Company Class C-1 Shares, in accordance with the Companies Act and the Post-Combination Articles, such amendment would require (i) in order to amend the relevant provisions in the Post-Combination Articles, a special resolution (requiring approval by at least 75% of members entitled to vote at a meeting of members of ListCo) and (ii) written consent to such amendment by holders of at least 75% of the then-outstanding Post-Combination Company Class C-1 Shares.

GGI may redeem unexpired GGI Public Warrants prior to their exercise at a time and at a price that is disadvantageous to warrant holders, thereby making their GGI Public Warrants worthless, and an exercise of a significant number of warrants could adversely affect the market price of GGI Common Stock.

GGI has the ability to redeem outstanding GGI Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per GGI Public Warrant; provided that the last reported sales price of GGI Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which GGI gives proper notice of such redemption to the warrant holders and provided certain other conditions are met. GGI will not redeem the GGI Public Warrants unless an effective registration statement under the Securities Act covering the issuance of the shares of GGI Class A Common Stock issuable upon exercise of the GGI Public Warrant is effective and a current prospectus relating to those shares of GGI Class A Common Stock is available throughout the 30-day redemption period, except if the GGI Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the GGI Public Warrants become redeemable by GGI, GGI may exercise GGI’s redemption right even if GGI is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding GGI Public Warrants could force the warrant holders: (i) to exercise their GGI Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their GGI Public Warrants at the then-current market price when they might otherwise wish to hold their GGI Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding GGI Public Warrants are called for redemption, is likely to be substantially less than the market value of their GGI Public Warrants. Additionally, if a significant number of GGI Public Warrant holders exercise their GGI Public Warrants instead of accepting the nominal redemption price, the issuance of these shares would dilute other equity holders, which could reduce the market price of GGI Class A Common Stock. As of [●], GGI Class A Common Stock has never traded above $18.00 per share.

In addition, GGI may redeem GGI Public Warrants after they become exercisable for a number of shares of GGI Class A Common Stock determined based on the redemption date and the fair market value of GGI Class A Common Stock, starting at a trading price of $10.00. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the GGI Public Warrants are “out-of-the-money,” in which case holders of GGI Public Warrants would lose any potential embedded value from a subsequent increase in the value of the GGI Class A Common Stock had such holders’ GGI Public Warrants remained outstanding. None of the GGI Private Placement Warrants will be redeemable by GGI (except as set forth in the Existing Warrant Agreement) so long as they are held by the GGI Sponsor or its permitted transferees. GGI Class A Common Stock currently trades above $10.00; however, trading prior to the warrants becoming exercisable is not relevant to GGI’s ability to redeem the GGI Public Warrants.

In the event GGI elects to redeem the outstanding GGI Public Warrants, GGI will fix a date for the redemption (the “Warrant Redemption Date”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by GGI not less than thirty days prior to the Warrant Redemption Date to the registered holders of the GGI Public Warrants (who will, in turn, notify the beneficial holders thereof). For addition information regarding the GGI Private Placement Warrants and the GGI Public Warrants, please see the Existing Warrant Agreement, attached hereto as Annex C.

In connection with the Business Combination, in the event the Warrant Amendment Proposal is approved, at the Effective Time and pursuant to the Class C Warrant Amendment, each GGI Public Warrant will convert into a Class C-1 ADS, exercisable for a Class A ADS and subject to substantially the same terms as were applicable to such GGI Warrant under the Existing Warrant Agreement. If ListCo redeems unexpired Post-Combination Company Class C-1 Shares prior to their exercise at a time and at a price that is disadvantageous to holders, it would make their Post-Combination Company Class C-1 Shares worthless. Further, an exercise of a significant number of Post-Combination Company Class C-1 Shares could adversely affect the market price of Class A ADSs.

In connection with the Business Combination, in the event the Warrant Amendment Proposal is not approved, at the Effective Time and pursuant to the Warrant Amendment Agreement, each GGI Warrant will convert into one ADW, of which the underlying Post-Combination Company Warrant will be exercisable for one Class A ADS and subject to substantially the same terms as were applicable to the GGI Warrants under the Existing Warrant Agreement. If ListCo redeems unexpired Post-Combination Company Warrants prior to their exercise at a time and at a price that is disadvantageous to holders, it would make their ADWs worthless. Further, an exercise of a significant number of ADWs could adversely affect the market price of Class A ADSs.

If GGI is unable to complete an initial business combination, GGI Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against GGI that the GGI Sponsor is unable to indemnify), and GGI Warrants may expire worthless.

Unless GGI amends certain provisions of the Current GGI Certificate (which requires the affirmative vote of 65% of all then outstanding shares of GGI Class A Common Stock) and amend certain other agreements into which it has entered to extend the life of GGI, if GGI is unable to complete an initial business combination by March 25, 2023, GGI Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against GGI that the GGI Sponsor is unable to indemnify (as described herein)) and the GGI Warrants will expire worthless.

If third parties bring claims against GGI, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by GGI Public Stockholders may be less than $10.00 per share.

GGI’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although GGI seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of GGI Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against GGI’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, GGI’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to GGI than any alternative.

Examples of possible instances where GGI may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by GGI management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where GGI management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such parties will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with GGI and will not seek recourse against the Trust Account for any reason. Upon redemption of GGI Public Shares, if GGI is unable to complete an initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with an initial business combination, GGI will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per-share redemption amount received by GGI Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The GGI Sponsor has agreed that it will indemnify GGI if and to the extent losses to which it may become subject as a result of any claims by a vendor (other than GGI’s independent public accountants) for services rendered or products sold to it, or a prospective target business with which it has entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per GGI Public Share or (ii) such lesser amount per GGI Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case net of the interest which may be withdrawn to pay Regulatory Withdrawals and/or to pay franchise and income tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of the GGI IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the GGI Sponsor will not be responsible to the extent of any liability for such third party claims. GGI has not independently verified whether the GGI Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the GGI Sponsor’s only assets are securities of GGI. GGI has not asked the GGI Sponsor to reserve for such indemnification obligations. Therefore, GGI cannot assure you that the GGI Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per GGI Public Share. In such event, GGI may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your GGI Public Shares. None of GGI’s officers will indemnify GGI for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

GGI’s directors may decide not to enforce the indemnification obligations of the GGI Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to GGI Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per GGI Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund Regulatory Withdrawals and/or to pay franchise and income tax obligations, and the GGI Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, GGI’s independent directors would determine whether to take legal action against the GGI Sponsor to enforce its indemnification obligations. While GGI currently expects that its independent directors would take legal action on GGI’s behalf against the GGI Sponsor to enforce its indemnification obligations to GGI, it is possible that GGI’s independent directors in exercising their business judgment may choose not to do so if, for example the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If GGI’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to GGI Public Stockholders may be reduced below $10.00 per share.

GGI has no operating or financial history and its results of operations and those of ListCo may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

GGI is a blank check company and has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for ListCo. The unaudited pro forma condensed combined statement of operations of ListCo combines GGI’s historical audited results of operations for the year ended December 31, 2020 with the historical audited results of operations of Polestar Group for the year ended December 31, 2020, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020, and GGI’s historical unaudited results of operations for the six months ended

June 30, 2021 with the historical unaudited results of operations of Polestar Group for the six months ended June 30, 2021, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet of ListCo as of June 30, 2021 combines GGI’s historical unaudited balance sheets as of June 30, 2021, and of Polestar Group as of June 30, 2021, and gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2021.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of ListCo. Accordingly, ListCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

GGI Public Stockholders may be held liable for claims by third parties against GGI to the extent of distributions received by GGI Public Stockholders upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the GGI Public Stockholders upon the redemption of GGI Public Shares in the event GGI does not complete an initial business combination by March 25, 2023 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is GGI’s intention to redeem GGI Public Shares as soon as reasonably possible following March 25, 2023 in the event it does not complete an initial business combination and, therefore, GGI does not intend to comply with the foregoing procedures.

Because GGI will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires GGI to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the ten years following its dissolution. However, because GGI is a blank check company, rather than an operating company, and its operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If GGI’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. GGI cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, GGI Public Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of GGI Public Stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to GGI Public Stockholders upon the redemption of GGI Public Shares in the event GGI does not complete an initial business combination by March 25, 2023 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect GGI’s business, investments and results of operations.

GGI is subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, GGI is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material and adverse effect on GGI’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material and adverse effect on GGI’s business and results of operations.

The GGI Warrants are being accounted for as liabilities and are being recorded at fair value upon issuance with changes in fair value each period reported in GGI’s earnings. The changes in value of the GGI Warrants could have an adverse effect on the market price of GGI Class A Common Stock, an adverse effect on GGI’s financial results.

In light of the staff of the SEC issuing the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”) and guidance in Accounting Standards Codification 815-40, GGI’s management evaluated the terms of the GGI Warrants issued in connection with the GGI IPO, including the GGI Private Placement Warrants and the GGI Public Warrants, and concluded that the GGI Warrants include provisions that, based on the SEC Staff Statement, preclude the GGI Warrants from being classified as components of equity. As described in GGI’s financial statements included in this proxy statement/prospectus, GGI is accounting for the GGI Warrants as a derivative liability and are recording that liability at fair value upon issuance and are recording any subsequent changes in fair value as of the end of each period for which earnings are reported, as it determines based upon a valuation report obtained from an independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of GGI Class A Common Stock and/or GGI’s financial results.

GGI’s internal control over financial reporting may not be effective and GGI’s independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on GGI’s business and the market price of GGI Public Shares.

If GGI is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in GGI and materially and adversely affect its business and the market price of GGI Class A Common Stock and/or GGI’s financial results. GGI can give no assurance as to its ability to timely remediate any material weakness identified, if at all, or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Any required remediation measures may be time consuming and costly and there is no assurance that such measures will ultimately have the intended effects.

For example, in connection with GGI’s management’s assessment of its internal control over financial reporting as of March 31, 2021, GGI identified a material weakness in its internal control over financial reporting. The identified material weakness pertained to GGI’s control activities over its accounting for warrants as derivative liabilities, recognition of changes in the estimated fair value of the derivative instruments and correct equity classification of all GGI Class A Common Stock. GGI’s control activities were not designed appropriately to ensure that its related accounting conclusions were sufficiently documented and reviewed for compliance with U.S. GAAP. The material weakness resulted in a material misstatement of current liabilities and stockholders’ equity on GGI’s balance sheet as well as a material misstatement of its net income within its statement of operations. This was corrected prior to the issuance of GGI’s financial statements for the period ended March 31, 2021.

During the second quarter of 2021, GGI’s management enhanced and revised the design of its controls and procedures over its accounting for derivative liabilities and equity treatment of GGI Class A Common Stock.

These enhancements include GGI’s implementation of additional procedures related to documentation of its management’s evaluation of the facts and circumstances supporting its judgments and conclusions surrounding its accounting for derivative liabilities and equity treatment of GGI Class A Common Stock as well as consultation with third-party accounting and valuation experts with relevant knowledge and experience to assist its management with their evaluation of its accounting for such items. These enhancements can only be accomplished over time, and GGI can offer no assurance that these initiatives will ultimately have the intended effects.

During the interim period, GGI is prohibited from entering into certain transactions that might otherwise be beneficial to it or its respective stockholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, GGI is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any entity other than Polestar. See “The Business Combination Agreement—Covenants of the Parties.” The limitations on GGI’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the GGI Board will not have the ability to adjourn the Stockholder Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be completed.

The GGI Board is seeking approval to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI stockholders. If the Adjournment Proposal is not approved, the GGI Board will not have the ability to adjourn the Stockholder Special Meeting to a later date and, therefore, the Business Combination would not be completed.

Risks Related to the ADSs and ADWs Following the Business Combination

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the ADSs and ADWs may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of GGI Class A Common Stock prior to the Closing may decline. The market values of GGI’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which GGI stockholders vote on the Business Combination.

There has not been a public market for Polestar’s stock and GGI has no operating or financial history. An active trading market for the ADSs and ADWs may never develop or, if developed, it may not be sustained. You may be unable to sell your ADSs and ADWs unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of the GGI Public Shares in connection with the Closing. Following the Business Combination, fluctuations in the price of the ADSs and ADWs could contribute to the loss of all or part of your investment. The valuation ascribed to Polestar in the Business Combination may not be indicative of the price of ListCo that will prevail in the trading market following the Closing. The trading price of the ADSs and ADWs following the Closing could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond GGI’s and Polestar’s control. Any of the factors listed below could have a material and adverse effect on the trading price of the ADSs and ADWs, which may trade at prices significantly below the price you paid for the shares of GGI Class A Common Stock that were converted into the

ADSs and ADWs in the Business Combination. In such circumstances, the trading price of the ADSs and ADWs may not recover and may experience a further decline.

Factors affecting the trading price of the ADSs and ADWs following the Closing may include:

•	actual or anticipated fluctuations in ListCo’s periodic financial results or the periodic financial results of companies perceived to be similar to ListCo;

•	changes in the market’s expectations about ListCo’s operating results;

•	the public’s reaction to ListCo’s press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	ListCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning ListCo or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to ListCo;

•	ListCo’s ability to market new and enhanced features or services on a timely basis;

•	changes in laws and regulations affecting ListCo’s business;

•	commencement of, or involvement in, litigation involving ListCo;

•	changes in ListCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of ADSs and ADWs available for public sale;

•	trading volume of the ADSs and ADWs on Nasdaq;

•	any major change in ListCo’s board of directors or management;

•	sales of substantial amounts of ADSs and ADWs by ListCo’s directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

general economic and political conditions such as recessions, interest rates, international currency fluctuations and health epidemics and pandemics (including the ongoing COVID-19 pandemic), acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the ADSs and ADWs irrespective of its operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Post-Combination Company securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to ListCo could depress the price of ADSs and ADWs regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of the ADSs and ADWs also could adversely affect its ability to issue additional securities and obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert management’s attention and resources, and could also require ListCo to make substantial payments to satisfy judgments or to settle litigation.

Future resales of Post-Combination Company securities or ADSs and ADWs may cause the market price of the ADSs and ADWs to drop significantly, even if ListCo’s business is doing well.

Substantial sales of the Post-Combination Company securities or ADSs and ADWs or the perception that these sales may occur in the future could cause a reduction in the market price of the ADSs and ADWs. Without giving effect to any issuance of Earn Out Shares and assuming (i) no redemptions of GGI Class A Common Stock, (ii) the conversion of the Post-Combination Company Preference Shares and Polestar’s convertible notes and (iii) no conversion or redemption of any of the Class C ADSs or ADWs, ListCo is expected to have approximately 2,125 million Post-Combination Company Shares outstanding following the Closing. Pursuant to the Parent Lock-up Agreement, Parent will be restricted, subject to certain exceptions, from selling any of the securities of ListCo that they receive pursuant to the Business Combination Agreement or Related Agreements, which restrictions will expire and therefore additional Post-Combination Company securities and AD securities will be eligible for resale 180 days after the Closing. Pursuant to the Sponsor and Supporting Sponsor Lock-Up Agreement, the GGI Initial Stockholders will be restricted, subject to certain exceptions, from selling any of the Post-Combination Company securities or AD securities that they receive pursuant to the Business Combination Agreement, in respect of their GGI Class F Common Stock, which restrictions will expire, and therefore additional Post-Combination Company securities and AD securities will be eligible for resale, 180 days after the Closing. Accordingly without giving effect to any issuance of Earn Out Shares and assuming (i) no redemptions of GGI Class A Common Stock, (ii) the conversion of the Post-Combination Company Preference Shares and Polestar’s convertible notes and (iii) no conversion or redemption of any of the Class C ADSs or ADWs, up to approximately 2,125 million Post-Combination Company Shares, including Post-Combination Company Shares held by the Parent Shareholders and Post-Combination Company Class A Shares underlying Class A ADSs held by the GGI Initial Stockholders, will be eligible for resale as soon as 180 days after the Closing. See “Shares Eligible for Future Sale.”

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement ListCo plans to file pursuant to the Registration Rights Agreement and the Subscription Agreements, or upon satisfaction of the requirements of Rule 144 under the Securities Act, certain shareholders of ListCo may sell large amounts of Post-Combination Company securities and AD securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in or putting significant downward pressure on the price of ADSs and ADWs. See “Shares Eligible for Future Sale.” In addition, the issuance of any additional Post-Combination Company securities or ADSs or ADWs may have an adverse effect on the market price of the ADSs or ADWs.

The grant and future exercise of registration rights may adversely affect the market price of the ADSs and ADWs following the consummation of the Business Combination.

Pursuant to the Registration Rights Agreement, the Registration Rights Holders can each demand that ListCo register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that ListCo undertakes. In addition, ListCo is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of ListCo following the consummation of the Business Combination. Additionally, pursuant to the Subscription Agreements and Registration Rights Agreement, ListCo must file a registration statement within 30 days after the consummation of the Business Combination registering up to

2,213,697,500 Class A ADSs held by the PIPE Investors and Class A ADSs held by the Registration Rights Holders. See “Shares Eligible for Future Sale–Registration Rights.”

The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of ADSs and ADWs.

The Class C ADSs or ADWs will become exercisable for the Class A ADSs, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

GGI issued GGI Public Warrants to purchase 16,000,000 shares of GGI Class A Common Stock as part of the GGI IPO and, on the GGI IPO closing date, GGI issued Private Placement Warrants to the GGI Sponsor to purchase 9,000,000 shares of GGI Class A Common Stock, in each case at $11.50 per share. The GGI Private Placement Warrants are identical to the GGI Public Warrants sold as part of the GGI Public Units except that, so long as they are held by the GGI Sponsor or its permitted transferees: (i) they will not be redeemable by GGI, except as described in the Existing Warrant Agreement; (ii) they (including the GGI Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the GGI Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. The GGI Warrants will become exercisable on the later of 30 days after the consummation of the Business Combination or 12 months from the GGI IPO. For additional information regarding the GGI Private Placement Warrants and the GGI Public Warrants, please see the Existing Warrant Agreement, attached hereto as Annex C.

In connection with the Business Combination, in the event the Warrant Amendment Proposal is approved, each GGI Warrant will convert into a Class C ADS, of which the underlying Post-Combination Company Class C Share will be exercisable for a Class A ADS representing one Post-Combination Company Class C Share and subject to substantially the same terms as were applicable to the GGI Warrants under the Existing Warrant Agreement. In the event the Warrant Amendment Proposal is not approved, each GGI Warrant will convert into one Post-Combination Company Warrant in the form of an ADW, which will be exercisable for one Class A ADSs and subject to substantially the same terms as were applicable to the GGI Warrants under the Existing Warrant Agreement. Please see “Description of ListCo’s Securities—Post-Combination Company Warrants.” The shares of GGI Class A Common Stock and, following the Closing, the Class A ADSs issued upon exercise of the Class C ADSs or ADWs will result in dilution to then existing Post-Combination Company shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Class A ADSs.

ListCo may issue additional equity securities or convertible debt securities without the approval of the holders of the ADSs and ADWs, which would dilute ownership interests and may depress the market price of the ADSs and ADWs.

ListCo will continue to require significant capital investment to support its business, and ListCo may issue additional equity securities or convertible debt securities of equal or senior rank in the future without approval of the holders of the ADSs and ADWs in certain circumstances.

ListCo’s issuance of additional equity securities or convertible debt securities of equal or senior rank may have the following effects: (i) ListCo’s shareholders’ proportionate ownership interest in ListCo may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding Class A ADS may be diminished; and (iv) the market price of ADSs and ADWs may decline.

Furthermore, after the Business Combination, it is anticipated that employees of ListCo and its subsidiaries will be granted equity awards under the Equity Plan and the Employee Stock Purchase Plan. Holders of ADSs and ADWs will experience additional dilution when those equity awards become vested and settled or exercised, as applicable, for Post-Combination Company securities. See “Management of the Post-Combination Company—Compensation Arrangements after the Business Combination.”

The market price and trading volume of the ADSs and ADWs may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq, on which ListCo intends to list the Class A ADSs and the Class C-1 ADSs or the Public ADWs to be issued pursuant to the Business Combination under the symbols “PSNY,” and “PSNYW,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the ADSs and the Public ADWs following the Business Combination, the market price of the ADSs and the Public ADWs may be volatile and could decline significantly. In addition, the trading volume in the ADSs and the Public ADWs may fluctuate and cause significant price variations to occur. If the market price of the ADSs and the Public ADWs declines significantly, you may be unable to resell your Post-Combination Company securities, ADSs and Public ADWs at or above the market price of the ADSs and Public ADWs as of the date of the consummation of the Business Combination. Neither GGI nor Polestar can assure you that the market price of the ADSs and the Public ADWs will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	actual or anticipated differences in ListCo’s estimates, or in the estimates of analysts, for ListCo’s revenues,

•	results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of Post-Combination Company securities;

•	publication of research reports about ListCo;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving ListCo;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert ListCo’s management’s attention and resources, which could have a material and adverse effect on ListCo.

Polestar’s (and, consequently, ListCo’s) management team has limited experience managing a public company.

Most members of Polestar’s (and, consequently, ListCo’s) management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Polestar’s management team may not successfully or efficiently manage Polestar’s transition to a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Polestar’s senior management and could divert their attention away from the day-to-day management of Polestar’s business, which could adversely affect its business, results of operations, cash flows and financial condition. In addition, Polestar expects to hire additional personnel to support its operations as a public company, which will increase its operating costs in future periods.

ListCo is an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make the ADSs and ADWs less attractive to investors.

ListCo is an “emerging growth company” as that term is used in the JOBS Act and may remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the Closing, (B) in which ListCo has total annual gross revenue of at least $1.07 billion, or (C) in which ListCo is deemed to be a large accelerated filer, which means the market value of Post-Combination Company Shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which ListCo has issued more than $1.0 billion in non-convertible debt during the prior three year period. For so long as ListCo remains an emerging growth company, ListCo is permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•

being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of internal control over financial reporting of ListCo;

•

not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. ListCo has elected to take advantage of this extended transition period.

ListCo has elected to take advantage of certain of the reduced reporting obligations. In particular, ListCo has not included all of the executive compensation information that would be required if ListCo were not an emerging growth company. ListCo cannot predict whether investors will find the ADSs and ADWs less attractive if ListCo relies on certain or all of these exemptions. If some investors find the ADSs and ADWs less attractive as a result, there may be a less active trading market for the ADSs and ADWs and the price of the ADSs and ADWs may be more volatile.

The requirements of being a public company may strain ListCo’s resources and distract its management, which could make it difficult to manage its business, particularly after the Post-Combination Company is no longer an “emerging growth company.”

Following the completion of the Business Combination, ListCo will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to ListCo and could have a negative effect on ListCo’s results of operations, financial condition or business.

As a public company, ListCo will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on ListCo’s systems and resources. The Exchange Act requires that ListCo file an annual report with respect to its business and financial condition. In addition, it intends to publish certain results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to certain financial results and material events will also be furnished to the SEC on Form 6-K. The Sarbanes-Oxley Act requires that ListCo implement and maintain effective disclosure controls and procedures and internal controls over financial reporting. To implement, maintain and improve the effectiveness of its disclosure controls and procedures, ListCo will need to commit significant resources, hire additional staff and provide additional management oversight. ListCo will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining its growth also will require ListCo to commit additional management, operational and financial resources to identify new professionals to join it and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material and adverse effect on ListCo’s results of operations, financial condition or business.

Following the completion of the Business Combination, ListCo will qualify as an “emerging growth company” as defined in the JOBS Act, and it intends to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in the Post-Combination Company’s periodic reports and proxy statements. ListCo may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.

ListCo’s independent registered public accounting firm will not be required to formally attest to the effectiveness of the combined company’s internal control over financial reporting until the later of its second annual report or the first annual report required to be filed with the SEC following the date the combined company is no longer an “emerging growth company” as defined in the JOBS Act. Polestar has identified material weaknesses in its internal control over financial reporting related to not maintaining an effective control environment and cannot assure you that there will not be material weaknesses or significant deficiencies in its internal controls in the future.

When these exemptions cease to apply ListCo expects to incur additional expenses and devote increased management effort toward ensuring compliance with the applicable regulations. Polestar and GGI cannot predict or estimate the amount of additional costs ListCo may incur as a result of becoming a public company or the timing of such costs.

ListCo will be a foreign private issuer within the meaning of the rules under the Exchange Act, and as such it will be exempt from certain provisions applicable to United States domestic public companies.

Because ListCo will qualify as a foreign private issuer under the Exchange Act, it will be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q, quarterly certifications by the principal executive and financial officers or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

ListCo will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, it intends to publish its results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information ListCo is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. For example, U.S. domestic issuers are required to file annual reports within 60 to 90 days from the end of each fiscal year. As a result, there may be less publicly available information concerning ListCo’s business than there would be if ListCo were a U.S. public company, and you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As ListCo will be a “foreign private issuer” and intends to follow certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

As a “foreign private issuer,” ListCo will be subject to different U.S. securities laws than domestic U.S. issuers. As long as ListCo continues to qualify as a foreign private issuer under the Exchange Act, ListCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, ListCo is not required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Further, ListCo is exempt from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. Although the foreign private issuer status exempts ListCo from most of Nasdaq’s corporate governance requirements, ListCo has decided to voluntarily comply with these requirements, except for [●].

Subject to requirements under the Post-Combination Articles and Shareholder Acknowledgment Agreement that the ListCo Board be comprised of a majority of independent directors for the three years following the Closing, ListCo may in the future elect to avail itself of these exemptions or to follow home country practices with regard to other matters. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Further, by virtue of being a controlled company under Nasdaq listing rules, ListCo may elect not to comply with certain Nasdaq corporate governance requirements, including that:

•

a majority of the board of directors consist of independent directors (however, pursuant to the Post-Combination Articles and Shareholder Acknowledgment Agreement, for the three years following the Closing, the Post-Combination Company Board must be comprised of a majority of independent directors);

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the compensation and nominating and corporate governance committees.

Other than as specified above, ListCo may in the future elect to avail itself of these exemptions. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

ListCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, ListCo will be a foreign private issuer, and therefore will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to ListCo on June 30, 2022. In the future, ListCo would lose its foreign private issuer status if (i) more than 50% of its outstanding voting securities are owned by U.S. residents and (ii) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If ListCo loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. ListCo would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As an U.S. listed public company that is not a foreign private issuer, ListCo would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

If ListCo no longer qualifies as a foreign private issuer, it may be eligible to take advantage of exemptions from Nasdaq’s corporate governance standards if it continues to qualify as a “controlled company.” Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company.” Following the consummation of the Business Combination, it is expected that, without giving effect to any issuance of Earn Out Shares and assuming (i) no redemptions of GGI Class A Common Stock, (ii) the conversion of the Post-Combination Company Preference Shares and Polestar’s convertible notes and (iii) no conversion or redemption of any of the Class C ADSs or ADWs, Parent (of which 42.7% is owned by PSD Investment Limited and 48.8% is owned by Volvo Cars) and its affiliates will beneficially hold approximately 99.3% of the outstanding voting power of ListCo. Mr. Li Shufu controls PSD Investment Limited and owns approximately 91.1% of equity interests in Geely, which owns approximately 97.8% of equity interests in Volvo Cars. Therefore, Mr. Li Shufu, as a controlling equity interest holder in Geely, effectively controls Parent, and is expected to beneficially hold approximately 99.3% of the outstanding voting power of ListCo. In addition, under the terms of the Volvo Cars Preference Subscription Agreement, Snita, a wholly-owned subsidiary of Volvo Cars, will purchase, substantially concurrently with the Closing, Post-Combination Company Preference Shares. The Post-Combination Company Preference Shares will automatically convert into Post-Combination Company Class A Shares immediately following the Closing and on any date when Post-Combination Company Shares may be issued to Snita or any of Volvo Cars’s wholly-owned subsidiaries, in each case, only if Volvo Cars, alone or taken together with all other legal entities that are controlled by Geely, after conversion, holds less than 50% of the outstanding voting power of Post-Combination Company Shares. As of the date hereof, it is currently anticipated that all of the Post-Combination Company Preference Shares will convert into Post-Combination Company Class A Shares at Closing, in accordance with, and subject to, the terms of the Post-Combination Company Preference Shares. As a result, following the consummation of the Business Combination, ListCo will be a “controlled company” within the meaning of Nasdaq rules, which permit a “controlled company” to elect not to comply with certain corporate governance requirements, including:

•

the requirement that a majority of its board of directors consist of independent directors (however, pursuant to the Post-Combination Articles and Shareholder Acknowledgment Agreement, for the three years following the Closing, the Post-Combination Company Board must be comprised of a majority of independent directors);

•

the requirement that compensation of its executive officers be determined by a majority of the independent directors of the board or a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•

the requirement that director nominees be selected, or recommended for the board’s selection, either by a majority of the independent directors of the board or a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Other than as specified above, ListCo may in the future elect to avail itself of these exemptions. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Polestar has identified material weaknesses in its internal control over financial reporting. If Polestar and ListCo are unable to remediate these material weaknesses or identifies additional material weaknesses, it could lead to errors in ListCo’s financial reporting, which could adversely affect ListCo’s business and the market price of the ADSs and ADWs.

As a private company, Polestar has not been required to document and test its internal controls over financial reporting nor has management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Following the Business Combination, ListCo will become subject to the internal control over financial reporting requirements established pursuant to the Sarbanes-Oxley Act and will become subject to the auditor attestation requirements in the year in which it is deemed to be a large accelerated filer, which would occur once the market value of Post-Combination Company Shares held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter, or otherwise loses its “emerging growth company” status. ListCo may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In addition, Polestar’s current controls and any new controls that it or ListCo develops may become inadequate because of poor design and changes in its business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports.

Polestar has identified material weaknesses in its internal control over financial reporting. Consequently, Polestar and ListCo may not be able to detect errors timely, ListCo’s financial statements could be misstated, ListCo could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm ListCo’s business and adversely affect the market price of ADSs and ADWs.

Polestar has identified material weaknesses in its internal control over financial reporting. If Polestar and ListCo fail to develop and maintain an effective system of internal control over financial reporting, it may be unable to accurately report its financial results or prevent fraud.

In the course of auditing the Polestar Automotive Holding Limited’s financial statements as of and for the year ended December 31, 2020, the Polestar Automotive Holding Limited and its independent registered public accounting firm identified material weaknesses in the Polestar Automotive Holding Limited’s internal control over financial reporting as well as other control deficiencies. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Polestar Automotive Holding Limited’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to Polestar failing to design and maintain an effective control environment with the appropriate associated control activities, including over its IT environment, as evidenced by internal controls that were not formalized and lacked evidence of review. In addition, the accounting department does not have a sufficient number of personnel with SEC technical accounting expertise to perform supervisory reviews and monitor activities over financial reporting matters and controls.

As a result, the Polestar Group is in the process of designing and implementing the following measures to strengthen its SEC financial reporting capabilities and its internal audit function:

(1)

the Polestar Group will continue to hire additional accounting and finance resources with appropriate technical accounting and reporting experience to execute key controls related to various financial reporting processes;

(2)

the Polestar Group will continue to document, evaluate, remediate and test internal controls over financial reporting, including those that operate at a sufficient level of precision and frequency or that evidence the performance of the control; and

(3)	the Polestar Group will assess existing entity-level controls and information technology general controls and, as necessary, design and implement enhancements to such controls.

All internal control systems, no matter how well designed, have inherent limitations including the possibility of human error and the circumvention or overriding of controls. Further, because of changes in conditions, the effectiveness of internal controls may vary over time. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The Polestar Group cannot be certain that these measures will successfully remediate the material weakness or that other material weaknesses will not be discovered in the future. If the Polestar Group’s efforts are not successful or other material weaknesses or control deficiencies occur in the future, the Polestar Group may be unable to report its financial results accurately on a timely basis or help prevent fraud, which could cause its reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of the Post-Combination Company’s AD securities to decline. In addition, it could in turn limit the Post-Combination Company’s access to capital markets, harm its results of operations and lead to a decline in the trading price of the Post-Combination Company’s securities. Additionally, ineffective internal control over financial reporting could expose it to increased risk of fraud or misuse of corporate assets and subject it to potential delisting from the stock exchange on which the Post-Combination Company lists, regulatory investigations and civil or criminal sanctions. The Post-Combination Company may also be required to restate its financial statements from prior periods.

The Post-Combination Company is a limited company incorporated under the laws of England and Wales and as a public company will be subject to the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires public companies includes a report of management on its internal control over financial reporting in certain of its filings. In addition, once the Post-Combination Company ceases to be an “emerging growth company” as such term is defined under the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of the Post-Combination Company’s internal control over financial reporting. The Post-Combination Company’s management may conclude that its internal control over financial reporting is not effective. Moreover, even if the Post-Combination Company’s management concludes that its internal control over financial reporting is effective, its independent registered public accounting firm, after conducting such public accounting firm’s own independent testing, may issue a report that is qualified if it is not satisfied with the Post-Combination Company’s internal controls or the level at which its controls are documented, designed, operated or reviewed, or if such public accounting firm interprets the relevant requirements differently from the Post-Combination Company. In addition, after the Post-Combination Company becomes a public company, its reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. The Post-Combination Company may be unable to timely complete its evaluation testing and any required remediation.

During the course of documenting and testing its internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, the Post-Combination Company may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if the Post-Combination Company fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, it may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Generally, if the Post-Combination Company fails to achieve and maintain an effective internal control environment, it could suffer material misstatements in its financial statements and fail to meet its reporting obligations, which would likely cause investors to lose confidence in its reported financial information. This could in turn limit the Post-Combination Company’s access to capital markets, and harm its results of operations. Additionally, ineffective internal control over financial reporting could expose the Post-Combination Company to increased risk of fraud or misuse of corporate assets and subject it to potential delisting from the stock exchange on which it lists, regulatory investigations and civil or criminal sanctions.

ListCo’s dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the Post-Combination Company securities or ADSs and ADWs may view as beneficial.

ListCo’s authorized and issued ordinary shares will be divided into Post-Combination Company Class A Shares and Post-Combination Company Class B Shares. Each Post-Combination Company Class A Share will be entitled to one vote, while each Post-Combination Company Class B Share will be entitled to ten votes. Only the Class A ADSs, which represent an underlying Post-Combination Company Class A Share, will be listed and traded on Nasdaq, and the Post-Combination Company intends to maintain the dual-class voting structure after the consummation of the Business Combination.

Parent and its affiliates will hold all of the outstanding Post-Combination Company Class B Shares and will have control of the voting power of all outstanding Post-Combination Company Class B Shares. As a result, it is expected that, without giving effect to any issuance of Earn Out Shares and assuming (i) no redemptions of GGI Class A Common Stock, (ii) the conversion of the Post-Combination Company Preference Shares and Polestar’s convertible notes and (iii) no conversion or redemption of any of the Class C ADSs or ADWs, Parent and its affiliates will control approximately 99.3% of the total voting power of all issued and outstanding Post-Combination Company Shares voting together as a single class immediately following the Closing, even though Parent will only own approximately 94.6% of outstanding Post-Combination Company Shares.

The U.K. City Code on Takeovers and Mergers, or the Takeover Code, may apply to ListCo.

The Takeover Code applies, among other things, to an offer for a public company whose registered office is in the U.K. (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the U.K. (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers, or the Takeover Panel, to have its place of central management and control in the U.K. (or the Channel Islands or the Isle of Man). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether ListCo’s place of central management and control is in the U.K. by looking at various factors, including the structure of ListCo’s Board, the functions of the directors of the ListCo Board and where they are resident.

If at the time of a takeover offer, the Takeover Panel determines that ListCo’s place of central management and control is in the U.K., ListCo would be subject to a number of rules and restrictions, including but not limited to the following: (i) ListCo’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) ListCo might not, without the approval of shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) ListCo would be obliged to provide equality of information to all bona fide competing bidders.

Upon completion of the Business Combination, ListCo expects a majority of its Board to reside outside of the U.K., the Channel Islands and the Isle of Man. Based upon ListCo’s current board and management structure and its intended plans for its directors and management, for the purposes of the Takeover Code, ListCo is considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. The Takeover Code should not apply to ListCo. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to ListCo.

There will be material differences between your current rights as a holder of the GGI Public Shares and the rights one will have as a holder of the Post-Combination Company Shares or Class A ADSs, some of which may adversely affect you.

Upon completion of the Business Combination, the GGI stockholders will no longer be stockholders of GGI, but will be shareholders of ListCo. There will be material differences between the current rights of the GGI stockholders and the rights you will have as a holder of the ADSs and ADWs, some of which may adversely affect you. See “Comparison of Stockholder Rights,” “Description of ListCo’s Securities—Description of ListCo Share Capital and Post-Combination Articles” and “Description of the Post-Combination Company’s American Depositary Securities.”

Upon completion of the Business Combination, GGI stockholders will become holders of Class A ADSs, and the GGI warrant holders will become holders of the Class C ADSs or ADWs. The market price for the ADSs and ADWs may be affected by factors different from those that historically have affected GGI.

Upon the completion of the Business Combination, GGI stockholders will become holders of Class A ADSs and each GGI Warrant will convert into a Class C ADS if the Warrant Amendment Proposal is approved or otherwise, an ADW. ListCo’s business differs from that of GGI, and, accordingly, the results of operations of ListCo will be affected by some factors that are different from those currently affecting the results of operations of GGI. GGI is a special purpose acquisition company incorporated in Delaware that is not engaged in any operating activity, directly or indirectly. ListCo is a limited company incorporated under the laws of England and Wales and, after the consummation of the Business Combination its subsidiaries will be engaged in the design, manufacturing and sale of electric vehicles. ListCo’s business and results of operations will be affected by regional, country and industry risks and operating risks to which GGI was not exposed. See “—Risks Related to Polestar’s Business and Industry.”

Subsequent to the completion of the Business Combination, GGI may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of the ADSs and ADWs, which could cause you to lose some or all of your investment.

Although GGI has conducted due diligence on Polestar, GGI cannot assure you that this diligence will surface all material issues that may be present in Polestar’s business, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of Polestar’s business and outside of GGI’s and Polestar’s control will not later arise. As a result of these factors, ListCo may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if GGI’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on ListCo’s liquidity, any charges of this nature could contribute to negative market perceptions about ListCo or its securities. Accordingly, GGI stockholders who choose to remain shareholders of ListCo following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about ListCo, the ADS and Public ADW trading prices and trading volumes could decline significantly.

The trading market for the ADSs and Public ADWs will depend, in part, on the research and reports that securities or industry analysts publish about ListCo or its business. ListCo may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of ListCo, or if these securities or industry analysts are not widely respected within the general investment community, the demand for the ADSs and Public ADWs could decrease, which might cause the ADSs and Public ADWs trading price and trading volume to decline significantly. In the event that ListCo obtains securities or industry analyst coverage, if one or more of the analysts who cover ListCo downgrades their assessment of ListCo or publish inaccurate or unfavorable research about ListCo’s business, the market price and liquidity for the ADSs and Public ADWs could be negatively impacted.

If the Warrant Amendment Proposal is not approved, the Existing Warrant Agreement will be assigned by GGI to ListCo at the Closing. The Existing Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with ListCo in connection with such warrants.

If the Warrant Amendment Proposal is not approved, the Existing Warrant Agreement will be assigned by GGI to ListCo at the Closing pursuant to the Warrant Amendment Agreement. Pursuant to the Warrant Amendment Agreement, each GGI Public Warrant would convert into a Public ADW and each GGI Private Placement Warrant would convert into a PP ADW, with each Public ADW and PP ADW representing one Post-Combination Company Warrant exercisable for Class A ADSs, subject to substantially the same terms as were applicable to the GGI Warrants under the Existing Warrant Agreement.

Pursuant to the Warrant Amendment Agreement, ListCo would assume GGI’s obligations under the Existing Warrant Agreement. Under the Existing Warrant Agreement and the Warrant Amendment Agreement (i) any action, proceeding or claim against GGI arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, (ii) GGI irrevocably submits to such jurisdiction, which jurisdiction will be exclusive and (iii) subject to applicable law, GGI a has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Existing Warrant Agreement and the Warrant Amendment Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of warrants under the Existing Warrant Agreement will be deemed to have notice of and to have consented to the forum provisions of the Existing Warrant Agreement and the Warrant Amendment Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Existing Warrant Agreement or the Warrant Amendment Agreement, is filed in a court other than a court of the State of New York or the United States District Court

for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

Since, if the Warrant Amendment Proposal is not approved, the provisions of the Existing Warrant Agreement and the Warrant Amendment Agreement will continue to apply to Post-Combination Company Warrants after the Closing, and since the choice-of-forum and related provisions will not be amended by the Warrant Amendment Agreement, the choice-of-forum provision will continue to limit a warrant holder’s ability after the Closing to bring a claim in a judicial forum that it finds favorable for disputes with ListCo, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Existing Warrant Agreement or the Warrant Amendment Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, ListCo may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of ListCo’s management and Post-Combination Company Board.

If the Warrant Amendment Proposal is approved, at the Effective Time and pursuant to the Class C Warrant Amendment, each GGI Warrant will convert into a Class C ADS representing one Class C Share exercisable for one Class A ADS, subject to substantially the same terms as were applicable to such GGI Warrant under the Existing Warrant Agreement, and governed by the Post-Combination Articles. For more information on the Post-Combination Articles and the exclusive forum provision, please see the risk factor titled “—The Post-Combination Articles and the Deposit Agreements may provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and the Exchange Act and that certain claims may only be instituted in the courts of England and Wales, which could limit the ability of securityholders of ListCo to choose a favorable judicial forum for disputes with ListCo or ListCo’s directors, officers or employees.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because ListCo is incorporated under the law of England and Wales and because ListCo will conduct substantially all of its operations outside of the United States and a majority of ListCo’s directors and executive officers will reside outside of the United States.

Upon completion of the Business Combination, ListCo will be a limited company incorporated under the laws of England and Wales, and will conduct a majority of its operations outside the United States through Polestar (which will be a wholly-owned subsidiary of ListCo). Substantially all of ListCo’s assets will be located outside the United States. A majority of ListCo’s officers and directors will reside outside the United States and a substantial portion of the assets of those persons will be located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against ListCo or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of England and Wales and of the jurisdictions in which ListCo will primarily operate could render you unable to enforce a judgment against ListCo’s assets or the assets of ListCo’s directors and officers.

ListCo’s management has been advised that there is currently no treaty between the United States and the United Kingdom providing for the reciprocal recognition and enforcement of judgments of United States courts by the courts of England and Wales. Further, it is unclear if extradition treaties now in effect between the United States and applicable jurisdictions would permit effective enforcement of criminal penalties of U.S. federal securities laws.

In addition, ListCo’s corporate affairs will be governed by the Post-Combination Articles, the Companies Act and the laws of England and Wales. The rights of ListCo’s shareholders and the fiduciary duties of ListCo’s directors under the laws of England and Wales may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, England and Wales have a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than England and Wales. In addition, companies organized under the laws of England and Wales may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Certain corporate governance practices in England and Wales, which is ListCo’s home jurisdiction, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent ListCo chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Management of the Post-Combination Company—Foreign Private Issuer.”

As a result of all of the above, ListCo’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

It is not expected that ListCo will pay dividends in the foreseeable future after the Business Combination.

It is expected that ListCo will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that ListCo will pay any cash dividends in the foreseeable future.

Following completion of the Business Combination, the Post-Combination Company Board will have complete discretion as to whether to distribute dividends. Even if the Post-Combination Company Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by ListCo from subsidiaries, ListCo’s financial condition, contractual restrictions and other factors deemed relevant by the Post-Combination Company Board. There is no guarantee that the ADSs and ADWs will appreciate in value after the Business Combination or that the trading price of the ADSs and ADWs will not decline.

Following the Business Combination, ListCo will be a holding company and will depend on the ability of its subsidiaries to pay dividends.

Following the Business Combination, ListCo will be a holding company without any direct operations and will have no significant assets other than its ownership interest in Polestar. Accordingly, ListCo’s ability to pay dividends will depend upon the financial condition, liquidity and results of operations of, and ListCo’s receipt of dividends, loans or other funds from, Polestar and its subsidiaries. ListCo’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to ListCo. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which ListCo’s subsidiaries may pay dividends, make loans or otherwise provide funds to ListCo.

ListCo will grant share-based incentives following the Business Combination, which may result in increased share-based compensation expenses.

ListCo will adopt the Equity Plan and the Employee Stock Purchase Plan prior to Closing. Initially, the maximum number of Post-Combination Company Shares that may be issued under the Equity Plan after it becomes effective will be 10,000,000 Post-Combination Company Class A Shares. Such amount will be increased each year during the term of the Equity Plan by up to 0.5% of the total number of Post-Combination Company Shares outstanding on each December 31 immediately prior to the date of such increase. The Equity Plan permits the award of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards, cash awards and substitute awards to employees of ListCo and its subsidiaries and affiliates. ListCo will account for compensation costs for all awards granted under the Equity Plan using a fair-value based method and recognize expenses in its consolidated statements of profit or loss in accordance with IFRS.

Initially, the maximum number of Post-Combination Company Class A Shares that may be issued under the Employee Stock Purchase Plan after it becomes effective will be 2,000,000 Post-Combination Company Class A Shares. Such amount will be increased each year during the term of the Employee Stock Purchase Plan by up to 0.1% of the total number of Post-Combination Company Shares outstanding on each December 31 immediately prior to the date of such increase. The Employee Stock Purchase Plan provides employees of ListCo and its subsidiaries and affiliates with the opportunity to purchase Post-Combination Company Class A Shares and, in certain instances, to receive matching awards of Post-Combination Company Class A Shares from ListCo. For more information on the share incentive plans, see “Management of the Post-Combination Company—Equity Plan” and “ —Employee Stock Purchase Plan.” ListCo believes the granting of share-based compensation is of significant importance to its ability to attract and retain key employees, and as such, after the consummation of the Business Combination, ListCo will grant share-based compensation and incur share-based compensation expenses. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on ListCo’s business and results of operations.

Holders of ADSs and ADWs have fewer rights than direct holders of the Post-Combination Company securities and must act through the depositary to exercise their rights. The voting rights of holders of ADSs and ADWs are limited by the terms of the Deposit Agreements, and such holders may not be able to exercise their right to vote their ListCo securities directly.

Holders of ADSs and ADWs do not have the same rights as ListCo shareholders who hold Post-Combination Company securities directly. Holders of the AD securities will only be able to exercise the voting rights with respect to the underlying Post-Combination Company securities in accordance with the provisions of the Deposit Agreements. The holders and beneficial owners of the AD securities will be parties to and bound by the terms of the Deposit Agreements for the AD securities they own. Under the Deposit Agreements, ADS and ADW holders must vote by giving voting instructions to the depositary. If ListCo asks for instructions of ADS and ADW holders, then upon receipt of such voting instructions, the depositary will try to vote the underlying Post-Combination Company securities in accordance with these instructions. ADS and ADW holders will not be able to directly exercise their right to vote with respect to the underlying Post-Combination Company securities unless they present their ADSs and/or ADWs for cancellation and withdraw the underlying Post-Combination Company securities prior to the applicable record date for the meeting. When a meeting is convened, an ADS or ADW holder may not receive sufficient advance notice to withdraw the underlying Post-Combination Company securities his or her AD securities to allow such holder to vote with respect to any specific matter. If ListCo asks for instructions of holders of ADW, the depositary will notify ADS and/or ADW holders of the upcoming vote and will arrange to deliver voting materials to ADS and/or ADW holders. ListCo has agreed to give the depositary prior notice of meetings of holders of shares and warrants. Nevertheless, ListCo cannot assure you that holders of AD securities will receive the voting materials in time to ensure that holders of AD securities can instruct the depositary to vote the underlying shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out holders’ of AD securities voting instructions. This means that a holder of AD securities may not be able to exercise the right to vote and may have no legal remedy if the underlying Post-Combination Company securities underlying his or her of AD securities are not voted as such holder requested. Please see “Description of the Post-Combination Company’s American Depositary Securities.”

The depositary for the AD securities will give ListCo a discretionary proxy to vote the Post-Combination Company securities underlying the AD securities if the holders of such AD securities do not give timely voting instructions to the depositary, except in limited circumstances, which could adversely affect the interests of holders of the ADSs.

Under the Deposit Agreements for the AD securities, if any holders of AD securities do not vote their AD securities, the depositary will give ListCo a discretionary proxy to vote the Post-Combination Company securities underlying such AD securities at shareholders’ meetings unless:

•	ListCo has failed to timely provide the depositary with notice of meeting and related voting materials;

•	ListCo has instructed the depositary that it does not wish a discretionary proxy to be given;

•	ListCo has informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if any such holder of the AD securities does not provide timely and valid voting instructions, such holder cannot prevent the Post-Combination Company securities underlying such AD securities from being voted, except under the circumstances described above. This may make it more difficult for holders of AD securities to influence the management of ListCo.

The Post-Combination Articles and the Deposit Agreements may provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and the Exchange Act and that certain claims may only be instituted in the courts of England and Wales, which could limit the ability of securityholders of ListCo to choose a favorable judicial forum for disputes with ListCo or ListCo’s directors, officers or employees.

The Post-Combination Articles provide that unless the Post-Combination Company consents in writing to the selection of an alternative forum, the courts of England and Wales will, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Post-Combination Company; (b) any action, including any action commenced by a member of the Post-Combination Company in its own name or on behalf of the Post-Combination Company, asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee of the Post-Combination Company (including but not limited to duties arising under the Companies Act); (c) any action arising out of or in connection with the Post-Combination Articles or otherwise in any way relating to the constitution or conduct of the Post-Combination Company; or (d) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America). The Deposit Agreements will also provide for exclusive forum in state and federal courts in the City of New York. This forum selection provision in the Post-Combination Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim. The Post-Combination Articles provide that the federal district courts in the United States will be the exclusive forum for claims against ListCo under the Securities Act and the Exchange Act.

Although ListCo believes these exclusive forum provisions will benefit ListCo by providing increased consistency in the application of U.S. federal securities laws and the laws of England and Wales in the types of lawsuits to which they apply, these choice of forum provisions may increase a securityholder’s cost and limit the securityholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ListCo or ListCo’s directors, officers or other employees, which may discourage lawsuits against ListCo and ListCo’s directors, officers and other employees. ListCo’s shareholders will not be deemed to have waived ListCo’s compliance with the U.S. federal securities laws and the rules and regulations thereunder as a result of ListCo’s exclusive forum provision. Any person or entity purchasing or otherwise acquiring any of the Post-Combination Company shares or other securities, whether by transfer, sale, operation of law or otherwise, will be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions. The Securities Act provides that state courts and federal courts will have concurrent jurisdiction over claims under the Securities Act, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the Post-Combination Articles to be inapplicable or unenforceable in an action, the Post-Combination Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on the Post-Combination Company’s business and financial performance.

An ADS or ADW holder’s right to pursue claims against the depositary is limited by the terms of the Deposit Agreements.

Under the Deposit Agreements, any action or proceeding against or involving the depositary arising out of or based upon the Deposit Agreements or the transactions contemplated thereby or by virtue of owning the ADS and ADW may only be instituted in state and federal courts in the City of New York, and a holder of the ADS and ADW will have irrevocably waived any objection which such holder may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. However, there is uncertainty as to whether a court would enforce this exclusive jurisdiction provision. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder. Also, ListCo may amend or terminate the Deposit Agreement without the consent of any holder of ADSs or ADWs. If a holder continues to hold its ADSs and ADWs after an amendment to the Deposit Agreement, such holder agrees to be bound by the applicable Deposit Agreement as so amended.

ADS and ADW holders may not be entitled to a jury trial with respect to claims arising under the Deposit Agreements, which could result in less favorable results to the plaintiff(s) in any such action.

The Deposit Agreements governing the ADSs and ADWs provide that owners and holders of ADSs and ADWs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the Deposit Agreements or the ADSs or ADWs, including claims under U.S. federal securities laws, against ListCo or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the Deposit Agreements with a jury trial. Although ListCo is not aware of a specific federal decision that addresses the enforceability of a jury trial waiver in the context of U.S. federal securities laws, it is ListCo’s understanding that jury trial waivers are generally enforceable. Moreover, insofar as the Deposit Agreements are governed by the laws of the State of New York, New York laws similarly recognize the validity of jury trial waivers in appropriate circumstances. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. ListCo believes that this is the case with respect to the Deposit Agreements and the ADSs and ADWs.

In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim of fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute). No condition, stipulation or provision of the Deposit Agreements or ADSs or ADWs serves as a waiver by any holder or beneficial owner of ADSs or ADWs or by ListCo or the depositary of compliance with any provision of U.S. federal securities laws and the rules and regulations promulgated thereunder.

If any owner or holder of ADSs or ADWs brings a claim against ListCo or the depositary in connection with matters arising under the Deposit Agreements or the ADSs or ADWs, including claims under U.S. federal securities laws, such owner or holder may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against ListCo or the depositary. If a lawsuit is brought against ListCo or the depositary under the Deposit Agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims and the venue of the hearing.

The depositary for the ADSs and ADWs is entitled to charge holders fees for various services, including annual service fees.

The depositary for the ADSs and ADWs is entitled to charge holders fees for various services, including for the issuance of the ADSs and ADWs upon deposit of Post-Combination Company securities (other than in the case of ADSs and ADWs issued pursuant to the Business Combination), cancellation of ADSs and ADWs, distributions of cash dividends or other cash distributions, distributions of ADSs and ADWs pursuant to share dividends or other free share distributions, distributions of securities other than ADSs and ADWs and annual service fees. For more information, please see the sections titled “Description of the Post-Combination Company’s American Depositary Securities—ADSs—Fees and Charges” and “Description of the Post-Combination Company’s American Depositary Securities—ADWs—Fees and Charges.” In the case of ADSs and ADWs issued by the depositary into the DTC the fees will be charged by the DTC participant to the account of the applicable beneficial owner in accordance with the procedures and practices of the DTC participant as in effect at the time. The depositary for the ADSs and ADWs will not be responsible for any United Kingdom stamp duty or SDRT arising upon the issuance or transfer of ADSs and ADWs but will require the person who deposits shares or warrants to pay the applicable United Kingdom stamp duty or SDRT. For more information, please see the section titled “—Risks Related to Tax—Transfers of ADSs or ADWs or the underlying Post-Combination Company securities may be subject to stamp duty or stamp duty reserve tax in the U.K., which would increase the cost of dealing in the Post-Combination Company securities.”

The ADS and ADW holders may not receive dividends or other distributions of the Post-Combination Company Shares and the holders thereof may not receive any value for them, if it is illegal or impractical to make them available to such holders.

Under the terms of the Deposit Agreements, the depositary of the ADSs and ADWs will agree to distribute to holders of the ADSs and ADWs the cash dividends or other distributions it or the custodian receives on the applicable deposited securities underlying the ADSs and ADWs, after deducting its fees, taxes and expenses. For more information, please see the sections titled “Description of the Post-Combination Company’s American Depositary Securities—ADSs—Fees and Charges” and “Description of the Post-Combination Company’s American Depositary Securities—ADWs—Fees and Charges.” Holders of the ADSs and ADWs will receive these distributions in proportion to the number of ADSs and ADWs they hold. However, the depositary is not responsible for making such distributions if it decides that such distributions are unlawful or impractical. For example, it would be unlawful to make a distribution to a holder of ADSs and ADWs if it consists of securities that require registration under the Securities Act but such securities are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not practicable to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. ListCo has no obligation to register under U.S. securities laws securities received through such distributions. ListCo also has no obligation to take any other action to permit the distribution of ADSs and ADWs. This means that holders of the ADSs and ADWs may not receive distributions ListCo makes on its securities or any value for them if it is illegal or impractical for ListCo to make them available to such holders. These restrictions may cause a material decline in the value of the ADSs and ADWs.

Holders of ADSs (and ADWs, if applicable) may experience dilution of their holdings due to their inability to participate in rights offerings.

ListCo may, from time to time, distribute rights to its shareholders, including rights to acquire securities. Under the Deposit Agreements for the ADSs (and ADWs, if applicable), the depositary will not distribute rights to holders of ADSs (and ADWs, if applicable) unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs (and ADWs, if applicable) or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. ListCo may be unable to establish an exemption from registration under the Securities Act, and ListCo is under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs (and ADWs, if applicable) may be unable to participate in ListCo’s rights offerings and may experience dilution of their holdings as a result.

Holders of ADSs and ADWs may be subject to limitations on transfer of their ADSs and ADWs.

ADSs and ADWs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADSs and ADWs on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of ADSs and ADWs generally when ListCo’s share register or the books of the depositary are closed, or at any time if ListCo or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the Deposit Agreement, or for any other reason.

Risks Related to the Redemption

GGI does not have a specified maximum redemption threshold in the Current GGI Certificate, except that in no event will GGI redeem GGI Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. The absence of a different maximum redemption threshold in the Current GGI Certificate may make it possible for GGI to complete a business combination with which a substantial majority of its stockholders do not agree.

The Current GGI Certificate does not provide a specified maximum redemption threshold, except that in no event will GGI redeem GGI Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that it is not subject to the SEC’s “penny stock” rules). Based on a value of $10.00 per share, up to 79,500,018 GGI Public Shares may be redeemed under the Current GGI Certificate. This is referred to this as the charter redemption limitation scenario. Additionally, a GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate their shares or, if part of such a group, the group’s shares, in excess of 15% of the GGI Public Shares. Furthermore, the Business Combination Agreement provides that the obligation of Polestar to consummate the Business Combination is subject to the Minimum Cash Condition. As a result, GGI may be able to complete the Business Combination even if a substantial majority of GGI Public Stockholders are not in favor of the Business Combination and have redeemed their GGI Public Shares or have entered into privately negotiated agreements to sell their GGI Public Shares to the GGI Sponsor, officers, directors, advisors or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of GGI Public Shares by GGI or the persons described above have been entered into with any such investor or holder. GGI will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Stockholder Special Meeting or the Warrant Holder Meeting.

In the event the aggregate cash consideration GGI would be required to pay for all shares of GGI Public Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to GGI, GGI may not complete the Business Combination or redeem any shares, all shares of GGI Public Shares submitted for redemption will be returned to the holders thereof, and GGI instead may search for an alternate initial business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of GGI Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of GGI Public Shares.

A GGI Public Stockholder, together with any of their affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate their shares or, if part of such a group, the group’s shares, in excess of 15% of the GGI Public Shares. GGI Public Stockholders who wish to redeem their GGI Public Shares for a pro rata portion of the Trust Account must, among other things, identify the beneficial holder of the shares being redeemed. Such identification, together with other public information relating to stock ownership available to GGI at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which GGI make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over GGI’s ability to consummate the Business Combination and you could suffer a material loss on your investment in GGI if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if GGI consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the GGI Public Shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. GGI cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of GGI Class A Common Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge GGI’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, GGI’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem GGI Public Shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

GGI can give no assurance as to the price at which a GGI stockholder may be able to sell the Class A ADSs following the Business Combination or its GGI Public Shares following any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in GGI’s share price, and may result in a lower value realized now than a GGI Public Stockholder might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of Class A ADSs after the consummation of the Business Combination or the GGI Public Shares after the consummation of any alternative initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Stockholders should consult their own tax and/or financial advisor for assistance on how this may affect their individual situation.

GGI Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their GGI Public Shares for a pro rata portion of the funds held in the Trust Account.

GGI Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing, (ii) identify the beneficial holder of the shares being redeemed and (iii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is GGI’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because GGI does not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

GGI Public Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section titled “Special Meeting of GGI Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a stockholder fails to receive notice of GGI’s offer to redeem GGI Public Shares in connection with the Business Combination, such shares may not be redeemed.

If, despite GGI’s compliance with the proxy rules, a stockholder fails to receive its proxy materials, such stockholder may not become aware of the opportunity to redeem its GGI Public Shares. As a result, its GGI Public Shares may not be redeemed.

SPECIAL MEETING OF GGI STOCKHOLDERS

This proxy statement/prospectus is being provided to GGI stockholders as part of a solicitation of proxies by the GGI Board for use at the Stockholder Special Meeting to held on [●], and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Stockholder Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about [●] to all stockholders of record of GGI as of [●], the record date for the Stockholder Special Meeting. Stockholders of record who owned shares of GGI Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Stockholder Special Meeting. On the record date, there were [●] shares of GGI Common Stock outstanding.

Date, Time and Place

In light of public health concerns regarding the COVID-19 pandemic, the Stockholder Special Meeting will be held via live webcast at [●], on [●], at [●]. The Stockholder Special Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Stockholder Special Meeting by means of remote communication. Please have your Control Number, which can be found on your GGI stockholder proxy card, to join the Stockholder Special Meeting. If you do not have a control number, please contact Computershare Trust Company, N.A., the Transfer Agent.

Proposals at the Stockholder Special Meeting

At the Stockholder Special Meeting, GGI stockholders will vote on the following proposals:

1.

Business Combination Proposal—To consider and vote upon a proposal to adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annexes A-1 and A-2, and approve, among other things, the Business Combination (Stockholder Proposal No. 1);

2.

Governance Proposals—To consider and act upon, on a non-binding advisory basis, separate proposals with respect to certain governance provisions in the Post-Combination Articles, a form of which is attached hereto as Annex B, in accordance with SEC requirements (Stockholder Proposal No. 2); and

3.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI stockholders (Stockholder Proposal No. 3).

THE GGI BOARD UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a stockholder of GGI, you have a right to vote on certain matters affecting GGI. The proposals that will be presented at the Stockholder Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Stockholder Special Meeting if you owned shares of GGI Common Stock at the close of business on [●], which is the record date for the Stockholder Special Meeting. You are entitled to one vote for each share of GGI Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [●] shares of GGI Common Stock outstanding, of which [●] are GGI Public Shares and [●] are Founder Shares held by the GGI Initial Stockholders.

Vote of the GGI Initial Stockholders and GGI’s Other Directors and Officers

Prior to the GGI IPO, GGI entered into agreements with the GGI Sponsor and each of GGI’s directors and officers, pursuant to which each agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal. In addition, pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, the GGI Initial Stockholders have agreed to vote their GGI Class F Common Stock in favor of the Business Combination Proposal and any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus, and against any alternative business combination. None of the GGI Sponsor or GGI’s directors or officers have purchased any shares of GGI Common Stock during or after the GGI IPO and, as of the date of this proxy statement/prospectus, neither GGI nor the GGI Sponsor or GGI’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, the GGI Initial Stockholders own 20% of the issued and outstanding shares of GGI Common Stock, including all of the GGI Class F Common Stock, and will be able to vote all such shares at the Stockholder Special Meeting.

Pursuant to the GGI IPO Letter Agreement, the GGI Initial Stockholders have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if GGI fails to complete an initial business combination within 24 months from the closing date of the GGI IPO. However, if the GGI Initial Stockholders acquire GGI Public Shares after the GGI IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such GGI Public Shares if GGI fails to complete an initial business combination within the allotted 24-month time period.

Quorum and Required Vote for Proposals for the Stockholder Special Meeting

A majority of the issued and outstanding shares of GGI Common Stock entitled to vote as of the record date at the Stockholder Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Stockholder Special Meeting to constitute a quorum and in order to conduct business at the Stockholder Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum.

The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination, including the Merger) will be approved only if the holders of a majority of the outstanding shares of GGI Common Stock entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. The GGI Initial Stockholders have agreed to vote their shares of GGI Common Stock in favor of the Business Combination Proposal. As of the record date, the GGI Sponsor and GGI’s directors and officers own 20% of the issued and outstanding shares of GGI Common Stock. As a result, holders of approximately 38% of GGI Public Shares will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved.

The Governance Proposals will be approved only if the holders of a majority of the votes cast by holders of the outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Governance Proposals. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Governance Proposals. The GGI Initial Stockholders have agreed to vote the shares of GGI Class F Common Stock they own in favor of the Governance Proposals.

The Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of the outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Adjournment Proposal. The GGI Initial Stockholders have agreed to vote the shares of GGI Class F Common Stock they own in favor of the Adjournment Proposal.

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, GGI will not consummate the Business Combination. If GGI does not consummate the Business Combination, GGI may fail to complete an initial business combination by March 25, 2023, in which case GGI will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to GGI Public Stockholders unless GGI amends the Current GGI Certificate (which requires the affirmative vote of 65% of all then outstanding shares of GGI Common Stock) and amend certain other agreements into which GGI has entered to extend the life of GGI.

Recommendation to GGI Stockholders

The GGI Board believes that approval of each of the Business Combination Proposal, the Governance Proposals and the Adjournment Proposal to be presented at the Stockholder Special Meeting is in the best interests of GGI and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When considering the GGI Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Warrant Amendment Proposal and the other proposals described in this proxy statement/prospectus, GGI’S stockholders and warrant holders should keep in mind that the GGI Sponsor and GGI’s directors and officers have interests in such proposals that may be different from, or in addition to (and which may conflict with), the interests of GGI stockholders and warrant holders generally. The GGI Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to GGI stockholders and GGI warrant holders that they approve the proposals to be presented to GGI stockholders and GGI warrant holders, respectively. GGI stockholders and GGI warrant holders should take these interests into account in deciding whether to approve the proposals set forth in this proxy statement/prospectus.

These interests include, among other things:

•

the fact that the GGI Initial Stockholders have agreed not to redeem any Founder Shares or GGI Class A Common Stock held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination and therefore, the Founder Shares will convert on a one-for-one basis into Class A ADSs at the Closing;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if GGI fails to complete an initial business combination by March 25, 2023;

•

the fact that the GGI Sponsor paid an aggregate of $25,000 for 21,562,500 Founder Shares at approximately $0.001 per share, and, after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021, the remaining 20,000,000 Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023. In particular, in exchange for serving on the GGI Board, GGI’s independent directors, Mr. Bort, Ms. Marcellino and Ms. Tellem, each received 25,000 Founder Shares at their original purchase price of $0.001 per share from the GGI

Sponsor. Because these Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023, GGI’s independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate GGI’s initial business combination;

•

the fact that after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021 and the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, the remaining 18,466,127 Founder Shares that will be exchanged for Class A ADSs at the Closing will have a significantly higher value than their aggregate purchase price, which if unrestricted and freely tradable would be valued at approximately $185 million (however, given the restrictions on such shares, GGI believes such shares have a lesser value);

•

the fact that, given the differential in the purchase price that the GGI Sponsor paid for the Founder Shares as compared to the price of the GGI Public Units and the substantial number of Class A ADSs that the GGI Sponsor will receive upon exchange of the Founder Shares at the Closing, the GGI Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A ADSs trade below the price initially paid for the GGI Public Units in the GGI IPO and GGI Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that the GGI Sponsor paid an aggregate of approximately $18,000,000 for its 9,000,000 GGI Private Placement Warrants, and that such GGI Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 25, 2023. The GGI Private Placement Warrants are identical to the GGI Public Warrants sold as part of the GGI Public Units except that, so long as they are held by the GGI Sponsor or its permitted transferees: (i) they will not be redeemable by GGI, except as described in the Existing Warrant Agreement; (ii) they (including the GGI Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the GGI Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the GGI Private Placement Warrants and the GGI Public Warrants, please see the Existing Warrant Agreement, attached hereto as Annex C;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is approved prior to the Effective Time, be converted into the right to receive one Class C-2 ADS, issued against the deposit of an underlying Post-Combination Company Class C-2 Share, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is not approved prior to the Effective Time, be converted into the right to receive one PP ADW, issued against the deposit of an underlying Post-Combination Company Warrant, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the continued right of the GGI Sponsor to hold the Class A ADSs to be issued to the GGI Sponsor upon exercise of Class C-2 ADSs or ADWs following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event GGI is unable to complete an initial business combination within the required time period, the GGI Sponsor has agreed to indemnify GGI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GGI has entered into an acquisition agreement or claims of any third party (other than the independent public accountants) for services rendered or products sold to GGI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of the existing directors and officers of GGI and the continuation of the directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the GGI Sponsor and GGI’s officers and directors will lose their entire investment in GGI and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 25, 2023;

•

the fact that the GGI Sponsor made available to GGI a loan of up to $4,000,000 pursuant to a promissory note, of which a net amount of $2,000,000 was advanced by the GGI Sponsor to GGI as of September 30, 2021, and that the note will mature on the earlier of January 31, 2022 and the date on which GGI consummates an initial business combination;

•

the fact that GGI has entered into the Sponsor Subscription Agreement, pursuant to which the GGI Sponsor has agreed to purchase 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs at a purchase price of $9.09 per share on the date of Closing, and the GGI Sponsor has the right to syndicate its commitment to acquire such Class A ADSs in advance of the Closing;

•

the fact that Guggenheim Securities, LLC, an affiliate of the GGI Sponsor and Andrew Rosenfield, is acting as a joint placement agent in connection with the Subscription Investments and will receive a portion of a transaction fee equal to 3% of the gross proceeds raised by the placement agents in connection with the Subscription Investments, and as a financial advisor to GGI for no additional fee;

•	the fact that the GGI Sponsor and GGI’s officers and directors would beneficially own the following number of Class A ADSs at the Closing:

Name of Person/Entity	Number of Class A ADSs(1)	Value of Class A ADSs(2)
Gores Guggenheim Sponsor LLC(3)	20,541,125	$205,411,250
GGP Sponsor Holdings LLC(3)	20,541,125	$205,411,250
Alec Gores(3)	20,541,125	$205,411,250
Andrew Rosenfield(3)	20,541,125	$205,411,250
Mark Stone(4)	171,841	$1,718,410
Andrew McBride	20,892	$208,920
Randall Bort	25,000	$250,000
Elizabeth Marcellino	25,000	$250,000
Nancy Tellem(5)	40,670	$406,700

(1)

Does not reflect beneficial ownership of Class A ADSs subject to exercise of Post-Combination Company Class C Shares or Post-Combination Company Warrants, because such shares or warrants, as applicable, are not exercisable within 60 days of the date of this proxy statement/prospectus.

(2)	Assumes a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination.
(3)

Represents shares held by Gores Guggenheim Sponsor LLC which is jointly controlled indirectly by Mr. Gores and GGP Sponsor Holdings LLC. GGP Sponsor Holdings LLC is controlled by Mr. Rosenfield. Each of Mr. Gores and GGP Sponsor Holdings LLC may be deemed to beneficially own 20,541,125 Class A ADSs and ultimately exercises voting and dispositive power of the securities held by Gores Guggenheim Sponsor LLC. Voting and disposition decisions with respect to such securities are jointly made by Mr. Gores and GGP Sponsor Holdings LLC. Each of Mr. Gores, GGP Sponsor Holdings LLC and Mr. Rosenfield disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)	Reflects Class A ADSs to be purchased by Mark Stone and his immediate family as New PIPE Investors.
(5)	Includes 15,670 Class A ADSs to be purchased by Nancy Tellem as a New PIPE Investor.

•

the fact that, pursuant to the Business Combination Agreement, the Post-Combination Company Board will include one independent director as reasonably determined by the GGI Sponsor and consented to by Parent. In addition, pursuant to the Post-Combination Articles, the Post-Combination Company

Board will be subject to restrictions on its ability to convene a general meeting which proposes a resolution to remove an independent director, subject to certain conditions, and pursuant to the Shareholder Acknowledgement Agreement, Parent and the Parent Shareholders are subject to undertakings that restrict on their ability to vote in favor of the removal of independent directors on the Post-Combination Company Board, and the GGI Sponsor will have third party beneficiary rights to enforce such undertakings;

•

the fact that the GGI Initial Stockholders have entered into the Registration Rights Agreement as Registration Rights Holders, which provides such Registration Rights Holders and their permitted transferees with registration rights in respect of certain Post-Combination Company securities, ADSs and ADWs at the Closing;

•	the fact that the GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal;

•

the fact that GGI, Parent, ListCo and the GGI Initial Stockholders have entered into the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, pursuant to which the GGI Initial Stockholders have, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of each of the proposals at the Special Meeting and referenced in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not to transfer any Class A ADSs issued pursuant to the Business Combination Agreement in respect of shares of GGI Class F Common Stock during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein; and

•

the fact that GGI will reimburse the GGI Sponsor for the fees and expenses it incurs in connection with the Business Combination; provided, that such fees and expenses, together with all of GGI’s other fees and expenses in connection with the Business Combination, are not in excess of $60 million in the aggregate.

In the aggregate, the GGI Sponsor and its affiliates have approximately $218,000,000 at risk that depends upon the completion of a business combination. Specifically, $200,000,000 of such amount is the value of the GGI Sponsor’s and its affiliates’ GGI Class F Common Stock (assuming a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination), and $18,000,000 of such amount is the value of the GGI Private Placement Warrants held by the GGI Sponsor (based on the purchase price of $2.00 per GGI Private Placement Warrant). There are no fees contingent upon a business combination payable to the GGI Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the GGI Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with GGI Public Stockholders. As such, the GGI Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to GGI Public Stockholders rather than liquidate.

These interests may influence the GGI Board in making their recommendation that GGI stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals to be voted on at the Stockholder Special Meeting, and their recommendation that the GGI warrant holders vote in favor of the proposals to be voted on at the Warrant Holder Meeting.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Governance Proposals and the Adjournment Proposal, but a failure to vote or abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the Stockholder Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Stockholder Special Meeting.

Voting Your Shares — Stockholders of Record

If you are a GGI stockholder of record, you may vote by mail or you can attend the Stockholder Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your GGI stockholder proxy card. Each share of GGI Common Stock that you own in your name entitles you to one vote on each of the proposals for the Stockholder Special Meeting. Your one or more GGI stockholder proxy cards show the number of shares of GGI Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed GGI stockholder proxy card in the postage-paid envelope provided. By signing the GGI stockholder proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the GGI stockholder proxy card to vote your shares at the Stockholder Special Meeting in the manner you indicate. You are encouraged to sign and return the GGI stockholder proxy card even if you plan to attend the Stockholder Special Meeting so that your shares will be voted if you are unable to attend the Stockholder Special Meeting. If you receive more than one GGI stockholder proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all GGI stockholder proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Stockholder Special Meeting. If you sign and return the GGI stockholder proxy card but do not give instructions on how to vote your shares, your shares of GGI Common Stock will be voted as recommended by the GGI Board. The GGI Board recommends voting “FOR” the Business Combination Proposal, “FOR” each of the Governance Proposals and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [●] on [●].

Voting via the Virtual Meeting Platform. You can attend the Stockholder Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your GGI stockholder proxy card. You can access the Stockholder Special Meeting by visiting the website [●]. You will need your control number for access. If you are a Registered Holder and do not have a control number, please contact Computershare Trust Company, N.A., the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee. To attend and participate at the Stockholder Special Meeting, you can sign in with your control number as a Registered Holder or a beneficial owner who has registered with a legal proxy. Please note that even if you do not have a control number, you can still attend the Stockholder Special Meeting as a guest, but you cannot vote or ask questions. Instructions on how to attend and participate at the Stockholder Special Meeting are available at [●]. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way GGI can be sure that the broker, bank or nominee has not already voted your shares of GGI Common Stock.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Stockholder Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Stockholder Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see the section titled “Special Meeting of GGI Stockholders—Attending the Stockholder Special Meeting.”

Attending the Stockholder Special Meeting

Only GGI stockholders on the record date or their legal proxyholders may attend and participate at the Stockholder Special Meeting. Guests may attend the Stockholder Special Meeting, but cannot vote or ask questions. Please note that you will only be able to access the Stockholder Special Meeting by means of remote communication. Please have your Control Number, which can be found on your GGI stockholder proxy card, to join the special meeting. If you are a registered holder and do not have a control number, please contact Computershare Trust Company, N.A., the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. You are encouraged to access the meeting prior to the start time. For further assistance, should you need it, please call [●].

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Stockholder Special Meeting or at the Stockholder Special Meeting by doing any one of the following:

•	you may send another GGI stockholder proxy card with a later date;

•	you may notify GGI’s Secretary in writing to Gores Guggenheim, Inc., 6260 Lookout Road, Boulder, CO 80301, before the Stockholder Special Meeting that you have revoked your proxy; or

•	you may attend the Stockholder Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.

No Additional Matters

The Stockholder Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Governance Proposals and the Adjournment Proposal. Under GGI’s current bylaws, other than procedural matters incident to the conduct of the Stockholder Special Meeting, no other matters may be considered at the Stockholder Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Stockholder Special Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your shares of GGI Common Stock, you may call Morrow, GGI’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to the Current GGI Certificate, any holders of GGI Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less

Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the GGI IPO (calculated as of two business days prior to the consummation of the Business Combination, less Regulatory Withdrawals and franchise and income taxes payable). For illustrative purposes, based on the balance of the Trust Account of $800,039,544 as of September 30, 2021, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•	If you hold GGI Public Units, separate the underlying GGI Public Shares and GGI Public Warrants;

•

prior to 5:00 P.M., Eastern Time on [●] (two business days before the Stockholder Special Meeting), tender your shares physically or electronically, identify to GGI the beneficial holder of the shares being redeemed and submit a request in writing that GGI redeems your GGI Public Shares for cash to Computershare Trust Company, N.A., the Transfer Agent, at the following address:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

150 Royall Street, Suite V

Canton, MA 02021

Email: CorporateActionsUS@computershare.com

•	identify to GGI the beneficial holder of the GGI Public Shares being redeemed

and

•

deliver your GGI Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the Stockholder Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your GGI Public Shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Stockholder Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Stockholder Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding GGI Public Units must separate the underlying GGI Public Shares and GGI Public Warrants prior to exercising redemption rights with respect to the GGI Public Shares.

If you hold GGI Public Units registered in your own name, you must deliver the certificate for such GGI Public Units to Computershare Trust Company, N.A., the Transfer Agent, with written instructions to separate such GGI Public Units into GGI Public Shares and GGI Public Warrants. This must be completed far enough in advance to permit the mailing of the GGI Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the GGI Public Shares from the GGI Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your GGI Public Units, you must instruct such nominee to separate your GGI Public Units. Your nominee must send written instructions by facsimile to Computershare Trust Company, N.A., the Transfer Agent. Such written instructions must include the number of GGI Public Units to be split and the nominee holding such GGI Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant GGI Public Units and a deposit of an equal number of GGI Public Shares and GGI Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the GGI Public Shares from the GGI Public Units.

While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your GGI Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Each redemption of shares of GGI Class A Common Stock by the GGI Public Stockholders will reduce the amount in the Trust Account, which had a balance of $800,039,544 as of September 30, 2021. The Business Combination Agreement provides that the obligations of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate the Business Combination is conditioned on the aggregate of (i) cash held in the Trust Account and all other funds immediately available to GGI (after giving effect to any stockholder redemptions and prior to the payment of any unpaid or contingent liabilities and fees and expenses of GGI (including, as applicable, any GGI transaction expenses)), (ii) the Sponsor Investment Amount, (iii) the PIPE Investment Amount and (iv) the Volvo Cars PIPE Investment Amount being no less than $950,000,000 as of the Closing (the “Minimum Cash Condition”). The Minimum Cash Condition is for the benefit of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub and may be waived by such parties. If, as a result of redemptions of GGI Class A Common Stock by GGI’s Public Stockholders, the Minimum Cash Condition is not met (or waived), then Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub may elect not to consummate the Business Combination. In addition, (x) in no event will GGI redeem shares of GGI Class A Common Stock in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001 and (y) a GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of GGI Common Stock included in the GGI Public Units sold in the GGI IPO.

Prior to exercising redemption rights, stockholders should verify the market price of GGI Class A Common Stock as they may receive higher proceeds from the sale of their GGI Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. GGI cannot assure you that you will be able to sell your shares of GGI Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in GGI Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of GGI Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Post-Combination Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

Unless GGI amends the Current GGI Certificate (which requires the affirmative vote of 65% of all then outstanding shares of GGI Common Stock) and amend certain other agreements into which GGI has entered to extend the life of GGI, if the Business Combination is not approved and GGI does not consummate an initial business combination by March 25, 2023, GGI will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the GGI Public Stockholders and GGI Warrants will expire worthless.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of shares of GGI Common Stock in connection with the Business Combination.

Proxy Solicitation Costs for the Stockholder Special Meeting

GGI is soliciting proxies on behalf of the GGI Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. GGI has engaged Morrow to assist in the solicitation of proxies for the Stockholder Special Meeting. GGI and GGI’s directors, officers and employees may also solicit proxies in person. GGI will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

GGI will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. GGI will pay Morrow a fee of $47,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as GGI’s proxy solicitor. GGI will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to GGI stockholders. GGI’s directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

GGI PUBLIC WARRANT HOLDER MEETING

This proxy statement/prospectus is being provided to GGI Public Warrant holders as part of a solicitation of proxies by the GGI Board for use at the Warrant Holder Meeting to held on [●], and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Warrant Holder Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about [●] to all GGI Public Warrant holders of record as of [●], the record date for the Warrant Holder Meeting. GGI Public Warrant holders of record who owned GGI Public Warrants at the close of business on the record date are entitled to receive notice of, attend and vote at the Warrant Holder Meeting. On the record date, there were [●] GGI Public Warrants.

Date, Time and Place

In light of public health concerns regarding the COVID-19 pandemic, the Warrant Holder Meeting will be held via live webcast at [●], on [●], at [●]. The Warrant Holder Meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication. Please have your Control Number, which can be found on your GGI warrant holder proxy card, to join the Warrant Holder Meeting. If you do not have a control number, please contact Computershare Trust Company, N.A., the Transfer Agent.

Proposals at the Warrant Holder Meeting

At the Warrant Holder Meeting, holders of GGI Public Warrants will vote on the following proposals:

1.

Warrant Amendment Proposal—To consider and vote upon a proposal to approve the Class C Warrant Amendment, a form of which is attached to this proxy statement/prospectus as Annex D (Warrant Holder Proposal No. 1); and

2.

Warrant Holder Adjournment Proposal—To consider and act upon a proposal to approve the adjournment of the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI warrant holders to approve the Warrant Amendment Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI warrant holders (Warrant Holder Proposal No. 2).

THE GGI BOARD UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a GGI Public Warrant holder, you have a right to vote on certain matters affecting GGI. The proposals that will be presented at the Warrant Holder Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Warrant Holder Meeting if you owned GGI Public Warrants at the close of business on [●], which is the record date for the Warrant Holder Meeting. You are entitled to one vote for each GGI Public Warrant that you owned as of the close of business on the record date. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the warrants you beneficially own are properly counted. On the record date, there were [●] GGI Public Warrants outstanding.

Vote of the GGI Initial Stockholders and GGI’s Other Directors and Officers

The GGI Sponsor and GGI’s directors and officers do not hold any GGI Public Warrants and will thus not be entitled to vote at the Warrant Holder Meeting.

Quorum and Required Vote for Proposals for the Warrant Holder Meeting

A majority of the GGI Public Warrants outstanding and entitled to vote at the Warrant Holder Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Warrant Holder Meeting to constitute a quorum and in order to conduct business at the Warrant Holder Meeting.

The Warrant Amendment Proposal will be approved only if the holders of at least 50% of outstanding GGI Public Warrants vote “FOR” the Warrant Amendment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

The Warrant Holder Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of GGI Public Warrant present or represented by proxy and entitled to vote at the Warrant Holder Meeting vote “FOR” the Warrant Holder Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Warrant Holder Adjournment Proposal.

Recommendation to GGI Public Warrant Holders

The GGI Board believes that approval of each of the Warrant Amendment Proposal the Warrant Holder Adjournment Proposal to be presented at the Warrant Holder Meeting is in the best interests of GGI and its GGI Public Warrant holders and unanimously recommends that its GGI Public Warrant holders vote “FOR” each of the proposals.

When you consider the recommendation of the GGI Board in favor of approval of the Warrant Holder Proposal, you should keep in mind that the GGI Initial Stockholders and certain other members of the GGI Board and officers of GGI have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a GGI Public Warrant holder. GGI Public Warrant holders should take these interests into account in deciding whether to approve the proposals presented at the Warrant Holder Meeting, including the Warrant Amendment Proposal.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Warrant Holder Adjournment Proposal, but a failure to vote or abstention will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal. In general, if your GGI Public Warrants are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your GGI Public Warrants, your broker, bank or other nominee, in its sole discretion, may either leave your GGI Public Warrants unvoted or vote your GGI Public Warrants on routine matters, but not on any non-routine matters.

None of the proposals at the Warrant Holder Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your GGI Public Warrants on any proposal to be voted on at the Warrant Holder Meeting.

Voting Your Warrants —Warrant Holders of Record

If you are a GGI Public Warrant holder of record, you may vote by mail or you can attend the Warrant Holder Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your GGI warrant holder proxy card. Each GGI Public Warrant that you own in your name entitles you to one vote on each of the proposals for the Warrant Holder Meeting. Your one or more GGI warrant holder proxy cards show the number of GGI Public Warrants that you own.

Voting by Mail. You can vote your GGI Public Warrants by completing, signing, dating and returning the enclosed GGI warrant holder proxy card in the postage-paid envelope provided. By signing the GGI warrant holder proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the GGI warrant holder proxy card to vote your GGI Public Warrants at the Warrant Holder Meeting in the manner you indicate. You are encouraged to sign and return the GGI warrant holder proxy card even if you plan to attend the Warrant Holder Meeting so that your GGI Public Warrants will be voted if you are unable to attend the Warrant Holder Meeting. If you receive more than one GGI warrant holder proxy card, it is an indication that your GGI Public Warrants are held in multiple accounts. Please sign and return all GGI warrant holder proxy cards to ensure that all of your GGI Public Warrants are voted. If you hold your GGI Public Warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your GGI Public Warrants are represented and voted at the Warrant Holder Meeting. If you sign and return the GGI warrant holder proxy card but do not give instructions on how to vote your GGI Public Warrants, your GGI Public Warrants will be voted as recommended by the GGI Board. The GGI Board recommends voting “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holder Adjournment Proposal. Votes submitted by mail must be received by [●] on [●].

Voting via the Virtual Meeting Platform. You can attend the Warrant Holder Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your GGI warrant holder proxy card. You can access the Warrant Holder Meeting by visiting the website [●]. You will need your control number for access. If you are a Registered Holder and do not have a control number, please contact Computershare Trust Company, N.A., the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee. To attend and participate at the Warrant Holder Meeting, you can sign in with your control number as a Registered Holder or a beneficial owner who has registered with a legal proxy. Please note that even if you do not have a control number, you can still attend the Warrant Holder Meeting as a guest, but you cannot vote or ask questions. Instructions on how to attend and participate at the Warrant Holder Meeting are available at [●]. If you hold your GGI Public Warrants in “street name,” which means your GGI Public Warrants are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the GGI Public Warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your GGI Public Warrants with instructions on how to vote your GGI Public Warrants. However, if your GGI Public Warrants are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way GGI can be sure that the broker, bank or nominee has not already voted your GGI Public Warrants.

Voting Your Warrants — Beneficial Owners

If your GGI Public Warrants are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of GGI Public Warrants held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the holder of record of your GGI Public Warrants for purposes of voting at the Warrant Holder Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the GGI Public Warrants in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Warrant Holder Meeting, you must get a proxy from the broker, bank or other nominee. Please see the section titled “GGI Public Warrant Holder Meeting—Attending the Warrant Holder Meeting.”

Attending the Warrant Holder Meeting

Only GGI Public Warrant holders on the record date or their legal proxyholders may attend and participate at the Warrant Holder Meeting. Guests may attend the Warrant Holder Meeting, but cannot vote or ask questions. Please note that you will only be able to access the Warrant Holder Meeting by means of remote communication. Please have your Control Number, which can be found on your GGI warrant holder proxy card, to join the Warrant Holder Meeting. If you are a registered holder and do not have a control number, please contact

Computershare Trust Company, N.A., the Transfer Agent. If you are a beneficial holder and do not have a control number, please contact your broker, bank or nominee.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. You are encouraged to access the meeting prior to the start time. For further assistance, should you need it, please call [●].

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Warrant Holder Meeting or at the Warrant Holder Meeting by doing any one of the following:

•	you may send another GGI warrant holder proxy card with a later date;

•	you may notify GGI’s Secretary in writing to Gores Guggenheim, Inc., 6260 Lookout Road, Boulder, CO 80301, before the Warrant Holder Meeting that you have revoked your proxy; or

•	you may attend the Warrant Holder Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your GGI Public Warrants, you may call Morrow, GGI’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Holders of outstanding GGI Public Warrants do not have redemption rights in connection with the Business Combination.

Proxy Solicitation Costs for Warrant Holder Meeting

GGI is soliciting proxies on behalf of the GGI Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. GGI has engaged Morrow to assist in the solicitation of proxies for the Warrant Holder Meeting. GGI and GGI’s directors, officers and employees may also solicit proxies in person. GGI will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

GGI will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. GGI will pay Morrow a fee of $47,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as GGI’s proxy solicitor. GGI will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to GGI Public Warrant holders. GGI’s directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

General

On September 27, 2021, GGI entered into the Business Combination Agreement with Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub. Pursuant to the Business Combination Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•

in connection with the Merger, prior to the Closing, Parent will, and will cause ListCo, Polestar Singapore, Polestar Sweden and their respective subsidiaries to, complete the Pre-Closing Reorganization;

•

following the Pre-Closing Reorganization at the Closing, Merger Sub will merge with and into GGI in the Merger, pursuant to which the separate corporate existence of Merger Sub will cease and GGI will be the surviving corporation and will become a wholly owned subsidiary of ListCo;

•	at the Effective Time and by virtue of the Merger:

•

any units of GGI that are outstanding immediately prior to the Effective Time held by GGI stockholders will be automatically separated and the holder thereof will be deemed to hold one share of GGI Class A Common Stock and one-fifth of a GGI Public Warrant, which underlying securities will be converted as described below;

•	each share of GGI Class A Common Stock issued and outstanding immediately prior to the Effective Time, other than those held in treasury, will be exchanged for one Class A ADS;

•	each share of GGI Class F Common Stock issued and outstanding immediately prior to the Effective Time, other than those held in treasury, will be exchanged for one newly issued Class A ADS; and

•	all GGI Common Stock held in treasury will be canceled and extinguished without consideration;

•

in the event the Warrant Amendment Proposal is approved prior to the Effective Time, pursuant to the Class C Warrant Amendment, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-1 ADS representing one Post-Combination Company Class C-1 Share. Each Post-Combination Company Class C-1 Share will be exercisable to acquire a Post-Combination Company Class A Share at an exercise price of $11.50 per share. In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-2 ADS representing one Post-Combination Company Class C-2 Share. Each Post-Combination Company Class C-2 Share will be exercisable to acquire a Post-Combination Company Class A Share at an exercise price of $11.50 per share;

•

in the event that the Warrant Amendment Proposal is not approved prior to the Effective Time, pursuant to the Warrant Amendment Agreement, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Public ADW. In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one PP ADW;

•

ListCo will adopt the Post-Combination Articles, to provide for, among other things, that (i) the initial Post-Combination Company Board will include eight directors, each serving staggered three-year terms, (ii) for a period of three years following the Closing, a majority of the Post-Combination Company Board will be (a) independent under applicable stock exchange rules and (b) unaffiliated with the Volvo Cars or Geely, and (iii) for a period of three years following the Closing, except as required by applicable law, the Post-Combination Company Board may not convene a general meeting which proposes a resolution to remove an independent director unless a majority of the directors (including at least two independent directors) approve of such resolution and following any such removal, a majority of the directors (including at least two independent directors) must approve the appointment of any new independent director to fill the vacancy;

•	Parent, Parent Shareholders, ListCo, the GGI Sponsor and the independent directors of GGI entered into the Registration Rights Agreement; and

•	prior to the Closing (but after the completion of the Pre-Closing Reorganization), ListCo and Parent will approve and adopt the Equity Plan and the Employee Stock Purchase Plan.

In addition and in connection with the foregoing,

•

pursuant to the Registration Rights Agreement, the Registration Rights Holders and their permitted transferees are entitled to registration rights in respect of certain Post-Combination Company securities, ADSs and ADWs at the Closing;

•

pursuant to the Parent Shareholder Acknowledgement, that Parent and the Parent shareholders have undertaken that (i) the initial Post-Combination Company Board will include eight directors, a majority of whom will be independent directors, (ii) for a period of three years following the Closing, Parent and the Parent shareholders will not vote in favor of the removal any independent directors of ListCo unless at least two independent directors vote in favor of such removal, (iii) for a period of three years following the Closing, Parent and the Parent shareholders will not require ListCo to convene a general meeting for the purpose of removing an independent director, and (iv) for three years following the Closing, Parent and the Parent shareholders will not vote in favor of any amendment to the Post-Combination Articles relating to the composition of the Post-Combination Company Board or the appointment or removal of ListCo directors. The GGI Sponsor will have third party beneficiary rights to enforce the aforementioned undertakings;

•

pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, each GGI Initial Stockholder has, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of the Business Combination Proposal and any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not transfer any Class A ADSs issued pursuant to the Business Combination Agreement during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein. In addition, the GGI Sponsor has agreed to the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock. A copy of the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement is attached to this proxy statement/prospectus as Annexes K-1 and K-2; and

•

pursuant to the Parent Lock-Up Agreement, each Parent Shareholder has, subject to certain exceptions, among other things, agreed not to transfer any equity security of ListCo issued to them pursuant to the Business Combination Agreement or other transaction documents contemplated by the Business Combination Agreement during the period commencing the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein.

Organizational Structure

The following diagram shows the current ownership structure of GGI:

(1)

For more information about the ownership interests of the GGI Initial Stockholders, including the GGI Sponsor, prior to the Business Combination, please see the section titled “Beneficial Ownership of Securities.”

The following diagram shows the current ownership structure of ListCo:

The following diagram illustrates the ownership percentages and structure of the Post-Combination Company ((i) without giving effect to any issuance of Earn Out Shares or shares pursuant to the Equity Plan and Employee Stock Purchase Plan, (ii) assuming no redemptions of GGI Class A Common Stock, the conversion of Polestar’s convertible notes and no conversion or redemption of any of the Post-Combination Company Class C Shares or Post-Combination Company Warrants, and (iii) excluding any Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders):

(1)	Including Subscription Shares to be issued to GGI Sponsor.
(2)	Including Subscription Shares and Post-Combination Company Class A Shares converted from Post-Combination Company Preference Shares to be issued to Snita.
(3)	Excluding Subscription Shares to be issued to GGI Sponsor and Snita.

Consideration in the Business Combination

Consideration to Parent in the Business Combination

Pursuant to the Business Combination Agreement, Parent will receive stock consideration. following the Pre-Closing Reorganization, Parent will hold an aggregate number of Post-Combination Company Shares equal to approximately (a) $20,003,000,000 divided by $10.00, less (b) (i) the aggregate principal amount due in respect of the Parent Convertible Notes, divided by (ii) the applicable conversion price of such notes, less (c) 49,803,900, which represents the aggregate number of Post-Combination Company Preference Shares issued pursuant to the Volvo Cars Preference Subscription Agreement.

As additional consideration for Parent’s contribution to ListCo of all the issued and outstanding equity securities of Polestar Sweden, Parent will be entitled to receive, subject to the terms provided in the Business Combination Agreement, earn out shares from Post-Combination Company, issuable in Post-Combination Company Class A Shares and Post-Combination Company Class B Shares up to an aggregate number equal to approximately (a) 0.075 multiplied by (b) the number of issued and outstanding Post-Combination Company Shares as of immediately after the Closing (including Post-Combination Company Shares issued pursuant to the Subscription Agreements).

Conditions to Closing of the Business Combination.

The Closing is expected to take place electronically through the exchange of documents via e-mail or facsimile as promptly as practicable (and in any event no later than 9:00 a.m., New York time, on the third business day after the date on which all of the conditions described below under the subsection “—Conditions to Closing of the Business Combination” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing)) or at such other time, date and location as GGI and Polestar may mutually agree in writing.

The respective obligations of each of GGI and Polestar to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•

the applicable waiting period (and any extension thereof) under the HSR Act relating to the Business Combination will have expired, been terminated or obtained (or deemed, by applicable law, to have been obtained);

•

there will not have been enacted or promulgated any law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental authority preventing the consummation of the Business Combination;

•

this proxy statement/prospectus will have become effective in accordance with the provisions of the Securities Act, and no stop order will have been issued by the SEC and remain in effect with respect to this proxy statement/prospectus;

•	the Business Combination Proposal will have been approved;

•	the Required Parent Shareholder Approval will have been obtained;

•

after completion of the GGI stockholder redemptions and prior to the Closing, GGI will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•	the Class A ADSs that constitute the share consideration paid to GGI and Class A ADSs that are issued in connection with the PIPE Investment will have been approved for listing on Nasdaq;

•	the ADWs or the Class C-1 ADSs, as applicable, will have been approved for listing on Nasdaq; and

•	the Post-Combination Company Board will have a number of directors and composition of directors determined in accordance with the Business Combination Agreement as of the Closing.

Conditions to Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub’s Obligations

The obligation of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate and effect the Merger and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by Parent:

•

(i) the representations and warranties of GGI related to corporate organization, due authorization, capitalization and brokers will be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), (ii) representations and warranties related to the capitalization of GGI will be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representation and warranty related to the absence of certain changes will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iv) the other representations and warranties of GGI (other than the representations and warranties related to corporate organization, due authorization, capitalization and brokers) will be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a GG Material Adverse Effect (as defined in the Business Combination Agreement);

•	the covenants and agreements of GGI contained in the Business Combination Agreement to be performed prior to the Closing will have been performed in all material respects;

•

the sum of (a) the amount in the Trust Account (after taking into account any stockholder redemptions), (b) the Sponsor Investment Amount, (c) the Volvo Cars PIPE Investment Amount and (d) the PIPE Investment Amount will be no less than $950,000,000, prior to the payment of any unpaid or contingent liabilities and fees and expenses of GGI (including, as applicable, any GGI transaction expenses) as of the Closing; and

•

GGI will have delivered, or caused to be delivered, to Polestar, ListCo and Parent a certificate, duly executed by an authorized officer of GGI, dated as of the Closing Date, to the effect that the conditions specified in the first two bullets are satisfied.

Conditions to GGI’s Obligations

The obligations of GGI to consummate and effect the Merger and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by GGI:

•

(i) certain representations and warranties of the Parent and Polestar related to corporate organization, due authorization, capitalization and brokers will be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in certain representations and warrants of the Parent and Polestar related to the capitalization of Parent, Polestar and ListCo will be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representation and warranty related to the absence of certain changes with respect to Parent and Polestar will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of Polestar, ListCo and Merger Sub (other than the representations and warranties of Parent and Polestar related to corporate organization, due authorization, capitalization and brokers, certain representations and warranties of Parent, Polestar and ListCo relating to capitalization of equity securities) will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect;

•

the covenants and agreements of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub contained in the Business Combination Agreement to be performed prior to the Closing will have been performed in all material respects;

•	the Pre-Closing Reorganization will have been completed; and

•

Parent will have delivered, or caused to be delivered, to GGI a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in the first two bullets above are satisfied.

Impact of the Business Combination on Public Float

It is anticipated that, upon consummation of the Business Combination and without giving effect to any issuance of Earn Out Shares, any exercise of Class C ADSs or ADWs or any redemptions: (i) GGI Public Stockholders will retain an ownership interest of approximately 3.8% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; (ii) the GGI Initial Stockholders (including the GGI Sponsor) will own approximately 1.0% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Sponsor Subscription Agreement); (iii) the PIPE Investors will own approximately 1.0% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; and (iv) the Parent Shareholders will own approximately 94.2% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including (a) 2.70 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement, (b) 49.80 million Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion of the Post-Combination Company Preference Shares purchased under the Volvo Cars Preference Subscription Agreement and (c) Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion at the Closing of Parent Convertible Notes).

In the event that, following the Business Combination, 159,397,500 Earn Out Shares are issued to Parent Shareholders and assuming no exercise of Class C ADSs or ADWs, no redemptions and that no additional Post-Combination Company Shares are issued between the Closing and the realization of all of the benchmark share prices in the earn out: (i) GGI Public Stockholders will retain an ownership interest of approximately 3.5% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; (ii) the GGI Initial Stockholders (including the GGI Sponsor) will own approximately 0.9% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Sponsor Subscription Agreement); (iii) the PIPE Investors will own approximately 0.9% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs; and (iv) the Parent Shareholders will own approximately 94.6% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs (including (a) 2.7 million Post-Combination Company Class A Shares in the form of Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement, (b) 49.80 million Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion of the Post-Combination Company Preference Shares purchased under the Volvo Cars Preference Subscription Agreement and (c) Post-Combination Company Class A Shares in the form of Class A ADSs following the conversion at the Closing of Parent Convertible Notes).

If a GGI Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Neither GGI nor ListCo can predict the ultimate value of the Class C ADSs or ADWs following the Closing, but assuming that 100% or 80,000,000 shares of GGI Class A Common Stock held by GGI Public Stockholders were redeemed, the 16,000,000 retained outstanding GGI Public Warrants would have an aggregate value of $[●], based on a price per GGI Public Warrant of $[●] on [●], the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [●], the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of GGI Class A Common Stock closed at $[●]. If the shares of GGI Class A Common Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming stockholders that the warrants will be exercised, which would result in immediate dilution to the non- redeeming stockholders.

In each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios as described below, the residual equity value owned by non-redeeming GGI stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share as illustrated in the sensitivity table below. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of the Post-Combination Company following the Business

Combination (including the Subscription Investments and the Volvo Cars Preference Subscription Investment), assuming no dilution from any Additional Dilution Sources, would be (a) $21,253 million in the no redemption scenario, (b) $21,203 million in the illustrative redemption scenario, (c) $21,153 million in the contractual maximum redemption scenario and (d) $20,458 million in the charter redemption limitation scenario. Additionally, the sensitivity table below sets forth (x) the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 9 through 15 below, and (y) the effective underwriting fee incurred in connection with the GGI IPO in each redemption scenario, as further described in Note 16 below.

Holders	No Redemption Scenario(1)	% of Total	Illustrative Redemption Scenario(2)	% of Total	Contractual Maximum Redemption Scenario(3)	% of Total	Charter Redemption Limitation Scenario(4)	% of Total
GGI Public Stockholders	80,000,000	3.8%	74,997,259	3.5%	69,997,441	3.3%	499,982	0.0%
GGI Initial Stockholders (including GGI Sponsor)(5)	20,616,125	1.0%	20,616,125	1.0%	20,616,125	1.0%	20,616,125	1.0%
PIPE Investors(6)	21,688,223	1.0%	21,688,223	1.0%	21,688,223	1.0%	21,688,223	1.1%
Parent Shareholders(7)	2,002,995,652	94.2%	2,002,995,652	94.5%	2,002,995,652	94.7%	2,002,995,652	97.9%

Total Post-Combination Company Shares Outstanding(8)	2,125,300,000	100%	2,120,297,258	100%	2,115,297,441	100%	2,045,799,982	100%
Total Equity Value Post-Redemptions and PIPE Investments ($ in millions)	$21,253	—	$21,203	—	$21,153	—	$20,458	—
Per Share Value	$10.00	—	$10.00	—	$10.00	—	$10.00	—

Additional Dilution Sources	No Redemption Scenario(1)	% of Total(9)	Illustrative Redemption Scenario(2)	% of Total(9)	Contractual Maximum Redemption Scenario(3)	% of Total(9)	Charter Redemption Limitation Scenario(4)	% of Total(9)
Earn Out Shares(10)	159,397,500	7.0%	159,022,294	7.0%	158,647,308	7.0%	153,434,999	7.0%
Class C ADSs and Warrants
Class C-1 ADSs or Public ADWs(11)	16,000,000	0.7%	16,000,000	0.7%	16,000,000	0.8%	16,000,000	0.8%
Class C-2 ADSs or PP ADWs (12)	9,000,000	0.4%	9,000,000	0.4%	9,000,000	0.4%	9,000,000	0.4%
Equity Incentive Plan
Equity Plan(13)	10,000,000	0.5%	10,000,000	0.5%	10,000,000	0.5%	10,000,000	0.5%
Employee Stock Purchase Plan(14)	2,000,000	0.1%	2,000,000	0.1%	2,000,000	0.1%	2,000,000	0.1%

Total Additional Dilution Sources(15)	196,397,500	8.5%	196,022,294	8.5%	195,647,308	8.5%	190,434,999	8.5%

Deferred Discount	No Redemption Scenario(1)	% of Trust Account	Illustrative Redemption Scenario(2)	% of Trust Account	Contractual Maximum Redemption Scenario(3)	% of Trust Account	Charter Redemption Limitation Scenario(4)	% of Trust Account
Effective Deferred Discount(16)	$28,000,000	3.5%	$28,000,000	3.7%	$28,000,000	4.0%	$28,000,000	560.0%

(1)

This scenario assumes that no shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders. The no redemption scenario excludes 159,397,500 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(2)

This scenario assumes that approximately 5,002,741 shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders. The illustrative redemption scenario excludes 159,022,294 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(3)

This scenario assumes that approximately 10,002,559 shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders, which, based on the amount of $800,029,249 in the Trust Account as of June 30, 2021, represents the maximum amount of redemptions that would still enable GGI to have sufficient cash to satisfy the Minimum Cash Condition. The contractual maximum redemption scenario excludes 158,647,308 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(4)

This scenario assumes that approximately 79,500,018 shares of GGI Class A Common Stock are redeemed by GGI Public Stockholders, which, based on the amount of $800,029,249 in the Trust Account as of June 30, 2021, represents the maximum amount of redemptions that would still enable GGI to have sufficient cash to satisfy the provision in the Current GGI Certificate that prohibits GGI from redeeming shares of GGI Class A Common Stock in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001. The charter redemption scenario excludes 153,434,999 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(5)	This row includes 2,149,998 Post-Combination Company Class A Shares underlying the 2,149,998 Class A ADSs to be purchased under the Sponsor Subscription Agreement.
(6)

This row excludes 2,149,998 Post-Combination Company Class A Shares underlying the 2,149,998 Class A ADSs to be purchased under the Sponsor Subscription Agreements and excludes the 2,695,652 Post-Combination Company Class A Shares underlying the 2,695,652 Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement

(7)

This row excludes Earn Out Shares that are issuable to Parent Shareholders upon the realization of all of the benchmark share prices in the earn out and includes 2,695,652 Post-Combination Company Class A Shares underlying the 2,695,652 Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement. This row includes all Post-Combination Company Class A Shares in respect of outstanding convertible notes of Parent, all of which will be converted into Post-Combination Company Class A Shares at the Closing and 49,803,900 Post-Combination Company Class A Shares in respect of Post-Combination Company Preference Shares to be purchased by Snita upon and subject to the Closing under the Volvo Cars Preference Subscription Agreement, all of which are currently contemplated to be converted into Post-Combination Company Class A Shares at Closing.

(8)

This row excludes Earn Out Shares and the Post-Combination Class A Shares underlying the Class C ADSs and ADWs into which GGI Warrants will convert, depending on whether the Warrant Amendment Proposal is approved.

(9)

The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the illustrative redemption scenario, the Percentage of Total with respect to the Employee Stock Purchase Plan would be calculated as follows: (a) 2,000,000 Post-Combination Company Class A Shares issued pursuant to the Employee Stock Purchase Plan (reflecting 0.09% of the total number of shares of Post-Combination Company Shares outstanding as of immediately following the Closing); divided by (b) (i) 2,120,297,259 Post-Combination Company Shares (the number of shares outstanding prior to any issuance pursuant to the Employee Stock Purchase Plan) plus (ii) 2,000,000 Post-Combination Company Class A Shares issued pursuant to the Employee Stock Purchase Plan.

(10)

This row assumes 159,397,500, 159,022,294, 158,647,308 and 153,434,999 Earn Out Shares are issued, assuming the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, respectively, and assumes that no additional Post-Combination Company Shares are issued between the Closing and the realization of all of the benchmark share prices in the earn out. The total number of Earn Out Shares issuable to Parent Shareholders is partially determined by the number of issued and outstanding Post-Combination Company Shares as of immediately after the Effective Time. Total outstanding Percentages in this row represent (a) the foregoing Earn Out Share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 159,397,500, 159,022,294, 158,647,308 or 153,434,999 Post-Combination Company Shares, assuming the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, respectively. Approximately 15.2% of the Earn Out Shares will be issued as Post-Combination Company Class A Shares, while the remaining 84.8% of the Earn Out Shares will be issued as Post-Combination Company Class B Shares. Each Post-Combination Company Class B Share will entitle the holder thereof to 10 votes per share.

(11)

This row assumes exercise of Class C-1 ADSs or Public ADWs to purchase 16,000,000 Post-Combination Company Class A Shares (following the conversion of GGI Public Warrants into Class C-1 ADSs in the event the Warrant Amendment Proposal is approved or Public ADWs in the event the Warrant Amendment Proposal is not approved). Percentages in this row represent (a) the 16,000,000 Post-Combination Company Class A Shares underlying the Class C-1 ADSs or Public ADWs divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 16,000,000 Post-Combination Company Class A Shares underlying the Class C-1 ADSs or Public ADWs.

(12)

This row assumes exercise of Class C-2 ADSs or PP ADWs to purchase 9,000,000 Post-Combination Company Class A Shares (following the conversion of GGI Private Placement Warrants into Class C-2 ADSs in the event the Warrant Amendment Proposal is approved or PP ADWs in the event the Warrant Amendment Proposal is not approved). Percentages in this row represent (a) the 9,000,000 Post-Combination Company Class A Shares underlying the Class C-2 ADSs or PP ADWs divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 9,000,000 Post-Combination Company Class A Shares underlying the Class C-2 ADSs or PP ADWs.

(13)

This row assumes the issuance of all Post-Combination Company Class A Shares reserved for issuance under the Equity Plan at Closing, which equals 10,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. Percentages in this row represent (a) 10,000,000, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 10,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. The Equity Plan provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.5% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the Post-Combination Company Board. For additional information, please see “Management of the Post-Combination Company—Compensation Arrangements after the Business Combination—Equity Plan.”

(14)

This row assumes the issuance of all Post-Combination Company Class A Shares reserved for issuance under the Employee Stock Purchase Plan at Closing, which equals 2,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. Percentages in this row represent (a) 2,000,000, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 2,000,000 Post-Combination Company Class A Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios. The Employee Stock Purchase Plan provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.1% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the Post-Combination Company Board. For additional information, please see “Management of the Post-Combination Company—Compensation Arrangements after the Business Combination—Employee Stock Purchase Plan.”

(15)

This row assumes the issuance of all Post-Combination Company Shares in connection with each of the Additional Dilution Sources, as described further in Notes 9 through 14 above, which equals 196,397,500 Post-Combination Company Shares in the no redemption scenario, 196,022,294 Post-Combination Company Shares in the illustrative redemption scenario, 195,647,308 Post-Combination Company Shares in the contractual maximum redemption scenario or 190,434,999 Post-Combination Company Shares in the charter redemption limitation scenario, in each case, following the Closing. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Post-Combination Company Shares Outstanding” plus (ii) 196,397,500 Post-Combination Company Shares in the no redemption scenario, 196,022,294 Post-Combination Company Shares in the illustrative redemption scenario, 195,647,308 Post-Combination Company Shares in the contractual maximum redemption scenario or 190,434,999 Post-Combination Company Shares in the charter redemption limitation scenario.

(16)	Reflects the Deferred Discount of $28,000,000 incurred in connection with the GGI IPO.

The foregoing table is provided for illustrative purposes only and there can be no assurance that the AD securities will trade at the illustrative per share values set forth therein, regardless of the levels of redemption.

For more information, please see the sections titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Background of the Business Combination

GGI is a blank check company incorporated as a Delaware corporation on December 21, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of a search for a potential business combination utilizing the networks, industry experience and investing and operating experience of GGI’s management team, the GGI Board, representatives of GGI and representatives of The Gores Group, an affiliate of the GGI Sponsor. The terms of the Business Combination were the result of extensive negotiations between, with respect to GGI, GGI’s management team, representatives of GGI and representatives of The Gores Group acting on behalf of GGI (under the oversight of GGI’s independent directors) and, with respect to Polestar, representatives of Polestar. The following is a brief summary of the background of these negotiations, the Business Combination and related transactions.

Prior to the consummation of the GGI IPO, neither GGI, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with GGI.

After the consummation of the GGI IPO, representatives of GGI, the GGI Sponsor and The Gores Group on behalf of GGI commenced an active search for prospective businesses and assets for GGI to acquire. Additionally, representatives of GGI, the GGI Sponsor and The Gores Group contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

In evaluating potential businesses and assets for which blank check companies sponsored by affiliates of The Gores Group might be interested in acquiring, The Gores Group generally surveys the landscape of potential acquisition opportunities based on their knowledge of, and familiarity, with the M&A marketplace. In general, The Gores Group and its affiliates look for acquisition targets that are (i) of a size relevant to the public marketplace, which The Gores Group generally views as companies with an enterprise value of at least $1.5 billion, and (ii) positioned, operationally and financially, to be successful as a public company. The Gores Group further looks for those transactions that it believes, if entered into, would be well received by the public markets. In particular, The Gores Group generally seeks to identify companies that (a) have an existing strong management team, (b) are positioned for growth, and (c) have the potential to generate significant cash flow. The Gores Group also seeks to identify companies that it believes would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. The Gores Group generally applies this criteria when evaluating potential targets. This approach is consistent with the approach that GGI and representatives of The Gores Group, acting on behalf of GGI, took to evaluate potential businesses for GGI’s initial business combination. The GGI Charter provides that the doctrine of corporate opportunity does not apply with respect to any of GGI’s directors or officers unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of GGI and such opportunity is one GGI is legally and contractually permitted to undertake and would otherwise be reasonable for GGI to pursue. GGI does not believe that this provision impacted GGI’s search for prospective business combination targets.

Following the GGI IPO, GGI’s management, representatives of GGI, the GGI Sponsor and The Gores Group:

•

considered and conducted an analysis of nine potential acquisition targets (other than Polestar) (the “Other Potential Targets”), entering into non-disclosure agreements with three of the Other Potential Targets on customary terms and which did not contain standstill provisions; and

•	ultimately decided not to engage in due diligence or detailed negotiations with any of the Other Potential Targets or their representatives.

The three Other Potential Target businesses that GGI entered into non-disclosure agreements with included (i) a health and wellness company (“Company A”), (ii) an automotive artificial intelligence computing platform company (“Company B”), and (iii) a construction chemicals company (“Company C”).

As part of its regular evaluation of potential acquisition targets, the GGI Board and GGI’s management team generally discuss, on a monthly basis, the status of discussions with various acquisition targets. These updates generally address the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when GGI was evaluating various acquisition targets.

GGI entered into a non-disclosure agreement with Company A on March 26, 2021. GGI decided to not pursue an opportunity with Company A because the parties were unable to reach an agreement on preliminary principal terms, including, but not limited to, the valuation and capital needs of Company A. GGI entered into a non-disclosure agreement with Company B on May 24, 2021. GGI decided to not pursue an opportunity with Company B because GGI decided it was no longer interested in pursuing the opportunity. GGI entered into a non-disclosure agreement with Company C on June 1, 2021. GGI ultimately decided to not progress with Company C when discussions between GGI and Polestar progressed sufficiently, such that GGI decided to focus efforts towards a potential business combination with Polestar.

On May 25, 2021, representatives of The Gores Group were contacted by representatives of Citigroup, Polestar’s financial advisor, to discuss a potential business combination involving Polestar. As part of those discussions, GGI and Polestar agreed to negotiate a non-disclosure agreement and establish next steps with respect to a potential business combination. Following those discussions, representatives of The Gores Group acting on behalf of GGI provided a draft customary non-disclosure agreement to representatives of Polestar.

On May 27, 2021, GGI and Polestar executed a customary non-disclosure agreement, pursuant to which, among other things, GGI agreed to hold certain information furnished to it by Polestar in confidence.

On June 8, 2021, representatives of The Gores Group acting on behalf of GGI as well as representatives of Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to GGI, met with Mr. Thomas Ingenlath,

Chief Executive Officer of Polestar, and other members of Polestar’s management team, to introduce the parties and discuss Polestar’s business and future prospects.

On June 11, 2021, representatives of The Gores Group acting on behalf of GGI as well as representatives of Deutsche Bank met with certain members of the Polestar management team to discuss certain financial information and projections provided by Polestar, including the assumptions, forecasts and key drivers underlying such financial information and projections, and to discuss general due diligence topics in connection with pursuing a potential business combination.

On June 14, 2021, representatives of The Gores Group, acting on behalf of GGI, determined that pursuing a potential business combination with Polestar was advisable and thereafter delivered a proposed letter of intent and term sheet to representatives of Polestar (the “Preliminary Proposal”). The Preliminary Proposal contemplated, among other things, (i) implied equity consideration of approximately $22.6 billion, (ii) fully committed additional equity capital from private investors in connection with the potential business combination (the “Potential Private Placement”) ranging from $250 million to $770 million, (iii) that the GGI Sponsor and one or more of its related investors would commit 10% to 25% of the Potential Private Placement (iv) earn out shares in the post-combination company equal to 6.0% of the post-combination company shares, issuable in four equal tranches over a five-year period starting from 180 days following the closing of the potential business combination, if the public trading price of the post-combination company shares equaled or exceeded $13.00, $15.50, $18.00 and $20.50 for 20 trading days within any 30-day trading period during such five-year period and (v) that the post-combination company would be structured as a newly formed foreign private issuer.

On June 17, 2021, representatives of Polestar provided representatives of GGI with revisions to the term sheet, which contemplated, among other things, (i) implied equity consideration of an amount to be determined, (ii) a Potential Private Placement of $450 million, (iii) that the GGI Sponsor and one or more of its related investors would commit $112.5 million to the Potential Private Placement, (iv) that any portion of the amount committed by the GGI Sponsor and one or more of its related investors not used for the Potential Private Placement would be used to backstop redemptions of Public Stockholders and (v) that the earn out shares in the post-combination company, equal to 7.5% of the post-combination company shares, would be issuable in three equal tranches over a ten-year period starting from the closing of the potential business combination, if the public trading price of the post-combination company shares equaled or exceeded $12.50, $15.00 and $17.50 for 20 trading days within any 30-day trading period during such ten-year period.

On June 18, 2021, representatives of GGI, acting on behalf of GGI, provided representatives of Polestar with revisions to the term sheet, which contemplated, among other things, (i) implied equity consideration of $26.003 billion and (ii) that the earn out shares would be issuable in five equal tranches over a five-year period starting from 180 days following the closing of the potential business combination, if the public trading price of the post-combination company shares equaled or exceeded $13.00, $15.50, $18.00, $20.50 and $23.00 for 20 trading days within any 30-day trading period during such five-year period.

On June 22, 2021, representatives of Polestar provided representatives of GGI with revisions to the term sheet, which contemplated, among other things, (i) that the post-combination company would be structured as a newly formed foreign private issuer incorporated in Hong Kong and (ii) that the post-combination company would have a dual class voting structure where certain existing Polestar shareholders would hold shares in the post-combination company entitling such shareholders to 10 votes per share.

On June 23, 2021 GGI contacted KPMG, GGI’s independent registered public accounting firm, to discuss the retention of KPMG in connection with the potential business combination, including to conduct accounting and tax due diligence of Polestar and provide tax structuring advice. GGI formally engaged KPMG to provide such services thereafter.

Additionally on June 23, 2021, GGI and Polestar executed the negotiated term sheet (the “Term Sheet”). The Term Sheet contemplated, among other things, (i) implied equity consideration of $26.003 billion, (ii) fully committed funds from a Potential Private Placement for a minimum of $450 million, (iii) that the GGI Sponsor and one or more of its related investors would commit $112.5 million to the Potential Private Placement, (iv) that any portion of the amount committed by the GGI Sponsor and one or more of its related investors not used for the Potential Private Placement would be used to backstop redemptions of Public Stockholders, (v) that earn out shares, equal to 7.5% of the post-combination company shares, would be issuable in five equal tranches over a five-year period starting from 180 days following the closing of the potential business combination, if the public trading price of the post-combination company shares equaled or exceeded $13.00, $15.50, $18.00, $20.50 and $23.00 for 20 trading days within any 30-day trading period during such five year period, (vi) that the post-combination company would be structured as a newly formed foreign private issuer in Hong Kong and (vii) that the post-combination company would have a dual class voting structure where certain existing Polestar shareholders would hold shares in the post-combination company entitling such shareholders to 10 votes per share. The Term Sheet also contemplated an exclusivity period through August 22, 2021 (the “Term Sheet Exclusivity Period”). During the negotiations of the Term Sheet, GGI did not consider financing arrangements other than a Potential Private Placement involving the private placement of equity securities, as The Gores Group believes that cash generated from additional equity invested at the time of the consummation of a potential business combination is preferable to other financing arrangements, based on the experience of the GGI Sponsor and The Gores Group in transactions of this nature and such entities’ relationships with potential equity investors.

Following execution of the Term Sheet, during the remainder of the week of June 23, 2021, representatives of GGI, KPMG and Weil, Gotshal & Manges LLP (“Weil”), counsel to GGI with respect to the potential business combination, and representatives of Polestar and Citigroup, financial advisor to Polestar, and Kirkland & Ellis LLP (“K&E”), counsel to Polestar, had multiple conversations regarding advancing work streams for the potential business combination. Also during that week, representatives of Weil and K&E convened a meeting to discuss initial legal work streams in connection with the potential business combination, including the drafting of legal documents, commencing legal due diligence and the timeline of the potential business combination. Also that week, representatives of GGI, including Weil and Hannes Snellman, counsel to GGI, commenced diligence on Polestar. During the weeks that followed, representatives of GGI, KPMG, Weil, Polestar and K&E engaged in numerous discussions regarding due diligence matters.

On June 24, 2021, Mr. Alec Gores, on behalf of GGI, met with Mr. Håkan Samuelsson, Chief Executive Officer and Chairman of the Executive Board of Volvo Cars, to introduce the parties and discuss Volvo Cars’ interests regarding the potential business combination with Polestar.

On July 6 and 7, 2021, representatives of The Gores Group acting on behalf of GGI, held meetings with certain members of Polestar’s management team, including Mr. Ingenlath, Ms. Carla De Geyseleer, a Polestar board member, and Mr. Samuelsson to discuss various diligence topics related to Polestar’s business, including Polestar’s business model, growth prospects and strategy as well as to discuss overall timing of the potential business combination.

On July 7, 2021, Mr. Gores, on behalf of GGI, met with Mr. Ingenlath, Ms. De Geyseleer, Mr. Samuelsson and Mr. Björn Annwall, Chief Financial Officer of Volvo Cars, to continue to discuss Volvo Cars’ interests regarding the potential business combination with Polestar.

From July 12, 2021 through September 26, 2021, representatives of The Gores Group, including Mr. Gores, acting on behalf of GGI, met periodically with Mr. Samuelsson, Mr. Annwall, Ms. De Geyseleer and Mr. Ingenlath to discuss the process of the potential business combination.

On July 15, 2021, K&E provided an initial draft of the Business Combination Agreement to Weil. The initial draft of the Business Combination Agreement contemplated, among other things: (i) formation of a new listco in

Hong Kong, which would be a foreign private issuer and constitute the post-combination company, together with a merger of a newly formed merger subsidiary of the post-combination company with and into GGI; (ii) that Parent would effect a pre-closing reorganization; (iii) no survival of the representations, warranties and covenants contained therein and, relatedly, no post-Business Combination stockholder indemnity; (iv) earnout shares issuable pursuant to certain previously agreed upon milestones related to the public trading price of shares of the post-combination company; (v) no adjustment to the merger consideration for post-Business Combination working capital, cash or indebtedness; (vi) covenants regarding claims against GGI’s trust account; and (vii) a Potential Private Placement with an amount to be determined.

From July 15, 2021 through September 26, 2021, representatives of Weil and K&E negotiated the terms of, and exchanged several drafts of, the definitive agreements for the potential business combination, including the Business Combination Agreement. In addition, during this same period, representatives of GGI, Polestar, Weil and K&E conducted various virtual and telephonic conferences to discuss, negotiate and resolve the open issues related to the potential business combination.

On July 22, 2021, Mr. Mark Stone, GGI’s Chief Executive Officer, met with Mr. Ingenlath, other members of Polestar’s management team and Ms. De Geyseleer to discuss general due diligence topics in connection with the potential business combination as well as general timing considerations of the potential business combination.

On July 22, 2021, GGI executed placement agent agreements with each of Guggenheim Securities, LLC (“Guggenheim Securities”) Morgan Stanley & Co. LLC (“Morgan Stanley”), Deutsche Bank and Citigroup Global Markets Inc. (“Citigroup”) to serve as co-placement agents in connection with the Potential Private Placement. Thereafter, representatives of GGI, Deutsche Bank and Citigroup began the preparation of the investor presentation with respect to the Potential Private Placement. Morgan Stanley, Citigroup and Deutsche Bank also acted as underwriters in the GGI IPO and will collectively forfeit $28,000,000 in deferred commissions in the event an initial business combination is not completed by GGI by March 25, 2023.

On July 22 and 23, 2021, the GGI Board received presentations from two investment banks regarding an engagement as financial advisor to GGI to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by GGI’s stockholders in the potential business combination, in which representatives of The Gores Group, Guggenheim, and Weil participated by invitation of the GGI Board. After considering the presentations from both investment banks, the independent directors of the GGI Board decided to select Barclays Capital Inc. (“Barclays”) for such engagement, subject to confirmation that Barclays did not have any disabling conflicts with respect to the potential business combination.

On July 25, 2021, representatives of The Gores Group, including Mr. Gores, acting on behalf of GGI, met with Mr. Li Shufu, founder and Chairman of Geely, Mr. Daniel Li, Chief Executive Officer of Geely and Ms. De Geyseleer to introduce the parties and discuss the potential business combination.

From July 28, 2021 through August 12, 2021, representatives of GGI, Guggenheim Securities, Morgan Stanley, Deutsche Bank and Citigroup and members of Polestar’s management team held meetings with potential investors in the Potential Private Placement to discuss the terms of the potential business combination and details surrounding the Potential Private Placement. Each potential investor was informed in advance that the information that would be discussed may constitute material non-public information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of GGI or using the information for purposes other than such potential investor’s investment in connection with the potential business combination. During the meetings, representatives of GGI, Guggenheim Securities, Morgan Stanley, Deutsche Bank and Citigroup and members of Polestar’s management team reviewed with potential investors certain information regarding Polestar and the post-combination company, including certain financial projections regarding Polestar.

From August 13, 2021 through September 4, 2021, representatives of GGI, The Gores Group, acting on behalf of GGI, Polestar and Volvo Cars met periodically to discuss various aspects of the potential business combination in light of valuation and market environment feedback from certain potential investors in the Potential Private Placement. In particular, the parties discussed (i) the potential for an adjustment of the valuation of Polestar to reflect implied equity consideration of $20 billion, (ii) an adjustment in the aggregate amount raised pursuant to the Potential Private Placement, (iii) the potential for adjustments to the equity commitments of GGI and (iv) a potential equity commitment from Volvo Cars.

On August 19, 2021, the GGI Board held a meeting telephonically in which representatives of GGI, The Gores Group, Guggenheim and Weil were also in attendance by invitation of the GGI Board. During this meeting, representatives of GGI provided the GGI Board with an update on the status of the discussions with respect to the potential business combination with Polestar, including discussions on Polestar’s business model, management, growth potential and competition as well as an update of the Potential Private Placement. Additionally, representatives of GGI summarized for the GGI Board a call with Morgan Stanley regarding the China market and the electric vehicle sector generally as well as valuations related thereto.

Also on August 19, 2021, K&E circulated a draft letter agreement pursuant to which GGI and Polestar agreed to extend the Term Sheet Exclusivity Period until September 30, 2021, which was formally executed on August 20, 2021.

From August 19, 2021 through September 3, 2021, representatives of GGI and representatives of Polestar held numerous discussions related to the structuring of the potential business combination, including that the post-combination company would be structured as a foreign private issuer incorporated in the United Kingdom (in lieu of Hong Kong).

On or around September 1, 2021, representatives of K&E contacted representatives of Weil to discuss certain tax implications with respect to the issuance of Post-Combination Company Warrants in exchange for GGI Warrants in the potential business combination. To mitigate the impact of such implications, representatives of K&E and Weil discussed a proposed amendment to the terms of the GGI Warrants to provide that the GGI Warrants would convert upon the closing of the potential business combination into preferred shares of the post-combination company, exercisable for Class A ordinary shares of the post-combination company on terms substantially similar to the GGI Warrants.

From September 5, 2021 through September 7, 2021, representatives of GGI, The Gores Group, acting on behalf of GGI, Polestar and Volvo Cars held numerous discussions regarding next steps to address the feedback received from certain potential investors in the Potential Private Placement. As a result of these discussions, GGI and Polestar revised the valuation of Polestar to reflect (i) implied equity consideration of approximately $20 billion, (ii) a fully committed Potential Private Placement of $250 million, (iii) that Volvo Cars would commit $100 million in the Potential Private Placement and (iv) that the GGI Sponsor and one or more of its related investors would commit to backstop any uncommitted amounts of the Potential Private Placement.

From September 8, 2021 through September 21, 2021, representatives of GGI, Guggenheim Securities, Morgan Stanley, Deutsche Bank and Citigroup and members of Polestar’s management team continued to hold meetings with potential investors in the Potential Private Placement to discuss the terms of the potential business combination and details surrounding the Potential Private Placement. The updated valuation agreed to between GGI and Polestar, reflecting implied equity consideration of approximately $20 billion, was communicated to potential investors in the Potential Private Placement. The feedback and responses received from potential investors regarding a potential business combination between GGI and Polestar at the adjusted valuation were generally positive.

On September 9, 2021, Barclays provided a written memo to the GGI Board disclosing certain relationships between Barclays and GGI, Polestar, Volvo Cars and Geely.

On September 9, 2021, K&E provided a revised draft of the Business Combination Agreement to Weil. The revised draft of the Business Combination Agreement contemplated, among other things (i) that Volvo Cars or its affiliate would subscribe for certain convertible preferred shares of the post-combination company (the “Potential Preference Shares”) concurrently with the closing of the potential business combination, (ii) the formation of a new listco in the United Kingdom, which would be a foreign private issuer and constitute the post-combination company, together with a merger of a newly formed merger subsidiary of the post-combination company with and into GGI, (iii) that Parent would effect a pre-closing reorganization that would result in Polestar Singapore and Polestar Sweden becoming a wholly owned subsidiaries of the post-combination company and (iv) the percentage dilution of the proposed equity plan.

On September 10, 2021, K&E circulated a term sheet with proposed terms for the Potential Preference Shares. The term sheet contemplated a contribution by Volvo Cars in the post-combination company of $500 million for Potential Preference Shares, which would mandatorily convert into Class A ordinary shares of the post-combination company, but only to the extent that Volvo Cars (alone or taken together with all other entities controlled by Geely), after such conversion holds, directly or indirectly, less than 50% of the outstanding voting power of the post-combination company. The term sheet also contemplated that proceeds of such subscription will be used to satisfy certain accounts payable that are or will be due and payable by certain subsidiaries of Parent to Volvo Cars.

On September 14, 2021, Weil circulated a further revised draft of the Business Combination Agreement to K&E. The revised draft of the Business Combination Agreement contemplated that GGI would solicit the requisite approval from GGI warrant holders to amend the terms of the GGI Warrants, and provided that in the event the requisite warrant holder approval is obtained, the GGI Warrants would convert into preferred shares of the post-combination company exercisable for Class A ordinary shares of the post-combination company on terms substantially similar to the GGI Warrants. In the event the requisite warrant holder approval is not obtained, the GGI Warrants would be converted into an American depository warrant of the post-combination company, issued against the deposit of an underlying warrant exercisable for Class A ordinary shares of the post-combination company.

On September 17, 2021, the GGI Board held a meeting telephonically in which representatives of GGI, Weil and Barclays were also in attendance by invitation of the GGI Board. Representatives of Barclays reviewed with the GGI Board the outstanding information required to complete its financial analyses and an overview of the electric vehicle sector. Also at the GGI Board meeting, the GGI Board considered the matters set forth in Barclays’ relationship disclosure memo and determined, in its business judgment, that none of the matters set forth in Barclays’ independence disclosure letter would impact Barclays’ independence with respect to the potential business combination. Accordingly, the GGI Board unanimously approved the engagement of Barclays as financial advisor to GGI to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by GGI’s stockholders in the potential business combination. An engagement letter with Barclays was formally executed on the same day.

On September 25, 2021, the GGI Board held a meeting telephonically in which representatives of The Gores Group, Weil, Guggenheim, Davis Polk & Wardwell LLP, as counsel to Guggenheim Partners, LLC and Barclays were also in attendance. Representatives of Barclays reviewed with the GGI Board its financial analysis of the merger consideration to be received by holders of shares of GGI Class A Common Stock, other than the GGI Sponsor and its affiliates (the “Excluded Holders”) and delivered to the GGI Board its opinion to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Class A Share Merger Consideration to be received by the holders of shares of GGI Class A Common Stock, other than the Excluded Holders, in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization, was fair to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders. Thereafter, representatives of Weil reviewed with the GGI Board the structure and terms of the Business Combination, including the Business Combination Agreement and other definitive agreements, copies of which were provided to the GGI Board in advance of the meeting. The GGI Board also discussed potential issues and the relative likelihood of risks that may arise with respect to the People’s Republic of China in relation to Polestar and the potential business combination. The GGI Board concluded that the potential business combination with Polestar was the best potential business combination for GGI based on its evaluation of Polestar and other potential acquisition targets. In reaching this conclusion, the GGI Board took into account the criteria utilized by GGI to evaluate acquisition opportunities, and determined that the potential business combination met such criteria and was being accomplished under terms attractive to GGI and its stockholders. After discussion and upon a motion duly made and seconded, the GGI Board unanimously resolved that, among other things, the following be approved: (i) the Business Combination Agreement, (ii) each of the Related Agreements, (iii) the Business Combination and (iv) the Potential Private Placement.

On the morning of September 27, 2021, the parties executed the Business Combination Agreement and other documentation related thereto and the PIPE Investors, the GGI Sponsor and the Volvo Cars Preference Subscriber executed the Subscription Agreements.

Following the execution of the Business Combination Agreement, on September 27, 2021 and before the stock market opened in the United States, GGI and Polestar issued a joint press release announcing the execution of the Business Combination Agreement.

Following the execution of the Business Combination Agreement, certain affiliates of The Gores Group, on behalf of GGI Sponsor and Snita, contacted certain potential investors, including certain affiliates and employees of The Gores Group, that were previously contacted in connection with the PIPE Investment (the "Contacted PIPE Investors") to discuss a potential assignment of GGI Sponsor’s and Snita’s commitment to purchase Class A ADSs under the Sponsor Subscription Agreement and the Volvo Cars PIPE Subscription Agreement, respectively. In addition, The Gores Group, acting on behalf of GGI, and Polestar discussed potential amendments to the Business Combination Agreement to reflect such assignments. During the weeks of December 6, 2021 and December 13, 2021, Weil and K&E exchanged drafts of an amendment to the Business Combination Agreement and certain Related Agreements to reflect the assignment of a portion of GGI Sponsor’s and Snita’s PIPE Investment to the Contacted PIPE Investors and certain other administrative amendments (the ”Transaction Amendments”). On December 17, 2021, the GGI Board unanimously approved the Transaction Amendments, and the parties thereto subsequently executed the Transaction Amendments on the same day.

Recommendation of the GGI Board and Reasons for the Business Combination

GGI was formed for the purpose of effecting an initial business combination with one or more businesses. GGI sought to do this by utilizing the networks and industry experience of both the GGI Sponsor and the GGI Board to identify and consummate an initial business combination with one or more businesses within or outside of the United States, although GGI was not limited to a particular industry or sector.

In particular, the GGI Board considered the following positive factors, although not weighted or in any order of significance:

•

Competitive Advantage in the Fast Growing EV Industry. The GGI Board took into account that Polestar already has a global market presence in the Electric Vehicle (“EV”) industry, favorably positioning Polestar to capitalize on the highest pockets of growth in a rapidly accelerating EV market. Specifically, the GGI Board considered that Polestar currently operates in 14 markets across three continents and that Polestar already has two award winning cars on the road, including the 47 awards Polestar 2 had won as of the signing of the Business Combination Agreement. The GGI Board also recognized that Polestar is one of only two global premium pure play EV companies already in mass production.

•

Focus on Design, Performance, Technology and Sustainability. The GGI Board noted that Polestar’s focus on design, performance, technology, and sustainability differentiates Polestar from other EV companies.

•	Ability to Leverage Strategic Partnerships. The GGI Board considered that Polestar’s ability to leverage partnerships with Volvo Cars and Geely in areas such as manufacturing, procurement, safety testing, customer delivery and after-sales support both de-risks Polestar’s ability to execute on its business plan and allows Polestar to focus more of its efforts on core areas of differentiation, such as avant-garde designs, sports-oriented performance, rapid adoption of latest technologies and development of industry-leading sustainability solutions. The GGI Board also noted that Polestar’s contract manufacturing arrangements with Volvo Cars and Geely allow Polestar to immediately benefit from operating leverage, have contracted access to production capacity required to execute its business plan, and maintain an asset-light operating model with less capital intensity than other OEMs.

•

Significant, Long-Term Growth Potential. The GGI Board took into account Polestar’s anticipated growth, with Polestar expecting to enter a period of rapid growth starting with the launch of its first premium electric SUV, the Polestar 3, in 2022. The GGI Board further noted Polestar’s plans to launch production of three new models by 2024, and to expand its global distribution footprint to approximately 30 markets by 2023 with over 150 locations and 800 service points. Additionally, the GGI Board noted that with Polestar’s planned launch of its three additional models, Polestar is expected to capture a substantial majority of the premium/luxury market.

•

Proven Leadership Team with Deep Technology, Operations and Electric Vehicle Experience. The GGI Board noted that the Polestar management team has deep technology, operations and EV experience, and that the Polestar management team is expected to remain with the Post-Combination Company upon the Closing. Additionally, the GGI Board believes that Polestar’s proven management team and strategy will help enable Polestar to deliver continued strategic growth.

•

Opinion of GGI’s Financial Advisor. The GGI Board took into account the opinion of Barclays, dated September 25, 2021, to the GGI Board to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Class A Share Merger Consideration to be received by the holders of shares of GGI Class A Common Stock, other than the GGI Sponsor and its affiliates (the “Excluded Holders”), in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization, is fair to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders, as more fully described under the caption “The Business Combination—Opinion of GGI’s Financial Advisor.”

•

Other Alternatives. The GGI Board believed, after a review of other business combination opportunities reasonably available to GGI, that the proposed Business Combination represents the best potential business combination for GGI based on its evaluation of Polestar and other potential acquisition targets.

•	Due Diligence. The GGI Board took into account the results of its due diligence investigation of Polestar conducted by GGI’s management team and GGI’s financial and legal advisors.

•

Stockholder Approval. The GGI Board considered the fact that, in connection with the Business Combination, GGI stockholders have the option to (i) remain shareholders of the Post-Combination Company, (ii) sell their shares of GGI Class A Common Stock or (iii) redeem their shares of GGI Class A Common Stock for the per share amount held in the Trust Account pursuant to the terms of the Current GGI Certificate.

•	Negotiated Terms of the Business Combination Agreement. The GGI Board considered the terms and conditions of the Business Combination Agreement and the Business Combination.

•

Governance of the Post-Combination Company. The GGI Board evaluated the governance profile of the Post-Combination Company that was agreed upon in connection with the negotiation of the other terms and conditions of the Business Combination, including the requirement that, for the three years following the Closing, the Post-Combination Company Board must be comprised of a majority of independent directors. However, the Post-Combination Company may, as a controlled company under Nasdaq listing rules, avail itself of the exemption from having a board of directors that consists of a majority of independent directors after such three year period. See “Management of the Post-Combination Company-Controlled Company.”

•

Independent Director Role. The GGI Board is comprised of a majority of independent directors who are not affiliated with the GGI Sponsor and its affiliates, including The Gores Group and Gores Guggenheim. In connection with the Business Combination, GGI’s independent directors, Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem, took an active role in evaluating the proposed terms of the Business Combination, including the Business Combination Agreement, the Related Agreements and the amendments to the Current GGI Certificate to take effect in connection with the Business Combination, and unanimously approved, as members of the GGI Board, the Business Combination Agreement and the Business Combination.

The GGI Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Stockholder Vote. The risk that GGI stockholders may fail to provide the votes necessary to effect the Business Combination.

•

Redemption Risk. The risk that a significant number of GGI stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Current GGI Certificate, which may potentially make the Business Combination more difficult to complete.

•	Closing Conditions. The fact that consummation of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GGI’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Liquidation of GGI. The risks and costs to GGI if the Business Combination is not completed, including the risk of diverting GGI’s management’s focus and resources from other initial business combination opportunities, which, if the Business Combination is not consummated, could result in GGI being unable to effect an initial business combination by March 25, 2023 and force GGI to liquidate and the GGI Public Warrants to expire worthless.

•

GGI Public Stockholders Holding a Minority Position in the Post-Combination Company. The risk that GGI Public Stockholders will hold a minority position in the Post-Combination Company (approximately 3.8% of the Post-Combination Company Shares by virtue of their ownership of Class A ADSs, assuming the no redemption scenario and excluding the impact of the exercise of any Class C ADSs or ADWs), which may reduce the influence that GGI’s current stockholders have on the management of Polestar.

•	Risks Related to Polestar’s Business in China. The risks associated with Polestar’s reliance on manufacturing facilities based in China and its strategy to grow its business in China.

•

Risks Related to Polestar’s Partnerships. The risks associated with Polestar being unable to maintain agreements or partnerships with its existing strategic partners, including Geely and Volvo Cars, or enter into new agreements or partnerships.

•

Other Risks. Various other risks associated with the Business Combination, the business of Polestar and ownership of the Post-Combination Company’s shares described under the section titled “Risk Factors.”

In addition to considering the factors described above, the GGI Board also considered that:

•

Interests of Certain Persons. Some of GGI’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of

GGI’s stockholders (see “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of the GGI Initial Stockholders and GGI’s Directors and Officers”). GGI’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the GGI Board, the Business Combination Agreement and the Business Combination.

The GGI Board concluded that the potential benefits it expected GGI and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the GGI Board unanimously determined that the Business Combination Agreement and the Business Combination, were advisable, fair to, and in the best interests of GGI and its stockholders.

Certain Engagements in Connection with the Business Combination and Related Transactions

Citigroup Global Markets Inc. (“Citigroup”) was engaged by Polestar as exclusive financial advisor to Polestar and is acting as a placement agent in connection with the Subscription Investments. Deutsche Bank Securities Inc. (“Deutsche Bank”) is acting as financial advisor and lead capital markets advisor to GGI. Morgan Stanley & Co. LLC (“Morgan Stanley”), Guggenheim Securities, LLC (“Guggenheim Securities”) and Barclays Capital Inc. (“Barclays”) are acting as financial advisors to GGI. Each will receive compensation in connection with their respective engagements.

In addition, each of Deutsche Bank, Guggenheim Securities and Morgan Stanley was engaged by GGI as a co-placement agent with Citigroup in connection with the Subscription Investments, and each of Deutsche Bank, Guggenheim Securities, Morgan Stanley and Citigroup will receive fees and expense reimbursement in connection therewith. Pursuant to engagement letters between GGI and each of the four placement agents, each of Deutsche Bank, Guggenheim Securities, Morgan Stanley and Citigroup will receive transaction fees equal in the aggregate to 3% of the gross proceeds raised by the placement agents in connection with the Subscription Investments, subject to the terms and conditions of their respective engagement letters with GGI. Based on an anticipated $67.5 million to be raised by the placement agents in the Subscription Investment (through the PIPE Investments), it is anticipated that each placement agent will receive an equal portion of an aggregate of $2.03 million. The Deferred Discount payable in connection with the consummation of the Business Combination will remain constant and will not be adjusted based on the number of shares that are redeemed. As such, the deferred underwriting fee would represent approximately 3.5%, 3.7%, 4.0% and 560.0% of the value of the cash remaining in the Trust Account assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively (based on Trust Account balances of $800,029,249, $750,000,010, $700,000,002 and $5,000,003 in the no redemption scenario, illustrative redemption scenario, contractual maximum redemption scenario and charter redemption limitation scenario, respectively).

In addition, each of Citigroup, Deutsche Bank, Guggenheim Securities and Morgan Stanley (together with their respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, each of Citigroup, Deutsche Bank, Guggenheim Securities and Morgan Stanley and their respective affiliates has provided various investment banking and/or other commercial dealings unrelated to the Business Combination to GGI, Polestar and their respective affiliates, and has received customary compensation in connection therewith. In addition, each of Citigroup, Deutsche Bank, Guggenheim Securities and Morgan Stanley and their respective affiliates may provide investment banking and other commercial dealings to GGI, Polestar and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, each of Citigroup, Deutsche Bank, Guggenheim Securities and Morgan Stanley and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of GGI and Polestar, or their respective affiliates. Each of Citigroup, Deutsche Bank, Guggenheim Securities and Morgan Stanley and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Guggenheim Securities may be considered an affiliate of GGI as a result, among other matters, of direct or indirect investments in GGI or its affiliates (“Principal Investments”) by affiliates of Guggenheim Securities (“Guggenheim Investors”). As a result, it is possible that Guggenheim Securities and its affiliates may be or may be perceived as being adverse to the interests of GGI or Polestar. Pursuant to the engagement letter between GGI and Guggenheim Securities, GGI, on its own behalf and on behalf of its affiliates, expressly acknowledged the benefits to GGI of the activities of Guggenheim Securities and its affiliates in this regard and waived and released, to the fullest extent permitted by law, any claims that GGI or any of its affiliates may have had against Guggenheim Securities, its affiliates and its and their respective personnel and representatives with respect to any actual or perceived conflict of interest that may arise from the existence of Guggenheim Securities’ engagement and provision of its services pursuant to the engagement letter in the context of such Principal Investments and any related activities. Also pursuant to the engagement letter between GGI and Guggenheim Securities, GGI acknowledged and agreed for itself and its affiliates that any Guggenheim Investors (a) would be under no obligation or duty as a result of Guggenheim Securities’ engagement and provision of its services pursuant to the engagement letter or otherwise to take any action or refrain from taking any action, or to exercise or not exercise any rights or remedies, that such Guggenheim Investors may be entitled to take or exercise in respect of any Principal Investments and related activities, and (b) may manage their exposure and take any action or refrain from taking any action with respect to any such Principal Investments and related activities without regard to Guggenheim Securities’ engagement in connection with the engagement letter. Guggenheim Securities is entitled to take or refrain from taking any action and exercise or refrain from exercising any rights and remedies available to it under the engagement letter regardless of any such Principal Investments and related activities.

Opinion of GGI’s Financial Advisor

GGI engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to the Business Combination, pursuant to an engagement letter dated September 17, 2021. On September 25, 2021, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the GGI Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Class A Share Merger Consideration to be received by the holders of shares of GGI Class A Common Stock, other than GGI Sponsor and its affiliates (the “Excluded Holders”), in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization, is fair to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders.

The full text of Barclays’ written opinion, dated as of September 25, 2021, is attached as Annex H to this Proxy Statement/Prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is for the use and benefit of the GGI Board and is rendered to the GGI Board in connection with its consideration of the Business Combination. Barclay’s opinion is not intended to be and does not constitute a recommendation to any security holder of GGI as to how such security holder should vote or act with respect to the Business Combination, including, without limitation, whether any such security holder should redeem their securities of

GGI or whether any party should participate in the PIPE Investment or the transactions contemplated by the Sponsor Subscription Investment, the Volvo Cars PIPE Subscription Investment or the Volvo Cars Preference Subscription Investment (such investments collectively, the “Private Placements”). The terms of the Business Combination were determined through arm’s-length negotiations between GGI and Polestar and were approved by the GGI Board. Barclays did not recommend any specific form of consideration to GGI or that any specific form of consideration constituted the only appropriate consideration for the Business Combination. Barclays was not requested to address, and its opinion does not in any manner address, GGI’s underlying business decision to proceed with or effect the Business Combination or the likelihood of the consummation of the Business Combination. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Business Combination, or any class of such persons, relative to the Class A Share Merger Consideration to be received by the holders of shares of GGI Class A Common Stock, other than Excluded Holders, in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization, or otherwise. Barclays’ opinion does not address the relative merits of the Business Combination as compared to any other transaction or business strategy in which GGI might engage. Barclays is not legal, tax, accounting, environmental, technology, science, or regulatory advisors, and Barclays did not express any views or opinions as to any legal, tax, accounting, environmental, technology, science, or regulatory matters relating to GGI, Polestar, ListCo, the Business Combination, or otherwise. Barclays understood and assumed that GGI has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, technology, science, regulatory, and other professionals. GGI has advised Barclays, and Barclays assumed, that the Business Combination will qualify as a tax-free reorganization for all applicable tax purposes in all applicable jurisdictions. No limitations were imposed by GGI’s board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the Business Combination Agreement, dated as of September 24, 2021 and the specific terms of the Business Combination;

•	reviewed and analyzed certain publicly available business and financial information that Barclays deemed to be generally relevant concerning Polestar and GGI;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of GGI and Polestar furnished to Barclays by GGI and Polestar, including the ListCo Projections prepared by management of Polestar, as reviewed and approved by GGI and approved for Barclays’ use by GGI;

•

reviewed and analyzed the balance sheet of ListCo as of June 30, 2021, taking into account the pro forma effects of the Business Combination prepared by management of Polestar, as reviewed and approved by GGI and approved for Barclays’ use by GGI;

•

reviewed and analyzed the capitalization of GGI as of September 23, 2021, the expected pro forma capitalization of ListCo immediately following the completion of the Pre-Closing Reorganization but prior to the completion of the Merger and the Private Placements and the expected pro forma capitalization of ListCo immediately following the completion of the Business Combination, in each case, prepared by management of GGI and approved for Barclays’ use by GGI;

•	reviewed and analyzed a comparison of the projected financial performance of ListCo and its subsidiaries with those of other companies and businesses that Barclays deemed relevant;

•

had discussions with the managements of GGI and Polestar concerning the business, operations, assets, liabilities, financial condition and prospects of GGI, Polestar and ListCo and its subsidiaries; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the managements of GGI and Polestar that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the ListCo Projections, upon the advice of GGI, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of GGI and Polestar as to the future financial performance of ListCo and its subsidiaries and that ListCo and its subsidiaries will perform in accordance with such projections. Barclays assumed no responsibility for and Barclays expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Polestar or GGI and has not made or obtained any evaluations or appraisals of the assets or liabilities of Polestar or GGI. Barclays did not evaluate the solvency or creditworthiness of GGI, Parent, ListCo, Polestar or any other party to the Business Combination, the fair value of GGI, Parent, ListCo, Polestar or any of their respective assets or liabilities, or whether GGI, Parent, ListCo, Polestar or any other party to the Business Combination is paying or receiving reasonably equivalent value in the Business Combination under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor has Barclays evaluated, in any way, the ability of GGI, Parent, ListCo, Polestar or any other party to the Business Combination to pay its obligations when they come due. In addition, Barclays relied, with the consent of GGI’s management, on the assessments of GGI as to ListCo’s and its subsidiaries’ ability to retain key employees, customers, suppliers, commercial relationships, and strategic partners and other key existing and contemplated future agreements, relationships and arrangements, including, without limitation, with Volvo Cars, PSD Investment Limited and their respective affiliates. In addition, Barclays (i) assumed that each Class A ADS, each Post-Closing Company Class A Share, each Post-Closing Company Class B Share and each Post-Closing Company Preference Share has a value of $10.00 per share (with such $10.00 value being based on the GGI IPO and GGI’s approximate cash per share of GGI Class A Common Stock outstanding (but excluding, for the avoidance of doubt, the dilutive impact of outstanding shares of GGI Class F Common Stock or any GGI Warrants)), (ii) did not evaluate or take into account the Earn Out Shares and (iii) evaluated the fairness, from a financial point of view, to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders, of the Class A Share Merger Consideration to be received by the holders of shares of GGI Class A Common Stock, other than the Excluded Holders, in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization, based solely on a comparison of (a) the sum of (x) $20,003,000,000 (the “Equity Value”), (y) the number of Class A ADS to be issued as part of the Class A Share Merger Consideration multiplied by $10.00 and (z) the aggregate cash purchase price to be paid to ListCo by the investors in the Private Placements (for the avoidance of doubt, other than with respect to the Volvo Cars Preference Subscription Investment) and (b) the implied aggregate equity value reference ranges for ListCo and its subsidiaries that Barclays believes are indicated by its financial analyses of ListCo and its subsidiaries.

In addition, Barclays was not authorized by GGI to and did not, (a) initiate any discussions with, or solicit any indications of interest from any third parties with respect to any alternatives to the Business Combination, (b) participate in the structuring or negotiation of the Business Combination, (c) advise the GGI Board, GGI or any other party with respect to alternatives to the Business Combination or (d) identify or introduce to the GGI Board, GGI or any other party any prospective investors, lenders or other participants in the Business Combination. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion. Barclays’ opinion addresses only the fairness, from a financial point of view, to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders, of the Class A Share Merger Consideration to be received by the holders of shares of GGI Class A Common Stock, other than the Excluded Holders, in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization. Barclays expressed no opinion as to, and its opinion did not address, any other terms, aspects, or implications of the Business Combination or the Business Combination Agreement or any related agreements, including, without limitation, (i) the Earn Out Shares, the Parent Lock-Up Agreement, the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement or the Registration Rights Agreement, (ii) other than assuming the consummation thereof in accordance with the Business Combination Agreement, the Pre-Closing Reorganization or the Private Placements, (iii) any term or aspect of the Business Combination that is not susceptible to financial analysis, (iv) the fairness of the Business Combination, or all or any portion of the consideration in connection therewith, to any other security holders of GGI (including, without limitation, the Excluded Holders or holders of GGI Public Warrants or GGI Private Placement Warrants), Polestar, Parent, ListCo or any other person or any creditors or other constituencies of GGI, Polestar, Parent, ListCo or any other person, (v) the fairness of any portion or aspect of the Business Combination to any one class or group of GGI’s or any other party’s security holders or other constituencies relative to any other class or group of GGI’s or such other party’s security holders or other constituencies (including, without limitation, the fairness of the consideration to be received in the Merger by the Excluded Holders relative to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders), (vi) the appropriate capital structure of ListCo or whether ListCo should be issuing debt or equity securities or a combination of both, and (vii) the prices at which securities of ListCo or GGI may trade, be purchased or sold at any time, including following announcement or consummation of the Business Combination. Barclays’ opinion should not be viewed as providing any assurance that the market value of the securities of ListCo to be held by the holders of shares of GGI Class A Common Stock or any other security holders of GGI after the consummation of the Business Combination will be in excess of the market value of the shares of GGI Class A Common Stock or other securities of GGI owned by such security holders at any time prior to the announcement or consummation of the Business Combination. In addition, Barclays made no representation or warranty regarding the adequacy of the opinion or the analyses underlying the opinion for the purpose of GGI’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

Barclays assumed that the executed Business Combination Agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the Business Combination Agreement and all agreements related thereto. Barclays also assumed, at the direction of GGI’s management, that all material governmental, regulatory and third party approvals, consents and releases for the Business Combination will be obtained within the constraints contemplated by the Business Combination Agreement and that the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the Business Combination, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that GGI had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of GGI Class A Common Stock but rather made its determination as to fairness, from a financial point of view, to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders, in the Merger pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization, is fair to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the GGI Board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GGI or any other parties to the Business Combination. No company, business or transaction considered in Barclays’ analyses and reviews is identical to GGI, Polestar, ListCo or the Business Combination, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of GGI, Polestar, ListCo, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

For purposes of its financial analyses, Barclays calculated a pro forma equity value for ListCo, as of immediately after the Closing, implied by the terms of the Business Combination by calculating the sum of (x) the Equity Value, (y) the number of Class A ADS to be issued as part of the Class A Share Merger Consideration multiplied by $10.00 and (z) the aggregate cash purchase price to be paid to ListCo by the investors in the Private Placements (for the avoidance of doubt, other than with respect to the Volvo Cars Preference Subscription Investment). The calculation resulted in an implied ListCo equity value of $21,253 million (the “ListCo Transaction Equity Value”). Further, Barclays calculated the pro forma aggregate ownership percentage of the holders of shares of GGI Class A Common Stock, other than the Excluded Holders in ListCo based on the ListCo Transaction Equity Value by calculating the quotient of (i) the number of Class A ADS to be issued to the holders of shares of GGI Class A Common Stock, other than the Excluded Holders as part of the Class A Share Merger Consideration multiplied by $10.00 (equal to $800 million) (the “GGI Public Holders Share Consideration Value”) and (ii) the ListCo Transaction Equity Value. The calculation resulted in an implied pro forma ownership percentage in ListCo for the holders of shares of GGI Class A Common Stock, other than the Excluded Holders of 3.8% (the “GGI Public Holders ListCo Transaction Pro Forma Ownership Percentage”). Then, Barclays performed a selected comparable companies analysis and a discounted cash flow analysis in order to derive various (a) implied pro forma equity value ranges for ListCo and (b) the corresponding implied pro forma ownership percentage in ListCo for the holders of shares of GGI Class A Common Stock assuming a constant GGI Public Holders Share Consideration Value of $800 million and then compared these implied equity value and pro forma ownership percentage reference ranges with the ListCo Transaction Equity Value and GGI Public Holders ListCo Transaction Pro Forma Ownership Percentage, respectively.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values of ListCo by reference to those companies, which could then be used to calculate implied pro forma ownership percentage ranges in ListCo with respect to the holders of shares of GGI Class A Common Stock, Barclays reviewed and compared specific financial and operating data relating to Polestar with selected companies that Barclays, based on its experience in the electric vehicle industry, deemed comparable to Polestar. The selected comparable companies with respect to Polestar were:

•	Lucid Group, Inc.

•	Tesla, Inc.

•	NIO Inc.

•	XPeng Inc.

Barclays calculated and compared various financial multiples and ratios of Polestar and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its enterprise value (“TEV”) (calculated as market value of the relevant company’s diluted common equity based on its closing stock price as of September 23, 2021, the second to last trading date prior to the delivery of Barclays’ opinion, plus, as of the relevant company’s most recently reported quarter end (with pro forma adjustments for any publicly announced corporate actions following the most recent reporting quarter), preferred stock, net debt and, where applicable, book value of noncontrolling interests) to its projected revenue based on Wall Street analyst consensus forecasts for the 2022, 2023 and 2024 calendar years, respectively.33 All of these calculations were performed, and based on publicly available financial data. The results of this selected comparable company analysis are summarized below in the following TEV / Revenue multiples:

Benchmark	High	Low	Median	Average
2022E Revenue	15.6x	5.4x	9.6x	10.1x
2023E Revenue	10.8x	3.4x	5.2x	6.2x
2024E Revenue	9.1x	2.1x	3.5x	4.9x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to those of Polestar. However, because no selected comparable company is exactly the same as Polestar, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Polestar and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Polestar and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of (i) an enterprise value/2022E revenue multiple reference range of 8.6x – 10.6x to Polestar projected revenue in calendar year 2022, (ii) an enterprise value/2023E revenue multiple reference range of 4.2x – 6.2x to Polestar projected revenue in calendar year 2023 and (iii) an enterprise value/2024E revenue multiple reference range of 2.5x – 4.5x to Polestar projected revenue in calendar year 2024, in each case, based on the ListCo Projections. Barclays further calculated the respective (i) implied ranges of Listco equity value by subtracting from the implied ListCo enterprise ranges the pro forma net debt of ListCo, as of June 30, 2021, provided by management of Polestar, as reviewed and approved by GGI and authorized for Barclays’ use by GGI and (ii) implied ranges of pro forma ownership percentages in ListCo held by the holders of shares of GGI Class A Common Stock in ListCo based on these implied ListCo equity value ranges by comparing the GGI Public Holders Share

[33]	Other than with respect to NIO Inc., for which projected revenue for the 2024 calendar year was not available.

Consideration Value to the implied ListCo equity value reference ranges. The following summarizes the result of these calculations:

Benchmark	Implied ListCo Equity Value Reference Range	ListCo Transaction Equity Value	Implied Pro Forma ListCo Ownership Percentage	GGI Public Holders ListCo Transaction Pro Forma Ownership Percentage
2022E Revenue	$28,640 million - $34,980 million	$21,253 million	2.3% - 2.8%	3.8%
2023E Revenue	$29,440 million - $42,810 million	$21,253 million	1.9% - 2.7%	3.8%
2024E Revenue	$34,270 million - $60,770 million	$21,253 million	1.3% - 2.3%	3.8%

Barclays noted that on the basis of the selected comparable company analysis, the GGI Public Holders ListCo Transaction Pro Forma Ownership Percentage of 3.8% was above the ranges of implied pro forma ListCo ownership percentages.

Discounted Cash Flow Analysis

In order to estimate the present value of ListCo’s equity value, Barclays performed a discounted cash flow analysis of ListCo. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of ListCo using the discounted cash flow method, Barclays added (i) ListCo’s projected after-tax unlevered free cash flows for the six months ending December 31, 2021 and fiscal years 2022 through 2025 based on the ListCo Projections, discounted to its present value using a range of selected discount rates to (ii) the “terminal value” of ListCo, as of September 23, 2021, discounted to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking net income, adding back net financial items, depreciation and amortization and subtracting investments in intangible assets, investments in plant, property and equipment and change in net working capital. The value of ListCo at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on projected ListCo revenue for the 12-month period ending December 31, 2025 (based on the ListCo Projections) of 5.5x to 7.5x and applying such range to the ListCo Projections. The 5.5x to 7.5x range was chosen based on Barclays’ professional judgment, taking into account the results from the selected comparable company analysis and the trailing 5-year average enterprise value to latest 12-month revenue ratios of the selected comparable companies. The range of after-tax discount rates of 12.5% to 17.5% was selected based on an analysis of the weighted average cost of capital of ListCo and the comparable companies. Barclays then calculated a range of implied equity value of ListCo by subtracting estimated net debt as of June 30, 2021 from the estimated enterprise value using the discounted cash flow method. Barclays further calculated the implied ranges of pro forma ownership percentages in ListCo held by the holders of shares of GGI Class A Common Stock based on this implied ListCo equity value range by comparing the GGI Public Holders Share Consideration Value to the implied ListCo equity value reference range. The following summarizes the result of these calculations:

Implied ListCo Equity Value Reference Range	ListCo Transaction Equity Value	Implied Pro Forma ListCo Ownership Percentage	GGI Public Holders ListCo Transaction Pro Forma Ownership Percentage
$48,910 million - $80,530 million	$21,253 million	1.0% -1.6%	3.8%

Barclays noted that on the basis of the discounted cash flow analysis, the GGI Public Holders ListCo Transaction Pro Forma Ownership Percentage of 3.8% was above the range of implied pro forma ListCo ownership percentages calculated using ListCo Projections.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, Private Placements and valuations for estate, corporate and other purposes. GGI’s board of directors selected Barclays because of its familiarity with Polestar and the industry in which it operates, its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Business Combination.

Barclays is acting as financial advisor to GGI in connection with the Business Combination and will receive a fee for its services of $1 million, all of which is payable upon the consummation of the Business Combination. In addition, GGI has agreed to reimburse a portion of Barclays’ expenses and indemnify Barclays for certain liabilities that may arise out of the engagement. In the past two years, Barclays has not performed any investment banking services for GGI, the GGI Sponsor, their respective affiliates, the GGI Sponsor’s portfolio companies or Polestar Sweden, but may perform such services in the future, and in the past two years, has not received, but expects to receive, customary fees for any such future services. In addition, Barclays and its affiliates in the past have provided, currently are providing, or in the future may, provide investment banking services to Volvo Cars, Geely, affiliates of each of which are significant shareholders of Parent, or certain of their respective affiliates and have received or in the future may receive customary fees for rendering such services, including having acted or acting as arranger, bookrunnner and/or lender for Volvo Cars, Geely or certain of their respective affiliates in connection with financing transactions. Specifically, in the past two years, Barclays has received fees for investment banking and financial advisory services provided to (a) Volvo Cars and certain of its affiliates in the aggregate amount of less than $1 million and (b) Geely and certain of its affiliates in the aggregate amount of less than $1 million.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of GGI, ListCo, Volvo Cars and Geely for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Financial Projections Provided to the GGI Board

Polestar provided GGI with its internally prepared projections for the fiscal years ending December 31, 2021 through December 31, 2025 in connection with GGI’s evaluation of Polestar. In addition, GGI utilized the projections provided by Polestar to calculate Unlevered Free Cash Flow for the fiscal years ending December 31, 2021 through December 31, 2025. The projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Polestar’s management, was prepared on a reasonable basis and reflects the best available estimates and judgments at the time they were provided to GGI by Polestar, except with respect to Unlevered Free Cash Flow, which was calculated by GGI management. Polestar does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of Polestar’s future performance, revenue, financial condition or other results. The projections set forth below were prepared on the basis of projections provided to GGI by Polestar, solely for use by GGI and the GGI Board in connection with the proposed Business Combination and are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned that the projections may be materially different than actual results.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Polestar’s management, was prepared on a reasonable basis, reflects the best available estimates and judgments at the time the prospective financial information was provided to GGI by Polestar, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Polestar. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of these projections are cautioned not to place undue reliance on the prospective financial information.

The projections, including revenue, gross profit, Adjusted EBIT, Adjusted EBT, Adjusted EBITDA and Unlevered Free Cash Flow are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Polestar’s control. While all projections are necessarily speculative, Polestar believes that the prospective financial information in the projections covering multiple years by its nature is more uncertain with each successive year. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projections is provided in this proxy statement/prospectus because they were made available to GGI and the GGI Board in connection with its review of the proposed Business Combination. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Polestar, GGI or its respective representatives considered or consider the projections to be a reliable prediction of future events.

The projections were requested by, and disclosed to, GGI and to the GGI Board for use as a component in its overall evaluation of Polestar. Additionally, the projections were reviewed and approved by GGI and provided to Barclays by GGI for its use in connection with its financial analyses and opinion to the GGI Board, as described in the section titled “The Business Combination—Opinion of GGI’s Financial Advisor” and as set forth as Annex H to this proxy statement/prospectus. Accordingly, such projections are included in this proxy statement/prospectus on that account.

Neither GGI nor Polestar has warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to the GGI Board. Neither GGI, Polestar’s management nor any of GGI’s or Polestar’s representatives has made or makes any representation to any person regarding the ultimate performance of the Post-Combination Company compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the projections should not be looked upon as “guidance” of any sort. ListCo will not refer back to these projections in its future periodic reports filed under the Exchange Act.

Neither Polestar’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The key elements of the projections prepared by Polestar management, and of Unlevered Free Cash Flow as prepared by GGI management, are summarized below:

	For the year ended December 31,
	2021E	2022E	2023E	2024E	2025E
	(in millions of $, except for volumes and percentages)
Global volumes	29,000	65,000	123,751	224,723	289,920

Total Revenue	$1,594	$3,171	$6,685	$13,249	$17,783
% Growth	—	99.0%	110.8%	98.2%	34.2%

Total Cost of Goods Sold	(1,450)	(2,657)	(5,242)	(10,585)	(13,878)
Gross Profit	$144	$514	$1,443	$2,664	$3,906
% Margin	9.0%	16.2%	21.6%	20.1%	22.0%

Total Operating Expenditures	($1,106)	($1,118)	($1,409)	($1,973)	($2,316)
Adjusted EBITDA(1)(7)	($696)	($425)	$338	$1,155	$2,143
% Margin	NM	NM	5.1%	8.7%	12.0%
Less: Depreciation and Amortization	($266)	($178)	($305)	($464)	($553)
Adjusted EBIT(2)(7)	($962)	($603)	$34	$691	$1,589
Less: Net Financial Items(3)	(53)	(62)	(77)	(82)	(29)
Adjusted EBT(4)(7)	($1,016)	($665)	($43)	$609	$1,561
Less: Income Taxes	0	0	0	0	0
Net Income	($1,016)	($665)	($43)	$609	$1,561
Plus: Net Financial Items(3)	53	62	77	82	29
Plus: Depreciation and Amortization	266	178	305	464	553
Less: Investments in Intangible Assets(5)	(481)	(339)	(216)	(305)	(410)
Less: Investments in Plant, Property and Equipment	(192)	(247)	(333)	(390)	(248)
Less: Change in Net Working Capital(5)	(168)	(596)	(157)	(335)	(118)

Unlevered Free Cash Flow(6)(7)	($1,536)	($1,607)	($367)	$125	$1,367

(1)	Adjusted EBITDA represents net income before income taxes, net financial items and depreciation and amortization.
(2)	Adjusted EBIT represents net income before income taxes and net financial items.
(3)	Net financial items represents interest expense.
(4)	Adjusted EBT represents net income before income taxes.
(5)

Does not take into account the effects of the approximate $101 million reduction in investments in intangible assets and the approximate $397 million positive adjustment to change in net working capital for the year ending December 31, 2021, attributable to proceeds from the approximate $498 million from the Volvo Cars Preference Subscription Agreement, which are reflected in the ListCo Projections below.

(6)

Unlevered Free Cash Flow is calculated by taking net income, adding back net financial items, depreciation and amortization and subtracting investments in intangible assets, investments in plant, property and equipment and change in net working capital.

(7)	Adjusted EBIT, Adjusted EBT, Adjusted EBITDA and Unlevered Free Cash Flow are non-GAAP financial measures.

In addition, GGI (a) subtracted from the projections received from Polestar management and reviewed and approved by GGI with respect to the year ending December 31, 2021 Polestar’s actual financial results for the six month period ending June 30, 2021 received from Polestar management to provide an estimate for the six month period ending December 31, 2021 and (b) reflected an increase in Unlevered Free Cash Flow for fiscal year ending December 31, 2022 of approximately $498 million in connection with the Volvo Cars Preference Amount (the projections prepared by Polestar management and reviewed and approved by GGI for the years ending December 31, 2021 through 2025, taking into account the foregoing, the “ListCo Projections”). GGI provided the ListCo Projections to Barclays for purposes of a discounted cash flow analysis performed by Barclays in connection with rendering its fairness opinion.

	Six months ending December 31,	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E
	(in millions of $, except for percentages)
Total Revenue	$1,054	$3,171	$6,685	$13,249	$17,783
% Growth	—	—	110.8%	98.2%	34.2%
Adjusted EBITDA(1)(6)	(440)	(425)	338	1,155	2,143
% Margin	nm	nm	5.1%	8.7%	12.0%
% Growth	nm	nm	nm	241.5%	85.6%
Less: Depreciation & Amortization	(144)	(178)	(305)	(464)	(553)
% Revenue	13.7%	5.6%	4.6%	3.5%	3.1%

Adjusted EBIT(2)(6)	(584)	(603)	34	691	1,589
Less: Taxes	—	—	—	—	—

Adjusted Unlevered Net Income(3)(6)	(584)	(603)	34	691	1,589
Plus: Depreciation and Amortization	144	178	305	464	553
Less: Investments in Intangible Assets	(481)	(339)	(216)	(305)	(410)
Less: Investments in Plant, Property and Equipment	(174)	(247)	(333)	(390)	(248)
Less: Change in Net Working Capital(4)	(223)	(198)	(157)	(335)	(118)

Unlevered Free Cash Flow(5)(6)	($1,318)	($1,209)	($367)	$125	$1,367

(1)	Adjusted EBITDA represents net income before income taxes, net financial items and depreciation and amortization.
(2)	Adjusted EBIT represents net income before income taxes and net financial items.
(3)	Adjusted Unlevered Net Income represents net income before net financial items.
(4)

Assumes an approximate $101 million reduction in investments in intangible assets and an approximate $397 million positive adjustment to change in net working capital for the six months ending December 31, 2021, attributable to proceeds from the approximate $498 million from the Volvo Cars Preference Subscription Agreement.

(5)

Unlevered Free Cash Flow is calculated by taking net income, adding back net financial items, depreciation and amortization and subtracting investments in intangible assets, investments in plant, property and equipment and change in net working capital.

(6)	Adjusted EBITDA, Adjusted EBT, Adjusted Unlevered Net Income and Unlevered Free Cash Flow are non-GAAP financial measures.

Material Assumptions Underlying the Financial Projections

Polestar has a limited operating history and Polestar’s financial projections do not reflect historic operating trends. In general, Polestar’s financial projections for the years ending December 31, 2021 through 2025 reflect numerous assumptions, including assumptions with respect to the general business, economic, market and regulatory environment in which it operates and various other factors, all of which are difficult to predict and many of which are beyond Polestar’s control as discussed in “Risk Factors,” “Polestar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “General Information—Cautionary Note Regarding Forward-Looking Statements.” Specifically, Polestar’s financial projections make assumptions about Polestar’s ability to successfully expand its global operations and generate revenues as well as its ability to realize the cost benefits associated with its asset light business model and its ability to leverage the industrial infrastructure of Volvo Cars and Geely.

Polestar commenced operations in 2017 and launched the Polestar 1 in 2019. However, the Polestar 1 was not intended to be a mass production vehicle and only a limited number of Polestar 1 car models were sold. Polestar discontinued manufacture of the Polestar 1 at the end of 2021. Polestar launched the Polestar 2 in 2020 and expects to launch and start to sell three new vehicle models going forward, starting with the Polestar 3 expected to launch in late 2022 and followed by the Polestar 4 (expected to launch in 2023) and Polestar 5 (expected to launch in 2024). Sales of the Polestar 2 accounted for the majority of the approximately 29,000 vehicle sales in 2021. Polestar’s assumptions with respect to sales volumes during the period from December 31, 2021 through 2025 reflect the anticipated development and launch of future Polestar models, as follows:

•	Polestar anticipates sales of approximately 65,000 vehicles in 2022, principally or wholly comprised of Polestar 2 vehicles.

•	Polestar anticipates sales of approximately 124,000 vehicles in 2023, comprised primarily of Polestar 2 and 3 vehicles and a limited number of Polestar 4 vehicles.

•	Polestar anticipates sales of 225,000 vehicles in 2024, including the addition of Polestar 5 vehicles; and

•	Polestar anticipates sales of approximately 290,000 vehicles in 2025.

Polestar’s estimates of anticipated sales volume reflect management’s assumptions regarding the total addressable market in the global premium car market, Polestar’s performance in the geographic regions where it competes and demand for its different car models. Polestar’s revenue assumptions reflect the anticipated growth in sales volume as well as the fact that new model vehicles, specifically; the Polestar 3, 4 and 5 are positioned in the higher priced SUV Premium vehicle segment and are expected to generate higher revenue per vehicle than the Polestar 2 which is positioned in a lower priced C/D Premium vehicle segment. Polestar anticipates that the proportion of Polestar vehicles sold in each year as a percentage of aggregates sales volume will decline from approximately 75% in 2023 to approximately 40% in 2025. In addition, Polestar’s revenue assumptions also reflect growing aftersales as the total Polestar car fleet and customer base grows.

In addition to Polestar’s assumptions with respect to growing sales volumes and associated increases in revenue, Polestar’s financial projections also include assumptions with respect to operating expenses and changes in net working capital. Assumptions regarding operating expenses are reflected in the calculation of Adjusted EBITDA, Adjusted EBIT and Adjusted EBT prepared by GGI management while assumptions regarding changes in net working capital are reflected in the calculation of Unlevered Free Cash Flow prepared by GGI management. Polestar’s financial projections assume that Polestar will be able to reduce or constrain growth in fixed costs as a result of its asset light business model, including its ability to leverage Volvo Cars’ and Geely’s industrial infrastructure and reduce or constrain growth in variable costs by leveraging its shared operating structure with Volvo Cars and Geely to reduce marketing and distribution costs. For example, Polestar’s cost efficiency assumptions reflect its agreements with Volvo Cars and Geely, including in connection with the purchase of batteries that are installed in Polestar vehicles and the shared platforms it is using with Volvo Cars and Geely. See “Certain Relationships and Related Person Transactions— Polestar Relationships and Related Party Transactions—Agreements with Volvo and Geely”.

Polestar’s fixed and variable costs have also reflected significant investments in the designing of its new vehicle models, in brand awareness and in the development of internal and external business structures that will support the launch of new vehicle models and the expected growth in production and sales volumes. While Polestar’s financial projections assume that Polestar will continue to make similar investments in the future, Polestar expects that future investments will be supported by concurrent and positive operating results and will not be made prior to registering significant revenue growth.

Growth in revenue from the development and launch of future Polestar models, alongside operational efficiencies from Polestar’s asset light business model, including its ability to leverage Volvo Cars’ and Geely’s industrial infrastructure, are expected to enable Polestar to generate positive net income commencing the year ending December 31, 2024.

The financial projections also assume that, after 2023, growth in net working capital as a result of growing production volumes will be partly offset by increased fixed costs associated with Polestar commencing local contract manufacturing in the United States. In addition, assumptions with respect to Change in Net Working Capital in the calculation of Unlevered Free Cash Flow reflect an approximate $101 million reduction in investments in intangible assets and the anticipated settlement of payables owed to related parties, including an approximately $397 million positive adjustment for the year ending December 31, 2021 attributable to the anticipated approximately $498 million of funds to be received by the Post-Combination Company pursuant to the Volvo Cars Preference Subscription Agreement.

Polestar’s financial projections may be materially different than actual results, should certain of the assumptions mentioned above prove to be wrong, particularly if there are delays in the launch schedule of Polestar’s future vehicle models, if Polestar sells less vehicles than expected, if benefits linked to economies of scale are less than expected and if synergies from the cooperation with Volvo Cars and Geely do not materialize.

Independent Director Oversight

The GGI Board is comprised of a majority of independent directors who are not affiliated with the GGI Sponsor and its affiliates, including The Gores Group and Guggenheim. In connection with the Business Combination, GGI’s independent directors, Randall Bort, Elizabeth Marcellino and Nancy Tellem, took an active role in evaluating the proposed terms of the Business Combination, including the Business Combination Agreement, the Related Agreements and the Post-Combination Articles to take effect in connection with the Closing. As part of their evaluation of the Business Combination, GGI’s independent directors were aware of the potential conflicts of interest with the GGI Sponsor and its affiliates, including Guggenheim and The Gores Group, that could arise with regard to the proposed terms of the Business Combination Agreement and Related Agreements. The GGI Board did not deem it necessary to, and did not form, a special committee of the GGI Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as the GGI Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. GGI’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the GGI Board, the Business Combination Agreement and the Business Combination.

Satisfaction of 80% Test

It is a requirement under the Current GGI Certificate and Nasdaq listing requirements that GGI’s initial business combination must occur with one or more target businesses that together have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for GGI’s initial business combination. As of September 27, 2021, the date of the execution of the Business Combination Agreement, the balance of the Trust Account was approximately $800,036,186 (excluding $28,000,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $640,028,949. In reaching its conclusion that the Business Combination meets the 80% asset test, the GGI Board reviewed the enterprise value of the Polestar Group of approximately $21.3 billion, which was implied based on the terms of the transaction agreed to by the parties in negotiating the Business Combination Agreement. In determining whether the enterprise value described above represents the fair market value of the Polestar Group, the GGI Board considered all of the factors described above in this section and the fact that the purchase price for Polestar was the result of an arm’s length negotiation. As a result, the GGI Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Interests of Certain Persons in the Business Combination

Interests of the GGI Initial Stockholders and GGI’s Directors and Officers

When considering the GGI Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Warrant Amendment Proposal and the other proposals described in this proxy statement/prospectus, GGI’S stockholders and warrant holders should keep in mind that the GGI Sponsor and GGI’s directors and officers have interests in such proposals that may be different from, or in addition to (and which may conflict with), the interests of GGI stockholders and warrant holders generally. The GGI Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to GGI stockholders and GGI warrant holders that they approve the proposals to be presented to GGI stockholders and GGI warrant holders, respectively. GGI stockholders and GGI warrant holders should take these interests into account in deciding whether to approve the proposals set forth in this proxy statement/prospectus.

These interests include, among other things:

•

the fact that the GGI Initial Stockholders have agreed not to redeem any Founder Shares or GGI Class A Common Stock held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination and therefore, the Founder Shares will convert on a one-for-one basis into Class A ADSs at the Closing;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if GGI fails to complete an initial business combination by March 25, 2023;

•

the fact that the GGI Sponsor paid an aggregate of $25,000 for 21,562,500 Founder Shares at approximately $0.001 per share, and, after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021, the remaining 20,000,000 Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023. In particular, in exchange for serving on the GGI Board, GGI’s independent directors, Mr. Bort, Ms. Marcellino and Ms. Tellem, each received 25,000 Founder Shares at their original purchase price of $0.001 per share from the GGI Sponsor. Because these Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023, GGI’s independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate GGI’s initial business combination;

•

the fact that after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021 and the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, the remaining 18,466,127 Founder Shares that will be exchanged for Class A ADSs at the Closing will have a significantly higher value than their aggregate purchase price, which if unrestricted and freely tradable would be valued at approximately $185 million (however, given the restrictions on such shares, GGI believes such shares have a lesser value);

•

the fact that, given the differential in the purchase price that the GGI Sponsor paid for the Founder Shares as compared to the price of the GGI Public Units and the substantial number of Class A ADSs that the GGI Sponsor will receive upon exchange of the Founder Shares at the Closing, the GGI Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A ADSs trade below the price initially paid for the GGI Public Units in the GGI IPO and GGI Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that the GGI Sponsor paid an aggregate of approximately $18,000,000 for its 9,000,000 GGI Private Placement Warrants, and that such GGI Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 25, 2023. The GGI Private Placement Warrants are identical to the GGI Public Warrants sold as part of the GGI Public Units except that, so long as they are held by the GGI Sponsor or its permitted transferees: (i) they will not be redeemable by GGI, except as described in the Existing Warrant Agreement; (ii) they (including the GGI Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the GGI Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the GGI Private Placement Warrants and the GGI Public Warrants, please see the Existing Warrant Agreement, attached hereto as Annex C;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is approved prior to the Effective Time, be converted into the right to receive one Class C-2 ADS, issued against the deposit of an underlying Post-Combination Company Class C-2 Share, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is not approved prior to the Effective Time, be converted into the right to receive one PP ADW, issued against the deposit of an underlying Post-Combination Company Warrant, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the continued right of the GGI Sponsor to hold the Class A ADSs to be issued to the GGI Sponsor upon exercise of Class C-2 ADSs or ADWs following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event GGI is unable to complete an initial business combination within the required time period, the GGI Sponsor has agreed to indemnify GGI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GGI has entered into an acquisition agreement or claims of any third party (other than the independent public accountants) for services rendered or products sold to GGI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of the existing directors and officers of GGI and the continuation of the directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the GGI Sponsor and GGI’s officers and directors will lose their entire investment in GGI and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 25, 2023;

•

the fact that the GGI Sponsor made available to GGI a loan of up to $4,000,000 pursuant to a promissory note, of which a net amount of $2,000,000 was advanced by the GGI Sponsor to GGI as of September 30, 2021, and that the note will mature on the earlier of January 31, 2022 and the date on which GGI consummates an initial business combination;

•

the fact that GGI has entered into the Sponsor Subscription Agreement, pursuant to which the GGI Sponsor has agreed to purchase 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs at a purchase price of $9.09 per share on the date of Closing, and the GGI Sponsor has the right to syndicate its commitment to acquire such Class A ADSs in advance of the Closing;

•

the fact that Guggenheim Securities, LLC, an affiliate of the GGI Sponsor and Andrew Rosenfield, is acting as a joint placement agent in connection with the Subscription Investments and will receive a portion of a transaction fee equal to 3% of the gross proceeds raised by the placement agents in connection with the Subscription Investments, and as a financial advisor to GGI for no additional fee;

•	the fact that the GGI Sponsor and GGI’s officers and directors would beneficially own the following number of Class A ADSs at the Closing:

Name of Person/Entity	Number of Class A ADSs(1)	Value of Class A ADSs(2)
Gores Guggenheim Sponsor LLC(3)	20,541,125	$205,411,250
GGP Sponsor Holdings LLC(3)	20,541,125	$205,411,250
Alec Gores(3)	20,541,125	$205,411,250
Andrew Rosenfield(3)	20,541,125	$205,411,250
Mark Stone(4)	171,841	$1,718,410
Andrew McBride	20,892	$208,920
Randall Bort	25,000	$250,000
Elizabeth Marcellino	25,000	$250,000
Nancy Tellem(5)	40,670	$406,700

(1)

Does not reflect beneficial ownership of Class A ADSs subject to exercise of Post-Combination Company Class C Shares or Post-Combination Company Warrants, because such shares or warrants, as applicable, are not exercisable within 60 days of the date of this proxy statement/prospectus.

(2)	Assumes a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination.
(3)

Represents shares held by Gores Guggenheim Sponsor LLC which is jointly controlled indirectly by Mr. Gores and GGP Sponsor Holdings LLC. GGP Sponsor Holdings LLC is controlled by Mr. Rosenfield. Each of Mr. Gores and GGP Sponsor Holdings LLC may be deemed to beneficially own 20,541,125 Class A ADSs and ultimately exercises voting and dispositive power of the securities held by Gores Guggenheim Sponsor LLC. Voting and disposition decisions with respect to such securities are jointly made by Mr. Gores and GGP Sponsor Holdings LLC. Each of Mr. Gores, GGP Sponsor Holdings LLC and Mr. Rosenfield disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)	Reflects Class A ADSs to be purchased by Mark Stone and his immediate family as New PIPE Investors.
(5)	Includes 15,670 Class A ADSs to be purchased by Nancy Tellem as a New PIPE Investor.

•

the fact that, pursuant to the Business Combination Agreement, the Post-Combination Company Board will include one independent director as reasonably determined by the GGI Sponsor and consented to by Parent. In addition, pursuant to the Post-Combination Articles, the Post-Combination Company Board will be subject to restrictions on its ability to convene a general meeting which proposes a resolution to remove an independent director, subject to certain conditions, and pursuant to the Shareholder Acknowledgement Agreement, Parent and the Parent Shareholders are subject to undertakings that restrict on their ability to vote in favor of the removal of independent directors on the Post-Combination Company Board, and the GGI Sponsor will have third party beneficiary rights to enforce such undertakings;

•

the fact that the GGI Initial Stockholders have entered into the Registration Rights Agreement as Registration Rights Holders, which provides such Registration Rights Holders and their permitted transferees with registration rights in respect of certain Post-Combination Company securities, ADSs and ADWs at the Closing;

•	the fact that the GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal;

•

the fact that GGI, Parent, ListCo and the GGI Initial Stockholders have entered into the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, pursuant to which the GGI Initial Stockholders have, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of each of the proposals at the Special Meeting and referenced in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not to transfer any Class A ADSs issued pursuant to the Business Combination Agreement in respect of shares of GGI Class F Common Stock during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein; and

•

the fact that GGI will reimburse the GGI Sponsor for the fees and expenses it incurs in connection with the Business Combination; provided, that such fees and expenses, together with all of GGI’s other fees and expenses in connection with the Business Combination, are not in excess of $60 million in the aggregate.

In the aggregate, the GGI Sponsor and its affiliates have approximately $218,000,000 at risk that depends upon the completion of a business combination. Specifically, $200,000,000 of such amount is the value of the GGI Sponsor’s and its affiliates’ GGI Class F Common Stock (assuming a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination), and $18,000,000 of such amount is the value of the GGI Private Placement Warrants held by the GGI Sponsor (based on the purchase price of $2.00 per GGI Private Placement Warrant). There are no fees contingent upon a business combination payable to the GGI Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the GGI Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with GGI Public Stockholders. As such, the GGI Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to GGI Public Stockholders rather than liquidate.

These interests may influence the GGI Board in making their recommendation that GGI stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals to be voted on at the Stockholder Special Meeting, and their recommendation that the GGI warrant holders vote in favor of the proposals to be voted on at the Warrant Holder Meeting.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination:

Sources & Uses

No Redemption Scenario (assuming no redemptions of the outstanding shares of GGI Class A Common

Stock)

Sources		Uses
GGI Cash(1)	$800,029,249	Polestar Rollover(3)	$20,003,000,000
Subscription Investments(2)	$250,000,004	Cash Proceeds to Polestar(1)(4)	$995,029,253
Polestar Rollover(3)	$20,003,000,000	GGI Transaction Costs	$55,000,000

Total Sources	$21,053,029,253	Total Uses(5)	$21,053,029,253

(1)

Amount represents the Trust Account balance as of June 30, 2021. Assumes no GGI stockholder has exercised its redemption rights to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemptions.

(2)	Amount represents the PIPE Investment, the Sponsor Subscription Investment and Volvo Cars PIPE Subscription Investment.
(3)

Amount represents $20,003,000,000 of stock consideration, and includes all Post-Combination Company Class A Shares in respect of the Parent Convertible Notes outstanding as of immediately prior to the Closing, all of which will be converted into Post-Combination Company Class A Shares at the Closing and approximately 49,803,900 Post-Combination Company Class A Shares in respect of Post-Combination Company Preference Shares to be purchased by Snita upon and subject to the Closing under the Volvo Cars Preference Subscription Agreement, all of which are currently contemplated to be converted into Post-Combination Company Class A Shares at Closing. Dollar amount represents the number of shares existing Parent Shareholders will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(4)

Cash proceeds to Polestar is calculated based on the assumed approximately $800 million in GGI cash and $250 million raised from the Subscription Investment less $55 million for estimated GGI transaction costs.

(5)	Totals may differ due to rounding.

Sources & Uses

Contractual Maximum Redemption Scenario (assuming approximately 12.5% redemption of the outstanding shares of GGI Class A Common Stock)

Sources		Uses
GGI Cash(1)	$700,000,002	Polestar Rollover(3)	$20,003,000,000
Subscription Investments(2)	$250,000,004	Cash Proceeds to Polestar(1)(4)	$895,000,006
Polestar Rollover(3)	$20,003,000,000	GGI Transaction Costs	$55,000,000

Total Sources	$20,953,000,006	Total Uses(5)	$20,953,000,006

(1)

Amount represents the Trust Account balance as of June 30, 2021. Assumes approximately 12.5% of the outstanding shares of GGI Class A Common Stock have been redeemed by the GGI stockholders to receive cash from the Trust Account, reducing the amount of GGI cash by approximately $100 million.

(2)	Amount represents the PIPE Investment, the Sponsor Subscription Investment and Volvo Cars PIPE Subscription Investment.
(3)

Amount represents $20,003,000,000 of stock consideration, and includes all Post-Combination Company Class A Shares in respect of the Parent Convertible Notes outstanding as of immediately prior to the Closing, all of which will be converted into Post-Combination Company Class A Shares at the Closing and approximately 49,803,900 Post-Combination Company Class A Shares in respect of Post-Combination Company Preference Shares to be purchased by Snita upon and subject to the Closing under the Volvo Cars Preference Subscription Agreement, all of which are currently contemplated to be converted into Post-Combination Company Class A Shares at Closing. Dollar amount represents the number of shares existing Parent Shareholders will receive valued at a share price of $10.00. This amount is not impacted by the number of redemptions.

(4)

Cash proceeds to Polestar is calculated based on the assumed approximately $700 million in GGI cash and $250 million raised from the Subscription Investment less $55 million for estimated GGI transaction costs.

(5)	Totals may differ due to rounding.

Certain Information Relating to GGI and Polestar

GGI Board and Executive Officers before the Business Combination

The following individuals currently serve as directors and executive officers of GGI:

Name	Age	Title
Alec Gores	68	Chairman
Mark Stone	57	Chief Executive Officer
Andrew M. Rosenfield	69	President and Director
Andrew McBride	41	Chief Financial Officer and Secretary
Randall Bort	56	Director
Elizabeth Marcellino	63	Director
Nancy Tellem	68	Director

Post-Combination Company Board and Executive Officers

The following individuals are expected to serve as directors and executive officers of the Post-Combination Company upon consummation of the Business Combination:

Name	Age	Position
Thomas Ingenlath	57	Chief Executive Officer
Johan Malmqvist	46	Chief Financial Officer
Dennis Nobelius	49	Chief Operating Officer

For more information on the directors and management of the Post-Combination Company, please see the section titled “Management of the Post-Combination Company.”

Employment and Compensation Arrangements

Please see the section titled “Management of the Post-Combination Company.”

Indemnification and Insurance Obligations of the Post-Combination Company

Please see the section titled “Management of the Post-Combination Company.”

Listing of Securities

Listing of Class A ADSs and ADWs or Class C ADSs on Nasdaq

Class A ADSs and ADWs or Class C ADSs are not currently traded on a stock exchange. ListCo intends to apply to list the Class A ADSs and the Public ADWs or Class C-1 ADSs on Nasdaq under the symbols “PSNY” and “PSNYW,” respectively, upon the Closing. ListCo cannot assure you that the Class A ADSs and the Public ADWs or Class C-1 ADSs will be approved for listing or remain listed on Nasdaq.

Delisting of GGI Class A Common Stock and Deregistration of GGI

GGI Public Shares, GGI Public Units and GGI Public Warrants are currently listed on Nasdaq under the symbols “GGPI,” “GGPIU” and “GGPIW,” respectively. ListCo and GGI anticipate that, following consummation of the Business Combination, the GGI Class A Common Stock, GGI Public Units and GGI Public Warrants will be delisted from Nasdaq, and GGI will be deregistered under the Exchange Act.

Shares Eligible for Future Sale

There are certain restrictions on resales of ListCo’s securities. Please see the section titled “Shares Eligible for Future Sale.”

Comparison of Stockholders’ Rights

There are certain differences in the rights of GGI stockholders and the holders of Post-Combination Company securities, ADSs and ADWs after the Business Combination. Please see the section titled “Comparison of Stockholder Rights.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated until the parties to these transactions each submit a premerger notification filing (the “Notification and Report Form”) to the FTC and the Antitrust Division and the expiration or termination of the applicable waiting period(s) following the filing of the Notification and Report Form.

GGI’s affiliates and ListCo have filed Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC.

At any time before or after consummation of the Business Combination, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. ListCo and GGI’s affiliates cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, ListCo and GGI’s affiliates cannot assure you as to its result. Neither ListCo nor GGI’s affiliates are aware of any material regulatory approvals or actions that are required for consummation of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Material Tax Consequences

For a detailed discussion of material U.S. federal income tax consequences of the Business Combination and a summary of material UK tax consequences of transferring ADSs and ADWs, see the sections titled “Material U.S. Federal Income Tax Considerations” and “Material United Kingdom Tax Considerations” in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, GGI will be treated as the “acquired” company for financial reporting purposes, and Polestar Group will be the accounting acquirer. This determination was based on evaluation of the following facts and circumstances:

•	Parent Shareholders will have the largest voting interest in the Post-Combination Company under all redemption scenarios;

•

the Post-Combination Company Board will have four members nominated by Parent, compared to only one nominated by the GGI Sponsor. Additionally, Parent will have the ability to appoint the remaining members of the Post-Combination Company Board as deemed necessary;

•	Parent’s senior management will be the senior management of the Post-Combination Company;

•	Polestar Group operations will substantially comprise the ongoing operations of the Post-Combination Company; and

•	Polestar Group is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 Business Combinations as GGI does not meet the definition of a “business,” will be accounted for within the scope of IFRS 2 Share-based Payment. For accounting purposes, the transaction will be treated as the equivalent of Parent issuing shares for the net assets of GGI, accompanied by a recapitalization. The net assets of GGI will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess fair value of Post-Combination Company Shares issued over the fair value of GGI’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Emerging Growth Company

ListCo is an “emerging growth company” as defined in the JOBS Act. ListCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which ListCo has total annual gross revenue of at least $1.07 billion or (c) in which ListCo is deemed to be a large accelerated filer, which means the market value of Post-Combination Company Shares held by non-affiliates exceeds $700 million as of the last business day of ListCo’s prior second fiscal quarter, and (ii) the date on which ListCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. ListCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that ListCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

Foreign Private Issuer

As a “foreign private issuer,” ListCo is subject to different U.S. securities laws than domestic U.S. issuers. As long as ListCo continues to qualify as a foreign private issuer under the Exchange Act, ListCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, ListCo is not required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Further, ListCo is exempt from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. Although foreign private issuer status exempts ListCo from most of Nasdaq’s corporate governance requirements, ListCo has decided to voluntarily comply with these requirements, except for [●].

Subject to requirements under the Post-Combination Articles and Shareholder Acknowledgment Agreement that the ListCo Board be comprised of a majority of independent directors for the three years following the Closing, ListCo may in the future elect to avail itself of these exemptions or to follow home country practices with regard to other matters. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Controlled Company

By virtue of being a controlled company under Nasdaq listing rules, ListCo may elect not to comply with certain Nasdaq corporate governance requirements, including that:

•

a majority of the board of directors consist of independent directors (however, pursuant to the Post-Combination Articles and Shareholder Acknowledgment Agreement, for the three years following the Closing, the Post-Combination Company Board must be comprised of a majority of independent directors);

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the compensation and nominating and corporate governance committees.

Other than as specified above, ListCo may in the future elect to avail itself of these exemptions. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Redemption Rights

Pursuant to the Current GGI Certificate, holders of GGI Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to fund Regulatory Withdrawals and/or to pay franchise and income taxes, by (ii) the total number of then-outstanding GGI Public Shares. However, (x) in no event will GGI redeem shares of GGI Class A Common Stock in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001 and (y) a GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of GGI Common Stock included in the GGI Public Units sold in the GGI IPO.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of GGI Class A Common Stock for cash and will no longer own shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its GGI Public Shares only if it properly demands redemption, identifies to GGI the beneficial holder of the GGI Public Shares being redeemed and delivers its shares (either physically or electronically) to GGI’s Transfer Agent in accordance with the procedures described herein. Please see the section titled “Special Meeting of GGI Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of shares of GGI Common Stock in connection with the Business Combination.

THE BUSINESS COMBINATION AGREEMENT

GGI is asking GGI’s stockholders to adopt the Business Combination Agreement and approve the Business Combination. GGI stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annexes A-1 and A-2 to this proxy statement/prospectus. Please see the subsection titled “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement. GGI stockholders are urged to read carefully the Business Combination Agreement in its entirety before voting on the Business Combination Proposal because it is the primary legal document that governs the Business Combination.

In addition, GGI is asking GGI holders of public warrants to approve the Class C Warrant Amendment. GGI warrant holders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement and the Class C Warrant Amendment, which is attached as Annex D to this proxy statement/prospectus. Please see the subsection titled “Related Agreements—Class C Warrant Amendment” below for additional information and a summary of certain terms of the Class C Warrant Amendment.

GGI may consummate the Business Combination only if the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of GGI Common Stock entitled to vote thereon at the Stockholder Special Meeting, assuming a quorum is present. Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of outstanding GGI Public Warrants. The Warrant Amendment Proposal is conditioned on the approval of the Business Combination Proposal, but the Business Combination Proposal is not conditioned on the Warrant Amendment Proposal. Accordingly, the Business Combination can be consummated even if the Warrant Amendment Proposal is not approved.

The Business Combination Agreement

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules (the “Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. ListCo and GGI do not believe that the Schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On September 27, 2021, GGI entered into the Business Combination Agreement with ListCo, Parent, Polestar Singapore, Polestar Sweden and Merger Sub. ListCo is a newly incorporated, direct wholly owned subsidiary of Parent that was incorporated for purposes of consummating the Business Combination, and Merger Sub is a newly incorporated, direct wholly owned subsidiary of ListCo that was incorporated for purposes of consummating the Business Combination. On December 17, 2021, the parties to the Business Combination Agreement amended the Business Combination Agreement to provide for certain administrative changes to reflect the New PIPE Subscription by entering into Amendment No. 1 to the Business Combination Agreement. Pursuant to the Business Combination Agreement, among other things, and subject to the terms and conditions contained in the Business Combination Agreement, Parent will effectuate the Pre-Closing Reorganization prior to the Closing and, at the Closing, the parties will consummate the Business Combination. In connection with the Business Combination, Merger Sub will merge with and into GGI in the Merger, pursuant to which the separate corporate existence of Merger Sub will cease and GGI will become a wholly owned subsidiary of ListCo. In addition, ListCo will adopt the Post-Combination Articles, which will become the Post-Combination Company’s articles of association following the consummation of the Business Combination.

Subject to the terms of the Business Combination Agreement and customary adjustments set forth therein, the aggregate consideration to be paid to Parent in connection with the Pre-Closing Reorganization (excluding any Earn Out Shares) is expected to be approximately $20,003,000,000 (subject to the adjustments noted below). As consideration to be paid to the holders of GGI securities, each share of GGI Class A Common Stock and GGI Class F Common Stock will be exchanged for one newly issued Class A ADS, and as consideration to be paid to the holders of GGI Warrants (i) if the Warrant Amendment Proposal is approved, then (a) each GGI Public Warrant will be converted into the right to receive one Class C-1 ADS, which will be exercisable for Class A ADS at an exercise price of $11.50 per share; and (b) each GGI Private Placement Warrant will be converted into the right to receive one Class C-2 ADS, which will be exercisable for one Class A ADS at an exercise price of $11.50 per share and (ii) if the Warrant Amendment Proposal is not approved, then each GGI Public Warrant and GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one ADW representing the right to acquire one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per Class A ADS.

Consideration to Parent Stockholders

Pursuant to the Business Combination Agreement, following the Pre-Closing Reorganization, Parent will hold an aggregate number of Post-Combination Company Shares equal to approximately (a) $20,003,000,000 divided by $10.00, less (b) (i) the aggregate principal amount due in respect of certain convertible notes of Parent outstanding as of immediately prior to the Closing, divided by (ii) the applicable conversion price of such notes, less (c) 49,803,900, which represents the aggregate number of Post-Combination Company Preference Shares to be issued pursuant to the Volvo Cars Preference Subscription Agreement.

As additional consideration for Parent’s contribution to ListCo of all the issued and outstanding equity securities of Polestar Sweden, Parent will be entitled to receive, subject to the terms provided in the Business Combination Agreement, earn out shares (“Earn Out Shares”) from the Post-Combination Company, issuable in Post-Combination Company Class A Shares (“Earn Out Class A Shares”) and Post-Combination Company Class B Shares (“Earn Out Class B Shares”) up to an aggregate number equal to approximately (a) 0.075 multiplied by (b) the number of issued and outstanding Post-Combination Shares as of immediately after the Effective Time (including Post-Combination Company Shares issued pursuant to the Subscription Agreements), rounded down to the nearest whole number.

Earn Out

Under the Business Combination Agreement, Parent (or in the event that Parent has been dissolved or liquidated, the Parent Shareholders) will be entitled to receive Earn Out Shares if the daily volume weighted average price (based on such trading day) of one share of Post-Combination Company Class A Share (the “Volume Weighted Average ADS Price”) exceeds certain thresholds for a period of at least 20 days out of 30 consecutive trading days, as may be adjusted, at any time during the five-year period beginning on the 180th day following the Closing.

The Earn Out Shares will be issued by ListCo to Parent (or in the event that Parent has been dissolved or liquidated, the Parent Shareholders) as follows, in each case in accordance with their pro rata share and promptly upon, but no earlier than the second business day after the occurrence of the applicable triggering event: (i) if the Volume Weighted Average ADS Price equals or is greater than $13.00 per share, 20% of the Earn Out Class A Shares and 20% of the Earn Out Class B Shares (the “Tier 1 Earn Out Shares”); (ii) if the Volume Weighted Average ADS Price equals or is greater than $15.50 per share, 20% of the Earn Out Class A Shares and 20% of the Earn Out Class B Shares (the “Tier 2 Earn Out Shares”), plus the Tier 1 Earn Out Shares (if not previously issued); (iii) if the Volume Weighted Average ADS Price equals or is greater than $18.00 per share, 20% of the

Earn Out Class A Shares and 20% of the Earn Out Class B Shares (the “Tier 3 Earn Out Shares”), plus the Tier 1 Earn Out Shares and the Tier 2 Earn Out Shares (if not previously issued); (iv) if the Volume Weighted Average ADS Price equals or is greater than $20.50 per share, 20% of the Earn Out Class A Shares and 20% of the Earn Out Class B Shares (the “Tier 4 Earn Out Shares”), plus the Tier 1 Earn Out Shares, the Tier 2 Earn Out Shares and the Tier 3 Earn Out Shares (if not previously issued); and (v) if the Volume Weighted Average ADS Price equals or is greater than $23.00 per share, 20% of the Earn Out Class A Shares and 20% of the Earn Out Class B Shares, plus the Tier 1 Earn Out Shares, the Tier 2 Earn Out Shares, the Tier 3 Earn Out Shares and the Tier 4 Earn Out Shares (if not previously issued). If any of the Volume Weighted Average ADS Price thresholds described in the foregoing clauses (i) through (v) are not achieved within the five-year period beginning on the 180th day following the Closing, ListCo will not be required to issue the Earn Out Shares in respect of such Volume Weighted Average ADS Price threshold. Parent (or in the event that Parent has been dissolved or liquidated, the Parent Shareholders) will be entitled to Earn Out Shares in the event an acceleration event (as described in the Business Combination Agreement) occurs.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Polestar are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Consistent with the Business Combination Agreement, a “Material Adverse Effect” as used in herein means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Polestar and its subsidiaries, taken as a whole; provided, however, that none of the following will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

•	any change, event, effect, state of facts or occurrence arising from or related to

•

(a) general business or economic conditions in or affecting Singapore, China, Sweden, the United Kingdom or the United States, or any other country, or changes therein, or the global economy generally,

•

(b) any national or international political or social conditions in Singapore, China, Sweden, the United Kingdom or the United States, or any other country, including the engagement by Singapore, China, Sweden, the United Kingdom or the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism,

•

(c) changes in conditions of the financial, banking, capital or securities markets generally in Singapore, China, Sweden, the United Kingdom or the United States, or any other country, or changes therein, including changes in interest rates in Singapore, China, Sweden, the United Kingdom or the United States or any other country and changes in exchange rates for the currencies of any countries,

•

(d) changes or proposed changes in any applicable laws (including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or law or any other applicable laws, guidelines or recommendations, in each case, by any governmental authority and in response to COVID-19 (“COVID-19 Measures”)) or changes or proposed changes in the international financial reporting standards (consistently applied), or any other applicable accounting standards or any authoritative interpretations thereof, in each case, after the date of the Business Combination Agreement,

•	(e) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Business Combination (subject to certain carve-outs),

•	(f) any failure in and of itself by Polestar or any of its subsidiaries to meet any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition),

•

(g) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Singapore, China, Sweden, the United Kingdom or the United States or any other country, or any escalation of the foregoing,

•	(h) changes generally applicable to the industries or markets in which Polestar and its subsidiaries operate or

•	(i) any action taken at the express written request, or with the express written consent, of GGI after the date of the Business Combination Agreement.

provided, further, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (a) through (d), (g) or (h) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect, state of facts or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Polestar and its subsidiaries, taken as a whole, relative to other similarly situated participants operating in the industries in which Polestar or its subsidiaries operate (including, for the avoidance of doubt, those set forth on the Parent disclosure schedules to the Business Combination Agreement).

Closing and Effective Time of the Business Combination

The Closing is expected to take place electronically through the exchange of documents via e-mail or facsimile as promptly as practicable (and in any event no later than 9:00 a.m., New York time, on the third business day) after the date on which all of the conditions described below under the subsection “—Conditions to Closing of the Business Combination” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent legally permitted) waiver of such conditions at such closing) or at such other time, date and location as the parties to the Business Combination Agreement may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each of the parties to the Business Combination Agreement to complete the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent legally permitted) by the party for whose benefit such condition exists:

•

the applicable waiting period (and any extension thereof) under the HSR Act relating to the Business Combination will have expired, been terminated or obtained (or deemed, by applicable law, to have been obtained);

•	no law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental authority preventing the consummation of the Business Combination will be in effect;

•

this proxy statement/prospectus will have become effective in accordance with the provisions of the Securities Act, and no stop order will have been issued by the SEC and remain in effect with respect to this proxy statement/prospectus;

•	the Business Combination Proposal shall have been approved;

•	the Required Parent Shareholder Approval will have been obtained;

•

after completion of the GGI stockholder redemptions and prior to the Closing, GGI will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•	the Class A ADSs that constitute the share consideration paid to GGI and Class A ADSs that are issued in connection with the PIPE Investment will have been approved for listing on Nasdaq;

•	the ADWs or the Class C-1 ADSs, as applicable, will have been approved for listing on Nasdaq; and

•	the ListCo Board will have a number of directors and composition of directors determined in accordance with the Business Combination Agreement as of the Closing.

Additional Conditions to Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub’s Obligations

The obligation of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate and effect the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) by Parent:

•

(i) certain representations and warranties of GGI related to corporate organization, due authorization, capitalization and brokers will be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), (ii) certain representations and warranties related to the capitalization of GGI will be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representation and warranty related to the absence of certain changes will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iv) the other representations and warranties of GGI (other than the representations and warranties related to corporate organization, due authorization, capitalization and brokers, and the representation and warranty related to the absence of certain changes) will be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a GG Material Adverse Effect (as defined in the Business Combination Agreement);

•	the covenants and agreements of GGI contained in the Business Combination Agreement to be performed prior to the Closing will have been performed in all material respects;

•

the sum of (a) the amount in the Trust Account (after taking into account payments required to be made in connection with any stockholder redemptions), (b) the Sponsor Investment Amount, (c) the Volvo Cars PIPE Investment Amount and (d) the PIPE Investment Amount will be no less than $950,000,000, prior to the payment of any unpaid or contingent liabilities and fees and expenses of GGI (including, as applicable, any GG Transaction Expenses (as defined in the Business Combination Agreement)) as of the Closing; and

•

GGI will have delivered, or caused to be delivered, to Polestar, ListCo and Parent a certificate, duly executed by an authorized officer of GGI, dated as of the Closing Date, to the effect that the conditions specified in the first two bullets above are satisfied.

Conditions to GGI’s Obligations

The obligations of GGI to consummate and effect the Merger and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) by GGI:

•

(i) certain representations and warranties of the Parent and Polestar related to corporate organization, due authorization, capitalization and brokers will be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), (ii) certain representations and warrants of the Parent and Polestar related to the capitalization of Parent, Polestar and ListCo will be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties related to the absence of certain changes with respect to Parent and Polestar and the UK takeover code will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of Polestar, ListCo and Merger Sub (other than the representations and warranties of Parent and Polestar related to corporate organization, due authorization, capitalization and brokers, and certain representations and warranties of Parent, Polestar and ListCo relating to capitalization of equity securities, the absence of certain changes and the UK takeover code) will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect;

•

the covenants and agreements of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub contained in the Business Combination Agreement to be performed prior to the Closing will have been performed in all material respects;

•	the Pre-Closing Reorganization will have been completed; and

•

Parent will have delivered, or caused to be delivered, to GGI a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in the first two bullets above are satisfied.

Representations and Warranties

Under the Business Combination Agreement, Parent and Polestar made customary representations and warranties about it and its subsidiaries relating to:

•	corporate organization;

•	due authorization;

•	governing documents and subsidiaries;

•	consents;

•	capitalization;

•	capitalization of subsidiaries;

•	financial statements;

•	undisclosed liabilities;

•	litigation;

•	compliance with laws;

•	material contracts;

•	company benefit plans;

•	labor matters;

•	taxes;

•	insurance;

•	permits;

•	property;

•	intellectual property;

•	IT security;

•	data privacy;

•	environmental matters;

•	absence of changes;

•	transactions with affiliates;

•	brokers;

•	consents and requisite governmental approvals;

•	no violations;

•	business activities;

•	Investment Company Act;

•	UK Takeover Code; and

•	accuracy of Polestar’s information provided in this proxy statement/prospectus.

Under the Business Combination Agreement, GGI made customary representations and warranties relating to:

•	corporate organization;

•	due authorization;

•	consents and requisite government approvals;

•	no violations;

•	capitalization;

•	Trust Account;

•	SEC filings;

•	internal controls;

•	listing;

•	financial statements;

•	no undisclosed liabilities;

•	litigation;

•	compliance with laws;

•	business activities;

•	contracts;

•	employee benefit plans;

•	taxes;

•	absence of changes;

•	transactions with affiliates;

•	Investment Company Act;

•	recommendation of GGI;

•	brokers; and

•	accuracy of GGI’s information provided in this proxy statement/prospectus.

Covenants of the Parties

Conduct of Businesses Prior to the Completion of the Business Combination. Parent and Polestar have agreed that, except as disclosed on the Parent disclosure schedules, contemplated by the Business Combination Agreement or any other transaction document (including with respect to the Pre-Closing Reorganization), consented to by GGI in writing (which consent will not be unreasonably withheld, conditioned or delayed) or required by law or COVID-19 Measures, prior to the Closing, Parent and Polestar will, and will cause their respective subsidiaries to, use commercially reasonable efforts to (i) conduct and operate the business of Polestar and its subsidiaries in the ordinary course; (ii) preserve intact the current business organization and ongoing businesses of Polestar and its subsidiaries and maintain the existing relations and goodwill of Polestar and its subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of Polestar and its subsidiaries; and (iii) keep available the services of their present officers and other key employees. Without limiting the generality of the foregoing, except as set forth on the Parent disclosure schedules, contemplated by the Business Combination Agreement or any other transaction document (including with respect to the Pre-Closing Reorganization), consented to by GGI in writing (which consent will not be unreasonably withheld, conditioned or delayed) or required by law or COVID-19 Measures, Parent, with respect to Polestar and its subsidiaries, will not, and will cause Polestar and its subsidiaries not to, prior to the Closing:

•

(A) merge, consolidate, combine or amalgamate Polestar or any of its subsidiaries with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a material portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof for an aggregate purchase price in excess of $50,000,000;

•

(A) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional equity securities of Parent or any of its subsidiaries, or adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the equity securities of Polestar or its subsidiaries, or (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of Polestar or its subsidiaries, except with respect to the foregoing clauses (A) and (B), (1) for the acquisition by Polestar or any of its subsidiaries of any equity securities of Polestar or its subsidiaries in connection with the forfeiture or cancellation of such equity securities or (2) for transactions between Polestar and any of its wholly owned subsidiaries or between wholly owned subsidiaries of Polestar;

•

adopt any amendments, supplements, restatements or modifications to the governing documents of Polestar or its subsidiaries, except, with respect to the Polestar’s subsidiaries, (A) in the ordinary course of business, (B) as would not materially restrict the operations of such subsidiary and (C) as would not have an adverse impact on GGI;

•

other than the issuance of shares by a wholly owned subsidiary of Polestar to Polestar or another of Polestar wholly owned subsidiaries, (A) make, declare or pay any dividend or distribution (whether in cash, stock or property) to Parent Shareholders in their capacities as Parent Shareholders, or (B) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien (other than certain permitted liens), (1) any equity securities of Polestar or its subsidiaries or (2) any options, warrants, stock units, rights of conversion or other rights, agreements, arrangements or commitments obligating Polestar or its subsidiaries to issue, deliver or sell any equity securities of Polestar or its subsidiaries;

•

(A) issue or sell any debt securities or rights to acquire any debt securities of Polestar or any of its subsidiaries or guarantee any debt securities of another Person, or (B) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than (1) ordinary course trade payables that are not past due or (2) indebtedness in an aggregate amount less than $1,000,000,000;

•

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person (including to any of Parent’s or its subsidiaries’ officers, employees, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, other than (A) the reimbursement of expenses of employees in the ordinary course of business and (B) loans solely between or among any of Polestar and its subsidiaries;

•

(A) sell, transfer, assign, abandon, lease, license, sublicense or convey or otherwise dispose of any material assets (excluding certain intellectual property of Polestar), properties or business of Polestar or its subsidiaries, other than dispositions of obsolete or worthless assets and other than in the ordinary course of business or (B) create, subject or incur any lien on any material assets, properties or business of Polestar or its subsidiaries (other than certain permitted liens or in connection with the incurrence of indebtedness otherwise permitted by the Business Combination Agreement);

•

(A) transfer, sell, assign, abandon, license or sublicense (other than grant non-exclusive licenses in the ordinary course of business), let expire (other than expiration of intellectual property rights in accordance with its maximum statutory term) or otherwise dispose of any intellectual property material to Polestar or any of its subsidiaries or (B) disclose any trade secrets material to Polestar or any of its subsidiaries (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business);

•

other than in the ordinary course of business, (A) materially amend, modify or terminate, or waive or release any material rights, claims or benefits under, any material contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any material contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any material contract) or (B) enter into any contract that would constitute a material contract had it been entered into prior to the date of the Business Combination Agreement;

•

except as required under the terms of any Polestar benefit plan or labor agreement, (A) materially amend or modify, adopt, enter into or terminate any Polestar benefit plan or any benefit or compensation plan, policy, program or contract that would be a material Polestar benefit plan if in effect as of the date of the Business Combination Agreement, (B) materially increase or agree to materially increase the compensation or benefits payable to any current or former director, manager, officer, individual service provider or employee with annual base compensation exceeding $150,000 (in each case, other than ordinary course merit-based increases, consistent with past practice), (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of Polestar or any of its subsidiaries or (D) issue or grant any equity securities to an employee, director or other individual service provider;

•

(A) waive, release, compromise, settle or satisfy any pending or threatened proceeding or (B) enter into any settlement, conciliation or similar contract, in each case of clauses (A) and (B), the performance of which would involve the payment by Polestar or any of its subsidiaries, in each case, in excess of $10,000,000, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Polestar or any of its subsidiaries;

•	make any capital expenditures (or commit to make any capital expenditures) that in the aggregate exceed $100,000,000, other than any capital expenditure (or series of related capital expenditures)

consistent in all material respects with Polestar’s annual capital expenditure budget made available to GGI;

•

make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or IFRS (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Polestar or any of its subsidiaries;

•

enter into any agreement that materially restricts the ability of Polestar or any of its subsidiaries (including, following the Closing, ListCo and any of its subsidiaries) to engage or compete in any material line of business, or enter into any agreement that restricts the ability of Polestar or its subsidiaries (including, following the Closing, ListCo and any of its subsidiaries) to enter a new material line of business;

•	enter into, renew or amend in any material respect any Company Related Party Contract (as defined in the Business Combination Agreement);

•

enter into any material new line of business outside of (A) the business currently conducted by Polestar and its subsidiaries as of the date of the Business Combination Agreement, (B) any business contemplated to be conducted in accordance with the Polestar’s annual budget made available to GGI or (C) any business directly related to the research, design, manufacture, production, sale or lease of electric vehicles and/or electric vehicle technology; or

•	enter into any contract to take, or cause to be taken, or resolve to take, any of the actions prohibited under the foregoing.

GGI has agreed to a more limited set of restrictions on its business prior to the effective time of the Business Combination. Specifically, GGI has agreed to not, prior to the Closing, except as disclosed on the GGI disclosure schedules, contemplated by the Business Combination Agreement or any other transaction document, required by law or COVID-19 Measures, or with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of GGI, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of GGI, other than, for the avoidance of doubt, in connection with GGI stockholder redemptions;

•

(A) merge, consolidate, combine or amalgamate GGI with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or any portion of the assets of any corporation, partnership, association or other business entity or organization or division thereof);

•	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of GGI’s equity securities;

•	adopt any amendments, supplements, restatements or modifications to GGI’s trust agreement or GGI’s governing documents;

•

transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien (other than certain permitted liens) (A) any of equity securities of GGI or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating GGO to issue, deliver or sell any of its equity securities;

•	incur, guarantee or otherwise become liable for any indebtedness, other than the incurrence of indebtedness pursuant to working capital loans in an aggregate amount not to exceed $2,000,000;

•	hire or engage any manager, officer, employee or other individual service provider with compensation exceeding $250,000;

•	make any loans or advances to, or capital contributions to, or guarantees for the benefit of, or any investments in, any other person;

•	enter into any contract, except for contracts contemplated by the Business Combination Agreement or contracts related to the Business Combination;

•

engage in any activities or business, other than activities or business (A) conducted by GGI as of the date of the Business Combination Agreement (B) in connection with or incident or related to GGI’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by any SEC reports, (C) contemplated by, or incident or related to, the Business Combination Agreement, the performance of covenants or agreements thereunder or the consummation of the Business Combination or (D) that are (1) administrative or ministerial and (2) immaterial in nature;

•	adopt or enter into any benefit plan or any benefit or compensation plan, policy, program or contract that would be a benefit plan if in effect as of the date of the Business Combination Agreement;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving GGI (other than as contemplated by the Business Combination Agreement or any other transaction document); or

•	enter into any agreement to do any of the actions prohibited under the foregoing.

Efforts to Consummate. GGI and Parent agreed to, and GGI agreed to cause its affiliates to, and Parent agreed to cause its subsidiaries to, (i) use reasonable best efforts to assemble, prepare and file notifications or any information (and, as needed, to supplement such notifications or information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination, and, in the case of any notifications to be filed under the HSR Act, to submit such notifications no later than 15 business days after the date of the Business Combination Agreement, (ii) use reasonable best efforts to deliver the notices to, and/or obtain certain consents of, the third parties set forth on the Parent disclosure schedules, in each case as set forth therein, in connection with the Business Combination, (iii) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Business Combination, including using reasonable best efforts to obtain all material approvals of governmental authorities that any of GGI, Parent, ListCo, Polestar or their respective affiliates are required to obtain in order to consummate the Business Combination; provided that in no event shall GGI, Parent, ListCo, Polestar or any of their respective affiliates be obligated to bear any expense, pay any fee (except as otherwise set forth in the Business Combination Agreement, and excluding any expenses or fees payable to the SEC in connection with the Business Combination, including this proxy statement/prospectus) or grant any concession in connection with obtaining any such approvals, and that each party agreed to bear its out-of-pocket costs and expenses in connection with obtaining any such approvals and (iv) take such other action as may reasonably be necessary or as any other party may reasonably request to satisfy the conditions of the other parties set forth in the Business Combination Agreement or otherwise to comply with the Business Combination Agreement. Each party agreed to promptly inform the other parties of any substantive communication between itself and any governmental authority regarding the Business Combination.

Without limiting the foregoing, each party agreed not to, and each party agreed to cause its affiliates not to, enter into any agreement with any governmental authority not to consummate the Business Combination, except with the prior consent of the other parties. In connection with obtaining any such approvals, nothing in the Business Combination Agreement obligates any party or any of its affiliates to agree to, and Parent, with respect to Polestar and its subsidiaries, will not without GGI’s written consent, agree with any governmental authority to (i) sell, license or otherwise dispose of, or hold separate or agree to sell, license or otherwise dispose of, any entities, assets or facilities of Polestar or any of its subsidiaries or any entity, facility or asset of GGI and any of its affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations of any party or any of its affiliates, (iii) amend, assign or terminate existing licenses or other contracts of any party or any of its affiliates or (iv) enter into new licenses or other contracts in respect of any party or any of its affiliates. The parties further agreed that no party will agree to any of the foregoing measures with respect to any other party or any of its affiliates, except with such other parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed).

Except to the extent otherwise constituting a Company Transaction Expense (as defined in the Business Combination) under the Business Combination Agreement, whether or not the Business Combination is consummated, Parent and GGI agreed to each be responsible for 50% of the filing fees paid or payable to any governmental authority (including filing fees under the HSR Act or any other applicable law) in connection with the Business Combination other than filing fees under the HSR Act for the acquisitions by PIPE Investors for the PIPE Investment or Earn Out Holders for the Earn Out Shares (which will be the sole responsibility of the PIPE Investors or Earn Out Holders, as appropriate).

From and after the date of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement in accordance with its terms, the parties agreed to give legal counsel for the other parties a reasonable opportunity to review in advance, and additionally agreed to consider in good faith the views of the other in connection with, any proposed material written communication to any governmental authority relating to the Business Combination. Each of the parties agreed not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any governmental authority in connection with the Business Combination unless, to the extent not prohibited by such governmental authority, it consults with the other parties in advance. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other parties (i) to remove references concerning the valuation of Polestar, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

Without limiting the foregoing, GGI, Parent, Polestar Singapore, Polestar Sweden and ListCo agreed to use reasonable best efforts to (i) consummate the transactions contemplated by the Subscription Agreements and the Volvo Cars Preference Subscription Agreement on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and the Volvo Cars Preference Subscription Agreement, (ii) satisfy on a timely basis all conditions and perform in all material respects all covenants applicable to them in the Subscription Agreements and the Volvo Cars Preference Subscription Agreement and otherwise comply with their obligations thereunder, (iii) in the event that all conditions in the Subscription Agreements and the Volvo Cars Preference Subscription Agreement (other than conditions whose satisfaction is controlled by the parties or their affiliates and other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements and the Volvo Cars Preference Subscription Agreement at the time contemplated thereby, (iv) confer with each other regarding scheduling of the Closing Date (as defined in the Subscription Agreements and the Volvo Cars Preference Subscription Agreement), (v) deliver notices to counterparties to the Subscription Agreements and the Volvo Cars Preference Subscription Agreement at least five business days prior to the Closing to cause them to fund their obligations at least two business days prior to the date that the Closing is scheduled to occur hereunder and (vi) enforce their rights, as applicable, under the Subscription Agreements and the Volvo Cars Preference Subscription Agreement in the event that all conditions in the Subscription Agreements and the Volvo Cars Preference Subscription Agreement (other than conditions whose satisfaction is controlled by the parties or any of their affiliates and other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions of Closing) have been satisfied, to cause (A) each PIPE Investor to pay the subscription price set forth in its PIPE Subscription Agreement, (B) GGI Sponsor to pay the subscription price set forth in the Sponsor Subscription Agreement, (C) Snita to pay the subscription price set forth in the Volvo Cars PIPE Subscription Agreement and (D) Snita to pay the subscription price set forth in the Volvo Cars Preference Subscription Agreement.

GGI Stockholder Special Meeting. GGI agreed to, as promptly as practicable following the time at which this proxy statement/prospectus is declared effective under the Securities Act and, in any event within 45 days of the effectiveness of this proxy statement/prospectus, (a) duly give notice of the Stockholder Special Meeting (b) cause this proxy statement/prospectus to be mailed to the GGI stockholders and (c) duly convene and hold the Stockholder Special Meeting, in each case, in accordance with the governing documents of GGI and applicable law, for the purposes of approving the Business Combination Proposal and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect the GGI stockholder redemptions. GGI also agreed, through the GGI Board, to recommend to its stockholders except as permitted by the Business Combination Agreement, (i) the adoption and approval of the Business Combination Agreement, the transaction documents to which GGI is or will be a party and the Business Combination, including the Merger, (ii) the adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to this proxy statement/prospectus or in correspondence related thereto, and of any other proposals reasonably agreed by GGI, ListCo, Polestar and Parent as necessary or appropriate in connection with the consummation of the Business Combination and (iii) the adjournment of the Stockholder Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing; provided that GGI may postpone or adjourn the Stockholder Special Meeting (A) to solicit additional proxies for the purpose of approving the Business Combination Proposal, (B) for the absence of a quorum or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GGI has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the GGI Stockholders prior to the Stockholder Special Meeting; provided, further, that in no event may GGI adjourn the Stockholder Special Meeting for more than 15 business days later than the most recently adjourned meeting or to a date more than 30 business days after the original date of the Stockholder Special Meeting or, without the consent of Parent, to a date that is beyond the Termination Date (as defined in the Business Combination Agreement).

GGI Warrantholder Approval. GGI, ListCo, Polestar and Parent agreed to, as promptly as reasonably practicable following the date of the Business Combination Agreement and in accordance with the terms and pursuant to the documentation and timing to be mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the parties), solicit the requisite approval of the Warrant Amendment Proposal. In the event that the requisite approval of the Warrant Amendment Proposal is obtained prior to the Effective Time, each GGI Public Warrant that is outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive one Class C-1 ADS representing one Post-Combination company Class C-1 Share and each GGI Private Placement Warrant that is outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive one Class C-2 ADS representing one Post-Combination Company Class C-2 Share. In the event that the requisite approval of the Warrant Amendment Proposal is not obtained prior to the Effective Time, each GGI Warrant that is outstanding immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive one ADW. GGI agreed to obtain the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) prior to incurring any third-party fees (other than outside legal counsel) in connection with obtaining the requisite approval of the Warrant Amendment Proposal.

No Change of GGI Recommendation. Except as permitted by the Business Combination Agreement, the GGI Board, including any committee thereof, may not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the GGI Recommendation in a manner adverse to Parent, ListCo or Polestar. Notwithstanding anything in the Business Combination Agreement to the contrary, if, at any time prior to approval of the Business Combination Proposal, the GGI Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that in response to a GGI Intervening Event, the failure to make a change in the GGI Recommendation would be inconsistent with the GGI Board’s fiduciary duties under applicable law, the GGI Board may, prior to the approval of the Business Combination Proposal, make a change in the GGI Recommendation; provided, however, that GGI agreed to not make, or agree or resolve to make, a change in the GGI Recommendation unless (i) GGI delivers to Parent a written notice (a “GGI Intervening Event Notice”) advising Parent that the GGI Board proposes to take such action and containing the material facts underlying the GGI Board’s determination that a GGI Intervening Event has occurred and that failure to make a change in the GGI Recommendation would be inconsistent with its fiduciary duties under applicable law and (ii) at or after 5:00 p.m., New York time, on the fourth business day immediately following the day on which GGI delivered the GGI Intervening Event Notice (such period from the time the GGI Intervening Event Notice is provided until 5:00 p.m., New York time, on the fourth business day immediately following the day on which GGI delivered the GG Intervening Event Notice (it being understood that any material development with respect to a GGI Intervening Event will require a new notice but with an additional three business day (instead of four business days) period from the date of such notice) (the “GGI Intervening Event Notice Period”), the GGI Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a change of the GGI Recommendation would be inconsistent with its fiduciary duties under applicable law. If requested by Parent, GGI agreed to use its reasonable best efforts to cause its representatives to, during the GGI Intervening Event Notice Period, engage in good faith negotiations with Parent and its representatives to make such adjustments in the terms and conditions of the Business Combination Agreement so that the failure to make a change of GGI Recommendation would not be inconsistent with the GGI Board’s fiduciary duties under applicable law.

Exclusive Dealing. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, each of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub have agreed not to, and have agreed to cause their representatives not to, directly or indirectly:

•

solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate (including by commencing due diligence), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to any transaction or series of related transactions under which any person(s) (other than Parent, ListCo, Polestar or any of their respective subsidiaries; provided, that, solely with respect to Parent, any such transaction or series of related transactions does not adversely impact the expected benefits to GGI of the Business Combination, including the Pre-Closing Reorganization), directly or indirectly, acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of Parent or any of its controlled affiliates (whether by merger, consolidation, liquidation, recapitalization, purchase, exchange or issuance of equity securities, lease or purchase of assets, tender offer or otherwise) (a “Polestar Alternate Transaction”);

•	furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Polestar Alternate Transaction;

•	enter into any contract or other arrangement or understanding regarding a Polestar Alternate Transaction;

•	make any filings with the SEC in connection with a public offering of any equity securities or other securities of Polestar (or any affiliate or successor of Polestar); or

•

otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than GGI) to do or seek to do any of the foregoing or seek to circumvent certain provisions of the Business Combination Agreement or further a Polestar Alternate Transaction.

Parent, ListCo, Polestar Singapore and Polestar Sweden also agreed to, and agreed to promptly after the execution of the Business Combination Agreement, cause each of its subsidiaries to and use its reasonable best efforts to cause its and their representatives to, (A) cease any solicitations, discussions or negotiations with any person (other than the parties and their respective representatives) conducted prior to the execution of the Business Combination Agreement in connection with any Polestar Alternate Transaction or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Polestar Alternate Transaction and (B) terminate access to any physical or electronic data room maintained by or on behalf of Parent, Polestar or any if its subsidiaries and instruct each person that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of acquiring Parent or Polestar to return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries prior to the date of the Business Combination Agreement.

From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, GGI agreed to not, and agreed to cause its representatives not to, directly or indirectly:

•

solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate (including by commencing due diligence), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to any transaction or series of related transactions under which (a) GGI or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any other person(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, liquidation, recapitalization, purchase, exchange or issuance of equity securities, purchase of assets, tender offer or otherwise) or (b) (i) GGI or any of its controlled affiliates issues any equity securities to, or negotiates a similar investment with, any one or more persons or (ii) any one or more persons acquire or otherwise purchase all or a material portion of the assets or businesses of GGI (a “GGI Alternate Transaction”);

•	furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a GGI Alternate Transaction;

•	enter into any contract or other arrangement or understanding regarding a GGI Alternate Transaction; or

•

otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than the Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub) to do or seek to do any of the foregoing or seek to circumvent certain sections of the Business Combination Agreement or further a GGI Alternate Transaction.

GGI also agreed to, and agreed to promptly after the execution of the Business Combination Agreement cause its representatives (in each such person’s capacity as a representative of GGI) to, (A) cease any solicitations, discussions or negotiations related to any GGI Alternate Transaction with any person (other than the parties and their respective representatives) conducted prior to the execution of the Business Combination Agreement in connection with any GGI Alternate Transaction or any inquiry or request for information that could reasonably be expected to lead to, or result in, a GGI Alternate Transaction and (B) instruct each person that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of a GGI Alternate Transaction to return or destroy all confidential information furnished to such person by or on behalf of GGI or any of its representatives prior to the date of the Business Combination Agreement.

Stock Exchange Listing. Parent agreed to cause ListCo to, and ListCo agreed to, use its reasonable best efforts to cause the Class A ADSs that constitute the share consideration paid to GGI Stockholders and either the Class C-1 ADSs or ADWs, as applicable, issuable in accordance with the Business Combination Agreement to be approved for listing on Nasdaq (and GGI, Parent, Polestar Singapore, Polestar Sweden and Merger Sub agreed to reasonably cooperate in connection therewith), subject only to official notice of issuance, as promptly as practicable after the date of the Business Combination Agreement, and in any event prior to the Closing Date and to cause ListCo to satisfy any applicable initial and continuing listing requirements of Nasdaq.

GGI D&O Indemnification and Insurance. Each party agreed that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of GGI, as provided in GGI’s governing documents or otherwise in effect as of the date of the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, will survive the Business Combination and will continue in full force and effect from and after the Closing for a period of six years and (ii) ListCo agreed to, and agreed to cause the surviving SPAC entity to, perform and discharge all obligations to provide such indemnity and exculpation during such six-year period in each case to the maximum extent permitted by applicable law. To the maximum extent permitted by applicable law, during such six-year period, ListCo agreed to, and agreed to cause the surviving SPAC entity to, advance expenses in connection with such indemnification as provided in GGI’s governing documents. The indemnification and liability limitation or exculpation provisions of GGI’s governing documents will not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of GGI (the “GGI D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such GGI D&O Person was a director or officer of GGI prior to the Closing, unless such amendment, repeal or other modification is required by applicable law.

ListCo will not have any obligation under Section 6.03 of the Business Combination Agreement (GG D&O Indemnification and Insurance) to any GGI D&O Person when and if a court of competent jurisdiction will ultimately determine (and such determination will have become final and non-appealable) that the indemnification of such GGI D&O Person in the manner contemplated hereby is prohibited by applicable law.

Parent agreed to cause ListCo to, and ListCo agreed to, purchase, at or prior to the Closing, and maintain, or cause to be maintained, in effect for a period of six years after the Closing Date, without any lapse in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by any comparable insurance policies of GGI as of the date of the Business Combination Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy will provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the GGI’s directors’ and officers’ liability insurance policies as of the date of the Business Combination Agreement; provided that ListCo will not be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by GGI prior to the date of the Business Combination Agreement and, in such event, ListCo agreed to purchase the maximum coverage available for 300% of the most recent annual premium paid by GGI prior to the date of the Business Combination Agreement.

If ListCo or any of its respective successors or assigns (i) will merge or consolidate with or merge into any other corporation or entity and will not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) will transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions will be made so that the successors or assigns of ListCo will assume all of the obligations set forth in Section 6.03 of the Business Combination Agreement.

The GGI D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in Section 6.03 of the Business Combination Agreement are intended to be third-party beneficiaries of such section of the Business Combination Agreement.

Company Party D&O Indemnification and Insurance. Each party agreed that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of any Company Party (as defined in the Business Combination Agreement), as provided in such Company Party’s governing documents or otherwise in effect as of the date of the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, will survive the Business Combination and will continue in full force and effect from and after the Closing for a period of six years and (ii) ListCo agreed to cause each other Company Party to perform and discharge all obligations to provide such indemnity and exculpation during such six-year period in each case to the maximum extent permitted by applicable law. To the maximum extent permitted by applicable law, during such six-year period, ListCo agreed to cause each Company Party to advance expenses in connection with such indemnification as provided in the Company Parties’ Governing Documents. The indemnification and liability limitation or exculpation provisions of the Company Parties’ Governing Documents will not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of any Company Party (the “Company Party D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Company Party D&O Person was a director or officer of any Company Party prior to the Closing, unless such amendment, repeal or other modification is required by applicable law.

ListCo will not have any obligation under Section 6.04 of the Business Combination Agreement (Company Party D&O Indemnification and Insurance) to any Company Party D&O Person when and if a court of competent jurisdiction will ultimately determine (and such determination will have become final and non-appealable) that the indemnification of such Company Party D&O Person in the manner contemplated hereby is prohibited by applicable law.

Parent agreed to cause ListCo to, and ListCo agreed to, purchase, at or prior to the Closing, and maintain, or cause to be maintained, in effect for a period of six years after the Closing Date, without any lapse in coverage, a “tail” policy providing directors’ and officers’ liability, employment practices liability and fiduciary liability insurance coverage for the benefit of those persons who are covered by any comparable insurance policies of any Company Party as of the date of the Business Combination Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy will provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the Company Parties’ directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies as of the date of the Business Combination Agreement; provided that ListCo will not be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by such Company Party prior to the date of the Business Combination Agreement and, in such event, the Company Parties agreed to purchase the maximum coverage available for 300% of the most recent annual premium paid by such Company Party prior to the date of the Business Combination Agreement.

If ListCo or any of its respective successors or assigns (i) will merge or consolidate with or merge into any other corporation or entity and will not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) will transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions will be made so that the successors or assigns of ListCo will assume all of the obligations set forth in Section 6.04 of the Business Combination Agreement.

The Company Party D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in Section 6.03 of the Business Combination Agreement are intended to be third-party beneficiaries of such section of the Business Combination Agreement.

Other Covenants and Agreements. The Business Combination Agreement contains other covenants and agreements to which the parties have agreed, including covenants related to:

•	Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub waiving claims to the Trust Account in the event that the Business Combination does not consummate;

•	Parent delivering Polestar Automotive Holding Limited financial statements required to be included in this proxy statement/prospectus;

•	Parent using reasonable best efforts to deliver to GGI, within 24 hours after the execution and delivery of the Business Combination Agreement, the Required Parent Shareholder Approval;

•	Parent completing (and causing ListCo, Polestar and their respective subsidiaries to complete) the Pre-Closing Reorganization;

•	Parent and ListCo approving and adopting the Equity Plan and the Employee Stock Purchase Plan;

•	Parent taking all actions necessary to cause certain agreements to be terminated;

•	Parent using commercially reasonable efforts to liquidate voluntarily in the 2022 calendar year and distribute all of its ListCo stock to the Parent Shareholders;

•	ListCo undertaking to (and Parent undertaking to cause ListCo to) re-register as a public company under the UK Companies Act 2006 prior to the Closing;

•

ListCo undertaking to (and Parent undertaking to cause ListCo to) seek confirmation prior to the Closing from the UK Takeover Panel that the UK Takeover Code will not apply to ListCo with effect from the Closing;

•	ListCo complying with the requirements of section 593 of the UK Companies Act 2006 if the Warrant Amendment Proposal is approved (and providing GGI with reasonable evidence of such compliance);

•	GGI promptly notifying Parent of any shareholder litigation related to the Business Combination;

•

GGI keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

•	GGI making certain disbursements from the Trust Account in limited circumstances set forth in the trust agreement;

•	GGI, Parent, Polestar Singapore, Polestar Sweden or ListCo not amending or modifying the terms of the PIPE Subscription Agreements;

•	GGI reasonably cooperating with ListCo and using reasonable best efforts to de-list units of GGI from the Nasdaq and de-registering such securities under the Exchange Act;

•	Parent and Polestar agreeing to take all actions necessary to cause certain appointments to the board of Polestar;

•	Polestar and GGI cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•	Polestar and GGI paying its transfer, documentary, sales, use, stamp, registration, VAT or other similar taxes incurred in connection with the Business Combination;

•

Polestar and GGI providing access, subject to certain specified restrictions and conditions, to the other party and its representatives reasonable access to Polestar’s and GGI’s (as applicable) and its subsidiaries’ properties, records, systems, contracts and commitments;

•	confidentiality and publicity relating to the Business Combination Agreement and the transactions contemplated thereby; and

•	each of Polestar and GGI to cooperate on executing further documents and performing further acts as reasonably necessary to give full effect to the Business Combination.

No Survival of Representations, Warranties and Covenants; No Indemnification

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, will terminate and expire upon the occurrence of the effective time of the Merger (and there will be no liability after the closing of the Merger in respect thereof), except for (a) those covenants and agreements contained in the Business Combination Agreement that by their terms expressly apply in whole or in part after the closing of the Merger and then only with respect to any breaches occurring after the Closing and (b) the miscellaneous provisions of the Business

Combination Agreement. Accordingly, Polestar Stockholders will not have any indemnification obligations pursuant to the Business Combination Agreement.

Equity Plans

Under the Business Combination Agreement, prior to the Closing (but after the completion of the Pre-Closing Reorganization), the ListCo Board and the Parent Board will approve and adopt the Equity Plan in the form attached to the Business Combination Agreement as Exhibit G, with such changes as may be agreed in writing between ListCo, GGI and Parent (the “Equity Plan”). The Equity Plan provides, among other things, a reserve of 10,000,000 Post-Combination Company Class A Shares for issuance and provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on January 1 of each calendar year during the term of the Equity Plan (such date, the “Evergreen Commencement Date”) and ending on and including the ninth anniversary of the Evergreen Commencement Date, in an amount equal to the lesser of (i) 0.5% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the ListCo Board. As soon as reasonably practicable and permitted following the Closing Date and subject to stockholder approval of the Equity Plan, the Post-Combination Company will take commercially reasonable efforts to file an effective registration statement on Form S-8 (or other applicable form) with respect to the Post-Combination Company Class A Shares issuable under the Equity Plan, and the Post-Combination Company will use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Plan remain outstanding.

Additionally, pursuant to the Business Combination Agreement, prior to the Closing (but after the completion of the Pre-Closing Reorganization), the ListCo Board and the Parent Board will approve and adopt an employee stock purchase plan in the form attached to the Business Combination Agreement as Exhibit H, with changes as may be agreed in writing between ListCo, GGI and Parent and subject to stockholder approval (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan provides, among other things, a reserve of 2,000,000 Post-Combination Company Class A Shares for issuance thereunder and provides that the number of Post-Combination Company Class A Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.1% of the aggregate number of Post-Combination Company Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Post-Combination Company Shares as determined by the ListCo Board.

Termination

Mutual Termination Rights. The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:

•	by written consent of Parent and GGI;

•

by Parent or GGI, if the closing has not occurred by May 27, 2022 (provided that there has been no breach of the terminating party that is the primary cause of the failure to consummate prior to such date);

•

by Parent or GGI, if any governmental authority issues any law or order or has taken any other action enjoining, restraining or otherwise prohibiting the transactions (provided that there has been no breach of the terminating party that is the primary cause of such law or order); or

•

by Parent or GGI, if the Stockholder Special Meeting has been held (including any adjournment or postponement thereof) and has concluded, and the pre-Closing GGI Stockholders have duly voted and the Business Combination Proposal was not approved.

Parent Termination Right. The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:

•

by written notice to GGI from Parent if any representation and warranty of GGI is not true and correct or if GGI failed to perform any covenant or agreement on the part of GGI set forth in the Business Combination Agreement, such that the conditions described in the first two bullet points under the heading “—Conditions to Closing of the Business Combination; Conditions to Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub’s Obligations” would not be satisfied at the closing and such breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured prior to the earlier of (i) 30 days after written notice thereof is delivered to GGI by Parent and (ii) May 27, 2022; provided, however, that none of Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub are then in material breach of the Business Combination Agreement.

GGI Termination Rights. The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:

•

by written notice to Parent from GGI if any representation and warranty of Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub is not true and correct or if Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub have failed to perform any covenant or agreement on the part of Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub set forth in the Business Combination Agreement, such that the conditions described in the first two bullet points under the heading “—Conditions to Closing of the Business Combination; Conditions to GGI’s Obligations” would not be satisfied at the closing and such breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured prior to the earlier of (i) 30 days after written notice thereof is delivered to Parent by GGI and (ii) May 27, 2022; provided, however, that GGI is not then in material breach of the Business Combination Agreement; or

•	by GGI, if the Required Parent Shareholder Approval has not been delivered to GGI within 24 hours after the execution of the Business Combination Agreement.

Effect of Termination

If the Business Combination Agreement is validly terminated, the Business Combination Agreement will become void without any liability on the part of any of the parties unless either GGI or Parent willfully breaches the Business Combination Agreement. However, the Trust Account claims waiver, confidentiality, access to information, publicity, effect of termination and certain other technical provisions will continue in effect notwithstanding termination of the Business Combination Agreement.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement in writing executed and delivered by GGI, on the one hand, and Parent, ListCo, Polestar Singapore and Polestar Sweden, on the other hand.

Enforcement

The parties to the Business Combination Agreement agree that they will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Business Combination Agreement or any other transaction document and to enforce specifically the terms of provisions thereof, without proof of damages, prior to valid termination of the Business Combination Agreement.

Stock Exchange Listing

An application will be made by ListCo to have the Class A ADSs that constitute the consideration paid to GGI Stockholders and either the Class C-1 ADSs or ADWs, as applicable, to be approved for listing on Nasdaq. It is a condition to both parties’ obligation to complete the Business Combination that such approval is obtained.

Expenses

Except as otherwise provided in the Business Combination Agreement, all fees and expenses incurred in connection with the Business Combination Agreement, the other transaction documents and the Business Combination, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if the Business Combination Agreement is terminated in accordance with its terms, Parent will pay, or cause to be paid, all unpaid Company Transaction Expenses (as defined in the Business Combination Agreement) and GGI will pay, or cause to be paid, all unpaid GG Transaction Expenses and (b) if the Closing occurs, then ListCo will pay, or cause to be paid, all unpaid GG Transaction Expenses up to an amount equal to $60 million and all unpaid Company Transaction Expenses.

RELATED AGREEMENTS

This section describes the material provisions of certain additional agreements that have been or are to be entered into pursuant to the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Forms of the Subscription Agreement, Registration Rights Agreement, the Registration Rights Agreement Amendment, and Parent Lock-Up Agreement are attached hereto as Annexes F, G, Q and L, respectively. GGI stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Stockholder Special Meeting.

Subscription Agreements

PIPE Subscription Agreements

On September 27, 2021, GGI and ListCo entered into the Initial PIPE Subscription Agreements with the Initial PIPE Investors, pursuant to which the Initial PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 7.43 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share in a private placement, for an aggregate amount of approximately $67.5 million.

On December 17, 2021, GGI and ListCo entered into the New PIPE Subscription Agreements with the New PIPE Investors, which include certain affiliates and employees of the GGI Sponsor. Pursuant to the New PIPE Subscription Agreements, the New PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 14.3 million Post-Combination Company Class A Shares in the form of Class A ADSs for an average price of approximately $9.54 per Class A ADS, for an amount of approximately $136.0 million. The New PIPE Subscription Agreements are substantially similar to the Initial PIPE Subscription Agreements, except with regard to purchase price. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

The issuance of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Pursuant to the PIPE Subscription Agreements, ListCo agreed to file with the SEC (at ListCo’s sole cost and expense), within 30 calendar days after the date of Closing, a registration statement registering the resale of the PIPE Shares, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

Sponsor Subscription Agreement

On September 27, 2021, GGI and ListCo entered into the Sponsor Subscription Agreement with GGI Sponsor, pursuant to which, the GGI Sponsor agreed to purchase an additional 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share on the date of Closing, for an aggregate investment of $82,500,000. Pursuant to the Sponsor Subscription Agreement, the GGI Sponsor has the right to assign its commitment to purchase the Class A ADSs under the Sponsor Subscription Agreement in advance of the Closing. On December 17, 2021, (i) the GGI Sponsor assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $63.0 million (the “Sponsor Assignment”), to the New PIPE Investors and (ii) GGI, ListCo and the GGI Sponsor amended the Sponsor Subscription Agreement to reflect the Sponsor Assignment. As a result, pursuant to the Sponsor Subscription Agreement, as amended, Sponsor has agreed to purchase approximately 2.15 million Class A ADSs for a purchase price of approximately $9.09 per Class A ADS on the date of Closing, for an aggregate investment of approximately $19.5 million. The Sponsor Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreements, except that the GGI Sponsor has the right to syndicate its commitment to acquire the Class A ADSs to be purchased under the Sponsor Subscription Agreement in advance of the Closing.

The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

Volvo Cars Subscription Agreement

On September 27, 2021, GGI and ListCo entered into the Volvo Cars PIPE Subscription Agreement with Snita, a corporation organized under the laws of Netherlands and a wholly owned indirect subsidiary of Volvo Cars, pursuant to which Snita has agreed to purchase an additional 10 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $10.00 per share on the date of Closing. Pursuant to the Volvo Cars Subscription Agreement, Snita has the right to assign its commitment to purchase the Class A ADSs under the Volvo Cars Subscription Agreement in advance of the Closing. On December 17, 2021 (i) Snita assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $73.0 million (the “Volvo Assignment,” and together with the Sponsor Assignment, the “PIPE Assignment”) to purchase the Class A ADSs to the New PIPE Investors and (ii) GGI, ListCo and Snita amended the Volvo Car Subscription Agreement to reflect the Volvo Assignment. As a result, pursuant to the Volvo Cars Subscription Agreement, as amended, Snita has agreed to purchase approximately 2.70 million Class A ADSs for a purchase price of $10 per Class A ADS on the date of Closing, for an aggregate investment of approximately $27.0 million. The Volvo Cars Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreements, except with regard to purchase price. Snita may, in accordance with the terms of the Volvo Cars Subscription Agreement, syndicate its commitment to acquire the Class A ADSs to be purchased under the Volvo Cars Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

The foregoing descriptions of the Subscription Agreements do not purport to be complete and are qualified in their entirety by the terms and conditions of the PIPE Subscription Agreements, a form of which is attached hereto as Annex F.

Registration Rights Agreement

On September 27, 2021, ListCo, Parent, the Parent Shareholders, the GGI Sponsor and the independent directors of GGI entered into a Registration Rights Agreement which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, ListCo agreed that, as soon as practicable, and in any event within 30 days after the Closing, ListCo will file with the SEC a shelf registration statement. In addition, ListCo will use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 60th day (or the 90th day if the registration statement is reviewed by, and received comments from, the SEC) following the filing deadline, in each case subject to the terms and conditions set forth therein.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, a form of which is attached hereto as Annexes G-1 and G-2.

Parent Lock-Up Agreement

On September 27, 2021, Parent, ListCo and the Parent Shareholders entered into the Parent Lock-Up Agreement, a form of which is attached as Annex L to this proxy statement/prospectus. Pursuant to the Parent Lock-Up Agreement, each Parent Shareholder has, subject to certain exceptions, among other things, agreed not to transfer any equity security of ListCo issued to them pursuant to the Business Combination Agreement or other transaction documents contemplated by the Business Combination Agreement during the period commencing the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein.

Sponsor and Supporting Sponsor Lock-Up Agreement

On September 27, 2021, the GGI Sponsor, GGI, Parent, ListCo and the GGI Initial Stockholders entered into the Sponsor and Supporting Sponsor Lock-Up Agreement, attached as Annexes K-1 and K-2 to this proxy statement/prospectus.

The Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement provides that GGI Sponsor and GGI Initial Stockholders will agree to, among other things: (i) support and vote in favor of all proposals included in this proxy statement/prospectus; (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock; (iii) be bound by certain pre-closing transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants; and (iv) not transfer any Class A ADSs for six months post-Closing.

GGI Sponsor also agreed to forfeit up to 1,533,873 shares of GGI Class F Common Stock in connection with the Business Combination.

Warrant Amendment Agreement

In the event that the Warrant Amendment Proposal is not approved, at the Closing, GGI, ListCo and Computershare will enter into the Warrant Amendment Agreement, substantially in the form attached as Annex E to this proxy statement/prospectus. The Warrant Amendment Agreement will amend the Existing Warrant Agreement to provide that at the Effective Time, each GGI Public Warrant and GGI Private Placement Warrant will be assumed by ListCo and be converted into the right to receive one ADW, subject to the terms and conditions set forth therein. In addition, under the Warrant Amendment Agreement, GGI will assign to ListCo all of its rights, interests, and obligations in and under the Existing Warrant Agreement as of the Effective Time, subject to the terms and conditions set forth therein.

Class C Warrant Amendment

In the event that the Warrant Amendment Proposal is approved, at the Closing, GGI, ListCo and Computershare will enter into the Class C Warrant Amendment, substantially in the form attached as Annex D to this proxy statement/prospectus. The Class C Warrant Amendment will amend the Existing Warrant Agreement to provide that, at the Effective Time, (i) each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-1 ADS representing one Post-Combination Company Class C-1 Share representing the right to acquire one Post-Combination Company Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per Class C-1 ADS, subject to adjustment, terms and limitations as described in the Post-Combination Articles, (ii) each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-2 ADS representing one Post-Combination Company Class C-2 Share representing the right to acquire one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per Class C-2 ADS, subject to adjustment, terms and limitations described in the Post-Combination Articles and (iii) the Existing Warrant Agreement will be terminated and be of no further force or effect promptly following the Effective Time, in the case of each of clauses (i), (ii) and (iii) above, subject to the terms and conditions set forth therein.

Shareholder Acknowledgment

On September 27, 2021, Parent, the Parent Shareholders and ListCo entered into the Shareholders Acknowledgement Agreement which provides, among other things, that Parent and the Parent shareholders undertake that (i) at Closing, the initial Post-Combination Company Board will include eight directors, a majority of whom will be independent directors, (ii) for a period of three years following the Closing, Parent and the Parent shareholders will not vote in favor of the removal any independent directors of the Post-Combination Company unless at least two independent directors vote in favor of such removal, (iii) for a period of three years following the Closing, Parent and the Parent shareholders will not require the Post-Combination Company to convene a general meeting for the purpose of removing an independent director, and (iv) for three years following the Closing, Parent and the Parent shareholders will not to vote in favor of any amendment to the Post-Combination Articles relating to the composition of the Post-Combination Company Board or the appointment or removal of Post-Combination Company directors. The GGI Sponsor will have third party beneficiary rights to enforce the aforementioned undertakings.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax considerations for beneficial owners of GGI Class A Common Stock and GGI Warrants (collectively, the “GGI Securities”) (i) of electing to have their GGI Class A Common Stock redeemed for cash if the Merger is completed, (ii) of the adoption of the proposed amendments, (iii) of the Merger, and (iv) of the ownership and disposition of AD securities acquired pursuant to the Merger. This discussion applies only to GGI Securities and AD securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including the Medicare contribution tax on net investment income, or holders who are subject to special rules, including:

•	brokers or dealers;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the GGI Securities, or any class of AD securities;

•	persons holding GGI Securities or AD securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who purchase Post-Combination Company Shares as part of the Subscription Investments or the Volvo Cars Preference Subscription Investment;

•	GGI Initial Stockholders;

•	persons that received GGI Securities or AD securities as compensation for services; or

•	controlled foreign corporations or passive foreign investment companies.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds GGI Securities or AD securities, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners should consult their tax advisors regarding the U.S. federal income tax treatment of the Business Combination and of holding the GGI Securities or AD securities.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published guidance by the Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof, and does not take into account proposed changes in such tax laws. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of GGI Securities or AD securities. GGI and Parent have not sought and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF GGI SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER AND CONSIDERATIONS RELATING TO THE OWNERSHIP

AND DISPOSITION OF AD SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of ListCo

A corporation generally is considered to be a tax resident for U.S. federal income tax purposes in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, ListCo, which is incorporated under the laws of the United Kingdom, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by one or more U.S. corporations (including through the acquisition of all of the outstanding shares of a U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities (this test is referred to as the “substantial business activities test”); and (iii) after the acquisition, the percentage of the shares of the non-U.S. acquiring corporation held by former shareholders of the acquired U.S. corporation(s) by reason of holding shares in the U.S. acquired corporation(s) (taking into account the receipt of the non-U.S. corporation’s shares in exchange for each U.S. corporation’s shares) as determined for purposes of Section 7874 of the Code (the “Section 7874 ownership percentage”) is at least 80% (by either vote or value) (this test is referred to as the “80% ownership test” and the three-prong test described in clauses (i)–(iii) above is referred to as the “Section 7874(b) expatriation test”).

Further, Section 7874 of the Code can limit the ability of U.S. corporations and their U.S. affiliates acquired by “surrogate foreign corporations” to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. These limitations will potentially apply if the Section 7874(b) expatriation test would be satisfied if the 80% ownership test were applied by substituting “60%” for “80%”, in which case the taxable income of the U.S. corporations (and any U.S. person considered to be related to the U.S. corporations pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporations’ properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporations’ properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain. In addition, dividends paid by ListCo would not qualify for “qualified dividend income” treatment. Further, the Tax Cuts and Jobs Act imposed additional requirements on a U.S. corporation that has failed the substantial business activities test and met the 60% ownership test, including that such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related non-U.S. person within the meaning of Section 59A of the Code.

Based upon the terms of the Pre-Closing Reorganization pursuant to the Business Combination Agreement and the Merger, the rules for determining share ownership under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, and certain factual assumptions, Parent currently expects that the Section 7874 ownership percentage should be less than 60% after the Merger. Accordingly, ListCo is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes, dividends paid by ListCo may be “qualified dividends” (subject to the discussion below regarding the passive foreign investment company rules and other applicable requirements under Section 1 of the Code) and the U.S. subsidiaries of ListCo are not expected to be subject to the limitations and other rules described above under Section 7874 of the Code. However, whether the 80% ownership test (or 60% ownership test) has been satisfied must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances or adverse rule changes. In addition, the rules for determining ownership under Section 7874 of the Code are complex and unclear.

If ListCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax. However, if ListCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, dividend payments would generally constitute “qualified dividends” and be subject to tax at the rates accorded to long-term capital gains. Furthermore, if the IRS were to successfully assert that the 60% ownership test has been met, the ability of the U.S. subsidiaries of ListCo to utilize certain U.S. tax attributes against income or gain recognized pursuant to certain transactions may be limited.

The remainder of this discussion assumes that ListCo will not be treated as a U.S. corporation for U.S. federal income tax purposes, that dividends of ListCo could be eligible to be treated as “qualified dividends” (if all other requirements are satisfied), and that the U.S. subsidiaries of ListCo will not be subject to the limitations and other rules under Section 7874 of the Code.

American Depositary Shares

Each ADS or ADW represents the right to receive, and to exercise the beneficial ownership interests in, one Post-Combination Company Class A Share, one Post-Combination Company Class C-1 Share, or one Polestar Warrant (as applicable) on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

The remainder of this discussion assumes that, for U.S. federal income tax purposes, ownership of AD securities will be treated as ownership of the underlying Post-Combination Company Class A Shares, Post-Combination Company Class C Shares, or Polestar Warrants (as applicable).

Class C ADSs

In the event that the Warrant Amendment Proposal is approved, at the Effective Time each GGI Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C ADS (see “Warrant Holder Proposal No. 1 – The Warrant Amendment Proposal”). The U.S. federal income tax treatment of the Class C ADSs is uncertain. It is possible that the Class C ADSs could be treated as stock of ListCo for U.S. federal income tax purposes, or could be treated as warrants exercisable for stock of ListCo. Holders of GGI Warrants should consult their tax advisors regarding the U.S. federal income tax considerations relating to the Class C ADSs.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of GGI Securities or AD securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of GGI Common Stock

In the event that a U.S. holder of GGI Common Stock exercises its right to have its GGI Common Stock redeemed pursuant to the redemption provisions described in “Special Meeting of GGI Stockholders—Redemption Rights”, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of GGI Common Stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning GGI Warrants or AD securities) relative to all of shares of GGI Common Stock both before and after the redemption and the Merger. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in GGI or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of GGI Common Stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of GGI’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of GGI Common Stock (taking into account the Merger) must, among other requirements, be less than 80% of the percentage of GGI’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. Prior to the Merger, GGI Class A Common Stock might not be treated as voting stock for this purpose, and, consequently, the substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. holder’s interest if either all the shares of GGI Common Stock actually and constructively owned by the U.S. holder are redeemed (taking into account the Merger) or all the shares of GGI Common Stock actually owned by the U.S. holder are redeemed (taking into account the Merger) and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the GGI Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in GGI. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in GGI will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of GGI Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such GGI Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be taxed at reduced rates. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the GGI Common Stock may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then non-corporate U.S. holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the GGI Common Stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in such holder’s shares of GGI Common Stock generally will equal the cost of such shares. A U.S. holder that purchased GGI units would have been required to allocate the cost between the shares of GGI Common Stock and the warrants comprising the units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of GGI, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s GGI Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the GGI Common Stock. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed GGI Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Dividends deemed paid by GGI to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends deemed paid by GGI to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the rates accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the GGI Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

A U.S. holder should consult its own tax advisors as to the tax consequences to it of a redemption.

Adoption of the Proposed Amendments

In the event that the Warrant Amendment Proposal is approved, U.S. holders of GGI Warrants should be treated as having received “new” warrants of GGI in exchange for their GGI Warrants in a tax-free recapitalization under Section 368 of the Code in which no gain or loss will be recognized. U.S. holders of GGI Warrants should have the same tax basis and holding period in the new warrants of GGI received as in their GGI Warrants exchanged therefor.

The Merger

The parties to the Merger intend that the Merger, taken together with certain related transactions, qualify as a transaction described under Section 351 of the Code, and, as discussed further below, not subject the GGI Stockholders to U.S. federal income tax under Section 367 of the Code (subject to entry into gain recognition agreements by any such stockholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code) (the “Intended Tax Treatment”). Based upon customary assumptions and representations made by Parent and GGI, as well as certain covenants and undertakings of Parent and GGI, Weil, GGI’s tax counsel, is currently of the opinion that the Merger should qualify for the Intended Tax Treatment. However, the closing of the Merger is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Merger, and neither GGI nor Parent intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. If any of the assumptions, representations, covenants or undertakings by Parent or GGI is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinion may be affected and the U.S. federal income tax consequences of the Merger could differ from those described herein. Further, the qualification of the Merger for the Intended Tax Treatment depends on numerous facts and circumstances, some of which may change between the date of this proxy statement/prospectus and the closing of the Merger, and cause the opinion to no longer be in effect. The opinion is given only as of the date hereof, and is not binding on the IRS or any court. No assurance can be given that the IRS will not challenge the conclusions in the opinion, or that a court would not sustain such a challenge.

Assuming that the Merger qualifies for the Intended Tax Treatment, a U.S. holder that exchanges its GGI Common Stock in the Merger for Class A ADSs generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Class A ADSs received by a U.S. holder in the Merger should be equal to the adjusted tax basis of the GGI Common Stock surrendered in the Merger in exchange therefor. The holding period of the Class A ADSs should include the holding period of the GGI Common Stock surrendered in the Merger in exchange therefor.

To the extent the Merger does not qualify under Section 351 (or any other tax-deferral provision) of the Code, and subject to the discussion below regarding the conversion of GGI Warrants, then a GGI Stockholder that is a U.S. holder generally would recognize gain or loss, if any, in an amount equal to the difference, if any, between (i) the fair market value of the Class A ADSs received (and, if such U.S. holder is also surrendering GGI Warrants, any Class C ADSs in the event that the Warrant Amendment Proposal is approved, or any ADWs in the event that the Warrant Amendment Proposal is not approved) and (ii) such U.S. holder’s adjusted tax basis in the GGI Common Stock (and, if such U.S. holder is also surrendering GGI Warrants, any such GGI Warrants) exchanged therefor. Any such gain or loss so recognized would be capital gain or loss, and would be long-term capital gain or loss only if such U.S. holder’s holding period for the GGI Common Stock exceeds one year at the time of the Merger. Long-term capital gains of non-corporate U.S. holders (including individuals) are currently eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in the Class A ADSs (and the Class C ADSs or ADWs, if any, as applicable) received in the Merger would not include the holding period for the GGI Common Stock (and the GGI Warrants, if any) exchanged therefor. As discussed further below, to the extent that the Merger does not qualify for tax-deferral solely as a result of the application of Section 367 of the Code, a GGI Stockholder that is a U.S. holder generally would recognize gain, but not loss.

The appropriate U.S. federal income tax treatment of the disposition of GGI Warrants in connection with the Merger is uncertain. If the Warrant Amendment Proposal is not approved, it is possible that a U.S. holder of GGI Warrants could be treated as exchanging such GGI Warrants for “new” warrants. If so treated, a U.S. holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the ADWs held by such U.S. holder immediately following the Merger and the adjusted tax basis of the GGI Warrants held by such U.S. holder immediately prior to the Merger. Alternatively, it is also possible that a U.S. holder of GGI Warrants could be treated as transferring its GGI Warrants and shares of GGI Common Stock to ListCo for ADWs and Class A ADSs in an exchange governed by Section 351 of the Code. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the ADWs treated as received by such holder and the Class A ADSs received by such holder over (y) such holder’s aggregate adjusted tax basis in the GGI Warrants and GGI Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the ADWs treated as having been received by such holder in such exchange. However, if the deemed transfer of GGI Warrants also qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, subject to Section 367(a) of the Code as discussed below, a U.S. holder of GGI Warrants generally should not recognize any gain or loss on such deemed transfer of GGI Warrants, and such U.S. holder’s basis in the ADWs deemed received should be equal to the U.S. holder’s basis in its GGI Warrants deemed transferred. The requirements for qualification of the Merger as a “reorganization” under Section 368 of the Code are more stringent in certain respects than the requirements for qualification as an exchange under Section 351 of the Code. While not free from doubt, the parties to the Merger do not intend to report the exchange of GGI Warrants for ADWs as qualifying as part of a “reorganization” within the meaning of Section 368 of the Code.

If the Warrant Amendment Proposal is approved, and if the Class C ADSs are treated as stock for U.S. federal income tax purposes, a U.S. holder of GGI Warrants should be treated as having exchanged its GGI Warrants in the Merger for stock of ListCo, and should be treated similarly to a U.S. holder of GGI Common Stock, as discussed above. If the Class C ADSs are not treated as stock for U.S. federal income tax purposes, then the conversion of GGI Warrants to Class C ADSs should be treated in the same manner as the conversion of GGI Warrants to ADWs, as described in the immediately preceding paragraph.

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder generally require a U.S. holder of stock or securities in a U.S. corporation to recognize gain (but not loss) when such stock or securities are exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment, unless certain conditions are met. U.S. holders of GGI Common Stock will be deemed to transfer shares of such stock to ListCo in exchange for Class A ADSs (and, in the event that the Warrant Amendment Proposal is approved, U.S. holders of GGI Warrants will be deemed to transfer GGI Warrants to ListCo in exchange for Class C ADSs, if the Class C ADSs are treated as stock for U.S. federal income tax purposes), and Section 367(a) of the Code would require gain (but not loss) recognition by such stockholders unless each of the following conditions is met: (i) the U.S. corporation complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of ListCo is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations), computed by taking into account direct, indirect and constructive ownership; (iii) no more than 50% of each of the total voting power and the total value of the stock of ListCo is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are officers, directors or “five-percent target shareholders” of GGI (as defined in the Treasury Regulations), computed by taking into account direct, indirect and constructive ownership; (iv) either (A) the U.S. holder is not a “five-percent transferee shareholder” of ListCo (as defined in the Treasury Regulations) or (B) the U.S. holder is a “five-percent transferee shareholder” of ListCo and enters into an agreement with the IRS to recognize gain on the transferred GGI Common Stock under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) ListCo or any qualified subsidiary of ListCo to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and neither the transferors nor ListCo to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of ListCo to be at least equal to the fair market value of GGI, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer.

It is currently expected that conditions (i), (ii), (iii) and (v) above will be met. As a result, the parties to the Merger do not expect Section 367(a) of the Code to apply with respect to the exchange of GGI Common Stock for the Class A ADSs (or the exchange of GGI Warrants for Class C ADSs, in the event that the Warrant Amendment Proposal is approved and the Class C ADSs are treated as stock for U.S. federal income tax purposes) (subject to entry into gain recognition agreements by any “five-percent transferee shareholder” of ListCo required to enter into such an agreement to preserve tax-free treatment under Section 367 of the Code). However, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the closing of the Merger and upon the interpretation of legal authorities and facts relating to the Business Combination. U.S. holders should consult with their own tax advisors regarding the potential application of Section 367(a) of the Code in their particular situation.

To the extent that a U.S. holder of GGI Common Stock (and a U.S. holder of GGI Warrants, in the event that the Warrant Amendment Proposal is approved) is required to recognize gain under Section 367(a) of the Code for any of the foregoing reasons, such U.S. holder would recognize gain, if any, in the Merger in an amount equal to the excess of (i) the sum of the fair market value of the Class A ADSs (and, in the case of a U.S. holder of GGI Warrants, the fair market value of the Class C ADSs) received by such holder, over (ii) such holder’s adjusted tax basis in the GGI Common Stock (and GGI Warrants, if any) exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the GGI Common Stock (and GGI Warrants, if any) exceeds one year at the time of the Merger.

Distributions on Class A ADSs

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distribution on Class A ADSs generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received, but only to the extent that the distribution is paid out of ListCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because ListCo does not maintain, nor is it required to maintain, calculations of its earnings and profits under U.S. federal income tax principles, it is currently expected that any distributions generally will be reported to U.S. Holders as dividends. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. holders, dividends will be taxed at the lower applicable long-term capital gains rate (see “—Sale, Exchange, Redemption or Other Taxable Disposition of AD securities” below) if Class A ADSs are readily tradable on an established securities market in the United States (which they will be if the Class A ADSs are traded on the Nasdaq) and certain other requirements are met, including that ListCo is not classified as a passive foreign investment company during the taxable year in which the dividend is paid or the preceding taxable year. There can be no assurance that Class A ADSs will be considered readily tradable on an established securities market in future years. U.S. holders should consult their own tax advisors regarding the potential availability of the lower rate for any dividends paid with respect to Class A ADSs.

Sale, Exchange, Redemption or Other Taxable Disposition of AD securities

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption (subject to the discussion below) or other taxable disposition of AD securities in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such securities. Any gain or loss recognized by a U.S. holder on a taxable disposition of AD securities generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of AD securities generally will be treated as U.S. source gain or loss. In the case of a redemption of Class A ADSs, or, if treated as stock for U.S. federal income tax purposes, Class C ADSs, such redemption will be subject to Section 302 of the Code as described above under “—Redemption of GGI Common Stock.”

Exercise or Lapse of an ADW

In the event that the Warrant Amendment Proposal is not approved and GGI Warrants are exchanged for ADWs, and subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of an ADW, a U.S. holder generally will not recognize gain or loss upon the exercise of an ADW for cash. A U.S. holder’s tax basis in a Class A ADS received upon exercise of an ADW generally should be an amount equal to the sum of (i) the U.S. holder’s tax basis in the ADW exchanged therefor and (ii) the exercise price. The U.S. holder’s holding period for a Class A ADS received upon exercise of an ADW will begin on the date following the date of exercise (or possibly the date of exercise) of the ADW and will not include the period during which the U.S. holder held the ADW. If an ADW is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the ADW.

The tax consequences of a cashless exercise of an ADW are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the Class A ADSs received would equal the holder’s basis in the ADWs exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the Class A ADSs would be treated as commencing on the date of exercise of the warrants or the day following the date of exercise of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A ADSs would include the holding period of the ADWs exercised therefor.

It is also possible that a cashless exercise of an ADW could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised ADWs treated as surrendered to pay the exercise price of the ADWs (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the ADWs deemed surrendered and (ii) the U.S. holder’s tax basis in the surrendered warrants. In this case, a U.S. holder’s tax basis in the Class A ADSs received would equal the U.S. holder’s tax basis in the ADWs exercised (meaning, the ADWs disposed of by the U.S. holder in the cashless exercise, other than the surrendered warrants) and the exercise price of such ADWs. It is unclear whether a U.S. holder’s holding period for the Class A ADSs would commence on the date of exercise of the warrants or the day following the date of exercise of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be approved by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of ADWs.

Conversion of a Class C ADS

In the event that the Warrant Amendment Proposal is approved, and the Class C ADSs are not treated as stock for U.S. federal income tax purposes, the U.S. federal income tax treatment of the conversion of a Class C ADS to a Class A ADS will generally be the same as the exercise of an ADW, as described in the preceding section “—Exercise or Lapse of an ADW”.

In the event that the Warrant Amendment Proposal is approved, and the Class C ADSs are treated as stock for U.S. federal income tax purposes, the U.S. federal income tax treatment of the conversion of the Class C ADSs to Class A ADSs is unclear. A U.S. holder may be treated as in part exchanging the converted Class C ADSs for Class A ADSs, and in part exercising such Class C ADSs. In this case, a U.S. holder generally will not recognize gain or loss upon the conversion of a Class C ADS to a Class A ADS and would generally bifurcate its holding period in the Class A ADSs received upon conversion of the Class C ADSs, with a portion of the holding period of the Class A ADSs including the holding period of the Class C ADSs converted thereto, and a portion of the holding period of the Class C ADSs beginning on the date following the conversion. The ratio of such portions should be equal to the ratio of the fair market value of the converted Class C ADSs to the amount of the conversion price. A U.S. holder’s tax basis in a Class A ADS received upon conversion of a Class C ADS generally should be an amount equal to the sum of (i) the U.S. holder’s tax basis in the Class C ADS exchanged therefor and (ii) the conversion price. In the event that a Class C ADS is not converted to a Class A ADS prior to the applicable expiration date (a “conversion expiration”), a U.S. holder may be able to recognize a capital loss equal to such holder’s tax basis in such Class C ADS.

Possible Constructive Distributions

The terms of each ADW and Class C ADS provide for an adjustment to the number of Class A ADSs for which an ADW or Class C ADS may be exercised or converted, or to the exercise or conversion price of an ADW or Class C ADS in certain events, as discussed in the section of this proxy statement/prospectus captioned “Description of ListCo’s Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of an ADW or Class C ADS would, however, be treated as receiving a constructive distribution from ListCo if, for example, the adjustment increases the holder’s proportionate interest in ListCo’s assets or earnings and profits (e.g., through an increase in the number of the Class A ADSs that would be obtained upon exercise or conversion) as a result of a distribution of cash to the holders of ListCo Shares which is taxable to the U.S. holders of such shares as described under “—Distributions on Post-Combination Company Shares” above. Such constructive distributions would be subject to tax as described under that section in the same manner as if the U.S. holder received a cash distribution from ListCo equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. holders of the AD securities could be materially different from that described above if ListCo is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such non-U.S. corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and certain rents. The determination of whether a non-U.S. corporation is a PFIC is based upon the composition of such non-U.S. corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Based on the projected composition of ListCo’s income and assets (including the income and assets of each subsidiary for which ListCo owns, directly or indirectly, 25% or more (by value) of its stock following the Merger), ListCo does not expect to be classified as a PFIC for its taxable year that includes the date of the Merger or, to the best of its current estimates, for subsequent taxable years. However, the application of the PFIC rules is subject to uncertainty as the composition of ListCo’s income and assets (including the income and assets of its applicable subsidiaries following the Merger) may change in the future and, therefore, no assurances can be provided that ListCo will not be a PFIC for the taxable year that includes the date of the Merger or in a future year.

If ListCo is or becomes a PFIC during any year in which a U.S. holder holds AD securities and such holder does not make a mark-to-market election, as described below, the U.S. holder will be subject to special tax rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of its AD securities, and (ii) any “excess distributions” it receives on its Class A ADSs (generally, any distributions in excess of 125% of the average of the annual distributions on Class A ADSs during the preceding three years or the U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:

•	the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held its AD securities;

•	the amount allocated to the current taxable year will be treated as ordinary income; and

•

the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In lieu of being subject to the special tax rules discussed above with regard to its Class A ADSs, a U.S. holder may make a mark-to-market election with respect to its Class A ADSs, and with respect to its Class C ADSs if treated as stock. A U.S. holder may make a mark-to-market election if such shares are treated as “marketable stock.” A mark-to-market election is not available with respect to the ADWs, or with respect to the Class C ADSs if treated as warrants. The Class A ADSs generally will be treated as marketable stock if they are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a qualified non-U.S. exchange or other market (within the meaning of the applicable Treasury regulations). Although the Class A ADSs are expected to be listed on Nasdaq, no assurance can be given that the Class A ADS will be “regularly traded” for purposes of the mark-to-market election. ListCo currently does not intend to provide information necessary for U.S. holders to make a “qualified electing fund” election which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If ListCo is classified as a PFIC for any taxable year, a U.S. holder of ADSs will be required to file an annual report on IRS Form 8621. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

U.S. holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding AD securities in the event that ListCo is considered a PFIC in any taxable year.

Additional Reporting Requirements

U.S. holders who are individuals and certain entities will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions (including an exception for AD securities held in accounts maintained at certain financial institutions). An interest in AD securities constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to the ownership and disposition of AD securities.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a “non-U.S. holder” is a beneficial owner (other than a partnership or an entity or arrangement characterized as a partnership for U.S. federal income tax purposes) of GGI Securities or AD securities that is not a U.S. holder, including a nonresident alien individual (other than certain former citizens and residents of the United States), a non-U.S. corporation, or a non-U.S. estate or trust.

This section generally does not apply to an individual who is present in the United States for 183 days or more in a taxable year. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of holding GGI Securities or AD securities.

Redemption of GGI Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s GGI Common Stock pursuant to the redemption provisions described in “Special Meeting of GGI Stockholders—Redemption Rights,” will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s GGI Common Stock, as described under “—U.S. Holders—Redemption of GGI Common Stock,” above.

The consequences for a non-U.S. holder of recognizing gain in such a redemption would be the same as the consequences of recognizing gain on a sale or other disposition of AD securities described below under the heading “Non-U.S. Holders Generally.”

If the redemption does not qualify as a sale of stock under Section 302 of the Code, the portion of the redemption proceeds characterized as a distribution, which, to the extent of GGI’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, or (ii) such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate

(usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds GGI’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its GGI Common Stock, and thereafter as gain realized, which will be treated the same as a sale or other disposition of AD securities described below under the heading “Non-U.S. Holders Generally.” Dividends paid by GGI to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Adoption of the Proposed Amendments

The U.S. federal income tax consequences of the approval of the Warrant Amendment Proposal to non-U.S. holders generally will correspond to the U.S. federal income tax consequences described under “—U.S. Holders—Adoption of the Proposed Amendment” above.

The Merger

The U.S. federal income tax consequences of the Merger to non-U.S. holders generally will correspond to the U.S. federal income tax consequences described under “—U.S. Holders—The Merger,” above, except that Section 367(a) of the Code will not apply to any non-U.S. holder and, to the extent the Merger results in a taxable exchange of GGI Common Stock or GGI Warrants, the consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would be the same as the consequences of recognizing gain on a sale or other disposition of AD securities described below under the heading “Non-U.S. Holders Generally.”

Non-U.S. Holders Generally

Assuming that ListCo is not treated as a U.S. corporation under the rules discussed above under “—U.S. Federal Income Tax Treatment of ListCo”, a non-U.S. holder of AD securities will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends (including constructive dividends) received on AD securities or any gain recognized on a sale or other disposition of AD securities (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s AD securities) unless such dividend or gain (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and (ii) if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

Any such dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a corporate non-U.S. holder, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of an ADW, or the lapse of an ADW held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. holder, as described under “—U.S. Holders—Exercise or Lapse of an ADW,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would be the same as the consequences of recognizing gain on a sale or other disposition of AD securities described in the preceding paragraphs above regarding a non-U.S. holder’s sale or other disposition of AD securities.

The U.S. federal income tax treatment of a non-U.S. holder’s conversion of a Class C ADS to a Class A ADS or conversion expiration of the holder’s Class C ADS generally will correspond to the U.S. federal income tax treatment of the conversion or conversion expiration of a Class C ADS held by a U.S. holder, as described under “—U.S. Holders—Conversion of a Class C ADS,” above.

FATCA

Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including a redemption of GGI Common Stock that is treated as a dividend), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a redemption treated as a sale, in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. holders generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. holders located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the possible implications of FATCA upon the redemption of their GGI Common Stock.

The IRS released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a redemption of GGI Securities that is treated as sale. In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. holder if (i) the U.S. holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

MATERIAL UNITED KINGDOM TAX CONSIDERATIONS

The following is intended as a general guide to current United Kingdom tax law and HMRC published practice applying as at the date of this proxy statement/prospectus (both of which are subject to change at any time, possibly with retrospective effect) relating to (i) the United Kingdom withholding tax implications of dividends paid by the Post-Combination Company in respect of the Post-Combination Company Class A Shares and (ii) the United Kingdom stamp duty and SDRT implications of transfers of, and agreements to transfer, AD securities. It does not constitute legal or tax advice and does not purport to be an analysis of any other United Kingdom tax considerations relating to the acquisition, holding or disposing of AD securities or any other shares or securities that may be issued by the Post-Combination Company from time to time.

THESE PARAGRAPHS ARE A SUMMARY OF MATERIAL UNITED KINGDOM TAX CONSIDERATIONS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF AD SECURITIES OBTAIN ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE AD SECURITIES IN THEIR OWN SPECIFIC CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS.

Dividend Withholding Tax

Dividends paid by the Post-Combination Company in respect of the Post-Combination Company Class A Shares should not be subject to any withholding or deduction for or on account of United Kingdom income tax.

Stamp Duty and Stamp Duty Reserve Tax - Transfers of AD securities

The statement in this section assumes that the AD securities are held at all relevant times through the clearance service facilities of DTC and that all transfers of the AD securities take place in paperless form without the creation of any written instrument of transfer. This section does not consider the implications of transfers of, or agreements to transfer, any Post-Combination Company securities held in certificated form.

No SDRT should be required to be paid on a paperless transfer of AD securities through the clearance service facilities of DTC, provided that DTC has not made an election under section 97A of the United Kingdom Finance Act 1986, and such AD securities are held through DTC at the time of any agreement for their transfer.

INFORMATION RELATED TO GGI

General

GGI is a blank check company incorporated on December 21, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). Prior to entering into the Business Combination Agreement, GGI’s acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of GGI’s management team and can benefit from GGI’s operational expertise. GGI’s acquisition selection process capitalizes on the ability of GGI’s management team to identify, acquire and manage a business that can benefit from GGI’s expertise, as members of GGI’s management team have done in diverse sectors, including industrials, technology, telecommunications, media and entertainment, business services, healthcare and consumer products. GGI also has neither engaged in any operations nor generated any revenue to date. Based on GGI’s business activities, GGI is a “shell company” as defined under the Exchange Act because GGI has no operations and nominal assets consisting solely of cash and/ or cash equivalents.

GGI’s executive offices are located at 6260 Lookout Road, Boulder, CO 80301 and GGI’s telephone number is (303) 531-3100.

On February 10, 2021, the GGI Sponsor purchased 21,562,500 Founder Shares for $25,000, or approximately $0.001 per share. The GGI Class F Common Stock comprising the Founder Shares is identical to the GGI Class A Common Stock included in the GGI Public Units, except that the GGI Class F Common Stock is convertible under the circumstances described below. The Founder Shares included an aggregate of up to 2,812,500 shares subject to forfeiture by the GGI Sponsor depending on the extent to which the underwriters’ over-allotment is exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, 1,562,500 Founder Shares were forfeited on May 9, 2021, and the remaining 1,250,000 Founder Shares are no longer subject to forfeiture. On March 22, 2021, the GGI Sponsor transferred 25,000 Founder Shares to each of GGI’s three independent director nominees at their original purchase price.

On March 25, 2021, GGI consummated the GGI IPO of 80,000,000 GGI Public Units, including 5,000,000 GGI Public Units subsequently issued pursuant to the partial exercise of the underwriter’s over-allotment option. Each GGI Public Unit consists of one GGI Public Share, and one-fifth of one GGI Public Warrant, each whole GGI Public Warrant entitling the holder thereof to purchase one share of GGI Class A Common Stock at an exercise price of $11.50 per share. The GGI Public Units were sold at a price of $10.00 per share, generating gross proceeds to GGI of $800,000,000. Simultaneously with the GGI IPO Closing Date, GGI completed the private sale of an aggregate of 9,000,000 GGI Private Placement Warrants to the GGI Sponsor, including 500,000 GGI Private Placement Warrants subsequently issued substantially concurrently with the partial exercise of the underwriter’s over-allotment option, at a price of $2.00 per GGI Private Placement Warrant, each exercisable to purchase one share of GGI Class A Common Stock at $11.50 per share, generating gross proceeds to GGI of $18,000,000. The GGI Private Placement Warrants have terms and provisions that are identical to those of the GGI Public Warrants, except that the GGI Sponsor has agreed not to transfer, assign or sell any of the GGI Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of GGI’s initial business combination. The GGI Private Placement Warrants may also be net cash settled and are not redeemable so long as they are held by the GGI Sponsor or its permitted transferees. The sale of the GGI Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On March 25, 2021, a total of $750,000,000, comprised of $735,000,000 of the proceeds from the GGI IPO, and $15,000,000 of the proceeds from the sale of the Private Placement Warrants, was deposited in the Trust Account with Computershare Trust Company, N.A., acting as trustee. On April 22, 2021, the issuance by GGI of 5,000,000 GGI Public Units at a price of $10.00 per unit pursuant to the partial exercise of the underwriter’s over-allotment option resulted in gross proceeds of $50,000,000 being placed in the Trust Account. Substantially concurrently with the sale of the GGI Public Units pursuant to the partial exercise of the underwriter’s over-allotment option, GGI completed a private placement with the GGI Sponsor for an additional 500,000 GGI Private Placement Warrants at a price of $2.00 per warrant, generating gross proceeds of $1,000,000 that were used to pay the additional deferred underwriting discount. Except with respect to up to $900,000 per year of interest earned on the funds in the Trust Account that may be released to GGI to fund its regulatory compliance requirements and other costs related thereto, plus additional amounts necessary to pay its franchise and income taxes, if any, the proceeds from the GGI IPO will not be released from the Trust Account until the earliest of (i) the consummation of the Business Combination; (ii) the redemption of any GGI Public Shares properly tendered in connection with a stockholder vote to amend the Current GGI Certificate (A) to modify the substance or timing of GGI’s obligation to redeem 100% of such shares of the GGI Public Shares if GGI does not complete an initial business combination within 24 months from the closing of the GGI IPO or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity; and (iii) the redemption of 100% of the GGI Public Shares if GGI is unable to complete an initial business combination within 24 months from the closing of the GGI IPO, subject to applicable law.

On May 11, 2021, GGI announced that the holders of GGI Public Units may elect to separately trade the GGI Class A Common Stock and GGI Public Warrants included in the GGI Public Units commencing May 13, 2021, on Nasdaq under the symbols “GGPI” and “GGPIW,” respectively. Those GGI Public Units not separated will continue to trade on Nasdaq under the symbol “GGPIU” and each of the GGI Class A Common Stock and GGI Public Warrants that are separated will trade on Nasdaq under the symbols “GGPI” and “GGPIW,” respectively, until the Closing.

On September 27, 2021, GGI entered into a Business combination Agreement, which provides for, among other things, the Business Combination. The transactions set forth in the Business Combination Agreement, including the Business Combination, will constitute a “Business Combination” as contemplated by the Current GGI Certificate.

Initial Business Combination

Nasdaq rules require that an initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. GGI Board has determined that the Business Combination meets the 80% test.

Redemption Rights for Holders of Public Shares

GGI is providing GGI Public Stockholders with the opportunity to redeem all or a portion of their GGI Public Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding GGI Public Shares, subject to the limitations described herein. The amount in the Trust Account as of September 30, 2021 is approximately $10.00 per GGI Public Share. The per-share amount GGI will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount totaling $28,000,000 that GGI will pay to the underwriters. Pursuant to the GGI IPO Letter Agreement, the GGI Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any GGI Public Shares they may hold in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of the Business Combination to a Stockholder Vote

The Stockholder Special Meeting to which this proxy statement/prospectus relates is to solicit GGI stockholder approval of the Business Combination. Unlike many other blank check companies, GGI Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then GGI Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments. The GGI Initial Stockholders, including the GGI Sponsor, have agreed to vote their Founder Shares, as well as any GGI Public Shares purchased during or after the GGI IPO, in favor of the Business Combination. As a result, approximately 38% of the GGI Public Shares sold in the GGI IPO will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved.

Limitations on Redemption Rights

A GGI Public Stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the GGI Public Shares. In addition, in no event will GGI redeem GGI Public Shares in an amount that would result in GGI’s failure to have net tangible assets equaling or exceeding $5,000,001. Other than the foregoing, there are no additional specified maximum redemption thresholds under the Current GGI Certificate. Each redemption of GGI Public Shares will reduce the amount in the Trust Account.

Employees

GGI currently has three officers. Members of GGI’s management team is not obligated to devote any specific number of hours to GGI’s matters but they intend to devote as much of their time as they deem necessary to GGI’s affairs until GGI has completed an initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the current stage of the initial business combination process.

Management

Officers and Directors

GGI’s officers and directors are as follows:

Name	Age	Title
Alec Gores	68	Chairman
Mark Stone	57	Chief Executive Officer
Andrew M. Rosenfield	69	President and Director
Andrew McBride	41	Chief Financial Officer and Secretary
Randall Bort	56	Director
Elizabeth Marcellino	63	Director
Nancy Tellem	68	Director

Alec Gores has been GGI’s Chairman since December 2020. Mr. Gores is the Founder, Chairman and Chief Executive Officer of The Gores Group, a global investment firm focused on acquiring businesses that can benefit from the firm’s operating expertise. Mr. Gores implemented an operational approach to private equity investing when he founded The Gores Group in 1987 by operating businesses alongside management, or in some cases in lieu of management, to build value in those entities. Since then, the firm has acquired more than 120 businesses including a current portfolio of 8 active companies worldwide. Mr. Gores began his career as a self-made entrepreneur and operating executive. In 1978, he self-funded and founded Executive Business Systems (EBS), a developer and distributor of vertical business software systems. Within seven years, EBS had become a leading value-added reseller in Michigan and employed over 200 people. In 1986, CONTEL purchased EBS, and Mr. Gores subsequently began acquiring and operating non-core businesses from major corporations and building value in those entities, a decision that ultimately led to the founding of what has evolved into The Gores

Group today. Under his leadership, The Gores Group has continued to acquire businesses in need of operational and financial resources, while creating value and working with management teams to establish an entrepreneurial environment as a foundation for sustainable growth. This philosophy has served the firm well. Mr. Gores served as the Chairman of the board of directors of Gores Holdings, Inc. (“Gores Holdings I”) from its inception in June 2015 until completion of the Hostess acquisition in November 2016, as the Chairman of the board of directors of Gores Holdings II, Inc. (“Gores Holdings II”) from its inception in August 2016 until completion of the Verra acquisition in October 2018 and as the Chairman of the board of directors of Gores Holdings III, Inc. (“Gores Holdings III”) from its inception in October 2017 until the completion of the PAE acquisition in February 2020. Additionally, Mr. Gores served as the Chief Executive Officer and Director of Gores Metropoulos, Inc. (“Gores Metropoulos I”) from its inception in August 2018 until the completion of the Luminar acquisition in December 2020 and has served as a director of Luminar since December 2020. In addition, Mr. Gores has served as the Chairman of the board of directors of Gores Holdings IV, Inc. (“Gores Holdings IV”) from June 2019 until the completion of the UWM acquisition in January 2021. Mr. Gores has served as the Chairman of the board of directors of Gores Holdings V, Inc. (“Gores Holdings V”) from June 2020 until the completion of the Ardagh Metal Packaging transaction in August 2021, Gores Holdings VI, Inc. (“Gores Holdings VI”) from June 2020 until the completion of the Matterport transaction in July 2021, Gores Holdings VII, Inc. (“Gores Holdings VII”) since September 2020, Gores Holdings VIII, Inc. (“Gores Holdings VIII”) since September 2020, Gores Technology Partners, Inc. (“Gores Technology I”) since December 2020, Gores Technology Partners II, Inc. (“Gores Technology II”) since December 2020, Gores Metropoulos II, Inc. (“Gores Metropoulos II”) since July 2020 until the completion of the Sonder Holdings Inc. (“Sonder”) transaction in January 2022 and Gores Holdings IX, Inc. (“Gores Holdings IX”) since January 2022.. Mr. Gores holds a degree in Computer Science from Western Michigan University. Mr. Gores’ significant investment and financial expertise make him well qualified to serve as a member of the GGI Board.

Mark Stone has been GGI’s Chief Executive Officer since December 2020. Mr. Stone is a Senior Managing Director of The Gores Group. Mr. Stone is a member of the Investment Committee and a member of the Office of the Chairman of The Gores Group. Mr. Stone has worked at The Gores Group for more than fifteen years. Mr. Stone served as the Chief Executive Officer of Gores Holdings I from its inception in June 2015 until completion of the Hostess acquisition in November 2016 and served as a Director of Hostess until April 2018. Additionally, Mr. Stone served as the Chief Executive Officer of Gores Holdings II from its inception in August 2016 until completion of the Verra Mobility acquisition in October 2018, Gores Holdings III from its inception in October 2017 until the completion of the PAE acquisition in February 2020, Gores Holdings IV since June 2019 until the completion of the UWM acquisition in January 2021, Gores Holdings V since June 2020 until the completion of the Ardagh Metal Packaging transaction in August 2021 and Gores Holdings VI since June 2020 until the completion of the Matterport transaction in July 2021. Mr. Stone has served as the Chief Executive Officer of Gores Holdings IX since January 2021, Gores Holdings VII since January 2021 and Gores Holdings VIII since September 2020. From 2005 until 2013, Mr. Stone primarily focused on worldwide operations of Gores’ portfolio companies and Gores’ operational due diligence efforts. He has been a senior team member with key responsibility in several turnaround, value-oriented investment opportunities, including Stock Building Supply, a supplier of building materials and construction services to professional home builders and contractors in the Unites States; United Road Services, a provider of finished vehicle logistics services; and Sage Automotive Interiors, the largest North American manufacturer of high-performance automotive seat fabrics. Mr. Stone has also been involved with the acquisitions, successful carve-outs and transformations of Lineage Power and VincoTech, manufacturers of telecom conversion products, electronic OEMs, power modules, GPS products and electronic manufacturing services, from TE Connectivity Ltd.; Therakos, a global leader in advanced technologies for extracorporeal photopheresis (ECP), from Johnson & Johnson; and Sagem Communications, a Paris-based manufacturer of set-top boxes, residential terminals, printers and other communications equipment, from the Safran Group. He has served as Executive Chairman and/or CEO of several portfolio companies including Siemens Enterprise Communications, a leading Munich-based global corporate telephony (PBX) and unified communications (UC) solutions provider, and Enterasys Networks, a global network solutions provider. Prior to joining The Gores Group, Mr. Stone spent nearly a decade as a chief executive transforming businesses across the services, industrial and technology sectors. Mr. Stone spent five years with The Boston Consulting Group as a member of their high technology and industrial goods practices and served in the firm’s Boston, London, Los Angeles and Seoul offices. Mr. Stone earned a B.S. in Finance with Computer Science and

Mathematics concentrations from the University of Maine and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

Andrew M. Rosenfield has been GGI’s President since February 2021 and currently serves as a member of the board of directors. Mr. Rosenfield is the President of Guggenheim Partners, which he joined in 2004 as a Managing Partner, where he is responsible for many aspects of firm management and strategic planning and leads the firm’s principal transactions. Mr. Rosenfield is also a Professor of Law at the University of Chicago Law School, whose faculty he joined in 1986. From 2010 through 2018, while remaining a Managing Partner at Guggenheim Partners, Mr. Rosenfield was the founder and Chief Executive Officer of TGG Group, a behavioral economics consulting firm. From 1977 until 2001, Mr. Rosenfield was the co-founder and Chief Executive Officer of Lexecon Inc. (now known as Compass Lexecon), a leading law and economics consulting firm. From 1999 until its sale in 2004, Mr. Rosenfield was the founder and Chief Executive Officer of UNext Inc., an early online education business that partnered with Columbia University, Stanford University, the University of Chicago, Carnegie Mellon University and the London School of Economics. Mr. Rosenfield is active in the Chicago community and is a board member of various non-profit organizations such as the Board of Trustees of The University of Chicago and the Board of Trustees of the Art Institute of Chicago. Mr. Rosenfield received a J.D. from The University of Chicago Law School, an MCRP from Harvard University Graduate School of Design and a B.A. in economics and mathematic from Kenyon College. Mr. Rosenfield’s extensive academic, business and investment experience in, among others, the finance and consulting industries, make him well qualified to serve as a member of the GGI Board.

Andrew McBride has been GGI’s Chief Financial Officer and Secretary since July 2020. Mr. McBride has served as Director, Finance and Tax at The Gores Group since February 2010, where he is responsible for tax due diligence and structuring of acquisitions, compliance, planning, financial management and portfolio company reporting. Mr. McBride also served as the Chief Financial Officer and Secretary of Gores Holdings I from January 2016 until completion of the Hostess acquisition in November 2016. Additionally, Mr. McBride served as the Chief Financial Officer and Secretary of Gores Holdings II from its inception in August 2016 until completion of the Verra acquisition in October 2018 and as the Chief Financial Officer and Secretary of Gores Holdings III from its inception in October 2017 until the completion of the PAE acquisition in February 2020. Additionally, Mr. McBride also served as the Chief Financial Officer and Secretary of Gores Metropoulos from its inception in August 2018 until the completion of the Luminar acquisition in December 2020. In addition, Mr. McBride has served as the Chief Financial Officer and Secretary of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021. Mr. McBride has also served as the Chief Financial Officer of Gores Holdings V from June 2020 until the completion of the Ardagh Metal Packaging transaction in August 2021, Gores Holdings VI from July 2020 until the completion of the Matterport transaction in July 2021, Gores Holdings VII since September 2020, Gores Holdings VIII since September 2020, Gores Technology I since December 2020, Gores Technology II since December 2020, and Gores Metropoulos II since July 2020 until the completion of the Sonder transaction in January 2022. In addition, Mr. McBride has served as the Chief Financial Officer and Secretary of Gores Holdings IX since its inception in January 2021. Previously, from January 2008 to January 2010, Mr. McBride worked in the High Net Worth group at Ehrhardt, Keefe, Steiner, and Hottman, P.C. From January 2004 to January 2008, Mr. McBride was with KPMG LLP, assisting international corporations with tax planning, structuring and compliance issues. Mr. McBride holds a B.S. in Accounting and Finance from the University of Notre Dame and is licensed as a Certified Public Accountant in the State of Colorado.

Randall Bort has served as a member of the GGI Board since March 22, 2021. Mr. Bort is a Co-Founder of SandTree Holdings, LLC, a private commercial real estate investment firm, and has been a partner at SandTree since November 2012. Previously, Mr. Bort was an investment banker at Drexel Burnham Lambert, BT Securities, Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, The Mercanti Group and Imperial Capital. Mr. Bort has significant financial, transactional and capital markets experience across multiple industries and has worked both domestically and in Asia. Mr. Bort earned a B.A. in Economics and Mathematics from Claremont McKenna College and an M.B.A. in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania. Mr. Bort served as a member of the board of directors of Gores Holdings I from August 2015 until completion of the Hostess acquisition in November 2016, as a member of the board of directors of Verra Mobility Corp. (formerly Gores Holdings II) from January 2017 until June 2019, as a member of the board of directors of Gores Holdings III from September 2018 until the completion of the PAE acquisition in February 2020, as a member of the board of directors of Gores Metropoulos, from February 2019 until the completion of the Luminar acquisition in December 2020, and as a member of the board of directors of Gores Holdings IV from June 2019 until the completion of the UWM acquisition in January 2021. Mr. Bort has also served as a member of the board of directors of Gores Holdings V from August 2020 until the completion of the Ardagh Metal Packaging transaction in August 2021, Gores Holdings VI from December 10, 2020 until the completion of the Matterport transaction in July 2021, Gores Holdings VII since February 2021, Gores Holdings VIII since March 2021, Gores Metropoulos II since January 2021 until the completion of the Sonder transaction in January 2022 and Gores Holdings IX since January 2021. Mr. Bort also is a member of the Board of Trustees of Children’s Bureau, a non-profit organization based in Los Angeles focused on foster care and the prevention of child abuse. Mr. Bort’s significant investment and financial expertise make him well qualified to serve as a member of the GGI Board.

Elizabeth Marcellino has served as a member of the GGI Board since March 22, 2021. Ms. Marcellino is a writer and journalist reporting on a wide range of policy issues for Los Angeles-based City News Service. She was previously a managing director at Goldman Sachs Group, Inc., where she worked from 1991 to 2004 in investment banking, portfolio management, and private equity. During her time with the firm’s Principal Investment Area, Ms. Marcellino managed operations and human resources in support of a global team investing $10 billion in corporate private equity funds. Prior to that, as a portfolio manager for Goldman Sachs Asset Management, Ms. Marcellino launched and managed the Goldman Sachs Real Estate Securities Fund, a total return fund invested primarily in REITs. As an investment banker, Ms. Marcellino advised primarily real estate clients in a wide range of public and private buy-side and sell-side transactions across all property types, including lodging and gaming. Ms. Marcellino also served as a member of the board of directors of Gores Holdings VI from June 2020 until the completion of its acquisition of Matterport, Inc. in July 2021. Ms. Marcellino has served as a member of the board of directors of Gores Holdings VII, since February 2021 and Gores Holdings IX since January 2022. She earned a B.A. in Economics from the University of California, Los Angeles and an M.B.A. in Finance and Real Estate from The Wharton School of the University of Pennsylvania. Ms. Marcellino sits on the national board of Jumpstart for Young Children (“Jumpstart”), a nonprofit organization working to close the early childhood education gap, and also serves on that board’s finance committee. She is also a board member and treasurer for the Society of Professional Journalists, Greater Los Angeles Chapter. She is also a member of the board of Ardagh Metal Packaging S.A., as well as the audit and sustainability committees, of Ardagh Metal Packaging S.A. Ms. Marcellino’s significant investment and management experience make her well qualified to serve as a member of the GGI Board.

Nancy Tellem has served as a member of the GGI Board since March 22, 2021. Ms. Tellem is the Executive Chairperson of Eko, a media network that reimagines storytelling by using proprietary technology to create interactive stories that respond and leverage the interactive nature of today’s media devices. In addition, as a board member of Metro-Goldwyn-Mayer Holdings Inc. (“Metro-Goldwyn-Mayer”) since 2013, Nancy expanded her role from January through July 2019, becoming Executive Director to the Office of the CEO to help develop the overall long-term strategy for the company. Until October of 2014, Ms. Tellem was President of Xbox Entertainment Studios where she oversaw Microsoft’s TV strategy and created a studio focused on the development and production of interactive programming. From 1997 to 2012, Ms. Tellem was President of the CBS Network Television Entertainment Group. She oversaw both CBS Entertainment Network and CBS Studios. Before CBS, Ms. Tellem was the Executive Vice President of Business and Financial Affairs for Warner Bros. Entertainment Inc. where she shepherded in such hits as “ER” and “Friends.” In 2006, Ms. Tellem was inducted into the Broadcasting & Cable Hall of Fame for her contributions to the electronic arts. Ms. Tellem holds board and advisory positions at numerous digital and media-related companies, including Eko, Metro-Goldwyn-Mayer, Nielsen Holdings plc, LeagueApps, Inc., KODE Labs, Inc. and is a board member of Rocket Companies, Inc., Cranbrook Art Academy and Museum, and Seeds of Peace, Inc. Ms. Tellem has also served as a member of the board of directors of Gores Holdings VI from June 2020 until the completion of the Matterport transaction in July 2021. She earned her B.A. from the University of California Berkeley, and received her J.D.

from University of California, Hastings College of Law. Ms. Tellem’s significant business and management expertise make her well qualified to serve as a member of the GGI Board.

Number and Terms of Office of Officers and Directors

The GGI Board consists of five directors. GGI’s officers are appointed by the GGI Board and serve at the discretion of the GGI Board, rather than for specific terms of office. The GGI Board is authorized to appoint persons to the offices set forth in GGI’s bylaws as it deems appropriate. The GGI bylaws provide that GGI’s officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the GGI Board.

Director Independence

Nasdaq listing standards require that a majority of the GGI Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The GGI Board has determined that Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. GGI’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the GGI Board

The GGI Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

The GGI Board established an audit committee of the GGI Board. Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem serve as members of GGI’s audit committee. Mr. Bort serves as the chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, GGI is required to have at least three members of the audit committee, all of whom must be independent. Mr. Bort, Ms. Marcellino, and Ms. Tellem are each independent.

Each member of the audit committee is financially literate and the GGI Board has determined that Mr. Bort qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

GGI has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by GGI;

•

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by GGI, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with GGI in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting;

•	one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to GGI entering into such transaction; and

•

reviewing with management, the independent auditors, and GGI’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding GGI’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The GGI Board established a compensation committee of the GGI Board. Mr. Randall Bort, Ms. Elizabeth Marcellino and Ms. Nancy Tellem serve as members of GGI’s compensation committee. Ms. Elizabeth Marcellino serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, GGI is required to have at least two members of the compensation committee, all of whom must be independent. Mr. Bort, Ms. Marcellino, and Ms. Tellem are each independent.

GGI has adopted a compensation committee charter that details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to GGI’s Chief Executive Officer’s compensation, evaluating GGI’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of GGI’s Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of GGI’s other officers;

•	reviewing on an annual basis GGI’s executive compensation policies and plans;

•	implementing and administering GGI’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with GGI’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for GGI’s officers and employees;

•	if required, producing a report on executive compensation to be included in GGI’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

It is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Current GGI Certificate also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

GGI does not have a standing nominating committee, though GGI intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the GGI Board. The GGI Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, GGI does not have a nominating committee charter in place.

The GGI Board will also consider director candidates recommended for nomination by GGI stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). GGI stockholders that wish to nominate a director for election to the GGI Board should follow the procedures set forth in GGI’s current bylaws.

GGI has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the GGI Board considers educational background, diversity of professional experience, knowledge of GGI’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of GGI’s stockholders.

Compensation Committee Interlocks and Insider Participation

None of GGI’s officers currently serves, and in the past year has not served, as a member of the GGI Board or compensation committee of any entity that has one or more officers serving on the GGI Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires GGI’s officers, directors and persons who beneficially own more than ten percent of GGI Class A Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish GGI with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, GGI believes that for the year ended December 31, 2020 there were no delinquent filers.

Code of Ethics

GGI has adopted a Code of Ethics applicable to GGI’s directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of GGI’s business. GGI has previously filed copies of its form Code of Ethics, its form of Audit Committee Charter and its form of Compensation Committee Charter as exhibits to its registration statement in connection with the GGI IPO. You may review these documents by accessing GGI’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to GGI in writing at 6260 Lookout Road, Boulder, CO 80301 or by telephone at (303) 531-3100. GGI intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

The Gores Group manages several investment vehicles, and Guggenheim Capital, LLC (“Guggenheim”) provides financial advisory, investment management and other services to clients. Each of Guggenheim, clients of Guggenheim and funds managed by Gores or their respective affiliates may compete with GGI for acquisition opportunities. If any of them decide to pursue any such opportunity, GGI may be precluded from procuring such opportunities. In addition, investment ideas generated by Guggenheim, or within The Gores Group, including by Mr. Gores, may be suitable for both GGI and for Guggenheim or a current or future Gores or Guggenheim fund or client and may be directed to such entity rather than to GGI. Neither Guggenheim, The Gores Group nor members of GGI’s management team who are also employed by certain affiliates of Guggenheim or The Gores Group have any obligation to present GGI with any opportunity for a potential business combination of which they become aware, unless, in the case of members of GGI’s management team, presented to such member solely in his or her capacity as an officer of GGI. Guggenheim, Gores and/or GGI’s management, in their capacities as officers or managing directors of The Gores Group or Guggenheim, as applicable, or in their other endeavors, may be required to present potential business combinations to the related entities described above, current or future Gores investment vehicles, Guggenheim or third parties, before they present such opportunities to GGI.

Each of GGI’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Specifically, all of GGI’s officers and certain of GGI’s directors have fiduciary and contractual duties to (i) The Gores Group and certain companies it has invested in or managed, including Gores Holdings VII, Gores Holdings VIII, Gores Technology, Gores Technology II and Gores Holdings IX and (ii) Guggenheim and certain companies in which it has invested or advising. Accordingly, if any of GGI’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. GGI does not believe, however, that the fiduciary duties or contractual obligations of GGI’s officers or directors will materially affect GGI’s ability to complete an initial business combination. More specifically, Guggenheim manages a significant number of private and public funds and other co-mingled vehicles and advises public and private companies, governments, and other institutions on numerous investment transactions merger and acquisition activities and other transactions. Guggenheim, as well as its managed vehicles and on behalf of clients may compete with GGI for acquisition opportunities. If these entities decide to pursue any such opportunity, GGI may be precluded from procuring such opportunities. In addition, investment ideas generated within Guggenheim may be suitable for both GGI and for current or future vehicles managed by Guggenheim and its clients and may be directed to such vehicles or clients or may be used by Guggenheim rather than by GGI and may never be presented to GGI. In this respect, neither GGI, the GGI Sponsor, The Gores Group or Guggenheim nor members of GGI’s management team who are also employed by either The Gores Group or Guggenheim have any obligation to present GGI with any opportunity for a potential business combination of which they become aware. The Gores Group and Guggenheim and/or their management, in their capacities as employees of The Gores Group and Guggenheim will be, or in their other endeavors may be, required to present potential business combinations to other entities, before they present such opportunities to GGI. In addition, GGI expects that certain members of Guggenheim and The Gores Group will be offered acquisition opportunities on a preferred basis. If any member of Guggenheim or The Gores Group, as applicable, decides to pursue any such opportunity or to present to funds, clients or others, you should expect that GGI will be precluded from pursuing such opportunity.

Although GGI expects to benefit from Guggenheim’s network of relationships and processes for sourcing, executing and evaluating potential acquisition targets, neither Guggenheim nor any of its affiliates has any legal or contractual obligation to seek on GGI’s behalf or to present to GGI investment opportunities that might be suitable for GGI’s business, and may allocate any such opportunities at its discretion to GGI or other parties. GGI has no investment management, advisory, consulting or other agreement in place with Guggenheim or any of its affiliates that obligates them to undertake efforts on GGI’s behalf or that govern the manner in which they will allocate investment opportunities. Further, Guggenheim manages a significant number of funds and other co-mingled vehicles and advises public and private companies, governments, and other institutions on numerous investment transactions, merger and acquisition activities and other transactions and may establish new vehicles, acquire additional clients or mandates or increase funds under management in the future, which will be during the period in which GGI is seeking an initial business combination. These entities, or Guggenheim on their behalf, may be seeking acquisition opportunities and related financing at any time. GGI may compete with any one or more of them on any given acquisition opportunity. To the extent any conflict of interest arises between, on the one hand, GGI and, on the other hand, investment funds or companies, accounts, co-investment vehicles and other entities advised or managed by Guggenheim or its affiliates, Guggenheim will resolve such conflicts of interest in their sole discretion in accordance with their then existing fiduciary, contractual and other duties and there can be no assurance that such conflict of interest will be resolved in GGI’s favor. See the section titled “Risk Factors.”

Guggenheim Securities and Guggenheim Investments are and in the future will continue to, be engaged in a variety of business activities on their own behalf and on behalf of clients, including investing and underwriting, arranging, syndicating or providing investment management or other financial advisory services with respect to, various forms of debt, equity and other financial instruments. Guggenheim may seek (but are not obligated) to provide these services to GGI or a business GGI seeks to acquire, and may seek to provide these services to competitors of GGI. In connection with these activities, Guggenheim, its affiliates or on behalf of its clients may provide or participate in any debt financing arrangement in connection with any acquisition, financing or disposition of any target business that GGI may make or any such transaction that may be made in competition with GGI. As a result, Guggenheim or its clients may have interests that differ materially from or take actions that are directly adverse to GGI, GGI stockholders or a business GGI seeks to acquire, especially where GGI, any future target or underlying business is facing financial distress.

Additional conflicts could arise where one or more Guggenheim funds or other clients has invested or will in the future invest in part of a company’s capital structure and GGI is investing in, or considering investing in, a different part of the same company’s (or its affiliate’s) capital structure (including but not limited to investments in public versus private securities, investments in debt versus equity, or investments in senior versus subordinated debt), or where the same or similar instruments in a given issuer or borrower are held by GGI and Guggenheim’s funds or other clients but GGI has different rights or benefits. With respect to an existing or future economic interests of its clients in a company (i) Guggenheim will solely consider the interests of its clients (and not GGI), including any potential adverse effects to its clients, when deciding whether or not to enforce rights associated with such economic interests on behalf of its clients, and (ii) Guggenheim will take all necessary actions to preserve or protect the value or rights of its funds or other clients associated with such economic interests, without regard to GGI’s interests, which may have an adverse effect on GGI’s interests, including but not limited to when GGI is considering a target for an initial business combination, or during or after such initial business combination.

Furthermore, to the extent that GGI acquires in connection with its initial business combination a company in which Guggenheim’s clients, affiliates or related persons hold equity or debt instruments, GGI may be subject to additional significant conflicts. Guggenheim may take or have the ability to direct actions that are adverse to or suboptimal to GGI, particularly in situations in which the target experiences financial or operational challenges. For example, Guggenheim, on behalf of its clients, could sponsor or support reorganizations, recapitalizations or similar workout arrangements for a company in which GGI is invested that could result in a substantial or even total loss of GGI’s investment. GGI does not and will not have the ability, or obligation to determine what investments Guggenheim makes on behalf of its clients. Such economic interests of Guggenheim’s funds or other clients, affiliates or related persons in companies may create significant potential conflicts among GGI and GGI may not be able to timely identify such conflicts. Such conflicts are also likely to be resolved not in GGI’s favor. In addition, to the extent a prospective target for GGI’s initial business combination (or one of its affiliates) is a Guggenheim client an additional potential conflict exists, which may preclude GGI from making an investment.

To the extent that any conflict of interest arises between GGI and Guggenheim or its clients you should expect that any such conflicts of interest will be resolved in favor of Guggenheim or its clients, as applicable.

The Current GGI Certificate contains a waiver of the corporate opportunity doctrine, which provides that GGI renounces its interest in any corporate opportunity offered to any director or officer unless (i) such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of GGI, (ii) such opportunity is one GGI is legally and contractually permitted to undertake and would otherwise be reasonable for GGI to pursue and (iii) the director or officer is permitted to refer the opportunity to GGI without violating another legal obligation. The purpose for the surrender of corporate opportunities is to allow officers or directors with multiple business affiliations to continue to serve as an officer of GGI or on the GGI Board. GGI’s officers and directors may from time to time be presented with opportunities that could benefit both another business affiliation and GGI. In the absence of the “corporate opportunity” waiver in GGI’s charter, certain candidates would not be able to serve as an officer or director. GGI believes GGI substantially benefits from having representatives who bring significant, relevant and valuable experience to GGI’s management, and, as a result, the “corporate opportunity” waiver in the Current GGI Certificate provides GGI with greater flexibility to attract and retain the officers and directors that GGI feels are the best candidates. GGI does not believe that this provision impacted GGI’s search for prospective business combination targets.

However, the personal and financial interests of GGI’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing an initial business combination. The different timelines of competing business combinations could cause GGI’s directors and officers to prioritize a business combination due to timing over finding a more suitable acquisition target for GGI’s business combination. Consequently, GGI’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in GGI’s stockholders’ best interest, which could negatively impact the timing for a business combination.

In addition, the GGI Sponsor, The Gores Group, Guggenheim and GGI’s officers and directors may participate in the formation of, or become an officer or director of, any other blank check company prior to completion of GGI’s initial business combination. As a result, the GGI Sponsor, officers or directors could have conflicts of interest in determining whether to present business combination opportunities to GGI or to any other blank check company with which they may become involved. Although GGI has no formal policy in place for vetting potential conflicts of interest, the GGI Board will review any potential conflicts of interest on a case-by-case basis. In particular, affiliates of the GGI Sponsor are currently sponsoring five other blank check companies, Gores Holdings VII, Gores Holdings VIII, Gores Technology, Gores Technology II and Gores Holdings IX. On December 14, 2021 Gores Holdings VIII entered into a definitive agreement to acquire Footprint International Holdco, Inc. (“Footprint”), Gores Holdings VII and Gores Holdings IX may seek to complete a business combination in any location and each is not focusing on any particular industry for business combinations. Gores Technology and Gores Technology II may seek to complete a business combination in any location and each is focusing on a business combination in the technology industry. Further, Mr. Gores, GGI’s Chairman, serves as Chief Executive Officer of Gores Holdings IX, Mr. Stone, GGI’s Chief Executive Officer, serves as the Chief Executive Officer of Gores Holdings VII, Gores Holdings VIII and Gores Holdings IX, and Mr. McBride, GGI’s Chief Financial Officer, serves as the Chief Financial Officer for Gores Holdings VII, Gores Holdings VIII, Gores Technology, Gores Technology II and Gores Holdings IX.

Any such companies, including Gores Holdings VII, Gores Holdings VIIII, Gores Technology, Gores Technology II and Gores Holdings IX may present additional conflicts of interest in pursuing an acquisition target. However, GGI does not believe that any potential conflicts with Gores Holdings VII, Gores Holdings VIII, Gores Technology, Gores Technology II and Gores Holdings IX would materially affect GGI’s ability to identify and pursue initial business combination opportunities or complete its initial business combination, because (i) Gores Holdings VIII has entered into a definitive agreement to acquire Footprint, (ii) Gores Technology and Gores Technology II each have a Chief Executive Officer that is different than GGI’s Chief Executive Officer, (iii) GGI expects that Mr. Gores will lead the search for a business combination target for each of Gores Holdings VII and Ted Fike and Justin Wilson will lead the search for a business combination target for Gores Technology and Gores Technology II, (iv) three of the four directors that are on the GGI Board are not directors of either Gores Technology or Gores Technology II, two of the four directors that are on the GGI Board are not directors on Gores Holdings VIII and one of the four directors that are on the GGI Board is not a director of Gores Holdings VII and (vi) GGI believes the different composition of its leadership will mitigate any potential conflicts of interest with respect to Gores Metropoulos II, Gores Holdings VII, Gores

Holdings VIII, Gores Technology and Gores Technology II and (vii) GGI’s management team has significant experience in identifying and executing multiple acquisition opportunities simultaneously, and GGI is not limited by industry or geography in terms of the acquisition opportunities GGI can pursue.

In addition, Mr. Andrew Rosenfield, GGI’s president and director, is also serving as Chief Executive Officer and director of Guggenheim Special Purpose Acquisition Corp. I, an affiliate of Guggenheim and another blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a business combination. Guggenheim Special Purpose Acquisition Corp. I may have interests that differ materially from or take actions that are directly adverse to GGI, GGI stockholders or a business GGI seeks to acquire. To the extent any conflict of interest arises between GGI and Guggenheim Special Purpose Acquisition Corp. I, Mr. Rosenfield, as a member of the board of directors of Guggenheim Special Purpose Acquisition Corp. I, will resolve such conflicts of interest in his sole discretion in accordance with his then existing fiduciary, contractual and other duties and there can be no assurance that such conflict of interest will be resolved in GGI’s favor.

GGI stockholders and GGI warrant holders should be aware that, aside from their interests as GGI stockholders and/or GGI warrant holders, as applicable, the GGI Sponsor and certain other members of the GGI Board and GGI officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders or warrant holders generally. The GGI Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to GGI stockholders and GGI warrant holders that they approve the proposals to be presented to GGI stockholders and GGI warrant holders, respectively. GGI stockholders and GGI warrant holders should take these interests into account in deciding whether to approve the proposals set forth in this proxy statement/prospectus.

These interests include, among other things:

•

the fact that the GGI Initial Stockholders have agreed not to redeem any Founder Shares or GGI Class A Common Stock held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any Founder Shares they may hold in connection with the consummation of the Business Combination and therefore, the Founder Shares will convert on a one-for-one basis into Class A ADSs at the Closing;

•

the fact that the GGI Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if GGI fails to complete an initial business combination by March 25, 2023;

•

the fact that the GGI Sponsor paid an aggregate of $25,000 for 21,562,500 Founder Shares at approximately $0.001 per share, and, after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021, the remaining 20,000,000 Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023. In particular, in exchange for serving on the GGI Board, GGI’s independent directors, Mr. Bort, Ms. Marcellino and Ms. Tellem, each received 25,000 Founder Shares at their original purchase price of $0.001 per share from the GGI Sponsor. Because these Founder Shares will become worthless if GGI fails to complete an initial business combination by March 25, 2023, GGI’s independent directors may have a conflict of interest in determining whether a particular business is an appropriate business with which to effectuate GGI’s initial business combination;

•

the fact that after giving effect to the cancellation of 1,562,500 Founder Shares on May 9, 2021 and the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, the remaining 18,466,127 Founder Shares that will be exchanged for Class A ADSs at the Closing will have a significantly higher value than their aggregate purchase price, which if unrestricted and freely tradable would be valued at approximately $185 million (however, given the restrictions on such shares, GGI believes such shares have a lesser value);

•

the fact that, given the differential in the purchase price that the GGI Sponsor paid for the Founder Shares as compared to the price of the GGI Public Units and the substantial number of Class A ADSs that the GGI Sponsor will receive upon exchange of the Founder Shares at the Closing, the GGI Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A ADSs trade below the price initially paid for the GGI Public Units in the GGI IPO and GGI Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that the GGI Sponsor paid an aggregate of approximately $18,000,000 for its 9,000,000 GGI Private Placement Warrants, and that such GGI Private Placement Warrants will expire worthless if an initial business combination is not consummated by March 25, 2023. The GGI Private Placement Warrants are identical to the GGI Public Warrants sold as part of the GGI Public Units except that, so long as they are held by the GGI Sponsor or its permitted transferees: (i) they will not be redeemable by GGI, except as described in the Existing Warrant Agreement; (ii) they (including the GGI Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the GGI Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. For additional information regarding the GGI Private Placement Warrants and the GGI Public Warrants, please see the Existing Warrant Agreement, attached hereto as Annex C;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is approved prior to the Effective Time, be converted into the right to receive one Class C-2 ADS, issued against the deposit of an underlying Post-Combination Company Class C-2 Share, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the fact that, in connection with the Business Combination, each GGI Private Placement Warrant will, in the event the Warrant Amendment Proposal is not approved prior to the Effective Time, be converted into the right to receive one PP ADW, issued against the deposit of an underlying Post-Combination Company Warrant, which will be exercisable to acquire a Post-Combination Company Class A Share in the form of a Class A ADS on substantially the same terms as the GGI Private Placement Warrants;

•

the continued right of the GGI Sponsor to hold the Class A ADSs to be issued to the GGI Sponsor upon exercise of Class C-2 ADSs or ADWs following the Business Combination, subject to certain lock-up periods;

•

the fact that if the Trust Account is liquidated, including in the event GGI is unable to complete an initial business combination within the required time period, the GGI Sponsor has agreed to indemnify GGI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which GGI has entered into an acquisition agreement or claims of any third party (other than the independent public accountants) for services rendered or products sold to GGI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of the existing directors and officers of GGI and the continuation of the directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the GGI Sponsor and GGI’s officers and directors will lose their entire investment in GGI and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 25, 2023;

•	the fact that the GGI Sponsor made available to GGI a loan of up to $4,000,000 pursuant to a promissory note, of which a net amount of $2,000,000 was advanced by the GGI Sponsor to GGI as of

September 30, 2021, and that the note will mature on the earlier of January 31, 2022 and the date on which GGI consummates an initial business combination;

•

the fact that GGI has entered into the Sponsor Subscription Agreement, pursuant to which the GGI Sponsor has agreed to purchase 2.15 million Post-Combination Company Class A Shares in the form of Class A ADSs at a purchase price of $9.09 per share on the date of Closing, and the GGI Sponsor has the right to syndicate its commitment to acquire such Class A ADSs in advance of the Closing;

•

the fact that Guggenheim Securities, LLC, an affiliate of the GGI Sponsor and Andrew Rosenfield, is acting as a joint placement agent in connection with the Subscription Investments and will receive a portion of a transaction fee equal to 3% of the gross proceeds raised by the placement agents in connection with the Subscription Investments, and as a financial advisor to GGI for no additional fee;

•	the fact that the GGI Sponsor and GGI’s officers and directors would beneficially own the following number of Class A ADSs at the Closing:

Name of Person/Entity	Number of Class A ADSs(1)	Value of Class A ADSs(2)
Gores Guggenheim Sponsor LLC(3)	20,541,125	$205,411,250
GGP Sponsor Holdings LLC(3)	20,541,125	$205,411,250
Alec Gores(3)	20,541,125	$205,411,250
Andrew Rosenfield(3)	20,541,125	$205,411,250
Mark Stone(4)	171,841	$1,718,410
Andrew McBride	20,892	$208,920
Randall Bort	25,000	$250,000
Elizabeth Marcellino	25,000	$250,000
Nancy Tellem(5)	40,670	$406,700

(1)

Does not reflect beneficial ownership of Class A ADSs subject to exercise of Post-Combination Company Class C Shares or Post-Combination Company Warrants, because such shares or warrants, as applicable, are not exercisable within 60 days of the date of this proxy statement/prospectus.

(2)	Assumes a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination.
(3)

Represents shares held by Gores Guggenheim Sponsor LLC which is jointly controlled indirectly by Mr. Gores and GGP Sponsor Holdings LLC. GGP Sponsor Holdings LLC is controlled by Mr. Rosenfield. Each of Mr. Gores and GGP Sponsor Holdings LLC may be deemed to beneficially own 20,541,125 Class A ADSs and ultimately exercises voting and dispositive power of the securities held by Gores Guggenheim Sponsor LLC. Voting and disposition decisions with respect to such securities are jointly made by Mr. Gores and GGP Sponsor Holdings LLC. Each of Mr. Gores, GGP Sponsor Holdings LLC and Mr. Rosenfield disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)	Reflects Class A ADSs to be purchased by Mark Stone and his immediate family as New PIPE Investors.
(5)	Includes 15,670 Class A ADSs to be purchased by Nancy Tellem as a New PIPE Investor.

•

the fact that, pursuant to the Business Combination Agreement, the Post-Combination Company Board will include one independent director as reasonably determined by the GGI Sponsor and consented to by Parent. In addition, pursuant to the Post-Combination Articles, the Post-Combination Company Board will be subject to restrictions on its ability to convene a general meeting which proposes a resolution to remove an independent director, subject to certain conditions, and pursuant to the Shareholder Acknowledgement Agreement, Parent and the Parent Shareholders are subject to undertakings that restrict on their ability to vote in favor of the removal of independent directors on the Post-Combination Company Board, and the GGI Sponsor will have third party beneficiary rights to enforce such undertakings;

•

the fact that the GGI Initial Stockholders have entered into the Registration Rights Agreement as Registration Rights Holders, which provides such Registration Rights Holders and their permitted transferees with registration rights in respect of certain Post-Combination Company securities, ADSs and ADWs at the Closing;

•	the fact that the GGI Initial Stockholders have agreed to vote any shares of GGI Common Stock owned by them in favor of the Business Combination Proposal;

•

the fact that GGI, Parent, ListCo and the GGI Initial Stockholders have entered into the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, pursuant to which the GGI Initial Stockholders have, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of each of the proposals at the Special Meeting and referenced in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not to transfer any Class A ADSs issued pursuant to the Business Combination Agreement in respect of shares of GGI Class F Common Stock during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein; and

•

the fact that GGI will reimburse the GGI Sponsor for the fees and expenses it incurs in connection with the Business Combination; provided, that such fees and expenses, together with all of GGI’s other fees and expenses in connection with the Business Combination, are not in excess of $60 million in the aggregate.

In the aggregate, the GGI Sponsor and its affiliates have approximately $218,000,000 at risk that depends upon the completion of a business combination. Specifically, $200,000,000 of such amount is the value of the GGI Sponsor’s and its affiliates’ GGI Class F Common Stock (assuming a value of $10.00 per share, the deemed value of the GGI Common Stock in the Business Combination), and $18,000,000 of such amount is the value of the GGI Private Placement Warrants held by the GGI Sponsor (based on the purchase price of $2.00 per GGI Private Placement Warrant). There are no fees contingent upon a business combination payable to the GGI Sponsor’s affiliates upon consummation of the Business Combination. The foregoing interests present a risk that the GGI Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with GGI Public Stockholders. As such, the GGI Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to GGI Public Stockholders rather than liquidate.

These interests may influence the GGI Board in making their recommendation that GGI stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals to be voted on at the Stockholder Special Meeting, and their recommendation that the GGI warrant holders vote in favor of the proposals to be voted on at the Warrant Holder Meeting.

Under Delaware law, officers and directors owe the following fiduciary duties:

•	duty to act in good faith, with the care of a prudent person, and in the best interest of the corporation as a whole.

•	duty to refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

•

duty to make decisions on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation and that these decisions will be protected by the “business judgment rule.”

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, GGI’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, the Current GGI Certificate provides that the doctrine of corporate opportunity will not apply with respect to any of GGI’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, and none of GGI’s directors or officers will be required to offer any such corporate opportunity of which he may become aware to GGI. Below is a table summarizing the entities to which GGI’s officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
Alec Gores	The Gores Group, LLC	Investments	Chief Executive Officer
	Gores Holdings VII, Inc.(1)	Investments	Chairman
	Gores Holdings VIII, Inc.(1)(2)	Investments	Chairman
	Gores Holdings IX, Inc.(1)	Investments	Chairman
	Gores Technology Partners, Inc.(1)	Investments	Chairman
	Gores Technology Partners II, Inc.(1)		Chairman
	Luminar Technologies, Inc.	Automotive	Director

Mark Stone	The Gores Group, LLC	Investments	Director and Chief Executive Officer
	Gores Holdings VII, Inc.(1)	Investments	Chief Executive Officer
	Gores Holdings VIII, Inc.(1)(2)	Investments	Chief Executive Officer
	Gores Holdings IX, Inc.(1)	Investments	Chief Executive Officer

Andrew M. Rosenfield	Guggenheim Partners	Financial Services	President and Managing Partner
	Guggenheim Special Purpose Acquisition Corp. I	Financial Services	Chief Executive Officer and Director
	The University of Chicago Law School	Education	Professor of Law
	Dreamscape Immersive	Technology/ Entertainment/ Fashion	Director
	Birdwell California Category 41	Technology/ Entertainment	Director

Andy McBride	The Gores Group, LLC	Investments	Chief Financial Officer and Secretary
	Gores Holdings VII, Inc.(1)	Investments	Chief Financial Officer and Secretary
	Gores Holdings VIII, Inc.(1)(2)	Investments	Chief Financial Officer and Secretary
	Gores Holdings IX, Inc.(1)	Investments	Chief Financial Officer and Secretary
	Gores Technology Partners, Inc.(1)	Investments	Chief Financial Officer and Secretary
	Gores Technology Partners II, Inc.(1)	Investments	Chief Financial Officer and Secretary

Randall Bort	Gores Investments Metropoulos II, Inc.(1)(2)	Investments	Director
	Gores Holdings VII, Inc.(1)	Investments	Director
	Gores Holdings VIII, Inc. (1)(2)	Investments	Director
	Gores Holdings IX, Inc.(1)	Investments	Director
	SandTree Holdings, LLC	Real Estate Investments	Partner
	Children’s Bureau	Non-Profit	Trustee

Individual	Entity	Entity’s Business	Affiliation

Elizabeth Marcellino	Gores Holdings VII, Inc.(1)	Investments	Director

	Gores Holdings IX, Inc.(1)	Investments	Director
	Jumpstart	Non-Profit	Director
	Society of Professional Journalists, Greater Los Angeles Chapter	Society	Treasurer and Director
	Ardagh Metal Packaging S.A.	Manufacturing	Director
Nancy Tellem	Metro-Goldwyn-Mayer	Media	Director
	LeagueApps, Inc.	Software	Advisor
	KODE Labs, Inc.	Software	Advisor
	Rocket Companies, Inc.	Financial Services	Director
	TV Pass	Media	Advisor
	Cranbrook Art Academy and Museum	Non-Profit	Director
	Seeds of Peace, Inc.	Non-Profit	Director

(1)	This entity’s amended and restated charter contains a waiver of the corporate opportunity doctrine. Accordingly, there is no conflicting obligation to bring opportunities to this entity before GGI.
(2)	Upon the consummation of the pending acquisition of Footprint by Gores Holdings VIII, the individual will resign from such position.

GGI is not prohibited from pursuing an initial business combination with a company that is affiliated with the GGI Sponsor or GGI’s officers or directors. In the event GGI seeks to complete an initial business combination with such a company, GGI, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that the initial business combination is fair to GGI or its stockholders from a financial point of view.

The GGI Initial Stockholders have agreed to vote any Founder Shares held by them and any GGI Public Shares purchased during or after the GGI IPO in favor of the Business Combination and GGI’s officers and directors have also agreed to vote any GGI Public Shares purchased during or after the GGI IPO in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

The Current GGI Certificate provides that GGI’s officers and directors will be indemnified by GGI to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Current GGI Certificate provides that GGI’s directors will not be personally liable for monetary damages to GGI or GGI stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to GGI or GGI stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

GGI has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Current GGI Certificate. GGI’s current bylaws also permit GGI to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. GGI has obtained a policy of directors’ and officers’ liability insurance that insures GGI’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures GGI against its obligations to indemnify GGI’s officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against GGI’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit GGI and GGI stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent GGI pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

GGI believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Periodic Reporting and Financial Information

GGI has registered GGI Public Units, GGI Class A Common Stock and GGI Public Warrants under the Exchange Act and have reporting obligations, including the requirement that GGI file annual, quarterly and current reports with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. The contents of this website are not incorporated into this filing. Further, references to the uniform resource locator (“URL”) for this website are intended to be inactive textual references only.

GGI will be required to evaluate its internal control procedures for fiscal years ending after December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event GGI is deemed to be a large accelerated filer or an accelerated filer will GGI be required to have its internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of the Post-Combination Company to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

GGI is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, GGI is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in GGI’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find GGI’s securities less attractive as a result, there may be a less active trading market for GGI’s securities and the prices of GGI’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. GGI intends to take advantage of the benefits of this extended transition period.

GGI will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following March 25, 2026, the fifth anniversary of the GGI IPO Closing Date, (b) in which GGI has total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which GGI is deemed to be a large accelerated filer, which means the market value of GGI Class A Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which GGI has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

GGI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of GGI’s financial condition and results of operations should be read in conjunction with the financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting GGI’s current expectations, estimates and assumptions concerning events and financial trends that may affect GGI’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

GGI is a blank check company incorporated on December 21, 2020 as a Delaware corporation and formed for the purpose of effecting a business combination with one or more target businesses. GGI completed the GGI IPO on March 25, 2021. Since completing the GGI IPO, GGI has reviewed, and continue to review, a number of opportunities to enter into an initial business combination with an operating business, but GGI is not able to determine at this time whether GGI will complete an initial business combination with any of the target businesses that GGI has reviewed or with any other target business. GGI intends to effectuate an initial business combination using cash from the proceeds of the GGI IPO and the sale of the GGI Private Placement Warrants, capital stock, debt, or a combination of cash, stock and debt.

Recent Developments

Proposed Polestar Business Combination

On September 27, 2021, GGI entered into a Business Combination Agreement, by and among GGI, Parent, Polestar Singapore, Polestar Sweden, ListCo, and Merger Sub, which provides for, among other things, the Business Combination. The transactions set forth in the Business Combination Agreement, including the Business Combination, will constitute a “Business Combination” as contemplated by the Current GGI Certificate.

The Business Combination Agreement was unanimously approved by the GGI Board on September 25, 2021.

On December 17, 2021, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement to provide for certain administrative changes to reflect the New PIPE Subscription Agreements.

The Business Combination Agreement, as amended by Amendment No. 1 to the Business Combination Agreement, was unanimously approved by the Board on December 17, 2021.

The Business Combination Agreement

Pre-Closing Reorganization

In connection with the Business Combination, prior to the Closing, Parent will, and will cause ListCo, Polestar Singapore, Polestar Sweden and their respective subsidiaries to, complete the Pre-Closing Reorganization. As consideration for the Pre-Closing Reorganization, ListCo will issue to Parent Post-Combination Company Class A Shares and Post-Combination Company Class B Shares, such that, following the Pre-Closing Reorganization, Parent will hold an aggregate number of Post-Combination Company Shares equal to approximately (a) $20,003,000,000 divided by $10.00, less (b) (i) the aggregate principal amount due in respect the Parent Convertible Notes, divided by (ii) the applicable conversion price of such notes, less (c) 49,803,900, which represents the aggregate number of Post-Combination Company Preference Shares issued pursuant to the Volvo Cars Preference Subscription Agreement.

As additional consideration for Parent’s contribution to ListCo of all the issued and outstanding equity securities of Polestar Sweden, Parent will be entitled to receive, subject to the terms provided in the Business Combination Agreement, earn out shares from ListCo, issuable in Post-Combination Company Class A Shares and Post-Combination Company Class B Shares up to an aggregate number equal to approximately (a) 0.075 multiplied by (b) the number of issued and outstanding Post-Combination Company Shares as of immediately after the Effective Time (including Post-Combination Company Shares issued pursuant to the Subscription Agreements), rounded down to the nearest whole number.

The Merger

Following the Pre-Closing Reorganization and pursuant to the Business Combination Agreement, at the Closing, Merger Sub will merge with and into GGI in the Merger, pursuant to which the separate corporate existence of Merger Sub will cease, with GGI being the surviving corporation and becoming a wholly owned subsidiary of ListCo, and each share of GGI Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one Class A ADS duly and validly issued against the deposit of an underlying Post-Combination Company Class A Share with the depositary in which ListCo has established an ADR Facility. In connection with the Merger, (a) in the event the Warrant Amendment Proposal is approved prior to the Effective Time, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-1 ADS representing one Post-Combination company Class C-1 Share and each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-2 ADS representing one Post-Combination Company Class C-2 Share or (b) in the event that the Warrant Amendment Proposal is not approved prior to the Effective Time, each GGI Warrant will be automatically cancelled and extinguished and converted into the right to receive one ADW.

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, GGI and ListCo entered into the Initial PIPE Subscription Agreements with the Initial PIPE Investors, pursuant to which the Initial PIPE Investors have agreed to purchase, substantially concurrently with the Closing, the Initial PIPE Shares for a purchase price of $9.09 per share in a private placement, for the Initial PIPE Investment Amount.

On December 17, 2021, GGI and ListCo entered into the New PIPE Subscription Agreements with the New PIPE Investors, which include certain affiliates and employees of the GGI Sponsor. Pursuant to the New PIPE Subscription Agreements, the New PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 14.3 million Post-Combination Company Class A Shares in the form of Class A ADSs for an average price of approximately $9.54 per Class A ADS, for an amount of approximately $136.0 million. The New PIPE Subscription Agreements are substantially similar to the Initial PIPE Subscription Agreements, except with regard to purchase price. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

The issuance of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Pursuant to the PIPE Subscription Agreements, ListCo agreed to file with the SEC (at ListCo’s sole cost and expense), within 30 calendar days after the date of Closing, a registration statement registering the resale of the PIPE Shares, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

Sponsor Subscription Agreement

In addition, and in connection with the foregoing and concurrently with the execution of the Business Combination Agreement, GGI and ListCo entered into the Sponsor Subscription Agreement with the GGI Sponsor. Pursuant to the Sponsor Subscription Agreement, the GGI Sponsor agreed to purchase an additional

9.08 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share on the date of Closing. Pursuant to the Sponsor Subscription Agreement, the GGI Sponsor has the right to assign its commitment to purchase the Class A ADSs under the Sponsor Subscription Agreement in advance of the Closing. On December 17, 2021, (i) the GGI Sponsor assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $63.0 million (the “Sponsor Assignment”), to the New PIPE Investors and (ii) GGI, ListCo and the GGI Sponsor amended the Sponsor Subscription Agreement to reflect the Sponsor Assignment. As a result, pursuant to the Sponsor Subscription Agreement, as amended, Sponsor has agreed to purchase approximately 2.15 million Class A ADSs for a purchase price of approximately $9.09 per Class A ADS on the date of Closing, for an aggregate investment of approximately $19.5 million. The Sponsor Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreement, except that the GGI Sponsor has the right to syndicate its commitment to acquire the Class A ADSs to be purchased under the Sponsor Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

Volvo Cars Subscription Agreement

In addition, and in connection with the foregoing and concurrently with the execution of the Business Combination Agreement, GGI and ListCo entered into the Volvo Cars PIPE Subscription Agreement with Snita. Pursuant to the Volvo Cars PIPE Subscription Agreement, Snita agreed to purchase an additional 10 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $10.00 per share on the date of Closing. Pursuant to the Volvo Cars Subscription Agreement, Snita has the right to assign its commitment to purchase the Class A ADSs under the Volvo Cars Subscription Agreement in advance of the Closing. On December 17, 2021 (i) Snita assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $73.0 million (the “Volvo Assignment,” and together with the Sponsor Assignment, the “PIPE Assignment”) to purchase the Class A ADSs to the New PIPE Investors and (ii) GGI, ListCo and Snita amended the Volvo Car Subscription Agreement to reflect the Volvo Assignment. As a result, pursuant to the Volvo Cars Subscription Agreement, as amended, Snita has agreed to purchase approximately 2.70 million Class A ADSs for a purchase price of $10 per Class A ADS on the date of Closing, for an aggregate investment of approximately $27.0 million. The Volvo Cars PIPE Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreements, except with regard to purchase price. Snita may, in accordance with the terms of the Volvo Cars PIPE Subscription Agreement, syndicate its commitment to acquire the Class A ADSs to be purchased under the Volvo Cars PIPE Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

Volvo Cars Preference Subscription Agreement

In addition, and in connection with the foregoing and concurrently with the execution of the Business Combination Agreement, ListCo entered into the Volvo Cars Preference Subscription Agreement with Snita. Pursuant to the Volvo Cars Preference Subscription Agreement, Snita agreed to purchase, upon and subject to the Closing, for the Post-Combination Company Preference Shares for an aggregate subscription price of $10.00 per share, for an aggregate investment amount equal to the Volvo Cars Preference Amount. The proceeds of such subscription will be used to satisfy certain accounts payable that are or will be due and payable by certain subsidiaries of Parent to Volvo Cars. As of the date hereof, it is currently anticipated that all of the Post-Combination Company Preference Shares will convert into Post-Combination Company Class A Shares at Closing, in accordance with, and subject to, the terms of the Post-Combination Company Preference Shares.

Results of Operations

For the nine months ended September 30, 2021, GGI had net loss of $(35,345,065) of which $28,750,000 is a non-cash expense related to the change in fair value of the warrant liability. GGI’s business activities during the quarter mainly consisted of identifying and evaluating prospective acquisition candidates for an initial business combination. GGI believes that GGI has sufficient funds available to complete its efforts to effect an initial business combination with an operating business by March 25, 2023. However, if GGI’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, GGI may have insufficient funds available to operate its business prior to an initial business combination.

As indicated in the accompanying unaudited financial statements, at September 30, 2021, GGI had $488,171 in cash and deferred offering costs of $28,000,000. Further, GGI expects to continue to incur significant costs in the pursuit of its acquisition plans. GGI cannot assure you that its plans to complete an initial business combination will be successful.

Liquidity and Capital Resources

On February 10, 2021, the GGI Sponsor purchased 21,562,500 Founder Shares for $25,000, or approximately $0.001 per share. On March 22, 2021, the GGI Sponsor transferred 25,000 Founder Shares to each of GGI’s three independent director nominees at their original purchase price. At the time of the GGI IPO, the underwriters were granted an option to purchase up to an additional 11,250,000 Units to cover overallotments, if any. On May 9, 2021, the GGI Sponsor forfeited 1,562,500 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option, so that the Founder Shares held by the GGI Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the GGI IPO. The Founder Shares will automatically convert into shares of GGI Class A Common Stock at the time of an initial business combination on a one-for-one basis, subject to adjustment as described in GGI’s certificate of incorporation.

On March 25, 2021, GGI consummated the GGI public offering of 75,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $750,000,000. On the GGI IPO Closing Date, GGI completed the private sale of an aggregate of 8,500,000 GGI Private Placement Warrants, each exercisable to purchase one share of GGI Common Stock at $11.50 per share, to the GGI Sponsor, at a price of $2.00 per Private Placement Warrant, generating gross proceeds, before expenses, of $17,000,000. After deducting the underwriting discounts and commissions (excluding the Deferred Discount, which amount will be payable upon consummation of the Business Combination, if consummated), the total net proceeds from the GGI IPO and the sale of the GGI Private Placement Warrants were $752,000,000, of which $750,000,000 (or $10.00 per share sold in the GGI IPO) was placed in the Trust Account. The amount of proceeds not deposited in the Trust Account was $2,000,000 at the closing of the GGI IPO. On April 22, 2021, the underwriters partially exercised their over-allotment option to purchase 5,000,000 newly issued units, and the closing of the sale of the additional Units pursuant to such exercise occurred on April 22, 2021. The issuance by GGI of 5,000,000 over-allotment option units at a price of $10.00 per unit resulted in gross proceeds of $50,000,000 placed in the Trust Account. On April 22, 2021, substantially concurrently with the sale of the over-allotment option units, GGI completed a private placement with the GGI Sponsor for an additional 500,000 warrants at a price of $2.00 per warrant, generating gross proceeds of $1,000,000 used to pay the additional deferred underwriting discount. The remainder of the over-allotment option expired on May 9, 2021. Interest earned on the funds held in the Trust Account may be released to fund Regulatory Withdrawals, subject to an annual limit of $900,000, for a maximum of 24 months and/or additional amounts necessary to pay franchise and income taxes.

Prior to the completion of the GGI IPO, the GGI Sponsor loaned GGI an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) issued by GGI in favor of the GGI Sponsor to cover organization expenses and expenses related to the GGI IPO. The Note was non-interest bearing and payable on the earlier of February 28, 2022 or the completion of the GGI IPO. The Note was repaid upon completion of the GGI IPO.

On April 20, 2021, the GGI Sponsor made available to GGI a loan of up to $4,000,000 pursuant to a promissory note issued by GGI to the GGI Sponsor. The proceeds from the note will be used for on-going operational expenses and certain other expenses in connection with an initial business combination. The note is unsecured, non-interest bearing and matures on the earlier of: (i) January 31, 2022 or (ii) the date on which GGI consummates an initial business combination. As of September 30, 2021, the net amount advanced by the GGI Sponsor to GGI was $2,000,000.

As of September 30, 2021 and December 31, 2020, GGI had cash held outside of the Trust Account of approximately $488,171 and $0, respectively, which is available to fund working capital requirements. Additionally, interest earned on the funds held in the Trust Account may be released to GGI to fund Regulatory Withdrawals, subject to an annual limit of $900,000, for a maximum of 24 months and/or additional amounts necessary to pay franchise and income taxes.

At September 30, 2021 and December 31, 2020, GGI had current liabilities of $58,837,724 and $1,782 and working capital of ($56,536,734) and ($1,782), respectively, the balances of which are primarily related to warrants GGI has recorded as liabilities. Other amounts are related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking an initial business combination. Such work is continuing after September 30, 2021 and amounts are continuing to accrue. Additionally, the warrant liability will not impact GGI’s liquidity until an initial business combination has been consummated, as they do not require cash settlement until such event has occurred.

GGI intends to use substantially all of the funds held in the Trust Account, including interest (which interest shall be net of Regulatory Withdrawals and taxes payable) to consummate an initial business combination. Moreover, GGI may need to obtain additional financing either to complete an initial business combination or because GGI becomes obligated to redeem a significant number of shares of GGI Common Stock upon completion of an initial business combination. Subject to compliance with applicable securities laws, GGI would only complete such financing simultaneously with an initial business combination. If GGI is unable to complete an initial business combination because it does not have sufficient funds available, GGI will be forced to cease operations and liquidate the Trust Account. In addition, following an initial business combination, if cash on hand is insufficient, GGI may need to obtain additional financing in order to meet its obligations. To the extent that GGI’s capital stock or debt is used, in whole or in part, as consideration to consummate an initial business combination, the remaining proceeds held in the Trust Account, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue GGI’s growth strategy.

Off-balance sheet financing arrangements

At September 30, 2021, GGI had no obligations, assets or liabilities which would be considered off balance sheet arrangements. GGI does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off balance sheet arrangements.

GGI has not entered into any off balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual obligations

As of September 30, 2021 and December 31, 2020, GGI did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities. In connection with the GGI IPO, GGI entered into an administrative services agreement to pay monthly recurring expenses of $20,000 to an affiliate of the GGI Sponsor for office space, utilities and secretarial support. The administrative services agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of GGI.

The underwriters are entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($15,000,000) was paid at the closing of the GGI IPO, and 3.5% ($26,250,000) was deferred. As a result of the purchase of over-allotment option units by the underwriters on April 22, 2021, the upfront and Deferred Discount increased to $16,000,000 and $28,000,000, respectively. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event that GGI completes an initial business combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the Deferred Discount.

Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. GAAP and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of GGI’s management, necessary for a fair presentation of the financial position as of September 30, 2021 and the results of operations and cash flows for the periods presented. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of results that may be expected for the full year or any other period. The accompanying unaudited financial statements should be read in conjunction with GGI’s (i) audited financial statements as of February 10, 2021 and December 31, 2020 and for the periods from January 1, 2021 through February 10, 2021 as well as December 21, 2020 (inception) through December 31, 2020 included in the final prospectus filed with the SEC on March 24, 2021. GGI was formed on December 21, 2020. Therefore, these financial statements do not include comparative statements to prior 2020 periods.

Offering Costs

GGI complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering.” Offering costs were $44,757,840 (including $44,000,000 in underwriters’ fees) consisting principally of professional and registration fees incurred through the balance sheet date that are related to the GGI IPO and are charged to stockholders’ equity upon the completion of the GGI IPO. Since GGI is required to classify the warrants as derivative liabilities, offering costs totaling $832,496 are reflected as an expense in the statements of operations.

Net Loss Per Common Share

GGI has two classes of shares, which are referred to as GGI Class A Common Stock and GGI Class F Common Stock. Earnings and losses are shared pro rata between the two classes of shares. GGI Private Placement Warrants and GGI Public Warrants to purchase 25,000,000 shares of GGI Common Stock at $11.50 per share were issued on March 25, 2021. At September 30, 2021, no warrants have been exercised. The 25,000,000 potential common shares for outstanding warrants to purchase the GGI Common Stock were excluded from diluted earnings per share for the three and nine months ended September 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class F	Class A	Class F
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(18,223,401)	$(4,555,850)	$(71,404,011)	$(22,746,397)
Denominator:
Weighted-average shares outstanding	$80,000,000	$20,000,000	$55,164,835	$17,573,260
Basic and diluted net loss per share	$(0.23)	$(0.23)	$(1.29)	$(1.29)

Income Taxes

GGI follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. GGI recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2021.

GGI may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

GGI is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Recently Issued Accounting Pronouncements Not Yet Adopted

GGI’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on GGI’s financial statements based on current operations of

GGI. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a Business Combination is completed where the impact could be material.

Critical Accounting Estimates

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires GGI’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. GGI has identified the following as GGI’s critical accounting policies:

Warrant Liability

GGI has determined that warrants issued in connection with the GGI IPO in March 2021 are subject to treatment as a liability. GGI utilizes a Monte Carlo simulation methodology to value the warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the GGI IPO Closing Date and March 31, 2021 was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. At September 30, 2021, there were observable transactions in GGI’s public warrants and correspondingly an implied volatility. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of an initial business combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which GGI anticipates to remain at zero. At September 30, 2021, the GGI Public Warrants had adequate trading volume to provide a reliable indication of value. The GGI Public Warrants were valued at $2.08 at September 30, 2021. The fair value of the GGI Private Placement Warrants was deemed to be equal to the fair value of the GGI Public Warrants because the GGI Private Placement Warrants have similar terms and are subject to substantially the same redemption features as the GGI Public Warrants.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. GGI’s business activities for the nine months ended September 30, 2021 consisted solely of organizational activities and activities relating to the GGI IPO and the identification of a target company for an initial business combination. As of September 30, 2021, $800,039,544 (including accrued interest and dividends and subject to reduction by the Deferred Discount due at the consummation of an initial business combination) was held in the Trust Account for the purposes of consummating an initial business combination. As of September 30, 2021, investment securities in the Trust Account consist of $800,039,544 in money market funds. As of September 30, 2021, the effective annualized rate of return generated by GGI’s investments was approximately .0008%.

GGI has not engaged in any hedging activities during the nine months ended September 30, 2021. GGI does not expect to engage in any hedging activities with respect to the market risk to which GGI is exposed.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in GGI’s reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in GGI reports filed or submitted under the Exchange Act is accumulated and communicated to management, including GGI’s Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, GGI’s Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of GGI’s disclosure controls and procedures as of September 30, 2021. Based upon their evaluation, GGI’s Chief Executive Officer and Chief Financial Officer concluded that GGI’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective. While GGI has processes to identify and appropriately apply applicable accounting requirements, GGI has enhanced its system of evaluating and implementing the accounting standards that apply to GGI’s financial statements, including through enhanced analyses by GGI’s personnel and third-party professionals with whom GGI consults regarding complex accounting applications.

Changes in Internal Control Over Financial Reporting

As described below, during the second quarter of 2021, GGI remediated the material weakness in internal control over financial reporting that GGI identified as of March 31, 2021. There were no other material changes in GGI’s internal control over financial reporting during the most recently completed fiscal quarter that have materially affected or are reasonably likely to materially affect GGI’s internal control over financial reporting.

In connection with GGI’s management’s assessment of GGI’s internal control over financial reporting as of March 31, 2021, GGI identified a material weakness in its internal control over financial reporting. The identified material weakness pertained to GGI’s control activities over its accounting for warrants as derivative liabilities, recognition of changes in the estimated fair value of the derivative instruments, and correct equity classification of all GGI Class A Common Stock. GGI’s control activities were not designed appropriately to ensure that GGI’s related accounting conclusions were sufficiently documented and reviewed for compliance with GAAP. The material weakness resulted in a material misstatement of current liabilities and stockholders’ equity on GGI’s balance sheet as well as a material misstatement of GGI’s net income within its statement of operations. This was corrected prior to the issuance of GGI’s financial statements for the period ended March 31, 2021.

During the second quarter of 2021, GGI’s management enhanced and revised the design of GGI’s controls and procedures over GGI’s accounting for derivative liabilities and equity treatment of GGI Class A Common Stock. These enhancements include GGI’s implementation of additional procedures related to documentation of GGI’s management’s evaluation of the facts and circumstances supporting its judgments and conclusions surrounding GGI’s accounting for derivative liabilities and equity treatment of GGI Class A Common Stock as well as consultation with third-party accounting and valuation experts with relevant knowledge and experience to assist GGI’s management with its evaluation of GGI’s accounting for such items.

As a result of these enhancements, GGI’s management concluded that the material weakness was remediated as of June 30, 2021.

There were no material changes in GGI’s internal control over financial reporting during the three months ended September 30, 2021 that have materially affected or are reasonably likely to materially affect GGI’s internal control over financial reporting.

INFORMATION RELATED TO POLESTAR

Summary

Polestar is determined to improve society by accelerating the shift to sustainable mobility.

Polestar is a pure play, premium electric performance car brand headquartered in Sweden, designing products that are engineered to excite consumers and drive change. Polestar defines market-leading standards in design, technology and sustainability. Polestar was established as a premium electric car brand by Volvo Cars and Geely Holdings in 2017. Polestar benefits from the technological, engineering and manufacturing capabilities of these established global car manufacturers. Polestar has an asset-light, highly scalable business model with immediate operating leverage.

Polestar 1, an electric performance hybrid GT, was launched to establish Polestar in the premium luxury electric vehicle market in 2019. With a carbon fiber body, Polestar 1 has a combined 609 horse power (hp) and 1,000 Newton-metre (Nm) of torque. Production of the Polestar 1 ceased at the end of 2021. Polestar 2, an electric performance fastback and our first fully electric, high volume car was launched in 2020. Polestar 2 has three variants with a combination of long- and standard range batteries as large as 78 kWh, and dual- and single-motor powertrains with up to 300 kW / 408 hp and 660 Nm of torque. Polestar 1 and Polestar 2 have received major acclaim, winning multiple globally recognized awards across design, innovation and sustainability. Highlights for Polestar 1 include Insider car of the year and GQ’s Best Hybrid Sports Car. Polestar 2 alone has won over 50 awards, including various Car of the Year awards, the Golden Steering Wheel, Red Dot’s Best of the Best Product Design and a 2021 Innovation by Design award from Fast Company.

Today Polestar’s cars are on the road in nineteen markets across Europe, North America, China and Asia Pacific. Polestar intends to continue its rapid market expansion with the aim that its cars will be available in an aggregate of 30 markets by the end of 2023. Polestar also plans to introduce three new electric vehicles by 2024; Polestar 3, an aerodynamically optimized SUV; Polestar 4, a sporty SUV coupe and Polestar 5, a luxury 4 door GT. Polestar’s target is a production volume of approximately 290,000 vehicles per annum by the end of 2025. With these expanded markets and additional vehicles, Polestar expects to compete in segments constituting almost 80% of the global premium luxury vehicle market by volume of units sold. Polestar believes the premium luxury vehicle segment is one of the fastest growing vehicle segments, and expects the electric-only vehicle portion of this segment to grow at a faster rate than the overall segment.

Polestar has also established an important goal to create a truly climate neutral car by the end of 2030, which it refers to as the Polestar 0 project. The development of a truly climate neutral car by the end of 2030 is a significant milestone on the path to Polestar’s goal of becoming a climate neutral company by the end of 2040.

Polestar’s vehicles are currently manufactured at a plant in Luqiao, China that is owned and operated by Volvo Cars. The plant, referred to by Volvo Cars as the “Taizhou” plant, was acquired by Volvo Cars from Geely in December 2021. Prior to that time, the plant had been owned by Geely and operated by Volvo Cars. The Polestar 2 vehicles have been manufactured at this plant since production commenced in 2020. Commencing with the Polestar 3, Polestar intends to produce vehicles both in China and in Charleston, South Carolina in the United States (a facility operated by Volvo Cars). Polestar’s ability to leverage the manufacturing footprint of both Volvo Cars and Geely, provides it with access to a combined installed production capacity of about 750,000 units per annum across three continents, and gives Polestar’s highly scalable business model immediate operating leverage. Polestar also plans on expanding its production capacity in Europe by leveraging plants that are owned and operated by Volvo Cars.

Polestar uses a digital first, direct to consumer approach that enables its customers to browse Polestar’s products, configure their preferred vehicle and place their order on-line. Alternatively, Polestar Locations are where customers can see, feel and test drive our vehicles prior to making an on-line purchase. Polestar believes this combination of digital and physical retail presence delivers a seamless experience for its customers. Polestar’s customer experience is further enhanced by its comprehensive service network that leverages the existing Volvo Cars service center network. Polestar currently has over 40 permanent Polestar Locations (and over 60 temporary or “pop up” locations). Polestar plans to extend its retail locations to a total of over 150 in existing and new markets by the end of 2023. In addition, Polestar leverages the Volvo Cars service center network to provide access to 800 customer service points worldwide in support of its international expansion.

Polestar’s research and development expertise is a core competence and Polestar believes it is a significant competitive advantage. Current proprietary technologies under development include bonded aluminum chassis architectures and their manufacture, a high-performance electric motor and bi-directional compatible battery packs and charging technology.

Polestar has drawn extensively on the industrial heritage, knowledge and market infrastructure of Volvo Cars. This combination of deep automotive expertise, paired with cutting-edge technologies and an agile, entrepreneurial culture, underpins Polestar’s differentiation, potential for growth and success.

Polestar’s Strategy

The global car industry is undergoing a fundamental transformation and Polestar believes it is optimally positioned at the forefront of this change. The premium luxury electric vehicle segment is one of the fastest growing in the global car market. This growth is driven by increasing consumer awareness of environmental impact, technological improvement and shifting consumer preference. Increasingly stringent environmental regulation and expanded charging infrastructure will also drive adoption of electric vehicles. Polestar expects growth in the premium luxury electric vehicle segment to significantly outpace overall premium vehicle growth and estimate the global electric vehicle segment will represent a $280 billion to $320 billion market segment by 2025 based on management estimates. In order to capitalize on these trends, Polestar intends to implement the following strategy.

•

Expand international sales, support and manufacturing presence. With global sales from day one, Polestar intends to continue its rapid market expansion aiming to be present in an aggregate of 30 markets by the end of 2023. Polestar’s expansion plans include building presence in fast growing markets in the Asia Pacific region as well as the Middle East. Polestar’s digital first, direct to consumer approach enables its customers to browse Polestar’s products, configure their preferred vehicle and place their order on-line. Customers who wish to get to know the physical product or go for a test drive can visit one of the Polestar Locations. At December 31, 2020 Polestar had 26 permanent Polestar Locations (and a further 14 temporary or “pop up” locations). Currently Polestar has over 40 permanent Polestar Locations (and over 60 temporary or “pop up” locations). Polestar plans to extend its retail locations to a total of over 150 in existing and new markets by the end of 2023.

Polestar currently leverages the Volvo Cars service center network to provide access to 800 customer service points worldwide in support of its international expansion.

Polestar’s vehicles are currently manufactured at a plant in Luqiao, China that is owned and operated by Volvo Cars. The plant, referred to by Volvo Cars as the “Taizhou” plant, was acquired by Volvo Cars from Geely in December 2021. Prior to that time, the plant had been owned by Geely and operated by Volvo Cars. Polestar intends to expand its manufacturing presence to facilities in the US and in Europe, in each case operated by Volvo Cars. For example, Polestar intends to produce the Polestar 3 in Volvo Cars’ plant in Charleston, South Carolina as well as in China.

•

Continue to develop Polestar’s portfolio of vehicles. Polestar currently intends to launch three additional vehicles by 2024. Polestar expects to launch Polestar 3, an electric performance SUV, in 2022 and to launch Polestar 4, an electric SUV coupe in 2023. In addition, Polestar currently plans to launch Polestar 5, a premium electric 4 door GT, in 2024. Polestar believes that expanding its product line-up with these vehicles will enable us to compete in segments constituting almost 80% of the global premium luxury vehicle market by volume of units sold. Polestar believes the premium luxury vehicle segment is one of the fastest growing vehicle segments, and Polestar expects the electric-only vehicle portion of this segment to grow at a faster rate than the overall segment.

•

Continue to develop sustainable electric vehicle technologies as well as separately monetizing Polestar’s investment in research and development. Polestar intends to continue to develop technologies to mitigate its environmental impact from vehicle concept through to materials and production techniques. Polestar’s Polestar 0 project, which aims to develop a truly climate neutral car by the end of 2030 will be a significant focus of Polestar’s research and development activities, including through the development of new interior materials and structural components designed to further reduce Polestar’s environmental impact. See “—Sustainability.”

Polestar will continue to focus on developing cutting-edge technology, including bonded aluminum chassis architectures and their manufacture and the complimentary development of a high-performance electric motor. Polestar will also continue its efforts on battery management and its bi-directional battery pack (400V and 800V) systems and onboard bi-directional 22 kW Charger. Polestar also intends to take the opportunity to monetize these new technologies through sales and licensing arrangements with other market participants.

Polestar’s Strengths

Polestar believes it benefits from a number of competitive advantages:

•

Polestar operates in one of the fastest-growing market segments of the industry. Polestar expects growth in the premium luxury electric vehicle segment to outpace overall premium vehicle growth and estimate the electric vehicle segment will represent a $280 billion to $320 billion market segment by 2025 based on management estimates. Polestar believes its ability to leverage a global manufacturing footprint and expanding market coverage coupled with a scalable and asset light business model means it is well positioned to capitalize on this growing market. Polestar started selling electric cars globally in August 2020 and its plan is to grow from selling approximately 10,000 cars in 2020 to sales of approximately 290,000 cars in 2025.

•

Polestar is one of only two global premium electric vehicle manufacturers already in mass production. Currently, Polestar and Tesla are the only global pure play premium electric vehicle manufacturers in mass production. New entrants would have to develop significant core competencies to match Polestar’s proprietary technology as well as the access to vehicle design and manufacturing capabilities and sales and service infrastructure that Polestar receives from Volvo Cars and Geely. Polestar believes these advantages constitute a significant barrier to entry.

•

Polestar has a distinct culture with a focus on innovation and an experienced management team. Polestar has a distinct corporate culture which is designer-led, visionary and fully committed to sustainability. As a relatively young company with progressive ideals Polestar believes talented people with the right analytical and creative skills are drawn to it. Polestar’s chief executive officer Thomas Ingenlath was previously senior vice president of design at Volvo Cars and is widely credited as one of the key players behind Volvo Cars’s recent award-winning design renaissance. Chief financial officer Johan Malmqvist has broad experience across multiple sectors including in the United States and publicly listed companies. Chief operating officer Dennis Nobelius is the previous chief executive officer of assisted and autonomous driving software provider Zenuity, a business whose technology Polestar intends to utilize in future vehicles, starting with the Polestar 3.

•

Polestar has a scalable, asset-light business model with immediate operating leverage. Polestar has a scalable, asset-light business model that leverages the experience and manufacturing resources of Volvo Cars and Geely. Polestar has access to their technology, manufacturing footprint, logistical infrastructure and information technology systems. Access to these services gives Polestar the flexibility to scale production quickly with demand, using an already operational ecosystem, and has enabled Polestar to rapidly launch the brand globally. Polestar believes this asset-light model requires significantly less capital to produce vehicles and revenue compared to traditional manufacturers or other electric vehicle companies.

•

Polestar has a digital-first, direct to consumer approach with a differentiated distribution and service model. Polestar’s sales and distribution model is focused on a direct customer experience, reducing multiple traditional inefficiencies coupled with a differentiated distribution. Using the Polestar app or other digital connections, clients can discover Polestar’s products, configure and personalize them, choose a financing option and purchase on-line, creating a seamless experience. Complementing this digital experience, customers can see, feel and test drive our vehicles, at one of the Polestar Locations prior to making an on-line purchase. Polestar believes this combination of digital and physical retail presence serves to deliver a seamless experience for its customers. Polestar’s customers benefit from a comprehensive service network which leverages the existing Volvo Cars service center network.

•

Polestar’s Design-led focus on sustainability. Polestar believes that its emphasis on environmentally sustainable products, using Scandinavian avant-garde design and high tech minimalism engages and attracts customers who share its ethos and design aesthetic. Polestar’s brand and product designs have received multiple global awards since the launch of the Polestar 1 in 2019 including Red Dot’s Brand of the Year as well as Best of the Best Product Design for Polestar 2. Polestar Precept has also captured imaginations most recently winning three of the four 2021 EyesOn Design awards. Sustainability remains a core principal for Polestar and it continues to work to reduce its impact on the environment in every aspect of its business, but with a particular focus on the manufacturing of its cars. Polestar is actively targeting climate neutral manufacturing processes and materials and uses tools such as Life Cycle Analysis to help it both ascertain the impact of its vehicles and to identify opportunity. Polestar transparently shares this information with its customers so they can make an informed buying decision and can track Polestar’s progress.

•

Polestar’s Proprietary Technology. Polestar believes its proprietary electric vehicle technology provides it with a substantial competitive advantage. Research and development, a core competence, is focused on areas such as lightweight chassis architectures and manufacturing, electric propulsion and motors and bi-directional battery packs that Polestar believes will significantly enhance the competitiveness of its vehicles. For example, Polestar is developing one of the most powerful electric motors in the market, the P10, which will be capable of delivering as much as 450kW of power, or 600hp alone and even more power when coupled with a front motor. Our state-of-the-art 800V battery pack technology is expected to be included in the Polestar 5 when launched in 2024.

Polestar’s Vehicles

Polestar 1

Polestar 1 is Polestar’s halo car, a car intended to establish Polestar’s brand in the premium luxury electric vehicle market. Polestar 1 is manufactured at Polestar’s facility in Chengdu, China. First revealed in October 2017, commercial production commenced in 2019. Polestar 1 features a highly advanced and technically innovative powertrain, combined with composite materials and leading-edge technology mechanical components.

The hybrid powertrain features two electric motors on the rear axle – one for each wheel – mated to a front-mounted petrol engine which features turbo- and supercharging. A third electric motor is integrated between the crankshaft and gearbox for extra electric torque for the front wheels. Combined output is 609 hp and 1,000 Nm of torque. With three battery packs totaling 34 kWh, Polestar 1 features an all-electric range of 124 km–the longest electric range of any plug-in hybrid in the world to date.

The body of Polestar 1 is made from carbon fibre reinforced polymer (CFRP) which lowers the vehicle’s weight as well as its center of gravity. The CFRP body also allowed the car’s designers to create truly emotive and sharp styling cues that cannot be stamped into traditional metal body panels. Under the surface, the CFRP body features a carbon fibre ‘dragonfly’ between the front seats and the rear of the vehicle, further reinforcing the car’s chassis.

Driving dynamics are key to the Polestar experience and Polestar’s engineers spent years developing the ‘Polestar feeling’ with Polestar 1. Crucial to this was the co-development of leading-edge technology mechanical components – like the manually adjustable Öhlins Dual Flow Valve dampers with double wishbone design and 6-piston Akebono brake calipers.

The fitment of the two rear electric motors, each with a planetary gear set, allowed engineers to develop real torque vectoring algorithms for Polestar 1. The effects of this are particularly evident during cornering – rather than slowing down the inner wheel, the outer wheel is accelerated to help the car turn more sharply. The torque vectoring also allows the driver to apply power earlier than expected on the exit of a corner, resulting in a truly exhilarating experience.

Featuring Pure, Hybrid and Power drive modes, Polestar 1 can be driven in different ways depending on the driver needs and preference. In Pure mode, the combustion engine is shut off and Polestar 1 operates as a fully electric vehicle. The two rear electric motors generate total power of 170 kW and torque of 492 Nm. In Hybrid mode, Polestar 1 utilizes the electric motors and petrol engine according to demand from the driver, seamlessly switching between the two as needed. In Power mode, both the electric motors and combustion engine are utilized at all times, allowing the driver to take advantage of the full 609 hp and 1,000 Nm of torque, along with sharper responses from the throttle, steering and gearbox. Top speed is limited to 155 mph and the 0-62 mph sprint takes 4.2 seconds.

Polestar 1 went into production at Polestar’s Chengdu, China facility in 2019. The facility is the only Leadership in Energy and Environmental Design, or LEED, Gold accredited automotive manufacturing facility in China. With a planned three year production run and a limited build capacity of up to 500 units per year, production of the car ceased in 2021. The car retails in Polestar’s original launch markets in Europe, North America and China.

Polestar 2

Polestar 2 is an electric performance fastback and Polestar’s first fully electric, high volume model. Polestar 2 is manufactured at the Luqiao, China facility, which is owned and operated by Volvo Cars and which Volvo Cars renamed “Taizhou” after acquiring the plant from Geely in December 2021. First revealed in 2019, production commenced in 2020.

Polestar 2 model range includes three variants – Long range dual motor (300 kW (408 hp)/ 660 Nm), Long range single motor (170 kW (231 hp)/ 330Nm) and Standard range single motor (165 kW (224 hp)/ 330 Nm) – combined with three optional packages – Pilot, Plus and Performance – to provide consumers with the perfect Polestar 2 for their needs. Pilot and Plus packages encompass driver convenience and comfort features, while the Performance pack age adds further dynamic and visual appeal with Öhlins Dual Flow Valve dampers, 4-piston Brembo brakes, forged alloy wheels and, naturally, Polestar’s signature gold detailing inside and out. Polestar believes this modular approach simplifies both the purchase and manufacturing process while enhancing the customer experience.

Polestar 2 was the first car in the world to feature an infotainment system powered by Google’s Android Automotive OS, with Google built-in. Developed in collaboration with Google, the Android system revolutionizes the way car infotainment system can be integrated, and with Google Assistant, Google Maps and the Google Play Store integrated, owners can benefit from one of the best voice and navigation systems in the world. The user interface is bespoke to Polestar 2 and developed in-house. With an open developer portal that features an Android Automotive OS emulator, Polestar also provides app developers the ability to develop apps for use in the car (for example a parking app from Easy Park, that can be downloaded directly to the car to simplify payment of parking fees) in shorter time than is generally required to develop apps for unique operating systems used by traditional car producers.

The Polestar 2 has been designed and produced in accordance with Polestar’s emphasis on design led sustainability. It was in connection with the launch of Polestar 2 in 2020 that Polestar released its first Life Cycle Assessment report, with full methodology and transparency, and with a call to the industry at large for a uniformly open and transparent way of disclosing the carbon footprint of electric vehicles from all manufacturers. In early 2021, Polestar took this transparency a step further by integrating a Product Sustainability Declaration into Polestar Locations and on its website and will continue to disclose such information going forward. See “—Sustainability.”

Precept, Future Vehicles and Polestar 0 project

In March 2020 Polestar revealed Polestar Precept, a design study intended to showcase Polestar’s vision of the brand’s future, demonstrating innovation and ambition across three focus areas - design, technology and sustainability.

Polestar Precept was created as the manifesto for and design direction of Polestar’s future models. By the end of 2024, Polestar currently intends to have launched three new vehicles; Polestar 3, an electric performance SUV; Polestar 4, an SUV Coupe and Polestar 5 - a luxury electric 4 door GT.

Precept

In October 2020, Polestar announced at the Shanghai Motor Show that it would aim to produce a luxury 4 door GT based on the Precept concept; this will be the Polestar 5.

The design of the Precept’s interior is defined by sustainability and offered an opportunity to work with new materials and processes. Similarly, the design seeks to capitalize on the evolution of the Human Machine Interface (HMI) based on Polestar 3 interactions and Google Android Automotive to deliver an enhanced customer experience.

Sustainable new interior materials balance modern high-tech luxury with reduced environmental impact. These sustainable materials include recycled PET bottles, reclaimed fishing nets and recycled cork vinyl. A flax-based composite developed by external partner Bcomp Ltd is featured in many interior- and some exterior parts. Polestar’s ambition is to bring much of this sustainability into production.

The next generation infotainment system HMI, powered by Android, builds on Polestar’s close collaboration with Google. An enlarged, portrait-oriented 15-inch center touch screen complements a 12.5-inch driver display, and the two are linked by an illuminated blade that encompasses the entire interior. In this execution, the unique Polestar emblem floats holographically inside a solid piece of Swedish crystal between the rear seat headrests.

Supporting the advancement of a personalized and dynamic digital interface, the instrument panel also hosts an array of smart sensors. Eye tracking will allow the car to monitor the driver’s gaze and adjust the content of the various screens accordingly. Proximity sensors also enhance the usability of the center display when driving.

The sculpted form of the Polestar Precept sets the tone for future Polestar vehicles. The vehicle’s proportions define its presence with restrained surfacing and a focus on aerodynamic efficiency.

The front grille is replaced by the Polestar SmartZone, representing a shift from breathing to seeing. An area which once channeled air to radiators and the internal combustion engine now houses technology for safety sensors and driver assistance functions. Two radar sensors and a high- definition camera are located behind a transparent panel. In addition, a light detection and ranging (“LiDAR”) sensor, mounted atop the glass roof, is given optimal visibility as a next step towards increased driving assistance. The Thor’s Hammer LED headlight signature evolves with separated elements, taking on a dynamic and brand-defining interpretation.

Precept features an integrated front wing above the SmartZone which accelerates air flow over the long bonnet. This allows air to attach itself to the surface earlier, which improves laminar flow and aerodynamic efficiency and thus improves the vehicle’s performance and range. At the rear, the wide light-blade spans the entire width of the car, extending into vertical aero-wings – another aerodynamic feature and a nod to light weight design.

Show cars, concept cars and vision statements

Periodically Polestar will use concept cars and other models and devices to further outline the future vision of Polestar. Concept cars are not associated with Polestar’s series production cycle plan (or business plan) but give the brand the opportunity to share new ideas and visuals to both gauge consumer opinion and provide insight. Such vehicles or devices are imperative in a sector such as automotive that has lengthy product development cycles. Concept cars are also a tool to engage wider stakeholders, from press to investors to generate interest, conversation and provide a halo across the brand.

Polestar 3

Polestar expects to launch the Polestar 3 in 2022. Polestar 3 will be a luxurious electric performance SUV with seating for five and design direction previewed by Precept. It is an aerodynamically-optimized using multiple design features to smooth airflow and reduce drag. The two seating rows in Polestar 3 stretch out between the long wheelbase offering luxurious and spacious legroom for the rear passengers even when the tallest driver is sitting in the front seat. Polestar 3 will define the SUV for the electric era by combining the high seating position favored by customers with a highly efficient aerodynamic silhouette.

Priced in the range of a Porsche Cayenne – it will be Polestar’s first product with centralized computing, powered by Nvidia, and with redundant system possibilities. Polestar expects to include a variety of technological advances in Polestar 3 over time. These features will include unsupervised highway piloting by software from Zenseact (an autonomous driving software development subsidiary of Volvo Cars), and the best-in-class LiDAR sensor pod from Luminar, all of which is expected to be fully implemented in Polestar 3 vehicles by 2024.

Polestar 4

Polestar currently plans to launch Polestar 4 in 2023. Polestar 4 will be a sporty SUV coupe, more compact than, and priced below, Polestar 3 with a high-volume potential. With an avant-garde design inspired and previewed by Polestar Precept, the minimalist SUV coupe will offer excellent rear passenger comfort.

Priced in the range of the Porsche Macan, Polestar 4 will aim to offer driving dynamics and minimalist style to a larger market segment.

Polestar 5

Polestar currently plans to launch the Polestar 5 in 2024. Polestar 5 will be an epic 4 door grand tourer that most closely follows inspiration from the Precept. Priced to compete with a Porsche Panamera, the vehicle will introduce new in-house aluminum body and chassis and powertrain architectures.

Polestar expects that Polestar 5 will be manufactured at a new state-of-the-art plant in China, built by Geely and to be operated by Polestar. The plant will meet a high standard of sustainability, aiming for LEED Gold accreditation.

Polestar 0 project

In April 2021, Polestar announced an important goal of creating a truly climate-neutral car by 2030 a significant and necessary step to reach its goal of becoming a climate neutral company by 2040.

Today, an electric car manufactured and charged on the current global electricity infrastructure mix has a smaller carbon footprint than an internal combustion engine car through its useful life. However, Polestar has set a target of producing a car by 2030 that is truly climate neutral when it rolls out of Polestar’s factories’ gates.

As a company, Polestar cannot directly control how its cars are charged or how they are disposed of after their use phase has ended. Polestar can control what happens before the car is handed over to the customer: the carbon footprint of the materials production, battery module and manufacturing process. For the Polestar 2, that carbon footprint was 26.2 tons in 2020 with most of the impact coming from three categories: aluminum, batteries, and steel. Together they account for 75% of the 24 tons attributable to materials production and battery modules. Add electronics and polymers and the total is 92%. While a lot of focus naturally will be on those categories, the goal is to reduce all to zero, including Polestar’s manufacturing footprint.

Design, Research and Development and Sustainability

Design

Design is at the core of Polestar. Polestar is a Scandinavian brand with pure, minimalist design. Polestar’s design is progressive and defines the avant-garde of the electric and sustainable age. Polestar celebrates technology in its creations and innovation is its driving force. Performance is not only a capability of Polestar’s products but the mindset of Polestar’s whole company. Polestar’s vehicles have been widely recognized for their outstanding design and performance credentials and Polestar 1 and Polestar 2 have each received numerous awards, including, among others, High-performance Luxury GT Coupe of the Year and Luxury High-Performance Electric Vehicle of the Year for Polestar Land Car of the Year titles in Norway, Switzerland, Germany (Luxury) China (Green Car), Germany’s Golden Steering wheel as well as the Edie Sustainability Leader award for Polestar 2.

Progressive designs force Polestar to innovate and develop new technologies, technologies that in turn can improve customer experience and/or improve vehicle and sustainability performance. Polestar’s sustainability goals guide its design teams to continually innovate and drive even more progressive thinking. Polestar believes that its designs reflect the central tenants of Scandinavian design, with a focus on luxury minimalism and an emphasis on responsible material choices and such as the use of recycled and naturally grown materials. An example is that the Polestar UX (user experience) team is part of the design department bringing interaction with the car to the heart of the design process. New technologies, such as connectivity and autonomous drive, will create further opportunities.

Research and Development

Polestar’s research and development strategy is to focus its own resources on the development of key electric vehicle technologies while accessing the benefit of investments in other technology from within the larger Volvo Cars and Geely family. Polestar also accesses and utilizes battery labs, wind tunnels, VR simulations and testing, proving grounds both in UK and in Sweden.

Polestar’s research and development teams are located in Sweden and the United Kingdom. In Sweden, Polestar’s headquarters and research and development team is located in Gothenburg close to the facilities and competences at Volvo Cars and its surroundings. This research and development team is focused on collaboration with Volvo Cars in a wide variety of areas, including electrical propulsion, sustainability, lightweight material designs, software, and more. In the United Kingdom, Polestar’s research and development team is located in the Mira Technology Park in Coventry. This location benefits from good access to engineering talent, proving grounds, wind tunnels and workshops. Polestar’s engineering focus in the United Kingdom is chassis and dynamics, aluminum bonding and architecture and sports car design.

Sustainability

Polestar has a philosophy to design towards zero, actively using Scandinavian minimalist design to engage customers and minimize our environmental impact. Polestar seeks to achieve its clear sustainability goals by establishing concrete targets focusing on four pillars of its sustainability approach:

•

Climate Neutrality; Combating the emission of greenhouse gases is one of the top priorities of Polestar. Most greenhouse gas emissions associated with its vehicles are related to the use of fossil fuels in energy conversion. Coal power is highly present in Polestar’s supply chains as it operates, and predominantly sources, in China. Aside from greenhouse gas emissions, the burning of fossil fuels also leads to emissions of sulfur dioxide, nitrogen oxides and particulates that affect the environment and the health of people living in the local areas surrounding the power plants. The use of renewable energy in the Polestar supply chain is absolutely key for it to reach climate neutrality and improve local air quality. Polestar has set two goals to achieve climate neutrality: Polestar is to be climate neutral by 2040 and create a climate neutral car (cradle-to-gate) by 2030. To drive towards the 2030 goal, Polestar has launched five strategic initiatives. These are: climate-neutral platform, climate-neutral materials, energy optimization, climate-neutral manufacturing and renewable energy in the supply chain. Each strategic initiative is headed by an accountable department but handled through cross-functional collaboration within Polestar.

•

Circularity; Circularity is a philosophy to ensure that we, as a society, produce and consume within planetary boundaries. The use of materials is at the root of Polestar’s biggest social and environmental impacts. The extraction, processing, use and waste treatment of materials is associated with risks and potential negative impacts such as resource depletion, pollution to air, soil and water, climate impact, loss of biodiversity and human rights violations. Pollution to air, soil and water from metallurgical processes and mining activities also affect the health of people working in the supply chain and their local environments. By using a circular approach and trying to close the loop for more materials, less virgin materials and minerals need to be extracted and produced, which minimizes the total environmental impact. Polestar aims to drive sustainable and circular use of materials through different key strategies and processes, including sustainability strategy, sourcing strategy, procurement process and product development process. Through its procurement practices Polestar aims to minimize the negative impact on land and water through reduced greenhouse gas emissions, pollution, waste and effluents throughout its supply chain. Polestar uses life-cycle assessments as its primary tool for assessing environmental impact from material use including material selection and waste management.

•

Transparency; Reporting and working on sustainability issues is meaningless unless it leads to real world positive impact. Being transparent about where Polestar’s risks and impacts lie and which methodologies Polestar uses to measure itself ensures that Polestar creates actual progress. Polestar was the first car company to share both a Life Cycle Analysis (LCA) and the methodology behind the calculation for Polestar 2, in order to provide transparency to its customers as to the true impact of their purchase. Polestar will continue to calculate and share a LCA along with an ever more detailed Sustainability Declaration for each model it produces moving forward and urge the entire industry to adopt a transparent approach to help build consumer understanding and trust.

Polestar is constantly looking to be honest with itself and its stakeholders and improve. For example, Polestar recognizes it uses materials with high risks of human rights violations and negative environmental impacts in the supply chain to create its vehicles. Cobalt, for example, is a key component of the batteries used in Polestar vehicles that is primarily mined in the Democratic Republic of Congo, where it has been linked to child labor in the artisanal and small-scale mining sector. Historically, it has been very difficult to trace the origin of minerals because of its complex supply chain and lack of reliable chain of custody methods. Polestar requires its suppliers to implement responsible sourcing practices to mitigate the risk of human rights violations. Polestar partners with a traceability-as-a-service provider, Circulor, that utilizes blockchain technology to trace the origins of materials used throughout Polestar’s supply chain. Additionally, Polestar maintains a parts and components sourcing partnership with Volvo Cars in which suppliers are analyzed using sustainability questionnaires and a risk assessment tool developed by Responsible Business Alliance.

•

Inclusion: Inclusion is diversity, representation and equality working in harmony. By committing to this strategic focus area, Polestar stands up for the rights of people throughout its value chain – from the workers producing the material of its cars, to its employees in factories or spaces, to customers and consumers around the world. Departments like Human Resources, Customer Experience and Procurement drive strategic initiatives on human rights and inclusion, addressing Polestar’s role as a responsible brand, employer, and procurer.

Sales and Distribution

In 2019 Polestar commenced commercial sales of its vehicles with the Polestar 1, followed in 2020 with the Polestar 2. Polestar uses a digital first, direct to consumer approach that enables its customers to browse Polestar’s products, configure their preferred vehicle and, where permitted, place their order on-line. Currently, customers in North America place orders for Polestar’s vehicles through trusted retailers. In addition, Polestar has established physical retail locations comprised of Polestar Spaces, Polestar Destinations and Polestar Test Drive Centers referred to as Polestar Locations. Polestar Spaces are typically smaller Polestar showrooms located in urban areas, whereas Polestar Destinations and Polestar Test Drive Centers are typically larger Polestar showrooms located in peri-urban areas. Polestar Locations allow Polestar’s customers to see, feel and test drive Polestar’s vehicles. In addition, Polestar has also established handover centers that provide a convenient option for customers to take delivery of Polestar vehicles, although customers may also choose home delivery in certain markets. Currently, Polestar has over 40 permanent Polestar Locations (plus over 60 temporary or “pop up” locations) and expects to have an aggregate of 150 retail locations in existing and new markets by the end of 2023. In addition, as Polestar continues with its international expansion, it will use third party importers to give it access to lower volume markets, rapidly and with lower investment.

Polestar enters into agreements with independent investors to establish Polestar Locations. These investors do not carry any inventory of cars for sale, but rather hold demonstration vehicles and provide potential customers the opportunity to see, feel and test drive Polestar vehicles. These investors may, but do not necessarily, have a prior relationship with Volvo Cars. In North America, however, federal or state law may prohibit automobile manufacturers from acting as licensed dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. Accordingly, all of Polestar’s sales in North America are conducted through trusted representatives. These representatives are not necessarily associated with Volvo Cars or the Volvo Cars dealer network in North America.

Polestar aims to deliver leading aftermarket services to its customers by leveraging Volvo Cars’ global service and repair network. Polestar is cooperating with Volvo Cars to develop their service center network, including the introduction of digital service boking, fault tracing, diagnostics and software download (Over The Air and in workshop). Polestar also utilizes the Volvo Cars service center network to supply its customers with a spare parts infrastructure. Polestar currently leverages the Volvo Cars service center network to provide access to 800 customer service points worldwide in support of Polestar’s international expansion. Polestar does not have a direct contractual relationship with the operators of its service points. Rather, Polestar relies on the existing network of Volvo Cars who signs, enters into, or amend, existing service contracts with Volvo Cars to add the service of Polestar vehicles to the scope of their dealer agreement.

Polestar’s principal operating entity is Polestar Sweden. Polestar Sweden is responsible for and is engaged in the product strategy and development as well as marketing and distribution of Polestar vehicles. Polestar Sweden manages sales globally in conjunction with the local Polestar sales units. Sales on the Chinese domestic market are managed by the local Chinese Polestar sales unit. The vehicles sold globally by

Polestar Sweden are manufactured in China but production is expected to also take place in the United States and potentially in Europe. Polestar may be subject to foreign exchange risk with respect to cash transfers within the group, including restrictions on cross border payments imposed by the Chinese government. See “Risk Factors - Risks Relating to Polestar’s Business and Industry — Polestar faces risks associated with international operations, including tariffs and unfavorable regulatory, political, tax and labor conditions, which could materially and adversely affects its business, financial condition, results of operations and prospects; and - Polestar relies heavily on manufacturing facilities based in China and its growth strategy will depend on growing its business in China. This subjects Polestar to economic, regulatory and legal risk specific to China.”

Manufacturing

Polestar’s vehicles are currently manufactured at a plant in Luqiao, China that is owned and operated by Volvo Cars. The plant, referred to by Volvo Cars as the “Taizhou” plant, was acquired by Volvo Cars from Geely at the end of 2021. Prior to that time, the plant had been owned by Geely and operated by Volvo Cars.

Polestar has the benefit of being part of the larger global manufacturing footprint of Volvo Cars and Geely with access to a combined installed capacity of approximately 750,000 units per annum across three continents. Polestar intends to expand its contract manufacturing presence to facilities in the U.S. and potentially Europe. For example, the Polestar 3 will be produced in Volvo Cars factories in both Chengdu, China and Charleston, South Carolina USA. Polestar is also exploring the feasibility of producing the Polestar 2 in Europe for sales in the US market.

Chengdu facility

Polestar opened its Chengdu facility in 2019. Polestar produced the Polestar 1 at this facility until end of 2021. The facility is a low volume facility designed for small series production runs, for developing new manufacturing processes or procedures and for customizations that cannot be handled in a high-volume factory. Polestar intends to use the Chengdu facility in the near term to create Polestar limited editions of Polestar 2 and also to support the early pre-production builds of future Polestar vehicles.

Chengdu was the first LEED Gold-certified automotive production facility in China. It was designed by the Norwegian architecture firm Snøhetta and runs on 100% renewable electricity.

Luqiao facility

Polestar 2 is produced in the Luqiao facility. The facility opened in 2016 and has a total factory capacity of 180,000 cars per year. The plant is focused on the CMA platform, and also produces Volvo XC40. In October 2021, Geely and Volvo Cars agreed to transfer the Luqiao facility to Volvo Cars. The transfer was effectuated in December 2021 and did not affect production of the Polestar 2 at the facility. In connection with this transfer, the Luqiao facility has been renamed “Taizhou”.

Battery suppliers

Polestar has a diversified strategy with respect to the supply of batteries, to reduce supply risk as well as to ensure better flexibility as battery technology continues to develop. Polestar’s primary sources of batteries are LG Chem Ltd and Contemporary Amperex Technology Co. Limited with whom Polestar has a long-term supply agreement and the ability to leverage group purchasing power. In addition, Volvo Cars has entered into a non-binding memorandum of understanding with battery developer and manufacturer Northvolt. This memorandum of understanding covers the supply of battery cells and joint ventures regarding research and development and production of battery cells that are tailored to power the next generation of fully electric Volvo Cars cars and Polestar cars. Polestar has also secured batteries from SK Innovation, expected to power Polestar 5. Polestar continues to evaluate potential up and coming startups in this area.

Related Party Agreements with Volvo Cars and Geely

Polestar benefits from the technological, engineering and manufacturing capabilities of Volvo Cars and Geely. These relationships give it access to the developed technology, IT, logistic channels, manufacturing capacity and distribution networks established by Polestar’s founding partners, on a global basis. Accordingly, Polestar has entered into a number of contractual arrangements with Volvo Cars and Geely to obtain support and various services in connection with its business. Polestar’s agreements with its partners are made on an arms-length basis and it assesses any agreement with related parties on the same basis as an agreement with third parties with respect to the scope of the services offered, timing and fees. While Polestar derives substantial benefit from access to its partner’s resources and expertise, Polestar is free to seek technology, manufacturing and other services from third parties based solely on the needs of its business. Polestar’s material transactions with related parties are subject to approval by its Board of Directors or other relevant persons in conformity with its related party transactions directive. Polestar has also established a number of steering committees to monitor compliance and performance of its agreements related to development, manufacturing, or service contracts with related parties. Polestar believes the Steering Committees provides a means of ensuring the interests of Polestar are protected and if necessary, provides a means of escalating any concerns or disputes to senior management or the Polestar Board. For additional information in relation to materially significant related party transactions during the years ended December 31, 2020 and 2019, see note disclosure 23 to the Polestar Financial Statements as of and for the fiscal years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus. Any further related party transactions in the fiscal years ended December 31, 2020 and 2019 and 2018 were both immaterial and no more than incidental in nature. For a further description of our contracts with related parties, see “—Related Parties.”

Polestar’s agreements with Volvo Cars cover research and development services and intellectual property licenses, purchasing, manufacturing engineering and logistics engineering and manufacturing with respect to the Polestar 1, Polestar 2 and Polestar 3. Polestar has also entered into a design services agreement with Volvo Cars with respect to Polestar 4 and Polestar 5 and intends to enter into development agreements and licensing agreements with Geely with respect to Polestar 4 during 2021. In addition, Polestar has entered into agreements with Volvo Cars for the supply of parts as well as customer service and support agreements, agreements for the supply of general corporate services, IT support agreements and maintenance and operations agreements. In connection with its logistics, it has entered into agreements with Volvo Cars for logistics support services for Europe, North America, China and APAC, including logistics management, customs clearance and claims management, although it contracts directly with transporters as well. For additional information in relation to materially significant related party transactions, see “Certain Relationships and Related Person Transactions—Polestar Relationships and Related Party Transactions—Agreements with Volvo and Geely.”

On December 10, 2021, Volvo Cars announced that it had become aware that one of its code and file repositories had been illegally accessed by a third party. Volvo Cars noted that the breach resulted in the theft of research and development information that may have an impact on its operations. Volvo Cars stated in the press release that they did not believe, based on information currently available to them, that the breach would have any impact on the safety or security of its customers’ cars or their personal data. In connection with their investigation into this breach, Volvo Cars has informed Polestar that information on a Volvo Cars server that shared information relevant to Polestar had been among those compromised. Polestar has concluded that certain items such as specifications, source code and test data related to its vehicles had been illegally accessed. Polestar has been collaborating closely with Volvo Cars and has established an internal task force to work with its counterparts at Volvo Cars to determine the full scope of the breach and to implement remedial processes and procedures. The investigation is ongoing and has so far not found any further indications of compromise. The Polestar task force agrees with the Volvo Cars assessment and does not believe, based on currently available information, that this breach has had any impact on the safety or security of its customers’ cars or their personal data. Polestar currently understands that no individual privacy data for Polestar has been compromised. In relation to the proprietary intellectual property for Polestar, investigations are ongoing. Polestar has entered into a number of agreements with Volvo Cars covering research and development services, intellectual property licenses, purchasing, manufacturing engineering and logistics engineering and manufacturing with respect to the Polestar 1, Polestar 2 and Polestar 3. See “Information Related to Polestar — Related Party Agreements with Volvo Cars and Geely” and “Certain Relationships and Related Party Transactions — Polestar Relationships and Related Party Transactions — Agreements with Volvo Cars and Geely”. These agreements necessarily include shared access to Volvo Cars’ IT systems and, accordingly, Polestar remains vulnerable to cybersecurity breaches not only of its own IT systems, but of those of Volvo Cars as well. See “Risk Factors — Risks Related to Cybersecurity and Data Privacy — Polestar relies on its and Volvo Car’s IT systems and any material disruption to its or Volvo Cars’ IT systems could have a material adverse effect on Polestar.”

Research and development services and intellectual property licenses

Polestar has or is about to enter into a number of agreements and licensing agreements with Volvo Cars with respect to research and development services and licensing of intellectual property in connection with the development and manufacture of the Polestar 1, Polestar 2, Polestar 3, Polestar 4 and Polestar 5. These agreements provide Polestar will pay development costs (either a fixed fee or as a volume share of development costs). The development cost is calculated based on actual cost and an arm’s length hourly rate. For Polestar 3 Polestar will pay a fixed price for the technology license and development services (either a fixed fee or as a volume share of development costs). For example, Polestar has also entered into agreements providing for services and a license relating to certain technology such as for technology updates and upgrades and new features to be introduced in Polestar’s model year programs for the Polestar 2. During the life-time of the Polestar 2, there are several model years planned. These programs include additional technology content and features for the Polestar 2 that will be developed, assigned or licensed by Volvo Cars to Polestar. Volvo Cars also provides certain development services to Polestar under these agreements. Polestar also intends to enter into licensing agreements and development service agreement with Geely for the Polestar 4 during 2021.

Purchasing Agreements

Polestar has entered into several sourcing service agreements and maintenance agreements with Volvo Cars in connection with both the Polestar 1, Polestar 2 and Polestar 3. The sourcing service agreements provide for sourcing of direct procurement of materials from third party suppliers as well as indirect procurement of services and other supplies. Services provided by Volvo Cars for such procurement are charged at an hourly rate established annually and billed monthly. Furthermore, direct costs incurred by Volvo Cars are reimbursed by Polestar.

Manufacturing engineering and logistics engineering

Polestar has entered into manufacturing engineering service agreements with Volvo Cars in connection with the production of Polestar 1, Polestar 2 and Polestar 3. These agreements provide that Volvo Cars will support Polestar with the development and implementation of quality-assured manufacturing solutions for Polestar’s plant in Chengdu as well as providing industrial engineering services and manufacturing services with respect to the Polestar 1, Polestar 2 and Polestar 3 vehicle programs. Polestar has also entered into a logistical engineering service agreement with Volvo Cars, under which Volvo Cars will provide support in connection with the development and set-up of an inbound and outbound logistic process connected to the plants.

Manufacturing

For the manufacturing of Polestar 1 Polestar has entered into agreements with Volvo Cars to provide certain services such as electrocoating for Polestar 1 cars and certain pre-delivery manufacturing services in the Volvo Cars facility in Ghent. In addition, Polestar has entered into component supply agreements with Volvo Cars for Polestar 1. For the manufacturing of Polestar 2 cars Polestar has entered into contract manufacturing agreements with the Luqiao plant, which is owned and operated by Volvo Cars and which Volvo Cars renamed “Taizhou” after acquiring the plant from Geely in December 2021. Further, Polestar has entered into a financial undertaking agreements with Volvo Cars for investments for Polestar 3 production in a Volvo Cars plant in Chengdu China as well as at a plant in Charleston, South Carolina. Production in Chengdu is planned to start in the end of 2022, and Polestar has signed an agreement relating to the production in Charleston, which is to (i) serve as a binding commitment for Polestar to the scope set out in the agreement and (ii) confirm both parties’ intentions to enter into a more detailed agreement for production of Polestar 3 at Volvo Cars’s Chengdu and Charleston plants not later than 1 year before start of production. Both parties have committed to certain investments necessary to manufacture and assemble Polestar 3 at Volvo Cars’s Chengdu and Charleston plant prior to the parties entering into the definitive agreement.

Other Agreements

In addition, Polestar has entered into several agreements regarding Outbound logistics according to which Volvo Cars support with supply chain related services for the supply of Polestar vehicles. Polestar has also entered into agreement regarding quality services. Polestar has also entered into commercial, administrative and product creation software license agreements that license IT applications and IT services connected to administration, commercial, R&D and purchasing for use by Polestar globally.

Charging Network

Polestar believes that proprietary charging networks do not encourage customer adoption. Accordingly, Polestar intends to seek to build partnerships with open charging infrastructure providers. Polestar will use aggregators to help simplify the charging and payment experience for its customers, leveraging technology such as in car apps.

We provide regional coverage and preferential pricing through regional strategic partnership with the largest charging network providers. Polestar provides its our customers with access to an extended regional charging network using Plugsurfing aggregated CPO network in the EU, Electrify America in the US and CaoCao in China.

Competition

Polestar faces competition from both traditional automotive manufacturers and an increasing number of newer companies focused on electric and other alternative fuel vehicles. Polestar expects this competition to increase, particularly as the transportation sector continues to shift towards low-emission, zero-emission or carbon neutral solutions. In addition, numerous manufacturers offer hybrid vehicles, including plug-in versions, with which Polestar’s vehicles also compete.

Polestar believes that the primary competitive factors on which it competes includes, but is not limited to, its focus on design and sustainability, its innovative proprietary technology and its digital first, direct to consumer approach. Polestar also has a start-up culture and a scalable asset-light business model that it believes generates significant competitive advantage. However, many of its current and potential competitors may have substantially greater financial, technical, manufacturing, marketing and other resources than Polestar or may have greater name recognition and longer operating histories than Polestar does (see also “Risk Factors—Risks Related to the Polestar’s Business and Industry—Polestar operates in an intensely competitive market, which is generally cyclical and volatile. Should Polestar not be able to compete effectively against its competitors then it is likely to lose market share, which could have a material and adverse effect on the business, financial condition, results of operations and prospects of Polestar.”). Polestar believes it is differentiated from its competitors due to its focus on design, technology and sustainability its global presence and ability to leverage an established production ecosystem due to its relationships with its founding partners.

On a global basis, Polestar’s principal competitor is Tesla. Tesla is the world’s leading manufacturer of premium electric vehicles, having brought desirable electric vehicles to mainstream consumers with the Model S in 2012. Since then, the brand has developed a model range of sedans and SUVs to become one of the leading producers of electric vehicles all over the world. The Tesla model 3 is a principal competitor to Polestar 2, with some cross-relevance in the recently launched Model Y, a crossover SUV based on the Model 3. Lucid, a US vertically-

integrated technology and automotive company headquartered in California is a potential competitor. While Lucid is engaged in the design, engineering, and construction of electric vehicles, electric vehicle powertrains and battery systems its Lucid Air handovers only started at the end of October 2021. In addition, Lucid does not currently have an SUV model and has focused recent efforts on promoting the Lucid Air, its sedan offering that is being offered at higher price points than many Polestar offerings.

Porsche is one of Polestar’s core competitor brands from a driving experience and performance perspective. As one of the world’s most renowned makers of “driver’s cars,” Porsche represents a strategic benchmark for Polestar. Although previously a manufacturer of solely internal combustion engine cars, Porsche has recently launched the Taycan electric vehicle which brings the brand’s renowned dynamic experience to an electric vehicle for the first time. Porsche is also a benchmark brand for future Polestar vehicles in terms of size and segments.

Other competition within the electric vehicle segment of the market, includes two pure play electric vehicle producers, Nio and Xpeng.

Intellectual Property

Research and development are one of Polestar’s core competencies and Polestar’s developments in areas such as lightweight chassis architectures, drivetrains, electric motors, bi-directional compatible battery packs and charging technology significantly enhance the flexibility and utility of its vehicles. In addition, Polestar has created considerable intellectual property related to its design of both the interior and exterior of its vehicles, including various components such as wheel rims and lights. Accordingly, Polestar’s commercial success depends in part on its ability to protect its proprietary technology and other intellectual property. Polestar relies on a combination of patents and trademarks to protect and preserve its proprietary technology and intellectual property. In addition, Polestar enters into employee, contractor, consultant and third-party nondisclosure and invention assignment agreements and other contractual arrangements.

As of October 2021, Polestar owned 108 issued U.S. patents and 127, 49 and 11 issued patents in the EU, China and other jurisdictions, respectively related to its core proprietary technology. In addition, Polestar has 31 pending U.S. patent applications and 39, 76 and 1 pending patent applications in the EU, China and other jurisdictions, respectively. In addition to its core proprietary technology, Polestar has 89 pending U.S. design patent applications, plus 65 and 28 issued design or industrial design patents in the EU and China, respectively with another 14 and 7 pending design applications in the EU and China, respectively. As of October 2021, Polestar owned 10 pending U.S. trademark applications as well as 11 and 14 registered trademarks in the EU and China, respectively as well as 1 and 5 pending trademark applications in the EU and China, respectively.

Regardless of the coverage Polestar seeks under its existing patent applications, there is always a risk that alterations from Polestar’s products or processes may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly altered before a patent is issued and courts can reinterpret patent scope after issuance. Many jurisdictions, including the United States, permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. Polestar cannot provide any assurance that any patents will be issued from its pending or any future applications or that any current or future issued patents will adequately protect its intellectual property. For this and other risks related to Polestar’s proprietary technology, inventions and improvements, please see the section titled “Risk Factors—Risks Related to Intellectual Property.”

Progressive designs force Polestar to innovate and develop new technologies, technologies that in turn can improve customer experience or improve vehicle and sustainability performance. New technologies, not least connectivity and autonomous drive, will create additional intellectual property. Polestar also engages in competitive landscape analysis and forecasting measures, in an effort to identify future areas of interest that may allow it to more competitively engage in the future markets. As Polestar develops its technology, it will continue to build its intellectual property portfolio, including by pursuing patent and other intellectual property protection when Polestar believes it is possible, cost-effective, beneficial and consistent with its overall intellectual property protection strategy.

Polestar’s commercial success will also depend in part on not infringing, misappropriating or otherwise violating the intellectual or proprietary rights of third parties. The issuance of third-party patents could require Polestar to alter its development or commercial strategies, change its products or processes, obtain licenses to additional third-party patents or other intellectual property or cease certain activities. Polestar’s breach of any license agreements or failure to obtain a license to proprietary rights that it may require to develop or commercialize its future products or technologies may have an adverse impact on Polestar. See “Risk Factors—Risks Related to Intellectual Property” for additional information regarding these and other risks related to Polestar’s intellectual property portfolio and their potential effect on Polestar.

In addition to Polestar’s proprietary technology and intellectual property, it has also acquired, licensed or sub-licensed intellectual property from Volvo Cars. For example, it has acquired intellectual property with respect to motor vehicle drive units with electric vehicle motors, motor assemblies for operating electric powertrains, and structures specifically designed to protect electric vehicle components. Polestar has also entered into agreements providing for a license relating to certain technology and features to be introduced in its model year programs for the Polestar 2.

Regulation

Polestar’s products are designed to comply with all applicable regulations in the markets where it operates. Currently, Polestar is present in nineteen markets in Europe, North America, China and Asia Pacific. Polestar’s expansion plans include further building its presence in fast growing markets in the Asia Pacific region as well as the Middle East. As Polestar expands its international presence, it will continue to take action to support that its vehicle design and sales comply with all regulations for each market it enters. Currently, the regulatory regimes material to Polestar’s business are those established by the United Nations Economic Commission for Europe, the European Union, the United States and China. These regulations are monitored by Polestar’s product certification team, supported by Volvo Cars and other external suppliers, to ensure that the internal design requirements reflect the applicable requirements for each product, market, and time frame.

Polestar believes that the following regulations are material to its business:

UNECE

The World Forum for Harmonization of Vehicle Regulations of the United Nations Economic Commission for Europe (the “UNECE”) has been working towards international harmonization of the technical prescriptions for the construction and approval of wheeled vehicles since 1947. The UNECE has developed certain international rules and regulations in the area of safety, environment, range and energy consumption under the 1958 Agreement concerning the adoption of uniform technical prescriptions for wheeled vehicles, equipment and parts and the conditions for reciprocal recognition of those regulations. Regulations promulgated in accordance with the 1958 Agreement have been adopted in approximately 60 jurisdictions including the EU. The UNECE also adopted similar global technical regulations under the 1998 Agreement of which the United States, the EU, China, and Japan are parties and 21 global technical regulations have been promulgated to date. Polestar’s vehicles meet the relevant requirements under the UNECE regulations.

EU

Manufacturers of passenger vehicles in the EU that wish to benefit from the Single Market are required to comply with EU Regulation 2018/858 (the Whole Vehicle Type Approval - “WVTA”), which requires that vehicles that are put on the market within the EU must first be type-approved to ensure that they meet all relevant environmental, safety and security standards. A vehicle that has been type-approved in one EU member state can thereafter be sold and registered in all member states without further tests. Polestar’s vehicles are type approved and fulfill applicable underlying regulations and directives.

USA

Polestar is required to obtain permits and licenses under the United States laws, regulations, and standards. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties and possibly orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Polestar’s vehicles fulfill the applicable product requirements stipulated by the National Highway Traffic Safety Agency (“NHTSA”) and the Environmental Protection Agency (“EPA”) on a federal level, and similarly the California Air Resource Board (“CARB”) who is a major regulator on state level.

China

The regulatory system in China applies type approval for Polestar’s vehicles under three regulatory bodies:

•	Ministry of Industry and Information Technology (“MIIT”) - regulates the approval to manufacture vehicles;

•	State Administration for Market Regulation (“SAMR”) - regulates vehicle safety; and

•	Ministry of Ecology and Environment (“MEP”) - regulates range and energy efficiency.

The Chinese government has also enacted a number of macro policies that govern the automobile industry in China. In particular, the Provisions on the Administration of Investments into the Automobile Industry adopted by the National Development and Reform Commission on January 10, 2019, stated that, while the production of traditional gas fuel vehicles should be strictly controlled, the development of new energy vehicles should be promoted but the establishment of fully electric car manufacturing companies should also be subject to strict scrutiny and the establishment of low-level manufacturing companies should be avoided.

Further, in order to be able to operate in China, Polestar and its subsidiaries are subject to permission requirements from the following regulatory bodies:

•	SAMR;

•	MEP; and

•	General Administration of Customs.

Polestar and its subsidiaries have received all requisite permissions to operate in China and have not been denied any permissions in the past. These permissions include the following:

•	Business License;

•	Pollutants Discharge Permit; and

•	Customs Declaration Registration Certificate or Customs Declaration Enterprise Record Receipt.

See “Risk Factors—Polestar and its subsidiaries (i) may not receive or maintain permissions or approvals to operate in China, (ii) may inadvertently conclude that such permissions or approvals are not required, or (iii) may be required to obtain new permissions or approvals in the future due to changes in applicable laws, regulations, or interpretations related thereto.” for more information regarding risks associated with Polestar’s and its subsidiaries’ operations in China.

Safety, Security and Privacy

UNECE

In March 2021 the United Nations announced UN R155 - a regulation on cybersecurity and cybersecurity management systems. The regulation requires that, from July 2022, all new vehicles types and, from July 2024, all registered vehicles must prove that their product development is based on a systematic approach to risks associate with cyber threats to their cars. The regulations have been adopted by the EU as well as jurisdictions such as Japan and South Korea. The UN regulations are not expected to be adopted in the United States or China where similar regulations are expected to be adopted.

Additionally, under the UNECE umbrella, UN R138 regulates the minimum sound emission of quiet vehicles, intended to protect persons with impaired vision around the vehicle.

EU

The EU overhauled its safety regulations in 2009 by adopting Regulation 661/2009, replacing more than fifty previously existing safety directives with one overarching safety regulation which included requirements on seat belts and child restraint systems for example. This regulation was in turn revised in 2019 by the adoption of Regulation 2019/2144 (the “General Safety Regulation”). The General Safety Regulation includes, for example rules on cybersecurity and new guidelines regarding driver drowsiness and distraction, such as distractions caused by the use of a smartphone while driving, intelligent speed assistance, reversing safely with the aid of cameras or sensors, data recording in case of an accident (black box), lane-keeping assistance, advanced emergency braking, and crash-test improved safety. The new safety features will become mandatory from 2022, except for certain requirements that will follow later.

Since the entry into force on May 25, 2018, of the General Data Protection Regulation 2016/679 (the “GDPR”), processing of personal data of individuals located in the European Economic Area (the “EEA”), or done by any entity in the EEA, is subject to strict requirements centered around core principles and rights of such individuals to receive access to, to rectify or to delete their personal data. The GDPR obliges us, where applicable, to ensure adherence to the principles of lawfulness, fairness and transparency, and purpose limitation, data minimization, data accuracy, storage limitation and integrity and confidentiality. The GDPR also requires Polestar to mitigate potential data breaches and to, unless the data breach leads to a low risk for the rights and freedoms of data subjects, report data breaches to the data protection supervisory authority within 72 hours. In order to meet the requirements of the GDPR and similar data privacy frameworks, Polestar has established a data privacy compliance program, including but not limited to policies, guidelines, impact and risk assessments, as well as training measures to ensure compliance with regard to personal data Polestar processes. On March 9, 2021, the European Data Protection Board adopted Guidelines 01/2020 on processing personal data in the context of connected vehicles and mobility related applications, which stated that much of the data that is generated by a connected vehicle relate to a natural person that is identified or identifiable and thus constitute personal data under the GDPR.

USA

The United States is a self-certification market when it comes to safety compliance. Accordingly, Polestar is required to fully comply with relevant regulations for every vehicle that is put on the market, but no formal approval is granted by the NHTSA. The National Traffic and Motor Vehicle Safety Act of 1966 (the “Safety Act”) requires cars and equipment sold in the United States to fulfill safety standards that are continuously updated to meet new technologies and needs.

The Safety Act prohibits the sale in the United States of any new vehicle or equipment that does not conform to applicable vehicle safety standards established by NHTSA. Manufacturers are required to notify owners of any defects in vehicle safety and remedy such defects through vehicle recalls. The Safety Act also authorizes NHTSA to investigate complaints relating to vehicle safety.

NHTSA’s safety standards cover a variety of matters and are updated frequently. The 2000 Transportation Recall Enhancement, Accountability and Documentation Act (“TREAD Act”) required NHTSA to regulate vehicle rollover, impose more stringent tire safety standards and gather additional information relating to potential car defects. The TREAD Act also substantially increased NHTSA’s authority to impose both civil and criminal penalties for non-compliance with regulatory requirements. In addition, manufacturers are required to report to regulators certain information relating to customer complaints, warranty claims, field reports, and notices and claims involving property damage, injuries and fatalities in the United States and claims involving fatalities outside the United States. Manufacturers are also required to report certain information concerning safety recalls and other safety campaigns outside the United States.

NHTSA issued in 2016 and updated in 2020, non-binding guidelines for addressing cybersecurity issues in the design and manufacture of new motor vehicles, as well as guidance for the investigation and validation of cybersecurity measures.

In addition, a new Federal Motor Vehicle Safety Standard requiring artificial sound in electric, and hybrid electric vehicles has taken effect for new motor vehicles built on or after March 1, 2021. The artificial sound is intended to provide audible notice of the presence of the electric or hybrid electric vehicle to persons with impaired vision.

China

On July 24, 2020, MIIT revised the 2017 Administrative Provisions on the Admission of New Energy Vehicle Manufacturing Enterprises and Products (the “2020 Admission Provisions”), and the 2020 Admission Provisions set out the safety requirements for new energy vehicles, such as the standards for vehicle-mounted rechargeable electrical energy storage system, operation safety and fault protection and protection against electric shock.

Cybersecurity policies in China

In July 2021, China’s State Council issued Opinions on Strictly Cracking Down on Illegal Securities Activities, a policy that calls for strengthening enforcement and improving laws and regulations on cross-border data transfer and data security. On July 30, 2021, the Ministry of Industry and Information Technology of China issued the Opinion on Strengthening the Management of Connected Vehicle Manufacturers and Product Access. The opinion requires companies to strengthen their data security management capacity, such as establishing data classification management, enhancing data security protection measures, conducting self-assessment to identify risks related to data and reporting data security incident to local authorities. It also specifically provides that companies should store personal information and important data collected and generated during its operation in China within the territory of China; and if there is any need to export data, these companies are required to conduct security assessment.

The Chinese Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress of China in June 2021 and entered into force in September 2021, imposes data security and privacy obligations on entities and individuals carrying out data activities, requires a national security review of data activities that may affect national security and imposes export restrictions on certain data and information. The Chinese Data Security Law has extraterritorial effect that data processing activities carried out outside of China that damage the national security and public interests of China, or the legitimate rights and interests of Chinese citizens and organizations will give rise to legal liabilities.

On May 12, 2021, the Cyberspace Administration of China released a draft of Several Administrative Provisions on Automobile Data Security. Following the draft, the Several Measures on the Automobile Data Security Management was promulgated in August 2021 and entered into force on October 1, 2021. The regulation applies to the operators engaged in automobile design, manufacturing and providing relevant services, including automobile manufacturers, providers of component and software, dealers, repairers, ride-hailing companies and insurance companies. The regulation requires the operators to comply with certain requirements in relation to processing of personal information and important data during the process of designing, manufacturing, selling, maintaining, managing automobiles within the territory of China. It specifically requires the operators to store certain personal information and important data within the territory of China in accordance with such laws; and if there is actual need to provide such data overseas, the operator is required to go through the data export security assessment organized by Cyberspace Administration of China in accordance with such laws.

In August 2021, the Chinese Personal Information Protection Law was passed and has been entered into force on November 1, 2021. The law provides further detailed rules for processing personal information and emphasizes its extraterritorial effect. It shall apply to the processing of personal information carried out outside of China of natural persons who are within the territory of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyse or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by laws and administrative regulations.

In addition to the foregoing, on July 10, 2021, the CRO under the Cyberspace Administration of China promulgated a draft administrative measure relating to cybersecurity, which further restates and expands the rules of cybersecurity review in China. Pursuant to the administrative measure, critical information infrastructure operators that intend to purchase network products and services and data processors engaging in data processing activities that affect or may affect Chinese national security must be subject to cybersecurity review. The administrative measure specifically requires data processors in China who hold more than one million users’ personal information and plan to list on a stock exchange in a foreign country to apply for a cybersecurity review. Moreover, under the administrative measure, the CRO can initiate cybersecurity review under certain situations, for example, if a regulatory agency within the cyber-security review coordination mechanism believes a network product or service, data processing activity, or stock exchange listing activity outside of China impacts or might impact Chinese national security. As of the date of this proxy statement/prospectus, it is uncertain if and when this draft regulation will enter into force, and it remains unclear whether the formal version adopted in the future will have any further material changes (see also “Risk Factors–Risks Related to Cybersecurity and Data Privacy”).

AD/ADAS Regulations

Polestar equips its vehicles with certain advanced driver assistance features. Generally, laws pertaining to driver assistance features and self-driving vehicles are evolving globally and, in some cases, may create restrictions on advanced driver assistance or self-driving features that Polestar may develop. Polestar’s ambition is to meet relevant requirements for each product, market, and time frame.

Sustainability and Environmental Regulations

Polestar operates in an industry that is subject to extensive sustainability and environmental related regulations, which have become more stringent over time. The laws and regulations to which Polestar is or may become subject govern, among other things, water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; responsible mineral sourcing; due diligence transparency and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, state, provincial and local level is and will be an important aspect of Polestar’s ability to continue its operations.

Many countries have announced a requirement for the sale of zero-emission vehicles only within proscribed timeframes, some as early as 2035, and Polestar as an electric vehicle manufacturer is already in a position to comply with these requirements across its entire coming product portfolio as it expands. Polestar’s competitors, by contrast, will need to reconcile an expensive infrastructure with factories and equipment tailored for production of internal combustion engine (“ICE”) vehicles, along with workforces trained to produce ICE vehicles and intellectual property portfolios geared for ICE vehicles.

UNECE

The UNECE has developed certain international rules and regulations in the area of environment, range and energy consumption under the 1958 Agreement.

EU

Manufacturers of passenger vehicles in the EU are required to comply with EU Regulation 715/2007 – the Worldwide harmonized Light vehicles Test Procedure (“WLTP”) on Energy Consumption and Range, and Directive 2005/64/EC - Recyclability, Recoverability, Reusability.

USA

The EPA is the federal regulator within this field, but the CARB is recognized in the federal Clean Air Act and has autonomous local regulations impacting air quality control. Polestar fulfills the applicable federal regulations under 40 CFR and the California state regulations under CCR 13.

China

Ministry of Ecology and Environment (“MEP”), (formerly the Ministry of Environmental Protection) - regulates range and energy efficiency for automotive products. It establishes and improves all fundamental systems in China with respect to the environment.

Emissions Credits

All manufacturers are required to comply with the applicable emission regulations in each jurisdiction in which they operate. Furthermore, since Polestar’s electric vehicles have zero or limited emissions compared to internal combustion engine vehicles, it earns emission grams or credits that may be sold to and used by other manufacturers to cover or offset their emissions footprint.

Polestar aims to follow the development and opportunities connected to emission regulations in all geographic regions in which it operates. The ability to earn excess emission grams or credits are dependent on each jurisdictions’ regulations and the opportunity to get compensated by others depends on the demand from other manufacturers.

Recall activities

If Polestar vehicles need to be recalled or updated due to quality issues or not fulfilling applicable legal requirements in a market, decisions will be taken according to delegation of authority within Polestar. Reporting to authorities according to local requirements applies.

Legal Proceedings

From time to time, Polestar is subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties may assert claims of intellectual property infringement, misappropriation or other violation against Polestar in the form of letters and other forms of communication. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on its results of operations, prospects, cash flows, financial position and brand.

In March 2021, a Swedish investment firm specializing in class action law suits, initiated class action activities in Norway against Polestar Norway. The class action suit alleges the Polestar Norway issued misleading statements regarding the range of the Polestar 2 vehicle, which Polestar Norway rejects. As of the date these financial statements were issued, these class action activities consisted of the initial steps of soliciting individuals who purchased a Polestar 2 vehicle in Norway to join the class action suit against Polestar Norway; no claim has been filed in court. The Swedish investment firm refers to a potential total claim of approximately $2.53 million. Simultaneously, a Norwegian automobile association for car owners (“NAF”) has sent separate claim letters to Polestar Norway on behalf of a few members, on the same grounds as the class action law suit. These claims have also been rejected by Polestar Norway.

On August 16, 2019, ten Volvo Cars retailers in Illinois filed a protest with the Motor Vehicle Review Board against Volvo Car USA, LLC and Polestar Automotive USA, Inc (the “Protest”). The protest seeks a declaration from the Motor Vehicle Review Board that all Volvo Cars retailers in Illinois can sell Polestar-branded vehicles under the terms of their Volvo Cars retailer agreements. On November 6, 2019, Volvo Cars and Polestar each filed motions to dismiss the protest. The parties to the dispute have recently agreed in principle to the terms of a proposed settlement of all claims. Under the settlement, the retailers who filed the claim will be given an opportunity to become Polestar retailers, but will not be permitted to sell Polestar vehicles from their Volvo Cars dealerships or under the terms of their Volvo Cars retailer agreements. The parties are currently working to document the proposed settlement.

Employees

As of June 30, 2021, Polestar had more than 1,250 employees. Polestar’s employees are mainly located in Sweden, China, UK and USA.

Polestar follows local national requirements for collective bargaining agreements where such requirements exist. Currently, Polestar has instituted collective bargaining agreements with employees in Sweden, Finland, the Netherlands and Austria. Sweden is the only country where Polestar is actively engaged with employee union representatives. Polestar believes relations with these union representatives are good and its engagement with these union representatives is constructive.

SELECTED HISTORICAL FINANCIAL INFORMATION OF POLESTAR AUTOMOTIVE HOLDING LIMITED

The following table shows select historical financial information of the Polestar Automotive Holding Limited as of and for the periods presented in the Polestar Financial Statements. The following financial information should be read together with the Polestar Financial Statements included elsewhere in this proxy statement/prospectus and “Polestar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The financial information in this section is not intended to replace the Polestar Financial Statements and historical results presented in this proxy statement/prospectus are not indicative of future results.

The financial information in this section is not reflective of the pro forma impact of the Business Combination. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for detailed discussion on the pro forma impact of the Business Combination.

	For the six months ended June 30,		For the year ended December 31,
	2021	2020	2020	2019
Statement of income data	US$’Thousand	US$’Thousand	US$’Thousand	US$’Thousand
Revenue	534,779	20,004	610,245	92,415
Cost of sales	(498,966)	(39,360)	(553,724)	(39,790)

Gross profit	35,813	(19,356)	56,521	52,625
Total operating expenses	(400,494)	(192,660)	(497,009)	(243,619)

Operating loss	(364,681)	(212,016)	(440,488)	(190,994)
Finance income (expense), net	2,819	(6,005)	(30,835)	(4,966)

Loss before income tax	(361,862)	(218,021)	(471,323)	(195,960)
Income tax (expense) benefit	(6,357)	1,036	(13,535)	(2,015)

Net loss	(368,219)	(216,985)	(484,858)	(197,975)

Statement of financial position data
Total assets	2,520,746	1,526,724	2,548,564	1,548,350
Total equity	(744,200)	(365,746)	(580,711)	(591,162)
Total liabilities	(1,776,546)	(1,160,978)	(1,967,853)	(957,188)
Statement of cash flows data
Cash flow used for operating activities	(112,940)	(129,712)	(57,050)	(190,059)
Cash flow used for investing activities	(58,789)	(176,008)	(243,707)	(285,448)
Cash flow provided by financing activities	328,049	165,663	359,643	475,407

POLESTAR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Parent and its subsidiaries are collectively referred to herein as “Polestar” or “we”, “our”, “us”, or “the company”.

Polestar is determined to improve society by accelerating the shift to sustainable mobility.

Polestar is a pure play, premium electric performance car brand headquartered in Sweden, designing products that are engineered to excite consumers and drive change. Polestar defines market-leading standards in design, technology and sustainability. Polestar was established as a premium electric car brand by Volvo Cars and Geely Holdings in 2017. Polestar benefits from the technological, engineering and manufacturing capabilities of these established global car manufacturers. Polestar has an asset-light, highly scalable business model with immediate operating leverage.

Polestar’s vehicles are currently manufactured at a plant in Luqiao, China that is owned and operated by Volvo Cars. The plant, referred to by Volvo Cars as the “Taizhou” plant, was acquired by Volvo Cars from Geely in December 2021. Prior to that time, the plant had been owned by Geely and operated by Volvo Cars. The Polestar 2 vehicles have been manufactured at this plant since production commenced in 2020. Commencing with the Polestar 3, Polestar intends to produce vehicles both in China and in Charleston, South Carolina in the United States (a facility operated by Volvo Cars). Polestar’s ability to leverage the manufacturing footprint of both Volvo Cars and Geely provides it with access to a combined installed production capacity of about 750,000 units per annum across three continents and gives Polestar’s highly scalable business model immediate operating leverage. Polestar also plans on expanding its production capacity in Europe by leveraging plants that are owned and operated by Volvo Cars.

Polestar uses a digital first, direct to consumer approach that enables its customers to browse Polestar’s products, configure their preferred vehicle and place their order on-line. Alternatively, Polestar Locations are where customers can see, feel and test drive Polestar’s vehicles prior to making an on-line purchase. Polestar believes this combination of digital and physical retail presence delivers a seamless experience for its customers. Polestar’s customer experience is further enhanced by its comprehensive service network that leverages the existing Volvo Cars service center network. Polestar currently has over 40 permanent Polestar Locations (and over 60 temporary or “pop up” locations). Polestar plans to extend its retail locations to a total of over 150 in existing and new markets by the end of 2023. In addition, Polestar leverages the Volvo Cars service center network to provide access to 800 customer service points worldwide in support of its international expansion.

Polestar’s research and development expertise is a core competence and Polestar believes it is a significant competitive advantage. Current proprietary technologies under development include bonded aluminum chassis architectures and their manufacture, a high-performance electric motor and bi-directional compatible battery packs and charging technology.

Polestar has drawn extensively on the industrial heritage, knowledge and market infrastructure of Volvo Cars. This combination of deep automotive expertise, paired with cutting-edge technologies and an agile, entrepreneurial culture, underpins our differentiation, potential for growth and success.

Sustainability

During 2020, Polestar developed a sustainability strategy to support the vision of sustainable mobility. The strategy builds on the material issues Polestar faces and comprises four focus areas: climate neutrality, circularity, transparency and inclusion.

Climate neutrality

Combating the emission of greenhouse gases is one of Polestar’s top priorities. Most greenhouse gas emissions associated with Polestar’s vehicles are related to the use of fossil fuels in energy conversion. Coal power is highly present in Polestar’s supply chains as it operates, and predominantly sources, in China. Aside from greenhouse gas emissions, the burning of fossil fuels also leads to emissions of sulfur dioxide, nitrogen oxides and particulates that affect the environment and the health of people living in the local areas surrounding the power plants. The use of renewable energy in Polestar’s supply chain is absolutely key for it to reach climate neutrality and improve local air quality. Polestar has set two goals to achieve climate neutrality: Polestar is to be climate neutral by 2040 and create a climate neutral car (cradle-to-gate) by 2030. To drive towards the 2030 goal, Polestar has launched five strategic initiatives. These are: climate-neutral platform, climate-neutral materials, energy optimization, climate-neutral manufacturing and renewable energy in the supply chain. Each strategic initiative is headed by an accountable department but handled through cross-functional collaboration within Polestar.

Circularity

Circularity is a philosophy to ensure that we, as a society, produce and consume within planetary boundaries. The use of materials is at the root of Polestar’s biggest social and environmental impacts. The extraction, processing, use and waste treatment of materials is associated with risks and potential negative impacts such as resource depletion, pollution to air, soil and water, climate impact, loss of biodiversity and human rights violations. Pollution to air, soil and water from metallurgical processes and mining activities also affect the health of people working in the supply chain and their local environments. By using a circular approach and trying to close the loop for more materials, less virgin materials and minerals need to be extracted and produced, which minimizes the total environmental impact. Polestar aims to drive sustainable and circular use of materials through different key strategies and processes, including sustainability strategy, sourcing strategy, procurement process and product development process. Through its procurement practices Polestar aims to minimize the negative impact on land and water through reduced greenhouse gas emissions, pollution, waste and effluents throughout its supply chain. Polestar uses life-cycle assessments as its primary tool for assessing environmental impact from material use including material selection and waste management.

Transparency

Reporting and working on sustainability issues is meaningless unless it leads to real world positive impact. Being transparent about where Polestar’s risks and impacts lie and which methodologies Polestar uses to measure itself ensures that Polestar creates actual progress. Polestar uses materials with high risks of human rights violations and negative environmental impacts in the supply chain to create its vehicles. Cobalt, for example, is a key component of the batteries used in Polestar vehicles that is primarily mined in the Democratic Republic of Congo, where it has been linked to child labor in the artisanal and small-scale mining sector. Historically, it has been very difficult to trace the origin of minerals because of its complex supply chain and lack of reliable chain of custody methods. Polestar requires its suppliers to implement responsible sourcing practices to mitigate the risk of human rights violations. Polestar partners with Circulor, a traceability-as-a-service provider, which utilizes blockchain technology to trace the origins of materials used throughout Polestar’s supply chain. Additionally, Polestar maintains a parts and components sourcing partnership with Volvo Cars in which suppliers are analyzed using sustainability questionnaires and a risk assessment tool developed by Responsible Business Alliance.

Inclusion

Inclusion is diversity, representation and equality working in harmony. By committing to this strategic focus area, Polestar stands up for the rights of people throughout its value chain – from the workers producing the material of its cars, to its employees in factories or spaces, to customers and consumers around the world. Departments like Human Resources, Customer Experience and Procurement drive strategic initiatives on human rights and inclusion, addressing Polestar’s role as a responsible brand, employer, and procurer.

Key factors affecting performance

Polestar’s growth and success over the past five years has depended on numerous factors and trends. While these factors and trends provide opportunities for Polestar, they also pose risks and challenges such as those discussed in the section “Risk Factors”. The following paragraphs explain the key factors that continue to have a notable impact on Polestar.

Partnerships with Volvo Cars and Geely

Polestar’s relationship with Volvo Cars and Geely has provided it with a unique competitive advantage in its ability to rapidly scale commercialization activities while maintaining an asset light balance sheet. This is achieved primarily through contract manufacturing and supply agreements with Geely. Polestar has utilized Volvo Car’s established research and development capabilities to accelerate technological advancements in automotive technology. Additionally, selling and administrative expenses have been positively impacted due to service agreements with Volvo Cars that allow it to attain operational efficiencies in the areas of aftermarket services and maintenance and back-office functions such as information technology, legal, accounting, finance, and human resources.

Innovative automotive technologies and design

Polestar develops electric vehicles and technologies through cutting edge design and sustainable choices. Polestar has a high-performance innovation driven research and development team with safety heritage rooted from Volvo Cars and in-house competencies at its dedicated research and development facility in Coventry, UK. Internal development programs such as the Polestar Precept and P10 electric powertrain have advanced Polestar’s organic intellectual property during the year ended December 31, 2020 and the six months ended June 30, 2021. Further, Polestar continues to display ambition to create industry-leading technologies through partnerships with Volvo Cars, Geely, Nvidia, Luminar, Waymo, and Zenseact, among others. This combination of research and development resources allows Polestar flexibility in determining which technologies to develop in-house versus outsourcing to partners. Polestar believes that continued investments such as these are critical to establishing market share, attracting new customers, and becoming a profitable global electric vehicle company. In the six months ended June 30, 2021, the year ended December 31, 2020, and the year ended December 31, 2019, Polestar invested approximately $232.8 million, $338.1 million, and $349.7 million, respectively, in new intellectual property. These investments have primarily impacted Polestar’s results of operations through higher amortization expense.

Direct-to-consumer business model

Polestar operates a direct-to-consumer business model for sales of vehicles, which allows it to create a tailored experience for customers based on their individual preferences. Polestar cultivates this experience through Polestar Locations, which serve as an important brand awareness and sales driver for commercial expansion in key markets such as North America and Asia. Through these spaces, Polestar is able to introduce customers to vehicles and enhance the Polestar experience, from brand introduction and education to vehicle delivery. Additionally, Polestar is able to run a lean sales model via the Polestar mobile application (the “Polestar App”) and website, offer a wide service network for aftermarket services and maintenance, and offer competitive pricing and financing for customers. This business model approach has allowed Polestar to achieve rapid expansion in, and capitalization of, the luxury electric vehicle market in Europe with lower overall selling, general, and administrative expenses.

Impact of COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical areas in which Polestar operates.

Polestar is monitoring the global outbreak of COVID-19 and has taken steps to identify and mitigate the adverse effects and risks to it as a result of the pandemic. Polestar has modified its business practices, including implementing work from home arrangements for employees able to perform their duties remotely and practicing safe social distancing protocols for personnel working in office locations. While the pandemic has not resulted in an apparent slowdown in Polestar’s operating activities, it may have impacted the ability of customers to access Polestar Locations and test drive vehicles. The Polestar sales model via the Polestar App and website helps mitigate the risk of COVID-19, as customers configure and order their vehicles online. Since Polestar’s commercialization phase commenced in the midst of COVID-19, identifying what is an effect of COVID-19 and what is an effect of other factors is difficult to distinguish because it does not have any historical performance to compare against. Therefore, Polestar cannot determine the impact of COVID-19 on its overall financial performance.

Despite vaccines recently becoming available, COVID-19’s ongoing economic and health repercussions may negatively impact operating activities in the future, as well as Polestar’s commercial activities including potential delays and restrictions on its ability to recruit and train staff. COVID-19 could also affect the operations of suppliers and business partners, which may result in delays or disruptions in the supply chain of Polestar’s components and delay the development and rollout of future vehicles. Polestar will continue to closely monitor the effects of the pandemic. Refer to the section “Risk Factors” for information on risks posed by COVID-19.

Results of operations

Polestar conducts business under one operating segment with primary commercial operations in Europe. While Europe represents Polestar’s primary geographic market, commercial expansion into North America and Asia is underway. Refer to “Note 21—Significant accounting policies and judgements” in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information on the basis of presentation and segment reporting. The following paragraphs describe the key components of revenue and expenses as presented in our Consolidated Statement of Income.

Revenue

Revenue is comprised of revenue from the sale of vehicles, revenue from the sale of software and performance engineered kits, revenue from sales of carbon credits, and other revenue. Revenue from the sale of vehicles constitutes the primary source of revenue, and has historically been derived primarily from the sale of electric vehicles, particularly sales of the Polestar 2 in Europe. Polestar’s main customers for electric vehicles consists of private individuals, fleet management companies, and other automotive original equipment manufacturers (e.g., related parties, Volvo Cars and Geely). Revenue from the sale of software and performance engineered kits is derived from sales of software upgrades and enhancements to Volvo Car’s customer’s vehicles. Revenue from sales of carbon credits is derived from sales of regulatory credits to Volvo Cars. Other revenue is derived from sales of automotive research and development services and certain vehicle components and accessories.

Cost of sales

Cost of sales primarily consists of contract manufacturing costs associated with the production of the Polestar 2 which is outsourced to Geely, depreciation of tooling equipment, amortization of intangible assets related to manufacturing engineering, warehousing and transportation costs for inventory, customs duties, and charges to write down the carrying value of inventory when it exceeds the estimated net realizable value. Polestar also incurs cost of sales related to the direct parts and materials, direct labor, and manufacturing overhead costs for production of the Polestar 1, which is manufactured at Polestar’s facility in Chengdu, China.

Selling, general, and administrative expenses

Selling, general, and administrative expenses are comprised of personnel expenses for its business development and marketing functions, advertising and marketing expenses, personnel-related expenses for its corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit, information technology, and accounting services, as well as expenses for facilities, general software costs and licenses, depreciation, amortization, and travel. Personnel-related expenses consist of salaries, benefits, social security contributions, and incentive programs.

Research and development expenses

Research and development expenses consist of personnel expenses for Polestar’s internal engineering, research, and development functions, amortization of intangible assets related to intellectual property used in Polestar’s electric vehicles and internal development programs, and expenses for direct materials and facilities used by research and development personnel. Polestar outsources certain development of intellectual property used in its electric vehicles to Volvo Cars and make payments in accordance with development plans. Such costs are capitalized as intangible assets instead of charged to research and development expense because they are paid in connection with the receipt of intellectual property from Volvo Cars that is expected to provide future economic benefit to Polestar.

Polestar conducts various internal research and development programs focused on advancing new technologies and concepts relevant to the business such as electric vehicle propulsion systems, infotainment and software systems, and the use of eco-friendly recycled materials in production. Costs associated with Polestar’s internal research and development programs are expensed as incurred while they are in the research phase and not yet expected to contribute to future cash flows. Once Polestar’s internal research and development programs reach the development phase and are determined to contribute to future cash flows, such costs are capitalized as intangible assets instead of charged to research and development expenses.

Finance income and expenses

Finance income consist of interest income on bank deposits associated with Polestar’s short-term financing facilities. Finance expenses are comprised of interest expenses associated with Polestar’s short and long-term financing facilities, including amounts owed to related parties, net foreign exchange rate losses on financial activities, and interest expenses associated with lease liabilities.

Income tax expenses

Income tax expenses consist of current and deferred income tax expenses. Current income tax expenses primarily represent income taxes generated on income sourced in multiple foreign jurisdictions. Deferred income tax expenses represent differences generated between book accounting figures and tax figures.

Comparison of the six months ended June 30, 2021 and 2020

Prior to reading this comparative analysis, readers should note that Polestar commenced commercial deliveries of the Polestar 2 in August 2020, which impacts the comparability of financial performance between periods presented. The following table summarizes Polestar’s historical condensed consolidated statement of income for the six months ended June 30, 2021 and 2020:

	For the six months ended June 30,		Variance
	2021	2020	$	%
	US$’Thousand	US$’Thousand	US$’Thousand
Revenue	534,779	20,004	514,775	2,573
Cost of sales	(498,966)	(39,360)	(459,606)	1,168

Gross profit	35,813	(19,356)	55,169	285

Selling, general and administrative expenses	(278,853)	(118,034)	(160,819)	136
Research and development expenses	(106,871)	(66,709)	(40,162)	60
Other operating income and expenses, net	(14,770)	(7,917)	(6,853)	87

Operating loss	(364,681)	(212,016)	(152,665)	72

Finance income	15,194	3,499	11,695	334
Finance expenses	(12,375)	(9,504)	(2,871)	30

Loss before income taxes	(361,862)	(218,021)	(143,841)	66

Income tax (expense) benefit	(6,357)	1,036	(7,393)	(714)

Net income (loss)	(368,219)	(216,985)	(151,234)	70

Revenues

Polestar’s revenue increased by $514,775, from $20,004 for the six months ended June 30, 2020 to $534,779 for the six months ended June 30, 2021. Revenue from related parties increased by $30,409, or 157%, from $19,323 for the six months ended June 30, 2020 to $49,732 for the six months ended June 30, 2021. The following table summarizes the components of revenue and related changes between interim periods:

	For the six months ended June 30,		Variance
	2021	2020	$	%
Revenues	US$’Thousand	US$’Thousand	US$’Thousand
Sales of vehicles	517,437	4,483	512,954	11,442
Sales of software and performance engineered kits	14,280	15,103	(823)	(5)
Other revenue	3,062	418	2,644	633

Total	534,779	20,004	514,775	2,573

Sales of vehicles increased by $512,954, from $4,483 for the six months ended June 30, 2020 to $517,437 for the six months ended June 30, 2021. The increase was driven by deliveries of the fully electric fastback sedan, the Polestar 2, which began in August 2020. During the six months ended June 30, 2020, Polestar only made deliveries of the Polestar 1. At that time, the Polestar 2 was only available for pre-order as Polestar worked to initiate commercialization activities.

Sales of software and performance engineered kits decreased by $823, or 5%, from $15,103 for the six months ended June 30, 2020 to $14,280 for the six months ended June 30, 2021. The decrease was driven by lower demand for software upgrades to on-board computer systems from customers of Volvo Cars, offset by the signing of a new performance engineered kits license agreement with Volvo Cars in December 2020. The original performance engineered kits license agreement was terminated in March 2019. As such, Volvo Cars did not offer Polestar’s performance engineered kits to its customers from April 2019 to November 2020.

Other revenue increased by $2,644, or 633%, from $418 for the six months ended June 30, 2020 to $3,062 for the six months ended June 30, 2021. The increase was primarily driven by higher demand from Geely for electric vehicle components and parts that Polestar manufactures.

Costs of sales and gross profit

Cost of sales increased by $459,606, from $39,360 for the six months ended June 30, 2020 to $498,966 for the six months ended June 30, 2021. The increase in cost of sales was driven by deliveries of the Polestar 2, which began in August 2020. Cost of sales during the six months ended June 30, 2020 was comprised of manufacturing charges related to the Polestar 1. Polestar does not have cost of sales associated with software, performance engineered kits, and other revenue as the related revenue is generated under licenses of its intellectual property.

Gross profit increased by $55,169, from a loss of $19,356 for the six months ended June 30, 2020 to profit of $35,813 for the six months ended June 30, 2021. The increase in gross profit is primarily related to deliveries of the Polestar 2, which began in August 2020 and cost efficiencies from contract manufacturing that scale with increased volume.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $160,819, or 136%, from $118,034 for the six months ended June 30, 2020 to $278,853 for the six months ended June 30, 2021. The increase is primarily due to scaled investments in advertising, marketing, and promotional activities as part of Polestar’s commercial expansion across geographic markets such as the United States and China, increased professional service fees related to accounting, finance, and information technology, and higher wages and salaries associated with scaling headcount of its sales and administrative personnel to meet the demands of the growing business.

Research and development expenses

Research and development expenses increased by $40,162, or 60%, from $66,709 for the six months ended June 30, 2020 to $106,871 for the six months ended June 30, 2021. The increase is the result of higher amortization of intangible assets related to the Polestar 2 which commenced in March 2020 and higher wages and salaries associated with scaling Polestar’s research and development personnel to pursue new electric vehicle technologies, software, and processes.

Other operating income and expenses, net

Other operating income and expenses, net increased by $6,853, or 87%, from ($7,917) for the six months ended June 30, 2020 to $(14,770) for the six months ended June 30, 2021. The increase primarily reflects higher unrealized foreign exchange losses related to operating activities associated with Polestar’s commercial expansion in Europe, Asia, and other geographic markets.

Finance income

Finance income increased by $11,695, or 334%, from $3,499 for the six months ended June 30, 2020 to $15,194 for the six months ended June 30, 2021. The increase reflects realized foreign exchange gains on short-term financing facilities that were repaid during the six months ended June 30, 2021 and higher unrealized foreign exchange gains associated with short-term financing facilities outstanding as of June 30, 2021.

Finance expenses

Finance expenses increased by $2,871, or 30%, from $9,504 for the six months ended June 30, 2020 to $12,375 for the six months ended June 30, 2021. The increase is primarily related to higher interest expense associated with leases and short-term financing facilities.

Income tax expense

Income tax expense increased by $7,393, or 714%, from a benefit of $1,036 for the six months ended June 30, 2020 to an expense of $6,357 for the six months ended June 30, 2021. The increase was primarily due to higher deferred tax expenses related to internally developed intellectual property that were capitalized for book purposes and expensed for tax purposes, higher withholding taxes in China, and income tax expenses generated in Polestar’s sales units. Additionally, higher pre-tax book losses in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 generated in Sweden and China provided no corresponding tax benefit as deferred tax assets do not meet the recognition criteria in these jurisdictions.

Comparison of the years ended December 31, 2020 and 2019

Prior to reading this comparative analysis, readers should note that Polestar commenced commercial deliveries of the Polestar 2 in August 2020, which impacts the comparability of financial performance between periods presented. The following table summarizes Polestar’s historical consolidated statement of income for the years ended December 31, 2020 and 2019:

	For the year ended December 31,		Variance
	2020	2019	$	%
	US$’Thousand	US$’Thousand	US$’Thousand
Revenue	610,245	92,415	517,830	560
Cost of sales	(553,724)	(39,790)	(513,934)	1,292

Gross profit	56,521	52,625	3,896	7

Selling, general and administrative expenses	(314,926)	(210,572)	(104,354)	50
Research and development expenses	(183,849)	(34,386)	(149,463)	435
Other operating income and expenses, net	1,766	1,339	427	32

Operating loss	(440,488)	(190,994)	(249,494)	131

Finance income	3,199	16,226	(13,027)	(80)
Finance expenses	(34,034)	(21,192)	(12,842)	61

Loss before income taxes	(471,323)	(195,960)	(275,363)	141

Income tax expense	(13,535)	(2,015)	(11,520)	572

Net loss	(484,858)	(197,975)	(286,883)	145

Revenues

Polestar’s revenue increased by $517,830, or 560% from December 31, 2019 to December 31, 2020. Revenue from related parties increased by $55,068, or 60%, from $92,387 for the year ended December 31, 2019 to $147,455 for the year ended December 31, 2020. The following table summarizes the changes in components of revenue and related changes between annual periods:

	For the year ended December 31,		Variance
	2020	2019	$	%
Revenues	US$’Thousand	US$’Thousand	US$’Thousand
Sales of vehicles	542,783	—	542,783	100
Sales of software and performance engineered kits	35,434	73,107	(37,673)	(52)
Sales of carbon credits	27,141	—	27,141	100
Other revenue	4,887	19,308	(14,421)	(75)

Total	610,245	92,415	517,830	560

Sales of vehicles increased by $542,783, or 100%, for the year ended December 31, 2020. The increase was due to the first commercial deliveries of the Polestar 1 and Polestar 2 to customers during the year ended December 31, 2020.

Sales of software and performance engineered kits decreased by $37,673, or 52%, from $73,107 for the year ended December 31, 2019 to $35,434 for the year ended December 31, 2020. The decrease was the result of lower demand for software upgrades to on-board computer systems from customers of Volvo Cars and the termination of the performance engineered kits agreement in March 2019. A new performance engineered kits agreement was not signed until December 2020, at which point in time Volvo Cars resumed offering Polestar’s performance engineered kits to its customers.

Sales of carbon credits increased by $27,141, or 100%, for the year ended December 31, 2020. The increase was driven by the sale of carbon credits to Volvo Cars during the year ended December 31, 2020. The carbon credit arrangement with Volvo Cars was executed in November 2020 as the year ended December 31, 2020 was Polestar’s first year selling vehicles and generating carbon credits.

Other revenue decreased by $14,421, or 75%, from $19,308 for the year ended December 31, 2019 to $4,887 for the year ended December 31, 2020. The decrease was primarily the result of a reduction in research and development services provided to Volvo Cars during the year ended December 31, 2020.

Costs of sales and gross profit

Cost of sales increased by $513,934, from $39,790 for the year ended December 31, 2019 to $553,724 for the year ended December 31, 2020. The increase in cost of sales was driven by deliveries of the Polestar 1 and Polestar 2. Prior to the year ended December 31, 2020, the Polestar 1 and Polestar 2 were only available for pre-order.

Gross profit increased by $3,896, or 7%, from $52,625 for the year ended December 31, 2019 to $56,521 for the year ended December 31, 2020. The increase in gross profit is reflective of cost efficiencies from contract manufacturing afforded by Polestar 2 manufacturing on a large scale.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $104,354, or 50%, from $210,572 for the year ended December 31, 2019 to $314,926 for the year ended December 31, 2020. The increase is primarily due to scaled investments in advertising, marketing, and promotional activities as part of Polestar’s commercial expansion across geographic markets such as the United States and China, increased professional service fees related to accounting, finance, and information technology, and higher wages and salaries associated with scaling headcount of Polestar’s sales and administrative personnel to meet the demands of the growing business.

Research and development expenses

Research and development expenses increased by $149,463, or 435%, from $34,386 for the year ended December 31, 2019 to $183,849 for the year ended December 31, 2020. The increase is the result of amortization of intangible assets related to the Polestar 1 and Polestar 2 which commenced in December 2019 and March 2020, respectively and higher wages and salaries associated with scaling Polestar’s research and development personnel to pursue new electric vehicle technologies, software, and processes.

Other operating income and expenses, net

Other operating income and expenses, net increased by $427, or 32%, from $1,339 for the year ended December 31, 2019 to $1,766 for the year ended December 31, 2020. The increase primarily reflects higher unrealized foreign exchange gains on operating activities associated with Polestar’s commercial expansion in Europe, Asia, and other geographic markets.

Finance income

Finance income decreased by $13,027, or 80%, from $16,226 for the year ended December 31, 2019 to $3,199 for the year ended December 31, 2020. The decrease was primarily related to lower interest income on bank deposits required by Polestar’s short-term credit facilities.

Finance expenses

Finance expenses increased by $12,842, or 61%, from $21,192 for the year ended December 31, 2019 to $34,034 for the year ended December 31, 2020. The increase was primarily related to higher cash interest charges related to Polestar’s related party loans with Volvo Cars and foreign exchange losses associated with Polestar’s short-term credit facilities.

Income tax expense

Income tax expense increased by $11,520, or 572%, from $2,015 for the year ended December 31, 2019 to $13,535 for the year ended December 31, 2020. The increase was primarily due to higher deferred tax expenses related to internally developed intellectual property that were capitalized for book purposes and expensed for tax purposes, higher withholding taxes in China, and income tax expenses generated in Polestar’s sales units. Additionally, higher pre-tax book losses in the year ended December 31, 2020 as compared to the year ended December 31, 2019 generated in Sweden and China provided no corresponding tax benefit as deferred tax assets do not meet the recognition criteria in these jurisdictions.

Liquidity and capital resources

Polestar finances its operations primarily through the issuance of equity instruments, various short-term credit facilities, including working capital facilities, term loans with related parties, and sale leaseback arrangements, and flexible working capital arrangements with its related parties. The principal uses for liquidity and capital are funding operations, research and development expenditures, and sustaining access to additional capital via the repayment of existing credit facilities. Polestar is currently in the process of expanding operations in Europe, North America, and Asia, which has resulted in increased advertising, marketing, and promotional costs.

The development and commercialization of Polestar vehicles will continue to require substantial expenditures and Polestar is reliant upon continued investments from the existing and new shareholders to fund operations. These conditions raised substantial doubt about Polestar’s ability to continue as a going concern. Refer to “Note 21—Significant accounting policies and judgements” in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more information.

As of June 30, 2021, Polestar had cash and cash equivalents of $465,747. As of December 31, 2020 and 2019, Polestar had cash and cash equivalents of $316,424 and $236,198, respectively. Cash and cash equivalents consists of cash in banks with an original term of three months or less. As of June 30, 2021, Polestar did not have restricted cash. As of December 31, 2020 and 2019, Polestar had restricted cash of $50,206 and $184,813, respectively. Restricted cash consists of cash collateral held by financial institutions that provide Polestar’s short-term working capital loans.

On a pro forma basis, assuming the consummation of the Business Combination, Polestar estimates that it would have approximately $1,482,886, assuming no redemptions by GGI Public Stockholders, and $1,382,857, assuming the contractual maximum redemption scenario, of pro forma cash and cash equivalents on hand at June 30, 2021. Polestar believes its existing cash and cash equivalents, current short-term credit facilities, current working capital arrangements with related parties, and the net proceeds from the Business Combination would be sufficient to meet its anticipated cash needs for at least 12 months from the date of this proxy statement/prospectus.

If Polestar’s pro forma cash resources, including the proceeds of the Business Combination, are insufficient to finance its future cash requirements, Polestar will need to finance future cash needs through a combination of public or private equity offerings, debt financings, or other means. To the extent Polestar raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its shareholders may be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect the rights of its existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Polestar’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Polestar is unable to raise additional funds through equity, debt financings, or other means when needed, it may be required to delay, limit, reduce or, in the worst case, to terminate research and development and commercialization efforts and may not be able to fund Polestar’s continuing operations.

Debt and equity financing

In December 2020, Parent issued 14,371,808 Class A ordinary shares to Polestar’s principal owners at $6.15 per share for total proceeds of $438,340. Parent also issued 18,032,787 Class B ordinary shares to third party investors in March 2021 at $30.50 per share for total proceeds of $550,000. In the periods presented in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus, Polestar utilized several short-term working capital loans, none of which require it to meet any material debt covenants. All short-term working capital loans that have come due during the periods presented have been repaid on-time. These loans are further detailed as follows:

•

In July 2018, Polestar entered into a 12-month related party loan with Volvo Cars. The loan was amended to have a final expiration date of December 2020. The outstanding principal balance as of December 31, 2019 was $143,600. The loan carried interest at 3.45%.

•

In June 2019, Polestar entered into a 12-month unsecured working capital loan with a bank in China. The outstanding principal balance as of December 31, 2019 was $146,520. The loan carried interest at the latest interbank loan prime rate minus 0.1775%.

•

In September 2019, Polestar entered into a 12-month unsecured working capital loan with a bank in China. The outstanding principal balance as of December 31, 2019 was $131,730. The loan carried interest at the LIBOR 3-month term rate plus 0.68657%.

•

In December 2019, Polestar entered into a 12-month unsecured working capital loan with a bank in China. The outstanding principal balance as of December 31, 2019 was $112,195. The loan carried interest at the LIBOR 3-month term rate plus 2.1%.

•

In June 2020, Polestar entered into a 12-month unsecured working capital loan with a bank in China. The outstanding principal balance as of December 31, 2020 was $150,735. The loan carried interest at the interbank loan prime rate plus 0.065%.

•	In July 2020, Polestar entered into a 3-month related party loan with Volvo Cars. The loan’s principal balance of $214,950 was fully repaid as of December 31, 2020. The loan carried interest at 3.08%.

•

In December 2020, Polestar entered into a 6-month unsecured working capital loan with a bank in China. The outstanding principal balance as of December 31, 2020 was $45,930. The loan carried interest at the latest 12-month national interbank rate minus 0.37%.

•

In December 2020, Polestar entered into a 6-month uncommitted facility with a bank in the United Kingdom. The outstanding principal balance as of December 31, 2020 was $148,082. The loan carried interest at 2.1% per annum over the relevant interbank offered rate, plus a flat arrangement fee of 0.25% to be paid on the value of the facility payable.

•

In June 2021, Polestar entered into a 12-month unsecured working capital loan agreement with a bank in China. The outstanding principal balance as of the six months ended June 30, 2021 was $77,450. The loan carries interest at the latest 12-month national interbank offered rate minus 0.37%.

During the six months ended June 30, 2021 and the year ended December 31, 2020, Polestar entered into certain sale leaseback and floor plan financing arrangements. For sale leaseback arrangements, Polestar is obligated, at a minimum, to repurchase the vehicles from the lenders at a pre-determined date in the future. For floor plan financing arrangements, Polestar is obligated to repay lenders at a certain point in time in the future or repurchase vehicles prior to a sale to a customer. However, under both arrangements, Polestar has the ability to repay lenders or repurchase vehicles at its convenience. Due to these circumstances, these arrangements are accounted for as short-term financing instead of revenue generating sales arrangements.

Cash flows

	For the six months ended June 30,		For the year ended December 31,
	2021	2020	2020	2019
	US$’Thousand	US$’Thousand	US$’Thousand	US$’Thousand
Cash used for operating activities	(112,940)	(129,712)	(57,050)	(190,059)
Cash used for investing activities	(58,789)	(176,008)	(243,707)	(285,448)
Cash provided by financing activities	328,049	165,663	359,643	475,407

Cash used for operating activities

Cash used for operating activities decreased from $129,712 for the six months ended June 30, 2020 to $112,940 for the six months ended June 30, 2021. The change was primarily the result of higher collections of trade receivables, reductions in inventories from reaching higher delivery volumes of the Polestar 2, and increased accrued expenses, partially offset by pay-downs of trade payables to Polestar’s related party contract manufacturer, Geely.

Cash used for operating activities decreased from $190,059 for the year ended December 31, 2019 to $57,050 for the year ended December 31, 2020. The change was primarily the result of increased trade payables to Polestar’s related parties, Volvo Cars and Geely, and accrued expenses, partially offset by higher trade receivables and inventories associated with the commencement of commercialization of the Polestar 2 in August 2020.

Cash used for investing activities

Cash used for investing activities decreased from $176,008 for the six months ended June 30, 2020 to $58,789 for the six months ended June 30, 2021. The change was primarily the result of investments in intellectual property related to the Polestar 2 and Polestar 3 that have not yet been cash settled with Volvo Cars, partially offset by higher spending on internal development programs such as the Polestar Precept.

Cash used for investing activities decreased from $285,448 for the year ended December 31, 2019 to $243,707 for the year ended December 31, 2020. The change was primarily the result of fewer additions of property, plant and equipment and investments in intellectual property related to the Polestar 1, Polestar 2, and Polestar 3 that had not yet been cash settled with Volvo Cars, partially offset by initial capitalization of investments in intellectual property under various internal development programs.

Cash provided by financing activities

Cash provided by financing activities increased from $165,663 for the six months ended June 30, 2020 to $328,049 for the six months ended June 30, 2021. The change was primarily the result of the issuance of Class B ordinary shares of Polestar to third party investors and the receipt of proceeds from entering a new short-term credit facility, partially offset by a decrease in restricted cash deposits and principal repayments related to existing short-term credit facilities.

Cash provided by financing activities decreased from $475,407 for the year ended December 31, 2019 to $359,643 for the year ended December 31, 2020. The change was primarily the result of a decrease in restricted cash deposits and principal repayments related to existing short-term credit facilities, partially offset by the issuance of Class A ordinary shares of Polestar to Polestar’s principal owners.

Contractual obligations and commitments

Polestar is party to contractual obligations to make payments to third parties in the form of short-term credit facilities, sale leaseback arrangements, and various other leasing arrangements. Polestar has also entered into capital commitments to purchase property, plant and equipment and intellectual property. Refer to “Note 9—Leases,” “Note 21—Liabilities to credit institutions and other financing obligations,” and “Note 24—Commitments and contingencies” in Polestar’s Consolidated financial statements included elsewhere in this proxy statement/prospectus for more detail on contractual obligations and commitments.

The following table summarizes Polestar’s estimated future cash expenditures related to contractual obligations and commitments as of June 30, 2021:

	Payments due by period
Contractual obligations and commitments	Total	Less than 1 year	Between 1-5 years	After 5 years
	US$’Thousand	US$’Thousand	US$’Thousand	US$’Thousand
Capital commitments	388,402	277,045	111,357	—
Credit facilities, including sale leasebacks	98,519	98,519	—	—
Lease obligations	88,649	10,777	34,940	42,932

Total	575,570	386,341	146,297	42,932

Off-balance sheet arrangements

Polestar does not maintain any off-balance sheet activities, arrangements, or relationships with unconsolidated entities (e.g., special purpose vehicles and structured finance entities) or persons that have a material current effect, or are reasonably likely to have a material future effect, on Polestar’s Consolidated Financial Statements.

Critical accounting policies and estimates

Polestar prepares its Consolidated Financial Statements in accordance with the IFRS issued by the International Accounting Standards Board (“IASB”). The preparation of our Consolidated Financial Statements requires Polestar to make estimates, assumptions, and judgments that affect the reported amounts and related disclosures. All estimates, assumptions, and judgments are based on market information, knowledge, historical experience, and various other factors that Polestar determines reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Other companies in similar businesses may use different estimates, assumptions, and judgments which may impact the comparability of Polestar’s Consolidated Financial Statements to those of other companies.

Refer to “Note 1—Significant accounting policies and judgements” in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for detailed discussion of all accounting policies and judgements applied by Polestar. The following paragraphs discuss the accounting policies and estimates that are most critical to the portrayal of our financial condition and results of operations and that require significant, difficult, subjective, or complex judgements.

Revenue recognition—determining the transaction price of performance obligations included with sales of vehicles and variable consideration for volume related discounts to fleet customers

Included with the sale of each Polestar vehicle are stand-ready obligations for the provision of certain services and maintenance (e.g., connected services and certified vehicle maintenance). Polestar utilizes an expected cost-

plus margin approach for estimating the transaction price associated with these services as this is determined to be the most suitable method for estimating stand alone selling price due the materiality and the nature of the services. The residual amount of the transaction price is allocated to the performance obligation associated with the delivery of the vehicle because (1) the vehicle represents the most valuable component of the contract, (2) Polestar’s vehicles are not sold on a stand-alone basis such that an established price exists separate from the Services and Maintenance, and (3) there is wide variation in market price among the limited competitors in this new space. The estimated transaction price allocated to each stand-ready obligation is recognized over time in accordance with the term of each service while the transaction price allocated to the delivery of the vehicle is recognized at a point in time on the delivery date. The majority of Polestar’s revenue recognized from the sale of vehicles during the year ended December 31, 2020 was related to transaction price allocated using the residual approach.

Polestar also offers volume related discounts to fleet customers which impacts its estimation of the consideration it will be entitled to in exchange for the delivery of vehicles. Due to its lack of experience engaging with fleet customers and competitive pressures from more established original equipment vehicle manufacturers, Polestar utilizes the most-likely amount method for estimating volume related discounts instead of the expected value method. Polestar’s estimations under the most-likely amount method will improve as Polestar builds more relationships with fleet customers and gather more reliable data over time.

Intangible assets—capitalizing internally developed intellectual property and determining the useful lives

Polestar conducts various internal development programs for projects such as the Polestar Precept and the P10 electric propulsion system. Programs are divided into the concept phase and the product development phase. In the concept phase, Polestar conducts exploratory research activities and design an official development program. Management deems a project “program start” and it enters the enters the product development phase if it is aligned with the business plan, financially sustainable, and estimated to contribute to future cash flow benefits. Upon the achievement of program start, internally developed intellectual property is capitalized in intangible assets. Determining program start for a project involves a significant amount of estimation with regards to its future cash benefit expected to stem from such project.

Polestar conducts an analysis to estimate the useful life for internally developed intellectual property, acquired intellectual property, and software at the point in time when they are capitalized in intangible assets. The estimation of useful life is heavily impacted by Polestar’s contractual rights and obligations, technological complexities, and competitive pressures that influence technological advancements and obsolescence in the electric vehicle industry. The estimation of useful life ultimately impacts the amortization expense associated with intangible assets.

Impairment testing

Polestar conducts routine evaluations of intangible assets and goodwill for evidence of impairment indicators. At least annually and when impairment indicators exist, Polestar conducts an impairment test at the cash generating unit level. The recoverable amount for cash generating units is established through a calculation of value in use under a discounted future cash flow model that uses significant estimations regarding future cash flows as seen in the 2021-2025 business plan, a terminal growth rate of 2.0% for cash flows through the next ten years, and a discount rate of 10.1%.

Valuation of loss carry-forwards

The recognition of deferred tax assets requires estimates to be made about the level of future taxable income and the timing of recovery of deferred tax assets. These estimates take into consideration forecasted taxable income by relevant tax jurisdiction. Unrecognized deferred tax assets are reassessed at each reporting date and recognised to the extent that management has sufficient objectively verifiable evidence available which would demonstrate that is has become probable that future taxable profits will be available against which they can be used.

Recent accounting pronouncements

Certain new accounting standards and interpretations have been issued by the IASB, but are not yet effective for the December 31, 2020 reporting period and have not been early adopted by Polestar Automotive Holding Limited. These standards are not expected to have a material impact on Polestar’s Consolidated Financial Statements in current or future reporting periods. Refer to “Note 1—Significant accounting policies and judgements” in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for information on the new standards.

Quantitative and qualitative disclosures about market risk

Polestar is exposed to certain market risks in the ordinary course of business. These risks primarily consist of foreign exchange risk, interest rate risk, credit risk, and liquidity risk. Refer to “Note 2—Financial risk management” in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for detailed discussion of these risks and sensitivity analyses.

Foreign currency exchange risk

The global nature of Polestar’s business exposes cash flows to risks arising from fluctuations in exchange rates. Relative changes in the currency rates have a direct impact on Polestar’s operating income, finance income, finance expense, consolidated statement of financial position and Consolidated Statement of Cash Flows. To mitigate the impact of currency exchange rate fluctuations for the business operations, Polestar continually assesses its exposure to exchange rate risks.

Translation exposure risk

Currency translation risk arises from the consolidation of foreign subsidiaries that maintain net assets denominated in functional currencies other than USD (i.e., the functional currency of the Parent). Such currency effect is recorded in the Consolidated Statement of Comprehensive Income. Polestar is primarily exposed to currency translation risk from subsidiaries with functional currencies in Swedish Krona (“SEK”), the Euro (“EUR”), and the Chinese yuan (“CNY”).

Transaction exposure risk

Currency transaction risk arises from future commercial transactions and recognized assets and liabilities denominated in a currency that is not the functional currency of the relevant Polestar entity. Primarily, Polestar is exposed to currency transaction risk in entities with SEK and CNY as the functional currency. The primary risks in these entities are CNY/SEK, EUR/SEK and EUR/CNY due to trade receivables, trade payables, and short-term credit facilities.

Interest rate risk

Polestar’s main interest rate risk arises from short-term liabilities to credit institutions with variable rates, which exposes Polestar to cash flow interest rate risk. As of December 31, 2020 and 2019, the nominal amount of liabilities to credit institutions with floating interest rates was $363,490 and $390,445 respectively. Polestar closely monitors the effects of changes in the interest rates on its interest rate risk exposures, but Polestar currently does not take any measures to hedge interest rate risks. Interest rate risk associated with these loans is limited given their short-term duration.

Credit risk

Polestar is exposed to counterparty credit risks if contractual partners (e.g., fleet customers) are unable or only partially able to meet their contractual obligations. Polestar’s credit risk can be divided into financial credit risk and operational credit risk. Credit risk encompasses both the direct risk of default and the risk of a deterioration of creditworthiness as well as concentration risks.

Financial credit risk

Financial credit risk on financial transactions is the risk that Polestar will incur losses as a result of non-payment by counterparties related to Polestar’s bank accounts, bank deposits, derivative transactions, and other liquid assets. In order to minimise financial credit risk, Polestar has adopted a policy of dealing with only well-established international banks or other major participants in the financial markets as counterparties. Further, Polestar also considers the credit risk assessment of Polestar’s counterparties by the capital markets and priority is placed on high creditworthiness and balanced risk diversification. The rating of financial counterparties used during the years ended December 31, 2020 and 2019 were in the range of BBB to A+.

Operational credit risk

Operational credit risk arises from trade receivables. It refers to the risk that a counterparty will default on its contractual obligations which would, in turn, result in financial loss to Polestar. Polestar’s trade receivables mostly consist of receivables resulting from the global sales of vehicles and technology. The credit risk from trade receivables encompasses the default risk of customers. Polestar evaluates for concentrations of credit risk at the customer level based on the outstanding trade receivables balance of each respective customer account. As of December 31, 2020, Volvo Cars accounted for $194,503 (63.21%) of Polestar’s total trade receivables (i.e., trade receivables plus trade receivables—related parties), and an unrelated customer accounted for $32,392 (10.53%). As of December 31, 2019, Volvo Cars accounted for $44,068 (97.1%) of Polestar’s total trade receivables (i.e., third party and related party trade receivables). Refer to “Note 23—Related party transactions” in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for more details on related parties. Historically, Polestar has not incurred any losses from these customers and they do not have any contractual right to off-set their payables and receivables.

Polestar has three categories of customers when considering sales of vehicles: (1) end customers who pay up-front for vehicles, (2) fleet customers, and (3) financial service providers. All credit risk related to sales to end customers who pay up-front for vehicles is eliminated due to the nature of the payment. To mitigate risk related to fleet customers, credit risk reviews are performed prior to entering into related sales agreements. Depending on the creditworthiness of its customers, Polestar may establish credit limits to reduce credit risks. Polestar sells vehicles to financial service providers, who then form separate contractual relationships with end customers. To reduce the risk related to such financial service providers, Polestar has selected a few credible financing providers in each market. Credit risk reviews, establishment of credit limits, and selection of credible financial service providers must be strictly followed and monitored, globally. The maximum amount exposed to credit risk is the carrying amount of trade receivables.

Liquidity risk

Liquidity risk is the risk that Polestar is unable to meet ongoing financial obligations on time. Polestar faces liquidity risk as all loans from financial institutions are short-term in nature, typically with a credit term of one year, and trade payables with related parties represent working capital arrangements under which Polestar’s liquidity needs are highly dependent on the continued flexible payment terms offered to Polestar by its related parties. These flexible payment terms are not a contractual right and may be called upon in the future. Refer to “Note 23—Related party transactions” in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for additional information on these arrangements. Polestar needs to have adequate cash and highly liquid assets on hand to ensure it can meet its short-term financing obligations and other working capital needs. Polestar manages its liquidity by holding adequate volumes of liquid assets like cash, cash equivalents and accounts receivable, by maintaining credit facilities in addition to the cash inflows generated by its business operations and capital contributions from private equity investors.

As of December 31, 2020 and 2019, Polestar held cash and cash equivalents of $316,424 and $236,198 respectively that were available for managing liquidity risk. Polestar entered into short-term financing arrangements with credit institutions to enhance short term liquidity and financing needs. Refer to “Note 21 - Liabilities to credit institutions and other financing obligations” in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for further detail on short-term borrowings. Polestar’s short-term and mid-term liquidity management takes into account the maturities of financial assets and financial liabilities and estimates of cash flows from business operations.

Polestar has established an appropriate liquidity risk management framework for management of its short, medium and long-term funding and liquidity management requirements and prepares long-term planning in order to mitigate funding and re-financing risks. Depending on liquidity needs, Polestar will enter into financing and debt agreements and/or lending agreements. All drawdown on loans are evaluated against future liquidity needs and investment plans.

Internal control over financial reporting

Polestar management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

As a private company, Polestar is not required to evaluate internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404. As a result of becoming a public company, Polestar will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for its annual report on Form 20-F. This assessment will need to include disclosures of any material weaknesses identified by Polestar’s management in its internal control over financial reporting.

In connection with the preparation of Polestar’s Consolidated Financial Statements for the year ended December 31, 2020, Polestar identified material weaknesses in its internal control over financial reporting.

Polestar did not design and maintain an effective control environment with the appropriate associated control activities, including over its IT environment, as evidenced by internal controls that were not formalized and lacked evidence of review. In addition, the accounting department does not have a sufficient number of personnel with SEC technical accounting expertise to perform supervisory reviews and monitor activities over financial reporting matters and controls.

The material weaknesses related to the control environment and control activities resulted in adjustments to several accounts and disclosures. The deficiencies did not result in any material adjustments to Polestar’s Consolidated Financial Statements; however, such deficiencies could result in misstatements potentially impacting financial statement accounts and disclosures that would not be prevented or detected in a timely manner.

Polestar is in the process of designing and implementing measures to improve its control environment and internal control over financial reporting. To remediate these material weaknesses, Polestar has taken and plans to take the following actions:

•	continue hiring additional accounting and finance resources with appropriate technical accounting and reporting experience to execute key controls related to various financial reporting processes,

•

continue to document, evaluate, remediate, and test internal controls over financial reporting, including those that operate at a sufficient level of precision and frequency or that evidence the performance of the control, and

•	assess existing entity-level controls and information technology general controls and, as necessary, design and implement enhancements to such controls.

Polestar and its independent registered public accounting firm were not required to, and did not, perform an evaluation of Polestar’s internal controls over financial reporting as of December 31, 2020 or any prior period in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, Polestar cannot assure you that it has identified all, or that it will not in the future have additional, material weaknesses. Material weaknesses may still exist when ListCo reports on the effectiveness of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of the Business Combination.

Polestar will monitor the effectiveness of internal control over financial reporting in the areas affected by the material weaknesses described above and will continue to perform additional procedures prescribed by management. Refer to the section “Risk Factors” included elsewhere in this proxy statement/prospectus for more information on risks related to material weakness in Polestar’s internal controls.

Implications of the JOBS Act

Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, as amended, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Polestar meets the definition of an emerging growth company and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards.

Polestar will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date that it (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by Polestar’s emerging growth company status may make it difficult or impossible to compare Polestar’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to “Note 1—Significant accounting policies and judgements” in Polestar’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and not yet adopted for the years ended December 31, 2020 and 2019.

Polestar will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of the first fiscal year following the fifth anniversary of the Closing, (b) the last date of the fiscal year in which it has total annual gross revenue of at least $1.07 billion, (c) the last date of the fiscal year in which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the previous 3 years.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 combines the historical condensed consolidated statement of financial position of Polestar Automotive Holding Limited and the historical balance sheet of GGI on a pro forma basis as if the Business Combination had been consummated and the Warrant Amendment Proposal had been approved on June 30, 2021.

The unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2021, combines the historical condensed consolidated statement of operations of Polestar Automotive Holding Limited and GGI for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated and the Warrant Amendment Proposal had been approved on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year-ended December 31, 2020, combines the historical consolidated statement of operations of Polestar Automotive Holding Limited and GGI for such periods on a pro forma basis as if the Business Combination had been consummated and the Warrant Amendment Proposal had been approved on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the post-combination company will experience. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent Polestar management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to differ materially from the information presented as additional information becomes available and analyses are performed. Polestar management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to Polestar management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

This information should be read together with the following:

•	Polestar Automotive Holding Limited’s audited financial statements and related notes as of and for the year-ended December 31, 2020 and 2019;

•	Polestar Automotive Holding Limited’s unaudited condensed financial statements as of and for the six-months ended June 30, 2021 and 2020;

•	“Polestar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•

GGI’s audited Financial Statements and related notes as of February 10, 2021 and December 31, 2020 and for each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020;

•	GGI’s unaudited financial statements as of and for the six-months ended June 30, 2021; and

•	“GGI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On September 27, 2021, GGI entered into the Business Combination Agreement with Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub. Pursuant to the Business Combination Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•

in connection with the Merger, prior to the Closing, Parent will, and will cause ListCo, Polestar Singapore, Polestar Sweden and their respective subsidiaries to, complete the Pre-Closing Reorganization;

•

as consideration for the Pre-Closing Reorganization, ListCo will issue to Parent Post-Combination Company Class A Shares and Post-Combination Company Class B Shares, such that, following the Pre-Closing Reorganization, Parent will hold an aggregate number of Post-Combination Company Shares equal to approximately (a) $20,003,000,000 divided by $10, less (b) (i) the aggregate principal amount due in respect the Parent Convertible Notes, divided by (ii) the applicable conversion price of such notes, less (c) 49,803,900, which represents the aggregate number of Post-Combination Company Preference Shares issued pursuant to the Volvo Cars Preference Subscription Agreement;

•

following the Pre-Closing Reorganization at the Closing, Merger Sub will merge with and into GGI in the Merger, pursuant to which the separate corporate existence of Merger Sub will cease and GGI will be the surviving corporation and will become a wholly owned subsidiary of ListCo;

•	at the Effective Time and by virtue of the Merger:

•

any units of GGI that are outstanding immediately prior to the Effective Time held by GGI stockholders will be automatically separated and the holder thereof will be deemed to hold one share of GGI Class A Common Stock and one-fifth of a GGI Public Warrant, which underlying securities will be converted as described below;

•	each share of GGI Class A Common Stock issued and outstanding immediately prior to the Effective Time, other than those held in treasury, will be exchanged for one Class A ADS;

•	each share of GGI Class F Common Stock issued and outstanding immediately prior to the Effective Time, other than those held in treasury, will be exchanged for one newly issued Class A ADS; and

•	all GGI Common Stock held in treasury will be canceled and extinguished without consideration;

•

in the event the Warrant Amendment Proposal is approved prior to the Effective Time, pursuant to the Class C Warrant Amendment, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-1 ADS representing one Post-Combination Company Class C-1 Share. Each Post-Combination Company Class C-1 Share will be exercisable to acquire a Post-Combination Company Class A Share (in the form of a Class A ADS) at an exercise price of $11.50 per share. In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-2 ADS representing one Post-Combination Company Class C-2 Share. Each Post-Combination Company Class C-2 Share will be exercisable to acquire a Post-Combination Company Class A Share (in the form of a Class A ADS) at an exercise price of $11.50 per share;

•

in the event that the Warrant Amendment Proposal is not approved prior to the Effective Time, pursuant to the Warrant Amendment Agreement, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Public ADW. In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one PP ADW;

•

ListCo will adopt the Post-Combination Articles, to provide for, among other things, that (i) the initial Post-Combination Company Board will include eight directors, each serving staggered three-year terms, (ii) for a period of three years following the Closing, a majority of the Post-Combination Company Board will be (a) independent under applicable stock exchange rules and (b) unaffiliated with the Volvo Cars or Geely, and (iii) for a period of three years following the Closing, except as required by applicable law, the Post-Combination Company Board may not convene a general meeting which proposes a resolution to remove an independent director unless a majority of the directors (including at least two independent directors) approve of such resolution and following any such removal, a majority of the directors (including at least two independent directors) must approve the appointment of any new independent director to fill the vacancy;

•	Parent, Parent Shareholders, ListCo, the GGI Sponsor and the independent directors of GGI entered into the Registration Rights Agreement; and

•

prior to the Closing (but after the completion of the Pre-Closing Reorganization), ListCo and Parent will approve and adopt the Equity Plan and the Employee Stock Purchase Plan, which reserve 10,000,000 Post-Combination Company Class A Shares and 2,000,000 Post-Combination Company Class A Shares for issuance at Closing, respectively. Two kinds of programs will be adopted under the Equity Plan: “At Listing” (Exceptional) awards and “Post Listing” awards. The “At Listing” awards are a one-time issuance of restricted shares of Class A common stock in a value equal to a certain percentage of the awardee’s base salary. The “Post-Listing” award is an annual issuance of restricted shares and performance shares of Class A common stock equal to a certain percentage of the awardee’s base salary, depending on the awardee’s position at the Post-Combination Company, with a 3-year vesting period.

•

In addition to the above, two plans will be adopted: the Free Shares Plan and Share Purchase and Matching Plan, which will be implemented under the Equity Plan and Employee Stock Purchase Plan, respectively. The Free Shares Plan will be mandatory for all employees in the relevant jurisdictions and includes a one-time issuance of Class A common stock in a value equal to 4% of the awardee’s base salary, subject to vesting. The Share Purchase and Matching Plan includes an annual share matching program whereby the awardee is offered the opportunity to invest up to 1% of their base compensation on a recurring basis and receive a match in the form of shares of Class A common stock in equal value for free, subject to satisfaction of a one-year holding period for the corresponding purchased shares.

In addition and in connection with the foregoing,

•

pursuant to the Registration Rights Agreement, the Registration Rights Holders and their permitted transferees are entitled to registration rights in respect of certain Post-Combination Company securities, ADS and ADWs at the Closing;

•

pursuant to the Parent Shareholder Acknowledgement, that Parent and the Parent shareholders have undertaken that (i) the initial Post-Combination Company Board will include eight directors, a majority of whom will be independent directors, (ii) for a period of three years following the Closing, Parent and the Parent shareholders will not vote in favor of the removal any independent directors of ListCo unless at least two independent directors vote in favor of such removal, (iii) for a period of three years following the Closing, Parent and the Parent shareholders will not require ListCo to convene a general meeting for the purpose of removing an independent director, and (iv) for three years following the Closing, Parent and the Parent shareholders will not vote in favor of any amendment to the Post-Combination Articles relating to the composition of the Post-Combination Company Board or the appointment or removal of ListCo directors. The GGI Sponsor will have third party beneficiary rights to enforce the aforementioned undertakings;

•

pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, each GGI Initial Stockholder has, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of the Business Combination Proposal and any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus, and against any alternative business combination,

(ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not transfer any Class A ADSs issued pursuant to the Business Combination Agreement during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein. In addition, the GGI Sponsor has agreed to the forfeiture of up to 1,533,873 shares of GGI Class F Common Stock;

•

pursuant to the Parent Lock-Up Agreement, each Parent Shareholder has, subject to certain exceptions, among other things, agreed not to transfer any equity security of ListCo issued to them pursuant to the Business Combination Agreement or other transaction documents contemplated by the Business Combination Agreement during the period commencing the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein;

•

pursuant to the Initial PIPE Subscription Agreements, the Initial PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 7,425,743 Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share in a private placement, for an aggregate amount of approximately $67.5 million. On December 17, 2021, GGI and ListCo entered into the New PIPE Subscription Agreements with the New PIPE Investors, which include certain affiliates and employees of the GGI Sponsor. Pursuant to the New PIPE Subscription Agreements, the New PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 14.3 million Post-Combination Company Class A Shares in the form of Class A ADSs for an average price of approximately $9.54 per Class A ADS, for an amount of approximately $136.0 million. The New PIPE Subscription Agreements are substantially similar to the Initial PIPE Subscription Agreements, except with regard to purchase price. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged. The issuance of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Pursuant to the PIPE Subscription Agreements, ListCo agreed to file with the SEC (at ListCo’s sole cost and expense), within 30 calendar days after the date of Closing, a registration statement registering the resale of the PIPE Shares, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof;

•

pursuant to the Sponsor Subscription Agreement, the GGI Sponsor initially agreed to purchase an additional 9,075,908 Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share on the date of Closing, for an aggregate investment of approximately $82.5 million. Pursuant to the Sponsor Subscription Agreement, the GGI Sponsor had the right to assign its commitment to purchase the Class A ADSs under the Sponsor Subscription Agreement in advance of the Closing. On December 17, 2021, (i) the GGI Sponsor assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $63.0 million (the “Sponsor Assignment”), to the New PIPE Investors and (ii) GGI, ListCo and the GGI Sponsor amended the Sponsor Subscription Agreement to reflect the Sponsor Assignment. As a result, pursuant to the Sponsor Subscription Agreement, as amended, Sponsor has agreed to purchase approximately 2.15 million Class A ADSs for a purchase price of approximately $9.09 per Class A ADS on the date of Closing, for an aggregate investment of approximately $19.5 million. The Sponsor Subscription Agreement is substantially similar to the Initial PIPE Subscription Agreements, except that the GGI Sponsor has the right to syndicate its commitment to acquire the Class A ADSs to be purchased under the Sponsor Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

•	pursuant to the Volvo Cars PIPE Subscription Agreement, Snita initially agreed to purchase an additional 10.0 million Post-Combination Company Class A Shares in the form of Class A ADS for a purchase price of $10.00 per share on the date of Closing, for an aggregate investment amount equal to approximately $100.0 million. Pursuant to the Volvo Cars Subscription Agreement, Snita has the right to assign its commitment to purchase the Class A ADSs under the Volvo Cars Subscription Agreement in advance of the Closing. On December 17, 2021 (i) Snita assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $73.0 million (the “Volvo Assignment,” and together with the Sponsor Assignment, the “PIPE Assignment”) to purchase the Class A ADSs to the New PIPE Investors and (ii) GGI, ListCo and Snita amended the Volvo Car Subscription Agreement to reflect the Volvo Assignment. As a result, pursuant to the Volvo Cars Subscription Agreement, as amended, Snita has agreed to purchase approximately 2.70 million Class A ADSs for a purchase price of $10 per Class A ADS on the date of Closing, for an aggregate investment of approximately $27.0 million. The Volvo Cars PIPE Subscription Agreement is substantially similar to the Initial PIPE Subscription Agreements, except with regard to purchase price. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged. Snita may, in accordance with the terms of the Volvo Cars PIPE Subscription Agreement, syndicate its commitment to acquire the Class A ADS to be purchased under the Volvo Cars PIPE Subscription Agreement in advance of the Closing; and

•

pursuant to the Volvo Cars Preference Subscription Agreement, Snita has agreed to purchase, upon and subject to the Closing, for the Post-Combination Company Preference Shares for an aggregate subscription price of $10 per share, for an aggregate investment amount equal to $498,039,000. The proceeds of such subscription will be used to satisfy certain accounts payable that are or will be due and payable by certain subsidiaries of Parent to Volvo Cars. As of the date hereof, it is currently anticipated that all of the Post-Combination Company Preference Shares will convert into Post-Combination Company Class A Shares at Closing, in accordance with, and subject to, the terms of the Post-Combination Company Preference Shares.

As a result of the Business Combination, Polestar Automotive Holding Limited’s subsidiaries and GGI will become direct wholly owned subsidiaries of ListCo and each of the shareholders of Polestar Group and the GGI stockholders will own all the issued and outstanding shares of ListCo.

For more information on the Business Combination, please see the sections titled “The Business Combination Agreement” and “Related Agreements.”

Accounting for the Business Combination

The Business Combination will be accounted for as a capital restructuring in accordance with IFRS. Under this method of accounting, GGI will be treated as the “acquired” company for financial reporting purposes, and Polestar Group will be the accounting acquirer. This determination was based on evaluation of the following facts and circumstances:

•	Parent Shareholders will have the largest voting interest in the Post-Combination Company under all redemption scenarios;

•

the Post-Combination Company Board will have four members nominated by Parent, compared to only one nominated by the GGI Sponsor. Additionally, Parent will have the ability to appoint the remaining members of the Post-Combination Company Board as deemed necessary;

•	Parent’s senior management will be the senior management of the Post-Combination Company;

•	Polestar Group operations will substantially comprise the ongoing operations of the Post-Combination Company; and

•	Polestar Group is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 Business Combinations as GGI does not meet the definition of a “business”, will be accounted for within the scope of IFRS 2 Share-based Payment. For accounting purposes, the transaction will be treated as the equivalent of Parent issuing shares for the net assets of GGI, accompanied by a recapitalization. The net assets of GGI will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess fair value of Post-Combination Company Shares issued over the fair value of GGI’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by GGI’s stockholders for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

Scenario 1 — Assuming no redemptions: This presentation assumes that no GGI Public Stockholders exercise redemption rights with respect to their GGI Class A Common Stock upon consummation of the Business Combination; and

Scenario 2 — Assuming contractual maximum redemptions: This presentation assumes that GGI Public Stockholders exercise redemption rights with respect to 10,002,559 shares of GGI Class A Common Stock upon consummation of the Business Combination at a redemption price of approximately $10.00 per share. The redemption amount in Scenario 2 represents the maximum amount of redemptions that would still enable GGI to have sufficient cash to satisfy the Minimum Cash Condition as set forth in the Business Combination Agreement. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the redemptions assumed in Scenario 2.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 2,125,300,000 and 2,115,297,441 Post-Combination Company Class A Shares and Post-Combination Company Class B Shares to be issued to GGI stockholders and Parent under Scenario 1 and Scenario 2, respectively.

The foregoing scenarios are for illustrative purposes only and if the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein. The following summarizes the number of Post-Combination Company Shares outstanding under the redemption scenarios:

	Assuming no redemptions(1)			Assuming contractual maximum redemptions(2)
	Ownership in shares	Equity %	Voting %	Ownership in shares	Equity %	Voting %
GGI Public Stockholders	80,000,000	3.8%	0.5%	69,997,441	3.3%	0.4%
GGI Sponsor	20,616,125	1.0%	0.1%	20,616,125	1.0%	0.1%
PIPE Investors	21,688,223	1.0%	0.1%	21,688,223	1.0%	0.1%
Parent Shareholders	2,002,995,652	94.2%	99.3%	2,002,995,652	94.7%	99.4%

	2,125,300,000	100%	100%	2,115,297,441	100%	100%

(1)

The no redemption scenario excludes 159,397,500 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

(2)

The contractual maximum redemption scenario excludes 158,647,308 Earn Out Shares, 9,000,000 Post-Combination Company Class C Shares issued to GGI Private Placement Warrant holders and 609,688 vested shares pursuant with the Equity Plan and Employee Stock Purchase Plan.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS OF JUNE 30, 2021

			Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming contractual maximum redemptions
(in thousands of USD, except for per share information)	Polestar Automotive Holding Limited	Gores Guggenheim (After Reclassification – Note 2)	Transaction Accounting Adjustments	FN	Pro Forma Combined	Transaction Accounting Adjustments	FN	Pro Forma Combined
Assets
Non-current assets
Intangible assets and goodwill	1,275,020	—	—		1,275,020	—		1,275,020
Property, plant and equipment	204,231	—	—		204,231	—		204,231
Other non-current assets	4,645	—	—		4,645	—		4,645
Deferred tax asset	6,032	—	—		6,032	—		6,032
Investments and cash held in Trust Account	—	800,029	(800,029)	A	—	—		—

Total non-current assets	1,489,928	800,029	(800,029)		1,489,928	—		1,489,928

Current assets
Cash and cash equivalents	465,747	1,057	800,029	A	1,482,886	—		1,382,857
	—	—	498,039	G	—	(100,029)	B.2	—
	—	—	(61,428)	C	—	—		—
	—	—	248,125	D	—	—		—
	—	—	(498,039)	G	—	—		—
	—	—	35,231	K	—	—		—
	—	—	(5,875)	I	—	—		—
Restricted cash	—	—	—		—	—		—
Trade receivables	59,735	—	—		59,735	—		59,735
Trade receivables - related parties	29,662	—	—		29,662	—		29,662
Inventories	395,847	—	—		395,847	—		395,847
Current tax assets	6,266	—	—		6,266	—		6,266
Prepaid assets	—	2,137	5,875	I	5,875	—		5,875
			(2,137)	I
Other current assets	73,561	—	—		73,561	—		73,561

Total current assets	1,030,818	3,194	1,019,820		2,053,832	(100,029)		1,953,803

Total assets	2,520,746	803,223	219,791		3,543,760	(100,029)		3,443,731

Equity
GGI preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding (Historical— GGI)	—	—	—		—	—		—
Post-Combination Company Preference Shares	—	—	(498,039)	G	—	—		—
	—	—	498,039	G	—	—		—

			Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming contractual maximum redemptions
(in thousands of USD, except for per share information)	Polestar Automotive Holding Limited	Gores Guggenheim (After Reclassification – Note 2)	Transaction Accounting Adjustments	FN	Pro Forma Combined	Transaction Accounting Adjustments	FN	Pro Forma Combined
GGI Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized (Historical-- GGI)	—	—	(8)	B.1	—	—		—
	—	—	—		—	1	B.2	—
	—	—	8	E.1	—	—		—
	—	—	—		—	(1)	E.2	—
Share capital Post-Combination Company Class A Shares	—	—	(98)	E.1	(478)	—		(468)
	—	—	(50)	G	—	10	E.2	—
	—	—	(296)	F	—	—		—
	—	—	(4)	K	—	—		—
	—	—	(27)	D	—	—		—
	—	—	(3)	J	—	—		—
Share capital Post-Combination Company Class B Shares	—	—	(1,650)	F	(1,650)	—		(1,650)
Share capital Post-Combination Company Class C-2 Shares	—	—	(9)	H	(9)	—		(9)
GGI Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 20,000,000 shares issued and outstanding at June 30, 2021 (Historical--GGI)	—	(2)	2	E.1	—	—		—
Foreign currency translation reserve	1,927	—	—		1,927	—		1,927
Share capital	(1,868,752)	—	1,868,752	F	—	—		—
Convertible notes	—	—	35,231	K	—	—		—
	—	—	(35,231)	K	—	—		—
Additional paid-in-capital	—	—	(799,992)	B.1	(3,586,326)	—		(3,493,147)
	—	—	(2,543)	J	—	100,028	B.2	—
	—	—	28,370	C	—	—		—
	—	—	(263,437)	D	—	—		—
	—	—	(136,381)	E.1	—	—		—
	—	—	(12,321)	H	—	—		—
	—	—	(497,989)	G	—	(6,849)	E.2	—
	—	—	(1,866,806)	F	—	—		—
	—	—	(35,227)	K	—	—		—
Accumulated deficit	1,122,625	61,720	2,134	C	2,638,265	6,840	E.2	2,638,978
	—	—	200,323	E.1	—	(6,127)	L.2	—
	—	—	(63,854)	E.1	—	—		—
			15,339	D
	—	—	2,137	I	—	—		—
	—	—	2,546	J	—	—		—

			Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming contractual maximum redemptions
(in thousands of USD, except for per share information)	Polestar Automotive Holding Limited	Gores Guggenheim (After Reclassification – Note 2)	Transaction Accounting Adjustments	FN	Pro Forma Combined	Transaction Accounting Adjustments	FN	Pro Forma Combined
Retained Earnings	—	—	1,295,295	L.1	—	—		—

Total deficit (equity)	(744,200)	61,718	(265,789)		(948,271)	93,902		(854,369)

GGI Class A Common Stock subject to possible redemption, 80,000,000 and -0- shares at June 30, 2021 and December 31, 2020, respectively (at redemption value of $10 per share) (Historical--GGI)	—	—	—		—	—		—
Non-current liabilities
Contract liability	(18,001)	—	—		(18,001)	—		(18,001)
Deferred tax liabilities	(17,795)	—	—		(17,795)	—		(17,795)
Other non-current provisions	(30,686)	(800,000)	800,000	B.1	(30,686)	—		(30,686)
Other non-current liabilities	(178)	—	—		(178)	—		(178)
Other non-current interest-bearing liabilities	(62,550)	—	—		(62,550)	—		(62,550)
Deferred underwriting compensation	—	(28,000)	28,000	C	—	—		—
Earn out liability	—		(1,295,295)	L.1	(1,295,295)	6,127	L.2	(1,289,168)

Total non-current liabilities	(129,210)	(828,000)	(467,295)		(1,424,505)	6,127		(1,418,378)

Current liabilities
Trade payables	(87,449)	—	820	C	(86,629)	—		(86,629)
Trade payables - related parties	(1,045,034)	—	498,039	G	(546,995)	—		(546,995)
Accrued expenses - related parties	(166,490)	—	—		(166,490)	—		(166,490)
Advance payments from customers	(9,314)		—		(9,314)	—		(9,314)
Current provisions	(31,323)	—	—		(31,323)	—		(31,323)
Liabilities to credit institutions	(98,519)	—	—		(98,519)	—		(98,519)
Current tax liabilities	(10,016)	—	—		(10,016)	—		(10,016)
Interest-bearing current liabilities	(10,103)	—			(10,103)	—		(10,103)
Contract liabilities	(14,750)	—	—		(14,750)	—		(14,750)
Other current liabilities	(174,338)	—	—		(174,338)	—		(174,338)
Accrued expenses, formation and offering costs	—	(591)	104	C	(487)	—		(487)
State franchise tax accrual	—	(100)	—		(100)	—		(100)
GGI Public Warrants derivative liability (Historical--GGI)	—	(21,920)	21,920	H	—	—		—
Derivative Liability Class C-1 Common Stock	—	—	(21,920)	H	(21,920)	—		(21,920)

			Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming contractual maximum redemptions
(in thousands of USD, except for per share information)	Polestar Automotive Holding Limited	Gores Guggenheim (After Reclassification – Note 2)	Transaction Accounting Adjustments	FN	Pro Forma Combined	Transaction Accounting Adjustments	FN	Pro Forma Combined
GGI Private Placement Warrants derivative liability (Historical--GGI)	—	(12,330)	12,330	H	—	—		—
Notes and advances payable - related party	—	(2,000)	2,000	C	—	—		—
	—	—	—		—	—		—

Total current liabilities	(1,647,336)	(36,941)	513,293		(1,170,984)	—		(1,170,984)

Total liabilities	(1,776,546)	(864,941)	45,998		(2,595,489)	6,127		(2,589,362)

Total equity and liabilities	(2,520,746)	(803,223)	(219,791)		(3,543,760)	100,029		(3,443,731)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX-MONTHS ENDED JUNE 30, 2021

			Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming contractual maximum redemptions
(in thousands of USD, except for per share information)	Polestar Automotive Holding Limited	Gores Guggenheim	Transaction Accounting Adjustments	FN	Pro Forma Combined	Transaction Accounting Adjustments	FN	Pro Forma Combined
Revenue	534,779	—	—		534,779	—		534,779
Cost of sales	(498,966)	—	—		(498,966)	—		(498,966)

Gross profit	35,813	—	—		35,813	—		35,813
Selling, general and administrative expenses	(278,853)	—	206	M	(279,368)	—		(279,368)
	—	—	(231)	P	—	—		—
			(490)	Q
Research and development expenses	(106,871)	—	—		(106,871)	—		(106,871)
Professional fees and other expenses	—	(663)	—		(663)	—		(663)
State franchise taxes, other than income tax	—	(100)	—		(100)	—		(100)
Loss from change in fair value of warrant liability	—	(11,000)			(11,000)	—		(11,000)
Allocated expense for warrant issuance cost	—	(832)			(832)	—		(832)
Other operating income and expenses, net	(14,770)	—	—		(14,770)	—		(14,770)
Finance income	15,194	—	—		15,194	—		15,194
Finance expenses	(12,375)	—	—		(12,375)	—		(12,375)
Non-cash share-based expense	—	—	—		—	—		—
Other income - interest income	—	29	(29)	N	—	—		—

Loss before income taxes	(361,862)	(12,566)	(544)		(374,972)	—		(374,972)
Income tax expense	(6,357)	—	—		(6,357)	—		(6,357)

Net loss	(368,219)	(12,566)	(544)		(381,329)	—		(381,329)

Weighted average shares outstanding of Post-Combination Company Class A Shares	214,371,808	—
Basic and diluted net income (loss) per share	(1.63)
Weighted average basic and diluted shares outstanding of non - redeemable ordinary shares	—	58,881,215	—		2,125,909,688	—		2,115,907,129
Basic and diluted net income (loss) per share	—	(1.21)	—	O	(0.18)	—	O	(0.18)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020

			Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming contractual maximum redemptions
(in thousands of USD, except for per share information)	Polestar Automotive Holding Limited	Gores Guggenheim	Transaction Accounting Adjustments	FN	Pro Forma Combined	Transaction Accounting Adjustments	FN	Pro Forma Combined
Revenue	610,245	—	—		610,245	—		610,245
Cost of sales	(553,724)	—	—		(553,724)	—		(553,724)

Gross profit	56,521	—	—		56,521	—		56,521
Selling, general and administrative expenses	(314,926)	—	(2,954)	R	(325,882)	—		(325,882)
	—	—	(979)	T	—	—		—
	—	—	(3,704)	V	—	—		—
	—	—	(3,319)	W	—	—		—
Research and development expenses	(183,849)	—	—		(183,849)	—		(183,849)
Organizational expenses	—	(1)	—		(1)	—		(1)
Professional fees	—	—	—		—	—		—
Other operating income and expenses, net.	1,766	—	(200,323)	S.1	(198,557)	(6,840)	S.2	(205,397)
Finance income	3,199	—	—		3,199	—		3,199
Finance expenses	(34,034)	—	(15,339)	X	(49,373)	—		(49,373)

Profit (loss) before tax	(471,323)	(1)	(226,618)		(697,942)	(6,840)		(704,782)
Income tax benefit (expense)	(13,535)	—	—		(13,535)	—		(13,535)

Profit (loss) for the year	(484,858)	(1)	(226,618)		(711,477)	(6,840)		(718,317)

Weighted average shares outstanding of ordinary shares	201,727,758	—	—		—	—		—
Basic and diluted net income (loss) per share	(2.40)	—
Weighted average basic and diluted shares outstanding of non - redeemable ordinary shares	—	21,562,500	—		2,125,438,898	—		2,115,436,339
Basic and diluted net loss per share (in U.S. dollars)	—	(0.00)	—	U	(0.33)	—	U	(0.34)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six-months ended June 30, 2021 and year-ended December 31, 2020 presents the pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis that Polestar Group is the accounting acquirer.

The unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with the following historical financial statements and accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•

the unaudited condensed financial statements of Polestar Automotive Holding Limited as of and for the six-months ended June 30, 2021 and 2020 and the audited financial statements for the year-ended December 31, 2020 and 2019; and

•

the unaudited financial statements of GGI as of and for the six-months ended June 30, 2021 and the audited financial statements for the period from December 21, 2020 (inception) through December 31, 2020.

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide an understanding of the Post-Combination Company upon consummation of the Business Combination for illustrative purposes. The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, No. 33-10786. Release No. 33-10786 replaces the existing pro forma adjustment criteria and simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Polestar Group has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination.

Polestar Group and GGI have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Post-Combination Company after giving effect to the Business Combination. Polestar Automotive Holding Limited’s management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Polestar Automotive Holding Limited’s management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Polestar Automotive Holding Limited believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to Polestar Automotive Holding Limited’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information excludes the impact of the July and September 2021 subsequent events where Polestar Automotive Holding Limited drew on their credit facility entered into with the Bank of China, as this event was unrelated to the Business Combination.

The unaudited pro forma condensed combined financial information reflects the approval of the Warrant Amendment Proposal, as the Class C-1 and Class C-2 Shares to be issued by the Post-Combination Company in exchange for the Public and Private Warrants, respectively. Class C-1 and Class C-2 shares, will maintain effectively the same terms as the existing Public and Private Warrants, resulting in similar economic benefits to the holder.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of Polestar Automotive Holding Limited and GGI.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments based on the statutory rate in effect for the historical periods presented. Polestar Automotive Holding Limited’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given the combined entity incurred significant losses during the historical period presented.

2. U.S. GAAP to IFRS Policy Adjustment

Adjustment to GGI U.S. GAAP to IFRS

•

The historical financial statements of Polestar Automotive Holding Limited have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the U.S. dollar. The historical financial statements of GGI have been prepared in accordance with U.S. GAAP in its presentation currency of the U.S. dollar. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Polestar Automotive Holding Limited and what will be used by the registrant, the Post-Combination Company.

•	The adjustment required to convert GGI’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information is presented in the table below:

GGI Balance Sheet as of June 30, 2021 (In thousands of United States Dollars)
	Before conversion	US GAAP to IFRS Conversion	Note	After conversion
ASSETS
Current assets:
Cash and cash equivalents	1,057	—		1,057
Prepaid assets	2,137	—		2,137

Total current assets	3,194	—		3,194

Investments and cash held in Trust Account	800,029	—		800,029

Total assets	803,223	—		803,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses, formation and offering costs	591	—		591
State franchise tax accrual	100	—		100
Public warrants derivative liability	21,920	—		21,920
Private warrants derivative liability	12,330	—		12,330
Notes and advances payable - related party	2,000	—		2,000

Total current liabilities	36,941	—		36,941

Deferred underwriting compensation	28,000	—		28,000
Other non-current provisions	—	800,000	(1)	800,000

Total Liabilities	64,941	800,000		864,941

Commitments and contingencies		—
GGI Class A Common Stock subject to possible redemption, 80,000,000 at June 30, 2021 (at redemption value of $10 per share)	800,000	(800,000)	(1)	—
Stockholders’ equity (deficit):		—		—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—		—
Common stock:		—
GGI Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—	—		—
GGI Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 20,000,000 and -0-shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	2	—		2
Additional paid-in-capital	—	—		—
Accumulated Deficit	(61,720)			(61,720)
Total stockholders’ equity (deficit)	(61,718)	—		(61,718)

Total liabilities and stockholders’ equity (deficit)	803,223	—		803,223

(1)

As of June 30, 2021, under U.S. GAAP, shares of GGI Class A Common Stock are classified as temporary equity because they are redeemable at the sole discretion of the stockholder. As GGI Public Stockholders have the right to require GGI to redeem the shares of GGI Class A Common Stock and GGI has an irrevocable obligation to deliver cash or another financial instrument for such redemption, this is reclassified from temporary equity under U.S. GAAP to other liabilities under IFRS.

3. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A) To reflect the release of cash from marketable securities held in the Trust Account that becomes available upon consummation of the Business Combination.

(B.1) To reclassify other non-current provisions related to shares of GGI Class A Common Stock subject to redemption to permanent equity, as the redemption right is removed at the closing of the Business Combination.

(B.2) To reflect the contractual maximum redemption related to shares of GGI Class A Common Stock for cash by the GGI Public Stockholders at the Closing. The $100 million, or 10,002,559 shares, represents the maximum amount of redemptions that would still enable GGI to have sufficient cash to satisfy the Minimum Cash Condition as set forth in the Business Combination Agreement. This amount includes proportionate interest accumulated on the Trust account.

(C) To reflect the estimated payment of an aggregate of $61.4 million transaction costs expected to be incurred by GGI and Polestar Automotive Holding Limited of approximately $48.9 million and $12.5 million, respectively. These costs consist of advisory, banking, legal and accounting fees incurred as part of the Business Combination.

For the GGI transaction costs, $28 million of these costs represent deferred underwriting fees from GGI’s IPO and $2 million relates to a loan from the GGI Sponsor. Additionally, $0.1 million relates to estimated legal fees. These fees have been accrued for in the historical balance sheet as of June 30, 2021 and are settled at the Closing of the Business Combination. Of the remaining $18.8 million, $16.5 million consists of legal and other professional fees. These fees are related to the Business Combination and reflect an adjustment to additional paid-in capital. The remaining $2.3 million is reflected as an adjustment to accumulated deficit (offset by $0.2 million of Polestar Automotive Holding Limited’s costs discussed below), as they are not related to the Business Combination.

For Polestar Automotive Holding Limited’s transaction costs, $0.8 million of these costs have been recorded in the historical statement of financial position as of June 30, 2021. While the entire $0.8 million was expensed, $0.2 million are directly related to the Business Combination, and as such, have been reflected as an adjustment to additional paid-in capital above. The remaining fees of $0.6 million recorded to the historical statement of financial position are not related to the Business Combination and are already reflected in the historical statement of operations for the six-months ended June 30, 2021. The remaining $11.7 million of transaction costs consist of legal and other professional advisory fees. These fees are related to the Business Combination and reflect an adjustment to additional paid-in capital.

(D) To reflect proceeds of $248 million (net of fees) from the issuance and sale of 26,533,873 Post-Combination Company Class A Shares underlying the Class A ADSs to be purchased pursuant to the Subscription Agreements. The impact to accumulated deficit is related to the discounted Subscription Price of approximately $9.54 per Class A ADS offered to the investors of the Subscription Agreements. The discount of $15 million is a one-time expense recorded to the Statement of Operations. This is reflected in note X below.

(E.1) To eliminate the accumulated deficit of GGI of $61.7 million and additional $2.1 million in transaction costs which increased the accumulated deficit (as discussed in note C above) at the Closing. Additionally, this entry reflects the one for one exchange of 80,000,000 shares of GGI Class A Common Stock and 20,000,000 shares of GGI Class F Common Stock for Post-Combination Company Class A Shares, at the Closing as well as the forfeiture of 1,533,873 shares of GGI Class F Common Stock. In accordance with IFRS 2, the deemed costs of the shares issued by ListCo in excess of the net assets of GGI, which primarily consists of cash and marketable securities held in the Trust Account and certain private warrants liabilities, are accounted for as share-based compensation and reflected as an adjustment to accumulated deficit $200.3 million.

(E.2) To reflect the share-based compensation adjustment to accumulated deficit of $6.8 million for the deemed cost of the shares issued by the Post-Combination Company in excess of the net assets of GGI in case of contractual maximum redemption and also the adjustment for 10,002,559 shares of GGI Class A Common Stock to be redeemed in case of the contractual maximum redemption scenario.

The share-based compensation for both the no redemption and contractual maximum redemption scenarios are calculated as follows:

		Assuming no redemptions	Assuming contractual maximum redemptions
Fair value of Polestar(1)	[A]	$18,707,705	$18,713,832
Equity interest in the Post-Combination Company that will be issued to GGI stockholders, including GGI Private Placement Warrants converted to Post-Combination Company Class C shares at Closing(2)	[B]	6.2%	5.7%
Equity interest in the Post-Combination Company of Parent after the Closing(3)		93.8%	94.3%

Deemed costs of shares issued by the Post-Combination Company	[A]*[B]	1,159,877	1,066,688
Less: SPAC net assets(4)		738,386	638,357
Less: Proceeds from the PIPE Investment, Sponsor Subscription Investment and Subscription Investment(5)		221,168	221,168

Share-based compensation		200,323	207,163

(1)

Fair value of Polestar derived from the equity value of Polestar as stated in the Business Combination Agreement of $20 billion, less the adjustment in respect of Earn Out Shares of $1.3 billion (see notes L.1 and L.2 below).

(2)

GGI equity interest in the Post-Combination Company derived from number of shares outstanding at the Closing, including the GGI Private Placement Warrants converted into Post-Combination Company Class C Shares at the Closing.

(3)	Remaining equity interest Parent has in the Post-Combination Company after the Closing.
(4)

GGI net assets derived from unaudited financial statements as of and for the six-months ended June 30, 2021. Net assets defined as assets less liabilities, excluding cash of $800 million, classified as non-current liabilities, as this was determined to be cash at the time of the Closing.

(5)

Represents amount of net cash expected to be received from the PIPE Investment, Sponsor Subscription Investment (see note D above). This is included as part of the calculation as the Sponsor and third-party ownership interests are factored into the table above.

(F) To reflect Parent contributing its shares of Polestar to ListCo as part of the Pre-Closing Reorganization in exchange for 296,259,358 Post-Combination Class A Shares and 1,649,930,276 Post-Combination Class B Shares. Prior to the Pre-Closing Reorganization, the Parent Shareholders held 197,026,729 Class A ordinary shares of Parent and 35,377,866 Class B ordinary shares of Parent due to the conversion of certain Class A ordinary shares of Parent to Class B ordinary shares of Parent that occurred in July 2021.

(G) To reflect the issuance of Post-Combination Company Preference Shares to Volvo Cars in exchange for cash, which Polestar Automotive Holding Limited will use to pay down outstanding payables owed to Volvo Cars. The cash proceeds will equal Polestar Automotive Holding Limited’s outstanding trade payable to Volvo Cars and its subsidiaries. Each Post-Combination Company Preference Share will be convertible into Post-Combination Company Class A Shares at a conversion price of $10 per Post-Combination Company Class A Share from time to time following the Closing. In essence, this is a capital contribution from Volvo Cars. As of the date hereof, it is anticipated that all of the Post-Combination Preference Shares will convert into Post-Combination Company Class A Shares at Closing. Refer to the “Description of the Business Combination” section above, for further discussion.

(H) To reflect in the case the Warrant Amendment Proposal is approved, the issuance of Post-Combination Company Class C-1 Shares and Post-Combination Company Class C-2 Shares in the form of Class C-1 ADSs and Class C-2 ADSs as a result of the conversion of GGI Public Warrants and GGI Private Warrants, respectively. GGI Private Warrants are recognized as equity instruments upon consummation of the Business Combination. The Post-Combination Class C-2 Shares to be issued for the GGI Public Warrants remain classified as a derivative liability.

(I) To reflect the expense for “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by any comparable insurance policies of GGI. This amount represents the $5.875 million premium paid in full at the Closing related to the liability insurance coverage for the directors and officers of GGI, less the $2.137 million existing prepaid insurance premium as of June 30, 2021.

(J) To reflect the expense for the “At Listing” Employee Equity Incentive Plan adopted by the Post-Combination Company at the Closing. The award is a one-time issuance of restricted shares of Post-Combination Company Class A Shares offered to executive management and select upper management team members. The value of the award will be equal to a certain percentage of the awardee’s base salary, depending on the awardee’s position at the Polestar Group. Receipt of the award is based on the successful public listing of the Post-Combination Company and continued employment of the awardees. One-third of the restricted shares fully vest upon issuance. The remaining restricted shares vest over a two year period from the date of issuance.

(K) To reflect the conversion of convertible notes that are outstanding immediately prior to the Closing into Post-Combination Company Class A Shares. In July 2021, unrelated to the Business Combination, Polestar Automotive Holding Limited entered into a convertible note agreement for $35 million. The convertible notes are non-interest bearing and are not eligible to receive a coupon or dividend for the first 24-months after issuance. As these convertible notes were issued in July 2021, they are not reflected in the June 30, 2021 Statement of Financial Position. Therefore, the pro forma adjusting entry includes the impact of original issuance of the notes and the conversion into Post-Combination Company Class A Shares at Closing.

(L.1) To reflect the liability associated with the Earn Out Shares issuable pursuant to the Business Combination Agreement. Up to 159.4 million Earn Out Shares will be available to be delivered by the Post-Combination Company to the Parent shareholders as additional consideration for the pre-closing reorganization under the no redemption scenario. The Parent has a right to receive the Earn Out Shares if certain stock price hurdles are achieved over a five-year period from the 180th day following the Closing. There is diversity in practice for the accounting treatment of these type of agreements but we believe at this time, we should evaluate this in accordance with IAS 32 (Financial Instruments—Presentation). The Earn Out Shares have, in accordance with the requirements of IAS 32, been recognized as a financial liability measured at fair value in the unaudited condensed combined pro forma statement of financial position as the arrangement may result in the Post-Combination Company issuing a variable number of shares in the future. A valuation assessment was performed for the purpose of determining an estimate of the financial liability using a Monte Carlo simulation using key assumptions for: volatility based on peer company data; risk-free rate; and beginning Post-Combination Company Share price of $10.00. The estimated valuation of the liability as of June 30, 2021 was approximately $1.3 billion with a corresponding charge being directly reflected to accumulated deficit as it is recorded in the same manner as a dividend giving value to existing shareholders effectively as a pro rata dividend. An increase or decrease in volatility of 10% would result in an increase or decrease in the liability of approximately $0.08 billion. A valuation assessment was performed for the purpose of determining an estimate of the financial liability using a Monte Carlo simulation using key assumptions for: volatility; risk-free rate; and beginning Post-Combination Company Share price. The estimated valuation of the liability as of June 30, 2020 was approximately $1.3 billion with the corresponding charge being directly reflected to equity. An increase or decrease in the volatility of 10% during subsequent periods would result in an increase or decrease in the liability of approximately $0.08 billion, which would be recognized through the pro forma statement of operations.

(L.2) To reflect the adjustment to the liability associated with the Earn Out Shares under the contractual maximum redemption scenario. Refer to note L.1 for further discussion.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(M) To reflect the reversal of transaction costs that have already been recorded in the historical statement of operations for the six-months ended June 30, 2021 and considered to be directly attributable and incremental to the Business Combination.

(N) To reflect the elimination of interest income on marketable securities held in the trust account.

(O) The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of January 1, 2020. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares. The pro forma diluted loss per share does not consider the impact of securities other than the ordinary shares, and shares vested under the Equity Incentive Plan and Equity Purchase Plan (see notes J and W, respectively, for further detail), as other securities would be anti-dilutive due to the pro forma net loss position. As such, pro forma basic and diluted loss per share are the same value.

(P) To reflect the expense for the restricted shares issued under the “At Listing” Employee Equity Incentive Plan adopted by the Post-Combination Company at the Closing. Refer to note J above for further discussion.

(Q) To reflect adjustment for “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by any comparable insurance policies of GGI. This expense represents six-months amortization of the premium paid at the Closing related to the six-year insurance policy.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(R) To reflect the estimated transaction costs expected to be incurred that are not directly attributable and incremental due to the Business Combination and not recorded in the statement of operations of Polestar Automotive Holding Limited or GGI. This expense is not expected to have a continuing impact on the combined results.

(S.1) To reflect the IFRS 2 share-based compensation expenses for the deemed listing services received by the Post-Combination Company from GGI, which is the difference between the fair value of the shares issued by the Post-Combination Company in excess of the net assets of GGI that the Post-Combination Company acquired, under the no redemption scenario. This expense represents a one-time cost to the pro forma statement of operations. This compensation expense is not expected to have a continuing impact on the combined results. See note E.1 above for further details.

(S.2) To reflect the incremental IFRS 2 share-based compensation expense (discussed above in note S.1) under the contractual maximum redemption scenario. This expense is represents a one-time cost to the pro forma statement of operations. This compensation expense is not expected to have a continuing impact on the combined results.

(T) To reflect adjustment for “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by any comparable insurance policies of GGI. This compensation expense is not expected to have a continuing impact on the combined results. This expense represents the annual amortization expense of the premium paid at the Closing related to the six-year insurance policy.

(U) The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of January 1, 2020. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares.

The pro forma diluted loss per share does not consider the impact of securities other than the ordinary shares, and shares vested under the Equity Incentive Plan and Equity Purchase Plan (see notes J and W, respectively, for further detail), as such other securities would be anti-dilutive due to the pro forma net loss position. As such pro forma basic and diluted loss per share are the same value.

(V) To reflect the expense for the restricted shares issued under the “At Listing” Employee Equity Incentive Plan adopted by the Post-Combination Company at the Closing. Refer to note J above for further discussion.

(W) To reflect the expense for the Employee Free Share Equity Purchase Plan adopted by the Post-Combination Company at the Closing of the Business Combination. Under this plan, all employees are offered a one-time issuance of Post-Combination Class A Shares in a value equal to 4% of the awardee’s base salary. Receipt of the award is based on employment at the public listing date and continued employment of the awardees for one-year after the listing date. This expense represents a one-time cost to the pro forma statement of operations.

(X) To reflect the expense associated with the discounted price of $9.09, $9.37 and $9.57 offered to the investors of the Sponsor, PIPE Subscription Agreements and affiliates of the Sponsor. Refer to note D above for further discussion.

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for the Post-Combination Company and GGI on a standalone basis and pro forma combined per share information after giving effect to the Business Combination, (1) assuming (a) no GGI Public Stockholders exercise redemption rights with respect to their GGI Class A Common Stock upon the consummation of the Business Combination, (b) GGI’s transaction expenses do not exceed the GGI transaction expenses cap, (c) no issuance of Earn Out Shares or shares pursuant to the Equity Plan or Employee Stock Purchase Plan, (d) the conversion of the Post-Combination Company Preference Shares and Polestar’s convertible notes and (e) no conversion or redemption of any of the Class C ADSs or ADWs; and (2) assuming (a) that GGI Public Stockholders exercise their redemption rights with respect to a maximum of 10,002,559 shares of GGI Class A Common Stock upon consummation of the Business Combination, (b) GGI’s transaction expenses do not exceed GGI’s transaction expenses cap, (c) no issuance of Earn Out Shares or shares pursuant to the Equity Plan or Employee Stock Purchase Plan, (d) the conversion of the Post-Combination Company Preference Shares and Polestar’s convertible notes and (e) no conversion or redemption of any of the Class C ADSs or ADWs.

The financial statements of Polestar Automotive Holding Limited have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of U.S. dollars. The historical financial statements of GGI have been prepared in accordance with US GAAP in its functional and presentation currency of U.S. dollars.

The historical information should be read in conjunction with the historical financial statements of GGI and Polestar Automotive Holding Limited included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been if the companies had been combined during the periods presented, nor to project the Post-Combination Company’s results of operations or earnings per share (“EPS”) for any future date or period.

The earnings per share have been calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. Basic and diluted loss per share for Post-Combination Company Class A Shares and Post-Combination Company Class B Shares are the same, as each class of common stock is entitled to the same dividend participation rights and economic terms.

			Combined Pro Forma
	Polestar Automotive Holding Limited (Historical)	GGI (Historical)	Assuming no redemptions	Assuming contractual maximum redemptions
As of and for the six-month period ended June 30, 2021
June 30, 2021 book value per share(1)	$3.47	$(1.05)	$0.45	$0.40

Weighted average shares:
Weighted average of outstanding shares - basic(2)	214,371,808	58,881,215	2,125,909,688	2,115,907,129
Earnings (loss) per share:
Earnings (loss) per outstanding shares, basic and diluted	$(1.63)	$(1.21)	$(0.18)	$(0.18)

	Polestar Automotive Holding Limited (Historical)	GGI (Historical)	Assuming no redemptions	Assuming contractual maximum redemptions
For the year-ended December 31, 2020
Weighted average shares:
Weighted average of outstanding shares - basic(2)	201,727,758	21,562,500	2,125,438,898	2,115,436,339
Earnings (loss) per share:
Earnings (loss) per outstanding shares, basic and diluted	$(2.40)	—	$(0.33)	$(0.34)

(1)	Book value per share is calculated using the formula: Total shareholder’s equity divided by weighted-average shares outstanding. No cash dividends were paid during the periods presented.
(2)	Weighted-average shares outstanding includes shares vested under the Equity Plans

For the purposes of calculating diluted loss per share, management assumed that all GGI Public and GGI Private Placement Warrants will not be exercised. Further, the effect of shares granted to employees pursuant to the Equity Plan and Employee Stock Purchase Plan as a result of consummation of Business Combination were not included in the calculation of diluted loss per share nor were the Earn Out Shares available for issuance under the Business Combination Agreement, as this results in anti-dilution. The number of shares excluded from the calculation are represented in the tables below.

As of June 30, 2021	Assuming no redemptions	Assuming contractual maximum redemptions
Number of GGI Public Warrants converted to Post-Combination Company Class C Shares at Closing	16,000,000	16,000,000
Number of GGI Private Placement Warrants converted to Post-Combination Company Class C Shares at Closing	9,000,000	9,000,000
Number of Earn Out Shares available to be issued to the Parent Shareholders	159,397,500	158,647,308
Number of Shares available under the Equity Incentive and Equity Purchase Plans	138,898	138,898

Total	184,536,398	183,786,206

As of December 31, 2020	Assuming no redemptions	Assuming contractual maximum redemptions
Number of GGI Public Warrants converted to Post-Combination Company Class C Shares at Closing	16,000,000	16,000,000
Number of GGI Private Placement Warrants converted to Post-Combination Company Class C Shares at Closing	9,000,000	9,000,000
Number of Earn Out Shares available to be issued to the Parent Shareholders	159,397,500	158,647,308
Number of Shares available under the Equity Incentive and Equity Purchase Plans	138,898	138,898

Total	184,536,398	183,786,206

MANAGEMENT OF THE POST-COMBINATION COMPANY

Management and Post-Combination Company Board

The following table provides information about those persons who are expected to serve as directors and executive officers of ListCo following the Closing. The address for each of the directors and executive officers is Assar Gabrielssons Väg 9, 405 31 Göteborg, Sweden. For biographical information concerning the executive officers and directors, see below:

Name	Age	Title
Thomas Ingenlath	57	Chief Executive Officer
Johan Malmqvist	46	Chief Financial Officer
Dennis Nobelius	49	Chief Operating Officer

Executive Officers

Thomas Ingenlath joined Polestar as its Chief Executive Officer in July 2017 from Volvo Cars, where he served as the Senior Vice President of Design from July 2012. Prior to this position, he held various design management roles at Škoda Auto from December 1999 to December 2005 and the Volkswagen Group from January 2006 to December 2011. Mr. Ingenlath brings over 20 years of design, innovation and leadership experience in the automotive industry to Polestar. Mr. Ingenlath holds an undergraduate Diplom degree from Pforzheim University in Transportation Design and a Masters of Art from the Royal College of Art in vehicle design.

Johan Malmqvist joined Polestar as its Chief Financial Officer in September 2021 from Dole Food Company, where he served as Chief Financial Officer from July 2014 to September 2021. Previously, he served as the Chief Financial Officer of Perstorp AB from May 2009 to June 2014 and Duni AB from Aug 1998 to May 2009. Mr. Malmqvist brings over 20 years of financial experience across multiple sectors to Polestar. Mr. Malmqvist holds a BA from San Diego State University in International Business and a Master of Science Business Administration from San Diego State University with specialization in Finance.

Dennis Nobelius joined Polestar as Chief Operating Officer in September 2020. He previously served as the Chief Executive Officer of Zenuity (now Zenseact), an assisted and autonomous driving software provider set up as a joint venture between Volvo Cars and Veoneer, from September 2016 to September 2020. Mr. Nobelius has 20 years of R&D, operation and leadership experience in the automotive industry, including at Volvo Cars where he served, among others, as Managing Director in Switzerland, Program Leader for all-new Volvo XC90 / S90 / V90 cars and the new Volvo Scalable Product Architecture Platform, Plant Director for final assembly shop at Volvo Cars Torslanda, Program leader for the Volvo C30 car. Mr. Nobelius was also co-founder and CEO for the start-up Expoplanet from May 2000 to September 2001. Mr. Nobelius holds a Ph.D. in R&D Management and an MSc in Industrial Engineering & Management from Chalmers University of Technology.

Directors

[●]

Non-Executive Officers of Polestar

[●]

The following information concerning the management of the Post-Combination Company and the Post-Combination Company Board is based on the provisions of the Post-Combination Articles, the form of which is attached as Annex B to this proxy statement/prospectus and which are expected to be in effect in such form as of the Closing. However, the Post-Combination Articles may be changed at any time prior to consummation of the Business Combination by mutual agreement of the parties to the Business Combination Agreement or after consummation of the Business Combination by amendment in accordance with their terms. If the Post-

Combination Articles are amended, the below summary may cease to accurately reflect the Post-Combination Articles as so amended.

Controlled Company

ListCo intends to apply to list Class A ADSs and the Public ADWs or Class C-1 ADSs on Nasdaq under the symbols “PSNY” and “PSNYW,” respectively, upon the Closing. ListCo cannot assure you that the Class A ADSs and the Public ADWs or Class C-1 ADSs will be approved for listing or remain listed on Nasdaq. Under Nasdaq listing requirements, ListCo will qualify for certain of the controlled company exemptions under the corporate governance rules of Nasdaq, including being exempt from the requirements of having:

•

a majority of the board of directors consist of independent directors (however, pursuant to the Post-Combination Articles and Shareholder Acknowledgment Agreement, for the three years following the Closing, the Post-Combination Company Board must be comprised of a majority of independent directors);

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the compensation and nominating and corporate governance committees.

Other than as specified above, the Post-Combination Company may in the future elect to avail itself of these exemptions. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Foreign Private Issuer

As a “foreign private issuer,” the Post-Combination Company will be subject to different U.S. securities laws compared to domestic U.S. issuers. As long as the Post-Combination Company continues to qualify as a foreign private issuer under the Exchange Act, the Post-Combination Company will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, the Post-Combination Company will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and will not be required to comply with Regulation FD, which restricts the selective disclosure of material information.

Further, the Post-Combination Company will be exempt from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. Although the foreign private issuer status will exempt the Post-Combination Company from most of Nasdaq’s corporate governance requirements, the Post-Combination Company has decided to voluntarily comply with these requirements, except for [●].

Subject to requirements under the Post-Combination Articles and Shareholder Acknowledgment Agreement that the Post-Combination Company Board be comprised of a majority of independent directors for the three years following the Closing, the Post-Combination Company may in the future elect to avail itself of these exemptions or to follow home country practices with regard to other matters. As a result, its shareholders will not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Board of Directors

Board Structure and Composition

Following Closing, the Initial Directors will be divided into three classes of directors, designated as “Class I”, “Class II” and “Class III”. The Post-Combination Company Board will be authorized to assign members of the Post-Combination Company Board already in office to such classes at the time the classification becomes effective. The Post-Combination Company Board will also be authorized to assign any persons who take office as directors after the date the Post-Combination Articles are adopted to any such Class; provided, however, that the Classes are as close to equal size as possible. In the event of any increase in the number of directors, the additional directorships resulting from such increase will be apportioned by the Post-Combination Company Board among the Classes of directors so as to maintain such Classes as nearly equal as possible. No decrease in the number of directors will shorten the term of any incumbent director.

The term of office of directors serving in Class I, consisting of [●] and [●], will expire at ListCo’s first annual general meeting. The term of office of directors serving in Class II, consisting of [●], [●] and [●], will expire at ListCo’s second annual general meeting. The term of office of directors serving in Class III, consisting of [●], [●] and [●], will expire at ListCo’s third annual general meeting. At each succeeding annual general meeting following the third annual general meeting following Closing, directors will be elected to serve for a term of three years to succeed the directors of the class whose terms expire at such annual general meeting.

For a period of three years following the Closing, a majority of the Post-Combination Company Board will be (a) independent under applicable stock exchange rules and (b) unaffiliated with the Volvo Cars (as defined below)/Zhejiang Geely Holding Group Co., Ltd., In addition, for a period of three years following the Closing, except as required by applicable law, the Post-Combination Company Board may not convene a general meeting which proposes a resolution to remove an independent director unless a majority of the directors (including at least two independent directors) approve of such resolution and following any such removal, a majority of the directors (including at least two independent directors) must approve the appointment of any new independent director to fill the vacancy.

In addition, pursuant to the Shareholder Acknowledgement Agreement, Parent and the Parent shareholders have undertaken that (i) the initial Post-Combination Company Board will include eight directors, a majority of whom will be independent directors, (ii) for a period of three years following the Closing, Parent and the Parent shareholders will not vote in favor of the removal any independent directors of ListCo unless at least two independent directors vote in favor of such removal, (iii) for a period of three years following the Closing, Parent and the Parent shareholders will not require ListCo to convene a general meeting for the purpose of removing an independent director, and (iv) for three years following the Closing, Parent and the Parent shareholders will not vote in favor of any amendment to the Post-Combination Articles relating to the composition of the Post-Combination Company Board or the appointment or removal of ListCo directors. The GGI Sponsor will have third party beneficiary rights to enforce the aforementioned undertakings;

Election of Directors

The holders of the Post-Combination Company Shares will have the right to elect the Post-Combination Company Board at a general meeting of shareholders by a simple majority of the votes validly cast. Subject to the requirements of the Post-Combination Articles, ListCo may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the then-existing Post-Combination

Company Board but the total number of directors shall not exceed fifteen. The Post-Combination Company Board will also have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the then-existing Post-Combination Company Board but the total number of directors shall not exceed fifteen.

Service Contracts of Directors

There are no service contracts between ListCo and any of its current non-employee directors providing for benefits upon termination of their service. For a discussion of compensation, including post-termination benefits, of employee directors, see the section titled “ —Historical Compensation of Key Management and Directors” below.

Committees of the Board of Directors

The Post-Combination Company Board will have three standing committees: an audit committee, a compensation committee and a nominating and governance committee. The members of each committee will be appointed by Post-Combination Company Board and serve until their successors are elected and qualified, unless they are earlier removed or resign. Each committee reports to the Post-Combination Company Board as it deems appropriate and as the Post-Combination Company Board may request. The composition, duties and responsibilities of the standing committees are set forth below. In the future, the Post-Combination Company Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

ListCo’s audit committee consists of [●], with [●] serving as the chair of the audit committee. All of ListCo’s audit committee members are independent directors, in accordance with Nasdaq and the SEC requirements for a company listed on Nasdaq.

ListCo’s audit committee, among other matters, oversees (1) ListCo’s financial reporting, auditing and internal control activities; (2) the integrity and audits of ListCo’s financial statements; (3) ListCo’s compliance with legal and regulatory requirements; (4) the qualifications and independence of ListCo’s independent auditors; (5) the performance of ListCo’s internal audit function and independent auditors; and (6) ListCo’s overall risk exposure and management.

Duties of the audit committee include the following:

•	annually review and assess the adequacy of the audit committee charter and review the performance of the audit committee;

•	be responsible for recommending the appointment, retention and termination of ListCo’s independent auditors and determine the compensation of ListCo’s independent auditors;

•	review the plans and results of the audit engagement with the independent auditors;

•	evaluate the qualifications, performance and independence of ListCo’s independent auditors;

•

have authority to approve in advance all audit and non-audit services by ListCo’s independent auditors, the scope and terms thereof and the fees therefor; review the adequacy of ListCo’s internal accounting controls;

•	ensure ListCo maintains a robust risk management function, including in respect of IT and cybersecurity risk management; and

•	meet at least quarterly with ListCo’s executive officers, internal audit staff and ListCo’s independent auditors in separate executive sessions.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Each of the audit committee members meet the financial literacy requirements of Nasdaq listing standards and [●] qualifies as an “audit committee financial expert,” as defined in the rules of the SEC. The designation does not impose on the audit committee financial expert any duties, obligations or liabilities that are greater than those generally imposed on members of ListCo’s audit committee and the ListCo Board. The ListCo Board has adopted a written charter for the audit committee, which is available on ListCo’s corporate website at [●].

Compensation Committee

ListCo’s compensation committee consists of [●], with [●] serving as the chair of the compensation committee.

The compensation committee has the sole authority to retain, and terminate, any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The compensation committee, among other matters:

•	at the request of the ListCo Board, reviews and makes recommendations to the ListCo Board relating to management succession planning;

•	administers, reviews and makes recommendations to the ListCo Board, regarding ListCo’s compensation plans;

•

reviews and approves ListCo’s corporate goals and objectives with respect to compensation for executive officers and evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by the ListCo Board;

•	and provides oversight of management’s decisions regarding the performance, evaluation and compensation of other officers.

Nominating and Governance Committee

ListCo’s nominating and governance committee consists of [●], with [●] serving as the chair of the nominating and governance committee. The nominating and governance committee, among other matters:

•	selects and recommends to the ListCo Board nominees for election by the shareholders or appointment by the ListCo Board;

•	annually reviews with the ListCo Board the composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity of the ListCo Board members;

•	makes recommendations on the frequency and structure of board meetings and monitor the functioning of the committees of the ListCo Board;

•

develops and recommends to the ListCo Board a set of corporate governance guidelines applicable to ListCo and periodically reviews such guidelines and recommends changes to the ListCo Board for approval as necessary; and

•	oversees the annual self-evaluation of the ListCo Board.

Code of Conduct

The ListCo Board has adopted a code of conduct that establishes the standards of ethical conduct applicable to all of ListCo’s directors, officers, employees, and, as applicable, consultants and contractors. The code addresses, among other things, competition and fair dealing, conflicts of interest, compliance with applicable governmental laws, rules and regulations, company assets, confidentiality requirements and the process for reporting violations of the code. Any waiver of the code with respect to any director or executive officer will be promptly disclosed and posted on ListCo’s website. Amendments to the code will be promptly disclosed and posted on ListCo’s website. The code is publicly available on ListCo’s website at [●] and in print to any shareholder who requests a copy.

Corporate Governance Guidelines

The ListCo Board has adopted corporate governance guidelines that serve as a framework within which the ListCo Board and its committees operate. These guidelines cover a number of areas including the composition of the ListCo Board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the ListCo Board and chief executive officer, meetings of independent directors, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. ListCo’s nominating committee reviews ListCo’s corporate governance guidelines periodically and, if necessary, recommends changes to the ListCo Board. Additionally, the ListCo Board has adopted independence standards as part of ListCo’s corporate governance guidelines. A copy of ListCo’s corporate governance guidelines is posted on ListCo’s website at [●].

Historical Compensation of Key Management and Directors

For the convenience of the reader in this section, translations from SEK into U.S. dollars were made at the rate of SEK1.00 to $0.11899, which as of June 30, 2021 was the annual average exchange rate published by the Swedish Central Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of SEK at the dates indicated or any other date.

ListCo was formed on September 15, 2021 and did not have any key management or directors prior to Closing. The aggregate amount of compensation, including cash, equity awards and other benefits, ListCo’s executive officers (Thomas Ingenlath, Johan Malmqvist, Dennis Nobelius and Jörg Brandscheid) received from Polestar for the year ended December 31, 2020 was approximately $1,275,927. The total compensation paid to Polestar’s executive officers in fiscal year 2020 consisted solely of base salary, short-term variable pay, and the value of pension benefits and other employee benefits, including, for eligible participants, variable pay pursuant to Polestar’s cash incentive programs (as described below).

Incentive programs

Polestar manages two global cash-based incentive programs, one short-term and one long-term. Both the design and payout of these programs are subject to an annual approval of the Polestar Board.

Polestar Bonus Program

All employees of Polestar, including each of ListCo’s executive officers, participate in the Polestar Bonus Program, a short-term cash incentive program. Under the Polestar Bonus Program, employees are eligible to receive an annual cash bonus based on global Polestar KPIs applicable for all markets and all employees. ListCo’s executive officers (other than Mr. Malmqvist, whose employment with Polestar commenced on September 20, 2021, and Mr. Brandscheid whose employment with Polestar commenced on October 1, 2021) had a target and maximum annual bonus opportunity under the Polestar Bonus Program for 2020 as follows: Mr. Ingenlath - 60% of base salary (target) to 80% of base salary (maximum); Mr. Nobelius - 30% of base salary (target) to 60% of base salary (maximum). Pursuant to his employment agreement (as described below), commencing in 2021, Mr. Malmqvist has a target annual bonus opportunity equal to 50% of base salary and a maximum annual bonus opportunity equal to 80% of base salary. Mr. Brandscheid has a target opportunity equal to 30% of base salary and a maximum annual bonus opportunity equal to 60% of base salary.

For fiscal year 2020, the Polestar Bonus Program was based on the following KPIs: (i) achievement of financial performance profit objectives; (ii) delivery of 140 Polestar 1 units; (iii) delivery of 21,500 Polestar 2 units; (iv) delivery of 7,500 units in China; and (v) opening 45 spaces by fiscal year-end. The Polestar Board determined a level of achievement of 72.5% in respect of such KPIs for fiscal year 2020, resulting in a payout equal to 72.5% of target bonus levels.

LTVP Program

The Polestar Long Term Variable Pay Program (“LTVP Program”) is a long-term, cash program for certain management personnel who joined Polestar from Volvo Cars during a start-up period, including Messrs.

Ingenlath and Nobelius. Mr. Brandschied is not eligible to participate in the LTVP Program. The LTVP Program mirrors the Volvo Cars Long Term Variable Pay Programs. Target awards under the LTVP Program for fiscal year 2020 were as follows: Mr. Ingenlath - 30% of base salary; and Mr. Nobelius - 30% of base salary. Mr. Malmqvist was not eligible for an award under the LTVP Program for fiscal year 2020. Awards under the LTVP Program are paid based on achievement of performance conditions and the market value of Volvo Car Group at the end of a three-year performance period. For fiscal year 2020, performance conditions under the LTVP Program were based on (i) value creation, as measured by an independent third-party valuation, and (ii) Volvo Cars Group performance, measured 50% based on average three-year Operating Margin and 50% based on average three-year Revenue Growth, with awards eligible for a maximum payout of 200% of target levels based on performance achievement.

On April 27, 2020, Mr. Ingenlath received payment in respect of the 2017 LTVP of SEK 2,700,000 (or $321,273), representing 200% performance over the three-year performance period.

On April 27, 2021, Messrs. Ingenlath and Nobelius received payments in respect of the 2018 LTVP of SEK2,430,000 (or $289,146) and SEK923,497 (or $109,887), respectively, representing 168% performance achievement over the three-year performance period. Amounts payable under the 2018 LTVP Program were based on the synthetic value of Volvo Cars Group determined by an independent third-party valuation.

Employee Agreements

Messrs. Ingenlath, Malmqvist, Brandscheid and Nobelius are each party to an employment agreement with Polestar. Pursuant to the employment agreements with Messrs. Ingenlath, Malmqvist, Brandscheid and Nobelius, each such executive is eligible to receive an annual base salary and vacation pay and to participate in Polestar’s cash incentive programs (as described above). In addition, each executive is eligible to participate in Polestar’s company car scheme, with a portion of the cost borne by the executive, and to participate in collectively and contractually agreed pension and insurance benefit schemes and in accordance with Swedish law. Mr. Nobelius and Mr. Malmqvist are entitled to health care insurance at the expense of Polestar, and Messrs. Malmqvist and Brandscheid are also entitled to relocation support in connection with their relocation to Sweden, with company-paid housing costs for three months and housing cost support for an additional nine months.

Messrs. Ingenlath, Malmqvist, Brandscheid and Nobelius are each subject to restrictive covenants under their employment agreements relating to assignment of intellectual property and confidentiality. In addition, Mr. Ingenlath is subject to restrictive covenants relating to non-competition, non-solicitation of customers and non-solicitation and non-hire of employees during the term of his employment. In the event Mr. Ingenlath breaches any restrictive covenant under his employment agreement, he may owe liquidated damages to Polestar in respect of each such breach in an amount equal to six times his average monthly gross salary.

Messrs. Ingenlath and Malmqvist’s employments may be terminated by Polestar subject to 12 months’ notice and be terminated by the executive subject to six months’ notice. Mr. Brandscheid’s employment may be terminated by Polestar subject to six months’ notice and be terminated by the executive subject to six months’ notice. In the event of termination of employment by Polestar, Messrs. Ingenlath and Malmqvist are each entitled to severance pay equal to 12 times monthly base salary, payable in installments. Mr. Brandscheid is, in the event of termination of employment by Polestar, entitled to severance pay equal to six times his monthly salary. Mr. Nobelius’s employment may be terminated according to the notice periods stipulated under the applicable collective bargaining agreement. He is not entitled to severance pursuant to his employment agreement.

Health and Welfare and Retirement Benefits

Messrs. Ingenlath, Malmqvist, Nobelius, and Brandscheid are entitled to certain health and welfare insurances pursuant to the Swedish collective bargaining agreement Teknikavtalet between Teknikarbetsgivarna and Unionen, Sveriges Ingenjörer and Ledarna, including disability and life insurances. They are also entitled to receive Executive Management Health Care Insurance, and travel insurance.

The ITP Pension Plan is an occupational pension plan for private sector salaried employees and is based on a collective bargaining agreement between the Confederation of Swedish Enterprise and the Council for Negotiation and Cooperation. The ITP Pension Plan is divided into two parts: ITP 1 (applicable to employees born 1979 and later), which is a defined contribution plan and ITP 2 (applicable to employees born before 1979), which is primarily a defined benefit plan. Furthermore, it is also possible for employees born in 1978 or earlier that are earning at least 10 Swedish income base amounts (for year 2021, SEK682,000 or $81,151) to agree with the employer to instead apply the ITP 1 pension plan.

Messrs. Malmqvist, Nobelius and Brandscheid are covered by the defined contribution pension plan (ITP 1) as per the Swedish collectively agreed “Avtal om ITP och TGL”, and the VFF pension (Volvo Företagspension), a defined contribution pension scheme with a fixed annual contribution of SEK7,020 (or $835) in 2021.

Mr. Ingenlath is covered by the defined benefit pension plan (ITP 2) as per the Swedish collectively agreed “Avtal om ITP och TGL” and the Volvo Management Pension (VMP), a supplementary pension plan.

The defined benefit pension plan (i.e. the ITP 2 pension plan) through the Swedish ITP collective bargaining agreement is a final salary-based plan, and is funded through regular insurance payments. This plan is secured with the mutual insurance company Alecta, and the portion secured through such insurance refers to a defined benefit plan that comprises several employers and is reported according to a pronouncement by the Swedish Financial Reporting Board, UFR 10. For 2020, Polestar did not have access to the information to report its proportionate share of the plan’s obligations, assets under management and cost that would make it possible to report this plan as a defined benefit plan, so it is recorded as a defined contribution plan. ListCo estimates it will pay premiums of about TUSD 2,762 to Alecta in 2021. Polestar’s share of the total saving premiums for the ITP pension plan in Alecta as of December 31, 2020 amounted to 0.05375 (0.06478) per cent and Polestar’s share of the total number of active policy holders amounted to 0.02605 (0.02069) per cent. The collective consolidation level comprises the market value of Alecta’s assets as a percentage of the insurance obligations calculated in accordance with Alecta’s actuarial methods and assumptions, which do not conform to IAS 19. The collective funding ratio is normally allowed to vary between 125 and 175 per cent. At year-end 2020, the consolidation level amounts to 148 per cent.

Historical Compensation of Non-Employee Directors

Polestar has established a compensation program for its non-employee directors. During the year ended December 31, 2020, the aggregate amount of ListCo’s non-employee directors’ compensation was approximately $46,000, in the form of a cash retainer for the performance of duties as a director. Polestar also reimbursed its non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board of directors and committee meetings. Directors who are employed or otherwise remunerated by Polestar or the Zhejiang Geely Holding Company do not receive any compensation for their services as directors. The remuneration of ListCo’s non-executive directors is determined by the ListCo Board as a whole, based on a review of current practices in other companies.

The following table sets forth the remuneration paid to ListCo’s directors for service on the ListCo Board during the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($) (1)	Taxable Benefits ($)	Pension ($)	Total ($)
David Richter	$46,000	$0	$0	$—

(1)	Represents remuneration payable to Mr. Richter in respect of his services as a non-employee director.

Compensation Arrangements after the Business Combination

No determinations regarding the compensation arrangements that will govern following the Closing for directors or executive officers have been made at this point.

At Closing, ListCo intends to adopt the Equity Plan and the Employee Stock Purchase Plan (each, as defined and described below).

Equity Plan

ListCo intends to adopt the Polestar Automotive Holding UK Limited 2021 Omnibus Incentive Plan (the “Equity Plan”), pursuant to which employees of ListCo’s company and ListCo’s affiliates performing services for ListCo, including ListCo’s executive officers, will be eligible to receive awards. The Equity Plan provides for the grant of stock options (in the form of either non-qualified stock options (“NSOs”) or incentive stock options (“ISOs”)), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, other stock-based awards, cash awards and substitute awards intended to align the interests of participants with those of ListCo’s shareholders. The following description of the Equity Plan is qualified in its entirety by reference to the Equity Plan, a copy of which is included as Annex I of this proxy statement/prospectus.

Securities Offered

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Equity Plan, a total of 10,000,000 shares of Post-Combination Company Class A Shares have been initially reserved for issuance pursuant to awards under the Equity Plan. The total number of shares reserved for issuance under the Equity Plan will be increased on January 1 of each calendar year during the term of the Equity Plan, by the lesser of (i) 0.5% of the total number of Post-Combination Company Shares outstanding on each December 31 immediately prior to the date of increase or (ii) such number of Post-Combination Company Shares determined by the Post-Combination Company Board. No more than 10,000,000 Post-Combination Company Class A Shares under the Equity Plan may be issued pursuant to ISOs (subject to the overall limit of shares that may be used in the Equity Plan). Post-Combination Company Class A Shares subject to an award that expires or is tendered in payment of an option, delivered or withheld to satisfy any tax withholding obligations, covered by a stock-settled SAR or other award that were not issued upon settlement, or shares subject to an award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares to which such award related (only to the extent of such cancellation, forfeiture or termination) will again be available for issuance or delivery pursuant to other awards under the Equity Plan. Any award settled in cash shall not be counted toward the maximum number of shares reserved for issuance under the Equity Plan.

Administration

The Equity Plan is administered by a committee of the ListCo Board that has been authorized to administer the Equity Plan, except if no such committee is authorized by the ListCo Board, the ListCo Board will administer the Equity Plan (as applicable, the “Committee”). The Committee has broad discretion (subject to the terms and conditions of the Equity Plan) to administer the Equity Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The Committee may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan.

Eligibility

Employees of ListCo and its affiliates are eligible to receive awards under the Equity Plan.

Types of Awards

Options. ListCo may grant options to ListCo’s employees and employees of its affiliates, except that ISOs may only be granted to persons who are ListCo’s employees or employees of one of ListCo’s parents or subsidiaries, in accordance with Section 422 of the Code. Except as otherwise permitted by applicable law in the case of eligible employees located outside the United States, the exercise price of an option cannot be less than 100% of the fair market value of a Post-Combination Company Class A Share on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an incentive option granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of ListCo’s equity securities or of ListCo’s parents or subsidiaries, the exercise price of the option must be at least 110% of the fair market value of a Post-Combination Company Class A Share on the date of grant and the option must not be exercisable more than five years from the date of grant.

SARs. A SAR is the right to receive an amount equal to the excess of the fair market value of one Post-Combination Company Class A Share on the date of exercise over the grant price of the SAR. Except as otherwise permitted by applicable law in the case of eligible employees located outside the United States, the grant price of a SAR cannot be less than 100% of the fair market value of a Post-Combination Company Class A Share on the date on which the SAR is granted. The term of a SAR may not exceed ten years. SARs may be granted in connection with, or independent of, other awards. The Committee has the discretion to determine other terms and conditions of an SAR award.

Restricted Stock Awards. A restricted stock award is a grant of Post-Combination Company Class A Shares subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a shareholder, including the right to vote the Post-Combination Company Class A Shares subject to the restricted stock award or to receive dividends on the Post-Combination Company Class A Shares subject to the restricted stock award during the restriction period. The Committee has the discretion to determine the terms and conditions that the participant will be entitled to dividends payable on the shares of Restricted Stock.

Restricted Stock Units. A RSU is a right to receive cash, Post-Combination Company Class A Shares or a combination of cash and shares at the end of a specified period equal to the fair market value of one Post-Combination Company Class A Share on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Committee, and holders of RSUs are not entitled to rights as shareholders unless and until shares are delivered in settlement of such RSUs. The Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or Post-Combination Company Class A Shares) of dividends paid on the underlying Post-Combination Company Class A Shares. Dividend equivalents may be paid currently or credited to an account, settled in cash or shares, and may be subject to the same restrictions as the RSUs with respect to which the dividend equivalents are granted.

Performance Awards. A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Committee. Performance awards may be granted alone or in addition to other awards under the Equity Plan, and may be paid in cash, Post-Combination Company Class A Shares, other property or any combination thereof, in the sole discretion of the Committee.

Other Share-Based Awards. Other share-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Post-Combination Company Class A Shares.

Cash Awards. Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Substitute Awards. Awards may be granted under the Equity Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with ListCo or one of its affiliates.

Certain Transactions

If any change is made to ListCo’s capitalization, such as a stock split, stock combination, stock dividend, exchange of stock or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding Post-Combination Company Class A Shares, appropriate adjustments will be made by the Committee in the shares subject to an award under the Equity Plan. The Committee will also have the discretion to make certain adjustments to awards in the event of a change in control, such as the assumption or substitution of outstanding awards, the purchase of any outstanding awards in cash based on the applicable change in control price, the ability for participants to exercise any outstanding stock options, SARs or other stock-based awards upon the change in control (and if not exercised such awards will be terminated), and the acceleration of vesting or exercisability of any outstanding awards.

Clawback

All awards granted under the Equity Plan are subject to reduction, cancelation or recoupment under any written clawback policy that ListCo may adopt and that ListCo determines should apply to awards under the Equity Plan.

Plan Amendment and Termination

The Board or the Committee may amend or terminate any award, award agreement or the Equity Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be impaired without such participant’s consent. In addition, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee will not have the authority, without the approval of shareholders, to amend any outstanding option or share appreciation right to reduce its exercise price per share. The Equity Plan will remain in effect for a period of ten years (unless earlier terminated by the ListCo Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Equity Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted an NSO under the Equity Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Post-Combination Company Class A Shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of the Post-Combination Company Class A Shares on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. ListCo or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of Post-Combination Company Class A Shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and ListCo will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. ListCo or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the Equity Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. ListCo or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Equity Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Equity Plan and awards granted under the Equity Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Equity Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE EQUITY PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.

Employee Stock Purchase Plan

ListCo intends to adopt the Polestar Automotive Holding UK Limited 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The following is a summary of the material features of the Employee Stock Purchase Plan. This summary is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan, a copy of which is filed as Annex J of this proxy statement/prospectus.

Purpose of the Employee Stock Purchase Plan

The purpose of the Employee Stock Purchase Plan is to provide ListCo’s employees and employees of ListCo’s participating subsidiaries with the opportunity to purchase Post-Combination Company Class A Shares through accumulated payroll deductions during successive offering periods. ListCo believes that the Employee Stock Purchase Plan enhances such employees’ sense of participation in ListCo’s performance, aligns their interests with those of ListCo’s stockholders, and is a necessary and powerful incentive and retention tool that benefits ListCo’s stockholders.

Eligibility and Administration

The Employee Stock Purchase Plan is administered by a committee of the ListCo Board that has been authorized to administer the Employee Stock Purchase Plan, except if no such committee is authorized by the ListCo Board, the ListCo Board will administer the Employee Stock Purchase Plan. Such committee, as the administrator of the Employee Stock Purchase Plan, administers and has authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility of participants. The administrator may designate certain of ListCo’s subsidiaries as participating “designated subsidiaries” in the Employee Stock Purchase Plan and may change these designations from time to time. ListCo’s employees and employees of ListCo’s participating designated subsidiaries are eligible to participate in the Employee Stock Purchase Plan if they meet the eligibility requirements under the Employee Stock Purchase Plan established from time to time by the administrator. However, an employee may not be granted rights to purchase shares under the Employee Stock Purchase Plan if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of ListCo’s outstanding stock and stock of any of ListCo’s subsidiaries.

Eligible employees become participants in the Employee Stock Purchase Plan by enrolling and authorizing payroll deductions prior to the first day of the applicable offering period. Non-employee directors and consultants are not eligible to participate in the Employee Stock Purchase Plan. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Shares Available for Awards

A total of 2,000,000 Post-Combination Company Class A Shares are reserved for issuance under the Employee Stock Purchase Plan, which reserve amount will be increased on the first day of each fiscal year during the term of the Employee Stock Purchase Plan following the fiscal year in which the effective date of the Employee Stock Purchase Plan occurs by the lesser of (a) 0.1% of the total number of shares of Post-Combination Company Shares outstanding on the last day of the immediately preceding fiscal year, (b) a lesser amount determined by the ListCo Board or (c) 2,000,000. The number of shares subject to the Employee Stock Purchase Plan may be adjusted for changes in ListCo’s capitalization and certain corporate transactions, as described below under the heading “Adjustments.” ListCo cannot precisely predict its share usage under the Employee Stock Purchase Plan as it will depend on a range of factors including the level of ListCo’s employee participation, the contribution rates of participants, the trading price of Post-Combination Company Class A Shares and ListCo’s future hiring activity.

Participating in an Offering

Offering Periods and Purchase Periods. Post-Combination Company Class A Shares are offered to eligible employees under the Employee Stock Purchase Plan during offering periods. Offering periods under the Employee Stock Purchase Plan commence when determined by the administrator. The length of an offering period under the Employee Stock Purchase Plan is determined by the administrator and may be up to 27 months long. Employee payroll deductions are used to purchase Post-Combination Company Class A Shares on the exercise date of an offering period. The exercise date for each offering period is the final trading day in the offering period. The administrator may, in its discretion, modify the terms of future offering periods.

Enrollment and Contributions. The Employee Stock Purchase Plan permits participants to purchase Post-Combination Company Class A Shares through payroll deductions of at least 1% of their eligible compensation, but not more than 5% of their eligible compensation as of each payroll date during an offering period. The administrator will establish the maximum number of shares that may be purchased by a participant during any offering period. In addition, except as described below under “Matching Shares,” no participant is permitted to accrue the right to purchase stock at a rate in excess of $25,000 worth of shares during any calendar year.

Purchase Rights. On the first trading day of each offering period, each participant is automatically granted an option to purchase Post-Combination Company Class A Shares. The option expires on the last trading day of the applicable offering period and is exercised at that time to the extent of the payroll deductions accumulated during the offering period. Any remaining balance is carried forward to the next offering period unless the participant has elected to withdraw from the Employee Stock Purchase Plan, as described below, or has ceased to be an eligible employee.

Purchase Price. The purchase price of the Post-Combination Company Class A Shares under the Employee Stock Purchase Plan, in the absence of a contrary designation by the administrator, is 85% of the lower of the fair market value of Post-Combination Company Class A Shares on the first trading day of the offering period or on the final trading day of the offering period. The fair market value per Post-Combination Company Class A Share under the Employee Stock Purchase Plan generally is the closing sales price of Post-Combination Company Class A Shares on the date for which fair market value is being determined, or if there is no closing sales price for Post-Combination Company Class A Shares on the date in question, the closing sales price for Post-Combination Company Class A Shares on the last preceding date for which such quotation exists.

Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the Employee Stock Purchase Plan at any time during an offering period prior to the end of the offering period by delivering written notice to ListCo, and can elect to either (i) be paid their accrued payroll deductions that have not yet been used to purchase Post-Combination Company Class A Shares or (ii) exercise their option at the end of the applicable offering period, and then be paid any remaining accrued payroll deductions. Participation in the Employee Stock Purchase Plan ends automatically upon a participant’s termination of employment and any remaining accrued payroll deductions in the participant’s account will be paid to such participant following such termination.

Adjustments

In the event of certain transactions or events affecting the Post-Combination Company Class A Shares, such as any stock split, reverse stock split, stock dividend, combination or reclassification of the Post-Combination Company Class A Shares, or any other increase or decrease in the number of Post-Combination Company Class A Shares effected without receipt of consideration by ListCo, the administrator will make equitable adjustments to the Employee Stock Purchase Plan and outstanding rights under the Employee Stock Purchase Plan. In addition, in the event of a proposed sale of all or substantially all of ListCo’s assets, a merger with or into another corporation, or other transaction as set forth by the administrator in an offering document, each outstanding option will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation or a parent or subsidiary of the successor corporation refuses to assume or substitute outstanding options, any offering periods then in progress will be shortened with a new exercise date prior to the proposed sale or merger. The administrator will notify each participant in writing at least 10 business days prior to such new exercise date that the exercise date has been changed and the participant’s option will be automatically exercised on such new exercise date. Further, in the event of a proposed dissolution or liquidation, any offering periods then in progress will be shortened with a new exercise date prior to the proposed dissolution or liquidation, and the administrator will notify each participant in writing in a similar manner as described above.

Matching Shares

The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the Employee Stock Purchase Plan, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States and to provide benefits under the Employee Stock Purchase Plan to employees located in the United States in excess of the limitations under Section 423 of the Code. Subject to the administrator’s determination, eligible employees located within or outside the United States may elect to have an amount credited to their plan account (in the case of eligible employees located in the United States, which may be in excess of the $25,000 limitation under Section 423 of the Code), which amounts will be used to purchase Post-Combination Company Class A Shares on the open market on such participant’s behalf (based on the full fair market value of such Post-Combination Company Class A Shares). In addition, the administrator may, in its discretion, offer matching shares denominated in Post-Combination Company Class A Shares on a quarterly basis to all eligible employees, in an amount equal to up to 100% of the number of Post-Combination Company Class A Shares credited to the participant’s plan account prior to the last day of the applicable purchase period, provided that a participant may not receive an aggregate value of matching shares in respect of any calendar year in excess of 1% of the participant’s eligible compensation. To receive matching shares, the participant must (i) be an eligible employee on the date the matching shares are offered, and (ii) retain the Post-Combination Company Class A Shares purchased during the applicable quarter until the date following the one-year anniversary of the purchase with respect to which the matching shares are credited to the participant’s account.

Transferability

A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Plan Amendment and Termination

The ListCo Board may amend, suspend or terminate the Employee Stock Purchase Plan at any time and from time to time. However, stockholder approval must be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the Employee Stock Purchase Plan, changes the designation or class of employees who are eligible to participate in the Employee Stock Purchase Plan or changes the Employee Stock Purchase Plan in any way that would cause the Employee Stock Purchase Plan to no longer be an “employee stock purchase plan” under Section 423(b) of the Code.

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the Employee Stock Purchase Plan under current income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the Employee Stock Purchase Plan and is intended for general information only. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Except as described above under “Matching Shares,” the Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Employee Stock Purchase Plan. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the Employee Stock Purchase Plan. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition of shares, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to selling or disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) the excess of the fair market value of the shares at the time the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, or in the event a U.S. participant receives matching Post-Combination Company Class A Shares as described above under “Matching Shares,” the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and ListCo will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and ListCo will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE EMPLOYEE STOCK PURCHASE PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.

Insurance and Indemnification

To the extent permitted by the Companies Act, ListCo is empowered to indemnify ListCo’s directors and officers against any liability they incur by reason of their directorship. ListCo will also enter into indemnification agreements with its directors and officers. ListCo maintains directors’ and officers’ insurance to insure such persons against certain liabilities. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to ListCo’s board, executive officers or persons controlling ListCo, ListCo has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of GGI Common Stock as of [●], 2022, by:

•	each person known by GGI to beneficially own more than 5% of the outstanding shares of GGI Common Stock;

•	each of GGI’s current executive officers and directors; and

•	all of GGI’s current executive officers and directors as a group.

Unless otherwise indicated, GGI believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the GGI Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus.

GGI Common Stock(1)
Name of Beneficial Owner	Number		Percentage
Executive Officers and Directors:
Alec E. Gores(2)(3)	[	●]	[	●]
Mark R. Stone(4)	[	●]	[	●]
Andrew M Rosenfield	[	●]	[	●]
Andrew McBride	[	●]	[	●]
Randall Bort	[	●]	[	●]
Elizabeth Marcellino	[	●]	[	●]
Nancy Tellem(5)	[	●]	[	●]
All directors and executive officers as a group (7 individuals)	[	●]	[	●]
Five Percent or More Holders:	[	●]	[	●]
Gores Guggenheim Sponsor LLC(2)(3)	[	●]	[	●]

*	Less than one percent.

(1)

This table is based on [●] shares of GGI Common Stock outstanding as of [●]. Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below and subject to applicable community property laws and similar laws, GGI believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 6260 Lookout Road, Boulder, CO 80301.

(2)

Represents Founder Shares which are automatically convertible into shares of GGI Common Stock at the Closing, subject to adjustment. Percentage ownership assumes all shares are converted to GGI Common Stock.

(3)

Represents shares held by Gores Guggenheim Sponsor LLC which is jointly controlled indirectly by Mr. Gores and GGP Sponsor Holdings LLC. GGP Sponsor Holdings LLC is controlled by Mr. Rosenfield. Each of Mr. Gores and GGP Sponsor Holdings LLC may be deemed to beneficially own [●] shares of GGI Common Stock and ultimately exercises voting and dispositive power of the securities held by Gores Guggenheim Sponsor LLC. Voting and disposition decisions with respect to such securities are jointly made by Mr. Gores and GGP Sponsor Holdings LLC. Each of Mr. Gores, GGP Sponsor Holdings LLC and Mr. Rosenfield disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(4)	Reflects Class A ADSs to be purchased by Mark Stone and his immediate family as New PIPE Investors.
(5)	Includes 15,670 Class A ADSs to be purchased by Nancy Tellem as a New PIPE Investor.

The following table shows the beneficial ownership of Post-Combination Company Shares following the consummation of the Business Combination by:

•	each person known to ListCo who will beneficially own more than 5% of the Post-Combination Company Shares issued and outstanding immediately after the consummation of the Business Combination;

•	each person who will become an executive officer or a director of ListCo upon consummation of the Business Combination; and

•	all of the executive officers and directors of the ListCo as a group upon consummation of the Business Combination.

Unless otherwise indicated, ListCo believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Post-Combination Company Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Post-Combination Company Shares as to which the holder has sole or shared voting power or investment power and also any Post-Combination Company Shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, warrant or any other right.

The expected beneficial ownership of Post-Combination Company Shares following the Business Combination, assuming no redemptions, has been determined based upon the following: [●].

The expected beneficial ownership of Post-Combination Company Shares following the Business Combination, assuming maximum redemption of shares of GGI Common Stock, has been determined based upon the following: [●]. See: “Unaudited Pro Forma Condensed Combined Financial Information.”

Unless otherwise noted, the business address of each beneficial owner is Assar Gabrielssons Väg 9, 405 31 Göteborg, Sweden.

Post-Business Combination
	Assuming No Redemption				Assuming Maximum Redemption of Shares of GGI Common Stock
Name of Beneficial Owner	Number		Percentage		Number		Percentage
Executive Officers and Directors:
Thomas Ingenlath	[	●]	[	●]	[	●]	[	●]
Johan Malmqvist	[	●]	[	●]	[	●]	[	●]
Dennis Nobelius	[	●]	[	●]	[	●]	[	●]

All directors and executive officers as a group ([●]individuals)	[	●]	[	●]	[	●]	[	●]
Five Percent or More Holders:

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

GGI Relationships and Related Party Transactions

Founder Shares

On February 10, 2021, GGI issued an aggregate of 21,562,500 Founder Shares to the GGI Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.001 per share.

The Founder Shares are identical to GGI Class A Common Stock included in the GGI Public Units sold in the GGI IPO except that the Founder Shares are convertible under the circumstances described below. The Founder Shares included an aggregate of up to 2,812,500 shares subject to forfeiture by the GGI Sponsor depending on the extent to which the underwriters’ over-allotment is exercised. As a result of the underwriters’ election to partially exercise their over-allotment option, 1,562,500 Founder Shares were forfeited on May 9, 2021, and the remaining 20,000,000 Founder Shares are no longer subject to forfeiture. On March 22, 2021, the GGI Sponsor transferred 25,000 Founder Shares to each of GGI’s three independent directors at their original purchase price. Pursuant to the Business Combination Agreement, the Founder Shares will be converted into Class A ADSs upon the Closing.

GGI Private Placement Warrants

On March 25, 2021, GGI completed the private sale of an aggregate of 8,500,000 GGI Private Placement Warrants to the GGI Sponsor at a price of $2.00 per GGI Private Placement Warrant, each exercisable to purchase one share of GGI Class A Common Stock at $11.50 per share, generating gross proceeds to GGI of $17,000,000. Additionally, on April 22, 2021, GGI completed the private sale of an aggregate of 500,000 GGI Private Placement Warrants to the GGI Sponsor at a price of $2.00 per GGI Private Placement Warrant, each exercisable to purchase one share of GGI Class A Common Stock at $11.50 per share, generating gross proceeds to GGI of $1,000,000. The GGI Private Placement Warrants have terms and provisions that are identical to those of the GGI Public Warrants sold as part of the units in the GGI IPO, except that the GGI Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the GGI Sponsor or its permitted transferees, and are entitled to certain registration rights. The sale of the GGI Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

If GGI does not complete an initial business combination by March 25, 2023, the proceeds of the sale of the GGI Private Placement Warrants will be used to fund the redemption of the GGI Class A Common Stock, subject to the requirements of applicable law, and the GGI Private Placement Warrants will expire worthless unless GGI amends the Current GGI Certificate and amends certain other agreements into which GGI has entered to extend the life of GGI.

In connection with the Business Combination, in the event the Warrant Amendment Proposal is approved, at the Effective Time and pursuant to the Class C Warrant Amendment, each GGI Private Placement Warrant will convert into a Class C-2 ADS, exercisable for Class A ADSs and subject to substantially the same terms as were applicable to such GGI Warrant under the Existing Warrant Agreement. In the event the Warrant Amendment Proposal is not approved, at the Effective Time and pursuant to the Warrant Amendment Agreement, each GGI Private Placement Warrant will convert into a PP ADW, of which the underlying Post-Combination Company Warrant will be exercisable for Post-Combination Company Class A ADSs and subject to substantially the same terms as were applicable to the GGI Private Placement Warrants under the Existing Warrant Agreement.

Registration Rights

Holders of the Founder Shares, GGI Private Placement Warrants and warrants of GGI that may be issued upon conversion of working capital loans (and any shares of GGI Class A Common Stock issuable upon the exercise of such GGI Private Placement Warrants and warrants), if any, have registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that GGI register under the Securities Act such securities for resale (in the case of the Founder Shares, following the conversion of Founder Shares to GGI Class A Common Stock) underlying the GGI Public Warrants and the Founder Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by GGI subsequent to its completion of a business combination and rights to require GGI to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that GGI will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. GGI will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

GGI may pay, but has not paid, the GGI Sponsor or any of GGI’s existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing an initial business combination. These individuals will be reimbursed for any out of pocket expenses incurred in connection with activities on GGI’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. GGI’s audit committee will review on a quarterly basis all payments that were made to the GGI sponsor, officers, directors or GGI’s or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on payments that may be made to the GGI Sponsor, officers, directors or any of their respective affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the GGI Sponsor or an affiliate of the GGI Sponsor or certain of GGI’s officers and directors may, but are not obligated to, loan GGI funds as may be required. If GGI completes its initial business combination, it would repay such loaned amounts. In the event that GGI’s initial business combination does not close, GGI may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $2.00 per warrant at the option of the lender. Such warrants would be identical to the GGI Private Placement Warrants, including as to exercise price, exercisability and exercise period. GGI does not expect to seek loans from parties other than the GGI Sponsor or an affiliate of the GGI Sponsor as GGI does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. Except as described below, no loans from the GGI Sponsor, affiliates of the GGI Sponsor or GGI’s officers or directors are anticipated as of the date of this proxy statement/prospectus, with respect to the Business Combination.

On April 20, 2021, the GGI Sponsor made available to GGI a loan of up to $4,000,000 pursuant to a promissory note issued by GGI to the GGI Sponsor. The proceeds from the note will be used for on-going operational expenses and certain other expenses in connection with the Business Combination. The note is unsecured, non-interest bearing and matures on the earlier of: (i) January 31, 2022 or (ii) the date on which GGI consummates the Business Combination. As of September 30, 2021, the net amount advanced by the GGI Sponsor to GGI was $2,000,000.

After GGI’s initial business combination, members of GGI’s management team who remain with GGI may be paid consulting or management or other fees from the combined company with any and all amounts being fully disclosed to GGI stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to GGI stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider GGI’s initial business combination, as applicable, as it will be up to the Post-Combination Company Board to determine executive and director compensation. No such consulting or management fees or similar arrangements have been agreed in connection with the Business Combination or are anticipated by Polestar as of the date of this proxy statement/prospectus.

Administrative Services Agreement

On March 22, 2021, GGI entered into an agreement to pay monthly recurring expenses to The Gores Group of $20,000 for office space, utilities and secretarial support. Services commenced on the date GGI securities were first listed on the Nasdaq and will terminate upon the earlier of the consummation by GGI of an initial business combination or the liquidation of GGI.

For the period commencing March 23, 2021 through September 30, 2021 GGI has paid the affiliate $125,806.

Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement

On September 27, 2021, concurrently with the execution of the Business Combination Agreement, GGI, Parent, ListCo, the GGI Initial Stockholders entered into the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, pursuant to which each GGI Initial Stockholder has, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of the Business Combination Proposal and any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not to transfer any Class A ADSs issued pursuant to the Business Combination Agreement in respect of shares of GGI Class F Common Stock during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein. In addition, the GGI Sponsor has agreed to the forfeiture of up to 1,501,651 shares of GGI Class F Common Stock. On December 17, 2021, the parties to the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement entered into the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement Amendment. The Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement Amendment provides for amendments to the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement to increase the amount of GGI Class F Common Stock that will be canceled by the GGI Sponsor in connection with the Closing from 1,501,651 shares of GGI Class F Common Stock to 1,533,873 shares of GGI Class F Common Stock;

Sponsor Subscription Agreement

On September 27, 2021, concurrently with the execution of the Business Combination Agreement, GGI and ListCo entered into the Sponsor Subscription Agreement with the GGI Sponsor. Pursuant to the Sponsor Subscription Agreement, the GGI Sponsor initially agreed to purchase an additional 9.08 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share on the date of Closing, for the Sponsor Investment Amount. Pursuant to the Sponsor Subscription Agreement, the GGI Sponsor has the right to assign its commitment to purchase the Class A ADSs under the Sponsor Subscription Agreement in advance of the Closing. On December 17, 2021, (i) the GGI Sponsor assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $63.0 million (the “Sponsor Assignment”), to the New PIPE Investors and (ii) GGI, ListCo and the GGI Sponsor amended the Sponsor Subscription Agreement to reflect the Sponsor Assignment. As a result, pursuant to the Sponsor Subscription Agreement, as amended, Sponsor has agreed to purchase approximately 2.15 million Class A ADSs for a purchase price of approximately $9.09 per Class A ADS on the date of Closing, for an aggregate investment of approximately $19.5 million. The Sponsor Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreement, except that the GGI Sponsor has the right to syndicate its commitment to acquire the Class A ADSs to be purchased under the Sponsor Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

New PIPE Subscription Agreements

On December 17, 2021, Mark Stone, the Chief Executive Officer of GGI, and certain of his immediate family members entered into New PIPE Subscription Agreements pursuant to which Mr. Stone and his immediate family members collectively agreed to purchase, substantially concurrently with Closing, an aggregate of 171,841 Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.57 per Class A ADS, for an amount of approximately $1.64 million.

On December 17, 2021, Andrew McBride, the Chief Financial Officer and Secretary of GGI, entered into a New PIPE Subscription Agreement pursuant to which Mr. McBride agreed to purchase, substantially concurrently with Closing, an aggregate of 20,892 Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.57 per Class A ADS, for an amount of approximately $200,000.

On December 17, 2021, Nancy Tellem, a member of the GGI Board, entered into a New PIPE Subscription Agreement pursuant to which Ms. Tellem agreed to purchase, substantially concurrently with Closing, an aggregate of 15,670 Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.57 per Class A ADS, for an amount of approximately $150,000.

Polestar Relationships and Related Party Transactions

Business Combination Related Agreements

PIPE Subscription Agreements. On September 27, 2021, GGI and ListCo entered into the Initial PIPE Subscription Agreements with the Initial PIPE Investors, pursuant to which the Initial PIPE Investors agreed to purchase, substantially concurrently with the Closing, an aggregate of 7.43 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share in a private placement, for an aggregate amount of approximately $67.5 million. On December 17, 2021, GGI and ListCo entered into the New PIPE Subscription Agreements with the New PIPE Investors, which include certain affiliates and employees of the GGI Sponsor. Pursuant to the New PIPE Subscription Agreements, the New PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 14.3 million Post-Combination Company Class A Shares in the form of Class A ADSs for an average price of approximately $9.54 per Class A ADS, for an amount of approximately $136.0 million. The New PIPE Subscription Agreements are substantially similar to the Initial PIPE Subscription Agreements, except with regard to purchase price. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

The issuance of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Pursuant to the PIPE Subscription Agreements, ListCo agreed to file with the SEC (at ListCo’s sole cost and expense), within 30 calendar days after the date of Closing, a registration statement registering the resale of the PIPE Shares, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

Sponsor Subscription Agreement. On September 27, 2021, concurrently with the execution of the Business Combination Agreement, GGI and ListCo entered into the Sponsor Subscription Agreement with the GGI Sponsor. Pursuant to the Sponsor Subscription Agreement, the GGI Sponsor initially agreed to purchase an additional 9.08 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $9.09 per share on the date of Closing, for the Sponsor Investment Amount. Pursuant to the Sponsor Subscription Agreement, the GGI Sponsor has the right to assign its commitment to purchase the Class A ADSs under the Sponsor Subscription Agreement in advance of the Closing. On December 17, 2021, (i) the GGI Sponsor assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $63.0 million (the “Sponsor Assignment”), to the New PIPE Investors and (ii) GGI, ListCo and the GGI Sponsor amended the Sponsor Subscription Agreement to reflect the Sponsor Assignment. As a result, pursuant to the Sponsor Subscription Agreement, as amended, Sponsor has agreed to purchase approximately 2.15 million Class A ADSs for a purchase price of approximately $9.09 per Class A ADS on the date of Closing, for an aggregate investment of approximately $19.5 million. The Sponsor Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreement, except that the GGI Sponsor has the right to syndicate its commitment to acquire the Class A ADSs to be purchased under the

Sponsor Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

Volvo Cars PIPE Subscription Agreement. On September 27, 2021, GGI and ListCo entered into the Volvo Cars PIPE Subscription Agreement with Snita, a corporation organized under the laws of Netherlands and a wholly owned indirect subsidiary of Volvo Cars, pursuant to which Snita initially agreed to purchase an additional 10 million Post-Combination Company Class A Shares in the form of Class A ADSs for a purchase price of $10.00 per share on the date of Closing. Pursuant to the Volvo Cars Subscription Agreement, Snita has the right to assign its commitment to purchase the Class A ADSs under the Volvo Cars Subscription Agreement in advance of the Closing. On December 17, 2021 (i) Snita assigned a portion of its commitment to purchase Class A ADSs, in an aggregate investment amount equaling approximately $73.0 million (the “Volvo Assignment,” and together with the Sponsor Assignment, the “PIPE Assignment”) to purchase the Class A ADSs to the New PIPE Investors and (ii) GGI, ListCo and Snita amended the Volvo Car Subscription Agreement to reflect the Volvo Assignment. As a result, pursuant to the Volvo Cars Subscription Agreement, as amended, Snita has agreed to purchase approximately 2.70 million Class A ADSs for a purchase price of $10 per Class A ADS on the date of Closing, for an aggregate investment of approximately $27.0 million. The Volvo Cars Subscription Agreement, as amended, is substantially similar to the Initial PIPE Subscription Agreements, except with regards to purchase price. Snita may, in accordance with the terms of the Volvo Cars Subscription Agreement, syndicate its commitment to acquire the Class A ADSs to be purchased under the Volvo Cars Subscription Agreement in advance of the Closing. The aggregate amount of the PIPE Investment and number of Class A ADSs to be purchased pursuant thereto remains unchanged.

The foregoing descriptions of the Subscription Agreements do not purport to be complete and are qualified in their entirety by the terms and conditions of the PIPE Subscription Agreements, a form of which is attached hereto as Annex F.

Volvo Cars Preference Subscription Agreement. On September 27, 2021, ListCo entered into the Volvo Cars Preference Subscription Agreement with Snita. Pursuant to the Volvo Cars Preference Subscription Agreement, Snita agreed to purchase, upon and subject to the Closing, for the Post-Combination Company Preference Shares for an aggregate subscription price of $10.00 per share, for an aggregate investment amount equal to the Volvo Cars Preference Amount. The proceeds of such subscription will be used to satisfy certain accounts payable that are or will be due and payable by certain subsidiaries of Parent to Volvo Cars. As of the date hereof, it is currently anticipated that all of the Post-Combination Company Preference Shares will convert into Post-Combination Company Class A Shares at Closing, in accordance with, and subject to, the terms of the Post-Combination Company Preference Shares.

Registration Rights Agreement. On September 27, 2021, ListCo, Parent, the Parent Shareholders, the GGI Sponsor and the independent directors of GGI entered into a Registration Rights Agreement which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, ListCo agreed that, as soon as practicable, and in any event within 30 days after the Closing, ListCo will file with the SEC a shelf registration statement. In addition, ListCo will use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 60th day (or the 90th day if the registration statement is reviewed by, and received comments from, the SEC) following the filing deadline, in each case subject to the terms and conditions set forth therein. On December 17, 2021, the parties to the Registration Rights Agreement entered into the Registration Rights Agreement Amendment to provide for certain administrative changes to reflect the Amendment No. 1 to the Business Combination Agreement and the New PIPE Subscription.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, a copy of which is attached hereto as Annexes G-1 and G-2.

Parent Lock-Up Agreement. On September 27, 2021, Parent, ListCo and the Parent Shareholders entered into the Parent Lock-Up Agreement, a form of which is attached as Annex L to this proxy statement/prospectus. Pursuant to the Parent Lock-Up Agreement, each Parent Shareholder has, subject to certain exceptions, among other things, agreed not to transfer any equity security of ListCo issued to them pursuant to the Business Combination Agreement or other transaction documents contemplated by the Business Combination Agreement during the period commencing the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein.

Sponsor and Supporting Sponsor Lock-Up Agreement. On September 27, 2021, concurrently with the execution of the Business Combination Agreement, GGI, Parent, ListCo, the GGI Initial Stockholders entered into the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, pursuant to which each GGI Initial Stockholder has, among other things, agreed to (i) vote their GGI Class F Common Stock in favor of the Business Combination Proposal and any other proposals for the Stockholder Special Meeting included in this proxy statement/prospectus, and against any alternative business combination, (ii) waive all adjustments to the conversion ratio set forth in the Current GGI Certificate with respect to the GGI Class F Common Stock, (iii) be bound by certain transfer restrictions with respect to their GGI Common Stock, GGI Public Warrants and GGI Private Placement Warrants, and (iv) not to transfer any Class A ADSs issued pursuant to the Business Combination Agreement in respect of shares of GGI Class F Common Stock during the period beginning on the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein. In addition, the GGI Sponsor has agreed to the forfeiture of up to 1,501,651 shares of GGI Class F Common Stock. On December 17, 2021, the parties to the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement entered into the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement Amendment. The Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement Amendment provides for amendments to the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement to increase the amount of GGI Class F Common Stock that will be canceled by the GGI Sponsor in connection with the Closing from 1,501,651 shares of GGI Class F Common Stock to 1,533,873 shares of GGI Class F Common Stock.

Warrant Amendment Agreement. In the event that the Warrant Amendment Proposal is not approved, at the Closing, GGI, ListCo and Computershare will enter into the Warrant Amendment Agreement, substantially in the form attached as Annex E to this proxy statement/prospectus. The Warrant Amendment Agreement will amend the Existing Warrant Agreement to provide that at the Effective Time, each GGI Public Warrant and GGI Private Placement Warrant will be assumed by ListCo and be converted into the right to receive one ADW, subject to the terms and conditions set forth therein. In addition, under the Warrant Amendment Agreement, GGI will assign to ListCo all of its rights, interests, and obligations in and under the Existing Warrant Agreement as of the Effective Time, subject to the terms and conditions set forth therein.

Class C Warrant Amendment. In the event that the Warrant Amendment Proposal is approved, at the Closing, GGI, ListCo and Computershare will enter into the Class C Warrant Amendment, substantially in the form attached as Annex D to this proxy statement/prospectus. The Class C Warrant Amendment will amend the Existing Warrant Agreement to provide that, at the Effective Time, (i) each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-1 ADS representing one Post-Combination Company Class C-1 Share representing the right to acquire one Post-Combination Company Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per Class C-1 ADS, subject to adjustment, terms and limitations as described in the Post-Combination Articles, (ii) each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one Class C-2 ADS representing one Post-Combination Company Class C-2 Share representing the right to acquire one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per Class C-2 ADS, subject to adjustment, terms and limitations described in the Post-Combination Articles and (iii) the Existing Warrant Agreement will be terminated and be of no further force or effect promptly following the Effective Time, in the case of each of clauses (i), (ii) and (iii) above, subject to the terms and conditions set forth therein.

Shareholder Acknowledgment. On September 27, 2021, Parent, the Parent Shareholders and ListCo entered into the Shareholders Acknowledgement Agreement which provides, among other things, that Parent and the Parent shareholders undertake that (i) at Closing, the initial Post-Combination Company Board will include eight directors, a majority of whom will be independent directors, (ii) for a period of three years following the Closing, Parent and the Parent shareholders will not vote in favor of the removal any independent directors of the Post-Combination Company unless at least two independent directors vote in favor of such removal, (iii) for a period of three years following the Closing, Parent and the Parent shareholders will not require the Post-Combination Company to convene a general meeting for the purpose of removing an independent director, and (iv) for three years following the Closing, Parent and the Parent shareholders will not to vote in favor of any amendment to the Post-Combination Articles relating to the composition of the Post-Combination Company Board or the appointment or removal of Post-Combination Company directors. The GGI Sponsor will have third party beneficiary rights to enforce the aforementioned undertakings

Agreements with Volvo and Geely

The Framework Assignment and License Agreement among Volvo Car Corporation and Polestar Performance AB, dated October 31, 2018 and the Car Model Assignment and License Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar Performance AB, as supplemented by the Side Letter, dated as of October 31, 2018, between Volvo Car Corporation, Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the Car Model Assignment and License Agreement, dated as of May 5, 2021, between Volvo Car Corporation and Polestar Performance AB are agreements governing the assignment of and license to technology for use in the Polestar 1 and Polestar 2. These agreements provide that Polestar Performance AB will pay Volvo Car Corporation a fee based on specified percentages of Volvo Car Corporation’s costs plus an arm’s length mark-up. The Car Model Assignment and License Agreement remains in force during the validity of the license period of the license granted under the contract. The Framework Assignment and License Agreement remains in effect until six months after all Car Model Assignment and License Agreements entered into between the parties have expired or been terminated. Further, the Car Model Assignment and License Agreement may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has certain termination and cancellation rights under the agreements. Pursuant to the Side Letter, dated as of October 31, 2018, between Volvo Car Corporation, Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., the Car Model Assignment and License Agreement described here and the Car Model Assignment and License Agreement in the paragraph below are meant to constitute the same agreement. On December 23, 2020, Volvo Car Corporation and Polestar Performance AB entered into a Settlement Agreement relating to a dispute that arose pursuant to the Car Model Assignment and License Agreement. The Settlement Agreement provided that Volvo Car Corporation would compensate Polestar Performance AB for costs and losses associated with delayed deliveries of certain components and the delivery of defective components resulting in a recall of Polestar vehicles. Volvo Car Corporation agreed to settle these claims under the Car Model and License Agreement.

The Framework Assignment and License Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd. and the Car Model Assignment and License Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd, as supplemented by the Side Letter, dated as of October 31, 2018, between Volvo Car Corporation, Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as supplemented by the Supplement to Car Model Assignment and License Agreement, dated as of September 23, 2019, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the Car Model Assignment and License Agreement, dated as of June 2020, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation are agreements governing the assignment of and license to technology related to Polestar vehicles. Fees paid under the agreements are in part based on actual development costs and take into account the full cost incurred plus an arm’s length mark-up. The fee also takes into account the value of “Existing Know-How and Technology” (as defined in the Car Model Assignment and License Agreement). The hourly rates charged under the agreements are reviewed and updated annually by the parties. The Framework Assignment and License Agreement remains in effect until six months after all Car Model Assignment and License Agreements entered into between the parties have expired or been terminated. Further, the Framework Assignment and License Agreement

may terminate within 60 days of written notice for breach of the Framework Assignment and License Agreement or of a Car Model Assignment and License Agreement or immediately upon the insolvency of either party. The Car Model Assignment and License Agreement remains in force during the validity of the license period of the license granted under the contract. Further, a Car Model Assignment and License Agreement may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. Polestar also has additional termination and cancellation rights under the Car Model Assignment and License Agreements. The termination of the Framework Assignment and License Agreement terminates all of the Car Model Assignment and License Agreements, while the termination of one Car Model Assignment and License Agreement does not automatically affect the validity of the Framework Assignment and License Agreement or any other Car Model Assignment and License Agreement. Pursuant to the Side Letter, the termination of one Car Model Assignment and License Agreement gives Volvo Car Corporation the right to immediately terminate the other Car Model Assignment and License Agreement.

PHEV IP Sub-License Agreement, dated as of September 4, 2018, between Volvo Personvagnar AB and Polestar Performance AB is a sub-license agreement relating to certain technology used in Polestar vehicles. The agreement provides that Polestar Performance AB will pay Volvo Cars a per vehicle fee determined in accordance with the agreement and paid on a monthly basis. The agreement may terminate within 90 days of written notice for breach or immediately upon the insolvency of the other party.

PHEV IP Sub-License Agreement, dated as of September 7, 2018, between Volvo Personvagnar AB and Polestar New Energy Vehicle Co. Ltd, as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation is a sublicense agreement relating to certain technology used in Polestar vehicles. The agreement provides that Polestar Performance AB will pay Volvo Cars a per vehicle fee determined in accordance with the agreement and paid on a monthly basis. In addition, if an “Event of Default” (as defined in the agreement) occurs, the non-defaulting party may terminate the agreement with immediate effect.

Change Management Agreement, dated as of June 12, 2020, between Volvo Car Corporation and Polestar Performance AB is an agreement regulating certain updates and upgrades made to certain technology in the Polestar 1. The agreement provides that Polestar Performance AB will pay Volvo Car Corporation a fee based on 100% of Volvo Car Corporation’s actual development cost, as calculated on a time and material basis applying an arm’s length mark-up. The hourly rates charged under the agreement are reviewed and updated annually. The agreement remains in effect during the validity of the license period of the license granted under the agreement unless terminated upon 12 months’ written notice. In addition, the agreement may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. Further, Polestar Performance AB also has certain termination and cancellation rights under the agreement.

Service Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation is a service agreement governing certain sourcing services provided by Volvo Car Corporation to Polestar Automotive China Distribution Co., Ltd. (to which Polestar New Energy Vehicle Co., Ltd. transferred its rights and obligations under the agreement in accordance with a novation agreement). The agreement provides that Polestar Automotive China Distribution Co., Ltd. will pay Volvo Car Corporation a semi-annual service charge calculated on a time and material basis applying an arm’s length mark-up to the full cost incurred, and the hourly rates are reviewed and updated annually by mutual agreement of the parties. The agreement terminates on the date of the final status report, though either party may terminate for convenience upon 60 days’ written notice. Polestar Automotive China Distribution Co., Ltd. also has the right to cancel for convenience the services performed under the agreement upon 30 days’ written notice. In addition, the agreement may terminate within 14 days of written notice for breach or immediately upon the insolvency of the other party.

Service Agreement, dated as of November 17, 2020, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar New Energy Vehicle Co., Ltd. is a service agreement under which Volvo Cars Technology (Shanghai) Co., Ltd. provides Polestar New Energy Vehicle Co., Ltd. with procurement services needed for Polestar vehicle maintenance at the Chengdu plant. The agreement provides that Polestar New Energy Vehicle Co., Ltd. will pay Volvo Cars Technology (Shanghai) Co., Ltd. a monthly service charge based on the actual hours required for the services to be performed charged at hourly rates. The hourly rates used to calculate the service charge are calculated using the full cost incurred plus an arm’s length markup, and the hourly rates are determined by Volvo Cars Technology (Shanghai) Co., Ltd. on an annual basis. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar New Energy Vehicle Co., Ltd. also has certain service cancelation rights and has an immediate termination right with respect to certain breaches by Volvo Cars Technology (Shanghai) Co., Ltd. The Service Agreement, dated as of November 13, 2020, between Volvo Car Corporation and Polestar New Energy Vehicle Co., Ltd. also governs procurement services needed for Polestar vehicles at the Chengdu plant and its terms largely mirror the previously described agreement, but with Volvo Car Corporation acting as the service provider under the contract.

Service Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation is a service agreement under which Volvo Cars provides Polestar New Energy Vehicle Co. Ltd. and Polestar Automotive China Distribution Co., Ltd. with manufacturing engineering services connected with Polestar 1 and Polestar 2, respectively. The agreement provides that the applicable Polestar entity will pay Volvo Cars a semi-annual service charge based on the estimated hours required for the services to be performed charged at hourly rates. The hourly rates used to calculate the service charges are calculated using the full cost incurred plus an arm’s length markup, and the hourly rates are determined by the parties on an annual basis. This agreement remains in effect until the date of the final status report” as described in the agreement. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 14 days of written notice for breach or immediately upon the insolvency of the other party. The applicable Polestar entity also has the right to cancel the services performed for convenience upon 30 days’ written notice. The Service Agreement, dated as of December 21, 2018, between Daqing Volvo Car Manufacturing Co. Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Daqing Volvo Car Manufacturing Co. Ltd. also governs the provision of manufacturing engineering services in relation to the production of Polestar vehicles and its terms largely mirror the previously described agreement, but with Daqing Volvo Car Manufacturing Co. Ltd. acting as the service provider. On December 23, 2020, Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd. entered into a Settlement Agreement relating to a dispute that arose pursuant to the Service Agreement. The Settlement Agreement provided that Volvo Car Corporation would compensate Polestar New Energy Vehicle Co. Ltd. for costs and losses associated with delayed deliveries of certain components and the delivery of defective components resulting in a recall of Polestar vehicles.

Service Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation is a service agreement under which Volvo Car Corporation provides Polestar New Energy Vehicle Co. Ltd. and Polestar Automotive China Distribution Co., Ltd. with logistics engineering services connected with the Polestar 1 and Polestar 2, respectively. The agreement provides that the applicable Polestar entity will pay Volvo Car Corporation a semi-annual service charge based on the estimated hours required for the services to be performed charged at hourly rates. The hourly rates used to calculate the service charges are calculated using the full cost incurred plus an arm’s length markup, and the hourly rates are determined by the parties on an annual basis. The agreement remains in effect until the date of the final status report as described in the agreement. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 14 days of written notice for breach or immediately upon the insolvency of the other party. The applicable Polestar entity also has the right to cancel the services performed for convenience upon 30 days written notice. The Service Agreement, dated as of December 21, 2018, between Volvo Car (Asia Pacific) Investment Holding Co. Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among

Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd and Volvo Car (Asia Pacific) Investment Holding Co. Ltd. also governs the provision of logistics engineering services in relation to the production of Polestar vehicles and its terms largely mirror the previously described agreement, but with Volvo Car (Asia Pacific) Investment Holding Co. Ltd. acting as the service provider.

Service Agreement, dated as of August 19, 2018, between Zhongjia Automobile Manufacturing (Chengdu) Co. Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the Service Agreement, dated as of August 26, 2020, between Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. and Polestar New Energy Vehicle Co., Ltd., AB is a service agreement governing certain services that Zhongjia Automobile Manufacturing (Chengdu) Co. Ltd. provides to Polestar New Energy Vehicle Co. Ltd. relating to the electrocoating of the Polestar 1. The agreement provides that Polestar New Energy Vehicle Co. Ltd. will pay Zhongjia Automobile Manufacturing (Chengdu) Co. Ltd. a monthly service fee based on an actual total cost basis with a mark-up to an arm’s length price using the cost plus method. This service charge is reviewed and updated annually by the parties and is based on a benchmarking study. The agreement remains in effect until terminated. The agreement may be terminated for convenience by either party upon six months’ written notice. Further, the agreement may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar New Energy Vehicle Co. Ltd. also has additional service cancellation and termination rights under the agreement.

Service Agreement, dated as of December 17, 2019 between Volvo Car Belgium NV, Ltd. and Polestar Performance AB, as amended by the Amendment to the Service Agreement, dated as of March 4, 2020, between Volvo Car Belgium NV, Ltd. and Polestar Performance AB governs the performance of various services relating to Polestar vehicles that are provided by Volvo Car Belgium NV, Ltd. to Polestar Performance AB at ESDIC in Gent, Belgium. The agreement provides that Polestar Performance AB will pay Volvo Car Belgium NV, Ltd. a monthly service charge based on hourly rates using the cost plus method. The hourly rates are determined annually by Volvo Car Belgium NV, Ltd., and Polestar Performance AB reimburses Volvo Car Belgium NV, Ltd. for all of its costs incurred to provide the services. The agreement remains in effect until the services are completed or the agreement is otherwise terminated. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has additional service cancellation and termination rights under the agreement.

Component Supply Agreement, dated as of 2018, between Polestar New Energy Vehicle Co., Ltd. and Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch is a supply agreement governing Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch’s purchase of components from Polestar New Energy Vehicle Co., Ltd. The agreement provides that Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch must compensate Polestar New Energy Vehicle Co., Ltd. in the aggregate for all components that Polestar New Energy Vehicle Co., Ltd. supplies during a calendar year. Such compensation is calculated using an arm’s length pricing principle. The agreement automatically extends on January 1 of each year unless terminated. The agreement, in whole or in part, may be terminated immediately upon the insolvency of the other party, and either party may terminate for convenience upon 12 months’ written notice.

General Distributor Agreement, effective as of January 1, 2020, between Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch and Polestar Automotive China Distribution Co., Ltd. is an agreement governing the manufacturing and distribution of Polestar products. The agreement provides that Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch will supply certain goods to Polestar Automotive China Distribution Co., Ltd., which Polestar Automotive China Distribution Co., Ltd. will then distribute either itself or through an authorized dealer. Polestar Automotive China Distribution Co., Ltd. will compensate Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch for the full cost of the contract products. The agreement may be terminated only in two years’ intervals by giving two months’ notice with effect as per December 31 of any subsequent second year. Unless a termination notice is given, the agreement continues in effect for an additional two years. Further each party may immediately terminate the agreement for “good cause” as described in and pursuant to the agreement.

License, License Assignment and Service Agreement, dated as of February 15, 2021, between Volvo Car Corporation and Polestar Performance AB is a license assignment and service agreement under which Volvo Car Corporation provides development services to Polestar Performance AB. The agreement relates to certain technology to be developed, assigned or licensed by Volvo Car Corporation to Polestar Performance AB for use in future model year programs of the Polestar 2. The monthly fee paid under the agreement is based on estimated development costs using the cost plus method and the actual hours required for the services billed at an hourly rate. The hourly rates are determined by Volvo Car Corporation on an annual basis. The agreement remains in effect during the performance of the services and the validity of the license period of the license granted under the agreement. Either party may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has additional service cancellation and termination rights under the agreement. In the event of certain breaches by Volvo Car Corporation, Polestar Performance AB is also entitled to terminate the agreement with 120 days’ written notice. While Polestar Performance AB may cancel the delivery of “Polestar Technology” or “PS Unique Volvo Technology” (each as defined in the agreement) for convenience upon 30 days’ written notice, both parties are limited in their ability to cancel the delivery of “Volvo Technology” (as defined in the agreement).

License and License Assignment Agreement, dated as of February 15, 2021, between Volvo Car Corporation and Polestar Automotive China Distribution Co. Ltd. is a license agreement under which Volvo Car Corporation will provide certain development services for Polestar Automotive China Distribution Co. Ltd. relating to the development of technology to be used in future model year programs of the Polestar 2. The terms of the agreement largely mirror those of the License, License Assignment and Service Agreement described in the above paragraph.

Car Model Manufacturing Agreement, dated as of November 28, 2018, between First Automobile Branch of Zhejiang Haoqing Automobile Manufacturing Co., Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of July 7, 2021, between Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution (Taizhou) Co., Ltd. and First Automobile Branch of Zhejiang Haoqing Automobile Manufacturing Co., Ltd. is an agreement governing the manufacturing of the Polestar 2 at the manufacturing plant in Luqiao. Under the agreement, Asia Euro Automobile Manufacturing (Taizhou) Co., Ltd. manufactures and assembles the vehicle up to close-to-final status, and First Automobile Branch of Zhejiang Haoqing Automobile Manufacturing Co., Ltd. then completes and sells the completed product to Polestar Automotive China Distribution (Taizhou) Co., Ltd. (who replaced Polestar New Energy Vehicle Co., Ltd. pursuant to the novation agreement). The products are priced based on their full cost of production, including Polestar Automotive China Distribution (Taizhou) Co., Ltd.’s pro rata portion of the common cost of the plant, plus a mark-up that is reviewed and adjusted according to certain benchmarks. The prices for vehicles produced in the plant are determined annually based on reserved volumes and the estimated cost for producing the vehicles, as determined by First Automobile Branch of Zhejiang Haoqing Automobile Manufacturing Co., Ltd., and are subject to review and amendment on a monthly basis. The agreement terminates seven years after becoming effective, and either party may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. If Polestar Automotive China Distribution (Taizhou) Co., Ltd. discontinues having vehicles produced at the Luqiao plant under the agreement prior to its termination, Polestar Automotive China Distribution (Taizhou) Co., Ltd. must pay certain exit costs.

Car Model Manufacturing Agreement, dated as of November 26, 2018, between Asia Euro Automobile Manufacturing (Taizhou) Co., Ltd. and Polestar Performance AB, as supplemented by the Supplement Car Manufacturing Agreement, dated as of May 2021, between Polestar Performance AB and Asia Euro Manufacturing (Taizhou) Co. Ltd., as amended by the Amendment Car Model Manufacturing Agreement, dated as of July 7, 2021, between Polestar Performance AB and Asia Euro Automobile Manufacturing (Taizhou) Co. Ltd. is an agreement governing the manufacturing of completed Polestar 2 vehicles at the Luqiao plant by Asia Euro Automobile Manufacturing (Taizhou) Co. Ltd. and sold to Polestar Performance AB. The terms of the agreement largely mirror those of the Car Model Manufacturing Agreement described in the paragraph above.

License, License Assignment and Service Agreement, dated as of June 30, 2019, between Volvo Car Corporation and Polestar Performance AB, as supplemented by the Side Letter, dated as of June 30, 2019, between Volvo Car Corporation, Volvo Cars (China) Investment Co., Ltd., Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the License, License Agreement and Service Agreement, dated as of December 19, 2019, between Volvo Car Corporation and Polestar Performance AB is a license assignment and service agreement relating to certain development services and technology. The agreement remains in effect during the performance of the services and the validity of the license period of the license granted under the agreement. Either party may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. In the event of certain breaches by Volvo Car Corporation, Polestar Performance AB is also entitled to terminate the agreement with 120 days’ written notice. While Polestar Performance AB may cancel the delivery of “Polestar Technology” or “PS Unique Volvo Technology” (each as defined in the agreement) for convenience upon 30 days’ written notice, both parties are limited in their ability to cancel the delivery of “Volvo Technology” (as defined in the agreement).

License Agreement, dated as of June 30, 2019, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as supplemented by the Side Letter, dated as of June 30, 2019, between Polestar Performance AB, Polestar New Energy Vehicle Co., Ltd., Volvo Car Corporation and Volvo Cars (China) Investment Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation is a license agreement relating to certain technology associated with the Polestar 3 in China. The agreement remains in effect during the validity of the license period of the license granted under the agreement. Either party may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. In the event of certain breaches by Volvo Car Corporation, Polestar is also entitled to terminate the agreement with 120 days’ written notice. While Polestar may cancel the delivery of “PS Unique Volvo Technology” (as defined in the agreement) for convenience upon 30 days’ written notice, both parties are limited in their ability to cancel the delivery of “Volvo Technology” (as defined in the agreement).

Service Agreement, dated as of June 30, 2019, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as supplemented by the Side Letter, dated as of June 30, 2019, between Volvo Car Corporation, Volvo Cars (China) Investment Co., Ltd., Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation is a service agreement in relation to manufacturing engineering, logistic engineering and direct material procurement services for the Polestar 3 provided by Volvo Car Corporation to the applicable Polestar entity in all countries except China. The agreement remains in effect during the performance of the services and the validity of the license period of the license granted to the applicable Polestar entity. Either party may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. The applicable Polestar entity also has the right to cancel the services performed by Volvo Car Corporation for convenience upon 90 days’ written notice.

Service Agreement, dated as of June 30, 2019, between Volvo Cars (China) Investment Co., Ltd. and Polestar New Energy Vehicle Co. Ltd., as supplemented by the Side Letter, dated as of June 30, 2019, between Volvo Car Corporation, Volvo Cars (China) Investment Co., Ltd., Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the Service Agreement, dated as of November 28, 2019, between Volvo Cars (China) Investment Co. Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Cars (China) Investment Co., Ltd. is a service agreement in relation to manufacturing engineering, logistic engineering and procurement services for the Polestar 3 provided to the applicable Polestar entity in China. The agreement provides that the applicable Polestar entity will pay three affiliates of Volvo Cars (China) Investment Co., Ltd. ((i) Volvo Car (Asia Pacific) Investment Holding Co., Ltd., (ii) Volvo Cars Technology (Shanghai) Co., Ltd. and (iii) Zhongjia Automobile (Chengdu) Co., Ltd.) a fixed fee for their services provided under the agreement. The agreement remains in effect during the performance of the services and the validity of the license period of the license granted to the applicable Polestar entity. Either party may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. The applicable Polestar entity also has the right to cancel the services performed by Volvo Cars (China) Investment Co., Ltd. for convenience upon 90 days’ written notice.

The Side Letter, dated as of June 30, 2019, between Volvo Car Corporation, Volvo Cars (China) Investment Co., Ltd., Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., provides that the intention of these parties is for each of the main agreements described in the four previous paragraphs to actually constitute one agreement. In light of the foregoing, the side letter provides that it is the parties’ intention to share the total amount payable to the Volvo entities under the four agreements fairly between the Polestar entities as described in the side letter.

Service Agreement, dated as of August 31, 2020, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar Automotive China Distribution Co. Ltd. is a service agreement governing certain indirect procurement services provided by Volvo Cars Technology (Shanghai) Co., Ltd. to Polestar Automotive China Distribution Co. Ltd. relating to the production of the Polestar 3 at the Chengdu plant. The agreement provides that Polestar Automotive China Distribution Co. Ltd. will pay Volvo Cars Technology (Shanghai) Co., Ltd. a monthly service charge based on the actual hours required for the services to be performed. The hourly rates are calculated using the full cost incurred plus an arm’s length mark-up and are determined annually by Volvo Cars Technology (Shanghai) Co., Ltd. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Automotive China Distribution Co. Ltd. also has additional service cancellation and termination rights under the agreement.

Service Agreement, dated as of September 1, 2020, between Volvo Car Corporation and Polestar Automotive China Distribution Co. Ltd. is a service agreement governing certain indirect procurement services provided by Volvo Car Corporation to Polestar Automotive China Distribution Co. Ltd. relating to the production of the Polestar 3 at Volvo Car Corporation’s Chengdu plant. The agreement provides that Polestar Automotive China Distribution Co. Ltd. will pay Volvo Car Corporation a monthly service charge based on the actual hours required for the services to be performed. The hourly rates are calculated using the full cost incurred plus an arm’s length mark-up and are determined annually by Volvo Car Corporation. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Automotive China Distribution Co. Ltd. also has additional service cancellation and termination rights under the agreement.

License Agreement, dated as of December 23, 2020, between Polestar Performance AB and Volvo Car Corporation is a license agreement relating to certain intellectual property developed by Polestar Performance AB. The agreement remains in effect during the validity of the license period of the license granted under the agreement, which is until model year 2024. Either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party.

Performance Software Agreement, dated as of January 1, 2020, between Polestar Performance AB and Volvo Car Corporation AB is an agreement relating to the design, development and supply of performance enhancing software by Polestar Performance AB for Volvo Car Corporation AB to distribute in their infrastructure for software download. The agreement remains in effect until either party terminates the agreement. Either party may terminate the agreement for convenience by giving notice to the other party at least six months before the start the start of the next model year, which is week seventeen, day one of each year. If the agreement is terminated for convenience, the agreement will remain in force until the start of the next model year. Either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party.

Financial Undertaking Agreement—Investments for Vehicle Assembly, dated as of February 27, 2020, between Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. and Polestar Automotive China Distribution Co., Ltd.

is an agreement that establishes Polestar Automotive China Distribution Co., Ltd.’s binding commitment to pay for investments made by Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. relating to the production of the Polestar 3 at Volvo Car Corporation’s Chengdu plant. The agreement also sets forth the parties’ intention to enter into another agreement governing the actual production of Polestar vehicles at the Chengdu plant. The agreement remains in force until the parties sign the next production agreement for the Polestar vehicles. Either party may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. Prior to a certain point specified in the agreement, Polestar Automotive China Distribution Co., Ltd. may terminate the agreement for convenience upon 60 days’ written notice, and Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. may terminate in the event of an unremedied material breach.

Service Agreement, dated as of February 2021, between Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. and Polestar Automotive China Distribution Co. Ltd. is a service agreement under which Polestar Automotive China Distribution Co. Ltd. purchases Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd.’s IT services to support the production of the Polestar 3 in the Chengdu plant. The agreement provides that Polestar Automotive China Distribution Co. Ltd. will pay Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. a monthly service charge based on the actual hours required to perform the services. The hourly rates take into account the full cost incurred plus an arm’s length mark-up, and such hourly rates are determined by Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. annually. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Automotive China Distribution Co. Ltd. also has additional service cancellation and termination rights under the agreement. The Service Agreement, dated as of April 28, 2021, between Volvo Car Corporation and Polestar Automotive China Distribution Co. Ltd. largely mirrors the previously described agreement but with Volvo Car Corporation acting as the service provider.

Financial Undertaking Agreement—Investments for Vehicle Assembly, dated as of March 17, 2021, between Volvo Car Corporation and Polestar Performance AB is an agreement relating to the planned production of Polestar 3 vehicles in Volvo Car Corporation’s South Carolina, USA plant. The agreement imposes a binding commitment on Polestar Performance AB to fund certain investments, relating to common equipment, for example, necessary to manufacture and assemble Polestar 3 vehicles at the South Carolina plant and confirms both parties’ intention to enter into a more robust agreement governing production no later than one year before such production’s planned start. The agreement provides that the general principle to be applied to the pricing of such vehicle production will be one of actual cost plus a mark-up. The agreement terminates when the more detailed production agreement is signed. In addition, either party may terminate within 60 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has the right to terminate the agreement for convenience upon 60 days’ written notice. The Financial Undertaking Agreement—Investments for Vehicle Assembly, dated as of March 23, 2021, between Volvo Car Corporation and Polestar Performance AB largely mirrors the previously described agreement but instead imposes investment commitments on Polestar Performance AB relating to Polestar 3 unique equipment (rather than common equipment that is used in the production of both Volvo’s and Polestar’s vehicles).

Service Agreement, dated as of March 24, 2020, between Volvo Car Corporation and Polestar Performance AB is a service agreement under which Volvo Car Corporation will provide design services for a new Polestar vehicle. The agreement provides that Polestar Performance AB will pay Volvo Car Corporation a monthly service charge based on the actual hours required to perform the services. The hourly rates take into account the full cost incurred plus an arm’s length mark-up, and such hourly rates are determined by Volvo Car Corporation annually. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has additional service cancellation and termination rights under the agreement.

Service Agreement, dated as of November 27, 2020, between Volvo Car Corporation and Polestar Performance AB is a service agreement under which Volvo Car Corporation will provide complete design services (i.e., from the concept phase until the start of production) for a new Polestar vehicle. The agreement provides that Polestar Performance AB will pay Volvo Car Corporation a monthly service charge based on the actual hours required to perform the services. The hourly rates take into account the full cost incurred plus an arm’s length mark-up, and such hourly rates are determined by Volvo Car Corporation annually. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has additional service cancellation and termination rights under the agreement.

Service Agreement, dated as of January 18, 2021, between Ningbo Geely Automobile Research & Development Co., Ltd. and Polestar Performance AB is a service agreement under which Ningbo Geely Automobile Research & Development Co., Ltd. provides research and development services to Polestar Performance AB for the concept phase of the development of a new Polestar vehicle. The agreement provides that Polestar Performance AB will pay Ningbo Geely Automobile Research & Development Co., Ltd. a fixed price service charge, for which Polestar Performance AB has paid two out of the three total installments. This fixed price is based on an estimate of the hours and resources required to perform the services. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has additional service cancellation and termination rights under the agreement.

Service Agreement, dated as of January 28, 2020, between Volvo Car Corporation and Polestar Performance AB is a service agreement under which Volvo Car Corporation provides Polestar Performance AB with customer care, consumer and care services. The agreement provides that Polestar Performance AB will pay Volvo Car Corporation a monthly service charge taking into account operations costs, implementation costs, development costs and central administrative costs. The hourly rates used to calculate the service charge are calculated using the full cost incurred plus an arm’s length markup, and the hourly rates are determined by Volvo Car Corporation on an annual basis. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 12 months’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has an immediate termination right with respect to certain breaches by Volvo Car Corporation.

Service Agreement, dated as of September 4, 2020, between Volvo Car Corporation and Polestar Performance AB is a service agreement under which Volvo Car Corporation provides Polestar Performance AB with technical support to dealers or workshops who are repairing, maintaining and/or servicing Polestar vehicles. The agreement provides that Polestar Performance AB will pay Volvo Car Corporation a monthly service charge taking into account a base price (the full cost of the forecasted number of hours multiplied by the hourly rate) and an excess case price (the cost per case over and above the capacity of the number of forecasted hours covered by the base price charge). The hourly rates used to calculate the service charge are calculated using the full cost incurred plus an arm’s length markup, and the hourly rates are determined by Volvo Car Corporation on an annual basis. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon six months’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has an immediate termination right with respect to certain breaches by Volvo Cars.

Service Agreement, dated as of May 11, 2020, between Volvo Car Corporation and Polestar Performance AB is a service agreement governing Polestar Performance AB’s usage of Volvo Car Performance Academy (Volvo’s learning management system) to manage Polestar’s technical training in the markets. The agreement provides that Polestar Performance AB will pay Volvo Car Corporation a monthly service charge taking into account the following cost categories: technical support, system hosting, administrative support, system enhancement, global commercial team support and share of historical development costs. The costs charged to Polestar Performance AB are in part based on Polestar Performance AB’s market representation share as determined in accordance with the agreement. In addition, hourly rates that are used to calculate the service charges are determined annually by Volvo Car Corporation and take into account the full cost incurred plus an arm’s length mark-up. The agreement remains in force until December 31, 2022. Either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Volvo Car Corporation may terminate the agreement for convenience upon 90 days’ written notice. Polestar Performance AB also has an immediate termination right with respect to certain breaches by Volvo Car Corporation and may cancel the services performed for convenience upon 90 days’ written notice. Further, if the Volvo Cars Performance Academy agreement between Volvo Car Corporation and its supplier of the Volvo Cars Performance Academy terminates, the service agreement is automatically terminated.

Service Agreement, dated as of September 4, 2020, between Polestar Performance AB and Volvo Bil i Göteborg AB is a service agreement under which Volvo Bil i Göteborg AB personnel provides support in operating Polestar Performance AB’s Damage Repair European Centre and repairing Polestar 1 vehicles. The agreement provides that Polestar Performance AB will pay Volvo Car Corporation a service charge taking into account an hourly work rate (which varies depending on the type of activity performed) and the amount of time worked. The hourly rates and material cost used to calculate the service charges are determined by Volvo Bil i Göteborg AB on an annual basis. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has additional service cancellation and termination rights under the agreement.

License Agreement, dated as of December 6, 2020, between Volvo Car Corporation and Polestar Performance AB, as amended by the Amendment Agreement, dated as of June 30, 2021, between Volvo Car Corporation and Polestar Performance AB is a license agreement under which Volvo Car Corporation will develop and license to Polestar Performance AB a digital platform to be used for making vehicle repair and maintenance information available for independent operators (the “GOLD Platform”). The license fee is determined by Volvo Car Corporation on an annual basis and is based on the activities performed when Volvo Car Corporation develops project results. The license fee should equal 50% of the actual development cost, which take into account the full cost incurred plus an arm’s length mark-up. The agreement remains in force during the validity of the license period granted to Polestar Performance AB thereunder. Neither party may unilaterally terminate the agreement for convenience, however, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has immediate termination rights with respect to certain not insignificant breaches by Volvo Car Corporation.

Service Agreement, dated as of December 6, 2020, between Volvo Car Corporation and Polestar Performance AB is a service agreement under which Volvo Car Corporation provides Polestar Performance AB with various operation and maintenance services related to the GOLD Platform. The agreement provides that Polestar Performance AB will pay Volvo Car Corporation a monthly service charge based on Polestar Performance AB’s share of actual hours required for the services to be performed by Volvo Car Corporation. The hourly rates used to calculate the service charge are calculated using the full cost incurred plus an arm’s length markup, and the hourly rates are determined by Volvo Car Corporation on an annual basis. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has certain service cancelation rights and has an immediate termination right with respect to certain breaches by Volvo Car Corporation.

Service Agreement, dated as of March 24, 2020, between Volvo Car Corporation and Polestar Performance AB is a service agreement under which Volvo Car Corporation provides Polestar Performance AB with outbound logistics services via the use of Volvo Car Corporation’s existing vehicle distribution network. The agreement is one of six agreements that the parties have agreed to enter into relating to such outbound logistics services. The agreement provides that Polestar Performance AB will pay Volvo Car Corporation a monthly service charge taking into account the estimated hours and other costs for the services to be performed. The service charges are updated each new calendar year based on changes in required resources, costs and forecasted volumes. The hourly rates used to calculate the service charges are calculated using the full cost incurred plus an arm’s length markup, and the hourly rates are determined by Volvo Car Corporation on an annual basis. The agreement remains in effect until the services are complete. Either party may terminate the agreement for convenience upon 12 months’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has an immediate termination right with respect to certain breaches by Volvo Car Corporation.

Service Agreement, dated as of January 19, 2020, between Volvo Car UK Limited and Polestar Performance AB is a service agreement under which Volvo Car UK Limited provides Polestar Performance AB with certain services pertaining to customs clearance and duty declarations relating to the import of Polestar vehicles into the United Kingdom. The agreement provides that Polestar Performance AB will pay Volvo Car UK Limited a monthly service charge based on the actual cost for external resources and actual hours worked by Volvo Car UK Limited’s staff required for the services to be carried out. The hourly rates used to calculate the service charge are calculated using the full cost incurred plus an arm’s length markup, and the hourly rates are determined by Volvo Car UK Limited on an annual basis. Polestar Performance AB is also responsible for the cost for the services provided by the customs broker. The agreement remains in effect until terminated by at least one party in accordance with the agreement. Either party may terminate the agreement for convenience upon 90 days’ written notice. Further, either party may terminate within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Performance AB also has an immediate termination right with respect to certain breaches by Volvo Car UK Limited.

European CO2 Emission Credit Payment Agreement, dated as of November 27, 2020, between Volvo Car Corporation and Polestar Performance AB is an agreement under which Volvo Car Corporation agreed to pay Polestar Performance AB an amount equal to approximately 33% of the carbon credits attributable to Volvo Cars under an Open Pool Commercial Agreement, dated as of October 29, 2020, between Volvo Car Corporation and Ford Werke GmbH. The payment reflects the proportion of carbon credits attributable to Volvo Cars under the Open Pool Commercial Agreement that are, in turn, attributable to Polestar vehicles and is based on the number of Polestar vehicles registered during the period, the average specific emission and the specific emissions target for those vehicles.

Parts Supply and License Agreement Polestar Aftermarket Parts and Accessories (CHINA), dated as of November 22, 2021, between Polestar Automotive China Distribution Co., Ltd and Volvo Car Distribution (Shanghai) Co., Ltd is a supply and license agreement under which Volvo Car Distribution (Shanghai) Co., Ltd distributes the aftermarket parts and accessories of Polestar Automotive China Distribution Co., Ltd in China. Under this agreement, Polestar Automotive China Distribution Co., Ltd also grants Volvo Car Distribution (Shanghai) Co., Ltd certain licensing rights with respect to Polestar Automotive China Distribution Co., Ltd’s intellectual property in China. The agreement provides that Volvo Car Distribution (Shanghai) Co., Ltd will pay a monthly license fee to Polestar Automotive China Distribution Co., Ltd, and this license fee will be set at a rate that enables Volvo Car Distribution (Shanghai) Co., Ltd to receive an arm’s length compensation for its services. If the “Parts Profit” is less than the “Distribution Profit” (each as defined in the agreement), Polestar Automotive China Distribution Co., Ltd must pay Volvo Car Distribution (Shanghai) Co., Ltd for the shortfall. The license fee is determined in accordance with the provisions of the agreement and is subject to adjustment. The agreement remains in effect until terminated by either party. Either party may terminate the agreement for convenience with 18 months’ written notice to the other. Further, the agreement may terminate within 30 days of written notice for a material breach or immediately upon the insolvency of the other party.

Service Agreement, effective as of July 1, 2021, between Volvo Car Corporation and Polestar Automotive China Distribution., Ltd. is a service agreement under which Volvo Car Corporation provides maintenance and procurement services related to the Polestar 2 at the Luqiao plant. The agreement provides that Polestar Automotive China Distribution., Ltd. will pay Volvo Car Corporation a monthly service charge based on the actual hours worked charged at an hourly rate. This hourly rate takes into account the full cost incurred plus a mark-up, and it is determined annually by Volvo Car Corporation. The agreement remains in effect until the services are completed. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate the agreement within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Automotive China Distribution., Ltd. may cancel the services performed under the agreement upon 30 days’ written notice and has additional immediate termination rights with respect to certain breaches by Volvo Car Corporation as described in the agreement.

Service Agreement, dated as of December 7, 2021, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar Automotive China Distribution Co., Ltd., is a service agreement under which Volvo Cars Technology (Shanghai) Co., Ltd. provides procurement and management services to Polestar Automotive China Distribution Co., Ltd. related to the Polestar 2 at the Luqiao plant. The agreement provides that Polestar Automotive China Distribution Co., Ltd. will pay Volvo Cars Technology (Shanghai) Co., Ltd. a monthly service charge based on the actual hours worked charged at an hourly rate. This hourly rate takes into account the full cost incurred plus a mark-up, and it is determined annually by Volvo Cars Technology (Shanghai) Co., Ltd. The agreement remains in effect until the services are completed. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate the agreement within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar Automotive China Distribution Co., Ltd. may cancel the services performed under the agreement upon 30 days’ written notice and has additional immediate termination rights with respect to certain breaches by Volvo Cars Technology (Shanghai) Co., Ltd. as described in the agreement.

Service Agreement, dated as of June 23, 2021, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd. is a service agreement under which Volvo Car Corporation provides commercial purchasing and end-of-production services, amongst other things, to Polestar New Energy Vehicle Co. Ltd. The agreement provides that Polestar New Energy Vehicle Co. Ltd. will pay Volvo Car Corporation a monthly service charge based on the actual hours worked charged at an hourly rate. This hourly rate takes into account the full cost incurred plus a mark-up, and it is determined annually by Volvo Car Corporation. The agreement remains in effect until the services are completed. Either party may terminate the agreement for convenience upon 60 days’ written notice. Further, either party may terminate the agreement within 30 days of written notice for breach or immediately upon the insolvency of the other party. Polestar New Energy Vehicle Co. Ltd. may cancel the services performed under the agreement upon 30 days’ written notice and has additional immediate termination rights with respect to certain breaches by Volvo Car Corporation as described in the agreement. The Service Agreement, dated as of December 7, 2021, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar Automotive China Distribution Co., Ltd. largely mirrors the Service Agreement, dated as of June 23, 2021, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd. but with Volvo Cars Technology (Shanghai) Co., Ltd. acting as the service provider under the agreement.

Service Agreement, dated as of June 23, 2021, between Volvo Car Corporation and Polestar Automotive China Distribution, Ltd., and the Service Agreement, dated as of December 7, 2021, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar Automotive China Distribution Co., Ltd. are agreements governing the procurement of services and the sustainability evaluation for Polestar branded vehicles. For providing such services, the Volvo entities are paid a monthly service charge based on the actual hours worked charged at an hourly rate. These agreements remain in full force and effect until the services are completed. The agreements may be terminated by either party within 30 days of written notice for breach that is unable to be remedied or immediately if the other party becomes insolvent or is contemplating or enters into bankruptcy. Additionally, Polestar is entitled to cancel the services performed by Volvo Cars for convenience upon 30 days written notice to Volvo Cars, and both parties to each agreement are entitled to terminate such agreement for convenience upon 60 days’ written notice to the other party.

Tooling and Equipment Agreement, dated as of December 10, 2021, by and among Polestar Automotive China Distribution Co., Ltd. and Ningbo Hangzhou Bay Geely Automotive Parts Co., Ltd. is an agreement relating to Ningbo Hangzhou Bay Geely Automotive Parts Co., Ltd.’s provision to Polestar Automotive China Distribution Co., Ltd. of manufacturing services. The parties also commit to making certain investments under the agreement. The agreement remains in full force until the agreed fees are paid and may be terminated by either party within

30 days of written notice for breach that is unable to be remedied or immediately if the other party becomes insolvent or is contemplating or enters into bankruptcy.

Technology License Agreement, dated as of December 10, 2021, between Zhejiang Zeekr Automobile Research and Development Co., Ltd and Polestar Automotive China Distribution Co., Ltd. is an agreement governing the license of technology for Polestar branded vehicles. Polestar Automotive China Distribution Co., Ltd pays Zhejiang Zeekr Automobile Research and Development Co., Ltd a licensing fee under the agreement. This agreement remains in force and effect during the validity of the licensed intellectual property included in the license granted under the agreement. The agreement may be terminated within 30 days of written notice for breach that is unable to be remedied or immediately if the other party becomes insolvent or is contemplating or enters into bankruptcy.

Technology License Agreement, dated as of December 30, 2021, between Zhejiang Zeekr Automobile Research and Development Co., Ltd and Polestar Performance AB is an agreement governing the license of technology for Polestar branded vehicles. Polestar Automotive China Distribution Co., Ltd pays Zhejiang Zeekr Automobile Research and Development Co., Ltd a licensing fee under the agreement. This agreement remains in force and effect during the validity of the licensed intellectual property included in the license granted under the agreement. The agreement may be terminated within 30 days of written notice for breach that is unable to be remedied or immediately if the other party becomes insolvent or is contemplating or enters into bankruptcy.

Post-Combination Company Relationships and Related Party Transactions

The agreements identified above under “ —Polestar Relationships and Related Party Transactions” will continue to be in effect after Closing, in accordance with their terms.

DESCRIPTION OF LISTCO’S SECURITIES

Description of ListCo Share Capital and Post-Combination Articles

Introduction

Set forth below is a summary of certain information concerning ListCo’s share capital as well as a description of certain provisions of the Post-Combination Articles and relevant provisions of the U.K. Companies Act 2006 (the “Companies Act”). The summary below contains only material information concerning ListCo’s share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Post-Combination Articles to be in effect upon Closing and applicable English law. Further, please note that holders of AD securities to be in effect upon Closing will not be treated as one of ListCo’s shareholders and will not have any shareholder rights.

On September 15, 2021, ListCo was incorporated under the laws of England and Wales as Polestar Automotive Holding UK Limited, with nominal assets and liabilities for the purpose of becoming the ultimate holding company for Polestar and consummating the Business Combination described herein. On [●], 2021, ListCo was re-registered as a public limited company.

The total number of shares of all classes of shares which the Post-Combination Company is authorized to issue is [●] shares, consisting of (a) [●] Post-Combination Company Class A Shares of nominal value USD 0.01 each, (b) [●] Post-Combination Company Class B Shares of nominal value USD 0.01 each, (c) [●] Post-Combination Company Class C-1 Shares of nominal value USD 0.10 each, (d) [●] Post-Combination Company Class C-2 Shares of nominal value USD 0.10 each, (e) [●] Post-Combination Company Preference Shares of nominal value USD 10.00 each, and (f) 50,000 GBP Redeemable Preferred Shares of nominal value GBP 1.00 each (“GBP Redeemable Preferred Shares”). In addition, Post-Combination Company Class A Shares and Deferred Shares of nominal value USD 0.01 each (“Deferred Shares”) may be created upon conversion of Post-Combination Class C-1 Shares, Post-Combination Class C-2 Shares and Post-Combination Company Preference Shares without any requirement for further authorization. Immediately following the Closing, ListCo’s share capital will be comprised of [●] Post-Combination Company Class A Shares, [●] Post-Combination Company Class B Shares, [●] Post-Combination Company Preference Shares, [●] Deferred Shares and 50,000 GBP Redeemable Preferred Shares. In the event the Warrant Amendment Proposal is approved prior to the Effective Time, the share capital of ListCo will also be comprised of [●] Post-Combination Company Class C-1 Shares and [●] Post-Combination Company Class C-2 Shares. In the event the Warrant Amendment Proposal is not approved prior to the Effective Time, ListCo will assume [●] Post-Combination Company Public Warrants and [●] Post-Combination Company PP Warrants pursuant to the Warrant Amendment Agreement. The Post-Combination Company Class A Shares and the Post-Combination Company Class C Shares or the Post-Combination Company Warrants will be represented by Class A ADSs and Class C ADSs or ADWs, as applicable.

Post-Combination Company Securities

Dividend Rights

Subject to the provisions of English law and any preferences that may apply to shares outstanding at the time, holders of outstanding Post-Combination Company Class A Shares, Post-Combination Company Class B Shares and Post-Combination Company Preference Shares are entitled to receive dividends out of assets legally available at the times and in the amounts as the Post-Combination Company Board may determine from time to time.

Any dividends (or other distribution) paid by ListCo shall be applied among the holders of outstanding Post-Combination Company Class A Shares and Post-Combination Company Class B Shares pro rata to the number of such shares respectively held by them. For the avoidance of doubt, the Post-Combination Company Class C Shares, the GBP Redeemable Preferred Shares and the Deferred Shares shall not entitle their holders to participate in any dividends or other distributions.

The Post-Combination Company Preference Shares shall not entitle any holder to preferred dividends or accruals except that the holders of Post-Combination Company Preference Shares shall participate in dividends or other distributions on the Post-Combination Company Class A Shares as if such Post-Combination Company Preference Shares had been converted into Post-Combination Company Class A Shares in accordance with the Post-Combination Articles.

The Post-Combination Company Board may deduct from any dividend in respect of a share all such sums as may be due from him or her to the Post-Combination Company on account of calls or otherwise in relation to the shares of the Post-Combination Company. Sums so deducted can be used to pay amounts owing to the Post-Combination Company in respect of the shares. Any dividend unclaimed after a period of 12 years from the date such dividend was declared shall, if the Post-Combination Company Board so resolves, be forfeited and shall revert to the Post-Combination Company. In addition, the payment by the Post-Combination Company Board of any unclaimed dividend, interest or other sum payable on or in respect of shares into a separate account shall not constitute the Post-Combination Company as a trustee in respect thereof. For further information regarding the payment of dividends under English law, see “—Other English Law Considerations—Distributions & Dividends.”

Voting Rights

Each outstanding Post-Combination Company Class A Share is entitled to one vote on all matters submitted to a vote of shareholders. Each Post-Combination Company Class B Share is entitled to 10 votes on all matters submitted to a vote of shareholders. Each Post-Combination Company Class C Share is entitled to one vote on all matters submitted to a vote of shareholders. Post-Combination Company Preference Shares, Deferred Shares and GBP Redeemable Preferred Shares carry no voting rights and do not entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Post-Combination Company. Holders of Post-Combination Company Shares shall have no cumulative voting rights. None of the Post-Combination Company’s shareholders will be entitled to vote at any general meeting or at any separate class meeting in respect of any share unless all calls or other sums payable in respect of that share have been paid.

Preemptive Rights

There are no rights of preemption under the Post-Combination Articles in respect of transfers of issued shares. In certain circumstances, Post-Combination Company shareholders may have statutory preemption rights under the Companies Act in respect of the allotment of new shares. These statutory preemption rights would require the Post-Combination Company to offer new equity securities (which includes ordinary shares but excludes most forms of preferred shares) for allotment to existing ordinary shareholders (including holders of Post-Combination Company Class A Shares and Post-Combination Company Class B Shares) on a pro rata basis before allotting them to other persons, unless shareholders dis-apply such rights by a special resolution for a period of not more than five years at a shareholders’ meeting. These preemption rights will be dis-applied in respect of Post-Combination Company Shares and the Post-Combination Company intends to propose equivalent resolutions in the future once the initial period of dis-application has expired. In any circumstances where the preemption rights have not been dis-applied, the procedure for the exercise of such statutory preemption rights would be set out in the documentation by which such equity securities would be offered to Post-Combination Company shareholders.

Conversion or Redemption Rights

The Post-Combination Company Class A Shares and Deferred Shares are neither convertible nor redeemable, provided that the Post-Combination Company Board has the right to issue additional classes of shares in ListCo (including redeemable shares) on such terms and conditions, and with such rights attached, as it may determine.

Each Post-Combination Company Class B Share is convertible into one Post-Combination Company Class A Share at any time at the option of the holder of such Post-Combination Company Class B Share. The right to convert such Post-Combination Company Class B Shares into Post-Combination Company Class A Shares will be exercisable by the holder of the Post-Combination Company Class B Share delivering a written notice to ListCo that such holder elects to convert a specified number of Post-Combination Company Class B Shares into Post-Combination Company Class A Shares. In no event shall Post-Combination Company Class A Shares be convertible into Post-Combination Company Class B Shares. Any conversion of a Post-Combination Company Class B Share into Post-Combination Company Class A Share shall be effected by means of the re-designation of each relevant Post-Combination Company Class B Share as a Post-Combination Company Class A Share or by such other method as may be approved by the Post-Combination Company Board.

Immediately following Closing, each Post-Combination Company Preference Share shall convert into one Post-Combination Company Class A Share (credited as fully paid), provided that:

(a)

the maximum number of Post-Combination Company Class A Shares to be issued on conversion shall be the maximum number that can be issued so that Volvo Cars (alone or taken together with all other legal entities that, directly or indirectly, are controlled by Geely (“Geely Group”)) after such conversion holds, whether directly or indirectly through depositary shares and/or receipts, less than 50% of the aggregate voting rights attaching to the Post-Combination Company Shares; or

(b)

no conversion of a Post-Combination Company Preference Share shall occur in circumstances which would give rise to an obligation on Volvo or any member of the Geely Group to make a mandatory offer under any applicable law or regulation to acquire all of the Post-Combination Company Class A Shares not already held by Volvo or the Geely Group, save with the prior written consent of Volvo or a member of the Geely Group.

Subject to the provisions of the Companies Act, ListCo shall be entitled, at any time, to serve notice on all or some of the holders of the GBP Redeemable Preferred Shares that it wishes to redeem all or some of the GBP Redeemable Preferred Shares in issue at that time on the date falling 14 days after service of such notice (or on such other date as may be agreed between ListCo and the holders of the relevant GBP Redeemable Preferred Shares).

In the event that the Warrant Amendment Proposal is approved prior to the Effective Time, pursuant to the Warrant Amendment Agreement, the Post-Combination Company Class C Shares will have substantially similar conversion and redemption features as the Post-Combination Company Warrants described below under “ —Post-Combination Company Warrants.”

Liquidation Rights

On a return of assets on liquidation or otherwise, the assets of ListCo remaining after payment of its debts and liabilities and available for distribution to holders of Post-Combination Company Shares, Post-Combination Company Class C Shares, Post-Combination Company Preference Shares, Deferred Shares and GBP Redeemable Preferred Shares will be applied in the following manner and order of priority:

(a)

first, to the holders of the Post-Combination Company Preference Shares (pro rata and pari passu) an amount equal to the initial liquidation preference of $498,039,000 less the aggregate subscription price of any Post-Combination Company Preference Shares that have been converted into Post-Combination Company Class A Shares;

(b)	second, to the holders of the GBP Redeemable Preferred Shares an amount equal to the nominal value of such shares;

(c)

third, to the holders of the Post-Combination Company Shares pro rata to the number of Post-Combination Company Shares respectively held by them up to an amount of $1 million per Post-Combination Company Share;

(d)	fourth, to the holders of Deferred Shares an amount equal to the nominal value of the Deferred Shares; and

(e)	fifth:

•	to the holders of the Post-Combination Company Shares pro rata to the number of Post-Combination Company Shares respectively held by them;

•

to the holders of the Post-Combination Company Class C Shares pari passu with Post-Combination Company Shares on an as-converted basis less the conversion price of $11.50 (subject to relevant adjustments in the Post-Combination Articles), provided that if the amount which would be received by the holders of the Post-Combination Company Preference Shares if all such shares had been converted in accordance with the Post-Combination Articles would be greater than pursuant to (a) above, the relevant Post-Combination Company Preference Shares shall be deemed for the purposes of the relevant return of capital to be treated pari passu with the holders of Post-Combination Company Shares on an as-converted basis.

Variation of Rights

Subject to the Companies Act, the rights attached to any class of shares can be varied or abrogated either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the authority of a special resolution passed at a separate meeting of the holders of the relevant class of shares known as a class meeting.

Capital Calls

Subject to the Post-Combination Articles and the terms on which the ListCo shares are allotted, the Post-Combination Company Board has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to ListCo as required by such notice the amount called on its shares. If a call remains unpaid after it has become due and payable, and the 14 clear days’ notice provided by the Post-Combination Company Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Post-Combination Company Board. All of the Post-Combination Company Shares to be registered pursuant to this proxy statement/prospectus will be credited as fully paid and therefore not subject to a capital call.

Transfer of Shares

Following Closing, ListCo’s share register will be maintained by its proposed registrar, Computershare Trust Company, N.A. Registration in this share register is determinative of share ownership. A shareholder who holds ListCo’s shares through The Depository Trust Company (DTC) is not the holder of record of such shares. Instead, the depositary (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in ListCo’s official share register, as the depositary or other nominee will remain the record holder of such shares. The Post-Combination Company Board may, in its absolute discretion, decline to register a transfer (or renunciation of a renounceable letter of allotment):

(a)	of a share that is not fully paid;

(b)	of a share upon which ListCo has a lien;

(c)	of a share that is not duly stamped (if required) or is duly certified or otherwise shown to the satisfaction of the Post-Combination Company Board to be exempt from stamp duty (if required);

(d)	if it is not delivered for registration to the registered office of ListCo (or such other place as the Post-Combination Company Board may determine) accompanied by the certificate of the share to which it relates or such other evidence reasonably required by the directors to show the right of the transferor to make the transfer;

(e)	of a default share where the holder has failed to provide the required details to ListCo under “—Other English Law Considerations—Disclosure of Interest in Shares,” subject to certain exceptions;

(f)	in respect of more than one class of share; or

(g)	where, in the case of a transfer to joint holders of a share, the number of joint holders to whom the share is to be transferred exceeds four.

If the Post-Combination Company Board refuses to register a transfer of a share it shall notify the transferee of the refusal and the reasons for it within two months after the date on which the transfer was lodged with ListCo or the instructions to the relevant system received.

Limitations on Ownership

Under English law and the Post-Combination Articles, there are no limitations on the right of non-residents of the U.K. or owners who are not citizens of the U.K. to hold or, other than the holders of Post-Combination Company Preference Shares, Post-Combination Company Class C Shares, Deferred Shares or GBP Redeemable Preferred Shares which do no confer voting rights on the relevant holders, vote the Post-Combination Company Shares.

Post-Combination Articles and English Law Considerations

Directors

Number

The Post-Combination Articles provide that at the time of their adoption, the number of directors of ListCo shall be eight (the “Initial Directors”), and that otherwise the number of directors shall be as determined by the Post-Combination Company Board from time to time. Directors may be appointed by any ordinary resolution of shareholders or by the Post-Combination Company Board, as described below under “—Appointment and Retirement of Directors.” Each director elected shall hold office until his or her successor is elected or until his or her earlier resignation or removal in accordance with the Post-Combination Articles.

For a period of three years post-Closing a majority of the director shall be independent directors. A director shall be independent when he or she (i) satisfies the requirements to qualify as an “independent director” under the stock exchange rules of the stock exchange on which the Post-Combination Company Class A Shares are then-currently listed and (ii) is not affiliated (as a director, employee, shareholder or otherwise) with Parent, Volvo or Geely, provided that an individual shall not be precluded from being appointed, or continuing to act, as an independent director solely on the basis of holding, directly or indirectly, up to 0.01% of the share capital of any publically traded affiliate of Parent, Volvo Cars or Zhejiang Geely Holding Co Ltd.

Following Closing, the Initial Directors shall be divided into three classes of directors, designated as “Class I”, “Class II” and “Class III”, respectively (each a “Class”). The Post-Combination Company Board is authorized to assign members of the Post-Combination Company Board already in office to such Classes at the time the classification becomes effective. The Post-Combination Company Board is also authorized to assign any persons who take office as directors after the date the Post-Combination Articles are adopted to any such Class; provided, however, that the Classes are as close to equal size as possible. In the event of any increase in the number of directors, the additional directorships resulting from such increase shall be apportioned by the Post-Combination Company Board among the Classes of directors so as to maintain such Classes as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

Appointment and Retirement of Directors

Subject to the requirements of the Post-Combination Articles (including director independence requirements), ListCo may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the then-existing Post-Combination Company Board but the total number of directors shall not exceed fifteen. Subject to the requirements of the Post-Combination Articles (including director independence requirements), the Post-Combination Company Board also has power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the Post-Combination Company Board as then existing, but the total number of directors shall not exceed fifteen.

The term of office of directors serving in Class I will expire at ListCo’s first annual general meeting. The term of office of directors serving in Class II will expire at ListCo’s second annual general meeting. The term of office of directors serving in Class III will expire at ListCo’s third annual general meeting. At each succeeding annual general meeting following the third annual general meeting following Closing, directors shall be elected to serve for a term of three years to succeed the directors of the class whose terms expire at such annual general meeting.

Indemnity of Directors

Under the Post-Combination Articles, and subject to the provisions of the Companies Act, each of ListCo’s directors is entitled to be indemnified by ListCo out of the assets of ListCo against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. In addition, it is proposed that each member of the Post-Combination Company Board will enter into a separate deed of indemnity with ListCo (which will also be subject to the provisions of the Companies Act). The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.

Shareholders’ Meetings

Each year, ListCo will hold an annual general meeting of shareholders in addition to any other meetings held in that year, and will specify the meeting as such in the notice convening it. The annual general meeting will be held at such time and place as the directors may appoint. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, which appointment shall not be treated as part of the business of a meeting. The Post-Combination Articles provide that the necessary quorum at any general meeting of shareholders (or adjournment thereof) shall be at least two members that in aggregate hold at least 51% of the issued shares of the ListCo, present in person or by proxy and entitled to attend and to vote on the business to be transacted, at such meeting.

Requisitioning Shareholder Meetings

Subject to certain conditions being satisfied, under the Companies Act shareholders holding at least 5% of the paid-up capital of ListCo carrying voting rights at general meetings can require the directors to call a general meeting and shareholders representing at least 5% of the total voting rights exercisable at an annual general meeting can require ListCo to give notice of a resolution to be proposed at that annual general meeting.

Other English Law Considerations

Mandatory Purchases and Acquisitions

Pursuant to sections 979 to 982 of the Companies Act, where a takeover offer has been made for ListCo and the offeror has, by virtue of acceptances of the offer, acquired or unconditionally contracted to acquire not less than 90% of the voting rights carried by the class of shares to which the offer relates, the offeror may give notice to the holder of any shares of that class to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it desires to acquire those shares on the same terms as the takeover offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares.

Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner or if earlier, and the offer is not one to which the Takeover Code applies, within the period of six months beginning with the date of the offer. The squeeze out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to ListCo, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

If a takeover is structured as a scheme of arrangement pursuant to Part 26 of the Companies Act, the scheme, and therefore takeover, would need to be approved by a majority in number representing 75% in value of the shareholders of each class of shareholders voting, whether in person or by proxy. If approved, the scheme, and therefore takeover, would be binding on 100% of the shareholders of the relevant class(es).

Sell Out

The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of ListCo’s shares or of any class or classes of ListCo’s shares. A holder of voting shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (1) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of all the voting shares in the company (in the case of an offer for all of ListCo’s shares) or of all the shares of that class and (2) not less than 90% of the voting rights in the company (in the case of an offer for all of ListCo’s shares) or of the voting rights carried by that class. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of the takeover offer or on such other terms as may be agreed.

U.K. City Code on Takeovers and Mergers

At Closing, it is expected that a majority of the Post-Combination Company Board will reside outside of the U.K., the Channel Islands and the Isle of Man. Based upon the structure of the Post-Combination Company Board and management structure and ListCo’s intended plans for directors and management, for the purposes of the Takeover Code, ListCo is considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. Therefore, the Takeover Code should not apply to ListCo. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to ListCo. The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

(a)

acquires an interest in ListCo’s shares that, when taken together with shares in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of ListCo’s shares; or

(b)

who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for ListCo’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Disclosure of Interest in Shares

Section 793 of the Companies Act gives ListCo the power to require persons whom ListCo knows have, or whom ListCo has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any of ListCo’s shares (the “default shares”), to disclose prescribed particulars of those shares. For this purpose, default shares includes any of ListCo’s shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice may result in restrictions being imposed on the default shares under the Post-Combination Articles (including suspension of voting rights and withholding of dividends), depending on the level of the relevant shareholding, and sanctions being imposed against the holder of the default shares as provided within the Companies Act.

Distributions & Dividends

Under English law, dividends and distributions may only be made from distributable profits. “Distributable profits” generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made. This would include reserves created by way of a court-approved reduction of capital.

It is not sufficient that ListCo, as a public limited company, has distributable profits for the purpose of making a distribution. An additional capital maintenance requirement is imposed on ListCo to ensure that the net worth of ListCo is at least equal to the amount of its capital. A public limited company can only make a distribution:

(a)

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called-up share capital and undistributable reserves; and

(b)	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

Purchase of Own Shares

Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase. A limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Subject to the foregoing, because the Nasdaq is not a “recognized investment exchange” under the Companies Act, ListCo may purchase its fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of Post-Combination Company Shares before the purchase takes place. Any authority will not be effective if any shareholder from whom ListCo proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Post-Combination Company Warrants

In the event that the Warrant Amendment Proposal is not approved prior to the Effective Time, pursuant to the Warrant Amendment Agreement, each GGI Public Warrant will be automatically cancelled and extinguished and converted into the right to receive one Public ADW, duly and validly issued against the deposit of an underlying Post-Combination Company Public Warrant. In addition, each GGI Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one PP ADW, duly and validly issued against the deposit of an underlying Post-Combination Company PP Warrant. In the event that the Warrant Amendment Proposal is approved prior to the Effective Time, pursuant to the Warrant Amendment Agreement, the Post-Combination Class C Shares will have substantially similar terms to the Post-Combination Company Warrants.

Each whole Post-Combination Company Warrant entitles the holder the right to acquire one Class A ADS (or one Post-Combination Company Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per Class A ADS within 30 days after the completion of the Closing. Pursuant to the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement, the “Amended Warrant Agreement”), a warrant holder may exercise its Post-Combination Company Warrant only for a whole number of Class A ADSs. This means that only a whole Post-Combination Company Warrant may be exercised at any given time by a Post-Combination Company Warrant holder. No fractional Post-Combination Company Warrants will be issued. The Post-Combination Company Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

ListCo will not be obligated to deliver any Class A ADSs pursuant to the exercise of a ADW and will have no obligation to settle such ADW exercise unless a registration statement under the Securities Act with respect to the Class A ADSs underlying the ADWs is then effective and a prospectus relating thereto is current, subject to ListCo satisfying its obligations described below with respect to registration. No ADW will be exercisable and ListCo will not be obligated to issue Class A ADSs upon exercise of a ADW unless Class A ADSs issuable upon such ADW exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the ADW. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an ADW, the holder of such ADW will not be entitled to exercise such ADW and such ADW may have no value and expire worthless. In the event that a registration statement is not effective for the exercised ADWs, the purchaser of an ADW will have paid the full purchase price for the ADW solely for the Class A ADS underlying such unit.

ListCo has agreed that as soon as practicable, but in no event later than 15 business days after the Closing, it will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ADSs issuable upon exercise of the Post-Combination Company Warrants. ListCo will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Post-Combination Company Warrants in accordance with the provisions of the Amended Warrant Agreement. Notwithstanding the above, if Class A ADSs are at the time of any exercise of a Post-Combination Company Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, ListCo may, at its option, require holders of Post-Combination Company Warrants who exercise their Post-Combination Company Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event ListCo so elects, ListCo will not be required to file or maintain in effect a registration statement, but ListCo will be required to use its best efforts to register or qualify the Class A ADSs under applicable blue sky laws to the extent an exemption is not available.

Redemption of Post-Combination Company Warrants for cash. Once the Post-Combination Company Warrants become exercisable, ListCo may call the Post-Combination Company Warrants for redemption (except as described herein with respect to Post-Combination Company PP Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Post-Combination Company Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each holder of a Post-Combination Company Warrant; and

•

if, and only if, the reported last sale price of the Class A ADS equals or exceeds $18.00 per Class A ADS for any 20 trading days within a 30-trading day period ending three business days before ListCo sends the notice of redemption to the holders of Post-Combination Company Warrants.

ListCo will not redeem the Post-Combination Company Warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A ADSs issuable upon exercise of the Post-Combination Company Warrants is effective and a current prospectus relating to those Class A ADSs is available throughout the 30 day redemption period, except if the Post-Combination Company Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Post-Combination Company Warrants become redeemable by ListCo, ListCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

ListCo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Post-Combination Company Warrant exercise price. If the foregoing conditions are satisfied and ListCo issues a notice of redemption of the Post-Combination Company, each holder of Post-Combination Company Warrants will be entitled to exercise its Post-Combination Company Warrants prior to the scheduled redemption date. However, the price of the Class A ADSs may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole Class A ADSs) Post-Combination Company Warrants exercise price after the redemption notice is issued.

Redemption of Post-Combination Company Warrants for Class A ADSs. Commencing ninety days after the Post-Combination Company Warrants become exercisable, ListCo may redeem the outstanding Post-Combination Company Warrants:

•	in whole and not in part;

•

at a price equal to a number of Class A ADSs to be determined by reference to the table below, based on the redemption date and the “fair market value” of Class A ADSs except as otherwise described below;

•

if, and only if, the Post-Combination Company PP Warrants are also concurrently exchanged at the same price (equal to a number of Class A ADSs) as the outstanding Post-Combination Company Public Warrants, as described above;

•

if, and only if, there is an effective registration statement covering the Class A ADSs issuable upon exercise of the Post-Combination Company Warrants and a current prospectus relating thereto is available throughout the 30-day period after written notice of redemption is given;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of Class A ADSs equals or exceeds $10.00 per Class A ADS (as adjusted per share splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which ListCo sends the notice of redemption to the holders of Post-Combination Company Warrants.

The numbers in the table below represent the “redemption prices,” or the number of Class A ADSs that a Post-Combination Company Warrant holder will receive upon redemption by ListCo pursuant to this redemption feature, based on the “fair market value” of Class A ADSs on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Post-Combination Company Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Post-Combination Company Warrants, each as set forth in the table below.

The Class A ADS prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Class A ADSs issuable upon exercise of a Post-Combination Company Warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution adjustments” below. The adjusted Class A ADS prices in the column headings will equal the Class A ADS prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of Class A ADSs deliverable upon exercise of a Post-Combination Company Warrant immediately prior to such adjustment and the denominator of which is the number of Class A ADSs deliverable upon exercise of an Post-Combination Company Warrant as so adjusted. The number of Class A ADSs in the table below shall be adjusted in the same manner and at the same time as the number of Class A ADSs issuable upon exercise of an Post-Combination Company Warrant.

	Fair Market Value of Class A ADSs
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
	Redemption Date (period to expiration of warrants)
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of Class A ADSs shall mean the average last reported sale price of Class A ADSs for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Post-Combination Company Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ADSs to be issued for each Post-Combination Company Warrant redeemed will be determined by a straight-line interpolation between the number of Class A ADSs set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of Class A ADSs for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the is $11.00 per Class A ADS, and at such time there are 57 months until the expiration of the Post-Combination Company Warrants, ListCo may choose to, pursuant to this redemption feature, redeem the Post-Combination Company Warrants at a “redemption price” of 0.277 Class A ADSs for each whole Post-Combination Company Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of Class A ADSs for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Post-Combination Company Warrants is $13.50 per Class A ADS, and at such time there are 38 months until the expiration of the Post-Combination Company Warrants, ListCo may choose to, pursuant to this redemption feature, redeem the Post-Combination Company

Warrants at a “redemption price” of 0.298 Class A ADSs for each whole Post-Combination Company Warrant. Finally, as reflected in the table above, ListCo can redeem the Post-Combination Company Warrants for no consideration in the event that the Post-Combination Company Warrants are “out of the money” (i.e., the trading price of Class A ADSs is below the exercise price of the Post-Combination Company Warrants) and about to expire.

Any Post-Combination Company Public Warrants held by ListCo officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Post-Combination Company Warrants so redeemed (“fair market value” for such Post-Combination Company Public Warrants held by ListCo officers or directors being defined as the last reported sale price of the Post-Combination Company Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features, which typically only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Post-Combination Company Public Warrants to be redeemed when the Class A ADSs are trading at or above $10.00 per Class A ADS, which may be at a time when the trading price of the Class A ADSs is below the exercise price of the Post-Combination Company Public Warrants. ListCo has established this redemption feature to provide the Post-Combination Company Public Warrants with an additional liquidity feature, which provides ListCo with the flexibility to redeem the Post-Combination Company Public Warrants for Class A ADSs, instead of cash, for “fair value” without the Post-Combination Company Public Warrants having to reach the $18.00 per Class A ADS threshold set forth above under “—Redemption of Post-Combination Company Warrants for cash.” Holders of the Post-Combination Company Public Warrants will, in effect, receive a number of Class A ADSs representing fair value for their Post-Combination Company Public Warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides ListCo not only with an additional mechanism by which to redeem all of the outstanding Post-Combination Company Public Warrants, in this case, for Class A ADSs, and therefore have certainty as to (i) ListCo’s capital structure as the Post-Combination Company Public Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Post-Combination Company Public Warrants and available to ListCo, and also provides a ceiling to the theoretical value of the Post-Combination Company Public Warrants as it locks in the “redemption prices” ListCo would pay to Post-Combination Company Public Warrant holders if ListCo chose to redeem Post-Combination Company Public Warrants in this manner. ListCo will effectively be required to pay fair value to Post-Combination Company Public Warrant holders if ListCo chooses to exercise this redemption right and it will allow ListCo to quickly proceed with a redemption of the Post-Combination Company Public Warrants for Class A ADSs if ListCo determines it is in ListCo’s best interest to do so. As such, ListCo would redeem the Post-Combination Company Public Warrants in this manner when ListCo believes it is in ListCo’s best interest to update ListCo’s capital structure to remove the Post-Combination Company Public Warrants and pay fair value to the Post-Combination Company Public Warrant holders. In particular, it would allow ListCo to quickly redeem the Post-Combination Company Public Warrants for Class A ADSs, without having to negotiate a redemption price with the Post-Combination Company Public Warrant holders. In addition, the Post-Combination Company Public Warrant holders will have the ability to exercise the Post-Combination Company Warrants prior to redemption if they should choose to do so.

As stated above, ListCo can redeem the Post-Combination Company Public Warrants when the Class A ADSs are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to ListCo’s capital structure and cash position while providing Post-Combination Company Public Warrant holders with fair value (in the form of Class A ADSs). If ListCo chooses to redeem the Post-Combination Company Public Warrants when the Class A ADSs are trading at a price below the exercise price of the Post-Combination Company Public Warrants, this could result in the Post-Combination Company Public Warrant holders receiving fewer Class A ADSs than they would have received if they had chosen to wait to exercise their Post-Combination Company Public Warrants for Class A ADSs if and when such Class A ADSs were trading at a price higher than the exercise price of $11.50.

No fractional Class A ADSs will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a Class A ADS, ListCo will round down to the nearest whole number of the number of Class A ADSs to be issued to the holder.

Redemption procedures and cashless exercise. If ListCo calls the Post-Combination Company Public Warrants for redemption as described above, ListCo management will have the option to require any holder that wishes to exercise its Post-Combination Company Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Post-Combination Company Public Warrants on a “cashless basis,” ListCo management will consider, among other factors, ListCo’s cash position, the number of Post-Combination Company Public Warrants that are outstanding and the dilutive effect on ListCo shareholders of issuing the maximum number of Class A ADSs issuable upon the exercise of Post-Combination Company Public Warrants. If ListCo management takes advantage of this option, all holders of Post-Combination Company Public Warrants would pay the exercise price by surrendering their Post-Combination Company Public Warrants for that number of Class A ADSs equal to the quotient obtained by dividing (x) the product of the number of Class A ADSs underlying the Post-Combination Company Public Warrants, multiplied by the difference between the exercise price of the Post-Combination Company Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ADSs for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Post-Combination Company Public Warrants. If ListCo management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ListCo Class A ADSs to be received upon exercise of the Post-Combination Company Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Class A ADSs to be issued and thereby lessen the dilutive effect of a Post-Combination Company Public Warrant redemption. ListCo believes this feature is an attractive option if ListCo does not need the cash from the exercise of the Post-Combination Company Public Warrants after Closing. If ListCo calls Post-Combination Company Public Warrants for redemption and ListCo management does not take advantage of this option, the GGI Sponsor and its permitted transferees would still be entitled to exercise their Post-Combination Company PP Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of an Post-Combination Company Public Warrant may notify ListCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Post-Combination Company Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ADSs outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments. If the number of outstanding Class A ADSs is increased by a stock dividend payable in Class A ADSs, or by a split-up of Class A ADSs or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Class A ADSs issuable on exercise of each Post-Combination Company Warrant will be increased in proportion to such increase in the outstanding Class A ADSs. A rights offering to holders of Class A ADSs entitling holders to purchase Class A ADSs at a price less than the fair market value will be deemed a stock dividend of a number of Class A ADSs equal to the product of (i) the number of Class A ADSs actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ADSs) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A ADS paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ADSs, in determining the price payable for Class A ADSs, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ADS as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A ADSs trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if ListCo, at any time while the Post-Combination Company Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Class A ADSs on account of such Class A ADSs (or other securities of ListCo capital stock into which the Post-Combination Company Warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends then the Post-Combination Company Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ADS in respect of such event.

If the number of outstanding Class A ADSs is decreased by a consolidation, combination, reverse stock split or reclassification of Class A ADSs or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Class A ADSs issuable on exercise of each Post-Combination Company Warrant will be decreased in proportion to such decrease in outstanding Class A ADSs.

Whenever the number of Class A ADSs purchasable upon the exercise of the Post-Combination Company Warrants is adjusted, as described above, the Post-Combination Company Warrant exercise price will be adjusted by multiplying the Post-Combination Company Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ADSs purchasable upon the exercise of the Post-Combination Company Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A ADSs so purchasable immediately thereafter.

In case of any reclassification or reorganization of the Class A ADSs (other than those described above or that solely affects the par value of Class A ADSs), or in the case of any merger or consolidation of ListCo with or into another corporation (other than a consolidation or merger in which ListCo is the continuing corporation and that does not result in any reclassification or reorganization of Class A ADSs), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ListCo as an entirety or substantially as an entirety in connection with which ListCo is dissolved, the holders of the Post-Combination Company Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Post-Combination Company Warrants and in lieu of Class A ADSs immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Post-Combination Company Warrants would have received if such holder had exercised their Post-Combination Company Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A ADSs in such a transaction is payable in the form of Class A ADSs in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Post-Combination Company Warrants properly exercises the Post-Combination Company Warrants within 30 days following public disclosure of such transaction, the Post-Combination Company Warrant exercise price will be reduced as specified in the Amended Warrant Agreement based on the Black-Scholes value (as defined in the Amended Warrant Agreement) of the Post-Combination Company Warrant.

The Post-Combination Company Warrants will be issued in registered form under the Amended Warrant Agreement. The Amended Warrant Agreement provides that the terms of the Post-Combination Company Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Amended Warrant Agreement to the description of the terms of the Post-Combination Company Warrants and the Amended Warrant Agreement set forth in this proxy statement/prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on Class A ADSs as contemplated by and in accordance with the Amended Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Amended Warrant Agreement as the parties to the Amended Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Post-Combination Company Warrants; provided that the approval by the holders of at least 50% of the then-outstanding Post-Combination Company Public Warrants is required to make any change that adversely affects the interests of the registered holders of Post-Combination Company Public Warrants. You should review a copy of the Amended Warrant Agreement, which has been filed as an exhibit to the proxy statement/prospectus of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Post-Combination Company Warrants.

The Post-Combination Company Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to ListCo, for the number of Post-Combination Company Warrants being exercised. The Post-Combination Company Warrant holders do not have the rights or privileges of holders of Class A ADSs and any voting rights until they exercise their Post-Combination Company Warrants and receive Class A ADSs. After the issuance of Class A ADSs upon exercise of the Post-Combination Company Warrants, each holder will be entitled to one (1) vote for each Class A ADS held of record on all matters to be voted on by shareholders.

No fractional Class A ADSs will be issued upon exercise of the Post-Combination Company Warrants. If, upon exercise of the Post-Combination Company Warrants, a holder would be entitled to receive a fractional interest in a Class A ADS, ListCo will, upon exercise, round down to the nearest whole number of Class A ADSs to be issued to the Post-Combination Company Warrant holder.

ListCo has agreed that, subject to applicable law, any action, proceeding or claim against ListCo arising out of or relating in any way to the Amended Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and ListCo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—If the Warrant Amendment Proposal is not approved, the Existing Warrant Agreement will be assigned by GGI to ListCo at the Closing. The Existing Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with ListCo in connection with such warrants.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, ListCo notes, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Subject to certain exceptions, the Post-Combination Company PP Warrants will not be transferable, assignable or salable until 30 days after Closing and they will not be redeemable by ListCo so long as they are held by the GGI Sponsor or its permitted transferees. Otherwise, the Post-Combination Company PP Warrants have terms and provisions that are identical to those of the other Post-Combination Company Warrants, including as to exercise price, exercisability and exercise period. If the Post-Combination Company PP Warrants are held by holders other than the GGI Sponsor or its permitted transferees, the Post-Combination Company PP Warrants will be redeemable by ListCo and exercisable by the holders on the same basis as the other Post-Combination Company Warrants.

If holders of the Post-Combination Company PP Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Class A ADSs equal to the quotient obtained by dividing (x) the product of the number of Class A ADSs underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ADSs for the

10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Listing

ListCo intends to apply to list the Class A ADSs and the Public ADWs or Class C-1 ADSs on Nasdaq under the symbols “PSNY” and “PSNYW,” respectively, upon the Closing. ListCo cannot assure you that the Class A ADSs and the Public ADWs or Class C-1 ADSs will be approved for listing on Nasdaq.

DESCRIPTION OF THE POST-COMBINATION COMPANY’S AMERICAN DEPOSITARY SECURITIES

The below summarizes the terms of the ADSs and ADWs.

ADSs

Citibank, N.A. has agreed to act as the depositary for ListCo’s American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London).

ListCo will appoint Citibank as depositary pursuant to three separate deposit agreements, one for the Class A ADSs representing Post-Combination Company Class A Shares, one for the Class C-1 ADSs representing Post-Combination Company Class C-1 Shares and one for the Class C-2 ADSs representing Post-Combination Company Class C-2 Shares (as applicable). ListCo may refer to the Post-Combination Company Class A Shares, the Post-Combination Company Class C-1 Shares and the Post-Combination Company Class C-2 Shares as the “Shares” and any such reference is to the applicable Shares of the Class corresponding to the applicable ADSs. A draft copy of each of the deposit agreements is on file with the SEC under cover of Registration Statements on Form F-6. You may obtain a copy of the deposit agreements from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-[●] (for the Class A ADSs), 333-[●] (for the Class C-1 ADSs), and 333-[●] (for the Class C-2 ADSs), respectively, when retrieving such copy.

ListCo is providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the applicable deposit agreement and not by this summary. Any reference herein to “deposit agreement” is to the deposit agreement for the applicable ADSs, that is: the Post-Combination Company Class A Share deposit agreement governs the Class A ADSs representing the Post-Combination Company Class A Shares, the Post-Combination Company Class C-1 Share deposit agreement governs the Class C-1 ADSs representing the Post-Combination Company Class C-1 Shares and the Post-Combination Company Class C-2 Share deposit agreement governs the Class C-2 ADSs representing the Post-Combination Company Class C-2 Shares. As such, holders of ADSs representing one class of Shares have no rights or obligations under the deposit agreement for any other class of Shares. ListCo urges you to review the applicable deposit agreements in their entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreements.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one Post-Combination Company Class A Share (in the case of a Class A ADS), or one Post-Combination Company Class C-1 Share (in the case of a Class C-1 ADS), or one Post-Combination Company Class C-2 Share (in the case of a Class C-2 ADS), on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. ListCo and the depositary may agree to change the ADS-to-Share ratio by amending the applicable deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of the applicable ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the applicable ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the applicable deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement for your ADSs, and the ADR evidencing your ADSs specify ListCo’s rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, ListCo’s obligations to the holders of Post-Combination Company Shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, ListCo or any of its or its respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, ListCo will not treat you as one of its shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Post-Combination Company Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC, which nominee will be the only “holder” of such ADSs for purposes of the deposit agreement and any applicable ADR. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, this section will refer to you as the “holder.” The references to “you” assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Shares with the beneficial ownership rights and interests in such Shares being at all times vested with the beneficial owners of the ADSs representing the applicable Shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all corresponding deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Shares the transfer of which is restricted due to contractual or regulatory limitations and commonly referred to as “Restricted Shares” are eligible for deposit under the deposit agreements only in limited circumstances described under “Restricted ADSs”, below.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions ListCo makes on the corresponding securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever ListCo makes a cash distribution for the securities on deposit with the custodian, ListCo will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders of the applicable ADSs, subject to the laws and regulations of England and Wales.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever ListCo makes a free distribution of Shares for the securities on deposit with the custodian, ListCo will deposit the applicable number of Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to the applicable holders new ADSs representing the Shares deposited or modify the ADS-to-Share ratio, in which case each ADS you hold will represent rights and interests in the additional Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Share ratio upon a distribution of Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the

Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever ListCo intends to distribute rights to subscribe for additional Shares, ListCo will give prior notice to the depositary and will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to the applicable holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to the applicable holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to the applicable holders of ADSs, and if ListCo provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	ListCo does not timely request that the rights be distributed to you or ListCo requests that the rights not be distributed to you;

•	ListCo fails to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to the applicable holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever ListCo intends to distribute a dividend payable at the election of shareholders either in cash or in additional Shares, ListCo will give prior notice thereof to the depositary and will indicate whether ListCo wishes the elective distribution to be made available to you. In such case, ListCo will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if ListCo has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever ListCo intends to distribute property other than cash, Shares or rights to subscribe for additional Shares, ListCo will notify the depositary in advance and will indicate whether it wishes such distribution to be made to you. If so, ListCo will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if ListCo provides to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the applicable holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the applicable deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	ListCo does not request that the property be distributed to you or if ListCo requests that the property not be distributed to you;

•	ListCo does not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever ListCo decides to redeem any of the securities on deposit with the custodian, ListCo will notify the depositary in advance. If it is practicable and if ListCo provides all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the applicable holders.

The custodian will be instructed to surrender the deposited securities being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes affecting Shares

The Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of ListCo.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the applicable deposit agreement, the applicable ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Shares

Upon completion of the Business Combination, the Shares being offered pursuant to this proxy statement/prospectus will be deposited by ListCo with the custodian. Upon receipt of confirmation of such deposit, the depositary expects to issue ADSs representing the deposited Shares to the order of Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered trust company, in their capacities as transfer agent and exchange agent for the Business Combination for the distribution to the holders of GGI shares of Common Stock and GGI Warrants entitled thereto.

After the Closing, the depositary may create ADSs on your behalf if you or your broker deposit Shares with the custodian. The depositary will deliver the corresponding ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Shares to the custodian. Your ability to deposit Shares and receive ADSs may be limited by U.S. and English legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of Shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised.

•	You are duly authorized to deposit the Shares.

•

The Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (except as contemplated below and in the applicable deposit agreement).

•	The Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, ListCo and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination, and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Shares at the custodian’s offices. Your ability to withdraw the Shares held in respect of the ADSs may be limited by U.S. and English legal considerations applicable at the time of withdrawal. In order to withdraw the Shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the Shares or ADSs are closed, or (ii) the Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Shares represented by your ADSs. The voting rights of holders of Shares are described in the section of this proxy statement/prospectus titled “Description of ListCo’s Securities.”

At ListCo’s request, the depositary will distribute to you any notice of shareholders’ meeting received from ListCo together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs as of a specified record date, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all Shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•	In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the Shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Shares for which no voting instructions have been received will not be voted except (a) as set forth above in the case voting is by show of hands, or (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by ListCo to vote the Shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which ListCo informs the depositary that (i) it does not wish such discretionary proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Shares may be adversely affected.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. ListCo cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Other than the initial deposit in connection with the Business Combination, issuance of ADSs (e.g., an issuance of ADS upon a deposit of Shares, upon a change in the ADS(s)-to-Share ratio, upon an exercise of Post-Combination Company Warrants/ADWs or conversion of Post-Combination Company Class C Shares/ Class C ADSs or for any other reason), excluding ADS issuances as a result of distributions of Shares

Up to US$0.05 per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Share ratio, or for any other reason)	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to US$0.05 per ADS held

• ADS Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to US$0.05 per ADS (or fraction thereof) transferred

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the applicable deposit agreement) into freely transferable ADSs, and vice versa).

Up to US$0.05 per ADS (or fraction thereof) converted

As an ADS holder, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges (including any applicable stamp duty or SDRT);

•

the registration fees as may from time to time be in effect for the registration of Shares on the share register and applicable to transfers of Shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, ADSs and ADRs;

•	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program; and

•

the amounts payable to the depositary by any party to the applicable deposit agreement pursuant to any ancillary agreement to the applicable deposit agreement in respect of the ADR program, the ADSs, and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the completion of the Business Combination. Note that the fees and charges you may be required to pay may vary over time and may be changed by ListCo and by the depositary. You will receive prior notice of such changes. The depositary may reimburse ListCo for certain expenses incurred by ListCo in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as ListCo and the depositary agree from time to time.

Amendments and Termination

ListCo may agree with the depositary to modify the deposit agreement at any time without your consent. ListCo undertake to give holders of the applicable ADSs 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. ListCo will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, ListCo may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement for your ADSs if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Shares represented by your ADSs (except as permitted by law).

ListCo has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders of ADSs issued under that deposit agreement at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit under the terminated deposit agreement. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the applicable holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the applicable holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Post-Combination Company Shares represented by ADSs and to direct the depositary of such Shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from ListCo as a holder of deposited securities that ListCo make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if ListCo asks it to do so.

Limitations on Obligations and Liabilities

The deposit agreement limits ListCo’s obligations and the depositary’s obligations to you. Please note the following:

•	ListCo and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to accurately determine the lawfulness or practicality of any action, for the content of any document forwarded to you on ListCo’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Shares, for the validity or worth of the Shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of ListCo’s notices or for ListCo’s failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•	The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•	ListCo and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

ListCo and the depositary disclaim any liability if ListCo or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, including regulations of any stock exchange or by reason of present or future provision of any provision of ListCo’s articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond ListCo’s control.

•

ListCo and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in ListCo’s articles of association or in any provisions of or governing the securities on deposit.

•

ListCo and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting securities for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of ListCo in good faith to be competent to give such advice or information.

•

ListCo and the depositary also disclaim liability for the inability by a holder or beneficial holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Shares but is not, under the terms of the deposit agreement, made available to you.

•	ListCo and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	ListCo and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•

ListCo and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among ListCo, the depositary and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to ListCo or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to ListCo or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. ListCo, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify ListCo, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the applicable holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to the applicable holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Shares (including Shares represented by ADSs) are governed by the laws of England and Wales.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving ListCo or the depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST LISTCO AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against ListCo or the depositary arising out of or relating to the Post-Combination Company Shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If ListCo or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived ListCo’s or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Restricted ADSs

In order to enable the deposit of Shares, the transfer of which is restricted due to contractual or regulatory limitations, commonly referred to as “Restricted Shares”, ListCo and the depositary have agreed, by means of letter agreements, to create restricted series of American Depositary Shares referred to as “Restricted ADSs” or “RADSs”, in accordance with the terms of the deposit agreements. The RADS letter agreements supplement the deposit agreements. Forms of the RADS letter agreements are on file with the SEC under cover of the applicable Registration Statements on Form F-6. You may obtain a copy of the RADS letter agreements from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-[●] (for the Class A ADSs), 333-[●] (for the Class C-1 ADSs), and 333-[●] (for the Class C-2 ADSs), respectively, when retrieving such copies.

The Restricted ADSs differ from the freely transferable ADSs in certain respects. These differences include the following:

•	Listing: The Restricted ADSs are not listed on any securities exchange or trading system in the United States.

•	CUSIP Number: The CUSIP number for the Restricted ADSs is different from the CUSIP number for the freely transferable ADSs

•	Transfer Restrictions: The Restricted ADSs may, after issuance, be sold or otherwise transferred only on the terms described below.

•	Legend: The Restricted ADSs will be subject to a transfer legend substantially in the form of all or some of the following:

“THE RESTRICTED ADSs AND THE RESTRICTED SHARES REPRESENTED THEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY JURISDICTION. THE RESTRICTED ADSs MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OR DELIVERED EXCEPT (A) TO A PERSON OTHER THAN A U.S. PERSON (WITHIN THE MEANING GIVEN TO SUCH TERM IN REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”)) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER, (C) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THE APPLICABLE SALE, PLEDGE, TRANSFER AND DELIVERY, AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. LISTCO AND THE DEPOSITARY SHALL BE ENTITLED TO RECEIVE FROM THE HOLDER OF THE RESTRICTED ADSs SEEKING TO SELL, PLEDGE OR OTHERWISE TRANSFER OR DELIVER THE RESTRICTED ADSs EVIDENCE SATISFACTORY TO THE DEPOSITARY AND LISTCO THAT THE TRANSFER RESTRICTIONS APPLICABLE TO THE RESTRICTED ADSs HAVE BEEN OR ARE BEING SATISFIED (WHICH MAY INCLUDE AN OPINION OF QUALIFIED COUNSEL).

THE RESTRICTED ADSs AND THE RESTRICTED SHARES REPRESENTED THEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO THE SPONSOR AND SUPPORTING SPONSOR STOCKHOLDERS LOCK-UP AGREEMENT, DATED SEPTEMBER 27, 2021, AMONG POLESTAR AUTOMOTIVE HOLDING UK LIMITED (THE “COMPANY”), GORES GUGGENHEIM SPONSOR LLC AND THE OTHER PARTIES THERETO (AS AMENDED, THE “SPONSOR LOCK UP AGREEMENT”), OR THE PARENT LOCK-UP AGREEMENTS, DATED SEPTEMBER 27, 2021, AMONG LISTCO AND THE OTHER PARTIES THERETO (AS AMENDED, THE “SPONSOR LOCK UP AGREEMENTS,” AND TOGETHER WITH THE SPONSOR LOCK UP AGREEMENT, THE “LOCK UP AGREEMENTS”), AS APPLICABLE, MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCK-UP PURSUANT TO THE TERMS SET FORTH IN THE LOCK UP AGREEMENTS, AS APPLICABLE.”

•

Segregation of Shares: Restricted Shares deposited with the custodian with respect to Restricted ADSs shall be held separate and distinct from the deposited securities held under the applicable deposit agreement.

•

Lack of Fungibility: The Restricted ADSs are not currently fungible with the freely transferable ADSs issued and outstanding under the applicable deposit agreement. The Restricted ADSs will not be fungible with the freely transferable ADSs outstanding under the applicable deposit agreement as long as the Restricted ADSs and the Restricted Shares represented thereby are “restricted securities” under the Securities Act or are otherwise subject to restrictions on transfer.

•

Withdrawal: The holders of Restricted ADSs will be able to request the withdrawal of the Restricted Shares represented by their Restricted ADSs only upon delivery to the depositary of (i) the applicable RADSs, all documentation contemplated in the applicable deposit agreement and the applicable RADS letter agreement and payment of all applicable fees and expenses of the depositary, and (ii) a certification to the effect, inter alia, that either (x) the holder will be the owner of the Restricted Shares being withdrawn and undertakes not to deposit the Restricted Shares under the applicable deposit agreement and to transfer such Restricted Shares only in a transaction meeting the requirements of the legend set forth above or (y) the holder has sold the Restricted Shares in a transaction meeting the requirements of Regulation S under the Securities Act and will make delivery of the Restricted Shares outside the U.S.

•

Book-Entry Settlement: The Restricted ADSs are not expected to be eligible for inclusion in any book-entry settlement system, including, without limitation, the book-entry settlement system maintained by DTC.

•

Conversion of RADSs into ADSs: Once the applicable transfer restrictions expire or if the transaction is covered by an effective resale registration statement, the RADSs may be exchangeable into freely transferable ADSs upon delivery of the RADSs to the depositary for exchange into freely transferable ADSs together with applicable supporting documents, legal opinions and depositary fees and taxes.

Conversion of Class C ADSs

Holders of Class C ADSs representing Post-Combination Company Class C Shares may convert the Class C ADSs into Class A ADSs representing Post-Combination Company Class A Shares on any New York and UK business day at any time commencing on the later of 30 days after the completion of the Business Combination and March 25, 2022, subject in each case to the terms and conditions of the applicable Post-Combination Company Class C Shares and the deposit agreement. Post-Combination Company Class C Shares will only be accepted for conversion in multiples of one.

Any holder of Class C ADSs wishing to convert the Post-Combination Company Class C Shares represented by their Class C ADSs into Class A ADSs will need to take the following actions:

•

deliver the applicable Class C ADSs to the depositary bank, together with instructions to cancel such Class C ADSs and to deliver the corresponding Post-Combination Company Class C Shares to [Computershare Trust Company, N.A.], as conversion agent, for conversion into Post-Combination Company Class A Shares, and pay to the depositary bank the applicable ADS fees; and

•	deliver to [Computershare Trust Company, N.A.], as conversion agent, a duly completed ADS conversion form together with the applicable conversion price (in U.S Dollars) and applicable taxes.

Holders of Class C ADSS who duly convert the Post-Combination Company Class C Shares represented by their Class C ADSs will receive Post-Combination Company Class A Shares represented by Class A ADSs, subject in each case to the terms of the Post-Combination Company Class C Shares in the Post-Combination Company Articles and the applicable deposit agreement.

A holder who converts the Post-Combination Company Class C Shares represented by their Class C ADSs will become the owner of Post-Combination Company Class A Shares only upon receipt by [Computershare Trust Company, N.A.], as conversion agent, of (i) the requisite Post-Combination Company Class C Shares (upon cancellation of Class C ADSs), (ii) the duly completed conversion form, and (iii) the applicable conversion price and taxes. The form conversion instructions to be delivered to [Computershare Trust Company, N.A.], as conversion agent, may be obtained from the depositary bank.

If ListCo suspends the right to convert Post-Combination Company Class C Shares at any time, ListCo will give notice thereof to the depositary bank setting forth the term and reason for such suspension. Upon receipt of such notice, the depositary bank shall give notice thereof to the holders of Class C ADSs and shall refuse during the period of such suspension to accept instructions to cancel Class C ADSs for the purpose of converting Post-Combination Company Class C Shares.

ADWs

In the event that the Warrant Amendment Proposal is not approved, Citibank, N.A. has agreed to act as the depositary for the American Depositary Warrants. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Warrants are referred to as “ADWs” and represent ownership interests in securities that are on deposit with the depositary. ADWs may be represented by certificates that are commonly known as “American Depositary Warrant Receipts” or “ADWRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London).

ListCo will appoint Citibank as depositary for the ADWs pursuant to a deposit agreement. A draft of the deposit agreement for the ADWs is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-[●] when retrieving such copy.

ListCo is providing you with a summary description of the material terms of the ADWs and of your material rights as an owner of ADWs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADWs will be determined by the deposit agreement and not by this summary. ListCo urges you to review the deposit agreement in its entirety as well as the form of ADWR attached to the deposit agreement. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADWs but that may not be contained in the deposit agreement.

Each ADW represents one Post-Combination Company Warrant on deposit with the depositary and/or the custodian. An ADW will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADW but that has not been distributed to the owners of ADWs because of legal restrictions or practical considerations. ListCo and the depositary may agree to change the ADW-to-Post-Combination Company Warrant ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADW owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADWs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADWs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADWs for the benefit of the holders and beneficial owners of the corresponding ADWs. A beneficial owner of ADWs may or may not be the holder of ADWs. Beneficial owners of ADWs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADWs, the registered holders of the ADWs (on behalf of the applicable ADW owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADWs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADWs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADWR that represents your ADWs. The deposit agreement and the ADWR specify ListCo’s rights and obligations as well as your rights and obligations as an owner of ADWs and those of the depositary. As an ADW holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement is governed by New York law. However, ListCo’s obligations to the holders of Post-Combination Company Warrants will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, ListCo or any of its or its respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADWs, ListCo’s will not treat you as one of ListCo’s warrant holders and you will not have direct warrant holder rights. The depositary will hold on your behalf the warrant holder rights attached to the Post-Combination Company Warrants underlying your ADWs. As an owner of ADWs you will be able to exercise the warrant holders rights for the Post-Combination Company Warrants represented by your ADWs through the depositary only to the extent contemplated in the deposit agreement. To exercise any warrant holder rights not contemplated in the deposit agreement you will, as an ADW owner, need to arrange for the cancellation of your ADWs and become a direct warrant holder.

The manner in which you own the ADWs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADWs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADWs, you may hold your ADWs either by means of an ADWR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADWs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADWs by the depositary. Under the direct registration system, ownership of ADWs is evidenced by periodic statements issued by the depositary to the holders of the ADWs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADWs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADW owner. Banks and brokers typically hold securities such as the ADWs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADWs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADWs held through DTC will be registered in the name of a nominee of DTC, which nominee will be the only “holder” of such ADWs for purposes of the deposit agreement and any applicable ADWR. This summary description assumes you have opted to own the ADWs directly by means of an ADW registered in your name and, as such, this section will refer to you as the “holder.” The references to “you,” assumes the reader owns ADWs and will own ADWs at the relevant time.

The registration of the Post-Combination Company Warrants in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Post-Combination Company Warrants with the beneficial ownership rights and interests in such Post-Combination Company Warrants being at all times vested with the beneficial owners of the ADWs representing the applicable Post-Combination Company Warrants. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADWs representing the deposited property.

Distributions

As a holder, you generally have the right to receive the distributions ListCo makes on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADWs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever ListCo makes a cash distribution for the securities on deposit with the custodian, ListCo will notify the depositary. Upon receipt of such notice, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Warrants

Whenever ListCo makes a free distribution of Post-Combination Company Warrants for the securities on deposit with the custodian, ListCo will notify the depositary. Upon receipt of such notice, the depositary will either distribute to holders new ADWs representing the Post-Combination Company Warrants deposited or modify the ADW to Post-Combination Company Warrants ratio, in which case each ADW you hold will represent rights and interests in the additional Post-Combination Company Warrants so deposited. Only whole new ADWs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADWs or the modification of the ADW-to-Post-Combination Company Warrant ratio upon a distribution of Post-Combination Company Warrants will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Post-Combination Company Warrants so distributed.

No such distribution of new ADWs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADWs as described above, it may sell the Post-Combination Company Warrants received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever ListCo intends to distribute rights to purchase additional Post-Combination Company Warrants, ListCo will give prior notice to the depositary and ListCo will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADWs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADWs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADWs, and if ListCo provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADWs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Post-Combination Company Warrants other than in the form of ADWs.

The depositary will not distribute the rights to you if:

•	ListCo does not request that the rights be distributed to you or ListCo asks that the rights not be distributed to you; or

•	ListCo fails to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever ListCo intends to make a distribution payable at the election of Post-Combination Company Warrant holders either in cash or in additional Post-Combination Company Warrants, ListCo will give prior notice thereof to the depositary and will indicate whether ListCo wishes the elective distribution to be made available to you. In such case, ListCo will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if ListCo has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADWs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADWs, depending on what a Post-Combination Company warrant holder in England and Wales would receive for failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever ListCo intends to distribute property other than cash, Post-Combination Company Warrants or rights to purchase additional Post-Combination Company Warrants, ListCo will notify the depositary in advance and will indicate whether ListCo wishes such distribution to be made to you. If so, ListCo will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if ListCo provides all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	ListCo does not request that the property be distributed to you or if ListCo asks that the property not be distributed to you; or

•	ListCo does not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever ListCo decides to redeem any of the securities on deposit with the custodian for the holders of ADWs, ListCo will notify the depositary. If it is reasonably practicable and if ListCo provides all of the documentation contemplated in the deposit agreement, the depositary will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the Post-Combination Company Warrants being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADWs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADWs. If less than all ADWs are being redeemed, the ADWs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Post-Combination Company Warrants

In the event that any of the terms of the Post-Combination Company Warrants are modified (i.e., upon the occurrence of a change in the number of Polestar shares to be issued upon exercise of Post-Combination Company Warrants), ListCo will give notice thereof to the depositary with instructions to provide notice thereof to holders of ADWs and will cooperate with the depositary in taking all reasonably necessary actions under the deposit agreement.

Upon any split-up, consolidation, cancellation or reclassification of Post-Combination Company Warrants or in the event of any recapitalization, reorganization, merger or consolidation or sale of assets that affect ListCo or to which ListCo is a party, ListCo will notify the depositary and the depositary will give notice thereof to the holders of ADWs. After the occurrence of such event, the ADWs will, to the maximum extent permitted by law, represent the right to receive the securities received by the custodian in exchange or conversion for the Post-Combination Company Warrants. In any such event, additional ADWs may be issued or existing ADWs may be called for surrender and exchange into new ADWs.

Exercise of Post-Combination Company Warrants

Holders of ADWs may exercise the Post-Combination Company Warrants represented by their ADWs on any New York and UK business day prior to the expiration of the Post-Combination Company Warrants, subject in each case to the terms and conditions of the Post-Combination Company Warrants and the deposit agreement. Post-Combination Company Warrants will only be accepted for exercise in multiples of one.

Any holder of ADWs wishing to exercise the underlying Post-Combination Company Warrants represented by the ADWs will need to take the following actions:

•

deliver the applicable ADWs to the depositary, together with instructions to cancel such ADWs and to deliver the corresponding Post-Combination Company Warrants to the Post-Combination Company warrant agent, and pay to the depositary the applicable ADW and ADS fees, and

•

deliver to the Post-Combination Company warrant agent a duly completed ADW/Post-Combination Company Warrant exercise instruction form together with the applicable warrant exercise price (in U.S. Dollars) and applicable taxes.

Holders of ADWs who duly exercise the Post-Combination Company Warrants represented by their ADWs will receive Post-Combination Company Class A Shares represented by Class A ADSs, subject in each case to the terms of the Post-Combination Company Warrants represented by ADWs and in the case of the Post-Combination Company Class A Shares represented by Class A ADSs to the terms of the ADS Deposit Agreement—Class A ADSs.

A holder who exercises the Post-Combination Company Warrants represented by their ADWs will become the owner of Post-Combination Company Shares only upon receipt by the Post-Combination Company warrant agent of (i) the requisite Post-Combination Company Warrants (upon cancellation of ADWs), (ii) the duly completed ADW/Post-Combination Company Warrant exercise instructions form, and (iii) the applicable exercise price and taxes. The form exercise instructions to be delivered to the depositary and the Post-Combination Company warrant agent may be obtained from the depositary.

If ListCo suspends the right to exercise Post-Combination Company Warrants at any time, ListCo will give notice thereof to the depositary setting forth the term and reason for such suspension. Upon receipt of such notice, the depositary shall give notice thereof to the holders of ADWs and shall refuse during the period of such suspension to accept instructions to cancel ADWs for the purpose of exercising Post-Combination Company Warrants.

Issuance of ADWs upon Deposit of Post-Combination Company Warrants

Upon completion of the Business Combination, the Post-Combination Company Warrants being offered pursuant to this proxy statement/prospectus will be deposited by ListCo with the custodian. Upon receipt of confirmation of such deposit, the depositary expects to issue ADWs representing the deposited Post-Combination Company Warrants to the order of Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered trust company, in their capacities as transfer agent and exchange agent for the Business Combination for the distribution to the holders of GGI Warrants entitled thereto.

After the Closing, the depositary may create ADWs on your behalf if you or your broker deposit Post-Combination Company Warrants with the custodian. The depositary will deliver these ADWs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Post-Combination Company Warrants to the custodian. Your ability to deposit Post-Combination Company Warrants and receive ADWs may be limited by U.S. and English legal considerations applicable at the time of deposit.

The issuance of ADWs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Post-Combination Company Warrants have been duly transferred to the custodian. The depositary will only issue ADWs in whole numbers.

When you make a deposit of Post-Combination Company Warrants, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The Post-Combination Company Warrants are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Post-Combination Company Warrants have been validly waived or exercised.

•	You are duly authorized to deposit the Post-Combination Company Warrants.

•

The Post-Combination Company Warrants presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADWs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Post-Combination Company Warrants presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, ListCo and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Warrants Upon Cancellation of ADWs

As a holder, you will be entitled to present your ADWs to the depositary for cancellation and then receive the underlying Post-Combination Company Warrants at the custodian’s offices. In order to withdraw the Post-Combination Company Warrants represented by your ADWs, you will be required to pay to the depositary the fees for cancellation of ADWs and any charges and taxes payable upon the transfer of the Post-Combination Company Warrants being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADWs will not have any rights under the deposit agreement.

If you hold an ADWR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADWs. The withdrawal of the Post-Combination Company Warrants represented by your ADWs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADWs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADWs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Post-Combination Company Warrants or ADWs are closed, or (ii) Post-Combination Company Warrants are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADWs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADWs except to comply with mandatory provisions of law.

Voting Rights

In the event ListCo establishes a meeting at which holders of Post-Combination Company Warrants may vote or wishes to seek the consent of holders of Post-Combination Company Warrants, as a holder of ADWs, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting or consent rights for the Post-Combination Company Warrants (if any) represented by your ADWs.

At ListCo’s request, the depositary will distribute to you any notice of meeting (at which holders of Post-Combination Company Warrants have the right to vote) received from ListCo together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADWs. In lieu of distributing such materials, the depositary may distribute to holders of ADWs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADWs as of a specified record date, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADWs as follows:

•

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all Post-Combination Company Warrants held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADWs who provide timely voting instructions.

•

In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the Post-Combination Company Warrants held on deposit in accordance with the voting instructions received from the holders of ADWs.

Post-Combination Company Warrants for which no voting instructions have been received will not be voted except (a) as set forth above in the case voting is by show of hands, or (b) in the event of voting by poll, holders of ADWs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by ListCo to vote the Post-Combination Company Warrants represented by such holders’ ADWs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which ListCo informs the depositary that (i) it does not wish such discretionary proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Post-Combination Company Warrants may be adversely affected.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. ListCo cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADW holder, you will be required to pay the following service fees to the depositary:

Service	Fees

•  Other than the initial issuance in connection with the Business Combination, issuance of ADWs (e.g., an issuance of ADW upon a deposit of Post-Combination Company Warrants, upon a change in the ADW(s)-to-Post-Combination Company Warrant(s) ratio, or for any other reason), excluding ADW issuances as a result of distributions of Post-Combination Company Warrants)

Up to U.S. 5¢ per ADW issued

• Cancellation of ADWs (e.g., a cancellation of ADWs for delivery of deposited property, upon a change in the ADW(s)-to-Post-Combination Company Warrant(s) ratio, or for any other reason)	Up to U.S. 5¢ per ADW cancelled

• Cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADW held

• Distribution of ADWs pursuant to (i) free Post-Combination Company Warrant distributions, or (ii) exercise of rights to purchase additional ADWs	Up to U.S. 5¢ per ADW held

• Distribution of securities other than ADWs or rights to purchase additional ADWs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADW held

• ADW Services	Up to U.S. 5¢ per ADW held on the applicable record date(s) established by the depositary bank

• Registration of ADW transfers (e.g., upon a registration of the transfer of registered ownership of ADWs, upon a transfer of ADWs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADW (or fraction thereof) transferred

•  Conversion of ADWs of one series for ADWs of another series (e.g., upon conversion of Partial Entitlement ADWs for Full Entitlement ADWs, or upon conversion of Restricted ADWs (each as defined in the Deposit Agreement) into freely transferable ADWs, and vice versa).

Up to U.S. 5¢ per ADW (or fraction thereof) converted

• Exercise of Post-Combination Company Warrants represented by ADWs.	Up to 5¢ per ADW exercised

As an ADW holder, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges (including any applicable stamp duty or SDRT);

•

the registration fees as may from time to time be in effect for the registration of Post-Combination Company Warrants on the share register and applicable to transfers of Post-Combination Company Warrants to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Post-Combination Company Warrants, ADWs and ADWRs;

•	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADW program; and

•

the amounts payable to the depositary by any party to the applicable deposit agreement pursuant to any ancillary agreement to the applicable deposit agreement in respect of the ADW program, the ADWs, and the ADWRs.

ADW fees and charges for (i) the issuance of ADWs, and (ii) the cancellation of ADWs are charged to the person for whom the ADWs are issued (in the case of ADW issuances) and to the person for whom ADWs are cancelled (in the case of ADW cancellations). In the case of ADWs issued by the depositary into DTC, the ADW issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADWs being issued or the DTC participant(s) holding the ADWs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADW fees and charges in respect of distributions and the ADW service fee are charged to the holders as of the applicable ADW record date. In the case of distributions of cash, the amount of the applicable ADW fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADW service fee, holders as of the ADW record date will be invoiced for the amount of the ADW fees and charges and such ADW fees and charges may be deducted from distributions made to holders of ADWs. For ADWs held through DTC, the ADW fees and charges for distributions other than cash and the ADW service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADW fees and charges to the beneficial owners for whom they hold ADWs. In the case of (i) registration of ADW transfers, the ADW transfer fee will be payable by the ADW holder whose ADWs are being transferred or by the person to whom the ADWs are transferred, and (ii) conversion of ADWs of one series for ADWs of another series, the ADW conversion fee will be payable by the holder whose ADWs are converted or by the person to whom the converted ADWs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADW holder. Certain depositary fees and charges (such as the ADW services fee) may become payable shortly after the closing of the ADW offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by ListCo and by the depositary. You will receive prior notice of such changes. The depositary may reimburse ListCo for certain expenses incurred by ListCo in respect of the ADW program, by making available a portion of the ADW fees charged in respect of the ADW program or otherwise, upon such terms and conditions as ListCo and the depositary agree from time to time.

Amendments and Termination

ListCo may agree with the depositary to modify the deposit agreement at any time without your consent. ListCo undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. ListCo will not consider modifications or supplements to be materially prejudicial to your substantial rights if such modifications or supplements are reasonably necessary for the ADWs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, ListCo may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADWs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Post-Combination Company Warrants represented by your ADWs (except as permitted by law).

The deposit agreement will terminate automatically on the date the Post-Combination Company Warrants expire. In addition, ListCo has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADWs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADWs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADWs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADW holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADWs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADWs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from ListCo as a holder of deposited securities that ListCo makes generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if ListCo asks it to do so.

Limitations on Obligations and Liabilities

The deposit agreement limits ListCo’s obligations and the depositary’s obligations to you. Please note the following:

•	ListCo and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on ListCo’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in or exercising Post-Combination Company Warrants, for the validity or worth of the Post-Combination Company Warrants, for any tax consequences that result from the ownership of ADWs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of ListCo’s notices or for ListCo’s failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•	The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•	ListCo and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

ListCo and the depositary disclaim any liability if ListCo or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, including regulations of any stock exchange or by reason of present or future provision of any provision of ListCo’s articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond ListCo’s control.

•

ListCo and the depositary disclaim any liability if ListCo is prevented or forbidden from acting on account of any law or regulation, any provision of the Post-Combination Articles, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond ListCo’s control.

•

ListCo and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in the Post-Combination Articles or in any provisions of the securities on deposit.

•

ListCo and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Post-Combination Company Warrants for deposit, any holder of ADWs or authorized representatives thereof, or any other person believed by either of ListCo in good faith to be competent to give such advice or information.

•

ListCo and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Post-Combination Company Warrants but is not, under the terms of the deposit agreement, made available to you.

•	ListCo and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	ListCo and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•

ListCo and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADWs holds ADWs, including resulting from holding ADWs through a brokerage account.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among ListCo, the depositary and you as ADW holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to ListCo or the ADW owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to ListCo or to the ADW owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADWs and the securities represented by the ADWs. ListCo, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADWs, to deliver, transfer, split and combine ADWRs, to release securities on deposit or to exercise any Post-Combination Company Warrants represented by ADWs until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify ListCo, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADWRs and the ADWs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Post-Combination Company Warrants (including Post-Combination Company Warrants represented by ADWs) are governed by the laws of England and Wales.

As an owner of ADWs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADWs or the ADWRs, involving ListCo or the depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADWs AGAINST LISTCO AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADW holders waive the right to a jury trial of any claim they may have against ListCo or the depositary arising out of or relating to the Post-Combination Company Warrants, the ADWs or the deposit agreement, including any claim under U.S. federal securities laws. If ListCo or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Restricted ADWs

In order to enable the deposit of Post-Combination Company Warrants, the transfer of which is restricted due to contractual or regulatory limitations, commonly referred to as “Restricted Warrants,” ListCo and the depositary have agreed, by means of a letter agreement, to create a restricted series of American Depositary Warrants referred to as “Restricted ADWs” or “RADWs,” in accordance with the terms of the ADW deposit agreement. The RADW letter agreement supplements the ADW deposit agreement. A Form of the RADW letter agreement is on file with the SEC under cover of the applicable Registration Statements on Form F-6. You may obtain a copy of the RADW letter agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-[•] when retrieving such copies.

The Restricted ADWs differ from the freely transferable ADWs in certain respects. These differences include the following:

•	Listing: The Restricted ADWs are not listed on any securities exchange or trading system in the United States.

•	CUSIP Number: The CUSIP number for the Restricted ADWs is different from the CUSIP number for the freely transferable ADWs.

•	Transfer Restrictions: The Restricted ADWs may, after issuance, be sold or otherwise transferred only on the terms described below.

•	Legend: The Restricted ADWs will be subject to a transfer legend substantially in the form of all or some the following:

“THE RESTRICTED ADWs AND THE RESTRICTED WARRANTS REPRESENTED THEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY JURISDICTION. THE RESTRICTED ADWs MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OR DELIVERED EXCEPT (A) TO A PERSON OTHER THAN A U.S. PERSON (WITHIN THE MEANING GIVEN TO SUCH TERM IN REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”)) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER, (C) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THE APPLICABLE SALE, PLEDGE, TRANSFER AND DELIVERY, AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. LISTCO AND THE DEPOSITARY SHALL BE ENTITLED TO RECEIVE FROM THE HOLDER OF THE RESTRICTED ADWs SEEKING TO SELL, PLEDGE OR OTHERWISE TRANSFER OR DELIVER THE RESTRICTED ADWs EVIDENCE SATISFACTORY TO THE DEPOSITARY AND LISTCO THAT THE TRANSFER RESTRICTIONS APPLICABLE TO THE RESTRICTED ADWs HAVE BEEN OR ARE BEING SATISFIED (WHICH MAY INCLUDE AN OPINION OF QUALIFIED COUNSEL).

THE RESTRICTED ADWs AND THE RESTRICTED WARRANTS REPRESENTED THEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO THE SPONSOR AND SUPPORTING SPONSOR STOCKHOLDERS LOCK-UP AGREEMENT, DATED SEPTEMBER 27, 2021, AMONG POLESTAR AUTOMOTIVE HOLDING UK LIMITED (THE “COMPANY”), GORES GUGGENHEIM SPONSOR LLC AND THE OTHER PARTIES THERETO (AS AMENDED, THE “SPONSOR LOCK UP AGREEMENT”), OR THE PARENT LOCK-UP AGREEMENTS, DATED SEPTEMBER 27, 2021, AMONG LISTCO AND THE OTHER PARTIES THERETO (AS AMENDED, THE “SPONSOR LOCK UP AGREEMENTS,” AND TOGETHER WITH THE SPONSOR LOCK UP AGREEMENT, THE

“LOCK UP AGREEMENTS”), AS APPLICABLE, MAY ONLY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCK-UP PURSUANT TO THE TERMS SET FORTH IN THE LOCK UP AGREEMENTS, AS APPLICABLE.”

•

Segregation of Warrants: Restricted Warrants deposited with the custodian with respect to Restricted ADWs shall be held separate and distinct from the deposited securities held under the ADW deposit agreement.

•

Lack of Fungibility: The Restricted ADWs are not currently fungible with the freely transferable ADWs issued and outstanding under the applicable ADW deposit agreement. The Restricted ADWs will not be fungible with the freely transferable ADWs outstanding under the ADW deposit agreement as long as the Restricted ADWs and the Restricted Warrants represented thereby are “restricted securities” under the Securities Act or are otherwise subject to restrictions on transfer.

•

Withdrawal: The holders of Restricted ADWs will be able to request the withdrawal of the Restricted Warrants represented by their Restricted ADWs only upon delivery to the depositary of (i) the applicable RADWs, all documentation contemplated in the ADW deposit agreement and the RADW letter agreement and payment of all applicable fees and expenses of the depositary, and (ii) a certification to the effect, inter alia, that either (x) the holder will be the owner of the Restricted Warrants being withdrawn and undertakes not to deposit the Restricted Warrants under the ADW deposit agreement and to transfer such Restricted Warrants only in a transaction meeting the requirements of the legend set forth above or (y) the holder has sold the Restricted Warrants in a transaction meeting the requirements of Regulation S under the Securities Act and will make delivery of the Restricted Warrants outside the U.S.

•

Book-Entry Settlement: The Restricted ADWs are not expected to be eligible for inclusion in any book-entry settlement system, including, without limitation, the book-entry settlement system maintained by DTC.

•

Conversion of RADWs into ADWs: Once the applicable transfer restrictions expire or if the transaction is covered by an effective resale registration statement, the RADWs may be exchangeable into freely transferable ADWs upon delivery of the RADWs to the depositary for exchange into freely transferable ADWs together with applicable supporting documents, legal opinions and depositary fees and taxes.

COMPARISON OF STOCKHOLDER RIGHTS

General

GGI is incorporated under the laws of the State of Delaware and the rights of GGI stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current GGI Certificate and GGI’s current bylaws. As a result of the Business Combination, GGI stockholders who receive Post-Combination Company Ordinary Shares will each become Post-Combination Company shareholders. The Post-Combination Company will be incorporated under the laws of the England and Wales and the rights of Post-Combination Company shareholders will be governed by the laws of the England and Wales and the Post-Combination Articles. Thus, following the Business Combination, the rights of GGI stockholders who become Post-Combination Company shareholders will be governed by the laws of the England and Wales and will no longer be governed by the Current GGI Certificate or GGI’s current bylaws and instead will be governed by the Post-Combination Articles.

The Post-Combination Company Class A Shares and the Post-Combination Company Class C Shares or the Post-Combination Company Warrants will be represented by Class A ADSs and Class C ADSs or ADWs, as applicable. As a holder of Class A ADSs and Class C ADSs or ADWs, your rights will be different than those of a holder directly holding the securities underlying the Class A ADSs and Class C ADSs or ADWs. Please see the section titled “Description of the Post-Combination Company’s American Depositary Securities” for additional information.

Comparison of Stockholder Rights

Set forth below is a summary comparison of material differences between the rights of the rights of GGI stockholders under the Current GGI Certificate and GGI’s current bylaws (left column), and the rights of Post-Combination Company shareholders under the form of the Post-Combination Articles (right column), a form of which is attached to this proxy statement/prospectus as Annex B. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of applicable law. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist.

	GGI	Post-Combination Company
Authorized Capital	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which GGI is authorized to issue is 441,000,000 shares, consisting of (a) 440,000,000 shares of GGI Common Stock, including (i) 400,000,000 shares of GGI Class A Common Stock, and (ii) 40,000,000 shares of GGI Class F Common Stock, and (b) 1,000,000 shares of GGI Preferred Stock.	The total number of shares of all classes of shares which the Post-Combination Company is authorized to issue is [●] shares, consisting of (a) [●] Post-Combination Company Class A Shares of nominal value USD 0.01 each, (b) [●] Post-Combination Company Class B Shares of nominal value USD 0.01 each, (c) [●] Post-Combination Company Class C-1 Shares of nominal value USD 0.10 each, (d) [●] Post-Combination Company Class C-2 Shares of nominal value USD 0.10 each, (e) [●] Post-Combination Company Preference Shares of nominal value USD 10.00 each, and (f)

	GGI	Post-Combination Company
50,000 GBP Redeemable Preferred Shares of nominal value GBP 1.00 each. In addition, Post-Combination Company Class A Shares and [●] Deferred Shares of nominal value USD 0.01 each may be created upon conversion of Post-Combination Class C-1 Shares, Post-Combination Class C-2 Shares and Post-Combination Company Preference Shares without any requirement for further authorization.

Rights of Preferred Stock	Subject to certain requirements relating to an initial business combination set forth in the Current GGI Certificate, the GGI Board is expressly authorized to provide out of the unissued shares of the GGI Preferred Stock for one or more series of GGI Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the GGI Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.

The Post-Combination Articles provide that the Post-Combination Company Preference Shares will not entitle any holder to preferred dividends or accruals save that the holders of Post-Combination Company Preference Shares will participate in dividends or other distributions on the Post-Combination Company Class A Shares as if such Post-Combination Company Preference Shares had been converted into Post-Combination Company Class A Shares in accordance with the Post-Combination Articles.

The GBP Redeemable Preferred Shares do not entitle their holders to participate in any dividends or other distributions, nor have conversion rights, but may be redeemed. The Post-Combination Company Preference Shares and GBP Redeemable Preferred Shares carry no voting rights.

Voting Rights	Except as otherwise required by law or the Current GGI Certificate, the holders of shares of GGI Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on	The Post-Combination Articles provide that each outstanding Post-Combination Company Class A Share is entitled to one vote on all matters submitted to a vote of shareholders. Each Post-Combination Company

	GGI	Post-Combination Company
	which the holders of the GGI Common Stock are entitled to vote.	Class B Share is entitled to 10 votes on all matters submitted to a vote of shareholders. Each Post-Combination Company Class C Share is entitled to one vote on all matters submitted to a vote of shareholders. Post-Combination Company Preference Shares, Deferred Shares and GBP Redeemable Preferred Shares will carry no voting rights and shall not entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Post-Combination Company. Subject to any rights or restrictions attached to any shares on a poll every member present in person or by proxy shall have one vote for every share of which he is the holder. None of ListCo’s shareholders will be entitled to vote at any general meeting or at any separate class meeting in respect of any share unless all calls or other sums payable in respect of that share have been paid.

Cumulative Voting	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Current GGI Certificate does not authorize cumulative voting.	Holders of Post-Combination Company Shares will have no cumulative voting rights.

Number of Directors	GGI’s current bylaws provide that the number of directors of the GGI shall be fixed exclusively by resolution of the GGI Board. A director shall hold office until the next annual or special meeting at which directors are being elected, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	The Post-Combination Articles provide that, unless otherwise determined by the Post-Combination Company by ordinary resolution, the number of directors (other than any alternate directors) shall be at least two and not more than 15. The Post-Combination Articles provide that, upon the Closing, the Post-Combination Company shall have eight initial directors, including a majority of

	GGI	Post-Combination Company
“Independent Directors” (as defined in the Post Combination Company Articles).

Election of Directors	Subject to the special rights of the holders of any series of GGI Preferred Stock to elect directors, GGI’s current bylaws require that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Pursuant to the Current GGI Certificate, prior to the closing of the initial business combination, the holders of GGI Class F Common Stock, voting together as a single class, have the exclusive right to elect any director; provided, that with respect to the election of directors in connection with a meeting of the stockholders of GGI in which a business combination is submitted to the stockholders of GGI for approval, holders of GGI Class A Common Stock and holders of GGI Class F Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors.

The Post-Combination Articles provide that, subject to the requirements of the Post-Combination Articles, the Post-Combination Company may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the then-existing Post-Combination Company Board but the total number of directors shall not exceed fifteen.

The Post-Combination Company board also has power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the then-existing Post-Combination Company Board, but the total number of directors shall not exceed fifteen.

Manner of Acting by Board	GGI’s current bylaws provide that a majority of the GGI Board shall constitute a quorum for the transaction of business at any meeting of the GGI Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the GGI Board, except as may be otherwise specifically provided by applicable law, the Current GGI Certificate or GGI’s current bylaws.	The Post-Combination Articles provide that a duly convened meeting of the Post-Combination Company Board at which a quorum is present shall be competent to exercise all or any of the authorities, powers, and discretions for the time being vested in or exercisable by the Post-Combination Company Board. Questions arising at any Post-Combination Company Board meeting shall be determined by a majority of votes. In the case of an equality of votes the chair of that meeting shall have a second or casting vote (unless he or she is

	GGI	Post-Combination Company
not entitled to vote on the resolution in question).

Removal of Directors	The Current GGI Certificate provides that, subject to the special rights of the holders of any series of GGI Preferred Stock to elect directors, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of GGI Class F Common Stock entitled to vote generally in the election of directors, voting together as a single class.

In addition to any power of removal conferred by the Companies Act, the Post-Combination Articles provide that the Post-Combination Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Companies Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise).

The Post-Combination Articles further provide that in the first three years following Closing, except as required by the Companies Act, the Post-Combination Company Board may only convene a general meeting which proposes a resolution to remove an “Independent Director” (as defined in the Post-Combination Articles) if the Post-Combination Company Board approves such resolution by simple majority including the affirmative vote of at least two other “Independent Directors” (or if there are fewer than two “Independent Directors” then in office excluding the “Independent Director” proposed to be removed, all of the “Independent Directors” (other than the “Independent Director” proposed to be removed), if any).

Vacancies on Board	The Current GGI Certificate provides that, subject to the special rights of the holders of any series of GGI Preferred Stock to elect directors, if any, newly	The Post-Combination Company Board also has power at any time to appoint any person who is willing to act as a director, either to fill a vacancy

	GGI	Post-Combination Company
	created directorships resulting from an increase in the number of directors and any vacancies on the GGI Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).	or as an addition to the then- existing Post-Combination Company Board, but the total number of directors shall not exceed fifteen.

Business Proposals by Stockholders

GGI’s current bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the GGI’s notice of meeting (or any supplement thereto) given by or at the direction of the GGI Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the GGI Board or (iii) otherwise properly brought before the annual meeting by any stockholder of GGI (a) who is a stockholder of record entitled to vote at such annual meeting and (b) whose notice is timely. To be timely, a stockholder’s notice to GGI with respect to such business must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the

Subject to certain conditions, the Companies Act entitles shareholders representing at least 5% of the total voting rights exercisable at an annual general meeting to have the Post-Combination Company circulate and give notice of a resolution which may be properly moved, and is intended to be moved, at the Post-Combination Company’s next annual general meeting.

	GGI	Post-Combination Company
close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the GGI.

Special Meetings of the Board	GGI’s current bylaws provide that special meetings of the GGI Board (a) may be called by the chairman of the GGI Board or president and (b) shall be called by the chairman of the GGI Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.	The Post-Combination Articles provide that a Post-Combination Company Board meeting can be called by any director of the Post-Combination Company. The secretary of the Post-Combination Company must call a Post-Combination Company Board meeting if asked to do so by a director of the Post-Combination Company.

Notice of Stockholder Meetings	GGI’s current bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manners set forth in GGI’s current bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by GGI not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in	The Post-Combination Articles provide that every notice calling a general meeting shall specify the place (including any satellite meeting place or places), date and time of the meeting. There shall appear with reasonable prominence in every such notice a statement that a member entitled to attend and vote is entitled to a proxy or (if he or she has more than one share) proxies to exercise all or any of his or her rights to attend, speak and vote and that a proxy need not be a member of the Post-Combination Company. Such notice shall also include the address of the website on which the information required by the Companies Act is published, state the procedures with which members must comply in order to be able to attend and vote at the meeting (including the date by which they must comply), provide details of any forms to be used for the appointment of a

	GGI	Post-Combination Company
addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in GGI’s notice of meeting (or any supplement thereto).

proxy and state that a member has the right to ask questions at the meeting in accordance with the Companies Act. In the case of an annual general meeting, the notice shall also specify the meeting as such.

The accidental omission to give notice of any meeting or to send an instrument of proxy (where this is intended to be sent out with the notice) to, or the non-receipt of either by, any person entitled to receive the same shall not invalidate the proceedings of that meeting.

The Post-Combination Articles provide that a general meeting shall be called by at least such minimum notice as is required or permitted by the Companies Act. Under the Companies Act, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting, and at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice.

Special Meetings of Stockholders	GGI’s current bylaws provide that, subject to the rights of the holders of any outstanding series of the GGI Preferred Stock and to the requirement of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the GGI Board, the chief executive officer, or the GGI Board pursuant to a resolution adopted by a majority of the GGI Board, and may not be called by any other person.	Under the Companies Act, subject to certain conditions being satisfied, shareholders holding at least 5% of the paid-up capital of the Post-Combination Company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves (or any of them representing more than one half of the total voting rights of all of them) convene a general meeting.

	GGI	Post-Combination Company

Manner of Acting by Stockholders	GGI’s current bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current GGI Certificate, GGI’s bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	The Post-Combination Articles provide that any resolution put to the vote at a general meeting shall be decided on a poll. At general meetings, resolutions shall be put to the vote by the chair of the meeting and there shall be no requirement for the resolution to be proposed or seconded by any person.

Stockholder Action Without Meeting

The Current GGI Certificate provides that, except as may be otherwise provided for or fixed relating to the rights of the holders of any outstanding series of GGI Preferred Stock or GGI Class F Common Stock, any action required or permitted to be taken by the stockholders of GGI must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Any action required or permitted to be taken by the members of the Post-Combination Company must be effected by a duly called annual or special meeting of such members and may not be effected by written consent of the members.

Quorum

Board of Directors. A majority of the GGI Board shall constitute a quorum for the transaction of business at any meeting of the GGI Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the GGI Board, except as may be otherwise specifically provided by applicable law, the Current GGI Certificate or GGI’s current bylaws.

Stockholders. Except as otherwise provided by applicable law, the

Board of Directors. The Post-Combination Articles provide that the quorum necessary for the transaction of business may be determined by the Post-Combination Company Board and until otherwise determined shall be three persons, each being a director.

Stockholders. The Post-Combination Articles provide that at least two members that in aggregate hold at least 51% of the issued shares of the Post-Combination Company who are

	GGI	Post-Combination Company
	Current GGI Certificate, or GGI’s current bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of GGI representing a majority of the voting power of all outstanding shares of capital stock of GGI entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes.

Anti-Takeover Provisions	The GGI Current Charter limits the ability of stockholders to transact business outside of stockholder meetings. Additionally, section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority-owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 of the DGCL is approved by the GGI Board; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of GGI	The Post-Combination Articles limits the ability of members to transact business outside of a general meeting of members. However, the Post-Combination Articles do not contain provisions which are specifically intended to have the effect of delaying or preventing a change in control.

	GGI	Post-Combination Company
outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the GGI Board and the holders of at least two-thirds of GGI’s outstanding voting stock, excluding shares held by the interested stockholder.

Exclusive Forum Provisions	The Current GGI Certificate provides that, unless GGI consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of GGI, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GGI to GGI or GGI’s stockholders, (iii) any action asserting a claim against GGI, its directors, officers or employees arising pursuant to any provision of the DGCL or GGI’s current bylaws, or (iv) any action asserting a claim against GGI, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of

The Post-Combination Articles provide that, unless ListCo consents in writing to the selection of an alternative forum, the Courts of England and Wales will be the sole and exclusive forum for:

(a)   any derivative action or proceeding brought on behalf of ListCo;

(b)   any action, including any action commenced by a member of ListCo in its own name or on behalf of ListCo, asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee of ListCo (including but not limited to duties arising under the Companies Act);

(c)   any action arising out of or in connection with the Post-Combination Articles or otherwise in any way relating to the constitution or conduct of ListCo; or

(d)   any action asserting a claim against ListCo governed by the “Internal Affairs Doctrine” (as such concept is recognised under the

GGI	Post-Combination Company

Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, for which the Court of Chancery does not have subject matter jurisdiction, or any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Although this exclusive forum provision provides that the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction over claims arising under the Securities Act, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, the provisions of the exclusive forum provision in the Current GGI Certificate will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits laws of the United States of America).

The Post-Combination Articles further provide that, unless ListCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended or any successor legislation.

Nothing above will apply to any action brought to enforce a duty or liability created by the United States Securities Exchange Act of 1934 Act, as amended, or any successor legislation.

	GGI	Post-Combination Company
brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Indemnification of Directors and Officers

The Current GGI Certificate provides that, to the fullest extent permitted by applicable law, GGI shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of GGI or, while a director or officer of GGI, is or was serving at the request of GGI as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses.

The Post-Combination Articles provide that, subject to the provisions of the Companies Act, each of Post-Combination Company Board is entitled to be indemnified by ListCo out of the assets of the Post-Combination Company against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director. In addition, it is proposed that the Post-Combination Company Board will enter into separate deed of indemnity with the Post-Combination Company.

Limitation on Liability of Directors

The Current GGI Certificate provides that a director of GGI shall not be personally liable to GGI or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to GGI or its stockholders, acted in bad faith, knowingly or intentionally

The Post-Combination Articles do not contain express limitation of liability provisions for the directors. Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach

	GGI	Post-Combination Company
	violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.	of trust in relation to ListCo is void.

Corporate Opportunity/Conflicts of Interest

The Current GGI Certificate provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to GGI or any of its officers or directors or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of GGI unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of GGI and such opportunity is one GGI is legally and contractually permitted to undertake and would otherwise be reasonable for GGI to pursue.

The Post-Combination Articles provide that the Post-Combination Company Board may, in accordance with the requirements set out in the Post-Combination Articles, authorize any matter or situation proposed to them by any director which would, if not authorised, involve a director (an “Interested Director”) breaching his or her duty under the Companies Act to avoid conflicts of interest. A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to ListCo for any remuneration, profit or other benefit which he or she derives from or in connection with a relationship involving a conflict of interest which has been authorised by the directors or by ListCo in general meeting (subject in each case to any terms, limits or conditions attaching to that authorization) and no contract shall be liable to be avoided on such grounds.

Amendments to Charter/Articles of Association

The Current GGI Certificate provides that GGI reserves the right at any time and from time to time to amend, alter, change or repeal any provision of the Current GGI Certificate as authorized by the laws of the State of Delaware. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of

There is no express amendment of articles provision in the Post-Combination Articles, however, under the Companies Act 2006, companies may only alter their articles of association by way of passing a special resolution of members in general meeting.

	GGI	Post-Combination Company
the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, subject to certain higher thresholds for amendments to provisions related to GGI’s status as a blank check company.

Amendments to Bylaws	The Current GGI Certificate provides that the GGI Board shall have the power to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the GGI Board shall be required to adopt, amend, alter or repeal the bylaws. GGI’s current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of GGI required by applicable law or the Current GGI Certificate, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in relevant sections of GGI’s current bylaws) power of all outstanding shares of capital stock of the GGI entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the GGI’s current bylaws.	N/A

Liquidation	The Current GGI Certificate provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of the GGI Preferred Stock and certain provisions of the Current GGI Certificate, in the event of any voluntary or involuntary liquidation, dissolution or winding up of GGI, after payment or provision for payment of the debts and other liabilities of GGI, the holders of shares of GGI Common	The Post-Combination Articles provide that on a return of assets on liquidation or otherwise, the assets of the Post-Combination Company remaining after payment of its debts and liabilities and available for distribution to holders of Post- Combination Company Shares, Post-Combination Company Class C Shares, Post-Combination Company Preference Shares, Deferred

GGI	Post-Combination Company
Stock shall be entitled to receive all the remaining assets of GGI available for distribution to its stockholders, ratably in proportion to the number of shares of GGI Class A Common Stock (on an as-converted basis with respect to the GGI Class F Common Stock) held by them.

Shares and GBP Redeemable Preferred Shares will be applied in the following manner and order of priority:

1.  first, to the holders of the Post-Combination Company Preference Shares (pro rata and pari passu) an amount equal to the initial liquidation preference of $498,039,000 less such amount as is equal to the Conversion Subscription Value (as defined in the Post-Combination Articles);

2.  second, to the holders of the GBP Redeemable Preferred Shares an amount equal to the nominal value of such shares;

3.  third, to the holders of the Post-Combination Company Shares pro rata to the number of Post-Combination Company Shares respectively held by them up to an amount of $1 million per Post-Combination Company Share;

4.  fourth, to the holders of Deferred Shares an amount equal to the nominal value of the Deferred Shares; and

5.  fifth:

•  to the holders of the Post-Combination Company Shares pro rata to the number of Post-Combination Company Shares respectively held by them;

•  to the holders of the Post-Combination Company Class C

	GGI	Post-Combination Company

Shares pari passu with Post-Combination Company Shares on an as-converted basis less the conversion price of $11.50 (subject to relevant adjustments in the Post-Combination Articles),

provided that if the amount which would be received by the holders of the Post-Combination Company Preference Shares if all such shares had been converted in accordance with the Post-Combination Articles would be greater than pursuant to (a) above, the relevant Post-Combination Company Preference Shares will be deemed for the purposes of the relevant return of capital to be treated pari passu with the holders of Post-Combination Company Shares on an as-converted basis.

Redemption Rights	The Current GGI Certificate provides that, until the earlier to occur of (i) the consummation of the GGI’s initial business combination or (ii) the filing of an amendment to or amendment and restatement of the Current GGI Certificate, which (a) amendment or amendment and restatement (1) has been approved by the GGI Board in connection with an initial business combination, and (2) has been adopted by the requisite vote of the GGI stockholders at a meeting of the GGI stockholders held to approve the initial business combination and (b) the initial business combination has been approved by the requisite vote of the GGI stockholders, unless approved by the affirmative vote of the holders of at least 65% of the then outstanding shares of the

The Post-Combination Articles provide that, subject to the provisions of the Companies Act, the Post-Combination Company shall be entitled, at any time, to serve notice on all or some of the holders of the GBP Redeemable Preferred Shares that it wishes to redeem all or some of the GBP Redeemable Preferred Shares in issue at that time on the date falling 14 days after service of such notice (or on such other date as may be agreed between the Post-Combination Company and the holders of the relevant GBP Redeemable Preferred Shares).

The Post-Combination Company Class C Shares will have substantially similar

GGI	Post-Combination Company
GGI Common Stock, GGI shall provide all holders of GGI Public Shares with the opportunity to have their GGI Public Shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in, the Current GGI Certificate for cash equal to the applicable redemption price per share; provided, however, that GGI shall not redeem or repurchase GGI Public Shares to the extent that such redemption would result in GGI’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to an initial business combination.	conversion and redemption features as the Post-Combination Company Warrants described below under “Description of ListCo’s Securities—Post-Combination Company Warrants.”

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, [●] Post-Combination Company Shares will be authorized pursuant to the Post-Combination Articles, including [●] Post-Combination Company Class A Shares and [●] Post-Combination Company Class B Shares. Based on the assumptions set out elsewhere in this proxy statement/prospectus and in the no redemption scenario, (i) up to [●] Post-Combination Company Shares will be issued and outstanding and (ii) [●] Post-Combination Company Shares, including (a) Post-Combination Company Class B Shares and Post-Combination Company Class A Shares underlying Class A ADSs held by the Parent Shareholders and (b) Post-Combination Company Class A Shares underlying Class A ADSs held by the GGI Initial Stockholders, will be subject to certain lock-up arrangements pursuant to the Registration Rights Agreement, Sponsor and Supporting Sponsor Stockholder Lock-Up Agreements and the Parent Lock-Up Agreement.

In addition, (i) assuming the Warrant Amendment Proposal is approved, [●] Class C ADSs will be issued and outstanding and will consist of [●] Class C-1 ADSs and [●] Class C-2 ADSs, each exercisable for one Class A ADS at $11.50 per Class A ADS or (ii) assuming the Warrant Amendment Proposal is not approved, [●] Public ADWs and [●] PP ADWs will be issued and outstanding, each ADW exercisable for one Class A ADS at $11.50 per Class A ADS.

Sales of substantial amounts of the AD securities (as applicable), in the public market could adversely affect prevailing market prices of the AD securities. Prior to the Business Combination, there has been no public market for AD securities. The Post-Combination Company intends to apply for listing of the Class A ADSs, Class C-1 ADSs and the Public ADWs on Nasdaq, but the Post-Combination Company cannot assure you that a regular trading market will develop in the Class A ADSs, Class C-1 ADSs and the Public ADWs.

Lock-Up Agreements

In connection with the Business Combination, The Post-Combination Company, Parent and the Parent Shareholders entered into the Parent Lock-Up Agreement. Pursuant to the Parent Lock-Up Agreement, each Parent Shareholder has, subject to certain exceptions, among other things, agreed to not transfer any equity security of the Post-Combination Company issued to them pursuant to the Business Combination Agreement or the other Related Agreements during the period commencing the date of Closing and ending 180 days following the date of the Closing.

In connection with the Business Combination, the Post-Combination Company, GGI and the GGI Initial Stockholders entered into the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement. Pursuant to the Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, the GGI Initial Stockholders have, subject to certain exceptions, agreed to not to transfer any Class A ADSs issued in respect of Founder Shares pursuant to the Business Combination Agreement during the period beginning the date of Closing and ending 180 days following the date of the Closing.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Post-Combination Company Shares, Post-Combination Company Class C Shares or Post-Combination Company Warrants (including, in each case, any AD securities issued against the deposit of any such underlying securities), for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of the Post-Combination Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Combination Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Post-Combination Company Shares, Post-Combination Company Class C Shares or Post-Combination Company Warrants (including, in each case, any AD securities issued against the deposit of any such underlying securities) for at least six months but who are Post-Combination Company affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the then outstanding equity shares of the same class; or

•

the average weekly trading volume of the applicable Post-Combination Company AD security of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of the Post-Combination Company under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about the Post-Combination Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•

at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Registration Rights

In connection with the Business Combination, the Post-Combination Company, Parent, the Parent Shareholders, the GGI Sponsor and the Registration Rights Holders entered into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights, the Post-Combination Company will be obligated to file a registration statement to register the resale of certain securities of the Post-Combination Company. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain holders may demand at any time or from time to time, that the Post-Combination Company file a registration statement on Form F-1, or any such other form of registration statement as is then available to effect a registration, or, if available, Form F-3, to register the securities of the Post-Combination Company. The Registration Rights Agreement also provides the parties with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Pursuant to the Subscription Agreements, the Post-Combination Company agreed that, within 30 calendar days after the Closing, it will file with the SEC (at the Post-Combination Company’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and the Post-Combination Company will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

The following table summarizes the market standoff restrictions of certain Post-Combination Company Shareholders and securities held:

Stakeholder	Market Standoff Restrictions	Shares Subject to Market Standoff Restrictions	Market Standoff Period(1)
GGI Initial Stockholders	Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement; Letter Agreement	Class A ADSs (issued in respect of Founder Shares)	180 days after the Closing
		Class C-2 ADSs or ADWs, as applicable	30 days after the Closing

GGI Public Stockholders or Public Warrant Holders (excluding the GGI Initial Stockholders)	None	None	None

PIPE Investors (with respect to the PIPE Shares)	The PIPE Shares are restricted securities. The Post-Combination Company is required to file a registration statement registering the resale of the PIPE Shares within 30 days after the Closing.

Parent Shareholders	Parent Lock-Up Agreement	Any equity security of the Post-Combination Company issued pursuant to the Business Combination Agreement or Related Agreements, including the Post-Combination Company Preference Shares	180 days after the Closing

(1)	GGI securityholders who become affiliates of the Post-Combination Company for purposes of Rule 144 under the Securities Act would be subject to additional resale restrictions pursuant to Rule 144.

PRICE RANGE OF SECURITIES AND DIVIDENDS

ListCo

Price Range of ListCo Securities

Historical market price information regarding shares of ListCo is not provided because there is no public market for shares of ListCo.

Dividend Policy

ListCo has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the consummation of the Business Combination.

GGI

Price Range of GGI’s Securities

On March 23, 2021, the GGI Public Units, each of which consists of one GGI Public Share and one-fifth of a GGI Public Warrant, began trading on Nasdaq under the symbol “GGPIU”. On May 11, 2021, GGI announced that holders of the GGI Public Units could elect to separately trade the GGI Public Shares and the GGI Public Warrants included in the GGI Public Units commencing May 13, 2021. On May 17, 2021, the GGI Public Warrants began trading on Nasdaq “GGPIW”. On May 18, 2021, the GGI Public Shares began trading on Nasdaq under the symbol “GGPI”. Each GGI Public Warrant entitles the holder to purchase one GGI Public Share at a price of $11.50 per GGI Public Share, subject to adjustment as described in GGI’s final prospectus dated March 22, 2021 that was filed with the SEC on March 22, 2021. Only whole GGI Public Warrants will be issued on separation of the GGI Public Units, and only whole GGI Public Warrants may be traded and be exercised for GGI Public Shares. The GGI Public Warrants will become exercisable 30 days after the consummation of the Business Combination. GGI Public Warrants expire five years after the completion of an initial business combination or earlier upon redemption or liquidation. Upon the consummation of the Business Combination, the GGI Public Units will automatically separate into GGI Public Shares and GGI Public Warrants and will be converted into ADSs and/or ADWs pursuant to the applicable provisions of the Business Combination Agreement. As a result, the GGI Public Units, GGI Public Shares and GGI Public Warrants will no longer trade and will be delisted from Nasdaq.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per GGI Public Unit, GGI Public Share and GGI Public Warrant as reported on Nasdaq for the periods presented:

	Public Units (GGPIU)(1)		Public Shares (GGPI)(2)		Public Warrants (GGPIW)(3)
	High	Low	High	Low	High	Low
Fiscal Year 2021:
Quarter ended December 31, 2021	$10.90	$10.71	$10.37	$10.11	$2.78	$2.60
Quarter ended September 30, 2021	$10.92	$10.00	$10.45	$9.73	$3.04	$1.25
Quarter ended June 30, 2021	$10.04	$9.93	$10.00	$9.70	$1.37	$0.66
Quarter ended March 31, 2021	$10.00	$9.89	N/A	N/A	N/A	N/A
Fiscal Year 2020:
Quarter ended December 31, 2020	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Began trading on March 23, 2021.
(2)	Began trading on May 18, 2021.
(3)	Began trading on May 17, 2021.

On September 24, 2021, the trading date before the public announcement of the Business Combination, the GGI Public Units, GGI Public Shares and GGI Public Warrants closed at $10.31, $9.98 and $1.79, respectively.

Holders

At [●], there were [●] holders of record of the GGI Public Units, [●] holders of record of GGI’s separately traded GGI Public Shares, and [●] holders of record of GGI’s separately traded GGI Public Warrants.

Dividend Policy

GGI has not paid any cash dividends on the GGI Public Shares to date and does not intend to pay cash dividends prior to the consummation of the Business Combination.

Polestar

Price Range of Polestar’s Securities

Historical market price information regarding shares of Polestar is not provided because there is no public market for shares of Polestar. In connection with the Business Combination, Polestar will become a wholly owned subsidiary of ListCo in the Pre-Closing Reorganization.

Dividend Policy

Polestar has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the consummation of the Pre-Closing Reorganization or the Business Combination.

STOCKHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

GGI is asking GGI stockholders to adopt the Business Combination Agreement and approve the Business Combination. GGI stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections titled “The Business Combination” and “Related Agreements” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. GGI stockholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

The Resolution

“RESOLVED, that the Business Combination Agreement, dated as of September 27, 2021 (as it may be amended from time to time, the “Business Combination Agreement”) (in the form attached to the proxy statement/prospectus in respect of the meeting as Annex A) by and among by and among GGI, Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”) be adopted, and GGI’s entry into the same and the transactions contemplated by the Business Combination Agreement and the other transaction documents contemplated thereby (the “Business Combination”) be approved in all respects.”

Consequences if the Business Combination Proposal is Not Approved

The Business Combination is conditioned on the approval of the Business Combination Proposal. If GGI fails to obtain sufficient votes for the Business Combination Proposal, GGI will not meet GGI’s conditions to Closing and GGI will not consummate the Business Combination.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) will be approved only if the holders of a majority of the outstanding shares of GGI Common Stock entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The GGI Initial Stockholders have agreed to vote their shares of GGI Common Stock in favor of the Business Combination Proposal. As of the record date, the GGI Sponsor and GGI’s directors and officers own 20% of the issued and outstanding shares of GGI Common Stock. As a result, holders of approximately 38% of GGI Public Shares will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved.

Recommendation of the GGI Board

THE GGI BOARD UNANIMOUSLY RECOMMENDS THAT GGI STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

STOCKHOLDER PROPOSAL NO. 2 — THE GOVERNANCE PROPOSALS

Overview

GGI stockholders are being asked to vote on separate proposals with respect to certain governance provisions in the Post-Combination Articles, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. Each of these amendments was negotiated as part of the Business Combination and, in the judgment of the ListCo Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, ListCo and GGI intend that the Post-Combination Articles in the form set forth on Annex B will take effect in connection with the Business Combination, assuming adoption of the Business Combination Proposal.

Proposal No. 2A: Change in Authorized Shares

Description of Provision in Post-Combination Articles

The Post-Combination Articles provide that the total number of shares of all classes of shares which the Post-Combination Company is authorized to issue is [●] shares, consisting of (a) [●] Post-Combination Company Class A Shares of nominal value USD 0.01 each, (b) [●] Post-Combination Company Class B Shares of nominal value USD 0.01 each, (c) [●] Post-Combination Company Class C-1 Shares of nominal value USD 0.10 each, (d) [●] Post-Combination Company Class C-2 Shares of nominal value USD 0.10 each, (e) [●] Post-Combination Company Preference Shares of nominal value USD 10.00 each, and (f) 50,000 GBP Redeemable Preferred Shares of nominal value GBP 1.00 each. In addition, Post-Combination Company Class A Shares and [●] Deferred Shares of nominal value USD 0.01 each may increase upon conversion of Post-Combination Class C-1 Shares, Post-Combination Class C-2 Shares and Post-Combination Company Preference Shares without any requirement for further authorization.

Reasons for Provision in Post-Combination Articles

The Post-Closing Articles provide for necessary share capital to effectuate the Business Combination, including the issuance of the Class A Share Merger Consideration, and issuances pursuant to the Subscription Investments, the Volvo Cars Preference Subscription Investment, the Equity Plan and the Employee Stock Purchase Plan. The authorization of the Post-Combination Company Class B Shares allows ListCo to effectuate the Business Combination by providing comparable shares to exchange for Class B ordinary shares of Parent.

The increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of Post-Combination Company Shares if determined by the Post-Combination Company Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination, including the Subscription Investments, the Volvo Cars Preference Subscription Investment, the Equity Plan and the Employee Stock Purchase Plan, or otherwise in the ordinary course of business, the additional authorized shares of Post-Combination Company Shares would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. The Post-Combination Company’s authorized but unissued Post-Combination Company securities will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

Although holders of Post-Combination Class A Shares and Post-Combination Class B Shares will be entitled to certain preemption rights as described in “Description of ListCo’s Securities”, those rights do not apply to all issues of shares and will be disapplied as described in “Description of ListCo’s Securities”. Accordingly, the Post-Combination Company Board may issue shares, including the additional authorized shares, at any time on a non-preemptive basis without further authorization from Post-Combination Company shareholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the Post-Combination Company Board. If approved, the additional Post-Combinational Company securities will have rights as described in “Description of ListCo’s Securities.” Incidental effects of the increase in the outstanding number of shares of the Post-Combination Company may include dilution of ownership and voting power of existing holders of the Post-Combination Company securities. The Post-Combination Company could also use the increased number of Post-Combination Company Shares for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance shareholder value or (iii) not adversely affect the business or trading price of the AD securities.

Proposal No. 2B: Dual-Class Structure

Description of Provision in Post-Combination Articles

The Post-Combination Articles provide for a dual class capital structure pursuant to which holders of Post-Combination Company Class B Shares will be entitled to 10 votes per share, thus having the ability to control the outcome of matters requiring shareholder approval (even if they own significantly less than a majority of the outstanding Post-Combination Company Shares), including the election of directors and significant corporate transactions, such as a merger or other sale of the Post Combination Company or its assets.

Reasons for Provision in Post-Combination Articles

The dual class structure is intended to align the Post-Combination Company’s capital structure with that of Polestar, was negotiated for by the Polestar Board in the negotiations with respect to the Business Combination, and enables the Post-Combination Company to undertake a long-term view. Volvo Cars and Geely’s controlling interest will enhance the Post-Combination Company’s ability to focus on long-term value creation and help insulate the Post-Combination Company from short-term outside influences.

Proposal No. 2C: Classified Board

Description of Provision in Post-Combination Articles

The Post-Combination Articles provide that following the Closing, the Initial Directors will be divided into three classes of Directors, designated as “Class I”, “Class II” and “Class III”, respectively. The Post-Combination Company Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. The Post-Combination Board is also authorized to assign any persons who take office as Directors after the Closing to any such Class; provided, however, that the Classes are as close to equal size as possible.

Reasons for Provision in Post-Combination Articles

The ListCo Board has evaluated the merits of a classified board structure in light of its continuing commitment to accountability and high standards of corporate governance, and determined that the classification of directors is in the best interests of shareholders. This amendment would create three separate classes of directors on the Post-Combination Company Board effective immediately upon the adoption of the Post-Combination Articles and the appointment of the Post-Combination Company Board. As discussed elsewhere in this proxy statement/prospectus, the Post-Combination Company Board is expected to be composed of [●] directors in Class I (expected to be [●]), [●] directors in Class II (expected to be [●]) and [●] directors in Class III (expected to be [●]). The term of the initial Class I Directors will expire at the first annual general meeting, the term of the initial

Class II Directors will expire at the second annual general meeting, and the term of the initial Class III Directors will expire at the third annual general meeting. At each succeeding annual general meeting following the third annual general meeting following Closing, directors shall be elected to serve for a term of three years to succeed the directors of the class whose terms expire at such annual general meeting.

Proposal No. 2D: Removal of Directors

Description of Provision in Post-Combination Articles

In addition to any power of removal conferred by the Companies Act, the Post-Combination Articles provide that the Post-Combination Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Companies Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise).

The Post-Combination Articles further provide that in the first three years following Closing, save as required by the Companies Act, the Post-Combination Company Board may only convene a general meeting which proposes a resolution to remove an “Independent Director” (as defined in the Post-Combination Articles) if the Post-Combination Company Board approves such resolution by simple majority including the affirmative vote of at least two other Independent Directors (or if there are fewer than two Independent Directors then in office excluding the Independent Director proposed to be removed, all of the Independent Directors (other than the Independent Director proposed to be removed), if any).

Reasons for Provision in Post-Combination Articles

As a matter of good corporate governance and for the best interest of the Post-Combination Company, the Post-Combination Articles provide the majority shareholders the right to remove a director if that director is underperforming or if he or she is at odds with the strategies which the majority of the Post-Combination Company’s management have adopted.

The Parent, the Parent Shareholders and ListCo entered into the Shareholders Acknowledgement Agreement which provides, among other things, that the Parent and the Parent shareholders undertake that for a period of three years following the Closing, Parent and the Parent shareholders will not require the Post-Combination Company to convene a general meeting for the purpose of removing an independent director. The arrangements in relation to the independence of the Post-Combination Company Board was negotiated by the relevant parties in the negotiations with respect to the Business Combination, and enables the Post-Combination Company to maintain long-term board independence.

Proposal No. 2E: Quorum for Shareholder Meetings

Description of Provision in Post-Combination Articles

The Post-Combination Articles provide that at least two members that in aggregate hold at least 51% of the issued shares of the Post-Combination Company who are present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes.

Reasons for Provision in Post-Combination Articles

The purpose of the members’ quorum requirement in the Post-Combination Articles is to ensure that the members of the Post-Combination Company are adequately represented at a meeting where changes will be made to the Post-Combination Company.

Proposal No. 2F: Authorization of Directors’ Conflicts of Interest

Description of Provision in Post-Combination Articles

The Post-Combination Articles provide that the Post-Combination Company Board may, in accordance with the requirements set out in the Post-Combination Articles, authorize any matter or situation proposed to them by any director which would, if not authorised, involve a director (an “Interested Director”) breaching his or her duty under the Companies Act to avoid conflicts of interest. A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to ListCo for any remuneration, profit or other benefit which he or she derives from or in connection with a relationship involving a conflict of interest which has been authorised by the directors or by ListCo in general meeting (subject in each case to any terms, limits or conditions attaching to that authorization) and no contract shall be liable to be avoided on such grounds.

Reasons for Provision in Post-Combination Articles

Under the Companies Act, it is a legal obligation for company directors to avoid conflicts of interest, and to follow specific pre-authorisation procedures for any potential conflicts. Liability for this lies personally with each director, and not with the company. Such pre-authorisation procedures includes the board’s authorization of any matter or situation proposed to them by any director which would, if not authorized, result in a breach of the director’s duty to avoid conflicts of interest. In deciding whether to approve a conflict situation, the directors must act in accordance with their general duties, including their duty to promote the success of the company. The purpose of this provision is to avoid conflicts of interest with directors.

Proposal No. 2G: Selection of the Courts of England and Wales as Exclusive Forum

Description of Provision in Post-Combination Articles

The Post-Combination Articles provide that, unless ListCo consents in writing to the selection of an alternative forum, the Courts of England and Wales will be the sole and exclusive forum for:

(a)	any derivative action or proceeding brought on behalf of ListCo;

(b)

any action, including any action commenced by a member of ListCo in its own name or on behalf of ListCo, asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee of ListCo (including but not limited to duties arising under the Companies Act);

(c)	any action arising out of or in connection with the Post-Combination Articles or otherwise in any way relating to the constitution or conduct of ListCo; or

(d)	any action asserting a claim against ListCo governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

The Post-Combination Articles further provide that, unless ListCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or Exchange Act.

Nothing above will apply to any action brought to enforce a duty or liability created by the Securities Act or Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Reasons for Provision in Post-Combination Articles

Adopting the Courts of England and Wales as the exclusive forum for certain shareholder litigation is intended to assist the Post-Combination Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Polestar believes that the Courts of England and Wales are best suited to address disputes involving such matters given that ListCo is incorporated in the England and Wales. This provides shareholders and the Post-Combination Company with more predictability regarding the outcome of intra-corporate disputes. Notwithstanding the foregoing, these provisions of the Post-Combination Articles will not apply to suits brought to enforce any liability or duty created by the Exchange Act or the Securities Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Post-Combination Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting U.S. federal district courts as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act is intended to assist the Post-Combination Company in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues, encourage consistent application of a relatively known body of case law and perceived level of expertise. Polestar believes that the U.S. federal district courts are best suited to address disputes involving actions arising under the Securities Act or the Exchange Act given that the Securities Act and the Exchange Act are promulgated by the federal government. This provides shareholders and the Post-Combination Company with more predictability regarding the outcome of disputes arising under the Securities Act or the Exchange Act.

The Resolution

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Post-Combination Articles that materially affects stockholder rights be approved and adopted:

Authorized Shares: the Post-Combination Company be authorized to issue [●] shares, consisting of (a) [●] Post-Combination Company Class A Shares of nominal value USD 0.01 each, (b) [●] Post-Combination Company Class B Shares of nominal value USD 0.01 each, (c) [●] Post-Combination Company Class C-1 Shares of nominal value USD 0.10 each, (d) [●] Post-Combination Company Class C-2 Shares of nominal value USD 0.10 each, (e) [●] Post-Combination Company Preference Shares of nominal value USD 10.00 each, and (f) 50,000 GBP Redeemable Preferred Shares of nominal value GBP 1.00 each.

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Post-Combination Articles that materially affects stockholder rights be approved and adopted:

Dual-Class Capital Structure: holders of Post-Combination Company Class B Shares shall be entitled to 10 votes per share.”

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Post-Combination Articles that materially affects stockholder rights be approved and adopted:

Classified Board: the Post-Combination Company Board be classified into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term.”

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Post-Combination Articles that materially affects stockholder rights be approved and adopted:

Removal of Directors: the Post-Combination Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Companies Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise). Further, in the first three years following Closing, save as required by the Companies Act, the Post-Combination Company Board may only convene a general meeting which proposes a resolution to remove an “Independent Director” (as defined in the Post-Combination Articles) if the Post-Combination Company Board approves such resolution by simple majority including the affirmative vote of at least two other Independent Directors (or if there are fewer than two Independent Directors then in office excluding the Independent Director proposed to be removed, all of the Independent Directors (other than the Independent Director proposed to be removed), if any).”

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Post-Combination Articles that materially affects stockholder rights be approved and adopted:

Quorum for General Meetings: at least two members that in aggregate hold at least 51% of the issued shares of the Post-Combination Company who are present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes.”

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Post-Combination Articles that materially affects stockholder rights be approved and adopted:

Authorization of Directors’ Conflicts of Interest: the Post-Combination Company Board may, in accordance with the requirements set out in the Post-Combination Articles, authorize any matter or situation proposed to them by any director which would, if not authorized, involve a director (an “Interested Director”) breaching his or her duty under the Companies Act to avoid conflicts of interest. A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to ListCo for any remuneration, profit or other benefit which he or she derives from or in connection with a relationship involving a conflict of interest which has been authorized by the directors or by ListCo in general meeting (subject in each case to any terms, limits or conditions attaching to that authorization) and no contract shall be liable to be avoided on such grounds.”

“RESOLVED, that, on a non-binding advisory basis, the following proposal with respect to the Post-Combination Articles that materially affects stockholder rights be approved and adopted:

Exclusive Forum: unless ListCo consents in writing to the selection of an alternative forum, the Courts of England and Wales will be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of ListCo; (b) any action, including any action commenced by a member of ListCo in its own name or on behalf of ListCo, asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee of ListCo (including but not limited to duties arising under the Companies Act); (c) any action arising out of or in connection with the Post-Combination Articles or otherwise in any way relating to the constitution or conduct of ListCo; or (d) any action asserting a claim against ListCo governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America); further provide that, unless ListCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended or any successor legislation. Nothing above will apply to any action brought to enforce a duty or liability created by the United States Securities Exchange Act of 1934 Act, as amended, or any successor legislation.

Vote Required for Approval

Approval of the Governance Proposals requires the affirmative vote of at least a majority of the votes cast by holders of the outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting. Accordingly, a GGI Stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals. The GGI Initial Stockholders have agreed to vote the shares of GGI Class F Common Stock they own in favor of the Governance Proposals.

As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on GGI, ListCo, the GGI Board or the ListCo Board (including the Post-Combination Company Board). Accordingly, regardless of the outcome of the non-binding advisory vote, ListCo intends that the proposed Post-Combination Articles, in the form set forth on Annex B and containing the provisions noted above, will take effect in connection with the Business Combination, assuming adoption of the Business Combination Proposal.

Recommendation of the GGI Board

THE GGI BOARD UNANIMOUSLY RECOMMENDS THAT GGI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSALS.

STOCKHOLDER PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the chairman of the Stockholder Special Meeting, at their option, to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI stockholders. The Adjournment Proposal will only be presented to GGI stockholders in the absence of a quorum, in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or to ensure a supplement or amendment to this proxy statement/prospectus is timely provided to GGI stockholders.

The Resolution

“RESOLVED, that the adjournment of the Stockholder Special Meeting to a later date or dates be confirmed, ratified and approved.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by GGI stockholders, the GGI Board may not be able to adjourn the Stockholder Special Meeting to a later date in the absence of a quorum, in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or to ensure a supplement or amendment to this proxy statement/prospectus is timely provided to GGI stockholders.

Vote Required for Approval

The Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of the outstanding shares of GGI Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Stockholder Special Meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Stockholder Special Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Adjournment Proposal. The GGI Initial Stockholders have agreed to vote the shares of GGI Class F Common Stock they own in favor of the Adjournment Proposal.

Recommendation of the GGI Board

THE GGI BOARD UNANIMOUSLY RECOMMENDS THAT GGI STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

WARRANT HOLDER PROPOSAL NO. 1 — THE WARRANT AMENDMENT PROPOSAL

Overview

GGI is asking GGI Public Warrant holders to approve the Warrant Amendment Proposal to amend the Existing Warrant Agreement to permit the conversion of GGI Public Warrants to Post-Combination Company Class C-1 Shares in the form of Class C-1 ADSs and the GGI Private Placement Warrants to Post-Combination Company Class C-2 Shares in the form of Class C-2 ADSs (such amendment, the “Class C Warrant Amendment”). Pursuant to the Class C Warrant Amendment, at the Effective Time, each GGI Public Warrant will convert into a Class C-1 ADS, exercisable for Class A ADSs and subject to substantially the same terms as were applicable to such GGI Warrant under the Existing Warrant Agreement. A form of the Class C Warrant Amendment is attached hereto as Annex D.

The GGI Board believes it is in the best interests of GGI and GGI Public Warrant holders to permit the conversion of GGI Public Warrants to Post-Combination Company Class C-1 Shares in the form of Class C-1 ADSs and the GGI Private Placement Warrants to Post-Combination Company Class C-1 Shares in the form of Class C-2 ADSs. In the event that the GGI Public Warrant holders fail to approve the Warrant Amendment Proposal, the Post-Combination Company may be subject to additional expenses, as set out below.

Consequences if the Warrant Amendment Proposal is Not Approved

In the event the Warrant Amendment Proposal is not approved but the Business Combination Proposal is approved, the Existing Warrant Agreement will be amended by the Warrant Amendment Agreement, pursuant to which, among other things, each GGI Warrant will convert into an ADW, which will be exercisable for Class A ADSs and subject to substantially the same terms as were applicable to the GGI Warrants under the Existing Warrant Agreement. The issue of Post-Combination Company Warrants underlying such ADWs may be regarded as a taxable disposal of an asset by ListCo for UK corporation tax purposes. There is a risk that the value of the consideration received (or deemed to be received) by ListCo in respect of the issue of the Post-Combination Company Warrants for these purposes may be treated as equal to either (i) the value of the GGI Public Warrants and the GGI Private Placement Warrants at the Effective Time, or (ii) the market value of the Post-Combination Company Warrants as at the time that they are issued. Neither GGI nor ListCo can predict the ultimate value of the GGI Public Warrants, the GGI Private Placement Warrants or any Post-Combination Company Warrants at or following the Effective Time, but based on a price per GGI Public Warrant of $[●] on [●], the most recent practicable date prior to the date of this proxy statement/prospectus, the 16,000,000 outstanding GGI Public Warrants and the 9,000,000 outstanding GGI Private Placement Warrants would have an aggregate value of approximately $[●]. If such amount was taken as the chargeable consideration received (or deemed to be received) by ListCo in respect of the issue of the Post-Combination Company Warrants, then, based on current UK corporation tax rates (currently 19%), a UK corporation tax charge of approximately $[●] would be expected. If the value of the GGI Public Warrants and the GGI Private Placement Warrants (or the corresponding Post-Combination Company Warrants) increases between the date of this proxy statement/prospectus and the Effective Time, then this UK corporation tax charge may be significantly greater. If any of the Post-Combination Company Warrants are subsequently exercised according to their terms in exchange for the issue of Post-Combination Company Class A Shares, the grant and exercise of the Polestar Warrants are treated as a single transaction and it is expected that a proportion of such UK corporation tax charge (corresponding to the proportion that the number of the Post-Combination Company Warrants that are so exercised bears to the total number of such Post-Combination Company Warrants issued) should be set-off or refunded to ListCo.

The Resolution

“RESOLVED, that the Class C Warrant Amendment be approved, ratified and confirmed in all respects.”

Vote Required for Approval

The Warrant Amendment Proposal will be approved only if the holders of at least 50% of outstanding GGI Public Warrants vote “FOR” the Warrant Amendment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

Recommendation of the GGI Board

THE GGI BOARD UNANIMOUSLY RECOMMENDS THAT GGI PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

WARRANT HOLDER PROPOSAL NO. 2 — THE WARRANT HOLDER ADJOURNMENT PROPOSAL

Overview

The Warrant Holder Adjournment Proposal, if adopted, would allow the chairman of the Warrant Holder Meeting to adjourn the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI warrant holders to approve the Warrant Amendment Proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to GGI warrant holders. The Warrant Holder Adjournment Proposal will only be presented to GGI Public Warrant holders in the absence of a quorum, in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Warrant Amendment Proposal or to ensure a supplement or amendment to this proxy statement/prospectus is timely provided to GGI warrant holders.

The Resolution

“RESOLVED, that the adjournment of the Warrant Holder Meeting to a later date or dates be confirmed, ratified and approved.”

Consequences if the Adjournment Proposal is Not Approved

If the Warrant Holder Adjournment Proposal is not approved by GGI Public Warrant holders, the GGI Board may not be able to adjourn the Warrant Holder Meeting to a later date in the absence of a quorum, in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Warrant Amendment Proposal or to ensure a supplement or amendment to this proxy statement/prospectus is timely provided to GGI warrant holders.

Vote Required for Approval

The Warrant Holder Adjournment Proposal will be approved only if the holders of a majority of the votes cast by holders of GGI Public Warrant present or represented by proxy and entitled to vote at the Warrant Holder Meeting vote “FOR” the Warrant Holder Adjournment Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Warrant Holder Meeting, abstentions and broker non-votes will have no effect on the vote to approve the Warrant Holder Adjournment Proposal.

Recommendation of the GGI Board

THE GGI BOARD UNANIMOUSLY RECOMMENDS THAT GGI PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT HOLDER ADJOURNMENT PROPOSAL.

ADDITIONAL INFORMATION

Legal Matters

Kirkland & Ellis International LLP, English law counsel to ListCo, has passed upon the validity of the securities of ListCo offered by this proxy statement/prospectus.

Experts

The financial statements of Gores Guggenheim, Inc. as of February 10, 2021 and December 31, 2020 and for each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020, have been included herein and in the proxy statement/prospectus in reliance upon the report of KPMG LLP, GGI’s former independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Polestar Automotive Holding Limited as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte AB, independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte AB are located at Rehnsgatan 11, SE-113 79 Stockholm.

Change in GGI’s Auditor

On November 1, 2021, the audit committee of the GGI Board approved the engagement of WithumSmith+Brown, PC (“Withum”) as GGI’s independent registered public accounting firm to audit GGI’s financial statements for the year ended December 31, 2021. Additionally, Withum conducted a review of GGI’s financials for the quarterly period ending September 30, 2021. Accordingly, KPMG LLP (“KPMG”), GGI’s prior independent registered public accounting firm, was informed on November 3, 2021 that it was dismissed as GGI’s independent registered public accounting firm.

KPMG’s audit report on the financial statements of GGI as of February 10, 2021 and December 31, 2020 and for each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the period from December 21, 2020 (inception) through February 10, 2021, and the subsequent interim period through November 1, 2021, neither GGI nor anyone on GGI’s behalf consulted with Withum regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on GGI’s financial statements, and no written report or oral advice was provided to GGI by Withum that Withum concluded was an important factor considered by GGI in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the period from December 21, 2020 (inception) through February 10, 2021, and the subsequent interim period through November 1, 2021, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between GGI and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except that KPMG advised GGI of the following material weakness: internal control over financial reporting did not result in sufficient risk assessment of the underlying accounting for certain financial instruments.

GGI provided KPMG with a copy of the foregoing disclosures and has requested that KPMG furnish GGI with a letter addressed to the SEC stating whether it agrees with the statements made by GGI set forth above and GGI is in receipt of such letter from KPMG.

Other Considerations

Deloitte AB has complied with local independence standards under the International Ethics Standards Board for Accountants Code of Ethics as adopted in Sweden for the years ended December 31, 2020 and December 31, 2019. During 2019, but prior to the engagement of Deloitte AB as Polestar Automotive Holding Limited’s independent registered public accounting firm under the standards of the PCAOB, Deloitte AB provided a tax senior manager to Polestar Group under a loaned staff arrangement and ACNE Advertising AB (“ACNE”), which is an associated entity part of the Deloitte Touche Tohmatsu Limited firm in the United Kingdom (“Deloitte UK”) network, provided various creative and marketing advisory services (together, the “services”) related to the Polestar brand concept and branding campaign. The services under the loaned staff arrangement were provided from December 2019 until March 2020 for total fees of approximately $35,000, and the creative and marketing services were provided from September 2019 to May 2021 for total fees of approximately $4.5 million. These services were considered an impermissible management function under the auditor independence rules of the SEC and the PCAOB and the services also resulted in a mutuality of interest with the Polestar Group under the general standard of independence in Regulation S-X.

The services did not impact the Polestar Automotive Holding Limited’s accounting records or result in the preparation or origination of source data underlying the financial statements, were not used as part of the Polestar Automotive Holding Limited’s internal control over financial reporting and were not subject to Deloitte AB’s audit of the Polestar Automotive Holding Limited’s financial statements; the individuals involved in providing the services were not members of the audit team, and; management of the Polestar Automotive Holding Limited directed, oversaw and provided ultimate approval of these services. Furthermore, when providing the creative and marketing services, ACNE did not endorse the Polestar Automotive Holding Limited or its products, engage in any co-branding with the Polestar Automotive Holding Limited, or receive any fees based on the performance of the campaign. The fees were immaterial to the Polestar Automotive Holding Limited, Deloitte AB and Deloitte UK, as applicable.

After careful consideration of the facts and circumstances and the applicable independence rules, Deloitte AB has concluded that (i) the aforementioned matters do not impair Deloitte AB’s ability to exercise objective and impartial judgment in connection with its audits of the financial statements of the Polestar Automotive Holding Limited, and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that Deloitte AB has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of the financial statements of the Polestar Automotive Holding Limited. After considering all the relevant facts and circumstances, the Polestar Automotive Holding Limited’s Audit Committee concurred with Deloitte AB’s conclusions.

Submission of Future Stockholder Proposals

The GGI Board is not aware of any other matter that may be brought before the Stockholder Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Stockholder Special Meeting.

GGI does not expect to hold a 2022 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. In accordance with Nasdaq corporate governance requirements, GGI is not required to hold an annual meeting until no later than one year after the first fiscal year end following GGI listing on Nasdaq. Under Section 211(b) of the DGCL, GGI is, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with GGI’s current bylaws, unless such election is made by written consent in lieu of such a meeting. GGI may not hold an annual meeting of stockholders to elect new directors prior to the consummation of an initial business combination. If GGI does not consummate another initial business combination by March 25, 2023, GGI is required to begin the dissolution process provided for in the Current GGI Certificate, unless GGI amends the Current GGI Certificate and certain other agreements into which it has entered to extend the life of GGI. GGI will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Householding

Unless GGI has received contrary instructions, GGI may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if GGI believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce GGI’s expenses. However, if stockholders prefer to receive multiple sets of GGI’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of GGI’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact GGI at GGI’s offices at Gores Guggenheim Inc., Inc., 6260 Lookout Road, Boulder, CO 80301 or by telephone at (303) 531-3100, to inform GGI of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for GGI Common Stock and the warrant agent for GGI’s warrants is Computershare Trust Company, N.A. GGI has agreed to indemnify Computershare Trust Company, N.A. in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except as a result of Computershare’s gross negligence, willful misconduct or bad faith.

Appraisal Rights

Appraisal rights are not available to holders of shares of GGI Common Stock in connection with the Business Combination.

Where You Can Find Additional Information

GGI files annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. GGI’s public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of GGI’s filings with the SEC (excluding exhibits) at no cost by contacting GGI at the address and/or telephone number below.

If you would like additional copies of this proxy statement/prospectus or GGI’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Stockholder Special Meeting or Warrant Holder Meeting, you should contact GGI at the following address and telephone number:

Gores Guggenheim, Inc.

6260 Lookout Road

Boulder, CO 80301

(303) 531-3100

Email: jchou@gores.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from GGI’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: GMII.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your GGI Common Stock or GGI Warrants are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a GGI stockholder or GGI Public Warrant holder and would like to request documents, please do so by [●], or five business days prior to the Stockholder Special Meeting and the Warrant Holder Meeting, in order to receive them before the Stockholder Special Meeting and the Warrant Holder Meeting. If you request any documents from GGI, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of ListCo in addition to being a proxy statement of GGI for the Stockholder Special Meeting and Warrant Holder Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to GGI has been supplied by GGI, and all such information relating to ListCo has been supplied by ListCo. Information provided by either GGI or ListCo does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of GGI for the Stockholder Special Meeting and the Warrant Holder Meeting. GGI and ListCo not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including GGI, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

ANNEXES

INDEX OF FINANCIAL STATEMENTS

Gores Guggenheim, Inc.

Audited Financial Statements—For each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020

Page

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of February 10, 2021 and December 31, 2020	F-3
Statements of Operations for each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020	F-4
Statements of Stockholder’s Equity for each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020	F-5
Statements of Cash Flows for each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7

Unaudited Financial Statements—For the three and six months ended June 30, 2021
Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020 (Audited)	F-14
Statements of Operations for the three and six months ended June 30, 2021 (Unaudited)	F-15
Statements of Changes in Stockholders’ Equity (Deficit) for the three and six months ended June 30, 2021 (Unaudited)	F-16
Statement of Cash Flows for the six months ended June 30, 2021 (Unaudited)	F-18
Notes to Interim Financial Statements (Unaudited)	F-19

Unaudited Financial Statements—For the three and nine months ended September 30, 2021
Balance Sheets as of September 30, 2021 (Unaudited) and December 31, 2020 (Audited)	F-32
Statements of Operations for the three and nine months ended September 30, 2021 (Unaudited)	F-33
Statements of Changes in Stockholders’ Equity (Deficit) for the three and nine months ended September 30, 2021 (Unaudited)	F-34
Statement of Cash Flows for the nine months ended September 30, 2021 (Unaudited)	F-35
Notes to Interim Financial Statements (Unaudited)	F-36

Polestar Automotive Holding Limited

Consolidated Financial Statements—For the years ended December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors

Gores Guggenheim, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Gores Guggenheim, Inc. (the Company) as of February 10, 2021 and December 31, 2020, the related statements of operations, changes in stockholder’s equity, and cash flows for each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020 and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 10, 2021 and December 31, 2020, and the results of its operations and its cash flows for each of the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/    KPMG LLP

We have served as the Company’s auditor since 2021.

Denver, Colorado

February 19, 2021

GORES GUGGENHEIM, INC.

BALANCE SHEETS

	February 10, 2021	December 31, 2020
CURRENT ASSETS:
Cash	$325,000	$—
Deferred offering costs associated with proposed public offering	245,006	—

Total assets	$570,006	$—

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Notes payable—related party	$300,000	$—
Accrued expenses, formation and offering costs	262,838	1,332
State franchise tax	976	450

Total liabilities	$563,814	$1,782

COMMITMENTS AND CONTINGENCIES
Stockholder’s equity:
Class A common stock, subject to redemption	—	—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock:
Class A common stock, $0.0001 par value; 400,000,000 shares authorized, no shares issued and outstanding	—	—
Class F common stock, $0.0001 par value; 40,000,000 shares authorized, 21,562,500 and 0 shares issued and outstanding at February 10, 2021 and December 31, 2020, respectively	2,156	—
Additional paid-in-capital	22,844
Accumulated Deficit	(18,808)	(1,782)

Total stockholder’s equity	6,192	(1,782)

Total liabilities and stockholder’s equity	$570,006	$—

See accompanying notes to financial statements.

GORES GUGGENHEIM, INC.

STATEMENTS OF OPERATIONS

	For the Period from January 1, 2021 through February 10, 2021	For the Period from December 21, 2020 (inception) through December 31, 2020
Revenues	—	—
Organizational expenses	—	$(1,332)
Professional fees	$(16,500)	—
State franchise tax	$(526)	$(450)

Net loss	$(17,026)	$(1,782)

Weighted average common shares outstanding	21,562,500	21,562,500
Basic and diluted
Net loss per common share	$(0.00)	$(0.00)

See accompanying notes to financial statements.

GORES GUGGENHEIM, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at December 21, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Net Loss	—	—	—	—	—	$(1,782)	$(1,782)

Balance at December 31, 2020	—	—	—	—	—	$(1,782)	$(1,782)
Sale of Class F common stock to Sponsor on February 10, 2021 at $0.0001 par value(1)	—	—	21,562,500	$2,156	$22,844	—	$25,000
Net Loss	—	—	—	—	—	$(17,026)	$(17,026)

Balance at February 10, 2021	—	$—	21,562,500	$2,156	$22,844	$(18,808)	$6,192

(1)	This number includes up to 2,812,500 shares of Class F common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

GORES GUGGENHEIM, INC.

STATEMENTS OF CASH FLOWS

	For the Period from January 1, 2021 through February 10, 2021	For the Period from December 21, 2020 (inception) through December 31, 2020
Cash flows from operating activities:
Net loss	$(17,026)	$(1,782)
Changes in accrued expenses, formation and offering costs	16,500	1,332
Changes in state franchise tax accrual	526	450

Net cash used by operating activities	—	—

Cash flows from financing activities:
Proceeds from note payable—related party	$300,000	$—
Proceeds from sale of Class F common stock to Sponsor	25,000	—

Net Cash provided by financing activities	325,000	—

Increase in cash	325,000	—
Cash at beginning of period	—	—

Cash at end of period	325,000	—

Supplemental disclosure of non-cash financing activities:
Deferred offering costs	$245,006	$—

See accompanying notes to financial statements.

GORES GUGGENHEIM, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Organization and General:

Gores Guggenheim, Inc. (the “Company”) was incorporated in Delaware on December 21, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

At February 10, 2021, the Company had not commenced any operations or generated revenue to date. All activity for the periods from January 1, 2021 through February 10, 2021 and December 21, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (the “Proposed Offering”) described below. The Company has selected December 31st as its fiscal year end.

Sponsor:

The Company’s sponsor is Gores Guggenheim Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

The Trust Account:

Substantially all the proceeds from the Proposed Offering and the sale of the Private Placement Warrants (as defined in Note 4) will be placed in a U.S. based trust account (the “Trust Account”). The Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation will provide that, other than the withdrawal of up to $900,000 per year of interest to fund the Company’s compliance requirements and other costs related thereto, plus additional amounts released to us to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; (ii) the redemption of any shares of the Company’s class A common stock, par value $0.0001 per share (the “Class A common stock”) included in the Units (as defined in Note 3) being sold in the Proposed Offering that have been properly tendered in connection with a stockholder vote to amend the amended and restated certificate of incorporation (a) to modify the substance or timing of the Company’s obligation to redeem 100% of such shares of Class A common stock if it does not complete a Business Combination within 24 months from the closing of the Proposed Offering or (b) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of 100% of the shares of Class A common stock included in the Units being sold in the Proposed Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Offering (subject to the requirements of law).

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the

GORES GUGGENHEIM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares of Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of Class A common stock and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The Company will have 24 months from the closing date of the Proposed Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders and the Company’s officers and directors will enter into letter agreements with the Company, pursuant to which they will waive their rights to participate in any redemption with respect to their founder shares; however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Proposed Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Proposed Offering.

GORES GUGGENHEIM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 2—Summary of Significant Accounting Policies

Basis of Presentation:

The financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Loss Per Common Share:

The Company has two classes of shares, which are referred to as Class A common stock and Class F common stock. Net loss per common share is computed utilizing the two-class method. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on an allocation of undistributed earnings per the rights of each class. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period (calculated as if the Founder Shares were outstanding at the date of inception), plus to the extent dilutive the incremental number of shares of common stock to be issued in connection with the conversion of shares of the Company’s Class F common stock, par value $0.0001 per share (the “Class F common stock”) or to settle warrants, as calculated using the treasury stock method. At February 10, 2021 and December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.

GORES GUGGENHEIM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs:

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—”Expenses of Offering.” Deferred offering costs of approximately $245,006 consist principally of professional fees incurred. These costs, together with the underwriting discount, will be charged to capital upon completion of the Proposed Offering or charged to operations if the Proposed Offering is not completed.

Organizational Expenses:

Organizational expenses include certain professional fees. These costs are expensed as incurred. For the period from January 1, 2021 through February 10, 2021 and for the period from December 21, 2020 (inception) through December 31, 2020, the Company has incurred organizational expenses of $0 and $1,332, respectively, related to the formation of the entity.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At February 10, 2021, the Company has a deferred tax asset of $4,364 related to net operating loss carry forwards and startup costs, and at December 31, 2020, the Company had a deferred tax asset of $457 related to net operating loss carry forwards and startup costs. The Company’s net operating losses will expire beginning 2040. Management has provided a full valuation allowance of the deferred tax asset.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at February 10, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

GORES GUGGENHEIM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents:

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests.

Note 3—Proposed Offering

Pursuant to the Proposed Offering, the Company intends to offer for sale units (the “Units”), each consisting of one share of Class A common stock and one-fifth of one redeemable common stock purchase warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Proposed Offering provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. Under the terms of a proposed warrant agreement, the Company will agree to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of Class A common stock issuable upon exercise of the Warrants. The Company expects to grant the underwriters a 45-day option to purchase additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions.

The Company expects to pay an underwriting discount of 2.00% of the per Unit offering price to the underwriters at the closing of the Proposed Offering, with an additional fee (the “Deferred Discount”) of 3.50% of the gross offering proceeds payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.

Note 4—Related Party Transactions

Founder Shares:

On February 10, 2021, the Sponsor purchased 21,562,500 shares of Class F common stock (the “Founder Shares”) for $25,000, or approximately $0.001 per share. The Founder Shares are identical to the Class A common stock included in the Units to be sold in the Proposed Offering except that the Founder Shares are convertible under the circumstances described below. The Sponsor has agreed to forfeit up to 2,812,500 Founder Shares depending on the extent to which the over-allotment option is exercised. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

Private Placement Warrants:

The Sponsor expects to purchase from the Company warrants in a private placement (the “Private Placement”) that will close simultaneously with the closing of the Proposed Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable to purchase one share of Class A common stock.

GORES GUGGENHEIM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the Proposed Offering, except that the Private Placement Warrants are not redeemable so long as they are held by the Sponsor or its permitted transferees, except as described in the warrant agreement.

Registration Rights:

The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Proposed Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Loan:

The Sponsor has agreed to loan the Company an aggregate of up to $600,000 by the issuance of an unsecured promissory note (the “Note”) issued by the Company in favor of the Sponsor to cover organizational expenses and expenses related to the Proposed Offering. As of February 10, 2021, the Company had borrowed $300,000 under the Note. The Note is non-interest bearing and payable on the earlier of February 28, 2022 or the completion of the Proposed Offering. Due to the short-term nature of the Note, the fair value approximates the carrying amount.

Administrative Services Agreement:

The Company expects to enter into an administrative services agreement pursuant to which it will agree to pay to an affiliate of the Sponsor $20,000 per month for office space, utilities and secretarial support. Services will commence on the date the securities are first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

Note 5—Stockholder’s Equity

Common Stock:

The Company is authorized to issue 440,000,000 shares of common stock, consisting of 400,000,000 shares of Class A common stock and 40,000,000 shares of Class F common stock.

Upon completion of the Proposed Offering, the Company may (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s common stock vote together as a single class and are entitled to one vote for each share of common stock. At February 10, 2021 and December 31, 2020, there were no shares of Class A common stock issued and outstanding. At February 10, 2021, there were 21,562,500 shares of Class F common stock issued and outstanding. At December 31, 2020, there were no shares of Class F common stock issued and outstanding.

Preferred Stock:

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At February 10, 2021 and December 31, 2020, there were no shares of preferred stock issued and outstanding.

GORES GUGGENHEIM, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 6—Contingencies

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7—Subsequent Events

Management has performed an evaluation of subsequent events through February 19, 2021, the date of issuance of the financial statements, noting no items which require adjustment or disclosure.

GORES GUGGENHEIM, INC.

BALANCE SHEETS

	June 30, 2021 (unaudited)	December 31, 2020 (audited)
CURRENT ASSETS:
Cash and cash equivalents	$1,056,834	$—
Prepaid assets	2,137,387	—

Total current assets	3,194,221	—
Investments and cash held in Trust Account	800,029,249	—

Total assets	$803,223,470	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses, formation and offering costs	$591,409	$1,332
State franchise tax accrual	100,000	450
Public warrants derivative liability	21,920,000	—
Private warrants derivative liability	12,330,000	—
Notes and advances payable—related party	2,000,000	—

Total current liabilities	36,941,409	1,782
Deferred underwriting compensation	28,000,000	—

Total liabilities	$64,941,409	$1,782

Commitments and contingencies
Class A subject to possible redemption, 80,000,000 and -0- shares at June 30, 2021 and December 31, 2020, respectively (at redemption value of $10 per share)	800,000,000	—
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—	—
Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 20,000,000 and -0- shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	2,000	—
Additional paid-in-capital	—	—
Accumulated deficit	(61,719,939)	(1,782)

Total stockholders’ equity (deficit)	(61,717,939)	(1,782)

Total liabilities and stockholders’ equity (deficit)	$803,223,470	$—

See accompanying notes to the unaudited, interim financial statements.

GORES GUGGENHEIM, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Revenues	—	—
Professional fees and other expenses	(593,568)	(662,567)
State franchise taxes, other than income tax	(50,000)	(100,000)
Loss from change in fair value of warrant liability	(10,530,000)	(11,000,000)
Allocated expense for warrant issuance cost	(51,811)	(832,496)

Net loss from operations	(11,225,379)	(12,595,063)
Other income - interest income	27,701	29,249

Net loss before income taxes	$(11,197,678)	$(12,565,814)

Provision for income tax	—	—

Net loss attributable to common shares	$(11,197,678)	$(12,565,814)

Net loss per ordinary share:
Class A Common Stock - basic and diluted	$(0.15)	$(1.21)

Class F Common Stock - basic and diluted	$(0.15)	$(1.21)

See accompanying notes to the unaudited, interim financial statements.

GORES GUGGENHEIM, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Three Months Ended June 30, 2021
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at April 1, 2021	—	$—	21,562,500	$2,156	$—	$(47,393,688)	$(47,391,532)
Forfeited Class F Common Stock by Sponsor	—	—	(1,562,500)	(156)	156	—	—
Excess of fair value paid by founders for warrants	—	—	—	—	535,000	—	535,000
Subsequent measurement of Class A Common Stock subject to redemption against additional paid-in capital	—	—	—	—	(535,156)	—	(535,156)
Subsequent measurement of Class A Common Stock subject to redemption against accumulated deficit	—	—	—	—	—	(3,128,573)	(3,128,573)
Net loss	—	—	—	—	—	(11,197,678)	(11,197,678)

Balance at June 30, 2021	—	$—	20,000,000	$2,000	$—	$(61,719,939)	$(61,717,939)

See accompanying notes to the unaudited, interim financial statements.

GORES GUGGENHEIM, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Six Months Ended June 30, 2021
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	—	$—	—	$—	$—	$(1,782)	$(1,782)
Sale of Class F Common Stock to Sponsor on February 10, 2021 at $0.0001 par value	—	—	21,562,500	2,156	22,844	—	25,000
Forfeited Class F Common Stock by Sponsor	—	—	(1,562,500)	(156)	156		—
Excess of fair value paid by founders for warrants	—	—	—	—	9,630,000	—	9,630,000
Subsequent measurement of Class A Common Stock subject to redemption against additional paid-in capital	—	—	—	—	(9,653,000)	—	(9,653,000)
Subsequent measurement of Class A Common Stock subject to redemption against accumulated deficit	—	—	—	—	—	(49,152,343)	(49,152,343)
Net loss	—	—	—	—	—	(12,565,814)	(12,565,814)

Balance at June 30, 2021	—	$—	20,000,000	$2,000	$—	$(61,719,939)	$(61,717,939)

See accompanying notes to the unaudited, interim financial statements.

GORES GUGGENHEIM, INC.

STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2021

(Unaudited)

Cash flows from operating activities:
Net loss	$(12,565,814)
Changes in state franchise tax accrual	99,550
Changes in prepaid assets	(2,137,387)
Changes in accrued expenses, formation and offering costs	590,077
Issuance costs related to warrant liability	832,496
Changes in fair value warrants derivative liability	11,000,000

Net cash used in operating activities	(2,181,078)

Cash flows from investing activities:
Cash deposited in Trust Account	(800,000,000)
Interest and dividends reinvested in the Trust Account	(29,249)

Net cash used in investing activities	(800,029,249)

Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	800,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	18,000,000
Proceeds from sale of Class F Common Stock to Sponsor	25,000
Proceeds from notes and advances payable – related party	2,300,000
Repayment of notes and advances payable – related party	(300,000)
Payment of underwriters’ discounts and commissions	(16,000,000)
Payment of accrued offering costs	(757,839)

Net cash provided by financing activities	803,267,161

Increase in cash	1,056,834
Cash at beginning of period	—

Cash at end of period	$1,056,834

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$28,000,000
Supplemental disclosure of income and franchise taxes paid:
Cash paid for income and state franchise taxes	$450

See accompanying notes to the unaudited, interim financial statements.

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

1.    Organization and Business Operations

Organization and General

Gores Guggenheim, Inc. (the “Company”) was incorporated in Delaware on December 21, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has not engaged in any operations, other than to identify and consummate a Business Combination, and has not generated any operating revenue to date. The Company’s management has broad discretion with respect to the Business Combination. The Company’s sponsor is Gores Guggenheim Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.

The Company completed the Public Offering on March 25, 2021 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).

Financing

Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $750,000,000 was placed in a Trust Account with Computershare acting as trustee (the “Trust Account”). Subsequently, the underwriters partially exercised their over-allotment option to purchase 5,000,000 newly issued units, and the closing of the sale of the additional Units pursuant to such exercise (the “Over-Allotment Option Units”) occurred on April 22, 2021. The issuance by the Company of 5,000,000 Over-Allotment Option Units at a price of $10.00 per unit resulted in gross proceeds of $50,000,000. On June 30, 2021, the total amount deposited in Trust Account is $800,000,000.

The Company intends to finance a Business Combination with the net proceeds from its $800,000,000 Public Offering and its sale of $18,000,000 of Private Placement Warrants.

Trust Account

Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of June 30, 2021, the Trust Account consisted of money market funds.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund our working capital requirements plus additional amounts released to us to fund our regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months (each, a “Regulatory Withdrawal”) plus additional amounts to pay our franchise and income tax obligations, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; (ii) the redemption of any shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), included in the Units (as defined in Note 3) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the amended and restated certificate of incorporation to (a) modify the substance or timing of the Company’s obligation to redeem 100% of such shares of Class A Common Stock if it does not complete a Business Combination within 24 months from the closing of the Public Offering or (b) with respect to any other provisions relating to

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

stockholders’ rights or pre-initial Business Combination activity and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law).

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable and any Regulatory Withdrawals, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to consummation of the Business Combination, including interest but less taxes payable and any Regulatory Withdrawals. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. Currently, the Company will not redeem its public shares of Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of Class A Common Stock and the related Business Combination, and instead may search for an alternate Business Combination.

As a result of the foregoing redemption provisions, the public shares of common stock are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company has 24 months from the closing date of the Public Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A Common Stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and any Regulatory Withdrawals (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders and the Company’s officers and directors have entered into a letter agreement with the Company pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

officers or directors acquire public shares of Class A Common Stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

2.    Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2021 and the results of operations and cash flows for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of results that may be expected for the full year or any other period. The accompanying unaudited financial statements should be read in conjunction with the Company’s (i) audited financial statements as of February 10, 2021 and December 31, 2020 and for the periods from January 1, 2021 through February 10, 2021 as well as December 21, 2020 (inception) through December 31, 2020 included in the final prospectus filed with the SEC on March 24, 2021.The Company was formed on December 21, 2020. Therefore, these financial statements do not include comparative statements to prior 2020 periods.

Net Loss Per Common Share

The Company has two classes of shares, which are referred to as Class A Common Stock and Class F common stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Private and Public warrants to purchase 25,000,000 shares of Common Stock at $11.50 per share were issued on March 25, 2021. At June 30, 2021, no warrants have been exercised. The 25,000,000 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the three and six months ended June 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Three Months Ended June 30, 2021		For the Six Months Ended June 30, 2021
	Class A	Class F	Class A	Class F
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(11,776,693)	$(3,084,714)	$(51,565,368)	$(19,805,789)

Denominator:
Weighted-average shares outstanding	78,846,154	20,652,473	42,541,436	16,339,779
Basic and diluted net loss per share	$(0.15)	$(0.15)	$(1.21)	$(1.21)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) approximates the carrying amounts represented in the balance sheet.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering”. Offering costs were $44,757,840 (including $44,000,000 in underwriters’ fees) consisting principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and are charged to stockholders’ equity upon the completion of the Public Offering. Since the Company is required to classify the warrants as derivative liabilities, offering costs totaling $832,496 are reflected as an expense in the statements of operations.

Redeemable Common Stock

As discussed in Note 3, all of the 80,000,000 shares of Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of common stock under the redemption and repurchase provisions of the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A Common Stock has been classified outside of permanent equity.

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2021.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.

Investments and Cash Held in Trust Account

At June 30, 2021, the Company had $800,029,249 in the Trust Account which may be utilized for Business Combinations. At June 30, 2021, the Trust Account consisted of money market funds.

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a Business Combination is completed where the impact could be material.

Going Concern Consideration

If the Company does not complete its Business Combination by March 25, 2023, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by March 25, 2023, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

In addition, at June 30, 2021 and December 31, 2020, the Company had current liabilities of $36,941,409 and $1,782, respectively, and working capital of ($33,747,188) and ($1,782), respectively, the balances of which are primarily related to warrants we have recorded as liabilities as described in Notes 2 and 3. Other amounts are related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after June 30, 2021 and amounts are continuing to accrue. Additionally, the warrant liability will not impact the Company’s liquidity until a Business Combination has been consummated, as they do not require cash settlement until such event has occurred.

3.    Public Offering

Public Units

On March 25, 2021, the Company sold 75,000,000 units at a price of $10.00 per unit (the “Units), generating gross proceeds of $750,000,000. Subsequently, the underwriters partially exercised their over-allotment option to purchase 5,000,000 newly issued units, and the closing of the sale of the additional Units pursuant to such exercise occurred on April 22, 2021. The issuance by the Company of 5,000,000 Over-Allotment Option Units at a price of $10.000 per unit resulted in gross proceeds of $50,000,000. The remainder of the over-allotment option expired on May 9, 2021. Each Unit consists of one share of the Company’s Class A Common Stock (the “public shares”), and one-fifth of one redeemable common stock purchase warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period.

Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of Class A Common Stock issuable upon exercise of the Warrants. The Company has granted the underwriters a 45-day option to purchase additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions. At the time of the IPO, the underwriters were granted an option to purchase up to an additional 11,250,000 Units to cover overallotments, if any. Subsequently, the underwriters partially exercised their over-allotment option to purchase 5,000,000 newly issued units, and the closing of the sale of the additional Units pursuant to such Over-Allotment Option Units exercise occurred on April 22, 2021. The issuance by the Company of 5,000,000 Over-Allotment Option Units at a price of $10.00 per unit resulted in gross proceeds of $50,000,000. The remainder of the over-allotment option expired on May 9, 2021.

The Company paid an upfront underwriting discount of 2.00% ($15,000,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($26,250,000) of the gross offering proceeds payable upon the Company’s completion of a Business Combination. As a result of the purchase of the Over-Allotment Option Units by the underwriters on April 22, 2021, the upfront and Deferred Discount increased to $16,000,000 and $28,000,000, respectively. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features do not qualify for equity classification in FASB ASC Topic 815-40 “Derivatives and Hedging – Contracts in

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

Entity’s Own Equity.” The fair value of the public warrants at March 23, 2021 was a liability of $13,950,000. At June 30, 2021, the fair value has increased to $21,920,000. After consideration of the warrant value included in the Over-Allotment Option Units, the change in fair value of $7,040,000 is reflected as an expense in the statements of operations.

All of the 80,000,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in FASB ASC Topic 470-20, “Debt – Debt with Conversion and Other Options.”

Our Class A Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of June 30, 2021, the Class A Common Stock reflected on the balance sheet are reconciled in the following table.

The accretion of carrying value to redemption value was recognized on March 31, 2021, and there has been $3,663,729 of additional accretion for the three months ended June 30, 2021:

As of June 30, 2021
Gross proceeds	$800,000,000
Less:
Proceeds allocated to public warrants	$(14,880,000)
Class A shares issuance costs	$(43,925,343)

Plus:
Accretion of carrying value to redemption value	$(58,805,343)

Contingently redeemable Class A Common Stock	$800,000,000

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

4.    Related Party Transactions

Founder Shares

On February 10, 2021, the Sponsor purchased 21,562,500 Founder Shares for $25,000, or approximately $0.001 per share. On March 22, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price. On May 9, 2021, the Sponsor forfeited 1,562,500 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

The sale of the Founders Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Private Placement Warrants

The Sponsor has purchased from the Company an aggregate of 8,500,000 whole warrants at a price of $2.00 per warrant (a purchase price of approximately $17,000,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). On April 22, 2021, substantially concurrently with the sale of the Over-allotment Option Units, the Company completed a private placement with the Sponsor for an additional 500,000 warrants at a price of $2.00 per warrant (the “Additional Private Placement Warrants”), generating gross proceeds of $1,000,000. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by our Sponsor or its permitted transferees.

If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless. Consistent with the public warrants, the private warrants are accounted for as liabilities under ASC Topic 814-40, due to their terms.

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants issued upon the conversion of working capital loans, if any, hold registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on March 25, 2021. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Loan

Prior to the completion of the Public Offering, the Sponsor loaned the Company an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) issued by the Company in favor of the Sponsor to cover organization expenses and expenses related to the Public Offering. The Note was non-interest bearing and payable on the earlier of February 28, 2022 or the completion of the Public Offering. The Note was repaid upon completion of the Public Offering.

On April 20, 2021, the Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for on-going operational expenses and certain other expenses in connection with the Business Combination. The note is unsecured, non-interest bearing and matures on the earlier of: (i) January 31, 2022 or (ii) the date on which the Company consummates the Business Combination. As of June 30, 2021, the net amount advanced by Sponsor to the Company was $2,000,000.

Administrative Services Agreement

The Company entered into an administrative services agreement pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 per month for office space, utilities and secretarial support. Services commenced on March 23, 2021 (the date the securities were first listed on the Nasdaq Capital Market) and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

For the period commencing March 23, 2021 through June 30, 2021 the Company has paid the affiliate $65,806.

5.    Deferred Underwriting Compensation

As of the IPO Closing Date, the Company was committed to pay a deferred underwriting discount totaling $26,250,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. As a result of the underwriters purchase of the Over-Allotment Option Units on April 22, 2021, the deferred underwriting discount increased to $28,000,000. The underwriters are not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.

6.    Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The Company’s effective tax rates differ from the federal statutory rate primarily due to the fair value on instruments treated as debt for GAAP and equity for tax purposes, which is not deductible for income tax purposes, for 2021.

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended June 30, 2021. As of June 30, 2021, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.

7.    Investments and Cash Held in Trust

As of June 30, 2021, investment securities in the Company’s Trust Account consist of $800,029,249 in money market funds.

8.    Fair Value Measurement

The Company complies with ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

Warrants

The Company has determined that warrants issued in connection with its initial public offering in March 2021 are subject to treatment as a liability. The Company utilizes a Monte Carlo simulation methodology to value the warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date and March 31, 2021 was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. At June 30, 2021, there were observable transactions in the Company’s public warrants and correspondingly an implied volatility. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. At June 30, 2021, the Public Warrants had adequate trading volume to provide a reliable indication of value. The Public Warrants were valued at $1.37 at June 30, 2021. The fair value of the Private Placement Warrants was deemed to be equal to the fair value of the Public Warrants because the Private Placement Warrants have similar terms and are subject to substantially the same redemption features as the Public Warrants.

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

The Warrants were classified as Level 2 at the respective measurement dates.

The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:

	As of
	March 23, 2021	June 30, 2021*
Selected Volatility	15.0%	—
Risk-free interest rate	0.94%	—
Warrant exercise price	$11.50	$11.50
Expected term	5.5	5.5

*	Volatility and risk-free rate were not utilized in computation.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of June 30, 2021, is classified as Level 2 due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.

As of June 30, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $12.3 million and $21.9 million, respectively, based on the closing price of GGPIW on that date of $1.37.

As of March 23, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $7.9 million and $14.0 million, respectively, based on the closing price of GGPIU on that date of $10.00.

The following table presents the changes in the fair value of warrant liabilities:

	Private placement warrants	Public warrants	Total warrant liabilities
Fair value at March 23, 2021	7,905,000	13,950,000	21,855,000
Issuance of additional warrants	465,000	930,000	1,395,000
Change in fair value	3,960,000	7,040,000	11,000,000
Fair value at June 30, 2021	12,330,000	21,920,000	34,250,000

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	June 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	$800,029,249	$800,029,249	$—	$—
Public warrants	21,920,000	—	21,920,000	—
Private placement warrants	12,330,000	—	12,330,000	—

Total	$834,279,249	$800,029,249	$34,250,000	$—

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS—(Continued)

9.    Stockholders’ Equity

Common Stock

The Company is authorized to issue 400,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 40,000,000 shares of Class F Common Stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At June 30, 2021, there were 80,000,000 shares of Class A Common Stock and 20,000,000 shares of Class F Common Stock issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2021, there were no shares of preferred stock issued and outstanding.

10.    Risk and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

11.    Subsequent Events

Management has performed an evaluation of subsequent events through August 16, 2021, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the financial statements.

GORES GUGGENHEIM, INC.

BALANCE SHEETS

	September 30, 2021 (unaudited)	December 31, 2020 (audited)
CURRENT ASSETS:
Cash and cash equivalents	$488,171	$—
Prepaid assets	1,812,819	—

Total current assets	2,300,990	—
Investments and cash held in Trust Account	800,039,544	—

Total assets	$802,340,534	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses, formation and offering costs	$4,687,724	$1,332
State franchise tax accrual	150,000	450
Public warrants derivative liability	33,280,000	—
Private warrants derivative liability	18,720,000	—
Notes and advances payable - related party	2,000,000	—

Total current liabilities	58,837,724	1,782
Deferred underwriting compensation	28,000,000	—

Total liabilities	$86,837,724	$1,782

Commitments and contingencies
Class A subject to possible redemption, 80,000,000 and -0- shares at September 30, 2021 and December 31, 2020, respectively (at redemption value of $10 per share)	800,000,000	—

Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—	—
Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 20,000,000 and -0- shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	2,000	—
Additional paid-in-capital	—	—
Accumulated deficit	(84,499,190)	(1,782)

Total stockholders’ equity (deficit)	(84,497,190)	(1,782)

Total liabilities and stockholders’ equity (deficit)	$802,340,534	$—

See accompanying notes to the unaudited, interim financial statements.

GORES GUGGENHEIM, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Revenues	—	—
Professional fees and other expenses	(4,989,546)	(5,652,113)
State franchise taxes, other than income tax	(50,000)	(150,000)
Loss from change in fair value of warrant liability	(17,750,000)	(28,750,000)
Allocated expense for warrant issuance cost	—	(832,496)

Net loss from operations	(22,789,546)	(35,384,609)
Other income - interest income	10,295	39,544

Net loss before income taxes	$(22,779,251)	$(35,345,065)

Provision for income tax	—	—

Net loss attributable to common shares	$(22,779,251)	$(35,345,065)

Net loss per ordinary share:
Class A Common Stock - basic and diluted	$(0.23)	$(1.29)

Class F Common Stock - basic and diluted	$(0.23)	$(1.29)

See accompanying notes to the unaudited, interim financial statements.

GORES GUGGENHEIM, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Three Months Ended September 30, 2021
	Class A Common Stock		Class F Common Stock		Additional Paid- In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at July 1, 2021	—	$—	20,000,000	$2,000	$—	$(61,719,939)	$(61,717,939)
Net loss	—	—	—	—	—	(22,779,251)	(22,779,251)

Balance at September 30, 2021	—	$—	20,000,000	$2,000	$—	$(84,499,190)	$(84,497,190)

	Nine Months Ended September 30, 2021
	Class A Common Stock		Class F Common Stock		Additional Paid- In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	—	$—	—	$—	$—	$(1,782)	$(1,782)
Sale of Class F Common Stock to Sponsor on February 10, 2021 at $0.0001 par value	—	—	21,562,500	2,156	22,844	—	25,000
Forfeited Class F Common Stock by Sponsor	—	—	(1,562,500)	(156)	156	—	—
Excess of fair value paid by founders for warrants	—	—	—	—	9,630,000	—	9,630,000
Subsequent measurement of Class A Common Stock subject to redemption against additional paid-in capital	—	—	—	—	(9,653,000)	—	(9,653,000)
Subsequent measurement of Class A Common Stock subject to redemption against accumulated deficit	—	—	—	—	—	(49,152,343)	(49,152,343)
Net loss	—	—	—	—	—	(35,345,065)	(35,345,065)

Balance at September 30, 2021	—	$—	20,000,000	$2,000	$—	$(84,499,190)	$(84,497,190)

See accompanying notes to the unaudited, interim financial statements.

GORES GUGGENHEIM, INC.

STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2021

(Unaudited)

Cash flows from operating activities:
Net loss	$(35,345,065)
Issuance costs related to warrant liability	832,496
Changes in fair value warrants derivative liability	28,750,000
Changes in state franchise tax accrual	149,550
Changes in prepaid assets	(1,812,819)
Changes in accrued expenses, formation and offering costs	4,686,392

Net cash used in operating activities	(2,739,446)

Cash flows from investing activities:
Cash deposited in Trust Account	(800,000,000)
Interest reinvested in the Trust Account	(39,544)

Net cash used in investing activities	(800,039,544)

Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	800,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	18,000,000
Proceeds from sale of Class F Common Stock to Sponsor	25,000
Proceeds from notes and advances payable – related party	2,300,000
Repayment of notes and advances payable – related party	(300,000)
Payment of underwriters’ discounts and commissions	(16,000,000)
Payment of accrued offering costs	(757,839)

Net cash provided by financing activities	803,267,161

Increase in cash	488,171
Cash at beginning of period	—

Cash at end of period	$488,171

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$28,000,000
Supplemental disclosure of income and franchise taxes paid:
Cash paid for income and state franchise taxes	$450

See accompanying notes to the unaudited, interim financial statements.

GORES GUGGENHEIM, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

1.	Organization and Business Operations

Organization and General

Gores Guggenheim, Inc. (the “Company”) was incorporated in Delaware on December 21, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has not engaged in any operations, other than to identify and consummate a Business Combination, and has not generated any operating revenue to date. The Company’s management has broad discretion with respect to the Business Combination. The Company’s sponsor is Gores Guggenheim Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.

The Company completed the Public Offering on March 25, 2021 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).

Proposed Business Combination

On September 27, 2021, Gores Guggenheim, Inc. (the “Company”) entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”).

The transactions contemplated by the Business Combination Agreement, including the Merger (as defined below), and the other transactions contemplated by the other transaction documents contemplated by the Business Combination Agreement (collectively, the “Transactions”) will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation. The Business Combination and the transactions contemplated thereby were unanimously approved by the board of directors of the Company on September 25, 2021.

The Business Combination Agreement

Pre-Closing Reorganization

In connection with the Merger, prior to the closing of the Transactions (the “Closing”), Parent will, and will cause ListCo, Polestar Singapore, Polestar Sweden and their respective subsidiaries to, complete a reorganization, pursuant to which, among other things, Polestar Singapore, Polestar Sweden and their respective subsidiaries will become, directly or indirectly, wholly owned subsidiaries of ListCo (the “Pre-Closing Reorganization”). As consideration for the Pre-Closing Reorganization, ListCo will issue to Parent a number of class A ordinary shares in the share capital of ListCo which class A ordinary shares shall entitle the holder to one vote per share (“ListCo Class A Shares”) and class B ordinary shares in the share capital of ListCo, which class B ordinary shares shall entitle the holder to ten votes per share (“ListCo Class B Shares,” and, together with the ListCo Class A Shares, the “ListCo Shares”), such that, following the Pre-Closing Reorganization, Parent will hold an aggregate number of ListCo Shares equal to approximately (a) $20,003,000,000 divided by $10.00, less (b) (i) the aggregate principal amount due in respect of certain convertible notes of Parent outstanding as of immediately prior to the Closing, divided by (ii) the applicable conversion price of such notes, less (c) 49,803,900, which represents the aggregate number of ListCo Preference Shares (as defined below) issued pursuant to the Volvo Cars Preference Subscription Agreement (as defined below).

As additional consideration for Parent’s contribution to ListCo of all the issued and outstanding equity securities of Polestar Sweden, Parent will be entitled to receive, subject to the terms provided in the Business Combination Agreement, earn out shares from ListCo, issuable in ListCo Class A Shares and ListCo Class B Shares up to an aggregate number equal to approximately (a) 0.075 multiplied by (b) the number of issued and outstanding ListCo Shares as of immediately after the Closing (including ListCo Shares issued pursuant to the Subscription Agreements (as defined below)).

The Merger

Following the Pre-Closing Reorganization and pursuant to the Business Combination Agreement, at the Closing, Merger Sub will merge with and into the Company (the “Merger”), pursuant to which the separate corporate existence of Merger Sub will cease, with the Company being the surviving corporation and becoming a wholly owned subsidiary of ListCo.

Each share of Class A common stock of the Company, par value $0.0001 per share (“GG Class A Shares”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than those held in treasury, will be exchanged for one newly issued American depository share of ListCo (“ListCo Class A ADS”) duly and validly issued against the deposit of an underlying ListCo Class A Share deposited with a bank (“Depositary Bank”) in which ListCo has established and sponsored American depository receipt facilities (each, an “ADR Facility”). Each share of Class F common stock of the Company, par value $0.0001 per share (“GG Class F Shares,” and together with the GG Class A Shares, the “GG Shares”) issued and outstanding immediately prior to the effective time of the Merger, other than those held in treasury, will be exchanged for one newly issued ListCo Class A ADS. All GG Shares held in treasury will be canceled and extinguished without consideration.

Any units of the Company that are outstanding immediately prior to the Effective Time held by Company stockholders will be automatically separated and the holder thereof will be deemed to hold one GG Class A Share and one-fifth (1/5) of a public warrant of the Company (“Public Warrant”), which underlying securities will be converted as described below.

In the event the Requisite GG Warrantholder Approval (as defined below) is obtained prior to the Effective Time, each Public Warrant shall be automatically cancelled and extinguished and converted into the right to receive one American depository share of ListCo (“ListCo Class C-1 ADS”) duly and validly issued against the deposit of an underlying class C-1 preferred share in the share capital of ListCo (“ListCo Class C-1 Share”) deposited with the Depositary Bank. Each ListCo Class C-1 Share will be exercisable to acquire a ListCo Class A Share at an exercise price of $11.50 per share. In addition, each private placement warrant of the Company (“Private Placement Warrant”) will be automatically cancelled and extinguished and converted into the right to receive one American depository share of ListCo (“ListCo Class C-2 ADS”) duly and validly issued against the deposit of an underlying class C-2 preferred share in the share capital of ListCo (“ListCo Class C-2 Share”) deposited with the Depositary Bank. Each ListCo Class C-2 Share will be exercisable to acquire a ListCo Class A Share at an exercise price of $11.50 per share.

In the event that the Requisite GG Warrantholder Approval is not obtained prior to the Effective Time, each Public Warrant shall be automatically cancelled and extinguished and converted into the right to receive one American depository warrant of ListCo (“ListCo AD Warrant”) duly and validly issued against the deposit of an underlying warrant of ListCo representing the right to acquire one ListCo Class A Share deposited with the Depositary Bank and representing the right to acquire one ListCo Class A ADS (or one ListCo Class A Share if

at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per ListCo Class A ADS. In addition, each Private Placement Warrant will be automatically cancelled and extinguished and converted into the right to receive one ListCo AD Warrant.

Registration Statement/Proxy Statement; Warrantholder Solicitation

In connection with the Transactions, the Company, ListCo, Polestar Singapore, Polestar Sweden and Parent will prepare, and ListCo will file with the SEC, a registration statement on Form F-4 (the “Registration Statement/Proxy Statement”), which will include a prospectus of ListCo and a proxy statement for the Company’s stockholder meeting to solicit the vote of the Company stockholders to, among other things, adopt the Business Combination Agreement and approve the Transactions.

In addition, as promptly as reasonably practicable following the date of the Business Combination Agreement, the Company, ListCo, Polestar Singapore, Polestar Sweden and Parent will solicit the vote or consent of registered holders of at least 50% of the outstanding Public Warrants to amend the Warrant Agreement to permit the conversion or exchange of Public Warrants for ListCo Class C-1 ADSs and the Private Placement Warrants for ListCo Class C-2 ADSs (the “Requisite GG Warantholder Approval”).

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have made representations, warranties and covenants that are customary for transactions of this nature. The representations and warranties of the respective parties to the Business Combination Agreement will not survive the Closing. The covenants of the respective parties to the Business Combination Agreement will also not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing.

Conditions to Closing

The obligations of the parties to the Business Combination Agreement to consummate the Transactions is conditioned upon (a) the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (b) the absence of any law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental authority preventing the consummation of the Transactions, (c) the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement/Proxy Statement and that no stop order will have been issued by the SEC and remain in effect with respect to the Registration Statement/Proxy Statement, (d) obtaining, at the meeting of Company stockholders where a quorum is present, the vote of the holders of a majority of the outstanding GG Shares entitled to vote thereon to adopt and approve the Business Combination Agreement, other Transaction Documents (as defined in the Business Combination Agreement) to which the Company will be a party and the Transactions, (e) obtaining the requisite vote of the shareholders of Parent to approve the Business Combination Agreement and the other transaction documents to which Parent is party and the Transactions, (f) the Company having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the completion of the redemptions in respect of GG Shares in connection with the Transactions (the “Stockholder Redemptions”), (g) the approval of ListCo Class A ADSs for listing on the Nasdaq Stock Market, (h) the approval of the ListCo AD Warrants or the ListCo Class C-1 ADSs, as applicable, for listing on the Nasdaq Stock Market and (i) the board of directors of ListCo shall have a number and composition of directors determined in accordance with the Business Combination Agreement (and shall include one director reasonably determined by Sponsor (as defined below) and consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), with the remaining initial directors being reasonably determined by Parent) as of the Closing.

In addition, the obligations of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate the Transactions is subject to, among other things, the aggregate amount of cash held in the

Company’s trust account (after giving effect to the Stockholder Redemptions, the Sponsor Investment Amount, the PIPE Investment Amount and the Volvo Cars PIPE Investment Amount (as defined below)) being no less than $950,000,000, prior to the payment of any unpaid or contingent liabilities and fees and expenses of the Company (including, as applicable, any Company Transaction Expenses (as defined in the Business Combination Agreement)) as of the Closing.

The obligation of the Company to consummate the Transactions is also subject to the fulfillment of additional closing conditions, including, among other things, the completion of the Pre-Closing Reorganization.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and Parent and in certain other circumstances, including if the Closing has not occurred on or prior to May 27, 2022 and the primary cause of the failure for the Closing to have occurred on or prior to such date is not due to a breach of the Business Combination Agreement by the party seeking to terminate.

The foregoing description of the Business Combination Agreement and the Transactions does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties to the Business Combination Agreement and are subject to important qualifications and limitations agreed to by the contracting parties in connection with negotiating the Business Combination Agreement. The Business Combination Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the respective parties to the Business Combination Agreement, may be subject to limitations agreed upon by the parties thereto (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the respective parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to the Company’s investors and security holders. Company investors and security holders are not third-party beneficiaries under the Business Combination Agreement and should not rely on the representations, warranties or covenants of any party to the Business Combination Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Subscription Agreements

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, the Company and ListCo entered into subscription agreements (the “PIPE Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, substantially concurrently with the Closing, an aggregate of 7.43 million ListCo Class A ADSs (the “PIPE Shares”) for a purchase price of $9.09 per share in a private placement, for an aggregate amount of $67,500,000 (the “PIPE Investment Amount”).

The issuance of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. Pursuant to the PIPE Subscription Agreements, ListCo agreed to file with the U.S. Securities and Exchange

Commission (the “SEC”) (at ListCo’s sole cost and expense), within 30 calendar days after the date of Closing, a registration statement registering the resale of the PIPE Shares, and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

Sponsor Subscription Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Company and ListCo entered into a subscription agreement (the “Sponsor Subscription Agreement”) with Gores Guggenheim Sponsor LLC (the “Sponsor”). Pursuant to the Sponsor Subscription Agreement, the Sponsor agreed to subscribe for an additional 9.08 million ListCo Class A ADSs for a purchase price of $9.09 per share on the date of Closing, for an aggregate investment of $82,500,000 (the “Sponsor Investment Amount”). The Sponsor Subscription Agreement is substantially similar to the PIPE Subscription Agreement, except that the Sponsor has the right to syndicate its commitment to acquire the ListCo Class A ADSs to be purchased under the Sponsor Subscription Agreement in advance of the closing of the Business Combination.

Volvo Cars Subscription Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Company and ListCo entered into a subscription agreement (the “Volvo Cars Subscription Agreement,” and, together with the PIPE Subscription Agreements and the Sponsor Subscription Agreement, the “Subscription Agreements”) with Snita Holding B.V., a corporation organized under the laws of Netherlands (“Snita”) and a wholly owned indirect subsidiary of Volvo Car AB (publ) (“Volvo Cars”). Pursuant to the Volvo Cars Subscription Agreement, Snita agreed to subscribe for an additional 10 million ListCo Class A ADSs for a purchase price of $10.00 per share on the date of Closing. The Volvo Cars Subscription Agreement is substantially similar to the PIPE Subscription Agreements, except with regards to purchase price. Snita may, in accordance with the terms of the Volvo Cars Subscription Agreement, syndicate its commitment to acquire the ListCo Class A ADSs to be purchased under the Volvo Cars Subscription Agreement in advance of the closing of the Business Combination.

The foregoing descriptions of the Subscription Agreements do not purport to be complete and are qualified in their entirety by the terms and conditions of the PIPE Subscription Agreements, a form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Volvo Cars Preference Subscription Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, ListCo entered into a subscription agreement (the “Volvo Cars Preference Subscription Agreement”) with Snita (the “Volvo Cars Preference Subscriber”). Pursuant to the Volvo Cars Preference Subscription Agreement, the Volvo Cars Preference Subscriber agreed to subscribe for mandatory convertible preference shares of ListCo (the “ListCo Preference Shares”) for an aggregate subscription price of $10.00 per share, for an aggregate investment amount equal to approximately $500,000,000 (the “Volvo Cars PIPE Investment Amount”). The proceeds of such subscription will be used to satisfy certain accounts payable that are or will be due and payable by certain subsidiaries of Parent to Volvo Cars. As of the date hereof, it is currently anticipated that all of the ListCo Preference Shares will convert into ListCo Class A Shares at Closing, in accordance with, and subject to, the terms of the ListCo Preference Shares.

Parent Lock-Up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Parent, ListCo and the other Parent shareholders party thereto (the “Parent Shareholders”), have entered into that Parent Lock-Up Agreement (the “Parent Lock-Up Agreement”). Pursuant to the Parent Lock-Up Agreement, each Parent Shareholder has, subject to certain exceptions, among other things, agreed to not transfer any equity security of ListCo issued to them pursuant to the Business Combination Agreement or other transaction documents contemplated by the Business Combination Agreement during the period commencing the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein.

The foregoing description of the Parent Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Parent Lock-Up Agreement, a form of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Sponsor, the Company, Parent, ListCo and certain of the Company’s directors, executive officers and affiliates (such individuals, the “Supporting Sponsor Stockholders”) have entered into a Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement (the “Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement”).

Pursuant to the Sponsor and Supporting Stockholders Lock-Up Agreement, the Sponsor and each Supporting Sponsor Stockholders has, among other things, agreed to (i) support and vote in favor of all proposals included in the Registration Statement/Proxy Statement; (ii) waive all adjustments to the conversion ratio set forth in the Company’s amended and restated certificate of incorporation with respect to the GG Class F Shares; (iii) be bound by certain transfer restrictions with respect to their GG Shares, Public Warrants and Private Placement Warrants; and (iv) not to transfer any ListCo Class A ADSs issued pursuant to the Business Combination Agreement during the period beginning the date of Closing and ending 180 days following the date of the Closing, in each case subject to the terms and conditions set forth therein. In addition, the Sponsor has agreed to the forfeiture of up to 1,501,651 GG Class F Shares.

The foregoing description of the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Registration Rights Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, ListCo, Parent, the Parent Shareholders, Sponsor and the independent directors of the Company (such persons, together with Sponsor and the Parent Holders, the “Holders”), have entered into a registration rights agreement (the “Registration Rights Agreement”) which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights Agreement, ListCo agreed that, as soon as practicable, and in any event within 30 days after the Closing, ListCo will file with the SEC a shelf registration statement. In addition, ListCo will use its reasonable best efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 60th day (or the 90th day if the registration statement is reviewed by, and received comments from, the SEC) following the filing deadline, in each case subject to the terms and conditions set forth therein.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Warrant Assumption Agreement

In the event that the Requisite GG Warrantholder Approval is not obtained prior to the Effective Time, the Company, ListCo and Computershare Trust Company, N.A. (the “Warrant Agent”) will enter into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) prior to the

Closing. The Warrant Assumption Agreement will amend the Warrant Agreement, dated March 22, 2021, by and among the Company and the Warrant Agent (the “Warrant Agreement”) to provide that at the Effective Time, each Public Warrant and Private Placement Warrant will be assumed by ListCo and be converted into the right to receive a ListCo AD Warrant, subject to the terms and conditions set forth therein. In addition, under the Warrant Assumption Agreement, the Company will assign to ListCo all of its rights, interests, and obligations in and under the Warrant Agreement as of the effective time of the Merger, subject to the terms and conditions set forth therein.

The foregoing description of the Warrant Assumption Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Warrant Assumption Agreement, a copy of which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Financing

Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $750,000,000 was placed in a Trust Account with Computershare acting as trustee (the “Trust Account”). Subsequently, the underwriters partially exercised their over-allotment option to purchase 5,000,000 newly issued units, and the closing of the sale of the additional Units pursuant to such exercise (the “Over-Allotment Option Units”) occurred on April 22, 2021. The issuance by the Company of 5,000,000 Over-Allotment Option Units at a price of $10.00 per unit resulted in gross proceeds of $50,000,000. On September 30, 2021, the total amount deposited in Trust Account is $800,000,000.

The Company intends to finance a Business Combination with the net proceeds from its $800,000,000 Public Offering and its sale of $18,000,000 of Private Placement Warrants.

Trust Account

Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of September 30, 2021, the Trust Account consisted of money market funds.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund our working capital requirements plus additional amounts released to us to fund our regulatory compliance requirements and other costs related thereto, subject to an annual limit of $900,000, for a maximum of 24 months (each, a “Regulatory Withdrawal”) plus additional amounts to pay our franchise and income tax obligations, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; (ii) the redemption of any shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), included in the Units (as defined in Note 3) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the amended and restated certificate of incorporation to (a) modify the substance or timing of the Company’s obligation to redeem 100% of such shares of Class A Common Stock if it does not complete a Business Combination within 24 months from the closing of the Public Offering or (b) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law).

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable and any Regulatory Withdrawals, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to consummation of the Business Combination, including interest but less taxes payable and any Regulatory Withdrawals. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. Currently, the Company will not redeem its public shares of Class A Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of Class A Common Stock and the related Business Combination, and instead may search for an alternate Business Combination. For business and other reasons, the Company has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote to approve the Proposed Business Combination rather than a tender offer.

As a result of the foregoing redemption provisions, the public shares of common stock are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company has 24 months from the closing date of the Public Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A Common Stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and any Regulatory Withdrawals (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders and the Company’s officers and directors have entered into a letter agreement with the Company pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers or directors acquire public shares of Class A Common Stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2021 and the results of operations and cash flows for the periods presented. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of results that may be expected for the full year or any other period. The accompanying unaudited financial statements should be read in conjunction with the Company’s (i) audited financial statements as of February 10, 2021 and December 31, 2020 and for the periods from January 1, 2021 through February 10, 2021 as well as December 21, 2020 (inception) through December 31, 2020 included in the final prospectus filed with the SEC on March 24, 2021. The Company was formed on December 21, 2020. Therefore, these financial statements do not include comparative statements to prior 2020 periods.

Net Loss Per Common Share

The Company has two classes of shares, which are referred to as Class A Common Stock and Class F common stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Private and Public warrants to purchase 25,000,000 shares of Common Stock at $11.50 per share were issued on March 25, 2021. At September 30, 2021, no warrants have been exercised. The 25,000,000 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the three and nine months ended September 30, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class F	Class A	Class F
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(18,223,401)	$(4,555,850)	$(71,404,011)	$(22,746,397)

Denominator:
Weighted-average shares outstanding	80,000,000	20,000,000	55,164,835	17,573,260
Basic and diluted net loss per share	$(0.23)	$(0.23)	$(1.29)	$(1.29)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on these accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) approximates the carrying amounts represented in the balance sheet.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Derivative Liabilities

The Company evaluated the Warrants (as defined below in Note 3 – Public Offering) and Private Placement Warrants (as defined below in Note 4 – Related Party Transactions) (collectively, “Warrant Securities”), and the all forward purchase agreements in accordance with ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, and concluded that the Warrant Securities and forward purchase agreements could not be accounted for as components of equity. As the Warrant Securities and forward purchase agreements meet the definition of a derivative in accordance with ASC 815, the Warrant Securities and forward purchase agreements are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (the Close Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering”. Offering costs were $44,757,840 (including $44,000,000 in underwriters’ fees) consisting principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and are charged to equity upon the completion of the Public Offering. Since the Company is required to classify the warrants as derivative liabilities, offering costs totaling $832,496 are reflected as an expense in the statements of operations.

Redeemable Common Stock

As discussed in Note 3, all of the 80,000,000 shares of Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of common stock under the redemption and repurchase provisions of the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A Common Stock has been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2021.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Investments and Cash Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. treasury securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. treasury securities, or a combination thereof. The Company’s investments held in the Trust Account are presented on the Balance Sheet at fair value at the end of each reporting period.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a Business Combination is completed where the impact could be material.

Going Concern Consideration

If the Company does not complete its Business Combination by March 25, 2023, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by March 25, 2023, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.

In addition, at September 30, 2021 and December 31, 2020, the Company had current liabilities of $58,837,724 and $1,782, respectively, and working capital of ($56,536,734) and ($1,782), respectively, the balances of which are primarily related to warrants we have recorded as liabilities as described in Notes 2 and 3. Other amounts are related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after September 30, 2021 and amounts are continuing to accrue. In order to finance ongoing costs, the Sponsor or an affiliate of the Sponsor may, but are not obligated to, provide the Company with additional working capital via a Sponsor Loan (see Note 4). Additionally, the warrant liability will not impact the Company’s liquidity until a Business Combination has been consummated, as they do not require cash settlement until such event has occurred.

3.	Public Offering

Public Units

On March 25, 2021, the Company sold 75,000,000 units at a price of $10.00 per unit (the “Units), generating gross proceeds of $750,000,000. Subsequently, the underwriters partially exercised their over-allotment option to purchase 5,000,000 newly issued units, and the closing of the sale of the additional Units pursuant to such exercise occurred on April 22, 2021. The issuance by the Company of 5,000,000 Over-Allotment Option Units at a price of $10.00 per unit resulted in gross proceeds of $50,000,000. The remainder of the over-allotment option expired on May 9, 2021. Each Unit consists of one share of the Company’s Class A Common Stock (the “public shares”), and one-fifth of one redeemable common stock purchase warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period.

Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of Class A Common Stock issuable upon exercise of the Warrants. The Company has granted the underwriters a 45-day option to purchase additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions. At the time of the IPO, the underwriters were granted an option to purchase up to an additional 11,250,000 Units to cover overallotments, if any. Subsequently, the underwriters partially exercised their over-allotment option to purchase 5,000,000 newly issued units, and the closing of the sale of the additional Units pursuant to such Over-Allotment Option Units exercise occurred on April 22, 2021. The issuance by the Company of 5,000,000 Over-Allotment Option Units at a price of $10.00 per unit resulted in gross proceeds of $50,000,000. The remainder of the over-allotment option expired on May 9, 2021.

The Company paid an upfront underwriting discount of 2.00% ($15,000,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($26,250,000) of the gross offering proceeds payable upon the Company’s completion of a Business Combination. As a result of the purchase of the Over-Allotment Option Units by the underwriters on April 22, 2021, the upfront and Deferred Discount increased to $16,000,000 and $28,000,000, respectively. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features do not qualify for equity classification in FASB ASC Topic 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity.” The fair value of the public warrants at March 23, 2021 was a liability of $13,950,000. At September 30, 2021, the fair value has increased to $33,280,000. After consideration of the warrant value included in the Over-Allotment Option Units, the change in fair value of $18,400,000 is reflected as an expense in the statements of operations.

All of the 80,000,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in FASB ASC Topic 470-20, “Debt – Debt with Conversion and Other Options.”

Our Class A Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of September 30, 2021, the Class A Common Stock reflected on the balance sheet are reconciled in the following table. An accretion of carrying value to redemption value of $55,141,614 was recognized on March 31, 2021, and an additional $3,663,729 of accretion was recognized on June 30, 2021. There has been no additional accretion for the three months ended September 30, 2021:

As of September 30, 2021
Gross proceeds	$800,000,000
Less:
Proceeds allocated to public warrants	(14,880,000)
Class A shares issuance costs	(43,925,343)

Plus:
Accretion of carrying value to redemption value	(58,805,343)

Contingently redeemable Class A Common Stock	$800,000,000

4.	Related Party Transactions

Founder Shares

On February 10, 2021, the Sponsor purchased 21,562,500 Founder Shares for $25,000, or approximately $0.001 per share. On March 22, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price. On May 9, 2021, the Sponsor forfeited 1,562,500 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

The sale of the Founders Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of September 30, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.

Private Placement Warrants

The Sponsor has purchased from the Company an aggregate of 8,500,000 whole warrants at a price of $2.00 per warrant (a purchase price of approximately $17,000,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). On April 22, 2021, substantially concurrently with the sale of the Over-allotment Option Units, the Company completed a private placement with the Sponsor for an additional 500,000 warrants at a price of $2.00 per warrant (the “Additional Private Placement Warrants”), generating gross proceeds of $1,000,000. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by our Sponsor or its permitted transferees.

If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless. Consistent with the public warrants, the private warrants are accounted for as liabilities under ASC Topic 814-40, due to their terms.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants issued upon the conversion of working capital loans, if any, hold registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on March 25, 2021. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Loan

Prior to the completion of the Public Offering, the Sponsor loaned the Company an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) issued by the Company in favor of the Sponsor to cover organization expenses and expenses related to the Public Offering. The Note was non-interest bearing and payable on the earlier of February 28, 2022 or the completion of the Public Offering. The Note was repaid upon completion of the Public Offering.

On April 20, 2021, the Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for on-going operational expenses and certain other expenses in connection with the Business Combination. The note is unsecured, non-interest bearing and matures on the earlier of: (i) January 31, 2022 or (ii) the date on which the Company consummates the Business Combination. As of September 30, 2021, the net amount advanced by Sponsor to the Company was $2,000,000.

Administrative Services Agreement

The Company entered into an administrative services agreement pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 per month for office space, utilities and secretarial support. Services commenced on March 23, 2021 (the date the securities were first listed on the Nasdaq Capital Market) and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

For the three months and for the period commencing March 23, 2021 through September 30, 2021 the Company incurred and paid the affiliate $60,000 and $125,806, respectively.

5.	Deferred Underwriting Compensation

As of the IPO Closing Date, the Company was committed to pay a Deferred Discount totaling $26,250,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. As a result of the underwriters purchase of the Over-Allotment Option Units on April 22, 2021, the Deferred Discount increased to $28,000,000. The underwriters are not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.

6.	Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The Company’s effective tax rates differ from the federal statutory rate primarily due to the fair value on instruments treated as debt for GAAP and equity for tax purposes, which is not deductible for income tax purposes, for 2021.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended September 30, 2021. As of September 30, 2021, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.

7.	Investments and Cash Held in Trust

As of September 30, 2021, investment securities in the Company’s Trust Account consist of $800,039,544 in money market funds.

8.	Fair Value Measurement

The Company complies with ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

Warrants

The Company has determined that warrants issued in connection with its initial public offering in March 2021 are subject to treatment as a liability. The Company utilized a Monte Carlo simulation methodology to value the warrants for periods prior to public warrant trading and observable transactions for subsequent periods, with changes in fair value recognized in the statements of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date and March 31, 2021 was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. At September 30, 2021, there were observable transactions in the Company’s public warrants. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. At September 30, 2021, the Public Warrants had adequate trading volume to provide a reliable indication of value. The Public Warrants were valued at $2.08 at September 30, 2021. The fair value of the Private Placement Warrants was deemed to be equal to the fair value of the Public Warrants because the Private Placement Warrants have similar terms and are subject to substantially the same redemption features as the Public Warrants

The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:

	As of
	March 23, 2021	September 30, 2021*
Selected Volatility	15.0%	—
Risk-free interest rate	0.94%	—
Warrant exercise price	$11.50	$11.50
Expected term	5.5	5.5

*	Volatility and risk-free rate were not utilized in computation.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of September 30, 2021, is classified as Level 1 and Level 2, respectively, due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.

As of September 30, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $18.7 million and $33.3 million, respectively, based on the closing price of GGPIW on that date of $2.08.

As of March 23, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $7.9 million and $14.0 million, respectively, based on the closing price of GGPIU on that date of $10.00.

The following table presents the changes in the fair value of warrant liabilities:

	Private placement warrants	Public warrants	Total warrant liabilities
Fair value at March 23, 2021	$7,905,000	$13,950,000	$21,855,000
Issuance of additional warrants	465,000	930,000	1,395,000
Change in fair value	10,350,000	18,400,000	28,750,000
Fair value at September 30, 2021	$18,720,000	$33,280,000	$52,000,000

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	September 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	$800,039,544	$800,039,544	$—	$—
Public warrants	33,280,000	33,280,000	—	—
Private placement warrants	18,720,000	—	18,720,000	—

Total	$852,039,544	$833,319,544	$18,720,000	$—

9.	Stockholders’ Equity

Common Stock

The Company is authorized to issue 400,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 40,000,000 shares of Class F Common Stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At September 30, 2021, there were 80,000,000 shares of Class A Common Stock and 20,000,000 shares of Class F Common Stock issued and outstanding, respectively. The Class A Common Stock are recorded at redemption amount and classified as temporary equity, in accordance with ASC 480.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At September 30, 2021, there were no shares of preferred stock issued and outstanding.

10.	Risk and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

11.	Subsequent Events

Management has performed an evaluation of subsequent events through November 12, 2021, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the financial statements.

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of Polestar Automotive Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Polestar Automotive Holding Limited (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Deloitte AB

Gothenburg, Sweden

November 10, 2021

We have served as the Company’s auditor since 2021.

Polestar Automotive Holding Limited

Consolidated Statement of Income

(in thousands of U.S. dollars unless otherwise stated)

	For the year ended December 31,
	Note	2020	2019
Revenue	4	610,245	92,415
Cost of sales		(553,724)	(39,790)

Gross profit		56,521	52,625

Selling, general and administrative expenses		(314,926)	(210,572)
Research and development expenses		(183,849)	(34,386)
Other operating income and expenses, net	7	1,766	1,339

Operating loss		(440,488)	(190,994)

Finance income	8	3,199	16,226
Finance expenses	8	(34,034)	(21,192)

Loss before income taxes		(471,323)	(195,960)

Income tax expense	10	(13,535)	(2,015)

Net loss		(484,858)	(197,975)

Net loss per share (in U.S. dollars)	11
Basic		(2.40)	(0.99)
Diluted		(2.40)	(0.99)

The accompanying notes are an integral part of the Consolidated Financial Statements.

Polestar Automotive Holding Limited

Consolidated Statement of Comprehensive Income

(in thousands of U.S. dollars unless otherwise stated)

	For the year ended December 31,
	Note	2020	2019
Net loss		(484,858)	(197,975)
Other comprehensive income (loss):
Items that may be subsequently reclassified to the consolidated statement of income:
Exchange rate differences from translation of foreign operations		30,266	(3,244)

Total other comprehensive income (loss)		30,266	(3,244)

Total comprehensive loss		(454,592)	(201,219)

The accompanying notes are an integral part of the Consolidated Financial Statements.

Polestar Automotive Holding Limited

Consolidated Statement of Financial Position

(in thousands of U.S. dollars unless otherwise stated)

	For the year ended December 31,
	Note	2020	2019
Assets
Non-current assets
Intangible assets and goodwill	12	1,171,337	896,097
Property, plant and equipment	9, 13	201,671	120,243
Other non-current assets		1,442	1,133
Deferred tax asset	10	2,157	3,402

Total non-current assets		1,376,607	1,020,875

Current assets
Cash and cash equivalents	14	316,424	236,198
Restricted cash		50,206	184,813
Trade receivables	15	99,250	24
Trade receivables - related parties	15, 23	208,444	45,367
Inventories	16	432,531	22,707
Current tax assets		4,771	3,090
Other current assets	17	60,331	35,276

Total current assets		1,171,957	527,475

Total assets		2,548,564	1,548,350

Equity
Share capital		(1,318,752)	—
Other contributed capital		—	(879,232)
Foreign currency translation reserve		(16,365)	13,901
Accumulated deficit		754,406	274,169

Total equity	18	(580,711)	(591,162)

Liabilities
Non-current liabilities
Contract liabilities	4	(12,424)	—
Deferred tax liabilities	10	(6,548)	(1,522)
Other non-current provisions	19	(18,537)	(1,852)
Other non-current liabilities	14	(312)	—
Other non-current interest-bearing liabilities	9	(61,840)	(12,219)

Total non-current liabilities		(99,661)	(15,593)

Current liabilities
Trade payables	14	(67,985)	(50,672)
Trade payables - related parties	23	(1,077,423)	(267,087)
Accrued expenses - related parties		(104,997)	(7,413)
Advance payments from customers		(25,586)	(7,243)
Current provisions	19	(35,579)	(3,913)
Liabilities to credit institutions	21	(363,490)	(390,445)
Current tax liabilities		(9,671)	(432)

The accompanying notes are an integral part of the Consolidated Financial Statements.

Polestar Automotive Holding Limited

Consolidated Statement of Financial Position

(in thousands of U.S. dollars unless otherwise stated)

	For the year ended December 31,
	Note	2020	2019
Interest-bearing current liabilities	9, 23	(11,187)	(145,177)
Contract liabilities	4	(4,648)	—
Other current liabilities	20	(167,626)	(69,213)

Total current liabilities		(1,868,192)	(941,595)

Total liabilities		(1,967,853)	(957,188)

Total equity and liabilities		(2,548,564)	(1,548,350)

The accompanying notes are an integral part of the Consolidated Financial Statements.

Polestar Automotive Holding Limited

Consolidated Statement of Cash Flows

(in thousands of U.S. dollars unless otherwise stated)

	For the year ended December 31,
	Note	2020	2019
Cash flows from operating activities
Net loss		(484,858)	(197,975)
Depreciation and amortisation		216,077	32,552
Inventory impairment		35,984	—
Interest received on bank deposits		3,199	13,286
Gains/losses on disposals of assets		16	—
Change in operating assets and liabilities
Inventories		(428,067)	(20,801)
Trade and other receivables		(263,210)	(50,041)
Trade and other payables		647,164	(11,158)
Provisions		44,577	1,994
Accrued expenses		135,867	45,572
Current taxes		7,559	(1,823)
Deferred taxes		5,873	(3,568)
Contract liabilities		17,071	—
Advanced payments from customers		18,343	6,198
Prepaid expenses and accrued income		(5,127)	(4,155)
Other operating assets and liabilities		(7,518)	(140)

Cash used for operating activities		(57,050)	(190,059)

Cash flows from investing activities
Additions to property, plant and equipment	22	(49,599)	(71,784)
Additions to intangible assets	22	(194,108)	(213,664)

Cash used for investing activities		(243,707)	(285,448)

Cash flows from financing activities
Change in restricted deposits		134,681	205,681
Proceeds from short-term borrowings		569,087	388,625
Principal repayments of short-term borrowings		(780,167)	(365,840)
Principal repayments of lease liabilities		(2,298)	(939)
Proceeds from the issuance of share capital and other contributed capital		438,340	247,880

Cash provided by financing activities		359,643	475,407

Effect of foreign exchange rate changes on cash and cash equivalents		21,340	(18,760)

Net increase (decrease) in cash and cash equivalents		80,226	(18,860)

Cash and cash equivalents at the beginning of the period		236,198	255,058

Cash and cash equivalents at the end of the period		316,424	236,198

The accompanying notes are an integral part of the Consolidated Financial Statements.

Polestar Automotive Holding Limited

Consolidated Statement of Changes in Equity

(in thousands of U.S. dollars unless otherwise stated)

	Note	Share capital	Other contributed capital	Currency translation reserve	Accumulated deficit	Total
Balance as of January 1, 2019	18	—	631,352	(10,657)	(76,194)	544,501
Net loss		—	—	—	(197,975)	(197,975)
Other comprehensive loss		—	—	(3,244)	—	(3,244)

Total comprehensive loss		—	—	(3,244)	(197,975)	(201,219)

Shareholders’ contributions			247,880			247,880

Balance as of December 31, 2019		—	879,232	(13,901)	(274,169)	591,162

Net loss		—	—	—	(484,858)	(484,858)
Other comprehensive income		—	—	30,266	—	30,266

Total comprehensive loss		—	—	30,266	(484,858)	(454,592)

Changes in the consolidated group	3	880,412	(879,232)	—	4,621	5,801
Issuance of new shares		438,340	—	—	—	438,340

Balance as of December 31, 2020		1,318,752	—	16,365	(754,406)	580,711

The accompanying notes are an integral part of the Consolidated Financial Statements.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 1 - Significant accounting policies and judgements

General information

Polestar Automotive Holding Limited (the “Parent”), together with its subsidiaries, hereafter referred to as “Polestar”, “Polestar Group” or the “Group”, is a limited company incorporated in Hong Kong. Polestar Group operates principally in the automotive industry engaging in research and development, manufacturing, branding and marketing, and the commercialisation and selling of vehicles, technology solutions and services related to battery electric vehicles. Polestar Group has a presence in nineteen markets across Europe, North America, China and Asia Pacific. Polestar Group has its management headquarters located at Assar Gabrielssons väg 9, 418 78 Göteborg, Sweden.

In September 2020, a common control transaction restructured Polestar Group such that the parent company changed from Polestar Automotive (Shanghai) Co., Ltd (incorporated in the People’s Republic of China) to Polestar Automotive Holding Limited (incorporated in Hong Kong). Refer to Note 3 - Common control transaction for more details.

Polestar Group operations remained unchanged through this transaction. However, the jurisdiction changed from China to Hong Kong and the reporting currency changed from the Renminbi (“CNY”), the official currency of the People’s Republic of China, to the United States dollar (“USD”), respectively. The reporting currency of Polestar Group is the same as the currency of the registered share capital of the parent company.

PSD Investment Limited, a company controlled by Mr. Li Shufu, a private person, owns, as of YE 2020, 50.0% of the Group. An additional 50.0% is owned by Volvo Cars via its subsidiaries Snita Holding B.V. and PS Investment AB, both limited companies.

Basis of preparation

The Consolidated Financial Statements in this annual report of Polestar Group are prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”). The financial statements have been prepared on the historical cost basis, except for the revaluation of certain financial instruments that are measured at fair values at the end of each reporting period, as explained in the accounting policies below. For group financial reporting purposes, Polestar Group companies apply the same accounting principles, irrespective of national legislation, as defined in the Group accounting directives. Such accounting principals have been applied consistently for all periods, unless otherwise stated.

This annual report is prepared in the presentation currency USD. All amounts are stated in thousands of USD (“TUSD”), unless otherwise stated.

Going concern

Polestar Group’s financial statements have been prepared on a basis that assumes Polestar Group will continue as a going concern and the ordinary course of business will continue in alignment with Management’s 2021-2025 business plan.

Management assessed Polestar Group’s ability to continue as a going concern and evaluated whether there are certain events or conditions, considered in the aggregate, that may cast substantial doubt about Polestar Group’s ability to continue as a going concern. All information available to Management pertaining to the twelve-month period after the issuance date of these consolidated financial statements was used in performing this assessment.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Historically, Polestar Group has financed its operations primarily through short-term working capital loan arrangements with credit institutions (i.e., 12 months or less), contributions from shareholders, and extended trade credit from related parties. Since inception, Polestar Group has generated recurring net losses and negative operating and investing cash flows. Net losses for the years ended December 31, 2020 and 2019, amounted to $484,858 and $197,975 respectively. Negative operating and investing cash flows for the years ended December 31, 2020 and 2019, amounted to $300,757 and $475,507 respectively. Management forecasts that Polestar Group will continue to generate negative operating and investing cash flows in the near-future, until sustainable commercial operations are achieved. Securing financing to support operating and development activities represents an ongoing challenge for Polestar Group.

Management’s 2021-2025 business plan indicates that Polestar Group depends on additional financing that is expected to be funded via a combination of new short-term working capital loan arrangements, long-term loan arrangements, private equity contributions from shareholders, and the contemplated public listing in the United States from a merger with a special purpose acquisition company (“SPAC”) that is expected to be completed in the first half of 2022. The timely realisation of these financing endeavors is crucial for Polestar Group’s ability to continue as a going concern. If these financing endeavors are not successful or sufficient enough to cover forecasted operating and investing cash flow needs, Polestar Group will need to seek additional funding through other means. Management has no certainty that Polestar Group will be successful in securing the funds necessary to continue operating and development activities as planned.

Based on these circumstances, Management has determined there is substantial doubt about Polestar Group’s ability to continue as a going concern. There are ongoing efforts in place to mitigate the uncertainty. The consolidated financial statements do not include any adjustments to factor for the going concern uncertainty.

Adoption of new and revised standards

Effects of new and amended IFRS

Management has concluded the adoption of any of the below accounting pronouncements has not or will not have a material impact on the Group’s financial statements.

On January 1, 2020, the IASB published an amendment to IFRS 3 – Business Combinations, which clarifies the definition of a business; a set of activities and assets is a business only if it includes, as a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs.

As of January 1, 2020, amendments to IAS 1 – Presentation of Financial Statements and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors, which clarify and standardise the definition of “material”.

As of January 1, 2020, the application of amendments to IFRS 9 – Financial Instruments, IAS 39 – Financial Instruments: Recognition and Measurement, and IFRS 7 – Financial Instruments: Disclosures (collectively referred to as “Benchmark Interest Rate Reform – Phase 1”) became mandatory. This amendment to the standard includes temporary exceptions to current hedge accounting requirements to neutralise the effects of uncertainties caused by the reform of the benchmark interest rate (“LIBOR”).

In the second quarter of 2020, the IASB published an amendment to IFRS 16 – COVID-19-Related Rent Concessions in which they provide an accounting policy choice to lessees to apply practical relief for rent concessions arising due to the COVID-19 pandemic. The practical expedient permits a lessee to elect not to assess whether a COVID-19-related rent concession is a lease modification and instead account for any change in lease payments resulting from the COVID-19-related rent concessions as it would under IFRS 16 – Leases, if the change were not a lease modification.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

New and amended IFRS issued but not yet effective

Management has concluded the adoption of any of the below accounting pronouncements, that were issued but not effective for the period ended December 31, 2020, will not have a material impact on the Group’s financial statements.

The amendments to IFRS 3 update reference to the Conceptual Framework for Financial Reporting and adds an exception for the recognition of liabilities and contingent liabilities within the scope of IAS 37 – Provisions, Contingent Liabilities and Contingent Assets and IFRIC Interpretation 21 – Liens. The amendment also clarifies that contingent assets acquired in a business combination should not be recognised by the acquirer, at the acquisition date. This amendment will be effective for annual reporting periods beginning on or after January 1, 2022.

The amendment to IAS 37 clarifies that both incremental and other contract performance costs directly related to the performance of the contracts are classified as direct contract performance costs. This amendment will be effective for annual reporting periods beginning on or after January 1, 2022.

Amendments to IAS 16 – Property, Plant and Equipment clarify the accounting for costs related to the sale of property, plant and equipment (“PPE”). The amendment prohibits deducting proceeds produced before an asset is available for use from its cost. Accordingly, an entity will recognise such sales proceeds and related costs in profit or loss. The amendments also clarify the meaning of “testing whether an asset is functioning properly” as assessing if the technical and physical performance of the asset matches the capabilities needed to be used in the production or supply of goods or services, for rental to others, or for administrative purposes. The amendments are effective for annual periods beginning on or after January 1, 2022.

The amendments to IAS 1 clarify that the presentation of liabilities as current or non-current is based off the rights that are in existence at the end of the reporting period, not the expectations about an entity’s exercise of certain rights to defer the settlement of a liability or other subsequent events. The amendments are applied retrospectively for annual periods beginning on or after January 1, 2023.

The amendment to IFRS 10 – Consolidated Financial Statement and IAS 28 – Investments in Associates and Joint Ventures clarifies the accounting treatment of sales or contributions of assets between an investor and its associates or joint ventures. If the non-cash asset sold or contributed constitutes a business under IFRS 3, the full gain or loss will be recognised by the investor. If the assets do not meet the definition of a business, the investor will recognise a gain or loss only to the extent of the investment of the other investors in the joint venture. This amendment will be effective for annual reporting periods beginning on or after January 1, 2023.

Presentation

In the Consolidated Statement of Financial Position, an asset is classified as a current asset when it is held primarily for the purpose of trading, is expected to be realised within twelve months of the date of the Consolidated Statement of Financial Position or consists of cash or cash equivalents, provided it is not subject to any restrictions. All other assets are classified as non-current. A liability is classified as a current liability when it is held primarily for the purpose of trading or is expected to be settled within twelve months of the date of the Consolidated Statement of Financial Position. All other liabilities are classified as non-current.

Basis of consolidation

The consolidated accounts include the Parent company and all subsidiaries over which the Parent, either directly or indirectly, exercises control. The Parent controls an entity when the Parent is exposed to, or has rights to,

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

variable returns from its involvement with the entity, has the ability to affect those returns through its power over the entity, and if it has the power of decision over a subsidiary based on voting or other rights. All subsidiaries are fully consolidated from the date on which control is transferred to the Parent. They are deconsolidated from the date that control ceases. All inter-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated upon consolidation. As of December 31, 2020 and 2019, the Parent had eighteen and twelve fully consolidated subsidiaries, respectively.

Segment reporting

Polestar Group determined it has one reportable segment as the chief operating decision maker (“CODM”) assesses financial information and the performance of the business on a consolidated basis. The Group manages its business as a single operating segment, which is the business of manufacturing and selling electric vehicles. All substantial decisions regarding allocation of resources as well as the assessment of performance is based on the Group as a whole.

Polestar Group uses the “management approach” in determining reportable operating segments. The management approach considers the internal organisation and reporting used by the Group’s CODM to allocate resources and assess performance as the source for determining the Group’s reportable segments. Polestar Group’s CODM has been identified as the Chief Executive Officer (“CEO”) as he assesses the performance of the Group and has the function and sole ability to make overall decisions related to the allocation of the Group’s resources. Polestar Group allocates resources and assesses financial performance on a consolidated basis.

The following table shows the breakdown of Polestar Group’s revenue from external customers and non-current assets (PPE and intangibles and goodwill) by geographical location as follows:

	Sweden	Norway	Netherlands	China	Other regions[1,2]	Total
Revenue
2020	162,062	156,077	150,133	13,850	128,123	610,245
2019	73,257	—		19,158	—	92,415

Non-current assets
2020	876,330	—	—	489,880	6,798	1,373,008
2019	653,583	—	—	362,757	—	1,616,340

1 - Revenue: Other regions consist primarily of United Kingdom, Germany and United States.

2 - Non-current assets: Other regions consist primarily of United Kingdom, Norway, and Germany.

Foreign currency

In preparing the financial statements of the Group, transactions in currencies other than the entity’s functional currency (i.e., a foreign currency) are recognised at the rates of exchange prevailing on the dates of the transactions. At each reporting date, assets and liabilities denominated in a foreign currency are translated to the functional currency using the closing exchange rate and items of income and expense are translated at the monthly average exchange rate. Foreign currency gains and losses arising from translation differences are recognised in the Consolidated Statement of Income.

For more information about currency risk, see Note 2 - Financial risk management.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Accounting policies

Use of estimates and judgements

The preparation of these Consolidated Financial Statements, in accordance with IFRS, requires management to make judgements, estimates, and assumptions that affect the application of the Group’s accounting policies, the reported amount of assets, liabilities, revenues, expenses, and other related financial items. Management reviews its estimates and assumptions on a continuous basis; changes in accounting estimates are recognised in the period in which the estimates are revised, and prospectively thereafter. Details of critical estimates and judgements which the Group considers to have a significant impact upon the financial statements are set out below and the corresponding impacts can be seen in the following notes;

a) Revenue recognition — determining the transaction price of performance obligations included with sales of vehicles and variable consideration for volume related discounts to fleet customers — Note 4 - Revenue.

b) Intangible assets — capitalizing intellectual property and determining the useful lives — Note 12 - Intangible assets and goodwill.

c) Impairment testing — Note 12 - Intangible assets and goodwill.

d) Valuation of loss carry-forwards — Note 10 - Income tax expense.

Cash and cash equivalents

Cash consists of cash in banks with an original term of three months or less. All highly liquid, short-term investments that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value are classified as cash equivalents.

In the Consolidated Statement of Cash Flows, cash and cash equivalents consists of cash and cash equivalents as defined above.

Restricted cash

Restricted cash mainly consists of deposits that have been pledged to secure short-term bank loans. The balance in restricted cash as of December 31, 2020 and 2019, amounted to $50,206 and $184,813 respectively.

Government grants

The Group’s subsidiaries based in the People’s Republic of China received government grants which were conditioned to be used for production and production related costs and grants for non-specified purposes. These grants are not tied to the future trends or performance of the Group and are not required to be refunded under any circumstance. Receipt of such grants are either reported as a deduction to the related expense or as other operating income, depending on the nature of the grant received. For the years ended December 31, 2020 and 2019, government grants amounted to $1,284 and $122 respectively.

Revenue recognition

Revenue from contracts with customers is measured at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. In determining the transaction price, the Group evaluates whether the contract includes other promises that constitute a separate performance obligation to

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

which a portion of the transaction price needs to be allocated. When consideration in a contract includes variable amounts, the Group estimates the consideration to which Polestar will be entitled in exchange for transferring goods to the customer, using either the expected value method or the most likely amount method. The Group makes judgements related to potential returns, liabilities to customers related to performance obligations and potential sales discounts when considering revenue.

For contracts that contain more than one performance obligation, Polestar Group allocates the transaction price to each performance obligation on a relative standalone selling price basis. The standalone selling price of the distinct good or service underlying each performance obligation is determined at contract inception. It represents the price at which Polestar Group would sell a promised good or service separately to a customer. If a standalone selling price is not directly observable, Polestar Group instead estimates it, using appropriate data that reflects the amount of consideration to which the Group expects to be entitled in exchange for transferring the promised goods or services to the customer.

Polestar Group disaggregates revenue by major category based on what it believes are the primary economic factors that may impact the nature, amount, timing, and uncertainty of revenue and cash flows from customer contracts.

Sales of vehicles

Revenue from the sales of vehicles includes sales of the Group’s vehicles as well as related accessories and services. Revenue is recognised when the customer obtains control of delivered goods or services, and thus has the ability to direct the use of, and obtain the benefits from, the goods or services. Polestar Group includes various services and maintenance offers with the sale of each vehicle for a period of time specified in the contract.

Polestar Group also provides connected services, including access to the internet and over-the-air software and performance updates which provides Polestar’s customers new features and improvements to existing vehicle functionality. Although Polestar’s connected services improve the in-vehicle experience, it is not required when driving a Polestar vehicle.

These services and maintenance and connected services are considered stand-ready obligations as Polestar cannot determine (1) when a customer will access a service, or (2) the quantity of a service the customer will require (i.e., delivery is within control of the customer). Polestar uses an expected cost-plus margin approach for estimating the transaction price for these stand-ready obligations. The related performance obligations are satisfied in accordance with the terms of each service, and revenue is deferred and recognised on a straight-line basis over the contract period as a stand-ready obligation. The deferred revenue is presented as contract liabilities, since the customers’ payments are made before the services are transferred.

The residual amount of the transaction price is allocated to the performance obligation associated with the sale of the vehicle which is recognized at a point in time when the vehicle is delivered.

Vehicles are sold to individuals (end customers), fleet customers, and financial service providers. Since commercialisation of Polestar vehicles commenced in the third quarter of 2020, the Group had not recognised a material amount of customer returns, and therefore has not accrued any obligations for returns, refunds, or other similar obligations.

There are no significant payment terms for end customers, fleet customers, or financial service providers as payment is due on or near the date of invoice.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Consideration received by fleet customers is variable in nature as the customer can receive volume related discounts, which are annual rebates based on the volume of vehicles ordered during the year. There is no significant variability in consideration received from customers.

Sales of software and performance engineered kits

Revenue from the sales of software is related to intellectual property licensed to Volvo Cars under which Volvo Cars obtained rights to provide software upgrades to their customers’ vehicle computer systems in exchange for sales-based royalties to Polestar Group. Software upgrades are downloaded and installed at Volvo dealerships at a point in time when the vehicle is delivered to the customer. As the Group’s performance obligation is satisfied when Volvo Cars delivers the vehicle to the customer, the Group recognizes software license revenue concurrent with Volvo Cars’ delivery.

Revenue from the sales of performance engineered kits is related to intellectual property licensed to Volvo Cars under which Volvo Cars obtained rights to provide optimisations and enhancements to their customers’ vehicles in exchange for sales-based royalties to Polestar Group. Performance engineered kits are installed at Volvo manufacturing plants at a point in time when the vehicle is delivered to the customer. As the Group’s performance obligation is satisfied when Volvo Cars delivers the vehicle to the customer, the Group recognizes engineered kits license revenue concurrent with Volvo Cars’ delivery. During the year ended December 31, 2019, revenue from the sale of performance engineered kits was inclusive of a one-time contract termination fee paid by Volvo Cars that was accounted for as a contract modification. Polestar Group and Volvo Cars entered into a new license agreement in December 2020.

There are no significant payment terms as payment is due near the date of invoice.

Sales of carbon credits

Revenue from the sale of carbon credits is recognised when the performance obligation is satisfied and when the customer, an original equipment manufacturer, obtains control of the carbon credits and has the ability to direct the use of, and obtain the benefits from, the carbon credits transferred.

There are no significant payment terms as payment is due near the date of invoice.

Other revenue

Other revenue consists of revenue generated through the sale of research and development services and revenue generated from the sale of certain vehicle components and accessories. The performance obligation related to the sale of research and development services is satisfied over time as Polestar maintains an enforceable right to payment as costs are incurred and services are provided; the performance obligation related to the sale of vehicle components and other accessories is satisfied at the point in time Polestar Group delivers components to the customer. Revenue from the sale of research and development services is recognised over time; revenue from the sale of vehicle components and other accessories is recognised when the customer obtains control of the goods and has the ability to direct the use of, and obtain the benefits from, the goods transferred.

There are no significant payment terms as payment is due near the date of invoice.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Contract liabilities

Contract liabilities to customers are obligations related to contracts with customers, and are recognised when Polestar Group is obligated to transfer goods or services for which consideration has already been received. Contract liabilities to customers include sales generated obligations, deferred revenue from service contracts (i.e., services to be performed), and from Connected Services related to the Polestar 1 (“PS1”) and Polestar 2 (“PS2”).

As the Group satisfies its performance obligations, revenue is recognised, and the contract liability is reduced. As stated above, delivery of services and maintenance is within the customer’s control. Accordingly, the Group expects to recognise revenue related to such service contract liabilities over the 3-year period following initial recognition, consistent with the terms of the contractually offered services. Related to connected services, the Group expects to recognise revenue over the 8-year period following initial recognition, consistent with the useful life of the vehicle. In the case of volume related discounts that are triggered over time, a short-term contract liability will also be recognised as payment is due within a twelve month period, in line with contractual payment terms. During the third quarter of 2020, the Group entered the commercial space and started selling vehicles, generating contract liabilities in 2020 that did not previously exist in 2019.

Costs of sales

For the years ended December 31, 2020 and 2019, cost of sales amounted to $553,724 and $39,790 respectively. Costs of sales are related to the sales of vehicles and related accessories and services which includes depreciation related to PPE and ROU assets and amortisation of manufacturing engineering. Sales of software and performance engineered kits and other revenue are related to items which were originally developed with the intent of internal use, not with the intent to sell. As such, all costs were incurred during the research and development phase and were appropriately capitalised or expensed.

Employee benefits

Polestar Group compensates its employees through short-term employee benefits, other long-term benefits, and post-employment benefits. Generally, an employee benefit is recognised in accordance with IAS 19, Employee Benefits, when an employee has provided service in exchange for employee benefits to be paid in the future or when Polestar Group is contractually committed to providing a benefit without a realistic probability of withdrawal from its commitment. For the years ended December 31, 2020 and 2019, Polestar Group did not extend termination benefits or share-based payments to employees.

Short-term employee benefits

Short-term employee benefits consist of wages, salaries, social benefit costs, paid annual leave and paid sick leave, and bonuses that are expected to be settled within twelve months of the reporting period in which services are rendered. Short-term employee benefits are recognised at the undiscounted amounts expected to be paid when the liabilities are settled and presented within current provisions and other current liabilities in the Consolidated Statement of Financial Position.

Short-term employee benefits includes Polestar Group’s Annual Bonus Program (the “Polestar Bonus”), which is a cash-settled short-term incentive program for all permanent employees in all countries. The bonus is based on certain key performance indicators (“KPIs”). Bonuses are expressed as a percentage of employees’ annual base

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

salaries and the target bonus varies by employee location and level. The program runs during the calendar year and bonus pay-out is made on a pro-rata basis based on employment during the year. Employees need to have joined the organisation as of December 1st of the year in order to be eligible for the program. An estimate of the expected costs of the program are calculated and recognised at the end of each reporting period.

Other long-term benefits

Polestar Group’s only other long-term benefit is the annual Long Term Variable Pay Program (“LTVP”) is a cash-settled incentive program for certain key management personnel that is based on (1) valuation of Volvo Cars after a three year period (i.e., the vesting period) and (2) Volvo Car’s achievement of certain profit and revenue growth metrics. The LTVP program was instituted at Polestar Group to incentivize key management personnel who transferred employment from Volvo Cars to Polestar Group. Payouts are based on a synthetic share price derived from an independent third-party valuation that is calculated using a discounted cash flow analysis of Volvo Cars and a market analysis of peer companies. Depending on the employee’s position, they are eligible to receive an award equivalent to a certain percentage of their annual base salary that is capped at a 300% ceiling. Employees must remain employed to be eligible to receive the award. The fair value of the LTVP is recognised on the annual grant date, is subsequently remeasured at the end of reach reporting date, and is presented within current and non-current provisions in the Consolidated Statement of Financial Position.

Post-employment benefits

Polestar Group’s post-employment benefits are comprised of defined contribution pension plans and the Swedish defined benefit pension (“ITP 2”) that is managed by the mutual insurance company Alecta.

For defined contribution plans, premiums are paid to a separate legal entity that manages pension plans on behalf of various employers. There is no legal obligation to pay additional contributions if this legal entity does not hold sufficient assets to pay all employee benefits. Contributions payable are recognised in the reporting period in which services are rendered and presented within current and non-current provisions in the Consolidated Statement of Financial Position. Contribution rates are unique to each employee.

Polestar Group’s only defined benefit plan is the ITP 2 plan in Sweden. This plan is accounted for as a multi-employer defined contribution plan under IAS 19 because Alecta does not distribute sufficient information that enables employers to identify their share of the underlying financial position and performance of ITP 2. This treatment is specific to companies operating in Sweden under the guidance discussed in the Swedish Financial Reporting Board pronouncement UFR 10, Accounting for the pension plan ITP 2 financed through an insurance in Alecta, and IAS 19.32–39, Multi-employer plans. The premiums for retirement pensions and survivor’s pensions are calculated individually and are, among other factors, based on salary, previously earned pension benefits, and expected remaining years of service. Premiums of $2,762 are estimated to be paid to Alecta for the year ended December 31, 2021 related to ITP 2.

Polestar Group’s share of the total savings premiums for ITP 2 in Alecta for the years ended December 31, 2020 and 2019, amounted to 0.05375% and 0.06478% respectively. Further, Polestar Group’s share of the total number of active policy holders as of December 31, 2020 and 2019, amounted to 0.02605% and 0.02069% respectively. The collective consolidation level comprises the market value of Alecta’s asset as a percentage of the insurance obligations calculated in accordance with Alecta’s actuarial methods and assumptions. The collective funding ratio is normally allowed to vary between 125% and 175%. If the consolidation level falls

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

below 125% or exceeds 175%, measures are taken to increase the contract price for new subscriptions and to expand exiting benefits or introduce premium reductions. As of December 31, 2020, Alecta’s surplus of consolidation level amounted to 148%.

Leases

The Group initially adopted IFRS 16, Leases (“IFRS 16”), applying the modified retrospective approach (i.e., without restatement of comparative data) on January 1, 2019.

For contracts entered into before January 1, 2019, the Group elected the practical expedient to “grandfather” its previous assessment of which existing contracts are, or contain, leases. For all contracts entered into after January 1, 2019, the Group applies the definition of a lease as prescribed by IFRS 16 to determine if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration (i.e., contains a lease).

Upon adoption of IFRS 16, the Group recognised lease liabilities in relation to its leases, measured at the present value of the remaining lease payments, discounted using an incremental borrowing rate of 4.5% which was the lessee’s incremental borrowing rate as of January 1, 2019. The impact of adoption of IFRS 16 was as follows:

Lease commitments as of December 31, 2018	12,211
Discounted using the incremental borrowing rate of 4.5%	(1,959)

Lease liability recognised at January 1, 2019	10,252

At inception of a contract, the Group assesses whether a contract is or contains a lease. In determining the lease term, management considers all relevant facts and circumstances related to exercising an extension option or not exercising a termination option. Such options are only included in the lease term if the extension option or termination option is reasonably certain to be exercised or not exercised, respectively. If circumstances surrounding the Group’s decision related to extension and termination options change, the Group reassess the term of the lease accordingly. As of December 31, 2020 and 2019, no material extension options existed.

At the lease commencement date, a right-of-use (“ROU”) asset and a lease liability are recognised on the Consolidated Statement of Financial Position with respect to all lease arrangements in which the Group is a lessee. The lease liability is initially measured at an amount equal to the present value of the future lease payments under the lease contract, discounted by the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise in-substance fixed payments, among other fixed lease payments, and variable lease payments that depend on an index or a rate, the exercise price of purchase options (if the lessee is reasonably certain to exercise the options), and payments of penalties for terminating the lease (if the lease term reflects the exercise of an option to terminate the lease). The practical expedient of including non-lease components in the measurement of the lease liability for all asset classes is applied.

The ROU asset is initially measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, and the estimate of costs to dismantle and remove the underlying asset or the site on which it is located, less any lease incentives received. The asset is subsequently depreciated on a straight-line basis from the commencement date to the earlier of the end of the useful life of the underlying asset or the end of the lease term. For more information regarding amortisation of the ROU asset, refer to Note 9 - Leases. The ROU asset is reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. Upon initial adoption of IFRS 16, the Group’s ROU assets recognized at January 1, 2019 amounted to $14,693, which differed from the corresponding lease liability recognized due to a prepayment on our land lease in Chengdu, China.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

The Group elected the practical expedient to account for leases with lease terms which end within twelve months of the initial date of application as a short-term lease. The Group also elected the practical expedient to not recognise a ROU asset and lease liability for short-term and low-value leases. Low value assets are defined as asset classes that are typically of low value, for example, small IT equipment (cell-phones, laptops, computers, printers) and office furniture. Payments associated with short-term leases and leases of low-value assets are recognised on a straight-line basis as an expense over the lease term in the Consolidated Statement of Income.

On the of the Consolidated Statement of Financial Position, the lease liabilities are presented within current interest-bearing liabilities and other non-current interest-bearing liabilities in the Consolidated Statement of Financial Position. In the Consolidated Statement of Income, depreciation expense of the ROU assets is presented on the same line item(s) as similar items of PPE. The interest expense on the lease liability is presented as part of finance expenses. In the Consolidated Statement of Cash Flows, amortisation of the lease liability is presented as a cash flow from operating activities. Lease related interest expense is presented within cash flows from operating activities.

Sale lease-back transactions

The Group enters into transactions to sell vehicles concurrent with agreements to lease the same vehicles back for a period of six to twelve months. At the end of the rental period, Polestar is obligated to re-purchase the car. Due to this re-purchase obligation, this transaction is accounted for as a financial liability. Accordingly, the Group will not record a sale of its vehicles for accounting purposes and will depreciate the asset over its useful life.

Finance income and expense

Finance income and expense represent items outside the Group’s core business. These items are presented separately from operating income and include net foreign exchange rate gains (losses) on financial activities, interest income on bank deposits, expenses to credit facilities, interest expense, and other finance expenses.

Income tax expense

Polestar Group’s Income tax expense consists of current tax and deferred tax. Taxes are recognised in the Consolidated Statement of Income, except when the underlying transaction is recognised directly in equity or the Consolidated Statement of Comprehensive Income, whereupon related taxation is also recognised in equity or the Consolidated Statement of Comprehensive Income.

Current tax is tax that must be paid or will be received for the current year. Current tax also includes adjustments to current tax attributable to previous periods. Deferred tax is calculated according to the balance sheet method for all temporary differences, with the exception of book goodwill in excess of tax goodwill recorded in purchase accounting, which arises between the tax value and the carrying amount of assets and liabilities.

Deferred tax assets and liabilities are measured at the nominal amount and at the tax rates that are expected to be applied when the asset is realised or the liability is settled, using the tax rates and tax rules that have been enacted or substantively enacted at the date of the Consolidated Statement of Financial Position.

Deferred tax assets relating to deductible temporary differences and loss carry forwards are recognised to the extent it is probable that they will be utilised in the future. Deferred tax assets and deferred tax liabilities are offset when they are attributable to the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis and the affected company has a legally adopted right to offset tax assets against tax liabilities.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

The recognition of deferred tax assets requires assumptions to be made about the level of future taxable income and the timing of recovery of deferred tax assets. These assumptions take into consideration forecasted taxable income by relevant tax jurisdiction. The measurement of deferred tax assets is subject to uncertainty and the actual result may diverge form judgements due to future changes in projected earnings by the company, business climate, and changes to tax laws. Unrecognised deferred tax assets are reassessed at each reporting date and recognised to the extent that it has become probable that future taxable profits will be available against which they can be used. If needed, the carrying amount of the deferred tax asset will be altered. The judgements that have been made affect Net loss both positively and negatively.

Intangible assets and goodwill

An intangible asset is recognised when it is identifiable, Polestar Group controls the asset, and it is expected to generate future economic benefits. Intangible assets have either finite or indefinite lives. Finite lived intangible assets are intellectual property (“IP”), both acquired and internally developed, and software. Indefinite lived intangible assets are Goodwill and Trademarks.

Intangible assets are measured at acquisition or manufacturing cost, less accumulated amortisation and, as applicable, impairment loss. Intangible assets with finite lives are amortised on a straight-line basis. The Group makes estimates and judgements related to expected usage of intangible assets in accordance with Management’s 2021-2025 business plan, product life cycles, technological obsolescence, developments, and advancements specific to the battery electric vehicle industry. Management estimates the useful life of intangible assets by taking into account judgements on how the Group plans to utilize such intangibles in accordance with the business plan and any related rights and obligations under its contractual agreements. The estimated useful life and amortisation method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. The useful lives of intangible assets with indefinite useful lives, goodwill and trademarks, are assessed annually to determine whether the indefinite designation continues to be appropriate. Intangible assets with indefinite useful lives are tested for impairment annually, or if an event which could give rise to impairment occurs.

Manufacturing engineering

Amortisation for manufacturing engineering, reflecting engineering performed in terms of production facility layout, is included in Cost of sales.

Acquired IP

Polestar Group has entered into agreements with Volvo Car Group (“Volvo Cars”) regarding the development of technology for both upgrades of existing models and upcoming models. The technology can be either Polestar unique or commonly shared. In both cases, Polestar Group is in control of the developed product, either through a license or through ownership of the IP.

Acquired IP are finite-lived intangible assets which are amortised over their estimated useful lives for 3-7 years. The remaining useful life of acquired IP is between 1-6 years. Amortisation of acquired IP related to the PS1 and PS2 is included in research and development expenses as it represents foundational IP that is leveraged across multiple functions of the Group.

Internally developed IP

Internally developed IP are finite-lived intangible assets which are amortised over their estimated useful lives for 3-7 years. Amortisation of internally developed IP is included in research and development expenses and commences when the internally developed IP is ready for its intended use.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Polestar Group’s research and development activities are divided into a concept phase and a product development phase. Costs related to the concept phase are expensed in the period incurred, whereas costs related to the product development phase are capitalised upon the commencement of product development. Research and development expenses recognised for the years ended December 31, 2020 and 2019, amounted to $183,849 and $34,386 respectively and were substantially related to the 2020 amortisation of PS1 and PS2 technology.

Software

Software is a finite-lived intangible asset which is amortised over its estimated useful life of 3-8 years. Amortisation of software is included in research and development expenses, selling expenses, or administrative expenses depending on the way in which the assets have been used.

Trademarks

Trademarks are assumed to have indefinite useful lives since Polestar Group has the right and the intention to continue to use the trademarks for the foreseeable future, while generating net positive cash flows for Polestar Group. Trademarks were generated when Volvo Cars acquired Polestar Group in July 2015. Trademarks are recognised at fair value at the date of the acquisition less any accumulated impairment losses.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable assets and liabilities acquired in a business combination. Goodwill was generated as a result of Volvo Cars acquiring Polestar Group in July 2015. For more detailed information on goodwill and intangible assets, see Note 12 - Intangible assets and goodwill.

Property plant and equipment

Items of PPE are recognised at acquisition cost, less accumulated depreciation, and as applicable, accumulated impairment loss. The cost of an acquired asset includes its purchase price, expenditures directly attributed to the acquisition and subsequent preparation of the asset for its intended use, and the initial estimate of costs to dismantle and remove the item of PPE and restore the site on which it was located. Repairs and maintenance expenditures are expensed in the period incurred. Expenses related to leasehold improvements and other costs which enhance or extend the life of PPE are capitalised over the useful life of the asset.

Buildings under development are measured at actual costs. The actual costs include various construction expenditures during the construction period, borrowing costs capitalised before the building is ready for intended use, and other relevant costs. Buildings under development are not depreciated and are transferred to fixed assets when ready for the intended use.

PPE are depreciated on a straight-line basis down to their residual value, which is typically estimated to be zero, over their estimated useful lives. Each part of a tangible asset, with a cost that is significant in relation to the total cost of the item, is depreciated separately when the useful life for that part differs from the useful life of the other parts of the item.

The following useful lives are applied in Polestar Group:

Asset	Useful lives (in years)
Buildings	30-50
Machinery and equipment	3-7

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Depreciation of PPE is included in costs of sales as well as selling or administrative expenses, depending on the nature of the item being depreciated.

Tangible assets are derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in the Consolidated Statement of Income as other operating income and expense.

Impairment

At the end of each reporting period, tangible and definite-lived intangible assets are assessed for indications of impairment. Tangible and definite-lived intangible assets are tested for impairment when an impairment indicator is determined to exist. Indefinite-lived intangible assets, intangible assets not yet available for use, and goodwill are tested for impairment at least once annually.

For the impairment assessment, assets are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets (i.e., a cash-generating-unit or CGU). Polestar Group does not test assets for impairment individually because Polestar Group constitutes a single CGU in which assets do not generate cash flows that are independent of those of other assets. All assets are concentrated around battery electric vehicle technologies and processes that are utilized in Polestar Group’s operations.

In testing the CGU for impairment, the CGU’s carrying amount is compared to its recoverable amount. The recoverable amount is the higher of the CGU’s fair value less costs of disposal or value in use. Value in use is defined as the present value of the future cash flows expected to be derived from an asset (i.e., a discounted cash flow). For the years ended December 31, 2020 and 2019, this discounted cash flow was calculated based on estimations regarding future cash flows as seen in the 2021-2025 business plan, a terminal growth rate of 2.0% for cash flows through the next 10 years, and a discount rate of 10.1%. The estimated future cash flows are based on assumptions valid at the date of the impairment test that represent the best estimate of future economic conditions. Such estimates are calculated using estimates, assumptions, and judgements related to future economic conditions, market share, market growth, and product profitability which are consistent with Polestar Group’s latest business plan.

When the carrying amount of the CGU is determined to be greater than the recoverable amount, an impairment loss is recognised by first reducing the CGU’s goodwill and then reducing other assets in the CGU on a pro rata basis. For the years ended December 31, 2020 and 2019, no impairment losses were recognised. No impairment loss would have been recognised in the years ended December 31, 2020 and 2019 under a stress case scenario utilizing a discount rate of 15.1% to calculate the recoverable amount of the CGU.

Financial instruments

Financial instruments are any form of contract that gives rise to a financial asset in one company and a financial liability or equity instrument in another company.

Classification of financial assets and liabilities

The classification of financial instruments is based on the business model in which these instruments are held, on their contractual cash flows and takes place at initial recognition. Assessments of the contractual cash flows are made on an instrument-by-instrument basis. Polestar Group applies one business model for interest-bearing instruments. All interest-bearing instruments are held to collect contractual cash flows and are carried at amortised cost.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Initial recognition

Financial assets and liabilities are recognised on the Consolidated Statement of Financial Position on the date when Polestar Group becomes a party to the contractual terms and conditions (i.e. the transaction date). Financial assets are initially recognised at the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“Fair Value”), plus transaction costs directly attributable to the acquisition of the financial asset, except for those financial assets carried at fair value through the Consolidated Statement of Income.

Subsequent measurement

For the purpose of subsequent measurement, financial instruments are measured at amortised cost or financial fair value through profit or loss (“FVTPL”).

Financial instruments carried at FVTPL consist of financial assets with cash flows other than those of principal and interest on the nominal amount outstanding. Changes in fair value of these instruments are recognised in profit and loss as finance income (expense).

Financial instruments carried at amortised cost are non-derivative financial instruments with contractual cash flows that consist solely of payments of principal and interest on the nominal amount outstanding. Financial instruments carried at amortised cost are subsequently carried at amortised cost using the effective interest method. Gains and losses are recognised in the Consolidated Statement of Income when the financial assets carried at amortised cost are impaired or derecognised. Interest effects on the application of the effective interest method are also recognised in the Consolidated Statement of Income as well as effects from foreign currency translation.

Financial assets

Financial assets on the Consolidated Statement of Financial Position consist of trade receivables, other current and non-current financial assets, derivative assets and cash and cash equivalents.

A financial asset or a portion of a financial asset is derecognised when substantially all significant risks and benefits linked to the asset have been transferred to a third party. Where Polestar Group concludes that all significant risks and benefits have not been transferred, the portion of the financial assets corresponding to Polestar Group’s continuous involvement continues to be recognised.

Financial liabilities

Financial liabilities in the Consolidated Statement of Financial Position encompass liabilities to credit institutions, trade payables, other current and non-current financial liabilities and derivative liabilities.

A financial liability or a portion of a financial liability is derecognised when the obligation in the contract has been fulfilled, cancelled or has expired.

Derivative financial instruments

The Group classifies its derivatives as carried at FVTPL while all other financial assets and liabilities are carried at amortised cost.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Impairment of financial assets

The Group assesses on a forward-looking basis the expected credit loss associated with financial assets measured at amortised cost. For the initial recognition of trade receivables with similar risk characteristics, an analysis is made to identify the need for a provision for expected credit losses (“ECL”). The Group uses the simplified approach for estimating ECLs which requires expected lifetime losses to be recognised from the initial recognition of the receivable. The Group considers historical credit loss experience, current economic conditions, supportable forecasts for future economic conditions, macroeconomic conditions (i.e., impacts of the Covid-19 pandemic), and other expectations of collectability. The ECL provision is revaluated on an ongoing basis after initial recognition.

If an ECL is calculated, it is recognised in an allowance account which decreases the amount of gross trade receivables. The amount of the expected credit loss will be recognised as an expense in the Consolidated Statement of Income. As of December 31, 2020, no ECLs have been recorded for the Group’s financial assets.

Derivative financial instruments

The Group periodically holds derivative financial instruments in the form of currency swaps to hedge its foreign currency risk exposure. Polestar Group does not apply cash-flow hedge accounting. The Group accounts for its foreign currency swaps in accordance with IFRS 9; the carrying value of the hedged item is adjusted for fair value changes attributable to the risk being hedged, and those fair value changes are recognised in the consolidated statement of income. As of December 31, 2020, the Group did not have any foreign currency swaps outstanding. As of December 31, 2019, Polestar Group had two foreign currency swap contracts outstanding which were entered into at the end of December, 2019. These contracts expired in September and December 2020, respectively.

Fair value measurement

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required, or permitted, to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would operate, and it also considers assumptions that market participants would use when pricing the asset or liability.

A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Group use observable market data, when available, and minimise the use of unobservable inputs when determining fair value:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, restricted cash, trade receivables, trade payables, and short-term and long-term borrowings. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Polestar Group’s assessment of the significance of a particular input to the fair value measurements requires judgement and may affect the valuation of the assets and liabilities being measured and their classification within the fair value hierarchy.

Inventories

Inventories are measured at the lower of acquisition or manufacturing cost and net realisable value, and consist primarily of finished goods and work in progress as of December 31, 2020 and 2019, respectively. Net realisable value is calculated as the selling price in the ordinary course of business less estimated costs of completion and selling costs. The acquisition or manufacturing costs of inventory includes costs incurred in acquiring the inventories and bringing them to their present location and condition, including, but not limited to, costs such as freight and customs duties. Costs for research and development, selling, administration and financial expenses are not included. For groups of similar products, a group valuation method is applied. The cost of inventories of similar assets is established using the first-in, first-out method (FIFO).

Equity

Distributed group contribution to the owners, along with the related tax effect, are recorded in equity in accordance with the principles for shareholder’s contributions. If any unconditional shareholder’s contributions are received from the main owner, they are recognised in equity.

Provisions and contingent liabilities

Provisions are recognised on the Consolidated Statement of Financial Position when a legal or constructive obligation exists as a result of a past event, it is deemed more likely than not that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are regularly reviewed and adjusted as further information becomes available or circumstances change. If the effect of the time value of money is material, non-current provisions are recognised at present value by discounting the expected future cash flows at a pre-tax rate reflecting current market assessments of the time value of money. The discount rate does not reflect such risks that are taken into consideration in the estimated future cash flow. Revisions to estimated cash flows (both amount and likelihood) are allocated as operating cost. Changes to present value due to the passage of time and revisions of discount rates to reflect prevailing current market conditions are recognised as a financial cost.

Warranty

Polestar Group issues various types of product warranties, under which the Group generally guarantees the performance of products delivered and services rendered for a certain period of time. The estimated warranty costs include those costs which are related to contractual warranties, warranty campaigns (i.e., recalls), and warranty cover in excess of contractual warranties or campaigns. Warranty cover in excess of contractual warranties or campaigns occurs when Polestar Group provides a customer warranty type assistance, above and beyond the stated nature of the contract. This type of warranty cover is normal practice in maintaining a strong business relationship with the customer; the Group accordingly includes the estimate of this provision in total estimated warranty costs. In the future, the Group, may at various times initiate a recall if any products or vehicle components, including any systems or parts sourced from our suppliers, prove to be defective or noncompliant with applicable laws and regulations.

All warranty provisions are recognised at the time of the sale of vehicles. The initial calculations of the warranty provision is based on historical warranty statistics, considering factors like known quality improvements and

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

costs for remedying defaults. The warranty provision is subsequently adjusted if recalls for specific quality problems are made. On a quarterly basis, the provisions are adjusted to reflect the latest available data such as actual spend, exchange rates, and discount rates. The provisions are reduced by warranty reimbursements from suppliers. Such refunds from suppliers decrease Polestar Group’s warranty costs and are recognised to the extent these are considered to be virtually certain, based on historical experience or agreements entered into with suppliers.

Other provisions

Other provisions primarily comprise expected costs for provisions for the Group’s long-term incentive plan, short-term incentive plan, and other taxes and charges related to certain taxes. Other provisions can also include provisions for anticipated losses, giving consideration to historical trends, various other risks, and specific agreements related to recoveries provided by suppliers which cannot be allocated to any other class of provision.

Contingent liabilities

When a possible obligation does not meet the criteria for recognition as a liability, it may be disclosed as a contingent liability. These possible obligations derived from past events and their existence will be confirmed only when one, or several, uncertain future events, which are not entirely within the Group’s control, take place or fail to take place. A contingent liability could also exist for a present obligation, due to a past event, where an outflow of resources is less than likely or when the amount of the obligation cannot be reliably measured.

Borrowing costs

Borrowing costs are expensed as incurred unless they are directly attributable to the acquisition, construction or production of a qualifying asset and are therefore part of the cost of that asset.

Note 2 - Financial risk management

Management of financial risks

As a result of its business and the global nature of its operations, Polestar Group is exposed to market risks from changes in foreign currency exchange rates, interest rate risk, credit risk and liquidity risk.

Foreign currency exchange risk

The global nature of Polestar Group’s business exposes cash flows to risks arising from fluctuations in exchange rates. Relative changes in the currency rates have a direct impact on Polestar Group’s operating income, finance income, finance expense, consolidated statement of financial position and Consolidated Statement of Cash Flows. To mitigate the impact of currency exchange rate fluctuations for the business operations The Group continually assesses its exposure to exchange rate risks.

Translation exposure risk

Currency translation risk arises from the consolidation of foreign subsidiaries that maintain net assets denominated in functional currencies other than USD (i.e., the functional currency of the Parent). Such currency effect is recorded in the Consolidated Statement of Comprehensive Income. The Group is primarily exposed to currency translation risk from subsidiaries with functional currencies in the Swedish krona (“SEK”), the Euro (“EUR”), and the Chinese yuan (“CNY”).

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Transaction exposure risk

Currency transaction risk arises from future commercial transactions and recognized assets and liabilities denominated in a currency that is not the functional currency of the relevant Group entity. Primarily, the Group is exposed to currency transaction risk in Group companies with SEK and CNY as the functional currency. The primary risks in these companies are CNY/SEK, EUR/SEK and EUR/CNY due to trade receivables, trade payables, and short-term credit facilities.

During the year ended December 31, 2020, the Group was primarily exposed to changes in CNY/SEK and EUR/SEK foreign exchange rates. The following table illustrates the impact of a 10% change in these foreign exchange rates:

	Impact on loss before income taxes
CNY/SEK exchange rate - increase/decrease 10%	+/-	86,794
EUR/SEK exchange rate - increase/decrease 10%	-/+	34,732

During the year ended December 31, 2019, the Group was primarily exposed to changes in the EUR/CNY foreign exchange rate. The following table illustrates the impact of a 10% change in this foreign exchange rate:

	Impact on loss before income taxes
EUR/CNY exchange rate - increase/decrease 10%	+/-	13,465
EUR/SEK exchange rate - increase/decrease 10%	+/-	11,220

During the years ended December 31, 2020 and 2019, the Group had no significant transaction exposure to the Parent’s functional currency, USD. The USD currency effect was entirely related to translation exposure that is reflected in the Consolidated Statement of Comprehensive Income.

The Group’s overall currency exposure is reduced by natural hedging, which consists of the currency exposures of the business operations of different entities partially offsetting each other at the Group level. These natural hedges eliminate the need for hedging to the extent of the matched exposures.

Interest rate risk

The Polestar Group’s main interest rate risk arises from short-term liabilities to credit institutions with variable rates, which exposes the Group to cash flow interest rate risk. As of December 31, 2020 and 2019, the nominal amount of liabilities to credit institutions with floating interest rates was $363,490 and $390,445 respectively. Management closely monitors the effects of changes in the interest rates on the Group’s interest rate risk exposures, but the Group currently does not take any measures to hedge interest rate risks. Interest rate risk associated with these loans is limited given their short-term duration.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

The table below shows the estimated effect on profit or loss and equity of a parallel shift of the interest rate curves up or down by one percent on all loans. This analysis assumes that all other variables, in particular foreign currency rates, remain constant. The calculation considers the effect of financial instruments with variable interest rates, financial instruments at fair value through profit or loss or available for sale with fixed interest rates and the fixed rate element of interest rate caps. The analysis is performed on the same basis for 2020 and 2019.

	Impact on loss before income taxes
	2020		2019
Interest rates - increase/decrease by 1%	+/-	3,518	+/-	4,758

Credit risk

The Polestar Group is exposed to counterparty credit risks if contractual partners, for example fleet customers are unable or only partially able to meet their contractual obligations. Polestar Group’s credit risk can be divided into financial credit risk and operational credit risk. Credit risk encompasses both the direct risk of default and the risk of a deterioration of creditworthiness as well as concentration risks.

Financial credit risk

Financial credit risk on financial transactions is the risk that Polestar Group will incur losses as a result of non-payment by counterparties related to the Group’s bank accounts, bank deposits, derivative transactions, and other liquid assets. In order to minimise financial credit risk, Polestar Group has adopted a policy of dealing with only well-established international banks or other major participants in the financial markets as counterparties. Further, Polestar Group also considers the credit risk assessment of its counterparties by the capital markets and priority is placed on high creditworthiness and balanced risk diversification. The rating of financial counterparties used during the years ended December 31, 2020 and 2019 were in the range of BBB to A+.

Operational credit risk

Operational credit risk arises from trade receivables. It refers to the risk that a counterparty will default on its contractual obligations which would, in turn, result in financial loss to the Group. Trade receivables at Polestar Group mostly consist of receivables resulting from the global sales of vehicles and technology. The credit risk from trade receivables encompasses the default risk of customers. Management evaluates for concentrations of credit risk at the customer level based on the outstanding trade receivables balance of each respective customer account. As of December 31, 2020, Volvo Cars accounted for $194,503 (63.21%) of the Group’s total trade receivables (i.e., trade receivables plus trade receivables - related parties), and an unrelated customer accounted for $32,392 (10.53%). As of December 31, 2019, Volvo Cars accounted for $44,068 (97.1%) of the Group’s total trade receivables (i.e., third party and related party trade receivables). Refer to Note 23 - Related party transactions for more details on related parties. Historically, the Group has not incurred any losses from these customers and does not have any contractual right to off-set its payables and receivables.

Polestar has three categories of customers when considering sales of vehicles: (1) end customers who pay up-front for vehicles, (2) fleet customers, and (3) financial service providers. All credit risk related to sales to end customers who pay up-front for vehicles is eliminated due to the nature of the payment. To mitigate risk related to fleet customers, credit risk reviews are performed prior to entering into related sales agreements. Depending on the creditworthiness of its customers, Polestar Group may establish credit limits to reduce credit risks. Polestar sells vehicles to financial service providers, who then form separate contractual relationships with end

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

customers. To reduce the risk related to such financial service providers, Polestar Group has selected a few credible financing providers in each market. Credit risk reviews, establishment of credit limits, and selection of credible financial service providers must be strictly followed and monitored, globally. The maximum amount exposed to credit risk is the carrying amount of trade receivables. See Note 14 - Financial instruments for further details.

Liquidity risk

Liquidity risk is the risk that Polestar Group is unable to meet ongoing financial obligations on time. The Group faces liquidity risk as all loans from financial institutions are short-term in nature, typically with a credit term of one year, and trade payables with related parties represent working capital arrangements under which the liquidity needs of the Group are highly dependent on the continued flexible payment terms offered to the Group by its related parties. These flexible payment terms are not a contractual right and may be called upon in the future. Refer to Note 23 - Related party transactions for additional information on these arrangements. Polestar Group needs to have adequate cash and highly liquid assets on hand to ensure the Group can meet its short-term financing obligations and other working capital needs. Polestar manages its liquidity by holding adequate volumes of liquid assets like cash, cash equivalents and accounts receivable, by maintaining credit facilities in addition to the cash inflows generated by its business operations and capital contributions from private equity investors.

As of December 31, 2020 and 2019, the Group held cash and cash equivalents of $316,424 and $236,198 respectively that were available for managing liquidity risk. The Group entered into short-term financing arrangements with credit institutions to enhance short term liquidity and financing needs. Refer to Note 21 - Liabilities to credit institutions and other financing obligations for further detail on short-term borrowings. The Group’s short-term and mid-term liquidity management takes into account the maturities of financial assets and financial liabilities and estimates of cash flows from business operations.

Management has established an appropriate liquidity risk management framework for management of the Group’s short, medium and long-term funding and liquidity management requirements and the Group prepares long-term planning in order to mitigate funding and re-financing risks. Depending on liquidity needs, Polestar Group will enter into financing and debt agreements and/or lending agreements. All drawdown on loans are evaluated against future liquidity needs and investment plans.

Capital management

Safeguarding the Group’s ability to continue as a going concern, driving growth to provide future returns for shareholders, and maintaining an optimal capital structure to reduce the cost of capital are Polestar Group’s primary objectives when managing capital, and implementing related capital management strategies. To maintain or adjust the capital structure, the Group may issue new shares, sell assets to reduce debt, or enter into short term debt and financing arrangements to increase cash on hand. Capital is calculated as equity attributable to owners of the Parent as shown on the Consolidated Statement of Financial Position plus total borrowings and lease liabilities, less cash and cash equivalents.

Note 3 - Common control transaction

On September 14, 2020, Polestar was restructured so that 100% of ownership interests in the Polestar Group were transitioned from Polestar Automotive (Shanghai) Co., Ltd (incorporated in the People’s Republic of China) (“Old Parent”) to Polestar Automotive (Singapore) Pte. Ltd which is a wholly-owned entity of Polestar Automotive Holding Limited (incorporated in Hong Kong) (“New Parent”). The restructuring represented a

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

common control transaction rather than a business combination under the guidance in IFRS 3, Business Combinations, because (1) the New Parent was a shell company that did not meet the definition of a business at the time of the transaction, (2) ultimate control of the Polestar Group was the same before and after the transaction, and (3) control of the Polestar Group was not transitory (i.e., organised to effect a ‘grooming’ transaction).

Accordingly, the restructuring was recognised using the historic value method (i.e., the assets and liabilities are measured using the existing book value), and the impact of the restructuring is reflected in the Consolidated Statement of Changes in Equity under the “Changes in the consolidated group” subheading. Additionally, the presentation of the Consolidated Statement of Changes in Equity was required to be adjusted following the restructuring. Prior to the restructuring, the concept of share capital did not exist under the Old Parent’s limited company structure in China. Ownership interests were only represented by percentages of paid-in capital, as adjusted by accumulated losses and cumulative translation adjustments. Under the New Parent’s private company limited structure in Hong Kong, share capital was introduced to the Polestar Group’s equity and the Consolidated Statement of Changes in Equity. Therefore, capital infusions in the Old Parent are shown as other contributed capital in the Consolidated Statement of Changes in Equity prior to the restructuring. Total equity prior to the restructuring did not change, and restructuring resulted in issued share capital in the New Parent equivalent to the ownership percentages under the Old Parent.

Consideration transferred for the Polestar Group from the New Parent to the Old Parent under the restructuring was equal to the initial investment of the controlling owners in the Polestar Group. However, when the Polestar Group was separated from the Old Parent, the intercompany relationship between the Old Parent and the Polestar Group was severed which resulted in the realisation of accumulated gains in equity of $5,801 in the Old Parent which were historically eliminated upon consolidation. The $5,801 adjustment to equity does not reflect cash consideration transferred, but rather, the non-cash impact of separating intercompany interests and changing parent entities under the same controlling owners.

Note 4 - Revenue

Polestar Group disaggregates revenue by major category based on the primary economic factors that may impact the nature, amount, timing, and uncertainty of revenue and cash flows from these customer contracts as seen in the table below:

	2020	2019
Sales of vehicles[1]	542,783	—
Sales of software and performance engineered kits	35,434	73,107
Sales of carbon credits	27,141	—
Other revenue	4,887	19,308

Total	610,245	92,415

1 - Revenues related to sales of vehicles are inclusive of insignificant stand-ready obligations related to services and maintenance included in the sale of vehicles and sales-generated obligations such as discounts and rebates offered to fleet customers.

For the year ended December 31, 2020, other revenue primarily consisted of revenue generated through the sale of technology to a related party. For the year ended December 31, 2019, other revenue primarily consisted of revenue generated through the sale of research and development (R&D) services to a related party.

For the year ended December 31, 2020, Volvo Cars accounted for $107,948 (17.7%) of the Group’s revenue and an unrelated customer accounted for $71,361 (11.69%) of the Group’s revenue. For the year ended December 31,

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

2019, Volvo Cars accounted for $91,092 (98.6%) of the Group’s revenue. Prior to 2020, the Group’s principal operations related to the sale of R&D services, and software and performance engineered kits within its related party network. Refer to Note 23 - Related party transactions for further details.

Contract liabilities

	Sales generated obligation	Deferred revenue - extended service	Connected services	Total
Balance as of January 1, 2020	—	—	—	—
Provided for during the year	2,436	8,972	5,799	17,207
Revenue recognised during the year	—	—	(130)	(130)
Translation differences and other	—	(5)	—	(5)

Balance as of December 31, 2020	2,436	8,967	5,669	17,072

of which current	2,436	1,487	725	4,648
of which non-current	—	7,480	4,944	12,424

As of December 31, 2020, the aggregate amount of the transaction price related to sales of vehicles allocated to the remaining performance obligations is $17,072. Polestar will recognise revenue related to the extended service on a straight-line basis over the 3-year period following initial recognition consistent with the terms of the contractually offered services. Polestar will recognise revenue related to connected services on a straight-line basis over the 8-year period following initial recognition consistent with the useful life of the vehicle.

Since Polestar Group did not enter the commercial space until the third quarter of 2020, there were no contract liabilities provided for, or utilised, during 2019. Accordingly, no revenue was recognised during the year ended December 31, 2020 related to contract liabilities outstanding as of December 31, 2019 or performance obligations fully (or partially) satisfied. Revenue recognised is related to contract liabilities which were additions in 2020.

Note 5 - Depreciation and amortisation by function

Polestar will use acquired capitalized research and development related to PS1 and PS2 to serve as the basis for the development of future car models and technology. As such, amortization of these intangible assets is included in research and development expenses. The following table illustrates depreciation and amortisation by function:

	Property, plant and equipment	Right-of-use assets	Intangible assets	Total
2020
Cost of sales	38,671	6,947	14,447	60,065
Research and development expenses	—	—	152,395	152,395
Selling, general and administrative expenses	1,402	2,170	44	3,616

Total	40,073	9,117	166,886	216,076

2019
Cost of sales	6,639	405	1,788	8,832
Research and development expenses	—	—	22,095	22,095
Selling, general and administrative expenses	527	1,096	—	1,623

Total	7,166	1,501	23,883	32,550

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 6 - Employee benefits

The following table discloses total expenses related to employee benefits:

	2020	2019
Short-term employee benefits	70,555	43,046
Post-employment benefits	10,590	6,283

Total	81,145	49,329

Post-employment benefits expense reflects those related to defined contribution plans for the years ended December 31, 2020 and 2019, inclusive of expenses related to the ITP 2.

The following table discloses total expenses related to employee benefits for key management personnel only:

	2020	2019
Short-term employee benefits	5,788	4,333
Post-employment benefits	351	605
Other long-term benefits	600	469

Total benefits to key management personnel only	6,739	5,407

Note 7 - Other operating income and expense

Other operating income consisted primarily of government grants and other operating expenses primarily consisted of:

	2020	2019
Other operating income
Net foreign exchange rate differences	2,478	914
Sold services	—	1,153
Other operating income	1,598	446

Total	4,076	2,513

	2020	2019
Other operating expenses
Non-income tax	1,347	447
Other operating expenses	963	727

Total	2,310	1,174

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 8 - Finance income and expense

The below table details the Group’s finance income and expenses:

	2020	2019
Finance income
Net foreign exchange rate gains on financial activities	—	2,940
Interest income on bank deposits	3,199	13,286

Total	3,199	16,226

Finance expense
Interest expense on credit facilities and financing obligations	13,169	12,722
Interest expense to related companies	11,210	5,128
Net foreign exchange rate losses on financial activities	7,527	—
Interest expense related to lease liabilities	2,122	584
Credit facility expenses	—	504
Other finance expenses	6	2,254

Total	34,034	21,192

For the years ended December 31, 2020 and 2019, interest expense to related parties was comprised of interest on overdue trade payables balances and interest on related party borrowings. Refer to Note 23 - Related party transactions for further discussion.

Note 9 - Leases

Polestar Group primarily leases buildings and manufacturing production equipment. The Group also has short-term and low value leases related to the leasing of temporary spaces and small IT equipment, respectively. The lease term for land and buildings is generally 2 - 15 years with the exception of one long term land lease with a term of 50 years. The lease term for machinery and equipment is generally 2-6 years.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

The following table depicts the changes in the Group’s ROU assets:

	Buildings and land	Machinery and equipment	Total
Acquisition cost
Balance as of January 1, 2019	14,693	—	14,693
Additions	4,086	398	4,484
Effect of foreign currency exchange rate differences	(48)	—	(48)

Balance as of December 31, 2019	18,731	398	19,129
Additions	13,332	48,197	61,529
Effect of foreign currency exchange rate differences	1,902	351	2,253

Balance as of December 31, 2020	33,965	48,946	82,911

Accumulated depreciation
Balance as of January 1, 2019	—	—	—
Depreciation expense	(1,459)	(42)	(1,501)
Effect of foreign currency exchange rate differences	(5)	(1)	(6)

Balance as of December 31, 2019	(1,464)	(43)	(1,507)
Depreciation expense	(2,376)	(6,741)	(9,117)
Effect of foreign currency exchange rate differences	(356)	(54)	(410)

Balance as of December 31, 2020	(4,196)	(6,838)	(11,034)

Carrying amount as of December 31, 2019	17,267	355	17,622

Carrying amount as of December 31, 2020	29,769	42,108	71,877

Amounts related to leases recognised in the Consolidated Statement of Income are as follows:

	2020	2019
Expense relating to short-term leases	1,390	—
Expense relating to leases of low value assets	25	—
Effect of foreign currency exchange rate differences	584	(8)

The current and non-current portion of the Group’s lease liabilities are as follows:

	2020	2019
Current lease liability	11,187	1,577
Non-current lease liability	61,840	12,219

Total	73,027	13,796

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Expected future lease payments to be made to satisfy the Group’s lease liabilities are as follows:

	2020	2019
Within 1 year	11,187	1,578
Between 1 and 2 years	10,003	2,778
Between 2 and 3 years	9,576	2,740
Between 3 and 4 years	8,841	2,657
Between 4 and 5 years	6,944	2,611
Later than 5 years	44,638	7,858

Total	91,189	20,222

As of December 31, 2020 and 2019, the Group did not have material commitments related to short-term or long-term leases.

For the years ended December 31, 2020 and 2019, total cash outflows for leases amounted to $2,298 and $939 respectively.

Note 10 - Income tax expense

Income tax expense recognised in the Consolidated Statement of Income is as follows:

	2020	2019
Current income tax for the year	(1,966)	(93)
Deferred taxes	(4,422)	3,874
China withholding taxes	(7,147)	(5,796)

Total	(13,535)	(2,015)

The deferred taxes have been calculated using a Hong Kong corporate income tax rate of 16.5%, and as applicable Chinese tax rate of 25% in 2019.

Information regarding current year income tax expense based on the applicable Hong Kong tax rate is as follows:

	2020	2019
Income before tax for the year	(471,323)	(195,960)
Tax according to the applicable Hong Kong tax rate 15.8% (25%)	74,449	48,989
Operating income/costs, non-taxable	(2,178)	(2,060)
Effect of different tax rate	34,700	(2,022)
Tax effect on deferred tax due to change of tax rate	(575)	993
Withholding tax	(7,147)	(5,796)
Non-recognition of deferred tax assets on other temporary differences	(32,223)	(14,869)
Not recognized loss carry-forward	(80,434)	(26,847)
Other	(127)	(403)

Total	(13,535)	(2,015)

Information regarding current year income tax expense for 2019 is based on the applicable Chinese tax rate. The shift from the applicable Chinese tax rate in 2019 to the applicable Hong Kong tax rate in 2020 is due to the

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

change in group composition that occurred in September 2020. The restructuring represented a common control transaction and resulted in certain tax losses in Sweden of $30,418 to be forfeited. Refer to Note 3 - Common control transaction for further discussion.

Information regarding the composition of recognised deferred tax assets is as follows:

Specification of deferred tax assets	2020	2019
Unutilised tax loss carry-forward	1,031	3,402
Other temporary differences	1,126	—

Recognised value of deferred tax assets as of December 31	2,157	3,402

As of December 31, 2020 and 2019, respectively, deferred tax liabilities related to intangible assets amounted to $6,548 and $1,522.

All changes in deferred tax assets and liabilities have been reported in the Consolidated Statement of Income for the periods ended December 31, 2020 and December 31, 2019, respectively.

Information regarding unrecognised deferred tax assets:

The Group recognises deferred tax assets to the extent that the Group believes that the likelihood of recognition is probable. In making such a determination, the Group considers reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and the results of recent operations. As of December 31, 2020, the Group made the judgement that there is not sufficient objectively verifiable evidence available which would demonstrate that it is more likely than not that it would be able to realise all deferred tax assets in the future, resulting in deferred tax assets not being recognised in the amount of $125,464 and $45,030 as of December 31, 2020 and 2019, respectively. Unrecognised deferred tax assets are reassessed at each reporting date and recognised to the extent that it has become probable that future taxable profits will be available against which they can be used. Significant management judgements and assumptions are required in determining the recognition of deferred tax assets related to tax losses and other temporary deductible differences. A change in judgement or assumption could have a material impact on the recognition of deferred tax assets.

Tax loss carryforwards through the year of expiration are as follows:

Due date	2020	2019
2021	—	—
2022	—	2,947
2023	—	978
2024	74,736	129,857
2025	186,930	7,771
2026 -	291,494	62,615

Tax loss carryforwards as of December 31	553,160	204,168

The increase in tax losses available for carryforward are mainly attributable to the decline in earnings as a consequence of the Group scaling headcount and research and development expenses to meet the demands of the growing business. As of December 31, 2020 and 2019, the Group has tax-effected losses of $553,160 and $204,168 respectively. Tax losses in Sweden of $291,494 have an indefinite carryforward period. Tax losses in China have a five year carryforward period.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 11 - Net loss per share

Basic Net loss per share is calculated by dividing Net loss attributable to common shareholders by the weighted average number of shares outstanding during the year. Diluted Net loss per share takes into account the impact of events which increase the number of issued shares. As no dilutive event occurred in 2020 or 2019, dilutive Net loss per share was the same as basic Net loss per share. The following table presents the computation of basic and diluted Net loss per share for the years ended December 31, 2020 and 2019:

	2020	2019
Numerator:	Class A Common	Class A Common
Net loss attributable to common shareholders	(484,858)	(197,975)

Denominator:
Weighted-average number of common shares outstanding	201,727,758	200,000,000

Net loss per share (in U.S. dollars):

Basic and diluted	(2.40)	(0.99)

On September 14, 2020, as part of the common control transaction described in Note 3 - Common control transaction, 200,000,000 shares were issued to existing owners. For the purposes of calculating basic and diluted net loss per share, these shares are treated as issued and outstanding from January 1, 209 through December 31, 2020.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 12 - Intangible assets and goodwill

Intangible assets were as follows:

	Internally developed IP	Software	Acquired IP	Total
Acquisition cost
Balance as of January 1, 2019	14,079	215	517,829	532,123
Additions	1,768	—	347,885	349,653
Effect of foreign currency exchange rate differences	(533)	—	(6,369)	(6,902)

Balance as of December 31, 2019	15,314	215	859,345	874,874

Additions	25,557	990	311,546	338,093
Effect of foreign currency exchange rate differences	3,131	138	102,423	105,692

Balance as of December 31, 2020	44,002	1,343	1,273,314	1,318,659

Accumulated amortisation and impairment
Balance as of January 1, 2019	(11,558)	—	—	(11,558)
Amortisation expense	(2,069)	—	(21,814)	(23,883)
Effect of foreign currency exchange rate differences	425	—	1,830	2,255

Balance as of December 31, 2019	(13,202)	—	(19,984)	(33,186)

Amortisation expense	(1,143)	(133)	(165,610)	(166,886)
Effect of foreign currency exchange rate differences	(1,901)	(5)	(7,410)	(9,316)

Balance as of December 31, 2020	(16,246)	(138)	(193,004)	(209,388)

Carrying amount as of December 31, 2019	2,112	215	839,361	841,688
Carrying amount as of December 31, 2020	27,756	1,205	1,080,310	1,109,271

Additions to internally developed IP were primarily related to the Polestar Precept and various other internal programs for the years ended December 31, 2020 and 2019. Additions of acquired IP during the years ended December 31, 2020, and 2019 were related to acquisitions of PS2 and Polestar 3 (“PS3”) IP from Volvo Cars. During the year ended December 31, 2019, PS1 IP was also acquired from Volvo Cars.

The July 2015 acquisition of Polestar Performance AB by Volvo Cars and subsequent acquisition of Polestar Performance AB and Polestar Holding AB by Polestar Automotive (Shanghai) Co. Ltd. generated goodwill of $55,991. As of December 31, 2020 and 2019, the balance of goodwill amounted to $59,129 and $51,834 respectively. The balance of trademarks as of December 31, 2020 and 2019, amounted to $2,937 and $2,575 respectively. The changes to the carrying amount of goodwill and trademarks were as follows:

	Goodwill	Trademarks
Balance as of January 1, 2019	53,960	2,681
Effect of foreign currency exchange rate differences	(2,126)	(106)

Balance as of December 31, 2019	51,834	2,575

Effect of foreign currency exchange rate differences	7,295	362

Balance as of December 31, 2020	59,129	2,937

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 13 - Property, plant and equipment

As of December 31, 2020 and 2019, PPE are recognised in the Consolidated Statement of Financial Position with a carrying amount of $201,671 and $120,243 respectively. Of this amount, $29,769 and $17,267 is related to ROU assets for leased buildings and land as of December 31, 2020 and 2019, respectively and $42,108 and $355 is related to ROU assets for leased machinery and equipment as of December 31, 2020 and 2019, respectively. Refer to Note 9 - Leases for more details on the Groups ROU assets.

Property, plant and equipment was as follows:

	Buildings and land	Buildings under development	Machinery and equipment	Machinery under development	Total
Acquisition cost
Balance as of January 1, 2019	—	33,423	2,375	96	35,894
Additions	12,007	—	62,392	1,011	75,410
Reclassifications	32,692	(32,692)	93	(93)	—
Effect of foreign currency exchange rate differences	439	(731)	524	(2)	230

Balance as of December 31, 2019	45,138	—	65,384	1,012	111,534

Additions	904	—	61,000	796	62,700
Divestments and disposals	(86)	—	—	—	(86)
Effect of foreign currency exchange rate differences	2,864	—	5,095	70	8,029

Balance as of December 31, 2020	48,820	—	131,479	1,878	182,177

Depreciation and impairment					—
Balance as of January 1, 2019	—	—	(1,667)	—	(1,667)
Depreciation expense	(640)	—	(6,526)	—	(7,166)
Effect of foreign currency exchange rate differences	(6)	—	(74)	—	(80)

Balance as of December 31, 2019	(646)	—	(8,267)	—	(8,913)

Depreciation expense	(1,744)	—	(38,329)	—	(40,073)
Divestments and disposal	69	—	—	—	69
Effect of foreign currency exchange rate differences	(55)	—	(3,411)	—	(3,466)

Balance as of December 31, 2020	(2,376)	—	(50,007)	—	(52,383)

Carrying amount as of December 31, 2019	44,492	—	57,117	1,012	102,621

Carrying amount as of December 31, 2020	46,444	—	81,472	1,878	129,794

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 14 - Financial instruments

For both financial instruments carried at fair value and financial instruments measured at amortised cost, there was no difference between fair value and carrying amount. The following table shows the carrying amounts of financial assets and liabilities measured at fair value on a recurring basis:

Financial instruments carried at FVTPL	2020	2019
	Carrying amount
Financial assets
Derivative assets	—	101

Total	—	101

Financial liabilities
Derivative liability	—	352

Total	—	352

For the year ended December 31, 2020 the realised loss on derivatives was $554. For the year ended December 31, 2019, the realised gain on derivatives was and $16,615.

As of December 31, 2019, to mitigate foreign currency risk, the Polestar Group was party to two foreign currency swaps. These derivative financial instrument was classified as level 2. The Group estimates the fair value of the foreign currency swaps using industry-standard valuation models that require observable inputs including interest rates, foreign exchange rates, and the instrument’s contractual terms.

The following table shows the carrying amounts of financial assets and liabilities measured at amortised cost:

Financial instruments carried at amortised cost	2020	2019
	Carrying amount
Financial assets
Trade receivables and trade receivables - related parties	307,694	45,391
Cash and cash equivalents	316,424	236,198
Restricted cash	50,206	184,813
Other current receivables	2,676	1,715
Other non-current receivables	316	1,133

Total	677,316	469,250

Financial liabilities
Trade payables and trade payables - related parties	1,145,408	317,759
Liabilities to credit institutions	363,490	390,445
Interest-bearing current liabilities	11,187	145,177
Other non-current liabilities	312	—
Accrued expenses and accrued expenses - related parties	203,107	67,257

Total	1,723,504	920,638

Total interest income arising on financial assets measured at amortised cost related mainly to cash and cash equivalents as of December 31, 2020 and 2019, amounted to $3,199 and $13,286 respectively. Total interest expense arising on financial liabilities measured at amortised cost related mainly to liabilities to credit institutions and other financing obligations as of December 31, 2020 and 2019, amounted to $24,379 and $17,850 respectively.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

The following table shows the maturities for the Group’s financial assets and liabilities as of December 31, 2020:

	2020
	Due within 1 year	Due between 1 and 5 years	Due beyond 5 years	Total
Financial assets
Trade receivables and trade receivables - related parties	307,694	—	—	307,694
Cash and cash equivalents	316,424	—	—	316,424
Restricted cash	50,206	—	—	50,206
Other current receivables	2,676	—	—	2,676
Other non-current receivables	—	—	316	316

Total	677,000	—	316	677,316

Financial liabilities
Trade payables and trade payables - related parties	1,145,408	—	—	1,145,408
Liabilities to credit institutions	363,490	—	—	363,490
Accrued expenses and accrued expenses - related parties	203,107	—	—	203,107
Other non-current liabilities	—	312	—	312

Total	1,712,005	312	—	1,712,317

The following table shows the maturities for the Group’s financial assets and liabilities as of December 31, 2019:

	2019
	Due within 1 year	Due between 1 and 5 years	Due beyond 5 years	Total
Financial assets
Trade receivables and trade receivables - related parties	45,391	—	—	45,391
Cash and cash equivalents	236,198	—	—	236,198
Restricted cash	184,813	—	—	184,813
Derivative assets	101	—	—	101
Other current receivables	1,715	—	—	1,715
Other non-current receivables	—	—	1,133	1,133

Total	468,218	—	1,133	469,351

Financial liabilities
Trade payables and trade payables - related parties	317,759	—	—	317,759
Liabilities to credit institutions	390,445	—	—	390,445
Derivative liabilities	352	—	—	352
Interest-bearing current liabilities	143,600	—	—	143,600
Accrued expenses and accrued expenses - related parties	67,257	—	—	67,257

Total	919,413	—	—	919,413

No financial instruments were offset by the Group.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 15 - Trade receivables

Trade receivables from contracts with customers represent sales transactions, conducted via sales units, within the ten markets in which the Group operates. The average credit term to finance service providers and fleet customers is two weeks. Trade receivables - related parties were comprised of sales transactions with related parties in relation to sale of R&D services, software and performance engineered kits.

The following table details the aging analysis of the trade receivables:

	Not overdue	1-30 days overdue	30-90 days overdue	>90 days overdue	Total
2020
Gross trade receivables	54,354	32,382	9,879	2,635	99,250
Trade receivables - related parties	194,891	12,745	405	403	208,444

Net trade receivables	249,245	45,127	10,284	3,038	307,694

2019
Gross trade receivables	—	—	—	24	24
Trade receivables - related parties	24,066	16,927	4,374	—	45,367

Net trade receivables	24,066	16,927	4,374	24	45,391

Management determines that a receivable is written off once reasonable means of collection have been unsuccessful and the Group has no reasonable expectations of recovering the entire contractual cash flows, or a portion thereof. Historically, the Group has had no credit losses. As of December 31, 2020 and 2019, Polestar Group determined there were no expected credit losses, and no write-offs made for trade receivables.

Further information on credit risks for trade receivables is included in Note 2 - Financial risk management.

Note 16 - Inventories

The Group’s inventory primarily consisted of vehicles as follows:

	2020	2019
Work in progress	7,723	11,498
Finished goods and good for resale	460,792	11,209
Provision for impairment	(35,984)	—

Total	432,531	22,707

Inventories recognised as an expense during the years ended December 31, 2020 and 2019 amounted to $551,508 and $33,771 respectively and were included in Cost of sales.

As of December 31, 2020 and 2019, write-downs of inventories to net realisable value amounted to $35,984 and $—, respectively. The write down was recognised as an expense during the year ended December 31, 2020, and was included in Cost of sales in the Consolidated Statement of Income.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 17 - Other current assets

Other current assets for the Group were as follows:

	2020	2019
Value added tax receivables	44,660	27,110
Prepaid expenses and accrued income	9,926	4,799
Advances to suppliers	3,072	1,534
Derivatives	—	101
Other current assets	2,673	1,732

Total	60,331	35,276

Prepaid expenses and accrued interest income consisted primarily of prepaid expenses related to marketing and accrued interest income.

Note 18 - Equity

Share capital

As presented in Note 3 - Common control transaction, the concept of share capital did not exist under the Old Parent’s limited company structure and was introduced under the New Parent’s private company limited structure. Share capital consists of Class A common shares which were fully paid, authorised, issued and outstanding.

Changes to the number of Class A common shares issued and outstanding were as follows:

Balance as of September 14, 2020[1]	200,000,000
Issuance during the year	14,371,808
Purchases and retirement	—

Balance as of December 31, 2020	214,371,808

1 - September 14, 2020 is the date of the common control transaction. Refer to Note 3 - Common control transaction for further details.

After the issuance of 14,371,808 Class A common shares in December 2020, total common shares issued and outstanding were 214,371,808 as of December 31, 2020, with each common share valued at $6.15 (in U.S. dollars). Class A common shares were issued at no par value.

Voting rights

Polestar Group has one class of common shares which carry no rights to fixed income. On any matter presented to the stockholders of the Group at any meeting of the stockholders, the holders of Class A common shares are entitled to ten votes per share.

Currency translation reserve

The currency translation reserve comprises exchange rate differences resulting from the translation of financial reports of foreign operations that have prepared their financial reports in a currency other than Polestar Group’s reporting currency.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Accumulated deficit

Accumulated deficit comprises Net loss for the year and preceding years less any profits distributed. Accumulated deficit also includes the effects of business combinations under common control within Polestar Group.

Note 19 - Current and non-current provisions

The changes in the Group’s current and non-current provisions were as follows:

	Warranties	Provision for employee benefits	Other provisions	Total
Balance as of January 1, 2019	—	3,110	777	3,887
Additions	2	423	1,453	1,878

Balance as of December 31, 2019	2	3,533	2,230	5,765

of which current	2	3,089	822	3,913
of which non-current	—	444	1,408	1,852
Balance as of January 1, 2020	2	3,533	2,230	5,765
Additions	58,651	1,595	12,453	72,699
Utilisation	(24,348)	—		(24,348)

Balance as of December 31, 2020	34,305	5,128	14,683	54,116

of which current	18,759	3,928	12,892	35,579
of which non-current	15,546	1,200	1,791	18,537

Provision for employee benefits relates to the Group’s short-term incentive plan and LTVP. Refer to Note 6 - Employee benefits for more details.

Warranty campaign

In the fourth quarter of 2020, Polestar performed a safety recall and service campaign related to the PS2 to replace defective power inverters and high voltage coolant heaters (“HVCH”). Polestar is engaged in a sourcing level agreement with Volvo Cars related to the PS2 where Volvo Cars is the party having a relationship with the ultimate supplier. Volvo Cars subsequently compensated Polestar for the recalls, in full, in the amount of $78,978 for the faulty inverters and HVCH. Vehicles affected by the recall included those that had been sold to end customers as well as those still in inventory as of year-end, which were subsequently repaired before being sold to end customers. As of December 31, 2020, the Group has recovered all costs associated with the recall and service campaign.

To the extent cars had not been sold to end customers as of year-end, no warranty provision has been recognized for those cars. Costs for these cars are initially recognized in inventory as cars get fixed and subsequently reported as cost of goods sold upon sale to end customer.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 20 - Other current liabilities

Other current liabilities for the Group were as follows:

	2020	2019
Accrued expenses and prepaid income	97,620	59,450
Accrued interest	490	394
Personnel related liabilities	13,090	8,125
Value added tax payable	55,965	6
Derivatives	—	352
Other liabilities	461	886

Total	167,626	69,213

Accrued expenses and prepaid income consisted of primarily accrued expenses related to marketing and product development; personnel related liabilities consisted of wages, salaries, and other benefits payable.

Note 21 - Liabilities to credit institutions and other financing obligations

The carrying amount of Polestar Group’s unsecured borrowings as of December 31, 2020 are as follows:

Currency	Nominal amount in respective currency (thousands)	TUSD
CNY	984,551	150,735
CNY	300,000	45,930
EUR	120,700	148,082

Total	1,405,251	344,747

The carrying amount of Polestar Group’s unsecured borrowings as of December 31, 2019 are as follows:

Currency	Nominal amount in respective currency (thousands)	TUSD
CNY	1,000,000	146,520
EUR	120,000	131,730
EUR	100,000	112,195

Total	1,220,000	390,445

As of December 31, 2020, the Group had three outstanding unsecured bank loans:

a) An unsecured working capital loan from a bank in China. The outstanding balance as of December 31, 2020 was $150,735. This loan was agreed to in June 2020 with an expiry of June 2021. The loan carries interest at the interbank loan prime rate plus 0.065%, settled either monthly or quarterly.

b) An unsecured working capital loan from a bank in China. The outstanding balance as of December 31, 2020 was $45,930. This loan was agreed to in December 2020 with an expiry of May 2021. The loan carries interest at the latest 12-month national interbank rate minus 0.37%, settled quarterly.

c) An uncommitted facility from a bank in the United Kingdom. The outstanding balance as of December 31, 2020 was $148,082. This loan was agreed to in December 2020 with an expiry of June 2021. The loan carries interest at 2.1% per annum over the relevant interbank offered rate, plus a flat arrangement fee of 0.25% to be paid on the value of the facility payable. Interest is to be paid at the end of the agreed upon financing term.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

As of December 31, 2020, the Group had one outstanding secured bank loan, with a bank in Norway, in the amount of $1,345. The Group posts its vehicles as non-cash collateral for the entire outstanding balance of this bank loan, and it carries interest at 3-month NIBOR plus 1.6% per annum. As this loan is short term in nature, the total amount is reflected in liabilities to credit institutions in the Consolidated Statement of Financial Position.

Since all of the above identified contracts are short-term with terms of twelve months or less, the carrying amount of each contract is deemed to be a reasonable approximation of fair value. The Group’s risk management policies related to its debt instruments are further detailed in Note 2 - Financial risk management.

The Group’s creditors do not require Polestar to maintain any material debt covenants. Unless the Group is unable to make its debt payments, there are no events, financial or otherwise, which trigger default under the debt contracts.

Financing obligations

Polestar has entered into contracts to sell vehicles and then lease such vehicles back for a period of up to twelve months. At the end of the lease-back period, Polestar is obligated to re-purchase the vehicles. Accordingly, the consideration received for these transactions was recorded as a financing transaction. As of December 31, 2020, the entire $17,398 financing obligation was outstanding and had accrued interest of $301. As the financing obligation is short-term in nature, the total amount is reflected in liabilities to credit institutions in the Consolidated Statement of Financial Position.

Note 22 - Supplemental cash flow information

Supplemental cash flow information was as follows:

	2020	2019
Cash paid for interest	30,198	10,135
Non-cash investing and financing activities
Purchases of intangible assets in trade payables - related parties	143,986	135,989
Initial recognition of ROU assets and liabilities	61,529	4,484
Purchases of property, plant and equipment in trade payables	13,101	3,626

Note 23 - Related party transactions

Related parties are as follows:

a) a member of the board of directors, CEO and other employee in any Polestar entity;

b) a spouse or co-habitee of, or a person under the custody of, any person referred to in “a)” above;

c) legal entities controlled by any person, alone or jointly, referred to under “a)” and “b)” above;

d) a legal entity that is a parent company, subsidiary, joint venture, or associate within Zhejiang Geely Holding Group Company Limited (the “Geely Group” or “Geely”) and Volvo Car Corporation;

e) a legal entity in which a company within the Polestar Group holds, or otherwise controls, between 20-50% (i.e. an associate or joint venture of any company within the Polestar Group), or

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

f) a person, or a close family member of such person, that has direct or indirect control or joint control of a Polestar entity, has significant influence over a Polestar entity or is a member of the key management of Polestar Group.

Historically, Polestar Group existed as a joint venture between the Geely Group and Volvo Car Corporation. Geely is owned and operated by Li Xingxing and Mr. Li Shufu who each own approximately 9% and 91% of equity interests, respectively. Geely, through a combination of wholly owned and partially owned entities, owns approximately 98% of equity interests in Volvo Cars. Therefore, Mr. Li Shufu, as a controlling equity interest holder in Geely, effectively controls Geely, Volvo Cars, and Polestar. As such, all transactions with either Geely or Volvo Cars are considered related party transactions.

The Group’s relationship with Geely and Volvo Cars assisted in the development of favorable agreements with both parties. The primary agreement between Geely and the Group was a contract manufacturing agreement to produce the PS2; the Primary agreements between Volvo Cars and the Group related to the acquisition of technology developed by Volvo Cars and various services provided by Volvo Cars. Such agreements provided advantages for the Group, including cost management and go to market efficiency.

All agreements with related parties are on an arm’s length basis.

As of December 31, 2020, the Group has related party agreements in the following functions:

Product development

The agreements in place to support the Group’s product development includes license and intellectual property, patents, R&D services, and design agreements. The Group owns its developed, Polestar Unique, technology which was created using purchased research and development (“R&D”), design services, and licenses to critical common technology from Volvo Cars.

Procurement

The Group entered into Service Agreements with Volvo Cars regarding the procurement of direct (production related) materials.

Manufacturing

The Group purchased contract manufacturing services, manufacturing and logistics engineering services, and entered into tool sharing agreements with related parties.

Production for the PS2 occurs at the Geely owned Luqiao plant which is operated by Volvo Cars; production for the PS2 is executed under contract manufacturing agreements with Geely.

Manufacturing engineering includes activities related to the development of the production process (i.e., deciding which manufacturing equipment should be utilised and where equipment should be situated to ensure an efficient production process), rather than development of the vehicle itself. The Group outsourced the manufacturing engineering for the production process of the PS1, PS2, and PS3 to Volvo Cars.

Activities related to logistics engineering (i.e., activities related to the determination of how different components are delivered to the production sites) were outsourced to Volvo Cars for the PS1, PS2, and PS3.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Tool sharing occurs when the Group purchases production tools, together with Volvo Cars, to obtain synergies from utilizing the same tools.

Sales and distribution

Prior to entering the commercial space in the third quarter of 2020, the Group’s principal operations related to the sale of R&D services, software, and performance engineered kits to Volvo Cars. Additionally, in 2020, the Group sold and delivered prototype engines to Geely and commercial vehicles and carbon credits to Volvo Cars. Refer to Note 4 - Revenue for further discussion on revenue recognised in accordance with IFRS 15.

Polestar Group sells vehicles to Volvofinans Bank AB (“Volvofinans Bank”) and Volvofinans Bank sells these vehicles to the end customer. These transactions take place when the end customer wishes to finance the car via Volvofinans Bank.

The Group purchases sales and distribution services from Volvo Cars related to distribution and outbound logistics, market research, delivery of vehicles and other products and global customer service.

Information technology

While the Group has its own information technology (“IT”) department, to a certain extent it operates in a shared IT environment with Volvo Cars and purchases service and software license agreements related to resource planning systems, operations, infrastructure, networking, communications, collaboration, integration and application hosting.

Other support

Other related party agreements in place with Volvo Cars primarily relate to service agreements to support corporate and/or back-office functions, including human resources (“HR”), legal, accounting, and other functions.

HR support services relate to activities associated with payroll administration, training and workforce administration.

Legal support services include routine work associated with patent and brand registrations and competition law.

Accounting and finance support services include finance administration, local legal entity accounting and financial reporting.

Polestar outsources inbound and outbound logistics to Volvo Cars as the Group’s and Volvo Cars’ vehicles are typically manufactured at the same production sites. Inbound logistics relate to supplier shipments to various production sites; outbound logistics relate to the transport of vehicles to end customers. The Group also outsources customs handling to Volvo Cars as it does not currently have its own customs department.

Financing

The Group entered into two working capital loans with Volvo Car (Asia Pacific) Investment Holdings Co., Ltd. The first loan was for $143,600 and was amended seven times, where each amendment served to extend the term of the loan. The loan commenced in July 2018 with an original maturity of July 2019 and an amended maturity of December 2020. The second loan was for $214,950 and was amended two times, where each amendment served to extend the term of the loan. The loan commenced in July 2020 with an original maturity of September 2020 and an amended maturity of December 2020, where the Group paid the loan back in full. The Group did not incur any fees associated with the amendments on either loan.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

The interest rates for the loans with Volvo Car (Asia Pacific) that commenced in July 2018 and July 2020 were 3.45% and 3.08%, respectively. The Group repaid each loan in a lump sum together with all the principal and interest at the date of maturity. For the years ended December 31, 2020 and 2019, interest expense for these loans was $8,684 and $5,037, respectively.

The agreements discussed above impact the Group’s financial statements as follows:

Sale of goods, services and other

Related party revenue transactions relate to product development and sales and distribution agreements discussed above. Total revenue recognised for each related party is as follows:

	2020	2019
Volvo Cars	107,948	91,092
Volvofinans Bank AB	30,167	—
Geely	9,340	1,295

Total	147,455	92,387

For the year ended December 31, 2020, revenue from related parties amounted to $147,455 (24.16%) of total revenue. For the year ended December 31, 2019, related party revenue was $92,387 (99.97%) of total revenue.

Purchases of goods, services and other

Purchases from related parties include agreements related to product development, procurement, manufacturing, IT, licenses to intellectual property, and other agreements as discussed above.

The total purchases of goods, services and other for each related party was as follows:

	2020	2019
Volvo Cars	276,849	383,255
Geely	782,864	3,926

Total	1,059,713	387,181

Cost of R&D and intellectual property

Polestar Group entered into agreements with Volvo Cars to acquire technology leveraged in the development of the PS1, PS2, and PS3. The Group is in control of the developed product either through a license or through ownership of the IP and the recognised asset reflects the relevant proportion of Polestar Group’s interest. The recognised asset associated with these agreements as of December 31, 2020 was $1,080,308, of which acquisitions attributable to 2020 were $311,546. As of December 31, 2019, the recognised asset associated with these agreements and acquisitions attributable to 2019 were $839,361 and $347,885 respectively.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Trade payables - related parties, accrued expenses from related parties and trade receivables - related parties

Amounts owed to and amounts from related parties include transactions from agreements associated with sales and distribution, procurement, manufacturing and other support with Volvo Cars and Geely. As a result of these agreements, trade payables - related parties, accrued expenses - related parties, and trade receivables - related parties were as follows:

Trade payables - related parties and accrued expenses to related parties	2020	2019
Volvo Cars	554,676	270,528
Geely	627,729	3,971
Volvofinans Bank AB	15	1

Total	1,182,420	274,500

Trade receivables - related parties	2020	2019
Volvo Cars	194,503	44,068
Geely	13,319	1,299
Volvofinans Bank AB	622	—

Total	208,444	45,367

Increased trade payables and accrued expenses to Geely were driven by scaled production of the PS2 in China. Increased trade payables and accrued expenses to Volvo Cars were primarily driven by acquisitions of IP related to the PS2 and PS3.

The Group’s interest expense on related party trade payables for amounts past due and related party borrowings from Volvo Cars for the years ended December 31, 2020 and 2019 was $11,210 and $5,128, respectively.

Key management personnel and employee compensation

The Group’s Executive Management Team (“EMT”) has the authority and responsibility for planning, directing, and controlling the Polestar Group’s activities. As of December 31, 2020, the EMT consists of the following individuals:

a) Thomas Ingenlath (Chief Executive Officer, “CEO”)

b) Ian Zhang (Chief Financial Officer, “CFO”)

c) Dennis Nobelius (Chief Operating Officer, “COO”)

The CEO has the ultimate authority for approval of actions proposed by each member of the EMT.

During the year-ended December 31, 2019, Volvo Cars provided an equity-based investment opportunity for certain members of the Group’s management team. The Polestar Investment Plan was launched to incentivize the retention of key personnel with pivotal roles in the development of the Group into a successful standalone company. Each participant was offered the opportunity to purchase shares in Polestar Investment AB (“PSINV AB”), a subsidiary of Volvo Cars. Accordingly, participants of the Polestar Investment Plan are indirectly minority owners of the Group. In accordance with external valuation, the investment in PSINV AB was made at fair market value.

The total ownership interest of the Group’s members of management who hold shares in PSINV AB is 45.25% of total shares issued under Volvo Car’s Polestar Investment Plan. Management evaluated the Polestar Investment

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Plan to determine whether it qualified as an equity-settled share-based payment transaction within the scope of IFRS 2, as the participants receive shares of equity in exchange for their investment and more than one entity is involved in delivering the benefit to the participants. Given Polestar Group does not receive identifiable or unidentifiable goods or services in exchange for the equity purchase of PSINV AB, the transaction is not within the scope of IFRS 2. Furthermore, the Polestar Investment Plan is an agreement with Volvo Cars and individual members of Polestar Group’s EMT, as participants were given the option to purchase equity shares in PSINV AB, an entity outside of the legal entity structure of Polestar Group. Therefore, the Polestar Investment Plan is not a share-based payment transaction in the scope of IFRS 2 and there is no financial statement impact on the Group.

Share capital

As of December 31, 2020, related parties collectively owned 214,371,808 Class A common shares, of which Snita Holding B.V. held 105,461,904 shares, PS Investment AB held 1,724,000 shares, and PSD Investment Limited held 107,185,904 shares. As of December 31, 2019, related parties collectively owned 200,000,000 Class A common shares, of which Volvo Cars (China) Investment Co., Ltd held 100,000,000 shares and Zhejiang Geely Holding Group Co., Ltd held 100,000,000 shares.

Refer to Note 18 - Equity for further details.

Note 24 - Commitments and contingencies

Commitments

As of December 31, 2020, commitments to acquire PPE and intangible assets were $79,365 and $313,675 respectively. As of December 31, 2019, commitments to acquire PPE and intangible assets were $— and $510,989 respectively.

Contingencies

In the normal course of business, the Group is subject to contingencies related to legal proceedings, and claims and assessments that cover a wide range of matters. Liabilities for such contingencies are recorded to the extent it is probable the liability is incurred and the amount is reasonably estimable. Associated legal costs related to such contingencies are expensed as incurred.

The Group did not have any liabilities related to such contingencies as of December 31, 2020 and 2019.

Note 25 - Subsequent events

Management has evaluated events subsequent to December 31, 2020 and through November 10, 2021, the date these Consolidated Financial Statements were authorised for issuance by the board of directors. The following events which occurred subsequent to December 31, 2020 merited disclosure in these Consolidated Financial Statements. Management determined that no adjustments were required to the figures presented as a result of these events.

In March 2021, Polestar Group’s Board of Directors distributed 18,032,787 shares of newly authorised Class B common shares at a per share price of $30.50 for total proceeds of $550,000, of which 4,262,295 shares were issued to related parties. The rights of the holders of Class A and B common shares are identical, except with respect to voting. Holders of Class A common shares are entitled to ten votes per share while holders of Class B common shares are only entitled to one vote per share.

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

In March 2021, a Swedish investment firm specialising in class action law suits, initiated class action activities in Norway against Polestar Norway. The class action suit alleges the Polestar Norway issued misleading statements regarding the range of the PS2 vehicle, which Polestar Norway rejects. As of the date these financial statements were issued, these class action activities consisted of the initial steps of soliciting individuals who purchased a PS2 vehicle in Norway to join the class action suit against Polestar Norway; no claim has been filed in court. The Swedish investment firm refers to a potential total claim of $2,530. Simultaneously, a Norwegian automobile association for car owners (“NAF”) has sent separate claim letters to Polestar Norway on behalf of a few members, on the same grounds as the class action law suit. These claims have also been rejected by Polestar Norway.

In April 2021, Polestar Group acquired 150 patents from Volvo Cars for $37,993 to support building Polestar Group’s independent intellectual property portfolio.

In April 2021, the introductory model of PS2 was expanded to include three separate powertrains: the original 300-kW dual motor vehicle with a 78-kWh long range battery, a new 170-kW single motor vehicle with a 78-kWh long range battery, and a new 165-kW single motor vehicle with a 64-kWh standard range battery.

In June 2021, Polestar Group entered an unsecured working capital loan agreement for $77,450 (i.e., CNY 500,000,000) from a bank in China. The loan carries an interest rate of the latest 12-month national interbank offered rate minus 0.37%, settled quarterly.

In June 2021, four new employee incentive plans were approved by the Board of Directors. All four of the programs are expected to go into effect in FY 2022 upon the completion of the business combination with Gores Guggenheim Inc. The new incentive plans awarded to the EMT and select management team members include (1) a one-time issuance of restricted shares of Class A common stock in a value equal to a certain percentage of the awardee’s base salary and (2) a replacement of the current LTVP in the form of an annual issuance of restricted shares and performance shares of Class A common stock equal to a certain percentage of the awardee’s base salary, depending on awardee’s position at the Polestar Group, with a 3-year vesting period. The new incentive plans awarded to all employees include (1) a one-time issuance of Class A common stock in a value equal to 4% of the awardee’s base salary and (2) an annual share matching program whereby the awardee is offered the opportunity to invest up to 1% of their base salary of the Polestar Group and receive the issuance of Class A common stock in equal value for free.

In July 2021, 17,345,079 Class A common shares owned by two of our related parties were converted to Class B common shares. Following the conversion, related parties collectively owned 197,026,729 Class A common Shares and 21,607,374 Class B common shares. The remainder of our share capital consisted of 13,770,492 Class B common shares owned by third parties.

On July 28, 2021, Polestar Group entered into a convertible note agreement for $35,231 which was invested in Polestar Group on August, 31, 2021. Of the $35,231, $9,531 is related to Geely, a related party. The convertible notes are non-interest bearing and not eligible to receive a coupon or dividend for the first 24 months after issuance, at which point in time the convertible debt will be eligible to receive dividends equivalent to Class B common stock, pending approval from the Board of Directors. The convertible notes will be automatically converted into Class B common stock upon (1) an issuance of equity securities in an amount greater than $50,000 to any entity that owns more than 35% voting power in the Polestar Group, (2) the occurrence of an initial public offering, combination with a special purpose acquisition company, or direct listing of the Polestar Group, (3) a liquidation of the Polestar Group, or (4) the non-occurrence of any of the preceding events by the 24 month anniversary of the issuance of the convertible note (i.e., each a qualifying conversion event). The conversion price of these qualifying conversion events is dependent upon the per share price of the equity securities offered

Notes to the Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

in a qualifying conversion event and may be subject to a discount, depending on the time elapsed since the issuance of the convertible note. Additionally, the Polestar Group has the ability to convert the convertible note to Class B common stock for a fixed conversion price at will prior to the occurrence of a qualifying conversion event. The convertible notes may only be settled via the issuance of equity, regardless of whether or not a qualifying conversion event occurs. The Group accounted for the convertible notes as equity upon issuance.

On July 31, 2021 and September 30, 2021, the Group drew on 700,000 CNY and 130,000 CNY, respectively. associated with a 1,000,000 CNY credit facility entered into with a bank in China. The loan maintains a stated interest rate of 3.92%.

On September 20, 2021, Johan Malmqvist replaced Ian Zhang as the Group’s CFO. Ian Zhang will remain at Polestar as the Group’s Asia Business Liaison and investor relations leader. Johan Malmqvist joined the Group with over 20 years of experience across multiple industries and was previously the CFO of Dole Food Company in the United States.

On September 27, 2021 Polestar Group entered into a business combination agreement with Gores Guggenheim Inc. Immediately following the closing of the proposed transaction, the post combination company intends to change its name to Polestar Automotive Holding UK Limited and expects to begin trading on the Nasdaq under the ticker symbol “PSNY”.

In connection with the combination, the Polestar Group entered into an agreement with Volvo Cars to subscribe for mandatory convertible preference shares in Polestar Automotive Holding UK Limited. The preference shares will be issued in consideration of the payment by Volvo Cars of a cash amount totaling $489,039, which will be used to repay outstanding payables owed to Volvo Cars. Each preference share will be convertible into Class A ordinary shares at a conversion price of $10.00 per Polestar Automotive Holding UK Limited Ordinary Share. The execution of this agreement is contingent on the closing of the business combination with Gores Guggenheim Inc.

Polestar Automotive Holding Limited

Unaudited Condensed Consolidated Statement of Income

(in thousands of U.S. dollars unless otherwise stated)

		For the six months ended June 30,
	Note	2021	2020
Revenue	2	534,779	20,004
Cost of sales		(498,966)	(39,360)

Gross profit		35,813	(19,356)

Selling, general and administrative expenses		(278,853)	(118,034)
Research and development expenses		(106,871)	(66,709)
Other operating income and expenses, net		(14,770)	(7,917)

Operating loss		(364,681)	(212,016)

Finance income		15,194	3,499
Finance expenses		(12,375)	(9,504)

Loss before income taxes		(361,862)	(218,021)

Income tax (expense) benefit		(6,357)	1,036

Net loss		(368,219)	(216,985)

Earnings per share (in dollars)	4
Basic		(1.63)	(1.08)
Diluted		(1.63)	(1.08)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polestar Automotive Holding Limited

Unaudited Condensed Consolidated Statement of Comprehensive Income

(in thousands of U.S. dollars unless otherwise stated)

		For the six months ended June 30,
	Note	2021	2020
Net loss		(368,219)	(216,985)
Other comprehensive income (loss):
Items that may be subsequently reclassified to the consolidated statement of income:
Exchange rate differences from translation of foreign operations		(18,292)	(8,431)

Total other comprehensive income (loss)		(18,292)	(8,431)

Total comprehensive loss		(386,511)	(225,416)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polestar Automotive Holding Limited

Unaudited Condensed Consolidated Statement of Financial Position

(in thousands of U.S. dollars unless otherwise stated)

	Note	June 30, 2021	December 31, 2020
Assets
Non-current assets
Intangible assets and goodwill	5	1,275,020	1,171,337
Property, plant and equipment		204,231	201,671
Other non-current assets		4,645	1,442
Deferred tax asset		6,032	2,157

Total non-current assets		1,489,928	1,376,607

Current assets
Cash and cash equivalents		465,747	316,424
Restricted cash		—	50,206
Trade receivables		59,735	99,250
Trade receivables - related parties		29,662	208,444
Inventories		395,847	432,531
Current tax assets		6,266	4,771
Other current assets		73,561	60,331

Total current assets		1,030,818	1,171,957

Total assets		2,520,746	2,548,564

Equity
Share capital		(1,868,752)	(1,318,752)
Foreign currency translation reserve		1,927	(16,365)
Accumulated deficit		1,122,625	754,406

Total equity		(744,200)	(580,711)

Liabilities
Non-current liabilities
Contract liabilities	2	(18,001)	(12,424)
Deferred tax liabilities		(17,795)	(6,548)
Other non-current provisions		(30,686)	(18,537)
Non-current liabilities to credit institutions		—	—
Other non-current liabilities		(178)	(312)
Other non-current interest-bearing liabilities	3	(62,550)	(61,840)

Total non-current liabilities		(129,210)	(99,661)

Current liabilities
Trade payables		(87,449)	(67,985)
Trade payables - related parties	9	(1,045,034)	(1,077,423)
Accrued expenses - related parties		(166,490)	(104,997)
Advance payments from customers		(9,314)	(25,586)
Current provisions		(31,323)	(35,579)
Liabilities to credit institutions	7	(98,519)	(363,490)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polestar Automotive Holding Limited

Unaudited Condensed Consolidated Statement of Financial Position

(in thousands of U.S. dollars unless otherwise stated)

	Note	June 30, 2021	December 31, 2020
Current tax liabilities		(10,016)	(9,671)
Interest-bearing current liabilities	3	(10,103)	(11,187)
Contract liabilities	2	(14,750)	(4,648)
Other current liabilities		(174,338)	(167,626)

Total current liabilities		(1,647,336)	(1,868,192)

Total liabilities		(1,776,546)	(1,967,853)

Total equity and liabilities		(2,520,746)	(2,548,564)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polestar Automotive Holding Limited

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands of U.S. dollars unless otherwise stated)

	For the six months ended June 30,
	Note	2021	2020
Cash flows from operating activities
Net loss		(368,219)	(216,985)
Depreciation and amortisation		121,726	78,934
Interest received on bank deposits		849	2,150
Change in operating assets and liabilities
Inventories		31,643	(160,867)
Trade and other receivables		201,610	27,812
Trade and other payables		(215,063)	115,841
Provisions		9,979	(998)
Accrued expenses		84,775	33,031
Current taxes		(1,151)	(790)
Deferred taxes		7,924	(830)
Contract liabilities		15,679	6
Advanced payments from customers		(16,272)	(1,504)
Prepaid expenses and accrued income		938	1,817
Other operating assets and liabilities		12,642	(7,329)

Cash provided by operating activities		(112,940)	(129,712)

Cash flows from investing activities
Additions to property, plant and equipment		(11,425)	—
Additions to intangible assets		(47,364)	(176,008)

Cash used for investing activities		(58,789)	(176,008)

Cash flows from financing activities
Change in restricted deposits		49,652	166,682
Proceeds from the issuance of short-term borrowings		84,868	—
Principal repayments of short-term borrowings		(353,349)	—
Principal repayments of lease liabilities		(3,122)	(1,019)
Proceeds from the issuance of share capital and other contributed capital		550,000	—

Cash used for/provided by financing activities		328,049	165,663

Effect of foreign exchange rate changes on cash and cash equivalents		(6,997)	(14,662)

Net increase in cash and cash equivalents		149,323	(154,719)

Cash and cash equivalents at the beginning of the period		316,424	236,198

Cash and cash equivalents at the end of the period		465,747	81,479

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polestar Automotive Holding Limited

Unaudited Condensed Consolidated Statement of Changes in Equity

(in thousands of U.S. dollars unless otherwise stated)

	Note	Share capital	Other contributed capital	Currency translation reserve	Accumulated deficit	Total
Balance as of December 31, 2019	6	—	879,232	(13,901)	(274,169)	591,162
Net loss		—	—	—	(216,985)	(216,985)
Other comprehensive loss		—	—	(8,431)	—	(8,431)
Total comprehensive loss		—	—	(8,431)	(216,985)	(225,416)

Balance as of June 30, 2020		—	879,232	(22,332)	(491,154)	365,746

Balance as of December 31, 2020		1,318,752	—	16,365	(754,406)	580,711
Net loss		—	—	—	(368,219)	(368,219)
Other comprehensive loss		—	—	(18,292)	—	(18,292)

Total comprehensive loss		—	—	(18,292)	(368,219)	(386,511)

Issuance of new shares		550,000	—	—	—	550,000

Balance as of June 30, 2021		1,868,752	—	(1,927)	(1,122,625)	744,200

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 1 - Significant accounting policies and judgements

General information

Polestar Automotive Holding Limited (the “Parent”), together with its subsidiaries, hereafter referred to as “Polestar”, “Polestar Group” or the “Group”, is a limited company incorporated in Hong Kong. Polestar Group operates principally in the automotive industry engaging in research and development, manufacturing, branding and marketing, and the commercialisation and selling of technology solutions and services related to battery electric vehicles. Polestar Group has a presence in nineteen markets across Europe, North America, China and Asia Pacific. Polestar Group has its management headquarters located at Assar Gabrielssons väg 9, 418 78 Göteborg, Sweden.

PSD Investment Limited, a company controlled by Mr. Li Shufu, a private person, owns 46.1% of the Group as of June 30, 2021. An additional 46.1% is owned by Volvo Cars, primarily via its subsidiaries Snita Holding B.V. and PS Investment AB, both limited companies. Other related parties, and management, own 1.8% and the remaining 6.0% ownership is held by external investors.

Basis of preparation

The unaudited condensed consolidated financial statements in this interim report of Polestar Group are prepared in accordance with International Accounting Standards (“IAS”) 34 - Interim Financial Reporting (“IAS 34”) as adopted by the International Accounting Standards Board (“IASB”). For financial reporting purposes, Polestar Group companies apply the same accounting principles, irrespective of national legislation, as defined in the Group accounting directives. Such accounting principals have been applied consistently for all periods, unless otherwise stated.

This interim report is prepared in the presentation currency, U.S. Dollar (“USD”). All amounts are stated in thousands of USD (“TUSD”), unless otherwise stated.

Going concern

Polestar Group’s unaudited condensed consolidated financial statements have been prepared on a basis that assumes Polestar Group will continue as a going concern and the ordinary course of business will continue in alignment with Management’s 2021-2025 business plan.

Management assessed Polestar Group’s ability to continue as a going concern and evaluated whether there are certain events or conditions, considered in the aggregate, that may cast substantial doubt about Polestar Group’s ability to continue as a going concern. All information available to Management pertaining to the twelve-month period after the issuance date of these consolidated financial statements was used in performing this assessment.

Historically, Polestar Group has financed its operations primarily through short-term working capital loan arrangements with credit institutions (i.e., 12 months or less), contributions from shareholders, and extended trade credit from related parties. Since inception, Polestar Group has generated recurring net losses and negative operating and investing cash flows. Net losses for the six months ended June 30, 2021 and 2020, amounted to $368,219 and $216,985 respectively.

Negative operating and investing cash flows for the six months ended June 30, 2021 and 2020, amounted to $171,729 and $305,720 respectively. Management forecasts that Polestar Group will continue to generate negative operating and investing cash flows in the near-future, until sustainable commercial operations are achieved. Securing financing to support operating and development activities represents an ongoing challenge for Polestar Group.

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Management’s 2021-2025 business plan indicates that Polestar Group depends on additional financing that is expected to be funded via a combination of new short-term working capital loan arrangements, long-term loan arrangements, private equity contributions from shareholders, and the contemplated public listing in the United States from a merger with a special purpose acquisition company (“SPAC”) that is expected to be completed in the first half of 2022. The timely realisation of these financing endeavors is crucial for Polestar Group’s ability to continue as a going concern. If these financing endeavors are not successful or sufficient enough to cover forecasted operating and investing cash flow needs, Polestar Group will need to seek additional funding through other means. Management has no certainty that Polestar Group will be successful in securing the funds necessary to continue operating and development activities as planned.

Based on these circumstances, Management has determined there is substantial doubt about Polestar Group’s ability to continue as a going concern. There are ongoing efforts in place to mitigate the uncertainty. The unaudited condensed consolidated financial statements do not include any adjustments to factor for the going concern uncertainty.

Adoption of new and revised standards

Management concluded the adoption of new and revised accounting pronouncements has not and will not have a material impact on the Group’s consolidated financial statements. The adoptions of accounting pronouncements issued, but not effective, for the six months ended June 30, 2021 will not have a material impact to the Group’s consolidated financial statements. For a detailed assessment of the Group’s adoption of new and revised standards, refer to Note 1 - Significant accounting policies and judgements of the consolidated financial statements, as of, and for the year ended, December 31, 2020.

Presentation

For a detailed description of the Group’s presentation, refer to Note 1 - Significant accounting policies and judgements of the consolidated financial statements, as of, and for the year ended, December 31, 2020. There are no changes in terms of presentation for the periods presented in these interim financial statements.

Basis of consolidation

For a detailed description of the Group’s basis of consolidation, refer to Note 1 - Significant accounting policies and judgements of the consolidated financial statements, as of, and for the year ended, December 31, 2020. There are no changes in terms of basis of consolidation for the periods presented in these interim financial statements.

Segment reporting

Polestar Group manages its business as a single operating segment, which is the business of manufacturing electric vehicles. There was no change to the Group’s composition during the interim period. For a detailed description of the Group’s segment reporting conclusion, refer to Note 1 - Significant accounting policies and judgements of the consolidated financial statements, as of, and for the year ended, December 31, 2020.

Accounting policies

The same accounting policies and methods of computation are followed in the interim financial statements as compared with the most recent annual financial statements, except as outlined below.

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

License agreement related to aftermarket parts and accessories

During the six months ended June 30, 2021, Polestar Group licensed intellectual property to Volvo Cars under which Volvo Cars obtained rights to manufacture and sell certain aftermarket parts and accessories to their customers in exchange for sales-based royalties to Polestar Group. The related sales-based royalties from Volvo Cars are recognized as revenue in the period in which the sales that trigger the royalties occur and reflected in other revenue in the Consolidated Statement of Income.

Sales of vehicles with repurchase rights

During the six months ended June 30, 2021, Polestar Group entered into transactions to sell vehicles under which the Group (1) maintains the right or obligation to repurchase the vehicles from the customer in the future (i.e., call option) or (2) offers the buyer the right to sell the vehicles back to the Group in the future (i.e., put option). In circumstances where a call option exists or a put option exists and the Group has determined the customer has a significant economic incentive to exercise its put option, the Group accounts for such arrangements as operating leases and records lease income as a lessor. In the Consolidated Statement of Financial Position, such operating leases which are short-term in nature are recognised as inventory, whereas long-term leases are recognised as PPE.

Sales of vehicles with repurchase rights that are accounted for as operating leases are initially measured at cost and depreciated on a straight-line basis over the lease term, generally one year, to the estimated residual value. Incremental direct costs incurred in connection with the acquisition of lease contracts are capitalized and amortized on a straight-line method over the lease term. Revenue from leases are recognized on a straight-line basis over the lease term, and reflected in other revenue in the Consolidated Statement of Income.

Use of estimates and judgements

The preparation of these unaudited condensed consolidated financial statements, in accordance with IAS 34, requires management to make judgements, estimates, and assumptions that affect the application of the Group’s accounting policies, the reported amount of assets, liabilities, revenues, expenses, and other related financial items. Management reviews its estimates and assumptions on a continuous basis; changes in accounting estimates are recognised in the period in which the estimates are revised, and prospectively thereafter. While economic activities in major countries and regions have been on a recovery trend, the extent of the short and long-term global impacts of the Covid-19 pandemic remain unclear. Due to the nature of the Group’s business, the Covid-19 pandemic, and the industry in which Polestar Group operates, actual results may differ from these estimates.

Note 2 - Revenue

Polestar Group disaggregates revenue by major category based on the primary economic factors that may impact the nature, amount, timing, and uncertainty of revenue and cash flows from these customer contracts as seen in the table below:

	For the six months ended June 30,
	2021	2020
Sales of vehicles[1]	517,437	4,483
Sales of software and performance engineered kits	14,280	15,103
Other revenue	3,062	418

Total	534,779	20,004

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

1 - Revenues related to sales of vehicles are inclusive of stand-ready obligations related to services and maintenance included in the sale of vehicles and sales-generated obligations such as discounts and rebates offered to fleet customers.

For the six months ended June 30, 2021, other revenue primarily consisted of licensing income. For the six months ended June 30, 2020, other revenue primarily consisted of revenue generated through the sale of research and development (R&D) services.

Contract liabilities

	Sales generated obligation	Deferred revenue - extended service	Deferred revenue - sale with repurchase commitment	Connected services	Total
Balance as of January 1, 2021	2,436	8,967	—	5,669	17,072
Provided for during the period	6,450	9,356	2,184	5,775	23,765
Revenue recognised during the period	(2,592)	(4,020)	—	(579)	(7,191)
Translation differences and other	(51)	(682)	—	(162)	(895)

Balance as of June 30, 2021	6,243	13,621	2,184	10,703	32,751

of which current	6,243	6,773	608	1,126	14,750
of which non-current	—	6,848	1,576	9,577	18,001

Revenue recognised for the six months ended June 30, 2021 related to performance obligations and contract liabilities was $7,191.

Note 3 - Leases

The following table depicts the changes in the Group’s ROU assets:

	Buildings and land	Machinery and equipment	Total
Acquisition cost
Balance as of January 1, 2021	33,965	48,946	82,911
Additions	2,748	—	2,748
Effect of foreign currency exchange rate differences	(525)	390	(135)

Balance as of June 30, 2021	36,188	49,336	85,524

Accumulated depreciation
Balance as of January 1, 2021	(4,196)	(6,838)	(11,034)
Depreciation expense	(2,794)	(4,098)	(6,892)
Effect of foreign currency exchange rate differences	127	(164)	(37)

Balance as of June 30, 2021	(6,863)	(11,100)	(17,963)

Carrying amount as of June 30, 2021	29,325	38,236	67,561

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Amounts related to leases recognised in the consolidated statement of income are as follows:

	For the six months ended June 30,
	2021	2020
Expense relating to short-term leases	129	—
Effect of foreign currency exchange rate differences	(37)	(135)

Some building leases may contain extension options. At the lease commencement date, the Group assesses whether it is reasonably certain to exercise the extension options and subsequently reassesses whether it is reasonably certain to exercise the options if there is a significant event or significant changes in circumstances within its control. To date, the Group has not exercised any lease extension options.

The current and non-current portion of the Group’s lease liabilities are as follows:

	As of June 30, 2021	As of December 31, 2020
Current lease liability	10,103	11,187
Non-current lease liability	62,550	61,840

Total	72,653	73,027

Expected future lease payments to be made to satisfy the Group’s lease liabilities are as follows:

	As of June 30, 2021	As of December 31, 2020
Within 1 year	10,777	11,187
Between 1 and 2 years	10,635	10,003
Between 2 and 3 years	10,017	9,576
Between 3 and 4 years	8,432	8,841
Between 4 and 5 years	5,856	6,944
Later than 5 years	42,932	44,638

Total	88,649	91,189

For the six months ended June 30, 2021 and 2020, total cash outflows for leases amounted to $3,122 and $1,019 respectively.

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

During the six months ended June 30, 2021, the Group entered into agreements to sell vehicles to fleet companies that contained repurchase rights and are accounted for as short-term operating leases. Revenue from operating leases was $154 for the six months ended June 30, 2021. The following table depicts the changes in the Group’s vehicles on operating leases:

Vehicles on operating leases
Acquisition cost
Balance as of January 1, 2021	—
Additions	9,607
Effect of foreign currency exchange rate differences	—

Balance as of June 30, 2021	9,607

Accumulated depreciation
Balance as of January 1, 2021	—
Depreciation expense	(62)
Effect of foreign currency exchange rate differences	—

Balance as of June 30, 2021	(62)

Carrying amount as of June 30, 2021	9,545

Note 4 - Net loss per share

Basic net loss per share is calculated by dividing net loss attributable to each class of common shareholders by the weighted average number of shares outstanding in each class during the fiscal period. Diluted net loss per share takes into account the impact of events which increase the number of issued shares. As no dilutive event occurred in 2021 or 2020, dilutive net loss per share was the same as basic net loss per share. The following table presents the computation of basic and diluted net loss per share for the six months ended June 30, 2021 and 2020:

	Six months ended June 30,
	2021		2020
	Class A Common	Class B Common	Class A Common
Numerator:
Net loss attributable to common shareholders	(348,922)	(19,297)	(216,985)

Denominator:
Weighted-average number of common shares outstanding	214,371,808	11,855,810	200,000,000

Net loss per share (in ones):

Basic and diluted	(1.63)	(1.63)	(1.08)

On September 14, 2020 as part of the common control transaction described in Note 3 - Common control transaction, 200,000,000 shares were issued to existing owners. For the purposes of calculating basic and diluted net loss per share, these shares are treated as issued and outstanding from January 1, 2019 through December 31, 2020.

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Note 5 - Intangible assets and goodwill

Intangible assets were as follows:

	Internally developed IP	Software	Acquired IP	Total
Acquisition cost
Balance as of January 1, 2021	44,002	1,343	1,273,314	1,318,659
Additions	47,364	—	185,419	232,783
Effect of foreign currency exchange rate differences	(3,336)	(36)	(33,269)	(36,641)

Balance as of June 30, 2021	88,030	1,307	1,425,464	1,514,801

Accumulated amortisation and impairment
Balance as of January 1, 2021	(16,246)	(138)	(193,004)	(209,388)
Amortisation expense	(558)	(84)	(97,485)	(98,127)
Effect of foreign currency exchange rate differences	678	7	7,518	8,203

Balance as of June 30, 2021	(16,126)	(215)	(282,971)	(299,312)

Carrying amount as of June 30, 2021	71,904	1,092	1,142,493	1,215,489

Additions to internally developed IP are primarily related to the Polestar Precept and various other internal programs. Additions of acquired IP are related to acquisitions of PS2 and PS3 IP from Volvo Cars.

As of June 30, 2021 and December 31, 2020, the balance of goodwill amounted to $56,714 and $59,129 respectively. The balance of trademarks as of June 30, 2021 and December 31, 2020, amounted to $2,817 and $2,937 respectively. The changes to the carrying amount of goodwill and trademarks were as follows:

	Goodwill	Trademarks
Balance as of January 1, 2021	59,129	2,937
Effect of foreign currency exchange rate differences	(2,415)	(120)

Balance as of June 30, 2021	56,714	2,817

Note 6 - Equity

Share capital

As of June 30, 2021, the Group’s Board of Directors distributed 18,032,787 shares of newly authorised Class B common shares at $30.50 a share for total proceeds of $550,000. The rights of the holders of Class A and Class B common shares are identical, except with respect to voting rights as specified below.

Share capital consists of Class A and Class B common shares which were fully paid, authorised, issued and outstanding as follows:

	Class A	Class B
Balance as of January 1, 2021	214,371,808	—
Issuance during the year	—	18,032,787

Balance as of June 30, 2021	214,371,808	18,032,787

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

The 214,371,808 Class A common shares which existed as of December 31, 2020 had a value per share of $6.15 (in ones). After the issuance of Class B common shares during the six months ended June 30, 2021, total Class A and Class B common shares issued and outstanding were 232,404,595 with each share valued at $8.04 (in ones). Class A and B common shares were issued with no par value.

Voting rights

Polestar Group has two classes of common shares which carry no right to fixed income. On any matter presented to the stockholders of the Group at any meeting of the stockholders, the holders of Class A common shares are entitled to ten votes per share; holders of Class B common shares are entitled to one vote per share.

Currency translation reserve

The currency translation reserve comprises exchange rate differences resulting from the translation of financial reports of foreign operations that have prepared their financial reports in a currency other than Polestar Group’s reporting currency.

Accumulated deficit

Accumulated deficit comprises net loss for the year and preceding years less any profits distributed. Accumulated deficit also includes the effects of business combinations under common control within Polestar Group.

Note 7 - Liabilities to credit institutions and other financing obligations

The carrying amount of Polestar Group’s unsecured borrowings as of June 30, 2021 are as follows:

Currency	Nominal amount in respective currency (thousands)	TUSD
CNY	500,000	77,450

Total	500,000	77,450

As of June 30, 2021, the Group had one outstanding bank loan:

An unsecured working capital loan agreement from a bank in China. The outstanding principal balance as of June 30, 2021 was $77,450. This loan was agreed to in June 2021 with an expiry of June 2022. The loan carries interest at the latest 12-month national interbank offered rate minus .37%, settled quarterly.

No embedded derivatives were identified within the host contracts for debt agreements entered into by Polestar, which were analysed under the guidance set forth in IFRS 9.

Since the contract identified above is short-term with a duration of 12 months or less, the carrying amount of the contract is deemed to be a reasonable approximation of its fair value. The Group’s risk management policies related to its debt instruments are further detailed in Note 2 - Financial risk management of the consolidated financial statements, as of, and for the year ended, December 31, 2020.

As of June 30, 2021 the Group had one outstanding secured bank loan, with a bank in Norway, in the amount of $1,345. The Group posts its vehicles as non-cash collateral for the entire outstanding balance of this bank loan and it carries interest at 3-month NIBOR plus 1.6% per annum. As this loan is short term in nature, the total amount is reflected in liabilities to credit institutions in the Consolidated Statement of Financial Position.

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

The Group’s creditors do not require Polestar to maintain any material debt covenants. Hence, unless the Group is unable to make its debt payments, there are no events, financial or otherwise, which trigger default under the debt contracts.

Financing obligations

Polestar entered into a contract to sell vehicles and then lease such vehicles back for a period of up to twelve months. At the end of the lease-back period, Polestar is obligated to re-purchase the vehicles. Accordingly, the consideration received for these transactions was recorded as a financing transaction. As of June 30, 2021 and December 31, 2020, outstanding principal on the financing obligation was $19,724 and $17,398 with accrued interest of $1,661 and $301, respectively.

Note 8 - Supplemental cash flow information

Supplemental cash flow information was as follows:

	For the six months ended June 30,
	2021	2020
Cash paid for interest	7,695	5,313
Non-cash investing and financing activities
Purchases of intangible assets in trade payables - related parties	185,419	28,932
Initial recognition of ROU assets and lease liabilities	2,748	4,384
Purchases of property, plant and equipment in trade payables	10,978	39,910

Note 9 - Related party transactions

Refer to Note 23 - Related party transactions of the consolidated financial statements, as of, and for the year ended, December 31, 2020 for a detailed description of the Group’s related parties.

As of June 30, 2021, the Group has related party agreements in the following functions:

Product development

The Group purchases research and development (“R&D”) and design services from Volvo Cars for the development of Polestar unique technology. While Volvo supports the development of the PS1 and PS2, the Group owns all Polestar Unique IP related to vehicle models. Polestar has purchased licenses to critical common technology owned by Volvo Cars to be used in their production. The agreements in place to support the Group’s product development include license and intellectual property, R&D services, trademark and design agreements.

Procurement

The Group has entered into Service Agreements with Volvo Cars regarding the procurement of direct (production related) materials, whereas the joint sourcing of direct material for the Group and Volvo Cars has allowed both companies to leverage economies of scale.

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Manufacturing

Manufacturing and related services, which includes production, contract manufacturing, manufacturing and logistics engineering and sharing of tools, are purchased from Volvo Cars and Geely.

Production for the PS2 is at the Geely owned Luqiao plant, and the PS3 will be produced at the Volvo Cars’ owned Chengdu plant. Production for both of these vehicle models are executed under contract manufacturing agreements.

Manufacturing engineering includes activities related to the development of the production process, rather than development of the vehicle itself. This includes deciding upon which manufacturing equipment should be utilised and where the equipment is situated to ensure an efficient production process. The Group has outsourced the manufacturing engineering for the PS1, PS2 and PS3 vehicle models to Volvo Cars.

Logistics engineering includes activities related to the determination of how different components are delivered to the production sites. These activities were outsourced to Volvo Cars for the PS1, PS2, and PS3 vehicle models.

Sharing of tooling refers to production tools that the Group shares with Volvo Cars. The sharing of tooling is applied when the Group purchases components together with Volvo Cars in order to obtain synergies from utilizing the same tools.

Sales and distribution

Prior to entering the commercial space in the third quarter of 2020, the Group’s principal operations related to the sale of R&D services to Volvo Cars, and the sale of software and performance engineering kits to Volvo Cars and Geely. In addition to these sales agreements, in 2020, the Group has agreements in place to begin selling commercial vehicles, prototype engines and carbon credits to Geely and Volvo Cars, respectively. Refer to Note 2 - Revenue for further discussion on revenue recognised in accordance with IFRS 15. The Group leverages Volvo Cars sales and services network for go-to-market strategies and dealer support to assist with tasks, which include agreements related to distribution and outbound logistics, market research, delivery of vehicles and other products and global customer service.

Information technology

While the Group has their own information technology (“IT”) department, they operate in a shared IT environment with Volvo Cars and have service and software license agreements related to the support, maintenance and operation of IT processes associated with the Group. These IT services include resource planning systems, operations, infrastructure, networking, communications, collaboration, integration and application hosting.

Other support

The Group has various other related party agreements in place with Volvo Cars. These are primarily service agreements that relate to support for corporate or back-office functions, including human resources (“HR”), Legal, accounting and finance.

HR support services relate to establishing common HR policies for the Group and activities associated with payroll administration, recruitment management, training and workforce administration.

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Legal support services include routine work associated patent and brand registrations, compliance (both fiscal and financial), competition law and ethics.

Accounting and finance support services include finance administration and routine accounting, financial reporting and compliance support. These services also include monthly financial closing procedures supported by the Shared Service Center at Volvo Cars, referred to as the “Global Finance Operations.”

Additionally, the Group has service agreements in place with Volvo Cars over the inbound and outbound logistics, as well as customs handling. Inbound logistics relate to supplier shipments to various production sites. While outbound logistics relate to the transport of final vehicles to end customers. As the Group’s vehicles and Volvo Cars’ vehicles are typically manufactured at the same production sites, the inbound logistics functions are outsourced to Volvo Cars. While the outbound logistics functions are also outsourced to Volvo Cars in order to obtain synergies. Customs handling services are performed by Volvo Cars on behalf of the Group, as the Group does not currently have their own customs department.

Sale of goods, services and other

Related party revenue transactions relate to product development and sales and distribution agreements discussed above. These transactions are comprised of sales of products and related goods and services, sales of software and performance engineered kits, sales of carbon credits and sales of prototype engines. The total revenue recognised for each related party is shown in the table below:

	For the six months ended June 30,
	2021	2020
Volvo Cars	28,351	17,868
Volvofinans Bank AB	21,240	—
Geely	141	1,455

Total	49,732	19,323

For the six months ended June 30, 2021 revenue from related parties amounted to $49,732 (9.30%) of total revenue. For the six months ended June 30, 2020, related party revenue was $19,323 (96.60%) of total revenue.

Purchases of goods, services and other

Purchases from related parties include agreements related to product development, procurement, manufacturing, IT and other support (specifically, inbound and outbound logistics) agreements discussed above. These agreements include work in progress and finished goods. Inventory cost of the Group is comprised of all costs of purchase, production charges and other expenditures incurred in bringing the inventory to its present location and condition.

Additionally, purchases from related parties include administrative costs associated with service agreements with Volvo Cars that relate to corporate or back-office functions, including the GFO service agreement discussed above. IT service and software related agreements are also included in administrative costs.

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

The total purchases of goods, services and other for each related party is shown in the table below:

	For the six months ended June 30,
	2021	2020
Volvo Cars	248,984	225,983
Volvofinans Bank AB	6	—
Geely	316,745	172,576

Total	565,735	398,559

Cost of R&D and intellectual property

Polestar Group entered into agreements with Volvo Cars and Geely regarding the development of technology. The Group is in control of the developed product either through a license or through ownership of the IP and the recognised asset reflects the relevant proportion of Polestar Group’s interest. The recognised asset associated with these agreements as of June 30, 2021 was $1,142,493, of which acquisitions attributable to 2021 were $185,419. As of December 31, 2020, the recognised asset associated with these agreements and acquisitions attributable to 2020 were $1,080,310 and $311,546, respectively.

Trade payables - related parties, accrued expenses to related parties and trade receivables - related parties

Amounts owed to and amounts from related parties include transactions from agreements associated with sales and distribution, procurement, manufacturing and other support with Volvo Cars and Geely. As a result of these agreements, amounts due to and from related parties were as follows:

Trade payables - related parties and accrued expenses to related parties	As of June 30, 2021	As of December 31, 2020
Volvo Cars	732,962	554,676
Geely	478,562	627,729
Volvofinans Bank AB	—	15

Total	1,211,524	1,182,420

Trade receivables - related parties	As of June 30, 2021	As of December 31, 2020
Volvo Cars	12,164	194,503
Geely	15,306	13,319
Volvofinans Bank AB	2,192	622

Total	29,662	208,444

The Group’s interest expense on related party trade payables for amounts past due for the six months ended June 30, 2021 and June 30, 2020 was $2,852 and $2,572, respectively.

Share capital

As of June 30, 2021, related parties collectively owned 214,371,808 Class A common shares, of which Snita Holding B.V. held 105,461,904 shares, PS Investment AB held 1,724,000 shares, and PSD Investment Limited held 107,185,904 shares. In 2021, the Group issued 4,262,295 Class B common shares to other related parties for a total of $130,000.

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

Refer to Note 6 - Equity for further details.

Note 10 - Subsequent events

Management has evaluated events subsequent to June 30, 2021 and through November 10, 2021, the date these Unaudited Condensed Consolidated Financial Statements were authorised for issuance by the board of directors. The following events which occurred subsequent to June 30, 2021 merited disclosure in these Unaudited Condensed Consolidated Financial Statements. Management determined that no adjustments were required to the figures presented as a result of these events.

In July 2021, 17,345,079 Class A common shares owned by two of our related parties were converted to Class B common shares. Following the conversion, related parties collectively owned 197,026,729 Class A common Shares and 21,607,374 Class B common shares. The remainder of our share capital consisted of 13,770,492 Class B common shares owned by third parties.

On July 28, 2021, Polestar Group entered into a convertible note agreement for $35,231 which was invested in Polestar Group on August, 31, 2021. Of the $35,231, $9,531 is related to Geely, a related party. The convertible notes are non-interest bearing and are not eligible to receive a coupon or dividend for the first 24 months after issuance, at which point in time the convertible debt will be eligible to receive dividends equivalent to Class B common stock, pending approval from the Board of Directors. The convertible notes will be automatically converted into Class B common stock upon (1) an issuance of equity securities in an amount greater than $50,000 to any entity that owns more than 35% voting power in the Polestar Group, (2) the occurrence of an initial public offering, combination with a special purpose acquisition company, or direct listing of the Polestar Group, (3) a liquidation of the Polestar Group, or (4) the non-occurrence of any of the preceding events by the 24 month anniversary of the issuance of the convertible note (i.e., each a qualifying conversion event). The conversion price of these qualifying conversion events is dependent upon the per share price of the equity securities offered in a qualifying conversion event and may be subject to a discount, depending on the time elapsed since the issuance of the convertible note. Additionally, the Polestar Group has the ability to convert the convertible note to Class B common stock for a fixed conversion price at will prior to the occurrence of a qualifying conversion event. The convertible notes may only be settled via the issuance of equity, regardless of whether or not a qualifying conversion event occurs. The Group accounted for the convertible notes as equity upon issuance.

On July 31, 2021 and September 30, 2021, the Group drew on 700,000 CNY and 130,000 CNY, respectively. associated with a 1,000,000 CNY credit facility entered into with a bank in China. The loan maintains a stated interest rate of 3.92%.

On September 20, 2021, Johan Malmqvist replaced Ian Zhang as the Group’s CFO. Ian Zhang will remain at Polestar as the Group’s Asia Business Liaison and investor relations leader. Johan Malmqvist joined the Group with over 20 years of experience across multiple industries and was previously the CFO of Dole Food Company in the United States.

On September 27, 2021 Polestar Group entered into a business combination agreement with Gores Guggenheim Inc. Immediately following the closing of the proposed transaction, the post combination company intends to change its name to Polestar Automotive Holding UK Limited and expects to begin trading on the Nasdaq under the ticker symbol “PSNY”.

In connection with the combination, the Polestar Group entered into an agreement with Volvo Cars to subscribe for mandatory convertible preference shares in Polestar Automotive Holding UK Limited. The preference shares

Notes to the Unaudited Condensed Consolidated Financial Statements

(in thousands of U.S. dollars unless otherwise stated)

will be issued in consideration of the payment by Volvo Cars of a cash amount totaling $489,039, which will be used to repay outstanding payables owed to Volvo Cars. Each preference share will be convertible into Class A ordinary shares at a conversion price of $10.00 per Polestar Automotive Holding UK Limited Ordinary Share. The execution of this agreement is contingent on the closing of the business combination with Gores Guggenheim Inc.

Annex A-1

BUSINESS COMBINATION AGREEMENT

by and among

GORES GUGGENHEIM, INC.,

POLESTAR AUTOMOTIVE HOLDING LIMITED,

POLESTAR AUTOMOTIVE (SINGAPORE) PTE. LTD.,

POLESTAR HOLDING AB,

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

and

PAH UK MERGER SUB INC.,

dated as of

September 27, 2021

Page

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01	Definitions	A-4
Section 1.02	Construction	A-21
Section 1.03	Knowledge	A-22
Section 1.04	Equitable Adjustments	A-22

ARTICLE II
THE MERGER AND RELATED TRANSACTIONS; CLOSING

Section 2.01	The Transactions	A-23
Section 2.02	Closing	A-24
Section 2.03	Exchange Agent	A-24
Section 2.04	Establishment of ADR Facility; Distribution of ListCo Class A ADSs and ListCo Class C-1 ADSs or ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable	A-25
Section 2.05	Surviving SPAC Shares	A-27
Section 2.06	Earn Out	A-27
Section 2.07	Withholding Rights	A-28

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Section 3.01	Corporate Organization; Due Authorization	A-29
Section 3.02	Governing Documents and Subsidiaries	A-29
Section 3.03	Consents	A-29
Section 3.04	Capitalization.	A-30
Section 3.05	Capitalization of Subsidiaries	A-30
Section 3.06	Financial Statements	A-31
Section 3.07	Undisclosed Liabilities	A-32
Section 3.08	Litigation	A-32
Section 3.09	Compliance with Laws	A-32
Section 3.10	Material Contracts	A-34
Section 3.11	Company Benefit Plans	A-36
Section 3.12	Labor Matters	A-37
Section 3.13	Taxes	A-38
Section 3.14	Insurance	A-39
Section 3.15	Permits	A-39
Section 3.16	Property	A-39
Section 3.17	Intellectual Property; IT Security; Data Privacy.	A-40
Section 3.18	Environmental Matters	A-44
Section 3.19	Absence of Changes	A-44
Section 3.20	Transactions with Affiliates	A-44
Section 3.21	Brokers	A-45

A-i

A-ii

A-iii

A-iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and among Gores Guggenheim, Inc., a Delaware corporation (“GG”), Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”). GG, Parent, the Company, ListCo and Merger Sub are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, (a) GG is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, (b) ListCo is a newly incorporated, direct wholly owned Subsidiary of Parent that was incorporated for purposes of consummating the Transactions and (c) Merger Sub is a newly incorporated, direct wholly owned Subsidiary of ListCo that was incorporated for purposes of consummating the Transactions.

WHEREAS, pursuant to GG’s Governing Documents, GG is required to provide an opportunity for its stockholders to have their outstanding GG Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required GG Stockholder Approval at the Special Meeting;

WHEREAS, concurrently with the execution of this Agreement, each of the Parent Shareholders are entering into lock-up agreements (each, a “Parent Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which, among other things, Parent and each Parent Shareholder are agreeing not to effect any sale or distribution of any Equity Securities of ListCo issued to them pursuant to this Agreement or the other Transaction Documents during the lock-up period described in such Parent Lock-Up Agreement, in each case, subject to the terms and conditions set forth in such Parent Lock-Up Agreement;

WHEREAS, concurrently with the execution of this Agreement, Gores Guggenheim Sponsor LLC, a Delaware limited liability company (“Sponsor”), each independent director of GG (collectively, the “Supporting Sponsor Stockholders”), GG, Parent and ListCo are entering into the lock-up agreement substantially in the form attached hereto as Exhibit B (the “Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor and the Supporting Sponsor Stockholders is agreeing to (a) support and vote in favor of all of the Transaction Proposals, (b) waive all adjustments to the conversion ratio set forth in GG’s Governing Documents with respect to its GG Class F Shares, (c) be bound by certain transfer restrictions with respect to their GG Shares and GG Warrants, as applicable, prior to Closing, (d) be bound by certain lock-up provisions during the lock-up period described in the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement with respect to the ListCo Class A ADSs issued pursuant to this Agreement, subject to the terms and conditions set forth in the Sponsor and Supporting Stockholders Lock-Up Agreement and (e) with respect to Sponsor only, the forfeiture of up to 1,501,651 GG Class F Shares under the circumstances specified therein;

WHEREAS, concurrently with the execution of this Agreement, Sponsor and certain of its Affiliates (collectively with Sponsor, the “Sponsor Insiders”), GG and ListCo are entering into a subscription agreement (the “Sponsor Subscription Agreement”) pursuant to which, among other things, the Sponsor Insiders are agreeing to subscribe for and accept, and ListCo is agreeing to issue to the Sponsor Insiders, on the Closing Date, ListCo Class A ADSs in exchange for a subscription price of $9.09 per ListCo Class A ADS (the “Sponsor Investment”), on the terms and subject to the conditions set forth in the Sponsor Subscription Agreement (the aggregate dollar amount of such investment, the “Sponsor Investment Amount”);

WHEREAS, concurrently with the execution of this Agreement, Snita Holding B.V., a private limited company organized under the laws of the Netherlands (“Snita”) and a direct, wholly owned subsidiary of Volvo Car Corporation, a corporation organized under the laws of Sweden (“VCC”, which shall be understood to refer to Snita as the context may suggest), GG and ListCo are entering into a subscription agreement (the “VCC PIPE Subscription Agreement”) pursuant to which, among other things, VCC is agreeing to subscribe for and accept, and ListCo is agreeing to issue to VCC, on the Closing Date, ListCo Class A ADSs in exchange for a subscription price of $10.00 per ListCo Class A ADS (the “VCC PIPE Investment”), on the terms and subject to the conditions set forth in the VCC PIPE Subscription Agreement (the aggregate dollar amount of such investment, the “VCC PIPE Investment Amount”);

WHEREAS, concurrently with the execution of this Agreement, certain investors (for the avoidance of doubt, not including the Sponsor Insiders or VCC) (collectively, the “PIPE Investors”), GG and ListCo are entering into subscription agreements (each, a “PIPE Subscription Agreement”, and together with the Sponsor Subscription Agreement and the VCC PIPE Subscription Agreement, the “Subscription Agreements”) pursuant to which, among other things, the PIPE Investors are agreeing to subscribe for and accept on the Closing Date, and ListCo is agreeing to issue to each such PIPE Investor on the Closing Date, the number of ListCo Class A ADSs set forth in the applicable PIPE Subscription Agreement in exchange for a subscription price of $9.09 per ListCo Class A ADS, in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement (such investment in the aggregate, the “PIPE Investment”);

WHEREAS, concurrently with the execution of this Agreement, Snita and ListCo are entering into the VCC Preference Subscription Agreement (the “VCC Preference Subscription Agreement”) pursuant to which, among other things, VCC is agreeing to subscribe for and accept, and ListCo is agreeing to issue to VCC, on the Closing Date, the VCC Preference Shares, on the terms and subject to the conditions set forth in the VCC Preference Subscription Agreement;

WHEREAS, prior to the Closing, ListCo intends to adopt the Incentive Equity Plan and the Equity Purchase Plan;

WHEREAS, prior to the Closing Date, and in connection with the Merger, Parent intends to effect the Pre-Closing Reorganization, pursuant to which, among other things, Polestar Singapore, Polestar Sweden and their respective Subsidiaries shall become, directly or indirectly, wholly owned Subsidiaries of ListCo and, in consideration thereof, ListCo shall deliver the Parent Consideration to Parent;

WHEREAS, on the Closing Date, (a) Merger Sub shall merge with and into GG, with GG surviving the Merger as the Surviving SPAC and a wholly owned Subsidiary of ListCo, (b) by virtue of the Merger, each share of capital stock of Merger Sub shall be automatically cancelled and extinguished and converted into one Surviving SPAC Share, (c) by virtue of the Merger (i) each GG Unit shall be automatically separated, and the holder thereof shall be deemed to hold one GG Class A Share and one-fifth (1/5) of a Public Warrant in accordance with the terms of the applicable GG Unit, and (ii) each GG Share (other than those described in Section 2.01(b)(vi)(5)) shall be automatically cancelled and extinguished and converted into the right to receive the Per Share GG Consideration, and (d) at the Effective Time, (i) each Public Warrant shall be automatically cancelled and extinguished and converted into the right to receive either one ListCo AD Warrant or, in the event the Requisite GG Warrantholder Approval is obtained prior to the Effective Time, one Listco Class C-1 ADS, and (ii) each Private Placement Warrant shall be automatically cancelled and extinguished and converted into the right to receive either one ListCo AD Warrant or, in the event the Requisite GG Warrantholder Approval is obtained prior to the Effective Time, one ListCo Class C-2 ADS, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, ListCo, Sponsor, Parent, the Parent Shareholders and certain other Persons are entering into a registration rights agreement (the “Registration Rights Agreement”), attached hereto as Exhibit C, pursuant to which, among other things, Sponsor, the Supporting

Sponsor Stockholders, Parent, each Parent Shareholder and certain other Persons shall be granted certain registration rights with respect to their respective ListCo Class A ADSs, ListCo Class A Shares, ListCo AD Warrants or ListCo Class C-2 ADSs issued to them pursuant to this Agreement or the other Transaction Documents, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement;

WHEREAS, concurrently with the execution of this Agreement, Parent and the Parent Shareholders are entering into a shareholders acknowledgement, attached hereto as Exhibit D, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of GG (the “GG Board”) has (a) approved this Agreement, the other Transaction Documents to which GG is or will be a party and the Transactions (including the Merger) and (b) recommended, among other things, the adoption and approval of this Agreement, the Transaction Documents to which GG is or will be a party, and the Transactions, including the Merger, by the holders of GG Shares entitled to vote thereon (the “GG Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved this Agreement, the other Transaction Documents and the Transactions (including the Merger);

WHEREAS, promptly following the execution and delivery of this Agreement, and in any event within 24 hours thereof, each Parent Shareholder will irrevocably approve this Agreement, the other Transaction Documents to which it is a party and the Transactions (including the Merger) to which Parent is or will be a party (the “Required Parent Shareholder Approval”), in each case, on the terms and subject to the conditions set forth therein, pursuant to written resolutions (the “Parent Shareholder Written Consent”);

WHEREAS, the board of directors of ListCo (the “ListCo Board”), the board of directors of Merger Sub, the board of directors of Polestar Sweden and the board of directors of Polestar Singapore have each approved this Agreement, the other Transaction Documents to which ListCo, Merger Sub, Polestar Sweden or Polestar Singapore, respectively, is or will be a party and the Transactions (including the Merger);

WHEREAS, ListCo, as the sole shareholder of Merger Sub, has approved this Agreement, the other Transaction Documents to which Merger Sub is a party and the Transactions (including the Merger);

WHEREAS, Parent, as the sole member of Polestar Singapore, has approved this Agreement, the other Transaction Documents to which Polestar Singapore is or will be a party and the Transactions (including the Merger);

WHEREAS, each of the Parties intends for U.S. federal (and applicable state and local) income Tax purposes that the Merger, together with the Pre-Closing Consolidation, Sponsor Investment, VCC PIPE Investment, PIPE Investment and the issuance of the VCC Preference Shares be treated as an exchange described in Section 351 of the Code, and that the conditions described in clauses (i), (ii) and (iv) of Treasury Regulations Section 1.367(a)-3(c)(1) will be met with respect to the Merger (collectively, the “U.S. Intended Tax Treatment”); and

WHEREAS, prior to the execution of this Agreement, certain investors and Parent entered into the Note Purchase Agreements, pursuant to which Parent issued to such investors convertible notes in the aggregate principal amount of $35,231,200 (the “Convertible Notes”, in each case, as amended and otherwise modified prior to the date hereof), and pursuant to the terms and conditions thereof, any Convertible Notes that are outstanding as of immediately prior to the Closing shall convert into the Note Conversion Shares at the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Abbreviated Trading Day” means (a) any day on which ListCo Class A ADSs are scheduled to trade on the Stock Exchange for less than 4.5 hours or (b) any day that ListCo Class A ADSs are suspended from trading during the final hour of trading on the Stock Exchange.

“Actual Fraud” means actual and intentional fraud with respect to the making of the representations set forth in Article III, Article IV or Article V, as applicable, that involves a misrepresentation (by Parent, with respect to Article III or Article IV, and by GG, with respect to Article V), with the actual knowledge that the applicable representation and warranty was actually breached when made, with the specific intent that (a) in the case of fraud by GG, Parent rely thereon and (b) in the case of fraud by Parent, GG rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive, imputed or implied knowledge, negligent misrepresentation, recklessness or similar theories; provided that the Person claiming fraud shall comply with any other requirements pursuant to applicable Law for asserting a claim of fraud (including pleading with particularity).

“Additional GG SEC Reports” has the meaning specified in Section 5.06.

“ADR” has the meaning specified in Section 2.04(a).

“ADR Facility” has the meaning specified in Section 2.04(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Cash Amount” means an amount equal to the sum of (a) the Available Closing GG Cash, (b) the Sponsor Investment Amount, (c) the VCC PIPE Investment Amount and (d) the PIPE Investment Amount.

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Advisor” has the meaning set forth in Section 8.05(c).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including, as applicable, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and all applicable national and international Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.

“Available Closing GG Cash” means, as of the Measurement Time, all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the GG Stockholder Redemptions).

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity, cash or equity-based compensation, severance, retention, supplemental retirement, transaction, change in control, individual consulting or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, employee or other service provider, in each case, whether or not (a) subject to the Laws of the United States, (b) in writing or (c) funded, but excluding in each case any Multiemployer Plan or any statutory plan, program or arrangement that is maintained by a Governmental Authority and required by applicable Law (“Statutory Plans”).

“Book-Entry Share” has the meaning specified in Section 2.03(b).

“Book-Entry Warrant” has the meaning specified in Section 2.03(c).

“Business Combination Proposal” has the meaning specified in Section 8.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York, (b) Singapore, (c) Stockholm, Sweden or (d) London, England are authorized or required by Law to close.

“Certificate of Merger” has the meaning specified in Section 2.01(b)(ii).

“Certificates” means any and all certificates representing GG Shares.

“Change of Control” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases fifty percent (50%) or more of the assets, businesses or Equity Securities of ListCo or (b) that results, directly or indirectly, in the shareholders of ListCo as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of ListCo (or any successor or parent company of ListCo) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the other Transaction Documents or the Transactions shall constitute a Change of Control.

“Closing” has the meaning specified in Section 2.02.

“Closing Company Financial Statements” has the meaning specified in Section 3.06(b).

“Closing Date” has the meaning specified in Section 2.02.

“Closing Filing” has the meaning specified in Section 8.06(e).

“Closing Press Release” has the meaning specified in Section 8.06(e).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” means, prior to the Pre-Closing Sweden/Singapore Share Transfer, Polestar Singapore, and from and after the Pre-Closing Sweden/Singapore Share Transfer, Polestar Sweden; provided, that if at any time (a) Polestar Sweden is not a wholly-owned Subsidiary of Polestar Singapore and (b) Polestar Singapore is not a wholly-owned Subsidiary of Polestar Sweden, then during such time, “Company” shall be deemed to refer to both Polestar Singapore and Polestar Sweden.

“Company Alternate Transaction” means any transaction or series of related transactions under which any Person(s) (other than Parent, ListCo, the Company or any of their respective Subsidiaries; provided, that, solely with respect to Parent, any such transaction or series of related transactions does not adversely impact the expected benefits to GG of the Transactions, including the Pre-Closing Reorganization), directly or indirectly, acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of Parent or any of its controlled Affiliates (whether by merger, consolidation, liquidation, recapitalization, purchase, exchange or issuance of Equity Securities, lease or purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the other Transaction Documents or the Transactions shall constitute a Company Alternate Transaction.

“Company Benefit Plan” means a Benefit Plan that is sponsored, maintained or contributed to, or is required to be contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability.

“Company Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any change, event, effect, state of facts or occurrence arising from or related to (a) general business or economic conditions in or affecting Singapore, China, Sweden, the United Kingdom or the United States, or any other country, or changes therein, or the global economy generally, (b) any national or international political or social conditions in Singapore, China, Sweden, the United Kingdom or the United States, or any other country, including the engagement by Singapore, China, Sweden, the United Kingdom or the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (c) changes in conditions of the financial, banking, capital or securities markets generally in Singapore, China, Sweden, the United Kingdom or the United States, or any other country, or changes therein, including changes in interest rates in Singapore, China, Sweden, the United Kingdom or the United States or any other country and changes in exchange rates for the currencies of any countries, (d) changes or proposed changes in any applicable Laws (including COVID-19 Measures) or changes or proposed changes in IFRS, or any other applicable accounting standards or any authoritative interpretations thereof, in each case, after the date of this Agreement, (e) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions (provided that the exception in this clause (e) shall not apply to the representations and warranties contained in Section 3.03 or the condition set forth in Section 9.03(a) to the extent it relates to such representations and warranties), (f) any failure in and of itself by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (g) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Singapore, China, Sweden, the United Kingdom or the United States or any other country, or any escalation of the foregoing, (h) changes generally applicable to the industries or markets in which the Company and its Subsidiaries operate or (i) any action taken at the express written request, or with the express written consent, of GG after the date of this Agreement; provided, further, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the foregoing clauses (a) through (d), (g) or (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect, state of facts or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants operating in the industries in which the Company or its Subsidiaries operate (including, for the avoidance of doubt, those set forth on Section 1.01(a) of the Parent Disclosure Schedules).

“Company Party” means ListCo, Polestar Sweden and Polestar Singapore and each of their respective Subsidiaries.

“Company Party D&O Persons” has the meaning specified in Section 6.04(a).

“Company Party D&O Tail Policy” has the meaning specified in Section 6.04(c).

“Company Related Party” has the meaning specified in Section 3.10(a)(xvi).

“Company Related Party Contract” has the meaning specified in Section 3.20.

“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to GG pursuant to the terms of this Agreement or any other Transaction Document) by, the Company or any of its Subsidiaries, Parent, ListCo or Merger Sub or their respective Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of their covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of the Company or any of its Subsidiaries, Parent, ListCo or Merger Sub or their respective Subsidiaries, (b) any reasonable, out of pocket fees, expenses, commissions or other amounts incurred by or on behalf of GG in connection with obtaining the Requisite GG Warrantholder Approval and, if the Requisite GG Warrantholder Approval is not obtained prior to the Effective Time, any United Kingdom corporation tax (including any related interest, penalties, surcharges and fines) payable by ListCo in connection with the issuance of ListCo Warrants in accordance with the terms of this Agreement, (c) any UK stamp duty and/or stamp duty reserve tax (including any related interest, penalties, surcharges, fines) or amounts in respect of such tax (whether pursuant to a Law, contract or otherwise) imposed or arising in connection with (i) the issuance or delivery of securities to holders of GG Shares or GG Warrants or (ii) the transfer, conversion or exercise of rights under such securities pursuant to, or contemplated by, or required to give effect to this Agreement (including the issuance of ListCo Class A Shares, ListCo Class C-1 Shares, ListCo Class C-2 Shares, ListCo Class A ADSs, ListCo Class C-1 ADSs, ListCo Class C-2 ADSs, ListCo Warrants or ListCo AD Warrants), (d) any filing fees related to the Registration Statement/Proxy Statement and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or its Subsidiaries, Parent, ListCo or Merger Sub or their respective Subsidiaries pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Transaction Expenses shall not include any GG Transaction Expenses.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user’s consent; or (c) sending information to the Company or any of its Subsidiaries, or any other Person, without the user’s consent.

“Contracts” means any oral or written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Convertible Notes” has the meaning specified in the Recitals.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law or any other applicable Laws, guidelines or recommendations, in each case, by any Governmental Authority and in response to COVID-19.

“Deposit Agreement” has the meaning specified in Section 2.04(a).

“Depositary Bank” has the meaning specified in Section 2.04(a).

“DTC” means The Depository Trust Company, a New York corporation.

“Earn Out Affiliate” means (a) with respect to any Earn Out Holder that is an individual, such Person’s spouse, parents, children or siblings (whether natural, step or by adoption), grandchildren (whether natural, step or by adoption) or a trust, partnership, corporation, limited liability company or other estate planning vehicles controlled by such Earn Out Holder and established solely for the benefit of such Earn Out Holder or for legitimate estate planning purposes, and which are subject to applicable vesting, transfer and forfeiture restrictions, (b) with respect to any Earn Out Holder that is a trust, all of the beneficiaries of such trust or the grantor of the trust and (c) with respect to any Earn Out Holder that is an entity, any Affiliate of such Earn Out Holder.

“Earn Out Allocation Schedule” means a schedule setting forth the number, rounded down to the nearest whole number with respect to each recipient, of Earn Out Class A Shares and Earn Out Class B Shares that each Parent Shareholder is entitled to in the event of an Earn Out Triggering Event.

“Earn Out Class A Shares” means a number of ListCo Class A Shares equal to the Parent Ordinary Portion multiplied by the Earn Out Share Number, rounded down to the nearest whole number with respect to each recipient.

“Earn Out Class B Shares” means a number of ListCo Class B Shares equal to the Parent Preference Portion multiplied by the Earn Out Share Number, rounded down to the nearest whole number with respect to each recipient.

“Earn Out Holders” has the meaning specified in Section 2.06(a).

“Earn Out Period” has the meaning specified in Section 2.06(a).

“Earn Out Share Number” means a number equal to 0.075 multiplied by the number of issued and outstanding ListCo Shares as of immediately after the Effective Time (including, for the avoidance of doubt, ListCo Shares issued pursuant to the Subscription Agreements), rounded down to the nearest whole number.

“Earn Out Shares” means the Earn Out Class A Shares and the Earn Out Class B Shares.

“Earn Out Triggering Event” has the meaning specified in Section 2.06(a).

“Effective Time” has the meaning specified in Section 2.01(b)(ii).

“Enforceability Exceptions” has the meaning specified in Section 3.10(b).

“Environmental Laws” means any and all Laws, as enacted and in effect on the Closing Date, relating to pollution or protection of the environment (including natural resources), including the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Purchase Plan” has the meaning specified in Section 6.09(b).

“Equity Securities” means, with respect to any Person, (a) any capital stock/shares, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock/share appreciation rights, restricted stock units, performance stock units, phantom shares/stock, profit participation or other similar rights).

“Equity Value” means $20,003,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Company would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Agent” means has the meaning specified in Section 2.03(a).

“Exercising Class C-1 Shareholder” has the meaning specified in Section 2.04(c).

“Exercising Class C-2 Shareholder” has the meaning specified in Section 2.04(c).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder.

“Financial Statements” has the meaning specified in Section 3.06(a).

“Former Parent” has the meaning specified in Section 3.06(a).

“Fully Diluted Parent Capitalization” means, without duplication, the aggregate number of Parent Shares outstanding as of immediately prior to the Pre-Closing Reorganization.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GG” has the meaning specified in the preamble hereto.

“GG Alternate Transaction” means any transaction or series of related transactions under which (a) GG or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, liquidation, recapitalization, purchase, exchange or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) (i) GG or any of its controlled Affiliates issues any Equity Securities to, or negotiates a similar investment with, any one or more Persons or (ii) any one or more Persons acquire or otherwise purchase all or a material portion of the assets or businesses of GG. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby shall constitute a GG Alternate Transaction.

“GG Benefit Plan” has the meaning specified in Section 5.13.

“GG Board” has the meaning specified in the Recitals.

“GG Change of Recommendation” has the meaning specified in Section 7.07(a)(ii).

“GG Class A Shares” means shares of Class A common stock, par value of $0.0001 per share, of GG.

“GG Class F Shares” means shares of Class F common stock, par value of $0.0001 per share, of GG.

“GG D&O Persons” has the meaning specified in Section 6.03(a).

“GG D&O Tail Policy” has the meaning specified in Section 6.03(c).

“GG Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Parent by GG on the date of this Agreement contemporaneously with the execution of this Agreement.

“GG Financial Statements” has the meaning specified in Section 5.07(d).

“GG Fundamental Representations” means the representations and warranties specified in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.04 (Capitalization) (other than the first sentence of Section 5.04(a)) and Section 5.19 (Brokers).

“GG Group” has the meaning specified in Section 11.18(a).

“GG Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts (a) that was not known by, or the consequences of which were not reasonably foreseeable to, the GG Board as of the date of this Agreement and that becomes known to, or the consequences of which become reasonably foreseeable to, the GG Board after the date of this Agreement and prior to the receipt of the Required GG Stockholder Approval and (b) that does not relate to a GG Alternate Transaction; provided, however, that any change, event, effect, state of facts or occurrence arising from or related to (i) conditions of the financial, banking, capital or securities markets generally in any country, including changes in interest rates in any country and changes in exchange rates for the currencies of any countries or (ii) the price or trading volume of GG Units, GG Class A Shares or GG Warrants shall in each case of clauses (a) and (b) of this definition be excluded for purposes of determining whether a GG Intervening Event has occurred (although, the underlying facts and circumstances may be taken into account).

“GG Intervening Event Notice” has the meaning specified in Section 7.07(b).

“GG Intervening Event Notice Period” has the meaning specified in Section 7.07(b).

“GG Material Adverse Effect” has the meaning specified in Section 5.15.

“GG Material Contracts” has the meaning specified in Section 5.12.

“GG Preferred Shares” has the meaning specified in Section 5.04(a).

“GG Recommendation” has the meaning specified in the Recitals.

“GG Related Party” has the meaning specified in Section 5.16.

“GG SEC Reports” has the meaning specified in Section 5.06.

“GG Share Consideration” has the meaning specified in Section 2.01(b)(vi)(2).

“GG Shares” means, collectively, the GG Class A Shares and the GG Class F Shares.

“GG Stockholder Redemptions” means the right of the holders of GG Class A Shares to redeem all or a portion of their GG Class A Shares in connection with the Transactions as set forth in GG’s Governing Documents.

“GG Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to Parent, ListCo, Merger Sub, the Company or their respective Subsidiaries pursuant to the terms of this Agreement or any other Transaction Document) by, GG and/or Sponsor in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of GG and/or Sponsor and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to GG pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, GG Transaction Expenses shall not include any Company Transaction Expenses.

“GG Transaction Expenses Cap” means $60,000,000.

“GG Units” means the units issued in the IPO consisting of one GG Class A Share and one-fifth (1/5) of a Public Warrant.

“GG Warrant Agreement” means that certain Warrant Agreement, dated as of March 22, 2021, by and between GG and Computershare Trust Company, N.A., as the warrant agent.

“GG Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Hong Kong incorporated company are its certificate of incorporation and articles of association, the “Governing Documents” of a Swedish limited company are its articles of association, the “Governing Documents” of a Singapore company are its constitution and certificate of incorporation issued by the Accounting and Corporate Regulatory Authority of Singapore, the “Governing Documents” of a PRC company are its business license and articles of association, and the “Governing Documents” of a limited company incorporated under the laws of England and Wales are its memorandum of association and articles of association.

“Governmental Authority” means any (a) federal, state, national, provincial, local, municipal, foreign, domestic or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, stock exchange or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree or other similar determination or finding entered, issued or rendered by any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, classified or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” under applicable Environmental Laws due to its dangerous or deleterious properties or characteristics, including petroleum, petroleum by-products, asbestos, per- or polyfluoroalkyl substances or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means international financial reporting standards, consistently applied.

“Incentive Equity Plan” has the meaning specified in Section 6.09(a).

“Indebtedness” means, with respect to any Person as of any time, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of, and other payment obligations for, borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money or payment obligations issued or incurred (in each case, other than indebtedness solely between or among such Person and its Subsidiaries), (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, in each case, of such Person, (d) all obligations of such Person as lessee that are required to be capitalized in accordance with GAAP or IFRS, as applicable, (e) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (f) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (g) guarantees, make whole agreements, hold harmless agreements or similar arrangement with respect to any amounts of all obligations of the type referred to in clauses (a) through (f) of this definition of any other Person, the payment of which such first Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations and (h) with respect to each of the foregoing, any accrued and unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors that are not past due and accrued expense arising in the ordinary course of business consistent with past practice and (ii) Company Transaction Expenses or GG Transaction Expenses.

“Intellectual Property” means all rights, title and interest in or relating to any intellectual property, whether protected, created or arising under the Laws of any jurisdiction throughout the world, including all: (a) patents and patent applications, including provisional patent applications and similar filings, and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and all foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”), (b) trademarks, service marks, logos, trade dress, trade names and corporate names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Trademarks”), (c) copyrights, works of authorship and copyrightable works (including copyrights in Software), in each case, whether or not registered or published, all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated, (d) trade secrets and confidential information, rights to inventions (whether patentable or not), rights in Software, know-how, technology, data, databases and documentation thereof, and (e) Internet domain names.

“Interim Period” has the meaning specified in Section 6.01(a).

“IPO” means the initial public offering of GG Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of GG, dated as of March 22, 2021, and filed with the SEC on March 24, 2021 (File No. 333-253338).

“IT Systems” means all computers, computer systems, servers, networks, network equipment, firmware, Software, hardware, information technology systems or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, used, held for use, outsourced, leased or licensed by or on behalf of the Company or any of its Subsidiaries.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Kirkland” has the meaning specified in Section 11.18(b).

“Kirkland Privileged Communications” has the meaning specified in Section 11.18(b).

“Labor Agreement” has the meaning specified in Section 3.10(a)(xiv).

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or similarly used or occupied by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 3.16(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Governmental Order and those arising under any Contract.

“Licensed IP” means all Intellectual Property (other than Owned IP) that is used, practiced or held for use or practice by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, restriction, security interest, license, covenant not to assert, restriction on transfer, title defect, encroachment or other survey defect, pre-emption, redemption, or any other similar lien or encumbrance.

“ListCo” has the meaning specified in the preamble hereto.

“ListCo AD Recipients” has the meaning specified in Section 2.04(b).

“ListCo AD Warrant” means an American depository warrant of ListCo duly and validly issued against the deposit of an underlying ListCo Warrant deposited with the Depositary Bank in accordance with the Deposit Agreement and representing the right to acquire one ListCo Class A ADS (or one ListCo Class A Share if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per ListCo Class A ADS, subject to adjustment, terms and limitations as described in the ListCo Warrant Agreement.

“ListCo ADS Agent” has the meaning specified in Section 2.04(b).

“ListCo Board” has the meaning specified in the Recitals.

“ListCo Class A ADS” means a American depository share of ListCo duly and validly issued against the deposit of an underlying ListCo Class A Share deposited with the Depositary Bank in accordance with the Deposit Agreement.

“ListCo Class A ADS Recipients” has the meaning specified in Section 2.04(b).

“ListCo Class A Share” means a class A ordinary share in the share capital of ListCo.

“ListCo Class B Share” means a class B ordinary share in the share capital of ListCo.

“ListCo Class C-1 ADS” means an American depository share of ListCo duly and validly issued against the deposit of an underlying ListCo Class C-1 Share deposited with the Depositary Bank in accordance with the Deposit Agreement.

“ListCo Class C-2 ADS” means an American depository share of ListCo duly and validly issued against the deposit of an underlying ListCo Class C-2 Share deposited with the Depositary Bank in accordance with the Deposit Agreement.

“ListCo Class C-1 ADS Recipients” has the meaning specified in Section 2.04(b).

“ListCo Class C-2 ADS Recipients” has the meaning specified in Section 2.04(b).

“ListCo Class C-1 Share” means a class C-1 ordinary share in the share capital of ListCo.

“ListCo Class C-2 Share” means a class C-2 ordinary share in the share capital of ListCo.

“ListCo New Articles of Association” has the meaning specified in Section 6.08.

“ListCo Shares” means, collectively, the ListCo Class A Shares and ListCo Class B Shares.

“ListCo Warrant” means a warrant representing the right to acquire one ListCo Class A Share in the same form and on the same terms and conditions (including the same exercise price of $11.50 per ListCo Class A Share) as the applicable GG Warrant cancelled and converted into such warrant at the Effective Time pursuant to the ListCo Warrant Agreement and Section 2.01(b)(vi)(3).

“ListCo Warrant Agreement” means that certain Warrant Assignment, Assumption and Amendment Agreement, to be dated as of the Closing Date, by and between GG, ListCo and Computershare Trust Company, N.A., as the warrant agent, with respect to the ListCo Warrants, in substantially the form attached hereto as Exhibit I.

“Lock-up Period” means the period from and after the Closing Date until the end of the 180th day after the Closing Date.

“Material Contracts” has the meaning specified in Section 3.10(a).

“Material Permits” has the meaning specified in Section 3.15.

“Measurement Time” means 12:01 a.m., New York time, on the Closing Date.

“Merger” has the meaning specified in Section 2.01(b)(i).

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Shares” has the meaning specified in Section 2.01(b)(iv).

“Money Laundering Laws” has the meaning specified in Section 3.09(g).

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2020.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) of ERISA).

“Necessary Related Party Contracts” has the meaning specified in Section 3.10(a)(xvi).

“Non-U.S. Benefit Plan” has the meaning specified in Section 3.11(i).

“Note Conversion Shares” means an aggregate number, rounded down to the nearest whole number with respect to each recipient, of ListCo Class A Shares equal to (a) the outstanding principal amount due in respect of the Convertible Notes, divided by (b) the applicable Conversion Price as defined in the applicable Convertible Note.

“Note Purchase Agreements” means, collectively, the agreements set forth on Section 1.01(b) of the Parent Disclosure Schedules.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), and the MIT License.

“Owned Company Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned IP” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including all Registered Intellectual Property.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

“Parent” has the meaning specified in the preamble hereto.

“Parent and Company Fundamental Representations” means the representations and warranties specified in Section 3.01 (Corporate Organization; Due Authorization), Section 3.04(a) (Capitalization) (other than the first sentence of Section 3.04(a)), Section 3.21 (Brokers), Section 4.01 (Corporate Organization), Section 4.02 (Due Authorization), Section 4.04 (Capitalization) (other than Section 4.04(a)) and Section 4.08 (Brokers).

“Parent Board” has the meaning specified in the Recitals.

“Parent Consideration” means the Parent Preference Consideration and the Parent Ordinary Consideration.

“Parent Consideration Share Number” means (a) the Equity Value divided by $10.00, minus (b) the Note Conversion Shares, minus (c) the VCC Preference Shares.

“Parent Disclosure Schedules” means the disclosure schedules to this Agreement delivered to GG by Parent on the date of this Agreement contemporaneously with the execution of this Agreement.

“Parent Group” has the meaning specified in Section 11.18(b).

“Parent Lock-Up Agreement” has the meaning specified in the Recitals.

“Parent Ordinary Consideration” means a number of ListCo Class A Shares equal to (a) the Parent Ordinary Portion multiplied by the Parent Consideration Share Number, minus (b) the number of ListCo Class A Shares issued and outstanding immediately prior to the Pre-Closing Reorganization, rounded down to the nearest whole number with respect to each recipient.

“Parent Ordinary Portion” means (a) the number of Parent Ordinary Shares issued and outstanding immediately prior to the Pre-Closing Reorganization, divided by (b) the Fully Diluted Parent Capitalization.

“Parent Ordinary Share” means a class B ordinary share in the share capital of Parent.

“Parent Preference Consideration” means a number of ListCo Class B Shares equal to (a) the Parent Preference Portion multiplied by the Parent Consideration Share Number, minus (b) the number of ListCo Class B Shares issued and outstanding immediately prior to the Pre-Closing Reorganization, rounded down to the nearest whole number with respect to each recipient.

“Parent Preference Portion” means the number of Parent Preference Shares issued and outstanding immediately prior to the Pre-Closing Reorganization divided by the Fully Diluted Parent Capitalization.

“Parent Preference Share” means a class A ordinary share in the share capital of Parent.

“Parent Shareholder Written Consent” has the meaning specified in the Recitals.

“Parent Shareholders” means, collectively, the holders of Parent Shares.

“Parent Shareholders Agreement” means the Shareholders Agreement, dated as of January 20, 2021, by and among Parent, Volvo Car Corporation, Snita, Zhejiang Geely Holding Group Co., Ltd., PSD Investment Limited, PSINV AB, Beijing E-Town International Investment & Development Co., Ltd. and the co-investors signatory thereto, as amended by that certain First Supplemental Agreement to the Shareholders Agreement, dated as of June 8, 2021.

“Parent Shares” means the Parent Preference Shares and Parent Ordinary Shares.

“Parties” has the meaning specified in the preamble hereto.

“Party” has the meaning specified in the preamble hereto.

“Patents” has the meaning specified in the definition of “Intellectual Property”.

“PCAOB” has the meaning specified in Section 3.06(b).

“Per Share GG Consideration” has the meaning specified in Section 2.01(b)(vi)(2).

“Permits” has the meaning specified in Section 3.09(f).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising or incurred in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Proceedings and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (b) Liens arising or incurred under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Proceedings and for which appropriate reserves for the amount being contested have been established in accordance with IFRS, (d) Liens of record affecting title to real property (including easements, covenants, rights of way, zoning ordinances, survey defects and other title defects or encumbrances) that do not and would not reasonably be expected to, individually or in the aggregate, prohibit or materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (e) Liens in respect of any obligations as lessee under capitalized leases, (f) rights, interests, Liens or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed that do not and would not reasonably be expected to, individually or in the aggregate, prohibit or materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (g) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (h) transfer restrictions under the Governing Documents of Parent and each of its direct and indirect Subsidiaries, in each case, entered into in the ordinary course of business.

“Permitted Transfer” has the meaning specified in Section 2.06(e).

“Permitted Transferee” has the meaning specified in Section 2.06(e).

“Person” means any individual, firm, corporation, exempted company, partnership, exempted limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person, including personal data and personally identifiable information (each as defined in any Privacy Laws) that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investment Amount” has the meaning specified in Section 4.04(e).

“PIPE Investors” has the meaning specified in the Recitals.

“PIPE Subscription Agreement” has the meaning specified in the Recitals.

“Polestar Singapore” has the meaning specified in the preamble hereto.

“Polestar Sweden” has the meaning specified in the preamble hereto.

“PRC” means the People’s Republic of China (for the purpose of this Agreement and other Transaction Documents, excluding Hong Kong, Macau Special Administrative Region and Taiwan).

“PRC Cybersecurity Laws” has the meaning specified in Section 3.09(h).

“Pre-Closing Consolidation” has the meaning specified in Exhibit E.

“Pre-Closing GG Holders” means the holders of GG Shares as of any specified time prior to the Effective Time.

“Pre-Closing Reorganization” has the meaning specified in Section 6.08.

“Pre-Closing Sweden/Singapore Share Transfer” has the meaning specified in Exhibit E.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines relating to the receipt, collection, compilation, use, storage (including storage location), processing, protection, privacy, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including the Federal Trade Commission Act, Payment Card Industry Data Security Standard, California Consumer Privacy Act, General Data Protection Regulation, Regulation 2016/679/EU, Personal Data Protection Act 2012 (No. 26 Of 2012), including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and any and all applicable Laws in connection with Personal Information relating to (a) breach notification or marketing, (b) the use of biometric identifiers or (c) the internet of things.

“Private Placement Warrants” means the Private Placement Warrants as defined in the GG Warrant Agreement.

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, inquiry, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before any Governmental Authority.

“Public Warrants” means the Public Warrants as defined in the GG Warrant Agreement.

“Redeeming Stockholder” means a holder of GG Shares who demands that GG redeem its GG Class A Shares for cash in connection with the Transactions and in accordance with the GG Governing Documents.

“Registered Intellectual Property” has the meaning specified in Section 3.17(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement/Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and containing a proxy statement of GG.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Required GG Stockholder Approval” means the approval, at the Special Meeting where a quorum is present, of the Business Combination Proposal, by the vote of the holders of a majority of the outstanding GG Shares entitled to vote thereon.

“Required Parent Shareholder Approval” has the meaning specified in the Recitals.

“Requisite GG Warrantholder Approval” means the vote or written consent of the registered holders of at least fifty percent (50%) of the then outstanding Public Warrants to amend the GG Warrant Agreement to permit the conversion or exchange of Public Warrants for ListCo Class C-1 ADSs and the Private Placement Warrants for ListCo Class C-2 ADSs at the Effective Time.

“Rollover Change of Control” has the meaning specified in Section 2.06(d).

“Sanctions and Trade Control Laws” means to the extent applicable to the Company and its Subsidiaries (a) export controls, including the U.S. Export Administration Regulations, (b) economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom, (c) customs and import Laws and regulations, including Title 19 of the Code of Federal Regulations and the associated statutes or (d) the anti-boycott Laws administered by the U.S. Department of Commerce and the Department of Treasury.

“Schedules” means the disclosure schedules of Parent, ListCo, and the Company and/or the disclosure schedules of GG, as the context requires.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.06(e).

“Signing Press Release” has the meaning specified in Section 8.06(e).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.03(b).

“Sponsor” has the meaning specified in the Recitals hereto.

“Sponsor Insiders” has the meaning specified in the Recitals hereto.

“Sponsor Investment” has the meaning specified in the Recitals hereto.

“Sponsor Investment Amount” has the meaning specified in the preamble hereto.

“Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Subscription Agreement” has the meaning specified in the Recitals hereto.

“Statutory Plans” has the meaning specified in the definition of “Benefit Plan”.

“Stock Exchange” means the Nasdaq Stock Market or any other national securities exchange on which the ListCo Class A ADSs, ListCo AD Warrants or ListCo Class C-1 ADSs or ListCo Class C-2 ADSs are listed for trading as displayed on Bloomberg (or any successor service).

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation, exempted company or other organization (including a limited liability company, an exempted limited partnership or a partnership or any PRC company’s branch office), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors, or board of managers (as the case may be) or others performing similar functions with respect to such corporation, exempted company or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supporting Sponsor Stockholders” has the meaning specified in the Recitals hereto.

“Surviving SPAC” has the meaning specified in Section 2.01(b)(i).

“Surviving SPAC Share” means a share of common stock, par value $0.001 per share, of the Surviving SPAC.

“Tax” means any U.S. federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, base erosion minimum tax, franchise tax, gross income, or gross receipts tax, employment related tax (including employee withholding, employer payroll tax or social security contributions or social security contributions), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties and sales or use tax or other tax or like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, election, estimate or other document filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(d).

“Tier 1 Earn Out Shares” has the meaning specified in Section 2.06(a)(i).

“Tier 2 Earn Out Shares” has the meaning specified in Section 2.06(a)(ii).

“Tier 3 Earn Out Shares” has the meaning specified in Section 2.06(a)(iii).

“Tier 4 Earn Out Shares” has the meaning specified in Section 2.06(a)(iv).

“Trademarks” has the meaning specified in the definition of “Intellectual Property”.

“Trading Day” means any day on which ListCo Class A ADS are traded on the Stock Exchange, provided that “Trading Day” shall not include any Abbreviated Trading Day.

“Transaction Conditions” means the conditions specified in Article IX of this Agreement.

“Transaction Documents” means this Agreement, the Certificate of Merger, the Parent Lock-Up Agreements, the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement, the Sponsor Subscription Agreement, the VCC PIPE Subscription Agreement, the VCC Preference Subscription Agreement, the PIPE Subscription Agreements, the Registration Rights Agreement, the Deposit Agreement, the ListCo New Articles of Association, the Incentive Equity Plan and the Equity Purchase Plan and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Proposals” has the meaning specified in Section 8.03(b).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger and the Pre-Closing Reorganization.

“Transfer” means offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, demerger, tendering into any tender offer, distribution, redemption, repurchase or exchange offer or otherwise).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.05.

“Trust Agreement” has the meaning specified in Section 5.05.

“Trustee” has the meaning specified in Section 5.05.

“U.S. Intended Tax Treatment” has the meaning specified in the Recitals.

“Unvested Shares” means any Earn Out Shares that have not vested in accordance with this Agreement.

“VAT” means (a) any indirect Tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value-added Tax (EC Directive 2006/112) or (b) any indirect Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a) above, or imposed elsewhere, including any interest, penalty or addition thereto.

“VCC” has the meaning specified in the Recitals hereto.

“VCC PIPE Investment” has the meaning specified in the Recitals hereto.

“VCC PIPE Investment Amount” has the meaning specified in the recitals hereto.

“VCC PIPE Subscription Agreement” has the meaning specified in the recitals hereto.

“VCC Preference Shares” means the aggregate number of convertible preference shares of ListCo, issued pursuant to the VCC Preference Subscription Agreement, outstanding as of the Closing.

“VCC Preference Subscription Agreement” means that certain VCC Preference Subscription Agreement, dated as of September 27, 2021 by and among ListCo and Snita.

“Volume Weighted Average ADS Price” means, on any Trading Day, the volume weighted average share price of the ListCo Class A ADSs on the Stock Exchange in respect of the period from 9:30 a.m. to 4:00 p.m. New York time, on such Trading Day.

“WARN” has the meaning specified in Section 3.12(b).

“Weil” has the meaning specified in Section 8.05(c).

“Weil Privileged Communications” has the meaning specified in Section 11.18(a).

“Willful Breach” means a Party’s knowing and intentional material breach of any of its representations or warranties set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

“Withholding Party” has the meaning specified in Section 2.07.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the referenced business.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i) The phrases “provided to,” “furnished to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 5:00 p.m., New York Time, two (2) Business Days prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by Parent or an Affiliate thereof in connection with this Agreement or (ii) by delivery to such Party and its legal counsel via electronic mail.

Section 1.03 Knowledge. As used herein, the phrase “knowledge” means the actual knowledge, after due inquiry, of (a) in the case of Parent, the Company, Merger Sub or ListCo, Thomas Ingenlath, Ian Zhang, Dennis Nobelius, Nils Mösko and Anna Rudensjö and (b) in the case of GG, Mark Stone, Andrew Rosenfield and Andrew McBride.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding GG Shares or shares of ListCo shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares or any similar event shall have occurred (other than any event expressly contemplated by this Agreement), or if there shall have been any breach of this Agreement by GG with respect to its GG Shares or rights to issue GG Shares, or by Parent or any Company Party with respect to shares of ListCo or rights to issue such shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of GG Shares or shares of ListCo (including, for the avoidance of doubt, the Parent Consideration and the GG Share Consideration) shall be equitably adjusted to provide Parent and the holders of GG Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Party to take any action with respect to their respective securities or otherwise that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

THE MERGER AND RELATED TRANSACTIONS; CLOSING

Section 2.01 The Transactions.

(a) Parent Consideration. Prior to the Closing, ListCo shall issue to Parent the Parent Consideration in accordance with, and as consideration for, the Pre-Closing Reorganization.

(b) Merger.

(i) Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into GG (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease. GG shall survive the Merger (the “Surviving SPAC”) as a wholly owned Subsidiary of ListCo.

(ii) Effective Time. At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to Parent and GG (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by GG and Parent and specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

(iii) Effect of the Merger. The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of GG and Merger Sub shall vest in the Surviving SPAC and all debts, liabilities, obligations and duties of GG and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving SPAC, in each case, in accordance with the DGCL.

(iv) Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub (collectively, the “Merger Sub Shares”) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one Surviving SPAC Share.

(v) Surviving SPAC Governance. At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving SPAC, in each case, until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving SPAC, each to hold office in accordance with the Governing Documents of the Surviving SPAC until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) Effect of the Merger on Securities of GG.

(1) GG Units. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each issued and outstanding GG Unit shall be automatically separated and the holder thereof shall be deemed to hold one GG Class A Share and one-fifth (1/5) of a Public Warrant in accordance with the terms of the applicable GG Unit, which underlying securities shall be converted in accordance with the applicable terms of Section 2.01(b)(vi)(2) and Section 2.01(b)(vi)(3), respectively.

(2) GG Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each GG Share issued and outstanding as of immediately prior to the Effective Time (other than those described in Section 2.01(b)(vi)(4)) shall be automatically cancelled and extinguished and converted into the right to receive one ListCo Class A ADS (the “Per Share GG Consideration,” and all Per Share GG Consideration issued to holders of GG Shares in connection with the Merger, collectively, the “GG Share Consideration”). From and after the Effective Time, the holder(s) of Certificates, if any, evidencing ownership of GG Shares or GG Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(3) GG Warrants (With Receipt of Requisite GG Warrantholder Approval). In the event that the Requisite GG Warrantholder Approval is obtained prior to the Effective Time, at the Effective Time, without any action on the part of any Party or any other Person, (A) each Public Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive one ListCo Class C-1 ADS and (B) each Private Placement Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive one ListCo Class C-2 ADS. From and after the Effective Time, the holders of GG Warrants prior to the Effective Time shall cease to have any rights with respect to such warrants except as otherwise provided for herein or under applicable Law.

(4) GG Warrants (Without Receipt of Requisite GG Warrantholder Approval). In the event that the Requisite GG Warrantholder Approval is not obtained prior to the Effective Time, at the Effective Time, without any action on the part of any Party or any other Person, each GG Warrant that is outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive one ListCo AD Warrant. From and after the Effective Time, the holders of GG Warrants prior to the Effective Time shall cease to have any rights with respect to such warrants except as otherwise provided for herein or under applicable Law.

(5) Cancellation of Treasury Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each GG Share held immediately prior to the Effective Time by GG in treasury shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(6) Stock Transfer Books. At the Effective Time, the stock transfer books of GG shall be closed and no Transfer of GG Units, GG Shares or GG Warrants shall be made thereafter.

Section 2.02 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) (a) as promptly as practicable (and in any event no later than 9:00 a.m., New York time, on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such Transaction Conditions at the Closing) or (b) at such other place, time or date as the Parties may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03 Exchange Agent.

(a) Prior to the Closing Date, ListCo shall appoint a Person authorized to act as exchange agent in connection with the Transactions, which Person shall be reasonably acceptable to GG (the “Exchange Agent”), and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to GG for the purpose of exchanging GG Shares for ListCo Class A ADSs pursuant to Section 2.01(b)(vi)(2) and GG Warrants for ListCo Class C-1 ADSs or ListCo Class C-2 ADSs pursuant to Section 2.01(b)(vi)(3) or ListCo AD Warrants pursuant to Section 2.01(b)(vi)(4), as applicable. As of the Effective Time, ListCo shall deposit (or cause to be deposited) with the Exchange Agent, for exchange in accordance with this Section 2.03 through the Exchange Agent, ListCo Class A ADSs issued pursuant to Section 2.01(b)(vi)(2) and either ListCo Class C-1 ADSs and ListCo Class C-2 ADSs issued pursuant to Section 2.01(b)(vi)(3) or ListCo AD Warrants pursuant to Section 2.01(b)(vi)(4), as applicable.

(b) Each holder of record of a book-entry share (“Book-Entry Share”), which immediately prior to the Effective Time represented outstanding GG Shares that were converted pursuant to Section 2.01(b)(vi)(2) into the right to receive the Per Share GG Consideration shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive in exchange therefor, the Per Share GG Consideration for each GG Share formerly represented by such Book-Entry Share, and such Book-Entry Share will be canceled. Payment of the Per Share GG Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until such “agent’s message” (or such other evidence) is received, each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Per Share GG Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, GG or the Surviving Corporation.

(c) Each holder of record of a book-entry warrant (“Book-Entry Warrant”), which immediately prior to the Effective Time represented outstanding GG Warrants that were converted into the right to receive either ListCo Class C-1 ADSs or ListCo Class C-2 ADSs pursuant to Section 2.01(b)(vi)(3) or ListCo AD Warrants pursuant to Section 2.01(b)(vi)(4), as applicable, shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive in exchange therefor, one ListCo Class C-1 ADS, ListCo Class C-2 ADS or ListCo AD Warrant, as applicable, for each GG Warrant formerly represented by such Book-Entry Warrant, and such Book-Entry Warrant will be canceled. Payment of the ListCo Class C-1 ADSs or ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable, with respect to Book-Entry Warrants shall only be made to the Person in whose name such Book-Entry Warrants are registered. Until such “agent’s message” (or such other evidence) is received, each Book-Entry Warrant will be deemed at any time after the Effective Time to represent only the right to receive the applicable number of ListCo Class C-1 ADSs or ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable, and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, GG or the Surviving Corporation.

Section 2.04 Establishment of ADR Facility; Distribution of ListCo Class A ADSs and ListCo Class C-1 ADSs or ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable.

(a) Prior to the Closing, ListCo shall cause sponsored American depositary receipt (“ADR”) facilities (each, an “ADR Facility”) to be established with a reputable bank reasonably acceptable to GG (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing the ListCo Class A ADSs, ListCo Class C-1 ADSs, ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable, including entering into one or more customary deposit agreements with the Depositary Bank (collectively, the “Deposit Agreement”), in form and substance reasonably acceptable to GG, establishing each ADR Facility, to be effective as of the Effective Time, and filing with the SEC one or more registration statements on Form F-6 relating to the registration under the Securities Act for the issuance of the ListCo Class A ADSs, ListCo Class C-1 ADSs, ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable. ListCo shall prepare such Form F-6 and use reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to the declaration of the effectiveness of the Registration Statement/Proxy Statement by the SEC.

(b) Prior to the Effective Time, ListCo shall designate a U.S. bank or trust company reasonably acceptable to GG to act as agent of ListCo for the purposes of distributing the ListCo Class A ADSs, ListCo Class C-1 ADSs, ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable (the “ListCo ADS Agent”). At or substantially concurrently with the Effective Time, ListCo shall (i) in consideration for the allotment and issuance of Surviving SPAC Shares to ListCo in accordance with Section 2.05 and the cancellation of Merger Sub Shares, allot and issue, or cause to be allotted and issued, to the Depositary Bank credited as fully paid and free of all Liens (other than, solely with respect to securities issued in respect of the GG Class F Shares and Private Placement Warrants, transfer restrictions under applicable Securities Law, the Governing Documents of ListCo or any Transaction Document) (A) a number of the ListCo Class A Shares equal to the aggregate number of ListCo Class A ADSs to be issued to the holders of GG Shares pursuant to this Article II (the “ListCo Class A ADS Recipients”) and (B) (1) in the event the GG Warrantholder Approval is obtained prior to the Effective Time, a number of the ListCo Class C-1 Shares equal to the aggregate number of ListCo Class C-1 ADSs to be issued to the holders of Public Warrants pursuant to this Article II (the “ListCo C-1 ADS Recipients”) and a number of the ListCo Class C-2 Shares equal to the aggregate number of ListCo Class C-2 ADSs to be issued to holders of Private Placement Warrants pursuant to this Article II (“ListCo Class C-2 ADS Recipients”) or, (2) in the event the GG Warrantholder Approval is not obtained prior to the Effective Time, a number of ListCo

Warrants equal to the aggregate number of ListCo AD Warrants to be issued to the holders of GG Warrants pursuant to Article II (the “ListCo AD Recipients”), (ii) deposit or cause to be deposited with the ListCo ADS Agent the uncertificated book-entries of ListCo Class A Shares representing the aggregate number of such ListCo Class A ADSs for the benefit of the ListCo Class A ADS Recipients, for exchange in accordance with this Article II, and the Depositary Bank shall be authorized to issue the ListCo Class A ADSs representing such ListCo Class A Shares in accordance with this Agreement and (iii) (A) in the event the GG Warrantholder Approval is obtained prior to the Effective Time, deposit or cause to be deposited with the ListCo ADS Agent the uncertificated book-entries of ListCo Class C-1 Shares and ListCo Class C-2 Shares representing the aggregate number of such ListCo Class C-1 ADSs for the benefit of the ListCo Class C-1 ADS Recipients and the ListCo Class C-2 ADS for the benefit of the ListCo Class C-2 ADS Recipients, for exchange in accordance with this Article II, and the Depositary Bank shall be authorized to issue the ListCo Class C-1 ADSs and ListCo Class C-2 ADSs representing such ListCo Class C-1 Shares and ListCo Class C-2 Shares in accordance with this Agreement or, (B) in the event the GG Warrantholder Approval is not obtained prior to the Effective Time, deposit or cause to be deposited with the ListCo ADS Agent the uncertificated book-entries of ListCo Warrants representing the aggregate number of such ListCo Warrants for the benefit of the ListCo AD Warrant Recipients, for exchange in accordance with this Article II, and the Depositary Bank shall be authorized to issue the ListCo AD Warrants representing such ListCo Warrants in accordance with this Agreement. The ListCo ADS Agent shall distribute the ListCo Class A ADSs to the ListCo Class A ADS Recipients and the ListCo Class C-1 ADSs and ListCo Class C-2 ADSs to the ListCo Class C-1 ADS Recipients and the ListCo Class C-2 ADS Recipients, respectively, or the ListCo AD Warrant to the ListCo AD Warrant Recipients, as applicable, in accordance with this Section 2.04 and the Deposit Agreement.

(c) In the event the GG Warrantholder Approval is obtained prior to the Effective Time, after the Effective Time, upon any exercise of the right set forth in the ListCo New Articles of Association to convert ListCo Class C-1 ADSs and ListCo Class C-2 ADSs into ListCo Class A Shares by the holders thereof (the “Exercising Class C-1 Shareholders” and “Exercising Class C-2 Shareholders”, respectively), ListCo shall promptly convert the relevant ListCo Class C-1 ADSs and ListCo Class C-2 ADSs (as the case may be) to ListCo Class A Shares and shall update the share register to reflect such conversion and the ListCo ADS Agent shall distribute to the holder of such exercised ListCo Class C-1 ADSs or ListCo Class C-2 ADSs a number of ListCo Class A ADSs equal to such ListCo Class A Shares underlying such exercised ListCo Class C-1 ADSs or ListCo Class C-2 ADSs. The ListCo Class A ADSs shall be accepted into the DTC, and each Exercising Class C-1 Shareholder or Exercising Class C-2 Shareholder shall be entitled to receive a book-entry authorization representing the number of ListCo Class A ADSs that such holder has the right to receive pursuant to this Section 2.04(c), unless physical ListCo Class A ADSs are required by applicable Law, in which case the ListCo ADS Agent shall promptly send such physical ListCo Class A ADSs to such Exercising Class C-1 Shareholder or Exercising Class C-2 Shareholder in accordance with the ListCo New Articles of Association. In the event the GG Warrantholder Approval is not obtained prior to the Effective Time, after the Effective Time, upon any exercise of the ListCo AD Warrants by the holders thereof (the “Exercising Warrantholders”), ListCo shall promptly allot and issue, or cause to be allotted and issued, to the Depositary Bank a number of ListCo Class A Shares underlying such exercised ListCo AD Warrants, at which time the ListCo ADS Agent shall distribute to the holder of such exercised ListCo AD Warrants a number of ListCo Class A ADSs equal to such ListCo Class A Shares underlying such exercised ListCo AD Warrants. The ListCo Class A ADSs shall be accepted into the DTC, and each Exercising Warrantholder shall be entitled to receive a book-entry authorization representing the number of ListCo Class A ADSs that such holder has the right to receive pursuant to this Section 2.04(c), unless physical ListCo Class A ADSs are required by applicable Law, in which case the ListCo ADS Agent shall promptly send such physical ListCo Class A ADSs to such Exercising Warrantholder in accordance with the ListCo Warrant Agreement.

(d) The ListCo ADS Agent shall not be entitled to vote or exercise any rights of ownership with respect to ListCo Class A Shares, ListCo Class C-1 Shares, ListCo Class C-2 Shares or ListCo Warrants, as applicable, held by it from time to time hereunder, except that, with respect to ListCo Class A Shares, it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of ListCo Class A ADS holders entitled thereto.

Section 2.05 Surviving SPAC Shares. At or substantially concurrently with the Effective Time, the Surviving SPAC shall, as consideration for the allotment and issuance by ListCo of (a) the ListCo Class A Shares and (b) the ListCo Class C-1 Shares, ListCo Class C-2 Shares or ListCo Warrants, as applicable, in accordance with Section 2.04(b), issue, or cause to be issued, to ListCo a total of 99 Surviving SPAC Shares (unless ListCo and Surviving SPAC agree to a different number of Surviving SPAC Shares, in which case Surviving SPAC shall issue, or cause to be issued, such other number of Surviving SPAC Shares as may be agreed).

Section 2.06 Earn Out.

(a) Earn Out Triggering Events. As additional consideration for the Pre-Closing Consolidation, after the Lock-up Period until the fifth anniversary of the expiration of the Lock-up Period (the “Earn Out Period”), ListCo shall cause the following number of Earn Out Shares to be issued to Parent or in the event that Parent has been dissolved or liquidated, the Parent Shareholders as of immediately prior to the Closing in accordance with the Earn Out Allocation Schedule delivered by Parent to ListCo at least three (3) Business Days prior to Closing, or the Earn Out Affiliates of the Parent Shareholders pursuant to Section 2.06(e) (such Persons to receive Earn Out Shares, the “Earn Out Holders”) in accordance with this Section 2.06, promptly upon, but no earlier than the second Business Day after, the occurrence of any of the following (each, an “Earn Out Triggering Event”) or, if such Earn Out Holder notifies ListCo no later than one Business Day after an Earn Out Triggering Event that it may only acquire the Earn Out Shares after complying with the notification requirements of the HSR Act, then promptly after such Earn Out Holder notifies ListCo that the applicable waiting periods under the HSR Act have been terminated or expired:

(i) if the Volume Weighted Average ADS Price equals or exceeds $13.00 per share for twenty (20) of any thirty (30) consecutive Trading Days during the Earn Out Period, twenty percent (20%) of the Earn Out Class A Shares and twenty percent (20%) of the Earn Out Class B Shares (the “Tier 1 Earn Out Shares”);

(ii) if the Volume Weighted Average ADS Price equals or exceeds $15.50 per share for twenty (20) of any thirty (30) consecutive Trading Days during the Earn Out Period, twenty percent (20%) of the Earn Out Class A Shares and twenty percent (20%) of the Earn Out Class B Shares (the “Tier 2 Earn Out Shares”), plus the Tier 1 Earn Out Shares, if not previously issued;

(iii) if the Volume Weighted Average ADS Price equals or exceeds $18.00 per share for twenty (20) of any thirty (30) consecutive Trading Days during the Earn Out Period, twenty percent (20%) of the Earn Out Class A Shares and twenty percent (20%) of the Earn Out Class B Shares (the “Tier 3 Earn Out Shares”), plus the Tier 1 Earn Out Shares and Tier 2 Earn Out Shares, if not previously issued;

(iv) if the Volume Weighted Average ADS Price equals or exceeds $20.50 per share for twenty (20) of any thirty (30) consecutive Trading Days during the Earn Out Period, twenty percent (20%) of the Earn Out Class A Shares and twenty percent (20%) of the Earn Out Class B Shares (the “Tier 4 Earn Out Shares”), plus the Tier 1 Earn Out Shares, Tier 2 Earn Out Shares and Tier 3 Earn Out Shares, if not previously issued; and

(v) if the Volume Weighted Average ADS Price equals or exceeds $23.00 per share for twenty (20) of any thirty (30) consecutive Trading Days during the Earn Out Period, twenty percent (20%) of the Earn Out Class A Shares and twenty percent (20%) of the Earn Out Class B Shares, plus the Tier 1 Earn Out Shares, Tier 2 Earn Out Shares, Tier 3 Earn Out Shares and Tier 4 Earn Out Shares, if not previously issued.

(b) Authority to Allot Earn Out Shares and Disapplication of Pre-Emption Rights. At or prior to the Effective Time, ListCo shall take all corporate actions necessary to authorize the ListCo Board to allot and issue and shall disapply any pre-emption rights under the UK Companies Act 2006, and shall maintain such authority and disapplication for so long as any rights to receive Earn Out Shares pursuant to this Section 2.06 remain outstanding, a sufficient number of ListCo Shares to satisfy its obligations pursuant to this Section 2.06.

(c) Equitable Adjustments. In the event of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares or any similar event (other than, for the avoidance of doubt, the Transactions) affecting the ListCo Shares or Earn Out Shares after the date of this

Agreement, the Volume Weighted Average ADS Price targets set forth in Section 2.06(a) and the number of Earn Out Shares to be issued by ListCo pursuant to Section 2.06(a) shall be equitably adjusted to provide Parent (or in the event that Parent has been dissolved, the Parent Shareholders or their Permitted Transferees (as defined below)) the same economic effect as contemplated by this Agreement prior to such event.

(d) Acceleration Event. If, during the Earn Out Period, there occurs any Change of Control in which the ListCo Class A Shares are valued at or above the price thresholds specified in Section 2.06(a)(i) through (v) (based on the value of the cash, securities or in-kind consideration being delivered in respect of such ListCo Class A Shares and after giving effect to the issuance of any Earn Out Shares pursuant to this Section 2.06 in connection with and as part of such Change of Control transaction), then (i) the Earn Out Shares subject to the applicable price thresholds achieved or exceeded in connection with such Change of Control shall immediately vest and each Earn Out Holder shall receive the same per share consideration (whether stock, cash or other property) in respect of such Earn Out Shares as the holders of ListCo Class A Shares participating in such Change of Control and (ii) in the case of any Change of Control other than a Rollover Change of Control (as defined below), ListCo shall be permitted, in its sole discretion, to negotiate and agree in good faith with the acquirer in such Change of Control an equitable treatment of any Unvested Shares that will not vest in connection with such Change of Control and shall keep each such Earn Out Holder reasonably informed of the status of such negotiations. For the avoidance of doubt, in the event of a Change of Control following which a Person or “group” (within the meaning of Section 13d of the Exchange Act) of Persons (other than ListCo or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of, or economic rights or interests in, ListCo or any of its Subsidiaries but less than one hundred percent (100%) (a “Rollover Change of Control”), then any Unvested Shares that will not vest in connection with such transaction shall continue as Unvested Shares on and subject to the terms of this Agreement and shall not be forfeited or cancelled.

(e) Transfer. No Earn Out Holder may Transfer its right to receive Earn Out Shares pursuant to this Section 2.06; provided, however, that nothing herein shall prohibit a Transfer of the right to receive Earn Out Shares to any Earn Out Affiliate (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee (assuming satisfaction of the conditions in this Section 2.06(e), a “Permitted Transferee”) agrees in writing, in form and substance reasonably satisfactory to ListCo, to be bound by the Transfer restrictions in this Section 2.06(e). Any Transfer of the right to receive Earn Out Shares in violation of this Section 2.06(e) shall be null and void.

Section 2.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, GG, Merger Sub, Parent, Polestar Singapore, Polestar Sweden, ListCo, the Surviving SPAC and their respective Affiliates, and any applicable withholding agent (each, a “Withholding Party”) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that, if any Withholding Party determines that any amounts payable pursuant to this Agreement is subject to deduction and/or withholding (other than any withholding required in respect of compensatory amounts or amounts paid to a public shareholder of any of the Parties), then such Withholding Party shall (a) provide notice to such Person as soon as reasonably practicable after such determination and (b) cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Parent Disclosure Schedules (but subject to the terms of Section 11.08), each of Parent and the Company hereby, jointly and severally, represents and warrants to GG as follows:

Section 3.01 Corporate Organization; Due Authorization.

(a) Each of the Company and its Subsidiaries is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). Each of the Company and its Subsidiaries has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiary is duly licensed or qualified as a foreign corporation or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Each of Polestar Singapore and Polestar Sweden has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party or will be a party and, upon receipt of the Required Parent Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. Subject to (i) the receipt of the Required Parent Shareholder Approval and (ii) the filing and effectiveness of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate (or other similar) action on the part of each of Polestar Singapore and Polestar Sweden and no other Proceeding on the part of either of Polestar Singapore or Polestar Sweden is necessary to authorize this Agreement or such other Transaction Documents or performance by Polestar Singapore or Polestar Sweden hereunder or thereunder. This Agreement has been, and each other Transaction Document to which either of Polestar Singapore or Polestar Sweden will be party, shall be, duly and validly executed and delivered by Polestar Singapore or Polestar Sweden, respectively, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such other Transaction Document to which Polestar Singapore or Polestar Sweden, as applicable, will be party, shall constitute a legal, valid and binding obligation of Polestar Singapore or Polestar Sweden, as applicable, enforceable against Polestar Singapore or Polestar Sweden, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.02 Governing Documents and Subsidiaries. The copies of the Governing Documents of the Company and each of its Subsidiaries as in effect on the date of this Agreement have been previously made available by Parent to GG, are true, correct and complete, are in full force and effect and have not been amended through the date of this Agreement. The Subsidiaries of the Company as of the date of this Agreement are set forth on Section 3.02 of the Parent Disclosure Schedules.

Section 3.03 Consents. Neither the execution nor delivery of this Agreement or any other Transaction Document to which Polestar Singapore or Polestar Sweden is or will be a party, the performance by Polestar Singapore or Polestar Sweden of its obligations hereunder or thereunder or the consummation of the Transactions shall, directly or indirectly (with or without due notice or lapse of time or both), (a) result in a violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03(a), result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (i) any Material Contract to which the Company or any of its Subsidiaries is a party; (ii) any Material Permits set forth on Section 3.15 of the Parent Disclosure Schedules (or required to be set forth on Section 3.15 of the Parent Disclosure Schedules); or (iii) any Leases that the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (c) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries (other than any Permitted Lien) or (d) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company or its Subsidiaries and any of their respective properties or assets are subject or bound, except, in the case of any of clauses (b), (c) and (d) above, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04 Capitalization.

(a) Section 3.04(a) of the Parent Disclosure Schedules sets forth a true and complete statement of (a) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and (b) the identity of the Persons that are the legal, record and beneficial owners thereof, in each case, as of the date of this Agreement. As of the date of this Agreement, Parent has good and valid title to all of the issued and outstanding Equity Securities of the Company. As of the Closing, ListCo shall have good and valid title to all of the issued and outstanding Equity Securities of the Company. All of the issued and outstanding Equity Securities of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were not issued in violation of the Governing Documents of the Company or any Contract to which the Company is party or bound, (iii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (iv) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (v) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, performance stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, other than as contemplated by the Transaction Documents and the Transactions. There are no voting trusts, proxies or other Contracts with respect to the voting or Transfer of the Company’s Equity Securities to which the Company is party or by which it is bound, other than as contemplated by the Transaction Documents and the Transactions.

(b) Other than the Convertible Notes, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the holders of the Company’s Equity Securities may vote. Section 3.04(b) of the Parent Disclosure Schedules sets forth a list of all Indebtedness of the Company and its Subsidiaries for borrowed money in excess of $5,000,000 as of August 31, 2021, including, as applicable, the principal amount of such Indebtedness, the outstanding balance as of August 31, 2021, and the debtor and the creditor thereof, as applicable.

Section 3.05 Capitalization of Subsidiaries.

(a) Section 3.05(a) of the Parent Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the legal, record and beneficial owners thereof, in each case, as of the date of this Agreement. All of the Equity Securities of each Subsidiary of the Company (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were not issued in violation of the Governing Documents of such Subsidiary or any other Contract to which such Subsidiary is party or bound, (C) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (D) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (E) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law). There are no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock/shares, restricted stock units, performance stock units, phantom stock/shares, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company, other than as contemplated by the Transaction Documents and the Transactions. There are no voting trusts, proxies or other Contracts with respect to the voting or Transfer of any Equity Securities of any Subsidiary of the Company to which the Company is party or by which it is bound, other than as contemplated by the Transaction Documents and the Transactions.

(b) Except for the Equity Securities of the Subsidiaries set forth on Section 3.05(a) of the Parent Disclosure Schedules (and any changes to such Equity Securities expressly contemplated by the Pre-Closing Reorganization), neither the Company nor any of its Subsidiaries (i) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (ii) has any agreement or commitment to purchase any such interest (excluding, for the avoidance of doubt, in connection with the Transaction Documents and the Transactions, including the Pre-Closing Reorganization) or (iii) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof, any future investment in or capital contribution to any other entity.

Section 3.06 Financial Statements.

(a) Parent made available to GG true, correct and complete copies of the unaudited consolidated balance sheets of Parent as of December 31, 2020 and Polestar Automotive (Shanghai) Co. Ltd., a company incorporated in China and a direct wholly owned Subsidiary of the Company (“Former Parent”), as of December 31, 2019, in each case, and the related unaudited consolidated statements of comprehensive income and cash flows of Parent and Former Parent, as applicable, for the years then ended, and the related notes and schedules thereto (collectively, the “Financial Statements,” each of which are attached as Section 3.06 of the Parent Disclosure Schedules). Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent or Former Parent and their respective Subsidiaries, as applicable, as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Each of the financial statements or similar reports of Parent and Former Parent required to be included in the Registration Statement/Proxy Statement or any other filings to be made by ListCo with the SEC in connection with the Transactions (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of (i) the audited financial statements of Parent and its Subsidiaries as of and for the year ended December 31, 2020, (ii) the audited financial statements of Former Parent and its Subsidiaries as of and for the year ended December 31, 2019 and (iii) the unaudited financial statements of Parent and its Subsidiaries as of and for the six (6) months ended June 30, 2021 (“Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.05, (A) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (B) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Parent and its Subsidiaries or Former Parent and its Subsidiaries, as applicable, as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (C) in the case of any audited financial statements, shall be audited in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and shall contain an unqualified report of the Company’s auditors and (D) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, in effect as of the applicable date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2018, neither Parent nor the Parent Board has been made aware in writing of (i) any “significant deficiency” in the internal controls over financial reporting of the Company, (ii) any “material weakness” in the internal controls over financial reporting of the Company, (iii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company or (iv) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Law.

Section 3.07 Undisclosed Liabilities. Except for Liabilities (a) reflected or reserved for on the Most Recent Balance Sheet, (b) incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than, for the avoidance of doubt, any such Liabilities that would be covered by clause (d) of this Section 3.07), (c) incurred in connection with the negotiation, preparation or execution of this Agreement, any other Transaction Document, the performance of their respective covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions) or (d) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities that are required by IFRS to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, whether or not accrued, contingent or otherwise.

Section 3.08 Litigation. Since January 1, 2018 through the date of this Agreement, there has been no Proceeding pending or, to Parent’s knowledge, threatened in writing against or involving (a) the Company or any of its Subsidiaries, (b) any of the Company’s or its Subsidiaries’ material assets or properties or (c) any of the Company’s or its Subsidiaries’ managers, officers or directors or, to Parent’s knowledge, any of the Company’s or its Subsidiaries’ employees (in each case, in their capacities as such) (in the case of each of clauses (a) through (c), seeking material non-monetary relief or involving an amount in controversy that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (d) any of the foregoing in such capacity in a criminal Proceeding. Neither the Company or any of its Subsidiaries nor any of their properties, assets or businesses are subject to any Governmental Order, or, to Parent’s knowledge, any continuing investigation by, any Governmental Authority, in each case that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018 through the date of this Agreement, there have been no material Proceedings by the Company or any of its Subsidiaries pending against any other Person.

Section 3.09 Compliance with Laws.

(a) Since January 1, 2018 or such earlier date of formation of the Company or applicable Subsidiary, the Company and each of its Subsidiaries (i) has conducted its business in accordance with all Laws and Governmental Orders applicable to the Company or any of its Subsidiaries, as applicable, and has not been in violation of any such Law or Governmental Order and (ii) has not received any unresolved written communications or, to Parent’s knowledge, any other communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case of clauses (i) and (ii), as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) To Parent’s knowledge, the Company and each of its Subsidiaries (i) have accurately classified in accordance with applicable Sanctions and Trade Control Laws all items, products, technology, or Software shipped, imported, released, transmitted, or transferred by the Company or its relevant Subsidiary from one country to another country and (ii) have accurately classified in accordance with applicable Sanctions and Trade Control Laws all items and products imported by the Company or any of its Subsidiaries into any jurisdiction where the Company or any of its Subsidiaries acts as the importer of record.

(c) Since January 1, 2018, neither the Company nor any of its Subsidiaries, nor, any of their respective directors, officers, employees or, to Parent’s knowledge, agents or other Persons acting on their behalf, has taken, directly or knowingly indirectly, any act in furtherance of an offer, payment, promise to offer or to pay, authorization, ratification, solicitation, receipt or acceptance of the payment, directly or indirectly, of any gift, money, payment, loan, reward, contribution or any other thing of value to or from any Person to influence any act or decision of such Person, to secure any other improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in material violation of Anti-Corruption Laws.

(d) None of the Company or any of its Subsidiaries, or any director, officer or employee of any of the foregoing, or, to Parent’s knowledge, any Representative, agent or any other Person authorized to act for or on behalf of the Company or any of its Subsidiaries is or at any time since January 1, 2018 has been (i) a Person named on any Sanctions and Trade Control Laws-related list of designated Persons maintained by a relevant Governmental Authority (including the Specially Designated Nationals List maintained by the US Department of the Treasury’s Office of Foreign Assets Control), (ii) located, organized or resident in a country or territory (or government thereof) which is itself the subject of or target of comprehensive Sanctions and Trade Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria) or (iii) an entity controlled or 50% or greater owned, directly or indirectly, by one or more Persons described in clause (i) or (ii).

(e) Since January 1, 2018, none of the Company or any of its Subsidiaries, or any director, officer or employee of any of the foregoing, or, to Parent’s knowledge, any Representative, agent or any other Person authorized to act for or on behalf of the Company or any of its Subsidiaries has (i) engaged in, and is not now engaging in, directly or knowingly indirectly, any dealings or transactions with any Person referenced in any of clause (i) through (iii) of the preceding Section 3.09(d), or with any other Person who is the subject or target of Sanctions and Trade Control Laws in violation of applicable Sanctions and Trade Control Laws or (ii) otherwise been in material violation of any applicable Sanctions and Trade Control Laws.

(f) Since January 1, 2018, neither the Company nor any of its Subsidiaries (i) has been subjected to any action, Proceedings, investigation, written request for information or other inquiry by a Governmental Authority regarding any alleged noncompliance with Anti-Corruption Laws, (ii) has made a voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged noncompliance with any Anti-Corruption Laws or Sanctions and Trade Control Laws or (iii) has received any written notice of any violations of applicable Anti-Corruption Laws or Sanctions and Trade Control Laws or Governmental Orders or licenses, approvals, consents, registrations, franchises or permits (the “Permits”) issued or required thereunder held by the Company or any of its Subsidiaries.

(g) The operations of the Company and each of its Subsidiaries have been since January 1, 2018 conducted at all times in compliance in all material respects with the requirements of applicable anti-money laundering Laws, including the Bank Secrecy Act of 1970, as amended by the USA Patriot Act of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering Laws of the various jurisdictions in which the Company and each of its Subsidiaries conducts business (collectively, the “Money Laundering Laws”). As of the date of this Agreement, no Proceeding involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to Parent’s knowledge, threatened.

(h) The operations of the Company and each of its Subsidiaries have been since September 1, 2017 conducted in compliance in all material respects with the requirements of applicable PRC laws with respect to cybersecurity, and the rules and regulations promulgated thereunder (collectively, the “PRC Cybersecurity Laws”). As of the date of this Agreement, no Proceeding involving the Company or any of its Subsidiaries with respect to the PRC Cybersecurity Laws is pending or, to Parent’s knowledge, threatened.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Parent Disclosure Schedules sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.10(a) of the Parent Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.10(a) of the Parent Disclosure Schedules if entered into prior to the date of this Agreement, collectively, the “Material Contracts”). True, complete and correct copies of the following Material Contracts in effect as of the date hereof have been made available to GG:

(i) each of the 15 largest Contracts (determined based on aggregate consideration received by the Company and its Subsidiaries thereunder) of the Company and its Subsidiaries for the calendar years ended December 31, 2019 and December 31, 2020;

(ii) any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $25,000,000 or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties valued in excess of $25,000,000 of the Company or any of its Subsidiaries;

(iii) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner) in each case (A) for an aggregate purchase price in excess of $25,000,000 and executed since January 1, 2019 or (B) under which the Company or any of its Subsidiaries has any continuing obligation (contingent or otherwise) with respect to an “earn out,” contingent purchase price, indemnification, backend payment or other contingent or deferred payment obligation;

(iv) any Contract under which the Company or any of its Subsidiaries is a lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $10,000,000;

(v) any Contract under which the Company or any of its Subsidiaries is a lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $10,000,000;

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of $10,000,000, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;

(vii) any Contract requiring any future capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) $25,000,000 annually or (B) $50,000,000 over the term of the agreement;

(viii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, (C) contains “take or pay,” “requirements” or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person or (D) contains any other provisions materially restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, directly or indirectly through third parties, or to solicit any potential employee or customer, in the case of each of the foregoing clauses (A), (B), (C) and (D), that would so limit or purports to limit, in any material respect, ListCo or any of its Affiliates after the Closing;

(ix) any Contract (A) pursuant to which (1) any third party grants the Company or any of its Subsidiaries a license, right, permission, consent, non-assertion or release with respect to any Intellectual Property material to the Company or any of its Subsidiaries or (2) the Company or any of its Subsidiaries grants a license, right, permission, consent, non-assertion or release with respect to any Owned IP material to the Company or any of its Subsidiaries, (B) that relates to the ownership, development or use of any Intellectual Property material to the Company or any of its Subsidiaries or (C) that affects the Company’s or any Subsidiaries’ ability to use, enforce or disclose any Intellectual Property material to the Company or any of its Subsidiaries in connection with the resolution of any claim or dispute related to any Intellectual Property, excluding in the case of either (A) or (B), (x) non-exclusive end-user licenses granted to the Company or any of its Subsidiaries for unmodified, commercially available, off-the-shelf Software with aggregate fees of less than $200,000 and (y) non-exclusive licenses granted by the Company or any of its Subsidiaries to its customers in the ordinary course of business;

(x) any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or any of its Subsidiaries) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or any of its Subsidiaries, in each case in excess of $10,000,000;

(xi) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than the Company or any of its Subsidiaries), individually or in the aggregate, in an amount in excess of $25,000,000 or made any capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries);

(xii) any Lease involving annual lease payments in excess of $10,000,000;

(xiii) any material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, any other Contract the performance of which requires either (A) annual payments to or from the Company or any of its Subsidiaries in excess of $20,000,000 or (B) aggregate payments to or from the Company or any of its Subsidiaries in excess of $40,000,000 over the term of the agreement and, in each case, that is not terminable by the Company or any of its Subsidiaries without penalty upon less than sixty (60) days’ prior written notice;

(xiv) any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “Labor Agreement”);

(xv) any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole;

(xvi) any Contract between (A) the Company or any of its Subsidiaries, on the one hand, and any (B) present or former officer, director, employee, partner, member, manager, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of any of Parent or any of its Subsidiaries, or other Affiliate of the Company or any of its Subsidiaries or any immediate family member of the foregoing Persons, on the other hand (in each case, other than ListCo, Parent, the Company or any of their respective Subsidiaries) (each Person identified in this clause (B), a “Company Related Party”), in each case, that is material to the operation of the business of the Company and its Subsidiaries (the “Necessary Related Party Contracts”);

(xvii) any Contract with a Governmental Authority involving annual payments in excess of $10,000,000; and

(xviii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably expected to involve any payments in excess of $10,000,000 after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably expected to impose, at any time in the future, any material non-monetary obligations on the Company or any of its Subsidiaries (or ListCo or any of its Affiliates after the Closing).

(b) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Material Contract is, as of the date of this Agreement, (i) in full force and effect and (ii) a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries party thereto and, to Parent’s knowledge, the other parties thereto, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a Proceeding in equity or at Law (the “Enforceability Exceptions”). As of the date of this Agreement, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no breach or default by the Company or any of its Subsidiaries or, to Parent’s knowledge, any third party under any Material Contract, and, to Parent’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party to, such Material Contract and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to Parent’s knowledge, within the past twelve (12) months, neither the Company nor any of its Subsidiaries have received notice of (i) material breach or material default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract or accelerate the obligations of the Company or any of its Subsidiaries thereunder in any material respect.

Section 3.11 Company Benefit Plans.

(a) Section 3.11 of the Parent Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of each material Company Benefit Plan.

(b) (i) Each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, in each case, in all material respects, (ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification or may rely upon an opinion letter for a preapproved plan and, to Parent’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or would result in material Liability to the Company or any of its Subsidiaries and (iii) the Company and its Subsidiaries are in compliance in all material respects with their obligations under the Statutory Plans.

(c) Except as set forth on Section 3.11(c) of the Parent Disclosure Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions could (whether alone or in connection with any subsequent event) (i) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits under any Company Benefit Plan or otherwise, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any Person under any Company Benefit Plan or otherwise or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

(d) The Company has made available to GG copies of the following, as applicable, with respect to the material Company Benefit Plans: (i) current plan documents and all amendments thereto, (ii) the most recent summary plan description, (iii) the most recent determination or opinion letter received from the Internal Revenue Service, (iv) the most recent annual report (Form 5500) and accompanying schedules and (v) any non-routine material correspondence to or from any Governmental Authority dated within the past three (3) years.

(e) No Company Benefit Plan (i) is subject to Title IV of ERISA or Section 412 of the Code, (ii) is a Multiemployer Plan, or (iii) provides for post-employment or retiree health, life or welfare benefits to any current or former employee other than as required by Section 4980B of the Code or similar state Law for which the covered Person pays the full cost of coverage for such Person and his or her beneficiaries or dependents. Neither the Company nor any of its Subsidiaries has or would reasonably be expected to have any actual or contingent material Liability with respect to any plan described in (i) through (iii) above, including on account of any ERISA Affiliate.

(f) Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, documented, operated and maintained in material compliance with Section 409A of the Code, and all applicable regulations and notices issued thereunder.

(h) No payment, amount or benefit that could be, or has been, received by or provided to (whether in cash or property or the vesting of cash or property or the cancellation of Indebtedness) any current or former employee, officer, shareholder, director or other individual independent contractor of the Company or its Subsidiaries or any of their Affiliates as a result of, or in connection with, the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event) could be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) (i) Each Company Benefit Plan that is subject to Laws outside the United States (each, a “Non-U.S. Benefit Plan”) has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment, in each case, in all material respects; (ii) all material employer and employee contributions to each Non-U.S. Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction; and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, in all material respects.

Section 3.12 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor agreement with any labor union, works council or labor organization. To Parent’s knowledge, none of the Company’s or any of its Subsidiaries’ employees are represented by any labor union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries. To Parent’s knowledge, there are no pending or threatened activities or Proceedings by any labor union, works council, or other labor organization to organize any of the Company’s or any of its Subsidiaries’ employees. There is no pending material labor grievance, material labor arbitration, strike or other material labor dispute against the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Laws governing employment or labor, including all such Laws relating to employment contracts, wages, hours, worker classification (including but not limited to exempt/non-exempt, independent contractor/employee and dispatched employee/full-time), the provision and administration of meal and rest periods/breaks, immigration, collective bargaining, discrimination, harassment, retaliation, civil rights, background checks and screenings, privacy and biometric screening Laws, paid sick days/leave entitlements, compensation for work-made-for-hire and benefits (including but not limited to the social insurance contributions and housing fund provident in the PRC, the federal Emergency Paid Sick Leave Act and any applicable state or local Laws concerning COVID-19-related paid sick leave or other benefits), family and medical leave and other leaves of absence (including but not limited to the federal Emergency Family and Medical Leave Expansion Act), safety and health (including but not limited to the federal Occupational Safety and Health Act and any applicable state or local Laws concerning COVID-19-related health and safety issues), the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or any similar state, local or foreign Laws, and workers’ compensation.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2018, neither the Company nor its Subsidiaries have incurred, or would reasonably be expected to incur, any liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of employees as independent contractors, (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state or foreign Laws, (iv) the failure to pay any social security contribution or housing fund provident in full for any employee in the PRC, and/or (v) the failure to pay any statutory or contractual compensation for any work-made-for-hire of any employee in the PRC.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2018, the Company and its Subsidiaries have promptly, thoroughly and impartially investigated (to the extent reasonable) all employment discrimination and/or sexual harassment allegations of, or against, any supervisory employee of the Company or its Subsidiaries. The Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment with respect to each such allegation with potential merit. Neither the Company nor its Subsidiaries have incurred, or would reasonably be expected to incur, any material Liability arising from such allegations.

Section 3.13 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate Proceedings and for which reserves have been established in accordance with IFRS.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No written claim has been made by any Governmental Authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction which claim has not been withdrawn or otherwise resolved.

(e) Neither the Company or any of its Subsidiaries is a party to, or bound by, any Tax allocation, Tax sharing, Tax indemnification or similar agreement that will remain in effect after the Closing Date (other than (i) any agreement among the Company and any of its Subsidiaries or (ii) customary provisions in agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(f) Except as set forth on Section 3.13(d) of the Parent Disclosure Schedules, neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative Proceeding or judicial Proceeding with respect to a material amount of Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved.

(g) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries or any other member of a consolidated group of which the Company and its Subsidiaries are members) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case of clause (i), (ii) and (iii), for liabilities pursuant to commercial Contracts not primarily relating to Taxes) or customary financing arrangements.

(i) Neither the Company nor any of its Subsidiaries has taken any action (or permitted any action to be taken) or failed to take any action, nor is the Company or any Subsidiary aware of any fact, plan or circumstance, which action, failure to act, fact, plan or circumstance would reasonably be expected to prevent the Merger and the Pre-Closing Consolidation, Sponsor Investment, VCC PIPE Investment, PIPE Investment and the issuance of VCC Preference Shares from qualifying for the U.S. Intended Tax Treatment, in each case other than as contemplated by this Agreement or any other Transaction Document.

Section 3.14 Insurance. Section 3.14 of the Parent Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of all material policies or programs of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company and its Subsidiaries (except Company Benefit Plans). True, correct and complete copies or summaries of such insurance policies have been made available to GG. With respect to each such insurance policy required to be listed on Section 3.14 of the Parent Disclosure Schedules, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all such insurance policies as of the date of this Agreement are (a) legal, valid, binding, in full force and effect and are enforceable in accordance with its terms, (b) all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, (c) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Parent’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, under the policy, and to Parent’s knowledge, no such action has been threatened, and (d) to Parent’s knowledge, no written notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received other than in connection with ordinary renewals.

Section 3.15 Permits. Each of the Company and its Subsidiaries holds all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (the “Material Permits”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no unresolved written notice of any violation, revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries, (c) to the knowledge of the Parent, none of the Material Permits upon their expiration in the ordinary course of business will not be renewed upon terms and conditions substantially similar to such Material Permit’s existing terms and conditions, (d) there are no pending or, to the knowledge of Parent, threatened, Proceedings that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is, and since January 1, 2018 has been, in compliance with the terms of all the Material Permits.

Section 3.16 Property.

(a) Section 3.16(a) of the Parent Disclosure Schedules lists, as of the date of this Agreement, the address of each Owned Real Property. The Company or its Subsidiary has good and marketable title to the Owned Real Property, free and clear of all Liens except Permitted Liens. With respect to each Owned Real Property located in the PRC, (i) (A) all land grant premiums required under applicable Law and land grant contracts securing the land use right and (B) all fees and Taxes required under applicable Law relating to such Owned Real Property have been fully paid, (ii) all Material Permits required for the land use, development and construction of such Owned Real Property have been obtained and (iii) no lease or other right to use or occupy such Owned Real Property or any portion thereof has been granted to any Person other than the Company or its Subsidiaries, except, in each case of clauses (i) and (iii), as would not reasonably be expected to be material to the applicable Owned Real Property located in the PRC.

(b) Section 3.16(b) of the Parent Disclosure Schedules lists, as of the date of this Agreement, the address of each Leased Real Property (other than temporary construction site offices relating to individual projects). The Company has made available to GG true, correct and complete copies of the Contracts (including all modifications, amendments, guarantees, supplements, waivers, extensions, renewals, side letters and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary that is a party thereto, enforceable in accordance with its terms against the Company or its Subsidiary (as applicable), and each other party thereto, subject, in each case, to the Enforceability Exceptions. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and materially undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Except as would not reasonably be expected to be material to each Leased Real Property, or set forth on Section 3.16(b) of the Parent Disclosure Schedules, neither the Company nor its Subsidiaries has a sublease, license or other Contract granting to any Person the right to use or occupy any Leased Real Property or any portion thereof. To Parent’s knowledge, neither the Company or any of its Subsidiaries nor any other party under any Lease is in breach or default under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default under any Lease by the Company and its Subsidiaries.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the Most Recent Balance Sheet, occurred with respect to such assets and properties. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company and its Subsidiaries will, together with the Necessary Related Party Contracts, constitute all of the assets and Contracts necessary to conduct the business of the Company and its Subsidiaries immediately after the Closing in all respects as it is conducted on the date of this Agreement. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries own, lease, license or have the legal right to use or otherwise hold good, valid and enforceable title to all of the properties and assets, tangible or intangible, of the Company and its Subsidiaries, as reflected on the Financial Statements (collectively, the “Company Assets”), except for any Company Assets that have been sold or otherwise disposed of in the ordinary course of business.

Section 3.17 Intellectual Property; IT Security; Data Privacy.

(a) Section 3.17(a) of the Parent Disclosure Schedules lists each patent, patent application, trademark registration, trademark application, service mark registration, service mark application, copyright registration, application for copyright registration, and Internet domain name owned or purported to be owned by the Company or any of its Subsidiaries as of the date of this Agreement, which applications have been filed or registrations or patents have been obtained as of the date of this Agreement (the Intellectual Property listed or required to be listed on Section 3.17(a) of the Parent Disclosure Schedules, collectively, the “Registered Intellectual Property”). All Registered Intellectual Property is subsisting and, to Parent’s knowledge, valid and enforceable. All renewal, maintenance and other necessary filings and fees due and payable to any relevant Governmental Authority or Internet domain name registrar to maintain all Registered Intellectual Property material to the business of the Company or any of its Subsidiaries in full force and effect have been timely submitted or paid in full.

(b) The Company or one of its Subsidiaries (i) solely and exclusively owns all rights, title and interest in and to all Owned IP, and (ii) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, has valid and enforceable rights to use, pursuant to a written license, sublicense, agreement or permission, all Licensed IP, in each case, free and clear of all Liens (other than Permitted Liens) (it being understood that this Section 3.17(b) is not a representation or warranty with respect to non-infringement of third party Intellectual Property). The Owned IP and such Licensed IP collectively constitute all material Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the business of the Company and its Subsidiaries, as presently conducted (it being understood that this Section 3.17(b) is not a representation or warranty with respect to non-infringement of third party Intellectual Property).

(c) None of the Company or any of its Subsidiaries, the conduct of the business of the Company or any of its Subsidiaries or any Owned IP (i) is currently infringing upon, misappropriating, diluting or otherwise violating in any material respect (A) to Parent’s knowledge, any Patents or Trademarks of any Person or (B) any other Intellectual Property rights of any Person and (ii) has, in the past six (6) years, infringed upon, misappropriated, diluted or otherwise violated (A) to Parent’s knowledge, any Patents or Trademarks of any Person or (B) in any material respect, any other Intellectual Property rights of any Person. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, in the past six (6) years, none of the Company or any of its Subsidiaries (or, to Parent’s knowledge, any member of the Parent Group with respect to the business of the Company or any of its Subsidiaries), has received any written communication, and no action has been instituted, settled or, to Parent’s knowledge, threatened against the Company or any of its Subsidiaries (or, to Parent’s knowledge, any member of the Parent Group with respect to the business of the Company or any of its Subsidiaries) that (1) alleges any such infringement, violation, dilution or misappropriation with respect to the business of the Company or any of its Subsidiaries, (2) invites the Company or any of its Subsidiaries (or, to Parent’s knowledge, any member of the Parent Group with respect to the business of the Company or any of its Subsidiaries) to take a license under any Intellectual Property of any Person in a manner that could reasonably be construed as a notice of infringement or (3) challenges the ownership, use, validity or enforceability of any Owned IP. To Parent’s knowledge, no Person is infringing upon, misappropriating, diluting or otherwise violating any material Owned IP or any material Licensed IP exclusively licensed to the Company or any of its Subsidiaries, nor to Parent’s knowledge, has any Person, in the past six (6) years, infringed upon, misappropriated, diluted or otherwise violated any material Owned IP or any material Licensed IP exclusively licensed to the Company or any of its Subsidiaries. To Parent’s knowledge, no such claims have been made in writing against any Person by the Company or any of its Subsidiaries (or, to Parent’s knowledge, any member of the Parent Group with respect to the business of the Company or any of its Subsidiaries) since January 1, 2018.

(d) The Company and its Subsidiaries have taken steps reasonable and appropriate under the circumstances to maintain and protect all of the material trade secrets, confidential information and other Intellectual Property of the Company and its Subsidiaries and all trade secrets and confidential information of any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation with respect to such trade secrets or confidential information (in each case, including the value and confidentiality thereof). No trade secret or confidential information that is material to the business of the Company or any of its Subsidiaries has been authorized by the Company or any of its Subsidiaries to be disclosed (or, to Parent’s knowledge, has been disclosed) to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such trade secret or confidential information or (ii) to a Person who otherwise has a duty to protect such trade secret or confidential information. Each current and former employee, consultant and contractor of the Company or any of its Subsidiaries has entered into a written agreement with the applicable Company or Subsidiary validly and effectively assigning to the Company or such Subsidiary all Intellectual Property developed or created by such Person within the scope of such Person’s duties to the Company or such Subsidiary (save where such Intellectual Property rights automatically vest in the Company or any of its Subsidiaries (as applicable) under applicable Law) and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary, both during and after such Person’s employment or retention by the Company or such Subsidiary. Any statutory or contractual material compensation for any Intellectual Property developed or created by each current and former employee, consultant and contractor of the Company or any of its Subsidiaries has been fully paid. To the Parent’s knowledge, no current or former employee, consultant or contractor of the Company or any of its Subsidiaries has been or is in breach of any such agreement.

(e) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any Owned IP or, to Parent’s knowledge, any Licensed IP exclusively licensed to the Company or any of its Subsidiaries.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems in the manner in which they are currently accessed or used in the conduct of the businesses of the Company and such Subsidiary (it being understood that this Section 3.17(f) is not a representation or warranty with respect to non-infringement of third party Intellectual Property). The IT Systems (i) are adequate for and sufficient in all material respects for the operation of the businesses of the Company and each of its Subsidiaries as currently conducted and (ii) to Parent’s knowledge, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, Contaminants or effects that (A) materially and adversely disrupt the functionality of the material IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any IT Systems. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries have taken commercially reasonable steps to maintain and safeguard the performance, confidentiality, security and internal and external integrity of the IT Systems and the data that the IT Systems contain. Since January 1, 2018, there has not been any failure, breakdown, continued substandard performance, data loss, outage, unscheduled downtime or other adverse event affecting any IT Systems (including, to Parent’s knowledge, any security breach or unauthorized access to any IT Systems) that have been or could reasonably be expected to be material to the conduct and operation of the business of the Company or any of its Subsidiaries, and there has not been any material disruption to any IT System that has not been remediated. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has implemented reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, none of the source code or related source materials for any Owned Company Software has been licensed or provided to, or, to Parent’s knowledge, used or accessed by, any Person (other than employees or contractors of the Company or any of its Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code or related source materials). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, none of the Company or any of its Subsidiaries is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating the Company or any of its Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related materials for any Owned Company Software. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, no Person other than the Company and its Subsidiaries has any rights to possess, or, to Parent’s knowledge, is in possession of, any source code or related source materials for any Owned Company Software.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, the Company and its Subsidiaries have complied and do comply with all license terms applicable to any item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Owned Company Software. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Owned Company Software, in each case, in a manner that requires or obligates the Company or any of its Subsidiaries to (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code included in the Owned Company Software, (ii) license any Owned Company Software for making modifications or derivative works, (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Owned Company Software for no or nominal charge or (iv) grant a license to, or refrain from asserting or enforcing, any of its Patents.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, (i) the Owned Company Software is free from any defect, virus or programming, design or documentation error or corruptant that would have an adverse effect on the operation or use of the Owned Company Software and (ii) none of the Owned Company Software contains any Contaminants or constitutes a Contaminant. The Company and each of its Subsidiaries implement and maintain in all material respects, and have since January 1, 2018 implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Owned Company Software contains any Contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm any Software, hardware or data.

(j) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement or any of the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will result in (i) the loss or impairment of, or any Lien on, any Owned IP or Licensed IP, (ii) the release, disclosure or delivery of any source code included in any material Owned Company Software to any Person, (iii) the grant, assignment or transfer to any Person of any license or other right or interest under, to or in any Owned IP or Licensed IP, (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned IP or Licensed IP or (v) the breach of, or creation on behalf of any Person of the right to terminate or modify, any Contract relating to any Owned IP or Licensed IP.

(k) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries and, to Parent’s knowledge, any Person acting for or on behalf of the Company or any of its Subsidiaries is, and has since January 1, 2018 been, in compliance with all (i) applicable Privacy Laws, (ii) applicable policies and notices regarding Personal Information and (iii) contractual obligations of the Company or any of its Subsidiaries with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. Each of the Company and its Subsidiaries has implemented and maintained reasonable and appropriate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the public-facing privacy policies or notices of the Company or any of its Subsidiaries has contained any material omissions or been misleading or deceptive. Since January 1, 2018, none of the Company, or any of its Subsidiaries (or, to Parent’s knowledge, any member of the Parent Group with respect to the business of the Company or any of its Subsidiaries) has received any written notice of any claims (including notice from third parties acting on its behalf) of or investigations or regulatory inquiries related to, or been charged with, the violation by the Company or any of its Subsidiaries of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to any Personal Information.

(l) Each of the Company and its Subsidiaries have (i) implemented and since January 1, 2018, maintained reasonable and appropriate technical and organizational safeguards to protect all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction, transfer or disclosure and (ii) since January 1, 2018, taken reasonable steps to ensure that all third parties who process any Personal Information for or on behalf of the Company or any of its Subsidiaries have taken reasonable steps to maintain the privacy and confidentiality of Personal Information and to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the knowledge of Parent, any third party who has provided any Personal Information to the Company has done so in material compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.

(m) Since January 1, 2018, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of, or collected, used or processed by or on behalf of, the Company or any of its Subsidiaries, and, to Parent’s knowledge, neither the Company nor any of its Subsidiaries has provided or been required to provide any notices to any Person in connection with any disclosure of any Personal Information. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard all data and Personal Information in its possession or control. Each of the Company and its Subsidiaries has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated in all material respects any material data security issues or vulnerabilities identified. Neither the Company or any of its Subsidiaries nor, to Parent’s knowledge, any third party acting at the direction or authorization of the Company or any of its Subsidiaries has paid a sum of money to (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack, in each case, with respect to such incident or cyber-attack.

Section 3.18 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Material Permits that are required under applicable Environmental Laws to own, lease or operate its properties and assets, to conduct its business and to construct any buildings on the Owned Real Property, except for any non-compliance (including any failure to obtain, maintain and comply with Material Permits) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries has received any unresolved written notice of any violations of, or liabilities arising under, Environmental Laws, or alleging liability from exposure to Hazardous Materials, except for such notices that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any of its Subsidiaries has caused or arranged for the release, spill, disposal or discharge of any Hazardous Materials at concentrations in excess of those permitted under any Environmental Laws, except for such release, spill, disposal or discharge that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has been issued any unresolved Governmental Order arising under Environmental Laws or relating to Hazardous Materials, nor, to Parent’s knowledge, are they subject to any pending investigations relating to or in connection with any violation or alleged violation of Environmental Laws, except for any Governmental Order or investigation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.19 Absence of Changes. (a) Since December 31, 2020, no Company Material Adverse Effect has occurred and (b) since December 31, 2020 and through the date of this Agreement, except as expressly contemplated by this Agreement, any other Transaction Document or in connection with the Transactions, the Company and its Subsidiaries have (i) conducted their respective businesses in the ordinary course in all material respects, other than due to any actions taken due to any COVID-19 Measure and (ii) have not taken any action that would require the consent of GG pursuant to Section 6.01(b)(i), Section 6.01(b)(ii), Section 6.01(b)(iii), Section 6.01(b)(iv), Section 6.01(b)(v), Section 6.01(b)(vi), Section 6.01(b)(vii), Section 6.01(b)(xi), Section 6.01(b)(xii), Section 6.01(b)(xiii), Section 6.01(b)(xiv), Section 6.01(b)(xv), Section 6.01(b)(xvi), Section 6.01(b)(xvii) or, solely to the extent related to any of the foregoing, Section 6.01(b)(xviii), in each case, if such action had been taken after the date hereof, other than, in each case, any action taken in connection with any Transaction Document (including the Pre-Closing Reorganization).

Section 3.20 Transactions with Affiliates. Except for the Contracts set forth on Section 3.20 of the Parent Disclosure Schedules, there are no Contracts between (a) the Company or any of its Subsidiaries, on the one hand, and any (b) Company Related Party, other than (i) Contracts with respect to a Company Related Party’s employment with (including Company Benefit Plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) the Parent Shareholders Agreement, or

(iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.01(b) or entered into in accordance with Section 6.01(b) or (iv) Contracts that are not material to the businesses of the Company and its Subsidiaries, taken as a whole (all such Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “Company Related Party Contracts”).

Section 3.21 Brokers. Other than Citigroup Global Markets Asia Limited and Citigroup Global Markets Inc., no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates for which the Company has any obligation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO PARENT, LISTCO AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules (but subject to the terms of Section 11.08), each of Parent, ListCo and Merger Sub hereby, jointly and severally, represents and warrants to GG as follows:

Section 4.01 Corporate Organization. Each of Parent, ListCo and Merger Sub is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). The copies of Parent’s Governing Documents and the Parent Shareholders Agreement as in effect on the date of this Agreement have been previously made available by Parent to GG, are true, correct and complete, are in full force and effect and have not been amended.

Section 4.02 Due Authorization. Each of Parent, ListCo and Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party or will be a party and, upon receipt of the Required Parent Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. Subject to (i) the receipt of the Required Parent Shareholder Approval and (ii) the filing and effectiveness of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate (or other similar) action on the part of each of Parent, ListCo and Merger Sub and no other Proceeding on the part of Parent, ListCo or Merger Sub, as the case may be, is necessary to authorize this Agreement or such other Transaction Documents or performance by Parent, ListCo or Merger Sub, as the case may be, hereunder or thereunder. This Agreement has been, and each other Transaction Document to which Parent, ListCo or Merger Sub, as the case may be, will be party, shall be, duly and validly executed and delivered by Parent, ListCo or Merger Sub, as the case may be, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such other Transaction Document to which Parent, ListCo or Merger Sub, as the case may be, will be party, shall constitute a legal, valid and binding obligation of Parent, ListCo or Merger Sub, as the case may be, enforceable against Parent, ListCo or Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions. By virtue of its execution and delivery of this Agreement, each of Parent, in its capacity as the sole shareholder of ListCo, and ListCo, in its capacity as the sole shareholder of Merger Sub, hereby approves and adopts this Agreement and the transactions contemplated hereby and in the Transaction Documents.

Section 4.03 Consents and Requisite Governmental Approvals; No Violations.

(a) No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent, ListCo or Merger Sub with respect to Parent’s, ListCo’s and Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Transaction Documents to which it is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Documents or the Transactions, (iii) such filings with and approvals of the Stock Exchange to permit ListCo Class A ADSs and ListCo Class C-1 ADSs or ListCo AD Warrants, as applicable, to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) Neither the execution, delivery or performance by Parent, ListCo or Merger Sub of this Agreement nor the other Transaction Documents to which Parent, ListCo or Merger Sub is or will be a party nor the consummation of the Transactions shall, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a violation or breach of any provision of any of Parent’s, ListCo’s or Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which Parent, ListCo or Merger Sub is a party, (iii) assuming compliance with the matters referred to in Section 4.03(a), violate, or constitute breach under, any Governmental Order or applicable Law to which Parent, ListCo or Merger Sub or any of their respective properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties of Parent, ListCo or Merger Sub (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to Parent, ListCo or Merger Sub, taken as a whole.

Section 4.04 Capitalization.

(a) Section 4.04(a) of the Parent Disclosure Schedules sets forth, as of the date of this Agreement a true and complete statement of (i) the number and class or series (as applicable) of all of the issued Equity Securities of Parent and (ii) the identity of the Persons that are the equityholders thereof.

(b) As of the date of this Agreement, the issued share capital of ListCo consists of 1,000 ListCo Class A Shares. As of immediately prior to the Closing, the issued share capital of ListCo shall consist solely of (i) the ListCo Shares included in the Parent Consideration and (ii) the GBP redeemable preferred shares of ListCo with a nominal value of GBP50,000, which shares shall have been issued wholly for cash at nominal value to Parent. The issued shares of ListCo have been duly authorized and validly issued and are fully paid. The issued shares of ListCo (A) were issued in compliance in all material respects with the Governing Documents of ListCo and applicable Law and (B) were not issued in breach or violation of any preemptive rights or Contract. As of the date of this Agreement, all of the outstanding shares of ListCo are owned directly by Parent, free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, ListCo has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub, and after giving effect to the Transactions, ListCo shall have no Subsidiaries other than GG and the Company and its Subsidiaries. The directors of ListCo are duly authorized pursuant to section 551 of the UK Companies Act 2006 to allot ListCo Shares pursuant to this Agreement and the Subscription Agreements, and to allot ListCo Class A Shares pursuant to the conversion of ListCo Class C-1 Shares and ListCo Class C-2 Shares, and the pre-emption rights under section 561 of the UK Companies Act 2006 have been disapplied pursuant to section 571 of the UK Companies Act 2006 in relation to each such allotment. The ListCo Shares, ListCo Class C-1 Shares, ListCo Class C-2 Shares and VCC Preference Shares allotted pursuant to this Agreement will be credited as fully paid and free from all Liens (other than, solely with respect to (1) the VCC Preference Shares, (2) the Parent Consideration, (3) the ListCo Class A Shares issued pursuant to the Subscription Agreements and (4) the securities issued in respect of the GG Class F Shares and Private Placement Warrants, transfer restrictions under applicable Securities Law, the Governing Documents of ListCo or any Transaction Document).

(c) The authorized share capital of Merger Sub consists of 1,000 common shares, par value $0.001 per share, of which 1,000 common shares are issued and outstanding. The issued and outstanding shares of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. The issued and outstanding shares of Merger Sub (i) were issued in compliance in all material respects with the Governing Documents of Merger Sub and applicable Law and (ii) were not issued in breach or violation of any preemptive rights or Contract. All of the outstanding shares of Merger Sub are owned directly by ListCo, free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(d) There are no (i) subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for ListCo Shares or any other Contracts to which ListCo is a party or by which ListCo is bound obligating ListCo to issue or sell any shares of capital stock of, other Equity Securities in or debt securities of, ListCo, (ii) equity equivalents, share/stock appreciation rights, phantom stock/share ownership interests or Contracts to which ListCo is a party or by which ListCo is bound obligating ListCo to issue any similar right and (iii) voting trusts, proxies or other Contracts which ListCo is party or by which ListCo is bound with respect to the voting or Transfer of ListCo Shares or other Equity Securities in ListCo, in each case, except as expressly provided for in this Agreement or the Transactions.

(e) As of date of this Agreement, (i) GG and ListCo have entered into PIPE Subscription Agreements with PIPE Investors, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a PIPE Investment equal to $67,500,000 (such amount, the “PIPE Investment Amount”), (ii) GG, the Sponsor Insiders and ListCo have entered into the Sponsor Subscription Agreement, pursuant to which, and on the terms and subject to the conditions of which, the Sponsor Insiders have agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a Sponsor Investment equal to the Sponsor Investment Amount, (iii) GG, VCC and ListCo have entered into the VCC PIPE Subscription Agreement, pursuant to which, and on the terms and subject to the conditions of which, VCC has agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a VCC PIPE Investment equal to the VCC PIPE Investment Amount and (iv) ListCo and Snita have entered into the VCC Preference Subscription Agreement, pursuant to which, on the terms and subject to the condition of which, Snita has agreed, in connection with the Transactions, to subscribe for VCC Preference Shares. The Subscription Agreements and the VCC Preference Subscription Agreement are in full force and effect with respect to, and binding on, ListCo and, to Parent’s knowledge, on each other party thereto, in accordance with their terms.

Section 4.05 Business Activities. Each of ListCo and Merger Sub was organized solely for the purpose of entering into this Agreement, the other Transaction Documents and consummating the Transactions and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions.

Section 4.06 Taxes.

(a) For U.S. federal (and applicable state and local) income Tax purposes, each of ListCo and Merger Sub is, and has been since the date of its formation, treated as an association taxable as a corporation.

(b) Neither ListCo nor Merger Sub has taken any action (or permitted any action to be taken) or failed to take any action, nor is ListCo or Merger Sub aware of any fact, plan or circumstance, which action, failure to act, fact, plan or circumstance would reasonably be expected to prevent the Merger and the Pre-Closing Consolidation, Sponsor Investment, VCC PIPE Investment, PIPE Investment and the issuance of the VCC Preference Shares from qualifying for the U.S. Intended Tax Treatment, in each case other than as contemplated by this Agreement or any other Transaction Document.

(c) Neither ListCo nor Parent has any plan or intention to cause GG to engage in any transaction or make any election that reasonably would be expected to result in the liquidation of GG for U.S. federal income Tax purposes.

(d) To its knowledge, Parent does not expect ListCo to be a “passive foreign investment company” within the meaning of Section 1297(a) of the Code in the year that includes the Closing.

Section 4.07 Investment Company Act. ListCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940.

Section 4.08 Brokers. Other than Citigroup Global Markets Asia Limited and Citigroup Global Markets Inc., no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, ListCo or Merger Sub or any of their Subsidiaries or Affiliates for which Parent, ListCo or Merger Sub have any obligation.

Section 4.09 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Parent expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement shall, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing GG Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement/Proxy Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of GG or Sponsor specifically for inclusion in the Registration Statement/Proxy Statement.

Section 4.10 UK Takeover Code. With effect from the Closing, the central management and control of ListCo will not be in the United Kingdom (for the purposes of the UK Takeover Code).

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO GG

Except as set forth in (a) the GG Disclosure Schedules (but subject to the terms of Section 11.08) or (b) GG SEC Reports filed with the SEC on or prior to the date of this Agreement (excluding any disclosures in any GG SEC Reports under the headlines “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that do not constitute statements of fact or that are generally cautionary, predictive or forward-looking in nature), GG hereby represents and warrants to Parent, the Company, ListCo and Merger Sub as follows:

Section 5.01 Corporate Organization. GG is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The copies of GG’s Governing Documents as in effect on the date of this Agreement previously made available by GG to Parent are true, correct and complete, are in full force and effect and have not been amended. GG has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to GG. GG is duly licensed or qualified in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to GG.

Section 5.02 Due Authorization.

(a) GG has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which GG is or will be a party and (subject to the approvals described in Section 5.03), upon receipt of the Required GG Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. Subject to obtaining the Required GG Stockholder Approval at the Special Meeting, the execution and delivery of this Agreement, the other Transaction Documents to which GG is or will be a party and the consummation of the Transactions have been (or, in the case of any other Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of GG. This Agreement has been, and each other Transaction Document to which GG is or will be a party upon execution thereof, duly and validly executed and delivered by GG and constitutes or shall constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, Parent, Polestar Singapore, Polestar Sweden, ListCo, Merger Sub and each other party hereto and thereto, a valid, legal and binding agreement of GG (assuming this Agreement has been and the other Transaction Documents to which GG is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against GG in accordance with their terms, subject to the Enforceability Exceptions.

Section 5.03 Consents and Requisite Government Approvals; No Violations.

(a) No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of GG with respect to GG’s execution, delivery or performance of its obligations under this Agreement or the other Transaction Documents to which it is or will be party or the consummation of the Transactions, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Documents or the Transactions, (iii) such filings with and approvals of the Stock Exchange to permit ListCo Class A ADSs and ListCo Class C-1 ADSs or ListCo AD Warrants, as applicable, to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) Subject to the receipt of the Required GG Stockholder Approval, neither the execution, delivery or performance by GG of this Agreement nor the other Transaction Documents to which GG is or will be a party nor the consummation by GG of the Transactions shall (i) result in any breach of any provision of GG’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which GG is a party or by which GG or any of its properties or assets are bound, (iii) assuming compliance with the matters referred to in Section 5.03(a), violate, or constitute a breach under, any Governmental Order or Law applicable to GG or (iv) result in the creation of any Lien upon any of the assets or properties of GG (other than any Permitted Liens) of GG, except in the case of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches or defaults which would not, reasonably be expected to be, individually or in the aggregate, material to GG.

Section 5.04 Capitalization.

(a) The authorized capital stock of GG consists of: (i) 1,000,000 shares of GG preferred stock, par value $0.0001 per share (the “GG Preferred Shares”), of which no shares are issued and outstanding as of the date of this Agreement; (ii) 440,000,000 shares of common stock, consisting of 400,000,000 shares of GG Class A Shares and 40,000,000 shares of GG Class F Shares, of which (A) 80,000,000 shares of GG Class A Shares are issued and outstanding as of the date of this Agreement and 20,000,000 shares of GG Class F Shares are issued and outstanding as of the date of this Agreement, and (B) 25,000,000 GG Warrants are issued and outstanding as of the date of this Agreement. All outstanding Equity Securities of GG (except to the extent such concepts are not applicable under the applicable Law of GG’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were issued in compliance in all material respects with applicable Law, (ii) were not issued in violation of the Governing Documents of GG and (iii) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the GG Governing Documents or any Contract to which GG is a party or is otherwise bound. Except (i) for this Agreement, (ii) the other Transaction Documents and the Transactions, (iii) as set forth in GG’s Governing Documents and (iv) the GG Warrants, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, restricted stock units, performance stock units, phantom stock/share, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which GG is a party or by which GG is bound obligating GG to issue, deliver, sell, or cause to be issued, delivered or sold, any shares of capital stock of, other equity interests in or debt securities of, GG.

(b) GG has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

(c) As of date of this Agreement, (i) GG and ListCo have entered into PIPE Subscription Agreements with PIPE Investors, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a PIPE Investment equal to the PIPE Investment Amount, (ii) GG, the Sponsor Insiders and ListCo have entered into a Sponsor Subscription Agreement, pursuant to which, and on the terms and subject to the conditions of which, the Sponsor Insiders have agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a Sponsor Investment equal to the Sponsor Investment Amount and (iii) GG, VCC and ListCo have entered into a VCC PIPE Subscription Agreement, pursuant to which, and on the terms and subject to the conditions of which, VCC has agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a VCC PIPE Investment equal to the VCC PIPE Investment Amount. The Subscription Agreements are in full force and effect with respect to, and binding on, GG and, to the knowledge of GG, on each PIPE Investor party thereto, in accordance with their terms.

Section 5.05 Trust Account. As of the date of the Agreement, GG has an amount in cash equal to at least $800,000,000 in a trust account (the “Trust Account”) for the benefit of GG’s public stockholders, maintained by

Computershare Trust Company, N.A., acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 25, 2021, between GG and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of GG and, to the knowledge of GG, the Trustee, enforceable in accordance with its terms, subject to Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of GG, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would cause the description of the Trust Agreement in the GG SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, the GG SEC Reports to be inaccurate in any material respect or, to GG’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions, permitted regulatory withdrawals or Taxes, (ii) the Pre-Closing GG Holders who shall have elected to redeem their pre-Closing GG Class A Shares pursuant to the Governing Documents of GG or (iii) if GG fails to complete a business combination within the allotted time period set forth in the Governing Documents of GG and liquidates the Trust Account, subject to the terms of the Trust Agreement, GG (in limited amounts to permit GG to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of GG) and then the Pre-Closing GG Holders). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the GG Governing Documents and GG’s final prospectus dated March 22, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. GG has performed all material obligations required to be performed by it to-date under, and complied in all material respects with the terms of, the Trust Agreement, and is not in default, breach or delinquent in performance in any material respect under the Trust Agreement, and, to the knowledge of GG, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Proceedings pending or, to the knowledge of GG, threatened with respect to the Trust Account. Since March 25, 2021, GG has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of GG to dissolve or liquidate pursuant to the GG Governing Documents shall terminate, and, as of the Effective Time, GG shall have no obligation whatsoever pursuant to the GG Governing Documents to dissolve and liquidate the assets of GG by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no holder of GG Shares shall be entitled to receive any amount from the Trust Account except to the extent such holder is a Redeeming Stockholder.

Section 5.06 SEC Filings. GG has timely filed or furnished all required registration statements, forms, reports, schedules and other documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing through the date of this Agreement, the “GG SEC Reports”), and, as of the Closing, shall have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional GG SEC Reports”). All GG SEC Reports, Additional GG SEC Reports, any correspondence from or to the SEC or the Stock Exchange (other than such correspondence in connection with the initial public offering of GG) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing are, or will be, as applicable, available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The GG SEC Reports were, and the Additional GG SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The GG SEC Reports did not, and the Additional GG SEC Reports will not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading (for purposes of the Additional GG SEC Reports, assuming that the representation and warranty set forth in Section 4.09 is true and correct in all respects with respect to all information supplied by or on behalf of Parent and its Subsidiaries expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, to the knowledge of GG, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the GG SEC Reports.

Section 5.07 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of GG’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) GG has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act), which are, to GG’s knowledge, sufficient to provide reasonable assurance regarding the reliability of GG’s financial reporting and the preparation of GG’s Financial Statements for external purposes in accordance with GAAP and (ii) GG has established and maintained disclosure controls and procedures as required under Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to GG is made known to GG’s principal executive officer and principal financial officer by others within GG.

(b) GG has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, except as set forth in Section 5.07(c) of the GG Disclosure Schedules, GG has complied in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The GG Units, GG Class A Shares and GG Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. As of the date of this Agreement, there is no Proceeding pending or, to GG’s knowledge, threatened against GG by the Stock Exchange or the SEC with respect to any intention by such entity to deregister GG Units, GG Class A Shares or GG Warrants or prohibit or terminate the listing of GG Units, GG Class A Shares or GG Warrants on the Stock Exchange. GG has not taken any action that is designed to terminate the registration of GG Units, GG Class A Shares or GG Warrants under the Exchange Act.

(d) The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the GG SEC Reports (the “GG Financial Statements”) (i) fairly present in all material respects the financial position of GG as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited GG Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) GG has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for GG’s and its Subsidiaries’ assets. GG maintains and, for all periods covered by the GG Financial Statements, has maintained books and records of GG in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of GG in all material respects.

(f) Since its incorporation, neither GG (including any employee thereof) nor GG’s independent auditors have identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GG; (ii) any fraud, whether or not material, that involves GG’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GG; or (iii) any claim or allegation regarding any of the foregoing.

(g) Section 5.07(g) of the GG Disclosure Schedules sets forth the principal amount of all of the outstanding Indebtedness for borrowed money, as of the date hereof, of GG.

Section 5.08 No Undisclosed Liabilities. As of the date of this Agreement, except for the Liabilities (a) set forth or disclosed in the GG Financial Statements included in the GG SEC Reports, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the Transactions, (c) that have arisen since the date of GG’s most recent consolidated balance sheets (and the notes thereto) included in the GG SEC Reports or (d) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to GG, GG does not have any Liabilities that are required by GAAP to be set forth on a consolidated balance sheet of GG, whether or not accrued, contingent or otherwise.

Section 5.09 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to GG’s knowledge, threatened against or involving GG that, if adversely decided or resolved, would be material to GG. Neither GG nor any of their respective properties or assets is subject to any material Governmental Order. There are no material Proceedings by GG pending against any other Person.

Section 5.10 Compliance with Laws. GG is (and since its incorporation has been) in compliance with all applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to GG.

Section 5.11 Business Activities.

(a) Since its incorporation, GG has not conducted any business activities other than activities related to GG’s initial public offering or directed toward the accomplishment of a business combination.

(b) GG does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) GG does not own or lease any real property or material personal property.

Section 5.12 Contracts. Section 5.12 of the GG Disclosure Schedules sets forth a list of each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement), as of the date of this Agreement, to which GG is a party or by which any of its assets are bound (excluding those included in the GG SEC Reports) (the material Contracts included in Section 5.12 of the GG Disclosure Schedules and the GG SEC Reports, the “GG Material Contracts”). Each GG Material Contract is, as of the date of this Agreement, (a) in full force and effect and (b) a legal, valid and binding obligation of GG, enforceable in accordance with its terms against GG and, to the knowledge of GG, the other parties thereto, in each case, subject to the Enforceability Exceptions. True, complete and correct copies of the GG Material Contracts have been made available to Parent.

Section 5.13 Employee Benefit Plans. As of the date of this Agreement, GG does not maintain, sponsor or contribute to, any Benefit Plan or employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any other plan, policy, program, arrangement or agreement that provides compensation and/or benefits to any current or former employee, officer, director or individual independent contractor thereof (“GG Benefit Plans”), nor does GG have any obligation or commitment to create or adopt any such GG Benefit Plan.

Section 5.14 Taxes.

(a) All material Tax Returns required by Law to be filed by GG have been timely filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by GG have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate Proceedings and for which reserves have been established in accordance with GAAP.

(c) GG has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No written claim has been made by any Governmental Authority in a jurisdiction where GG does not file Tax Returns that GG is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction which claim has not been withdrawn or otherwise resolved

(e) GG is not a party to, or bound by, any Tax allocation, Tax sharing, Tax indemnification or similar agreement that will remain in effect after the Closing Date (other than customary provisions in agreements the primary purpose of which does not relate to Taxes).

(f) GG is not engaged in any material audit, administrative Proceeding or judicial Proceeding with respect to a material amount of Taxes. GG has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved.

(g) There are no Liens with respect to material Taxes on any of the assets of GG, other than Permitted Liens.

(h) GG does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case of clause (i), (ii) and (iii), for liabilities pursuant to commercial Contracts not primarily relating to Taxes or customary financing arrangements).

(i) GG has not taken any action (or permitted any action to be taken) or failed to take any action, nor is GG aware of any fact, plan or circumstance, which action, failure to act, fact, plan or circumstance would reasonably be expected to prevent the Merger and the Pre-Closing Consolidation, Sponsor Investment, VCC PIPE Investment, PIPE Investment and the issuance of the VCC Preference Shares from qualifying for the U.S. Intended Tax Treatment, in each case other than as contemplated by this Agreement or any other Transaction Document.

Section 5.15 Absence of Changes. Since December 31, 2020 and through the date of this Agreement, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of GG to enter into and perform its obligations under this Agreement (a “GG Material Adverse Effect”) and (b) except as expressly contemplated by this Agreement, any other Transaction Document or in connection with the Transactions, GG has conducted its business in the ordinary course in all material respects, other than due to any actions taken due to any COVID-19 Measure.

Section 5.16 Transactions with Affiliates. Except for the Contracts set forth on the GG Disclosure Schedules, there are no Contracts between (a) GG, on the one hand, and any (b) officer, director, employee, partner, member, manager, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of Parent or any of its Subsidiaries, or Affiliate of GG or any immediate family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “GG Related Party”).

Section 5.17 Investment Company Act. GG is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940.

Section 5.18 GG Recommendation. The GG Board has, at a meeting duly called and held at which all directors of GG were present, duly and unanimously adopted resolutions (a) determining that this Agreement and the Transactions, including the Merger, are advisable, and in the best interests of, GG and the holders of GG Shares, (b) approving and declaring advisable this Agreement and the Transactions, including the Merger, (c) directing that this Agreement be submitted to the holders of GG Shares for their adoption and (d) resolving to make the GG Recommendation, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.07(b). The GG Board has received the opinion of its financial advisor, Barclays Capital Inc., to the effect that, as of the date thereof and based upon and subject to the qualifications, assumptions, limitations and other matters set forth therein, the Per Share GG Consideration to be received by the holders of GG Class A Shares, other than the Sponsor and any of its affiliates, in the Merger is fair, from a financial point of view, to the holders of outstanding GG Class A Shares, other than the Sponsor and any of its affiliates.

Section 5.19 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of GG for which GG has any obligation.

Section 5.20 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, GG expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement shall, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing GG Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that GG makes no representations or warranties as to the information contained in or omitted from the Registration Statement/Proxy Statement in reliance upon and in conformity with information furnished in writing to GG by or on behalf of Parent specifically for inclusion in the Registration Statement/Proxy Statement.

ARTICLE VI

COVENANTS OF PARENT AND THE COMPANY

Section 6.01 Conduct of Business of the Company During the Interim Period.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), Parent and the Company shall and shall cause their respective Subsidiaries to use their commercially reasonable efforts to (i) conduct and operate the business of the Company and its Subsidiaries in the ordinary course of business and (ii) preserve intact the current business organization and ongoing business of the Company and its Subsidiaries and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries, (iii) keep available the services of their present officers and other key employees, in each case, except as otherwise contemplated by and in accordance with this Agreement or any other Transaction Document, including, for the avoidance of doubt, with respect to the Pre-Closing Reorganization, as required by applicable Law or COVID-19 Measures, as set forth on Section 6.01(a) of the Parent Disclosure Schedules, or as consented to in writing by GG (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Without limiting the generality of the foregoing, except as otherwise contemplated by and in accordance with this Agreement or any other Transaction Document, including, for the avoidance of doubt, with respect to the Pre-Closing Reorganization, as required by applicable Law or COVID Measures, as set forth on Section 6.01(b) of the Parent Disclosure Schedules or as consented to in writing by GG (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, Parent, with respect to the Company and its Subsidiaries, shall not, and shall cause the Company and its Subsidiaries not to, do any of the following:

(i) (A) merge, consolidate, combine or amalgamate the Company or any of its Subsidiaries with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a material portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof for an aggregate purchase price in excess of $50,000,000;

(ii) (A) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional Equity Securities of Parent or any of its Subsidiaries, or adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company or its Subsidiaries, or (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of the Company or its Subsidiaries, except with respect to the foregoing clauses (A) and (B), (1) for the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such Equity Securities or (2) for transactions between the Company and any of its wholly owned Subsidiaries or between wholly owned Subsidiaries of the Company;

(iii) adopt any amendments, supplements, restatements or modifications to the Governing Documents of the Company or its Subsidiaries, except, with respect to the Company’s Subsidiaries, (A) in the ordinary course of business, (B) as would not materially restrict the operations of such Subsidiary and (C) as would not have an adverse impact on GG;

(iv) other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another of the Company’s wholly owned Subsidiaries, (A) make, declare or pay any dividend or distribution (whether in cash, stock or property) to Parent Shareholders in their capacities as Parent Shareholders, or (B) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than Permitted Liens), (1) any Equity Securities of the Company or its Subsidiaries or (2) any options, warrants, stock units, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company or its Subsidiaries to issue, deliver or sell any Equity Securities of the Company or its Subsidiaries;

(v) (A) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or (B) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than (1) ordinary course trade payables that are not past due or (2) Indebtedness in an aggregate amount less than $1,000,000,000;

(vi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person (including to any of Parent’s or its Subsidiaries’ officers, employees, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than (A) the reimbursement of expenses of employees in the ordinary course of business and (B) loans solely between or among any of the Company and its Subsidiaries;

(vii) (A) sell, transfer, assign, abandon, lease, license, sublicense or convey or otherwise dispose of any material assets (excluding Intellectual Property), properties or business of the Company or its Subsidiaries, other than dispositions of obsolete or worthless assets and other than in the ordinary course of business or (B) create, subject or incur any Lien on any material assets, properties or business of the Company or its Subsidiaries (other than a Permitted Lien or in connection with the incurrence of Indebtedness otherwise permitted by this Section 6.01(b));

(viii) (A) transfer, sell, assign, abandon, license or sublicense (other than grant non-exclusive licenses in the ordinary course of business), let expire (other than expiration of Intellectual Property rights in accordance with its maximum statutory term) or otherwise dispose of any Intellectual Property material to the Company or any of its Subsidiaries or (B) disclose any trade secrets material to the Company or any of its Subsidiaries (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business);

(ix) other than in the ordinary course of business, (A) materially amend, modify or terminate, or waive or release any material rights, claims or benefits under, any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract) or (B) enter into any Contract that would constitute a Material Contract had it been entered into prior to the date of this Agreement;

(x) except as required under the terms of any Company Benefit Plan or Labor Agreement, (A) materially amend or modify, adopt, enter into or terminate any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a material Company Benefit Plan if in effect as of the date of this Agreement, (B) materially increase or agree to materially increase the compensation or benefits payable to any current or former director, manager, officer, individual service provider or employee with annual base compensation exceeding $150,000 (in each case, other than ordinary course merit-based increases, consistent with past practice), (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries or (D) issue or grant any Equity Securities to an employee, director or other individual service provider;

(xi) (A) waive, release, compromise, settle or satisfy any pending or threatened Proceeding or (B) enter into any settlement, conciliation or similar Contract, in each case of clauses (A) and (B), the performance of which would involve the payment by the Company or any of its Subsidiaries, in each case, in excess of $10,000,000, or that imposes, or by its terms shall impose at any point in the future, any material, non-monetary obligations on the Company or any of its Subsidiaries;

(xii) make any capital expenditures (or commit to make any capital expenditures) that in the aggregate exceed $100,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget made available to GG;

(xiii) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or IFRS (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any of its Subsidiaries;

(xv) enter into any agreement that materially restricts the ability of the Company or any of its Subsidiaries (including, following the Closing, ListCo and any of its Subsidiaries) to engage or compete in any material line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries (including, following the Closing, ListCo and any of its Subsidiaries) to enter a new material line of business;

(xvi) enter into, renew or amend in any material respect any Company Related Party Contract; or

(xvii) enter into any material new line of business outside of (A) the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement, (B) any business contemplated to be conducted in accordance with the Company’s annual budget made available to GG or (C) any business directly related to the research, design, manufacture, production, sale or lease of electric vehicles and/or electric vehicle technology; or

(xviii) enter into any Contract to take, or cause to be taken, or resolve to take, any of the actions set forth in this Section 6.01(b).

(c) Notwithstanding anything in this Agreement to the contrary, nothing set forth in this Agreement shall give GG, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries during the Interim Period.

(d) For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Company or any of its Subsidiaries may declare, set aside, make or pay a dividend on, or make any other cash distribution or cash payment in respect of, any Equity Securities of Company.

Section 6.02 Trust Account Waiver. Each of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub acknowledges that GG is a blank check company with the power and privileges to effect a business combination, and that such Party has read the IPO Prospectus, GG SEC Reports, GG’s Governing Documents and the Trust Agreement and understands that GG has established the Trust Account described therein for the benefit of GG’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub further acknowledges that, if the Transactions, or, in the event this Agreement is terminated pursuant to its terms, another business combination, is not consummated by March 22, 2023 or such later date as is approved by the stockholders of GG to complete a business combination, GG shall be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub (on behalf of itself and its Affiliates), notwithstanding anything to the contrary in this Agreement, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by GG or any of its Affiliates for any reason whatsoever, and shall not seek recourse against the Trust Account at any time for any reason whatsoever, including for any Willful Breach of this Agreement; provided that nothing herein shall serve to limit or prohibit Parent’s, Polestar Singapore’s, Polestar Sweden’s, ListCo’s or Merger Sub’s right to pursue a claim against GG or any of its Affiliates for legal relief against assets held outside of the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Section 11.14 for specific performance or other injunctive relief (so long as such claim would not affect GG’s ability to fulfill its redemption obligations). This Section 6.02 shall survive the termination of this Agreement for any reason.

Section 6.03 GG D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of GG, as provided in GG’s Governing Documents or otherwise in effect as of the Closing Date, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) ListCo shall, and shall cause the Surviving SPAC to, perform and discharge all obligations to provide such indemnity and exculpation during such six-year period in each case to the maximum extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six-year period, ListCo shall, and shall cause the Surviving SPAC to, advance expenses in connection with such indemnification as provided in GG’s Governing Documents. The indemnification and liability limitation or exculpation provisions of GG’s Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of GG (the “GG D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such GG D&O Person was a director or officer of GG prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) ListCo shall not have any obligation under this Section 6.03 to any GG D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such GG D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Parent shall cause ListCo to, and ListCo shall, purchase, at or prior to the Closing, and maintain, or cause to be maintained, in effect for a period of six (6) years after the Closing Date, without any lapse in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policies of GG as of the date of this Agreement with respect to matters occurring on or prior to the Closing (the “GG D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the GG’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that ListCo shall not be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by GG prior to the date of this Agreement and, in such event, ListCo shall purchase the maximum coverage available for 300% of the most recent annual premium paid by GG prior to the date of this Agreement.

(d) If ListCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall Transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ListCo shall assume all of the obligations set forth in this Section 6.03.

(e) The GG D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.03 are intended to be third-party beneficiaries of this Section 6.03. This Section 6.03 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of ListCo and the Company and its Subsidiaries.

Section 6.04 Company Party D&O Indemnification and Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of any Company Party, as provided in such Company

Party’s Governing Documents or otherwise in effect as of the date of the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) ListCo shall cause each other Company Party to perform and discharge all obligations to provide such indemnity and exculpation during such six-year period in each case to the maximum extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six-year period, ListCo shall cause the each Company Party to advance expenses in connection with such indemnification as provided in the Company Parties’ Governing Documents. The indemnification and liability limitation or exculpation provisions of the Company Parties’ Governing Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of any Company Party (the “Company Party D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Company Party D&O Person was a director or officer of any Company Party prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) ListCo shall not have any obligation under this Section 6.04 to any Company Party D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company Party D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Parent shall cause ListCo to, and ListCo shall, purchase, at or prior to the Closing, and maintain, or cause to be maintained, in effect for a period of six (6) years after the Closing Date, without any lapse in coverage, a “tail” policy providing directors’ and officers’ liability, employment practices liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policies of any Company Party as of the date of this Agreement with respect to matters occurring on or prior to the Closing (the “Company Party D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the Company Parties’ directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies as of the date of this Agreement; provided that ListCo shall not be obligated to pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by such Company Party prior to the date of this Agreement and, in such event, the Company Parties shall purchase the maximum coverage available for 300% of the most recent annual premium paid by such Company Party prior to the date of this Agreement.

(d) If ListCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall Transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ListCo shall assume all of the obligations set forth in this Section 6.04.

(e) The Company Party D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.04 are intended to be third-party beneficiaries of this Section 6.04. This Section 6.04 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of ListCo and the Company and its Subsidiaries.

Section 6.05 Financial Information.

(a) As soon as reasonably practicable following the date of this Agreement (and in any event no later than November 22, 2021), Parent shall use reasonable best efforts to deliver to ListCo and GG the Closing Company Financial Statements. The Closing Company Financial Statements (i) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of Parent and its Subsidiaries as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and shall contain an unqualified report of Parent’s auditor and (iv) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) Parent shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of Parent, ListCo, the Company and GG or any of their respective Subsidiaries in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by ListCo or GG with the SEC in connection with the Transactions and (ii) to obtain the consents of the Company auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.06 Stock Exchange Listing. Parent shall cause ListCo to, and ListCo shall, use its reasonable best efforts to cause the ListCo Class A ADSs that constitute the GG Share Consideration and either the ListCo Class C-1 ADSs or ListCo AD Warrants, as applicable, issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and GG, Parent, Polestar Singapore, Polestar Sweden and Merger Sub shall reasonably cooperate in connection therewith), subject only to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause ListCo to satisfy any applicable initial and continuing listing requirements of the Stock Exchange.

Section 6.07 Required Parent Shareholder Approval. Parent shall use its reasonable best efforts to solicit and obtain, and deliver to GG, the Required Parent Shareholder Approval within twenty-four (24) hours following the execution and delivery of this Agreement. In the event Parent is not able to obtain the Required Parent Shareholder Approval in such manner and GG does not elect to exercise its right to terminate this Agreement, Parent shall duly convene and hold a shareholders’ meeting in accordance with Parent’s Governing Documents for the purpose of voting solely upon the Required Parent Shareholder Approval as soon as reasonably practicable, in which case Parent shall obtain the Required Parent Shareholder Approval at such meeting of the Parent Shareholders and shall take all other action necessary or advisable to secure the Required Parent Shareholder Approval as soon as reasonably practicable.

Section 6.08 Pre-Closing Reorganization. Prior to the Closing, Parent shall, and shall cause ListCo, the Company and their respective Subsidiaries to, complete a reorganization, in accordance with the steps and transactions set forth on Exhibit E attached hereto, with such modifications as Parent and GG may agree in writing (not to be unreasonably withheld, conditioned or delayed by either Party) (such transactions, the “Pre-Closing Reorganization). Pursuant to, and in accordance with, the Pre-Closing Reorganization, Parent shall cause ListCo to adopt new articles of association to be in substantially the form attached hereto as Exhibit F (the “ListCo New Articles of Association”), as the same may be revised by Parent in the event the Requisite GG Warrantholder Approval is obtained to reflect the terms of the ListCo Class C-1 Shares and ListCo Class C-2 Shares set forth in Exhibit J (such revisions to be approved by GG, not to be unreasonably withheld) and subject to such further amendments as may be agreed between GG and ListCo.

Section 6.09 Employee Matters.

(a) Prior to the Closing (but after the completion of the Pre-Closing Reorganization), the ListCo Board and the Parent Board shall approve and adopt the Incentive Equity Plan in the form attached hereto as Exhibit G, with such changes as may be agreed in writing between ListCo, GG and Parent (the “Incentive Equity Plan”), reserving 10,000,000 ListCo Class A Shares for issuance thereunder and providing that the number of ListCo Class A Shares reserved for issuance thereunder shall automatically increase annually on January 1 of each calendar year during the term of the Incentive Equity Plan (such date, the “Evergreen Commencement Date”) and ending on and including the ninth anniversary of the Evergreen Commencement Date, in an amount equal to the lesser of (i) 0.5% of the aggregate number of ListCo Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of ListCo Shares as determined by the ListCo Board. As soon as reasonably practicable and permitted following the Closing Date and subject to stockholder approval of the Incentive Equity Plan, ListCo shall take commercially reasonable efforts to file an effective registration statement on Form S-8 (or other applicable form) with respect to the ListCo Class A Shares issuable under the Incentive Equity Plan, and ListCo shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b) Prior to the Closing (but after the completion of the Pre-Closing Reorganization), the ListCo Board and the Parent Board shall approve and adopt an employee stock purchase plan in the form attached hereto as Exhibit H, with such changes as may be agreed in writing between ListCo, GG and Parent and subject to stockholder approval (the “Equity Purchase Plan”), reserving 2,000,000 ListCo Class A Shares for issuance thereunder and providing that the number of ListCo Class A Shares reserved for issuance thereunder shall automatically increase annually on the first day of each fiscal year beginning with the Evergreen Commencement Date in an amount equal to the lesser of (i) 0.1% of the aggregate number of ListCo Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of ListCo Shares as determined by the ListCo Board.

Section 6.10 Termination of Parent Shareholders Agreement. Parent shall, and shall cause each of the Parent Shareholders to, take, or cause to be taken, all actions necessary or advisable to terminate, effective as of the Closing, the Parent Shareholders Agreement without any further obligations or Liabilities.

Section 6.11 Parent Liquidation. Parent shall use its commercially reasonable efforts to liquidate voluntarily in the 2022 calendar year and distribute all of its ListCo stock to the Parent Shareholders.

Section 6.12 Conversion to Public Company. ListCo undertakes that it shall, and Parent undertakes to cause ListCo to, re-register as a public company under the UK Companies Act 2006 prior to the Closing and to issue the GBP redeemable preferred shares wholly for cash with a nominal value of GBP50,000 to Parent (or such other person as Parent and GG may agree in writing).

Section 6.13 UK Takeover Code. ListCo undertakes that it shall, and Parent undertakes to cause ListCo to, seek confirmation prior to the Closing from the UK Takeover Panel that the UK Takeover Code will not apply to ListCo with effect from the Closing.

Section 6.14 UK Companies Act 2006. If the Requisite Warrantholder Approval is obtained and accordingly ListCo Class C-1 Shares and ListCo Class C-2 Shares are to be allotted pursuant to this Agreement, ListCo shall comply with the requirements of section 593 of the UK Companies Act 2006 that section and provide GG with reasonable evidence of such compliance.

ARTICLE VII

COVENANTS OF GG

Section 7.01 Conduct of GG During the Interim Period.

(a) During the Interim Period, GG shall not, except as otherwise contemplated by this Agreement or any other Transaction Document, as required by applicable Law or COVID-19 Measures, as set forth on Section 7.01 of the GG Disclosure Schedules or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of GG, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of GG, other than, for the avoidance of doubt, in connection with the GG Stockholder Redemptions;

(ii) (A) merge, consolidate, combine or amalgamate GG with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or any portion of the assets of any corporation, partnership, association or other business entity or organization or division thereof);

(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities;

(iv) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or GG’s Governing Documents;

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than Permitted Liens) (A) any of its Equity Securities or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating GG to issue, deliver or sell any of its Equity Securities;

(vi) incur, guarantee or otherwise become liable for any Indebtedness, other than the incurrence of Indebtedness pursuant to working capital loans in an aggregate amount not to exceed $2,000,000;

(vii) hire or engage any manager, officer, employee or other individual service provider with compensation exceeding $250,000;

(viii) make any loans or advances to, or capital contributions to, or guarantees for the benefit of, or any investments in, any other Person;

(ix) enter into any Contract, except for Contracts contemplated by this Agreement or Contracts related to the Transactions;

(x) engage in any activities or business, other than activities or business (A) conducted by GG as of the date of this Agreement (B) in connection with or incident or related to GG’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by the Additional GG SEC Reports, (C) contemplated by, or incident or related to, this Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (D) that are (1) administrative or ministerial and (2) immaterial in nature;

(xi) adopt or enter into any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement;

(xii) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving GG (other than as contemplated by this Agreement or any other Transaction Document); or

(xiii) enter into any agreement to do any of the action prohibited under this Section 7.01.

(b) Notwithstanding anything in this Section 7.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give Parent, ListCo, the Company or any of their respective Subsidiaries, directly or indirectly, the right to control or direct the operations of GG during the Interim Period.

Section 7.02 Shareholder Litigation. In the event that any litigation related to the Transaction Documents or the Transactions is brought, or, to the knowledge of GG, threatened in writing, against GG or the GG Board by any of GG’s shareholders prior to the Closing, GG shall promptly notify Parent of any such litigation and keep Parent reasonably informed with respect to the status thereof. GG shall provide Parent the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation (at Parent’s sole cost and expense), and shall give due consideration to Parent’s advice with respect to such litigation. Except as provided in Section 7.02 of the GG Disclosure Schedules, GG shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.03 GG Public Filings. From the date of this Agreement through the Effective Time, GG shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.04 Trust Account Proceeds and Redemptions. Upon satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing) and provision of notice thereof to the Trustee (which notice GG shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, GG (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to holders of GG Shares pursuant to the GG Stockholder Redemptions and (B) pay all remaining amounts then available in the Trust Account to GG for immediate use (or otherwise in accordance with GG’s instructions), subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.05 PIPE Subscriptions.

(a) Unless otherwise approved in writing by Parent and GG, and except for any actions that would not (i) increase conditionality or impose any new obligation on Parent, Polestar Singapore, Polestar Sweden, ListCo or GG, (ii) reduce the PIPE Investment Amount or the subscription amount under any Subscription Agreement or the VCC Preference Subscription Agreement or (iii) reduce or impair the rights of GG or ListCo under any Subscription Agreement or the VCC Preference Subscription Agreement, none of GG, Parent, Polestar Singapore, Polestar Sweden, or ListCo shall permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the VCC Preference Subscription Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision).

(b) During the Interim Period, GG, on the one hand, and Parent, Polestar Singapore, Polestar Sweden, and ListCo, on the other hand, shall use their respective reasonable best efforts to, and shall instruct their respective financial advisors to, keep the Parties reasonably informed with respect to the PIPE Investment, the Sponsor Investment, the VCC PIPE Investment and the subscription for VCC Preference Shares contemplated by the VCC Preference Subscription Agreement, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, GG, Parent, ListCo, Polestar Singapore, Polestar Sweden, or their respective financial advisors with respect to such matters; provided that each of GG and Parent, ListCo, Polestar Singapore and Polestar Sweden acknowledges and agrees that, except as set forth on Section 5.19 of the GG Disclosure Schedules, none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by each of GG and Parent in writing.

Section 7.06 De-Listing. Prior to the Closing, GG shall reasonably cooperate with ListCo and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list GG Units, GG Class A Shares and GG Warrants from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Effective Time (and in no event later than five (5) Business Days thereafter).

Section 7.07 No Change of Recommendation.

(a) Except as permitted by Section 7.07(b), the GG Board, including any committee thereof, shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the GG Recommendation in a manner adverse to Parent, ListCo or the Company; or

(ii) fail to include the GG Recommendation in the Registration Statement/Proxy Statement (any of the actions set forth in the foregoing clauses (i) and (ii), a “GG Change of Recommendation”).

(b) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Required GG Stockholder Approval, the GG Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that in response to a GG Intervening Event, the failure to make a GG Change of Recommendation would be inconsistent with the GG Board’s fiduciary duties under applicable Law, the GG Board may, prior to obtaining the Required GG Stockholder Approval, make a GG Change of Recommendation; provided, however, that GG shall not be entitled to make, or agree or resolve to make, a GG Change of Recommendation unless (i) GG delivers to Parent a written notice (a “GG Intervening Event Notice”) advising Parent that the GG Board proposes to take such action and containing the material facts underlying the GG Board’s determination that a GG Intervening Event has occurred and that failure to make a GG Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law and (ii) at or after 5:00 p.m., New York time, on the fourth Business Day immediately following the day on which GG delivered the GG Intervening Event Notice (such period from the time the GG Intervening Event Notice is provided until 5:00 p.m., New York time, on the fourth Business Day immediately following the day on which GG delivered the GG Intervening Event Notice (it being understood that any material development with respect to a GG Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “GG Intervening Event Notice Period”), the GG Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a GG Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by Parent, GG shall, and shall use its reasonable best efforts to cause its Representatives to, during the GG Intervening Event Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that the failure to make a GG Change of Recommendation would not be inconsistent with the GG Board’s fiduciary duties under applicable Law.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 Post-Closing ListCo Board. Prior to the Effective Time, Parent and ListCo shall take all actions necessary to cause, in each case, effective as of the Effective Time (a) the ListCo Board to be composed of a number of directors as set forth on Section 8.01 of the Parent Disclosure Schedules and (b) the initial directors of the ListCo Board to consist of (i) one (1) independent director as reasonably determined by Sponsor and consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) four (4) independent directors as reasonably determined by Parent and consented to in writing by Sponsor (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) the remaining directors as reasonably determined by Parent, in each case, in accordance with Section 8.01 of the Parent Disclosure Schedules, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of ListCo.

Section 8.02 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of GG and Parent shall, and, GG shall cause its Affiliates, and Parent shall cause its Subsidiaries to, (i) use reasonable best efforts to assemble, prepare and file notifications or any information (and, as needed, to supplement such notifications or information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, and, in the case of any notifications to be filed under the HSR Act, to submit such notifications no later than fifteen (15) Business Days after the date of this Agreement, (ii) use reasonable best efforts to deliver the notices to, and/or obtain the consents of, the third parties set forth on Section 8.02(a) of the Parent Disclosure Schedules, in each case as set forth therein, in connection with the Transactions, (iii) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the Transactions, including using reasonable best efforts to obtain all material approvals of Governmental Authorities that any of GG, Parent, ListCo, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall GG, Parent, ListCo, the Company or any of their respective Affiliates be obligated to bear any expense, pay any fee (except as set forth in the last sentence of Section 8.02(b), and excluding any expenses or fees payable to the SEC in connection with the Transactions, including the Registration Statement/Proxy Statement) or grant any concession in connection with obtaining any such approvals, and that each Party shall bear its out-of-pocket costs and expenses in connection with obtaining any such approvals and (iv) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article IX or otherwise to comply with this Agreement.

(b) Each Party shall promptly inform the other Parties of any substantive communication between itself and any Governmental Authority regarding any of the Transactions. Without limiting the foregoing, no Party shall, and each Party shall cause its Affiliates not to, enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior consent of the other Parties. In connection with obtaining any such approvals, nothing in this Section 8.02 obligates any Party or any of its Affiliates to agree to, and Parent, with respect to the Company and its Subsidiaries, shall not without GG’s written consent, agree with any Governmental Authority to (i) sell, license or otherwise dispose of, or hold separate or agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of GG and any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations of any Party or any of its Affiliates, (iii) amend, assign or terminate existing licenses or other Contracts of any Party or any of its Affiliates or (iv) enter into new licenses or other Contracts in respect of any Party or any of its Affiliates. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with such other Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed). Except to the extent otherwise constituting a Company Transaction Expense hereunder, whether or not the Transactions are consummated, Parent and GG shall each be responsible for 50% of the filing fees paid or payable to any Governmental Authority (including filing fees under the HSR Act or any other applicable Law) in connection with the Transactions other than filing fees under the HSR Act for the acquisitions by PIPE Investors for the PIPE Investment or Earn Out Holders for the Earn Out Shares (which shall be the sole responsibility of the PIPE Investors or Earn Out Holders, as appropriate).

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties shall give legal counsel for the other Parties a reasonable opportunity to review in advance, and shall consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the Transactions unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties in advance. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

(d) Without limiting the foregoing, GG, Parent, Polestar Singapore, Polestar Sweden and ListCo shall use reasonable best efforts to (i) consummate the transactions contemplated by the Subscription Agreements and the VCC Preference Subscription Agreement on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and the VCC Preference Subscription Agreement, (ii) satisfy on a timely basis all conditions and perform in all material respects all covenants applicable to them in the Subscription Agreements and the VCC Preference Subscription Agreement and otherwise comply with their obligations thereunder, (iii) in the event that all conditions in the Subscription Agreements and the VCC Preference Subscription Agreement (other than conditions whose satisfaction is controlled by the Parties or their Affiliates and other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements and the VCC Preference Subscription Agreement at the time contemplated hereby, (iv) confer with each other regarding scheduling of the Closing Date (as defined in the Subscription Agreements and the VCC Preference Subscription Agreement), (v) deliver notices to counterparties to the Subscription Agreements and the VCC Preference Subscription Agreement at least five (5) Business Days prior to the Closing to cause them to fund their obligations at least two (2) Business Days prior to the date that the Closing is scheduled to occur hereunder and (vi) enforce their rights, as applicable, under the Subscription Agreements and the VCC Preference Subscription Agreement in the event that all conditions in the Subscription Agreements and the VCC Preference Subscription Agreement (other than conditions whose satisfaction is controlled by the Parties or any of their Affiliates and other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions of Closing) have been satisfied, to cause (A) each PIPE Investor to pay the subscription price set forth in its PIPE Subscription Agreement, (B) Sponsor to pay the subscription price set forth in the Sponsor Subscription Agreement, (C) Snita to pay the subscription price set forth in the VCC PIPE Subscription Agreement and (D) Snita to pay the subscription price set forth in the VCC Preference Subscription Agreement.

Section 8.03 Registration Statement/Proxy Statement; GG Special Meeting; GG Warrantholder Approval.

(a) Registration Statement/Proxy Statement.

(i) As promptly as practicable (and, in any event, within thirty (30) Business Days following the delivery of the Closing Company Financial Statements) following the date of this Agreement, GG, ListCo, the Company and Parent shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and ListCo shall file with the SEC, the Registration Statement/Proxy Statement. Each of GG, ListCo, the Company and Parent shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to Parent, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC), (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff, (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Without limiting the generality of the foregoing, Parent, ListCo, the Company and GG shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.

(ii) GG, on the one hand, and Parent, the Company, ListCo and Merger Sub, on the other hand, shall promptly furnish to the other all information concerning such Party (including with respect to the Company, information concerning itself and its Subsidiaries) and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 8.03(a) or for including in any other statement, filing, notice or application made by or on behalf of GG or ListCo to the SEC or the Stock Exchange in connection with the Transactions, including delivering customary Tax representation letters to counsel to enable counsel to deliver any Tax opinions requested or required by the SEC or to be submitted in connection therewith as described in Section 8.06(a). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (A) such Party shall promptly inform, in the case of GG, Parent, the Company and ListCo, or, in the case of Parent, the Company, ListCo or Merger Sub, GG, thereof, (B) such Party shall prepare and mutually agree upon with, in the case of GG, Parent, the Company and ListCo, or, in the case of Parent, the Company, ListCo or Merger Sub, GG (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement, (C) ListCo shall file such mutually agreed upon amendment or supplement with the SEC and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing GG Holders. Parent shall promptly advise GG of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of ListCo Class A Shares for offering or sale in any jurisdiction, and each of GG and ListCo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii) Each of the Parties shall use its reasonable best efforts to ensure that none of the information related to such Party (including with respect to the Company, information related to itself and its Subsidiaries) or any of such Party’s Representatives, supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement shall, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) GG Special Meeting. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act and, in any event within forty-five (45) days of the effectiveness of the Registration Statement/Proxy Statement, GG shall (a) duly give notice of a meeting of the GG stockholders (the “Special Meeting”), (b) cause the Registration Statement/Proxy Statement to be mailed to the GG stockholders and (c) duly convene and hold the Special Meeting, in each case, in accordance with the Governing Documents of GG and applicable Law, for the purposes of obtaining the Required GG Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect the GG Stockholder Redemptions. GG shall, through the GG Board, recommend to its stockholders except as permitted by Section 7.07(b), (i) the GG Recommendation, and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”), (ii) the adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by GG, ListCo, the Company and Parent as necessary or appropriate in connection with the consummation of the Transactions and (iii) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (iii) together, the “Transaction Proposals”); provided that GG may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the Required GG Stockholder Approval, (B) for the absence of a quorum or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that GG has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing GG Holders prior to the Special Meeting; provided, further, that in no event shall GG adjourn the Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date more than thirty (30) Business Days after the original date of the Special Meeting or, without the consent of Parent, to a date that is beyond the Termination Date.

(c) GG Warrantholder Approval. As promptly as reasonably practicable following the date of this Agreement, GG, ListCo, the Company and Parent shall, in accordance with the terms and pursuant to the documentation and timing to be mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), solicit the Requisite GG Warrantholders Approval. In the event that the Requisite GG Warrantholder Approval is obtained prior to the Effective Time, the treatment of the GG Warrants at the Effective Time shall be governed by Section 2.01(b)(vi)(3). In the event that the Requisite GG Warrantholder Approval is not obtained prior to the Effective Time, the treatment of the GG Warrants at the Effective Time shall be governed by Section 2.01(b)(vi)(4). GG shall obtain the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) prior to incurring any third-party fees (other than outside legal counsel) in connection with obtaining the Requisite GG Warrantholder Approval.

Section 8.04 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub shall not, and shall cause their Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate (including by commencing due diligence), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Alternate Transaction, (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Alternate Transaction, (iii) enter into any Contract or other arrangement or understanding regarding a Company Alternate Transaction, (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company) or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than GG) to do or seek to do any of the foregoing or seek to circumvent this Section 8.04(b) or further a Company Alternate Transaction. Each of Parent, ListCo, Polestar Singapore and Polestar Sweden, also agree that, promptly following the execution of this Agreement, it shall, and shall cause each of its Subsidiaries to and shall use its reasonable best efforts to cause its and their Representatives to, (A) cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted prior to the execution of this Agreement in connection with any Company Alternate Transaction or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Company Alternate Transaction and (B) terminate access to any physical or electronic data room maintained by or on behalf of Parent, the Company or any of its Subsidiaries and instruct each Person that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring Parent or the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, GG shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate (including by commencing due diligence), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an GG Alternate Transaction, (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a GG Alternate Transaction, (iii) enter into any Contract or other arrangement or understanding regarding a GG Alternate Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub) to do or seek to do any of the foregoing or seek to circumvent this Section 8.04(b) or further a GG Alternate Transaction. GG agrees that, promptly following the execution of this Agreement, it shall, and shall cause its Representatives (in each such Person’s capacity as a Representative of GG) to, (A) cease any solicitations, discussions or negotiations related to any GG Alternate Transaction with any Person (other than the Parties and their respective Representatives) conducted prior to the execution of this Agreement in connection with any GG Alternate Transaction or any inquiry or request for information that could reasonably be expected to lead to, or result in, a GG Alternate Transaction and (B) instruct each Person that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of a GG Alternate Transaction to return or destroy all confidential information furnished to such Person by or on behalf of GG or any of its Representatives prior to the date hereof.

Section 8.05 Tax Matters.

(a) Save as otherwise expressly provided herein, each Party shall pay its transfer, documentary, sales, use, stamp, registration, VAT or other similar Taxes incurred in connection with the Transactions as required by applicable Law. Each Party shall also, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, ListCo, the Company, GG or Parent shall join in the execution of any such Tax Returns.

(b) The Parties intend that for U.S. federal (and applicable state and local) income Tax purposes the Merger, together with the Pre-Closing Consolidation, Sponsor Investment, VCC PIPE Investment, PIPE Investment and the issuance of the VCC Preference Shares, shall qualify for the U.S. Intended Tax Treatment. Each Party shall, and each Party shall cause its respective Affiliates to use best efforts to cause the Merger and the Pre-Closing Consolidation, Sponsor Investment, VCC PIPE Investment, PIPE Investment and the issuance of VCC Preference Shares to qualify for the U.S. Intended Tax Treatment. Each Party shall file all Tax Returns relating to U.S. federal (and applicable state and local) income Tax consistent with, and no Party shall take any position for purposes of U.S. federal (and applicable state and local) income Tax inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the U.S. Intended Tax Treatment by any Governmental Authority.

(c) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that Tax opinions be prepared and submitted in such connection, GG, the Company, ListCo and Parent, as applicable shall use commercially reasonable efforts to deliver to Weil, Gotshal & Manges LLP (“Weil”) (or such other reputable law or accounting firm with expertise in U.S. federal income Tax matters mutually agreed by GG and Parent (an “Alternative Advisor”)) customary Tax representation letters satisfactory to Weil (or such Alternative Advisor, as the case may be) dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, Weil (or such Alternative Advisor, as applicable) shall furnish an opinion to GG, subject to customary assumptions and limitations, to the effect that the U.S. Intended Tax Treatment should apply to the Transactions.

(d) At or no more than thirty (30) days prior to the Closing, GG shall deliver to ListCo a duly executed certificate and notice in compliance with Treasury Regulations Section 1.1445-2(c) and 1.897-2(h), certifying that GG is not, and has not been at any time during the five (5) year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of 897(c)(2) of the Code and the Treasury Regulations

thereunder. After the Closing Date, GG shall mail the notice referred to above to the IRS within the time frame provided in Treasury Regulations Section 1.897-2(h)(2)(v).

Section 8.06 Confidentiality; Access to Information; Publicity.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference mutatis mutandis and shall apply to such disclosures.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Parent, ListCo and the Company shall provide, or cause to be provided, to GG and its Representatives during normal business hours reasonable access to the directors, officers, books, records and properties of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company and its Subsidiaries); provided that such access shall not include any environmental sampling, monitoring, testing or other surface, subsurface or invasive investigation, assessment or analysis of soil, groundwater, building materials, air or other environmental media, and such access may be limited by Parent, ListCo, the Company or any of their respective Subsidiaries, as applicable, in response to COVID-19 Measures to the extent reasonably necessary (i) to protect the health and safety of the managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other Representatives, or customers, lessors, suppliers, vendors or other commercial partners of the Company or any of its Subsidiaries or (ii) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of clauses (i) and (ii), Parent shall, and shall cause ListCo, the Company and their respective Subsidiaries to, use reasonable best efforts to provide (x) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (y) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, Parent, ListCo, the Company and their respective Subsidiaries shall not be required to provide to GG or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Parent, ListCo, the Company or any of their respective Subsidiaries is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of Parent, ListCo, the Company or any of their respective Subsidiaries with respect to confidentiality, nondisclosure or privacy or (D) jeopardize protections afforded to Parent, ListCo, the Company or any of their respective Subsidiaries under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), Parent shall use reasonable best efforts to provide, or cause ListCo, the Company or their respective Subsidiaries to provide, (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if Parent, ListCo the Company or any of their respective Subsidiaries, on the one hand, and GG or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Parent shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, GG shall provide, or cause to be provided, to Parent, ListCo, the Company and their respective Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of GG (in a manner so as to not interfere with the normal business operations of GG); provided that such access may be limited by GG, in response to COVID-19 Measures to the extent reasonably necessary (i) to protect the health and safety of the GG and its managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other Representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (provided that, in case of each of clauses (i) and (ii), GG shall use reasonable best efforts to provide (i) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (ii) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, GG shall not be required to provide to Parent, ListCo, the Company or any of their respective Representatives any information (i) if and to the extent doing so would (A) violate any Law to which GG is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of GG with respect to confidentiality, nondisclosure or privacy or (D) jeopardize protections afforded to GG under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), GG shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if GG, on the one hand, and Parent, ListCo, the Company or any of their respective Subsidiaries or Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that GG shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) None of Parties or any of their respective Affiliates shall issue any press release or make any public announcement or other communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of, prior to the Closing, Parent and GG or, after the Closing, ListCo and Sponsor, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that each Party, Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case, (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is GG or a Representative of GG, reasonably consult with Parent in connection therewith and provide Parent with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is Parent, ListCo, the Company or any of their respective Representatives, reasonably consult with GG in connection therewith and provide GG with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is Sponsor or a Representative of Sponsor, reasonably consult with ListCo in connection therewith and provide ListCo with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (2) if the disclosing Person is ListCo or a Representative thereof, reasonably consult with Sponsor in connection therewith and provide Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcement or other communication contains only information previously disclosed in accordance with this Section 8.06(d) and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement, the other Transaction Documents or in connection with the Transactions.

(e) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by Parent and GG prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof or the first Business Day immediately thereafter. Promptly after the execution of this Agreement, GG shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by Parent and GG. The Company, on the one hand, and GG, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or GG, as applicable) a press release announcing the consummation of the Transactions (the

“Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by GG and Parent prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), ListCo shall file a current report on Form 8-K (the “Closing Filing”) with a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by Parent and GG prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or GG, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders and such other matters as may be reasonably necessary for such press release or filing.

Section 8.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the other Transaction Documents and the Transactions.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of the Parties. The obligations of the Parties to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act relating to the Transactions shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Authority preventing the consummation of the Transactions shall be in effect;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC and remain in effect with respect to the Registration Statement/Proxy Statement;

(d) the Required GG Stockholder Approval shall have been obtained;

(e) the Required Parent Shareholder Approval shall have been obtained;

(f) after completion of the GG Stockholder Redemptions and prior to the Closing, GG shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(g) the ListCo Class A ADSs that constitute the GG Share Consideration and ListCo Class A ADSs that are issued in connection with the PIPE Investment shall have been approved for listing on the Stock Exchange;

(h) the ListCo AD Warrants or the ListCo Class C-1 ADSs, as applicable, shall have been approved for listing on the Stock Exchange; and

(i) the ListCo Board shall have a number of directors and composition of directors determined in accordance with Section 8.01 as of the Closing.

Section 9.02 Additional Conditions to the Obligations of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub. The obligation of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent of the following further conditions:

(a) (i) the GG Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in the first sentence of Section 5.04(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representation and warranty set forth in Section 5.15(a) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iv) the other representations and warranties of GG in Article V (other than the GG Fundamental Representations and the representations and warranties set forth in the first sentence of Section 5.04(a) and Section 5.15(a)) shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a GG Material Adverse Effect;

(b) the covenants and agreements of GG contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(c) the Aggregate Cash Amount shall be no less than $950,000,000, prior to the payment of any unpaid or contingent liabilities and fees and expenses of GG (including, as applicable, any GG Transaction Expenses) as of the Closing; and

(d) GG shall have delivered, or caused to be delivered, to the Company, ListCo and Parent a certificate, duly executed by an authorized officer of GG, dated as of the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) are satisfied.

Section 9.03 Additional Conditions to Obligations of GG. The obligations of GG to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by GG of the following further conditions:

(a) (i) the Parent and Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in the first sentence of Section 3.04(a), Section 4.04(a) and the first sentence of Section 4.04(b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.19(a) and Section 4.10 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of the Company, ListCo and Merger Sub set forth in Article III and Article IV (other than the Parent and Company Fundamental Representations, the representations and warranties set forth in Section 3.19(a), Section 4.10, the first sentence of Section 3.04(a), Section 4.04(a) and the first sentence of Section 4.04(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Company Material Adverse Effect;

(b) the covenants and agreements of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(c) the Pre-Closing Reorganization shall have been completed; and

(d) Parent shall have delivered, or caused to be delivered, to GG a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 9.03(a) and Section 9.03(b) are satisfied.

Section 9.04 Frustration of Conditions. None of Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was proximately caused by Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 8.02, or another breach by any such Party of this Agreement. GG may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was proximately caused by GG’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 8.02, or another breach by GG of this Agreement.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and GG;

(b) by written notice to Parent from GG, if any of the representations or warranties set forth in Article III or Article IV shall not be true and correct or if Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub have failed to perform any covenant or agreement on the part of Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured prior to the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent by GG and (ii) the Termination Date; provided, however, that GG is not then in material breach of this Agreement;

(c) by written notice to GG from Parent, if any of the representations or warranties set forth in Article V shall not be true and correct or if GG has failed to perform any covenant or agreement on the part of GG set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured prior to the earlier of (i) thirty (30) days after written notice thereof is delivered to GG and (ii) the Termination Date; provided, however, that none of Parent, Polestar Singapore, Polestar Sweden, ListCo or Merger Sub are then in material breach of this Agreement;

(d) by either GG or Parent, if the Transactions shall not have been consummated on or prior to May 27, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to (i) GG if GG’s breach of any of its covenants or obligations under this Agreement shall have been the primary cause of the failure to consummate the Transactions on or before the Termination Date or (ii) Parent if Parent’s, Polestar Singapore’s, Polestar Sweden’s, ListCo’s or Merger Sub’s breach of any of its covenants or obligations under this Agreement shall have been the primary cause of the failure to consummate the Transactions on or before the Termination Date;

(e) by either GG or Parent, if any Governmental Authority shall have issued a Governmental Order or taken any other action enjoining, restraining or otherwise prohibiting the Transactions and such Governmental Order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to (i) GG if GG’s breach of any of its covenants or obligations under Section 8.02 shall have been the primary cause of the entry of such Governmental Order or (ii) Parent if Parent’s breach of any of its covenants or obligations under Section 8.02 shall have been the primary cause of the entry of such Governmental Order;

(f) by GG, if the Required Parent Shareholder Approval has not been delivered to GG within twenty-four (24) hours after the execution of this Agreement; or

(g) by either GG or Parent, if the Special Meeting has been held (including any adjournment or postponement thereof) and has concluded, and the Pre-Closing GG Holders have duly voted and the Required GG Stockholder Approval was not obtained.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.01, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties) with the exception of (a) Section 6.02 (No Claim Against the Trust Account), Section 8.06 (Confidentiality; Access to Information;

Publicity), this Section 10.02 (Effect of Termination), Article XI (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 10.01 shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Actual Fraud with respect to the representations and warranties in Article III, Article IV and Article V.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein may be granted or (b) provision of this Agreement may be waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to GG:

Gores Guggenheim, Inc.

6260 Lookout Rd

Boulder, CO 80301

Attn: Andrew McBride

Email: amcbride@gores.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attn: Kyle C. Krpata, James R. Griffin

Email: kyle.krpata@weil.com, james.griffin@weil.com

(b)	If to Parent, the Company, ListCo, Merger Sub or the Surviving SPAC:

Polestar Automotive Holding Limited

27/F, Baiyulan Square, No. 501 Dong Da Ming Road,

Shanghai, China

Attn: Yaru Li (李亚茹)

Email: yaru.li@polestar.com

with a copy (which shall not constitute notice) to:

c/o Polestar Legal

Assar Gabrielssons Väg 9

405 31 Göteborg, Sweden

Email: Legal@polestar.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Eric L. Schiele, P.C., David B. Feirstein, P.C., Marshall Shaffer, P.C.

Email: eric.schiele@kirkland.com, david.feirstein@kirkland.com, marshall.shaffer@kirkland.com or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such assignment without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 11.04 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.03 and Section 6.04, the last two sentences of this Section 11.04, Section 11.15 and Section 11.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Sponsor shall be an express third-party beneficiary of Section 7.05 and Section 8.01. Legal counsel identified in Section 11.18 shall be express third-party beneficiaries of Section  11.18.

Section 11.05 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the other Transaction Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, Parent shall pay, or cause to be paid, all unpaid Company Transaction Expenses and GG shall pay, or cause to be paid, all unpaid GG Transaction Expenses and (b) if the Closing occurs, then ListCo shall pay, or cause to be paid, all unpaid GG Transaction Expenses up to an amount equal to the GG Transaction Expenses Cap and all unpaid Company Transaction Expenses.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of, or relating to, any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the Transactions, shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Exhibits and Schedules. All Exhibits and Schedules or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Parent Disclosure Schedules or in the GG Disclosure Schedules corresponding to any Section or subsection of Article III or Article IV (in the case of the Parent Disclosure Schedules) or Article V (in the case of the GG Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article III or Article IV (in the case of the Parent Disclosure Schedules) or Article V (in the case of the GG Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III, Article IV or Article V may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Documents and that certain Confidentiality Agreement in effect between Polestar Performance AB (together with its Subsidiaries) and GG (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified only by a written agreement executed and delivered by GG, on the one hand, and Parent, ListCo, Polestar Singapore and Polestar Sweden, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.10 shall be void ab initio.

Section 11.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 11.12 Jurisdiction. Any Proceeding based upon, arising out of, or relating to, this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such Proceeding, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum in such courts, (c) agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and (d) agrees not to bring any Proceeding based upon, arising out of or relating to, this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11.12.

Section 11.13 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, PROCEEDING OR CAUSE OF ACTION BASED UPON, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, PROCEEDING OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  11.13.

Section 11.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) or any other Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Document and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions of this Agreement or any other Transaction Document in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.15 Non-Recourse. Subject in all respects to the last sentence of this Section 11.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or relating to, this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Parent, Polestar Singapore, Polestar Sweden, GG, ListCo or Merger Sub under this Agreement of or for any claim based upon, arising out of, or relating to, this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 11.15 shall limit, amend or waive any rights or obligations of any party to any other Transaction Document with respect to the other parties thereto.

Section 11.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI, which, in each case, shall surviving the Closing .

Section 11.17 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation, (ii) the representations and warranties of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub in Article III and Article IV constitute the sole and exclusive representations and warranties of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub in connection with the Transactions, (iii) the representations and warranties of GG in Article IV constitute the sole and exclusive representations and warranties of GG in connection with the Transactions, (iv) except for the representations and warranties of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub in Article III and Article IV and the representations and warranties of GG in Article IV, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries (including, for the avoidance of doubt, the Company and its Subsidiaries)), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries (including, for the avoidance of doubt, the Company and its Subsidiaries) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (A) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries (including, for the avoidance of doubt, the Company and its Subsidiaries)) and (B) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries (including, for the avoidance of doubt, the Company and its Subsidiaries)), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets (including, for the avoidance of doubt, the assets of the Company and its Subsidiaries)) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries (including, for the avoidance of doubt, the Company and its Subsidiaries)) and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub in Article III and Article IV and the representations and warranties of GG in Article IV. Except as otherwise expressly set forth in this Agreement, GG understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the representations and warranties of Parent, Polestar Singapore, Polestar Sweden, ListCo and Merger Sub in Article III and Article IV or as provided in any certificate delivered in accordance with Section 9.03(d) with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 11.17(a) shall relieve any Party of liability in the case of Actual Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Proceedings and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries (including, for the avoidance of doubt, the Company and its Subsidiaries) or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign Law or otherwise (including any Proceedings under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Laws). Each Party acknowledges and agrees that it shall not assert, institute or maintain any Proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.17. Notwithstanding anything herein to the contrary, nothing in this Section 11.17(b) shall preclude any Party from seeking any remedy for Actual Fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article III, Article IV or Article V (as applicable). Each Party shall have the right to enforce this Section 11.17 on behalf of any Person that would be benefitted or protected by this Section 11.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Document.

Section 11.18 Conflicts and Privilege.

(a) GG, ListCo, Polestar Singapore, Polestar Sweden, and Parent, on behalf of their respective successors and assigns (including, after the Closing, the Surviving SPAC), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) Sponsor, the former shareholders or holders of other equity interests of GG or stockholders or holders of other equity interests of Sponsor and/or any of the foregoing persons respective directors, members, partners, officers, employees or Affiliates (other than ListCo, Polestar Singapore and Polestar Sweden,) (collectively, the “GG Group”), on the one hand, and (ii) ListCo, Polestar Singapore, Polestar Sweden and/or any member of the Parent Group, on the other hand, any legal counsel, including Weil, that represented GG and/or Sponsor prior to the Closing may represent Sponsor and/or any member of the GG Group in such dispute even though the interests of such Persons may be directly adverse to ListCo or the Surviving SPAC, and even though such counsel may have represented ListCo and/or the Surviving SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for ListCo, Polestar Singapore, Polestar Sweden or the Surviving SPAC and/or the Sponsor. GG, ListCo, Polestar Singapore and Polestar Sweden, on behalf of their respective successors and assigns (including, after the Closing, the Surviving SPAC), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding based upon, arising out of, or relating to, this Agreement, any other Transaction Document or the Transactions) between or among Sponsor and/or any other member of the GG Group, on the one hand, and Weil, on the other hand (the “Weil Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the GG Group after the Closing, and shall not pass to or be claimed or controlled by ListCo, Polestar Singapore and/or Polestar Sweden. Notwithstanding the foregoing, any privileged communications or information shared by ListCo, Polestar Singapore or Polestar Sweden prior to the Closing with GG or Sponsor under a common interest agreement shall remain the privileged communications or information of Polestar Singapore, Polestar Sweden and/or ListCo. ListCo, Polestar Singapore and Polestar Sweden, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Weil Privileged Communications, whether located in the records or email server of ListCo, Polestar Singapore, Polestar Sweden, the Surviving SPAC or their respective Subsidiaries, in any Proceeding against or involving any of the Parties after the Closing, and ListCo, Polestar Singapore and Polestar Sweden agree not to assert that any privilege has been waived as to the Weil Privileged Communications, by virtue of the Transactions.

(b) GG, ListCo, Polestar Singapore, Polestar Sweden and Parent, on behalf of their respective successors and assigns (including, after the Closing, the Surviving SPAC), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) Parent, the former shareholders or holders of other equity interests of Parent and/or any of the foregoing persons respective directors, members, partners, officers, employees or Affiliates (other than ListCo, Polestar Singapore and Polestar Sweden,) (collectively, the “Parent Group”), on the one hand, and (ii) ListCo, Polestar Singapore, Polestar Sweden and/or any member of the GG Group, on the other hand, any legal counsel, including Kirkland & Ellis LLP (“Kirkland”) that represented ListCo, Parent, Polestar Singapore or Polestar Sweden prior to the Closing may represent any member of the Parent Group in such dispute even though the interests of such Persons may be directly adverse to ListCo, Polestar Singapore or Polestar Sweden, and even though such counsel may have represented ListCo, Polestar Singapore and/or Polestar Sweden in a matter substantially related to such dispute, or may be handling ongoing matters for ListCo, Polestar Singapore and/or Polestar Sweden. GG, ListCo,

Polestar Singapore and Polestar Sweden, on behalf of their respective successors and assigns (including, after the Closing, the Surviving SPAC), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding based upon, arising out of, or relating to, this Agreement, any other Transaction Document or the Transactions) between or among Parent, Polestar Singapore, Polestar Sweden and/or ListCo and/or any other member of the Parent Group, on the one hand, and Kirkland, on the other hand (the “Kirkland Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Parent Group after the Closing, and shall not pass to or be claimed or controlled by ListCo, Polestar Singapore and/or Polestar Sweden. Notwithstanding the foregoing, any privileged communications or information shared by GG prior to the Closing with Polestar Singapore, Polestar Sweden and/or ListCo under a common interest agreement shall remain the privileged communications or information of Polestar Singapore, Polestar Sweden and/or ListCo. ListCo, Polestar Singapore and Polestar Sweden, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Kirkland Privileged Communications, whether located in the records or email server of ListCo, Polestar Singapore, Polestar Sweden, the Surviving SPAC or their respective Subsidiaries, in any Proceeding against or involving any of the Parties after the Closing, and ListCo, Polestar Singapore and Polestar Sweden agree not to assert that any privilege has been waived as to the Kirkland Privileged Communications, by virtue of the Transactions.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

GORES GUGGENHEIM, INC.

By:	/s/ Mark Stone
Name:	Mark Stone
Title:	Chief Executive Officer

PAH UK MERGER SUB INC.

By:	/s/ Jan Mikael Alkmark
Name:	Jan Mikael Alkmark
Title:	Director

POLESTAR AUTOMOTIVE HOLDING LIMITED

By:	/s/ Lars Danielson
Name:	Lars Danielson
Title:	Director

POLESTAR AUTOMOTIVE (SINGAPORE) PTE. LTD.

By:	/s/ Zhang Yi Ian
Name:	Zhang Yi Ian
Title:	Director

POLESTAR HOLDING AB

By:	/s/ Zhang Yi Ian
Name:	Zhang Yi Ian
Title:	Director

POLESTAR HOLDING AB

By:	/s/ Anna Rudensjö
Name:	Anna Rudensjö
Title:	Director

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Jan Mikael Alkmark
Name:	Jan Mikael Alkmark
Title:	Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of

Parent Lock-Up Agreement

[Intentionally Omitted]

[Exhibit A to Business Combination Agreement]

EXHIBIT B

Form of

Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement

[Intentionally Omitted]

[Exhibit B to Business Combination Agreement]

EXHIBIT C

Form of

Registration Rights Agreement

[Intentionally Omitted]

[Exhibit C to Business Combination Agreement]

EXHIBIT D

Form of

Parent Shareholders Acknowledgement

[Intentionally Omitted]

[Exhibit D to Business Combination Agreement]

EXHIBIT E

Pre-Closing Reorganization

[Exhibit E to Business Combination Agreement]

EXHIBIT E

Pre-Closing Reorganization

Reference is made to that certain Business Combination Agreement (the “Agreement”), dated as of September 27, 2021, by and among Gores Guggenheim, Inc., Inc., a Delaware corporation, Polestar Automotive Holding Limited, a Hong Kong company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

1.

Not later than thirty (30) days prior to the Closing Date, Polestar Singapore shall transfer to Parent all of the issued and outstanding Equity Securities of Polestar Sweden (the “Pre-Closing Sweden Share Transfer”) in exchange for cash.

2.

After the Pre-Closing Sweden Share Transfer and prior to the Closing, Parent shall contribute to Polestar Sweden all of the issued and outstanding Equity Securities of Polestar Singapore (the “Pre-Closing Singapore Share Transfer”, and together with the Pre-Closing Sweden Share Transfer, the “Pre-Closing Sweden/Singapore Share Transfer”), and in exchange for the Pre-Closing Singapore Share Transfer, Polestar Sweden shall issue to Parent, Equity Securities of Polestar Sweden (the “Polestar Sweden Shares”); provided that, prior to such share transfer, Polestar Sweden has obtained a statement from Polestar Sweden’s auditor in accordance with the Swedish Companies Act Chapter 13 Section 8 confirming that the value of the Equity Securities of Polestar Singapore, as determined by the board of directors of Polestar Sweden, is not higher than such Polestar Sweden Shares’ book value.

3.

Prior to the Closing, ListCo shall (i) amend and restate its articles of association to be in substantially the form attached as Exhibit F to the Agreement, (ii) re-register with the Companies House as a public limited company incorporated under the laws of England and Wales and (iii) issue GBP redeemable preferred shares wholly in cash with a nominal value of GBP50,000 to Parent (or such other person as Parent and Gores Guggenheim, Inc. may agree in writing).

4.

After the consummation of the PIPE Investment and immediately prior to the Closing, Parent shall contribute to ListCo all of the issued and outstanding Equity Securities of Polestar Sweden (the “Pre-Closing Consolidation”), and in exchange for the Pre-Closing Consolidation, ListCo shall issue to Parent the Parent Consideration.

EXHIBIT F

Form of

ListCo New Articles of Association

[Intentionally Omitted]

[Exhibit F to Business Combination Agreement]

EXHIBIT G

Form of

ListCo Incentive Equity Plan

[Intentionally Omitted]

[Exhibit G to Business Combination Agreement]

EXHIBIT H

Form of

ListCo Equity Purchase Plan

[Intentionally Omitted]

[Exhibit H to Business Combination Agreement]

EXHIBIT I

Form of

ListCo Warrant Agreement

[Intentionally Omitted]

[Exhibit I to Business Combination Agreement]

EXHIBIT J

Terms of

ListCo Class C-1 Shares

and

ListCo Class C-2 Shares

[Exhibit J to Business Combination Agreement]

Project FP

Securities to be issued in Exchange for SPAC Warrants

This is a summary of the Class C ordinary shares of ListCo (as defined below) to be issued to the holders of Public Warrants and Private Placement Warrants of Gores Guggenheim, Inc. (“GG”) in exchange for GG Warrants on the Closing Date if the Requisite GG Warrantholder Approval is obtained.

Issuer:	Polestar Automotive Holding UK Limited, a public company limited by shares incorporated under the laws of England and Wales (“ListCo”)

Securities:	Class C-1 ordinary shares of ListCo with respect to Public Warrants Class C-2 ordinary shares of ListCo with respect to Private Placement Warrants

Voting Rights:	One (1) vote per share

Dividend Rights:	None

Rights in Liquidation:	In a liquidation, each holder of a Class C ordinary share of ListCo will be entitled to the then as-converted value of such share (for the avoidance of doubt, less the conversion price of $11.50 per share)

Conversion Rights:

Each Class C ordinary share of ListCo will be convertible into one (1) Class A ordinary share of ListCo upon payment of $11.50 per share

Each Class C-2 ordinary share of ListCo will be convertible into one Class C-1 ordinary share of ListCo (a) at any time at the option of the holder thereof or (b) upon transfer to any person who is not a Permitted Transferee (under the existing warrant agreement governing the GG Warrants)

The conversion provisions will otherwise mirror the applicable provisions of the GG Warrants with respect to exercise of the warrants, subject to necessary changes under applicable law

Redemption Rights:	The redemption rights will mirror the applicable provisions of the GG Warrants

Other Terms:

The other terms of the Class C-1 ordinary shares of ListCo will mirror the terms of the Public Warrants, subject to necessary changes under applicable law

The other terms of the Class C-2 ordinary shares of ListCo will mirror the terms of the Private Warrants, subject to necessary changes under applicable law

Listing:	The Class C-1 ordinary shares of ListCo will be listed on the same securities exchange as the Class A ordinary shares of ListCo

Annex A-2

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment No. 1”) is made and entered into as of December 17, 2021, by and among Gores Guggenheim, Inc., a Delaware corporation (“GG”), Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub,” and together with GG, Parent, the Company and ListCo, the “Parties” and each individually as a “Party”) and amends that certain Business Combination Agreement, dated as of September 27, 2021, by and among the Parties (the “Business Combination Agreement”). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the Business Combination Agreement.

RECITALS

WHEREAS, the Parties entered into the Business Combination Agreement on September 27, 2021;

WHEREAS, concurrently with the execution of this Amendment No. 1, (a) Sponsor is assigning to certain investors certain of its obligations to purchase ListCo Class A ADSs under, and Sponsor and certain of its Affiliates, GG and ListCo are amending, that certain subscription agreement dated September 27, 2021, by and among such parties, (b) Snita Holding B.V. is assigning to certain investors certain of its obligations to purchase ListCo Class A ADSs under, and Snita Holding B.V., GG and ListCo are amending, that certain subscription agreement dated September 27, 2021, by and among such parties and (c) such investors referenced in clauses (a) and (b), GG and ListCo are entering into certain subscription agreements dated December 17, 2021, to reflect such assignment in each case by and among the applicable investors and parties;

WHEREAS, concurrently with the execution of this Amendment No. 1, Sponsor, GG, ListCo and the Supporting Sponsor Stockholders named as parties thereto are entering into that certain Amendment No. 1 to the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement;

WHEREAS, concurrently with the execution of this Amendment No. 1, ListCo, Parent, Sponsor and the other holders named as parties thereto are entering into that certain Amendment No. 1 to the Registration Rights Agreement; and

WHEREAS, the Parties have determined to amend certain provisions of the Business Combination Agreement and certain exhibits thereto in furtherance of the consummation of the Transactions.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and in the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	The Amendments.

1.1 Replacement of Exhibit B. Exhibit B to the Business Combination Agreement is hereby replaced in its entirety with (a) a new Exhibit B-1 with Amendment No. 1 to the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement, dated as of the date hereof and attached to this Amendment No. 1 as Annex I and (b) a new Exhibit B-2 with the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement, dated September 27, 2021 attached to this Amendment No. 1 as Annex II.

A-2-1

1.2 Replacement of Exhibit C. Exhibit C to the Business Combination Agreement is hereby replaced in its entirety with (a) a new Exhibit C-1 with Amendment No. 1 to the Registration Rights Agreement, dated as of the date hereof and attached to this Amendment No. 1 as Annex III and (b) a new Exhibit C-2 with the Registration Rights Agreement, dated September 27, 2021 attached to this Amendment No. 1 as Annex IV.

1.3 Amendment to Exhibit E.

1.3.1 Paragraph 3 of Exhibit E to the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

Prior to the Closing, ListCo shall (i) amend and restate its articles of association to be in substantially the form attached as Exhibit F to the Agreement, subject to such further amendments as may be agreed between GG and ListCo, (ii) re-register with the Companies House as a public limited company incorporated under the laws of England and Wales and (iii) issue GBP redeemable preferred shares wholly in cash with a nominal value of GBP50,000 to Parent (or such other person as Parent and Gores Guggenheim, Inc. may agree in writing) (collectively, the “ListCo Re-registration”).

1.3.2 Paragraph 4 of Exhibit E to the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

Following the completion of the ListCo Re-registration and prior to the consummation of the PIPE Investment, Parent shall contribute to ListCo all of the issued and outstanding Equity Securities of Polestar Sweden (the “Pre-Closing Consolidation”), and in exchange for the Pre-Closing Consolidation, ListCo shall issue to Parent the Parent Consideration.

1.3.3 There shall be an addition of Paragraph 5 to Exhibit E to the Business Combination Agreement as follows:

5.	The PIPE Investment shall be consummated following the Pre-Closing Consolidation and immediately prior to the Closing.

1.4 Replacement of Exhibit F. Exhibit F to the Business Combination Agreement is hereby replaced in its entirety with a new Form of ListCo New Articles of Association attached to this Amendment No. 1 as Annex V.

1.5 Deletion of Exhibit J. Exhibit J to the Business Combination Agreement is hereby deleted in its entirety.

1.6 Amendment to Recitals.

1.6.1 The fourth WHEREAS clause of the Recitals of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, concurrently with the execution of this Agreement, Gores Guggenheim Sponsor LLC, a Delaware limited liability company (“Sponsor”), each independent director of GG (collectively, the “Supporting Sponsor Stockholders”), GG, Parent and ListCo are entering into the lock-up agreement (as may be amended from time to time, the “Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement”) attached hereto as Exhibits B-1 and B-2, pursuant to which, among other things, each of Sponsor and the Supporting Sponsor Stockholders is agreeing to (a) support and vote in favor of all of the Transaction Proposals, (b) waive all adjustments to the conversion ratio set forth in GG’s Governing Documents with respect to its GG Class F Shares, (c) be bound by certain transfer restrictions with respect to their GG Shares and GG Warrants, as applicable, prior to Closing, (d) be bound by certain lock-up provisions during the lock-up period described in the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement with respect to the ListCo Class A ADSs issued pursuant to this Agreement, subject to the terms and conditions set forth in the Sponsor and Supporting Stockholders Lock-Up Agreement and (e) with respect to Sponsor only, the forfeiture of up to 1,533,873 GG Class F Shares under the circumstances specified therein;

A-2-2

1.6.2 The fifth WHEREAS clause of the Recitals of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, concurrently with the execution of this Agreement, Sponsor and certain of its Affiliates (collectively with Sponsor, the “Sponsor Insiders”), GG and ListCo are entering into a subscription agreement (as may be amended from time to time, the “Sponsor Subscription Agreement”) pursuant to which, among other things, the Sponsor Insiders are agreeing to subscribe for and accept, and ListCo is agreeing to issue to the Sponsor Insiders, on the Closing Date, ListCo Class A ADSs in exchange for the subscription price per ListCo Class A ADS set forth in the Sponsor Subscription Agreement, on the terms and subject to the conditions set forth in the Sponsor Subscription Agreement (such investment, the “Sponsor Investment,” and the aggregate dollar amount of the Sponsor Investment, the “Sponsor Investment Amount”);

1.6.3 The sixth WHEREAS clause of the Recitals of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, concurrently with the execution of this Agreement, Snita Holding B.V., a private limited company organized under the laws of the Netherlands (“Snita”) and a direct, wholly owned subsidiary of Volvo Car Corporation, a corporation organized under the laws of Sweden (“VCC”, which shall be understood to refer to Snita as the context may suggest), GG and ListCo are entering into a subscription agreement (as may be amended from time to time, the “VCC PIPE Subscription Agreement”) pursuant to which, among other things, VCC is agreeing to subscribe for and accept, and ListCo is agreeing to issue to VCC, on the Closing Date, ListCo Class A ADSs in exchange for the subscription price per ListCo Class A ADS set forth in the VCC PIPE Subscription Agreement, on the terms and subject to the conditions set forth in the VCC PIPE Subscription Agreement (such investment, the “VCC PIPE Investment,” and the aggregate dollar amount of the VCC PIPE Investment, the “VCC PIPE Investment Amount”);

1.6.4 The seventh WHEREAS clause of the Recitals of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, concurrently with and subsequent to the execution of this Agreement, certain investors (collectively, the “PIPE Investors”), GG and ListCo are entering into subscription agreements (each, as may be amended from time to time, a “PIPE Subscription Agreement,” and together with the Sponsor Subscription Agreement and the VCC PIPE Subscription Agreement, the “Subscription Agreements”) pursuant to which, among other things, the PIPE Investors are agreeing to subscribe for and accept on the Closing Date, and ListCo is agreeing to issue to each such PIPE Investor on the Closing Date, the number of ListCo Class A ADSs set forth in the applicable PIPE Subscription Agreement in exchange for the subscription price per ListCo Class A ADS set forth in the applicable PIPE Subscription Agreement, in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement (such investment in the aggregate, the “PIPE Investment,” and the aggregate dollar amount of the PIPE Investment, the “PIPE Investment Amount”);

1.6.5 The twelfth WHEREAS clause of the Recitals of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, concurrently with the execution of this Agreement, ListCo, Sponsor, Parent, the Parent Shareholders and certain other Persons are entering into a registration rights agreement (as may be amended from time to time, the “Registration Rights Agreement”), attached hereto as Exhibits C-1 and C-2, pursuant to which, among other things, Sponsor, the Supporting Sponsor Stockholders, Parent, each Parent Shareholder and certain other Persons shall be granted certain registration rights with respect to their respective ListCo Class A ADSs, ListCo Class A Shares, ListCo AD Warrants or ListCo Class C-2 ADSs issued to them pursuant to this Agreement or the other Transaction Documents, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement;

A-2-3

1.7 Amendments to Article I.

1.7.1 Section 1.01 of the Business Combination Agreement is hereby amended to restate the definition of “Note Conversion Shares” in its entirety as follows:

“Note Conversion Shares” means an aggregate number, rounded down to the nearest whole number with respect to each recipient, of ListCo Class A Shares, to be issued in the form of ListCo Class A ADSs, equal to (a) the outstanding principal amount due in respect of the Convertible Notes, divided by (b) the applicable Conversion Price as defined in the applicable Convertible Note.

1.7.2 Section 1.01 of the Business Combination Agreement is hereby amended to restate the definition of “PIPE Investment Amount” in its entirety as follows:

“PIPE Investment Amount” has the meaning specified in the Recitals hereto.

1.7.3 Section 1.01 of the Business Combination Agreement is hereby amended to restate the definition of “Sponsor Investment Amount” in its entirety as follows.

“Sponsor Investment Amount” has the meaning specified in the Recitals hereto.

1.7.4 Section 1.01 of the Business Combination Agreement is hereby amended to restate the definition of “VCC Preference Shares” in its entirety as follows:

“VCC Preference Shares” means the aggregate number of convertible preference shares of ListCo issued pursuant to the VCC Preference Subscription Agreement, outstanding as of the Closing and convertible into ListCo Class A Shares to be issued the form of ListCo Class A ADSs.

1.8 Amendment to Section 4.04(e). Section 4.04(e) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

As of (i) December 17, 2021, GG and ListCo have entered into the PIPE Subscription Agreements with PIPE Investors, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a PIPE Investment equal to the PIPE Investment Amount, (ii) the date of this Agreement, GG, the Sponsor Insiders and ListCo have entered into the Sponsor Subscription Agreement, pursuant to which, and on the terms and subject to the conditions of which, the Sponsor Insiders have agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a Sponsor Investment equal to the Sponsor Investment Amount, (iii) the date of this Agreement, GG, VCC and ListCo have entered into the VCC PIPE Subscription Agreement, pursuant to which, and on the terms and subject to the conditions of which, VCC has agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a VCC PIPE Investment equal to the VCC PIPE Investment Amount and (iv) the date of this Agreement, ListCo and Snita have entered into the VCC Preference Subscription Agreement, pursuant to which, on the terms and subject to the condition of which, Snita has agreed, in connection with the Transactions, to subscribe for VCC Preference Shares. The Subscription Agreements and the VCC Preference Subscription Agreement are in full force and effect with respect to, and binding on, ListCo and, to Parent’s knowledge, on each other party thereto, in accordance with their terms.

1.9 Amendment to Section 5.04(c). Section 5.04(c) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

As of (i) December 17, 2021, GG and ListCo have entered into the PIPE Subscription Agreements with PIPE Investors, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a PIPE Investment equal to the PIPE Investment Amount, (ii) the date of this Agreement, GG, the Sponsor Insiders and ListCo have entered into a Sponsor Subscription Agreement, pursuant to which, and on the terms and subject to the conditions of which, the Sponsor Insiders have agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a Sponsor Investment equal to the Sponsor Investment Amount and (iii) the date of this Agreement, GG, VCC and ListCo have

A-2-4

entered into a VCC PIPE Subscription Agreement, pursuant to which, and on the terms and subject to the conditions of which, VCC has agreed, in connection with the Transactions, to purchase ListCo Class A ADSs for a VCC PIPE Investment equal to the VCC PIPE Investment Amount. The Subscription Agreements are in full force and effect with respect to, and binding on, GG and, to the knowledge of GG, on each PIPE Investor party thereto, in accordance with their terms.

1.10 Amendment to Section 6.08. Section 6.08 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

Prior to the Closing, Parent shall, and shall cause ListCo, the Company and their respective Subsidiaries to, complete a reorganization, in accordance with the steps and transactions set forth on Exhibit E attached hereto, with such modifications as Parent and GG may agree in writing (not to be unreasonably withheld, conditioned or delayed by either Party) (such transactions, the “Pre-Closing Reorganization”). Pursuant to, and in accordance with, the Pre-Closing Reorganization, Parent shall cause ListCo to adopt new articles of association to be in substantially the form attached hereto as Exhibit F (the “ListCo New Articles of Association”), subject to such further amendments as may be agreed between GG and ListCo.

2. Effect of Amendment. This Amendment No. 1 shall be effective as of the date first written above. For the avoidance of any doubt, all references: (a) in the Business Combination Agreement to “this Agreement” and (b) to the Business Combination Agreement in any other agreements, exhibits and schedules will, in each case, be deemed to be references to the Business Combination Agreement as amended by this Amendment No. 1. Except as amended hereby, the Business Combination Agreement will continue in full force and effect and shall be otherwise unaffected hereby. This Amendment No. 1 shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Amendment No. 1 only may be amended by the Parties by execution of an instrument in writing signed on behalf of each of the Parties.

3. Incorporation by Reference. Sections 1.02 (Construction); 11.03 (Assignment); 11.06 (Governing Law); 11.07 (Captions; Counterparts); 11.09 (Entire Agreement); 11.10 (Amendments); 11.11 (Severability); 11.12 (Jurisdiction); 11.13 (Waiver of Jury Trial) and 11.14 (Enforcement) of the Business Combination Agreement are incorporated herein and shall apply to this Amendment No. 1 mutatis mutandis.

[Signature pages follow]

A-2-5

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed as of the date first written above.

GORES GUGGENHEIM, INC.

By:	/s/ Mark Stone
Name:	Mark Stone
Title:	Chief Executive Officer

PAH UK MERGER SUB INC.

By:	/s/ Mikael Alkmark
Name:	Jan Mikael Alkmark
Title:	Director

POLESTAR AUTOMOTIVE HOLDING LIMITED

By:	/s/ Lars Denielson
Name:	Lars Danielson
Title:	Director

POLESTAR AUTOMOTIVE (SINGAPORE) PTE. LTD.

By:	/s/ Alex Ang
Name:	Alex Ang
Title:	Director

By:	/s/ Mikael Alkmark
Name:	Jan Mikael Alkmark
Title:	Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

A-2-6

POLESTAR HOLDING AB (SWEDEN)

By:	/s/ Johan Malmqvist
Name:	Johan Malmqvist
Title:	Director

By:	/s/ Anna Rudensjö
Name:	Anna Rudensjö
Title:	Director

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Mikael Alkmark
Name:	Jan Mikael Alkmark
Title:	Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

A-2-7

ANNEX I

Amendment No. 1 to the

Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement

A-2-8

AMENDMENT NO. 1 TO

THE SPONSOR AND SUPPORTING SPONSOR

STOCKHOLDERS LOCK-UP AGREEMENT

This AMENDMENT NO. 1 TO THE SPONSOR AND SUPPORTING SPONSOR STOCKHOLDERS LOCK-UP AGREEMENT (this “Amendment No. 1”), dated as of December 17, 2021, is made by and among Gores Guggenheim Sponsor LLC, a Delaware limited liability company (“Sponsor”), Gores Guggenheim, Inc., a Delaware corporation (“GG”), Polestar Automotive Holding Limited, a Hong Kong Company (“Parent”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and each of the undersigned directors of GG (each a “Supporting Sponsor Stockholder” and collectively, the “Supporting Sponsor Stockholders”) and amends that certain Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement, dated as of September 27, 2021 (the “Lock-Up Agreement”), by and among Sponsor, GG, Parent, ListCo and the Supporting Sponsor Stockholders (the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined in the Lock-Up Agreement).

RECITALS

WHEREAS, the Parties entered into the Lock-Up Agreement on September 27, 2021;

WHEREAS, the Parties have determined to amend certain provisions of the Lock-Up Agreement.

WHEREAS, concurrently with the execution of this Amendment No. 1, (a) Sponsor is assigning to certain investors its obligations to purchase ListCo Class A ADSs under, and Sponsor and certain of its Affiliates, GG and ListCo are amending, that certain subscription agreement dated September 27, 2021, by and among such parties, (b) Snita is assigning to certain investors its obligations to purchase ListCo Class A ADSs under, and Snita, GG and ListCo are amending, that certain subscription agreement dated September 27, 2021, by and among such parties and (c) such investors referenced in clauses (a) and (b), GG and ListCo are entering into certain subscription agreements dated December 17, 2021, to reflect such assignment in each case by and among the applicable investors and parties; and

WHEREAS, concurrently with the execution and delivery hereof, the Parties are entering into that certain Amendment No. 1 to Business Combination Agreement dated as of December 17, 2021, by and among the Parties.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Amendments.

a. The third recital of the Lock-Up Agreement is hereby replaced in its entirety as follows:

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each of Sponsor and each Supporting Sponsor Stockholder is agreeing to (a) support and vote in favor of all of the Transaction Proposals, (b) waive all adjustments to the conversion ratio set forth in GG’s Governing Documents with respect to its GG Class F Shares, (c) be bound by certain transfer restrictions with respect to their GG Shares and GG Warrants, as applicable, prior to Closing, (d) be bound by certain lock-up provisions during the Lock-Up Period (as defined herein) with respect to the ListCo Class A ADSs issued pursuant to the Business Combination Agreement in respect of the GG Class F Shares held by the Sponsor or the

A-2-9

Supporting Sponsor Stockholders immediately prior to the Closing (the “ListCo Covered Shares”), subject to the terms and conditions set forth herein and (e) with respect to Sponsor only, the forfeiture of up to 1,533,873 GG Class F Shares under the circumstances specified herein.

b. Section 4 is replaced in its entirety as follows:

Section 4. Surrender of Shares. “Sponsor agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Section 9.01 and 9.03 of the Business Combination Agreement, immediately prior to the Closing, Sponsor shall surrender 1,533,873 shares of GG Class F Shares (the “Surrendered Shares”), which Surrendered Shares will be cancelled by GG.”

2. Effect of Amendment. This Amendment No. 1 shall be effective as of the date first written above. For the avoidance of any doubt, all references: (a) in the Lock-Up Agreement to “this Agreement” and (b) to the Lock-Up Agreement in any other agreements, exhibits and schedules will, in each case, be deemed to be references to the Lock-Up Agreement as amended by this Amendment No. 1. Except as amended hereby, the Lock-Up Agreement will continue in full force and effect and shall be otherwise unaffected hereby. This Amendment No. 1 shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Amendment only may be amended by the Parties by execution of an instrument in writing signed on behalf of each of the Parties.

3. Incorporation by Reference. Sections 1.02 (Construction); 11.03 (Assignment); 11.06 (Governing Law); 11.07 (Captions; Counterparts); 11.09 (Entire Agreement); 11.10 (Amendments); 11.11 (Severability); 11.12 (Jurisdiction); 11.13 (Waiver of Jury Trial) and 11.14 (Enforcement) of the Business Combination Agreement are incorporated herein and shall apply to this Amendment No. 1 mutatis mutandis.

[Signature pages follow]

A-2-10

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 1 to be duly executed on its behalf as of the day and year first above written.

GORES GUGGENHEIM SPONSOR LLC

By: GG SPONSOR, LLC
Its: Managing Member

By: AEG Holdings, LLC
Its: Manager

By:	/s/ Alex Gores
Name: Alec Gores
Title: Chairman

GORES GUGGENHEIM SPONSOR LLC

By: GGP SPONSOR HOLDINGS, LLC
Its: Managing Member

By:	/s/ Andrew Rosenfield
Name: Andrew Rosenfield
Title: Manager

GORES GUGGENHEIM, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

A-2-11

POLESTAR AUTOMOTIVE HOLDING LIMITED

By:	/s/ Lars Danielson
Name: Lars Danielson
Title: Director

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Mikael Alkmark
Name: Jan Mikael Alkmark
Title: Director

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

A-2-12

SUPPORTING SPONSOR STOCKHOLDER

Address for Notice:
By:	/s/ Randall Bort
Name:	Randall Bort

Attention:
Facsimile:
E-mail:

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

A-2-13

SUPPORTING SPONSOR STOCKHOLDER

Address for Notice:
By:	/s/ Elizabeth Marcellino
Name:	Elizabeth Marcellino

Attention:
Facsimile:
E-mail:

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

A-2-14

SUPPORTING SPONSOR STOCKHOLDER

Address for Notice:
By:	/s/ Nancy Tellem
Name:	Nancy Tellem

Attention:
Facsimile:
E-mail:

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

A-2-15

Annex III

Amendment No. 1 to the Registration Rights Agreement

A-2-16

AMENDMENT NO. 1 TO

THE REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE REGISTRATION RIGHTS AGREEMENT (this “Amendment No. 1”), dated as of December 17, 2021, is made by and among (a) Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales (the “Company”), (b) Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), (c) Zibo High-Tech Industrial Investment Co., Ltd., Zibo Financial Holding Group Co., Ltd, Chongqing Liangjiang (重庆承星股权投资基金合伙企业（有限合伙）), Northpole GLY 1 LP, GLY New Mobility 1. LP, SNITA Holding B.V. (“Snita”), PSINV AB, PSD Investment Limited (collectively, the “Parent Holders”) and (d) Gores Guggenheim Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Randall Bort, Elizabeth Marcellino and Nancy Tellem (collectively, the “Gores Holders,” and together with the Company, Parent, Zibo High-Tech Industrial Investment Co., Ltd., Zibo Financial Holding Group Co., Ltd, Chongqing Liangjiang (重庆承星股权投资基金合伙企业（有限合伙）), Northpole GLY 1 LP, GLY New Mobility 1. LP, Snita, Parent Holders and Sponsor, the “RRA Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the RRA Parties entered into that certain Registration Rights Agreement on September 27, 2021 (the “Registration Rights Agreement”);

WHEREAS, concurrently with the execution of this Amendment No. 1, (a) Sponsor is assigning to certain investors its obligations to purchase ListCo Class A ADSs under, and Sponsor and certain of its Affiliates, GG and the Company are amending, that certain subscription agreement dated September 27, 2021, by and among such parties, (b) Snita is assigning to certain investors its obligations to purchase ListCo Class A ADSs under, and Snita, GG and the Company are amending, that certain subscription agreement dated September 27, 2021, by and among such parties and (c) such investors referenced in clauses (a) and (b), GG and the Company are entering into certain subscription agreements dated December 17, 2021, to reflect such assignment in each case by and among the applicable investors and parties; and

WHEREAS, concurrently with the execution and delivery hereof, the Parties are entering into that certain Amendment No. 1 to Business Combination Agreement (the “BCA Amendment No. 1”) dated as of December 17, 2021, by and among Gores Guggenheim, Inc., a Delaware corporation (“GG”), Parent, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), the Company, and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”), which amends and restates that certain Business Combination Agreement, dated as of September 27, 2021, by and among GG, Parent, Polestar Singapore, Polestar Sweden, the Company and Merger Sub (such agreement, as amended by BCA Amendment No. 1, and as may be further amended from time to time, the “Business Combination Agreement”); and

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Amendments.

a.	The first recital of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, upon the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of September 27, 2021 (as may be amended from time to

A-2-17

time, the “Business Combination Agreement”), by and among Gores Guggenheim, Inc., a Delaware corporation (“GG”), the Company, PAH UK Merger Sub Inc., a Delaware corporation (“Merger Sub”), Parent, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore and Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, Merger Sub shall merge with and into GG (the “Merger”), with GG surviving the Merger as a wholly owned subsidiary of the Company, on the terms and subject to the conditions in the Business Combination Agreement (the “Transactions”);

b.	Section 1.1 of the Registration Rights Agreement is hereby amended to restate the definition of “Subscription Agreements” in the Registration Rights Agreement in its entirety as follows:

“Subscription Agreements” means those certain subscription agreements dated September 27, 2021 and December 17, 2021, as may be amended from time to time, by and between the Company and certain subscribers to purchase Shares in connection with the Transactions.

2. Effect of Amendment. This Amendment No. 1 shall be effective as of the date first written above. For the avoidance of any doubt, all references: (a) in the Registration Rights Agreement to “this Agreement” and (b) to the Registration Rights Agreement in any other agreements, exhibits and schedules will, in each case, be deemed to be references to the Registration Rights Agreement as amended by this Amendment No. 1. Except as amended hereby, the Registration Rights Agreement will continue in full force and effect and shall be otherwise unaffected hereby. This Amendment No. 1 shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Amendment No. 1 only may be amended by the Parties by execution of an instrument in writing signed on behalf of each of the Parties.

3. Incorporation by Reference. Sections 1.02 (Construction); 11.03 (Assignment); 11.06 (Governing Law); 11.07 (Captions; Counterparts); 11.09 (Entire Agreement); 11.10 (Amendments); 11.11 (Severability); 11.12 (Jurisdiction); 11.13 (Waiver of Jury Trial) and 11.14 (Enforcement) of the Business Combination Agreement are incorporated herein and shall apply to this Amendment No. 1 mutatis mutandis.

[Signature pages follow]

A-2-18

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed as of the date first written above.

COMPANY:

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Mikael Almark
Name: Jan Mikael Alkmark
Title: Director

[Signature Page to Registration Rights Agreement]

A-2-19

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed as of the date first written above.

GORES HOLDERS:

GORES GUGGENHEIM SPONSOR LLC

By:	GG Sponsor, LLC
Its:	Managing Member

By:	AEG Holdings, LLC
Its:	Manager

By:	/s/ Alex Gores
Name: Alec Gores
Title: Chairman
Address:

Email:

By:	/s/ Andrew Rosenfield
Name: Andrew Rosenfield
Title: Manager
Address:

Email:

By:	/s/ Randall Bort
Name: Randall Bort
Address:

Email:

By:	/s/ Elizabeth Marcellino
Name: Elizabeth Marcellino
Address:

Email:

By:	/s/ Nancy Tellem
Name: Nancy Tellem
Address:

Email:

[Signature Page to Registration Rights Agreement]

A-2-20

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed as of the date first written above.

PARENT HOLDERS:

ZIBO HIGH-TECH INDUSTRIAL INVESTMENT CO., LTD.

By:	/s/ Ning Chen
Name:	Ning Chen
Address:

Email:

ZIBO FINANCIAL HOLDING GROUP CO., LTD

By:	/s/ Dapeng Li
Name:	Dapeng Li
Address:

Email:

CHONGQING LIANGJIANG (重庆承星股权投资基金合伙企业（有限合伙）)

By:	/s/ Yimin Ai
Name:	Yimin Ai
Address:

Email:

NORTHPOLE GLY 1 LP

By:	/s/ Hrvoje Krkalo
Name:	Hrvoje Krkalo
Address:

Email:

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

A-2-21

GLY NEW MOBILITY 1. LP

By:	/s/ Hrvoje Krkalo
Name:	Hrvoje Krkalo
Address:

Email:

SNITA HOLDING B.V.

By:	/s/ Lex Kerssemakers
Name:	Lex Kerssemakers
Address:

Email:

By:	/s/ Per Ansgar
Name:	Per Ansgar
Address:

Email:

PSINV AB, PSD INVESTMENT LIMITED

By:	/s/ Fredrik Aaben
Name:	Fredrik Aaben
Address:

Email:

By:	/s/ Per Ansgar
Name:	Per Ansgar
Address:

Email:

PSD INVESTMENT LIMITED

By:	/s/ Shufu Li
Name:	Shufu Li
Address:

Email:

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

A-2-22

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed as of the date first written above.

PARENT:

POLESTAR AUTOMOTIVE HOLDING LIMITED

By:	/s/ Lars Danielson
Name: Lars Danielson
Title: Director

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

A-2-23

ANNEX IV

Registration Rights Agreement, dated September 27, 2021

A-2-24

ANNEX V

Form of ListCo New Articles of Association

A-2-25

Annex B

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

POLESTAR AUTOMOTIVE HOLDING UK PLC

Company No 13624182

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

POLESTAR AUTOMOTIVE HOLDING UK PLC

(Adopted by special resolution passed on the [●] day of [●], 2022 and effective on such date)

1.	Exclusion of model articles (and any other prescribed regulations)

No regulations or articles set out in any statute, or in any statutory instrument or other subordinate legislation made under any statute, concerning companies (including the regulations in the Companies (Model Articles) Regulations 2008 (SI 2008/3229)) shall apply as the articles of the Company. The following shall be the articles of association of the Company.

2.	Interpretation

2.1	In these articles, unless the context otherwise requires:

Act means the Companies Act 2006.

address includes any number or address used for the purposes of sending or receiving documents or information by electronic means.

Articles means these articles of association as altered from time to time and “Article” shall be construed accordingly.

Board means the board of Directors for the time being of the Company or the Directors present or deemed to be present at a duly convened quorate meeting of the Directors.

Business Combination means the merger of a newly formed, wholly-owned subsidiary of the Company with and into the SPAC, which SPAC shall survive, pursuant to that certain business combination agreement dated September 27 2021

Business Day means a day other than a day on which banking institutions or trust companies are authorized or obligated by law to close in Hong Kong, the People’s Republic of China, the British Virgin Islands, Sweden, New York City, or London, England, a Saturday or a Sunday.

call includes any instalment of a call and, in the application of provisions of these Articles to forfeiture of shares, a sum which, by the terms of issue of a share, is payable at a fixed time.

capital means the share capital from time to time of the Company.

Chair means the Chair presiding at any meeting of members or the Board.

Class A Ordinary Share means an ordinary share of USD 0.01 each in the share capital of the Company which is designated as a Class A Ordinary Share and having the rights provided for in these Articles.

Class B Ordinary Share means an ordinary share of USD 0.01 each in the share capital of the Company which is designated as a Class B Ordinary Share and having the rights provided for in these Articles.

Class C Shares means Class C-1 Shares and Class C-2 Shares.

Class C Share Conversion Ratio means one, subject to adjustment in accordance with these Articles;

Class C-1 Share means a class C-1 ordinary share of USD 0.10 each in the share capital of the Company which is designated as a Class C-1 Share and having the rights provided for in these Articles.

Class C-2 Share means a class C-2 ordinary share of USD 0.10 each in the share capital of the Company which is designated as a Class C-2 Share and having the rights provided for in these Articles.

clear days in relation to a period of notice means that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect.

Closing means closing of the Business Combination Agreement.

Companies Acts means the Act, the Companies Act 1985 and, where the context requires, every other statute from time to time in force concerning companies and affecting the Company.

Company means POLESTAR AUTOMOTIVE HOLDING UK PLC.

Conversion Subscription Value means an amount equal to the product of the number of Convertible Preferred Shares which have at the relevant time been converted in accordance with these Articles and the initial subscription price (including any premium) paid per each Convertible Preferred Share.

Convertible Preferred Shares: means the convertible preferred shares of USD 10.00 each in the capital of the Company having the rights and restrictions set out in these Articles.

Date of Adoption means the date of adoption of these Articles.

Deferred Shares means deferred shares of USD 0.01 each in the capital of the Company having the rights and restrictions set out in these Articles.

Depositary means any depositary, custodian or nominee approved by the Board that holds legal title to shares in the capital of the Company for the purposes of facilitating beneficial ownership of such shares by other persons;

Director means a director for the time being of the Company.

electronic communication means a communication sent, transmitted, conveyed and received by wire, by radio, by optical means, by electronic means or by other electromagnetic means in any form through any medium.

electronic facility includes, without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of attendance at or participation in (or both attendance at and participation in) a general meeting determined by the Board pursuant to Article 52.

electronic form has the meaning given to it in section 1168 of the Act.

electronic means has the meaning given to it in section 1168 of the Act.

electronic meeting means a general meeting held and conducted wholly and exclusively by virtual attendance and participation by members and/or proxies by means of electronic facilities.

Exchange means any recognised investment exchange or other stock market or public securities exchange showing quotations for the Company’s ordinary shares.

Exchange Act means Securities Exchange Act of 1934 (USA), as amended;

Geely means Zhejiang Geely Holding Co Ltd.

Group means the Company and its subsidiaries.

GBP Redeemable Preferred Shares means redeemable preference shares of GBP 1.00 each in the capital of the Company having the rights and restrictions set out in these Articles.

hybrid meeting means a general meeting held and conducted by (i) physical attendance and participation by members and/or proxies at one or more places of meeting or meeting locations; and (ii) virtual attendance and participation by members and/or proxies by means of electronic facilities.

Independent Directors means a director that both (i) satisfies the requirements to qualify as an “independent director” under the stock exchange rules of the stock exchange on which the Ordinary Shares are then-currently listed and (ii) is not affiliated (as a director, employee, shareholder or otherwise) with Parent, Volvo or Geely, provided that an individual shall not be precluded from being appointed, or continuing to act, as an Independent Director solely on the basis of holding, directly or indirectly, up to 0.01% of the share capital of any publically traded affiliate of Parent, Volvo or Geely.

Initial Liquidation Preference means, in respect of the Convertible Preferred Shares, an aggregate amount equal to USD 498,039,000.

member means a member of the Company, or where the context requires, a member of the Board or of any committee.

month means calendar month.

Office means the registered office from time to time of the Company.

Ordinary Shares means the Class A Ordinary Shares and the Class B Ordinary Shares.

paid up means paid up or credited as paid up.

Parent means Polestar Automotive Holding Limited, a Hong Kong incorporated company.

Permitted Transfer means:

(a)	to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;

(b)

in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c)	in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual;

(d)	in the case of an individual, pursuant to a qualified domestic relations order;

(e)	by private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the Class C-2 Shares were originally purchased;

(f)	by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or

(g)

in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to the Closing,

(each such transferee being a “Permitted Transferee”).

physical meeting means a general meeting held and conducted by physical attendance and participation by members and/or proxies at one or more Meeting Location(s).

Pound and £ means pounds in the lawful currency of England.

Preference Conversion Ratio means 1 Class A Ordinary Share for each Convertible Share as adjusted in accordance with Article 9.12.

Register means the register of members of the Company to be maintained under the Act or as the case may be any overseas branch register maintained under Article 105.

Seal means the common seal of the Company or, where the context allows, any official seal kept by the Company under section 50 of the Act.

Secretary means the person or persons appointed for the time being to perform for the Company the duties of a secretary.

Securities Act means the Securities Act of 1933 (USA), as amended;

share means a Class A Ordinary Share, a Class B Ordinary Share, Class C-1 Share, a Class C-2 Share, a Convertible Preferred Share, a GBP Redeemable Preferred Share, a Deferred Share or any other share in the capital of the Company from time to time.

shareholder or member or holder means a duly registered holder of share(s) from time to time.

Solvent Reorganisation means any solvent reorganisation of the Company, including without limitation by merger, consolidation, recapitalisation, transfer or sale of all or substantially all of the shares or assets of the Company, scheme of arrangement, exchange of securities, conversion of entity, migration of entity, formation of new entity, or any other transaction or group of transactions.

SPAC means Gores Guggenheim, Inc., a Delaware corporation

special resolution shall have the meaning ascribed thereto in section 283 of the Companies Act 2006.

Sponsor means Gores Guggenheim Sponsor LLC.

Subsidiary has the meaning given in section 1159 of the Companies Act 2006.

United States means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

USD or $ means the lawful currency of United States.

Volvo means Volvo Car Corporation.

in writing and written means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

2.2	Headings shall not affect the interpretation of these Articles.

2.3

Unless the context otherwise requires, a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) acting, where applicable, by their duly authorized representatives.

2.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

2.5	A reference to one gender shall include a reference to the other genders.

2.6

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, and shall include all subordinate legislation made from time to time under that statute or supporting provision.

2.7

Any words or expressions defined in the Companies Acts in force when these Articles or any part of these Articles are adopted shall (if not inconsistent with the subject or context in which they appear) have the same meaning in these Articles or that part, save that company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

2.8

A reference to a document being signed or to signature includes references to its being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified by the Companies Acts.

2.9	A reference to writing or written includes references to any method of representing or reproducing words in a legible and non-transitory form whether sent or supplied in electronic form or otherwise.

2.10

A references to a notice or document (including, without limitation, a resolution in writing or minutes) include a notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not.

2.11	A reference to documents or information being sent or supplied by or to a company (including the Company) shall be construed in accordance with section 1148(3) of the Act.

2.12	A reference to a meeting:

(a)

shall mean a meeting convened and held in any manner permitted by these Articles, including a general meeting at which some (but not all) those entitled to be present attend and participate by means of electronic facility or facilities, and such persons shall be deemed to be present at that meeting for all purposes of the Act and these Articles, and attend, participate, attending, participating, attendance and participation shall be construed accordingly; and

(b)	shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

2.13

References to a person’s participation in the business of a general meeting include without limitation and as relevant the right (including, in the case of a corporation, through a duly appointed representative) to speak, vote, be represented by a proxy and have access in hard copy or electronic form to all documents which are required by the Companies Acts or these Articles to be made available at the meeting, and participate and participating in the business of a general meeting shall be construed accordingly.

2.14

Nothing in these Articles precludes the holding and conducting of a general meeting in such a way that persons who are not present together at the same place or places may by electronic means attend and participate in it.

3.	Form of resolution

Subject to the Companies Acts, where anything can be done by passing an ordinary resolution, this can also be done by passing a special resolution.

4.	Limited liability

The liability of the members of the Company is limited to the amount, if any, unpaid on the shares in the Company held by them.

5.	Change of name

The name of the Company is “POLESTAR AUTOMOTIVE HOLDING UK PLC”. The Company may change its name by resolution of the Board.

6.	The Office

The Office shall be at such place in England as the Directors shall from time to time appoint.

7.	Shares

7.1

The share capital of the Company on the Date of Adoption is divided into Class A Ordinary Shares, Class B Ordinary Shares, Class C-1 Shares, Class C-2 Shares, Convertible Preferred Shares, Deferred Shares and GBP Redeemable Preferred Shares.

7.2

The Board may issue warrants to subscribe for any class of fully paid shares or securities of the Company on such terms and conditions as the Board may from time to time determine. No fraction of any share shall be allotted on exercise of the subscription rights. Subject to the conditions on which the warrants are issued from time to time, bearers of share warrants have the same rights and privileges as they would if their names had been included in the register as holders of the shares represented by their warrants. The Company must not in any way be bound by or recognise any interest in a share represented by a share warrant other than the absolute right of the bearer of that warrant to that warrant.

7.3	The Company may in connection with the issue of any shares exercise all powers of paying interest out of capital and of paying commission and brokerage conferred or permitted by the Companies Act.

7.4	No person shall become a member until his name shall have been entered into the Register.

8.	Right to Return of Assets and Distributions

8.1

On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of shares shall be applied in the following manner and order of priority:

(a)

first, to the holders of the Convertible Preferred Shares (pro rata and pari passu) an amount equal to the Initial Liquidation Preference less such amount as is equal to the Conversion Subscription Value;

(b)	second, to the holders of the GBP Redeemable Preferred Shares an amount equal to the nominal value of such shares;

(c)	third, to the holders of the Ordinary Shares pro rata to the number of Ordinary Shares respectively held by them up to an amount of USD 1 million per Ordinary Share;

(d)	fourth, to the holders of Deferred Shares an amount equal to the nominal value of the Deferred Shares; and

(e)	fifth:

(i)	to the holders of the Ordinary Shares pro rata to the number of Ordinary Shares respectively held by them;

(ii)	to the holders of the Class C Shares pari passu with Ordinary Shares on an as-converted basis less the Conversion Price (as defined in Article 13.6 below) per Class C Share,

provided that if the amount which would be received by the holders of the Convertible Preferred Shares if all such shares had been converted in accordance with these Articles would be greater than pursuant to (a) above, the relevant Convertible Preferred Shares shall be deemed for the purposes of the relevant return of capital to be treated pari passu with the holders of Ordinary Shares on an as-converted basis.

8.2

Subject to Article 8.3, any dividends (or other distribution) paid by the Company shall be applied among the holders of shares, other than the Class C Shares, the GBP Redeemable Preferred Shares and the Deferred Shares, pro rata to the number of such shares respectively held by them. For the avoidance of doubt, the Class C Shares, the GBP Redeemable Preferred Shares and the Deferred Shares shall not entitle their holders to participate in any dividends or other distributions.

8.3

The Convertible Preferred Shares shall not entitle any holder to preferred dividends or accruals save that the holders of Convertible Preferred Shares shall participate in dividends or other distributions on the Class A Ordinary Shares as if such Convertible Preferred Shares had been converted into Class A Ordinary Shares in accordance with these Articles.

9.	Rights and Conversion of Convertible Preferred Shares

9.1	The Convertible Preferred Shares shall carry no voting rights, and shall not entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Company.

9.2

On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of Convertible Preferred Shares shall be applied in the manner and order of priority as set out in Article 8.1.

9.3	Any dividends shall be paid to the holders of Convertible Preferred Shares in the manner and order of priority as set out in Articles 8.2 and 8.3.

9.4

On an issuance of shares or other securities in connection with a demerger (a “Demerger Issuance”), the holders of Convertible Preferred Shares shall be entitled to participate in such Demerger Issuance as if such Convertible Preferred Shares had been converted into Class A Ordinary Shares in accordance with these Articles.

9.5

On a Solvent Reorganisation, the rights of the holders of Convertible Preferred Shares under these Articles shall be preserved in all material respects and the Company shall take all reasonable steps to ensure that the holders of Convertible Preferred Shares shall have equivalent rights in all material respects in respect of any securities and property receivable upon any such Solvent Reorganisation as if such Convertible Preferred Shares had been converted into Class A Ordinary Shares in accordance with these Articles.

9.6	Immediately following completion of the Business Combination, each Convertible Preferred Share shall convert into one (1) Class A Ordinary Share (credited as fully paid), provided that:

(a)

the maximum number of Class A Ordinary Shares to be issued on conversion shall be the maximum number that can be issued so that Volvo (alone or taken together with all other legal entities that, directly or indirectly, are controlled by Geely (“Geely Group”)) after such conversion holds, whether directly or indirectly through depositary shares and/or receipts, less than 50% of the aggregate voting rights attaching to the Ordinary Shares (the “Ownership Condition”); or

(b)

no conversion of a Convertible Preferred Share shall occur in circumstances which would give rise to an obligation on Volvo or any member of the Geely Group to make a mandatory offer under any applicable law or regulation to acquire all of the Class A Ordinary Shares not already held by Volvo or the Geely Group, save with the prior written prior written consent of Volvo or a member of the Geely Group (the “Takeover Condition”).

9.7

Any Convertible Preferred Shares which are not converted in accordance with Article 9.6 as a result of the Ownership Condition, shall automatically convert into Class A Ordinary Shares at the Preference Conversion Ratio on the last Business Day of each fiscal quarter and on such other dates as determined by the Company to the extent that such conversion can at any time be implemented in compliance with the Ownership Condition and the Takeover Condition.

9.8

If a Convertible Preferred Share would otherwise automatically be converted into Class A Ordinary Shares save for the fact that the Takeover Condition is not satisfied, the Company shall take all reasonable steps to procure a waiver prior to any such conversion from the relevant regulatory authority from any obligation on Volvo or any member of the Geely Group to make a mandatory offer following any such conversion. Upon receipt of the requisite waiver, a Convertible Preferred Share shall automatically convert in accordance with Article 9.7. For the avoidance of doubt, where no such waiver is obtained, no such conversion shall take place.

9.9

If any Convertible Preferred Share remains unconverted on or following the fifth anniversary of issuance of the Convertible Preferred Shares, a holder of a Convertible Preferred Share shall be entitled, by written notice to the Company, to require that the Convertible Preferred Shares held by it be converted into Class A Ordinary Shares and, subject, to the extent applicable, to the delivery to the Company of a duly stamped instrument of transfer in accordance with these Articles, issued (subject to compliance with the Companies Acts) or transferred to such third party investors as the relevant holder of Convertible Preferred Shares shall direct, provided that such conversion shall not breach the Ownership Condition or the Takeover Condition.

9.10

The Company shall, on the relevant conversion date, enter the holder of the converted Convertible Preferred Shares on the register of members as the holder of the appropriate number of Class A Ordinary

Shares, subject to the relevant holder delivering its certificate(s) (or an indemnity for lost certificate in a form acceptable to the Board) in respect of any relevant Convertible Preferred Shares so converted in accordance with this Article provided that a failure by such holder to do so shall not prejudice or delay the conversion of the relevant Convertible Preferred Shares into Class A Ordinary Shares. Each conversion of Convertible Preferred Shares shall be deemed to have occurred at 5:00 pm, New York time, on the applicable conversion date. The Company shall within 10 Business Days of the conversion date forward to such holder by post to his address shown in the register of members (or such other address as the holder may specify by notice to the Company), free of charge, a definitive certificate for the appropriate number of fully paid Class A Ordinary Shares.

9.11

The conversion of Convertible Preferred Shares into Class A Ordinary Shares by a holder shall automatically be effected (without the need for any resolution of shareholders or action on the part of the Board) by:

(a)	the consolidation of the Convertible Preferred Shares to be converted and held by that holder into a single unclassified share; and

(b)

the subdivision into, and redesignation of, such share into the relevant number of Class A Ordinary Shares (rounded down to the nearest whole number) with the balance being subdivided and converted into Deferred Shares.

9.12	The Preference Conversion Ratio shall from time to time be adjusted in accordance with the provisions of this Article:

(a)

if Convertible Preferred Shares remain capable of being converted into new Class A Ordinary Shares and there is a consolidation and/or sub-division of and/or other alteration of the nominal value of the Class A Ordinary Shares;

(b)

if Convertible Preferred Shares remain capable of being converted into Class A Ordinary Shares, on an allotment of fully-paid Class A Ordinary Shares pursuant to a capitalisation of profits or reserves (including any share premium account or capital redemption reserve) to holders of Class A Ordinary Shares;

(c)

if Convertible Preferred Shares remain capable of being converted into Class A Ordinary Shares, on an offer of Class A Ordinary Shares or other share-related securities at a discount by the Company by way of rights or otherwise to all or substantially all of the holders of the Class A Ordinary Shares (a “Discounted Rights Offer”),

(each of (a), (b) and (c) a “Convertible Preferred Adjustment Event”) the Preference Conversion Ratio shall be adjusted conditional on the Convertible Preferred Adjustment Event occurring such that, in the case of (a) and (b) following adjustment the number of Class A Ordinary Shares into which the outstanding Convertible Preferred Shares will convert is the same as the number of Class A Ordinary Shares as would have resulted had the outstanding Convertible Preferred Shares been converted into Class A Ordinary Shares immediately prior to the time of the Convertible Preferred Adjustment Event at the then prevailing Preference Conversion Ratio and had then been subject to the Convertible Preferred Adjustment Event. In the case of (c), the Preference Conversion Ratio shall be adjusted by multiplying the Preference Conversion Ratio in force immediately prior to such issue or grant by the following fraction:

A + C

A + B

where A is the number of Class A Ordinary Shares in issue immediately before announcement of the Discounted Rights Offer: B is the number of Class A Ordinary Shares which the aggregate consideration (if any and before deduction for any commission or expenses paid or incurred by the Company in connection with such issuance) receivable for the Class A Ordinary Shares issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Class A Ordinary Shares deliverable on the exercise thereof, would purchase at the Fair Market Value per Class A Ordinary

Share on the record date of the issuance; C is the number of Class A Ordinary Shares issued or, as the case may be, the maximum number of Class A Ordinary Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights; and “Fair Market Value” means the volume weighted average price of the Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date of announcement of the Discounted Rights Offer. Any adjustment pursuant to Article 9.12(c) shall only apply to the extent a holder of Convertible Preferred Shares cannot participate in the Discounted Rights Offer due to the Ownership Condition.

9.13

If a doubt or dispute arises concerning the determination of an adjustment of the conversion ratio in accordance with Article 9.12, the Board shall refer the matter to the auditors for determination who shall make available to all Shareholders their report and whose certificate as to the amount of the adjustment is, in the absence of manifest error, conclusive and binding on all concerned and their costs shall be met by the Company.

10.	Rights and Redemption of GBP Redeemable Preferred Shares

10.1	The GBP Redeemable Preferred Shares shall carry no voting rights, and shall not entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Company.

10.2

On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of GBP Redeemable Preferred Shares shall be applied in the manner and order of priority as set out in Article 8.1.

10.3

Subject to the provisions of the Companies Acts, the Company shall be entitled, at any time, to serve notice on all or some of the holders of the GBP Redeemable Preferred Shares that it wishes to redeem all or some of the GBP Redeemable Preferred Shares in issue at that time on the date falling 14 days after service of such notice (or on such other date as may be agreed between the Company and the holders of the relevant GBP Redeemable Preferred Shares). Notice given under this Article 10.3 shall be irrevocable.

10.4

Upon the date on which any GBP Redeemable Preferred Shares are to be redeemed under this Article, each holder of the relevant GBP Redeemable Preferred Shares shall be bound to deliver to the Company at the Office the certificates for such of the GBP Redeemable Preferred Shares as are held by it. Upon such delivery, the Company shall redeem the shares and shall pay to (or to the order of) such holder the nominal value of the relevant GBP Redeemable Preferred Shares. If any holder of GBP Redeemable Preferred Shares whose shares are liable to be redeemed under this paragraph shall fail or refuse to deliver up the certificate for its GBP Redeemable Preferred Shares, the Company may retain the redemption moneys until delivery up of the certificate or an indemnity in respect thereof satisfactory to the Company and shall within seven days thereafter pay the redemption moneys to (or to the order of) such holder. The receipt of the registered holder for the time being of any GBP Redeemable Preferred Shares or, in the case of registered holders, the receipt of any of them for the moneys payable on redemption thereof shall constitute an absolute discharge in respect thereof.

11.	Rights of Deferred Shares

11.1

The Deferred Shares shall carry no voting rights, and shall not entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Company. Unless the Board determines otherwise, a holder of Deferred Shares shall not be entitled to receive a certificate for such shares.

11.2

On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of Deferred Shares shall be applied in the manner and order of priority as set out in Article 8.1.

11.3

The special resolution of the Company adopting these Articles shall be deemed to confer irrevocable authority on the Company, at any time and from time to time, to do all or any of the following without obtaining the sanction and/or consent of the holder(s) of the Deferred Shares (or any of them):

(a)

from the date falling two years after the Date of Adoption, to appoint any person to execute on behalf of any holder of Deferred Shares a transfer of all or any of its/his Deferred Shares and/or an agreement to transfer the same to such person(s) as the Company may determine and without making any payment to the holder thereof; and

(b)

(i)

from the date falling two years after the Date of Adoption, to purchase and/or cancel any Deferred Shares (in accordance with the Companies Acts) without obtaining the consent of the holder(s) of those Shares and without making any payment to the holder(s) thereof; and

(ii)	for the purposes of any such purchase and/or cancellation, to appoint any person to execute a contract for the sale of any such Shares to the Company on behalf of any holder of Deferred Shares,

and, pending such transfer, purchase and/or cancellation, to retain the certificate(s) (if any) for such Shares.

12.	Rights and Conversion of Ordinary Shares

12.1

On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of Ordinary Shares shall be applied in the manner and order of priority as set out in Article 8.1.

12.2	Any dividend shall be paid to the holders of Ordinary Shares in the manner and order of priority as set out in Article 8.2.

12.3	Ordinary Shares shall confer on each holder of Ordinary Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company in accordance with these Articles.

12.4

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder of such Class B Ordinary Share. The right to convert such Class B Ordinary Shares into Class A Ordinary Shares shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

12.5

Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Ordinary Share as a Class A Ordinary Share or by such other method as may be approved by the Board. Such conversion shall become effective forthwith upon entries being made in the Register to record the re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares. The Company shall complete the conversion as soon as reasonably practicable, and in any event within 10 Business Days, after the conversion notice is delivered by the holder of the Class B Ordinary Share to the Company.

12.6

Save and except for voting rights as set out in Article 70.1 and conversion rights as set out in Articles 12.4 and 12.5, Class B Ordinary Shares and Class A Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

13.	Rights and Conversion of Class C Shares

Return of capital

13.1

On a return of assets on liquidation or otherwise, the assets of the Company remaining after payment of its debts and liabilities and available for distribution to holders of Class C Shares shall be applied in the manner and order of priority as set out in Article 8.1.

Voting

13.2	Class C Shares shall confer on each holder of Class C Shares the right to receive notice of and to attend, speak and vote at all general meetings of the Company in accordance with these Articles.

Return of capital

13.3

Class C-1 Shares and Class C-2 Shares shall have the same rights, preferences, privileges and restrictions, except that so long as Class C-2 Shares are held by the Sponsor or any of its Permitted Transferees, the Class C-2 Shares:

(a)	may be converted for cash in accordance with Article 13.6 or on a cashless basis in accordance with Article 13.7;

(b)	may not be transferred, assigned or sold until thirty (30) days after Closing; and

(c)	shall not be redeemable by the Company pursuant to Article 13.25,

provided, however, that in the case of (b), the Class C-2 Shares and any Class A Ordinary Shares held by the Sponsor or any of its Permitted Transferees arising upon the conversion of the Class C-2 Shares may be transferred by the holders to a Permitted Transferee.

Conversion of Class C-2 Shares into Class C-1 Shares

13.4

Each Class C-2 Share is convertible into one (1) Class C-1 Share at any time at the option of the holder of such Class C-2 Share. The right to convert such Class C-2 Shares into Class C-1 Shares shall be exercisable by the holder of the Class C-2 Share delivering a written notice to the Company that such holder elects to convert a specified number of Class C-2 Shares into Class C-1 Shares. In no event shall Class C-1 Shares be convertible into Class C-2 Shares.

13.5

Any conversion of Class C-2 Shares into Class C-1 Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class C-2 Share as a Class C-1 Share or by such other method as may be approved by the Board. Such conversion shall become effective forthwith upon entries being made in the Register to record the re-designation of the relevant Class C-2 Shares as Class C-1 Shares. The Company shall complete the conversion as soon as reasonably practicable, and in any event within 10 Business Days, after the conversion notice is delivered by the holder of the Class C-2 Share to the Company.

Conversion for cash

13.6

During the Conversion Period, each holder of Class C Shares shall be entitled by notice to the Company (a “Conversion Notice”)[1] to require the conversion into Class A Ordinary Shares upon payment to the Company of USD 11.50 per Class A Ordinary Share (subject to the adjustments set out in Articles 13.20 to 13.24 (inclusive) and the last sentence of this Article 13.6) (“Conversion Price”) of any or all of the relevant Class C Shares held by them at any time, and those Class C Shares shall convert automatically and with immediate effect on the later of (a) delivery of such notice and (b) payment in full of the aggregate Conversion Price and any and all applicable taxes due in connection with the conversion of the Class C Shares into the Class A Ordinary Shares in lawful money of the United States, in good certified check or good bank draft payable to the Company. If the relevant Conversion Notice does not specify the time on the Conversion Date that the relevant conversion shall occur, the conversion shall take place immediately upon the occurrence of the Conversion Date. The Company in its sole discretion may lower the Conversion Price at any time prior to the Expiration Date (as defined in Article 13.15) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to the Class C Share holders and, provided further that any such reduction shall be identical among all of the Class C Shares. The number of Class A Ordinary Shares into which Class C Shares will convert is equal to the number of Class C Shares being converted multiplied by the Conversion Ratio.

[1]	Note to Draft: Form of conversion notice to be scheduled.

Cashless conversion of Class C-2 Shares

13.7

Without prejudice to Article 13.6, during the Conversion Period, each holder of Class C-2 Shares which is the Sponsor or a Permitted Transferee of the Sponsor shall be entitled by notice to the Company (a “Cashless Conversion Notice”) to require the conversion into Class A Ordinary Shares of any or all of the relevant Class C-2 Shares held by them at any time on a cashless basis, and those Class C Shares shall convert automatically and with immediate effect on delivery of such Cashless Conversion Notice (the “Conversion Date”). The number of Class A Ordinary Shares into which Class C-2 Shares will convert is equal to the quotient obtained by dividing:

(i)	the number of converting Class C-2 Shares multiplied by the Conversion Ratio and multiplied by the difference between the Conversion Price and the “Fair Market Value”; by

(ii)	the “Fair Market Value”.

Solely for purposes of this Article 13.7, the “Fair Market Value” shall mean the average last sale price of the Class A Ordinary Share for the ten (10) trading days ending on the third trading day prior to the date on which the Cashless Conversion Notice is sent to the Company.

Conversion mechanism

13.8

The conversion of Class C Shares into Class A Ordinary Shares by a holder pursuant to any provision of these Articles shall automatically be effected (without the need for any resolution of shareholders or action on the part of the Board) by:

(a)	the consolidation of the Class C Shares to be converted and held by that holder into a single unclassified share; and

(b)

the subdivision into, and re-designation of, such share into the relevant number of Class A Ordinary Shares (rounded down to the nearest whole number) with the balance being subdivided and converted into Deferred Shares.

Cashless conversion of Class C Shares in certain circumstances

13.9

The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the Closing, it shall use its commercially reasonable efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares arising on conversion of the Class C Shares. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto for so long as any Class C Share remain outstanding. If any registration statement for the registration of the Class A Ordinary Shares arising upon the conversion of the Class C Shares pursuant to the Securities Act has not been declared effective by the 60th Business Day following Closing, holders of the Class C Shares shall have the right, during the period beginning on the 61st Business Day after Closing and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Class A Ordinary Shares arising upon conversion of the Class C Shares, to convert such Class C Shares into Class A Ordinary Shares on a cashless basis. The number of Class A Ordinary Shares into which the relevant Class C Shares will convert is equal to the quotient obtained by dividing:

(i)	the number of converting Class C Shares, multiplied by the Conversion Ratio and multiplied by the difference between the Conversion Price and the “Fair Market Value”; by

(ii)	the “Fair Market Value”.

Solely for purposes of this Article 13.9, “Fair Market Value” shall mean the volume weighted average price of the Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of conversion is received by the Company from the holder of such Class C Shares. In connection with the conversion of a Class C-1 Share pursuant to this Article 13.9, the Company shall, upon request, provide the holder of Class C-1 Shares with an opinion of counsel for the Company (which shall be an outside law firm satisfactory to the holder of Class C-1 Shares with securities law experience) stating that:

(iii)	the conversion of the Class C-1 Shares pursuant to this Article 13.9 on a cashless basis is not required to be registered under the Securities Act; and

(iv)

the Class A Ordinary Shares arising upon such conversion shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend.

Except as provided in Article 13.10, for the avoidance of any doubt, unless and until all of the Class C Shares have been converted, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Article13.9.

13.10

If the Class A Ordinary Shares are at the time of any conversion of a Class C Share not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act (or any successor rule), the Company may, at its option:

(a)

require holders of Class C-1 Shares who convert Class C-1 Shares to convert such Class C-1 Shares on a “cashless basis” in accordance with Article 13.9 and the Securities Act (or any successor rule); and

(b)	in the event the Company so elects, the Company shall:

(i)

not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares arising upon conversion of the Class C-1 Shares; and

(ii)

use its best efforts to register the Class A Ordinary Shares arising upon conversion of the Class C-1 Shares under the blue sky laws of the state of residence of the converting holder of Class C-1 Shares to the extent an exemption is not available.

Issue of share certificates on conversion

13.11

Subject to Article 13.12, as soon as practicable after the conversion of any Class C Share and the clearance of the funds in payment of the Conversion Price (if payment is required pursuant to these Articles), the Company shall issue to the holder of such Class C Share a share certificate for the number of shares of Class A Ordinary Shares to which he, she or it is entitled, and if such Class C Share shall not have been converted in full, a balancing certificate in respect of the Class C Shares that have not been converted.

No conversion unless certain securities laws obligations are satisfied

13.12

Notwithstanding Article 13.11 or any other provision of these Articles, the Company shall not be obligated to deliver any Class A Ordinary Shares pursuant to the conversion of Class C Shares and shall have no obligation to settle such Class C Shares conversion unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares arising on conversion of the Class C-1 Shares is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations:

(a)

to, as soon as practicable, but in no event later than fifteen (15) Business Days after Closing, use its commercially reasonable efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares arising upon conversion of the Class C Shares; and

(b)	as set out in Article 13.9,

(“Registration Condition One”). In addition, no Class C Share shall be convertible unless any Class A Ordinary Share arising upon such Class C Share conversion has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class C Shares (“Registration Condition Two”).

Class A Ordinary Shares to be fully paid

13.13	All Class A Ordinary Shares re-designated upon the proper conversion of Class C Shares in accordance with these Articles shall be credited as fully paid.

Conversion Price reduction

13.14

The Company in its sole discretion may lower the Conversion Price at any time prior to the conversion of the relevant Class C Shares for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to the holders of Class C Shares and, provided further that any such reduction shall be identical among all of the Class C Shares.

Conversion Period and expiry

13.15

Other than a conversion pursuant to Article 13.26 or 13.27, a Class C Share may be converted only during the period (the “Conversion Period”) commencing on the date that is thirty (30) days after Closing, and terminating at 5:00 p.m., New York City time on the earlier to occur of:

(a)	the date that is five (5) years after Closing;

(b)	other than with respect to the Class C-2 Shares then held by the Sponsor or any Permitted Transferees with respect to a redemption, the redemption date as fixed by the Company (the “Expiration Date”), provided, however, that the conversion of any Class C Share shall be subject to the satisfaction of the conditions set out in Article 13.9 with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined Article) (other than with respect to a Class C-2 Share then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Article 13.25) in the event of a redemption or conversion (as set forth in Articles 13.25 to 13.27), each Class C Share (other than a Class C-2 Share then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Article 13.25) not converted on or before the Expiration Date shall automatically convert into Deferred Shares of the same aggregate nominal value at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may delay the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to holders of the Class C Shares and, provided further that any such extension shall be identical in duration among all the Class C Shares.

Time to complete conversion

13.16

The Company shall complete any conversion of Class C Shares into Class A Ordinary Shares as soon as reasonably practicable, and in any event within 10 Business Days, after the later of (i) delivery of the relevant conversion notice, if applicable and (ii) in the case of conversion pursuant to Article 13.6, the payment of the Conversion Price by the holder of the Class C Shares to the Company in accordance with these Articles.

Maximum holdings

13.17

A holder of a Class C Share may notify the Company in writing in the event it elects to be subject to the provisions contained in this Article; however, no holder of a Class C Share shall be subject to this Article unless he, she or it makes such election. If the election is made by a holder, the Company shall not effect the conversion of the holder’s Class C Shares into Class A Ordinary Shares, and such holder shall not have the right to convert such Class C Shares into Class A Ordinary Shares, to the extent that after giving effect to such conversion, such person (together with such person’s affiliates), to the Company’s actual knowledge (without further investigation or inquiry), would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Class A Ordinary Shares outstanding immediately after giving effect to such conversion.

13.18

For purposes of Article 13.17, the aggregate number of Class A Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Class A Ordinary Shares arising upon conversion of the Class C Shares with respect to which the determination under the second sentence of Article 13.17 is being made, but shall exclude Class A Ordinary Shares that would arise upon:

(a)	conversion of the remaining, unconverted portion of the Class C Shares beneficially owned by such person and its affiliates; and

(b)

exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred securities or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.

Except as set forth in this Article 13.18, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of the Class C Shares, in determining the number of outstanding Class A Ordinary Shares, the holder may rely on the number of outstanding Class A Ordinary Shares as reflected in:

(c)	the Company’s most recent annual report, quarterly report, current report or other public filing with the Securities and Exchange Commission as the case may be;

(d)	a more recent public announcement by the Company; or

(e)	any other notice by the Company setting forth the number of Class A Ordinary Shares outstanding.

For any reason at any time, upon the written request of the holder of the Class C Shares, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Class A Ordinary Shares then outstanding. In any case, the number of outstanding Class A Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Class A Ordinary Shares was reported. By written notice to the Company, the holder of a Class C Share may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

Entry in Register and certificates

13.19

The Company shall, on the Conversion Date, enter the holder of the converted Class C Shares on the Register as the holder of the appropriate number of Class A Ordinary Shares, subject to the relevant holder delivering its certificate(s) (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the relevant Class C Shares so converted in accordance with these Articles, provided that a failure by such holder to do so shall not prejudice or delay the conversion of the relevant Class C Shares into Class A Ordinary Shares. The Company shall within 10 Business Days of the Conversion Date forward to such holder by post to his address shown in the Register (or such other address as the holder may specify by notice to the Company), free of charge, a definitive certificate for the appropriate number of fully paid Class A Ordinary Shares.

Adjustments

13.20

(a)

If the number of outstanding Class A Ordinary Shares is increased by a scrip dividend payable in Class A Ordinary Shares, or by a subdivision of Class A Ordinary Shares or other similar event, then, on the effective date of such scrip dividend, subdivision or similar event, the Conversion Ratio shall be increased in proportion to such increase in the outstanding Class A Ordinary Shares. A rights offering to holders of the Class A Ordinary Shares entitling holders to purchase shares of Class A Ordinary Shares at a price less than the “Fair Market Value” shall be deemed a scrip dividend of a number of Class A Ordinary Shares equal to the product of:

(i)

the number of Class A Ordinary Shares actually issued in such rights offering (or issuable under any other equity securities issued in such rights offering that are convertible into or exercisable for the Class A Ordinary Shares), multiplied by one (1) minus the quotient of:

(A)	the price per share of Class A Ordinary Shares paid in such rights offering; divided by

(B)	the “Fair Market Value”.

For purposes of this Article 13.20(a) (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

(b)

If the Company, at any time while the Class C Shares are on issue, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other shares into which the Class C Shares are convertible), other than:

(i)	as described in Article 13.20(a); or

(ii)	Ordinary Cash Dividends (as defined below),

then the Conversion Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Class A Ordinary Share in respect of such Extraordinary Dividend. For purposes of this Article 13.20(a), “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Article and excluding cash dividends or cash distributions that resulted in an adjustment to the Conversion Price or to the number of shares of Class A Ordinary Shares arising on conversion of each Class C Share) does not exceed $0.50.

13.21

If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the Conversion Ratio shall be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

13.22

Whenever the Conversion Ratio is adjusted, as provided in Articles 13.20(a) and 13.21, the Conversion Price shall be adjusted (to the nearest cent) by multiplying such Conversion Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the Conversion Ratio immediately prior to such adjustment, and (y) the Conversion Ratio immediately thereafter.

13.23	In case of any:

(a)

reclassification or reorganization of the outstanding Class A Ordinary Shares (other than a change under Articles 13.20 or 13.21) or that solely affects the nominal value of Class A Ordinary Shares); or

(b)	sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved,

the holders of the Class C Shares shall thereafter have the right to purchase and receive, in lieu of the Class A Ordinary Shares into which such Class C Shares would convert pursuant to Article 13.6, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Class C Shares would have received if such holder had converted his, her or its Class C Share(s) immediately prior to such event (the “Alternative Issuance”), provided that:

(c)

if the holders of the Class A Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Class C Share shall become convertible shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A Ordinary Shares in such consolidation or merger that affirmatively make such election; and

(d)

if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Class A Ordinary Shares under circumstances in which, upon completion of such tender or exchange offer, the maker, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding Class A Ordinary Shares, the holder of a Class C Share shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Class C Share holder had converted the Class C Shares prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in Articles 13.20 to 13.22 (inclusive) and this Article; provided, further, that if less than 70% of the consideration receivable by the holders of the Class A Ordinary Shares in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the holder properly converts the Class C Shares within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a current report on Form 8-K filed with the Securities and Exchange Commission, the Conversion Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Conversion Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus [(B) the Class C Share value immediately prior to the consummation of the applicable event]. For purposes of calculating such amount, (1) Articles 13.25 to 13.32 shall be taken into account, (2) the price of each Class A Ordinary Share shall be the volume weighted average price of the Class A Ordinary Share as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining time the Class C Shares are not converted. “Per Share Consideration” means (i) if the consideration paid to holders of the Class A Ordinary Share consists exclusively of cash, the amount of such cash per share of Class A Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Class A Ordinary Share as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event.

If any reclassification or reorganization also results in a change in shares of Class A Ordinary Shares covered by Article 13.20(a), then such adjustment shall be made pursuant to Articles 13.20(a), 13.21 or 13.22 and this Article. The provisions of this Article shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Conversion Price be reduced to less than the nominal value per share re-designated upon conversion of the Class C Shares.

13.24

Upon every adjustment of the Conversion Price or the Conversion Ratio, the Company shall give written notice thereof to the holders of Class C Shares, which notice shall state the Conversion Price and Conversion Ratio resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Articles 13.20 to 13.23 (inclusive), the Company shall give written notice of the occurrence of such event to each holder of Class C Shares, at the last address set forth for such holder in the register of members of the Company, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

Redemption or compulsory conversion

13.25

Subject to Articles 13.31 and 13.32, not less than all of the outstanding Class C Shares may be redeemed, at the option of the Company, at any time during the Conversion Period, at the office of the Company, upon notice to the holders of the Class C Shares, as described in Article 13.29, at the price of $0.01 per Class C Share (the “Redemption Price”), provided that the last sales price of the Class A Ordinary Shares reported has been at least $18.00 per share [(subject to adjustment in compliance with Articles 13.20 to 13.23 (inclusive))], on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the Class A Ordinary Shares arising upon conversion of the Class C Shares, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Article 13.29).

13.26

Subject to Articles 13.31 and 13.32, the Company, at any time during the Conversion Period upon notice to the holders of the Class C Shares, as described in Article 13.29, may require the holders of Class C Shares to convert all of the outstanding Class C Shares into Class A Ordinary Shares, provided that the last sales price of the Class A Ordinary Shares reported has been at least $18.00 per share (subject to adjustment in compliance with Articles 13.20 to 13.23 (inclusive)), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the conversion is given. The number of Ordinary Class A Shares into which the converting Class C Shares will convert is equal to the quotient obtained by dividing:

(i)	the product of the number of Class C Shares converting, multiplied by the Conversion Ratio, , and multiplied by the difference between the Conversion Price and the “Fair Market Value”; by

(ii)	the “Fair Market Value”.

Solely for purposes of this Article 13.26, the “Fair Market Value” shall mean the average last sale price of the Class A Ordinary Share for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Class C Shares;

13.27

Subject to Articles 13.31 and 13.32, the Company may require that not less than all of the outstanding Class C Shares be converted, ninety (90) days after they are first convertible pursuant to Article 13.6, at the office of the Company, upon notice to the holders of the Class C Shares, as described Article 13.29, into a number of Class A Ordinary Shares determined by reference to the table below, based on the conversion date (calculated for purposes of the table as the period to conversion of the Class C Shares) and the Fair Market Value (as such term is defined in Article 13.26 (the “Alternative Redemption Price”), provided (i) that the last sales price of the Class A Ordinary Shares reported has been at least $10.00 per share (subject to adjustment in compliance with Articles 13.20 to 13.23 (inclusive)), on the trading day prior to the date on which notice of the redemption is given, (ii) the Class C-2 Shares are converted on the same basis as the outstanding Class C-1 Shares and (iii) there is an effective registration statement covering the Class A Ordinary Shares arising upon conversion of the Class C Shares, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Article 13.29) or the Company has elected to require the conversion of the Class C Shares on a “cashless basis” pursuant to Article 13.26. The number of Ordinary Class A Shares into which the converting Class C Shares will convert is equal to the quotient obtained by dividing:

(i)

the product of the number of Class C Shares converting, multiplied by the difference between the conversion price (taken from the table below) and the “Fair Market Value” (as such term is defined in Article 13.26); by

(ii)	the “Fair Market Value”.

Fair Market Value of Class A Ordinary Shares
Conversion Date (period to conversion of Class C Shares)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Fair Market Value and Redemption Date (as defined in Article 13.29) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Class A Ordinary Shares into which Class C Share will convert will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. The Class A Ordinary Share conversion prices set out in the table above shall be adjusted as of any date on which the number of shares arising upon conversion of a Class C Share is adjusted pursuant to Articles 13.20 to 13.23 (inclusive)). The adjusted

Class A Ordinary Share prices in the column headings shall equal the Class A Ordinary Share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon conversion of a Class C Share immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon conversion of a Class C Share as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the Conversion Ratio.

13.28

In the event that the Company elects to redeem all of the Class C Shares pursuant to Articles 13.25 or to require compulsory conversion of the Class C Shares pursuant to Article 13.26 or 13.27, the Company shall fix a date for the redemption or conversion (the “Redemption Date”). In the event that the Company elects to require compulsory conversion of all of the Class C Shares pursuant to Article 13.27, the Company shall fix a date for conversion (the “Alternative Redemption Date”). Notice of redemption or conversion shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the holders of the Class C Shares to be redeemed or converted at their last addresses as they shall appear on the Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received such notice.

13.29

The Class C Shares may be converted, for cash in accordance with Article 13.6 (or on a “cashless basis” in accordance with Article 13.26) at any time after notice of redemption shall have been given by the Company pursuant to Article 13.29 and prior to the Redemption Date or the Alternative Redemption Date. In the event that the Company determines to require all holders of Class C Shares to convert their Class C Shares on a “cashless basis” pursuant to Article 13.26, the notice of redemption shall contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon conversion of the Class C Shares, including the Fair Market Value (as such term is defined Article 13.26) in such case. On and after the Redemption Date or the Alterative Redemption Price, as applicable, the holder of the Class C Shares shall have no further rights except to receive the Redemption Price or the Alterative Redemption Price, as applicable.

13.30

The redemption rights provided in Article 13.25 shall not apply to the Class C-2 Shares if at the time of the redemption such Class C-2 Shares continue to be held by the Sponsor or its Permitted Transferees. However, once such Class C-2 Shares are transferred (other than to Permitted Transferees under Article 13.1), the Company may redeem the Class C-2 Shares pursuant to Article13.25, provided that the criteria for redemption are met, including the opportunity of the holder of such Class C-2 Shares to convert the Class C-2 Shares prior to redemption pursuant to Article 13.30. Class C-2 Shares that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Class C-2 Shares and shall become Class C-1 Shares.

13.31

If Class C-1 Shares are held by any of the Company’s officers or directors, the Class C-1 Shares held by such officers and directors will be subject to the compulsory conversion rights provided in Article 13.26, except that such officers and directors shall only receive “Fair Market Value” (“Fair Market Value” in this Article shall mean the last sale price of the Class C-1 Shares on the Alternative Redemption Date) for such Class C-1 Shares so redeemed.

13.32

The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the re-designation or delivery of Class A Ordinary Shares upon the conversion of the Class C Shares, but the Company shall not be obligated to pay any transfer taxes in respect of the Class C Shares or such Class A Ordinary Shares. The holders of Class C Shares shall not have any duty or obligation to take any action that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

14.	Power to attach rights to shares

14.1

Subject to the Companies Acts and to any rights, privileges or restrictions attached to existing shares, any share may be issued with or have attached to it such rights, privileges and restrictions, whether in regard to dividends, voting, repayment or redemption of share capital, or otherwise, as the Company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the Board may determine.

14.2	Shares may be issued with a preferential or qualified right to dividends and in the distribution of assets of the Company and with or without any special voting rights.

15.	Allotment of shares and pre-emption

15.1

In accordance with section 551 of the Act, the Directors are generally and unconditionally authorized to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company (the “Share Rights”) up to an aggregate maximum number of [•] Ordinary Shares, provided that this authority shall, unless renewed, varied or revoked by ordinary resolution of the Company, expire on the date which is five years from the Date of the Adoption, save that the Directors may allot shares or grant Share Rights in pursuance of an offer or agreement made before such expiry which would or might require shall to be allotted or Share Rights to be granted, notwithstanding that the authority conferred by this Article 15.1 has expired.

15.2

The Directors are generally empowered to allot equity securities (as defined in section 560 of the Act) as if section 561(1) of the Act did not apply to any such allotment, provided that this power shall: (i) be limited to the allotment of equity securities up to an aggregate maximum number of [•] Ordinary Shares; and (ii) unless renewed, varied or revoked by ordinary resolution of the Company, expire on the date which is five years from the Date of Adoption, save that the Directors may allot equity securities in pursuance of any offer or agreement made before such expiry which would or might require equity securities to be allotted after such expiry, notwithstanding that the power conferred by this Article 15.2 has expired.

15.3	The provisions set forth in Articles 15.1 and 15.2 may be renewed at any meeting of the members of the Company.

15.4

Without prejudice to any special rights previously conferred on the holders of any shares or class of shares, and subject to the Companies Acts, these Articles and to any relevant authority of the Company in general meeting required by the Companies Acts, the Board may offer, issue, allot, (with or without conferring rights of renunciation), grant options over or otherwise deal with or dispose of shares or grant rights to subscribe for or convert any security into shares with such preferred, deferred or other special rights, or subject to such restrictions, whether in regard to dividend, return of capital, voting or otherwise, as the Company may from time to time by ordinary resolution determine (or, in the absence of any such determination, as the Board may determine), to such persons, at such times, for such consideration and upon such terms as the Board may decide. No share may be issued at a discount.

15.5

If by the conditions of allotment of any shares the whole or part of the issue price thereof shall be payable by instalments, every such instalment shall, when due, be paid to the Company by the person who for the time being and from time to time shall be the registered holder of the shares, or his legal personal representative.

15.6

The Board may, at any time after the allotment of any share but before any person has been entered in the Register, recognise a renunciation by the allottee in favour of some other person and accord to the allottee of a share a right to effect such renunciation and/or allow the rights to be represented to be one or more participating securities, in each case upon the subject to such terms and conditions as the Board may think fit to impose.

16.	Redeemable shares

Subject to the Companies Acts and to any rights attaching to existing shares, any share may be issued which can be redeemed or is liable to be redeemed at the option of the Company or the holder. The Board may determine the terms, conditions and manner of redemption of any redeemable shares which are issued. Such terms and conditions shall apply to the relevant shares as if the same were set out in these Articles.

17.	Pari passu issues

If new shares are created or issued which rank equally with any other existing shares, the rights of the existing shares will not be regarded as changed or abrogated unless the terms of the existing shares expressly say otherwise.

18.	Variation of rights

18.1

Subject to the Companies Acts, the rights attached to any class of shares can be varied or abrogated either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued share of that class (excluding any shares of that class held as treasury shares) or with the authority of a special resolution passed at a separate meeting of the holders of the relevant class of shares known as a class meeting.

18.2

The provisions of this Article will apply to any variation or abrogation of rights of shares forming part of a class. Each part of the class which is being treated differently is treated as a separate class in applying this Article.

18.3	All the provisions in these Articles as to general meetings shall apply, with any necessary modifications, to every class meeting except that:

(a)

the quorum at every such meeting shall not be less than two persons holding or representing by proxy at least one-third of the nominal amount paid up on the issued shares of the class (excluding any shares of that class held as treasury shares); and

(b)	if at any adjourned meeting of such holders such quorum as set out above is not present, at least one person holding shares of the class who is present in person or by proxy shall be a quorum.

18.4	The Board may convene a class meeting whenever it thinks fit and whether or not the business to be transacted involves a variation or abrogation of class rights.

19.	Payment of commission

The Company may in connection with the issue of any shares or the sale for cash of treasury shares exercise all powers of paying commission and brokerage conferred or permitted by the Companies Acts. Any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or other securities or the grant of an option to call for an allotment of shares or any combination of such methods.

20.	Trusts not recognised

Except as otherwise expressly provided by these Articles, required by law or as ordered by a court of competent jurisdiction, the Company shall not recognise any person as holding any share on any trust, and the Company shall not be bound by or required in any way to recognise (even when having notice of it) any equitable, contingent, future, partial or other claim to or interest in any share other than an absolute right of the holder of the whole of the share.

21.	Share certificates

21.1

Every person (except a person to whom the Company is not by law required to issue a certificate and except as otherwise provided in these Articles) whose name is entered in the Register as a holder of any shares shall be entitled, without charge, to receive within the time limits prescribed by the Companies Acts (unless the terms of issue prescribe otherwise) one certificate for all of the shares of that class registered in his or her name.

21.2

The Company shall not be bound to issue more than one certificate in respect of shares held jointly by two or more persons. Delivery of a certificate to the person first named in the Register shall be sufficient delivery to all joint holders.

21.3

Where a member has transferred part only of the shares comprised in a certificate, the member shall be entitled without charge to a certificate for the balance of such shares. Where a member receives more shares of any class, the member shall be entitled without charge to a certificate for the extra shares of that class.

21.4

A share certificate may be issued under Seal (by affixing the Seal to or printing the Seal or a representation of it on the certificate) or signed by at least two Directors or by at least one Director and the Secretary. Such certificate shall specify the number and class of the shares in respect of which it is issued and the amount or respective amounts paid up on it. The Board may be resolution decide, either generally or in any particular case or cases, that any signatures on any share certificates need not be autographic but may be applied to the certificates by some mechanical or other means or may be printed on them or that the certificates need not be signed by any person.

21.5

Every share certificate sent in accordance with these Articles will be sent at the risk of the member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

22.	Replacement certificates

22.1

Any two or more certificates representing shares of any one class held by any member may at the request of the member be cancelled and a single new certificate for such shares issued in lieu without charge on surrender of the original certificates for cancellation.

22.2	Any certificate representing shares of any one class held by any member may at the request of the member be cancelled and two or more certificates for such shares may be issued instead.

22.3

If a share certificate is defaced, worn out or said to be stolen, lost or destroyed, it may be replaced on such terms as to evidence and indemnity as the Board may decide and, where it is defaced or worn out, after delivery of the old certificate to the Company.

22.4

The Board may require the payment of any reasonable exceptional out-of-pocket expenses of the Company incurred in connection with the issue of any certificates under this Article. In the case of shares held jointly by several persons, any such request as is mentioned in this Article may be made by any one of the joint holders.

23.	Lien on shares not fully paid

The Company shall have a first and paramount lien on every share, not being a fully paid share, for all amounts payable to the Company (whether presently or not) in respect of that share. The Company’s lien over a share takes priority over any third party’s interest in that share, and extends to any dividend or other money payable by the Company in respect of that share (and, if the lien is enforced and the share is sold by the Company, the proceeds of sale of that share). The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.

24.	Enforcement of lien by sale

The Company may sell, in such manner as the Board may decide, any share over which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after a notice has been served on the holder of the share or the person who is entitled by transmission to the share, demanding payment and stating that if the notice is not complied with the share may be sold. For giving effect to the sale the Board may authorise some person to sign an instrument of transfer of the share sold to, or in accordance with the directions, of the buyer. The buyer shall not be bound to see to the application of the purchase money, nor shall the buyer’s title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25.	Application of proceeds of sale

The net proceeds of any sale of shares subject to any lien, after payment of the costs, shall be applied:

(a)

first, in or towards satisfaction of so much of the amount due to the Company or of the liability or engagement (as the case may be) as is presently payable or is liable to be presently fulfilled or discharged; and

(b)

second, any residue shall be paid to the person who was entitled to the share at the time of the sale but only after the certificate for the shares sold has been surrendered to the company for cancellation, or an indemnity in a form reasonably satisfactory to the directors has been given for any lost certificates, and subject to a like lien for debts or liabilities not presently payable as existed on the share prior to the sale.

26.	Calls

26.1

Subject to these Articles and the terms on which the shares are allotted, the Board may from time to time make calls on the members in respect of any monies unpaid on their shares (whether in respect of nominal value or premium) and not payable on a date fixed by or in accordance with the terms of issue.

26.2	The Company may make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls to be paid and the time of payment of such calls.

26.3

Each member shall (subject to the Company serving upon him or her at least 14 clear days’ notice specifying when and where payment is to be made and whether or not by instalments) pay to the Company as required by the notice the amount called on such member’s shares.

26.4	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

26.5	A call may be revoked or postponed, in whole or in part, as the Board may decide.

26.6	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which the call is required to be paid.

27.	Liability of joint holders

The joint holders of a share shall be jointly and severally liable to pay all calls and payments in respect of the share.

28.	Interest on calls

If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay all expenses that have been incurred by the Company by reason of such non-payment together with interest on the amount unpaid from the day it is due and payable to the time of actual payment at such rate (not exceeding the Bank of England base rate by more than five percentage points) as the Board may decide. The Board may waive payment of the interest or the expenses in whole or in part.

29.	Power to differentiate

On or before the issue of shares, the Board may decide that allottees or holders of shares can be called on to pay different amounts or that they can be called on at different times.

30.	Payment of calls in advance

The Board may, if it thinks fit, receive from any member willing to advance the same, all or any part of the monies uncalled and unpaid on the shares held by him or her. Such payment in advance of calls shall, to the extent of the payment, extinguish the liability on the shares on which it is made. The Company may pay interest on the money paid in advance, or so much of it as exceeds the amount for the time being called upon the shares in respect of which such advance has been made, at such rate as the Board may decide. The Board may at any time repay the amount so advanced by giving at least three months’ notice in writing to such member of its intention to do so, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced.

31.	Notice if call or instalment not paid

If any member fails to pay the whole of any call (or any instalment of any call) by the date when payment is due, the Board may at any time give notice in writing to such member (or to any person entitled to the shares by transmission), requiring payment of the amount unpaid (and any accrued interest and any expenses incurred by the Company by reason of such non-payment) by a date not less than 14 clear days from the date of the notice. The notice shall name the place where the payment is to be made and state that, if the notice is not complied with, the shares in respect of which such call was made will be liable to be forfeited.

32.	Forfeiture for non-compliance

If the notice referred to in Article 31 is not complied with, any share for which it was given may be forfeited, by resolution of the Board to that effect, at any time before the payment required by the notice has been made. Such forfeiture shall include all dividends declared or other monies payable in respect of the forfeited shares and not paid before the forfeiture.

33.	Notice after forfeiture

When any share has been forfeited, notice of the forfeiture shall be served on the holder of the share or the person entitled to such share by transmission (as the case may be) before forfeiture. An entry of such notice having been given and of the forfeiture and the date of forfeiture shall immediately be made in the Register in respect of such share. However, no forfeiture shall be invalidated by any omission to give such notice or to make such entry in the Register.

34.	Forfeiture may be annulled

The Board may annul the forfeiture of a share, at any time before any forfeited share has been cancelled or sold, re-allotted or otherwise disposed of, on the terms that payment shall be made of all calls and interest due on it and all expenses incurred in respect of the share and on such further terms (if any) as the Board shall see fit.

35.	Surrender

The Board may accept the surrender of any share liable to be forfeited and, in any event, references in these Articles to forfeiture shall include surrender.

36.	Sale of forfeited shares

36.1	A forfeited share shall become the property of the Company.

36.2	Subject to the Companies Acts, any such share may be sold, re-allotted or otherwise disposed of, on such terms and in such manner as the Board thinks fit.

36.3

The Board may, for the purposes of the disposal, authorise some person to transfer the share in question and may enter the name of the transferee in respect of the transferred share in the Register even if no share certificate is lodged and may issue a new certificate to the transferee. An instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or the person entitled by transmission to, the share. The Company may receive the consideration (if any) given for the share on its disposal.

37.	Effect of forfeiture

A shareholder whose shares have been forfeited shall cease to be a member in respect of such forfeited shares and shall surrender the certificate for such shares to the Company for cancellation. Such shareholder shall remain liable to pay to the Company all sums which at the date of forfeiture were presently payable by him or her to the Company in respect of such shares with interest (not exceeding the Bank of England base rate by five percentage points) from the date of the forfeiture to the date of payment. The Directors may waive payment of interest wholly or in part and may enforce payment, without any reduction or allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

38.	Evidence of forfeiture

A statutory declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share. The person to whom the share is transferred or sold shall not be bound to see to the application of the purchase money or other consideration (if any), nor shall his or her title to the share be affected by any act, omission or irregularity relating to or connected with the proceedings in reference to the forfeiture or disposal of the share.

39.	Form of transfer

39.1

Subject to these Articles, each member may transfer all or any of his or her shares by instrument of transfer in writing in any usual form or in any form approved by the Board. Such instrument shall be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid up) by or on behalf of the transferee. All instruments of transfer, when registered, may be retained by the Company.

39.2	The transferor of a share shall be deemed to remain the holder of the share concerned until the name of the transferee is entered in the Register in respect of it.

39.3	The directors are authorised to establish such clearing and settlement procedures for the shares of the Company as they deem fit from time to time.

40.	Right to refuse registration of transfer

40.1	The Board may, in its absolute discretion, refuse to register any transfer of a share (or renunciation of a renounceable letter of allotment) unless:

(a)	it is for a share which is fully paid up;

(b)	it is for a share upon which the Company has no lien;

(c)	it is only for one class of share;

(d)	it is in favour of a single transferee or no more than four joint transferees;

(e)	it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the Board to be exempt from stamp duty (if this is required); and

(f)

it is delivered for registration to the Office (or such other place as the Board may determine), accompanied (except in the case of a transfer by a person to whom the Company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the Board may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or her or, if the transfer or renunciation is executed by some other person on his or her behalf, the authority of that person to do so.

40.2	Transfers of shares will not be registered in the circumstances referred to in Article 76.

41.	Notice of refusal to register a transfer

If the Board refuses to register a transfer of a share it shall notify the transferee of the refusal and the reasons for it within two months after the date on which the transfer was lodged with the Company or the instructions to the relevant system received. Any instrument of transfer which the Board refuses to register shall be returned to the person depositing it (except if there is suspected or actual fraud). All instruments of transfer which are registered may be retained by the Company.

42.	No fees on registration

No fee shall be charged for registration of a transfer or other document or instruction relating to or affecting the title to any share or for making any other entry in the Register.

43.	Other powers in relation to transfers

Nothing in these Articles shall prevent the Board:

(a)	from recognising a renunciation of the allotment of any share by the allottee in favour of another person; or

(b)

(if empowered to do so by these Articles) from authorising any person to execute an instrument of transfer of a share and from authorising any person to transfer that share in accordance with any procedures implemented under Article 24.

44.	Transmission of shares on death

If a member dies, the survivors or survivor (where the member was a joint holder), and his or her executors or administrators (where the member was a sole or the only survivor of joint holders), shall be the only persons recognised by the Company as having any title to his or her shares. Nothing in these Articles shall release the estate of a deceased member from any liability for any share which has been solely or jointly held by such member.

45.	Election of person entitled by transmission

45.1

Any person becoming entitled to a share because of the death or bankruptcy of a member, or otherwise by operation of law, may (on such evidence as to his or her title being produced as the Board may require) elect either to become registered as a member or to have some person nominated by him or her registered as a member. If such person elects to become registered himself or herself, he or she shall notify the Company to that effect. If such person elects to have some other person registered, he or she shall execute an instrument of transfer of such share to that person. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer (as the case may be) as if it were an instrument of transfer executed by the member and his or her death, bankruptcy or other event had not occurred. Where the entitlement of a person to a share because of the death or bankruptcy of a member or otherwise by operation of law is proved to the satisfaction of the Board, the Board shall within 10 Business Days after proof cause the entitlement of that person to be noted in the Register.

46.	Rights on transmission

Where a person becomes entitled to a share because of the death or bankruptcy of any member, or otherwise by operation of law, the rights of the holder in relation to such share shall cease. However, the person so entitled may give a good discharge for any dividends and other monies payable in respect of it and shall have the same rights to which he or she would be entitled if the holder of the share, except that he or she shall not be entitled to receive notice of, or to attend or vote at, any meeting of the Company or a separate meeting of the holders of any class of shares of the Company before being registered as the holder of the share. The Board may at any time give notice requiring any such person to elect either to be registered himself or herself or to transfer the share. If the notice is not complied with within 90 days, the Board may withhold payment of all dividends and the other monies payable in respect of such share until the requirements of the notice have been complied with.

47.	Destruction of documents

47.1	The Company may destroy any:

(a)	instrument of transfer, after six years from the date on which it is registered;

(b)	dividend mandate or any variation or cancellation of a dividend mandate or any notification of change of name or address, after two years from the date on which it is recorded;

(c)	share certificate, after one year from the date on which it is cancelled;

(d)	instrument of proxy which has been used for the purpose of a poll at any time after one year has elapsed from the date of use;

(e)	instrument of proxy which has not been used for the purpose of a poll at any time after a period of one month has elapsed from the end of the meeting to which the instrument of proxy relates; or

(f)

other document for which any entry in the Register is made, after six years from the date on which an entry was first made in the Register in respect of it, provided that the Company may destroy any such type of document at a date earlier than that authorised by this Article if a copy of such document is made and retained (whether electronically, by microfilm, by digital imaging or by other similar means) until the expiration of the period applicable to the destruction of the original of such document.

47.2	It shall be conclusively presumed in favour of the Company that every:

(a)	entry in the Register purporting to have been made on the basis of a document so destroyed was duly and properly made;

(b)	instrument of transfer so destroyed was duly registered;

(c)	share certificate so destroyed was duly cancelled; and

(d)	other document so destroyed had been properly dealt with under its terms and was valid and effective according to the particulars in the records of the Company.

47.3

This Article shall only apply to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant. Nothing in this Article shall be construed as imposing any liability on the Company in respect of the destruction of any such document other than as provided for in this Article which would not attach to the Company in the absence of this Article. References in this Article to the destruction of any document include references to the disposal of it in any manner.

48.	Sub-division

Any resolution authorising the Company to sub-divide its shares or any of them may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage or be subject to any restriction as compared with the others.

49.	Fractions

Subject to the Articles, if any shares are consolidated or consolidated and then divided, the Board has power to deal with any fractions of shares which result. If the Board decides to sell any shares representing fractions, it can do so for the best price reasonably obtainable and distribute the net proceeds of sale among members in proportion to their fractional entitlements. The Board can sell those shares to anyone, including the Company if the legislation allows, and may authorise any person to transfer or deliver the shares to the buyer or in accordance with the buyer’s instructions. The Buyer shall not be bound to see to the application of the purchase money, nor shall the buyer’s title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.

50.	Annual general meetings

An annual general meeting shall be held once a year, at such time (consistent with the terms of the Companies Acts) and place, including partly (but not wholly) by means of electronic facility or facilities, as may be determined by the Board.

51.	Convening of general meetings

51.1	The Board may, whenever it thinks fit, and shall on requisition in accordance with the Companies Acts, proceed to convene a general meeting.

51.2	Subject always to Article 60.3, the Board may make whatever arrangements it considers fit to allow those entitled to do so to attend and participate in any general meeting.

51.3

The Board shall determine in relation to each general meeting the means of attendance at and participation in the meeting, including whether the persons entitled to attend and participate in the meeting shall be enabled to do so:

(a)

(subject to Article 60.3) by means of electronic facility or facilities pursuant to Article 52 (and for the avoidance of doubt, the Board shall be under no obligation to offer or provide such facility or facilities, whatever the circumstances); and/or

(b)	by simultaneous attendance and participation at a satellite meeting place or places pursuant to Article 54.7.

51.4

A general meeting may be held at two or more places using any technology that enables members who are not together at the same place to listen, speak and vote at such meeting. Specifically, a general meeting may be held as a physical meeting, a hybrid meeting or an electronic meeting, as may be determined by the Directors in their absolute discretion.

51.5

Two or more persons who may not be in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

51.6

A person is able to participate in a meeting if that person’s circumstances are such that if he or she has (or were to have) rights in relation to the meeting, he or she is (or would be) able to exercise them.

51.7

In determining whether persons are attending or participating in a meeting, other than at a physical place or places, it is immaterial where any of them are or how they are able to communicate with each other.

51.8

A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

51.9	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting (or, in the case of a poll, within the time period specified by the chair of the meeting) on resolutions put to the vote at the meeting; and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

51.10

If, at any general meeting at which members are entitled to participate by means of electronic facility or facilities determined by the Board pursuant to Article 52, any document is required to be on display or to be available for inspection at the meeting (whether prior to or for the duration of the meeting or both), the Company shall ensure that it is available in electronic form to persons entitled to inspect it for at least the required period of time, and this will be deemed to satisfy any such requirement.

52.	Simultaneous attendance and participation by electronic facilities

Without prejudice to Article 54.7, the Board may resolve to enable persons entitled to attend and participate in a general meeting to do so partly (but not wholly) by simultaneous attendance and participation by means of electronic facility or facilities, and may determine the means, or all different means, of attendance and participation used in relation to the general meeting. The members present in person or by proxy by means of an electronic facility or facilities (as so determined by the Board) shall be counted in the quorum for, and be entitled to participate in, the general meeting in question. That meeting shall be duly constituted and its proceedings valid if the chair is satisfied that adequate facilities are available throughout the meeting to ensure that members attending the meeting by all means (including the means of an electronic facility or facilities) are able to:

(a)	participate in the business for which the meeting has been convened;

(b)	hear all persons who speak at the meeting; and

(c)	be heard by all other persons attending and participating in the meeting.

53.	Notice of general meetings

A general meeting shall be called by at least such minimum notice as is required or permitted by the Companies Acts. The period of notice shall in either case be exclusive of the day on which it is served or deemed to be served and of the day on which the meeting is to be held and shall be given to all members other than those who are not entitled to receive such notices from the Company. The Company may give such notice by any means or combination of means permitted by the Companies Acts.

54.	Contents of notice of general meetings

54.1

Every notice calling a general meeting shall specify the place (including any satellite meeting place or places determined pursuant to Article 54.7), date and time of the meeting. There shall appear with reasonable prominence in every such notice a statement that a member entitled to attend and vote is entitled to a proxy or (if he or she has more than one share) proxies to exercise all or any of his or her rights to attend, speak and vote and that a proxy need not be a member of the Company. Such notice shall also include the address of the website on which the information required by the Act is published, state the procedures with which members must comply in order to be able to attend and vote at the meeting (including the date by which they must comply), provide details of any forms to be used for the appointment of a proxy and state that a member has the right to ask questions at the meeting in accordance with the Act.

54.2

The notice shall specify the general nature of the business to be transacted at the meeting and shall set out the text of all resolutions to be considered by the meeting and shall state in each case whether it is proposed as an ordinary resolution or as a special resolution.

54.3	In the case of an annual general meeting, the notice shall also specify the meeting as such.

54.4	If pursuant to Article 52 the Board determines that a general meeting shall be held partly by means of electronic facility or facilities, the notice shall:

(a)	include a statement to that effect;

(b)	specify the means, or all different means, of attendance and participation thereat, and any access, identification and security arrangements determined pursuant to Article 64; and

(c)	state how it is proposed that persons attending or participating in the meeting electronically should communicate with each other during the meeting.

54.5	The notice shall specify such arrangements as have at that time been made for the purpose of Article 54.7.

54.6

For the purposes of determining which persons are entitled to attend or vote at a meeting and how many votes a person may cast, the Company may specify in the notice of meeting a time, not more than 48 hours before the time fixed for the meeting (not taking into account non-working days) by which a person must be entered in the Register in order to have the right to attend or vote at the meeting or appoint a proxy to do so.

54.7

Without prejudice to Article 52, the Board may resolve to enable persons entitled to attend and participate in a general meeting to do so by simultaneous attendance and participation at a satellite meeting place or places anywhere in the world. The members present in person or by proxy at satellite meeting places shall be counted in the quorum for, and entitled to participate in, the general meeting in question, and the meeting shall be duly constituted and its proceedings valid if the chair is satisfied that adequate facilities are available throughout the meeting to ensure that members attending at all the meeting places are able to:

(a)	participate in the business for which the meeting has been convened;

(b)	hear all persons who speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place; and

(c)

be heard by all other persons so present in the same way, and the meeting shall be deemed to take place at the place where the chair of the meeting presides (the principal meeting place, with any other location where that meeting takes place being referred in these Articles as a satellite meeting). The chair shall be present at, and the meeting shall be deemed to take place at, the principal meeting place and the powers of the chair shall apply equally to each satellite meeting place, including his or her power to adjourn the meeting as referred to in Article 61.

54.8

If the general meeting is to be a hybrid meeting or an electronic meeting, the notice shall include a statement to that effect and with details of the electronic facilities for attendance and participation at the meeting or where such details will be made available by the Company prior to the meeting. Unless otherwise specified in the notice of meeting or determined by the chair of the meeting, a general meeting is deemed to take place at the place where the chair of the meeting is at the time of the meeting.

55.	Omission to give notice and non-receipt of notice

The accidental omission to give notice of any meeting or to send an instrument of proxy (where this is intended to be sent out with the notice) to, or the non-receipt of either by, any person entitled to receive the same shall not invalidate the proceedings of that meeting.

56.	Postponement of general meeting

If, after the sending of the notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Board, in its absolute discretion, considers that it is impracticable or unreasonable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting (including a satellite meeting to which Article 54.7 applies) and/or by means of the electronic facility or facilities specified in the notice, it may postpone the general meeting to another date, time and/or place (or in the case of a general meeting to be held at a principal meeting place and one or more satellite meeting places, to such other places) and/or change the electronic facility or facilities. If such a decision is made, the Board may then change the place (or any of the places in the case of a general meeting to which Article 54.7 applies) and/or the electronic facility or facilities and/or postpone the date and/or time again if it considers that it is reasonable to do so. No new notice of the general meeting need be sent but the Board shall take reasonable steps to ensure that notice of the change of date, time, place (or places, in the case of a general meeting to which Article 54.7 applies) of and/or electronic facility or facilities for the postponed meeting appear at the original time and at the original place (or places, in the case of a general meeting to which Article 54.7 applies) and/or on the original electronic facility or facilities. When a general meeting is so postponed, notice of the date, time and place (or places in the case of a meeting to which Article 54.7 applies), including any electronic facility if applicable, of the postponed meeting shall be given in such manner as the Board may, in its absolute discretion, determine. No business shall be transacted at any postponed meeting other than business which might properly have been transacted at the meeting had it not been postponed. Notice of the business to be transacted at such postponed meeting shall not be required. If a general meeting is postponed in accordance with this Article 56, the appointment of a proxy will be valid if it is delivered and received as required by these Articles not less than 48 hours before the time appointed for holding the postponed meeting. When calculating the 48 hour period mentioned in this Article, the Directors can decide not to take account of any part of a day that is not a working day.

57.	Quorum at general meeting

No business shall be transacted at any general meeting unless a quorum is present. If a quorum is not present a chair of the meeting can still be chosen and this will not be treated as part of the business of the meeting. At least two members that in aggregate hold at least 51% of the issued shares of the Company who are present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes.

58.	Procedure if quorum not present

If a quorum is not present within fifteen minutes (or such longer interval as the chair in his or her absolute discretion thinks fit) from the time appointed for holding a general meeting, or if a quorum ceases to be present during a meeting, the meeting shall be dissolved if convened on the requisition of members. In any other case, the meeting shall stand adjourned to such day (not being less than ten clear days after the date of the original meeting), and at such time and place or places, with such means of attendance and participation (including partly but not wholly by means of electronic facility or facilities), as the chair (or, in default, the Board) may determine at his/her/its absolute discretion. If at such adjourned meeting a quorum is not present within fifteen minutes from the time appointed for holding the meeting, one person entitled to vote on the business to be transacted, being a member or a proxy for a member or a duly authorised representative of a corporation which is a member, shall be a quorum and any notice of an adjourned meeting shall state this.

59.	Chair of general meeting

The chair of the Board shall preside at every general meeting of the Company. If there is no such chair or if at any meeting he or she shall not be present within five minutes after the time appointed for holding the meeting, or shall be unwilling to act as chair, the deputy chair (if any) of the Board shall, if present and willing to act, preside at such meeting. If more than one deputy chair is present they shall agree amongst themselves who is to take the chair or, if they cannot agree, the deputy chair who has been in office as a director the longest shall take the chair. If no chair or deputy chair shall be so present and willing to act, the Directors present shall choose one of their number to act or, if there be only one Director present, he or she shall be chair if willing to act. If there be no Director present and willing to act, the members present and entitled to vote shall choose one of their number to be chair of the meeting. Nothing in these Articles shall restrict or exclude any of the powers or rights of a chair of a meeting which are given by law. The chair of a general meeting (be it a physical meeting, a hybrid meeting or an electronic meeting) shall, for the purpose of conducting the meeting in orderly manner, have power to take all such steps and actions as he deems appropriate to maintain order during the meeting.

60.	Entitlement to attend, speak and participate

60.1

A Director (and any other person invited by the chair to do so) may attend and speak at any general meeting and at any separate meeting of the holders of any class of shares of the Company, whether or not also a member.

60.2

All persons seeking to attend and participate in a general meeting by way of electronic facility or facilities shall be responsible for maintaining adequate facilities to enable them to do so. Subject only to the requirement for the chair to adjourn a general meeting in accordance with the provisions of Article 61.2, any inability of a person or persons to attend or participate in a general meeting by way of electronic facility or facilities shall not invalidate the proceedings of that meeting.

60.3	Nothing in these Articles authorises or allows a general meeting to be held exclusively on an electronic basis.

61.	Adjournments

61.1

The chair may, with the consent of a meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn any meeting from time to time (or indefinitely) and from place to place (or, in the case of a meeting held at a principal meeting place and one or more satellite meeting places, such other places) and/or from such electronic facility or facilities for attendance and participation to such other electronic facility or facilities as the meeting shall determine. However, without prejudice to any other power which the chair may have under these Articles (including the power to adjourn a meeting conferred by Article 61.2) or at common law, the chair may, without the need for the consent of the meeting and before or after it has started and irrespective of whether a quorum is present, interrupt or adjourn any meeting from time to time (or indefinitely) and from place to place (or places in the case of a meeting to which Article 54.7 applies) or from electronic facility to electronic facility, or for an indefinite period, if of the opinion that it has become necessary to do so in order:

(a)	to secure the proper and orderly conduct of the meeting; or

(b)	to give all persons entitled to do so a reasonable opportunity of attending, speaking and voting at the meeting; or

(c)	to ensure that the business of the meeting is properly disposed of.

61.2

If it appears to the chair that the facilities at the principal meeting place or any satellite meeting place or an electronic facility or facilities or security at any general meeting have become inadequate for the purposes referred to in Articles 52 or 54.7, or are otherwise not sufficient to allow the meeting to be conducted substantially in accordance with the provisions set out in the notice of meeting, then the chair shall, without the consent of the meeting, interrupt or adjourn the general meeting.

61.3	All business conducted at a meeting up to the time of any adjournment shall, subject to Article 61.4, be valid.

61.4

The chair may specify that only the business conducted at the meeting up to a point in time which is earlier than the time of the adjournment is valid, if in his or her opinion, to do so would be more appropriate.

62.	Notice of adjournment

Any adjournment pursuant to Article 61 may, subject to the Act, be for such time and with such means of attendance and participation (including at such place or places and/or by means of such electronic facility or facilities) as the chair (or, in default, the Board) may in his, her or its absolute discretion determine, notwithstanding that by reason of the adjournment some members may be unable to attend and participate in the adjourned meeting. Whenever a meeting is adjourned for 30 days or more or indefinitely, at least seven clear days’ notice, specifying the day, the time and the place or places of the adjourned meeting and the means of attendance and participation (including by means of electronic facility or facilities if applicable) as the chair (or, in default, the Board) may in his or her absolute discretion determine, and the general nature of the business to be transacted, shall be given in the same manner as in the case of the original meeting. Save as aforesaid and subject to the Act, no member shall be entitled to any notice of an adjournment or of the business to be transacted at any adjourned meeting. Where a meeting is adjourned indefinitely, form and (where applicable) place for the adjourned meeting shall be fixed by the Directors.

63.	Business of adjourned meeting

No business shall be transacted at any adjourned meeting other than the business which might properly have been transacted at the meeting from which the adjournment took place.

64.	Accommodation of members, security arrangements and orderly conduct at general meetings

64.1

The Board may, for the purpose of controlling the level of attendance or ensuring the safety of those attending at any place specified for the holding of a general meeting, ensuring the security of the meeting and ensuring the future orderly conduct of the meeting, from time to time make such arrangements as it shall in its absolute discretion consider to be appropriate and may from time to time vary any such arrangements or make new arrangements therefor. Any decision made under this Article 64.1 shall be final and the entitlement of any member or proxy to attend a general meeting at such place (or places, in the case of a meeting to which Article 54.7 applies) shall be subject to any such arrangements as may be for the time being approved by the Board.

64.2

The Board may direct that any person wishing to attend any general meeting held at a physical place should provide evidence of identity and submit to such searches or other security arrangements or restrictions (including restrictions in items of personal property to be taken into the meeting) as the Board shall consider appropriate in the circumstances.

64.3

If a general meeting is held partly by means of an electronic facility or facilities pursuant to Article 52, the Board and the chair may make any arrangement and impose any requirement or restriction that is:

(a)	necessary to ensure the identification of those taking part by means of such electronic facility or facilities and the security of the electronic communication; and

(b)	in its or his or her view, proportionate to those objectives. In this respect, the Board may authorise any voting application, system or facility for attendance and participation as it sees fit.

64.4

The Board shall be entitled in its absolute discretion to authorise one or more persons (including the Directors, the company secretary or the chair) to refuse physical or electronic entry to, or eject (physically or electronically) from, any meeting any person who fails to provide such evidence of identity or to submit to such searches or to otherwise comply with such security arrangements or restrictions as are required pursuant to this Article, or who causes the meeting to become disorderly.

64.5

Subject to the Act (and without prejudice to any other powers vested in the chair of a meeting) when conducting a general meeting, the chair may make whatever arrangement and take such action or give such directions as he or she considers, in his or her absolute discretion, to be appropriate or conducive to promote the orderly conduct of the meeting, to promote the conduct of the business laid down in the notice of the meeting with reasonable despatch and to maintain good order. The chair’s decision on points of order, matters of procedure or on matters arising incidentally from the business of the meeting shall be final and conclusive, as shall his or her determination as to whether any point or matter is of such a nature.

64.6

Without affecting the generality of Article 61.4, the Board may, at its absolute discretion, arrange for persons entitled to attend a general meeting to do so by simultaneous attendance and participation by means of electronic facilities at such location or locations determined by the Board from time to time at its absolute discretion.

64.7

All persons seeking to attend and participate in an electronic meeting or a hybrid meeting shall be responsible for maintaining adequate facilities to enable them to do so. Any inability of a person or persons to attend or participate in a general meeting by way of electronic facilities shall not invalidate the proceedings of and/or resolutions passed at that meeting.

64.8

A physical meeting may also be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

65.	Amendment to resolutions

65.1

If an amendment to any resolution under consideration is proposed but is ruled out of order by the chair of the meeting in good faith, any error in such ruling shall not invalidate the proceedings on the original resolution.

65.2

In the case of a resolution duly proposed as a special resolution, no amendment to it (other than an amendment to correct a patent error) may in any event be considered or voted on. In the case of a resolution duly proposed as an ordinary resolution no amendment to it (other than an amendment to correct a patent error) may be considered or voted on unless either at least 48 hours prior to the time appointed for holding the meeting or adjourned meeting at which such ordinary resolution is to be proposed, notice in writing of the terms of the amendment and intention to move the same has been lodged at the Office or received in electronic form at the electronic address at which the Company has or is deemed to have agreed to receive it or the chair of the meeting in his or her absolute discretion decides that it may be considered or voted on.

66.	Members’ resolutions

66.1

Members of the Company shall have the rights provided by the Companies Acts to have the Company circulate and give notice of a resolution which may be properly moved, and is intended to be moved, at the Company’s next annual general meeting.

66.2	Expenses of complying with these rights shall be borne in accordance with the Companies Acts.

67.	Method of voting

67.1	Any resolution put to the vote at a general meeting shall be decided on a poll.

67.2	At general meetings, resolutions shall be put to the vote by the chair of the meeting and there shall be no requirement for the resolution to be proposed or seconded by any person.

68.	Objection to error in voting

No objection shall be raised to the qualification of any voter or to the counting of, or failure to count, any vote, except at the meeting or adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chair of the meeting and shall only vitiate the decision of the meeting on any resolution if the chair decides that the same is of sufficient magnitude to vitiate the resolution or may otherwise have affected the decision of the meeting. The decision of the chair of the meeting on such matters shall be final and conclusive.

69.	Procedure on a poll

69.1

Any poll duly demanded on the election of a chair or on any question of adjournment shall be taken immediately. A poll duly demanded on any other matter shall be taken in such manner (including the use of ballot, voting papers, tickets or electronic means or any combination thereof) and at such time and place, not more than 30 days from the date of the meeting or adjourned meeting at which the poll was demanded, and by such means of attendance and participation (including at such place or places and/or by means of such electronic facility or facilities) as the chair shall direct. The chair may appoint scrutineers who need not be members. It is not necessary to give notice of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case, at least seven clear days’ notice shall be given specifying the time, date and place at the which the poll shall be taken. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

69.2	On a poll votes may be given in person or by proxy. Members entitled to more than one vote need not, if they vote, use all their votes or cast all the votes they use in the same way.

70.	Votes of members

70.1

Subject to the Companies Acts, to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights under these Articles, members holding Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote as one class on all matters, and every member holding Class A Ordinary Shares present in person or by proxy shall have one (1) vote for each Class A Ordinary Share it holds, and every member holding Class B Ordinary Shares present in person or by proxy shall have ten (10) votes for each Class B Ordinary Share it holds.

70.2

Subject to the Companies Acts, to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights under these Articles, every member holding Class C Shares present in person or by proxy shall have one (1) vote for each Class C Share it holds.

70.3

In any class meeting of: (a) the members holding Class A Ordinary Shares, each Class A Ordinary Share shall be considered as carrying the same number of votes as the other Class A Ordinary Shares; (b) the members holding Class B Ordinary Shares, each Class B Ordinary Share shall be considered as carrying the same number of votes as the other Class B Ordinary Shares; or (c) the members holding Class C Shares, each Class C Share shall be considered as carrying the same number of votes as the other Class C Shares.

70.4

If two or more persons are joint holders of a share, then in voting on any question the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of the holders stand in the Register.

70.5

Where in England or elsewhere a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Board may in its absolute discretion, upon or subject to production of such evidence of the appointment as the Board may require, permit such receiver or other person on behalf of such member to vote in person, on a poll, by proxy on behalf of such member at any general meeting or to exercise any other right conferred by membership in relation to meetings of the Company. Evidence to the satisfaction of the Board of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, at least 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and, in default, the right to vote shall not be exercisable.

70.6	In the case of equality of votes, the chair of the meeting at which the show of hands takes place or at which the poll is demanded shall not be entitled to a casting vote.

71.	No right to vote where sums overdue on shares

No member may vote at a general meeting (or any separate meeting of the holders of any class of shares), either in person or by proxy, or to exercise any other right or privilege as a member in respect of a share held by him or her unless:

(a)

all calls or other sums presently due and payable by him or her in respect of that share whether alone or jointly with any other person together with interest and expenses (if any) have been paid to the Company; or

(b)	the Board determines otherwise.

72.	Voting by Proxy

72.1

In the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, the appointment of a proxy shall be in a form or manner of communication approved by the Board, which may include, without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary.

72.2

Subject to Articles 72.1, an instrument appointing a proxy shall be in writing in any usual form (or in another form approved by the Board) executed under the hand of the appointor or his or her duly constituted attorney or, if the appointor is a corporation, under its seal or signed by a duly authorised officer or attorney or other person authorised to sign.

72.3

Subject to the Companies Acts, the Board may accept the appointment of a proxy received by electronic means on such terms and subject to such conditions as it considers fit. The appointment of a proxy received by electronic means shall not be subject to the requirements of Article 72.1.

72.4	For the purposes of Articles 72.1 and 72.3, the Board may require such reasonable evidence it considers necessary to determine:

(a)	the identity of the member and the proxy; and

(b)	where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

72.5

A member may appoint another person as proxy to exercise all or any of his or her rights to attend and to speak and to vote on a resolution or amendment of a resolution, or on other business arising, at a meeting or meetings of the Company. Unless the contrary is stated in it, the appointment of a proxy shall be deemed to confer authority to exercise all such rights, as the proxy thinks fit.

72.6	A proxy need not be a member.

72.7

A member may appoint more than one proxy in relation to a meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by the member. When two or more valid but differing appointments of proxy are delivered or received for the same share for use at the same meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

72.8	Delivery or receipt of an appointment of proxy does not prevent a member attending and voting in person at the meeting or an adjournment of the meeting or on a poll.

72.9

The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the meeting as well as for the meeting or meetings to which it relates. The appointment of a proxy shall be valid for 12 months from the date of execution or, in the case of an appointment of proxy delivered by electronic means, for 12 months from the date of delivery unless otherwise specified by the Board.

72.10

Subject to the Companies Acts, the Company may send a form of appointment of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting. If sent, the form shall provide for three-way voting on all resolutions (other than procedural resolutions) set out in the notice of meeting.

73.	Receipt of proxy

73.1	An instrument appointing a proxy and any reasonable evidence required by the Board in accordance with Article 72.4 shall:

(a)

subject to Articles 73.1(c) and 73.1(d), in the case of an instrument of proxy in hard copy form, delivered to the office, or another place in the United Kingdom specified in the notice convening the meeting or in the form of appointment of proxy or other accompanying document sent by the Company in relation to the meeting (a “proxy notification address”) not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(b)

subject to Articles 73.1(c) and 73.1(d), in the case of an appointment of a proxy sent by electronic means, where the Company has given an electronic address (a “proxy notification electronic address”):

(i)	in the notice calling the meeting;

(ii)	in an instrument of proxy sent out by the Company in relation to the meeting;

(iii)	in an invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)

on a website maintained by or on behalf of the Company on which any information relating to the meeting is required by the Act to be kept, it shall be received at such proxy notification electronic address not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote;

(c)

in the case of a poll taken more than 48 hours after it is demanded, delivered or received at a proxy notification address or a proxy notification electronic address and not less than 24 hours before the time appointed for the holding of the adjourned meeting or the taking of the poll; or

(d)

in the case of a poll which is not taken at the meeting at which it is demanded but is taken 48 hours or less after it is demanded, or in the case of an adjourned meeting to be held 48 hours or less after the time fixed for holding the original meeting, received:

(i)	at a proxy notification address or a proxy notification electronic address in accordance with Articles 73.1(a) or (b);

(ii)	by the chair of the meeting or the secretary or any director at the meeting at which the poll is demanded or, as the case may be, at the original meeting; or

(iii)

at a proxy notification address or a proxy notification electronic address by such time as the chair of the meeting may direct at the meeting at which the poll is demanded. In calculating the periods in this Article, no account shall be taken of any part of a day that is not a working day.

73.2

The Board may decide, either generally or in any particular case, to treat a proxy appointment as valid notwithstanding that the appointment or any of the information required under Article 72.4 has not been received in accordance with the requirements of this Article.

73.3

Subject to Article 73.2, if the proxy appointment and any of the information required under Article 72.4 is not received in the manner set out in Article 73.1, the appointee shall not be entitled to vote in respect of the shares in question.

73.4

Without limitation, the Company may from time to time determine that any such electronic address may be used generally for such matters or specifically for particular meetings or purposes and, if so, the Company may provide different electronic addresses for different purposes. The Company may also impose any conditions on the transmission of and its receipt of such electronic communications including, for the avoidance of doubt, imposing any security or encryption arrangements as may be specified by the Company. If any document or information required to be sent to the Company is sent to the Company by electronic means under this Article, such document or information is not treated as validly delivered to or deposited with the Company if the same is not received by the Company at its designated electronic address in accordance with this Article or if no electronic address is so designated by the Company for the receipt of such document or information.

74.	Revocation of proxy

A vote given or poll demanded by a proxy shall be valid in the event of the death or mental disorder of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, or the transfer of the share for which the instrument of proxy is given, unless notice in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Office, or at such other place as has been appointed for the deposit of instruments of proxy, no later than the last time at which an appointment of a proxy should have been received in order for it to be valid for use at the meeting or on the holding of the poll at which the vote was given or the poll taken.

75.	Corporate representatives

75.1

A corporation (whether or not a company within the meaning of the Act) which is a member may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative (or, as the case may be, representatives) at any meeting of the Company or at any separate meeting of the holders of any class of shares.

75.2

Any person so authorised shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holdings to which the authority relates) as the corporation could exercise if it were an individual member.

75.3

The corporation shall for the purposes of these Articles be deemed to be present in person and at any such meeting if a person so authorised is present at it, and all references to attendance and voting in person shall be construed accordingly.

75.4

A Director, the Secretary or some person authorised for the purpose by the Secretary may require the representative to produce a certified copy of the resolution so authorising him or her or such other evidence of his or her authority reasonably satisfactory to them before permitting him or her to exercise his or her powers.

75.5

A vote given or a poll demanded by a corporate representative shall be valid notwithstanding that the representative is no longer authorised to represent the member unless notice of the revocation of appointment was delivered in writing to the Company at such place or address and by such time as is specified in Article 74 for the revocation of the appointment of a proxy.

76.	Failure to disclose interests in shares

76.1

If a member, or any other person appearing to be interested in shares held by that member, has been issued with a notice under section 793 of the Act (section 793 notice) and has failed in relation to any shares (default shares, which expression includes any shares issued after the date of such notice in right of those shares) to give the Company the information required by the section 793 notice within the prescribed period from the service of the notice, the following sanctions shall apply unless the Board determines otherwise:

(a)	the member shall not be entitled in respect of the default shares to be present or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll or to exercise any other right conferred by membership in relation to any such meeting or poll; and

(b)	where the default shares represent at least 0.25% in nominal value of the issued shares of their class (calculated exclusive of any shares held as treasury shares):

(i)

any dividend or other money payable for such shares shall be withheld by the Company, which shall not have any obligation to pay interest on it, and the member shall not be entitled to elect, pursuant to Article 131, to receive shares instead of that dividend; and

(ii)

no transfer, other than an excepted transfer, of any shares held by the member shall be registered unless the member himself or herself is not in default of supplying the required information and the member proves to the satisfaction of the Board that no person in default of supplying such information is interested in any of the shares that are the subject of the transfer.

76.2	Where the sanctions under Article 76.1 apply in relation to any shares, they shall cease to have effect (and any dividends withheld under Article 76.1(b) shall become payable):

(a)	if the shares are transferred by means of an excepted transfer but only in respect of the shares transferred; or

(b)

at the end of the period of seven days (or such shorter period as the Board may determine) following receipt by the Company of the information required by the section 793 notice and the Board being fully satisfied that such information is full and complete.

76.3

Where, on the basis of information obtained from a member in respect of any share held by him or her, the Company issues a section 793 notice to any other person, it shall at the same time send a copy of the notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, shall not invalidate or otherwise affect the application of Article 76.1.

76.4	For the purposes of this Article:

(a)

a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is, or may be, so interested, or if the Company (after taking account of any information obtained from the member or, pursuant to a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is, or may be, so interested;

(b)	interested shall be construed as it is for the purpose of section 793 of the Act;

(c)	reference to a person having failed to give the Company the information required by a notice, or being in default as regards supplying such information, includes reference:

(i)	to the person’s having failed or refused to give all of any part of it; and

(ii)	to the person’s having given information which he or she knows to be false in a material particular or having recklessly given information which is false in a material particular;

(d)	prescribed period means 14 days;

(e)	excepted transfer means, in relation to any shares held by a member:

(i)	a transfer by way of or pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act); or

(ii)	a transfer in consequence of a sale made through any stock exchange on which the Company’s shares are normally traded; or

(iii)

a transfer which is shown to the satisfaction of the Board to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member and with any other person appearing to be interested in the shares.

76.5	Nothing contained in this Article shall be taken to limit the powers of the Company under section 794 of the Act.

76.6	For the purpose of this Article 76:

(a)

where any person appearing to be interested in any shares has been served with a section 793 notice and such shares are held by a Depositary, the provisions of this Article 76 shall be deemed to apply only to those shares held by the Depositary in which such person appears to be interested and not (so far as that person’s apparent interest is concerned) to any other shares held by the Depositary in which such person does not have an interest and references to default shares shall be construed accordingly;

(b)

where the shareholder on whom a section 793 notice has been served is a Depositary, the obligations of the Depositary (acting solely in the Depositary’s capacity as such) shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by the Depositary and the provision of such information shall be at the Company’s cost.

77.	Power of sale of shares of untraced members

77.1	The Company shall be entitled to sell at the best price reasonably obtainable any share of a member, or any share to which a person is entitled by transmission, if and provided that:

(a)

during the period of 12 years before the date of sending of the notice referred to in Article 77.1(b) no cheque, order or warrant in respect of such share sent by the Company through the post in a pre-paid envelope addressed to the member or to the person entitled by transmission to the share, at his or her address on the Register or other last known address given by the member or person to which cheques, orders or warrants in respect of such share are to be sent has been cashed and the Company has received no communications in respect of such share from such member or person entitled, provided that during such period of 12 years the Company has paid at least three cash dividends (whether interim or final) and no such dividend has been claimed by the person entitled to it;

(b)

on or after expiry of the said period of 12 years, the Company has given notice of its intention to sell such share by sending a notice to the member or person entitled by transmission to the share at his or her address on the Register or other last known address given by the member or person entitled by transmission to the share and before sending such a notice to the member or other person entitled by transmission, the Company must have used reasonable efforts to trace the member or other person entitled, engaging, if considered appropriate, a professional asset reunification company or other tracing agent and/or giving notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the member or person entitled by transmission to the share shown in the Register; and

(c)

during the further period of three months following the date of such notice and prior to the exercise of the power of sale the Company has not received any communication in respect of such share from the member or person entitled by transmission.

77.2

To give effect to any sale of shares under this Article, the Board may authorise some person to transfer the shares in question and may enter the name of the transferee in respect of the transferred shares in the Register even if no share certificate has been lodged for such shares and may issue a new certificate to the transferee. An instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or the person entitled by transmission to, the shares. The buyer shall not be bound to see to the application of the purchase monies, nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale. If during the period of 12 years referred to in Article 77.1, or during any period ending on the date when all the requirements of Articles 77.1(a) to

77.1(c) have been satisfied, any additional shares have been issued in respect of those held at the beginning of, or previously so issued during, any such period and all the requirements of Articles 77.1(b) to 77.1(c)have been satisfied in regard to such additional shares, the Company shall also be entitled to sell the additional shares.

78.	Application of proceeds of sale of shares of untraced members

The Company shall account to the member or other person entitled to the share for the net proceeds of a sale under Article 77 by carrying all monies relating to such sale to a separate account. The Company shall be deemed to be a debtor to, and not a trustee for, such member or other person in respect of such monies. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments as the Board may think fit. No interest shall be payable to such member or other person in respect of such monies and the Company does not have to account for any money earned on them.

79.	Number of directors

79.1

Unless otherwise determined by the Company by ordinary resolution, the number of Directors (other than any alternate Directors) shall be at least two and not more than fifteen. As at the Date of Adoption, the number of Directors shall be eight (8) (the “Initial Directors”), including a majority of Independent Directors.

79.2

For a period of three (3) years post-Closing a majority of the Directors shall be Independent Directors. However, if at any time the number of Independent Directors falls below a majority of the Board, that will not invalidate any resolution or other act of the Board pending the appointment of additional Independent Director(s).

79.3

Following the Closing, the Initial Directors shall be divided into three classes of Directors, designated as “Class I”, “Class II” and “Class III”, respectively (each a “Class”). The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. The Board is also authorized to assign any persons who take office as Directors after the date hereof to any such Class; provided, however, that the Classes are as close to equal size as possible.

79.4

In the event of any increase in the number of Directors, the additional directorships resulting from such increase shall be apportioned by the Board among the Classes of Directors so as to maintain such Classes as nearly equal as possible. No decrease in the number of Directors shall shorten the term of any incumbent Director.

79.5	Notwithstanding the foregoing provisions, each Director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal.

80.	Power of company to appoint directors

Subject to these Articles and the Companies Acts, the Company may by ordinary resolution appoint a person who is willing to act to be a Director, either to fill a vacancy or as an addition to the existing Board but the total number of Directors shall not exceed any maximum number fixed in accordance with these Articles.

81.	Power of board to appoint directors

Subject to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board but the total number of Directors shall not exceed any maximum number fixed in accordance with these Articles.

82.	Eligibility of new directors

82.1	No person, other than a retiring Director, shall be appointed or re-appointed a Director at any general meeting unless:

(a)	he or she is recommended by the Board; or

(b)

at least seven but not more than 42 clear days before the date appointed for the meeting the Company has received notice from a member (other than the person proposed) entitled to vote at the meeting of intention to propose a resolution for the appointment or re-appointment of that person, stating the particulars which would, if he or she were so appointed or re-appointed, be required to be included in the Company’s register of directors and a notice executed by that person of his or her willingness to be appointed or re-appointed, is lodged at the Office.

82.2	For a period of three (3) years post-Closing no person, including a retiring Director, shall be appointed or re-appointed a Director by the Board or at any general meeting unless:

(a)	he or she would, upon appointment, be an Independent Director; or

(b)	immediately following that person’s appointment as a Director, the Board would include a majority of Independent Directors.

82.3

In the event that an Independent Director is removed or required to resign pursuant to Article 84 or 85.1(c) (the “Removed Independent”), for a period of three (3) years post-Closing no person shall be appointed or re-appointed as a replacement for the Removed Independent Director by the Board unless the Board approves such appointment of an Independent Director by simple majority including the affirmative vote of at least two (2) Independent Directors (or if there are fewer than two Independent Directors then in office, all of the Independent Directors, if any).

82.4	A Director need not be a member of the Company.

83.	Retirement of directors

83.1

At the first Annual General Meeting of the Company following Closing, each Director in Class I shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Company at such Annual General Meeting and, in each case, where such Director is so re-appointed, they shall be entitled to serve until the third Annual General Meeting of the Company falling after the first Annual General Meeting, at which stage the Director shall retire from office but shall be eligible for further re-appointment.

83.2

At the second Annual General Meeting of the Company following Closing, each Director in Class II shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Company at such Annual General Meeting and, in each case, where such Director is so re-appointed, they shall be entitled to serve until the third Annual General Meeting of the Company falling after the second Annual General Meeting, at which stage the Director shall retire from office but shall be eligible for further re-appointment.

83.3

At the third Annual General Meeting of the Company following Closing, each Director in Class III shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Company at such Annual General Meeting and, in each case, where such Director is so re-appointed, they shall be entitled to serve until the third Annual General Meeting of the Company falling after the third Annual General Meeting, at which stage the Director shall retire from office but shall be eligible for further re-appointment.

83.4

At each succeeding Annual General Meeting of the Company following the third Annual General Meeting of the Company following Closing, Directors shall be elected to serve for a term of three years to succeed the Directors of the class whose terms expire at such Annual General Meeting.

83.5

Subject to the provisions of these Articles, a Director shall remain a member of the class of directors to which he or she was assigned in accordance with Article 70.5. The initial terms of each class of directors shall expire as set forth in this Article 83, subject to such director’s earlier death, resignation, disqualification or removal.

83.6

Where a Director retires at an Annual General Meeting in accordance with Article 83.1, 83.2, 83.3 or otherwise, the Company may at the meeting by ordinary resolution fill the office being vacated by electing the retiring Director. In the absence of such a resolution, the retiring Director shall nevertheless be deemed to have been re-elected except in any of the following cases:

(a)	where at such meeting a resolution of the Company for the re-election of such Director is put to the meeting and lost;

(b)	where such Director is ineligible for re-election or has given notice in writing to the Company that he/she is unwilling to be re-elected; or

(c)

where a resolution of the Company to elect such Director is void by reason of contravention of section 160 of the Act (whereby at a General Meeting a motion for the appointment of two or more persons as Directors by a single resolution must not be made unless a resolution that it should be made has first been agreed to by the meeting without any vote being given against it).

83.7

The retirement shall not have effect until the conclusion of the meeting except where a resolution of the Company is passed to elect some other person in the place of the retiring Director or a resolution for the retiring Director’s re-election is put to the meeting and lost. Accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

83.8	Without limiting the generality of these Articles, a person ceases to be a Director if that person:

(a)	ceases to be a director under the Companies Act or applicable winding up laws or regulations, or is prohibited from being a director by applicable laws or regulations;

(b)	becomes bankrupt or makes any arrangement or composition with the person’s creditors generally;

(c)	becomes a mentally incapacitated person;

(d)	resigns the office of director by notice in writing of the resignation in accordance with the Companies Act; or

(e)	for more than 6 months has been absent without the directors’ permission from directors’ meetings held during that period.

84.	Removal of directors

84.1

Subject to Article 84.2, in addition to any power of removal conferred by the Companies Acts, the Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise) and may (subject to these Articles) by ordinary resolution appoint another person who is willing to act to be a director in his or her place.

84.2

In the first three (3) years following Closing, save as required by the Companies Acts the Board may only convene a general meeting which proposes a resolution (pursuant to Article 84.1 or otherwise) to remove an Independent Director if the Board approves such resolution by simple majority including the affirmative vote of at least two (2) other Independent Directors (or if there are fewer than two Independent Directors then in office excluding the Independent Director proposed to be removed, all of the Independent Directors (other than the Independent Director proposed to be removed), if any).

85.	Vacation of office by director

85.1	Without prejudice to the provisions for retirement contained in these Articles, the office of a Director shall be vacated if:

(a)

the director resigns by notice in writing delivered to the Secretary at the Office or at an address specified by the Company for the purposes of communication by electronic means or tendered at a Board meeting;

(b)

the director offers to resign by notice in writing delivered to the Secretary at the Office or at an address specified by the Company for the purposes of communication by electronic means or tendered at a Board meeting and the Board resolves to accept such offer;

(c)

the Director is requested to resign by a majority of the other Directors by notice in writing addressed to him or her at his or her address as shown in the register of Directors (without prejudice to any claim for damages which the Director may have for breach of any contract between him or her and the Company), provided that in the first three (3) years following Closing this power may only be invoked in respect of an Independent Director if the majority of the other Directors which gives notice includes at least two (2) other Independent Directors (or if there are fewer than two Independent Directors then in office, all of the Independent Directors, if any);

(d)	the Director ceases to be a Director by virtue of any provision of the Companies Acts, is removed from office pursuant to these Articles or the Act or becomes prohibited by law from being a Director;

(e)	the Director becomes bankrupt or makes an arrangement or composition with his or her creditors generally;

(f)

a registered medical practitioner who is treating the Director gives a written opinion to the Company stating he or she has become physically or mentally incapable of acting as a director and may remain so for more than three months, or is or has been suffering from mental or physical ill health and the Board resolves that his or her office be vacated; or

(g)

the Director is absent (whether or not any alternate Director appointed by the Director attends), without the permission of the Board, from Board meetings for six consecutive months and a notice is served on the Director personally, or at his or her residential address provided to the Company under section 165 of the Act signed by all the other Directors stating that he or she shall cease to be a Director with immediate effect (and such notice may consist of several copies each signed by one or more Directors).

85.2	If the office of a Director is vacated for any reason, he or she shall cease to be a member of any committee or sub-committee of the Board.

86.	Resolution as to vacancy conclusive

A resolution of the Board declaring a Director to have vacated office under the terms of Article 85 shall be conclusive as to the fact and ground of vacation stated in the resolution.

87.	Appointment of alternate directors

87.1

Each Director may appoint any person (including another Director) to be his or her alternate and may at his or her discretion remove an alternate Director so appointed. Any appointment or removal of an alternate Director must be by written notice delivered to the Office or at an address specified by the Company for the purposes of communication by electronic means or tendered at a Board meeting or in any other manner approved by the Board. The appointment requires the approval of the Board unless it has been previously approved or the appointee is another Director.

87.2	An alternate Director must provide the particulars, and sign any form for public filing required by the Companies Acts relating to his or her appointment.

88.	Alternate directors’ participation in board meetings

88.1

Every alternate Director is (subject to his or her giving to the Company an address [within the United Kingdom] at which notices may be served on him or her (and, if applicable, an address in relation to which electronic communications may be received)) entitled to receive notice of all meetings of the Board and all committees of the Board of which his or her appointor is a member and, in the appointor’s absence, to attend and vote at such meetings and to exercise all the powers, rights, duties and authorities of the appointor. Each person acting as an alternate Director shall have a separate vote at Board meetings for each Director for whom that person acts as alternate Director in addition to his or her own vote if also a Director, but shall count as only one for the purpose of determining whether a quorum is present.

88.2

Signature by an alternate Director of any resolution in writing of the Board or a committee of the Board will, unless the notice of appointment provides otherwise, be as effective as signature by his or her appointor.

89.	Alternate director responsible for own acts

Each person acting as an alternate Director will be an officer of the Company, will alone be responsible to the Company for his or her own acts and defaults and will not be deemed to be the agent of the Director appointing them.

90.	Interests of alternate director

An alternate Director is entitled to contract and be interested in and benefit from contracts or arrangements with the Company, to be repaid expenses and to be indemnified to the same extent as if he or she were a Director. However, no alternate Director is entitled to receive from the Company any fees for his or her services as alternate, except such part (if any) of the fee payable to the alternate’s appointor as such appointor may by written notice to the Company direct.

91.	Revocation of alternate director

An alternate Director will cease to be an alternate Director:

(a)	if the alternate’s appointor revokes his or her appointment; or

(b)	if the alternate resigns his or her office by notice in writing to the Company; or

(c)

if the alternate’s appointor ceases for any reason to be a Director, provided that if any Director retires but is re-appointed or deemed to be re-appointed at the same meeting, any valid appointment of an alternate Director which was in force immediately before his or her retirement shall remain in force; or

(d)	if any event happens in relation to the alternate which, if the alternate were a Director otherwise appointed, would cause him or her to vacate office.

92.	Directors’ fees

Each of the Directors may be paid a fee at such rate as may from time to time be decided by ordinary resolution of the Company. Any fees payable under this Article shall be distinct from any salary, remuneration or other amounts payable to a Director under any other provisions of these Articles and shall accrue from day to day.

93.	Expenses

Each Director may be paid reasonable travelling, hotel and other expenses properly incurred by him or her in or about the performance of their duties as Director, including any expenses incurred in attending meetings of the Board or any committee of the Board or general meetings or separate meetings of the holders of any class of shares or debentures of the Company. Subject to the Act, the Directors shall have the power to make arrangements to provide a Director with funds to meet expenditure incurred or to be incurred by him or her for the purposes of the Company or for the purpose of enabling him or her to perform his or her duties as an officer of the Company or to enable him or her to avoid incurring any such expenditure.

94.	Additional remuneration

If by arrangement with the Board any Director shall perform or render any special duties or services outside his or her ordinary duties as a Director and not in his or her capacity as a holder of employment or executive office, he or she may be paid such reasonable additional remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine.

95.	Remuneration of executive directors

The salary or remuneration of any Director appointed to hold any employment or executive office in accordance with these Articles may be either a fixed sum of money, or may altogether or in part be governed by business done or profits made or otherwise determined by the Board, and may be in addition to or instead of any fee payable to him or her for serving as Director under these Articles.

96.	Pensions and other benefits

96.1

The Board may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (whether by insurance or otherwise) for any person who is or has at any time been a Director or employee of:

(a)	the Company;

(b)	any company which is or was a holding company or a subsidiary undertaking of the Company;

(c)	any company which is or was allied to or associated with the Company or a subsidiary undertaking or holding company of the Company; or

(d)

a predecessor in business of the Company or of any holding company or subsidiary undertaking of the Company. and, in each case, for any member of his or her family (including a spouse or former spouse) and any person who is or was dependent on him or her.

96.2

The Board may establish, maintain, subscribe and contribute to any scheme, institution, association, club, trust or fund and pay premiums and, subject to the Companies Acts, lend money or make payments to, guarantee or give an indemnity in respect of, or give any financial or other assistance in connection with any of the matters set out in Article 92.1 above. The Board may procure any of such matters to be done by the Company either alone or in conjunction with any other person. Any Director or former Director shall be entitled to receive and retain for his or her own benefit any pension or other benefit provided under this Article and shall not have to account for it to the Company. The receipt of any such benefit will not disqualify any person from being or becoming a Director of the Company.

97.	Powers of the board

97.1

Subject to the Companies Acts, these Articles and to any directions given by special resolution of the Company, the business of the Company will be managed by the Board, which may exercise all the powers of the Company, whether relating to the management of the business or not.

97.2

No alteration of these Articles and no such direction given by the Company shall invalidate any prior act of the Board which would have been valid if such alteration had not been made or such direction had not been given. Provisions contained elsewhere in these Articles as to any specific power of the Board shall not be deemed to limit the general powers given by this Article.

98.	Powers of directors if less than minimum number

If the number of Directors is less than the minimum prescribed in Article 79 or decided by the Company by ordinary resolution, the remaining Director or Directors may act only for the purposes of appointing an additional Director or Directors to make up that minimum or convening a general meeting of the Company for the purpose of making such appointment. If no Director or Directors is or are able or willing to act, two members may convene a general meeting for the purpose of appointing Directors. An additional Director appointed in this way holds office (subject to these Articles) only until the dissolution of the next annual general meeting after his or her appointment unless reappointed during the annual general meeting.

99.	Powers of executive directors

The Board or any committee authorised by the Board may:

(a)

delegate or entrust to and confer on any Director holding executive office (including a Chief Executive or Managing Director) such of its powers, authorities and discretions (with power to sub-delegate) for such time, on such terms and subject to such conditions as it thinks fit; and

(b)	revoke, withdraw, alter or vary all or any of such powers.

100.	Delegation to committees

100.1

The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) for such time on such terms and subject to such conditions as it thinks fit to any committee consisting of one or more Directors and (if thought fit) one or more other persons provided that:

(a)	a majority of the members of a committee shall be Directors; and

(b)	no resolution of a committee shall be effective unless a majority of those present when it is passed are Directors or alternate Directors.

100.2

The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board in that respect and may revoke, withdraw, alter or vary any such powers and discharge any such committee in whole or in part. Insofar as any power, authority or discretion is so delegated, any reference in these Articles to the exercise by the Board of such power, authority or discretion shall be construed as if it were a reference to the exercise of such power, authority or discretion by such committee.

101.	Local management

101.1

The Board may establish any local or divisional boards or agencies for managing any of the affairs of the Company in any specified locality, either in the United Kingdom or elsewhere, and appoint any persons to be members of such local or divisional board, or any managers or agents, and may fix their remuneration.

101.2

The Board may delegate to any local or divisional board, manager or agent so appointed any of its powers, authorities and discretions (with power to sub-delegate) and may authorise the members of any such local or divisional board, or any of them, to fill any vacancies and to act notwithstanding vacancies. Any such appointment or delegation under this Article may be made, on such terms conditions as the Board may think fit. The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board in that respect and may revoke, withdraw, alter or vary all or any of such powers.

101.3

Subject to any terms and conditions expressly imposed by the Board, the proceedings of any local or divisional board or agency with two or more members shall be governed by such of these Articles as regulate the proceedings of the Board, so far as they are capable of applying.

102.	Power of attorney

The Board may, by power of attorney or otherwise, appoint any person or persons to be the agent or attorney of the Company and may delegate to any such person or persons any of its powers, authorities and discretions (with power to sub-delegate), in each case for such purposes and for such time, on such terms (including as to remuneration) and conditions as it thinks fit. The Board may confer such powers either collaterally with, or to the exclusion of and in substitution for, all or any of the powers of the Board in that respect and may revoke, withdraw, alter or vary any of such powers.

103.	Exercise of voting power

The Board may exercise or cause to be exercised the voting power conferred by the shares in any other company held or owned by the Company, or any power of appointment to be exercised by the Company, in such manner as it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of any Director as a director or other officer or employee of such company or in favour of the payment of remuneration to the directors, officers or employees of such company).

104.	Provision for employees on cessation of business

The Board may, by resolution, sanction the exercise of the power to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiary undertakings, in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking, but any such resolution shall not be sufficient for payments to or for the benefit of directors, former directors or shadow directors.

105.	Overseas registers

Subject to the Companies Acts, the Company may keep an overseas, local or other register and the Board may make and vary such regulations as it thinks fit respecting the keeping of any such register.

106.	Borrowing powers

106.1	Subject to these Articles and the Companies Acts, the Board may exercise all the powers of the Company to:

(a)	borrow money;

(b)	indemnify and guarantee;

(c)	mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company;

(d)	create and issue debentures and other securities; and

(e)	give security either outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

107.	Board meetings

107.1	The Board can decide when and where to have meetings and how they will be conducted. They may also adjourn meetings.

107.2	A Board meeting can be called by any Director. The Secretary must call a Board meeting if asked to do so by a Director.

108.	Notice of board meetings

108.1

Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to the Director personally or by word of mouth or given in writing or by electronic means to the Director at his or her last known address or any other address given by him or her to the Company for that purpose.

108.2

A Director may waive the requirement that notice be given to him or her of any Board meeting, either prospectively or retrospectively and any retrospective waiver shall not affect the validity of the meeting or of any business conducted at the meeting.

108.3

It shall not be necessary to give notice of a Board meeting to a Director who is absent [from the United Kingdom] unless the Director has asked the Board in writing that notices of Board meetings shall during his or her absence be given to him or her at any address [in the United Kingdom] notified to the Company for this purpose, but the Director shall not, in such event, be entitled to a longer period of notice than if he or she had been present [in the United Kingdom] at that address.

109.	Quorum

109.1

The quorum necessary for the transaction of business may be determined by the Board and until otherwise determined shall be three persons, each being a Director. A duly convened meeting of the Board at which a quorum is present shall be competent to exercise all or any of the authorities, powers, and discretions for the time being vested in or exercisable by the Board.

109.2

If a Director ceases to be a director at a Board meeting, he or she can continue to be present and to act as a director and be counted in the quorum until the end of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

109.3

If, within thirty (30) minutes from the time appointed for the meeting of the Directors a quorum be not present, the meeting, if convened upon requisition in accordance with the Companies Act, shall be dissolved; but in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other day, time and place as the majority of the Directors may agree. If at such adjourned meeting of the Directors a quorum be not present within thirty (30) minutes from the time appointed for the adjourned meeting, any three Directors present at such adjourned meeting shall be a quorum and may transact the business for which the meeting is called.

110.	Chair

110.1

The Board may appoint one or more of its body as chair or joint chair and one or more of its body as deputy chair of its meetings and may determine the period for which he or she is or they are to hold office and may at any time remove him, her or them from office.

110.2

If no such chair or deputy chair is elected, or if at any meeting neither a chair nor a deputy chair is present within ten minutes of the time appointed for holding the same, the Directors present shall choose one of their number to be chair of such meeting. In the event two or more joint chairs or, in the absence of a chair, two or more deputy chairs being present, the joint chair or deputy chair to act as chair of the meeting shall be decided by those Directors present.

111.	Voting

Questions arising at any Board meeting shall be determined by a majority of votes. In the case of an equality of votes the chair of that meeting shall have a second or casting vote (unless he or she is not entitled to vote on the resolution in question).

112.	Participation by telephone or other form of communication

112.1

Any Director or his or her alternate may validly participate in a meeting of the Board or a committee of the Board through the medium of conference telephone or any other form of communications equipment (whether in use when these Articles are adopted or developed subsequently), provided that all persons participating in the meeting are able to hear and speak to each other throughout such meeting.

112.2

A person so participating by telephone or other communication shall be deemed to be present in person at the meeting and shall be counted in a quorum and entitled to vote. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no group which is larger than any other group, where the chair of the meeting then is.

112.3

A resolution passed at any meeting held in the above manner, and signed by the chair of the meeting, shall be as valid and effectual as if it had been passed at a meeting of the Board (or committee, as the case may be) duly convened and held.

113.	Resolution in writing

113.1

A resolution in writing signed or confirmed electronically by all the Directors for the time being entitled to receive notice of a Board meeting and to vote on the resolution and not being less than a quorum (or by all the members of a committee of the Board for the time being entitled to receive notice of such committee meeting and to vote on the resolution and not being less than a quorum of that committee), shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board (or committee, as the case may be).

113.2	Such a resolution may consist of several documents or electronic communications in the same form each signed or authenticated by one or more of the Directors or members of the relevant committee.

114.	Proceedings of committees

All committees of the Board shall, in the exercise of the powers delegated to them and in the transaction of business, conform with any mode of proceedings and regulations which the Board may prescribe and subject to this shall be governed by such of these Articles as regulate the proceedings of the Board as are capable of applying.

115.	Minutes of proceedings

115.1	The Board shall keep minutes of all shareholder meetings, all Board meetings and meetings of committees of the Board. The minutes must include the names of the Directors present.

115.2

Any such minutes, if purporting to be signed by the chair of the meeting at which the proceedings were held or by the chair of the next meeting or the Secretary, shall be evidence of the matters stated in such minutes without any further proof.

116.	Validity of proceedings

All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director, alternate Director or member of a committee shall be valid even if it is discovered afterwards that there was some defect in the appointment of any person or persons acting, or that they or any of them were or was disqualified from holding office or not entitled to vote, or had in any way vacated office.

117.	Transactions or other arrangements with the company

117.1

Subject to the Companies Acts and provided he or she has declared the nature and extent of his or her interest in accordance with the requirements of the Companies Acts, a Director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company may:

(a)	be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)

act by himself or herself or through his or her firm in a professional capacity for the Company (otherwise than as auditor) and he or her, or his or her firm, shall be entitled to remuneration for professional services as if he or she were not a Director;

(c)

be or become a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and

(d)

hold any office or place of profit with the Company (except as auditor) in conjunction with his or her office of Director for such period and upon such terms, including as to remuneration as the Board may decide.

117.2

A Director shall not, save as he or she may otherwise agree, be accountable to the Company for any benefit which he or she derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of duty under section 176 of the Act.

118.	Authorisation of Directors’ conflicts of interest

118.1

The Board may, in accordance with the requirements set out in this Article, authorise any matter or situation proposed to them by any Director which would, if not authorised, involve a Director (an Interested Director) breaching his or her duty under the Act to avoid conflicts of interest.

118.2

A Director seeking authorisation in respect of a conflict of interest shall declare to the Board the nature and extent of his or her interest in a conflict of interest as soon as is reasonably practicable. The Director shall provide the Board with such details of the matter as are necessary for the Board to decide how to address the conflict of interest together with such additional information as may be requested by the Board.

118.3	Any authorisation under this Article will be effective only if:

(a)

to the extent permitted by the Act, the matter in question shall have been proposed by any Director for consideration in the same way that any other matter may be proposed to the Directors under the provisions of these Articles;

(b)	any requirement as to the quorum for consideration of the relevant matter is met without counting the Interested Director and any other interested Director; and

(c)	the matter is agreed to without the Interested Director voting or would be agreed to if the Interested Director’s and any other interested Director’s vote is not counted.

118.4

Any authorisation of a conflict of interest under this Article must be recorded in writing (but the authority shall be effective whether or not the terms are so recorded) and may (whether at the time of giving the authorisation or subsequently):

(a)	extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter or situation so authorised;

(b)

provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the Directors or otherwise) related to the conflict of interest;

(c)	impose upon the Interested Director such other terms for the purposes of dealing with the conflict of interest as the Directors think fit;

(d)

provide that, where the Interested Director obtains, or has obtained (through his or her involvement in the conflict of interest and otherwise than through the interested Director’s position as a Director) information that is confidential to a third party, he or she will not be obliged to disclose that information to the Company, or to use it in relation to the Company’s affairs where to do so would amount to a breach of that confidence; and

(e)

permit the Interested Director to absent himself or herself from the discussion of matters relating to the conflict of interest at any meeting of the Directors and be excused from reviewing papers prepared by, or for, the Directors to the extent they relate to such matters.

118.5

Where the Directors authorise a conflict of interest, the Interested Director will be obliged to conduct himself or herself in accordance with any terms and conditions imposed by the Directors in relation to the conflict of interest.

118.6

The Directors may revoke or vary such authorisation at any time, but this will not affect anything done by the Interested Director, prior to such revocation or variation, in accordance with the terms of such authorisation.

118.7

A Director is not required, by reason of being a Director (or because of the fiduciary relationship established by reason of being a director), to account to the Company for any remuneration, profit or other benefit which he or she derives from or in connection with a relationship involving a conflict of interest which has been authorised by the directors or by the Company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.

119.	Directors’ permitted interests

119.1

A Director cannot vote or be counted in the quorum on any resolution relating to any transaction or arrangement with the Company in which the Director has an interest and which may reasonably be regarded as likely to give rise to a conflict of interest but can vote (and be counted in the quorum) on the following:

(a)

any security, guarantee or indemnity for any money or any liability which the Director, or any other person, has lent or obligations the Director or any other person has undertaken at the request, or for the benefit, of the Company or any of its subsidiary undertakings;

(b)

any security, guarantee or indemnity to any other person for a debt or obligation which is owed by the Company or any of its subsidiary undertakings, to that other person if the Director has taken responsibility for some or all of that debt or obligation. The Director can take this responsibility by giving a guarantee, indemnity or security;

(c)

a proposal or contract relating to an offer of any shares or debentures or other securities for subscription or purchase by the Company or any of its subsidiary undertakings, if the Director takes part because he or she is a holder of shares, debentures or other securities, or if he or she takes part in the underwriting or sub-underwriting of the offer;

(d)

any arrangement for the benefit of employees of the Company or any of its subsidiary undertakings which only gives him or her benefits which are also generally given to employees to whom the arrangement relates;

(e)

any arrangement involving any other company if the Director (together with any person connected with the Director) has an interest of any kind in that company (including an interest by holding any position in that company or by being a shareholder of that company). This does not apply if he or she knows that he has a Relevant Interest.

(f)	a contract relating to insurance which the Company can buy or renew for the benefit of the Directors or a group of people which includes Directors; and

(g)

a contract relating to a pension, superannuation or similar scheme or a retirement, death, disability benefits scheme or employees’ share scheme which gives the Director benefits which are also generally given to the employees to whom the scheme relates.

119.2

A Director cannot vote or be counted in the quorum on a resolution relating to the Director’s own appointment or the settlement or variation of the terms of his or her appointment to an office or place of profit with the Company or any other company in which the Company has an interest.

119.3

Where the Directors are considering proposals about the appointment, or the settlement or variation of the terms or the termination of the appointment of two or more Directors to other offices or places of profit with the Company or any company in which the Company has an interest, a separate resolution may be put in relation to each Director and in that case each of the Directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution unless it concerns his or her own appointment or the settlement or variation of the terms or the termination of his or her own appointment or the appointment of another director to an office or place of profit with a company in which the Company has an interest and the Director seeking to vote or be counted in the quorum has a Relevant Interest in it.

119.4

A company shall be deemed to be one in which the Director has a Relevant Interest if and so long as (but only if and so long as) the Director is to his or her knowledge (either directly or indirectly) the holder of or beneficially interested in 1% or more of any class of the equity share capital of that company (calculated exclusive of any shares of that class in that company held as treasury shares) or of the voting rights available to members of that company. In relation to an alternate Director, an interest of his or her appointor shall be treated as an interest of the alternate Director without prejudice to any interest which the alternate Director has otherwise. Where a company in which a Director has a Relevant Interest is interested in a contract, the Director also shall be deemed interested in that contract.

119.5

If a question arises at a Board meeting about whether a Director (other than the chair of the meeting) has an interest which is likely to give rise to a conflict of interest, or whether he or she can vote or be counted in the quorum, and the Director does not agree to abstain from voting on the issue or not to be counted in the quorum, the question must be referred to the chair of the meeting. The chair’s ruling about the relevant Director is final and conclusive, unless the nature and extent of the Director’s interests have not been fairly disclosed to the Directors. If the question arises about the chair of the meeting, the question must be directed to the Directors. The chair cannot vote on the question but can be counted in the quorum. The Directors’ resolution about the chair is final and conclusive, unless the nature and extent of the chair’s interests have not been fairly disclosed to the Directors.

120.	General

For the purposes of Articles 117 to 119 inclusive (which shall apply equally to alternate Directors):

120.1	An interest of a person who is connected (which word shall have the meaning given to it by section 252 of the Act) with a Director shall be treated as an interest of the Director.

120.2	A contract includes references to any proposed contract and to any transaction or arrangement or proposed transaction or arrangement whether or not constituting a contract.

120.3	A conflict of interest includes a conflict of interest and duty and a conflict of duties.

120.4

Subject to the Companies Acts, the Company may by ordinary resolution suspend or relax the provisions of Articles 117 to 119 to any extent or ratify any contract not properly authorised by reason of a contravention of any of the provisions of Articles 117 to 119.

121.	Power to authenticate documents

Any Director, the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies or extracts as true copies or extracts. Where any books, records, documents or accounts are not at the Office, the local manager or other officer of the Company who has their custody shall be deemed to be a person appointed by the Board for this purpose. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting.

122.	Use of seals

122.1	The Board shall provide for the safe custody of the Seal. A Seal shall not be used without the authority of the Board or of a committee of the Board so authorised.

122.2

Subject as otherwise provided in these Articles, every document which is sealed using the Seal must be signed by at least one authorised person in the presence of a witness who attests the signature. An authorised person for this purpose is any Director, the Secretary or any other person authorised by the Directors for the purpose of signing documents to which the Seal is applied.

122.3

The Seal shall be used only for sealing securities issued by the Company and documents creating or evidencing securities so issued. Any such securities or documents sealed with the Seal shall not require to be signed unless the Board decides otherwise or the law otherwise requires.

122.4

The Board may decide who will sign an instrument to which a Seal is affixed (or in the case of a share certificate, on which the Seal may be printed) either generally or in relation to a particular instrument or type of instrument and may also determine either generally or in a particular case that a signature may be dispensed with or affixed by mechanical means.

123.	Declaration of dividends

Subject to the Act and these Articles, the Company may by ordinary resolution declare dividends to be paid to members according to their respective rights and interests in the profits of the Company. However, no dividend shall exceed the amount recommended by the Board.

124.	Interim dividends

Subject to the Act, the Board may declare and pay such interim dividends (including any dividend at a fixed rate) as appears to the Board to be justified by the profits of the Company available for distribution. If the Board acts in good faith, it shall not incur any liability to the holders of shares for any loss that they may suffer by the lawful payment of any interim dividend on any other class of shares ranking with or after those shares.

125.	Calculation and currency of dividends

Except as provided otherwise by the rights attached to shares, all dividends:

(a)	shall be declared and paid accordingly to the amounts paid up (otherwise than in advance of calls) on the shares on which the dividend is paid;

(b)

shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly; and

(c)	may be declared or paid in any currency. The Board may decide the rate of exchange for any currency conversions that may be required and how any costs involved are to be met.

126.	Amounts due on shares can be deducted from dividends

The Board may deduct from any dividend or other money payable to any person on or in respect of a share all such sums as may be due from him or her to the Company on account of calls or otherwise in relation to the shares of the Company. Sums so deducted can be used to pay amounts owing to the Company in respect of the shares.

127.	Dividends not in cash

The Board may, by ordinary resolution of the Company direct, or in the case of an interim dividend may without the authority of an ordinary resolution direct, that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares or debentures of any other company, or in any one or more of such ways. Where any difficulty arises regarding such distribution, the Board may settle it as it thinks fit. In particular, the Board may:

(a)	issue fractional certificates (or ignore fractions);

(b)

fix the value for distribution of such assets or any part of them and determine that cash payments may be made to any members on the footing of the values so fixed, in order to adjust the rights of members; and

(c)	vest any such assets in trustees on trust for the person entitled to the dividend.

128.	No interest on dividends

Unless otherwise provided by the rights attached to the share, no dividend or other monies payable by the Company or in respect of a share shall bear interest as against the Company.

129.	Method of payment

129.1

The Company may pay any dividend, interest or other sum payable in respect of a share in cash or by direct debit, bank transfer, cheque, dividend warrant, or money order or by any other method, including by electronic means, as the Board may consider appropriate.

129.2

The Company may send such payment by post or other delivery service (or by such means offered by the Company as the member or person entitled to it may agree in writing) to the registered address of the member or person entitled to it (or, if two or more persons are holders of the share or are jointly entitled to it because of the death or bankruptcy of the member or otherwise by operation of law, to the registered address of such of those persons as is first named in the Register) or to such person and such address as such member or person may direct in writing.

129.3

Every cheque, warrant, order or other form of payment is sent at the risk of the person entitled to the money represented by it, shall be made payable to the person or persons entitled, or to such other person as the person or persons entitled may direct in writing. Payment of the cheque, warrant, order or other form of payment (including transmission of funds through a bank transfer or other funds transfer system or by such other electronic means as permitted by these Articles or in accordance with the facilities and requirements of the relevant system concerned) shall be good discharge to the Company. If any such cheque, warrant, order or other form of payment has or shall be alleged to have been lost, stolen or destroyed the Company shall not be responsible.

129.4	Any joint holder or other person jointly entitled to a share may give an effective receipt for any dividend, bonus, return of capital or other monies payable in respect of such share.

129.5

If a holder (or joint holder) does not specify an address, or does not specify an account or such other details and in each case that information is necessary in order to make a payment of a dividend, interest or other sum by the means by which in accordance with this Article the Board have decided that a payment is to be made or by which the holder (or joint holder) has validly elected to receive payment or the payment cannot be made by the Company using the details provided by the holder (or joint holders), the dividend, interest or other sum shall be treated as unclaimed for the purposes of these Articles.

129.6

The Board may, at its discretion, make provisions to enable any member as the Board shall determine to receive duly declared dividends in a currency or currencies other than sterling. For the purposes of the calculation of the amount receivable in respect of any dividend, the rate of exchange to be used to determine the foreign currency equivalent of any sum payable as a dividend shall be such rate or rates and the payment shall be on such terms and conditions as the Board may in its absolute discretion determine.

130.	Uncashed dividends

If cheques, warrants or orders for dividends or other sums payable in respect of a share sent by the Company to the person entitled to them are returned to the Company or left uncashed on two consecutive occasions or, following one occasion, reasonable enquires have failed to establish any new address to be used for the purpose, the Company does not have to send any dividends or other monies payable in respect of that share due to that person until he or she notifies the Company of an address to be used for the purpose.

131.	Unclaimed dividends

All dividends, interest or other sums payable and unclaimed for 12 months after having become payable may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The Company shall not be a trustee in respect of such unclaimed dividends and will not be liable to pay interest on it. All dividends that remain unclaimed for 12 years after they were first declared or became due for payment shall (if the Board so resolves) be forfeited and shall cease to remain owing by the Company.

132.	Scrip dividends

Subject to the Act, the Board may, by ordinary resolution of the Company and subject to such terms and conditions as the Board may determine, offer to any holders of ordinary shares (excluding any member holding shares as treasury shares) the right to elect to receive ordinary shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of any dividend specified by the ordinary resolution. The following provisions shall apply:

(a)

the said resolution may specify a particular dividend, or may specify all or any dividends declared within a specified period or periods but such period may not end later than the third anniversary of the date of the meeting at which the ordinary resolution is passed;

(b)

the entitlement of each holder of ordinary shares to new ordinary shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend. For this purpose relevant value shall be calculated by reference to the average of the middle market quotations for the ordinary shares on the Exchange, for the day on which the ordinary shares are first quoted “ex” the relevant dividend and the four subsequent dealing days, or in such other manner as the Board may determine on such basis as it considers to be fair and reasonable. A certificate or report by the Company’s auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount;

(c)

no fractions of a share shall be allotted. The Board may make such provisions as it thinks fit for any fractional entitlements including provisions where, in whole or in part, the benefit accrues to the Company and/or under which fractional entitlements are accrued and/or retained and in each case accumulated on behalf of any member and such accruals or retentions are applied to the allotment by way of bonus to or cash subscription on behalf of any member of fully paid ordinary shares and/or provisions where cash payments may be made to members in respect of their fractional entitlements;

(d)

the Board shall, after determining the basis of allotment, notify the holders of ordinary shares in writing of the right of election offered to them, and specify the procedure to be followed and place at which, and the latest time by which, elections must be lodged in order to be effective. No such notice need to be given to holders of ordinary shares who have previously given election mandates in accordance with this Article and whose mandates have not been revoked. The accidental omission to give notice of any right of election to, or the non-receipt (even if the Company becomes aware of such non-receipt) of any such notice by, any holder of ordinary shares entitled to the same shall neither invalidate any offer of an election nor give rise to any claim, suit or action;

(e)

the Board shall not proceed with any election unless the company has sufficient reserves or funds that may be capitalised, and the Board has authority to allot sufficient shares, to give effect to it after the basis of the allotment is determined;

(f)

the Board may exclude from any offer or make other arrangements in relation to any holders of ordinary shares where the Board considers that the making of the offer to them or in respect of such shares would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them or in respect of such shares;

(g)

the Board may establish or vary a procedure for election mandates in respect of future rights of election and may determine that every duly effected election in respect of any ordinary shares shall be binding on every successor in title to the holder;

(h)

the dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary shares in respect of which an election has been duly made (elected ordinary shares) and instead additional ordinary shares shall be allotted to the holders of the elected ordinary shares on the basis of allotment determined as stated above. For such purpose the Board may capitalise, out of any amount for the time being standing to the credit of any reserve or fund (including any share premium account or capital redemption reserve) or of any of the profits which could otherwise have been applied in paying dividends in cash as the Board may determine, a sum equal to the aggregate nominal amount of the additional ordinary shares to be allotted on such basis and apply it in paying up in full the appropriate number of unissued ordinary shares for allotment and distribution to the holders of the elected ordinary shares on such basis. The Board may do all acts and things considered necessary or expedient to give effect to any such capitalisation;

(i)

the Board may decide how any costs relating to the new shares available in place of a cash dividend will be met, including to deduct an amount from the entitlement of a holder of ordinary shares under this Article;

(j)

the additional ordinary shares so allotted shall rank pari passu in all respects with each other and with the fully paid ordinary shares in issue on the record date for the dividend in respect of which the right of election has been offered, except that they will not rank for any dividend or other distribution or other entitlement which has been declared, paid or made by reference to such record date; and

(k)

the Board may terminate, suspend, or amend any offer of the right to elect to receive ordinary shares in lieu of any cash dividend at any time and generally may implement any scrip dividend scheme on such terms and conditions as the Board may determine and take such other action as the Board may deem necessary or desirable in respect of any such scheme.

133.	Capitalisation of reserves

The Board may, with the authority of an ordinary resolution of the Company:

(a)

subject as provided in this Article, resolve to capitalise any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company which is available for distribution or standing to the credit of the share premium account or capital redemption reserve or other undistributable reserve;

(b)

appropriate the sum resolved to be capitalised to the members in proportion to the nominal amounts of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other, provided that:

(i)

the share premium account, the capital redemption reserve, any other undistributable reserve and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full shares to be allotted to members credited as fully paid;

(ii)

the Company will also be entitled to participate in the relevant distribution in relation to any shares of the relevant class held by it as treasury shares and the proportionate entitlement of the relevant class of members to the distribution will be calculated accordingly; and

(iii)

in a case where any sum is applied in paying amounts for the time being unpaid on any shares of the Company or in paying up in full debentures of the Company, the amount of the net assets of the Company at that time in not less than the aggregate of the called up share capital of the Company and its undistributable reserves as shown in the latest audited accounts of the Company or such other accounts as may be relevant and would not be reduced below that aggregate by the payment of it;

(c)

resolve that any shares so allotted to any member in respect of a holding by him or her of any partly paid shares shall, so long as such shares remain partly paid, rank for dividends only to the extent that such partly paid shares rank for dividends;

(d)

make such provision by the issue of fractional certificates (or by ignoring fractions or by accruing the benefit of it to the Company rather than to the members concerned) or by payment in cash or otherwise as it thinks fit in the case of shares or debentures becoming distributable in fractions;

(e)	authorise any person to enter on behalf of such members concerned into an agreement with the Company providing for either:

(i)	the allotment to them respectively, credited as fully paid up, of any shares or debentures to which they may be entitled on such capitalisation; or

(ii)

the payment up by the Company on behalf of such members by the application of their respective proportions of the reserves or profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, (any agreement made under such authority being effective and binding on all such members); and

(f)	generally do all acts and things required to give effect to such resolution.

134.	Record dates

134.1

Notwithstanding any other provision of these Articles but without prejudice to the rights attached to any shares and subject always to the Act, the Company or the Board may by resolution specify any date (record date) as the date at the close of business (or such other time as the Board may determine) on which persons registered as the holders of shares or other securities shall be entitled to receipt of any dividend, distribution, interest, allotment, issue, notice, information, document or circular. Such record date may be before, on or after the date on which the dividend, distribution, interest, allotment, issue, notice, information, document or circular is declared, made, paid, given, or served.

134.2

In the absence of a record date being fixed, entitlement to any dividend, distribution, interest, allotment, issue, notice, information, document or circular shall be determined by reference to the date on which the dividend is declared, the distribution allotment or issue is made or the notice, information, document or circular made, given or served.

135.	Inspection of records

No member (other than a Director) shall have any right to inspect any accounting record or other document of the Company unless he or she is authorised to do so by law, by order of a court of competent jurisdiction, by the Board or by ordinary resolution of the Company.

136.	Account to be sent to members

136.1

In respect of each financial year, a copy of the Company’s annual accounts, the strategic report, the Directors’ report, the Directors’ remuneration report, the auditor’s report on those accounts and on the auditable part of the Directors’ remuneration report shall be sent or supplied to:

(a)	Every member (whether or not entitled to receive notices of general meetings);

(b)	Every holder of debentures (whether or not entitled to receive notice of general meetings);

(c)

Every other person who is entitle to receive notice of general meetings; not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Act.

136.2	This Article does not require copies of the documents to which it applies to be sent or supplied to:

(a)	A member or holder of debentures of whose address the Company is unaware; or

(b)	More than one of the joint holders of shares or debentures.

136.3

The Board may determine that persons entitled to receive a copy of the Company’s annual accounts, the strategic report, the Directors’ report, the Directors’ remuneration report, the auditor’s report on those accounts and on the auditable part of the Directors’ remuneration report are those persons entered on the Register at the close of business on a day determined by the Board, provided that the day determined by the Board may not be more than 21 days before the day that the relevant copies are being sent.

136.4

Where permitted by the Act, a strategic report with supplementary material in the form and containing the information prescribed by the Act may be sent or supplied to a person so electing in place of the documents required to be sent or supplied by Article 136.1.

137.	Service of Notices

137.1	The Company can send, deliver or serve any notice or other document, including a share certificate, to or on a member:

(a)	personally;

(b)	by sending it through the postal system addressed to the member at the member’s registered address or by leaving it at that address addressed to the member;

(c)	where appropriate, by sending or supplying it in electronic form to an address notified by the member to the Company for that purpose;

(d)	where appropriate, by making it available on a website and notifying the member of its availability in accordance with this Article; or

(e)	by any other means authorised in writing by the member.

137.2	In the case of joint holders of a share:

(a)

service, sending or supply of any notice, document or other information on or to one of the joint holders shall for all purposes be deemed a sufficient service on, sending or supplying to all the joint holders; and

(b)

anything to be agreed or specified in relation to any notice, document or other information to be served on, sent or supplied to them may be agreed or specified by any one of the joint holders and the agreement or specification of the first named in the Register shall be accepted to the exclusion of that of the other joint holders.

137.3

Where a member (or, in the case of a joint holders, the person first named in the Register) has a registered address outside the United Kingdom but has notified the Company of an address within the United Kingdom at which notices, documents or other information may be given to him or her or has given to the Company an address for the purposes of communications by electronic means at which notices, documents or other information may be served, sent or supplied to him or her, the member shall be entitled to have notices served, sent or supplied to him or her at such address or, where applicable, the Company may make them available on a website and notify the holder of that address. Otherwise no such member shall be entitled to receive any notice, document or other information from the Company.

137.4

If on three consecutive occasions any notice, document or other information has been sent to any member at the member’s registered address or the member’s address for the service of notices (by electronic means or otherwise) but has been returned undelivered, such member shall not be entitled to receive notices, documents or other information from the Company until he or she shall have communicated with the Company and supplied in writing a new registered address or address within the United Kingdom for the service of notices or has informed the Company of an address for the service of notices and the sending or supply of documents and other information in electronic form. For these purposes, any notice, document or other information served, sent or supplied by post shall be treated as returned undelivered if the notice, document or other information is served, sent or supplied back to the Company (or its agents) and a notice, document or other information served, sent or supplied in electronic form shall be treated as returned undelivered if the Company (or its agents) receives notification that the notice, document or other information was not delivered to the address to which it was served, sent or supplied.

137.5	The Company may at any time and in its sole discretion choose to serve, send or supply notices, documents or other information in hard copy form alone to some or all of the members.

138.	Notice on person entitled by transmission

The Company may give notice to the person entitled to a share because of the death or bankruptcy of a member or otherwise by operation of law, by sending or delivering it in any manner authorised by these Articles for the giving of notice to a member, addressed to that person by name, or by the title of representative of the deceased or trustee of the bankrupt or representative by operation of law or by any like description, at the address (if any) within the United Kingdom supplied for the purpose by the person claimed to be so entitled or to which notices may be sent in electronic form. Until such an address has been so supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy or operation of law had not occurred.

139.	Record date for service

Any notice, document or other information may be served, sent or supplied by the Company by reference to the register as it stands at any time not more than 15 days before the date of service, sending or supplying. No change in the register after that time shall invalidate that service, sending or supply. Where any notice, document or other information is served on, sent or supplied to any person in respect of a share in accordance with these Articles, no person deriving any title or interest in that share shall be entitled to any further service, sending or supplying of that notice, document or other information.

140.	Evidence of service

140.1

Any notice, document or other information, addressed to a member at the member’s registered address or address for service in the United Kingdom shall, if served, sent or supplied by first class post, be deemed to have been served or delivered on the day after the day when it was put in the post (or, where second class post is employed, on the second day after the day when it was put in the post). Proof that an envelope containing the notice, document or other information was properly addressed and put into the post as a prepaid letter shall be conclusive evidence that the notice was given.

140.2

Any notice, document or other information not served, sent or supplied by post but delivered or left at a registered address or address for service in the United Kingdom (other than an address for the purposes of communications by electronic means) shall be deemed to have been served or delivered on the day on which it was so delivered or left.

140.3

Any notice, document or other information, if served, sent or supplied by electronic means shall be deemed to have been received on the day on which the electronic communication was sent by or on behalf of the Company notwithstanding that the Company subsequently sends a hard copy of such notice, document or other information by post. Any notice, document or other information made available on a website shall be deemed to have been received on the day on which the notice, document or other information was first made available on the website or, if later, when a notice of availability is received or deemed to have been received pursuant to this Article. Proof that the notice, document or other information was properly addressed shall be conclusive evidence that the notice by electronic means was given.

140.4

Any notice, document or other information served, sent or supplied by the Company by means of a relevant system shall be deemed to have been received when the Company or any sponsoring system-participant acting on its behalf sends the issuer-instruction relating to the notice, document or other information.

140.5

Any notice, document or other information served, sent or supplied by the Company by any other means authorised in writing by the member concerned shall be deemed to have been received when the Company has carried out the action it has been authorised to take for that purpose.

141.	Notice when post not available

If at any time by reason of the suspension, interruption or curtailment of postal services within the United Kingdom the Company is unable effectively to convene a general meeting by notices sent through the post, the Company need only give notice of a general meeting to those members with whom the Company can communicate by electronic means and who have provided the Company with an address for this purpose. The Company shall also advertise the notice in at least one national newspaper published in the United Kingdom and make it available on its website from the date of such advertisement until the conclusion of the meeting or any adjournment of it. In any such case the Company shall send confirmatory copies of the notice by post to those members to whom notice cannot be given by electronic means if, at least seven days prior to the meeting, the posting of notices to addresses throughout the United Kingdom again becomes practicable.

142.	Indemnity and insurance

142.1	In this Article:

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate;

(b)

a relevant officer means any Director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the Act), but excluding in each case any person engaged by the Company (or associated company) as auditor (whether or not he or she is also a director or other officer), to the extent he or she acts in his or her capacity as auditor); and

(c)

relevant loss means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the company, any associated company or any pension fund or employees’ share scheme of the company or associated company.

142.2	Subject to Article 142.3, but without prejudice to any indemnity to which a relevant officer is otherwise entitled:

(a)

each relevant officer shall be indemnified out of the Company’s assets against all relevant loss including any liability incurred by the officer in defending any civil or criminal proceedings, in which judgment is given in the officer’s favour or in which the officer is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on the officer’s part or in connection with any application in which the court grants the officer, in his or her capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s (or any associated company’s) affairs; and

(b)

the Company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by him or her in connection with any proceedings or application referred to in Article 142.2(a) and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

142.3	This Article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

142.4	The Directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.

143.	Forum Selection

143.1	Unless the Company consents in writing to the selection of an alternative forum, the Courts of England and Wales shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)

any action, including any action commenced by a member of the Company in its own name or on behalf of the Company, asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee of the Company (including but not limited to duties arising under the Act);

(c)	any action arising out of or in connection with these Articles or otherwise in any way relating to the constitution or conduct of the Company; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

143.2

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

143.3

For the avoidance of doubt, nothing contained in this Article 143 shall apply to any action or suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

144.	Winding up

144.1

If the Company is wound up, the liquidator may, with the authority of a special resolution and any other authority required by law, divide among the members in specie the whole or any part of the assets of the

Company. This applies whether the assets shall consist of property of one kind or different kinds. For this purpose, the liquidator may set such value as the liquidator considers fair on any asset or assets and may determine how to divide it between the members or different classes of members. The liquidator may, with the authority of a special resolution and any other authority required by the law, transfer all or any part of the assets to trustees on such trusts for the benefit of members as the liquidator decides. Where the liquidator divides or transfers any assets in pursuance of the powers in this Article, no member shall be required to accept any asset in respect of which there is a liability.

144.2

Article 144.1 is without prejudice to any right or power that the liquidator may have, in the absence of the rights expressly conferred by Article 144.1, to divide or transfer the assets in specie as contemplated in Article 144.1 without a special resolution.

Annex C

WARRANT AGREEMENT

between

GORES GUGGENHEIM, INC.

and

Computershare Inc.

Computershare Trust Company, N.A.

THIS WARRANT AGREEMENT (this “Agreement”), dated as of March 22, 2021, is by and between Gores Guggenheim, Inc., a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered trust company, collectively, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, on March 22, 2021, the Company entered into that certain Sponsor Warrants Purchase Agreement with Gores Guggenheim Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor will purchase an aggregate of 8,500,000 warrants (or up to 9,625,000 warrants if the Over-allotment Option (as defined below) in connection with the Company’s Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $2.00 per Private Placement Warrant; and

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-fifth of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 17,250,000 warrants (including up to 2,250,000 warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) the registration statement on Form S-1, No. 333-253338 (the “Registration Statement’’) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Common Stock included in the Units; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions).

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with the written instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Warrants. The Common Stock and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, on behalf of the underwriters, but in no event shall the Common Stock and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a current report on Form 8-K with the Commission containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Form 8-K, and (B) the Company issues a press release and files with the Commission a current report on Form 8-K announcing when such separate trading shall begin.

2.5 No Fractional Warrants Other Than as Part of Units. The Company shall not issue fractional Warrants other than as part of Units, each of which is comprised of one share of Common Stock and one-fifth of one Public Warrant. If, upon the detachment of Public Warrants from Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6 Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below), and (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof; provided, however, that in the case of (ii), the Private Placement Warrants and any shares of Common Stock held by the Sponsor or any of its Permitted Transferees and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;

(b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) by private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the Warrants were originally purchased;

(f) in the event of the Company’s liquidation prior to the completion of the Company’s initial Business Combination; or

(g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or

(h) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination;

provided, however, that in the case of clauses (a) through (e), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement agreeing to be bound by these transfer restrictions.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), or (ii) the date that is twelve (12) months from the date of the closing of the Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its Business Combination, (y) the liquidation of the Company if the Company fails to complete a Business Combination, or (z) other than with respect to the Private Placement Warrants then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or any Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants. The Company shall promptly notify the Warrant Agent in writing of such extension.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent designated for such purposes, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b), Section 6.2 and Section 6.4, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(c), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d) as provided in Section 7.4 hereof.

3.3.2 Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge (without further investigation or inquiry), would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4. 1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Common Stock if the Company does not complete the Business Combination within 24 months from the closing of the Offering, or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend’), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4. 1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4. 1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof or the rights, duties, obligations or immunities of the Warrant Agent, without the Warrant Agent’s prior written consent, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign (in manual or facsimile form) and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6 Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6. Redemption.

6.1 Redemption of Warrants for Cash. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

6.2 Redemption of Warrants for Common Stock. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, ninety (90) days after they are first exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a price equal to a number of shares of Common Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)) (the “Alternative Redemption Price”), provided (i) that the last sales price of the Common Stock reported has been at least $10.00 per share (subject to adjustment in compliance with Section 4 hereof), on the trading day prior to the date on which notice of the redemption is given, (ii) the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Common Stock) as the outstanding Public Warrants and (iii) there is an effective registration statement covering the Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

6.3 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1 or Section 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.2, the Company shall fix a date for redemption (the “Alternative Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.4 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date or the Alternative Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date or the Alterative Redemption Price, as applicable, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price or the Alterative Redemption Price, as applicable.

6.5 Exclusion of Private Placement Warrants. The Company agrees that the redemption rights provided in Section 6.1 shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees under Section 2.5), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.

6.6 Public Warrants held by the Company’s officers or directors. The Company agrees that if Public Warrants are held by any of the Company’s officers or directors, the Public Warrants held by such officers and directors will be subject to the redemption rights provided in Section 6.2, except that such officers and directors shall only receive “Fair Market Value” (“Fair Market Value” in this Section 6.6 shall mean the last sale price of the Public Warrants on the Alternative Redemption Date) for such Public Warrants so redeemed.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity satisfactory to each of them or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm satisfactory to the Warrant Agent with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register the Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company and the Warrant Agent shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under the laws of the United States to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation or other entity into which the Warrant Agent may be merged or with which it may be consolidated or any corporation or other entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all of its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement and shall not be liable for any action taken or suffered in the absence of bad faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense, including costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution, administration and performance of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions herein set forth and shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6 Other Rights and Duties of the Warrant Agent.

8.6.1 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company or an employee or legal counsel of the Warrant Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it and in accordance with such advice or opinion.

8.6.2 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.6.3 No Interest. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.

8.6.4 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.6.5 Opinion of Counsel. The Company shall provide an opinion of counsel reasonably satisfactory to the Warrant Agent prior to the effective date of this Agreement to set up a reserve of Warrants and related shares of Common Stock. The opinion shall state that all Warrants, as applicable, are: (1) registered under the Securities Act or are exempt from such registration; and (2) validly issued, fully paid and non-assessable.

8.6.6 Survival. The obligations of the Company and the rights and immunities of the Warrant Agent contained in this Section 8 shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.

8.7 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Gores Guggenheim,

Inc. 6260 Lookout Road

Boulder, CO 80301

Attention: Alec Gores

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when in writing and so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

9.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Subject to applicable law, the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to (i) suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum or (ii) any of the types of actions that are required to be brought in the Court of Chancery in the State of Delaware pursuant to the Company’s amended and restated certificate of incorporation (as the same may be further amended or amended and restated from time to time).

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purposes, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, including to conform the provisions of this Agreement to the description of the terms of this Agreement set forth in the prospectus included in the Company’s Form S-1 filed with the U.S. Securities and Exchange Commission, or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders. As a condition precedent to the Warrant Agent’s execution of any amendment, an appropriate officer of the Company shall deliver a certificate which states that the proposed amendment is in compliance with the terms of this Section 9.8. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable; provided, however, that if such excluded provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

Exhibit A Form of Warrant Certificate

Exhibit B Legend — Private Placement Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GORES GUGGENHEIM, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

Computershare Inc.

Computershare Trust Company, N.A.,
as Warrant Agent

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

GORES GUGGENHEIM, INC.

Incorporated Under the Laws of the State of Delaware

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value (“Common Stock”), of Gores Guggenheim, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

GORES GUGGENHEIM, INC.

By:
Name:
Title:

Computershare Inc.

Computershare Trust Company, N.A.,
as Warrant Agent

By:
Name:
Title:

Form of Warrant Certificate

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [•], 2022 (the “Warrant Agreement”), duly executed and delivered by the Company to Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the office of the Warrant Agent designated for such purposes. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the office of the Warrant Agent designated for such purpose by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Gores Guggenheim, Inc. (the “Company”) in the amount of $[•] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of , whose address is and that such shares of Common Stock be delivered to whose address is . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of , whose address is and that such Warrant Certificate be delivered to , whose address is .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of , whose address is and that such Warrant Certificate be delivered to , whose address is .

[Signature Page Follows]

Date: __________, 2021
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

EXHIBIT B

LEGEND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG GORES GUGGENHEIM, INC. (THE “COMPANY”), GORES GUGGENHEIM SPONSOR LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.”

No. Warrants

Annex D

FORM OF

WARRANT AMENDMENT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (this “Agreement”), dated as of [●], 202[●], is by and between Gores Guggenheim, Inc., a Delaware corporation (the “Company”) and Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered trust company, collectively, as warrant agent (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of March 22, 2021 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 9,000,000 warrants to Gores Guggenheim Sponsor LLC, a Delaware limited liability company (the “Sponsor” and such warrants, collectively, the “Private Placement Warrants”), to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) simultaneously with the closing of the Company’s initial public offering (the “Offering”) (including the partial exercise of the underwriters’ over-allotment option), at a purchase price of $2.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 16,000,000 warrants to public investors in the Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on September 27, 2021, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Polestar Automotive Holding Limited, a Hong Kong incorporated company, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore, Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales (“ListCo”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“MergeCo”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement, MergeCo will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger as a wholly-owned subsidiary of ListCo, on the terms and subject to the conditions in the Business Combination Agreement;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement with the vote or consent of 50% of the then outstanding Public Warrants (the “Requisite GG Warrantholder Approval”) and the Requisite GG Warrantholder Approval has been received pursuant to the meeting of holders of Public Warrants held on [●];

WHEREAS, in the context of and in connection with the Merger, (a) each Unit (as defined below) shall be automatically separated, and the holder thereof shall be deemed to hold one share of Common Stock and one-fifth (1/5) of a Public Warrant in accordance with the terms of the applicable Unit, (b) each GG Share (as defined in the Business Combination Agreement), including the shares of Common Stock, shall be automatically cancelled and extinguished and converted into the right to receive one Class A American depository share of ListCo (the “ListCo Class A ADS”) duly and validly issued against the deposit of an underlying Class A ordinary share of ListCo (such Class A ordinary shares, collectively, the “Class A Shares”) and (c) at the Effective Time (as defined in the Business Combination Agreement), (i) each Public Warrant shall be automatically cancelled and extinguished and converted into the right to receive one Class C-1 American depository share of ListCo (the “ListCo Class C-1 ADS”) duly and validly issued against the deposit of an underlying Class C-1 ordinary share of ListCo deposited with the Depositary Bank (as defined in the Business Combination Agreement) in accordance with the Deposit Agreement (as defined in the Business Combination Agreement) and representing the right to acquire one ListCo Class A ADS (or one Class A Share if at the time of exercise ListCo no longer uses the ADR Facility (as defined in the Business Combination Agreement)) at an exercise price of $11.50 per ListCo Class C-1 ADS, subject to adjustment, terms and limitations as described in this Agreement and the Existing Warrant Agreement, as applicable, and (ii) each Private Placement Warrant shall be automatically cancelled and extinguished and converted into the right to receive one Class C-2 American depositary share of ListCo (the “ListCo Class C-2 ADS” and, together with the ListCo Class C-1 ADS, the “ListCo Class C ADS”) duly and validly issued against the deposit of an underlying Class C-2 ordinary share of ListCo deposited with the Depositary Bank in accordance with the Deposit Agreement and representing the right to acquire one ListCo Class A ADS (or one Class A Share if at the time of exercise ListCo no longer uses the ADR Facility at an exercise price of $11.50 per ListCo Class C-2 ADS, subject to adjustment, terms and limitations described in this Agreement and the Existing Warrant Agreement, as applicable, in the case of each of clauses (c)(i) and (ii), on the terms and subject to the conditions set forth in the Business Combination Agreement and the ListCo New Articles of Association;

WHEREAS, upon consummation of the Merger, each issued and outstanding ListCo Class C ADS will be exercisable (subject to the terms and conditions of the ListCo New Articles of Association) for Class A Shares, which upon exercise of a ListCo Class C-1 ADS or ListCo Class C-2 ADS, as applicable, will automatically be deposited into the ADR Facility and result in the issuance of ListCo Class A ADSs (or Class A Shares if at the time of exercise ListCo no longer uses the ADR Facility) to the holders that exercise their ListCo Class C-1 ADS or ListCo Class C-2 ADS, as applicable, pursuant to the terms of ListCo New Articles of Association;

WHEREAS, the terms of the class C ordinary shares of ListCo (the “Class C Shares”) and the Class C ADSs, and the terms upon which they shall be exercised for Class A Shares shall be governed by the ListCo New Articles of Association attached hereto as Exhibit A;

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, the adoption of these amendments is intended, for U.S. federal income tax purposes, to be a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, following the Effective Time (as defined in the Business Combination Agreement) and the issuance of the ListCo Class C-1 ADS in exchange for the Public Warrants and ListCo Class C-2 ADSs in exchange for the Private Placement Warrants in connection with the Merger, the Existing Warrant Agreement shall terminate and be of no further force and effect; and

WHEREAS, all acts and things have been done and performed which are necessary to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

1.    AMENDMENT. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 1, effective as of the Effective Time:

1.1    References to Certain Defined Terms1.2 . All references to “Common Stock” or “shares of Common Stock” in the Existing Warrant Agreement other than references thereto in the recitals shall be amended to reference the ListCo Class A ADSs after the Class A Shares have automatically been deposited into the ADR Facility in connection with the Merger or, if at the time of exercise ListCo no longer uses the ADR Facility, Class A Shares.

1.3    Amendment to Section 4.4. Section 4.4 of the Existing Warrant Agreement is hereby amended by deleting the existing Section 4.4 in its entirety and replacing it as follows:

“ Replacement of Warrants upon Consummation of Business Combination. (a) At the Effective Time, (i) each Public Warrant shall be automatically cancelled and extinguished and converted into the right to receive one Class C-1 American depository share of ListCo (the “ListCo Class C-1 ADS”) duly and validly issued against the deposit of an underlying Class C-1 ordinary share of ListCo deposited with the Depositary Bank in accordance with the Deposit Agreement and representing the right to acquire one ListCo Class A ADS (or one Class A ordinary share of ListCo (the “Class A Shares”) if at the time of exercise ListCo no longer uses the ADR Facility) at an exercise price of $11.50 per ListCo Class C-1 ADS, subject to adjustment, terms and limitations as described in the ListCo New Articles of Association, and (ii) each Private Placement Warrant shall be automatically cancelled and extinguished and converted into the right to receive one Class C-2 American depositary share of ListCo (the “ListCo Class C-2 ADS” and, together with the ListCo Class C-1 ADS, the “ListCo Class C ADS”) duly and validly issued against the deposit of an underlying Class C-2 ordinary share of ListCo deposited with the Depositary Bank in accordance with the Deposit Agreement and representing the right to acquire one ListCo Class A ADS (or one Class A Share if at the time of exercise ListCo no longer uses the ADR Facility at an exercise price of $11.50 per ListCo Class C-2 ADS, subject to adjustment, terms and limitations described in the ListCo New Articles of Association, in the case of each of clauses (i) and (ii), on the terms and subject to the conditions set forth in the Business Combination Agreement and the ListCo New Articles of Association.”

1.4    Notices. Section 9.2 of the Existing Warrant Agreement is hereby amended as follows (a) the phrase “an internationally recognized” shall be inserted in front of every reference to “private courier service”, and (b) the delivery address of ListCo shall be changed to the following:

Assar Gabrielssons Väg 9

405 31 Göteborg, Sweden

Attention:	Anna Rudensjö
Email:	anna.rudensjo@polestar.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022, USA

Attention:	Christian O. Nagler
Timothy Cruickshank
Alex Lloyd
Email:	cnagler@kirkland.com
tim.cruickshank@kirkland.com
alex.lloyd@kirkland.com

1.5    Defined Terms. A new Section 9.10 is hereby inserted as follows:

“For purposes of this Agreement, the following terms shall have the following meanings:

“ADR Facility” shall have the meaning ascribed to such term in the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of September 27, 2021, by and among the Company, Polestar Automotive Holding Limited, a Hong Kong incorporated company, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore, ListCo, Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, and MergeCo.

“Depositary Agreement” means the Depositary Agreement in the form attached hereto as Exhibit B.

“Depositary Bank” shall have the meaning ascribed to such term in the Business Combination Agreement.

“Effective Time” shall have the meaning ascribed to such term in the Business Combination Agreement.

“ListCo” means Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales.

“ListCo New Articles of Association” means the Articles of Association of ListCo in the form attached hereto as Exhibit A.

“MergeCo” means PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo.

“Merger” means the merger of MergeCo with and into the Company, with the Company being the surviving corporation of the Merger as a wholly-owned subsidiary of ListCo, on the terms and subject to the conditions in the Business Combination Agreement.”

1.6    Termination. A new Section 9.11 is hereby inserted as follows:

“Termination. Promptly following the Effective Time, this Agreement shall terminate and be of no further force or effect.”

1.7    Replacement of Exhibits. Exhibit A and Exhibit B to the Existing Warrant Agreement shall be deleted and replaced with Exhibit A [and Exhibit B] to this Agreement.

2.    MISCELLANEOUS PROVISIONS.

2.1    Recapitalization. This Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations adopted thereunder.

2.2    Effectiveness of Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the consummation of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

2.3    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.4    Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.5    Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

2.6    Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may execute and deliver signed counterparts of this Agreement to the other Parties by electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the United States ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

2.7    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

2.8    Notices. Any notice, statement or demand authorized by this Agreement to be given or made by a party hereto shall be made in accordance with the provisions of Section 9.2 of the Existing Warrant Agreement as amended by this Agreement (with any notices to the Company being made to ListCo).

2.9    Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

GORES GUGGENHEIM, INC.

By:

Name:
Title:

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A., AS WARRANT AGENT

By:

Name:
Title:

[Signature Page to Warrant Amendment Agreement]

EXHIBIT A

ListCo New Articles of Association

See attached.

EXHIBIT B

Depositary Agreement

See attached.

Annex E

FORM OF

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [•], 2022, is by and between Gores Guggenheim, Inc., a Delaware corporation (the “Company”), Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales (the “ListCo”), Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered trust company, collectively, as warrant agent (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of March 22, 2021 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 9,000,000 warrants to Gores Guggenheim Sponsor LLC, a Delaware limited liability company (the “Sponsor” and such warrants, collectively, the “Private Placement Warrants”), to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) simultaneously with the closing of the Company’s initial public offering (the “Offering”) (including the partial exercise of the underwriters’ over-allotment option), at a purchase price of $2.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 16,000,000 warrants to public investors in the Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on September 27, 2021, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Polestar Automotive Holding Limited, a Hong Kong incorporated company, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore, ListCo, Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“MergeCo”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement, MergeCo will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger as a wholly-owned subsidiary of ListCo, on the terms and subject to the conditions in the Business Combination Agreement;

WHEREAS, in the context of and in connection with the Merger, (a) each Unit (as defined below) shall be automatically separated, and the holder thereof shall be deemed to hold one share of Common Stock and one-fifth (1/5) of a Public Warrant in accordance with the terms of the applicable Unit, (b) each GG Share (as defined in the Business Combination Agreement), including the shares of Common Stock, shall be automatically cancelled and extinguished and converted into the right to receive one Class A American depository share of ListCo (the “ListCo Class A ADS”) duly and validly issued against the deposit of an underlying Class A ordinary share of ListCo (such Class A ordinary shares, collectively, the “Shares”) and (c) at the Effective Time (as defined in the Business Combination Agreement), (i) each Public Warrant shall be automatically cancelled and extinguished and converted into the right to receive one American depository warrant of ListCo duly and validly issued against the deposit of an underlying warrant of ListCo deposited with the Depositary Bank (as defined in the Business Combination Agreement) in accordance with the Deposit Agreement (as defined in the Business Combination Agreement) (the “ListCo AD Warrant”) and representing the right to acquire one ListCo Class A ADS (or one Share if at the time of exercise ListCo no longer uses the ADR Facility (as defined in the Business Combination Agreement)) at an exercise price of $11.50 per ListCo Class A ADS, subject to adjustment, terms and limitations as described in this Agreement and the Existing Warrant Agreement, as applicable, and (ii) each Private Placement Warrant shall be automatically cancelled and extinguished and converted into the right to receive one ListCo AD Warrant, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding ListCo AD Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Shares, which upon exercise of the ListCo AD Warrants will automatically be deposited into the ADR Facility and result in the issuance of ListCo Class A ADSs (or Shares if at the time of exercise ListCo no longer uses the ADR Facility) to the holders that exercise their ListCo AD Warrants, pursuant to the terms of this Agreement and the Existing Warrant Agreement, as applicable;

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to ListCo and ListCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

1. ASSIGNMENT AND ASSUMPTION; CONSENT.

1.1 Assignment and Assumption. The Company hereby assigns to ListCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Business Combination Agreement). ListCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to ListCo pursuant to Section 1.1 effective as of the Effective Time, the assumption of the Existing Warrant Agreement by ListCo from the Company pursuant to Section 1.1 effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. AMENDMENT OF EXISTING WARRANT AGREEMENT. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Gores Guggenheim, Inc., a Delaware corporation” and replacing it with “Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be replaced with references to ListCo.

2.2 Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on March 22, 2021, Gores Guggenheim, Inc (“GGI”) entered into that certain Private Placement Warrants Purchase Agreement with Gores Guggenheim Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 9,000,000 warrants simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $2.00 per Private Placement Warrant (as defined below); and

WHEREAS, GGI consummated an initial public offering (the “Offering”) of units of GGI’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-fifth of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 16,000,000 warrants to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “GGI Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of GGI, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein. Only whole warrants are exercisable; and

WHEREAS, GGI has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-253338 (the “Registration Statement”) and a prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, and the Public Warrants and the Common Stock included in the Units; and

WHEREAS, GGI, ListCo, and PAH UK Merger Sub Inc., a Delaware corporation (“MergeCo”), Polestar Automotive Holding Limited, a Hong Kong incorporated company, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore, and Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, entered into that certain Business Combination Agreement, dated as of September 27, 2021 (the “Business Combination Agreement”), pursuant to which, among other things, MergeCo will merge with and into GGI (the “Merger”) with GGI surviving such merger as a wholly owned subsidiary of ListCo, on the terms and subject to the conditions in the Business Combination Agreement; and

WHEREAS, (a) by virtue of the Merger, (i) each Unit shall be automatically separated, and the holder thereof shall be deemed to hold one share of Common Stock and one-fifth (1/5) of a Public Warrant in accordance with the terms of the applicable Unit, (ii) each GG Share (as defined in the Business Combination Agreement), including the shares of Common Stock, shall be automatically cancelled and extinguished and converted into the right to receive one Class A American depository share of ListCo (the “ListCo Class A ADS”) duly and validly issued against the deposit of an underlying Class A ordinary share of ListCo (such Class A ordinary shares, collectively, the “Shares”) and (b) at the Effective Time (as defined in the Business Combination Agreement), (i) each Public Warrant shall be automatically cancelled and extinguished and converted into the right to receive one American depository warrant of ListCo duly and validly issued against the deposit of an underlying warrant of ListCo deposited with the Depositary Bank (as defined in the Business Combination Agreement) in accordance with the Deposit Agreement (as defined in the Business Combination Agreement) (the “ListCo AD Warrant”) and representing the right to acquire one

ListCo Class A ADS (or one Share if at the time of exercise ListCo no longer uses the ADR Facility (as defined in the Business Combination Agreement)) at an exercise price of $11.50 per ListCo Class A ADS, subject to adjustment, terms and limitations as described in this Agreement and the Warrant Assumption Agreement, as applicable, and (ii) each Private Placement Warrant shall be automatically cancelled and extinguished and converted into the right to receive one ListCo AD Warrant, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, on [•], 2022, pursuant to the terms of the Business Combination Agreement, ListCo, GGI and the Warrant Agent entered into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which GGI assigned its rights and obligations under this Agreement to ListCo and ListCo assumed GGI’s right and obligations under this Agreement from GGI; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Business Combination Agreement), (i) each of the issued and outstanding Public Warrants were converted into newly issued warrants of ListCo, which will automatically be deposited into the ADR Facility and result into the issuance of ListCo AD Warrants to the holders of Public Warrants, and (ii) each of the issued and outstanding Private Placement Warrants will be converted into ListCo AD Warrants, after deposit of the newly issued warrants of ListCo into the ADR Facility; and

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, each ListCo AD Warrant or warrant issued by ListCo is no longer exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of this Agreement) for Shares, which upon exercise of the ListCo AD Warrants or warrants of ListCo will automatically be deposited into the ADR Facility and result in the issuance of ListCo Class A ADSs (or Shares if at the time of exercise ListCo no longer uses the ADR Facility) to the holders that exercise their ListCo AD Warrants pursuant to the terms of this Agreement (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, ListCo desires the Warrant Agent to act on behalf of ListCo, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, ListCo desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of ListCo, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of ListCo and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of ListCo, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 References to Common Stock and Stockholders. (a) All references to “Common Stock” or “shares of Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) other than references thereto in the recitals shall be amended to reference the ListCo Class A ADSs after the Shares have automatically been deposited into the ADR Facility in connection with the Merger or, if at the time of exercise ListCo no longer uses the ADR Facility, Shares, and (b) all references to “stockholders” shall be amended to reference “shareholders.”

2.4 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following: “[INTENTIONALLY OMITTED]”

2.5 Cashless Exercise. Section 3.3.1 of the Existing Warrant Agreement is hereby amended by deleting the “.” at the end of clause (d) and adding the following additional provision in a new paragraph below clause (d): “; provided, that any “cashless exercise” pursuant to this Agreement, including pursuant to Section 3.3.1(b) and Section 7.4, shall be subject to and conditioned upon the Company’s ability to comply with applicable law.”

2.6 Extraordinary Dividends. Section 4.1.2 of the Existing Warrant Agreement is hereby amended by adding the word “or” before clause (b) of such section and deleting clauses (c)-(e) of such section.

2.7 Replacement of Securities upon Reorganization, etc. The following phrase in clause (ii) of the proviso in Section 4.4 is hereby deleted: “(other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s second amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval)”.

2.8 Notices. Section 9.2 of the Existing Warrant Agreement is hereby amended as follows (a) the phrase “an internationally recognized” shall be inserted in front of every reference to “private courier service”, and (b) the delivery address of ListCo shall be changed to the following:

Assar Gabrielssons Väg 9
405 31 Göteborg, Sweden
Attention:	Anna Rudensjö
Email:	anna.rudensjo@polestar.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022, USA
Attention:	Christian O. Nagler
Timothy Cruickshank
Alex Lloyd
Email:	cnagler@kirkland.com
tim.cruickshank@kirkland.com
alex.lloyd@kirkland.com

2.9 Currency. A new Section 9.10 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.10 Business Day. A new Section 9.11 is hereby inserted as follows:

“Business Day. For purposes of this Agreement, “Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which banks located in (a) New York, New York, (b) Hong Kong, China, (c) Singapore, (d) Stockholm, Sweden or (e) London, England are required or authorized by law to be closed for business.”

2.11 Stamp Taxes. A new Section 9.12 is hereby inserted as follows:

“Stamp Taxes. The Company will pay, and will jointly indemnify and hold harmless any Warrant holder against:

(a) any United Kingdom stamp duty or similar United Kingdom taxes, including any related interest, penalties, surcharges, fines or amounts in respect of such tax (whether pursuant to a law, contract or otherwise), imposed or arising in respect of any instrument effecting (i) the creation, issuance or delivery of the Warrants or (ii) the conversion or exercise of such Warrants (including the issuance of any shares) pursuant to this Agreement, provided that the presentation for stamping (or to HM Revenue & Customs) of such instrument is (aa) required by law or by HM Revenue & Customs, or (bb) required for the purposes of the Warrant holder enforcing any right under such instrument or establishing title to any asset evidenced by such instrument; and

(b) any United Kingdom stamp duty reserve tax or similar United Kingdom taxes, including any related interest, penalties, surcharges, fines or amounts in respect of such tax (whether pursuant to a law, contract or otherwise) imposed or arising in connection with (i) the creation, issuance or delivery of the Warrants pursuant to this Agreement, or (ii) the conversion or exercise of such Warrants (including the issuance of any shares) in accordance with the terms of this Agreement.”

2.12 Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

2.13 Legend. The legend in Exhibit B to the Existing Warrant Agreement is hereby deleted and replaced with the following: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE SPONSOR LOCK-UP AGREEMENT, ENTERED INTO AS OF SEPTEMBER 27, 2021, BY AND AMONG GORES GUGGENHEIM SPONSOR LLC (THE “SPONSOR”), GORES GUGGENHEIM, INC. (THE “COMPANY”) AND POLESTAR AUTOMOTIVE HOLDING UK LIMITED, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND AMERICAN DEPOSITORY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES ARE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT AS OF SEPTEMBER 27, 2021, BY AND AMONG THE COMPANY, POLESTAR AUTOMOTIVE HOLDING UK LIMITED, THE SPONSOR AND THE OTHER PARTIES THERETO.”

3. MISCELLANEOUS PROVISIONS.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the consummation of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Amendment and Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each party hereto.

3.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.5 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.6 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

3.7 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his, her or its Warrant for inspection by the Warrant Agent.

3.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may execute and deliver signed counterparts of this Agreement to the other Parties by electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the United States ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

3.9 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.10 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by a party hereto shall be made in accordance with the provisions of Section 9.2 of the Existing Warrant Agreement as amended by this Agreement (with any notices to the Company being made to ListCo).

3.11 Reference to and Effect on Agreements; Entire Agreement.

(a) Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

(b) This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

GORES GUGGENHEIM, INC.

By:
Name:
Title:

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:
Name:
Title:

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A., AS WARRANT AGENT

By:
Name:
Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

Organized Under the Laws of England and Wales

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that [•], or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase American Depository Shares (or Class A ordinary shares if at the time of exercise ListCo no longer uses its Class A American Depository Facility) (as applicable, the “Shares”) of Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable Shares. The number of Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Shares for any Warrant is equal to $11.50 per Share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

Polestar Automotive Holding UK Limited
By:
Name:
Title:

Computershare Inc. Computershare Trust Company, N.A., as Warrant Agent
By:
Name:
Title:

Form of Warrant Certificate

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Shares and are issued or to be issued pursuant to a Warrant Assignment, Assumption and Amendment Agreement dated as of [•], 2022 (the “Warrant Agreement”), duly executed and delivered by the Company to Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the office of the Warrant Agent designated for such purposes. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Shares, the Company shall, upon exercise, round down to the nearest whole number of Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the office of the Warrant Agent designated for such purpose by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Shares and herewith tenders payment for such Shares to the order of Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales (the “Company”) in the amount of $[•] in accordance with the terms hereof. The undersigned requests that a certificate for such Shares be registered in the name of [•], whose address is and that such Shares be delivered to whose address is [•]. If said number of Shares is less than all of the Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Shares be registered in the name of [•], whose address is and that such Warrant Certificate be delivered to [•], whose address is [•].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Shares. If said number of shares is less than all of the Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Shares be registered in the name of [•], whose address is and that such Warrant Certificate be delivered to [•], whose address is [•].

[Signature Page Follows]

Date: __________, 20
(Signature)

(Address)
(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

Annex F

Form of

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of September 27, 2021, by and among (i) the person named on the signature page hereto (the “Purchaser”), (ii) Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales (the “Company”), and (iii) Gores Guggenheim, Inc., a Delaware corporation (“GGI”).

WHEREAS, this Agreement is being entered into in connection with the proposed business combination pursuant to that certain business combination agreement, dated on or about the date hereof (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among the Company, GGI, Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore, Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden and PAH UK Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into GGI, with GGI being the surviving corporation of the merger and, after giving effect to such merger, GGI will become a wholly owned subsidiary of the Company, on the terms and subject to the conditions in the Business Combination Agreement (the “Transaction”);

WHEREAS, in connection with the Transaction and as contemplated by the Business Combination Agreement, the Company and GGI are seeking commitments (“Subscriptions”) from interested investors to subscribe for, concurrently with the completion of the Transaction, Class A ordinary shares of the Company (the “Class A Ordinary Shares”) in a private transaction in which the Company expects to raise an aggregate amount of $250 million;

WHEREAS, Parent, through certain of its subsidiaries, is engaged in the business of the design, manufacture, production, sale and lease of passenger vehicles (the “Business”);

WHEREAS, prior to the consummation of the Transaction, Parent will transfer, or cause to be transferred, to the Company the Business, subject to and in accordance with the terms of the Business Combination Agreement and the agreements contemplated therein;

WHEREAS, in accordance with the terms of this Agreement, the Company shall make an initial deposit of the Acquired Shares (as defined below) with the Depository Bank (as defined below) in the name of the Purchaser and issue American depository shares of the Company “Class A ADSs”) to the Purchaser;

WHEREAS, upon consummation of the Transaction, the Class A ADSs will be listed on The Nasdaq Capital Market (the “Nasdaq”);

WHEREAS, the Class A Ordinary Shares to be subscribed for by the Purchaser (as set forth on the signature page hereto) and to be initially deposited by the Company with the Depository Bank pursuant to this Agreement are referred to herein as the “Acquired Shares,” and the aggregate and per Class A Ordinary Share purchase price to be paid by the Purchaser (as set forth on the signature page hereto) is referred to herein as the “Purchase Price”; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company and GGI are entering into separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors (other than the Purchaser) (the “Other Purchasers”).

F-1

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Purchaser and the Company acknowledges and agrees as follows:

1. Subscription.

a. The Purchaser hereby agrees to subscribe for, and the Company hereby agrees, subject to the receipt of the Purchase Price, to issue to the Purchaser of, the Acquired Shares, all on the terms, and subject to the conditions, provided for herein. In the event that the Transaction is not consummated for any reason, or in the event of the termination of this Agreement in accordance with the terms hereof, any amounts previously paid by the Purchaser pursuant to this Agreement will be returned promptly to the Purchaser, and this Agreement shall have no further force or effect.

b. As soon as is reasonably practicable following the closing of the Transaction, the Company shall cause a sponsored American depositary receipt facility to be established with a reputable bank (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing the Company’s Class A ADSs.

c. As soon as reasonably practicable following the closing of the Transaction, the Company shall make an initial deposit of the Acquired Shares with the Depository Bank in the name of Purchaser and issue Class A ADSs to Purchaser. Following such initial deposit by the Company, Purchaser shall have the option, at its own expense, to withdraw and deposit its Class A Ordinary Shares with the Depositary Bank in exchange for Class A ADSs. In connection with such initial deposit of the Acquired Shares with the Depository Bank and any subsequent withdrawal or deposit, the Purchaser shall provide to the Company and the Depositary Bank the following documents:

i. Information required by the Company in connection with its instruction letter to the Depositary Bank, including applicable tax IDs or social security numbers;

ii. Forms W-8 or W-9, as applicable;

iii. Any information required under the “know your customer” policies of the Depositary Bank, the Company or any of their respective agents; and

iv. Any other information and documentation reasonably requested by the Company or the Depositary Bank.

d. The Company undertakes to Purchaser to re-register as a public company pursuant to the Companies Act prior to the closing of the Transaction.

2. Closing. The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction under the Business Combination Agreement. Following delivery of written notice from (or on behalf of) the Company to the Purchaser (the “Closing Notice”) that the Company expects all conditions to the closing of the Transaction to be satisfied on a date that is not less than five (5) Business Days (a “Business Day” meaning a day other than (x) a Saturday or Sunday or (y) any other day on which banks located in (a) New York, New York, (b) Singapore, (c) Stockholm, Sweden or (d) London, England are required or authorized by applicable law to be closed for business) from the date on which the Closing Notice is so delivered to the Purchaser, the Purchaser shall deliver to the Company, on the second (2nd) Business Day immediately prior to the closing date specified in the Closing Notice (such specified date, the “Closing Date”), the Purchase Price for the Acquired Shares by wire transfer of United States dollars in immediately available funds to such account or accounts as may be specified in the Closing Notice, subject to the satisfaction or waiver of the conditions set forth in Section 3 below.

3. Closing Conditions. The obligation of the parties hereto to consummate the Closing is also subject to the following conditions:

a. all representations and warranties of the Company, GGI and the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects),

F-2

and consummation of the Closing shall constitute a reaffirmation by each of the Company, GGI and the Purchaser of each of its representations and warranties contained in this Agreement as of the Closing Date, but in each case without giving effect to consummation of the Transaction; provided that none of the Company, GGI or the Purchaser may rely on this closing condition if the failure of this closing condition to be satisfied results from the failure of such party’s representations and warranties to be so true and correct or a breach by such party of any of its covenants or agreements contained herein;

b. no statute, law (including common law), act, code, ordinance, rule, regulation or governmental order or other legal restraint or prohibition issued by any court of competent jurisdiction or other applicable governmental authority preventing the consummation of the Transaction shall be in effect;

c. all conditions precedent to the closing of the Transaction pursuant to the Business Combination Agreement, including the approval of GGI’s stockholders and any regulatory approvals, shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent any such condition is dependent upon the consummation of the Subscription hereunder ) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date;

d. each party shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided that none of the Company, GGI or the Purchaser may rely on this closing condition if the failure of this closing condition to be satisfied results from a breach by such party of any of its covenants or agreements contained herein; and

e. the Business Combination Agreement (as the same exists on the date of this Agreement) shall not have been modified, waived or amended to materially adversely affect the economic benefits that the Purchaser would reasonably expect to receive under this Agreement.

4. Further Assurances. At the Closing, the Company and the Purchaser shall execute and deliver such additional documents and take such additional actions as they reasonably may deem to be practical and necessary in order to consummate the Subscription contemplated by this Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date:

a. The Company is a newly incorporated, wholly owned subsidiary of Parent incorporated for the purposes of consummating the Transaction (including the Subscriptions). The Company is duly incorporated and validly existing as a company limited by shares under the laws of England and Wales. At the Closing, the Company will own, directly or indirectly 100% of the Business, and will have all requisite company power and authority to operate the Business.

b. The Company has all requisite company power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby, including the issuance of the Acquired Shares to the Purchaser in accordance with the terms hereof.

c. As of the Closing Date, the Acquired Shares will be duly authorized and, when issued and delivered to the Purchaser against full payment for the Acquired Shares in accordance with the terms of this Agreement, the Acquired Shares will be validly issued and fully paid and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational and constituent documents or under the laws of England and Wales.

d. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Acquired Shares to the Purchaser in accordance with the terms hereof, have been or will be as of the Closing Date duly authorized by all requisite action on the part of the Company, and no other action on the part of the Company is necessary to authorize this Agreement or, as of the Closing Date, the consummation of the transactions contemplated hereby, including the issuance of the Acquired Shares to the Purchaser in

F-3

accordance with the terms hereof. This Agreement has been duly authorized, executed and delivered by the Company, and (assuming due authorization, execution and delivery by GGI and the Purchaser) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or applicable equitable principles (whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

e. The issuance of the Acquired Shares and the compliance by the Company with all of the provisions of this Agreement and the consummation of this Subscription will not (i) result in a breach or violation of any of the terms or provisions of, or constitute a default under, any applicable law, regulation, agreement or instrument binding upon the Company, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or the Business, that would be reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Business or the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with the terms of this Agreement; (ii) result in any violation of the provisions of the organizational and constitutional documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with this Agreement.

f. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which the Purchaser could become directly liable (it being understood that the Purchaser will effectively bear its pro rata share of any such expense indirectly as a result of its investment in the Acquired Shares). Other than Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Guggenheim Securities, LLC (collectively, the “Placement Agents”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with this Subscription.

g. Assuming the accuracy of the representations and warranties of the Purchaser in Section 7, no registration of the Acquired Shares will be required under the United States Securities Act of 1933, as amended (the “Securities Act”), in connection with the Subscription by the Purchaser.

h. Assuming the accuracy of GGI’s and the Purchaser’s representations and warranties set forth in Sections 6 and 7, respectively, the Company is not required to obtain any material consent, waiver or authorization of, give any notice to, or make any filing with, any court or other federal, state, local or other governmental authority or other person in connection with the issuance of the Acquired Shares pursuant to this Agreement, other than (i) shareholder authorizations and filings required under the UK Companies Act 2006 (the “Companies Act”), (ii) filings required by applicable securities laws, (iii) the filings required in accordance with Section 11(q), (iv) those required under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) those required by Nasdaq, (vi) those required to consummate the Transaction as provided under the Business Combination Agreement; and (vii) those whose failure to so obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

i. A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Company on or prior to the Closing Date (the “SEC Documents”) is available to the undersigned via the EDGAR system of the U.S. Securities and Exchange Commission (the “SEC”). None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about the Company’s affiliates

F-4

contained in any SEC Document to be filed by the Company the representation and warranty in this sentence is made to the Company’s knowledge. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Documents.

j. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

k. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company as of the date of this Agreement, threatened in writing against the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

l. The Company is not, and immediately after receipt of payment hereunder and prior to the closing of the Transaction, will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940.

m. Except for any alternative settlement procedures that apply to certain Other Purchasers due to their status as a mutual fund, the Other Subscription Agreements entered into or to be entered into by the Company in connection with the Transaction (or any agreements or understandings (including side letters) entered into or to be entered into in connection therewith or in connection with the purchase of Class A Ordinary Shares by the Other Purchasers) reflect the same or higher Purchase Price as set forth in this Agreement and do not contain any provisions that are more favorable from an economic perspective to such Other Purchasers or any affiliate or any party related thereto than the provisions of this Agreement (it being acknowledged and agreed that the right to assign Acquired Shares prior to the closing of the Transaction pursuant to the Other Subscription Agreement with Gores Guggenheim Sponsor LLC will not be a right provided to any Other Purchaser.

6. GGI Representations and Warranties. GGI represents and warrants to the Purchaser that at the date of this Agreement and as of the Closing Date:

a. GGI is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

b. The execution and delivery of this Agreement, the performance by GGI of its obligations hereunder and the consummation by GGI of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of GGI, subject to the receipt of the requisite approval of GGI’s stockholders as contemplated by the Business Combination Agreement. This Agreement has been duly authorized, executed and delivered by GGI, and (assuming due authorization, execution and delivery by the Company and Purchaser) this Agreement constitutes the legal, valid and binding obligation of GGI, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by the Enforceability Exceptions.

c. A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by GGI on or prior to the Closing Date (the “GGI SEC Documents”) is available to the undersigned via the SEC’s EDGAR system. None of the GGI SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make

F-5

the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about GGI’s affiliates contained in any SEC Document to be filed by GGI the representation and warranty in this sentence is made to GGI’s knowledge. The financial statements of GGI included in the GGI SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of GGI as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the GGI SEC Documents.

d. GGI is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, financial condition or results of operations of GGI and its subsidiaries, taken as a whole (a “GGI Material Adverse Effect”). GGI has not received any written communication from a governmental authority that alleges that GGI is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a GGI Material Adverse Effect.

e. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a GGI Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of GGI, threatened against GGI, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against GGI.

f. Notwithstanding anything to the contrary contained in Section 6 of this Agreement, no representation or warranty is made by GGI as to the accounting treatment of its issued and outstanding warrants or other changes in accounting arising in connection with any required restatement of GGI’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities or other required changes in the GGI SEC Documents.

7. Purchaser Representations and Warranties. The Purchaser represents and warrants to the Company that at the date of this Agreement and as of the Closing Date:

a. The Purchaser (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is subscribing for the Acquired Shares only for its own account and not for the account of others, or if the Purchaser is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not subscribing for the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Purchaser is not an entity formed for the specific purpose of acquiring the Acquired Shares.

b. The Purchaser acknowledges and agrees that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Acquired Shares have not been registered under the Securities Act. The Purchaser acknowledges and agrees that the Acquired Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act except (i) to the issuer of such securities or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) above in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Acquired Shares will be subject to a restrictive legend to such effect. The Purchaser acknowledges that the Acquired

F-6

Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that the Company files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Purchaser acknowledges and agrees that the Acquired Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Acquired Shares.

c. The Purchaser acknowledges and agrees that the Purchaser is purchasing the Acquired Shares from the Company, and further acknowledges that there have been no representations, warranties, covenants and agreements made to the Purchaser by or on behalf of GGI, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company and GGI expressly set forth in Sections 5 and 6 of this Agreement.

d. The Purchaser’s subscription for and holding of the Acquired Shares does not constitute or result in a non-exempt prohibited transaction under Section 406 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

e. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Acquired Shares, including, with respect to the Company, the Transaction and GGI. Without limiting the generality of the foregoing, the Purchaser acknowledges that it has reviewed GGI’s filings with the SEC and that it has received a copy of the Investor Presentation, dated as of September 27, 2021, provided by the Company and GGI (the “Disclosure Package”), and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Purchaser’s investment in the Acquired Shares. The Purchaser acknowledges that it has reviewed the documents made available to the Purchaser by the Company and GGI in the electronic data room hosted by the GGI in connection with the transactions contemplated by this Agreement. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such additional information about the Company, the Business, the Transaction and GGI as the Purchaser and such Purchaser’s professional advisor(s), if any, have deemed necessary in order to make an investment decision with respect to the Acquired Shares. The Purchaser acknowledges and agrees that (i) none of the Placement Agents, nor any affiliate of the Placement Agents, has provided the Purchaser with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired and (ii) none of the Placement Agents nor any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Acquired Shares. None of the Placement Agents nor any of their respective affiliates has made or makes any representation as to the Company, GGI or the quality or value of the Acquired Shares. In connection with the issuance of the Acquired Shares to the Purchaser, none of the Placement Agents nor any of their respective affiliates has acted as a financial advisor or fiduciary to the Purchaser. The Purchaser agrees that none of the Placement Agents shall be liable to any Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Purchaser’s purchase of the Acquired Shares.

f. The Purchaser became aware of this offering of the Acquired Shares solely by means of direct contact between the Purchaser and the Company, GGI or a representative of the Company or GGI, and the Acquired Shares were offered to the Purchaser solely by direct contact between the Purchaser and the Company, GGI or a representative of the Company or GGI. The Purchaser did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to the Purchaser, by any other means. The Purchaser acknowledges that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Purchaser acknowledges that it is not relying upon, and has not

F-7

relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, GGI, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Company and GGI contained in Sections 5 and 6 of this Agreement, in making its investment or decision to invest in the Acquired Shares.

g. The Purchaser acknowledges that it is aware that there are substantial risks incident to the subscription for and ownership of the Acquired Shares, including, without limitation, those set forth in GGI’s filings with the SEC and the Disclosure Package. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and the Purchaser has sought such accounting, legal and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (iii) is a “qualified investor” for the purposes of the Regulation (EU) 2017/1129 (the “EU Prospectus Regulation”) and for the purposes of the EU Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”), (iv) section 21(1) of the Financial Services Act 2000 (“FSMA”) does not apply to any communication received by the Purchaser in connection with the subscription of the Acquired Shares, and (v) has exercised independent judgment in evaluating its participation in the purchase of the Acquired Shares. The Purchaser will not look to the Placement Agents for all or part of any such loss or losses the Purchaser may suffer, is able to sustain a complete loss on its investment in the Acquired Shares, has no need for liquidity with respect to its investment in the Acquired Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Acquired Shares. The Purchaser acknowledges and agrees that the purchase and sale of the Acquired Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

h. Alone, or together with any professional advisor(s), the Purchaser has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in the Acquired Shares. The Purchaser acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Acquired Shares, the Purchaser has relied solely upon independent investigation made by the Purchaser. Without limiting the generality of the foregoing, the Purchaser has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning the Company, GGI, the Transaction, the Business Combination Agreement, this Agreement or the transactions contemplated hereby or thereby or the offer and sale of Acquired Shares.

j. The Purchaser acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Disclosure Package.

k. If the Purchaser is not an individual, the Purchaser has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. The Purchaser has the power and authority to enter into, deliver and perform the Purchaser’s obligations under this Agreement.

l. The execution, delivery and performance by the Purchaser of this Agreement are within the powers of the Purchaser, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Purchaser is a party or by which the Purchaser is bound, and will not violate any provisions of the Purchaser’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be

F-8

applicable. The Purchaser’s signature on this Agreement is genuine, and the signatory has been duly authorized to execute the same, and this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, and this Agreement is enforceable against the Purchaser in accordance with its terms, except as the enforceability hereof may be limited by Enforceability Exceptions.

m. The Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the United States Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the United States Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Purchaser maintains written policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to subscribe for the Acquired Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

n. To the Purchaser’s knowledge, no disclosure (other than the Disclosure Package) or offering document has been prepared by the Company, GGI or the Placement Agents in connection with the offer and subscription for the Acquired Shares.

o. The Purchaser acknowledges that the Placement Agents and each of its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to GGI, the Company or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to the Purchaser by GGI and the Company.

p. In connection with the subscription for the Acquired Shares, the Placement Agents have not acted as the Purchaser’s financial advisor or fiduciary.

q. The Purchaser is not insolvent or bankruptcy under the laws of its jurisdiction or incorporation or establishment, or unable to pay its debts as and when they fall due.

r. The Purchaser will have sufficient funds to pay the Purchase Price at the Closing and consummate the Subscription contemplated by this Agreement.

s. The Placement Agents may rely upon these representations and warranties of the Purchaser.

t. The Purchaser hereby agrees that from the date of this Agreement until the Closing (or the earlier termination of this Agreement in accordance with its terms), none of the Purchaser, its controlled affiliates, or any person or entity acting on behalf of the Purchaser or any of its controlled affiliates or pursuant to any understanding with the Purchaser or any of its controlled affiliates will engage in any Short Sales with respect to securities of GGI. For purposes of this Section 7, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, except as otherwise consented to by GGI and the Company, all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime

F-9

brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding anything to the contrary set forth herein, (i) nothing herein shall prohibit any entities under common management or that share an investment advisor with Purchaser that have no knowledge of this Agreement or of Purchaser’s participation in the transaction contemplated hereby (including Purchaser’s controlled affiliates and/or other affiliates) from entering into any Short Sales; and (ii) in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, this Section 7(t) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares.

u. The Purchaser acknowledges that it is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, a distribution thereof in violation of the Securities Act.

v. The Purchaser is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

w. If the Purchaser is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, the Purchaser represents and warrants that it has not relied on the Company, GGI or any of their affiliates for investment advice as the Plan’s fiduciary with respect to its decision to acquire and hold the Acquired Shares, and none of the Company, GGI or any of their affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.

x. Notwithstanding any provision to the contrary, the Purchaser is not acquiring the Acquired Shares (i) with a view to, or for resale in connection with, any offer, sale or distribution thereof to the public within the meaning of, or otherwise in violation of, the EU Prospectus Regulation, the UK Prospectus Regulation, FSMA, the Companies Act or any rules or regulations made or promulgated thereunder; or (ii) with a view to, or for the resale in connection with, any offer, sale or distribution thereof in violation of the laws of any jurisdiction. In particular, the Acquired Shares will not be offered or sold by the Purchaser in the UK by means of any document other than: (i) to “qualified investors” as defined in the UK Prospectus Regulation as it forms part of domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018, (ii) in other circumstances which do not result in a requirement for the publication of a “prospectus” as defined in the UK Prospectus Regulation and/or FSMA or which do not constitute an offer to the public within the meaning thereof or (iii) which would not be prohibited by section 21(1) of FSMA. In addition, the Acquired Shares will not be offered or sold by Purchaser in the European Union by means of any document other than: (i) to “qualified investors” as defined in the EU Prospectus Regulation or (ii) in other circumstances which do not result in a requirement for the publication of a “prospectus” as defined in the EU Prospectus Regulation or which do not constitute an offer to the public within the meaning thereof.

8. Registration Rights.

a. The Company agrees that, in the event the Acquired Shares are not registered in connection with the consummation of the Transaction, as soon as practicable and no later than the date that is thirty (30) calendar days after the Closing Date, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale by the Purchaser of the Class A ADSs (the “Registration Statement”),

F-10

and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) the sixtieth (60th) calendar day (or the ninety (90th) calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing Date. A substantially complete draft of the Registration Statement shall be provided to the Purchaser at least two (2) Business Days prior to filing. The Company agrees to cause such registration statement or another shelf registration statement to remain effective until the earlier of (a) two (2) years from the issuance of the Class A ADSs, (b) the date on which the Purchaser ceases to hold any Acquired Shares issued pursuant to this Agreement, or (c) the first date on which the Purchaser can sell all of its Class A ADSs (or Class A Ordinary Shares received in exchange therefor) under Rule 144 of the United States Securities Act within ninety (90) days without limitation as to the amount or manner of sale of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Purchaser agrees to disclose its ownership to the Company upon request to assist the Company in making the determination described above. The Company’s obligations to include the Class A ADSs (or Class A Ordinary Shares issued in exchange therefor) in the Registration Statement are contingent upon the Purchaser furnishing in writing to the Company such information regarding the Purchaser, the securities of the Company held by the Purchaser and the intended method of disposition of the Class A ADSs as shall be reasonably requested by the Company to effect the registration of the Class A ADSs, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Purchaser shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Class A ADSs. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the Class A ADSs proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Class A ADSs or otherwise, such Registration Statement shall register the resale of a number of Class A ADSs which is equal to the maximum number of Class A ADSs as is permitted by the SEC. In such event, the number of Class A ADSs to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders, and the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Class A ADSs that were not registered on the initial Registration Statement, as so amended. For as long as the Purchaser holds Class A ADSs, the Company will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the Purchaser to resell the Class A ADSs pursuant to Rule 144 of the Securities Act.

b. The Company may delay the filing of the registration statement or suspend the use of any such registration statement for up to 45 days if (i) it reasonably determines that it would require public disclosure of material non-public information (including information with respect to a potential financing, acquisition, disposition, merger, reorganization or similar transaction), which disclosure, in the good faith judgment of its Board of Directors, the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) to be made in any Registration Statement or prospectus in order for the Registration Statement or prospectus not to contain any untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’ s control or (iii) in the good faith judgment of the Board of Directors of the Company would be materially detrimental to the Company (each, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement for more than one hundred twenty (120) days in the aggregate during any twelve-month period. The Company shall not, when so advising Purchaser of such Suspension Event, provide Purchaser with any material, nonpublic information regarding the Company other than to the extent that providing notice to Purchaser of the occurrence of the Suspension Event might constitute material, nonpublic information regarding the Company. Upon receipt

F-11

of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Purchaser agrees that it will immediately discontinue offers and sales of the Class A ADSs under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Purchaser receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales. If so directed by the Company, Purchaser will deliver to the Company or, in Purchaser’s sole discretion destroy, all copies of the prospectus covering the Class A ADSs in Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus shall not apply (A) to the extent Purchaser is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

c. Indemnification.

i. The Company shall, notwithstanding any termination of this Agreement indemnify and hold harmless, to the extent permitted by law, Purchaser, its directors officers, members, stockholders, partners, agents, brokers, investment advisors and employees, and each person who controls Purchaser (within the meaning of the Securities Act) and the directors, officers, members, stockholders, partners, agents, brokers, investment advisors and employees of each such controlling person, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) (collectively, “Losses”) based on any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are based on or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Purchaser expressly for use therein.

ii. The Purchaser agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors and officers and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Purchaser expressly for use therein; provided, however, that the liability of Purchaser shall be several and not joint with any other investor and shall be limited to the net proceeds received by Purchaser from the sale of Class A ADSs giving rise to such indemnification obligation.

iii. Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a

F-12

claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

iv. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Acquired Shares purchased pursuant to this Agreement.

v. If the indemnification provided under this Section 8(c) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(c) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(c) by any seller of Acquired Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Acquired Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.

d. The Company shall use its commercially reasonable efforts, at its sole expense, to cause its legal counsel to (i) issue to the transfer agent a legal opinion instructing the transfer agent that, in connection with a sale or transfer of “restricted securities” (i.e., securities issued pursuant to an exemption from the registration requirements of Section 5 of the Securities Act), the resale or transfer of which restricted securities has been registered pursuant to an effective Registration Statement by the holder thereof named in such Registration Statement, upon receipt of an appropriate broker representation letter and other such documentation as the Company’s counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, is authorized to remove any applicable restrictive legend in connection with such sale or transfer and (ii) if the Class A ADSs are not registered pursuant to an effective Registration Statement, issue to the transfer agent a legal opinion to facilitate the sale or transfer of the Class A ADSs and removal of any restrictive legends pursuant to any exemption from the registration requirements of Section 5 of the Securities Act that may be available to a requesting Purchaser; provided that, (A) the Company and its counsel may request and rely upon customary representations from the Purchaser in connection with delivery of such opinion and (B) notwithstanding the foregoing, the Company and its counsel will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

F-13

9. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Agreement, (c) thirty (30) days after the Termination Date (as defined in the Business Combination Agreement as in effect on the date hereof) if the Transaction has not been consummated by such date other than as a result of a breach of the Purchaser’s obligations hereunder or (d) if any of the conditions to Closing set forth in Section 3 of this Agreement are (i) not satisfied or waived prior to the Closing or (ii) not capable of being satisfied on the Closing and, in each case of (i) and (ii), as a result thereof, the transactions contemplated by this Agreement will not be and are not consummated at the Closing; provided, that nothing herein will relieve any party from liability for any willful and material breach of any covenant, agreement, obligation, representation or warranty hereunder prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. If the Transaction is not consummated, the Company shall notify the Purchaser of the termination of the Business Combination Agreement promptly after the termination of such agreement. This Agreement shall further terminate and be of no further force or effect, without any liability to any party hereto, if the Company notifies the Purchaser in writing that it has abandoned its plans to move forward with the Transaction and/or terminates the Purchaser’s obligations with respect to the Subscription without the delivery of the Acquired Shares having occurred, provided that if the Purchase Price has been already paid pursuant to this Agreement at such time it shall be returned promptly by the Company to the Purchaser without any deduction for or on account of any tax, withholding, charges, or set-off.

10. Trust Account Waiver. The Purchaser acknowledges that GGI is a blank check company with the powers and privileges necessary or convenient to the conduct, promotion or attainment of the business or purposes of GGI, including, but not limited to effecting a merger, asset acquisition, reorganization or similar business combination involving GGI and one or more businesses or assets. The Purchaser further acknowledges that, as described in GGI prospectus relating to its initial public offering dated March 22, 2021 (the “IPO Prospectus”) available at www.sec.gov, substantially all of GGI’s assets consist of the cash proceeds of GGI’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of GGI, its public stockholders and the underwriters of GGI’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to GGI to pay its tax obligations, if any, and for working capital, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of GGI entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Agreement or the transactions contemplated hereby regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, provided, however, that nothing in this Section 10 shall be deemed to limit the Purchaser’s right, title, interest or claim to any monies held in the Trust Account by virtue of the Purchaser’s record or beneficial ownership of shares of common stock of GGI, pursuant to a validly exercised redemption right with respect to any such shares of common stock of GGI, except to the extent that the Purchaser has otherwise agreed with GGI, the Company or any of their respective affiliates to not exercise such redemption right.

11. Miscellaneous.

a. Neither this Agreement nor any rights or obligations that may accrue to the Purchaser hereunder may be transferred or assigned, in whole nor in part, without the prior written consent of the Company and GGI, which may be withheld by the Company and GGI in their absolute discretion, other than an assignment to any affiliate of the Purchaser or any fund or account managed by the same investment manager as the Purchaser or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Agreement or a separate subscription agreement in substantially the same form as this Agreement.

F-14

b. The Company may request from the Purchaser such additional information as the Company may deem necessary or advisable to register the resale of the Acquired Shares and to evaluate the eligibility of the Purchaser to subscribe for the Acquired Shares, and the Purchaser shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that the Company agrees to keep any such information confidential except to the extent required to be disclosed by applicable law, including the securities laws or in connection with such filings, or Nasdaq. The Purchaser acknowledges that GGI and the Company may file a copy of this Agreement with the SEC.

c. The Purchaser acknowledges that each of the Company, GGI, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Purchaser contained in this Agreement. Prior to the Closing, the Purchaser agrees to promptly notify the Company, GGI and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate. The Purchaser acknowledges and agrees that the purchase by the Purchaser of the Acquired Shares from the Company will constitute a reaffirmation of the acknowledgements, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Purchaser as of the time of the purchase.

d. Each of the Company, GGI and the Placement Agents are entitled to rely upon this Agreement and are irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

e. All of the agreements, representations and warranties made by each party hereto in this Agreement shall survive the Closing.

f. This Agreement may not be terminated other than pursuant to the terms of Section 9 above. The provisions of this Agreement may not be modified, amended or waived or terminated except by an instrument in writing, signed by each of the parties hereto; provided, however, that no modification, amendment or waiver by GGI of the provisions of this Agreement shall be effective without the prior written consent of the Company and no modification, amendment or waiver by the Company of this provisions of this Agreement shall be effective without the prior written consent of GGI (in each case, other than modifications, amendments or waivers that are solely ministerial in nature or otherwise immaterial and, in each case, do not affect any economic or any other material term of this Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Agreement (and any other agreements executed and delivered in connection with the Transaction to which the Purchaser is party, if any) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Agreement shall not confer any third-party beneficiary, or other rights or remedies upon any person other than the parties hereto and their respective successors and assigns and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

F-15

j. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may execute and deliver signed counterparts of this Agreement to the other parties hereto by electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the United States ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without posting a bond or undertaking and without proof of damages, and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that GGI and the Company shall be entitled to seek to specifically enforce the Purchaser’s obligations to fund the Purchase Price and the provisions of this Agreement on the terms and subject to the conditions set forth herein.

l. Any notice or communication required or permitted hereunder to be given to the Purchaser shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Purchaser may hereafter designate by notice to GGI.

m. This Subscription Agreement shall be governed by and construed in accordance with the laws of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

n. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 11(n) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE

F-16

RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

o. The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, GGI or the Placement Agents or any of their respective affiliates or any of their control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) including the Disclosure Package, other than the statements, representations and warranties of the Company and GGI contained in this Agreement, in making its investment or decision to invest in the Acquired Shares. Purchaser acknowledges and agrees that each of the Placement Agents is a third-party beneficiary of the representations and warranties of the Purchaser contained in this Agreement to the extent such representations and warranties relate to the Placement Agents. The Purchaser further acknowledges and agrees that none of (i) any Other Purchaser pursuant to any Other Subscription Agreement or any other agreement related to the private placement of the Class A Ordinary Shares (including such other investor’s respective affiliates or any control persons, officers, directors, partners, agents, employees or representatives of any of the foregoing), (ii) any of the Company’s or GGI’s respective affiliates’ control persons, officers, directors, partners, agents, employees or representatives, or (iii) any other party to the Business Combination Agreement or any Non-Party Affiliate shall be liable to the Purchaser or to any Other Purchaser pursuant to this Agreement or any Other Subscription Agreement or any other agreement related to the private placement of the Class A Ordinary Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Class A Ordinary Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, GGI, the Placement Agents or any Non-Party Affiliate concerning the Company, GGI, the Business, the Placement Agents, any of their controlled affiliates, this Agreement or the transactions contemplated hereby. For purposes of this Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Company, GGI, any Placement Agent or any of the Company’s, GGI’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.

p. The parties hereto intend for the Subscription, together with the Transaction, to qualify together as an exchange under Section 351 of the Code and will not take any inconsistent position on any tax return or during the course of any audit, litigation or other proceeding with respect to taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

q. GGI shall, on the first (1st) Business Day immediately following the date of this Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that the Company or GGI has provided to Purchaser at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s and GGI’s knowledge, Purchaser shall not be in possession of any material, nonpublic information received from the Company or GGI, and Purchaser shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the

F-17

Company, GGI, the Placement Agents or any of their respective affiliates with respect to the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, neither the Company nor GGI shall, without the prior written consent of Purchaser, publicly disclose the name of Purchaser or any of its affiliates or advisors, or include the name of Purchaser or any of its affiliates or advisors (i) in any press release or marketing materials or (ii) in any filings with the SEC or any regulatory agency or trading market except (A) required by the federal securities law in connection with the Registration Statement, and (B), to the extent such disclosure is required by law, at the request of the Staff of the SEC or regulatory agency or under the regulations of Nasdaq or by any other governmental authority, in which case GGI and/or the Company shall provide Purchaser with prior written notice of such disclosure permitted under this subclause (B).

r. If Purchaser is a Massachusetts Business Trust, a copy of the Agreement and Declaration of Trust of Purchaser or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Agreement is executed on behalf of the trustees of the Purchaser or any affiliate thereof as trustees and not individually and that the obligations of the Agreement are not binding on any of the trustees, officers or stockholders of the Purchaser or any affiliate thereof individually but are binding only upon the Purchaser or any affiliate thereof and its assets and property.

[SIGNATURE PAGES FOLLOW]

F-18

IN WITNESS WHEREOF, the Purchaser has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Purchaser:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Acquired Shares are to be registered (if different):	Date: __________, 2021

Purchaser’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Acquired Shares: ________

Aggregate Purchase Price: U.S. $	Price Per Share:

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account or accounts specified by the Company in the Closing Notice. To the extent the offering is oversubscribed, the number of Acquired Shares received may be less than the number of Acquired Shares subscribed for.

F-19

IN WITNESS WHEREOF, the Company and GGI have accepted this Agreement as of the date set forth below.

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:
Name:
Title:

GORES GUGGENHEIM, INC.

By:
Name:
Title:

Date: [•], 2021

F-20

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF PURCHASER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

This page should be completed by Purchaser

and constitutes a part of the Agreement.

F-21

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Purchaser has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Purchaser and under which Purchaser accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

F-22

Annex G-1

Execution Version

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2021, by and among (a) Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales (the “Company”), (b) Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), (c) Zibo High-Tech Industrial Investment Co., Ltd., Zibo Financial Holding Group Co., Ltd, Chongqing Liangjiang ( ), Northpole GLY 1 LP, GLY New Mobility 1. LP, SNITA Holding B.V. (“Snita”), PSINV AB, PSD Investment Limited (collectively, the “Parent Holders”) and (d) Gores Guggenheim Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Randall Bort, Elizabeth Marcellino and Nancy Tellem (collectively, the “Gores Holders”). Parent, the Parent Holders, the Gores Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”.

WHEREAS, upon the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of September 27, 2021 (the “Business Combination Agreement”), by and among Gores Guggenheim, Inc., a Delaware corporation (“GG”), the Company, PAH UK Merger Sub Inc., a Delaware corporation (“Merger Sub”), Parent, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore and Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, Merger Sub shall merge with and into GG (the “Merger”), with GG surviving the Merger as a wholly owned subsidiary of the Company, on the terms and subject to the conditions in the Business Combination Agreement (the “Transactions”);

WHEREAS, in connection with the Merger, (a) each GG Unit (as defined in the Business Combination Agreement) shall be automatically separated, and the holder thereof shall be deemed to hold one GG Class A Share (as defined in the Business Combination Agreement) and one-fifth (1/5) of a Public Warrant (as defined in the Business Combination Agreement) in accordance with the terms of the applicable GG Unit, (b) each GG Share (as defined in the Business Combination Agreement) shall be automatically cancelled and extinguished and converted into the right to receive one Class A American depository share of the Company (the “Class A ADS”) duly and validly issued against the deposit of an underlying Class A ordinary share of the Company (such Class A ordinary shares, collectively, the “Shares”), (c) at the Effective Time (as defined in the Business Combination Agreement), (i) each Public Warrant shall be automatically cancelled and extinguished and converted into the right to receive either one ListCo AD Warrant (as defined in the Business Combination Agreement) or, in the event the Requisite GG Warrantholder Approval (as defined in the Business Combination Agreement) is obtained prior to the Effective Time, one Class C-1 American depository share of the Company (the “Class C-1 ADS”) duly and validly issued against the deposit of an underlying Class C-1 ordinary share of the Company (such Class C-1 ordinary shares, collectively, the “Class C-1 Shares”) and (ii) each Private Placement Warrant (as defined in the Business Combination Agreement) shall be automatically cancelled and extinguished and converted into the right to receive either one ListCo AD Warrant or, in the event the Requisite GG Warrantholder Approval is obtained prior to the Effective Time, one Class C-2 American depository share of the Company (the “Class C-2 ADS”) duly and validly issued against the deposit of an underlying Class C-2 ordinary share of the Company (such Class C-2 ordinary shares, collectively, the “Class C-2 Shares”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, upon the closing of the Transactions, (a) all Shares issued to holders of GG Shares shall be automatically deposited by the Company with the Depository Bank (as defined in the Business Combination Agreement) in accordance with the Deposit Agreement (as defined in the Business Combination Agreement) and the Depository Bank shall issue Class A ADSs to such holders, (b) in the event that the Requisite GG

Warrantholder Approval is obtained prior to the Effective Time, all Class C-1 Shares issued to holders of Public Warrants or, in the event that the Requisite GG Warrantholder Approval is not obtained prior to the Effective Time, all Listco Warrants (as defined in the Business Combination Agreement) issued to the holders of Public Warrants, shall automatically be deposited by the Company with the Depository Bank in accordance with the Deposit Agreement and the Depository Bank shall issue Class C-1 ADSs or Listco AD Warrants, as applicable, to such holders, and (c) in the event that the Requisite GG Warrantholder Approval is obtained prior to the Effective Time, all Class C-2 Shares issued to holders of Private Placement Warrants or, in the event that the Requisite GG Warrantholder Approval is not obtained prior to the Effective Time, all Listco Warrants issued to the holders of Private Placement Warrants, shall be automatically deposited by the Company with the Depository Bank in accordance with the Deposit Agreement and the Depository Bank shall issue Class C-2 ADSs or Listco AD Warrants, as applicable, to such holders;

WHEREAS, as of the closing of the Transactions, (a) Parent will hold Class A ADSs (the “Parent ADSs”) and Class B ordinary shares of the Company (the “Class B ordinary shares” and together with the Parent ADSs, the “Parent Shares”), (b) Parent Holders will have an interest in the Parent Shares, and (c) the Gores Holders will hold Class A ADSs (the “Founder Shares”) and Class C-2 ADSs or, if the requisite GG Warrantholder Approval is not obtained prior to the Effective Time, ListCo AD Warrants (the “GG C Shares”);

WHEREAS, Parent will use its commercially reasonable efforts to dissolve or liquidate in the 2022 calendar year and distribute all of the Parent Shares to the Parent Holders;

WHEREAS, in the event the Requisite GG Warrantholder Approval is obtained, the Sponsor will, in accordance with the ListCo New Articles of Association (as defined in the Business Combination Agreement) that will be adopted in connection with the closing of the Transactions, have the option to convert its Class C-2 ADSs into Class C-1 ADSs (such Class C-1 ADSs, collectively, the “Converted Class C-1 ADSs”);

WHEREAS, pursuant to the Business Combination Agreement, upon the occurrence of certain Earn Out Triggering Events (as defined in the Business Combination Agreement) the Company will issue a certain number of Earn Out Class A Shares (as defined in the Business Combination Agreement) and Earn Out Class B Shares (as defined in the Business Combination Agreement) from time to time after the closing of the Transactions to Parent or, in the event Parent has been dissolved or liquidated, to the Parent Holders in accordance with the terms set forth in the Business Combination Agreement;

WHEREAS, Snita has subscribed for 49,803,900 convertible preference shares of ListCo (the “VCC Preference Shares”) pursuant to a subscription agreement dated September 27, 2021 by and between the Company and Snita (the “VCC Preference Shares Subscription Agreement”);

WHEREAS, the VCC Preference Shares will be issued at closing of the Transactions and convertible into Shares in accordance with the terms of the VCC Preference Shares Subscription Agreement and the ListCo New Articles of Association that will be adopted at closing of the Transactions;

WHEREAS, Parent, each of the Parent Holders and the Sponsor have entered into lock-up agreements (as amended from time to time in accordance with the terms thereof, the “Lock-Up Agreements”), pursuant to which Parent, each of the Parent Holders and the Sponsor agreed not to transfer certain securities of the Company as set forth in the applicable Lock-Up Agreements during the period commencing the date of the closing of the Transaction and ending 180 days following the date of the closing of the Transaction; and

WHEREAS, on March 25, 2021, GG and the Gores Holders entered into that certain Registration Rights Agreement, which, pursuant to the terms of the Business Combination Agreement, was terminated effective as of the consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Adverse Disclosure” means any public disclosure of material non-public information (including information with respect to a potential financing, acquisition, disposition, merger, reorganization or similar transaction), which disclosure, in the good faith judgment of the Board or Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” has the meaning given in the Recitals.

“Blackout Period” has the meaning given in Section 2.7(d).

“Block Trade” means an offering or sale of Registrable Securities by any Holder on an underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing and is commonly known as a “block trade”, including a same day trade, overnight trade or similar transaction.

“Board” means the Board of Directors of the Company.

“Business Combination Agreement” has the meaning given in the Recitals.

“Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which banks located in (a) New York, USA, (b) Hong Kong, China, (c) Singapore, (d) Stockholm, Sweden or (e) London, England are required or authorized by law to be closed for business.

“Claims” has the meaning given in Section 4.1(a).

“Class A ADS” has the meaning given in the Recitals.

“Class B ordinary shares” has the meaning given in the Recitals.

“Class C-1 ADS” has the meaning given in the Recitals.

“Class C-2 ADS” has the meaning given in the Recitals.

“Class C Shares” has the meaning given in the Recitals.

“Class C-1 Shares” has the meaning given in the Recitals.

“Class C-2 Shares” has the meaning given in the Recitals.

“Commission” means the United States Securities and Exchange Commission.

“Commission Guidance” means (a) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (b) the Securities Act.

“Company” has the meaning given in the Recitals.

“Company Shelf Take Down Notice” has the meaning given in Section 2.1(c).

“Converted Class C-1 ADSs” has the meaning given in the Recitals.

“Demand Registration” has the meaning given in Section 2.2(a).

“Demanding Holder” means, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to Section 2.2(a) or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to Section 2.1(c).

“Deposit Agreement” has the meaning given in the Recitals.

“Depository Bank” has the meaning given in the Recitals.

“Earn Out Class A Shares” has the meaning given in the Business Combination Agreement.

“Earn Out Class B Shares” has the meaning given in the Business Combination Agreement.

“Earn Out Triggering Events” has the meaning given in the Business Combination Agreement.

“Effective Time” has the meaning given in the Business Combination Agreement.

“Effectiveness Deadline” has the meaning given in Section 2.1(a).

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exempted Registration Statement” means a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, including a Registration Statement on Form S-8 (or similar successor form), (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) filed on a Registration Statement on Form S-4 or F-4 (or similar successor forms), (d) for an offering of debt that is convertible into equity securities of the Company, (e) for a dividend reinvestment plan, or (f) filed pursuant to Section 2.1(a).

“Form F-1 Shelf” has the meaning given in Section 2.1(a).

“Form F-3 Shelf” has the meaning given in Section 2.1(b).

“Founder Shares” has the meaning given in the Recitals.

“GG” has the meaning given in the Recitals.

“GG C Shares” has the meaning given in the Recitals.

“GG Unit” has the meaning given in the Recitals.

“GG Share” has the meaning given in the Recitals.

“GG Warrants” has the meaning given in the Business Combination Agreement.

“Gores Holders” has the meaning given in the Recitals.

“Holders” has the meaning given in the Recitals.

“ListCo AD Warrant” has the meaning given in the Business Combination Agreement.

“ListCo New Articles of Association” has the meaning given in the Business Combination Agreement.

“ListCo Warrant” has the meaning given in the Business Combination Agreement.

“Lock-Up Agreements” has the meaning given in the Recitals.

“Maximum Number of Securities” has the meaning given in Section 2.2(d).

“Merger Sub” has the meaning given in the Recitals.

“Minimum Amount” has the meaning given in Section 2.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“Parent” has the meaning given in the Recitals.

“Parent ADSs” has the meaning given in the Recitals.

“Parent Holders” has the meaning given in the Recitals.

“Parent Shares” has the meaning given in the Recitals.

“Permitted Transferee” means a person or entity to whom a Holder is permitted to Transfer such Registrable Securities pursuant to the Lock-Up Agreements.

“Piggyback Registration” has the meaning given in Section 2.4(a).

“Private Placement Warrant” has the meaning given in the Recitals.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Public Warrant” has the meaning given in the Recitals.

“Registrable Security” means:

(a) (i) any Shares, Class C-2 Shares or ListCo Warrants issued at the closing of the Transactions pursuant to the Business Combination Agreement (including, without limitation, any Shares issued pursuant to a Subscription Agreement) to Holders and that have, in each case, been deposited with the Depository Bank in accordance with the Deposit Agreement,

(ii) any Shares to be represented by Class A ADSs issued in accordance with the Deposit Agreement and that are hereafter acquired by a Holder upon exercise of any rights associated with their Converted Class C-1 ADSs, Class C-2 ADSs or ListCo AD Warrants (as the case may be),

(b) any Shares issuable upon the conversion of the VCC Preference Shares, the Class B ordinary shares or Earn Out Class B Shares and to be represented by Class A ADSs issued in accordance with the Deposit Agreement,

(c) any Earn Out Class A Shares issued pursuant to the Business Combination Agreement and to be represented by Class A ADSs upon deposit of such Earn Out Class A Shares with the Depository Bank in accordance with the Deposit Agreement,

(d) any Shares, Class C-1 Shares, Class C-2 Shares, or ListCo Warrants (as the case may be) issued or issuable with respect to the securities referred to in the foregoing clauses (a), (b) and (c) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise to be represented by Class A ADSs, Converted Class C-1 ADSs, Class C-2 ADSs or ListCo AD Warrants (as the case may be) issued in accordance with the Deposit Agreement, and

(e) any Class A ADSs, Converted Class C-1 ADSs, Class C-2 ADSs or ListCo AD Warrants (as the case may be), representing Shares, Class C-1 Shares, Class C-2 Shares or ListCo Warrants, VCC Preference Shares, Class B ordinary shares, Earn Out Class B Shares and Earn Out Class A Shares described in the foregoing clauses (a), (b), (c) and (d) (as the case may be);

provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) the Shares, Class C-1 Shares, Class C-2 Shares, ListCo Warrants, VCC Preference Shares, Class B ordinary shares, Earn Out Class B Shares, Earn Out Class A Shares, Class A ADSs, Converted Class C-1 ADSs, Class C-2 ADSs or ListCo AD Warrants described in foregoing clauses (a), (b), (c), (d) and (e) shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the United States Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Registrable Securities are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with “blue sky” qualifications of Registrable Securities);

(c) printing, messenger, telephone, delivery and reasonable road show or other reasonable marketing expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(f) reasonable fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including a Block Trade), or (ii) of a majority-in-interest of participating Holders under Section 2.4 if the Registration was initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration; and

(g) American Depository issuance fees.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement. The term Registration Statement shall include any registration statement on Form F-6, or any successor form, necessary to register Class A ADSs, Converted Class C-1 ADSs, Class C-2 ADSs and ListCo AD Warrants (as the case may be) representing Shares, Class C-1 Shares, Class C-2 Shares or ListCo Warrants issued in accordance with the Deposit Agreement).

“Removed Securities” has the meaning given in Section 2.6.

“Requesting Holder” has the meaning given in Section 2.2(a).

“Requisite GG Warrantholder Approval” has the meaning given in the Business Combination Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Shares” has the meaning given in the Recitals.

“Shelf Take Down Notice” has the meaning given in Section 2.1(c).

“Shelf Underwritten Offering” has the meaning given in Section 2.1(c).

“Snita” has the meaning given in the Recitals.

“Sponsor” has the meaning given in the Recitals.

“Subscription Agreements” means those certain subscription agreements dated September 27, 2021 by and between the Company and certain subscribers to purchase Shares in connection with the Transactions.

“Transactions” has the meaning given in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“VCC Preference Share” has the meaning given in the Recitals.

“VCC Preference Shares Subscription Agreement” has the meaning given in the Recitals.

ARTICLE II

REGISTRATIONS

Section 2.1 Shelf Registration.

(a) The Company shall, as soon as practicable, but in any event no later than the date that is thirty (30) calendar days after the closing of the Transactions, file a Registration Statement under the Securities Act to permit the public resale by the Holders of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1(a) and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) calendar days following the filing deadline (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this Section 2.1(a) shall be on a shelf Registration Statement on Form F-1 (a “Form F-1 Shelf”) or such other form of Registration Statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1(a) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this Section 2.1(a) (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

(b) The Company shall use its reasonable best efforts to convert the Form F-1 Shelf filed pursuant to Section 2.1(a) to a shelf Registration Statement on Form F-3 (a “Form F-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form F-3 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

(c) Subject to the limitations set forth in Section 2.7, at any time and from time to time following the effectiveness of the shelf Registration Statement required by Section 2.1(a) or Section 2.1(b), each of the Sponsor, Parent or a majority in interest of the then-outstanding number of Registrable Securities held by the Parent Holders (the “Parent Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf Registration Statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that the Sponsor, Parent or the Parent Demanding

Holders, as the case may be, (i) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $50,000,000 from such Shelf Underwritten Offering or (ii) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering (the amount of Registrable Securities pursuant to the foregoing clause (i) or (ii), as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Take Down Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) Business Days after receipt of any Shelf Take Down Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 2.2(d) shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) Business Days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders and reasonably acceptable to the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this Section 2.1(c), subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Any Shelf Underwritten Offering effected pursuant to this Section 2.1(c) shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2.

Section 2.2 Demand Registration.

(a) Subject to the provisions of Section 2.7, at any time and from time to time on or after the the closing of the Transactions, each of (i) the Gores Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Gores Holders (the “Gores Demanding Holders”), (ii) the Parent Demanding Holders, and (iii) Parent (together with the Gores Demanding Holders, the Parent Demanding Holders, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on (1) Form F-1 or (2) if available, Form F-3, which in the case of either clause (1) or (2), may be a shelf Registration Statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly following the Company’s receipt of a Demand Registration (and, in any event, within twenty days of its receipt of such Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to Section 2.2(d), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration.

(b) Notwithstanding the provisions of Section 2.2(a) or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (1) such stop order or injunction is removed, rescinded or otherwise terminated, and (2) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than ten (10) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demand Holder becomes effective or is subsequently terminated.

(c) Subject to the provisions of Section 2.2(d) and Section 2.7, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2(c), subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

(d) If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Registrable Securities or other equity securities that the Company desires to sell for its own account and the Registrable Securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the total amount of Registrable Securities held by each such Demanding Holder and Requesting Holder (if any) (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

Section 2.3 Withdrawal of Securities. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to Section 2.2(a) or a Shelf Underwritten Offering pursuant to Section 2.1(c) for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (i) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (ii) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this Section 2.3.

Section 2.4 Piggyback Registration.

(a) If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including pursuant to Section 2.2), other than an Exempted Registration Statement, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days (or, in the case of a Block Trade, five (5) Business Days) before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf Registration Statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (ii) such Holders’ rights under this Section 2.4 and (iii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (or in the case of a Block Trade, within two (2) Business Days) (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this Section 2.4(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.4(a), subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.4, the filing by the Company of an automatic shelf Registration Statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.4).

(b) If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Registrable Securities that the Company desires to sell, taken together with (x) the Registrable Securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (y) the Registrable Securities as to which registration has been requested pursuant Section 2.4, and (z) the Registrable Securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (1) first, the Registrable Securities or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities, (2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.4(a), Pro Rata, which can be sold without exceeding the Maximum Number of Securities and (3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1) and (2), the Registrable Securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii) if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (1) first, the Registrable Securities or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, (2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to this Section 2.4(a), Pro Rata, which can be sold without exceeding the Maximum Number of Securities, (3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1) and (2), the Registrable Securities or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities and (4) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1), (2) and (3), the Registrable Securities or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c) Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (i) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (ii), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this Section 2.4(c).

(d) For purposes of clarity, any Registration effected pursuant to Section 2.4 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 or a Shelf Underwritten Offering effected under Section 2.1(c).

Section 2.5 Block Trades. Subject to Section 2.7, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Article II, the Holders shall provide written notice to the Company at least five (5) Business Days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and share price of such offering.

Section 2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form F-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (a) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holder) and (b) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (a) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Securities”) or (b) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Subject to the Company’s obligations under the Subscription Agreements, any removal of shares of the Holders pursuant to this Section 2.6 shall first be applied to Holders other than the Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Securities pursuant to Section 2.1(b). In the case of a Form F-1 Shelf filed to register the resale of Removed Securities, upon such date as the Company becomes eligible to register all of the Removed Securities for resale on a Form F-3 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Holders be named as an “underwriter” therein, the Company shall use its reasonable best efforts to file a Form F-3 Shelf as promptly as practicable to replace the applicable Form F-1 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.

Section 2.7 Restrictions on Registration and Block Trade Rights; Suspension of Sales; Adverse Disclosure.

(a) Notwithstanding anything in this Agreement to the contrary, in no event will the Gores Holders be entitled, on a collective basis, to initiate more than an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering (including a Block Trade) under Section 2.1(c) (including with respect to a Block Trade) or Section 2.2(a), as the case may be; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective.

(b) Notwithstanding anything in this Agreement to the contrary, in no event will the Parent Holders be entitled, on a collective basis, to initiate more than (i) an aggregate of ten (10) Registrations pursuant to a Demand Registration, (ii) more than four (4) Shelf Underwritten Offerings in any twelve month period or (iii) more than four (4) Block Trades in any twelve month period, provided that the estimated proceeds of any such Block Trade shall not be less than $25,000,000, in each of the foregoing clauses (i), (ii) and (iii) pursuant to Section 2.1(c) or Section 2.2(a), as the case may be; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective.

(c) Notwithstanding anything to the contrary contained herein, upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. The Company shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 2.7(b).

(d) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (i) effect any Demand Registration or Underwritten Offering or (ii) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a Registration Statement that includes Registrable Securities, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty-five (45) days if the Company has determined that the sale of Registrable Securities pursuant a Registration Statement would require the Company to make an Adverse Disclosure, would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or in the good faith judgment of the Board would be materially detrimental to the Company (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period together with other Blackout Periods exceed an aggregate of one hundred and twenty (120) days in any twelve (12)-month period. In the event the Company exercises its rights under this Section 2.7(c), the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of any Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 2.7(d). The Holders receiving notice of a Blackout Period (and the expiration thereof) shall maintain the confidentiality of the existence (and circumstances, to the extent known) of a Blackout Period. In connection with any notice of a Blackout Period, the Company may not deliver any material non-public information, and, for avoidance of doubt, solely the receipt of notice of a Blackout Period without additional information shall not constitute material non-public information.

ARTICLE III

COMPANY PROCEDURES

Section 3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus as may be required by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended method of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended method of distribution) may reasonably request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (ii) take such action as may be necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on Nasdaq no later than the effective date of such Registration Statement;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

(h) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

(i) advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

(j) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 2.7, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

(k) make available for inspection, at such place and in such manner as determined by the Company in its sole discretion, permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter access to the Company’s books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that (i) if requested by the Company, such representatives, Holders or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and (ii) any records, information or documents that are furnished by the Company and that are non-public shall be used only in connection with the Registration;

(l) obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

(m) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration as are customarily included in such opinions and negative assurance letters;

(n) in the event of any Underwritten Offering, enter into an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(o) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve (12) months which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(p) use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in an Underwritten Offering;

(q) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Underwritten Offering; and

(r) assist the Depository Bank to maintain an effective registration of the Class A ADSs, Converted Class C-1 ADSs, Class C-2 ADSs or ListCo AD Warrants on Form F-6 in accordance with the Deposit

Agreement and cooperate with the Depositary Bank in filing amendments to such Form F-6 sufficient to allow the Holders to exercise its rights hereunder and under the Deposit Agreement to cover the Registerable Securities then outstanding.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders. In addition, the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by the Company and the expenses and fees for listing the securities to be registered on each securities exchange.

Section 3.3 Participation in Underwritten Offerings.

(a) No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

(b) The Company will use its reasonable best efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s reasonable best efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

Section 3.4 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:

(a) the Company will not file any Registration Statement or Prospectus included therein with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld, conditioned or delayed;

(b) at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the closing of the Transactions pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registerable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and

(c) promptly following the effectiveness of the shelf Registration Statement required by Section 2.1(a), the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Shares, Class C-1 Shares, Class C-2 Shares, ListCo Warrants, Class A ADSs, Converted Class C-1 ADSs, Class C-2 ADSs or ListCo AD Warrants held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, stockholders or members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, as a condition to including any Registrable Securities in any Registration Statement, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act and Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its reasonable best efforts to ensure that no Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this Section 4.1(b), and, if, despite the Company’s reasonable best efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities.

(e) If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (ii) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given when delivered (a) in person or (b) by e-mail or other means of electronic transmission (so long as confirmation of transmission is electronically or mechanically generated or sent and kept on file by the sending party, and no “bounceback” or notice of non-delivery is received), and the sender may, in its sole discretion, deliver a copy by mail (postage prepaid) or by an internationally-recognized courier service (postage prepaid). Notices shall be given to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.1).

(a)	If to the Company or Parent:

Assar Gabrielssons Väg 9

405 31 Göteborg, Sweden

Attention:	Anna Rudensjö
Email:	anna.rudensjo@polestar.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022, USA

Attention:	Christian O. Nagler
Timothy Cruickshank
Alex Lloyd
Email:	cnagler@kirkland.com
tim.cruickshank@kirkland.com
alex.lloyd@kirkland.com

If to any Gores Holder or Parent Holder, to such Holder’s address as set forth on the signature page hereto.

Section 5.2 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) Prior to the expiration of any lock-up as described in the Lock-Up Agreements, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee (but subject to such Permitted Transferee, if required pursuant to the Lock-Up Agreements, agreeing in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement).

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

(d) This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.2.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Section 5.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may execute and deliver signed counterparts of this Agreement to the other Parties by electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the United States ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

Section 5.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated herein, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 5.5 Jurisdiction. In any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein: (a) each of the parties hereto hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (b) each of the parties hereto irrevocably waives and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) each of the parties hereto agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware).

Section 5.6 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. EACH PARTY ACKNOWLEDGES THAT (A) THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT, AND (B) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER.

Section 5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the fullest extent possible.

Section 5.8 Modification or Amendment. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is adverse and different from the other Holders (in such capacity) shall require the consent of the Holder so affected, (b) any amendment hereto or waiver hereof that adversely affects the Gores Holders solely in their capacity as Gores Holders in a manner that is adverse and different from the other Holders, shall require the consent of a majority-in-interest of the then-outstanding number of Registrable Securities held by the Gores Holders; and (c) any amendment hereto or waiver hereof that adversely affects Parent or the Parent Holders, as applicable, solely in their capacity as Parent or Parent Holders in a manner that is adverse and different from the other Holders, shall require the consent of a majority-in-interest of the then-outstanding number of Registrable Securities held by the Parent or the Parent Holders. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.9 Other Registration Rights. Other than pursuant to the terms of the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.10 Term. This Agreement shall terminate upon the earlier of the date as of which (a) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) as to any Holder individually, such Holder is permitted to sell all of such Holder’s Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and the reporting requirements of Rule 144(i)(2) are not applicable or has otherwise sold all of the Registrable Securities held by such Holder. The provisions of Article IV shall survive any termination to the extent related to a Claim arising prior to the termination of this Agreement.

Section 5.11 Interpretation. The parties hereto have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. Reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles or Sections shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement. The word “or” is not exclusive and is deemed to have the meaning “and/or” unless expressly indicated otherwise. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. References to “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to a Person are also to its successors and permitted assigns.

[The Remainder of This Page Is Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Jan Mikael Alkmark
Name: Jan Mikael Alkmark
Title: Director

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

GORES HOLDERS:

GORES GUGGENHEIM SPONSOR LLC

By:	/s/ Alec Gores
	Name:	Alec Gores
	Title:	Chairman
Address:

Email:

By:	/s/ Randall Bort
	Name:	Randall Bort
Address:

Email:

By:	/s/ Elizabeth Marcellino
	Name:	Elizabeth Marcellino
Address:

Email:

By:	/s/ Nancy Tellem
	Name:	Nancy Tellem
Address:

Email:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PARENT HOLDERS:

ZIBO HIGH-TECH INDUSTRIAL INVESTMENT CO., LTD.

By:	/s/ Ning Chen
Name:	Ning Chen
Address:

Email:

ZIBO FINANCIAL HOLDING GROUP CO., LTD

By:	/s/ Dapeng Li
Name:	Dapeng Li
Address:

Email:

CHONGQING LIANGJIANG ( )

By:	/s/ Yimin Ai
Name:	Yimin Ai
Address:

Email:

NORTHPOLE GLY 1 LP

By:	/s/ Hrvoje Krkalo
Name:	Hrvoje Krkalo
Address:

Email:

GLY NEW MOBILITY 1. LP

By:	/s/ Hrvoje Krkalo
Name:	Hrvoje Krkalo
Address:

Email:

[Signature Page to Registration Rights Agreement]

SNITA HOLDING B.V.

By:	/s/ Carla De Geyseleer
Name:	Carla De Geyseleer
Address:

Email:

PSINV AB

By:	/s/ Fredrik Aaben
Name:	Fredrik Aaben
Address:

Email:

PSINV AB

By:	/s/ Per Ansgar
Name:	Per Ansgar
Address:

Email:

PSD INVESTMENT LIMITED

By:	/s/ Shufu Li
Name:	Shufu Li
Address:

Email:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PARENT:

POLESTAR AUTOMOTIVE HOLDING LIMITED

By:	/s/ Lars Danielson
Name:	Lars Danielson
Title:	Director

[Signature Page to Registration Rights Agreement]

Annex G-2

Amendment No. 1 to the Registration Rights Agreement

G-2-1

AMENDMENT NO. 1 TO

THE REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE REGISTRATION RIGHTS AGREEMENT (this “Amendment No. 1”), dated as of December 17, 2021, is made by and among (a) Polestar Automotive Holding UK Limited, a limited company organized under the laws of England and Wales (the “Company”), (b) Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), (c) Zibo High-Tech Industrial Investment Co., Ltd., Zibo Financial Holding Group Co., Ltd, Chongqing Liangjiang (重庆承星股权投资基金合伙企业（有限合伙）), Northpole GLY 1 LP, GLY New Mobility 1. LP, SNITA Holding B.V. (“Snita”), PSINV AB, PSD Investment Limited (collectively, the “Parent Holders”) and (d) Gores Guggenheim Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Randall Bort, Elizabeth Marcellino and Nancy Tellem (collectively, the “Gores Holders,” and together with the Company, Parent, Zibo High-Tech Industrial Investment Co., Ltd., Zibo Financial Holding Group Co., Ltd, Chongqing Liangjiang (重庆承星股权投资基金合伙企业（有限合伙）), Northpole GLY 1 LP, GLY New Mobility 1. LP, Snita, Parent Holders and Sponsor, the “RRA Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the RRA Parties entered into that certain Registration Rights Agreement on September 27, 2021 (the “Registration Rights Agreement”);

WHEREAS, concurrently with the execution of this Amendment No. 1, (a) Sponsor is assigning to certain investors its obligations to purchase ListCo Class A ADSs under, and Sponsor and certain of its Affiliates, GG and the Company are amending, that certain subscription agreement dated September 27, 2021, by and among such parties, (b) Snita is assigning to certain investors its obligations to purchase ListCo Class A ADSs under, and Snita, GG and the Company are amending, that certain subscription agreement dated September 27, 2021, by and among such parties and (c) such investors referenced in clauses (a) and (b), GG and the Company are entering into certain subscription agreements dated December 17, 2021, to reflect such assignment in each case by and among the applicable investors and parties; and

WHEREAS, concurrently with the execution and delivery hereof, the Parties are entering into that certain Amendment No. 1 to Business Combination Agreement (the “BCA Amendment No. 1”) dated as of December 17, 2021, by and among Gores Guggenheim, Inc., a Delaware corporation (“GG”), Parent, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), the Company, and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”), which amends and restates that certain Business Combination Agreement, dated as of September 27, 2021, by and among GG, Parent, Polestar Singapore, Polestar Sweden, the Company and Merger Sub (such agreement, as amended by BCA Amendment No. 1, and as may be further amended from time to time, the “Business Combination Agreement”); and

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Amendments.

a.	The first recital of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, upon the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of September 27, 2021 (as may be amended from time to time, the “Business Combination Agreement”), by and among Gores Guggenheim, Inc., a

G-2-2

Delaware corporation (“GG”), the Company, PAH UK Merger Sub Inc., a Delaware corporation (“Merger Sub”), Parent, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore and Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, Merger Sub shall merge with and into GG (the “Merger”), with GG surviving the Merger as a wholly owned subsidiary of the Company, on the terms and subject to the conditions in the Business Combination Agreement (the “Transactions”);

b.	Section 1.1 of the Registration Rights Agreement is hereby amended to restate the definition of “Subscription Agreements” in the Registration Rights Agreement in its entirety as follows:

“Subscription Agreements” means those certain subscription agreements dated September 27, 2021 and December 17, 2021, as may be amended from time to time, by and between the Company and certain subscribers to purchase Shares in connection with the Transactions.

2. Effect of Amendment. This Amendment No. 1 shall be effective as of the date first written above. For the avoidance of any doubt, all references: (a) in the Registration Rights Agreement to “this Agreement” and (b) to the Registration Rights Agreement in any other agreements, exhibits and schedules will, in each case, be deemed to be references to the Registration Rights Agreement as amended by this Amendment No. 1. Except as amended hereby, the Registration Rights Agreement will continue in full force and effect and shall be otherwise unaffected hereby. This Amendment No. 1 shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Amendment No. 1 only may be amended by the Parties by execution of an instrument in writing signed on behalf of each of the Parties.

3. Incorporation by Reference. Sections 1.02 (Construction); 11.03 (Assignment); 11.06 (Governing Law); 11.07 (Captions; Counterparts); 11.09 (Entire Agreement); 11.10 (Amendments); 11.11 (Severability); 11.12 (Jurisdiction); 11.13 (Waiver of Jury Trial) and 11.14 (Enforcement) of the Business Combination Agreement are incorporated herein and shall apply to this Amendment No. 1 mutatis mutandis.

[Signature pages follow]

G-2-3

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed as of the date first written above.

COMPANY:

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Mikael Almark
Name: Jan Mikael Alkmark
Title: Director

[Signature Page to Registration Rights Agreement]

G-2-4

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed as of the date first written above.

GORES HOLDERS:

GORES GUGGENHEIM SPONSOR LLC

By:	GG Sponsor, LLC
Its:	Managing Member

By:	AEG Holdings, LLC
Its:	Manager

By:	/s/ Alex Gores
Name: Alec Gores
Title: Chairman
Address:

Email:

By:	/s/ Andrew Rosenfield
Name: Andrew Rosenfield
Title: Manager
Address:

Email:

By:	/s/ Randall Bort
Name: Randall Bort
Address:

Email:

By:	/s/ Elizabeth Marcellino
Name: Elizabeth Marcellino
Address:

Email:

By:	/s/ Nancy Tellem
Name: Nancy Tellem
Address:

Email:

[Signature Page to Registration Rights Agreement]

G-2-5

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed as of the date first written above.

PARENT HOLDERS:

ZIBO HIGH-TECH INDUSTRIAL INVESTMENT CO., LTD.

By:	/s/ Ning Chen
Name:	Ning Chen
Address:

Email:

ZIBO FINANCIAL HOLDING GROUP CO., LTD

By:	/s/ Dapeng Li
Name:	Dapeng Li
Address:

Email:

CHONGQING LIANGJIANG (重庆承星股权投资基金合伙企业（有限合伙）)

By:	/s/ Yimin Ai
Name:	Yimin Ai
Address:

Email:

NORTHPOLE GLY 1 LP

By:	/s/ Hrvoje Krkalo
Name:	Hrvoje Krkalo
Address:

Email:

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

G-2-6

GLY NEW MOBILITY 1. LP

By:	/s/ Hrvoje Krkalo
Name:	Hrvoje Krkalo
Address:

Email:

SNITA HOLDING B.V.

By:	/s/ Lex Kerssemakers
Name:	Lex Kerssemakers
Address:

Email:

By:	/s/ Per Ansgar
Name:	Per Ansgar
Address:

Email:

PSINV AB, PSD INVESTMENT LIMITED

By:	/s/ Fredrik Aaben
Name:	Fredrik Aaben
Address:

Email:

By:	/s/ Per Ansgar
Name:	Per Ansgar
Address:

Email:

PSD INVESTMENT LIMITED

By:	/s/ Shufu Li
Name:	Shufu Li
Address:

Email:

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

G-2-7

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed as of the date first written above.

PARENT:

POLESTAR AUTOMOTIVE HOLDING LIMITED

By:	/s/ Lars Danielson
Name: Lars Danielson
Title: Director

[Signature Page to Amendment No. 1 to Registration Rights Agreement]

G-2-8

Annex H

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

September 25, 2021

Board of Directors

Gores Guggenheim, Inc.

6260 Lookout Rd.

Boulder, CO 80301

Members of the Board of Directors:

We understand that Gores Guggenheim, Inc. (the “Company”) intends to enter into a Business Combination Agreement (the “Agreement”) by and among the Company, Polestar Automotive Holding Limited (“Parent”), Polestar Automotive (Singapore) Pte. Ltd. (“Polestar Singapore”), Polestar Holding AB (“Polestar Sweden”), Polestar Automotive Holding UK Limited (“ListCo”) and PAH UK Merger Sub Inc. (“Merger Sub”) pursuant to which, among other things, (a) Merger Sub shall merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of ListCo (the “Merger”), (b) by virtue of the Merger (i) each GG Unit shall be automatically separated, and the holder thereof shall be deemed to hold one GG Class A Share and one-fifth (1/5) of a Public Warrant in accordance with the terms of the applicable GG Unit, and (ii) each GG Class A Share and GG Class F Share (other than those held immediately prior to the Effective Time by the Company in treasury) shall be automatically cancelled and extinguished and converted into the right to receive one ListCo Class A ADS (the “Class A Share Merger Consideration”), (c) at the Effective Time, (i) each Public Warrant shall be automatically cancelled and extinguished and converted into the right to receive either one ListCo AD Warrant or, in the event the Requisite GG Warrantholder Approval is obtained prior to the Effective Time, one ListCo Class C-1 ADS, and (ii) each Private Placement Warrant shall be automatically cancelled and extinguished and converted into the right to receive either one ListCo AD Warrant or, in the event the Requisite GG Warrantholder Approval is obtained prior to the Effective Time, one ListCo Class C-2 ADS, (d) prior to the Closing Date, and in connection with the Merger, Parent intends to effect the Pre-Closing Reorganization (including the Pre-Closing Consolidation), pursuant to which, among other things, Polestar Singapore, Polestar Sweden and their respective Subsidiaries shall become, directly or indirectly, wholly owned Subsidiaries of ListCo and, in consideration thereof, ListCo shall deliver to Parent a number of ListCo Class A Shares and ListCo Class B Shares equal to, in the aggregate, the quotient of (A) $20,003,000,000 divided by (B) $10.00 minus the Note Conversion Shares and VCC Preference Shares (the “Parent Consideration”), (e) following the Merger, Parent will have the right to be issued certain additional ListCo Class A Shares and ListCo Class B Shares contingent on certain future events (the “Earnout Consideration”) and (f)(i) the Sponsor Insiders will subscribe for, and ListCo will issue to the Sponsor Insiders, on the Closing Date, certain ListCo Class A ADSs in exchange for a subscription price of $9.09 per ListCo Class A ADS, (ii) Volvo Car Corporation (“VCC”) (including through Snita Holding B.V. (“Snita”), a direct, wholly owned subsidiary of VCC) will subscribe for, and ListCo will issue to VCC (or Snita), on the Closing Date, certain ListCo Class A ADSs in exchange for a subscription price of $10.00 per ListCo Class A ADS, (iii) certain other investors (other than Sponsor Insiders and VCC) will subscribe for, and ListCo will issue to such investors, on the Closing Date, certain ListCo Class A ADSs in exchange for a subscription price of $9.09 per ListCo Class A ADS and (iv) VCC (including through Snita) will subscribe for, and ListCo will issue to VCC (or Snita), on the Closing Date, the VCC Preference Shares (the immediately foregoing (i), (ii), (iii) and (iv), collectively, the “Private Placements” and, together with the Pre-Closing Reorganization and the Merger, the “Proposed Transaction”), in each case, on the terms and subject to the conditions set forth in the Agreement. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement. Defined terms used herein that are not defined herein have the meanings ascribed to them in the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of GG Class A Shares, other than Gores Guggenheim Sponsor LLC (the “Sponsor”) and its affiliates (the “Excluded Holders”), of the Class A Share Merger Consideration to be received by the holders of GG Class A Shares, other than the Excluded Holders, in the Merger pursuant to the Agreement, after giving effect to the Pre-Closing Reorganization. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Class A Share Merger Consideration to be received by the holders of GG Class A Shares, other than Excluded Holders, in the Merger pursuant to the Agreement, after giving effect to the Pre-Closing Reorganization, or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. We are not legal, tax, accounting, environmental, technology, science, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, technology, science, or regulatory matters relating to the Company, the Polestar Business (as defined below), ListCo, the Proposed Transaction, or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, technology, science, regulatory, and other professionals. The Company has advised us, and we have assumed, that the Proposed Transaction will qualify as a tax-free reorganization for all applicable tax purposes in all applicable jurisdictions.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of September 24, 2021 and the specific terms of the Proposed Transaction, (2) certain publicly available business and financial information that we deemed to be generally relevant concerning Polestar Singapore, Polestar Sweden and their respective subsidiaries (collectively, the “Polestar Business”) and the Company, (3) financial and operating information with respect to the business, operations and prospects of the Company and the Polestar Business furnished to us by the Company and the Polestar Business, including financial projections with respect to the future financial performance of ListCo and its subsidiaries prepared by management of the Polestar Business, as reviewed and approved by the Company and approved for our use by the Company (the “Projections”), (4) the balance sheet of ListCo as of June 30, 2021, taking into account the pro forma effects of the Proposed Transaction, (5) the capitalization of the Company as of September 23, 2021, the expected pro forma capitalization of ListCo immediately following the completion of the Pre-Closing Reorganization but prior to the completion of the Merger and the Private Placements and the expected pro forma capitalization of ListCo immediately following the completion of the Proposed Transaction and (6) a comparison of the projected financial performance of ListCo and its subsidiaries with those of other companies and businesses that we deemed relevant. In addition, we have had discussions with the managements of the Company and the Polestar Business concerning the business, operations, assets, liabilities, financial condition and prospects of the Company, the Polestar Business and ListCo and its subsidiaries and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the managements of the Company and the Polestar Business that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and the Polestar Business as to the future financial performance of ListCo and its subsidiaries and that ListCo and its subsidiaries will perform in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Polestar Business or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Polestar Business or the Company. We have not evaluated the solvency or creditworthiness of the Company, Parent, ListCo, the Polestar Business or any other party to the Proposed Transaction, the fair value of the Company, Parent, ListCo, the Polestar Business or any of their respective assets or liabilities, or whether the Company, Parent, ListCo, the Polestar Business or any other party to the Proposed Transaction is paying or receiving reasonably equivalent value in the Proposed Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, Parent, ListCo, the Polestar Business or any other party to the Proposed Transaction to pay its obligations when they come due. In addition, we have relied, with the consent of the Company’s management, on the assessments of the Company as to ListCo’s and its subsidiaries’ ability to retain key employees, customers, suppliers, commercial relationships, and strategic partners and other key existing and contemplated future agreements, relationships and arrangements, including, without limitation, with VCC, PSD Investment Limited and their respective affiliates. In addition, we, at your direction, (i) have assumed that each ListCo Class A ADS, each ListCo Class A Share, each ListCo Class B Share and each VCC Preference Share has a value of $10.00 per share (with such $10.00 value being based on the Company’s initial public offering and the Company’s approximate cash per GG Class A Share outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding GG Class F Shares or any GG Warrants)), (ii) did not evaluate or take into account the Earnout Consideration and (iii) evaluated the fairness, from a financial point of view, to the holders of GG Class A Shares, other than the Excluded Holders, of the Class A Share Merger Consideration to be received by the holders of GG Class A Shares, other than the Excluded Holders, in the Merger pursuant to the Agreement, after giving effect to the Pre-Closing Reorganization, based solely on a comparison of (a) the sum of (x) the Equity Value, (y) the number of ListCo Class A ADS to be issued as part of the GG Share Consideration multiplied by $10.00 and (z) the aggregate cash purchase price to be paid to ListCo by the investors in the Private Placements (for the avoidance of doubt, other than with respect to the subscription by VCC (including through Snita) for, and the issuance by ListCo to VCC (or Snita) of, on the Closing Date, the VCC Preference Shares) and (b) the implied aggregate equity value reference ranges for ListCo and its subsidiaries that we believe are indicated by our financial analyses of ListCo and its subsidiaries.

In addition, you have not authorized us to, and we did not, (a) initiate any discussions with, or solicit any indications of interest from any third parties with respect to any alternatives to the Proposed Transaction, (b) participate in the structuring or negotiation of the Proposed Transaction, (c) advise the Board of Directors of the Company, the Company or any other party with respect to alternatives to the Proposed Transaction, or (d) identify or introduce to the Board of Directors of the Company, the Company or any other party any prospective investors, lenders or other participants in the Proposed Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. Our opinion addresses only the fairness, from a financial point of view, to the holders of GG Class A Shares, other than the Excluded Holders, of the Class A Share Merger Consideration to be

received by the holders of GG Class A Shares, other than the Excluded Holders, in the Merger pursuant to the Agreement, after giving effect to the Pre-Closing Reorganization. We express no opinion as to, and our opinion does not address, any other terms, aspects, or implications of the Proposed Transaction or the Agreement or any related agreements, including, without limitation, (i) the Earnout Consideration, the Parent Lock-Up Agreement, the Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement or the Registration Rights Agreement, (ii) other than assuming the consummation thereof in accordance with the Agreement, the Pre-Closing Reorganization or the Private Placements, (iii) any term or aspect of the Proposed Transaction that is not susceptible to financial analysis, (iv) the fairness of the Proposed Transaction, or all or any portion of the consideration in connection therewith, to any other security holders of the Company (including, without limitation, the Excluded Holders or holders of Public Warrants or Private Placement Warrants), the Polestar Business, Parent, ListCo or any other person or any creditors or other constituencies of the Company, the Polestar Business, Parent, ListCo or any other person, (v) the fairness of any portion or aspect of the Proposed Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies relative to any other class or group of the Company’s or such other party’s security holders or other constituencies (including, without limitation, the fairness of the consideration to be received in the Merger by the Excluded Holders relative to the holders of GG Class A Shares, other than the Excluded Holders), (vi) the appropriate capital structure of ListCo or whether ListCo should be issuing debt or equity securities or a combination of both, and (vii) the prices at which securities of ListCo or the Company may trade, be purchased or sold at any time, including following announcement or consummation of the Proposed Transactions. Our opinion should not be viewed as providing any assurance that the market value of the securities of ListCo to be held by the holders of GG Class A Shares or any other security holders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the GG Class A Shares or other securities of the Company owned by such security holders at any time prior to the announcement or consummation of the Proposed Transaction. In addition, we make no representation or warranty regarding the adequacy of this opinion or the analyses underlying this opinion for the purpose of the Company’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, at the direction of the Company’s management, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Class A Share Merger Consideration to be received by the holders of GG Class A Shares, other than the Excluded Holders, in the Merger pursuant to the Agreement, after giving effect to the Pre-Closing Reorganization, is fair to the holders of GG Class A Shares, other than the Excluded Holders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, all of which is payable upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the past two years, we have not performed any investment banking services for the Company, the Sponsor, their respective affiliates, the Sponsor’s portfolio companies or Polestar Sweden, but may perform such services in the future, and in the past two years, have not received, but expect to receive, customary fees for any such future services.

In addition, we and our affiliates in the past have provided, currently are providing, or in the future may, provide investment banking services to Volvo AB (“Volvo”), Zhejiang Geely Holding Group Co. (“Geely”), affiliates of each of which are significant shareholders of Parent, or certain of their respective affiliates and have received or in the future may receive customary fees for rendering such services, including having acted or acting as arranger, bookrunnner and/or lender for Volvo, Geely or certain of their respective affiliates in connection with financing transactions.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, ListCo, Volvo and Geely for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any security holder of the Company as to how such security holder should vote or act with respect to the Proposed Transaction, including, without limitation, whether any such security holder should redeem their securities of the Company or whether any party should participate in the Private Placements.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

Annex I

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

2021 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of this Polestar Automotive Holding UK Limited 2021 Omnibus Incentive Plan is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1    “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, appointing a majority of the board of directors, by contract, or otherwise.

2.2    “Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, the laws of England and Wales, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under the Plan.

2.3    “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be granted by, confirmed by, and subject to the terms of a written or electronic agreement executed by the Company and the Participant.

2.4    “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Business Combination Agreement” means that certain Business Combination Agreement by and among Gores Guggenheim, Inc., Polestar Automotive Holding Limited, Polestar Automotive (Singapore) Pte. Ltd., Polestar Holding AB, Polestar Automotive Holding UK Limited and PAH UK Merger Sub Inc., dated as of September 27, 2021.

2.7    “Cash Award” means an Award granted pursuant to Section 10.3 of the Plan payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.8    “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement or as required by Applicable Law, with respect to a Participant’s Termination of Service, the following: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate; (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement.

2.9    “Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee or as otherwise required by law:

(a)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8(b);

(b)    a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect Parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect Parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect Parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect Parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(c)    during the period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a) or (b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(d)    a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

For purposes of this Section 2.8, acquisitions of securities of the Company by the Surviving SPAC (as defined in the Business Combination Agreement), any of its respective affiliates, or any investment vehicle or fund controlled by or managed by, or otherwise affiliated with the Surviving SPAC shall not constitute a Change in Control. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.10    “Change in Control Price” means the highest price per Share paid in any transaction related to a Change in Control of the Company.

2.11    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.

2.12    “Committee” means any committee of the Board duly authorized by the Board to administer the Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.

2.13    “Common Shares” means a Class A ordinary share in the share capital of the Company (and any shares or other securities into which such Common Shares may be converted or into which they may be exchanged).

2.14    “Company” means Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales, and its successors by operation of law.

2.15    “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement or as required by Applicable Law, with respect to a Participant’s Termination of Service, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, provided, however, for purposes of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any Affiliate.

2.16    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

2.17    “Effective Date” means the effective date of the Plan as defined in Article XV.

2.18    “Eligible Employees” means each employee of the Company or any of its Affiliates. An employee on a leave of absence may, as determined by the Committee and subject to any applicable qualifying or other waiting periods, be an Eligible Employee.

2.19    “Eligible Individual” means an Eligible Employee who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.

2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.21    “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder or as otherwise permitted by Applicable Law and determined by the Committee, as of any date and except as provided below, the last sales price reported for the Common Shares on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Shares are not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, unless otherwise determined by the Committee, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a date on which the applicable market is open, the next day that it is open.

2.22    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.23    “Incentive Stock Option” means any Stock Option that is awarded to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any) under the Plan and that is intended to be, and designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.24     “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.25    “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares.

2.26    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.27    “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.28    “Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.

2.29    “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

2.30    “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.31    “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

2.32    “Plan” means this Polestar Automotive Holding UK Limited 2021 Omnibus Incentive Plan, as amended from time to time.

2.33    “Qualified Member” means a member of the Board who is (a) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Shares are traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

2.34    “Restricted Stock” means an Award of Shares under the Plan that is subject to restrictions under Article VIII.

2.35    “Restricted Stock Units” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.36    “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.

2.37    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.38     “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.39    “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.40    “Shares” means any Common Shares.

2.41    “Stock Appreciation Right” shall mean the right granted pursuant to an Award granted under Article VII.

2.42    “Stock Option” or “Option” means any option to purchase Shares granted to Eligible Individuals granted pursuant to Article VI.

2.43    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.44    “Ten Percent Stockholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.45    “Termination of Service” means the termination of the applicable Participant’s employment with the Company and its Affiliates. Unless otherwise determined by the Committee, a Participant employed by an Affiliate that ceases to be an Affiliate shall be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE III

ADMINISTRATION

3.1    Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under the Plan. In particular, the Committee shall have the authority to:

(a)    determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(b)    determine the number of Shares to be covered by each Award granted hereunder;

(c)    determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(d)    determine the amount of cash to be covered by each Award granted hereunder;

(e)    determine whether, to what extent, and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;

(f)    determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;

(g)    determine whether, to what extent and under what circumstances cash, Shares, or other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant;

(h)    modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals;

(i)    determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(j)    determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares; and

(k)    modify, extend, or renew an Award, subject to Article XII and Section 6.3(l).

The good faith determinations of the Committee on the matters referred to in this Section 3.1 shall be conclusive and binding on all parties, including the Company, its Affiliates, Participants and any Person claiming any rights under the Plan from or through any Participant. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Eligible Individuals who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments to Awards awarded under the Plan, and to enter into non-uniform and selective Award Agreements. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

3.2    Guidelines. Subject to Article XII hereof, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.

3.3    Decisions Final. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.

3.4    Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the by-laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by Applicable Law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the by-laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.5    Designation of Consultants/Liability; Delegation of Authority.

(a)    The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by Applicable Law) may grant authority to officers of the Company to grant Awards and/or execute agreements or other documents on behalf of the Committee.

(b)    The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

(c)    The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.

3.6    Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors, or members or former officers, directors, or members may have under Applicable Law or under the by-laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

ARTICLE IV

SHARE LIMITATION

4.1    Shares. The aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 10,000,000 Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall be subject to an annual increase on January 1 of each calendar year during the term of the Plan, equal to the lesser of (a) 0.5% of the aggregate number of ListCo Shares (as defined in the Business Combination Agreement) outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of ListCo Shares as is determined by the Board. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed 10,000,000 Shares (subject to the overall limit of shares that may be used in the Plan). Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such Shares are (A) Shares tendered in payment of an Option, (B) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (C) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, or (D) Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related (only to the extent of such cancellation, forfeiture or termination).

4.2    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its Affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the overall share limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock

Options under the Plan. Additionally, subject to Applicable Law, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees prior to such acquisition or combination.

4.3    Adjustments.

(a)    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.

(b)    Subject to the provisions of Section 11.1:

(i)    If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Shares into a greater number of Shares, or combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(ii)    Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Shares are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 11.1, (A) the aggregate number or kind of securities that thereafter may be issued under the Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under the Plan (including as a result of the assumption of the Plan and the obligations hereunder by a successor entity, as applicable), or (C) the exercise or purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(iii)    If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to the Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(iv)    The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued

operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.

(v)    Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.3(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.3.

ARTICLE V

ELIGIBILITY

5.1    General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2    Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees who are employees of the Company, its Subsidiaries, or its Parents (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3    General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee.

ARTICLE VI

STOCK OPTIONS

6.1    Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2    Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options; provided, however, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any). To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3    Terms of Options. Options granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)    Exercise Price. The exercise price per Share subject to a Stock Option shall be determined by the Committee at the time of grant, provided that except as otherwise permitted by Applicable Law in the case of a Participant located outside the United States, the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value at the time of grant.

(b)    Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) after the date the Option is granted.

(c)    Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

(d)    Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.3(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

(e)    Non-Transferability of Options. No Stock Option shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f)    Termination by Death or Disability. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options as set forth in the applicable Award Agreement; provided, however, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options as set forth in the applicable Award Agreement.

(g)    Involuntary Termination Without Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company without Cause (and for the avoidance of doubt, which determination of whether any such termination by the Company is without Cause shall be made by the Committee in its sole discretion), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options as set forth in the applicable Award Agreement.

(h)    Voluntary Resignation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.3(i) hereof) (a “Voluntary Termination of Service”), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options as set forth in the applicable Award Agreement.

(i)    Termination for Cause. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if (i) a Participant’s Termination of Service (x) is for Cause or (y) is a Voluntary Termination of Service after the occurrence of an event that would be grounds for a Termination of Service for Cause or (ii) upon the Participant’s breach of any restrictive covenants to which the Participant is subject, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

(j)    Unvested Stock Options. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.

(k)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary, or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary, or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l)    Modification, Extension and Renewal of Stock Options. The Committee may (i) modify, extend, or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.

(m)    Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the Shares underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 14.5. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1    Stock Appreciation Rights. Stock Appreciation Rights shall be subject to the terms and conditions, not inconsistent with the Plan, determined by the Committee, and the following:

(a)    Exercise Price. The exercise price per Share subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that, unless otherwise permitted by Applicable Law, the per share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value at the time of grant

(b)    Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than ten (10) years after the date the right is granted.

(c)    Exercisability. Unless otherwise provided by the Committee, Stock Appreciation Rights granted under the Plan shall be exercised at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides that any such right is exercisable subject to certain terms and conditions, the Committee may waive those terms and conditions on the exercisability at any time at or after grant in whole or in part.

(d)    Method of Exercise. Subject to whatever installment and waiting period provisions applied under Section 7.1(c), Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by given written notice of exercise (which may be electronic) to the Company specifying the number of Stock Appreciation Rights being exercised.

(e)    Payment. Upon the exercise of a Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one (1) Share on the date that the right is exercised over the Fair Market Value (or if permitted by Applicable Law, the fair market value as of the date of grant of the Stock Appreciation Right, which may be more or less than the Fair Market Value), of one (1) Share on the date that the right was awarded to the Participant.

(f)    Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination of Service for any reason, Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service on the same basis as Stock Options would be exercisable following a Participant’s Termination of Service in accordance with the provisions of Sections 6.3(f) through 6.3(j).

(g)    Non-Transferability. No Stock Appreciation Rights shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.2    Automatic Exercise. The Committee may include a term or condition in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of the Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.5.

ARTICLE VIII

RESTRICTED STOCK; RESTRICTED STOCK UNITS

8.1    Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan, including any vesting or forfeiture conditions during the applicable Restriction Period.

The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified performance targets (including the Performance Goals) or such other factor as the Committee may determine in its sole discretion.

8.2    Awards and Certificates. Restricted Stock and Restricted Stock Units granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)    Restricted Stock:

(i)    Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value. The purchase price of Restricted Stock shall be set forth in the applicable Award Agreement.

(ii)    Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii)    Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

(iv)    Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.2(a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the Shares.

(v)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.

(b)    Restricted Stock Units:

(i)    Settlement. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.

(ii)    Right as a Stockholder. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.

(iii)    Dividend Equivalents. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Such Dividend Equivalents shall be treated as employment income to the Participant to the extent required under Applicable Law.

8.3    Restrictions and Conditions.

(a)    Restriction Period. (i) The Participant shall not be permitted to transfer shares of Restricted Stock awarded under the Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award or Restricted Stock Unit and/or waive the deferral limitations for all or any part of any Award.

(ii)    If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar types of events or circumstances.

(b)    Termination. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter; provided, that if (i) a Participant’s Termination of Service (x) is for Cause or (y) is a Voluntary Termination of Service after the occurrence of an event that would be grounds for a Termination of Service for Cause or (ii) upon the Participant’s breach of any restrictive covenants to which the Participant is subject, all awards of Restricted Stock and Restricted Stock Units, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

ARTICLE IX

PERFORMANCE AWARDS

9.1    Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under the Plan, which terms and conditions shall be set forth in the applicable Award Agreement. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement. In the event (a) a Participant’s Termination of Service (i) is for Cause or (ii) is a Voluntary Termination of Service after the occurrence of an event that would be grounds for a Termination of Service for Cause or (b) upon the Participant’s breach of any restrictive covenants to which the Participant is subject, all Performance Awards, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

ARTICLE X

OTHER STOCK-BASED AND CASH AWARDS

10.1    Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to book value of Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.

10.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Shares subject to Awards made under this Article X may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

(b)    Dividends. Unless otherwise determined by the Committee at the time of the grant of an Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award.

(c)    Vesting. Any Award under this Article X and any Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)    Price. Shares under this Article X may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.

10.3    Cash Awards. The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

10.4    Termination. In the event (a) a Participant’s Termination of Service (i) is for Cause or (ii) is a Voluntary Termination of Service after the occurrence of an event that would be grounds for a Termination of Service for Cause or (b) upon the Participant’s breach of any restrictive covenants to which the Participant is subject, all Other Stock-Based Awards and Cash Awards, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

ARTICLE XI

CHANGE IN CONTROL PROVISIONS

11.1    Benefits. In the event of a Change in Control, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Awards shall not vest automatically and a Participant’s Awards shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a)    Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b)    The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company for an amount of cash equal to the excess (if any) of the Change in Control Price of the Shares covered by such Awards, over the aggregate exercise price of such Awards; provided, however, that if the exercise price of an Option or Stock Appreciation Right equals or exceeds the Change in Control Price, such Award may be cancelled for no consideration.

(c)    The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(d)    Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

ARTICLE XII

TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of the Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be materially impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (i) increase the aggregate number of Shares that may be issued under the Plan (except by operation of Section 4.1); or (ii) change the classification of individuals eligible to receive Awards under the Plan; provided, that notwithstanding the foregoing and without the approval of the holders of Shares, the Company may not (i) reduce the exercise price of any Stock Option or Stock Appreciation Right; (ii) grant a new Stock Option, Stock Appreciation Right, or other Award in substitution for, or upon the cancellation of, any previously granted Stock Option or Stock Appreciation Right that has the effect of reducing the exercise price thereof; (iii) exchange any Stock Option or Stock Appreciation Right for Common Shares, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (iv) take any other action that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Shares are listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE XIII

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIV

GENERAL PROVISIONS

14.1    Legend. The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. In particular, the Shares will not be offered or sold in the United Kingdom by means of any document other than: (i) to “qualified investors” for the purposes of the Regulation (EU) 2017/1129 (the “Prospectus Regulation”) and any rules made or promulgated thereunder, (ii) in other circumstances which do not result in a requirement for the publication of a “prospectus” as defined in the Prospectus Regulation and/or Financial Services Act 2001 (the “FSMA”) or which do not constitute an offer to the public within the meaning thereof or (iii) which would not be prohibited by section 21(1) of FSMA. In addition to any legend required by the Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed or any national securities exchange system upon whose system the Common Shares are then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.

14.2    Share Registry and Certificates. Promptly following completion of the allotment and issuance of any Shares to a Participant pursuant to this Plan, the Company shall: (a) procure that the Participant and the relevant number of Shares allotted and issued to such Participant pursuant to this Plan are entered into the register of members (or such other relevant register) of the Company: (b) complete and despatch to such Participant the relevant certificates for such allotted and issued Shares; and (c) procure that all applicable corporate, governmental and regulatory filings in connection with such allotment and issuance of Shares are promptly made and submitted in accordance with Applicable Law.

14.3    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

14.4    No Right to Employment/. Neither the Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed to terminate such employment at any time.

14.5    Withholding of Taxes. A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld or accounted for in respect of an Award in the relevant employing jurisdiction. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability; or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.

14.6    Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

14.7    No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

14.8    Clawback Provisions. All Awards (including any proceeds, gains, or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy, including any claw-back policy adopted to comply with Applicable Law in the relevant jurisdictions in which Participants receive Awards (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such clawback policy or the Award Agreement.

14.9    Listing and Other Conditions.

(a)    Unless otherwise determined by the Committee, as long as the Common Shares are listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.

(b)    If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)    Upon termination of any period of suspension under this Section 14.9, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)    A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval the Company deems necessary or appropriate.

14.10    Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

14.11    Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

14.12    Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.13    Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Shares pursuant to Awards hereunder.

14.14    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

14.15    Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

14.16    Section 16(b) of the Exchange Act. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.16, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict. In respect of Awards granted to Participants located outside the United States, the Committee may make appropriate adjustments determined in its sole discretion to comply with any similar Applicable Laws.

14.17    Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on such amounts, Shares or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.

14.18    Section 409A of the Code. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award granted to a Participant is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

14.19    Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.

14.20    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

14.21    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

ARTICLE XV

EFFECTIVE DATE OF PLAN

The Plan shall become effective on                , 2021, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.

ARTICLE XVI

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth (10th) anniversary may extend beyond that date.

Annex J

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1

PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Companies in acquiring a share ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries and Affiliates.

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Companies in locations within or outside of the United States. Except as otherwise provided herein or determined by the Administrator, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering is identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE 2

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1.    “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2.    “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, appointing a majority of the board of directors, by contract, or otherwise.

2.3.    “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.4.    “Applicable Law” means the requirements relating to the administration of the Plan under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, the laws of England and Wales, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions.

2.5.    “Board” means the Board of Directors of the Company.

2.6.    “Broker” means the financial institution designated by the Company to act as Broker for the Plan.

2.7.    “Business Combination Agreement” means that certain Business Combination Agreement by and among Gores Guggenheim, Inc., Polestar Automotive Holding Limited, Polestar Automotive (Singapore) Pte. Ltd., Polestar Holding AB, Polestar Automotive Holding UK Limited and PAH UK Merger Sub Inc., dated as of September 27, 2021.

2.8.    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.

2.9.    “Committee” means any committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.

2.10.    “Common Share” means a Class A ordinary share in the share capital of the Company (and any shares or other securities into which such Common Shares may be converted or into which they may be exchanged).

2.11.    “Company” means Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales, and any successor thereto.

2.12.    “Compensation” of an Employee means the gross base compensation received by such Employee as compensation for services to the Company or any Designated Company, including base salary, wages, prior week adjustment and overtime payments, commissions, annual incentive compensation or other payments made under any annual bonus program, vacation pay, holiday pay, jury duty pay, funeral leave pay, and military leave pay but excluding payments made under any special or one-time bonus programs (e.g., retention or sign-on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements (including tax gross ups and taxable mileage allowance), imputed income arising under any group insurance or benefit program, income received in connection with any share options, share appreciation rights, restricted shares, restricted share units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. The Administrator, in its discretion, may establish a different definition of Compensation for an Offering, which for the Section 423 Component shall apply on a uniform and nondiscriminatory basis. Further, the Administrator will have discretion to determine the application of this definition to Eligible Employees outside the United States.

2.13.    “Designated Company” means each Affiliate and Subsidiary, including any Affiliate and Subsidiary in existence on the Effective Date and any Affiliate and Subsidiary formed or acquired following the Effective Date, that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Company may participate in either the Section 423 Component or Non-Section 423 Component, but not both. Notwithstanding the foregoing, if any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of the Company or any Designated Company participating in the Section 423 Component, then such disregarded Affiliate or Subsidiary shall automatically be a Designated Company participating in the Section 423 Component. If any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of any Designated Company participating in the Non-Section 423 Component, the Administrator may exclude such Affiliate or Subsidiary from participating in the Plan, notwithstanding that the Designated Company in respect of which such Affiliate or Subsidiary is disregarded may participate in the Plan.

2.14.    “Effective Date” means the date the Plan is adopted by the Board, subject to approval of the Company’s shareholders.

2.15.    “Eligible Employee” means any Employee of the Company or a Designated Company, except that the Administrator may exclude any or all of the following unless prohibited by applicable law, Employees:

(a)    who have been employed fewer than two years, or such shorter period as may be determined by the Administrator in its discretion;

(b)    whose customary employment is not more than five months in a calendar year;

(c)    who are not employed by the Company or a Designated Company prior to the applicable Enrollment Date;

(d)    any Employee who is a “highly compensated employee” of the Company or any Designated Company (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

(e)    any Employee who is a citizen or resident of a jurisdiction outside the United States (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the jurisdiction would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code; provided that any exclusion shall be applied in an identical manner under each Offering to all Employees in accordance with Treas. Reg. § 1.423-2(e).

Notwithstanding the foregoing, any Employee who, after the granting of the Option, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary shall not be an Eligible Employee. For purposes of the preceding sentence, the rules of Section 424(d) of the Code with regard to the attribution of share ownership shall apply in determining the share ownership of an individual, and shares which an Employee may purchase under outstanding options shall be treated as shares owned by the Employee.

Further, with respect to the Non-Section 423 Component, (a) the Administrator may limit eligibility further within a Designated Company so as to only designate some Employees of a Designated Company as Eligible Employees, and (b) to the extent any restrictions in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.16.    “Employee” means any person who renders services to the Company or a Designated Company in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Company who does not render services to the Company or a Designated Company in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Company and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

2.17.    “Enrollment Date” means the first date of each Offering Period.

2.18.    “Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.

2.19.    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.20.    “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder or as otherwise permitted by applicable law and determined by the Committee, as of any date and except as provided below, the last sales price reported for the Common Shares on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Shares are not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code.

2.21.    “Grant Date” means the first day of an Offering Period.

2.22.    “Matching Date” means, if the Committee, in its sole discretion, determines to credit Match Shares to a Participant, the date during the calendar month following the annual anniversary of the applicable Quarter End on which Match Shares are credited to the Participant’s Share Account.

2.23.    “Match Price” means the closing price of a Common Share on the Wednesday preceding the Matching Date (or on such other date during the week that includes the Matching Date, as determined by the Company).

2.24.    “Match Shares” means the Common Shares credited to a Participant’s Share Account pursuant to Appendix A of the Plan.

2.25.    “New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.

2.26.    “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which Options may be granted to Eligible Employees that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.27.    “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Article ARTICLE 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.28.    “Offering Period” means one or more periods to be selected by the Administrator, in its sole discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Administrator at any time, in its sole discretion and may consist of one or more Purchase Periods. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

2.29.    “Option” means the right to purchase Common Shares pursuant to the Plan during each Offering Period.

2.30.    “Option Price” means the purchase price of a Common Share hereunder as provided in Section 4.2 hereof.

2.31.    “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.32.    “Participant” means any Eligible Employee who elects to participate in the Plan.

2.33.    “Payday” means the regular and recurring established day for payment of Compensation to an Employee.

2.34.    “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

2.35.    “Plan” means this Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.36.    “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.37.    “Purchase Period” means each consecutive six (6)-month period commencing on such months within each Offering Period as established by the Administrator. The duration and timing of Purchase Periods may be established or changed by the Administrator at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.

2.38.    “Quarter” means, with respect to each calendar year during which the Plan is in effect, the following four calendar quarters: January 1 through March 31, April 1 through June 30, July through September 30 and October 1 through December 31. The duration and timing of the Quarter may be established or changed by the Administrator at any time, in its sole discretion.

2.39.    “Quarter End” means the last day of each Quarter (i.e., March 31, June 30, September 30 or December 31). The timing of the Quarter End may be established or changed by the Administrator at any time, in its sole discretion.

2.40.    “Section 409A” means Section 409A of the Code, and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder.

2.41.    “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

2.42.    “Share Account” means an account maintained in the Participant’s name at a stock brokerage or other financial services firm designated by the Company.

2.43.    “Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.44.    “Tax-Related Items” means any U.S. and non-U.S. federal, provincial, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with his or her participation in the Plan.

2.45.    “Treas. Reg.” means U.S. Department of the Treasury regulations.

2.46.    “Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.

ARTICLE 3

PARTICIPATION

3.1.    Eligibility.

(a)    Any Eligible Employee who is employed by the Company or a Designated Company on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles ARTICLE 4 and ARTICLE 5 hereof, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

(b)     No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase Common Shares under the Plan, and to purchase shares under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.

3.2.    Election to Participate; Payroll Deductions.

(a)    Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company or an Agent designated by the Company an enrollment form including a payroll deduction authorization (which may be in an electronic format or such other method as determined by the Company in accordance with the Company’s practices) (a “Participation Election”) no later than the period of time prior to the applicable Enrollment Date determined by the Administrator, in its sole discretion. Except as provided in Section 3.2(e) hereof, an Eligible Employee may participate in the Plan only by means of payroll deduction.

(b)    Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 5% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) shall be expressed as a whole number percentage. Subject to Section 3.2(e) hereof, amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c)    Unless otherwise determined by the Administrator, following at least one payroll deduction, a Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her enrollment form, subject to the limits of this Section 3.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one change to his or her payroll deduction elections during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new enrollment form (or such shorter or longer period as may be specified by the Administrator in the applicable Offering). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Common Shares on the next occurring Exercise Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Section 6.1.

(d)    Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of such Offering Period, unless such Participant delivers to the Company or an Agent designated by the Company a different Participation Election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

(e)    Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited or otherwise problematic under applicable local laws (as determined by the Administrator in its sole discretion), the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s Plan Account in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering. Any reference to “payroll deductions” in this Section 3.2 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 3.2(e).

ARTICLE 4

PURCHASE OF SHARES

4.1.    Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which all Common Shares available under the Plan have been purchased or (ii) the date on which the Plan is suspended or terminates. No Offering shall commence prior to the date on which the Company’s registration statement on Form S-8 is filed with the U.S. Securities and Exchange Commission in respect of the Plan. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of Common Shares subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Common Shares that a Participant may purchase during any Purchase Periods under such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article ARTICLE 6 hereof.

4.2.     Option Price. The Option Price shall equal not less than 85% of the lesser of the Fair Market Value of a Common Share on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator.

4.3.    Purchase of Shares.

(a)    On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable Option Price the largest number of whole Common Shares which can be purchased with the amount in the Participant’s Plan Account, subject to the limitations set forth in the Plan. Unless otherwise determined by the Administrator in advance of an Offering or in accordance with applicable law, any balance that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward into the next Offering Period, unless the Participant has properly elected to withdraw from the Plan, has ceased to be an Eligible Employee or with respect to the maximum limitations set forth in Section 3.1(b) and Section 4.1. Any balance not carried forward to the next Offering Period in accordance with the prior sentence shall promptly be refunded as soon as administratively practicable to the applicable Participant.

(b)    As soon as practicable following each Exercise Date, the number of Common Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) if applicable, the Participant’s Share Account. The Company may require that shares be retained in such Share Account or with such stock brokerage or other financial services firm for a designated period of time and/or may establish procedures to permit tracking of disqualifying dispositions of such shares.

4.4.    Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect. Without limiting the foregoing, the Options will not be offered or sold by means of any document, other than: (i) to “qualified investors” for the purposes of the Regulation (EU) 2017/1129 (the “Prospectus Regulation”) and any rules made or promulgated thereunder, (ii) in other circumstances which do not result in a requirement for the publication of a “prospectus” as defined in the Prospectus Regulation and/or Financial Services Act 2001 (the “FSMA”) or which do not constitute an offer to the public within the meaning thereof or (iii) which would not be prohibited by section 21(1) of FSMA.

4.5.    Share Registry and Certificates. Promptly following completion of the allotment and issuance of any Options to a Participant pursuant to this Plan, the Company shall: (a) procure that the Participant and the relevant number of Options allotted and issued to such Participant pursuant to this Plan are entered into the register of members (or such other relevant register) of the Company: (b) complete and despatch to such Participant the relevant certificates for such allotted and issued Options; and (c) procure that all applicable corporate, governmental and regulatory filings in connection with such allotment and issuance of Shares are promptly made and submitted in accordance with Applicable Law.

ARTICLE 5

PROVISIONS RELATING TO COMMON SHARES

5.1.    Common Shares Reserved. Subject to adjustment as provided in Section 5.2 hereof, the aggregate number of Common Shares that may be issued pursuant to rights granted under the Plan shall be 2,000,000 shares (the “Absolute Share Limit”); provided, the Absolute Share Limit may, but need not be, issued pursuant to Options granted under the Section 423 Component; and provided, further, that, subject to adjustment as provided in Section 5.2 hereof, the Absolute Share Limit shall be automatically increased on the first day of each fiscal year following the fiscal year in which the Effective Date falls in an amount equal to the least of (x) 0.1% of the total number of ListCo Shares (as defined in the Business Combination Agreement) outstanding on the last day of the immediately preceding fiscal year, (y) a lower number of ListCo Shares as determined by the Board and (z) 2,000,000. Shares made available for sale under the Plan may be authorized but unissued shares or treasury Common Shares; provided, that under the Non-Section 423 Component, Common Shares may be purchased by the Broker on the open market on the Participant’s behalf. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Shares not purchased under such right shall again become available for issuance under the Plan.

5.2.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)    Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Common Shares which have been authorized for issuance under the Plan but not yet placed under Option (or, with respect to Match Shares, not yet posted to the Participant’s Share Account), as well as the price per share and the number of Common Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a share split, reverse share split, share dividend, combination, amalgamation, consolidation, reorganization, arrangement or reclassification of the Common Shares, or any other increase or decrease in the number Common Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Shares subject to an Option.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c)    Merger, Share Sale or Asset Sale. In the event of a proposed sale of all or substantially all of the shares or assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3.    Insufficient Shares. If the Administrator determines that, on a given Exercise Date or Matching Date, as applicable, the number of Common Shares with respect to which Options are to be exercised or subject to Match Shares may exceed the number of Common Shares remaining available for sale or issuance under the Plan on such Exercise Date or Matching Date, the Administrator shall make a pro rata allocation of the Common Shares available for issuance on such Exercise Date or Matching Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Shares on such Exercise Date or eligible to receive Match Shares on such Matching Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods or Matching Dates shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of Common Shares shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon (except as may be required by applicable local laws).

5.4.    Rights as Shareholders. With respect to Common Shares subject to an Option or Match Shares, a Participant shall not be deemed to be a shareholder of the Company and shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the Common Shares have been delivered to the Participant or deposited in the designated brokerage account following exercise of the Participant’s Option or the Matching Date, as applicable.

ARTICLE 6

TERMINATION OF PARTICIPATION

6.1.    Cessation of Contributions; Voluntary Withdrawal.

(a)    A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company or an Agent designated by the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). In the event a Participant elects to withdraw from the Plan, amounts then credited to such Participant’s Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon (except as may be required by applicable local laws), and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate upon receipt of the Withdrawal Election.

(b)     A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c)    A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2.    Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and any balance on such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 90 days after such cessation of being an Eligible Employee, without any interest thereon (except as may be required by applicable local laws). If a Participant transfers employment from the Company or any Designated Company participating in the Section 423 Component to any Designated Company participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Company participating in the Non-Section 423 Component to the Company or any Designated Company participating in the Section 423

Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE 7

GENERAL PROVISIONS

7.1.    Administration.

(a)    The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including without limitation, determining the Designated Companies participating in the Plan, establishing and maintaining an individual securities account under the Plan for each Participant, determining enrollment and withdrawal deadlines and determining exchange rates. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(b)    It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To establish and terminate Offerings;

(ii)    To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii)    To select Designated Companies in accordance with Section 7.2 hereof; and

(iv)    To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.

(c)    The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, provided that the adoption and implementation of any such rules and/or procedures would not cause the Section 423 Component to be in noncompliance with Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates which vary with local requirements.

(d)    The Administrator may adopt sub-plans applicable to particular Designated Companies or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)    All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested Persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation. Any and all risks resulting from any market fluctuations or conditions of any nature and affecting the price of Common Shares are assumed by the Participant.

7.2.    Designation of Affiliates and Subsidiaries. The Administrator shall designate from time to time the Affiliates and Subsidiaries that shall constitute Designated Companies, and determine whether such Designated Companies shall participate in the Section 423 Component or Non-Section 423 Component; provided, however, that an Affiliate that does not also qualify as a Subsidiary may be designated only as participating in the Non-Section 423 Component. The Administrator may designate an Affiliate or Subsidiary, or terminate the designation of an Affiliate or Subsidiary, without the approval of the shareholders of the Company.

7.3.    Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4.    No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5.    Amendment and Termination of the Plan.

(a)    The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

(b)    If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii)    shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)    allocating Common Shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participant.

(c)    Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon (except as may be required by applicable local laws).

7.6.    Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Common Shares under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose (except as may be required by applicable local laws). No interest shall be paid to any Participant or credited under the Plan (except as may be required by applicable local laws).

7.7.    Term; Approval by Shareholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s shareholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such shareholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.8.    Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of Options in connection with the acquisition, by purchase, lease, merger, amalgamation, combination, arrangement, consolidation or otherwise, of the business, shares or assets of any corporation, firm or association.

7.9.    Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10.    Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any Common Shares, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such Common Shares to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11.    Tax Withholding. At the time of any taxable event that creates a withholding obligation for the Company or any Parent, Affiliate or Subsidiary, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Administrator, the Company or the Designated Company that employs or employed the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a sufficient whole number of Common Shares otherwise issuable following exercise of the Option (or delivery of the Match Shares) having an aggregate value sufficient to pay the Tax-Related Items required to be withheld with respect to the Option and/or shares, (c) withholding from proceeds from the sale of Common Shares issued upon exercise of the Option, either through a voluntary sale or a mandatory sale arranged by the Company, or (d) any other method as determined by the Administrator to be compliant with applicable laws.

7.12.    Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

7.13.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14.    Conditions to Issuance of Shares.

(a)    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Common Shares pursuant to the exercise of an Option by a Participant or the delivery of Match Shares, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Common Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the Common Shares are listed or traded, and the Common Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)    All certificates for Common Shares delivered pursuant to the Plan and all Common Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with U.S. and non-U.S. federal, provincial, state or local securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted, or traded. The Administrator may place legends on any certificate or book entry evidencing Common Shares to reference restrictions applicable to the Common Shares.

(c)    The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing Common Shares issued in connection with any Option, record the issuance of Common Shares in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

If, pursuant to this Section 7.14, the Administrator determines that Common Shares will not be issued to any Participant, the Company is relieved from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon (except as may be required by applicable local laws).

7.15.    Equal Rights and Privileges. All Eligible Employees granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as each other, or as Eligible Employees participating in the Section 423 Component.

7.16.    Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are non-U.S. nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Affiliates or Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, provided that the adoption and implementation of any such rules and/or procedures would not cause the Section 423 Component to be in noncompliance with Section 423 of the Code.

7.17.     Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. The Non-Section 423 Component is intended to be exempt from the application of Section 409A under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

*    *    *    *    *

I hereby certify that the foregoing Plan was adopted by the Board of Directors of Polestar Automotive Holding UK Limited on [●].

I hereby certify that the foregoing Plan was approved by the shareholders of Polestar Automotive Holding UK Limited on [●].

Executed on [●].

Corporate Secretary

APPENDIX A

COMPANY MATCH AND ALLOCATION OF MATCH SHARES

UNDER THE NON-SECTION 423 COMPONENT OF THE PLAN

1.1.    Purchase of Shares. Subject to the determination of the Committee in relation to the operation of the Non-Section 423 Component of the Plan in each relevant participating jurisdiction, (a) with respect to each Non-U.S. Eligible Employee (as defined below) who has elected to participate in the Plan pursuant to Section 3.2, the full amount credited to such Participant’s Plan Account, and (b) with respect to each Eligible Employee located in the United States who has elected to participate in the Plan pursuant to Section 3.2, any amount credited to such Participant’s Plan Account that is in excess of the limitation set forth in Section 3.1(b) of the Plan, shall be transferred as soon as practicable following the close of each payroll period by the Company to the Broker, and the Company shall cause the Broker to use such amount to purchase Common Shares on the open market on the Participant’s behalf. Any balance remaining after such purchase shall be credited to the Participant’s Plan Account and shall be used to purchase additional Common Shares as of the next purchase date (in the case of any Eligible Employee located in the United States, to the extent the balance of the Participant’s Plan Account exceeds the limitation set forth in Section 3.1(b) of the Plan as of the applicable purchase date), which purchase date may be on such date as the Committee determines in its discretion. For the avoidance of doubt, Non-U.S. Eligible Employees shall not be eligible to participate in the purchase of Common Shares pursuant to Article ARTICLE 4 of the Plan.

1.2.    Eligibility to Receive Match Shares; Match Ratio. Under the Non-Section 423 Component of the Plan, the Committee may, in its discretion, determine to offer Match Shares to all Eligible Employees (including, for the avoidance of doubt, any Eligible Employees located in the United States), which such determination shall be made prior to the beginning of the relevant Quarter and communicated to the applicable Participants. For each Eligible Employee who (i) is a citizen or resident of a jurisdiction outside the United States (without regard to whether such Eligible Employee is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) (a “Non-U.S. Eligible Employee”), (ii) is a Participant in the Plan and remains an Eligible Employee on each day from a Quarter End until the Matching Date for such Quarter End and (iii) retains the Company Shares purchased during an applicable Quarter from the Quarter End until the Matching Date for such Quarter End, the number of Match Shares shall be an amount equal to up to 100% of the number of Company Shares credited to the Participant’s Plan Account prior to the Exercise Date; provided, that in no event shall the aggregate value of Match Shares credited to the Participant’s Plan Account in respect of any calendar year exceed 1% of the Participant’s Compensation on the date the Shares to which such Match Shares relate were purchased unless the Committee, at its discretion, determines that a different limit should apply in respect of such calendar year. Any Match Shares may be subject to such additional terms and conditions (including with respect to vesting) as the Administrator may determine in its sole discretion. For the avoidance of doubt, no Match Shares will be provided in respect of any Shares prior to the first anniversary of the date the Match Shares are credited to the Participant’s Plan Account.

1.3.    Matching Allocations. As soon as practicable following each Quarter End for which the Committee has determined to offer Match Shares pursuant to Section 1.1 of this Appendix A (but in any event no later than March 15th of the year following the year in which such Matching Shares are credited), for each Participant eligible to receive Match Shares, the Company shall cause to be allocated to the Participant’s Share Account that number of Match Shares determined pursuant to this Appendix A. Match Shares shall be posted to the Participant’s Share Account, as applicable, as soon as practicable after, and credited to the Participant’s Share Account as of, each Matching Date.

A-1

1.4.    Broker Fees. The Company shall pay the Broker’s administrative charges for opening the Share Accounts for the Eligible Employees and the brokerage commissions on purchases made that are attributable to Match Shares and the purchase of Company Shares pursuant to Section 1.1 of this Appendix A. Eligible Employees shall pay all other expenses of their Share Accounts, including but not limited to the Broker’s fees attributable to the issuance of certificates for any and all Common Shares held in the Participant’s Share Account. Eligible Employees shall also pay the brokerage commissions and any charges associated with the sale of Common Shares held in the Participant’s Share Account.

A-2

Annex K-1

SPONSOR AND SUPPORTING SPONSOR STOCKHOLDERS LOCK-UP AGREEMENT

This SPONSOR AND SUPPORTING SPONSOR STOCKHOLDERS LOCK-UP AGREEMENT (this “Agreement”), dated as of September 27, 2021, is made by and among Gores Guggenheim Sponsor LLC, a Delaware limited liability company (“Sponsor”), Gores Guggenheim, Inc., a Delaware corporation (“GG”), Polestar Automotive Holding Limited, a Hong Kong Company (“Parent”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and each of the undersigned directors of GG (each a “Supporting Sponsor Stockholder” and collectively, the “Supporting Sponsor Stockholders”). Sponsor, GG, Parent, ListCo and the Supporting Sponsor Stockholders shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, GG, Parent, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore, Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, ListCo and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo, are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each of Sponsor and each Supporting Sponsor Stockholder is agreeing to (a) support and vote in favor of all of the Transaction Proposals, (b) waive all adjustments to the conversion ratio set forth in GG’s Governing Documents with respect to its GG Class F Shares, (c) be bound by certain transfer restrictions with respect to their GG Shares and GG Warrants, as applicable, prior to Closing, (d) be bound by certain lock-up provisions during the Lock-Up Period (as defined herein) with respect to the ListCo Class A ADSs issued pursuant to the Business Combination Agreement in respect of the GG Class F Shares held by the Sponsor or the Supporting Sponsor Stockholders immediately prior to the Closing (the “ListCo Covered Shares”), subject to the terms and conditions set forth herein and (e) with respect to Sponsor only, the forfeiture of up to 1,501,651 GG Class F Shares under the circumstances specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote; Agreement to Consent. Prior to the Termination Date (as defined herein), each of Sponsor and each Supporting Sponsor Stockholder, in its capacity as a stockholder of GG, irrevocably and unconditionally agrees that: at the meeting of GG’s stockholders to be convened for the purpose of obtaining the requisite stockholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of GG’s stockholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Supporting Sponsor Stockholder shall (a) if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares (as defined herein) owned by such Sponsor and Supporting Sponsor Stockholder as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum; (b) vote, or cause to be voted, at such meeting all of such Sponsor and Supporting Sponsor Stockholder’s Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals; (c) vote, or cause to be voted, at such meeting all of such Sponsor and Supporting Sponsor Stockholder’s Covered Shares against any GG

Alternate Transaction; and (d) vote, or cause to be voted, at such meeting all of such Sponsor and Supporting Sponsor Stockholder’s Covered Shares and against any other action that would reasonably be expected to (i) prevent, materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, (ii) change in any manner the capitalization of, including the voting rights of any class of Equity Securities of GG other than as contemplated by the Business Combination Agreement or (iii) result in any liquidation, dissolution or other change in GG’s corporate structure or business other than as contemplated by the Business Combination Agreement.

The obligations of each of Sponsor and each Supporting Sponsor Stockholder specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the GG Board or there is, or is reasonably expected to be, a GG Change of Recommendation or GG Intervening Event. For purposes of this Agreement, “Covered Shares” means all GG Class F Shares held by such Sponsor and Supporting Sponsor Stockholder, as applicable, as of the date hereof together with any GG Class F Shares acquired by such Sponsor and Supporting Sponsor Stockholder, as applicable, after the date hereof.

Section 2. Waiver of Anti-dilution Protection. With respect to its Covered Shares, each of Sponsor and each Supporting Sponsor Stockholder hereby waives and shall refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of GG, any rights to adjustment of the conversion ratio with respect to the GG Class F Shares owned by Sponsor set forth in the Governing Documents of GG or otherwise (including the rights set forth in Section 4.3(b) of the Certificate of Incorporation of GG, dated as of December 21, 2020). Notwithstanding anything to the contrary contained herein, Sponsor shall not be prohibited from waiving, asserting or perfecting any of the foregoing rights in the event the Business Combination Agreement is validly terminated in accordance with its terms. If the Business Combination Agreement is so terminated, then this Section 2 shall be deemed null and void ab initio.

Section 3. Transfer of Shares.

(a) Each of Sponsor and each Supporting Sponsor Stockholder agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of both GG and Parent (which consent may be given or withheld by GG and/or Parent in their sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, hypothecate, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise, for avoidance of doubt, including by any other Transfer, as defined in those certain Letter Agreements, dated as of March 25, 2021, by and between GG and each of Sponsor and each Supporting Sponsor Stockholder (the “Letter Agreement”)), or enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit sharing arrangement) with respect to, or consent to, a transfer to another, in whole or in part, any of the economic consequences of ownership (collectively, a “Transfer”), any or all of its Covered Shares and GG Warrants, (ii) grant any proxies or powers of attorney with respect to any or all of its Covered Shares and GG Warrants held by it (except in connection with voting by proxy at a meeting of stockholders of GG as contemplated in Section 1), or (iii) permit to exist any Lien with respect to any or all of its Covered Shares and GG Warrants other than those created by this Agreement; provided, that any Lien with respect to Covered Shares and GG Warrants that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and shall not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3(a) shall not prohibit a Transfer by each of Sponsor and each Supporting Sponsor Stockholder of any of its Covered Shares, (A) in the case of an individual, by bona fide gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (B) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (C) in the case of an individual, pursuant to a qualified domestic relations order; or (D) in the case of an entity, by virtue of such entity’s Governing Documents upon liquidation or dissolution of such entity;

provided, that, in each case, such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor or such Supporting Sponsor Stockholder hereunder and to be bound by the terms of this Agreement.

(b) Subject to the exceptions set forth herein, each of Sponsor and each Supporting Sponsor Stockholder agrees that, without the prior written consent of the ListCo Board, for a period from the Closing Date through the date that is 180 days after the Closing Date (the “Lock-Up Period”), it shall not, and shall cause its Affiliates not to, (i) Transfer any or all of the ListCo Covered Shares held by Sponsor or such Supporting Sponsor Stockholder, as applicable, immediately after the Closing or (ii) publicly announce any intention to effect any Transfer of ListCo Covered Shares during the Lock-Up Period. Notwithstanding the foregoing, this Section 3(b) shall not apply to, (A) in the case of an entity, pro rata distributions from Sponsor or such Supporting Sponsor Stockholder to any direct or indirect stockholder, partner, member or Affiliate of Sponsor or such Supporting Sponsor Stockholder or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with Sponsor or such Supporting Sponsor Stockholder or Affiliates of Sponsor or such Supporting Sponsor Stockholder, (B) in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, to an affiliate of such person or to a charitable organization, (C) in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual, (D) in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement, (E) in the case of an entity, Transfers by virtue of such entity’s Governing Documents upon liquidation or dissolution of such entity, (F) exercise of any options or warrants to purchase ListCo Covered Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) and (G) acceptance, or execution and delivery, of an irrevocable commitment to or undertaking to accept (without any further agreement to Transfer any Covered Shares or interest therein) a tender offer or similar transaction made by a third party to all of holders of ListCo’s Class A Shares in accordance with applicable Law, including Securities Laws, to acquire greater than 50% (which minimum condition shall be non-waivable) of the outstanding ListCo Class A for cash, securities or other property; provided, that in the case of clauses (A) through (E) and clause (G), such Transfers shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of Sponsor or such Supporting Sponsor Stockholder hereunder and to be bound by the terms of this Section 3(b).

(c) Any Transfer in violation of this Section 3 shall be null and void ab initio.

Section 4. Surrender of Shares. Sponsor agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 9.01 and 9.03 of the Business Combination Agreement, immediately prior to the Closing, Sponsor shall surrender 1,501,651 shares of GG Class F Shares (the “Surrendered Shares”), which Surrendered Shares will be cancelled by GG.

Section 5. Redemption; Other Covenants.

(a) Unless this Agreement shall have been terminated in accordance with Section 7, each Supporting Sponsor Stockholder hereby agrees that such Supporting Sponsor Stockholder shall not effect a GG Stockholder Redemption.

(b) Each of Sponsor and each Supporting Sponsor Stockholder hereby agrees to be bound by and subject to (and the following sections are hereby incorporated herein, mutatis mutandis) (i) Section 8.04 (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provision applies to GG and (ii) Sections 8.06(a), (d) and (e) (Confidentiality; Publicity) of the Business Combination Agreement, to the same extent as such provision applies to the parties to the Business Combination Agreement.

(c) Each of GG, Sponsor and each Supporting Sponsor Stockholder agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

Section 6. Amendment to the Letter Agreement

(a) Each of GG, Sponsor and each Supporting Sponsor Stockholder hereby agrees that, effective as of the Closing Date (and not before):

(i) paragraph (a) of Section 7 of the Letter Agreement shall be amended and restated in its entirety as follows:

“7. (a) Reserved.”

(ii) paragraph (c) of Section 7 of the Letter Agreement shall be amended to remove all references to paragraph (a) of Section 7 and all references to the Founder Shares (as such term is defined therein); and

(iii) any provisions related relating to the Private Placement Warrants (as defined therein) or Common Stock (as defined therein) underlying the Private Placement Warrants shall refer to the ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable, issued by ListCo to the holders of Private Placement Warrants in exchange for such warrants as contemplated by the Business Combination Agreement.

(b) For the avoidance of doubt, the amendment set forth in this Section 6 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

Section 7. Parent Lock-Up Agreement. Notwithstanding anything to the contrary set forth herein, in the event that, prior to the expiration of the Lock-Up Period, either (a) the transfer restrictions set forth in Section 1 of that certain Parent Lock-Up Agreement, dated as of the date hereof, by and among Parent, ListCo and the other parties signatory thereto (the “Parent Lock-Up Agreement”), are waived by ListCo or breached by Parent or another party thereto or (b) ListCo otherwise releases any of the holders party to the Parent Lock-Up Agreement of their respective obligations under Section 1 thereof, then ListCo shall (i) automatically be deemed to have waived or released the obligations of each of the Sponsor and the Supporting Sponsor Stockholders (each such party, a “Sponsor Holder”) under Section 3 hereunder, on the same terms as such waiver or release (or breach) under the Parent Lock-Up Agreement, solely, with respect to each Sponsor Holder, for a number of ListCo Covered Shares (rounded down to the nearest whole share) equal to (A)(1) the total number of ListCo Covered Shares held by such Sponsor Holder immediately prior to such waiver or release (or breach), divided by (2) the total number of ListCo Covered Shares multiplied by (B) the total number of ListCo Covered Shares (as defined in the Parent Lock-Up Agreement) subject to the waiver or release (or breach) under the Parent Lock-Up Agreement, and (ii) promptly notify each Sponsor Holder of such event.

Section 8. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) the Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided, that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to the Termination Date, and each Party shall be entitled to any remedies at law or in equity to recover Liabilities arising from any such breach. GG shall promptly notify each of Sponsor and each Supporting Sponsor Stockholder of the termination of the Business Combination Agreement promptly after the termination thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, Sections 2, 3(b) and 7 (in each case, solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), 5(b)(ii) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring and solely with respect to the provisions in Sections

8.06(a), (d) and (e) of the Business Combination Agreement that survive following the Closing) and Sections 12 through 16, shall survive the termination of this Agreement.

Section 9. No Recourse. Subject in all respects to the last sentence of this Section 9, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or relating to, this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Sponsor, the Supporting Sponsor Stockholders, GG, Parent or ListCo under this Agreement of or for any claim based upon, arising out of, or relating to, this Agreement. Notwithstanding the foregoing, nothing in this Section 9 shall limit, amend or waive any rights or obligations of any party to any other Transaction Document with respect to the other parties thereto.

Section 10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of GG Class F Shares, ListCo Class A ADSs, ListCo Class C-1 ADSs, ListCo Class C-2 ADSs, and/or ListCo AD Warrants; (b) each Supporting Sponsor Stockholder makes no agreement or understanding herein in any capacity other than in such Supporting Sponsor Stockholder’s capacity as a record holder and beneficial owner of GG Class F Shares and (c) nothing herein shall be construed to limit or affect any action or inaction by any representative of Sponsor or Supporting Sponsor Stockholder serving as a member of the board of directors (or other similar governing body) of GG or as an officer, employee or fiduciary of GG, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of GG.

Section 11. Representations and Warranties.

(a) Each of the Parties represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or similar action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes, a legal, valid and binding obligation of each such Party enforceable in accordance with its terms subject to the Enforceability Exceptions.

(b) Each of Sponsor and each Supporting Sponsor Stockholder hereby represents and warrants as of the date hereof to GG, Parent and ListCo (solely with respect to itself, himself or herself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by such Person does not, and the performance by such Person of its, his or her obligations hereunder shall not, (A) if such Person is not an individual, result in any breach of any provision of the Governing Documents of such Person or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit ListCo Class A ADSs and ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable, to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of the Certificate of Merger under the applicable law of the State of Delaware, (4) the GG Shareholder Approval or (5) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii) Such Person is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the GG Class A Shares, GG Class F Shares and/or the GG Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, GG’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of such Person to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The Equity Securities set forth in such beneficial ownership reports filed with the SEC are the only Equity Securities in GG owned of record or beneficially by such Person on the date of this Agreement, and none of such Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Securities, except as provided hereunder and under the Letter Agreement.

(iii) As of the date hereof, there are no Proceedings pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Letter Agreement.

(iv) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the GG Disclosure Schedules, based upon arrangements made by such Person and for which GG or any of its Affiliates may become liable.

(v) Such Person understands and acknowledges that each of GG, Parent and ListCo is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

Section 12. Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as set forth in Section 9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 13. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Sponsor:

Gores Guggenheim Sponsor LLC

6260 Lookout Road

Boulder, CO 80301

Attention: Andrew McBride

E-mail: amcbride@gores.com

with a required copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manages LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle C. Krpata; James Griffen

Email: kyle.krpata@weil.com; james.griffen@weil.com

If to GG:

Gores Guggenheim, Inc.

6260 Lookout Road

Boulder, CO 80301

Attention: Andrew McBride

E-mail: amcbride@gores.com

with a required copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manages LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Kyle C. Krpata; James Griffen

Email: kyle.krpata@weil.com; james.griffen@weil.com

If to Parent and ListCo:

Polestar Automotive Holding Limited

13/F, Gloucester Tower, The Landmark

15 Queen’s Road Central, Central

Hong Kong

Attn: Yaru Li

Email: yaru.li@polestar.com

with a required copy (which shall not constitute notice) to:

Polestar Automotive Holding UK Limited

13/F, Gloucester Tower, The Landmark

15 Queen’s Road Central, Central

Hong Kong

Attn: Mikael Alkmark

Email: Mikael.alkmark@polestar.com

with a required copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Eric L. Schiele, P.C., David B. Feirstein, P.C., Marshall P. Shaffer, P.C.

Email: eric.schiele@kirkland.com; david.feirstein@kirkland.com; marshall.shaffer@kirkland.com

If to any Supporting Sponsor Stockholder, to such Stockholder’s address as set forth opposite its name in the signature page hereto.

Section 15. Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 16. Incorporation by Reference. Sections 1.02 (Construction); 11.03 (Assignment); 11.06 (Governing Law); 11.07 (Captions; Counterparts); 11.09 (Entire Agreement); 11.10 (Amendments); 11.11 (Severability); 11.12 (Jurisdiction); 11.13 (Waiver of Jury Trial); 11.14 (Enforcement) and 11.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

GORES GUGGENHEIM SPONSOR LLC

By:	/s/ Alec Gores
Name: Alec Gores
Title: Chairman

GORES GUGGENHEIM, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

POLESTAR AUTOMOTIVE HOLDING LIMITED

By:	/s/ Lars Danielson
Name: Lars Danielson
Title: Director

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Jan Mikael Alkmark
Name: Jan Mikael Alkmark
Title: Director

[Signature Page to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

SUPPORTING SPONSOR STOCKHOLDER

By:	/s/ Randall Bort
Name: Randall Bort

Address for Notice:

Attention:
Facsimile: E-mail:

[Signature Page to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

SUPPORTING SPONSOR STOCKHOLDER

By:	/s/ Nancy Tellem
Name: Nancy Tellem

Address for Notice:

Attention:
Facsimile: E-mail:

[Signature Page to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

SUPPORTING SPONSOR STOCKHOLDER

By:	/s/ Elizabeth Marcellino
Name: Elizabeth Marcellino

Address for Notice:

Attention:
Facsimile: E-mail:

[Signature Page to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

Annex K-2

ANNEX I

Amendment No. 1 to the

Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement

K-2-1

AMENDMENT NO. 1 TO

THE SPONSOR AND SUPPORTING SPONSOR

STOCKHOLDERS LOCK-UP AGREEMENT

This AMENDMENT NO. 1 TO THE SPONSOR AND SUPPORTING SPONSOR STOCKHOLDERS LOCK-UP AGREEMENT (this “Amendment No. 1”), dated as of December 17, 2021, is made by and among Gores Guggenheim Sponsor LLC, a Delaware limited liability company (“Sponsor”), Gores Guggenheim, Inc., a Delaware corporation (“GG”), Polestar Automotive Holding Limited, a Hong Kong Company (“Parent”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and each of the undersigned directors of GG (each a “Supporting Sponsor Stockholder” and collectively, the “Supporting Sponsor Stockholders”) and amends that certain Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement, dated as of September 27, 2021 (the “Lock-Up Agreement”), by and among Sponsor, GG, Parent, ListCo and the Supporting Sponsor Stockholders (the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined in the Lock-Up Agreement).

RECITALS

WHEREAS, the Parties entered into the Lock-Up Agreement on September 27, 2021;

WHEREAS, the Parties have determined to amend certain provisions of the Lock-Up Agreement.

WHEREAS, concurrently with the execution of this Amendment No. 1, (a) Sponsor is assigning to certain investors its obligations to purchase ListCo Class A ADSs under, and Sponsor and certain of its Affiliates, GG and ListCo are amending, that certain subscription agreement dated September 27, 2021, by and among such parties, (b) Snita is assigning to certain investors its obligations to purchase ListCo Class A ADSs under, and Snita, GG and ListCo are amending, that certain subscription agreement dated September 27, 2021, by and among such parties and (c) such investors referenced in clauses (a) and (b), GG and ListCo are entering into certain subscription agreements dated December 17, 2021, to reflect such assignment in each case by and among the applicable investors and parties; and

WHEREAS, concurrently with the execution and delivery hereof, the Parties are entering into that certain Amendment No. 1 to Business Combination Agreement dated as of December 17, 2021, by and among the Parties.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Amendments.

a. The third recital of the Lock-Up Agreement is hereby replaced in its entirety as follows:

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each of Sponsor and each Supporting Sponsor Stockholder is agreeing to (a) support and vote in favor of all of the Transaction Proposals, (b) waive all adjustments to the conversion ratio set forth in GG’s Governing Documents with respect to its GG Class F Shares, (c) be bound by certain transfer restrictions with respect to their GG Shares and GG Warrants, as applicable, prior to Closing, (d) be bound by certain lock-up provisions during the Lock-Up Period (as defined herein) with respect to the ListCo Class A ADSs issued pursuant to the Business Combination Agreement in respect of the GG Class F Shares held by the Sponsor or the

K-2-2

Supporting Sponsor Stockholders immediately prior to the Closing (the “ListCo Covered Shares”), subject to the terms and conditions set forth herein and (e) with respect to Sponsor only, the forfeiture of up to 1,533,873 GG Class F Shares under the circumstances specified herein.

b. Section 4 is replaced in its entirety as follows:

Section 4. Surrender of Shares. “Sponsor agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Section 9.01 and 9.03 of the Business Combination Agreement, immediately prior to the Closing, Sponsor shall surrender 1,533,873 shares of GG Class F Shares (the “Surrendered Shares”), which Surrendered Shares will be cancelled by GG.”

2. Effect of Amendment. This Amendment No. 1 shall be effective as of the date first written above. For the avoidance of any doubt, all references: (a) in the Lock-Up Agreement to “this Agreement” and (b) to the Lock-Up Agreement in any other agreements, exhibits and schedules will, in each case, be deemed to be references to the Lock-Up Agreement as amended by this Amendment No. 1. Except as amended hereby, the Lock-Up Agreement will continue in full force and effect and shall be otherwise unaffected hereby. This Amendment No. 1 shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. This Amendment only may be amended by the Parties by execution of an instrument in writing signed on behalf of each of the Parties.

3. Incorporation by Reference. Sections 1.02 (Construction); 11.03 (Assignment); 11.06 (Governing Law); 11.07 (Captions; Counterparts); 11.09 (Entire Agreement); 11.10 (Amendments); 11.11 (Severability); 11.12 (Jurisdiction); 11.13 (Waiver of Jury Trial) and 11.14 (Enforcement) of the Business Combination Agreement are incorporated herein and shall apply to this Amendment No. 1 mutatis mutandis.

[Signature pages follow]

K-2-3

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 1 to be duly executed on its behalf as of the day and year first above written.

GORES GUGGENHEIM SPONSOR LLC

By: GG SPONSOR, LLC
Its: Managing Member

By: AEG Holdings, LLC
Its: Manager

By:	/s/ Alex Gores
Name: Alec Gores
Title: Chairman

GORES GUGGENHEIM SPONSOR LLC

By: GGP SPONSOR HOLDINGS, LLC
Its: Managing Member

By:	/s/ Andrew Rosenfield
Name: Andrew Rosenfield
Title: Manager

GORES GUGGENHEIM, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

K-2-4

POLESTAR AUTOMOTIVE HOLDING LIMITED

By:	/s/ Lars Danielson
Name: Lars Danielson
Title: Director

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Mikael Alkmark
Name: Jan Mikael Alkmark
Title: Director

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

K-2-5

SUPPORTING SPONSOR STOCKHOLDER

Address for Notice:
By:	/s/ Randall Bort
Name:	Randall Bort

Attention:
Facsimile:
E-mail:

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

K-2-6

SUPPORTING SPONSOR STOCKHOLDER

Address for Notice:
By:	/s/ Elizabeth Marcellino
Name:	Elizabeth Marcellino

Attention:
Facsimile:
E-mail:

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

K-2-7

SUPPORTING SPONSOR STOCKHOLDER

Address for Notice:
By:	/s/ Nancy Tellem
Name:	Nancy Tellem

Attention:
Facsimile:
E-mail:

[Signature Page to Amendment No. 1 to Sponsor and Supporting Sponsor Stockholders Lock-Up Agreement]

K-2-8

Annex L

FORM OF

PARENT LOCK-UP AGREEMENT

This PARENT LOCK-UP AGREEMENT (this “Agreement”), dated as of September 27, 2021, is made by and among Polestar Automotive Holding Limited, a Hong Kong company (“Parent”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”) and each of the undersigned holders (each a “Parent Shareholder” and collectively, the “Parent Shareholders”) of class A ordinary shares and/or class B ordinary shares, as applicable, of Parent. Parent, ListCo and the Parent Shareholders shall be referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Gores Guggenheim, Inc., a Delaware corporation (“GG”), Parent, Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore, Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden, ListCo, and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo, are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, Parent and each Parent Shareholder are agreeing not to effect any sale or distribution of any Equity Securities of ListCo (including, for the avoidance of doubt, any ListCo Class A ADSs) issued to them pursuant to the Business Combination Agreement or the other Transaction Documents (the “ListCo Covered Shares”) during the Lock-Up Period (as defined herein).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Transfer of Shares.

(a) Subject to the exceptions set forth herein, each of Parent and each Parent Shareholder agrees that, without the prior written consent of the ListCo Board, for a period from the Closing Date through the date that is 180 days after the Closing Date (the “Lock-Up Period”), it shall not, (i) offer for sale, sell (including short sales), transfer, tender, hypothecate, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise, or enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a transfer to another, in whole or in part, any of the economic consequences of ownership (collectively, a “Transfer”) any or all of the ListCo Covered Shares held by such Parent or Parent Shareholder immediately after the Closing or (ii) publicly announce any intention to effect any Transfer of ListCo Covered Shares during the Lock-Up Period. Notwithstanding the foregoing, this Section 1(a) shall not apply to, (A) in the case of an entity, pro rata distributions from such Parent or Parent Shareholder to any direct or indirect stockholder, partner, member or Affiliate of such Parent or Parent Shareholder or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such Parent or Parent Shareholder or Affiliates of such Parent or Parent Shareholder, (B) in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, to an affiliate of such person or to a charitable organization, (C) in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual, (D) in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement, (E) in the case of an entity, Transfers by virtue of such Parent or Parent Shareholder’s Governing Documents upon liquidation or dissolution of such Parent or Parent Shareholder, (F) exercising any options or warrants to purchase ListCo Covered Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), (G) depositing ListCo Covered Shares with the Depositary Bank in accordance with the Deposit Agreement for the issuance of ListCo Class A ADSs pursuant to the Business Combination Agreement (provided such ListCo Class A ADSs shall remain subject to the transfer provisions in this Section 1), (H) any Transfer in connection with the voluntary liquidation of Parent pursuant to Section 6.11 of the Business Combination Agreement, (I) any conversion of the VCC Preference Shares in accordance with the terms of the VCC PIPE Subscription Agreement, (J) accepting, or executing and delivering an irrevocable commitment to or undertaking to accept (without any further agreement to Transfer any Shares or interest therein) a tender offer or similar transaction made by a third party to all of holders of ListCo’s Class A Shares. in accordance with applicable Law, including Securities Laws, to acquire greater than 50% (which minimum condition shall be non-waivable) of the outstanding ListCo Class A for cash, securities or other property, (K) Transfers pursuant to a compromise or arrangement between ListCo and its creditors (or any class of thereof) or between ListCo and its members (or any class of thereof) which is agreed to by such creditors or members and (L) accepting any Transfer of ListCo Covered Shares granted in respect of a rights issue or other similar pre-emptive share offering by ListCo; provided, that in the case of clauses (A) through (E), (H) and (J) through (L), such Transfers shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Parent or Parent Shareholder hereunder and to be bound by the terms of this Section 1(a).

(b) Any Transfer in violation of this Section 1 shall be null and void ab initio.

Section 2. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) the expiration of the Lock-Up Period, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided, that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to the Termination Date, and each Party shall be entitled to any remedies at law or in equity to recover Liabilities arising from any such breach. Parent shall promptly notify each Parent Shareholder of the termination of the Business Combination Agreement promptly after the termination thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, Sections 5 through 9 shall survive the termination of this Agreement.

Section 3. No Recourse. Subject in all respects to the last sentence of this Section 3, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or relating to, this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parent Shareholders, Parent or ListCo under this Agreement of or for any claim based upon, arising out of, or relating to, this Agreement. Notwithstanding the foregoing, nothing in this Section 3 shall limit, amend or waive any rights or obligations of any party to any other Transaction Document with respect to the other parties thereto.

Section 4. Representations and Warranties.

(a) Each of the Parties represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or similar action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes, a legal, valid and binding obligation of each such Party enforceable in accordance with its terms subject to the Enforceability Exceptions.

(b) Each Parent Shareholder hereby represents and warrants as of the date hereof to Parent and ListCo (solely with respect to itself, himself or herself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by such Person does not, and the performance by such Person of its, his or her obligations hereunder shall not, (A) if such Person is not an individual, result in any breach of any provision of the Governing Documents of such Person, or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit ListCo Class A ADSs and ListCo Class C-2 ADSs or ListCo AD Warrants, as applicable, to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of the Certificate of Merger under the applicable law of the State of Delaware, (4) the Required Parent Shareholders’ Consent or (5) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii) Such Person is the record and beneficial owner of, and has good title to, all of the class A ordinary shares and/or the class B ordinary shares, as applicable, of Parent as set forth in its respective beneficial ownership reports filed with the applicable securities authority, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, Parent’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of such Person to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The Equity Securities set forth in such beneficial ownership reports filed with the applicable securities authority are the only Equity Securities in Parent owned of record or beneficially by such Person on the date of this Agreement, and none of such Equity Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Securities, except as provided hereunder or in the Transaction Documents or such Person’s Governing Documents.

(iii) As of the date hereof, there are no Proceedings pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(iv) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Person and for which Parent or any of its Affiliates may become liable.

(v) Such Person understands and acknowledges that each of GG, Parent and ListCo is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

Section 5. Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as set forth in Section 3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Parent and ListCo:

Polestar Automotive Holding Limited

13/F, Gloucester Tower, The Landmark

15 Queen’s Road Central, Central

Hong Kong Attn: Yaru Li Email: yaru.li@polestar.com

with a required copy (which shall not constitute notice) to:

Polestar Automotive Holding UK Limited

13/F, Gloucester Tower, The Landmark

15 Queen’s Road Central, Central

Hong Kong Attn: Mikael Alkmark Email: Mikael.alkmark@polestar.com with a required copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Eric L. Schiele, P.C., David B. Feirstein, P.C., Marshall P.

Shaffer, P.C.

Email: eric.schiele@kirkland.com; david.feirstein@kirkland.com;

marshall.shaffer@kirkland.com

If to any Parent Shareholder, to such Shareholder’s address as set forth opposite its name in the signature page hereto.

Section 8. Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9. Incorporation by Reference. Sections 1.02 (Construction); 11.03 (Assignment); 11.06 (Governing Law); 11.07 (Captions; Counterparts); 11.09 (Entire Agreement); 11.10 (Amendments); 11.11 (Severability); 11.12 (Jurisdiction); 11.13 (Waiver of Jury Trial); 11.14 (Enforcement) and 11.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

By:
Name:
Title:

By:
Name:
Title:

PARENT SHAREHOLDER

By:
Name:
Title:
Address for Notice:

Attention:
Facsimile:
E-mail:

Annex M

Form of

Parent Shareholders Acknowledgement

ACKNOWLEDGEMENT AGREEMENT TO THE

SHAREHOLDERS AGREEMENT

This ACKNOWLEDGEMENT AGREEMENT TO THE SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on September 27, 2021 by and among:

(1) VOLVO CAR CORPORATION ( ), a company incorporated under the laws of Sweden;

(2) SNITA HOLDING B.V., a company wholly owned by Volvo and incorporated under the laws of Netherlands;

(3) (ZHEJIANG GEELY HOLDING GROUP CO., LTD.), a limited liability company incorporated under the laws of PRC;

(4) PSD INVESTMENT LIMITED, a company incorporated under the laws of the British Virgin Islands;

(5) PSINV AB, a company duly incorporated and existing under the laws of Sweden;

(6) GLY NEW MOBILITY 1. LP, an exempted limited partnership established under the laws of the Cayman Islands;

(7) NORTHPOLE GLY 1 LP, an exempted limited partnership established under the laws of the Cayman Islands;

(8) ZIBO FINANCIAL HOLDING GROUP CO., LTD, a limited liability company incorporated under the laws of PRC;

(9) ZIBO HIGH-TECH INDUSTRIAL INVESTMENT CO., LTD., a limited liability company incorporated under the laws of PRC;

(10) , a limited partnership incorporated under the laws of PRC;

(11) POLESTAR AUTOMOTIVE HOLDING LIMITED , a private company limited by shares incorporated under the laws of Hong Kong (“Company”); and

(12) POLESTAR AUTOMOTIVE HOLDING UK LIMITED, a limited company incorporated under the laws of England and Wales (“ListCo”),

each a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS:

(1) The Parties, other than ListCo, entered into that certain shareholders agreement on 20 January 2021 (the “Original Shareholders Agreement”) in respect of the operation and management of the Company and certain shareholder rights and other matters set forth therein, and on 8 June 2021 entered into a supplemental agreement to amend certain terms of the Original Shareholders Agreement (the “First Supplemental Agreement to the Shareholders Agreement” and collectively with the Original Shareholders Agreement, as amended from time to time, the “Shareholders Agreement”).

(2) The Company proposes to effect a transaction whereby ListCo, a subsidiary of the Company, intends to list the American depository shares of ListCo on the Nasdaq Stock Market in connection with a merger and

“de-SPAC” process with a blank check company incorporated in Delaware, together with the transactions contemplated under the BCA (as defined below) and the other Transaction Documents (as defined under the BCA) (collectively, the “Transaction”).

(3) Each of the Parties, other than ListCo, intends to: (a) terminate the Shareholders Agreement with effect from the date of closing or consummation of the Transaction under the BCA (the “Closing”); and (b) acknowledge and agree to certain matters involving the Company and their shareholdings in the Company and (whether directly or indirectly through the Company) ListCo following the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, the sufficiency and adequacy of which consideration the Parties hereby acknowledge, the Parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

In consideration of the mutual agreements and undertakings of the Parties, the Parties hereby acknowledge and agree to the following:

1. Definitions and Interpretation.

1.1 Definitions. In this Agreement, unless otherwise defined:

“Articles” means the Third Amended and Restated Articles of Association of the Company or such other articles of association of the Company as may be effective from time to time.

“BCA” means the business combination agreement entered on or about the date of this Agreement between, among others, the Company and ListCo in relation to the Transaction.

“Business Day” means any day other than (a) Saturday, Sunday or any day on which banking institutions in the PRC (with respect to corporate banking business only), Hong Kong, England, Macao Special Administrative Region of the People’s Republic of China, British Virgin Islands, Sweden or the Netherlands are closed either under applicable laws or regulations; and (b) a day on which typhoon signal No.8 or above is hoisted or black rainstorm warning signal is issued (as the case may be) at any time between 9:00a.m. and 5:00p.m. on such date.

“Class A Shares” means the shares designated as “Class A Ordinary Shares” in the share capital of the Company, with all rights and obligations attached to them as specified in the Articles.

“Class B Shares” means the shares designated as “Class B Ordinary Shares” in the share capital of the Company, with all rights and obligations attached to them as specified in the Articles.

“Closing” has the meaning given in the Recitals.

“Confidential Information” means any confidential information: (a) relating to the organization, business or finance of the Company or any of its subsidiaries; (b) concerning a third party that the Company is under a duty to keep confidential; (c) relating to the products, services or any proprietary information of the Company or any of its subsidiaries); or (d) relating to the Transaction.

“Dispute” has the meaning given in Section 10.9(a).

“HKIAC” has the meaning given in Section 10.9(a).

“HKIAC Rules” has the meaning given in Section 10.9(a).

“Liquidation” has the meaning given in Section 3.1.

“ListCo Articles” means the articles of association of ListCo to become effective as of Closing as contemplated by and in accordance with the BCA.

“ListCo Shares” means the outstanding shares of ListCo from time to time.

“PRC” means the People’s Republic of China, but for the purposes of this Agreement, excludes Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Section” means a section of this Agreement.

“Selling Shareholder” has the meaning given to it in Section 4.2(a).

“SHA Termination” has the meaning given in Section 2.1(a).

“Shareholder” means a holder of Shares from time to time, including their respective successors and permitted assigns and any person deriving title under them.

“Shareholders Agreement” has the meaning given in the Recitals.

“Shares” means the outstanding shares of the Company from time to time.

“Transaction” has the meaning given in the Recitals.

2. Termination of the Shareholders Agreement.

2.1 Termination of Shareholders Agreement. The Parties (other than ListCo) hereby mutually agree that, notwithstanding any term or provision of the Shareholders Agreement, and with effect on and from the date of Closing:

(a) the Shareholders Agreement shall immediately be irrevocably terminated, rescinded and cancelled, and shall have no further force or effect (the “SHA Termination”);

(b) each of the Parties’ (other than ListCo) present and future rights, privileges, benefits, responsibilities, liabilities and obligations under the Shareholders Agreement shall cease immediately; and

(c) each of the Parties (other than ListCo) is irrevocably, unconditionally, fully and absolutely released and discharged in any jurisdiction or forum from any and all present and future claims, demands, damages, losses, expenses, rights, entitlements, obligations, rights of action and liabilities (whether actual or contingent) of whatsoever nature to the other Parties (other than ListCo) arising out of or in connection with (in each case directly or indirectly) the Shareholders Agreement, provided that this Agreement shall not affect any antecedent breach under the Shareholders Agreement or the accrued rights and obligations of the Parties (other than ListCo) on or prior to the date of execution of this Agreement.

2.2 No Prejudice to Rights under this Agreement. Notwithstanding any term or provision of this Agreement, the releases and covenants in Section 2.1 shall not apply to, or otherwise limit or prejudice, any claims or rights of action that any of the Parties may have in respect of the enforcement of and/or breach by another Party of any of the terms or provisions of this Agreement.

3. Liquidation of the Company

3.1 Liquidation. Each Party (other than Listco) hereby mutually agrees that promptly following Closing but in any case no earlier that January 1, 2022, it shall take all reasonable steps, and co-operate with each other Party, to procure that the Company, and the Company shall, initiate and effect a members’ or shareholders’ voluntary winding-up or liquidation proceeding, effect a liquidating realization or distribution of all of the Company’s tangible and intangible assets, and settle all of the Company’s outstanding debts and liabilities (collectively, the “Liquidation”), in each case, in accordance with the Articles, the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), other applicable laws and regulations of Hong Kong and the BCA, and the Parties (other than ListCo and the Company) shall co-operate with and provide all reasonably necessary assistance to the Company, and shall take all steps necessary or desirable or as may be requested by the Company, to effect and consummate the Liquidation.

3.2 Distribution to Shareholders.

(a) As part of and concurrently with the Liquidation, the Company shall, and each other Party (other than ListCo) shall procure the Company to, effect a distribution in specie in accordance with applicable laws and regulations of the class A ordinary shares of ListCo and class B ordinary shares of ListCo held by the Company to each Shareholder, which such distribution in specie of the class A ordinary shares and class B ordinary shares of ListCo to each Shareholder shall directly correspond with, and be in proportion to, the number of Class B Shares and Class A Shares held by such Shareholder in the Company, respectively, immediately prior to the completion of the Liquidation, such that immediately following the completion of such distribution in specie of the class A ordinary shares and class B ordinary shares of ListCo to each Shareholder:

(i) such Shareholder’s voting interest in ListCo shall correspond with, and be proportionate to, such Shareholder’s voting interest in the Company; and

(ii) the number of class A ordinary shares of ListCo and class B ordinary shares of ListCo held by such Shareholder shall correspond with, and be proportionate to, such Shareholder’s interest in all of the Class B Shares and the Class A Shares in issue, respectively, in each case of (i) and (ii), relative to the other Shareholders immediately prior to the completion of the Liquidation; and

(b) ListCo shall co-operate with and provide all reasonably necessary assistance to the other Parties to give effect to the distribution in specie contemplated under Section 3.2(a), including by entering the Shareholders in the relevant register as members of ListCo (subject to the payment of stamp duty or stamp duty reserve tax, if any, in relation to such distribution in specie), and completing and despatching to the Shareholders the relevant certificates in respect of the ListCo shares that they hold following completion of the distribution in specie. For the avoidance of doubt, ListCo shall not (directly or indirectly) be liable for any stamp duty or stamp duty reserve tax in relation to such distribution in specie.

(c) Without limiting the generality of Section 3.2(b), the Parties (other than ListCo and the Company) shall co-operate with and provide all reasonably necessary assistance to the Company, and shall take all steps necessary or desirable or as may be requested by the Company, to give effect to the distribution in specie contemplated under Section 3.2(a).

4. Rights and Restrictions of the Shares

4.1 Rights of Shareholders. The Parties (other than ListCo) hereby mutually acknowledge and agree that immediately following Closing and the SHA Termination and until such time as the liquidation or dissolution of the Company is completed or consummated (whether in accordance with Section 3 or otherwise), notwithstanding any term or provision of the Articles, the Shareholders Agreement or any other agreement between the Company and the Shareholders:

(a) each Class A Share and Class B Share shall be deemed to have and be subject to the corresponding rights, privileges, entitlements and obligations as each class B ordinary share of ListCo and class A ordinary share of ListCo, respectively, as set out under the ListCo Articles, and the Shareholders and the Company agree to exercise and be bound by such rights, privileges, entitlements and obligations under such Class A Shares and Class B Shares accordingly; and

(b) subject to applicable laws or regulations, each Shareholder shall be permitted, by written notice to the Company and the other Shareholders, to direct and instruct the Company to exercise, in respect of any matter submitted to a vote of the ListCo’s shareholders, such proportion of the Company’s voting rights in the ListCo that directly corresponds to the proportion of such Shareholder’s voting rights in the Company, and the Company undertakes and agrees to each Shareholder to so exercise its voting rights in ListCo in such manner at the direction and instruction of such Shareholder.

4.2 Transfers of Shares following the Lock-Up Period.

(a) In the event that the Liquidation is not completed or consummated following the expiry of the Lock-up Period (as defined under the BCA), any Shareholder (a “Selling Shareholder”) may deliver a written notice to the Company and the other Shareholders directing and instructing the Company to transfer, dispose of or sell (either on-market or otherwise) such number of ListCo Shares held by the Company which corresponds to the proportion of Shares held by such Shareholder relative to the total aggregate number of issued and outstanding Shares at the relevant time that it wishes to transfer, dispose of or sell, and the Company shall (and the other Parties (other than ListCo) shall procure that the Company shall) take all steps as may be required to such transfer, disposal or sale of such ListCo Shares, including by transferring or submitting the ListCo Shares to the applicable American depository receipt facilities established by ListCo with the applicable depository bank in order to facilitate such a transfer, disposal or sale.

(b) Upon receipt of the applicable transfer, disposal or sale proceeds pursuant to the transfers, disposals or sales contemplated under Section 4.2(a), the Company shall (and the other Parties (other than ListCo) shall (i) give their consent in respect of any resolution and take any other action to approve, and (ii) procure that the Company shall), from and out of its distributable profits (or if such distributable profits are unavailable, from and out of its capital), promptly apply all such proceeds to buy-back or repurchase such number of Shares held by such Selling Shareholder which corresponds proportionately to the number of ListCo Shares transferred, disposed or sold by the Company at the direction and instruction of such Shareholder pursuant to Section 4.2(a), and the Company shall comply with all applicable laws and regulations with respect to such buy-back or repurchase of Shares from such Selling Shareholder.

(c) The Parties shall co-operate with and provide all reasonably necessary assistance to the Company or ListCo (as the case may be), and shall take all steps necessary or desirable or as may be requested by the Company or ListCo (as the case may be), to give effect to the transfers, disposals or sales contemplated under Section 4.2(a), and the distributions, buy-backs or repurchases contemplated under Section 4.2(b). For the avoidance of doubt, ListCo shall not (directly or indirectly) be liable for any stamp duty or stamp duty reserve tax in relation to any transfer, disposal or sale contemplated under Section 4.2(a) and the relevant Selling Shareholder shall indemnify ListCo on an after-tax basis against any such stamp duty or stamp duty reserve tax (including any such stamp duty or stamp duty reserve tax payable by the applicable depository bank or its nominee for which ListCo may, directly or indirectly, be liable).

5. Amendment of Articles. Promptly following the SHA Termination, the Parties (other than ListCo) shall exercise all voting and other rights and powers available to them to ensure any required amendment or variation is made, and the Company shall (and the other Parties (other than ListCo) shall procure the Company to) make such required amendments or variations, to the Articles or other constituent documents of the Company to reflect, and remedy any conflict under the Articles as a result or consequence of, the matters set out in the foregoing sections of this Agreement.

6. Governance

6.1 Independent Directors. The Parties (other than ListCo) undertake to ListCo and Gores Guggenheim Sponsor LLC (“Sponsor”) that:

(a) at the Closing, the Board will be comprised of eight (8) directors, a majority of whom will be Independent Directors (as defined in the ListCo Articles);

(b) for a period of three (3) years following the Closing they will not (and will procure that their affiliates will not) at any general meeting of ListCo vote in favour of the removal of, or instruct a nominee, depository or any other person to vote in favour of the removal of, any Independent Director of ListCo or otherwise support (by public statement or otherwise) such removal unless at least two (2) of the Independent Directors vote in favour thereof (or if there are fewer than two Independent Directors then in office excluding the Independent Director proposed to be removed, all of the Independent Directors (other than the Independent Director proposed to be removed), if any); and

(c) for a period of three (3) years following the Closing they will not (and will procure that their affiliates will not), alone or with others, require the Board of ListCo to convene a general meeting of ListCo at which any resolution referred to in paragraph (b) above will be proposed or require ListCo to give notice to members of ListCo of such a resolution to be proposed at a general meeting of ListCo.

6.2 Amendments to Articles. The Parties (other than ListCo) undertake to ListCo and Sponsor that for a period of three (3) years following the Closing they will not (and will procure that their affiliates will not) at any general meeting of ListCo vote in favour of any amendment to the Articles relating to the composition of the Board or the appointment or removal of Directors (including Independent Directors).

7. Confidentiality

7.1 Confidentiality Obligations. Each Party shall keep all Confidential Information in strictest confidence and shall not disclose or use any such Confidential Information to any other Person without the prior written consent of the Party (or Parties) supplying such Confidential Information, except where such information:

(a) is or becomes available to the public (other than as a result of any unauthorized disclosure into the public domain by the Party (or Parties) receiving such information);

(b) is already known to the Party before such Party receiving such information from another Party (or Parties) providing such Confidential Information and the first Party is not subjected to any confidential obligations;

(c) is already known by the Party from sources other than the Party (or Parties) providing the Confidential Information, and does not involve any breach of confidentiality obligations between such source and the Party (or Parties) providing such Confidential Information;

(d) is independently developed by that Party;

(e) is required to be disclosed by any applicable laws or regulations (including, without limitation, the rules of any relevant securities exchange) or by the order of any court of competent jurisdiction, regulatory or governmental authorities or bodies;

(f) is required in order to facilitate the performance or implementation of the transaction contemplated under this Agreement (but only to the extent necessary), including disclosure to competent superior authorities;

(g) is made available by any of the Shareholders to any of their current or bona fide potential investors, shareholders, employees, investment bankers, lenders, business collaborators, accountants, attorneys or other professional advisors, in each case only where such Persons or entities agree to confidentiality obligations similar to those set out in this Section 7; or

(h) is made available by any Party to any of its current or bona fide potential investors, directors, employees, officers, and/or legal, financial or other professional advisors and that such investors, directors, employees, officers and/or advisors are bound by confidentiality obligations similar to those set out in this Section 7.

7.2 Privilege. Where any Confidential Information is also privileged, the waiver of such privilege is limited to the purposes of this Agreement and does not, and is not intended to, result in any wider waiver of the privilege. Any Party hereto in possession of any Confidential Information relating to any other Party hereto (a “privilege holder”) shall take all reasonable steps to protect the privilege of the privilege holder therein and shall inform the privilege holder if any step is taken by any other Person to obtain any of its privileged Confidential Information.

8. Announcement

8.1 Restrictions. Subject to Section 8.2, and whether or not any restriction contained in Section 5 applies, no Party shall make any announcement (including any communication to the public, to any customers or suppliers of the Company, or to all or any of the employees of the Company) concerning the provisions or subject matter of this Agreement or containing any Confidential Information about the other Parties, or by any means, under any meaning or in any format, use the name of any other Party or any affiliate of any other Parties (including references or links to websites or press releases), without the prior written approval of the others (which shall not be unreasonably withheld or delayed).

8.2 Permitted Announcements. Section 8.1 shall not apply and no consent from any Party will be required, if and to the extent that such announcement is required by applicable laws or regulations or by any supervisory, regulatory or governmental body having jurisdiction over it and provided that any such announcement shall be made only after consultation with the other Parties to the extent practicable.

9. Notices

9.1 Form — All Communications. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given:

(a) by delivering or leaving such notice at the address as stated in their respective signature page;

(b) by sending it by next-day or second-day courier service to the address as stated in their respective signature page;

(c) by electronic mail to such address as stated in their respective signature page;

(d) fax to the fax number as stated in their respective signature page; or

(e) or as otherwise permitted by applicable laws or regulations,

provided that the contact information set forth on such signature page may be changed by such Party by giving prior written notice to the other Parties to this Agreement in accordance with this Section 9, and any such change shall take effect two (2) Business Days’ after such notice is effective or deemed to be effective. Any notice sent pursuant to this Section 9 shall be addressed to the relevant attendee as specified in their respective signature pages.

9.2 When Effective.

(a) Where a notice is given by delivering or leaving such notice at the address as stated in the relevant signature page, service of the notice shall be deemed to be effected immediately.

(b) Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognised courier a letter containing the notice, with a request for written confirmation of delivery, and to have been effected at the earlier of: (i) delivery (or when delivery is refused by the intended recipient), and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid.

(c) Where a notice is sent by fax, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation, with a successful transmission record generated by such transmitting organisation, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.

(d) Where a notice is sent by electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day, unless where a notification of failure of transmission is generated by the electronic mailing system, in which case service of the notice shall be deemed to be effected at the time of receipt by the intended recipient.

10. General

10.1 Further Assurance. Each Party will, and will use all reasonable efforts to, take or cause to be taken all actions, and do or cause to be done all other things necessary, proper or advisable in order to give full effect to this Agreement and the transactions contemplated hereby.

10.2 Severability. If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the applicable laws or regulations of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

10.3 Assignment and Transfer. This Agreement shall be binding on the Parties and their successors and assigns and the name of the Party appearing herein shall be deemed to include the name of any such successor or assign, but the Parties may not assign, hold on trust or otherwise transfer all or any of their rights or obligations under this Agreement without the prior written consent of the other Parties.

10.4 Variation and Waiver. No variation, amendment or modification of this Agreement shall be effective unless it is in writing and signed by all the Parties. Any waiver of any right or default under this Agreement shall be effective only in the instance given and shall not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of any provision of this Agreement shall be effective unless in writing and signed by each Party against whom such waiver is sought to be enforced.

10.5 Expenses. Each Party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and Representatives.

10.6 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon the delivery of one executed counterpart from each Party to the other Parties. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

10.7 Third Party Rights. The provisions of Section 6.1 and Section 6.2 of this Agreement are intended to confer a benefit upon, and shall be enforceable by, Sponsor as if it were a party to this Agreement and such provisions shall not be amended, rescinded or terminated without the consent of Sponsor. Save as expressly set out in this Section 10.7, a Person who is not a Party shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce, or to enjoy the benefit of, any term of this Agreement. Save as expressly set out in this Section 10.7, notwithstanding any term of this Agreement, the right of the Parties to rescind or terminate this Agreement or to agree to a variation, release and/or waiver of this Agreement is not subject to the consent of any other person who is not a party to this Agreement.

10.8 Governing Law. This Agreement shall be shall be governed by and construed under the laws of Hong Kong, without regard to the principles of conflicts of laws thereunder.

10.9 Dispute Resolution.

(a) Each of the Parties agrees that any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof (“Dispute”) shall be first negotiated and resolved by the Parties to the Dispute in good faith as soon as practicable. If any Dispute is not resolved to the reasonable satisfaction of all relevant Parties to the Dispute within thirty (30) Business Days after the commencement of such negotiations, such Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the arbitration notice is submitted in accordance with the said rules (“HKIAC Rules”).

(b) The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the HKIAC Rules. Each of the claimant and the respondent to the Dispute shall be entitled to designate one (1) arbitrator in accordance with the HKIAC Rules. If either Party fails to designate an arbitrator, HKIAC shall appoint the arbitrator. The two (2) arbitrators so appointed shall designate the third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation within thirty (30) days from the confirmation of the second arbitrator, HKIAC shall appoint the presiding arbitrator. The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 10.9, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 10.9 shall prevail.

(c) The award of the arbitral tribunal shall be final and binding upon the Parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(d) Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(Signature pages to follow)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of VOLVO CAR CORPORATION, a company incorporated in Sweden and owner of Snita Holding B.V. that is a Shareholder in the Company, by MARIA HEMBERG AND , being Persons who, in accordance with applicable laws or regulations of that place, are acting under the authority of such company, in the presence of:

Signature of witness

Rosmarie Söderbom

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Signature of MARIA HEMBERG By executing this document, the signatories warrant that the signatories are duly authorised to execute this document on behalf of VOLVO CAR CORPORATION

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of SNITA HOLDING B.V., a company incorporated in Netherlands, Shareholder of the Company and a Subsidiary of Volvo, by LEX KERSSEMAKERS and , being Persons who, in accordance with applicable laws or regulations of that place, are acting under the authority of such company, in the presence of:

Signature of witness

Rosmarie Söderbom

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) )

Signature of LEX KERSSEMAKERS

Signature of Carla De Geyseleer

By executing this document, the signatories warrant that the signatories are duly authorised to execute this document on behalf of SNITA HOLDING B.V.

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of ZHEJIANG GEELY HOLDING GROUP CO., LTD., a company incorporated in PRC by LI Shufu ( ), being a Person who, in accordance with applicable laws or regulations of that place, is acting under the authority of such company, in the presence of:

Signature of witness

Yimin Chen

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) )

Official seal of Zhejiang Geely Holding Group Co., Ltd.

Signature of SHUFU LI ( )

By executing this document, the signatory warrants that the signatory is duly authorised to execute this document on behalf of ZHEJIANG GEELY HOLDING GROUP CO., LTD.

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of PSD INVESTMENT LIMITED, a company incorporated in British Virgin Islands by LI Shufu, being a Person who, in accordance with applicable laws or regulations of that place, is acting under the authority of such company, in the presence of:

Signature of witness

Yimin Chen

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	By executing this document, the signatory warrants that the signatory is duly authorised to execute this document on behalf of PSD Investment Limited

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of PSINV AB, a company incorporated in Sweden by FREDRIK AABEN and PER ANSGAR, being Persons who, in accordance with applicable laws or regulations of that place, is acting under the authority of such company, in the presence of:

Signature of witness

Rosmarie Söderbom

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Signature of FREDRIK AABEN Signature of PER ANSGAR By executing this document, the signatories warrant that the signatories are duly authorised to execute this document on behalf of PSINV AB

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of POLESTAR AUTOMOTIVE HOLDING LIMITED , by Lars Helge Peter DANIELSON, being a Person who is acting under the authority of the Company, in the presence of:

Signature of witness

Xinyi Zhang

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	By executing this document, the signatory warrants that the signatory is duly authorised to execute this document on behalf of POLESTAR AUTOMOTIVE HOLDING LIMITED

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of ZIBO FINANCIAL GROUP HOLDING CO., LTD., a limited liability company incorporated in PRC by Dapeng Li ( ), being the legal representative who, in accordance with applicable laws or regulations of that place, is acting under the authority of such company, in the presence of:

Signature of witness

Xiudi Tan ( )

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

Official seal of Zibo Financial Holding Group Co., Ltd.

Signature of Dapeng Li ( )

By executing this document, the signatory warrants that the signatory is duly authorised to execute this document on behalf of Zibo Financial Holding Group Co., Ltd.

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of ZIBO HIGH-TECH INDUSTRIAL INVESTMENT CO., LTD., a limited liability company incorporated in PRC by Ning Chen ), being the legal representative who, in accordance with applicable laws or regulations of that place, is acting under the authority of such company, in the presence of:

Signature of witness

Xiaopeng Zhao ( )

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

Official seal of Zibo High-Tech Industrial Investment Co., Ltd.

Signature of Ning Chen ( )

By executing this document, the signatory warrants that the signatory is duly authorised to execute this document on behalf of Zibo High-Tech Industrial Investment Co., Ltd.

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of , a limited partnership ( ) incorporated in PRC, by the signature of Yimin Ai ( ) as the legal representative and general manager of , in its capacity as the executive partner of the said limited partnership, in accordance with applicable laws or regulations of that place, is acting under the authority of the said limited partnership, and by affixing the official seal of each of the said limited partnership and , in the presence of:

Signature of witness

Chong Zhou ( )

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Official seal of Official seal of Signature of Yimin Ai ( ) By executing this document, the signatory warrants that the signatory is duly authorised to execute this document on behalf of

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of Northpole GLY 1 LP, an exempted limited partnership incorporated in the Cayman Islands by Hrvoje Krkalo as a director of Northpole GLY GP1, in its capacity as general partner of the partnership, in accordance with applicable laws or regulations of that place, is acting under the authority of such partnership, in the presence of:

Signature of witness

BAI SHIYU

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	By executing this document, the signatory warrants that the signatory is duly authorised to execute this document on behalf of Northpole GLY 1 LP

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of GLY New Mobility 1. LP, an exempted limited partnership incorporated in Cayman Islands by Hrvoje Krkalo as a director of GLY New Mobility GP1, in its capacity as general partner of the partnership, in accordance with applicable laws or regulations of that place, is acting under the authority of such partnership, in the presence of:

Signature of witness

BAI SHIYU

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	By executing this document, the signatory warrants that the signatory is duly authorised to execute this document on behalf of GLY New Mobility 1. LP

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

IN WITNESS WHEREOF, the Party below have executed this Agreement as of the date first above written.

SIGNED for and on behalf of POLESTAR AUTOMOTIVE HOLDING UK LIMITED, by JAN MIKAEL ALKMARK, being a Person who is acting under the authority of the Company, in the presence of:

Signature of witness

Anna Rudensjö

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) )	By executing this document, the signatory warrants that the signatory is duly authorised to execute this document on behalf of POLESTAR AUTOMOTIVE HOLDING UK LIMITED

Contact details for the purpose of Section 9 of this Agreement

Address :

Attention :

Fax and Tel No. :

Email address :

(Signature Page to Acknowledgement Agreement to the Shareholders Agreement)

Annex N

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

GORES GUGGENHEIM, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Stone and Andrew McBride (each a “Proxy” and collectively, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares of Class A common stock, par value $0.0001 per share, and Class F common stock, par value $0.0001 per share, that the undersigned is entitled to vote (together, the “Shares”) at the special meeting of stockholders (the “Stockholder Special Meeting”) of Gores Guggenheim, Inc. (“GGI”) to be held via live webcast at [●], on [●], 2022, at [●], and at any adjournments and/or postponements thereof.

The Stockholder Special Meeting can be accessed by visiting [●], where the undersigned will be able to listen to the meeting live and vote during the meeting. Additionally, the undersigned has the option to listen only to the Stockholder Special Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but the undersigned cannot vote or ask questions if the undersigned chooses to participate telephonically. Please note that the undersigned will only be able to access the Stockholder Special Meeting by means of remote communication. The undersigned will need the control number located on this proxy card to join the Stockholder Special Meeting via the virtual meeting platform. If there is no control number attached to this proxy card or there are any questions regarding the Stockholder Special Meeting and how to access it, please contact Computershare Trust Company, N.A., the Transfer Agent.

Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the Stockholder Special Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2A, 2B, 2C, 2D, 2E, 2F, 2G AND 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

GORES GUGGENHEIM, INC. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2A, 2B, 2C, 2D, 2E, 2F, 2G AND 3.

Please mark votes as indicated in this example    ☒

Proposal No. 1 — Business Combination Proposal —To consider and vote upon a proposal to adopt the Business Combination Agreement, dated as of September 27, 2021 (as amended by that certain amendment dated December 17, 2021 (“Amendment No. 1 to the Business Combination Agreement”), and as it may be further amended from time to time, the “Business Combination Agreement”), by and among GGI, Polestar Automotive Holding Limited, a Hong Kong incorporated company (“Parent”), Polestar Automotive (Singapore) Pte. Ltd., a private company limited by shares in Singapore (“Polestar Singapore”), Polestar Holding AB, a private limited liability company incorporated under the laws of Sweden (“Polestar Sweden”), Polestar Automotive Holding UK Limited, a limited company incorporated under the laws of England and Wales and a direct wholly owned subsidiary of Parent (“ListCo”), and PAH UK Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of ListCo (“Merger Sub”) and approve, among other things, the merger of Merger Sub with and into GGI (the “Merger”), and approve GGI’s entry into the same and the transactions contemplated by the Business Combination Agreement and the other transaction documents contemplated thereby (the “Business Combination”);

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2 — Governance Proposal — To consider and vote upon separate proposals with respect to certain governance provisions in the proposed articles of association (the “Post-Closing Articles”) of ListCo following the consummation of the Business Combination (the “Post-Combination Company”), which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis;

●   Proposal 2A: Change in Authorized Shares — To provide that the total number of shares of all classes of shares which the Post-Combination Company is authorized to issue is [●] shares, consisting of (a) [●] Post-Combination Company Class A Shares of nominal value USD 0.01 each, (b) [●] Post-Combination Company Class B Shares of nominal value USD 0.01 each, (c) [●] Post-Combination Company Class C-1 Shares of nominal value USD 0.10 each, (d) [●] Post-Combination Company Class C-2 Shares of nominal value USD 0.10 each, (e) [●] Post-Combination Company Preference Shares of nominal value USD 10.00 each and (f) 50,000 GBP Redeemable Preferred Shares of nominal value GBP 1.00 each;

FOR ☐	AGAINST ☐	ABSTAIN ☐

● Proposal 2B: Dual Class Structure — To provide for a dual class capital structure pursuant to which holders of Post-Combination Company Class B Shares will be entitled to 10 votes per share;	FOR ☐	AGAINST ☐	ABSTAIN ☐

●   Proposal 2C: Classified Board — To provide for the Post-Combination Company Board of Directors (the “Post-Combination Company Board”) to be classified into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

●   Proposal 2D: Removal of Directors — To provide that the Post-Combination Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Companies Act, remove a director before the expiry of his or her period of office (without prejudice to a claim for damages for breach of contract or otherwise); and to further provide that in the first three years following Closing, save as required by the Companies Act, the Post-Combination Company Board may only convene a general meeting which proposes a resolution to remove an “Independent Director” (as defined in the Post-Combination Articles) if the Post-Combination Company Board approves such resolution by simple majority including the affirmative vote of at least two other Independent Directors (or if there are fewer than two Independent Directors then in office excluding the Independent Director proposed to be removed, all of the Independent Directors (other than the Independent Director proposed to be removed), if any);

	FOR ☐	AGAINST ☐	ABSTAIN ☐

●   Proposal 2E: Quorum for Shareholder Meetings — To provide that at least two members that in aggregate hold at least 51% of the issued shares of the Post-Combination Company who are present in person or by proxy and entitled to attend and to vote on the business to be transacted shall be a quorum for a general meeting for all purposes;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

●   Proposal 2F: Authorization of Directors’ Conflicts of Interest — To provide that the Post-Combination Company Board may, in accordance with the requirements set out in the Post-Combination Articles, authorize any matter or situation proposed to them by any director which would, if not authorized, involve a director (an “Interested Director”) breaching his or her duty under the Companies Act to avoid conflicts of interest. A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to ListCo for any remuneration, profit or other benefit which he or she derives from or in connection with a relationship involving a conflict of interest which has been authorized by the directors or by ListCo in general meeting (subject in each case to any terms, limits or conditions attaching to that authorization) and no contract shall be liable to be avoided on such grounds;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

●   Proposal 2G: Selection of the Courts of England and Wales as Exclusive Forum — To provide that, unless ListCo consents in writing to the selection of an alternative forum, the Courts of England and Wales will be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of ListCo; (b) any action, including any action commenced by a member of ListCo in its own name or on behalf of ListCo, asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee of ListCo (including but not limited to duties arising under the Companies Act); (c) any action arising out of or in connection with the Post-Combination Articles or otherwise in any way relating to the constitution or conduct of ListCo; or (d) any action asserting a claim against ListCo governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America); and to provide that, unless ListCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended or any successor legislation. Nothing above will apply to any action brought to enforce a duty or liability created by the United States Securities Exchange Act of 1934 Act, as amended, or any successor legislation.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 3 — Adjournment Proposal — To consider and vote upon a proposal to allow the chairman of the Stockholder Special Meeting to adjourn the Stockholder Special Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI stockholders to approve the Business Combination Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to GGI stockholders.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:	, 2022

Signature:

Signature (if held jointly):

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote “AGAINST” Proposal No. 1.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted “FOR” each of Proposal Nos. 1, 2A, 2B, 2C, 2D, 2E, 2F, 2G and 3.

If any other matters properly come before the Stockholder Special Meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.

Annex O

FOR THE MEETING OF WARRANT HOLDERS OF

GORES GUGGENHEIM, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Stone and Andrew McBride (each a “Proxy” and collectively, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the warrants that the undersigned is entitled to vote (the “Warrants”) at the meeting of Warrant holders (the “Warrant Holder Meeting”) of Gores Guggenheim, Inc. (“GGI”) to be held via live webcast at [●], on [●], 2022, at [●], and at any adjournments and/or postponements thereof.

The Warrant Holder Meeting can be accessed by visiting [●], where the undersigned will be able to listen to the meeting live and vote during the meeting. Additionally, the undersigned has the option to listen only to the Warrant Holder Meeting by dialing [●] (toll-free within the U.S. and Canada) or [●] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [●], but the undersigned cannot vote or ask questions if the undersigned chooses to participate telephonically. Please note that the undersigned will only be able to access the Warrant Holder Meeting by means of remote communication. The undersigned will need the control number located on this proxy card to join the Warrant Holder Meeting via the virtual meeting platform. If there is no control number attached to this proxy card or there are any questions regarding the Warrant Holder Meeting and how to access it, please contact Computershare Trust Company, N.A., the Transfer Agent.

Such Warrants shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the Warrant Holder Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

O-1

THE WARRANTS REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED WARRANT HOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

GORES GUGGENHEIM, INC. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1 AND 2.

Please mark votes as indicated in this example      ☒

Proposal No. 1 — The Warrant Amendment Proposal — To consider and vote upon a proposal to approve an amendment to that certain Warrant Agreement, by and between GGI and Computershare Trust Company, N.A., as warrant agent, dated as of March 22, 2021, to permit the conversion of GGI Public Warrants to class C-1 preferred shares in the share capital of ListCo (“Post-Combination Company Class C-1 Shares”) in the form of American depositary shares of ListCo (“Class C-1 ADSs”) and the GGI Private Placement Warrants to class C-2 preferred shares in the share capital of ListCo (“Post-Combination Company Class C-2 Shares”) in the form of American depositary shares of ListCo (“Class C-2 ADSs”) (such amendment, the “Class C Warrant Amendment”); and

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2 — The Warrant Holder Adjournment Proposal — To consider and vote upon a proposal to allow the chairman of the Warrant Holder Meeting to adjourn the Warrant Holder Meeting to a later date or dates, if necessary, for the absence of a quorum, to solicit additional proxies from GGI warrant holders to approve the Warrant Holder Proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to GGI warrant holders.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:	, 2022

Signature:

Signature (if held jointly):

When warrants are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote “AGAINST” Proposal No. 1.

The warrants represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted “FOR” each of Proposal Nos. 1 and 2.

If any other matters properly come before the Warrant Holder Meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.

O-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Subject to the Companies Act, and without prejudice to any indemnity to which he or she may otherwise be entitled, members of the registrant’s board of directors and its officers shall have the benefit of the following indemnification provisions in the registrant’s articles of association:

Current and former members of the registrant’s board of directors or officers (other than any person, whether or not an officer of the registrant or an associated company (as defined in the Companies Act), engaged by the registrant or an associated company as auditor) shall be indemnified for all costs, charges, losses, expenses and liabilities sustained or incurred by them in connection with their duties or powers in relation to the registrant, any associated company or any pension fund or employee share scheme of ours or an associated company and in relation to the registrant’s (or an associated company’s) activities as trustee of an occupational pension scheme, including any liability incurred in defending any criminal or civil proceedings in which judgement is given in his or her favor or in which he or she is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her behalf or in connection with any application in which the court grants him or her relief from liability for negligence, default, breach of duty or breach of trust in relation to the registrant’s or its group’s affairs.

In the case of current or former members of the registrant’s board of directors, in compliance with the Companies Act, there shall be no entitlement to indemnification as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defence of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defence of any civil proceeding brought by the registrant or an associated company in which judgement is given against the director and (v) any application for relief under the Companies Act in which the court refuses to grant relief to the director.

The registrant may provide any current or former director or officer with funds to meet expenditure incurred or to be incurred by them in connection with any proceedings or application referred to above and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure. Members of the registrant’s board of directors and its officers who have received payment from the registrant under the relevant indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

In addition, it is proposed that the registrant enter into a deed of indemnity with each of its directors in connection with the Business Combination.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description

2.1*##	Business Combination Agreement, dated as of September 27, 2021, by and among Gores Guggenheim Inc., Polestar Automotive Holding Limited, Polestar Automotive (Singapore) Pte. Ltd., Polestar Holding AB, Inc., Polestar Automotive Holding UK Limited and PAH UK Merger Sub Inc. (included as Annex A-1 to the proxy statement/prospectus).

Exhibit Number	Description

2.2*##	Amendment No. 1 to the Business Combination Agreement, dated as of December 17, 2021, by and among Gores Guggenheim Inc., Polestar Automotive Holding Limited, Polestar Automotive (Singapore) Pte. Ltd., Polestar Holding AB, Inc., Polestar Automotive Holding UK Limited and PAH UK Merger Sub Inc. (included as Annex A-2 to the proxy statement/prospectus and was previously included as Exhibit 2.1 to GGI’s current report on Form 8-K, filed December 17, 2021).

3.1*	Articles of Association of Polestar Automotive Holding UK Limited, as currently in effect.

3.2*	Articles of Association of Polestar Automotive Holding UK Limited, to be in effect upon Closing (included as Annex B to the proxy statement/prospectus).

3.3*	Amended and Restated Certificate of Incorporation of Gores Guggenheim, Inc. (incorporated by reference to Exhibit 3.1 to Gores Guggenheim, Inc.’s current report on Form 8-K, filed with the SEC on March 22, 2021).

3.4*	Bylaws of Gores Guggenheim, Inc. (incorporated by reference to Exhibit 3.3 to Gores Guggenheim, Inc. current report on Form 8-K, filed with the SEC on March 22, 2021).

4.1***	Form of ADS Deposit Agreement – Class A ADSs (incorporated by reference to exhibit (a)(i) to the Registration Statement on Form F-6 (Reg No.: ) filed with the SEC on ).

4.2***	Form of Class A American Depositary Receipt.

4.3***	Form of ADS Deposit Agreement – Class C-1 ADSs (incorporated by reference to exhibit (a)(i) to the Registration Statement on Form F-6 (Reg No.: ) filed with the SEC on ).

4.4***	Form of Class C-1 American Depositary Receipt.

4.5***	Form of ADS Deposit Agreement – Class C-2 ADSs (incorporated by reference to exhibit (a)(i) to the Registration Statement on Form F-6 (Reg No.: ) filed with the SEC on ).

4.6***	Form of Class C-2 American Depositary Receipt.

4.7***	Form of ADW Deposit Agreement (incorporated by reference to exhibit (a)(i) to the Registration Statement on Form F-6 (Reg No.: ) filed with the SEC on ).

4.8***	Form of ADW Receipt.

4.9*	Warrant Agreement, dated March 22, 2021, by and between Gores Guggenheim, Inc., Computershare Inc. and Computershare Trust Company, N.A. (included as Annex C to the proxy statement/prospectus).

4.10*	Specimen Warrant Certificate (included as Exhibit A to Annex C to the proxy statement/prospectus).

4.11*	Form of Class C Warrant Amendment (included as Annex D to the proxy statement/prospectus).

4.12*	Form of Warrant Amendment Agreement (included as Annex E to the proxy statement/prospectus).

5.1***	Opinion of Kirkland & Ellis International LLP regarding the legality of the Post-Combination Company Class A Shares, the Post-Combination Company Class C Shares and the Post-Combination Company Warrants underlying the ADSs and ADWs, as applicable.

8.1***	Form of Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. tax matters.

10.1*	Form of Subscription Agreement (included as Annex F to the proxy statement/prospectus).

10.2*	Form of Parent Lock-Up Agreement (included as Annex L to the proxy statement/prospectus).

10.3*	Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement, dated as of September 27, 2021, by and among Gores Guggenheim Sponsor, LLC, Polestar Automotive Holding Limited, Polestar Automotive Holding UK Limited, Gores Guggenheim, Inc. and certain of its directors (included as Annex K-1 to the proxy statement/prospectus).

Exhibit Number	Description

10.4*	Registration Rights Agreement, dated as of September 27, 2021, by and among Polestar Automotive Holding UK Limited, Gores Guggenheim Sponsor LLC, Randall Bort, Elizabeth Marcellino and Nancy Tellem, Polestar Automotive Holding Limited and certain of its shareholders (included as Annex G-1 to the proxy statement/prospectus).

10.5+**	Form of Director & Officer Indemnity Agreement.

10.6+*	Form of Equity Plan (included as Annex I to the proxy statement/prospectus).

10.7+*	Form of Employee Stock Purchase Plan (included as Annex J to the proxy statement/prospectus).

10.8**	Framework Assignment and License Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar Performance AB.

10.9**	Car Model Assignment and License Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar Performance AB, as supplemented by the Side Letter, dated as of October 31, 2018, between Volvo Car Corporation, Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the Car Model Assignment and License Agreement, dated as of May 5, 2021, between Volvo Car Corporation and Polestar Performance AB.

10.10**	Settlement Agreement, dated as of December 23, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.11**	Framework Assignment and License Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd.

10.12**	Car Model Assignment and License Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd, as supplemented by the Side Letter, dated as of October 31, 2018, between Volvo Car Corporation, Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as supplemented by the Supplement to Car Model Assignment and License Agreement, dated as of September 23, 2019, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the Car Model Assignment and License Agreement, dated as of June 2020, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation.

10.13**	Settlement Agreement, dated as of December 23, 2020, between Volvo Car Corporation and Polestar New Energy Vehicle Co., Ltd.

10.14**	PHEV IP Sub-License Agreement, dated as of September 4, 2018, between Volvo Personvagnar AB and Polestar Performance AB.

10.15**	PHEV IP Sub-License Agreement, dated as of September 7, 2018, between Volvo Personvagnar AB and Polestar New Energy Vehicle Co. Ltd, as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation.

10.16**	Change Management Agreement, dated as of June 12, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.17**	Service Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation.

Exhibit Number	Description

10.18**	Service Agreement, dated as of November 17, 2020, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar New Energy Vehicle Co., Ltd.

10.19**	Service Agreement, dated as of November 13, 2020, between Volvo Car Corporation and Polestar New Energy Vehicle Co., Ltd.

10.20**	Service Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation.

10.21**	Service Agreement, dated as of December 21, 2018, between Daqing Volvo Car Manufacturing Co. Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Daqing Volvo Car Manufacturing Co. Ltd.

10.22**	Service Agreement, dated as of October 31, 2018, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation.

10.23**	Service Agreement, dated as of December 21, 2018, between Volvo Car (Asia Pacific) Investment Holding Co. Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd and Volvo Car (Asia Pacific) Investment Holding Co. Ltd.

10.24**	Service Agreement, dated as of August 9, 2018, between Zhongjia Automobile Manufacturing (Chengdu) Co. Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the Service Agreement, dated as of August 26, 2020, between Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. and Polestar New Energy Vehicle Co., Ltd., AB.

10.25**	Service Agreement, dated as of December 17, 2019 between Volvo Car Belgium NV, Ltd. and Polestar Performance AB, as amended by the Amendment to the Service Agreement, dated as of March 4, 2020, between Volvo Car Belgium NV, Ltd. and Polestar Performance AB.

10.26**	Component Supply Agreement, dated as of 2018, between Polestar New Energy Vehicle Co., Ltd. and Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch.

10.27**	General Distributor Agreement, effective as of January 1, 2020, between Zhejiang Haoqing Automobile Manufacturing Co., Ltd. Chengdu Branch and Polestar Automotive China Distribution Co., Ltd.

10.28**	License, License Assignment and Service Agreement, dated as of February 15, 2021, between Volvo Car Corporation and Polestar Performance AB.

10.29**	License and License Assignment Agreement, dated as of February 15, 2021, between Volvo Car Corporation and Polestar Automotive China Distribution Co. Ltd.

10.30***	Unique Vendor Tooling Agreement, dated as of December 23, 2021, by and among Polestar Automotive China Distribution Co., Ltd. and Ningo Geely Automobile Research & Development Co., Ltd.

10.31**	Car Model Manufacturing Agreement, dated as of November 28, 2018, between First Automobile Branch of Zhejiang Haoqing Automobile Manufacturing Co., Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of July 7, 2021, between Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution (Taizhou) Co., Ltd. and First Automobile Branch of Zhejiang Haoqing Automobile Manufacturing Co., Ltd.

Exhibit Number	Description

10.32**	Car Model Manufacturing Agreement, dated as of November 26, 2018, between Asia Euro Automobile Manufacturing (Taizhou) Co., Ltd. and Polestar Performance AB., as supplemented by the Supplement Car Manufacturing Agreement, dated as of May 2021, between Polestar Performance AB and Asia Euro Manufacturing (Taizhou) Co. Ltd., as amended by the Amendment Car Model Manufacturing Agreement, dated as of July 7, 2021, between Polestar Performance AB and Asia Euro Automobile Manufacturing (Taizhou) Co. Ltd.

10.33**	License, License Assignment and Service Agreement, dated as of June 30, 2019, between Volvo Car Corporation and Polestar Performance AB, as supplemented by Side Letter, dated as of June 30, 2019, between Volvo Car Corporation, Volvo Cars (China) Investment Co., Ltd., Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the License, License Agreement and Service Agreement, dated as of December 19, 2019, between Volvo Car Corporation and Polestar Performance AB.

10.34**	License Agreement, dated as of June 30, 2019, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as supplemented by the Side Letter, dated as of June 30, 2019, between Polestar Performance AB, Polestar New Energy Vehicle Co., Ltd., Volvo Car Corporation and Volvo Cars (China) Investment Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation.

10.35**	Service Agreement, dated as of June 30, 2019, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd., as supplemented by Side Letter, dated as of June 30, 2019, between Volvo Car Corporation, Volvo Cars (China) Investment Co., Ltd., Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Car Corporation.

10.36**	Service Agreement, dated as of June 30, 2019, between Volvo Cars (China) Investment Co., Ltd. and Polestar New Energy Vehicle Co. Ltd., as supplemented by Side Letter, dated as of June 30, 2019, between Volvo Car Corporation, Volvo Cars (China) Investment Co., Ltd., Polestar Performance AB and Polestar New Energy Vehicle Co. Ltd., as amended by the Amendment Agreement to the Service Agreement, dated as of November 28, 2019, between Volvo Cars (China) Investment Co. Ltd. and Polestar New Energy Vehicle Co. Ltd., as amended by the Novation Agreement, dated as of December 8, 2020, by and among Polestar New Energy Vehicle Co., Ltd., Polestar Automotive China Distribution Co., Ltd. and Volvo Cars (China) Investment Co., Ltd.

10.37**	Service Agreement, dated as of August 31, 2020, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar Automotive China Distribution Co. Ltd.

10.38**	Service Agreement, dated as of September 1, 2020, between Volvo Car Corporation and Polestar Automotive China Distribution Co. Ltd.

10.39**	Financial Undertaking Agreement—Investments for Vehicle Assembly, dated as of February 27, 2020, between Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. and Polestar Automotive China Distribution Co., Ltd.

10.40**	Service Agreement, dated as of February 2021, between Zhongjia Automobile Manufacturing (Chengdu) Co., Ltd. and Polestar Automotive China Distribution Co. Ltd.

10.41**	Service Agreement, dated as of April 28, 2021, between Volvo Car Corporation and Polestar Automotive China Distribution Co. Ltd.

10.42**	License Agreement, dated as of December 23, 2020, between Polestar Performance AB and Volvo Car Corporation.

Exhibit Number	Description

10.43**	Performance Software Agreement, dated as of January 1, 2020, by and between Volvo Car Corporation and Polestar Performance AB.

10.44**	Financial Undertaking Agreement—Investments for Vehicle Assembly, dated as of March 17, 2021, between Volvo Car Corporation and Polestar Performance AB.

10.45**	Financial Undertaking Agreement—Investments for Vehicle Assembly, dated as of March 23, 2021, between Volvo Car Corporation and Polestar Performance AB.

10.46**	Service Agreement, dated as of March 24, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.47**	Service Agreement, dated as of November 27, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.48**	Service Agreement, dated as of January 18, 2021, between Ningbo Geely Automobile Research & Development Co., Ltd. and Polestar Performance AB.

10.49**	Service Agreement, dated as of January 28, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.50**	Service Agreement, dated as of September 4, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.51**	Service Agreement, dated as of May 11, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.52**	Service Agreement, dated as of September 4, 2020, between Polestar Performance AB and Volvo Bil i Göteborg AB.

10.53**	License Agreement, dated as of December 6, 2020, between Volvo Car Corporation and Polestar Performance AB, as amended by the Amendment Agreement, dated as of June 30, 2021, between Volvo Car Corporation and Polestar Performance AB.

10.54**	Service Agreement, dated as of December 6, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.55**	Service Agreement, dated as of March 24, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.56**	Service Agreement, dated as of January 19, 2020, between Volvo Car UK Limited and Polestar Performance AB.

10.57**	European CO2 Emission Credits 2020 Payment Agreement, dated as of November 27, 2020, between Volvo Car Corporation and Polestar Performance AB.

10.58**	Parts Supply and License Agreement Polestar Aftermarket Parts and Accessories (CHINA), dated as of November 22, 2021, between Polestar Automotive China Distribution Co., Ltd and Volvo Car Distribution (Shanghai) Co., Ltd.

10.59**	Service Agreement, dated as of June 23, 2021, between Volvo Car Corporation and Polestar Automotive China Distribution., Ltd.

10.60**	Service Agreement, dated as of December 7, 2021, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar Automotive China Distribution Co., Ltd.

10.61**	Service Agreement, effective as of July 1, 2021, between Volvo Car Corporation and Polestar Automotive China Distribution., Ltd.

Exhibit Number	Description

10.62**	Service Agreement, dated as of December 7, 2021, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar Automotive China Distribution Co., Ltd.

10.63**	Service Agreement, dated as of June 23, 2021, between Volvo Car Corporation and Polestar New Energy Vehicle Co. Ltd.

10.64**	Service Agreement, dated as of December 7, 2021, between Volvo Cars Technology (Shanghai) Co., Ltd. and Polestar Automotive China Distribution Co., Ltd.

10.65**	Technology License Agreement, dated as of December 30, 2021, between Zhejiang Zeekr Automobile Research and Development Co., Ltd. and Polestar Performance AB.

10.66***	Service Agreement, dated as of December 10, 2021, between Ningbo Geely Automobile Research & Development Co., Ltd and Polestar Performance AB.

10.67**	Tooling and Equipment Agreement, dated as of December 10, 2021, by and among Polestar Automotive China Distribution Co., Ltd. and Ningbo Hangzhou Bay Geely Automotive Parts Co., Ltd.

10.68***	Technology License Agreement, effective as of December 10, 2021, between Zhejiang Liankong Technologies Co., Ltd and Polestar Automotive Distribution China Co., Ltd.

10.69**	Technology License Agreement, dated as of December 10, 2021, between Zhejiang Zeekr Automobile Research and Development Co., Ltd and Polestar Automotive Distribution China Co., Ltd.

10.70***	Technology License Agreement, effective as of December 10, 2021, between Zhejiang Liankong Technologies Co., Ltd and Polestar Performance AB.

10.71**+	Employment Agreement, effective as of July 1, 2017, by and between Polestar Performance AB and Thomas Ingenlath.

10.72**+	Employment Agreement, dated as of September 17, 2021, by and between Polestar Performance AB and Johan Malmqvist.

10.73**+	Employment Agreement, dated as of July 13, 2020, by and between Polestar Performance AB and Dennis Nobelius.

10.74*	Registration Rights Agreement Amendment, dated December 17, 2021, by and among Polestar Automotive Holding UK Limited, Gores Guggenheim Sponsor LLC, Randall Bort, Elizabeth Marcellino and Nancy Tellem, Polestar Automotive Holding Limited and certain of its shareholders (included as Annex G-2 to the proxy statement/prospectus and was previously included as Exhibit 10.2 to GGI’s current report on Form 8-K, filed December 17, 2021).

10.75*	Sponsor and Supporting Sponsor Stockholder Lock-Up Agreement Amendment, dated December 17, 2021, by and among Gores Guggenheim Sponsor, LLC, Polestar Automotive Holding Limited, Polestar Automotive Holding UK Limited, Gores Guggenheim, Inc. and certain of its directors (included as Annex K-2 to the proxy statement/prospectus and was previously included as Exhibit 10.3 to GGI’s current report on Form 8-K, filed December 17, 2021).

21.1**	Subsidiaries of Polestar Automotive Holding UK Limited.

23.1**	Consent of Deloitte AB, independent registered accounting firm to Polestar Automotive Holding Limited.

23.2**	Consent of KPMG LLP, former independent registered accounting firm to Gores Guggenheim, Inc.

23.3***	Consent of Kirkland & Ellis International LLP (included in Exhibit 5.1 and incorporated herein by reference).

23.4***	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1 and incorporated herein by reference)

Exhibit Number	Description

23.5**	Consent of Barclays Capital Inc., financial advisor for Gores Guggenheim, Inc.

24*	Power of Attorney (included on signature page to the initial filing of the registration statement).

99.1*	Form of Proxy for the special meeting of stockholders of Gores Guggenheim, Inc. (included as Annex N to the proxy statement/prospectus).

99.2*	Form of Proxy for the meeting of public warrant holders of Gores Guggenheim, Inc. (included as Annex O to the proxy statement/prospectus).

99.3**	Representation under Item 8.A.4 of Form 20-F.

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.
+	Indicates management contract or compensatory plan.
##

Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. Polestar Automotive Holding UK Limited hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gothenburg, Sweden, on January 31, 2022.

POLESTAR AUTOMOTIVE HOLDING UK LIMITED

By:	/s/ Thomas Ingenlath
Name: Thomas Ingenlath
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Thomas Ingenlath Thomas Ingenlath	Chief Executive Officer (Principal Executive Officer)	January 31, 2022

/s/ Johan Malmqvist Johan Malmqvist	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 31, 2022

/s/ Roger Molin Roger Molin	Head of Group Financial Accounting & Control (Principal Accounting Officer)	January 31, 2022

/s/ Jan Mikael Alkmark Jan Mikael Alkmark	Director	January 31, 2022

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Polestar Automotive Holding UK Limited has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: January 31, 2022

POLESTAR AUTOMOTIVE USA INC.

By:	/s/ Jan Mikael Alkmark
Name:	Jan Mikael Alkmark
Title:	Authorized Representative in the United States